    As filed with the Securities and Exchange Commission on October 6, 1998
                                            Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                   WAXS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                             ---------------------

             DELAWARE                              3661                             58-2398004
   (State or other jurisdiction        (Primary Standard Industrial              (I.R.S. Employer
of Incorporation or organization)      Classification Code Number)            Identification Number)

                                                                       MARK A. GERGEL
        945 E. PACES FERRY ROAD, SUITE 2240                  945 E. PACES FERRY ROAD, SUITE 2240
              ATLANTA, GEORGIA 30326                               ATLANTA, GEORGIA 30326
                  (404) 231-2025                                       (404) 231-2025
 (Name, address, including zip code, and telephone    (Name, address, including zip code, and telephone
                      number,                                              number,
  area code, of Registrant's principal executive              area code, of agent for service)
                     offices)

                             ---------------------

                                   COPIES TO:

                STEVEN E. FOX, ESQ.                                BRENT CHRISTENSEN, ESQ.
                ROGERS & HARDIN LLP                               PARSONS, BEHLE & LATIMER
             2700 INTERNATIONAL TOWER                                  ONE UTAH CENTER
            229 PEACHTREE STREET, N.E.                              201 SOUTH MAIN STREET
              ATLANTA, GEORGIA 30303                                     SUITE 1800
                  (404) 522-4700                               SALT LAKE CITY, UTAH 84145-0898
                                                                       (801) 532-1234

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this registration statement becomes effective and certain other conditions to the mergers proposed herein are satisfied.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED              PROPOSED
                                             AMOUNT              MAXIMUM               MAXIMUM              AMOUNT OF
       TITLE OF EACH CLASS OF                TO BE            OFFERING PRICE          AGGREGATE           REGISTRATION
   SECURITIES TO BE REGISTERED(1)        REGISTERED(2)         PER UNIT(3)        OFFERING PRICE(3)          FEE(4)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share..............................  27,000,000 shares          $16.99             $458,831,250           $135,355
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) This registration statement relates to securities of the Registrant issuable to holders of capital stock of NACT Telecommunications, Inc., a Delaware corporation ("NACT"), in the proposed merger of a wholly-owned subsidiary of the Registrant with and into NACT (the "NACT Merger"), and to holders of capital stock of World Access, Inc., a Delaware corporation ("World Access"), in the proposed merger of a wholly-owned subsidiary of the Registrant with and into World Access (the "World Access Merger").
(2) Based upon the number of shares of capital stock of NACT and World Access presently outstanding or otherwise expected to be issued on or before the closing of the mergers and entitled to receive the merger consideration pursuant to the NACT Merger and the World Access Merger.
(3) Pursuant to Rules 457(f)(i) and 457(c) under the Securities Act of 1933, as amended, and solely for purposes of calculating the registration fee, the registration fee was computed on the basis of the average of the high and low prices of the common stock of NACT on The Nasdaq National Market and the average of the high and low prices of the common stock of World Access on The Nasdaq National Market, in each case on October 5, 1998.
(4) The registration fee of $135,355 was calculated pursuant to 457(f) under the Securities Act as follows: $295 per $1,000,000 (or fraction thereof) of the proposed maximum aggregate offering price. A fee of $12,738 was paid on April 28, 1998 pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the filing of the preliminary materials by World Access and NACT. Pursuant to 457(b) under the Securities Act, the registration fee payable herewith has been reduced by $12,738, the amount previously paid upon filing of such preliminary materials. Accordingly, an additional fee of $122,617 is required to be paid with the filing of this Registration Statement.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         NACT TELECOMMUNICATIONS, INC.
                              191 WEST 5200 NORTH
                               PROVO, UTAH 84604
Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders (the "NACT Special Meeting") of NACT Telecommunications, Inc. ("NACT") to be held at NACT's principal offices located at 191 West 5200 North, Provo, Utah 84604 on October 28, 1998, at 10:00 a.m., local time.

     At the NACT Special Meeting you will be asked to consider and vote upon a proposal (the "NACT Merger Proposal") to approve the Agreement and Plan of Merger and Reorganization, dated as of February 24, 1998, as amended (as so amended, the "NACT Merger Agreement"), among WAXS INC. ("Holdco"), a Delaware corporation and a wholly-owned subsidiary of World Access, Inc., a Delaware corporation ("World Access"), World Access, WAXS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdco ("WAXS Merger Sub"), NACT and NACT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdco ("NACT Merger Sub"). The NACT Merger Agreement provides, among other things, for the following transactions:

          (i) the merger of NACT Merger Sub with and into NACT (the "NACT Merger"), in which each share of NACT common stock, $.01 par value per share (the "NACT Common Stock"), outstanding immediately prior to the effective time of the NACT Merger, other than shares of NACT Common Stock held directly or indirectly by World Access or Holdco or in the treasury of NACT, will be converted into the right to receive a number of shares of the common stock, $.01 par value per share, of Holdco (the "Holdco Common Stock") equal to the quotient of (x) $17.50 divided by (y) the average of the daily closing price of the shares of common stock, $.01 par value per share, of World Access (the "World Access Common Stock") as reported on The Nasdaq National Market on each of the twenty consecutive trading days ending with the third trading day immediately preceding the effective time of the NACT Merger, subject to adjustment as described in the accompanying Prospectus/Information Statement; and

          (ii) the merger of WAXS Merger Sub with and into World Access (the "World Access Merger" and, together with the NACT Merger, the "Mergers"), in which each share of World Access Common Stock outstanding immediately prior to the effective time of the World Access Merger, other than shares held directly or indirectly by World Access, will be converted into one share of Holdco Common Stock.

     The transactions contemplated by the NACT Merger Agreement are referred to herein as the "NACT Transaction." As a result of the NACT Transaction, each of World Access and NACT will become a wholly-owned subsidiary of Holdco, which shall be renamed "World Access, Inc." immediately following the consummation of the Mergers.

     World Access currently holds 5,468,712 shares of NACT Common Stock, representing approximately 67.2% of the outstanding shares of NACT Common Stock entitled to vote at the NACT Special Meeting, thereby assuring approval of the NACT Merger Proposal.

     The accompanying Prospectus/Information Statement explains in detail the terms of the Mergers and the Holdco Common Stock to be issued in connection therewith. ALTHOUGH YOU ARE NOT BEING ASKED FOR A PROXY AND ARE REQUESTED NOT TO SEND IN A PROXY, PLEASE READ THE ACCOMPANYING PROSPECTUS/INFORMATION STATEMENT CAREFULLY.

     THE BOARD OF DIRECTORS OF NACT HAS UNANIMOUSLY APPROVED AND ADOPTED THE NACT MERGER AGREEMENT AND APPROVED THE NACT MERGER.

                                          Sincerely,

                                          A. Lindsay Wallace
                                          President

October 7, 1998

                         NACT TELECOMMUNICATIONS, INC.
                              191 WEST 5200 NORTH
                               PROVO, UTAH 84604

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER 28, 1998

                             ---------------------

                       WE ARE NOT ASKING FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

                             ---------------------

To the Stockholders of NACT Telecommunications, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the "NACT Special Meeting") of NACT Telecommunications, Inc., a Delaware corporation ("NACT"), will be held at NACT's principal offices located at 191 West 5200 North, Provo, Utah 84604, on October 28, 1998, at 10:00 a.m., local time, for the following purposes:

          1. To consider and vote upon a proposal (the "NACT Merger Proposal") to approve the Agreement and Plan of Merger and Reorganization, dated as of February 24, 1998, as amended (as so amended, the "NACT Merger Agreement"), among WAXS INC. ("Holdco"), a Delaware corporation and a wholly-owned subsidiary of World Access, Inc., a Delaware corporation ("World Access"), World Access, WAXS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdco ("WAXS Merger Sub"), NACT and NACT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdco ("NACT Merger Sub"). The NACT Merger Agreement provides, among other things, for the following transactions:

             (i) the merger of NACT Merger Sub with and into NACT (the "NACT Merger"), in which each share of NACT common stock, $.01 par value per share (the "NACT Common Stock"), outstanding immediately prior to the effective time of the NACT Merger, other than shares of NACT Common Stock held directly or indirectly by World Access or Holdco or in the treasury of NACT, will be converted into the right to receive that number of shares of the common stock, $.01 par value per share, of Holdco (the "Holdco Common Stock") equal to the quotient of (x) $17.50 divided by (y) the average of the daily closing price of the shares of common stock, $.01 par value per share, of World Access (the "World Access Common Stock") as reported on The Nasdaq National Market on each of the twenty consecutive trading days ending with the third trading day immediately preceding the effective time of the NACT Merger, subject to adjustment as described in the accompanying Prospectus/Information Statement; and

             (ii) the merger of WAXS Merger Sub with and into World Access (the "World Access Merger" and, together with the NACT Merger, the "Mergers"), in which each share of World Access Common Stock outstanding immediately prior to the effective time of the World Access Merger, other than shares held directly or indirectly by World Access, will be converted into one share of Holdco Common Stock.

     The transactions contemplated by the NACT Merger Agreement are referred to herein as the "NACT Transaction." As a result of the NACT Transaction, each of World Access and NACT will become a wholly-owned subsidiary of Holdco, which shall be renamed "World Access, Inc." immediately following the consummation of the Mergers.

     2. To transact such other business as may properly come before the NACT Special Meeting or any adjournments or postponements thereof.

     The NACT Transaction is more fully described in the accompanying Prospectus/Information Statement.

     Only holders of record of NACT Common Stock on September 22, 1998 are entitled to notice of and to vote at the NACT Special Meeting and any adjournments or postponements thereof.

     World Access currently holds 5,468,712 shares of NACT Common Stock, representing approximately 67.2% of the outstanding shares of NACT Common Stock entitled to vote at the NACT Special Meeting, thereby assuring approval of the NACT Merger Proposal.

     All stockholders are cordially invited to attend the NACT Special Meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       Eric F. Gurr
                                       Secretary
October 7, 1998

                                   WAXS INC.
                                   PROSPECTUS

                             ---------------------

                         NACT TELECOMMUNICATIONS, INC.
                             INFORMATION STATEMENT

                             ---------------------

    This Prospectus/Information Statement is being furnished to stockholders of NACT Telecommunications, Inc., a Delaware corporation ("NACT"), in connection with a special meeting of stockholders (the "NACT Special Meeting") of NACT to be held at NACT's principal offices located at 191 West 5200 North, Provo, Utah 84604, on October 28, 1998, at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying notice of special meeting of stockholders of NACT. STOCKHOLDERS OF NACT ARE NOT BEING ASKED FOR A PROXY AND ARE REQUESTED NOT TO SEND NACT A PROXY.

    This Prospectus/Information Statement also constitutes a prospectus of WAXS, INC., a Delaware corporation ("Holdco"), with respect to shares of common stock, par value $.01 per share, of Holdco (the "Holdco Common Stock") to be issued to the stockholders of World Access and NACT in connection with the Agreement and Plan of Merger and Reorganization, dated as of February 24, 1998, as amended (as so amended, the "NACT Merger Agreement"), among Holdco, a wholly-owned subsidiary of World Access, Inc., a Delaware corporation ("World Access"), World Access, WAXS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdco ("WAXS Merger Sub"), NACT and NACT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdco ("NACT Merger Sub").

    The NACT Merger Agreement provides, among other things, for the following transactions:

        (i) the merger of NACT Merger Sub with and into NACT (the "NACT Merger"), in which each share of NACT common stock, $.01 par value per share (the "NACT Common Stock"), outstanding immediately prior to the effective time of the NACT Merger, other than shares of NACT Common Stock held directly or indirectly by World Access or Holdco or in the treasury of NACT, will be converted into the right to receive that number of shares of the common stock, $.01 par value per share, of Holdco (the "Holdco Common Stock") equal to the quotient of (x) $17.50 divided by (y) the average of the daily closing price of the shares of common stock, $.01 par value per share, of World Access (the "World Access Common Stock") as reported on The Nasdaq National Market ("Nasdaq") on each of the twenty consecutive trading days ending with the third trading day immediately preceding the effective time of the NACT Merger (the "World Access Average Closing Price"), unless the World Access Average Closing Price exceeds $25.52 per share, in which event each such outstanding share of NACT Common Stock will be converted into 0.6857 shares of Holdco Common Stock (as adjusted, if at all, the "NACT Exchange Ratio"); provided, however, that if the World Access Average Closing Price is less than $20.88 per share, then World Access may terminate the NACT Merger Agreement; and

        (ii) the merger of WAXS Merger Sub with and into World Access (the "World Access Merger" and, together with the NACT Merger, the "Mergers"), in which each share of World Access Common Stock outstanding immediately prior to the effective time of the World Access Merger, other than shares held directly or indirectly by World Access, will be converted into one share of Holdco Common Stock.

    The transactions contemplated by the NACT Merger Agreement are referred to herein as the "NACT Transaction." As a result of the NACT Transaction, each of World Access and NACT will become a wholly-owned subsidiary of Holdco, which shall be renamed "World Access, Inc." immediately following consummation of the Mergers.

    The proposed NACT Merger is contingent upon, among other things, the approval of the holders of the requisite number of shares of NACT Common Stock, all as described in this Prospectus/Information Statement. The proposed NACT Merger will be consummated as soon as practicable after such approvals are obtained and the other conditions to the NACT Merger are satisfied or waived. The consummation of the World Access Merger, which is not subject to the approval of the World Access stockholders, is a condition to the NACT Merger.

    World Access currently holds 5,468,712 shares of NACT Common Stock, representing approximately 67.2% of the outstanding shares of NACT Common Stock entitled to vote at the NACT Special Meeting, thereby assuring approval of the NACT Merger Proposal.

    Upon consummation of the Mergers, the current NACT stockholders (other than World Access) will own approximately 7.4% of the then-outstanding shares of Holdco Common Stock.

    The Mergers are contingent upon the receipt of any required governmental approvals and the satisfaction of certain customary conditions. The Mergers will be consummated as soon as practicable after such approvals are obtained and the other conditions are satisfied or waived.

    On October 5, 1998, the last reported sale prices on Nasdaq of World Access Common Stock and NACT Common Stock were $16 1/2 and $12 1/8, respectively. On February 24, 1998, the last full trading day prior to the public announcement of the execution of the NACT Merger Agreement, the last reported sale prices on Nasdaq of World Access Common Stock and NACT Common Stock were $23 7/8 and
$16 5/8, respectively.

    All information contained in this Prospectus/Information Statement relating to Holdco, World Access, NACT Merger Sub and WAXS Merger Sub has been supplied by World Access. All information contained in this Prospectus/Information Statement relating to NACT has been supplied by NACT.

    This Prospectus/Information Statement is first being mailed to stockholders of NACT on or about October 7, 1998.

                             ---------------------

    STOCKHOLDERS OF NACT ARE NOT BEING ASKED FOR A PROXY AND ARE REQUESTED NOT TO SEND NACT A PROXY.

                             ---------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY NACT STOCKHOLDERS.

                             ---------------------

 THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROSPECTUS/INFORMATION STATEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
     OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
  ADEQUACY OF THIS PROSPECTUS/INFORMATION STATEMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     The date of this Prospectus/Information Statement is October 7, 1998.

                             AVAILABLE INFORMATION

     World Access and NACT are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, World Access and NACT are each required to file electronic versions of such material with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Electronic filings are publicly available on the Commission's World Wide Web site within 24 hours of acceptance. The address of such site is http://www.sec.gov. Please call the Commission at 1-800-SEC-0330 for further information. The World Access Common Stock and the NACT Common Stock are each listed on Nasdaq. Reports, proxy and information statements and other information filed by World Access and NACT with Nasdaq may also be inspected at the offices of the National Association Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

     Holdco has filed with the Commission a registration statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued by Holdco to holders of NACT Common Stock and World Access Common Stock. This Prospectus/Information Statement does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus/Information Statement as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Certain financial information relating to Telco Systems, Inc. ("Telco"), which has been obtained from certain periodic reports filed by Telco with the Commission pursuant to the applicable requirements of the Exchange Act, is included herein by World Access to comply with certain accounting rules and financial information requirements promulgated by the Commission. Although World Access has entered into a definitive agreement with Telco, among certain parties, pursuant to which a wholly owned subsidiary of World Access will merge with and into Telco and World Access, upon such merger, will control Telco, World Access does not presently control Telco.

     Certain financial information relating to Cherry Communications, Inc. (d/b/a Resurgens Communications Group) ("RCG") and Cherry Communications Limited U.K. ("Cherry U.K." and, together with RCG, "Resurgens") has been obtained from Resurgens and is included herein by World Access to comply with certain accounting rules and financial information requirements promulgated by the Commission. Although World Access has entered into definitive agreements to acquire Resurgens pursuant to which each of RCG and Cherry U.K. will become a wholly-owned subsidiary of World Access, World Access does not presently control Resurgens.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by World Access with the Commission are incorporated by reference in this Prospectus/Information Statement and are attached hereto as Appendices:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by Amendment No. 1 thereto on Form 10-K/A filed on April 27, 1998 (File Number 0-19998);

          2. Current Report on Form 8-K filed on February 13, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed on April 14, 1998, as further amended by Amendment No. 2 thereto on Form 8-K/A filed on September 3, 1998 (relating to the acquisition of Advanced TechCom, Inc.);

          3. Current Report on Form 8-K filed on February 20, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed on February 25, 1998 (relating to the acquisition of a majority stake in NACT);

          4. Current Report on Form 8-K filed on February 20, 1998 (relating to the execution of a letter of intent with Resurgens);

          5. Current Report on Form 8-K filed on March 13, 1998 (relating to the consummation of the acquisition of a majority interest in NACT);

          6. Current Report on Form 8-K filed on April 23, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed on April 24, 1998 (relating to the resignation of one of World Access' directors);

          7. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as amended by Amendment No. 1 thereto on Form 10-Q/A filed on September 2, 1998;

          8. Current Report on Form 8-K filed on May 18, 1998 (relating to the execution of definitive agreements to acquire RCG and Cherry U.K.);

          9. Current Report on Form 8-K filed on June 8, 1998 (relating to the execution of a definitive agreement to acquire Telco);

          10. Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

          11. Current Report on Form 8-K filed on July 20, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed on September 4, 1998, as further amended by Amendment No. 2 thereto on Form 8-K/A filed on September 25, 1998 (relating to the audited financial statements of RCG and Cherry U.K.);

          12. Current Report on Form 8-K filed on September 9, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed on September 25, 1998 (relating to the audited financial statements of Telco); and

          13. The description of the World Access Common Stock in World Access' Registration Statement on Form 8-A filed March 27, 1992.

                             ---------------------

     THIS PROSPECTUS/INFORMATION STATEMENT INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST. REQUESTS FOR WORLD ACCESS DOCUMENTS SHOULD BE DIRECTED TO WORLD ACCESS, INC., 945 E. PACES FERRY ROAD, SUITE 2240, ATLANTA, GEORGIA 30326 (TELEPHONE (404) 231-2025), ATTENTION: CHIEF FINANCIAL OFFICER. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE NACT SPECIAL MEETING, ANY REQUEST SHOULD BE MADE PRIOR TO OCTOBER 23, 1998.

                             ---------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS
PROSPECTUS/INFORMATION STATEMENT IN CONNECTION WITH THE OFFERING AND THE SOLICITATIONS MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-

SENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WORLD ACCESS, NACT MERGER SUB, NACT, WAXS MERGER SUB OR HOLDCO. THIS PROSPECTUS/ INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS/INFORMATION STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF ANY OF WORLD ACCESS OR NACT SINCE THE DATE HEREOF.

                             ---------------------

                                   TRADEMARKS

     This Prospectus/Information Statement contains trademarks of World Access and NACT, as well as trademarks of other companies.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
AVAILABLE INFORMATION.......................................   ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............  iii
TRADEMARKS..................................................   iv
TABLE OF CONTENTS...........................................    v
SUMMARY.....................................................    1
  The Companies.............................................    1
  World Access' Interest in NACT............................    2
  The NACT Special Meeting..................................    2
  Recommendation of NACT's Board of Directors...............    3
  Opinion of NACT's Financial Advisor.......................    3
  The NACT Transaction......................................    3
  Recent World Access Developments..........................    5
MARKETS AND MARKET PRICES...................................    7
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION.....    9
  World Access Selected Historical Financial Information....    9
  NACT Selected Historical Financial Information............   11
  Holdco Selected Pro Forma Financial Information...........   13
COMPARATIVE PER SHARE DATA..................................   14
RISK FACTORS................................................   16
THE NACT SPECIAL MEETING....................................   22
THE NACT TRANSACTION........................................   24
  Purpose and Effects of the NACT Transaction...............   24
  Background of the Mergers.................................   24
  World Access' Reasons for the NACT Merger; Recommendation
     of World Access' Board of Directors....................   25
  NACT's Reasons for the NACT Merger; Recommendation of
     NACT's Board of Directors..............................   26
  Opinion of NACT's Financial Advisor.......................   27
  Federal Income Tax Consequences...........................   31
  Limitations on Resales by Affiliates......................   33
  Effect of NACT Transaction on Certain Outstanding World
     Access Convertible Securities..........................   33
  Accounting Treatment......................................   33
  Interests of Certain Persons in the NACT Merger...........   33
  Nasdaq Listing............................................   34
  Appraisal or Dissenters' Rights...........................   34
  Exchange of Shares........................................   34
THE NACT MERGER AGREEMENT...................................   36
  The Mergers...............................................   36
  Conversion of World Access Common Stock...................   36
  Conversion of NACT Common Stock...........................   36
  Treatment of Options and Warrants.........................   37
  Representations and Warranties............................   37
  Certain Covenants.........................................   37
  Termination of the NACT Merger Agreement..................   38
  Effects of Termination....................................   38
BUSINESS OF HOLDCO..........................................   39

                                                              PAGE
                                                              ----
MANAGEMENT OF HOLDCO........................................   39
  Board of Directors........................................   39
  Compensation of Directors.................................   40
  Executive Officers........................................   40
  Compensation of Executive Officers........................   41
  Proposed Changes to Management of Holdco..................   41
PRINCIPAL STOCKHOLDERS......................................   42
BUSINESS OF WORLD ACCESS....................................   44
BUSINESS OF NACT............................................   46
  Industry Background.......................................   46
  The NACT Solution.........................................   47
  Products..................................................   48
  Services..................................................   50
  Customers.................................................   50
  Sales and Marketing.......................................   51
  Technical Support.........................................   51
  Research and Development..................................   52
  Manufacturing and Quality Assurance.......................   53
  Competition...............................................   53
  Intellectual Property and Other Proprietary Rights........   54
  Employees.................................................   54
  Properties................................................   54
  Certain Legal Proceedings.................................   55
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   56
  Overview..................................................   56
  Fiscal 1997 Compared to Fiscal 1996.......................   57
  Fiscal 1996 Compared to Fiscal 1995.......................   58
  Three Months Ended December 31, 1997 Compared to Three
     Months Ended December 31, 1996.........................   59
  Six Months Ended June 30, 1998 and 1997...................   61
  Liquidity and Capital Resources...........................   63
  Year 2000 Compliance......................................   63
OTHER INFORMATION REGARDING NACT............................   64
  Security Ownership of Certain Beneficial Owners and
     Management of NACT.....................................   65
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS................................................   66
DESCRIPTION OF HOLDCO CAPITAL STOCK.........................   94
  General...................................................   94
  Holdco Common Stock.......................................   94
  Preferred Stock...........................................   94
  Delaware Business Combination Statute.....................   94
  Liability of Directors....................................   95
  Transfer Agent............................................   95
COMPARISON OF RIGHTS OF STOCKHOLDERS OF WORLD ACCESS AND
  HOLDCO....................................................   95
COMPARISON OF RIGHTS OF STOCKHOLDERS OF NACT AND HOLDCO.....   95
  Classes and Series of Capital Stock.......................   96
  Board of Directors........................................   96
  Amendment to Certificate of Incorporation and Bylaws......   96
EXPERTS.....................................................   97
LEGAL MATTERS...............................................   97
INDEX TO NACT FINANCIAL STATEMENTS..........................  F-1

APPENDIXES
APPENDIX A:    Agreement and Plan of Merger and Reorganization
APPENDIX A-1:  First Amendment to Agreement and Plan of Merger and
               Reorganization
APPENDIX A-2:  Second Amendment to Agreement and Plan of Merger and
               Reorganization
APPENDIX B:    Opinion of NationsBanc Montgomery Securities LLC Regarding
               the Nact Merger
APPENDIX C:    World Access, Inc. Annual Report on Form 10-K for the Year
               Ended December 31, 1997, as Amended by Amendment No. 1
               thereto on Form 10-K/A Filed on April 27,1998
APPENDIX D:    World Access, Inc. Current Report on Form 8-K Filed on
               February 13, 1998, as Amended by Amendment No. 1 thereto on
               Form 8-K/A Filed on April 14, 1998, as further amended by
               Amendment No. 2 thereto on Form 8-K/A filed on September 3,
               1998
APPENDIX E:    World Access, Inc. Current Report on Form 8-K Filed on
               February 20, 1998, as Amended by Amendment No. 1 thereto on
               Form 8-K/A Filed on February 25, 1998
APPENDIX F:    World Access, Inc. Current Report on Form 8-K Filed on
               February 20, 1998
APPENDIX G:    World Access, Inc. Current Report on Form 8-K Filed on March
               13, 1998
APPENDIX H:    World Access, Inc. Current Report on Form 8-K Filed on April
               23, 1998, as Amended by Amendment No. 1 thereto on Form
               8-K/A Filed on April 24, 1998
APPENDIX I:    World Access, Inc. Quarterly Report on Form 10-Q for the
               Quarter Ended March 31, 1998, as amended by Amendment No. 1 thereto on Form 10-Q/A filed on September 2, 1998
APPENDIX J:    World Access, Inc. Current Report on Form 8-K Filed on May
               18, 1998
APPENDIX K:    World Access, Inc. Current Report on Form 8-K Filed on June
               8, 1998
APPENDIX L:    World Access, Inc. Quarterly Report on Form 10-Q for the
               Quarter Ended June 30, 1998
APPENDIX M:    World Access, Inc. Current Report on Form 8-K Filed on July
               20, 1998, as amended by Amendment No. 1 thereto on Form
               8-K/A filed on September 4, 1998, as further amended by
               Amendment No. 2 thereto on Form 8-K/A filed on September 25,
               1998
APPENDIX N:    World Access, Inc. Current Report on Form 8-K Filed on
               September 9, 1998, as amended by Amendment No. 1 thereto on
               Form 8-K/A filed on September 25, 1998
APPENDIX O:    World Access, Inc. Registration Statement on Form 8-A

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus/Information Statement. This summary is not, and is not intended to be, a complete description of the matters covered in this Prospectus/Information Statement and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Information Statement, including the appendices hereto and the documents incorporated herein by reference. Stockholders of NACT are urged to read carefully the entire Prospectus/Information Statement, including the appendices hereto and the documents incorporated by reference herein.

     Other than statements of historical fact, statements contained in this Prospectus/Information Statement, including statements as to the benefits expected to be realized as a result of the NACT Merger and the World Access Merger and as to future financial performance, and the analyses performed by the financial advisors to NACT, constitute forward-looking statements. Holders of NACT Common Stock and World Access Common Stock are cautioned not to place undue reliance on the forward-looking statements contained in this Prospectus/Information Statement, which speak only as of the date hereof. Neither World Access nor NACT undertakes any obligation to publicly release the results of any revisions to such forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include those set forth in this Prospectus/Information Statement under "Risk Factors."

THE COMPANIES

     World Access, Inc. World Access develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. World Access' products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. World Access offers digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products. The products offered by World Access include those manufactured by World Access, as well as those manufactured by other telecommunications equipment companies. To support and complement its product sales, World Access also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     The principal executive offices of World Access are located at 945 E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326, and its telephone number at that location is (404) 231-2025. As used in this Prospectus/Information Statement, the term "World Access" refers to World Access, Inc. and its direct and indirect subsidiaries, unless the context otherwise requires.

     NACT Telecommunications, Inc. NACT provides advanced telecommunication switching platforms with integrated applications software and network telemanagement capabilities. NACT designs, develops and manufactures all hardware and software elements necessary for a complete fully integrated, turnkey telecommunications switching solution. Its customers do not require the multiple suppliers of hardware and value added resellers of software that would otherwise be necessary to provide a wide range of services and applications. NACT's customers include national and international long distance carriers, prepaid debit card and prepaid cellular network operators, international call back/reorigination providers and other specialty telecommunications service providers.

     The principal executive offices of NACT are located at 191 West 5200 North, Provo, Utah 84604, and its telephone number at that location is (801) 802-3000. As used in this Prospectus/Information Statement, the term "NACT" refers to NACT Telecommunications, Inc. and its subsidiaries, unless the context otherwise requires.

     WAXS INC. Holdco is currently a wholly-owned subsidiary of World Access that does not conduct any substantial business activities. As a result of the NACT Transaction, World Access and NACT will each become a wholly-owned subsidiary of Holdco. Accordingly, after consummation of the Mergers, the business of Holdco will be the business currently conducted by World Access and NACT.

     The principal executive offices of Holdco are located at 945 E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326, and its telephone number at that location is (404) 231-2025.

WORLD ACCESS' INTEREST IN NACT

     On December 31, 1997, World Access entered into a Stock Purchase Agreement (the "NACT Stock Purchase Agreement") with GST Telecommunications, Inc., a federally chartered Canadian corporation ("GST"), and GST USA, Inc., a Delaware corporation and a wholly-owned subsidiary of GST ("GST USA"), pursuant to which World Access agreed to purchase (the "NACT Stock Purchase") from GST USA 5,113,712 shares of NACT Common Stock held by GST USA, representing approximately 63.7% of the outstanding shares of NACT Common Stock for $17.50 per share payable in a combination of cash and shares of World Access Common Stock. The NACT Stock Purchase was consummated on February 27, 1998 pursuant to which World Access paid to GST USA cash in the amount of $59,662,956 and delivered to GST USA 1,429,907 shares of World Access Common Stock.

     Pursuant to the NACT Stock Purchase Agreement, W. Gordon Blankstein, Stephen Irwin, Robert L. Olson and Clifford V. Sander resigned as directors of NACT effective upon consummation of the NACT Stock Purchase, and Steven A. Odom and Hensley E. West, who are directors and executive officers of World Access, and Mark A. Gergel and Scott N. Madigan, who are executive officers of World Access, were appointed as directors of NACT to fill the vacancies created by the resignations of Messrs. Blankstein, Irwin, Olson and Sander.

     Prior to entering into the NACT Stock Purchase Agreement, World Access acquired 355,000 shares of NACT Common Stock in open-market transactions from November 12, 1997 to December 9, 1997, as a result of which World Access currently owns directly approximately 67.2% of the outstanding shares of NACT Common Stock.

THE NACT SPECIAL MEETING

     Date and Place of the Meeting. The special meeting of stockholders of NACT (the "NACT Special Meeting") will be held at NACT's principal offices located at 191 West 5200 North, Provo, Utah 84604, on October 28, 1998, at 10:00 a.m., local time.

     Stockholders Entitled to Vote. The record date for determination of holders of NACT Common Stock entitled to vote at the NACT Special Meeting is September 22, 1998 (the "NACT Record Date"). As of the close of business on the NACT Record Date, 8,133,830 shares of NACT Common Stock were outstanding, held by approximately 16 holders of record. Only holders of record of NACT Common Stock as of the close of business on the NACT Record Date are entitled to notice of and to vote at the NACT Special Meeting and any adjournments or postponements thereof.

     Purpose of the Meeting. The purpose of the NACT Special Meeting is (i) to consider and vote upon the NACT Merger Proposal and (ii) to transact such other business as may properly come before the NACT Special Meeting or any adjournments or postponements thereof.

     Vote Required. The approval of the NACT Merger Agreement and the NACT Merger will require the affirmative vote of a majority of the outstanding shares of NACT Common Stock. See "The NACT Special Meeting -- Voting; Vote Required."

     Shares of NACT Common Stock that are voted "FOR," "AGAINST" or "WITHHELD" at the NACT Special Meeting will be treated as being present at such meeting for purposes of establishing a quorum and will also be treated as votes eligible to be cast by the NACT Common Stock present in person at the NACT Special Meeting and entitled to vote on the subject matter. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Abstentions and broker non-votes will have the same effect as a vote against the approval of the NACT Merger Agreement and the NACT Merger, which approval will require the affirmative vote of a majority of the outstanding shares of NACT Common Stock.

     Security Ownership by Certain Beneficial Owners and Management. As of the close of business on the NACT Record Date, directors and executive officers of NACT and their respective affiliates may be deemed to be the beneficial owners of shares of NACT Common Stock representing approximately 67.2% of the outstanding voting power of NACT. Each of the directors and executive officers of NACT has indicated that such person intends to vote or direct the vote of all the shares of NACT Common Stock over which such person has voting control in favor of the NACT Merger Agreement and the NACT Merger. In addition, World Access currently owns 5,468,712 shares of NACT Common Stock, representing approximately 67.2% of the outstanding shares of NACT Common Stock. AS A RESULT, WORLD ACCESS HAS THE RIGHT TO VOTE SUFFICIENT SHARES TO APPROVE THE NACT MERGER AGREEMENT AND THE NACT MERGER AT THE NACT SPECIAL MEETING WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER NACT STOCKHOLDER, THEREBY ASSURING THE APPROVAL OF THE NACT MERGER AGREEMENT AND THE NACT MERGER.

     STOCKHOLDERS OF NACT ARE NOT BEING ASKED FOR A PROXY AND ARE REQUESTED NOT TO SEND A PROXY.

RECOMMENDATION OF NACT'S BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF NACT HAS UNANIMOUSLY APPROVED AND ADOPTED THE NACT MERGER AGREEMENT AND APPROVED THE NACT MERGER AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF NACT VOTE FOR THE APPROVAL AND ADOPTION OF THE NACT MERGER AGREEMENT AND APPROVAL OF THE NACT MERGER. See "The NACT
Transaction -- NACT's Reasons for the NACT Merger; Recommendation of NACT's Board of Directors."

OPINION OF NACT'S FINANCIAL ADVISOR

     In making its recommendation with respect to the NACT Merger, the board of directors of NACT considered, among other things, the written opinion, dated as of February 24, 1998, of NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery"), NACT's financial advisor, to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the NACT Exchange Ratio was fair, from a financial point of view, to the holders of NACT Common Stock. A copy of such opinion is attached to this Prospectus/Information Statement as Appendix B. NationsBanc Montgomery's opinion, which sets forth the assumptions made, procedures followed and matters considered by NationsBanc Montgomery, as well as the scope of NationsBanc Montgomery's review, should be read carefully in its entirety. See "The NACT Merger -- Opinion of NACT's Financial Advisor."

THE NACT TRANSACTION

     Purpose of the NACT Transaction. The purpose of the NACT Transaction is to combine World Access and NACT.

     Effect of the NACT Transaction Upon World Access. Upon consummation of the Mergers, (i) WAXS Merger Sub will be merged into World Access, and (ii) each outstanding share of World Access Common Stock, other than shares held directly or indirectly by World Access, will be converted into one share of Holdco Common Stock and, upon such conversion, will be canceled and retired and will cease to exist. As a result of the NACT Transaction, World Access will become a wholly owned subsidiary of Holdco.

     Effect of the NACT Transaction Upon NACT. Upon consummation of the Mergers, (i) NACT Merger Sub will be merged into NACT, (ii) each outstanding share of NACT Common Stock, other than shares held directly or indirectly by World Access or Holdco or in the treasury of NACT, will be converted into the right to receive shares of Holdco Common Stock based upon the NACT Exchange Ratio and, upon such conversion, will be canceled and retired and will cease to exist, (iii) all shares of NACT Common Stock held directly or indirectly by World Access or Holdco will remain outstanding and unaffected by the NACT Merger, and (iv) each of the issued and outstanding shares of the capital stock of NACT Merger Sub will be converted into one share of NACT Common Stock. As a result of the NACT Transaction, NACT will become a wholly owned subsidiary of Holdco. Because the value of the shares of Holdco Common Stock that holders of NACT Common Stock will receive in the NACT Merger is fixed, subject to adjustment under certain circumstances as described herein, and because the market price of World Access Common Stock is subject to fluctuation, the number of shares of Holdco Common Stock that holders of NACT Common Stock will receive in the NACT Merger may increase or decrease prior to the NACT Effective Time (as hereinafter defined). Holders of NACT Common Stock are advised to obtain current market quotations for World Access Common Stock.

     The following table sets forth the number of shares of Holdco Common Stock into which each share of NACT Common Stock would be converted upon consummation of the NACT Merger at each of the hypothetical World Access Average Closing Prices set forth below.

                                                               SHARES OF HOLDCO
                                                               COMMON STOCK PER
    WORLD ACCESS                                                SHARE OF NACT
AVERAGE CLOSING PRICE                                            COMMON STOCK
---------------------                                        -------------------
     $20.88.................................................           .8381*
      21.00.................................................           .8333
      22.00.................................................           .7955
      23.00.................................................           .7609
      24.00.................................................           .7292
      25.00.................................................           .7000
      25.52.................................................           .6857**

---------------

 * If the World Access Average Closing Price is below $20.88 per share, then World Access may terminate the NACT Merger Agreement. If World Access does not elect to so terminate the NACT Merger Agreement, then the NACT Exchange Ratio will be equal to the quotient of (x) $17.50 divided by (y) the World Access Average Closing Price.
** If the World Access Average Closing Price is above $25.51 per share, then the number of shares of Holdco Common Stock into which each share of NACT Common Stock would be converted upon consummation of the NACT Merger would be fixed at .6857.

     Treatment of Options. Upon consummation of the Mergers, each then-outstanding option to purchase shares of NACT Common Stock will be assumed by Holdco and converted into an option to purchase shares of Holdco Common Stock. Following the consummation of the NACT Merger, each such option will continue to have, and will be subject to, the same terms and conditions as in effect immediately prior to the consummation of the NACT Merger, except that each such option will be exercisable for that number of shares of Holdco Common Stock equal to the product of the number of shares of NACT Common Stock for which such option was exercisable immediately prior to the consummation of the NACT Merger multiplied by the NACT Exchange Ratio, and the exercise price per share subject to such option will be equal to the aggregate exercise price of such option immediately prior to the consummation of the NACT Merger divided by the number of shares of Holdco Common Stock for which such option will be exercisable immediately after the consummation of the NACT Merger. There were no options to purchase NACT Common Stock outstanding as of October 5, 1998.

     In addition, upon consummation of the World Access Merger, each option to purchase shares of World Access Common Stock will be assumed by Holdco and converted into an option to purchase shares of Holdco Common Stock on the same terms and conditions as in effect immediately prior to the consummation of the World Access Merger. See "The NACT Merger Agreement -- Treatment of Options and Warrants."

     Treatment of Convertible Debt and Warrants. Upon consummation of the World Access Merger, Holdco will irrevocably and unconditionally guarantee all of World Access' obligations with respect to the

4.5% Convertible Subordinated Notes due 2002 of World Access currently outstanding (the "World Access Notes") and the World Access Notes thereupon will become convertible into shares of Holdco Common Stock at the rate of one share of Holdco Common Stock for each share of World Access Common Stock into which they were convertible immediately prior to the consummation of the World Access Merger. See "The NACT Transaction -- Effect of NACT Transaction on Certain Outstanding World Access Convertible Securities."

     Upon consummation of the World Access Merger, each warrant to purchase World Access Common Stock will become exercisable for Holdco Common Stock at the same rate, for the same price and on the same terms as in effect immediately prior to the consummation of the World Access Merger. See "The NACT Merger Agreement -- Treatment of Options and Warrants."

     Interests of Certain Persons. In considering the recommendations of the NACT board of directors with respect to the NACT Merger, NACT stockholders should be aware that certain directors and executive officers of NACT have interests in the NACT Merger that may be in addition to the interests of other holders of NACT Common Stock. See "The NACT Transaction -- Interests of Certain Persons in the NACT Transaction."

     Appraisal and Dissenters' Rights. Holders of NACT Common Stock are not entitled to appraisal or dissenters' rights in connection with the NACT Merger. See "The NACT Transaction -- Appraisal and Dissenters' Rights."

     Federal Income Tax Consequences. It is a condition to the consummation of the NACT Merger that NACT receive an opinion from Van Cott, Bagley, Cornwall & McCarthy, counsel to NACT, reaffirming, as of the date of consummation of the Mergers, the opinion described in this Prospectus/Information Statement to the effect that the NACT Merger will be treated for U.S. Federal income tax purposes as a transfer of property governed by Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, except as described below and subject to the qualifications set forth under "The NACT Transaction -- Federal Income Tax Consequences -- NACT Merger," it is the opinion of Van Cott, Bagley, Cornwall & McCarthy that no gain or loss will be recognized pursuant to the NACT Merger by (i) Holdco, (ii) NACT or (iii) a holder of NACT Common Stock whose shares of NACT Common Stock are converted into the right to receive shares of Holdco Common Stock. Notwithstanding the foregoing, a holder of NACT Common Stock may recognize gain or loss by reason of cash received in lieu of fractional shares or upon the proper exercise of dissenters' rights. See "The NACT Transaction -- Federal Income Tax Consequences -- NACT Merger."

     Accounting Treatment. The NACT Transaction will be accounted for by Holdco under the purchase method of accounting for business combinations. See "The NACT Transaction -- Accounting Treatment."

RECENT WORLD ACCESS DEVELOPMENTS

     Resurgens Transaction. On May 12, 1998, World Access announced that it had entered into (i) an Agreement and Plan of Merger and Reorganization (the "Resurgens Merger Agreement") with Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("RCG"), which is currently operating as a debtor in possession under Chapter 11 of the Bankruptcy Code, pursuant to which Holdco has agreed to acquire RCG in a merger transaction (the "RCG Merger"); and
(ii) a Share Exchange Agreement and Plan of Reorganization (the "Exchange Agreement") with the sole shareholder (the "Shareholder") of Cherry Communications U.K. Limited ("Cherry U.K.") pursuant to which Holdco has agreed to acquire Cherry U.K. in a share exchange transaction (the "Exchange"). RCG and Cherry U.K. are sometimes collectively referred to herein as "Resurgens."

     In connection with the RCG Merger, the creditors of RCG will receive an aggregate of 9,375,000 shares of Holdco Common Stock. Of the shares of Holdco Common Stock to be issued to the RCG creditors, two-thirds will be held in escrow and will be released to the RCG creditors over the two and one-half years following the consummation of the RCG Merger subject to the attainment of certain performance criteria for the combined business of World Access and Resurgens.

     In connection with the Exchange, the Shareholder will receive an aggregate of 1,875,000 shares of Holdco Common Stock, of which one-third will be issued to the Shareholder at closing and the remaining two-thirds will be issued and held in escrow and will be released to the Shareholder over the two and one-half year period following the consummation of the Exchange subject to the attainment of certain performance criteria for the combined business of World Access and Resurgens. The Exchange Agreement provides, however, that the number of shares of Holdco Common Stock to be received by the Shareholder will be reduced to the extent that Holdco is required to convert options to acquire shares of Cherry U.K. capital stock, which options may only be granted with the permission of Holdco, into options to acquire Holdco Common Stock.

     Each of the RCG Merger and the Exchange is subject to the satisfaction of certain conditions customary in similar transactions, including the approval of the stockholders of Holdco and the consummation of the Holding Company Reorganization. The consummation of the RCG Merger is a condition to the consummation of the Exchange, and the Exchange is a condition to the consummation of the RCG Merger. The RCG Merger and the Exchange are collectively referred to herein as the "Resurgens Transaction."

     Resurgens is a facilities-based provider of international network access, commonly referred to in the industry as a carriers' carrier. Resurgens had consolidated revenues of approximately $165.5 million for the year ended December 31, 1997 and $10.4 million for the six months ended June 30, 1998 and incurred a net loss of $171.7 million for the year ended December 31, 1997 and $29.3 million for the six months ended June 30, 1998.

     Holdco intends to submit the Resurgens Transaction to its stockholders for approval promptly following the consummation of the NACT Transaction. Since the NACT stockholders will not become stockholders of Holdco prior to the record date for a meeting of Holdco's stockholders to consider the Resurgens Transaction, the current NACT stockholders will not be entitled to vote upon the Resurgens Transaction.

     Upon the consummation of the Resurgens Transaction, the current NACT stockholders will own approximately 5.1% of the outstanding shares of Holdco Common Stock.

     Telco Merger. On June 4, 1998, World Access announced that it had entered into an Agreement and Plan of Merger and Reorganization (the "Telco Merger Agreement") with Holdco, Tail Acquisition Corporation, a wholly-owned subsidiary of Holdco ("Telco Merger Sub"), and Telco Systems, Inc. ("Telco") pursuant to which, among other things, Telco Merger Sub has agreed to merge with and into Telco (the "Telco Merger").

     As a result of the Telco Merger, each outstanding share of Telco common stock, $.01 par value per share ("Telco Common Stock"), will be converted into the right to receive that number of shares of (i) World Access Common Stock or
(ii) if the NACT Transaction shall have been consummated on or before the time of the Telco Merger, Holdco Common Stock (in either case, the "Telco Merger Common Stock") equal to the quotient of $17.00 divided by the average daily closing price of World Access Common Stock as reported on Nasdaq for each of the twenty consecutive trading days ending on the second business day prior to the date of the Telco Merger (the "Telco Average Closing Price"), provided that if the Telco Average Closing Price is more than $36.00 per share, then each share of Telco Common Stock will be converted into .4722 shares of Telco Merger Common Stock and if the Telco Average Closing Price is less than $29.00 per share, then each share of Telco Common Stock will be converted into .5862 shares of Telco Merger Common Stock.

     The consummation of the Telco Merger is subject to (i) the approval by the respective stockholders of World Access (or Holdco, as the case may be) and Telco, (ii) the approval by the stockholders of World Access or Holdco (as the case may be) of an increase in the authorized shares of common stock of such corporation, and (iii) the satisfaction or waiver of other customary conditions.

     Telco is a manufacturer of broadband transmission products, network access products and bandwidth optimization products for network services. It had net sales of approximately $117.8 million for its fiscal year ended August 31, 1997 and $81.6 million for the nine months ended May 31, 1998 and incurred a net loss of $1.1 million for the year ended August 31, 1997 and $2.9 million for the nine months ended May 31, 1998.

     Holdco intends to submit the Telco Merger to its stockholders for approval promptly following the consummation of the NACT Transaction. Since the NACT stockholders will not become stockholders of Holdco prior to the record date for a meeting of Holdco's stockholders to consider the Telco Merger, the current NACT stockholders will not be entitled to vote upon the Telco Merger.

     Upon the consummation of the Telco Merger, the current NACT stockholders will own approximately 5.9% of the outstanding shares of Holdco Common Stock (and 4.3% upon the consummation of both the Resurgens Transaction and the Telco Merger).

                           MARKETS AND MARKET PRICES

     The World Access Common Stock has been quoted on Nasdaq under the symbol "WAXS" since June 25, 1996. From March 2, 1995 through June 24, 1996, the World Access Common Stock was quoted on The Nasdaq SmallCap Market. The following table shows the high and low sales prices for the World Access Common Stock as reported by The Nasdaq Stock Market for the periods indicated.

                                                               HIGH      LOW
                                                              -------  -------
CALENDAR YEAR 1996
  First Quarter.............................................  $10      $ 7  1/2
  Second Quarter............................................   11  1/2   8
  Third Quarter.............................................   10  1/8   7  1/2
  Fourth Quarter............................................    9  1/4   6  7/8
CALENDAR YEAR 1997
  First Quarter.............................................    9  1/4   7  1/2
  Second Quarter............................................   23        7  5/8
  Third Quarter.............................................   34  1/8  20
  Fourth Quarter............................................   33  3/4  17
CALENDAR YEAR 1998
  First Quarter.............................................   33  1/2  22  1/2
  Second Quarter............................................   40       25  3/8
  Third Quarter.............................................   30  1/2  19  1/8
  Fourth Quarter (through October 5, 1998)..................   18 5/16  16  1/2

     World Access has not paid or declared any dividends on the World Access Common Stock since its inception and anticipates that its future earnings will be retained to finance the continuing development of its business. The payment of any future dividends will be at the discretion of World Access' board of directors and will depend upon, among other things, future earnings, the success of World Access' business activities, regulatory and capital requirements, the general financial condition of World Access and general business conditions. World Access is restricted from paying dividends under its revolving credit facility.

     The NACT Common Stock is quoted on Nasdaq under the under the symbol "NACT." Prior to February 27, 1997, NACT Common Stock was not publicly traded. The following table shows the high and low sales prices for the NACT Common Stock as reported by The Nasdaq Stock Market for the periods indicated.

                                                               HIGH      LOW
                                                              -------  -------
CALENDAR YEAR 1997
  First Quarter.............................................  $ 9  1/2 $ 5  7/8
  Second Quarter............................................   10  3/8   4  3/4
  Third Quarter.............................................   17  5/8   8  3/8
  Fourth Quarter............................................   17  3/4   9
CALENDAR YEAR 1998
  First Quarter.............................................   22  3/4  15  1/4
  Second Quarter............................................   27       18
  Third Quarter.............................................   21  1/2  14  1/4
  Fourth Quarter (through October 5, 1998)..................   14  1/4  12  1/8

     The NACT Merger Agreement contemplates that Holdco Common Stock will be quoted on Nasdaq. The payment of future dividends on Holdco Common Stock will be a business decision to be made by the Holdco board of directors from time to time based upon the results of operations and financial condition of Holdco and such other factors as the Holdco board of directors considers relevant.

     The following table sets forth the closing sale price per share of World Access Common Stock and NACT Common Stock on Nasdaq on February 24, 1998, the last full trading day prior to the public announcement of the execution of the NACT Merger Agreement, and on October 5, 1998, the latest practicable trading day prior to the printing of this Prospectus/Information Statement. The following table also sets forth the equivalent market value of NACT Common Stock as of each such date based on the NACT Exchange Ratio (assuming that the World Access Average Closing Price is equal to the closing price per share of the World Access Common Stock on Nasdaq on such dates).

                                                              WORLD ACCESS    NACT         NACT
                                                                 COMMON      COMMON     EQUIVALENT
DATE                                                             STOCK        STOCK    MARKET VALUE
----                                                          ------------   -------   ------------
February 24, 1998...........................................    $23.875      $16.625      $17.50
October 5, 1998.............................................    $ 16.50      $12.125      $17.50

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

WORLD ACCESS SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected historical financial information of World Access set forth below has been derived from and should be read in conjunction with the consolidated financial statements and other financial information of World Access contained in the World Access Annual Report on Form 10-K for the year ended December 31, 1997, which is attached hereto as Appendix C and incorporated herein by reference, and the World Access Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (the "World Access June 30 Form 10-Q"), which is attached hereto as Appendix L and incorporated herein by reference.

                                                                                                          SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                       -----------------------------------------------   -------------------
                                                        1993      1994      1995      1996      1997       1997       1998
                                                       -------   -------   -------   -------   -------   --------   --------
                                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS DATA(1):
Sales of products..................................    $ 3,320   $ 2,776   $17,384   $34,411   $71,392   $ 34.914   $ 69,830
Service revenues...................................     12,441    12,507    12,754    16,589    21,593      9,353     13,408
                                                       -------   -------   -------   -------   -------   --------   --------
  Total sales......................................     15,761    15,283    30,138    51,000    92,985     44,267     83,238
Cost of products sold..............................      2,514     2,195    12,657    21,485    43,827     21,495     39,012
Cost of services...................................     10,642    11,112    11,118    14,520    17,018      8,089     12,189
                                                       -------   -------   -------   -------   -------   --------   --------
  Total cost of sales..............................     13,156    13,307    23,775    36,005    60,845     29,584     51,201
                                                       -------   -------   -------   -------   -------   --------   --------
  Gross profit.....................................      2,605     1,976     6,363    14,995    32,140     14,683     32,037
Engineering and development........................        503       581       577       892     1,862        745      2,582
Selling, general and administrative................      2,949     2,658     3,125     6,211     9,000      4,352      7,936
Amortization of goodwill...........................         96        30       157       534     1,756        665      1,882
In-process research and development(2).............         --        --        --        --        --         --     50,000
Special charges(3).................................        725        --       980        --        --         --      3,240
                                                       -------   -------   -------   -------   -------   --------   --------
  Operating income (loss)..........................     (1,668)   (1,293)    1,524     7,358    19,522      8,921    (33,603)
Interest and other income..........................         30        13       142       485     2,503        592      1,971
Interest and other expense.........................       (422)     (523)     (494)     (319)   (1,355)       (52)    (3,031)
Other expense......................................        (60)      (80)       --        --        --         --         --
                                                       -------   -------   -------   -------   -------   --------   --------
  Income (loss) before income taxes and minority
    interests......................................     (2,120)   (1,883)    1,172     7,524    20,670      9,461    (34,663)
Income taxes(4)....................................         --        --        --       745     7,536      3,420      6,135
                                                       -------   -------   -------   -------   -------   --------   --------
  Income (loss) before minority interests..........     (2,120)   (1,883)    1,172     6,779    13,134      6,041    (40,798)
Minority interests in earnings of subsidiary.......         --        --        --        --        --         --      1,533
                                                       -------   -------   -------   -------   -------   --------   --------
  Net income (loss)................................    $(2,120)  $(1,883)  $ 1,172   $ 6,779   $13,134   $  6,041   $(42,331)
                                                       =======   =======   =======   =======   =======   ========   ========
Net income (loss) per common share:
  Basic............................................    $ (0.54)  $ (0.41)  $  0.15   $  0.52   $  0.76   $   0.37   $  (2.13)
                                                       =======   =======   =======   =======   =======   ========   ========
  Diluted..........................................    $ (0.54)  $ (0.41)  $  0.12   $  0.46   $  0.70   $   0.34   $  (2.13)
                                                       =======   =======   =======   =======   =======   ========   ========
Weighted average shares outstanding(5):
  Basic............................................      3,765     4,631     7,859    13,044    17,242     16,478     19,895
                                                       =======   =======   =======   =======   =======   ========   ========
  Diluted..........................................      3,765     4,631     9,083    14,530    18,708     17,918     19,895
                                                       =======   =======   =======   =======   =======   ========   ========

                                                                        AT DECEMBER 31,                      AT JUNE 30,
                                                         ----------------------------------------------   ------------------
                                                          1993     1994     1995      1996       1997      1997       1998
                                                         ------   ------   -------   -------   --------   -------   --------
BALANCE SHEET DATA:
  Cash and equivalents(6)............................    $  625   $  753   $ 1,887   $22,480   $118,065   $21,595   $ 57,653
  Working capital....................................     1,783    2,267    10,222    37,961    153,750    39,002    112,465
  Total assets.......................................     8,752    8,943    28,515    60,736    225,283    89,037    268,518
  Short-term debt....................................        83      212     5,385        --         82     4,064      4,408
  Long-term debt(6)..................................     5,388    4,328     3,750        --    115,264       213    115,529
  Stockholders' equity...............................       342    1,160    14,334    52,374     91,755    70,297     98,574

---------------

(1) Includes the results of operations for the following businesses from their respective dates of acquisition: 67.2% interest in NACT -- February 27, 1998; ATI -- January 29, 1998; Galaxy -- July 1, 1997; CIS -- January 1, 1997; Sunrise -- January 1, 1996; Westec -- October 2, 1995; and AIT -- May 17, 1995. On a pro forma unaudited basis, as if the acquisition of the 67.2% interest in NACT and the acquisition of ATI had occurred as of January 1, 1997, World Access' total sales, net income and net income per diluted share for the year ended December 31, 1997 and six months ended June 30, 1998 would have been approximately $136,517,000 and $86,399,000; $7,069,000 and
    $6,428,000; and $0.34 and $0.29, respectively.
(2) Special charges in the first quarter of 1998 included $50.0 million for in-process research and development related to the first quarter 1998 acquisitions of ATI and a 67.3% interest in NACT. See Note 2 to the Consolidated Financial Statements in the World Access June 30 Form 10-Q. The Company expects to record an additional in-process research and development charge of approximately $22.0 million in the third quarter of 1998 in connection with the acquisition of the remaining 32.8% of NACT.
(3) Special charges in the first six months of 1998 included $6.6 million for costs related to the consolidation of several operations and the Company's exit from the contract manufacturing business. The special charges included $3,360,000 to cost of sales for obsolete and redundant inventories and $3,240,000 for severance benefits, lease terminations, idle equipment and other phase-down expenses related to the consolidation program. See Note 6 to the Consolidated Financial Statements in the World Access June 30 Form 10-Q. Special charges in 1995 resulted primarily from a write-down of test equipment and related tooling used in World Access' analog repair operations.
(4) World Access recorded no income tax expense during 1995 and 1996 due to net losses realized and the availability of federal income tax net operating loss carryforwards. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note K to the Consolidated Financial Statements in the World Access Form 10-K.
(5) Weighted average shares outstanding exclude 1,204,000 and 995,000 shares of World Access Common Stock for the six months ended June 30, 1998 and the year ended December 31, 1997, respectively, that are held in escrow accounts established in connection with certain acquisitions and a license agreement. These shares were excluded because the conditions for release of such shares had not yet been satisfied. See Notes A, B, and E to the Consolidated Financial Statements in the World Access Form 10-K.
(6) In October 1997, World Access sold $115.0 million of convertible subordinated notes. See Note G to the Consolidated Financial Statements in the World Access Form 10-K.

NACT SELECTED HISTORICAL FINANCIAL INFORMATION

     The selected historical financial information of NACT set forth below has been derived from and should be read in conjunction with the consolidated financial statements and other financial information of NACT contained elsewhere herein.

                                                NINE                                                THREE
                                               MONTHS                                              MONTHS      SIX MONTHS ENDED
                                                ENDED       FISCAL YEAR ENDED SEPTEMBER 30,         ENDED          JUNE 30,
                                              SEPT. 30,   ------------------------------------    DEC. 31,     -----------------
                                                1993       1994     1995      1996      1997       1997(1)      1997      1998
                                              ---------   ------   -------   -------   -------   -----------   -------   -------
                                                                                                 (UNAUDITED)      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Product sales...........................   $2,422     $5,479   $ 7,604   $ 9,930   $21,982     $7,300      $10,812   $17,006
    Network carrier sales...................       --         --     2,782     3,783     5,716      1,387        2,685     2,424
    Wins sales..............................       --         --     1,098     2,572        --         --           --        --
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Total revenues..........................    2,422      5,479    11,484    16,285    27,698      8,687       13,497    19,430
  Cost of goods sold:
    Product.................................      788      1,845     2,645     3,942     7,141      2,158        3,229     5,141
    Network carrier.........................       --         --     2,731     3,382     5,486      1,387        2,547     2,167
    Wins sales..............................       --         --       787     2,572        --         --           --        --
    Amortization of acquired intangibles....       15        185       443       362       362        170          181       340
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Total cost of goods sold................      803      2,030     6,606    10,258    12,989      3,715        5,957     7,648
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Gross profit............................    1,619      3,449     4,878     6,027    14,709      4,972        7,540    11,782
  Operating expenses:
    Research and development................      275        677     1,183     1,352     2,385        799        1,356     1,495
    Selling and marketing...................      178        457       925       954     2,505        767        1,391     1,740
    General and administrative..............      561      1,353     2,153     3,024     3,472      1,362        1,628     2,289
    Amortization of acquired intangibles....       20        257       520       573       573        143          286       286
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Total operating expenses................    1,034      2,744     4,781     5,903     8,935      3,071        4,661     5,810
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Income from operations..................      585        705        97       124     5,774      1,901        2,879     5,972
  Other income, net.........................       31         81       189       148       517        223          274       401
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Income before income taxes..............      616        786       286       272     6,291      2,124        3,153     6,373
  Income taxes..............................      157        293       206        78     2,476        850        1,261     2,549
                                               ------     ------   -------   -------   -------     ------      -------   -------
    Net income..............................   $  459     $  493   $    80   $   194   $ 3,815     $1,274      $ 1,892   $ 3,824
                                               ======     ======   =======   =======   =======     ======      =======   =======
Net income per common share:
  Basic.....................................   $ 0.12     $ 0.08   $  0.01   $  0.03   $  0.52     $ 0.16      $  0.27   $  0.47
                                               ======     ======   =======   =======   =======     ======      =======   =======
  Diluted...................................   $ 0.12     $ 0.08   $  0.01   $  0.03   $  0.50     $ 0.15      $  0.27   $  0.46
                                               ------     ------   -------   -------   -------     ------      -------   -------
Weighted average shares outstanding:
  Basic.....................................    3,847      5,998     6,114     6,114     7,602      8,122        6,923     8,130
                                               ======     ======   =======   =======   =======     ======      =======   =======
  Diluted...................................    3,847      5,998     6,114     6,114     7,351      8,443        6,923     8,265
                                               ======     ======   =======   =======   =======     ======      =======   =======

                                                     AT                 AT SEPTEMBER 30,                AT         AT JUNE 30,
                                                  SEPT. 30,   ------------------------------------   DEC. 31,   -----------------
                                                    1993       1994     1995      1996      1997     1997(1)     1997      1998
                                                  ---------   ------   -------   -------   -------   --------   -------   -------
BALANCE SHEET DATA:
  Cash..........................................   $  352     $1,186   $ 1,122   $   694   $ 9,947    $5,252    $10,081   $11,264
  Working capital...............................    3,131      3,280     4,145     4,245    21,189    23,195     22,509    25,965
  Total assets..................................    8,474      9,072    13,178    14,685    39,755    42,547     37,233    47,314
  Long-term debt, net of current portion........      387         --        85        58        --        --         --        --
  Total stockholders' equity....................    6,094      6,969     9,630    10,210    33,004    34,436     31,931    38,280

---------------

(1) NACT changed its year end from September 30 to December 31 effective January 1, 1998. Accordingly, selected financial data for the three month period ended December 31, 1996 are provided for purposes of comparison to the three month period ended December 31, 1997, presented above.

                                                                THREE MONTHS
                                                                   ENDED
                                                              ----------------
                                                              DEC. 31, 1996(1)
                                                              ----------------
                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues:
     Product sales..........................................       $4,780
     Network carrier sales..................................        1,610
                                                                   ------
     Total revenues.........................................        6,390
  Cost of goods sold:
     Product................................................        1,730
     Network Carrier........................................        1,558
     Amortization of acquired intangibles...................           91
                                                                   ------
     Total cost of goods sold...............................        3,379
                                                                   ------
     Gross profit...........................................        3,011
  Operating expenses:
     Research and development...............................          423
     Selling and marketing..................................          357
     General and administrative.............................          836
     Amortization of acquired intangibles...................          143
                                                                   ------
     Total operating expenses...............................        1,759
                                                                   ------
     Income from operations.................................        1,252
  Other income (net)........................................           25
                                                                   ------
     Income before income taxes.............................        1,277
  Income taxes..............................................          569
                                                                   ------
     Net income.............................................       $  708
                                                                   ======
Net income per common share:
  Basic.....................................................       $ 0.12
                                                                   ======
  Diluted...................................................       $ 0.12
                                                                   ======
Weighted average shares outstanding:
  Basic.....................................................        6,114
                                                                   ======
  Diluted...................................................        6,114
                                                                   ======

                                                                     AT
                                                              DEC. 31, 1996(1)
                                                              ----------------
BALANCE SHEET DATA:
  Cash......................................................       $  552
  Working capital...........................................        6,382
  Total assets..............................................       17,041
  Long-term debt............................................           --
  Total stockholders' equity................................       11,416

---------------
(1) NACT changed its year end from September 30 to December 31 effective January 1, 1998. Accordingly, selected financial data for the three month period ended December 31, 1996 are provided for purposes of comparison to the three month period ended December 31, 1997, presented above.

HOLDCO SELECTED PRO FORMA FINANCIAL INFORMATION

     The unaudited selected pro forma balance sheet data of Holdco as of June 30, 1998 set forth below give effect to the NACT Transaction and certain other transactions that World Access has completed or which are pending, as if consummated on such date. The unaudited selected pro forma statement of operations data of Holdco for the year ended December 31, 1997 and the six months ended June 30, 1998 set forth below give effect to the NACT Transaction and certain transactions that World Access has completed or which are pending, as if consummated at the beginning of 1997. The selected pro forma information set forth below is qualified in its entirety by, and should be read in conjunction with, the Unaudited Pro Forma Combined Financial Statements included herein and the historical financial information of World Access, NACT, Resurgens and Telco attached hereto or incorporated herein by reference.

     The selected pro forma information is presented for informational purposes only and is not necessarily indicative of the financial position or operating results that would have occurred if the transactions given retroactive effect therein had been consummated as of the dates indicated, nor is it necessarily indicative of future financial conditions or operating results. See "Unaudited Pro Forma Combined Financial Statements."

                                                                                    SIX MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1997   JUNE 30, 1998
                                                              -----------------   --------------
UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA:
Sales of products...........................................      $ 222,444          $126,383
Service revenues............................................        192,575            24,945
                                                                  ---------          --------
  Total sales...............................................        415,019           151,328
Cost of products sold.......................................        144,910            77,052
Cost of services............................................        270,498            40,437
                                                                  ---------          --------
  Total cost of sales.......................................        415,408           117,489
                                                                  ---------          --------
  Gross profit..............................................           (389)           33,839
Engineering and development.................................         23,833            11,136
Selling, general and administrative.........................        125,732            33,112
Amortization of goodwill....................................         10,219             5,363
Special charges.............................................             --             3,240
                                                                  ---------          --------
  Operating loss............................................       (160,173)          (19,012)
Interest and other income...................................          4,635             2,298
Interest expense............................................        (18,283)           (5,273)
                                                                  ---------          --------
  Loss before income taxes..................................       (173,821)          (21,987)
Income taxes................................................             --                --
                                                                  ---------          --------
  Net loss..................................................      $(173,821)         $(21,987)
                                                                  =========          ========
Net loss per common share(1):
  Basic.....................................................      $   (5.54)         $  (0.67)
                                                                  =========          ========
  Diluted...................................................      $   (5.54)         $  (0.67)
                                                                  =========          ========
Weighted average shares outstanding:
  Basic.....................................................         31,380            32,724
                                                                  =========          ========
  Diluted...................................................         31,380            32,724
                                                                  =========          ========

---------------

(1) Represents basic and diluted earnings per share including shares of World Access Common Stock issued in connection with the NACT Transaction and certain transactions that World Access has completed or which are pending, as if consummated at January 1, 1997, calculated in accordance with SFAS No. 128.

                                                                    AT
                                                              JUNE 30, 1998
                                                              --------------
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
Current Assets
  Cash and equivalents......................................    $  63,891
  Marketable securities.....................................        5,700
  Accounts receivable.......................................       62,147
  Inventories...............................................       53,182
  Other current assets......................................       20,859
                                                                ---------
          Total Current Assets..............................      205,779
Property and equipment......................................       83,912
Goodwill....................................................      192,988
Acquired technology.........................................       60,800
Other assets................................................       65,915
                                                                ---------
          Total Assets......................................    $ 609,394
                                                                =========
Current Liabilities
  Short-term debt...........................................    $   7,950
  Accounts payable..........................................       47,175
  Other accrued liabilities.................................       41,441
                                                                ---------
          Total Current Liabilities.........................       96,566
Long-term debt..............................................      115,529
Noncurrent liabilities......................................       58,205
                                                                ---------
          Total Liabilities.................................      270,300
                                                                ---------
Stockholders' Equity
  Common and preferred stock................................          340
  Capital in excess of par value............................      469,485
  Accumulated deficit.......................................     (130,731)
                                                                ---------
          Total Stockholders' Equity........................      339,094
                                                                ---------
          Total Liabilities and Stockholders' Equity........    $ 609,394
                                                                =========

                           COMPARATIVE PER SHARE DATA

     Set forth below are historical earnings per share and book value per share data of (i) World Access; (ii) NACT; (iii) pro forma combined per share data of Holdco; and (iv) equivalent pro forma common share data of NACT. No dividends were paid by World Access or NACT during the periods presented below. The data set forth below should be read in conjunction with the World Access and NACT audited consolidated financial statements and unaudited interim consolidated financial statements, including the notes thereto, which are attached hereto and included elsewhere herein. The data should also be read in conjunction with the unaudited pro forma consolidated condensed financial information included elsewhere herein.

                                                                                   SIX MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1997   JUNE 30, 1998
                                                              -----------------   -------------
WORLD ACCESS -- HISTORICAL
  Net income (loss) per share(a)
     Basic..................................................        $0.76            $(2.13)
     Diluted................................................        $0.70            $(2.13)
  Book value per share(b)...................................        $5.01            $ 4.77

                                                                                     SIX MONTHS
                                                                  YEAR ENDED           ENDED
                                                              SEPTEMBER 30, 1997   JUNE 30, 1998
                                                              ------------------   --------------
NACT -- HISTORICAL
  Net income per share(a)...................................
     Basic..................................................        $0.52              $ 0.47
     Diluted................................................        $0.50              $ 0.46
  Book value per share(b)...................................        $4.07              $ 4.71

                                                                                   SIX MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1997   JUNE 30, 1998
                                                              -----------------   -------------
HOLDCO -- PRO FORMA(C)
  Net income (loss) per share...............................
     Basic..................................................       $(5.54)           $(0.67)
     Diluted................................................       $(5.54)           $(0.67)
  Book value per share(d)...................................       $ 9.95            $10.29

NACT PER COMMON SHARE EQUIVALENT -- PRO FORMA
  Net loss per share(e).....................................
     Basic..................................................       $(4.22)           $(0.51)
     Diluted................................................       $(4.22)           $(0.51)
  Book value per share(e)...................................       $ 7.57            $ 7.83

---------------

(a) Historical earnings per share data are presented in accordance with FAS No. 128.
(b) Calculated by dividing historical stockholders' equity by the number of outstanding common shares. The outstanding common shares do not include shares issuable upon exercise of stock options or conversion of outstanding convertible securities.
(c) Gives effect to the Mergers, the Resurgens Transaction and the Telco Merger.
(d) Calculated by dividing pro forma stockholders' equity by the number of outstanding shares of Holdco Common Stock expected to be outstanding as of the consummation of the transaction, which number does not include shares issuable upon the exercise of stock options or the conversion of outstanding convertible securities.
(e) Calculated assuming that the World Access Average Closing Price equals $23.00, which results in an NACT Exchange Ratio of .7609.

                                  RISK FACTORS

     Holders of NACT Common Stock, in evaluating whether to approve the NACT Merger and thereby become holders of Holdco Common Stock, should carefully consider the following risk factors, in addition to the other information included and incorporated by reference in this Prospectus/Information Statement. Other than statements of historical fact, statements contained in this Prospectus/Information Statement, including statements as to the benefits expected to be realized as a result of the NACT Merger and the World Access Merger and as to future financial performance, constitute forward-looking statements. Holdco's actual results may differ significantly from the results discussed in the forward-looking statements contained in this Prospectus/Information Statement. Factors that might cause such a difference include, but are not limited to, those discussed below. Holders of NACT Common Stock are cautioned not to place undue reliance on the forward-looking statements contained in this Prospectus/Information Statement, which speak only as of the date hereof. Neither World Access nor NACT undertakes any obligation to publicly release the results of any revisions to such forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     ACQUISITION RISKS. An element of Holdco's strategy for the future is expansion through the acquisition of companies that complement or expand its existing businesses. As a result, Holdco will continue to evaluate potential acquisition opportunities, some of which may be material in size or scope. Acquisitions involve a number of special risks, including the time associated with identifying and evaluating future acquisitions, the diversion of management's attention to the integration of the operations and personnel of the acquired companies, the integration of acquired products and services, possible adverse short-term effects on Holdco's operating results, the realization of acquired intangible assets and the loss of key employees of the acquired companies. Holdco may issue equity securities and other forms of consideration in connection with future acquisitions, which could cause dilution to Holdco's then-existing stockholders. World Access does not currently have any commitments or agreements with respect to any acquisitions other than the NACT Merger Agreement, the RCG Merger Agreement, the Exchange Agreement and the Telco Merger Agreement. See "Business of World Access." There can be no assurance that suitable acquisition candidates will be found at prices acceptable to Holdco, that Holdco will have adequate resources to consummate any acquisition, that acquisitions can be consummated successfully, or that acquired businesses can be operated profitably or integrated successfully into Holdco's operations.

     INCREASED LEVERAGE. In connection with the sale of the World Access Notes, World Access incurred approximately $115.0 million in additional indebtedness, which increased the ratio of its long-term debt to its total capitalization from 0.3% at September 30, 1997 to 57.3% on a pro forma basis. The degree to which World Access is leveraged could adversely affect its or Holdco's ability to obtain additional financing for working capital, acquisitions or other purposes and could make it more vulnerable to economic downturns and competitive pressures. World Access' increased leverage could also adversely affect its or Holdco's liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, World Access or Holdco could be forced to reduce other expenditures and forego potential acquisitions to be able to meet such requirements.

     HOLDING COMPANY RISKS. Holdco is expected to be a holding company. As a holding company without significant income from operations, Holdco will be dependent upon the income from its operating subsidiaries to meet its operating expenses. If Holdco's operating subsidiaries are unable to pay dividends or otherwise distribute amounts to Holdco sufficient to cover its operating expenses, then Holdco may be subject to liquidity problems, even if, on a consolidated basis, its operating subsidiaries are profitable.

     MANAGEMENT OF GROWTH. World Access is currently experiencing a period of rapid growth resulting from recent acquisitions and the expansion of its operations, both of which have placed significant demands on its resources. World Access' success in managing its growth will require it to continue to improve its operational, financial and management information systems and to motivate and effectively manage its employees. If World Access' or Holdco's management is unable to manage such growth effectively, the quality of World Access' or Holdco's products and services, its ability to retain key personnel and its business, financial condition and results of operations could be materially adversely affected.

     COMPETITION. The segments of the telecommunications industry in which World Access and NACT operate are intensely competitive. Holdco's ability to compete will be dependent upon several factors, including price, quality, product features and timeliness of delivery. Many of World Access' and NACT's competitors have significantly more extensive engineering, manufacturing, marketing, financial and technical resources than World Access and NACT. In addition, World Access currently competes with several of its major suppliers, including Northern Telecom, with respect to the sale of certain of its products, which may adversely affect its ability to continue to obtain such products from these suppliers in the future.

     World Access and NACT may face additional competition from the Regional Bell Operating Companies ("RBOCs"), which have historically been prohibited from manufacturing telecommunications equipment by the terms of the Modification of Final Judgment entered into in connection with the divestiture of the RBOCs by AT&T in 1984. The Telecommunications Act of 1996 contains provisions that permit the RBOCs, subject to satisfying certain conditions designed to facilitate local exchange competition, to manufacture telecommunications equipment. In light of these provisions, it is possible that one or more of the RBOCs, some of which are major customers of World Access, may decide to manufacture telecommunications equipment or to form alliances with other manufacturers. Any of these developments could result in increased competition for World Access and NACT, which may have a material adverse effect on Holdco's business, financial condition and results of operations.

     POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. World Access' and NACT's quarterly operating results have varied significantly in the past and are expected to do so in the future. As World Access and NACT increase the number of telecommunications product offerings, their future quarterly operating results may vary significantly depending on factors such as the timing and shipment of significant orders, new product introductions by them and their competitors, market acceptance of new and enhanced versions of World Access' and NACT's products, changes in pricing policies by World Access and NACT and their competitors, the availability of new technologies, the mix of distribution channels through which World Access' and NACT's products are sold, the inability to obtain sufficient supplies of sole or limited source components for World Access' and NACT's products, gains or losses of significant customers, the timing of customers' upgrade and expansion programs, changes in the level of operating expenses, the timing of acquisitions, seasonality and general economic conditions. In response to competitive pressures or new product introductions, each of World Access and NACT may take certain pricing or marketing actions that could materially and adversely affect their respective quarterly operating results. Each of World Access' and NACT's expense levels are based, in part, on their respective expectations as to future sales. If future sales levels are below expectations, then World Access and NACT may be unable to adjust spending sufficiently in a timely manner to compensate for the unexpected sales shortfall. Accordingly, each of World Access and NACT believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the operating results of any quarterly period are not indicative of results to be expected for a full fiscal year. In future quarters, Holdco's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Holdco Common Stock would likely be materially adversely affected.

     COMPLIANCE WITH GOVERNMENT REGULATIONS AND EVOLVING INDUSTRY
STANDARDS. World Access' and NACT's products must meet a significant number of voice and data communications regulations and standards, some of which are evolving as new technologies are deployed. In the United States, these products must comply with various regulations promulgated by the Federal Communications Commission, as well as with standards established by Bell Communications Research ("BellCore"). Internationally, these products must comply with standards established by telecommunications authorities in various countries, as well as with recommendations of the International Telecommunications Union. In addition, telecommunications service providers require that equipment connected to their networks comply with their own standards, which may vary from industry standards. The failure of World Access' or NACT's products to comply, or delays or costs in achieving compliance, with the various existing and evolving regulations and industry standards could have a material adverse effect on Holdco's business, financial condition and results of operations.

     Holdco expects that government regulatory policies are likely to continue to have a major impact on the pricing of both existing and new public network services and, therefore, are expected to affect demand for such services and the telecommunications products that support such services. Tariff rates, whether determined autonomously by telecommunications service providers or in response to regulatory directives, may affect the cost effectiveness of deploying public network services. Tariff policies are under continuous review and are subject to change. User uncertainty regarding future policies may also affect demand for telecommunications products, including World Access' and NACT's products.

     RAPID TECHNOLOGICAL DEVELOPMENT; NEW PRODUCTS; PRODUCT ERRORS. The market for World Access' and NACT's products is generally characterized by rapidly changing technology, evolving industry standards and frequent new product introductions that can render existing products obsolete or unmarketable. Holdco's success will depend to a substantial degree upon its ability to develop and introduce in a timely fashion enhancements to its existing products and new products that meet changing customer requirements and emerging industry standards. The failure of Holdco to introduce new products and respond to industry changes on a timely and cost effective basis could have a material adverse affect on Holdco's business, financial condition and results of operations.

     The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and capital, as well as the accurate anticipation of technological and market trends. Furthermore, the introduction and marketing of new or enhanced products require World Access and NACT to manage the transition from existing products in order to minimize disruption in customer purchasing patterns. There can be no assurance that World Access or NACT will be successful in developing and marketing, on a timely and cost-effective basis, new products or product enhancements, that its new products will adequately address the changing needs of the marketplace, or that it will successfully manage the transition to new or enhanced products. There also can be no assurance that World Access or NACT will be able to identify, develop, manufacture or support new products successfully, that such new products will gain market acceptance or that World Access or NACT will be able to respond effectively to technological changes, emerging industry standards or product announcements by competitors. In addition, World Access and NACT have on occasion experienced delays in the introduction of product enhancements and new products. There can be no assurance that in the future World Access and NACT will be able to introduce product enhancements or new products on a timely and cost effective basis. The rapid development of new technologies also increases the risk that current or new competitors could develop products that would reduce the competitiveness of World Access' or NACT's products. There can be no assurance that products or technologies developed by others will not render World Access' or NACT's products or technologies noncompetitive or obsolete.

     Products as complex as those offered by World Access and NACT may contain undetected errors or failures when first introduced or as new versions are released, and such errors have occurred in these products in the past. There can be no assurance that, despite testing by World Access and NACT and by current and potential customers, errors will not be found in new products after commencement of commercial shipments. The occurrence of such errors could result in the loss or delay in market acceptance of World Access' or NACT's products, diversion of development resources, damage to World Access' and NACT's reputation or increased service or warranty costs, any of which could have a material adverse effect upon Holdco's business, financial condition and results of operations.

     Furthermore, from time to time, World Access and NACT may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycle of their existing product offerings. There can be no assurance that announcements of product enhancements or new product offerings will not cause customers to defer purchasing existing World Access or NACT products or cause resellers to return products to World Access and NACT. Failure to introduce new products or product enhancements effectively and on a timely basis, customer delays in purchasing products in anticipation of new product introductions and any inability of World Access or NACT to respond effectively to technological changes, emerging industry standards or product announcements by competitors could have a material adverse effect on Holdco's business, operating results and financial condition.

     DEPENDENCE ON SUPPLIERS. World Access and NACT purchase substantially all of their components and other parts from suppliers on a purchase order basis and do not maintain long-term supply arrangements. Most of the components used in World Access' and NACT's products and related services are currently obtained from multiple sources. However, several components, primarily custom hybrid integrated circuits, are available from a single source. In addition, the operations of certain of World Access' subsidiaries depend on a consistent supply of new or used switching products, add-on frames and related circuit boards. Accordingly, there can be no assurance that World Access or NACT will be able to continue to obtain sufficient quantities of products or key components as required or that such products or key components, if obtained, will be available to World Access and NACT on commercially favorable terms. Failure to obtain products and key components on a timely and cost effective basis could have a material adverse effect on Holdco's business, financial condition and results of operations.

     CUSTOMER CONCENTRATION. A small number of customers historically has accounted for a significant percentage of World Access' and NACT's total sales. For the six months ended June 30, 1998 and the year ended December 31, 1997, no customer individually accounted for more than 10% of World Access' total sales and World Access' top 10 customers accounted for 39.5% and 44.2% of total sales, respectively. For the six months ended June 30, 1998 and the year ended September 30, 1997, NACT's top 10 customers accounted for 44.7% and 55.7% of total sales, respectively. JD Services, Inc. accounted for 11% of NACT's total sales during the six months ended June 30, 1998, and no customer individually accounted for more than 10% of NACT's total sales for the year ended September 30, 1997. World Access' and NACT's customers typically are not obligated contractually to purchase any quantity of products or services in any particular period. The loss of, or a material reduction in orders by, one or more of World Access' or NACT's key customers could have a material adverse effect on Holdco's business, financial condition and results of operations.

     In addition, for the year ended August 31, 1997, NYNEX accounted for 33% of Telco's total sales, and for the year ended December 31, 1997, PT-1 Communications Incorporated accounted for 21% of Resurgens' total sales. If the Telco Merger or the Resurgens Transaction is consummated, then the loss of, or a material reduction in orders by, such key customer of Telco or Resurgens (as the case may be) could have a material adverse effect on Holdco's business, financial condition and results of operations.

     DEPENDENCE ON KEY PERSONNEL. Each of World Access and NACT is highly dependent on the services of several key executive officers and technical employees, the loss of any of whom could have a material adverse effect on Holdco's business, financial condition and results of operations. In addition, each of World Access and NACT will need to hire additional skilled personnel to support the continued growth of its business. The market for skilled personnel, especially those with the technical abilities required by World Access and NACT, is currently very competitive, and World Access and NACT must compete with much larger companies with significantly greater resources to attract and retain such personnel. There can be no assurance that World Access and NACT will be able to retain its existing personnel or attract other qualified employees.

     INTERNATIONAL SALES; REGULATORY STANDARDS; CURRENCY
EXCHANGE. International sales represented approximately 22.4% of World Access' total sales for the six months ended June 30, 1998 and 11.3%, 1.7% and 5.0% of total sales in the years ended December 31, 1997, 1996 and 1995, respectively. International sales represented approximately 8.7% of NACT's total sales for the six months ended June 30, 1998 and 14.3%, 25.0% and 15.0% of total sales in the years ended September 30, 1997, 1996 and 1995, respectively. World Access intends to increase its international sales efforts, which may require significant management attention and financial resources. There can be no assurance that World Access can increase its international sales. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs or other barriers, difficulties in staffing and managing foreign operations, longer payment cycles, unstable political environments, greater difficulty in accounts receivable collection and potentially adverse tax consequences. Moreover, gains and losses on the conversion to U.S. dollars of receivables and payables arising from international operations may contribute to fluctuations in Holdco's results of operations, and fluctuations in exchange rates could affect demand for World Access' products and services.

     CERTAIN PENDING LITIGATION. On August 24, 1995, Aerotel, Ltd. and Aerotel U.S.A., Inc. (collectively, "Aerotel") commenced an action against NACT and a customer of NACT in the United States District

Court, Southern District of New York, alleging that telephone systems manufactured and sold by NACT incorporating prepaid debit card features infringe upon Aerotel's patent which was issued in November 1987 (the "Aerotel Patent"). The initial complaint further alleged defamation and unfair competition as a result of a communication disseminated by NACT to its customers and tortious interference with prospective business relations, alleging that NACT induced third parties to abandon licensing negotiations with Aerotel. Aerotel sought injunctive relief, damages in an unspecified amount, damages of up to three times the damages found for willful infringement of the Aerotel Patent and an order requiring NACT to publish a written apology to Aerotel. NACT filed an answer and counterclaim in which it denied infringement of the Aerotel Patent and sought judgment that the Aerotel Patent is invalid and unenforceable and that Aerotel has misused its patent in violation of antitrust laws. NACT has denied that it has committed defamation, unfair competition and tortious interference with prospective business relations. In August 1997, Aerotel amended its complaint to include as defendants GST and GST USA, as well as Kyle Love, the former President of NACT, and Dr. Thomas E. Sawyer, a director of GST and NACT and the former Chairman and Chief Executive Officer of NACT. The amended pleadings seek in excess of $18.7 million in damages and allege that GST and GST USA have infringed the Aerotel patent, aided and abetted infringement by others, including NACT, and participated in, and aided and abetted alleged tortious conduct by, NACT. The defendants have served answers denying all material allegations and intend to defend vigorously. On July 9, 1998, World Access, GST and Aerotel entered into a Memorandum of Understanding with respect to the settlement of this action, and the parties are negotiating the terms and conditions of a final settlement agreement. World Access currently estimates that its portion of the settlement costs, including legal fees, will be approximately $3.3 million and will be paid through the issuance of shares of World Access Common Stock. If a settlement does not occur, NACT's patent counsel believes that NACT has valid defenses to the Aerotel claims (which, if upheld, would be valid for all defendants), and the defendants intend to vigorously defend. However, no assurances can be given as to the outcome of this action. An unfavorable decision in this action could have a material adverse effect on Holdco's business, financial condition and results of operations.

     LIMITED PROTECTION OF PROPRIETARY RIGHTS. Each of World Access and NACT relies on contractual rights, trade secrets, trademarks and copyrights to establish and protect its proprietary rights in its products. Although World Access presently holds several patents for certain of its existing products and has several patent applications pending, NACT does not hold any patents for its existing products and has no patent applications pending. The telecommunications equipment industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. Neither World Access nor NACT has conducted a formal patent search relating generally to the technology used in their products. In addition, since patent applications in the United States are not publicly disclosed until the patent issues and foreign patent applications generally are not publicly disclosed for at least a portion of the time that they are pending, applications may have been filed which, if issued as patents, would relate to the products of World Access or NACT. In addition, software comprises a substantial portion of the technology in the products of World Access and NACT. The scope of protection accorded to patents covering software-related inventions is evolving and is subject to a degree of uncertainty that may increase the risk and cost to World Access or NACT if either one discovers the existence of third party patents related to its software products or if such patents are asserted against them in the future. Patents have been granted recently on fundamental technologies in software, and patents may issue which relate to fundamental technologies incorporated into the products of World Access or NACT.

     Intellectual property disputes may be initiated by competitors against World Access or NACT for tactical purposes to gain competitive advantage or overcome competitive disadvantage, even if the merits of a specific dispute are doubtful. In the future, World Access or NACT may be required to bring or defend against litigation to enforce any patents issued or assigned to World Access or NACT, to protect trademarks, trade secrets and other intellectual property rights owned by World Access or NACT, to defend World Access or NACT against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Regardless of the ultimate outcome, any litigation could be costly and could divert management's attention, which could have a material adverse effect on Holdco's business, financial condition and results of operations. Adverse determinations in litigation could result in the loss of World Access' or NACT's proprietary rights, subject World Access or NACT to significant liabilities, require World Access or

NACT to seek licenses from third parties or prevent World Access or NACT from manufacturing or selling its products, any of which could have a material adverse effect on Holdco's business, financial condition and results of operations.

     Although neither World Access nor NACT expects that its proprietary rights in its products will prevent competitors from developing products functionally similar to World Access' or NACT's, World Access and NACT believe many aspects of their internally developed products are proprietary and intend to monitor closely the products introduced by competitors for any infringement of their proprietary rights.

     As Holdco seeks to expand internationally, it will need to take steps to protect its proprietary rights under foreign laws. Many of these laws are not as well developed or do not afford the same degree of protection as United States laws, and no assurance can be given that Holdco will not encounter difficulties in protecting its proprietary rights outside the United States or will not infringe the rights of others outside the United States.

     POSSIBLE VOLATILITY OF STOCK PRICE. Holdco believes factors such as announcements of new products or technological innovations by World Access, NACT or third parties, as well as variations in Holdco's results of operations, the gain or loss of significant customers, the timing of acquisitions of businesses or technology licenses, legislative or regulatory changes, general trends in the industry, market conditions, analysts' estimates and other events or factors may cause the market price of the Holdco Common Stock to fluctuate significantly. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many technology companies and that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Holdco Common Stock.

     ANTI-TAKEOVER PROVISIONS. Certain provisions of Holdco's restated Certificate of Incorporation (the "Holdco Certificate"), Holdco's Bylaws and the Delaware General Corporation Laws ("DGCL") could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control of Holdco. Those provisions include a classified board of directors, a prohibition on written consents in lieu of meetings of the stockholders and the authorization to issue up to 10,000,000 shares of preferred stock and up to 40,000,000 shares of Holdco Common Stock. (In connection with the Telco Merger, Holdco's board of directors intends to propose that the number of authorized shares of Holdco Common Stock be increased to 150,000,000.) Holdco's board of directors has the power to issue any or all of these additional shares without stockholder approval, and the preferred shares can be issued with such rights, preferences and limitations as may be determined by the board of directors. The rights of the holders of Holdco Common Stock will be subject to, and may be adversely affected by, the commitments or contracts to issue any additional shares of Holdco Common Stock (other than pursuant to outstanding stock options) or any shares of preferred stock. Authorized and unissued preferred stock and Holdco Common Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could delay, discourage, hinder or preclude an unsolicited acquisition of Holdco, could make it less likely that its stockholders receive a premium for their shares as a result of any such attempt and could adversely affect the market price of, and the voting and other rights of, the holders of outstanding shares of Holdco Common Stock. As a Delaware corporation, Holdco is subject to Section 203 of the DGCL which, in general, prevents an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) for three years following the date such person became an interested stockholder unless certain conditions are satisfied. See "Description of Holdco Capital Stock."

     YEAR 2000 ISSUE. As a result of certain computer programs being written using two digits rather than four to define the applicable year, any of World Access' computer systems that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 (the so-called "Year 2000 Issue"). This causes programs that perform arithmetic operations, comparisons or date sorts to possibly generate erroneous results when the program is required to process dates from both centuries. This could result in a system failure, incorrect data and other business disruptions, including, among other things, a temporary inability to procure materials, process transactions, send invoices and service customers.

     World Access is in the process of evaluating its operating systems to determine what modifications are necessary to make such systems compatible with the year 2000 requirements. These systems include business information systems, development tools and test beds, and manufacturing equipment and processes. World Access has recently implemented a new business information system at several of its locations that is certified to be year 2000 compliant by its supplier. Independent tests by World Access have verified this compliance and the system is expected to be deployed company-wide by mid-1999. World Access plans on engaging an outside consulting firm in October 1998 to perform a detailed year 2000 review of its development and manufacturing systems. The costs to ensure compliance of these systems (including computer equipment, software upgrades and assessment fees) by mid-1999 is currently estimated at approximately $700,000.

     In addition, World Access is in the process of developing a plan whereby it will review the year 2000 readiness of its customers and suppliers. In doing so, it will undertake appropriate internal reviews and will contact certain of its significant customers to assess, to the extent possible, Year 2000 Issues related to World Access' products. In that regard, World Access has identified that certain of its products, including NACT's NTS 1000 Billing System, are not year 2000 compliant. NACT is in the process of modifying the NTS 1000 Billing System to overcome the two digit limitation. This modification of the NTS 1000 software is anticipated to be completed by the first calendar quarter in 1999 at an estimated cost of $115,000. World Access is in the process of releasing new versions of such products and making necessary modifications to existing products to address the Year 2000 Issue. World Access expects that many of its customers will upgrade to the new products. However, there can be no assurance that World Access customers will upgrade to the new year 2000 compliant products or that the modifications planned to the certain of the existing products will be successful or completed in a timely manner. Although World Access believes that it can address year 2000 readiness issues related to its products, there may still be disruptions and or product failures that are unforeseen.

     World Access also intends to request assurances from its major suppliers that they are addressing the Year 2000 Issue and that the products and services procured or used by World Access will function properly or be available without interruption in the year 2000. A detailed questionnaire will be mailed to all major suppliers in September 1998. Appropriate Year 2000 warranties will be requested from key suppliers to World Access. Nevertheless, it will be impossible to fully assess the potential consequences if service interruptions occur from suppliers or in infrastructure areas such as utilities, communications, transportation, banking and government. As a result, World Access also intends to develop a business continuity plan by mid-1999 to minimize the impact of such external events.

     While World Access' efforts to address Year 2000 Issues will involve additional costs and the time and effort of a number of employees, World Access believes, based on currently available information, that it will be able to properly manage its total year 2000 exposure. There can be no assurance, however, that World Access will be successful in its effort or that the computer systems of other companies on which World Access will rely will be timely modified, or that a failure to modify such systems by another company, or modifications that are incompatible with World Access' systems, would not have a material adverse effect on Holdco's consolidated results of operations, liquidity and capital resources.

                            THE NACT SPECIAL MEETING

     General. This Prospectus/Information Statement is being furnished to stockholders of NACT in connection with the NACT Special Meeting to be held at NACT's principal offices located at 191 West 5200 North, Provo, Utah 84604, on October 28, 1998, at 10:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying notice of special meeting of stockholders of NACT.

     Matters to Be Considered. At the NACT Special Meeting, stockholders of record of NACT as of the close of business on the NACT Record Date will be asked to consider and vote upon proposals (i) to approve and adopt the NACT Merger Proposal and (ii) to transact such other business as may properly come before the NACT Special Meeting or any adjournments or postponements thereof.

     Board of Directors' Recommendations. THE BOARD OF DIRECTORS OF NACT HAS DETERMINED THAT THE NACT MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF NACT AND HAS THEREFORE UNANIMOUSLY APPROVED AND ADOPTED THE NACT MERGER AGREEMENT AND APPROVED THE NACT MERGER AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF NACT VOTE FOR THE APPROVAL AND ADOPTION OF THE NACT MERGER AGREEMENT AND APPROVAL OF THE NACT MERGER.

     NACT Record Date. The board of directors of NACT has fixed September 22, 1998 as the record date for determination of holders of NACT Common Stock entitled to notice of and to vote at the NACT Special Meeting. As of the close of business on the NACT Record Date, 8,133,830 shares of NACT Common Stock were outstanding, held by approximately 16 holders of record. Only holders of record of NACT Common Stock as of the close of business on the NACT Record Date are entitled to notice of and to vote at the NACT Special Meeting and any adjournments or postponements thereof.

     Voting; Vote Required. Each holder of record of NACT Common Stock on the NACT Record Date is entitled to cast one vote for each share of NACT Common Stock held thereby. A majority of the shares of NACT Common Stock entitled to vote at the NACT Special Meeting will constitute a quorum for the transaction of business at the NACT Special Meeting. The approval of the NACT Merger Agreement and the NACT Merger will require the affirmative vote of a majority of the outstanding shares of NACT Common Stock.

     Shares of NACT Common Stock that are voted "FOR," "AGAINST" or "WITHHELD" at the NACT Special Meeting will be treated as being present at such meeting for purposes of establishing a quorum and will also be treated as votes eligible to be cast by the NACT Common Stock present in person or represented by proxy at the NACT Special Meeting and entitled to vote on the subject matter. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Abstention and broker non-votes will have the same effect as a vote against the approval of the NACT Merger Proposal which approval will require the affirmative vote of a majority of the outstanding shares of NACT Common Stock.

     Security Ownership by Certain Beneficial Owners and Management. As of the close of business on the NACT Record Date, directors and executive officers of NACT and their respective affiliates, including World Access, may be deemed to be the beneficial owners of shares of NACT Common Stock representing approximately 67.2% of the outstanding voting power of NACT. See "Other Information Regarding NACT -- Equity Ownership of Principal Stockholders and Management." Each of the directors and executive officers of NACT has indicated that such person intends to vote or direct the vote of all the shares of NACT Common Stock over which such person has voting control in favor of the NACT Merger Agreement and the NACT Merger. In addition, World Access currently owns 5,468,712 shares of NACT Common Stock, representing approximately 67.2% of the outstanding shares of NACT Common Stock. AS A RESULT, WORLD ACCESS HAS THE RIGHT TO VOTE SUFFICIENT SHARES TO APPROVE THE NACT MERGER AGREEMENT AND THE NACT MERGER AT THE NACT SPECIAL MEETING WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER NACT STOCKHOLDER, THEREBY ASSURING THE APPROVAL OF THE NACT MERGER AGREEMENT AND THE NACT MERGER.
                             ---------------------

               NACT STOCKHOLDERS ARE NOT BEING ASKED FOR A PROXY
                     AND ARE REQUESTED NOT TO SEND A PROXY.

                             ---------------------

                              THE NACT TRANSACTION

PURPOSE AND EFFECTS OF THE NACT TRANSACTION

     The purpose of the NACT Transaction is to combine World Access and NACT. As a result of the NACT Transaction, World Access and NACT will each become a wholly owned subsidiary of Holdco. Holdco will derive the sole benefit of NACT's net earnings and net book value, and former holders of NACT Common Stock will no longer have any direct interest in NACT or be able to vote with respect to the future affairs of NACT. Although former holders of NACT Common Stock will no longer enjoy the possibility of a direct interest in any future appreciation in their equity interest in NACT, after the NACT Transaction such former holders will enjoy the future appreciation in their equity interest in Holdco, which will include NACT.

     Registration of the NACT Common Stock under the Exchange Act may be terminated upon application of NACT to the Commission if the NACT Common Stock is neither listed on a national securities exchange nor held by more than 300 holders of record. Following consummation of the Mergers, NACT will be a wholly owned subsidiary of Holdco, and the NACT Common Stock will be removed from Nasdaq and will no longer trade publicly. NACT expects that the NACT Common Stock will continue to be included in Nasdaq until the consummation of the NACT Transaction.

BACKGROUND OF THE MERGERS

     As described above under "Summary -- World Access' Interest in NACT," in February 1998, World Access purchased 5,113,712 shares of NACT Common Stock from GST USA. In connection with its public announcement that it had agreed to acquire a majority stake in NACT from GST USA, World Access announced on January 2, 1998 that it also intended to propose a merger with NACT pursuant to which the shares of NACT Stock not owned by World Access (the "NACT Minority Shares") would be exchanged for shares of World Access Common Stock.

     Following this announcement, senior management of World Access discussed the possibility of proposing a merger to acquire the NACT Minority Shares with the senior management of NACT. On January 12, 1998, the board of directors of NACT established a special committee (the "Special Committee") comprised of Ronald S. Eliason and Thomas E. Sawyer, neither of whom is an employee of NACT or has any direct or indirect interest in World Access, to review and consider the desirability, from the perspective of the holders of the NACT Minority Shares, of a merger between NACT and World Access. The Special Committee was authorized to retain, at NACT's expense, such advisors and consultants as it deemed appropriate.

     On January 9, 1998, the Special Committee retained the law firm of Van Cott, Bagley, Cornwall & McCarthy to advise the Special Committee. On January 13, 1998, the Special Committee retained NationsBanc Montgomery to provide the Special Committee with financial advisory services with respect to any merger proposal from World Access and to provide a written opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of NACT Minority Shares in connection therewith. On August 1, 1998, the attorney representing the Special Committee terminated his affiliation with Van Cott, Bagley, Cornwall & McCarthy and became affiliated with the firm of Parsons Behle & Latimer.

     On January 15, 1998, World Access proposed to the Special Committee a business combination with NACT in which the NACT Minority Shares would be exchanged for World Access Common Stock having a value of $17.50 per share, subject to the negotiation of a mutually-satisfactory collar. In addition, the initial proposal by World Access provided that the business combination would be subject to (i) the Special Committee's recommendation to the NACT board of directors to proceed with the transaction; (ii) the approval of the transaction by the NACT board of directors; (iii) execution of a definitive agreement in form and substance satisfactory to NACT and World Access; (iv) approval of the transaction by the holders of a majority of the outstanding shares of NACT common stock; and (v) consummation of the Stock Purchase Transaction.

     On February 5, 1998, counsel to World Access distributed to the Special Committee and its counsel a draft of the NACT Merger Agreement. Between February 5, 1998 and February 18, 1998, senior management of World Access and its counsel and the Special Committee and its counsel negotiated the terms of the NACT Merger Agreement and the proposed NACT Merger. During this period, World Access proposed a 10% "collar" on the proposed exchange ratio, and on February 12, 1998, counsel to World Access circulated to the Special Committee and its counsel a letter describing the proposed adjustments to the exchange ratio based upon fluctuations in the trading price of the World Access Common Stock if the parties adopted the 10% collar proposed by World Access.

     The Special Committee reviewed the proposed collar with its counsel and NationsBanc Montgomery and further sought to negotiate and clarify the adjustments to the exchange ratio as a result of the increase or decrease in the trading price of the World Access Common Stock.

     On February 18, 1998, senior management of World Access and its counsel met with the Special Committee and its counsel in Provo, Utah to further negotiate and discuss the terms of the NACT Merger Agreement and proposed NACT Merger. At that meeting, World Access tentatively agreed to fix the price of the World Access Common Stock from which the 10% collar would be determined (the "Base Price") by discounting the closing price of the World Access Common Stock on February 18, 1998 by approximately 7%, to approximately $26.00 per share.

     On February 24, 1998, the Special Committee proposed that the Base Price be lowered to $22.20 per share, the closing price of the World Access Common Stock on February 24, 1998 less the same 7% discount discussed at the February 18 meeting (the "First Adjusted Base Price") due to the significant decline in the trading price of the World Access Common Stock. World Access promptly advised the Special Committee that the First Adjusted Base Price was unacceptable and proposed that the Base Price be set at $24.00 per share (the "Second Adjusted Base Price").

     On February 24, 1998, the Special Committee advised World Access that the Second Adjusted Base Price was unacceptable and proposed to set the Base Price at $23.20 (the "Final Base Price"), which would ensure that the NACT Minority Shares would be exchanged for shares of Holdco Common Stock with a value per share no less favorable than the value per share received by GST USA in connection with the NACT Stock Purchase and that holders of the NACT Minority Shares would receive shares of Holdco Common Stock having a value of greater than $17.50 per share if the World Access Average Closing Price were to exceed $25.51 per share.

     On February 24, 1998, the World Access board of directors agreed to the Final Base Price and unanimously approved the NACT Merger Agreement and the Mergers and authorized management of World Access to negotiate, execute and deliver the NACT Merger Agreement. Immediately thereafter, NationsBanc Montgomery delivered its fairness opinion to the Special Committee, the NACT board of directors unanimously approved the NACT Merger Agreement and the NACT Merger and the NACT Merger Agreement was executed.

     In June 1998, the boards of directors of World Access, Holdco and NACT unanimously approved the proposed amendment to the Merger Agreement, which amendment had been recommended by counsel to World Access to clarify certain provisions of the Merger Agreement.

WORLD ACCESS' REASONS FOR THE NACT MERGER; RECOMMENDATION OF WORLD ACCESS' BOARD OF DIRECTORS

     The board of directors of World Access has carefully considered the advisability of the NACT Merger and believes that the terms of the NACT Merger are fair to, and that the NACT Merger is in the best interests of, the stockholders of World Access. THE BOARD OF DIRECTORS OF WORLD ACCESS HAS UNANIMOUSLY APPROVED AND ADOPTED THE NACT MERGER AGREEMENT AND APPROVED THE NACT MERGER.

     In approving the NACT Merger Agreement and the NACT Merger, the board of directors of World Access consulted with World Access management, as well as its legal advisors, and also considered, among other things: (i) the business, managerial expertise, business strategy, prospects and competitive position of NACT and World Access; (ii) historical, current and projected financial condition and results of operations of NACT (without giving effect to the NACT Merger) and of Holdco (after giving effect to the Mergers); (iii) the consideration to be paid to NACT stockholders and other terms of the NACT Merger Agreement;

(iv) after consummation of the NACT Merger, World Access will have significantly increased flexibility to add expertise and resources to NACT and to use the expertise and resources of NACT in World Access' other related operations; (v) the NACT Merger will enable World Access to operate NACT without any possible conflicts of interest created by the existence of a minority interest in NACT; and (vi) the elimination of the cost of public ownership of NACT, including the preparation and mailing of annual reports to NACT stockholders, the preparation of periodic reports under the Exchange Act, solicitation of proxies for annual meetings of stockholders, transfer agent fees, and other stockholder services directly related to public ownership.

NACT'S REASONS FOR THE NACT MERGER; RECOMMENDATION OF NACT'S BOARD OF DIRECTORS

     After receiving the recommendation of the Special Committee, the board of directors of NACT carefully considered the advisability of the NACT Merger and has concluded and believes that the terms of the NACT Merger Agreement are fair to, and that the NACT Merger is in the best interests of, NACT and its stockholders (other than World Access). THE BOARD OF DIRECTORS OF NACT HAS UNANIMOUSLY APPROVED AND ADOPTED THE NACT MERGER AGREEMENT AND APPROVED THE NACT MERGER AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF NACT VOTE FOR THE APPROVAL AND ADOPTION OF THE NACT MERGER AGREEMENT AND APPROVAL OF THE NACT MERGER.

     In approving the NACT Merger Agreement and the NACT Merger, and in recommending that NACT's stockholders approve the NACT Merger, the NACT board of directors consulted with NACT management, as well as its financial and legal advisors, and also considered, among other things: (i) the business, managerial expertise, business strategy, prospects and competitive position of NACT and World Access; (ii) historical, current and projected financial condition and results of operations of NACT (without giving effect to the NACT Merger) and of Holdco (after giving effect to the Mergers); (iii) the consideration to be paid to NACT stockholders and other terms of the NACT Merger Agreement; (iv) the financial presentation and opinion of NACT's financial advisor, described below under "-- Opinion of NACT's Financial Advisor"; (v) the recommendation of the Special Committee; (vi) the historical market prices and recent trading activity of the NACT Common Stock and the fact that the NACT Merger will enable NACT's stockholders to realize a significant premium over the prices at which the NACT Common Stock may trade in a market unaffected by merger speculation; (vii) the expectation that the market capitalization and public stock distribution of Holdco will provide NACT's stockholders with increased liquidity; (viii) the fact that NACT's stockholders will obtain tax-free treatment in connection with the NACT Merger and will continue as stockholders of a larger, more diversified combined company having greater market and financial strength; (ix) the fact that the NACT Merger Agreement provides a "collar" limiting the effect of changes in the price of World Access Common Stock on the value of the consideration to be received by NACT's stockholder in the NACT Merger; and (x) NACT's limited ability to engage in other transactions with respect to the NACT Minority Shares in light of World Access' majority ownership of NACT.

     The board of directors of NACT also considered a variety of inherent risks and potentially negative factors in its deliberations concerning the NACT Merger. In particular, the board of directors of NACT considered, among other things, the following: (i) the irreversible nature of the decision and the consequent loss of even its limited independence; (ii) the possible change in certain existing NACT corporate policies and strategies following the NACT Merger; (iii) the potential for post-merger dilution of Holdco's earnings per share; and (iv) the other risks described above under "Risk Factors." In the view of the board of directors of NACT, these considerations did not outweigh, individually or collectively, the advantages of the NACT Merger to NACT. The board of directors of NACT also took into account the fact that the NACT Merger is not conditioned on the approval by the holders of at least a majority of the NACT Minority Shares.

     Due to the wide variety of factors considered in connection with the evaluation of the NACT Merger, NACT's board of directors did not find it practicable to evaluate, and did not quantify or otherwise attempt to assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of NACT's board of directors may have given different weight to different factors.

     The NACT board of directors does not believe (i) that it is necessary to obtain an updated fairness opinion to take into account the Resurgens Transaction or the Telco Merger because the consideration to be received by the NACT stockholders in connection with the NACT Merger is fixed at $17.50 per share (subject to the collar) or (ii) that the Resurgens Transaction and the Telco Merger affect the value of such fixed merger consideration. Moreover, NACT has no right to terminate the Merger Agreement based on its obtaining or not obtaining an updated fairness opinion. Accordingly, the NACT board of directors does not believe that, under the circumstances, requesting an updated fairness opinion would serve any useful purpose. In addition, the Special Committee was not charged with the responsibility of monitoring the bases for its recommendation to the NACT board of directors in the event of significant delays in consummating the NACT Transaction.

     NACT Board Recommendation. NACT's board of directors has approved the NACT Merger Agreement and the NACT Merger and determined that the NACT Merger is fair to, and in the best interests of, NACT and its stockholders (other than World Access). After careful consideration, the board of directors of NACT unanimously recommends that the stockholders of NACT vote in favor of the NACT Merger Agreement and the NACT Merger.

OPINION OF NACT'S FINANCIAL ADVISOR

     NACT engaged NationsBanc Montgomery to render a fairness opinion to the Special Committee in connection with the NACT Merger pursuant to an engagement letter dated January 13, 1998. NationsBanc Montgomery is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. NACT selected NationsBanc Montgomery to render a fairness opinion on the basis of its experience and expertise in transactions similar to the NACT Merger, its reputation in the communications industry and its historical investment banking relationship with NACT. The fairness opinion of NationsBanc Montgomery will not be updated to take into consideration the Resurgens Transaction or the Telco Merger.

     At the February 24, 1998 meeting of the Special Committee, NationsBanc Montgomery delivered its oral opinion, subsequently confirmed in writing as of the same date, that the consideration to be received by the stockholders of NACT in the NACT Merger was fair to such stockholders from a financial point of view, as of the date of such opinion. NationsBanc Montgomery did not determine the form or amount of consideration to be received by NACT's stockholders in the NACT Merger. The amount of such consideration was agreed to as a result of negotiations between NACT and World Access. No limitations were imposed by NACT on NationsBanc Montgomery with respect to the investigations made or procedures followed in rendering its opinion. NationsBanc Montgomery was not requested to, nor did it, advise the Special Committee with respect to alternatives to the NACT Merger or NACT's underlying decision to proceed with or effect the NACT Merger.

     THE FULL TEXT OF NATIONSBANC MONTGOMERY'S WRITTEN OPINION TO THE SPECIAL COMMITTEE, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF REVIEW BY NATIONSBANC MONTGOMERY, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF NATIONSBANC MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. NATIONSBANC MONTGOMERY'S OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY NACT STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. IN FURNISHING ITS OPINION, NATIONSBANC MONTGOMERY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT", AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, OR THAT ITS OPINION IS A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN NATIONSBANC MONTGOMERY'S OPINION.

     In connection with its opinion, NationsBanc Montgomery, among other things:
(i) reviewed certain publicly available financial and other data with respect to NACT and World Access, including the consolidated financial statements for recent years and interim periods to December 31, 1997 with respect to NACT and September 30, 1997 with respect to World Access and certain other relevant financial and operating data relating to NACT made available to NationsBanc Montgomery from published sources and from the internal records of NACT; (ii) reviewed the financial terms and conditions of the draft NACT Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, NACT Stock and World Access Stock; (iv) compared NACT from a financial point of view with certain other companies in the voice switching and other enhanced voice applications industries which NationsBanc Montgomery deemed to be relevant; (v) compared World Access from a financial point of view with certain other companies in the transmission and switching, wireline access and wireless access industries; (vi) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the voice switching and other enhanced voice applications industries which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the NACT Merger;
(vii) considered the premiums paid in comparable public market acquisitions of selected businesses within the technology industries; (viii) considered the premiums paid in transactions involving acquisitions of the remaining publicly-held minority interests by the majority interest holder; (ix) reviewed and discussed with representatives of the management of NACT and World Access certain information of a business and financial nature regarding NACT and World Access furnished to NationsBanc Montgomery by them, including financial forecasts and related assumptions of NACT; (x) made inquiries regarding and discussed the NACT Merger and the draft NACT Merger Agreement and other matters related thereto with NACT's counsel; and (xi) performed such other analyses and examinations as NationsBanc Montgomery deemed appropriate.

     In connection with its review, NationsBanc Montgomery did not assume any obligation independently to verify the foregoing information and relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for NACT provided to NationsBanc Montgomery by NACT's management, upon its advice and with its consent, NationsBanc Montgomery assumed for purposes of its opinion that the forecasts, including the assumptions regarding synergies, were reasonably prepared on bases reflecting the best available estimates and judgments of NACT's management at the time of preparation as to the future financial performance of NACT and that they provided a reasonable basis upon which NationsBanc Montgomery could form its opinion. NationsBanc Montgomery also assumed that there were no material changes in NACT's or World Access' assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery. NationsBanc Montgomery assumed that the NACT Merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. In addition, NationsBanc Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of NACT or World Access, nor was NationsBanc Montgomery furnished with any such appraisals. NACT informed NationsBanc Montgomery, and NationsBanc Montgomery assumed, that the NACT Merger would be recorded as a purchase under generally accepted accounting principles. Finally, NationsBanc Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to it as of, February 24, 1998. Accordingly, although subsequent developments may affect NationsBanc Montgomery's opinion, NationsBanc Montgomery has not assumed any obligation to update, revise or reaffirm its opinion.

     The following is a summary of the material analyses and factors considered by NationsBanc Montgomery in connection with its opinion to the Special Committee dated February 24, 1998.

     Comparable Company Analysis. NationsBanc Montgomery compared the value of the consideration to be received by the stockholders of NACT in the NACT Merger to certain financial and stock market information of publicly-traded companies engaged in the voice switching and other enhanced voice applications industries that NationsBanc Montgomery believed were comparable in certain respects to NACT (the "Comparable Companies"). The Comparable Companies are comprised of ACE*COMM Corporation, Aspect Telecommunications Corporation, Bright Voice Systems, Inc., Excel Switching Corporation, Premiere Technologies, Inc., Summa Four, Inc., Syntellect, Inc. and Tekelec and were chosen by NationsBanc

Montgomery as companies that, based on publicly available data, possess general business, operating and financial characteristics representative of companies in the industry in which NACT operates, although NationsBanc Montgomery recognizes that each of the Comparable Companies is distinguishable from NACT in certain respects.

     For each of the Comparable Companies and NACT, NationsBanc Montgomery obtained certain publicly available financial, operating and stock market data, including last twelve months ("LTM") revenue, projected calendar year 1998 revenue, projected calendar year 1998 earnings per share ("EPS"), recently reported total debt and cash and cash equivalents, and closing stock price as of February 20, 1998. Calendar year 1998 EPS estimates for the Comparable Companies and NACT were based on analysts' estimates as reported by First Call, a market research database.

     NationsBanc Montgomery also compiled the "aggregate value" for each of the Comparable Companies and for NACT implied in the NACT Merger. Aggregate value is the total current equity value plus total debt less cash and cash equivalents.

     Based on this data, NationsBanc Montgomery calculated the following ratios for each of the Comparable Companies and for NACT implied in the NACT Merger: aggregate value to LTM revenue; aggregate value to calendar year 1998 revenue; and current stock price to projected 1998 earnings per share ("1998 price/earnings ratio").

     The aggregate value to the LTM revenues for the Comparable Companies ranged from 0.5x to 9.2x, compared to 4.4x for NACT implied in the NACT Merger. The selected aggregate value to calendar year 1998 revenue for the Comparable Companies ranged from 0.5x to 6.1x, compared to 3.2x for NACT implied in the NACT Merger. The selected 1998 price/earnings ratio for the Comparable Companies ranged from 21.2x to 44.0x, compared to 21.6x for NACT implied in the NACT Merger.

     Comparable Mergers and Acquisitions Analysis. NationsBanc Montgomery reviewed certain financial data for 33 recently announced mergers and acquisitions in the voice switching and other enhanced voice applications industries that were deemed to be comparable to the NACT Merger (the "Comparable Acquisitions"), the most comparable of which were Lucent Technologies, Inc.'s acquisition of Octel Communications, Inc. and Comverse Technology, Inc.'s acquisition of Boston Technology, Inc.

     For each such transaction NationsBanc Montgomery calculated the ratio of aggregate value to LTM revenues, the ratio of aggregate value to LTM earnings before interest and taxes ("EBIT") and the ratio of equity value to LTM net income. All multiples were based on publicly available information at the time of announcement of the Comparable Acquisitions. The transactions yielded a selected range of aggregate value to LTM revenue of 0.3x to 16.0x, compared to 4.4x for NACT implied in the NACT Merger. The transaction yielded a selected range of aggregate values to LTM EBIT of 6.4x to 41.5x, compared to 20.5x for NACT implied in the NACT Merger.

     Premiums Paid in Technology Transactions Analysis. NationsBanc Montgomery reviewed the premiums paid in selected transactions that were deemed to be comparable to the NACT Merger involving technology companies in the past three years.

     In each of these transactions, NationsBanc Montgomery calculated the premiums of the price paid by acquirors over the target company's stock price 30 days prior to public announcement of the transaction. These calculations yielded a reasonable range of premiums paid based on the target company's stock price four weeks prior to public announcement of the transaction of 0.0% to 60.0%. NationsBanc Montgomery then calculated the premium to be paid in the NACT Merger based on the value of $17.50 per NACT share to both NACT's stock price four weeks prior to the public announcement of the NACT Stock Purchase Agreement and NACT's stock price four weeks prior to the public announcement of the NACT Merger. These calculations yielded premiums paid of 17.6% and 45.8%, respectively.

     Premiums Paid in the Acquisition of Minority Interests Analysis. NationsBanc Montgomery reviewed the premiums paid in selected transactions that were deemed to be comparable to the NACT Merger involving the acquisition of the remaining minority interest by the majority shareholder in the past six years.

     In each of these transactions, NationsBanc Montgomery calculated the premiums of the price paid by acquirors over the target company's stock price 30 days prior to public announcement of the transaction. These calculations yielded a reasonable range of premiums paid based on the target company's stock price four weeks prior to public announcement of the transaction of 0.0% to 40.0%. NationsBanc Montgomery then calculated the premium to be paid in the NACT Merger based on the value of $17.50 per NACT share to both NACT's stock price four weeks prior to the public announcement of the NACT Stock Purchase Agreement and NACT's stock price four weeks prior to the public announcement of the NACT Merger. These calculations yielded premiums paid of 17.6% and 45.8%, respectively.

     Accretion/Dilution Analysis. NationsBanc Montgomery analyzed the impact of the NACT Merger on World Access stockholders on a pro forma fully diluted EPS basis for calendar years 1998. NationsBanc Montgomery used World Access internal estimates for calendar year 1998 for NACT and World Access internal estimates for calendar year 1998 for World Access and performed the analysis giving effect to $3.96 million of synergies anticipated by the managements of World Access and NACT to result from the NACT Merger for the ten months of combined results for calendar year 1998. The analysis indicated that, for World Access stockholders, the NACT Merger would be breakeven in calendar year 1998 with the realization of the synergies. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Discounted Cash Flow Analysis. NationsBanc Montgomery performed a discounted cash flow analysis on certain projected financial statements that were provided to NationsBanc Montgomery by the management of NACT.

     In performing this analysis, NationsBanc Montgomery calculated the projected stand-alone unlevered after-tax cash flows for the fiscal years 1998 through 2002. NationsBanc Montgomery calculated NACT's terminal values in fiscal year 2002 based on price/next twelve month earnings multiples ranging from 18.0x to 22.0x. The unlevered after-tax cash flows and the terminal value were discounted to the present using discount rates ranging from 22.5% to 27.5%. This analysis yielded an equity value range for NACT of $15.04 to $21.64 per share.

     Contribution Analysis. NationsBanc Montgomery performed a contribution analysis for the calendar year 1998. NationsBanc Montgomery used NationsBanc Montgomery estimates for calendar year 1998 for NACT and Prudential Securities estimates for calendar year 1998 for World Access. Accordingly, NACT contributed 22.1% of the combined revenues, 21.6% of the combined operating income, and 20.6% of the combined net income, as compared to its 21.6% ownership of the combined entity.

     The summary set forth above does not purport to be a complete description of the presentation by NationsBanc Montgomery to the Special Committee or the analyses performed by NationsBanc Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Special Committee. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions so that the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of NACT. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. In arriving at its opinion, NationsBanc Montgomery did not ascribe a specific range of values to NACT, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by the holders of NACT Common Stock in the NACT Merger on the basis of the financial and comparative analyses described above.

     In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NACT. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of NationsBanc Montgomery's analysis of the fairness of the transaction contemplated by the NACT Merger Agreement to NACT's stockholders from a financial point of view and were provided to the Special Committee in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. NationsBanc Montgomery used in its analyses various projections of future performance prepared by the management of NACT. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     Pursuant to the terms of NationsBanc Montgomery's engagement, NACT has agreed to pay NationsBanc Montgomery a fee in cash equal to $250,000, all of which became payable upon delivery of its opinion. In addition to the foregoing fees, NACT has agreed to reimburse NationsBanc Montgomery for all reasonable out-of-pocket costs and expenses (including counsel fees). Pursuant to a separate letter agreement, NACT had agreed to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities laws.

     In the ordinary course of business, NationsBanc Montgomery actively trades NACT Common Stock for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. NationsBanc Montgomery has also acted as an underwriter in connection with the public offering of NACT Common Stock.

FEDERAL INCOME TAX CONSEQUENCES

  World Access Merger

     The discussion set forth below (including the discussion under "-- Treatment of Holdco, World Access and WAXS Merger Sub" and "-- Conversion of World Access Common Stock into Holdco Common Stock") is the opinion of Rogers & Hardin LLP as to the material Federal income tax consequences of the World Access Merger. Such opinion is not binding on the IRS. The opinion is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, any of which may be changed at any time with retroactive effect. The opinion does not address all aspects of Federal income taxation that may be important to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the Federal income tax laws (including life insurance companies, foreign persons, tax-exempt entities, holders who acquired their World Access Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold, directly or indirectly, 10% or more of World Access Common Stock or any class of World Access Common Stock) and does not address any aspect of state, local or foreign taxation. The opinion also assumes that World Access Common Stock will be held as a capital asset at the time of the consummation of the World Access Merger. No rulings have been or will be requested from the IRS with respect to any of the matters discussed herein. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the tax consequences set forth below.

     Based upon representation letters, which will be reconfirmed prior to the consummation of the Mergers, it is the opinion of Rogers & Hardin LLP that the World Access Merger will be treated as a transfer of property to Holdco by the holders of World Access Common Stock and governed by Section 351 of the Code. The opinion is based on current law and assumes that the Mergers will be consummated as described in this Prospectus/Information Statement and in accordance with the NACT Merger Agreement and related agreements in their current form. It is a condition to the obligation of World Access to consummate the World Access Merger that it shall have received confirmation, dated the Closing Date (as hereinafter defined), of the opinion contained in this paragraph.

     Treatment of Holdco, World Access and WAXS Merger Sub. No gain or loss will be recognized by Holdco, World Access or WAXS Merger Sub as a result of the World Access Merger.

     Conversion of World Access Common Stock into Holdco Common Stock. A holder of World Access Common Stock whose shares of World Access Common Stock are converted in the World Access Merger into shares of Holdco Common Stock will not recognize gain or loss upon such conversion. The tax basis of the Holdco Common Stock received by such holder will be equal to the tax basis of the World Access Common Stock so converted, and the holding period of the Holdco Common Stock will include the holding period of the World Access Common Stock so converted.

     Reporting Requirements. Each holder of World Access Common Stock who receives Holdco Common Stock in the World Access Merger will be required to retain records and file with such holder's Federal income tax return a statement setting forth certain facts relating to the World Access Merger.

  NACT Merger

     The discussion set forth below (including the discussion under "-- Treatment of Holdco, NACT and NACT Merger Sub," "-- Conversion of NACT Common Stock" and "-- Cash in Lieu of Fractional Shares") is the opinion of Van Cott, Bagley, Cornwall & McCarthy as to the material Federal income tax consequences of the NACT Merger. Such opinion is not binding on the IRS. The opinion is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, any of which may be changed at any time with retroactive effect. The opinion does not address all aspects of Federal income taxation that may be important to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the Federal income tax laws (including life insurance companies, foreign persons, tax-exempt entities, holders who acquired their NACT Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold, directly or indirectly, 10% or more of NACT Common Stock) and does not address any aspect of state, local or foreign taxation. The opinion also assumes that NACT Common Stock will be held as a capital asset at the time of the consummation of the NACT Merger. No rulings have been or will be requested from the IRS with respect to any of the matters discussed herein. There can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the tax consequences set forth below.

     Based upon representation letters, which will be reconfirmed prior to the consummation of the Mergers, it is the opinion of Van Cott, Bagley, Cornwall & McCarthy that the NACT Merger will be treated as a transfer of property to Holdco by the holders of NACT Common Stock governed by Section 351 of the Code. The opinion is based on current law and assumes that the Mergers will be consummated as described in this Prospectus/Information Statement and in accordance with the NACT Merger Agreement and related agreements in their current form. It is a condition to the obligation of NACT to consummate the NACT Merger that it shall have received confirmation, dated the Closing Date, of the opinion contained in this paragraph.

     Treatment of Holdco, NACT and NACT Merger Sub. No gain or loss will be recognized by Holdco, NACT or NACT Merger Sub as a result of the NACT Merger.

     Conversion of NACT Common Stock into Holdco Common Stock. A holder of NACT Common Stock whose shares of NACT Common Stock are converted in the NACT Merger into the right to receive shares of Holdco Common Stock will not recognize gain or loss upon such conversion, except to the extent cash is received in lieu of fractional shares. See "-- Cash in Lieu of Fractional Shares" below. The aggregate tax basis of the Holdco Common Stock received by such holder will be equal to the aggregate tax basis of the NACT Common Stock so converted (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the Holdco Common Stock will include the holding period of the NACT Common Stock so converted.

     Cash in Lieu of Fractional Shares. A holder of NACT Common Stock who receives cash in lieu of fractional shares of Holdco Common Stock will be treated as having received such fractional shares pursuant to the NACT Merger and then as having exchanged such fractional shares for cash in a redemption by Holdco. Any gain or loss attributable to fractional shares will generally be capital gain or loss. The amount of such gain or loss will be equal to the difference between the ratable portion of the tax basis of the NACT Common Stock converted in the NACT Merger that is allocated to such fractional shares and the cash received in lieu thereof. Any such capital gain or loss will constitute long-term capital gain or loss if such NACT Common Stock has been held by the holder for more than one year at the time of the consummation of the NACT Merger.

     Reporting Requirements. Each holder of NACT Common Stock who receives Holdco Common Stock in the NACT Merger will be required to retain records and file with such holder's Federal income tax return a statement setting forth certain facts relating to the NACT Merger.

LIMITATIONS ON RESALES BY AFFILIATES

     All shares of Holdco Common Stock received by NACT stockholders in the NACT Merger will be freely transferable, except that shares of Holdco Common Stock received by persons who are deemed to be "affiliates" of NACT prior to the NACT Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Holdco) or otherwise in compliance with (or pursuant to an exemption from) the registration requirements of the Securities Act. Persons deemed to be "affiliates" of NACT are those individuals or entities that control, are controlled by, or are under common control with, such party and generally include executive officers and directors of such party as well as certain principal stockholders of such party. Shares of Holdco Common Stock received by persons who are deemed to be "affiliates" of World Access may be resold by them only in transactions permitted by the resale provisions of Rule 144 or otherwise in compliance with (or pursuant to an exemption from) the registration requirements of the Securities Act.

EFFECT OF NACT TRANSACTION ON CERTAIN OUTSTANDING WORLD ACCESS CONVERTIBLE SECURITIES

     As of August 28, 1998, there was $115,000,000 aggregate principal amount at maturity of the World Access Notes outstanding. The World Access Notes were issued under an Indenture dated as of October 1, 1997 (the "World Access Indenture") between World Access and First Union National Bank, as trustee. The World Access Notes are convertible into shares of World Access Common Stock at a conversion price of $37.03125 per share, subject to adjustment for certain events. Upon consummation of the Mergers, Holdco will enter into a supplemental indenture to the World Access Indenture pursuant to which Holdco will irrevocably and unconditionally guarantee World Access' obligations with respect to the World Access Notes and which will provide that thereafter, subject to the terms and conditions set forth in the World Access Indenture, the World Access Notes will be convertible into the number of shares of Holdco Common Stock which a holder of World Access Notes would have received if such holder had converted such World Access Notes immediately prior to the Mergers, subject to the adjustment thereafter upon the happening of the same events that currently result in an adjustment to the World Access Notes pursuant to the World Access Indenture

ACCOUNTING TREATMENT

     The NACT Transaction will be accounted for by Holdco under the purchase method of accounting for business combinations. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

INTERESTS OF CERTAIN PERSONS IN THE NACT MERGER

     In considering the recommendation of the NACT board of directors with respect to the NACT Merger Agreement and the NACT Merger, holders of NACT Common Stock should be aware that certain members of NACT's management and its board of directors have interests in the NACT Merger that are in addition to the interests of NACT's stockholders in general.

     NACT Option Grants. In connection with entering into the NACT Stock Purchase Agreement, on December 31, 1997, World Access entered into option exchange agreements (the "Option Exchange Agreements") with the holders of options to purchase an aggregate of 934,900 shares of NACT Common Stock (the "Exchanged Options"), representing approximately 99.4% of all the then-outstanding options to acquire NACT Common Stock. Pursuant to the Option Exchange Agreements, upon consummation of the NACT Stock Purchase, each Exchanged Option was assumed by World Access and now constitutes an option to acquire, on the same terms and conditions as were applicable under such Exchanged Option, a number of shares of World Access Common Stock equal to the product of (i) the number of shares of NACT Common Stock subject to such Exchanged Option and (ii) 0.8390 at an exercise price per share equal to (A) the aggregate exercise price for such shares of NACT Common Stock subject to such Exchanged Option, divided by (B) the number of full shares of World Access Common Stock deemed to be purchasable pursuant to such option; provided, however, that none of Exchanged Options will be incentive stock options under
Section 422 of the Code or subject to any vesting requirements. As a result of the NACT Transaction, the Exchange Options will become exercisable for shares of Holdco Common Stock on a one-for-one basis.

     Indemnification; Indemnification Agreements. Pursuant to the NACT Merger Agreement, Holdco and World Access have agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Mergers (as hereinafter defined) existing in favor of the current or former directors or officers of NACT as provided in the NACT Certificate of Incorporation and the NACT By-Laws shall survive the NACT Merger and shall continue in full force and effect in accordance with their terms. Holdco has agreed to cause to be maintained for a period of not less than six years from the Effective Time of the Mergers NACT's directors' and officers' insurance and indemnification policy in effect as of February 24, 1998, to the extent that it provides coverage for events occurring prior to the Effective Time of the Mergers, so long as the annual premium therefor would not be in excess of 125% of the last annual premium paid prior to February 24, 1998 (the "Maximum Premium"). If such policy expires, is terminated or canceled during such six-year period, Holdco will use all reasonable efforts to cause to be obtained as much of such insurance coverage as can be obtained for the remainder of such six-year period for an annualized premium not in excess of the Maximum Premium.

NASDAQ LISTING

     It is a condition to the consummation of the Mergers that the shares of Holdco Common Stock to be issued in connection with the Mergers shall have been approved for listing on Nasdaq, subject only to official notice of issuance.

APPRAISAL OR DISSENTERS' RIGHTS

     Holders of NACT Common Stock are not entitled to appraisal or dissenters' rights in connection with the NACT Merger.

EXCHANGE OF SHARES

     At or prior to the NACT Effective Time, World Access will appoint, and will retain for a period of at least six months after the NACT Effective Time, an exchange agent (the "NACT Exchange Agent") to effect the exchange of shares of NACT Common Stock for Holdco Common Stock in connection with the NACT Merger. From time to time after the NACT Effective Time, World Access shall deposit or cause to be deposited, certificates representing Holdco Common Stock for conversion of shares of NACT Common Stock in accordance with the NACT Merger Agreement.

     Commencing immediately after the NACT Effective Time and until the appointment of the NACT Exchange Agent is terminated, each holder of a certificate or certificates theretofore evidencing shares of NACT Common Stock may surrender the same to the NACT Exchange Agent, and, after the appointment of the NACT Exchange Agent has been terminated, any such holder may surrender any such certificate to Holdco. Such holder will be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of Holdco Common Stock into which the shares of NACT Common Stock theretofore represented by the certificate or certificates so surrendered have been converted pursuant to the NACT Merger, together with a cash payment in lieu of fractional shares, if any, and all such shares of Holdco Common Stock will be deemed to have been issued at the NACT Effective Time. Until so surrendered and exchanged, each outstanding certificate which, prior to the NACT Effective Time, represented issued and outstanding shares of NACT Common Stock will be deemed for all corporate purposes of Holdco, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of full shares of Holdco Common Stock into which the shares of NACT Common Stock theretofore represented thereby have been converted at the NACT Effective Time.

     Until certificates representing shares of NACT Common Stock are surrendered, no dividend or other distribution, if any, payable to the holders of record of Holdco Common Stock as of any date subsequent to the NACT Effective Time will be paid to the holder of such certificate. Upon the surrender of any such certificate representing shares of NACT Common Stock, however, the record holder of the certificate or certificates representing shares of Holdco Common Stock issued in exchange therefor will receive from the NACT Exchange Agent or from Holdco, as the case may be, payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the NACT Effective Time and until such surrender will have become payable with respect to such number of shares of Holdco Common Stock. No interest will be payable with respect to the payment of any such presurrender dividends upon the surrender of certificates theretofore representing shares of NACT Common Stock.

     No fractional share certificates for Holdco Common Stock will be issued upon the surrender for exchange of certificates evidencing shares of NACT Common Stock. In lieu thereof, the NACT Exchange Agent or Holdco, as the case may be, will pay each holder of NACT Common Stock an amount in cash calculated as provided in the NACT Merger Agreement.

     Risk of loss and title to certificates representing shares of NACT Common Stock will pass only upon proper delivery of such certificates to the NACT Exchange Agent.

     World Access will deposit, or cause to be deposited, certificates representing Holdco Common Stock for conversion of shares of NACT Common Stock in accordance with the NACT Merger Agreement.

     At the NACT Effective Time, the stock transfer books of NACT with respect to shares of NACT Common Stock will each be closed, and there will be no further registration of transfers of shares of NACT Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of NACT Common Stock that is not registered in the stock transfer records of NACT, at the NACT Effective Time, a certificate or certificates representing the number of full shares of Holdco Common Stock into which such shares of NACT Common Stock have been converted will be issued to the transferee, together with a cash payment in lieu of fractional shares, if any, and a cash payment in the amount of any presurrender dividends, if any, if the certificate or certificates representing such shares of NACT Common Stock is or are properly surrendered as described above, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

     AT THE EFFECTIVE TIME OF THE MERGERS, EACH CERTIFICATE REPRESENTING OUTSTANDING SHARES OF WORLD ACCESS COMMON STOCK WILL, WITHOUT ANY ACTION ON THE PART OF THE HOLDER THEREOF, BE DEEMED TO REPRESENT AN EQUAL NUMBER OF SHARES OF HOLDCO COMMON STOCK.

     HOLDERS OF WORLD ACCESS COMMON STOCK SHOULD NOT SUBMIT CERTIFICATES REPRESENTING THEIR SHARES OF WORLD ACCESS COMMON STOCK FOR EXCHANGE.

                           THE NACT MERGER AGREEMENT

     The following is a summary of the material provisions of the NACT Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated herein by reference. The following summary is qualified in its entirety by reference to the complete text of the NACT Merger Agreement.

THE MERGERS

     Pursuant to the NACT Merger Agreement and on the terms and subject to the conditions set forth therein, WAXS Merger Sub and NACT Merger Sub will be merged into World Access and NACT, respectively. Following the Mergers, World Access and NACT will each become a wholly owned subsidiary of Holdco.

     Subject to the conditions set forth in the NACT Merger Agreement, the closing of the Mergers (the "Closing") will take place on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the conditions described in the first paragraph under "-- Conditions to the Mergers" below (the "Closing Date"). The Mergers will become effective at the time specified in the certificates of merger filed with the Secretary of State of the State of Delaware with respect to both the NACT Merger and the World Access Merger. The time at which the NACT Merger becomes effective is referred to as the "NACT Effective Time." The time at which the Mergers become effective is referred to as the "Effective Time of the Mergers."

CONVERSION OF WORLD ACCESS COMMON STOCK

     At the Effective Time of the Mergers, pursuant to the NACT Merger Agreement
(i) each issued and outstanding share of World Access Common Stock, other than shares held directly or indirectly by World Access, will be converted into one share of Holdco Common Stock, and upon such conversion all such shares of World Access Common Stock will be canceled and retired and will cease to exist, and
(ii) all shares of World Access Common Stock held by World Access will be canceled and retired and will cease to exist without payment of any consideration therefor.

     AT THE EFFECTIVE TIME OF THE MERGERS, EACH CERTIFICATE REPRESENTING OUTSTANDING SHARES OF WORLD ACCESS COMMON STOCK WILL, WITHOUT ANY ACTION ON THE PART OF THE HOLDER THEREOF, BE DEEMED TO REPRESENT AN EQUAL NUMBER OF SHARES OF HOLDCO COMMON STOCK.

     HOLDERS OF WORLD ACCESS COMMON STOCK SHOULD NOT SUBMIT CERTIFICATES REPRESENTING THEIR SHARES OF WORLD ACCESS COMMON STOCK FOR EXCHANGE.

CONVERSION OF NACT COMMON STOCK

     At the Effective Time of the Mergers, pursuant to the NACT Merger Agreement
(i) each issued and outstanding share of NACT Common Stock, other than shares held directly or indirectly by World Access or Holdco or in the treasury of NACT, will be converted into the right to receive shares of Holdco Common Stock equal to the quotient of (x) $17.50 divided by (y) the World Access Average Closing Price, unless the World Access Average Closing Price exceeds $25.52 per share, in which event each outstanding share of NACT Common Stock will be converted into 0.6857 shares of World Access Common Stock, and upon such conversion all such shares of NACT Common Stock will be canceled and retired and will cease to exist, and (ii) all shares of NACT Common Stock held by NACT will be canceled and retired and will cease to exist without payment of any consideration therefor. Notwithstanding the foregoing, if the World Access Average Closing Price is less than $20.88 per share, then World Access may terminate the NACT Merger Agreement. See "-- Termination of NACT Merger Agreement."

     HOLDERS OF NACT COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF NACT COMMON STOCK TO NACT. A LETTER OF TRANSMITTAL WILL BE MAILED AFTER THE EFFECTIVE TIME OF THE MERGERS TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING SHARES OF NACT COMMON STOCK IMMEDIATELY PRIOR

TO THE EFFECTIVE TIME OF THE MERGERS. NACT STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING NACT COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN, THE LETTER OF TRANSMITTAL.

TREATMENT OF OPTIONS AND WARRANTS

     At the Effective Time of the Mergers, pursuant to the NACT Merger Agreement, each outstanding option or warrant to purchase World Access Common Stock and each outstanding option to purchase NACT Common Stock will be assumed by Holdco and converted into an option or warrant to purchase shares of Holdco Common Stock. Following the Effective Time of the Mergers, each such option or warrant will continue to have, and will be subject to, the same terms and conditions as in effect immediately prior to the Effective Time of the Mergers, except that each option to purchase shares of NACT Common Stock shall be exercisable for that number of shares of Holdco Common Stock equal to the product of the number of shares of NACT Common Stock for which such option was exercisable immediately prior to the Effective Time of the Mergers multiplied by the NACT Exchange Ratio, and the exercise price per share of such option will be equal to the aggregate exercise price of such option immediately prior to the Effective Time of the Mergers divided by the number of shares of Holdco Common Stock for which such option will be exercisable immediately after the Effective Time of the Mergers.

REPRESENTATIONS AND WARRANTIES

     The NACT Merger Agreement contains customary representations and warranties by both World Access and NACT as to, among other things, (i) due organization, good standing and absence of violations of organizational documents; (ii) ownership of subsidiaries and other investments; (iii) capital structure; (iv) requisite corporate power and authority to enter into the NACT Merger Agreement and to consummate the transactions contemplated by the NACT Merger Agreement;
(v) due authorization, execution and delivery of the NACT Merger Agreement; (vi) validity and enforceability of the NACT Merger Agreement and the compliance of the Mergers with charter documents, agreements and applicable laws; (vii) required filings and approvals; (viii) the disclosure contained in documents filed with the Commission and absence of certain undisclosed liabilities; (ix) absence of certain material changes or events; (x) absence of certain litigation; (xi) receipt of fairness opinion for NACT; and (xii) compliance with laws.

CERTAIN COVENANTS

     Conduct of Business Pending the Mergers. Pursuant to the NACT Merger Agreement, NACT has agreed that, prior to the Effective Time of the Mergers, NACT will carry on its business in the usual and ordinary course consistent with past practice and will use its best efforts to preserve intact its business relationships with third parties and to keep available the services of its present officers and employees.

     Indemnification and Insurance. Pursuant to the NACT Merger Agreement, Holdco and World Access have agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Mergers existing in favor of the current or former directors or officers of NACT as provided in the NACT Certificate of Incorporation or the NACT Bylaws shall survive the NACT Merger and shall continue in full force and effect in accordance with their terms. Holdco has agreed to cause to be maintained, for a period of not less than six years from the Effective Time of the Mergers, NACT's directors' and officers' insurance and indemnification policy in effect as of February 24, 1998, to the extent that it provides coverage for events occurring prior to the Effective Time of the Mergers, so long as the annual premium therefor would not be in excess of the 125% of the last annual premium paid prior to February 24, 1998 (the "Maximum Premium"). If such policy expires, is terminated or canceled during such six-year period, Holdco will use all reasonable efforts to cause to be obtained as much of such insurance coverage as can be obtained for the remainder of such six-year period for an annualized premium not in excess of the Maximum Premium.

     Access to Information. Pursuant to the NACT Merger Agreement, NACT has agreed to afford to World Access and to its officers, employees, accountants, counsel, financial advisors and other representatives reasonable access during normal business hours prior to the Effective Time of the Mergers to all its properties, books, contracts, commitments, personnel and records.

     Certain Other Covenants. The NACT Merger Agreement also contains customary covenants applicable to transactions like the Mergers, including covenants relating to (i) consultation prior to the issuance of any press release or other public statement, (ii) each party's obligation to pay its own fees and expenses,
(iii) the listing on Nasdaq of the shares of Holdco Common Stock to be issued in the Mergers, (iv) execution and delivery of closing documentation and (v) use of reasonable best efforts to cause each of the Mergers to qualify as a tax-free incorporation transaction under Section 351 of the Code.

     Conditions to the Mergers. The obligations of World Access and NACT to consummate the Mergers are subject to certain conditions, including the following: (i) the NACT Merger Proposal shall have been approved by the NACT stockholders; (ii) the shares of Holdco Common Stock issuable pursuant to the NACT Merger Agreement shall have been approved for trading on Nasdaq, subject to official notice of issuance; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect; (iv) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and (v) all orders and approvals of any governmental authorities required in connection with the consummation of the transactions contemplated by the NACT Merger Agreement shall have been obtained.

     The obligation of World Access to consummate the NACT Merger is also subject to certain additional conditions, including the following: (i) the accuracy of the representations and warranties of NACT set forth in the NACT Merger Agreement; (ii) NACT having performed in all material respects all obligations required to be performed by NACT under the NACT Merger Agreement at or prior to the Closing; (iii) receipt by World Access of a satisfactory opinion of its tax counsel; and (iv) receipt of all necessary orders and permits approving the transactions contemplated by the NACT Merger Agreement.

     The obligation of NACT to consummate the NACT Merger is also subject to additional conditions, including the following: (i) the accuracy of the representations and warranties of Holdco, World Access, WAXS Merger Sub and NACT Merger Sub set forth in the NACT Merger Agreement; (ii) Holdco, World Access, WAXS Merger Sub and NACT Merger Sub having performed in all material respects all their respective obligations required to be performed by them under the NACT Merger Agreement at or prior to the Closing; (iii) receipt by NACT of a satisfactory opinion of its tax counsel; and (iv) receipt of all necessary orders and permits approving the transactions contemplated by the NACT Merger Agreement.

TERMINATION OF THE NACT MERGER AGREEMENT

     The NACT Merger Agreement may be terminated at any time prior to the Effective Time of the Mergers pursuant to the mutual written consent of World Access and NACT and, at the option of either World Access or NACT, under certain circumstances, including the following (i) if at the NACT Meeting the NACT Merger is not approved; (ii) if the Mergers shall not have been consummated on or before December 31, 1998, unless the failure to consummate the Mergers is the result of a willful and material breach of the NACT Merger Agreement by the party seeking to terminate the NACT Merger Agreement; or (iii) if any court or other governmental agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action shall have become final and nonappealable.

     The NACT Merger Agreement may also be terminated, at the option of World Access, if the World Access Average Closing Price is less than $20.88.

EFFECTS OF TERMINATION

     In the event of termination of the NACT Merger Agreement, the NACT Merger Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of World Access or NACT, except that each party will be obligated to pay all expenses incurred by such party and, except as specifically provided, will remain liable for any breach thereof.

                               BUSINESS OF HOLDCO

     Holdco is currently a wholly-owned subsidiary of World Access that does not conduct any substantial business activities. As a result of the NACT Transaction, World Access and NACT will each become a wholly-owned subsidiary of Holdco. Accordingly, the business of Holdco will be the businesses currently conducted by World Access and NACT. See "Business of World Access" and "Business of NACT."

                              MANAGEMENT OF HOLDCO

BOARD OF DIRECTORS

     The Holdco board of directors consists of the members of the World Access board of directors and is divided into three classes. The directors in each class serve staggered three-year terms expiring in 1998, 1999 and 2000, respectively. There is currently one vacancy in the class with the term expiring in 1999.

     Set forth below is certain information, as of September 30, 1998, concerning each of the directors of Holdco.

                      DIRECTORS WHOSE TERMS EXPIRE IN 1998

     Stephen J. Clearman. Mr. Clearman (age 47) has served as a director of World Access since 1988. Mr. Clearman co-founded Geocapital Partners. Since 1984, he has served as a general partner of four Geocapital venture capital partnerships. Two of these partnerships (Geocapital Ventures and Geocapital II, L.P.) were formerly principal stockholders of World Access. Mr. Clearman currently serves as a director of Expert Software, Inc., MemberWorks Incorporated, SeaMED Corporation and several private companies, all of which principally provide computer software or information services.

     Stephen E. Raville. Mr. Raville (age 50) has served as a director of World Access since 1994. Mr. Raville has been Chairman of the Board and Chief Executive Officer of Pointe Communications Corporation, an operator of international communications networks, since October 1996. Mr. Raville is also President and controlling shareholder of First Southeastern Corp., a private investment company he formed in 1992. In 1983, Mr. Raville founded TA Communications ("TA"), a long-distance telephone company, and served as its President. In 1985, in conjunction with a merger between TA and Advanced Telecommunications Corporation ("ATC"), he became Chairman and Chief Executive Officer of ATC until the merger of ATC into WorldCom, Inc. ("WorldCom") in late 1992. He currently serves on the board of advisors of First Union National Bank of Atlanta and the board of directors of Eltrax Systems, Inc. and several private companies.

                      DIRECTOR WHOSE TERM EXPIRES IN 1999

     Hensley E. West. Mr. West (age 53) joined World Access in January 1996 as President and Chief Operating Officer and was elected a director in January 1996. From January 1994 to December 1995, he was Group Vice President for the Access Systems Group of DSC Communications Corporation ("DSC"), a manufacturer of digital switching, transmission and access telecommunications equipment. During his nine year tenure with DSC, he held six sales and general management positions, including Senior Vice President of North American Sales from July 1993 to December 1993, Vice President of Access Products Division from March 1992 to July 1993, Vice President of RBOC Sales from October 1991 to March 1992 and Vice President of Business Development from March 1990 to October 1991. Prior to joining DSC, Mr. West held general, engineering and sales management positions with California Microwave, Inc., ITT Telecommunications, Inc. and Western Electric Co.

                      DIRECTORS WHOSE TERMS EXPIRE IN 2000

     Steven A. Odom. Mr. Odom (age 45) joined the board of directors of World Access in October 1994. In November 1994, he was appointed to the newly created position of Chairman of the Board. In August 1995, he became Chairman and Chief Executive Officer of World Access. From 1983 to 1987, he founded and served as Chairman and Chief Executive Officer of Data Contract Company, Inc. ("DCC"), a designer and manufacturer of intelligent data PBX systems, pay telephones and diagnostic equipment. From 1987 to 1990, he was Vice President for the Public Communications Division of Execution Information Systems, Inc., a public company that acquired DCC in 1987. Mr. Odom formerly served as a director for Telematic Products, Inc., a manufacturer of telephone central office equipment, and Resurgens Communications Group, Inc. ("Old Resurgens"), a provider of long distance operator services that later merged with WorldCom.

     John D. Phillips. Mr. Phillips (age 55) has served as a director of World Access since 1994. In October 1997, Mr. Phillips was named Chairman and Chief Executive Officer of Resurgens. He was President, Chief Executive Officer and a director of Metromedia International Group, Inc. ("Metromedia"), a global media, entertainment and communications company, from November 1995 until December 1996. Metromedia was formed in November 1995 through the merger of The Actava Group, Inc. ("Actava"), Orion Pictures Corporation, MCEG Sterling Incorporated and Metromedia International Telecommunications, Inc. Mr. Phillips served as President, Chief Executive Officer and a director of Actava from April 1994 until November 1995. In May 1989, he became Chief Executive Officer of Old Resurgens and served in this capacity until September 1993 when Old Resurgens merged with Metromedia Communications Corporation and WorldCom.

     For certain additional information concerning the directors of Holdco, see the World Access Form 10-K, as amended, which is attached hereto as Appendix C and incorporated herein by reference (the "World Access 10-K").

COMPENSATION OF DIRECTORS

     In accordance with World Access' practice, it is expected that directors who are all full-time employees of Holdco will receive no additional compensation for their service as directors. Each non-employee director will initially receive the same compensation for service on the Holdco board of directors as received by non-employee directors on the World Access board of directors.

     For information concerning the compensation paid to non-employee directors on the World Access board of directors, see the World Access 10-K.

EXECUTIVE OFFICERS

     Set forth below is certain information with respect to each person who is an executive officer of Holdco, all of whom are the current executive officers of World Access.

     Steven A. Odom.  Information regarding Mr. Odom is set forth above.

     Hensley E. West.  Information regarding Mr. West is set forth above.

     Mark A. Gergel. Mr. Gergel (age 41) has served as Vice President and Chief Financial Officer since he joined World Access in April 1992 and was appointed Executive Vice President of World Access in January 1997. From 1983 to March 1992, Mr. Gergel held five positions of increasing responsibility with Federal-Mogul Corporation, a publicly-held manufacturer and distributor of vehicle parts, including International Accounting Manager, Assistant Corporate Controller, Manager of Corporate Development and Director of Internal Audit. Prior to joining Federal-Mogul, Mr. Gergel spent four years with the international accounting firm of Ernst & Young. Mr. Gergel is a Certified Public Accountant.

     Scott N. Madigan. Mr. Madigan (age 40) joined World Access in March 1996 as Vice President of Business Development. Mr. Madigan spent the prior four years with DSC as Vice President of Marketing for the Access System Group and Vice President of Litespan International Operations and Wireless Access Marketing. From 1987 to 1992, he held product and account management positions with Northern Telecom, where he was responsible for identification, assessment and development of new business opportunities for Northern Telecom's switching, transport and access products. Prior to 1987, Mr. Madigan held engineering and operations management positions with California Microwave, Inc. and ITT Telecommunications, Inc.

     Hatch Graham. Mr. Graham (age 38) joined World Access in April 1997 as President of the Transport and Access Systems Group. From 1995 to 1997, Mr. Graham held executive management positions with TCSI Corporation, a leading provider of digital Code Division Multiple Access and Time Division Multiple Access cellular and PCS products. From 1987 to 1995, Mr. Graham held various product development and executive management positions with Stanford Telecom Corporation, including Vice President of the ASIC and Custom Products Division and Corporate Vice President and General Manager of the Telecom Products Group. Prior to 1987, Mr. Graham held engineering management positions with American Microsystems, Inc. and Zoran Corporation.

     For certain additional information concerning the executive officers of Holdco, see the World Access 10-K.

COMPENSATION OF EXECUTIVE OFFICERS

     Holdco has not yet paid any compensation to its Chief Executive Officer or any other executive officer, and the form and amount of such compensation to be paid to each such executive officer in any future period is expected to be substantially similar to the form and amount of such compensation that World Access would have paid to such executive officer in such period. Holdco will assume the severance protection agreements that are currently in effect between World Access and several of its executive officers.

     For information concerning the compensation paid to the Chief Executive Officer and the other four most highly compensated executive officers of World Access for the 1997 fiscal year, see the World Access 10-K.

PROPOSED CHANGES TO MANAGEMENT OF HOLDCO

     In connection with the Resurgens Transaction, Holdco intends to enter into employment agreements with each of Messrs. Phillips, Odom, West and Gergel and with W. Tod Chmar. Each agreement is expected to provide for (i) a two year term which will be automatically renewed on an annual basis for an additional one year term to maintain its two year term unless either party gives notice to the other of its intention not to so renew at least 90 days' prior to the termination of its anniversary, (ii) the payment of a specified base salary in the discretion of Holdco's board of directors, (iii) the payment of an annual bonus in the discretion of Holdco's board of directors and based on the financial performance of Holdco and the individual performance of each executive, (iv) a prohibition on the employee's disclosure of confidential information for a period of two years following termination, (v) continuation of each employee's salary and the benefits for 24 months, in the case of Messrs. Phillips and Odom, or 12 months, in the case of Messrs. West, Gergel and Chmar, following his termination by Holdco without cause or by him for good reason and
(vi) the acceleration of the vesting of outstanding options and warrants held by such employee. The base salaries to be paid to Messrs. Phillips, Odom, West, Gergel and Chmar have not yet been determined but will be approved by Holdco's compensation committee concurrent with the consummation of the Resurgens Transaction.

     It is anticipated that, upon consummation of the Resurgens Transaction, Mr. Phillips will be the Chairman of the Board of Holdco and Mr. Odom will be the President and Chief Executive Officer of Holdco, Mr. West will be the President and Chief Executive Officer of World Access, Mr. Gergel will be the Executive Vice President and Chief Financial Officer of Holdco and Mr. Chmar will be an Executive Vice President of Holdco.

     The Telco Merger Agreement provides that the existing vacancy on the board of directors of Holdco is to be filled upon consummation of the Telco Merger by a person mutually acceptable to the boards of directors of Holdco and Telco.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information concerning the beneficial ownership of World Access Common Stock as of September 30, 1998, by (i) each person known to World Access to be the beneficial owner of five percent or more of the World Access Common Stock, (ii) each of the directors and executive officers of World Access and (iii) the directors and executive officers of World Access as a group. This table is based on information provided by World Access' directors, executive officers and principal stockholders.

                                                            SHARES UNDER
                                                         EXERCISABLE OPTIONS      TOTAL SHARES      PERCENTAGE
NAME                                   SHARES OWNED(1)     AND WARRANTS(2)     BENEFICIALLY OWNED     OWNED
----                                   ---------------   -------------------   ------------------   ----------
FMR Corp.(3).........................     2,327,945                  --            2,327,945           10.2%
Pilgrim Baxter & Associates,
  Ltd.(4)............................     1,843,640                  --            1,843,640            8.1
Hambrecht & Quist Group(5)...........     1,429,907                  --            1,429,907            6.3
Steven A. Odom+++(6)(7)..............       767,410             179,000              946,410            4.1
Stephen E. Raville+..................       268,000                  --              268,000            1.2
Hensley E. West+++(7)................       215,321              68,125              283,446            1.2
Stephen J. Clearman+(8)..............       172,210              62,000              234,210            1.0
Mark A. Gergel++(7)..................        57,953             115,000              172,953           *
John D. Phillips+....................            --             117,340              117,340           *
Scott N. Madigan++(7)................         2,143              47,500               49,643           *
Hatch Graham++.......................            --                  --                   --           *
All directors and executive officers
  as a group(8 persons)..............     1,483,037             588,965            2,072,002            8.9

---------------

 *  Less than one percent
 +  Director
 ++  Executive Officer
(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act ("Rule 13d-3"). Unless otherwise noted, World Access believes that all persons named in the table have sole voting and investment power with respect to all shares of World Access Common Stock beneficially owned by them.
(2) Includes shares which may be acquired by the exercise of stock options and warrants granted by World Access and exercisable on or before November 30, 1998.
(3) Based upon its Schedule 13G filed May 10, 1988, Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under section 203 of the Investment Advisers Act of 1940, as amended, is the beneficial owner of shares of World Access Common Stock listed above as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, as amended. The amount listed above includes 641,345 shares of World Access Common Stock issuable upon conversion of the 4.5% Convertible Subordinated Notes of World Access held by Fidelity or its affiliates.
(4) Based upon its Schedule 13G filed on February 17, 1998, Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter") is an investment advisor registered under section 203 of the Investment Advisors Act of 1940. Its principal place of business is 825 Duportail Road, Wayne, Pennsylvania 19087. Of the total shares of World Access Common Stock beneficially owned by it, Pilgrim Baxter has sole power to vote or to direct the vote of only 1,601,340 shares of World Access Common Stock.
(5) Based on its Schedule 13G filed on March 9, 1998, Hambrecht & Quist Group ("H&Q Group") may be deemed to own the shares of World Access Common Stock owned by Hambrecht & Quist California ("H&Q California"), a wholly-owned subsidiary of H&Q Group. H&Q Group's and H&Q California's principal place of business is One Bush Street, San Francisco, California 94104.
(6) Includes 18,000 shares held in the aggregate by two minor children of Mr. Odom.

(7) Includes the following number of shares acquired through voluntary employee contributions to World Access' Profit Sharing and Retirement Savings Plan (the "401(k) Plan") and contributed to the 401(k) Plan by World Access under a matching contribution feature offered to substantially all employees of World Access: Mr. Odom-800 shares; Mr. West-621 shares; Mr. Gergel-2,828; and Mr. Madigan-143 shares.
(8) Includes an aggregate of 126,000 shares owned by Geocapital II, L.P. and Geocapital Ventures, of which Mr. Clearman may be deemed a beneficial owner under Rule 13d-3 because he has shared investment and voting power.

                            BUSINESS OF WORLD ACCESS

     World Access develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. World Access' products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. World Access offers digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products. The products offered by World Access include those manufactured by World Access, as well as those manufactured by other telecommunications equipment companies. To support and complement its product sales, World Access also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     The global telecommunications industry has undergone significant transformation and growth in recent years due to domestic deregulation, technological innovation and growth in international markets. In addition, business and residential demand for voice, data and video telecommunications services has increased the need for additional systems capacity and network bandwidth to accommodate the provision of such services by telecommunications providers. World Access believes that these market forces will intensify in the foreseeable future and that an increased number of telecommunications service providers, the availability of new services and strong international demand for the deployment of basic telephone service will provide World Access with extensive opportunities to sell its wireline and wireless switching, transport and access products in the United States and in international markets.

     World Access markets and sells its products and services to over 200 telecommunications service providers. Its customers include all of the regional Bell companies, including BellSouth, SBC Communications, Bell Atlantic and NYNEX; other local exchange carriers such as Century Telephone, Alltel and Puerto Rico Telephone; inter-exchange carriers such as Sprint and Cable & Wireless; wireless service providers such as Cellular One, Comcast Cellular and Price Cellular; and other service providers entering the telecommunications industry such as competitive access providers, cable television companies and private network operators.

     From May 1995 to August 1997, World Access acquired five telecommunications products businesses: AIT, Inc. ("AIT"), a full-service provider of Northern Telecom switching systems, frames and related circuit boards; Westec Communications, Inc. ("Westec"), a provider of microwave and millimeterwave systems and services for voice, data and video applications; Sunrise Sierra, Inc. ("Sunrise"), a developer and manufacturer of intelligent transport and access products; Cellular Infrastructure Supply, Inc. ("CIS"), a provider of equipment and related design, installation and technical support services to the cellular and PCS markets; and Galaxy Personal Communications Services, Inc. ("Galaxy"), a provider of system design, implementation, optimization and other value-added radio engineering and consulting services to PCS, cellular and other wireless telecommunications service companies. These five acquisitions (the "Acquisitions") broadened World Access' line of products, enhanced its product development capabilities and strengthened its ability to provide complete telecommunications network solutions to its customers.

     World Access has realized significant improvements in its sales and operating results since 1994 as a result of the Acquisitions and internal growth initiatives. World Access' total sales increased by 97.2% in 1995, 69.2% in 1996 and 82.3% in 1997. Total sales for the first six months of 1998 increased by 41.5% over the last six months of 1997. As World Access increased its product sales from 18.2% of total sales in 1994 to 76.8% of total sales in 1997, its gross profit margin increased from 12.9% in 1994 to 21.1% in 1995, 29.4% in 1996 and 34.6% in 1997. As a percentage of total sales, World Access' operating income (loss) increased from (8.5%) in 1994 to 5.0% in 1995, 14.4% in 1996 and 21.0% in 1997.

     Although World Access has aggressively pursued acquisitions in recent years, approximately 50% of its total sales growth since 1994 has come from internal growth initiatives. World Access has had considerable success in growing businesses subsequent to their acquisition, due in part to its ability to provide working capital, an extensive base of telecommunications customers and a broad range of support services.

     World Access' objective is to continue to broaden its offering of wireline and wireless switching, transport and access products and expand its geographic market coverage to become a preferred provider of telecommunications products and related services. In order to achieve this objective, World Access plans to continue its strategy of (i) acquiring switching, transport and access products companies; (ii) developing proprietary products; (iii) pursuing opportunities to license and manufacture telecommunications products; (iv) leveraging its existing customer relationships and distribution base; (v) focusing on emerging international markets; and (vi) leveraging World Access' manufacturing, test and service capabilities.

     On January 29, 1998, World Access acquired Advanced TechCom, Inc. ("ATI"), a Wilmington, Massachusetts based designer and manufacturer of digital microwave and millimeterwave radio systems for short and long haul voice, data and video applications.

     On May 12, 1998, World Access announced that it had entered into the Resurgens Merger Agreement and the Exchange Agreement. Resurgens is a facilities-based provider of international network access, commonly referred to in the industry as a carriers' carrier. Resurgens had consolidated revenues of approximately $165.5 million for the year ended December 31, 1997 and $10.4 million for the six months ended June 30, 1998 and incurred a net loss of $171.7 million for the year ended December 31, 1997 and $29.3 million for the six months ended June 30, 1998.

     On June 4, 1998, World Access announced that it had entered into the Telco Merger Agreement. Telco is a manufacturer of broadband transmission products, network access products and bandwidth optimization products for network services. It had net sales of approximately $117.8 million for its fiscal year ended August 31, 1997 and $81.6 million for the nine months ended May 31, 1998 and incurred a net loss of $1.1 million for the year ended August 31, 1997 and $2.9 million for the nine months ended May 31, 1998.

     World Access' principal executive offices are located at 945 East Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326. Its telephone number is (404) 231-2025.

     Additional information concerning World Access is included in documents previously filed by World Access with the Commission and which are attached hereto as appendices and incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                BUSINESS OF NACT

     NACT provides advanced telecommunication switching platforms with integrated applications software and network telemanagement capabilities. NACT designs, develops and manufactures all hardware and software elements necessary for a complete fully integrated, turnkey telecommunications switching solution. Its customers do not require the multiple suppliers of hardware and value added resellers of software that would otherwise be necessary to provide a wide range of services and applications. NACT's customers include national and international long distance carriers, prepaid debit card and prepaid cellular network operators, international call back/reorigination providers and other specialty telecommunications service providers.

     NACT's products and services include the STX application switching platform, the NTS telemanagement and billing system (the "NTS"), facilities management services, and selling and servicing LCXs. The STX (the "STX") is an integrated digital tandem switching system that currently supports up to 1,344 ports per switch and can be combined with two additional STXs to provide a total capacity of 4,032 ports per system. The STX includes proprietary systems software that enables standard applications such as 1+ and optional advanced applications such as international call back/reorigination, prepaid debit card and prepaid cellular. NACT has targeted the STX, with its enhanced features and scaleable capacity, to an expanded group of customers, including independent telephone companies, Competitive Access Providers ("CAPs")/ Competitive Local Exchange Carriers ("CLECs"), shared tenant service providers, Fortune 1000 corporations and local telephone companies within and outside the United States. The NTS performs call rating, accounting, switch management, invoicing and traffic engineering for multiple switches that may either be NACT switches or a number of other industry switches. In conjunction with the sale of a system, NACT offers a facilities management service whereby NACT will operate and maintain a customer's switch for a fee. In providing this service, NACT enables its customers to direct their attention toward marketing their products rather than initially focusing on the technical aspects of operating a switch.

     On July 1, 1997 NACT completed the planned move of its corporate headquarters and manufacturing facilities from Orem, Utah to Provo, Utah. The new building was paid for from the proceeds of NACT's initial public offering completed in March 1997. The new facility has increased NACT's manufacturing capabilities by approximately 300%. NACT's former corporate headquarters and manufacturing facility was being leased on a month-to-month basis.

     In fiscal 1997, NACT opened new sales and technical support offices in Florida, New York and the United Kingdom. NACT made its first international sales of its STX and NTS products in the fiscal fourth quarter of 1997.

INDUSTRY BACKGROUND

     Deregulation of long distance phone service in 1984 opened competition in the telecommunications market to companies such as MCI Communications, Inc. ("MCI"), Sprint Corporation ("Sprint"), WorldCom and many smaller specialty services providers. Today, there are over 450 long distance companies in the United States according to the FCC. In addition to basic long distance calling (1+), many of these companies are providing high value added, specialty long distance products such as international call back/ reorigination, prepaid debit card and prepaid cellular to differentiate their services from each other and to generate higher margin revenue than basic long distance phone services can provide.

     International call back/reorigination. International call back/reorigination companies provide least-cost long distance calling services from one foreign country to another through the use of a switch located in the United States that takes advantage of the lower rate per call charged in the United States. NACT believes that as deregulation takes place in specific countries, international call back/reorigination providers will be positioned for additional opportunities to provide direct dial international calling by virtue of their established customer base.

     Prepaid debit cards/Prepaid cellular. Prepaid debit cards allow users to make long distance calls from any touch tone phone based on a given number of minutes that have been credited to the card. Prepaid debit card applications include promotional campaigns, fund raising for charitable organizations and budgeted out-

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

of-town calling for travelling employees. In addition, prepaid debit cards allow long distance companies to generate revenues from a base of customers who would otherwise not have the opportunity to take advantage of long distance services due to credit and other considerations. An emerging application in the prepaid market is prepaid cellular, a service whereby cellular phone users can limit their monthly dollar usage automatically in the same manner that a prepaid debit card limits the time a user can call. NACT believes that the potential prepaid cellular market is not currently being effectively addressed in the United States. The potential market consists of a large number of potential users who either are denied traditional cellular service due to lack of credit or need to limit the usage of cellular service. Prepaid cellular offers a way to capture revenue from these potential subscribers.

     1+. One plus is a dialing method that enables equal access to telephone networks by all service providers offering direct dial long distance, whether inside or outside of a caller's own area code. This protocol also enables the introduction of telephone exchanges with the same three digits as area codes. The 1+ market is comprised of both large global companies, including MCI, Sprint, AT&T and WorldCom and smaller, entrepreneurial long distance providers that are either facilities based or switchless. Historically, these smaller specialty services providers have competed exclusively based on price. However, NACT believes that these companies are competing increasingly based on their ability to provide enhanced services as well as on price.

     As long distance service providers have increasingly offered enhanced services to their customers, demand for these services has also increased in the local exchange market. Competitors such as CAPs, CLECs, cellular and Personal Communications Services Providers ("PCS"), specialized mobile radio companies and, more recently, cable television providers have begun rapidly deploying enhanced services and providing cost effective interfaces to long distance carriers. In addition, the Telecommunications Act of 1996 allows CLECs to compete with the incumbent Local Exchange Carrier ("LEC") (generally, the RBOC or GTE) for basic local telephone service. Additionally, demand for enhanced services is expected to increase internationally as new service opportunities result from the combination of privatization of previously government-owned telecommunications systems, competition created in these international markets and the creation of services in developing countries with typically low densities of telephones.

     NACT believes that companies competing in this new environment require switching platform systems that are flexible to meet the diverse requirements of an expanding array of applications. These systems must be compatible with the variety of transmission technologies utilized by telephone companies and must be capable of processing multiple concurrent services. In order to provide enhanced services to end users, a provider must purchase (i) one or more applications switch platforms, (ii) software applications to run the switches and provide system functionality and (iii) a billing system. Historically, an entrepreneur interested in entering the international call back/reorigination, prepaid debit card and prepaid cellular markets had to purchase each of these components from a separate vendor. Customers who purchase components from different sources must, either on their own or through the services of a consultant, configure the disparate components and provide for the system's maintenance and upgrading. This requires a significant expenditure of time and money, limits interoperability and technology upgrading, and diverts company resources. NACT believes that in today's market environment its customers require solutions that allow quick, easy entry into the market, flexibility to add new services and additional capacity, high reliability and low cost.

THE NACT SOLUTION

     NACT provides its customers with a complete, integrated package consisting of both the application platform hardware and the operations application software necessary to provide a full array of intelligent network services. NACT offers a switching solution that includes essentially all of the key elements necessary to enable a customer to offer enhanced services, such as the installation of the switch, the training of the customer for the use of the switch, available applications, a billing system, consulting services, and ongoing customer support. NACT believes that it is the only provider of a system that integrates all of these components into one comprehensive package that includes a broad range of applications, competitive pricing, interoperability and scaleable port capacity. NACT sells its products to long distance carriers, international call back/reorigination providers, prepaid debit card and prepaid cellular network operators and other specialty telecommunications service providers.
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

     NACT offers a turnkey system, integrated with customer support that can be quickly implemented and upgraded to meet evolving market requirements. NACT makes available to its customers a full array of technical and commercial support on a 24-hour-a-day, seven-day-a-week basis. NACT also offers to manage and operate a customer's application platform and provide competitively priced network services. Further, NACT continually develops enhancements to its software applications in an effort to enable its customers to utilize the latest technologies and most efficient systems available. NACT strives to address its customers' specific needs and regularly enhances its products to meet such needs. NACT believes its products enable its customers to enter the marketplace and expand their businesses with increased switching capacity and software applications as the need arises.

PRODUCTS

     NACT's product line consists of the STX Switching System, the NTS billing system and the LCX switching platforms.

     STX SWITCHING SYSTEM. NACT's STX Switching System consists of an integrated application switching platform and a suite of applications software. NACT sells an optional companion Master Control Unit ("MCU") to integrate and service multiple STXs and to add redundancy to the network. NACT has targeted the STX to an expanded group of customers, including larger enhanced long distance providers, independent telephone companies, CAPs/CLECs, shared tenant service providers, Fortune 1000 corporations and local telephone companies in other countries. NACT believes that its STX switching platform meets or exceeds the scaleability, performance, interoperability and reliability standards of this expanded customer base. NACT believes that the STX offers value added features and capacity at price points typically below those offered by its competitors.

     The STX application switching platform was designed as a hardware platform for the enhanced service features that are delivered by NACT's own suite of applications software. The STX platform consists of a digital tandem switch that currently supports up to 1,344 ports per switch. It is a single chassis design with dual disk drives or RAID mass storage, digital audiotape (DAT) or digital linear tape (DLT) back-up, console and dual modems. The simplicity of its design makes it a reliable hardware platform to which enhanced telecommunications service features can easily be added by software. The STX platform has also been designed so that users can easily replace boards by hotswapping them, a process that does not require the user to shut down or temporarily disable the switching system.

     The STX applications switching platform has a cost-effective design incorporating only three types of boards, CPU, T-1 and DSP, and a chassis with a backplane that supports 2,048 time slots. The current CPU board is powered by a 33 MHz Motorola 68040 processor and contains 64 or 128 megabytes of RAM, a SCSI-2 peripheral interface, two ARCnet LAN controllers (backplane and external for communication with the MCU and other STX switches), eight RS-232 serial ports and alarm LEDs and external relays. The T-1 board is powered by a Motorola processor and has two megabytes of RAM, an ARCnet LAN controller, and eight T-1 interface controllers that handle 192 ports. The DSP board uses a Motorola processor with eight megabytes of RAM, an ARCnet controller, three DSP processors (96 or 120 channels of tone decoding or encoding) and a 64-channel audio device for the playback of integrated audio messages or the temporary recording of audio. Each DSP board may cache up to seven megabytes of frequently-used audio phrases, regardless of language. All boards have been designed with low-cost components.

     The STX hardware platform can operate on a standalone basis with a port capacity of 1,344. NACT's optional MCU can link up to three STXs, which can be served by a common database for a total system capacity of 4,032 ports. The STX is also designed to work seamlessly with NACT's NTS 1000 and future NTS 2000 billing systems.

     NACT's suite of STX applications software consists of over one million lines of code. This software supports major application features that are fully integrated and interoperable. The major applications features include equal access calling (1+), automated operator (0+), live operator service provider support (0-), real-time validation of credit card and billing numbers, prepaid debit cards, prepaid cellular, international call back, phone centers, real-time rating, fraud minimization, external computer application programming
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

interfaces, call re-origination, and integrated audio with twenty three languages. Interoperability enables several applications packages to be used in conjunction with each other. For example, a prepaid, international call back call can be assisted by a live operator and rated as a prepaid, operator-assisted, international call back call. Almost all features are implemented in software, allowing unlimited capability for enhancement and customization.

     The Master Control Unit allows interconnectivity between multiple NACT STX platforms and permits database information to become centralized by connecting co-located NACT systems. Interconnectivity permits expanded carrier call routing. With more ports available due to the MCU, the likelihood of a caller receiving a "system busy" signal is essentially eliminated. Downtime of a single switch has minimal caller impact when proper carrier management is used.

     The STX architecture allows configurations from 24 to 1,344 ports in a single chassis. The MCU allows up to three STX platforms to use a single, common database and to appear as a single applications system of up to 4,032 ports with common control of required features such as concurrency checking and fraud minimization. This performance is achieved using the current Motorola 68040 CPU board. With a new CPU board under development by NACT, incorporating a Motorola 68060 microprocessor, the STX and MCU systems will achieve the full capacity of their architectures of 2,048 and 8,192 ports, respectively.

     The STX applications platform with the Motorola 68040 CPU board can process eight million call minutes per month in a 1,024 port nonblocked configuration. The Motorola 68060 processor will increase capacity to 16 million call minutes in a 2,048 port nonblocked configuration. By linking four STXs with the MCU, capacity is expected to increase to 64 million call minutes per month using the Motorola 68060 CPU board.

     The STX applications platform has been developed to allow multiple application packages to run simultaneously and in a seamless fashion. An example would be a client wishing to use international call back/ reorigination, with the assistance of an operator to place the call, and the cost of the call being debited from the client's prepaid calling account. Virtually all features are implemented in the software allowing unlimited capability for enhancement and customization.

     The STX applications platform is designed using digital components and is capable of running on single or redundant power supplies. When multiple STX platforms are placed under the control of an MCU, the failure of a single STX platform is handled through carrier routing of calls into the remaining STX systems. With the introduction of the redundant MCU feature, the failure of a single STX will not compromise the routing of calls through the system.

     NTS BILLING SYSTEM. The NTS 1000 is a call rating, accounting, switch management, invoicing and traffic engineering system designed to process the day-to-day operations of a small-to-medium sized long distance company. The NTS 1000 can collect calls from most major switching platforms, including the STX and LCX application platforms, and can rate all types of call traffic and, using a sophisticated rating engine, provides the owner with a highly flexible and completely customized rating capability. The accounting system handles all of the required information for managing a long distance customer base, including configuration of authorization codes, ANIs, accounts receivable, and management of delinquent accounts. A major feature of the NTS 1000 is its switch management capability. When coupled with the STX and LCX application platforms, information that has been entered into the NTS 1000 can be electronically transferred into these systems, thereby minimizing data entry needs. This integrated communication between the NTS 1000 and the LCX and STX also allows for automatic disabling of authorization codes or ANIs when credit limits are exceeded. The NTS 1000 also has complete international call back/reorigination and prepaid debit card management support, as well as a complete invoicing package that supports multiple invoice styles and options for summary reports. It has a sophisticated traffic engineering reporting package that provides the ability to generate over 20 types of reports with a user specified beginning and ending time range.

     The NTS 1000 system uses high performance Pentium Pro servers using RAID and error correcting code (ECC) memory with the option of adding additional processors. It uses SCO's latest Unix offering, 5.0.4, which supports multiple processors and has full LAN support and enhanced Unix graphical user interface

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

(GUI) system administration tools. The NTS 1000 uses Unify's relational database management system (RDBMS) for storage of information and for screen entry and reports. Access to the application can be either through a LAN using a terminal emulation package on PCs or using terminals connected directly through RS-232 ports.

     The NTS 2000 is NACT's next generation billing system. This system is a state-of-the-art product incorporating leading edge technology and data processing techniques. This new product integrates the popular features and functionality of NACT's existing NTS 1000 billing system with the following major enhancements: real time data processing, including call collection and call rating; user friendly graphical user interface (GUI); open system connectivity, which allows integration with other information systems; enhanced security; and audit trails of user activity. This new system utilizes Informix's industry standard On-Line Dynamic Server RDBMS, which provides for expanded growth and also takes advantage of multiprocessor configurations. The new GUI screens provide an advanced user interface, which dramatically increases user productivity by consolidating operational, and management needs and providing an environment that is user friendly and intuitive. The NTS 2000 has additional functionality, including support of 20 digit authorization code numbers, complete support of international rating, real time credit limit checks, and real-time customer support management.

     The NTS 2000 has been released to multiple customers on a beta test basis during the first and second quarter of calendar 1998 and is projected to be released for general sale during the first quarter of calendar 1999.

     LCX SWITCHING SYSTEM. Prior to introducing the STX, NACT's principal product was the LCX applications platform, which has a maximum capacity of 480 ports in a single cabinet configuration. While NACT continues to sell refurbished LCXs and support users of LCXs, NACT does not plan to manufacture additional LCXs or develop ongoing enhancements for the LCX. The versatility of the LCX, which was designed to operate in an unattended environment, enables it to provide, in an integrated fashion, the following applications: long distance; pay phone or courtesy phone network management; international call back/ reorigination; and prepaid debit card. During the introduction of the STX, NACT offered an option to customers of the LCX to return their LCX system in exchange for a discount on their purchase of an STX system. NACT refurbished and resold the returned LCX systems, which were attractive to customers with lower capacity and feature requirements. The reliability of the LCX enabled the system to be easily refurbished by general cleaning and functional testing procedures. The system was then upgraded to the latest LCX configuration, including both hardware and software, and made ready for shipment to customers.

SERVICES

     NACT offers facilities management services to its customers who do not have or plan to hire technical operators. This service allows the customer to concentrate on marketing its products while NACT operates and maintains its switch for a fee. NACT offers facilities management services to facilitate sales of its switches. NACT also provides competitively priced domestic and international network services to its customers, thereby facilitating their smooth entry into the communications business. Through the aggregation of customer traffic, NACT has negotiated favorable carrier rates from the major interexchange carriers. Currently, the switch room that houses a customer's equipment is located at NACT's headquarters in Provo, Utah.

CUSTOMERS

     NACT's applications platforms and billing systems have been accepted in a variety of segments of the telecommunications industry and serve a broad array of domestic and international applications. To date, NACT estimates that it has installed over 500 application switching and billing systems.

     NACT's customers are diverse and represent many different aspects of the telecommunications industry. These customers have implemented a wide variety of features on the STX switching platform and NTS billing system, including prepaid debit card, international call back, operator services, prepaid cellular and other applications for specialty markets.
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

SALES AND MARKETING

     NACT primarily sells its products through a direct sales force located at its headquarters and through remote sales offices in New York, Florida and London. NACT's marketing strategy is to generate leads through attendance at trade shows, advertising in industry periodicals and referrals from existing customers. NACT convenes annual two-day round table discussions for its customers. NACT invites its customers to meet in an environment of cooperation and collaboration to discuss their experiences with NACT's products, providing significant consideration for future NACT product development and enhancement.

     NACT has established a sales presence in the United Kingdom and plans to establish a sales presence in other countries it believes to be strategically advantageous. NACT believes that a sales organization that understands and can solve complex switching and network management and billing systems requirements is necessary to sell its products to specialty telecommunications network service providers and corporate end users. NACT intends to invest significantly to enlarge its sales organization in order to expand its customer base.

     NACT expects that its technical support organization and customer referrals will continue to be an important factor in NACT's sales. In attempting to broaden its customer base, NACT will be marketing its products and services to larger telephony providers whose procurement processes are generally more protracted and may be expected to require additional effort on NACT's part.

     During the fourth quarter of fiscal 1997, NACT sold its first STX switching and NTS billing systems outside the United States. NACT believes that there is substantial opportunity for future growth in the international market, particularly in the developing countries and in countries in which the telecommunications industry is being deregulated. NACT intends to address these opportunities by creating an international sales force and by marketing its products through international partners directly involved in telecommunications equipment sales.

TECHNICAL SUPPORT

     NACT's technical support staff provides business consulting as well as trouble-shooting services to its customers. NACT's customers operate in an environment in which reliability and availability of technical support are increasingly critical factors. Such value-added services have resulted in a recurring stream of revenues for NACT.

     NACT's technical support department installs and supports systems sold by NACT and provides ongoing services that include training, business consultations, trouble-shooting and upgrades. Since NACT sells a single switching solution that includes essentially all of the key elements a customer needs to offer enhanced services, a customer need not look beyond NACT, its "single source," for its technical switching solutions.

     The technical support department is involved with a customer as soon as a sale has been finalized. A detailed pre-installation checklist is completed with the customer prior to installation. A technical support engineer installs the equipment at the customer's location, configures software for the specific applications to be utilized and brings up the telephone circuits. Typically, a system is operational shortly after it is delivered.

     After the equipment is installed, NACT's technical support department works with the customer to keep the equipment functioning reliably. Modem access to all customer equipment enables NACT's technical support personnel to perform diagnostics, trouble-shoot equipment, perform software upgrades, transmit programs and configure hardware from a remote location. In addition, technical support provides consulting services on network issues and additional applications.

     To quickly and efficiently resolve customer issues, the technical support department uses an automated tracking system that contains the complete installed customer database, software and hardware configuration, site addresses, contacts and modem phone numbers. An incoming customer call is monitored on this system, and the status of the resolution of the customer problem and the mean-time to repair are updated and maintained for reporting back to the customer. An incident escalation procedure ensures that all customer problems receive appropriate visibility until a solution has been achieved. The technical support department

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maintains 24-hour, 7-day-a-week emergency service coverage. NACT's equipment is warranted for one year, after which the customer pays an annual fee for factory support. Factory support includes toll free telephone support, as well as all operating system software upgrades and free board repair. These upgrades allow NACT's customers to take advantage of software enhancements offered by NACT.

     NACT's main technical support operations are located at its headquarters. NACT has also established technical support satellite offices in New York, Florida and the United Kingdom. NACT plans to expand the department into several key locations in conjunction with the opening of additional sales offices.

RESEARCH AND DEVELOPMENT

     NACT's research and development efforts are focused on the development of both new products (not based on existing core technologies) and the addition of new features and capabilities to its existing suite of products. The research and development department continually works to improve the quality of NACT's products and to ensure that such products meet industry standards and government regulations. In addition, NACT is working toward the successful development of new products that will enable it to offer additional intelligence to a customer's existing network. During the past 16 years, NACT's engineers have introduced seven hardware platforms, 10 software applications, 20 international language software packages and numerous enhancements to such products.

     NACT is working to increase the port capacity of the STX and to improve and supplement its enhanced services and its billing system platform. NACT is incorporating the Motorola 68060 CPU board into the STX application platform to enable the STX to support 2,048 ports per chassis or 8,192 ports per integrated MCU system. With the Motorola 68060 processor, the STX is expected to process up to 16 million call minutes per month in a 2,048 port nonblocked configuration or can be combined with three additional STXs to provide up to 64 million call minutes per month.

     NACT is currently developing an improved billing system, the NTS 2000, which is being designed for real time transaction processing and which will use a graphical user interface and improved call reports and will allow for greater customization of invoices, bills and reports. NACT expects that the NTS 2000 will be available for use with its applications platform switches in the third quarter of calendar 1998 and will be available for use with non-NACT switches in the future. The "server" side of the NTS 2000 will use one or more Pentium Pro file-server systems with the SCO UNIX operating system and an Informix database management system. The "client" side will use a PC computer with the Windows 95 operating system. All processing will be based upon real time transaction processing.

     The telecommunications equipment market is characterized by rapidly changing technologies and frequent new product introductions. The rapid development of new technologies increases the risk that current or new competitors could develop products that would reduce the competitiveness of NACT's products. NACT's success will depend to a substantial degree upon its ability to respond to changes in technology and customer requirements. This will require the timely selection, development and marketing of new products and enhancements on a cost-effective basis. The development of new, technologically advanced products is a complex and uncertain process, requiring high levels of innovation. Further, the telecommunications industry is characterized by the need to design products that meet industry standards for safety, emissions and network interconnection. With new and emerging technologies, such standards are often changing or unavailable. As a result, there is a potential for product development delay due to the need for compliance with new or modified standards. The introduction of new and enhanced products also requires that NACT manage transitions from older products in order to minimize disruptions in customer orders, avoid excess inventory of old products and ensure that adequate supplies of new products can be delivered to meet customer orders.

     As of September 30, 1998, 29 full-time employees were engaged in research and development. NACT spent approximately $1,183,000, $1,352,000 and $2,385,000 on research and development during the fiscal years ended September 30, 1995, 1996 and 1997, respectively. NACT expects that it will continue to expend significant resources for product research and development.

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MANUFACTURING AND QUALITY ASSURANCE

     NACT's manufacturing operations consist primarily of material requirements planning, material procurement and final assembly, test and quality control of subassemblies and completed systems. NACT outsources its printed circuit board assembly. NACT believes that by outsourcing its printed circuit board assembly, NACT gains flexibility in the manufacturing process and achieves lower direct labor and overhead costs. NACT currently conducts its manufacturing operations in its new manufacturing facility in Provo, Utah in a space of approximately 10,000 square feet.

     NACT utilizes an annual planning forecast, which is modified monthly, to determine its material and outsourcing requirements. NACT orders materials with differing lead times, generally 30 to 180 days in advance. NACT uses "just-in-time" ordering of materials that are readily available to minimize inventory carrying costs. NACT's systems are manufactured to a standard configuration that allows for better production planning, lower direct labor and overhead costs and shorter order-to-shipment times.

     NACT tests its systems in accordance with NACT-designed quality control specifications that are consistent with ISO 9000 requirements. ISO 9000 is an international quality certification process, developed in the European Common Market and adopted in the United States as the method by which companies can demonstrate the functionality of their quality control system.

     ISO 9000 certification is a three step process: writing a "quality manual" in accordance with the ISO 9000 requirements; documenting the processes and procedures used to design, build, sell and finance products; and being audited by an official ISO 9000 registrar. NACT has completed the "quality manual," is currently documenting the processes and procedures and has selected an ISO 9000 registrar to conduct the certification audit. In conjunction with ISO 9000 certification, NACT presently has an in-house quality inspection program where it tests all products prior to shipment to ensure the highest standard of quality.

     NACT primarily uses standard parts and components for its products, procured from multiple vendors. Certain integrated circuits, card cage chassis and billing system database software are presently available only from a limited source of supply. To date, NACT has been able to obtain adequate supplies of these components in a timely manner.

COMPETITION

     The market for switching equipment and network management and billing systems is highly competitive, and NACT expects competition to increase in the future. The market is subject to rapid technological change, regulatory developments in the telecommunications industry and emerging industry standards. NACT believes that the primary competitive factors in the market for switching equipment and network telemanagement and billing systems are the development and rapid introduction of new product features, price/performance, reliability and quality of customer support. NACT believes that it competes across three categories, PC Based Switch Platforms, Open Architecture (Programmable) Hardware Platforms, and Application Switch Platforms.

     A PC-based switch platform is a personal computer, usually with high capacity, that contains generic telephony boards for interfacing with the public network. A typical platform provides a single application such as debit card or international call back/reorigination, which are software applications that can be brought to market rapidly. Leading providers of these types of switches are Communications Product Development, Inc., Integrated Telephoning Products, Inc. and PCS Telecom, Inc. The users of this equipment generally tend to be start-up operations that are concerned about initial equipment costs and that are generally able to bring software solutions to the market rapidly. While these users may feel that PC-based solutions are relatively low cost, as their business grows, it becomes apparent that these systems are costly to expand on a cost per port basis and offer few features that are standard with switch-based platforms. Additionally, PC-based systems are not regarded as a viable solution for larger users due to their reliability concerns.

     A programmable hardware platform generally consists of proprietary switch hardware, together with the necessary software to provide a programming application interface (API) that allows other computers executing third-party application software to control the calls within the switch hardware. Leading providers of
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

these types of switches are Summa Four, Inc., Excel, Inc. and Redcom Laboratories, Inc. and the value-added software providers that support this type of hardware, such as Magellan Network Systems, Inc., Boston Technology, Inc. and Open Development Corporation. The users of this type of equipment tend to be companies that have the ability and desire to write their own applications code or are willing to purchase their applications code from a specialized third party developer.

     An application switching platform is an integrated hardware/software switching system that contains software applications that perform basic 1+ and operator assisted services over the public network. To provide intelligent functionality, an adjunct switch must be connected to the application switch platform. Leading providers of application switch platforms are Harris Corporation and Siemens Stromberg Carlson. The major users are companies that are established in their telephony business such as 1+ providers that now need to expand their offerings to their customers to remain competitive in the marketplace. Enhanced services are particularly attractive to these customers and play a large part in their decision making process.

     As NACT's business develops and it seeks to market its switches to a broader customer base, NACT's competitors may include larger switch and telecommunications equipment manufacturers such as Lucent Technologies Inc., Harris Corporation, Siemens AG, Alcatel Alsthom Compagnie, Generale D'Electricite, Telefonaktiebolaget, L.M. Ericcson and Northern Telecom Ltd. Many of NACT's current and potential competitors have substantially greater technical, financial, manufacturing and marketing resources than NACT.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     NACT's success is dependent in part on intellectual property rights, including information technology, some of which is proprietary to NACT. NACT relies on a combination of copyright, trade secret and trademark law, confidentiality procedures and other contractual restrictions to establish and protect proprietary rights in its products and technologies. As part of these confidentiality procedures, NACT generally enters into confidentiality and non-disclosure agreements with its employees and limits access to and distribution of its proprietary information. NACT has received federal trademark applications for the marks STX and NTS 2000 and is currently conducting a review of its products to determine for which products it will seek patent, trademark or copyright registration protection. NACT currently licenses certain technology from third parties and plans to do so in the future.

EMPLOYEES

     As of September 30, 1998, NACT had 115 full-time employees, of whom 29 were engaged in research and development, 19 in manufacturing and quality control, 11 in sales and marketing, 29 in technical support, 14 in operations and management information systems, and 13 in administration and finance. None of NACT's employees is represented by a collective bargaining agreement nor has NACT experienced any work stoppage. NACT considers its relations with its employees to be good.

PROPERTIES

     NACT's headquarters and manufacturing facility, which is located in Provo, Utah, is a newly-constructed building that NACT moved into on July 1, 1997. The Utah facility was constructed for a cost of about $4.1 million and was paid for from the proceeds of NACT's initial public offering.

     NACT also has sales and technical support offices located in New York, New Jersey, Florida and London, England. These offices are leased by NACT under leases that expire at various dates through 1998. Annual lease payments of these offices aggregate approximately $30,000.

     With the exception of the office furnishings held under an operating lease, NACT owns the equipment and furnishings located in all of its facilities.

     NACT considers all of its properties, both owned and leased, together with the related equipment and furnishings contained therein, to be well maintained, in good operating condition and suitable for its present and foreseeable future needs.
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

CERTAIN LEGAL PROCEEDINGS

     On August 24, 1995, Aerotel, Ltd. and Aerotel U.S.A., Inc. (collectively, "Aerotel") commenced an action against NACT and a customer of NACT in the United States District Court, Southern District of New York, alleging that telephone systems manufactured and sold by NACT incorporating prepaid debit card features infringe upon Aerotel's patent which was issued in November 1987 (the "Aerotel Patent"). The initial complaint further alleged defamation and unfair competition as a result of a communication disseminated by NACT to its customers and tortious interference with prospective business relations, alleging that NACT induced third parties to abandon licensing negotiations with Aerotel. Aerotel sought injunctive relief, damages in an unspecified amount, damages of up to three times the damages found for willful infringement of the Aerotel Patent and an order requiring NACT to publish a written apology to Aerotel. NACT filed an answer and counterclaim in which it denied infringement of the Aerotel Patent and sought judgment that the Aerotel Patent is invalid and unenforceable and that Aerotel has misused its patent in violation of antitrust laws. NACT has denied that it has committed defamation, unfair competition and tortious interference with prospective business relations. In August 1997, Aerotel amended its complaint to include as defendants GST and GST USA, as well as Kyle Love, the former President of NACT, and Dr. Thomas E. Sawyer, a director of GST and NACT and the former Chairman and Chief Executive Officer of NACT. The amended pleadings seek in excess of $18.7 million in damages and allege that GST and GST USA have infringed the Aerotel Patent, aided and abetted infringement by others, including NACT, and participated in, and aided and abetted alleged tortious conduct by, NACT. The defendants have served answers denying all material allegations and intend to defend vigorously.

     Under the terms of World Access' stock purchase agreement with GST, World Access and GST have agreed to share evenly the costs of any judgment against NACT as a result of the Aerotel litigation, including NACT's legal fees. Subsequent to the NACT acquisition, World Access has been actively engaged in settlement negotiations. On July 9, 1998, World Access, GST and Aerotel entered into a Memorandum of Understanding to settle the Aerotel litigation, and the parties are negotiating the terms and conditions of a final settlement agreement. World Access currently estimates that its portion of the settlement costs, including legal fees, will be approximately $3.3 million and will be paid through the issuance of World Access Common Stock. If a settlement does not occur, NACT's patent counsel believe that NACT has valid defenses to the Aerotel claims (which, if upheld, would be valid for all defendants), and the defendants intend to vigorously defend. However, no assurances can be given as to the outcome of this action. An unfavorable decision in this action could have a material adverse effect on Holdco's business, financial condition and results of operations.

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

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     NACT provides advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. During the period from 1987 through 1989, NACT developed and began selling its LCX 120C switch application product and NTS 1000 billing system. During the period from 1990 through 1995, NACT developed enhancements to the LCX, including T-1 capability, enhancement of its prepaid debit card services, automated operator, international call back and call reorigination. During the same period, NACT also developed the Master Control Unit. In May 1996, NACT completed development of and began selling the STX, an integrated digital tandem switching system that includes proprietary systems software that enables standard applications such as 1+ and optional advanced applications such as international call back/reorigination, prepaid debit card and prepaid cellular.

     NACT sells its products in the United States to enhanced telecommunications network service providers through a direct sales force. During the fourth quarter of fiscal 1997, NACT sold its first STX switching and NTS billing systems outside the United States. NACT intends to continue to expand the marketing of its products both domestically and internationally. Currently, NACT also provides long distance network carrier service to facilities management customers with operations primarily in Brazil and Eastern Europe.

     In response to customer demand, in fiscal 1995, NACT began offering facilities management and network carrier services. Facilities management services enable a customer to concentrate on marketing its products while NACT maintains such customer's switch(es) in NACT's facilities for a fee. Such services can include network carrier usage in addition to the management of a switch. NACT provides network carrier usage at competitively priced domestic and international rates. Revenues associated with such facilities management services, including network carrier usage, are presented in NACT's financial statements as network carrier sales. The gross profit associated with such sales are substantially lower than those associated with product sales. In addition, given the small number of customers and the high volume of revenues generated from an individual customer through network carrier sales, the loss or gain of one or more customers could cause a significant fluctuation in NACT's quarterly revenues.

     In 1995, NACT formed Wins, Inc., a wholly-owned subsidiary, to provide specialized long distance services (e.g., prepaid debit card and international call back/reorigination) to potential switching system customers who wanted to enter the specialized long distance service market before making a major capital investment in switching equipment. NACT's financial statements for the fiscal year ended September 30, 1995 include the accounts of NACT and Wins. On September 30, 1995, NACT transferred ownership and operation of Wins to GST USA in the form of a dividend accounted for at historical cost. From October 1, 1995 through September 30, 1996, NACT provided carrier services to GST USA for the Wins operation. NACT ceased providing carrier services to Wins on September 30, 1996. Therefore, no revenue has been recognized by NACT from the Wins operation after September 30, 1996.

     GST USA acquired a 100% interest in NACT Common Stock through a series of purchases of newly issued shares and shares owned by former stockholders of NACT from September 1993 through September 30, 1995. GST USA accounted for the acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired was accounted for by GST USA as product support contracts, software development costs, and goodwill. In accordance with the requirements of the Commission, NACT's financial statements reflect these intangible assets on its balance sheet, with related amortization recorded in cost of goods sold and other operating expense in the respective years. Product support contracts and software development costs are being amortized over a five-year straight-line period and goodwill is being amortized over a 20-year straight-line period.

     In the second quarter of fiscal 1997, NACT completed an initial public offering of its common stock, pursuant to which NACT and its parent company, GST, sold two million and one million shares, respectively, of NACT Common Stock, resulting in net proceeds to NACT and GST of approximately $18.1 million and

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

$10.0 million, respectively. As a result of this initial public offering, GST's interest in NACT was reduced to approximately 63%.

     On September 30, 1997, GST announced that it had retained Hambrecht & Quist LLC to explore alternatives for monetizing its 63% interest in NACT, including a potential sale of some or all of GST's shares of NACT's capital stock to one or more strategic investors. On December 31, 1997, GST and GST USA entered into the NACT Stock Purchase Agreement with World Access, and on February 27, 1998, World Access purchased from GST USA all of the shares of NACT Common Stock held by GST USA. See "Summary -- World Access' Interest in NACT."

FISCAL 1997 COMPARED TO FISCAL 1996

RESULTS OF OPERATIONS

     Total Revenues. Revenues increased by 70.1% from $16.3 million in fiscal 1996 to $27.7 million in fiscal 1997. Product sales increased by 121.4% from $9.9 million in fiscal 1996 to $22.0 million in fiscal 1997 primarily due to sales of the STX switching systems, which NACT began selling in May 1996. Network carrier sales increased by 51.1% from $3.8 million in fiscal 1996 to $5.7 million in fiscal 1997 due to increased carrier usage volumes from existing network carrier customers. NACT generated $2.6 million in revenues from sales of network carrier usage to Wins in 1996. On October 1, 1996, NACT discontinued providing network carrier usage to Wins.

GROSS PROFIT

     Product Sales. Gross profit on product sales increased 147.8% from $6.0 million in fiscal 1996 to $14.8 million in fiscal 1997 due to increases in sales volumes and gross profit per unit from the sale of larger port capacity STX switching systems. Gross profit on product sales as a percentage of product sales increased from 60.3% in fiscal 1996 to 67.5% in fiscal 1997 primarily due to sales of larger port capacity STX switching systems, which have higher gross profit margins, in fiscal 1997 and due to lower margins on STX switching systems in fiscal 1996 as a result of special pricing on its initial sales of STX switching systems and the discounting of LCX systems prior to the release of the STX system in May 1996.

     Network Carrier Sales. Gross profit on network carrier sales decreased 42.6% from $0.4 million in fiscal 1996 to $0.2 million in fiscal 1997 due to a decrease in the prices charged for international carrier traffic to NACT's network carrier customers and due to the non-recognition of profit on network carrier sales during the fourth quarter of fiscal 1997 to Overseas Telecom (a network carrier customer).

     Wins. In fiscal 1997, there were no sales to GST USA for the Wins operations. In fiscal 1996, NACT provided network carrier services at cost to GST USA for the Wins operations.

     Overall. Gross profit increased 144.0% from $6.0 million in fiscal 1996 to $14.7 million in fiscal 1997 primarily due to increases in sales volumes and gross profit per unit from the sale of larger port capacity STX switching systems. Gross profit as a percentage of net revenues increased from 37.0% in fiscal 1996 to 53.1% in fiscal 1997 primarily due to sales of larger port capacity STX switching systems, which have higher gross profit margins, in fiscal 1997 and due to lower margins on STX switching systems in fiscal 1996 as a result of special pricing on initial sales of STX switching systems and the discounting of LCX systems prior to the release of the STX system in May 1996.

     Research and Development. Research and development expenses increased by 76.4% from $1.4 million in fiscal 1996 to $2.4 million in fiscal 1997 primarily due to the expansion of NACT's engineering staff and an increase in expenditures for planning and implementation of several hardware and software research and development projects designed to enhance the STX switching and NTS billing systems. Capitalized software development costs were $0.4 million and $0.8 million in fiscal 1996 and 1997, respectively.

     Selling and Marketing. Selling and marketing expenses increased by 162.7% from $1.0 million in fiscal 1996 to $2.5 million in fiscal 1997 due to the hiring of additional senior sales personnel, the opening of new

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

domestic sales offices, increased advertising and trade show expenditures, and increased commissions paid to sales personnel as a result of the increase in NACT's product sales.

     General and Administrative. General and administrative expenses increased 14.8% from $3.0 million in fiscal 1996 to $3.5 million in fiscal 1997 primarily due to the hiring of new personnel in NACT's technical support, training, finance, and administrative departments to support NACT's increased sales, shipments, and installations of STX switching and NTS billing systems. Also, in fiscal 1997, additional expenses were incurred by NACT as a result of the construction of and move into the Company's new headquarters/ manufacturing facility on July 1, 1997.

     Amortization of Acquired Intangibles. NACT has included amortization of acquired intangibles as a component of both cost of sales and operating expenses. These intangibles arose as a result of the acquisition of NACT by GST USA. GST USA accounted for the acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired was assigned by GST USA as product support contracts, software development costs and goodwill and, in accordance with requirements of the Commission, has been included in the balance sheet of NACT with related amortization recorded in cost of goods sold and other operating expenses. Product support contracts and software development costs are being amortized over a five-year straight-line period and goodwill is being amortized over a 20-year straight-line period.

     Other Income and Expense. Other income, net of $0.1 million in fiscal 1996, increased to $0.5 million in fiscal 1997 due to an increase in interest income during fiscal 1997 resulting from investing the cash proceeds received from the initial public offering completed in March of 1997.

     Income Taxes. NACT recorded provisions for income taxes with effective rates of 28.8% and 39.4% of income before taxes for fiscal 1996 and 1997, respectively. The increase in the effective tax rate in 1997 is primarily a result of increased profitability. Future effective tax rates are expected to be in excess of statutory rates during the amortization period of the acquired goodwill from GST USA because the goodwill is not deductible for tax purposes.

FISCAL 1996 COMPARED TO FISCAL 1995

RESULTS OF OPERATIONS

     Total Revenues. Revenues increased by 41.8% from $11.5 million in fiscal 1995 to $16.3 million in fiscal 1996. Product sales increased by 30.6% from $7.6 million in fiscal 1995 to $9.9 million in fiscal 1996 primarily due to the introduction of NACT's new STX switching system in May 1996. Network carrier sales increased by 36.0% from $2.8 million in fiscal 1995 to $3.8 million in fiscal 1996 due to increased carrier usage volumes from existing network carrier customers. Wins generated $1.1 million in revenues in fiscal 1995. Revenues generated from Wins network carrier sales in fiscal 1996 were $2.6 million.

GROSS PROFIT

     Product Sales. Gross profit on product sales increased 20.8% from $5.0 million in fiscal 1995 to $6.0 million in fiscal 1996 due to an increase in product sales resulting from the introduction of the STX in May 1996. Gross profit on product sales as a percentage of product sales decreased from 65.2% in fiscal 1995 to 60.3% in fiscal 1996 primarily due to lower margins resulting from an emphasis on promoting the STX. Margins on initial STX sales were lower due to special STX upgrade pricing provided to NACT's current customers through June 1, 1996.

     Network Carrier Sales. Gross profit on network carrier sales increased from $0.1 million in fiscal 1995 to $0.4 million in fiscal 1996 due to increased network carrier sales volume. Gross profit on network carrier sales as a percentage of network carrier sales increased from 1.8% in fiscal 1995 to 10.6% in fiscal 1996 due to increased volume discounts received from the underlying carriers as a result of increased network carrier usage. NACT began its network carrier operations in fiscal 1995.

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

     Wins. Wins generated $0.3 million of gross profit in fiscal 1995 or 28.3% of Wins sales. NACT transferred ownership and operations of Wins to GST USA on October 1, 1995 and provided carrier services at cost to GST USA for the Wins operations in fiscal 1996.

     Overall. Gross profit increased 23.6% from $4.9 million in fiscal 1995 to $6.0 million in fiscal 1996 due to an increase in both product and network carrier sales volume. Gross profit as a percentage of net revenues decreased from 42.5% in fiscal 1995 to 37.0% in fiscal 1996 primarily due to lower margins resulting from an emphasis on the STX switching system and lower margins on initial sales of the STX switching systems.

     Research and Development. Research and development expenses increased by 14.3% from $1.2 million in fiscal 1995 to $1.4 million in fiscal 1996 primarily due to the move to more rapidly develop the STX switching system and to maintain ongoing research and development of NACT's existing hardware and software product lines. NACT's capitalized software development costs were $0.2 million and $0.4 million in fiscal 1995 and 1996, respectively.

     Selling and Marketing. Selling and marketing expenses increased 3.1% from $0.9 million in fiscal 1995 to $1.0 million in fiscal 1996 primarily due to continued expansion of NACT's sales and marketing staff. Fiscal 1996 selling and marketing expenses were offset by the transfer of certain salary and fringe benefit expenses to general and administrative when the Director of Sales and Marketing was promoted to Executive Vice President and then to President and Chief Executive Officer.

     General and Administrative. General and administrative expenses increased by 40.5% from $2.2 million in fiscal 1995 to $3.0 million in fiscal 1996 primarily due to an increase in the provision for bad debt, continued expansion of the manufacturing and technical support departments, the expansion of the finance department and implementation of a company-wide quality assurance program. The increase in the provision for bad debt was a result of increased sales volume and the addition of a $310,000 reserve for accounts receivable due from Overseas Telecom (a network carrier customer), which was transferred to a note receivable.

     Income Taxes. NACT recorded provisions for income taxes with effective rates of 71.9% and 28.8% of income before taxes for fiscal 1995 and 1996, respectively. The decrease in the effective tax rate is a result of additional amortization of goodwill, which is not deductible for income tax purposes. Future effective tax rates are expected to be in excess of statutory rates during the amortization period of the acquired goodwill from GST USA because the goodwill is not deductible for tax purposes.

THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1996

RESULTS OF OPERATIONS

     Total Revenues. NACT's revenues increased 35.9% from $6.4 million for the three months ended December 31, 1996 to $8.7 million in the equivalent 1997 quarter. Product sales, which include switching application systems, software and factory support, increased 52.7% from $4.8 million for the three months ended December 31, 1996 to $7.3 million in the equivalent 1997 quarter, primarily due to sales of STX and NTS switching and billing systems into the international market and sales of larger port capacity STX switches. Network carrier sales decreased 13.9% from $1.6 million for the three months ended December 31, 1996 to $1.4 million in the equivalent 1997 quarter primarily due to decreased carrier usage volumes from existing network carrier customers.

GROSS PROFIT

     Product Sales. NACT's gross profit increased 65.1% from $3.0 million for the three months ended December 31, 1996 to $5.0 million in the equivalent 1997 quarter due to an increase in product sales resulting from sales of the higher margin, larger port capacity STX switches. Gross profit on product sales as a percent of product sales was 63.8% and 70.4% for the three months ended December 31, 1996 and 1997, respectively.

     Network Carrier Sales. NACT's gross profit decreased 100.0% from $52,000 for the three months ended December 31, 1996 to $0 in the equivalent 1997 quarter primarily due to a decrease in network carrier sales and higher carrier usage costs from NACT's long distance carriers. Gross profit on network carrier sales

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

as a percent of network carrier sales was 3.2% and 0.0% for the three months ended December 31, 1996 and 1997, respectively.

     Research and Development. NACT's research and development expenses increased 88.9% from $423,000 for the three months ended December 31, 1996 to $799,000 in the equivalent 1997 quarter. The increase is primarily due to an increase in personnel and other expenditures for completion of several hardware and software research and development projects designed to enhance the STX switching platform and upgrade the NTS billing system to a new hardware and software platform. Capitalized software development costs were approximately $125,000 and $187,000 for the three months ended December 31, 1996 and 1997, respectively.

     Sales and Marketing. NACT's sales and marketing expenses increased 114.8% from $357,000 for the three months ended December 31, 1996 to $767,000 in the equivalent 1997 quarter primarily due to the hiring of additional sales personnel, the opening of new domestic sales offices, increased advertising and trade show expenditures, and increased commissions paid as a result of the increase in product sales.

     General and Administrative. NACT's general and administrative expenses increased 62.9% from $836,000 for the three months ended December 31, 1996 to $1,362,000 in the equivalent 1997 quarter primarily due to the hiring of new finance, technical support, training and facilities management personnel to support NACT's increased sales, shipments and installations of STX switching and NTS billing systems, and the additional overhead expenses of NACT's new headquarters/manufacturing facility which was completed on July 1, 1997.

     Amortization of Acquired Intangibles. NACT has included amortization of acquired intangibles as a component of both cost of sales and operating expenses. These intangibles arose as a result of the acquisition of NACT by GST USA through a series of purchases of newly issued shares and shares owned by former stockholders of NACT. Such purchases occurred from September 1993 through December 1994. GST USA accounted for the acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired was assigned by GST USA as product support contracts, software development costs and goodwill and, in accordance with requirements of the Commission, has been included in the balance sheet of NACT with related amortization recorded in cost of goods sold and other operating expenses. Product support contracts and software development costs are being amortized over a five year straight-line period and goodwill is being amortized over a 20 year straight-line period. In addition, NACT acquired the customer list of its Eastern Europe network carrier customer in September 1997. This customer list was recorded on NACT's books at the lower of fair market value or cost as an intangible asset and is being amortized to cost of sales over a three year period.

     Income Taxes. NACT's effective tax rate for the three months ended December 31, 1997 was 40.0%. This is higher than the respective statutory federal and state tax rates due to amortization of goodwill. This higher effective tax rate is expected to continue during the amortization period of the acquired goodwill from GST USA.

     Fluctuations in Quarterly Operating Results. Operating results have in the past fluctuated and may in the future fluctuate due to factors such as the timing of new product introductions by NACT and its competitors, delays in new product introductions by NACT, market acceptance of new or enhanced versions of NACT's products, changes in the product or customer mix, changes in the level of operating expenses, competitive pricing pressures, the gain or loss of significant customers, increased research and development and sales and marketing expenses associated with new product introductions and economic conditions in general and in NACT's industry. Due to the high unit price and long lead times associated with revenues derived from equipment orders, NACT's financial results may fluctuate significantly depending upon the time of the actual shipment of such orders. All of the above factors are difficult for NACT to forecast, and these or other factors can materially adversely affect NACT's business, financial condition and results of operations for one quarter or a series of quarters. NACT's expense levels are based in part on its expectations regarding future sales and are fixed in the short term to a large extent. Therefore, NACT may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in sales. Any significant decline in

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

demand relative to NACT's expectations or any material delay of customer orders could have a material adverse effect on NACT's business, financial condition and results of operations.

SIX MONTHS ENDED JUNE 30, 1998 AND 1997

RESULTS OF OPERATIONS

     Total Revenues. NACT's revenues increased 44.3% from $7.2 million for the three months ended June 30, 1997 to $10.4 million in the equivalent 1998 quarter. Product sales, which includes switching application and billing systems, software, consulting, and factory support, increased 68.7% from $5.7 million for the three months ended June 30, 1997 to $9.7 million in the equivalent 1998 quarter primarily due to sales of larger port capacity STX switches and NTS billing systems to new and existing customers and STX application system upgrades to existing customers. Network carrier sales decreased 51.2% from $1.5 million for the three months ended June 30, 1997 to $0.7 million in the equivalent 1998 quarter primarily due to one customer moving a substantial portion of network carrier traffic to another carrier.

     NACT's revenues increased 44.0% from $13.5 million for the six months ended June 30, 1997 to $19.4 million in the equivalent 1998 period. Product sales, which includes switching application and billing systems, software, consulting, and factory support, increased 57.3% from $10.8 million for the six months ended June 30, 1997 to $17.0 million in the equivalent 1998 period. The increase results primarily from sales of larger port capacity STX switches and NTS billing systems to new and existing customers and STX application system upgrades to existing customers. Network carrier sales decreased 9.7% from $2.7 million for the six months ended June 30, 1997 to $2.4 million in the equivalent 1998 period primarily due to one customer moving a substantial portion of network carrier traffic to another carrier.

GROSS PROFIT

     Product Sales. NACT's gross profit increased 61.8% from $4.3 million for the three months ended June 30, 1997 to $6.9 million in the equivalent 1998 quarter due to an increase in product sales resulting from sales of the higher margin, larger port capacity STX switches and lower manufacturing costs per unit. Gross profit on product sales as a percent of product sales was 74.6% and 72.1% for the three months ended June 30, 1997 and 1998, respectively.

     NACT's gross profit increased 56.3% from $7.5 million for the six months ended June 30, 1997 to $11.8 million in the equivalent 1998 period due to an increase in product sales resulting from sales of the higher margin, larger port capacity STX switches and lower manufacturing costs per unit. Gross profit on product sales as a percent of product sales was 70.1% and 69.8% for the six months ended June 30, 1997 and 1998, respectively.

     Network Carrier Sales. NACT's gross profit increased 20.5% from $78,000 for the three months ended June 30, 1997 to $94,000 in the equivalent 1998 quarter, primarily due to lower network carrier rates paid by NACT. Gross profit on network carrier sales as a percent of network carrier sales was 5.3% and 13.1% for the three months ended June 30, 1997 and 1998, respectively.

     NACT's gross profit increased 86.2% from $138,000 for the six months ended June 30, 1997 to $257,000 in the equivalent 1998 period primarily due to lower network carrier rates paid by NACT. Gross profit on network carrier sales as a percent of network carrier sales was 5.1% and 10.6% for the six months ended June 30, 1997 and 1998, respectively.

     Research and Development. NACT's research and development expenses increased 2.2% from $740,000 for the three months ended June 30, 1997 to $756,000 in the equivalent 1998 quarter primarily due to an increase in expenditures for planning, design, and completion of several hardware and software research and development projects designed to enhance the STX switching platform and introduce a new billing system. Capitalized software development costs were $212,000 and $271,000 for the three months ended June 30, 1997 and 1998, respectively.

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

     NACT's research and development expenses increased 10.3% from $1.4 million for the six months ended June 30, 1997 to $1.5 million in the equivalent 1998 period primarily due to an increase in personnel and other expenditures for planning, design, and completion of several hardware and software research and development projects. Capitalized software development costs were $629,000 and $480,000 for the six months ended June 30, 1997 and 1998, respectively.

     Sales and Marketing. NACT's sales and marketing expenses increased 8.6% from $824,000 for the three months ended June 30, 1997 to $895,000 in the equivalent 1998 quarter primarily due to increased advertising and trade show expenditures, and increased commissions paid as a result of the increase in product sales.

     NACT's sales and marketing expenses increased 25.1% from $1.4 million for the six months ended June 30, 1997 to $1.7 million in the equivalent 1998 period primarily due to the hiring of additional senior sales personnel, international marketing and selling efforts, increased advertising and trade show expenditures, and increased commissions paid as a result of the increase in product sales.

     General and Administrative. NACT's general and administrative expenses increased 16.4% from $891,000 for the three months ended June 30, 1997 to $1,037,000 in the equivalent 1998 quarter primarily due to increased legal expenses related to the patent infringement lawsuit.

     NACT's general and administrative expenses increased 40.6% from $1.6 million for the six months ended June 30, 1997 to $2.3 million in the equivalent 1998 period primarily due to increased legal expenses related to the patent infringement lawsuit, accounting, and investment banking expenses related to the NACT Stock Purchase Agreement and the NACT Merger Agreement.

     Amortization of Acquired Intangibles. NACT has included amortization of acquired intangibles as a component of both cost of sales and operating expenses. These intangibles arose as a result of the acquisition of NACT by GST USA through a series of purchases of newly issued shares and shares owned by former stockholders of NACT. Such purchases occurred from September 1993 through December 1994. GST USA accounted for the acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired, was assigned by GST USA as product support contracts, software development costs and goodwill. In accordance with requirements of the SEC, these amounts have been included in the balance sheets of NACT with related amortization recorded in cost of goods sold and other operating expenses. Product support contracts and software development costs are being amortized over a five year straight-line period. Goodwill is being amortized over a 20 year straight-line period. In addition, NACT acquired the customer list of its Eastern Europe network carrier customer in September 1997. This customer list was recorded on NACT's books at the lower of fair market value or cost as an intangible asset, and is being amortized to cost of sales over a three-year period.

     Income Taxes. NACT's effective tax rate for the six months ended June 30, 1998 was 40.0%. This is higher than the respective statutory federal and state tax rates due to amortization of goodwill. This higher effective tax rate is expected to continue during the amortization period of the acquired goodwill from GST USA.

     Fluctuations in quarterly operating results. Operating results have in the past and may in the future fluctuate due to factors such as the timing of new product introductions by NACT and its competitors, delays in new product introductions by NACT, market acceptance of new or enhanced versions of NACT's products, changes in the product or customer mix, changes in the level of operating expenses, competitive pricing pressures, the gain or loss of significant customers, increased research and development and sales and marketing expenses associated with new product introductions and economic conditions in general and in NACT's industry. Due to the high unit price and long lead times associated with revenues derived from equipment orders, NACT's financial results may fluctuate significantly depending upon the time of the actual shipment of such orders. All of the above factors are difficult for NACT to forecast, and these or other factors can materially adversely affect NACT's business,financial condition and results of operations for one quarter or a series of quarters. NACT's expense levels are based in part on its expectations regarding future sales and are fixed in the short term to a large extent. Therefore, NACT may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in sales. Any significant decline in demand relative to NACT's expectations or any material delay of customer orders could have a material adverse effect on NACT's business, financial condition and results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     NACT currently finances its operations, and normal reoccurring capital expenditures through cash flow from operations and its current cash and short-term investment balances. For the six months ended June 30, 1998, operating activities provided cash of $3.2 million.

     As of June 30, 1998, NACT had cash, cash equivalents and marketable securities totaling $14.8 million an increase of $2.3 million from December 31, 1997 primarily due to an increase in cash flow from operations.

     NACT maintains an unsecured bank line of credit expiring in February 1999 that provides borrowings up to $1.0 million at the bank's prime rate plus one point. There were no outstanding draws under the line of credit as of June 30, 1998.

     NACT acts as a guarantor on financing of some customer transactions executed under repurchase agreements with two financial institutions. In accordance with the terms of one of the repurchase agreements, NACT maintains a $6.0 million unrestricted cash balance. As of June 30, 1998, NACT was contingently liable under these repurchase agreements for approximately $7.6 million.

     NACT believes that the June 30, 1998 cash and marketable securities balances, anticipated cash flows from operations and its line of credit will satisfy NACT's working capital and capital expenditure requirements for at least the next twelve months. However, there can be no assurance that NACT will not be required to seek additional capital sooner or, if so required, that adequate capital will be available on terms acceptable to NACT, or at all.

YEAR 2000 COMPLIANCE

     NACT currently sells the NTS 1000 billing system which will require upgrading by the year 2000 due to its existing limitation of using only two digits to identify the year in the date field. NACT is planning release of its new billing system, the NTS 2000, by the first calendar quarter of 1999, which overcomes the two digit limitation currently experienced on the NTS 1000. Furthermore, NACT is in the process of modifying the NTS 1000 software to overcome the two digit limitation. This modification of the NTS 1000 software is anticipated to be completed by the first calendar quarter in 1999 at an estimated cost of $115,000. NACT anticipates the majority of customers will upgrade to the NTS 2000. No assurance can be made that any of NACT's customers will upgrade to the NTS 2000 or that the modification to the NCT 1000 software will be successful or competed on time. In the event that a significant number of NACT's customers do not upgrade to the NTS 2000 or the NTS 1000 software modification is not successful, NACT may incur expenses and potential loss of ongoing service revenues.

     In addition, NACT is in the process of evaluating its computer systems to determine what modifications (if any) are necessary to make such systems compatible with the year 2000 requirements. However, because many of NACT's computer systems have been put into service within the last several years, NACT does not expect any such modifications to have a material adverse effect on NACT's financial position or results of operations. There can be no assurance, however, that the computer systems of other companies on which NACT's systems rely will be timely modified, or that a failure to modify such systems by another company, or modifications that are incompatible with NACT's systems, would not have a material adverse effect on NACT.

                        OTHER INFORMATION REGARDING NACT

     The executive officers, directors and key employees of NACT, their ages (as of September 30, 1998) and present positions with NACT are as follows:

NAME                                     AGE   POSITION(S)
----                                     ---   -----------
A. Lindsay Wallace.....................   48   President, Chief Executive Officer and
                                               Director
Eric F. Gurr...........................   39   Chief Financial Officer, Treasurer and
                                               Secretary
Ronald S. Eliason......................   63   Director
Mark A. Gergel.........................   41   Director
Scott N. Madigan.......................   40   Director
Steven A. Odom.........................   45   Director
Hensley E. West........................   53   Director
Thomas E. Sawyer.......................   65   Director
Gary D. Brown..........................   43   Vice President of Research and
                                               Development
Geoffrey Shupe.........................   43   Vice President of Sales and Marketing

     A. Lindsay Wallace has been the President and a director of NACT since January 1996 and Chief Executive Officer of NACT since April 1996. From January 1994 to January 1996, he was the Director of Sales and Marketing of NACT and was the Executive Vice President of NACT from October 1995 to January 1996. From 1988 to December 1993, Mr. Wallace was a National Account Manager of Sprint and opened the Sprint/Telnet data office in Salt Lake City, Utah. From 1984 to 1988, he was President and Chief Executive Officer of Hybrid Micrographics, Inc.

     Eric F. Gurr has been NACT's Vice President of Finance and Administration and Chief Financial Officer since August 1995 and Treasurer and Secretary since June 1989. Between June 1989 and August 1995, Mr. Gurr served as Controller and Director of Administration and Finance. Mr. Gurr served as Chief Financial Officer and Treasurer of Wins, now a subsidiary of GST USA, from January 1995 to September 1996. From 1985 to 1989, Mr. Gurr served as a Senior Auditor for Deseret Management Corporation, a diversified conglomerate. Mr. Gurr is a Certified Public Accountant.

     Ronald S. Eliason has been a director of NACT since March 1997. Mr. Eliason has been the President and Chief Executive Officer of Campus Credit Union, a financial institution based in Provo, Utah, since June 1991. He was the Vice President -- Administration and Chief Financial Officer of Novell, Inc. from August 1985 to April 1990.

     Mark A. Gergel has served as a director of NACT since February 1998. See "Management of Holdco -- Executive Officers" for certain biographical information regarding Mr. Gergel.

     Scott N. Madigan has served as a director of NACT since February 1998. See "Management of Holdco -- Executive Officers" for certain biographical information regarding Mr. Madigan.

     Steven A. Odom has served as a director of NACT since February 1998. See "Management of Holdco -- Board of Directors" for certain biographical information regarding Mr. Odom.

     Hensley E. West has served as a director of NACT since February 1998. See "Management of Holdco -- Board of Directors" for certain biographical information regarding Mr. West.

     Thomas E. Sawyer has been a director of NACT since May 1997. Dr. Sawyer was Chairman of the Board Emeritus of NACT from November 1996 to May 1997, a director of NACT from 1982 to November 1996, the Chairman of the board of directors of NACT from October 1985 to November 1996 and was Chief Executive Officer of NACT from October 1988 to March 1996. In December 1993, he was appointed Chief Technology Officer of GST and was appointed a director of GST in August 1995. Dr. Sawyer has over 35 years of experience in information technology industries and 23 years of experience in senior management of four publicly-traded information technology firms.

     Gary D. Brown has been NACT's Vice President of Research and Development since June 1996. Prior to being named Vice President, he had served as the Director of Research and Development since July 1990. In these positions, he has helped conceive and direct all development activities of NACT. From July 1985 until July 1990, Mr. Brown served as a Senior Software Engineer. Prior to joining NACT in July 1985, Mr. Brown was a Lead Software Engineer for a proprietary operating system at WICAT Systems, Inc. for over five years.

     Geoffrey Shupe has been NACT's Vice President of Sales and Marketing since October 1996. Mr. Shupe is responsible for sales development, marketing and Technical Support. He joined NACT in January 1994 as Major Account Manager for sales and became the Director of Sales and Marketing in January 1996. Mr. Shupe was an account representative, Major Account Representative, and National Account Manager for Sprint from February 1987 through December 1993.

     The board of directors of NACT currently consists of seven members. Currently all directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Executive officers are elected by and serve at the discretion of the NACT board of directors.

     NACT's board of directors held two meetings during the year ended September 30, 1997. Each director attended at least 75% of the aggregate number of meetings held by the board of directors and its committees during the time each such director was a member of the board of directors or any committee of the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NACT

     The following table sets forth information concerning ownership of NACT's Common Stock outstanding as of August 31, 1998 by (i) each person known by NACT to be the beneficial owner of more than five percent of NACT Common Stock, (ii) each director of NACT, (iii) each of the executive officers of NACT and (iv) all executive officers and directors of NACT as a group.

                                                                AMOUNT OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       BENEFICIALLY OWNED(2)   PERCENT OF CLASS
---------------------------------------                       ---------------------   ----------------
World Access, Inc.(3).......................................        5,468,712               67.3%
Mark A. Gergel(4)...........................................        5,468,712               67.3
Scott N. Madigan(4).........................................        5,468,712               67.3
Steven A. Odom(4)...........................................        5,468,712               67.3
Hensley E. West(4)..........................................        5,468,712               67.3
Thomas E. Sawyer............................................                0                  *
A. Lindsay Wallace..........................................                0                  *
Ronald S. Eliason...........................................                0                  *
Eric F. Gurr................................................                0                  *
All directors and officers as a group (8 persons)...........        5,468,712               67.3

---------------

  * Less than 1%.
(1) Unless otherwise indicated, all addresses are c/o NACT Telecommunications, Inc. 191 West 5200 North, Provo, Utah 84604.
(2) Beneficial ownership has been determined in accordance with Rule 13d-3 and, unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3 and includes options or other rights to subscribe which are exercisable within 60 days of September 30, 1998.
(3) The address of World Access is 945 E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326.
(4) Represents shares of NACT Common Stock held by World Access, of which Messrs. Odom and West are executive officers and directors and Messrs. Gergel and Madigan are executive officers.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Combined Financial Statements of Holdco give effect to the consummation of the Transaction and to the several transactions that Holdco has completed or are currently contemplated. The Unaudited Pro Forma Combined Statements of Operations give effect to: (1) the ATI acquisition; (2) the NACT Stock Purchase; (3) the NACT Transaction; (4) the Resurgens Transaction; and (5) the Telco Merger as if each of these acquisitions had occurred on January 1, 1997. The Unaudited Pro Forma Combined Balance Sheet gives effect to: the NACT Transaction, the Resurgens Transaction and the Telco Merger as if they had been completed on June 30, 1998.

     As Telco's fiscal year end, August 31, differs from World Access' fiscal year-end by more than 93 days, Telco's results of operations for the period from November 25, 1996 through November 30, 1997 were used in preparing the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997. Telco's results of operations for the six months from December 1, 1997 through May 31, 1998 were used in preparing the Unaudited Pro Forma Combined Statement of Operations for the six months ended June 30, 1998. Telco's unaudited June 30, 1998 balance sheet was utilized in preparing the Unaudited Pro Forma Combined Balance Sheet as of June 30, 1998.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that the management of Holdco believes are reasonable. Each of the acquisition transactions above has been accounted for using the purchase method of accounting. The adjustments recorded in the Unaudited Pro Forma Combined Financial Statements represent the preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Unaudited Pro Forma Combined Financial Statements.

     In connection with the consummation of the pending acquisition transaction, Holdco expects to record charges representing the estimated portion of the purchase price allocated to in-process research and development of $73.9 million for the Telco acquisition. In addition, in the six month period ended June 30, 1998, Holdco recorded charges representing the estimated portion of the purchase price allocated to in-process research and development of $44.6 million and $5.4 million for the NACT Stock Purchase and ATI acquisition, respectively, and Holdco has assumed, for purposes of these pro forma combined financial statements, that it will record $21.9 million in additional charges representing the estimated purchase price allocated to in-process research and development in connection with the NACT Transaction. Since these charges are directly related to the acquisitions and will not recur, the Unaudited Pro Forma Combined Statements of Operations have been prepared excluding these one-time non-recurring charges.

     The Unaudited Pro Forma Combined Financial Statements also give effect to Telco's January 1998 acquisition of substantially all of the assets of Jupiter Technology, Inc. ("Jupiter"), a privately held company engaged in the development of ATM and frame relay access equipment, as of January 1, 1997. The purchase price of $6.2 million included approximately $5.1 million of in-process research and development which was expensed by Telco at the time of such acquisition. Jupiter's operations were not deemed material when compared to Telco's historical financial statements and, therefore, were not included in the Unaudited Pro Forma Combined Statements of Operations. The $5.1 million in-process development charge recorded by Telco was non-recurring in nature and excluded from the Unaudited Pro Forma Combined Statement of Operation.

     The Unaudited Pro Forma Combined Financial Statements are not necessarily indicative of the financial position or the future results of operations or results that might have been achieved if the foregoing acquisition transactions had been consummated as of the indicated dates. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical consolidated financial statements of Holdco, ATI, NACT and Telco, the historical combined financial statements of Resurgens and the related notes thereto. See "Incorporation of Certain Documents by Reference" and "Available Information".

                                     HOLDCO

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                                                                HOLDCO,
                                                        NACT MINORITY     HOLDCO                               NACT AND
                                                          INTEREST       AND NACT                RESURGENS     RESURGENS
                                              HOLDCO     ADJUSTMENTS     COMBINED   RESURGENS   ADJUSTMENTS    COMBINED     TELCO
                                             --------   -------------    --------   ---------   -----------    ---------   --------
                                                              ASSETS
Current Assets
 Cash and equivalents                        $ 57,653     $     --       $ 57,653   $  1,637     $ (7,000)(C)  $ 52,290    $ 11,601
 Marketable securities.....................     3,500           --          3,500         --           --         3,500       2,200
 Accounts receivable.......................    41,819           --         41,819      3,354           --        45,173      16,974
 Inventories...............................    34,473           --         34,473         --           --        34,473      23,209
 Other current assets......................    15,429           --         15,429      4,476           --        19,905         954
                                             --------     --------       --------   --------     --------      --------    --------
       Total Current Assets................   152,874           --        152,874      9,467       (7,000)      155,341      54,938
Property and equipment.....................    17,203           --         17,203     52,126        9,000(C)     78,329       8,383
Goodwill...................................    74,378        9,617(A)      83,995         --       71,251(C)    155,246       7,617
Acquired technology........................                  4,400(A)       4,400         --           --         4,400          --
Other assets...............................    24,063           --         24,063        152       18,300(C)     42,515          --
                                             --------     --------       --------   --------     --------      --------    --------
       Total Assets........................  $268,518     $ 14,017       $282,535   $ 61,745     $ 91,551      $435,831    $ 70,938
                                             ========     ========       ========   ========     ========      ========    ========
                                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Short-term debt...........................  $  4,408     $     --       $  4,408   $  3,542     $     --      $  7,950    $     --
 Accounts payable..........................    23,087           --         23,087     19,731           --        42,818       4,357
 Other accrued liabilities.................    12,913           --         12,913      7,243        2,000(C)     22,156      12,635
                                             --------     --------       --------   --------     --------      --------    --------
       Total Current Liabilities...........    40,408           --         40,408     30,516        2,000        72,924      16,992
Long-term debt.............................   115,529           --        115,529         --           --       115,529          --
Noncurrent liabilities.....................     1,564        1,700(A)       3,264     29,050           --        32,314         991
Minority interests.........................    12,443      (12,443)(A)         --         --           --            --          --
                                             --------     --------       --------   --------     --------      --------    --------
       Total Liabilities...................   169,944      (10,743)       159,201     59,566        2,000       220,767      17,983
Stockholders' Equity
 Common stock..............................       219           20(A)         239         85          (85)(D)       275         110
                                                                                                       36(C)
 Capital in excess of par value............   133,286       46,640(A)     179,926     61,467      (61,467)(D)   271,620      79,017
                                                                                                   91,694(C)
 Accumulated deficit.......................   (34,931)     (21,900)(B)    (56,831)   (59,373)      59,373(D)    (56,831)    (26,172)
                                             --------     --------       --------   --------     --------      --------    --------
       Total Stockholders' Equity..........    98,574       24,760        123,334      2,179       89,551       215,064      52,955
                                             --------     --------       --------   --------     --------      --------    --------
       Total Liabilities and Stockholders'
        Equity.............................  $268,518     $ 14,017       $282,535   $ 61,745     $ 91,551      $435,831    $ 70,938
                                             ========     ========       ========   ========     ========      ========    ========

                                                                HOLDCO,
                                                            NACT, RESURGENS
                                                TELCO          AND TELCO
                                             ADJUSTMENTS       COMBINED
                                             -----------    ---------------
                                                         ASSETS
Current Assets
 Cash and equivalents                         $     --         $  63,891
 Marketable securities.....................         --             5,700
 Accounts receivable.......................         --            62,147
 Inventories...............................     (4,500)(E)        53,182
 Other current assets......................         --            20,859
                                              --------         ---------
       Total Current Assets................     (4,500)          205,779
Property and equipment.....................     (2,800)(E)        83,912
Goodwill...................................     30,125(E)        192,988
Acquired technology........................     56,400(E)         60,800
Other assets...............................     23,400(E)         65,915
                                              --------         ---------
       Total Assets........................   $102,625         $ 609,394
                                              ========         =========
                                             LIABILITIES AND STOCKHOLDERS'
                                                         EQUITY
Current Liabilities
 Short-term debt...........................   $     --         $   7,950
 Accounts payable..........................         --            47,175
 Other accrued liabilities.................      6,650(E)         41,441
                                              --------         ---------
       Total Current Liabilities...........      6,650            96,566
Long-term debt.............................         --           115,529
Noncurrent liabilities.....................     24,900(E)         58,205
Minority interests.........................         --                --
                                              --------         ---------
       Total Liabilities...................     31,550           270,300
Stockholders' Equity
 Common stock..............................       (110)(F)           340
                                                    65(E)
 Capital in excess of par value............    (79,017)(F)      4 69,485
                                               197,865(E)
 Accumulated deficit.......................     26,172(F)       (130,731)
                                               (73,900)(G)
                                              --------         ---------
       Total Stockholders' Equity..........     71,075           339,094
                                              --------         ---------
       Total Liabilities and Stockholders'
        Equity.............................   $102,625         $ 609,394
                                              ========         =========

                                     HOLDCO

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                           NACT                                                 HOLDCO,
                                         MINORITY        HOLDCO                                NACT AND
                                         INTEREST       AND NACT                RESURGENS      RESURGENS
                              HOLDCO    ADJUSTMENTS     COMBINED   RESURGENS   ADJUSTMENTS     COMBINED
                             --------   -----------     --------   ---------   -----------     ---------
                                                 ASSETS
Current Assets
  Cash and equivalents.....  $ 57,653    $     --       $ 57,653   $  1,637     $ (7,000)(C)   $ 52,290
  Marketable securities....     3,500          --          3,500         --           --          3,500
  Accounts receivable......    41,819          --         41,819      3,354           --         45,173
  Inventories..............    34,473          --         34,473         --           --         34,473
  Other current assets.....    15,429          --         15,429      4,476           --         19,905
                             --------    --------       --------   --------     --------       --------
          Total Current
            Assets.........   152,874          --        152,874      9,467       (7,000)       155,341
Property and equipment.....    17,203          --         17,203     52,126        9,000(C)      78,329
Goodwill...................    74,378       9,617(A)      83,995         --       71,251(C)     155,246
Acquired technology........                 4,400(A)       4,400         --           --          4,400
Other assets...............    24,063          --         24,063        152       18,300(C)      42,515
                             --------    --------       --------   --------     --------       --------
          Total Assets.....  $268,518    $ 14,017       $282,535   $ 61,745     $ 91,551       $435,831
                             ========    ========       ========   ========     ========       ========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt..........  $  4,408    $     --       $  4,408   $  3,542     $     --       $  7,950
  Accounts payable.........    23,087          --         23,087     19,731           --         42,818
  Other accrued
     liabilities...........    12,913          --         12,913      7,243        2,000(C)      22,156
                             --------    --------       --------   --------     --------       --------
          Total Current
            Liabilities....    40,408          --         40,408     30,516        2,000         72,924
Long-term debt.............   115,529          --        115,529         --           --        115,529
Noncurrent liabilities.....     1,564       1,700(A)       3,264     29,050                      32,314
Minority interests.........    12,443     (12,443)(A)         --         --           --             --
                             --------    --------       --------   --------     --------       --------
          Total
            Liabilities....   169,944     (10,743)       159,201     59,566        2,000        220,767
Stockholders' Equity
  Common stock.............       219          20(A)         239         85          (85)(D)        275
                                                                                      36(C)
  Capital in excess of par
     value.................   133,286      46,640(A)     179,926     61,467      (61,467)(D)    271,620
                                                                                  91,694(C)
  Accumulated deficit......   (34,931)    (21,900)(B)    (56,831)   (59,373)      59,373(D)     (56,831)
                             --------    --------       --------   --------     --------       --------
          Total
            Stockholders'
            Equity.........    98,574      24,760        123,334      2,179       89,551        215,064
                             --------    --------       --------   --------     --------       --------
          Total Liabilities
            and
            Stockholders'
            Equity.........  $268,518    $ 14,017       $282,535   $ 61,745     $ 91,551       $435,831
                             ========    ========       ========   ========     ========       ========

                                     HOLDCO

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                             NACT                                                 HOLDCO,
                                           MINORITY       HOLDCO AND                              NACT AND
                                           INTEREST          NACT                    TELCO         TELCO
                                HOLDCO    ADJUSTMENTS      COMBINED     TELCO     ADJUSTMENTS     COMBINED
                               --------   -----------     ----------   --------   -----------     --------
                                                  ASSETS
Current Assets
  Cash and equivalents.......  $ 57,653    $     --        $ 57,653    $ 11,601    $     --       $ 69,254
  Marketable securities......     3,500          --           3,500       2,200          --          5,700
  Accounts receivable........    41,819          --          41,819      16,974          --         58,793
  Inventories................    34,473          --          34,473      23,209      (4,500)(E)     53,182
  Other current assets.......    15,429          --          15,429         954          --         16,383
                               --------    --------        --------    --------    --------       --------
         Total Current
           Assets............   152,874          --         152,874      54,938      (4,500)       203,312
Property and equipment.......    17,203          --          17,203       8,383      (2,800)(E)     22,786
Goodwill.....................    74,378       9,617(A)       83,995       7,617      30,125(E)     121,737
Acquired technology..........                 4,400(A)        4,400          --      56,400(E)      60,800
Other assets.................    24,063          --          24,063          --      23,400(E)      47,463
                               --------    --------        --------    --------    --------       --------
         Total Assets........  $268,518    $ 14,017        $282,535    $ 70,938    $102,625       $456,098
                               ========    ========        ========    ========    ========       ========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt............  $  4,408    $     --        $  4,408    $     --    $     --       $  4,408
  Accounts payable...........    23,087          --          23,087       4,357          --         27,444
  Other accrued
    liabilities..............    12,913          --          12,913      12,635       6,650(E)      32,198
                               --------    --------        --------    --------    --------       --------
         Total Current
           Liabilities.......    40,408          --          40,408      16,992       6,650         64,050
Long-term debt...............   115,529          --         115,529          --          --        115,529
Noncurrent liabilities.......     1,564       1,700(A)        3,264         991      24,900(E)      29,155
Minority interests...........    12,443     (12,443)(A)          --          --          --             --
                               --------    --------        --------    --------    --------       --------
         Total Liabilities...   169,944     (10,743)        159,201      17,983      31,550        208,734
Stockholders' Equity
  Common stock...............       219          20(A)          239         110        (110)(F)        304
                                                                                         65(E)
  Capital in excess of par
    value....................   133,286      46,640(A)      179,926      79,017     (79,017)(F)    377,791
                                                                                    197,865(E)
  Accumulated deficit........   (34,931)    (21,900)(B)     (56,831)    (26,172)     26,172(F)    (130,731)
                                                                                    (73,900)(G)
                               --------    --------        --------    --------    --------       --------
         Total Stockholders'
           Equity............    98,574      24,760         123,334      52,955      71,075        247,364
                               --------    --------        --------    --------    --------       --------
         Total Liabilities
           and Stockholders'
           Equity............  $268,518    $ 14,017        $282,535    $ 70,938    $102,625       $456,098
                               ========    ========        ========    ========    ========       ========

                                     HOLDCO

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                         NACT
                                                                       MINORITY       HOLDCO AND
                                                                       INTEREST          NACT
                                                           HOLDCO     ADJUSTMENTS      COMBINED
                                                          --------   -------------    ----------
                                             ASSETS
Current Assets
  Cash and equivalents..................................  $ 57,653     $     --        $ 57,653
  Marketable securities.................................     3,500           --           3,500
  Accounts receivable...................................    41,819           --          41,819
  Inventories...........................................    34,473           --          34,473
  Other current assets..................................    15,429           --          15,429
                                                          --------     --------        --------
          Total Current Assets..........................   152,874           --         152,874
Property and equipment..................................    17,203           --          17,203
Goodwill................................................    74,378        9,617(A)       83,995
Acquired technology.....................................                  4,400(A)        4,400
Other assets............................................    24,063           --          24,063
                                                          --------     --------        --------
          Total Assets..................................  $268,518     $ 14,017        $282,535
                                                          ========     ========        ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt.......................................  $  4,408     $     --        $  4,408
  Accounts payable......................................    23,087           --          23,087
  Other accrued liabilities.............................    12,913           --          12,913
                                                          --------     --------        --------
          Total Current Liabilities.....................    40,408           --          40,408
Long-term debt..........................................   115,529           --         115,529
Noncurrent liabilities..................................     1,564        1,700(A)        3,264
Minority interests......................................    12,443      (12,443)(A)          --
                                                          --------     --------        --------
          Total Liabilities.............................   169,944      (10,743)        159,201
Stockholders' Equity
  Common stock..........................................       219           20(A)          239
  Capital in excess of par value........................   133,286       46,640(A)      179,926
  Accumulated deficit...................................   (34,931)     (21,900)(B)     (56,831)
                                                          --------     --------        --------
          Total Stockholders' Equity....................    98,574       24,760         123,334
                                                          --------     --------        --------
          Total Liabilities and Stockholders' Equity....  $268,518     $ 14,017        $282,535
                                                          ========     ========        ========

                                     HOLDCO

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                                         HOLDCO AND
                                                                           TELCO           TELCO
                                                    HOLDCO     TELCO    ADJUSTMENTS       COMBINED
                                                   --------   -------   -----------      ----------
                                              ASSETS
Current Assets
  Cash and equivalents...........................  $ 57,653   $11,601    $      --       $  69,254
  Marketable securities..........................     3,500     2,200           --           5,700
  Accounts receivable............................    41,819    16,974           --          58,793
  Inventories....................................    34,473    23,209       (4,500)(E)      53,182
  Other current assets...........................    15,429       954           --          16,383
                                                   --------   -------    ---------       ---------
          Total Current Assets...................   152,874    54,938       (4,500)        203,312
Property and equipment...........................    17,203     8,383       (2,800)(E)      22,786
Goodwill.........................................    74,378     7,617       30,125(E)      112,120
Acquired technology..............................                           56,400(E)       56,400
Other assets.....................................    24,063        --       23,400(E)       47,463
                                                   --------   -------    ---------       ---------
          Total Assets...........................  $268,518   $70,938    $ 102,625       $ 442,081
                                                   ========   =======    =========       =========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt................................  $  4,408   $    --    $      --       $   4,408
  Accounts payable...............................    23,087     4,357           --          27,444
  Other accrued liabilities......................    12,913    12,635        6,650(E)       32,198
                                                   --------   -------    ---------       ---------
          Total Current Liabilities..............    40,408    16,992        6,650          64,050
Long-term debt...................................   115,529        --           --         115,529
Noncurrent liabilities...........................     1,564       991       24,900(E)       27,455
Minority interests...............................    12,443        --           --          12,443
                                                   --------   -------    ---------       ---------
          Total Liabilities......................   169,944    17,983       31,550         219,477
Stockholders' Equity
  Common stock...................................       219       110         (110)(F)         284
                                                                                65(E)
  Capital in excess of par value.................   133,286    79,017      (79,017)(F)     331,151
                                                                           197,865(E)
  Accumulated deficit............................   (34,931)  (26,172)      26,172(F)     (108,831)
                                                                           (73,900)(G)
                                                   --------   -------    ---------       ---------
          Total Stockholders' Equity.............    98,574    52,955       71,075         222,604
                                                   --------   -------    ---------       ---------
          Total Liabilities and Stockholders'
            Equity...............................  $268,518   $70,938    $ 102,625       $ 442,081
                                                   ========   =======    =========       =========

                                     HOLDCO

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     HOLDCO,
                                                                                                     ATI AND
                                                                                         NACT          NACT         NACT
                                                                HOLDCO                 MAJORITY      MAJORITY     MINORITY
                                                    ATI        AND ATI                 INTEREST      INTEREST     INTEREST
                             HOLDCO     ATI     ADJUSTMENTS    COMBINED      NACT     ADJUSTMENTS    COMBINED    ADJUSTMENTS
                            --------   ------   -----------    --------     -------   -----------   ----------   -----------
Sales of products.........  $ 69,830   $  826     $    --      $ 70,656     $ 1,175    $     --      $71,831
Service revenues..........    13,408       --          --        13,408       1,160          --       14,568       $    --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Total Sales..............    83,238      826          --        84,064       2,335          --       86,399            --
Cost of products sold.....    39,012      631          --        39,643         755         190(D)    40,588            90(H)
Cost of services..........    12,189       --          --        12,189       1,220          --       13,409            --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Total Cost of Sales......    51,201      631          --        51,832       1,975         190       53,997            90
 Gross Profit.............    32,037      195          --        32,232         360        (190)      32,402           (90)
Engineering and
 development..............     2,582      241          --         2,823         504          --        3,327            --
Selling, general and
 administrative...........     7,936      349          --         8,285       1,369          --        9,654            --
Amortization of
 goodwill.................     1,882       --          16(A)      1,898          39         360(E)     2,297           240(I)
                                           --          --                        --          --                         --
In-process research and
 development..............    50,000       --      (5,400)(B)    44,600          --     (44,600)(F)       --            --
Special charges...........     3,240       --          --         3,240          --          --        3,240            --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Operating Income (Loss)..   (33,603)    (395)      5,384       (28,614)     (1,552)     44,050       13,884          (330)
Interest and other
 income...................     1,971       --          --         1,971          --          --        1,971            --
Interest and other
 expense..................    (3,031)     (18)         --        (3,049)         --          --       (3,049)           --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Income (Loss) Before
   Income Taxes and
   Minority Interests.....   (34,663)    (413)      5,384       (29,692)     (1,552)     44,050       12,806          (330)
Income taxes..............     6,135       --        (140)(C)     5,995        (620)         --        5,375            --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Income (Loss) Before
   Minority Interests.....   (40,798)    (413)      5,524       (35,687)       (932)     44,050        7,431          (330)
Minority interests in
 earnings of subsidiary...     1,533       --          --         1,533          --        (305)(G)    1,228        (1,228)(J)
                            --------   ------     -------      --------     -------    --------      -------       -------
 Net Income (Loss)........  $(42,331)  $ (413)    $ 5,524      $(37,220)    $  (932)   $ 44,355      $ 6,203       $   898
                            ========   ======     =======      ========     =======    ========      =======       =======
Net Income (Loss) Per
 Common Share
 Basic....................
 Diluted..................
Weighted Average Shares
 Outstanding
 Basic....................
 Diluted..................


                                                                    HOLDCO,                                HOLDCO,
                            HOLDCO,                                   ATI,                                ATI, NACT,
                            ATI AND                                 NACT AND                              RESURGENS
                              NACT                   RESURGENS     RESURGENS                   TELCO      AND TELCO
                            COMBINED    RESURGENS   ADJUSTMENTS     COMBINED       TELCO    ADJUSTMENTS    COMBINED
                            --------    ---------   -----------   ------------    -------   -----------   ----------
Sales of products.........  $ 71,831    $     --      $    --       $ 71,831      $54,552     $    --     $ 126,383
Service revenues..........    14,568      10,377           --         24,945           --          --        24,945
                            --------    --------      -------       --------      -------     -------     ---------
 Total Sales..............    86,399      10,377           --         96,776       54,552          --       151,328
Cost of products sold.....    40,678          --           --         40,678       32,969        (120)(P)    77,052
                                                                                                3,525(Q)
Cost of services..........    13,409      27,028           --         40,437           --                    40,437
                            --------    --------      -------       --------      -------     -------     ---------
 Total Cost of Sales......    54,087      27,028           --         81,115       32,969       3,405       117,489
 Gross Profit.............    32,312     (16,651)          --         15,661       21,583      (3,405)       33,839
Engineering and
 development..............     3,327          --           --          3,327        7,809          --        11,136
Selling, general and
 administrative...........     9,654      10,404          620(L)      20,678       11,974         460(R)     33,112
Amortization of
 goodwill.................     2,537          --        1,780(M)       4,317          406        (160)(S)     5,363
                                              --           --                          --         800(T)
In-process research and
 development..............        --          --           --             --        5,135      (5,135)(U)        --
Special charges...........     3,240          --           --          3,240           --          --         3,240
                            --------    --------      -------       --------      -------     -------     ---------
 Operating Income (Loss)..    13,554     (27,055)      (2,400)       (15,901)      (3,741)        630       (19,012)
Interest and other
 income...................     1,971           4           --          1,975          323          --         2,298
Interest and other
 expense..................    (3,049)     (2,224)          --         (5,273)          --          --        (5,273)
                            --------    --------      -------       --------      -------     -------     ---------
 Income (Loss) Before
   Income Taxes and
   Minority Interests.....    12,476     (29,275)      (2,400)       (19,199)      (3,418)        630       (21,987)
Income taxes..............     5,375          --       (5,375)(N)         --          100        (100)(V)        --
                            --------    --------      -------       --------      -------     -------     ---------
 Income (Loss) Before
   Minority Interests.....     7,101     (29,275)       2,975        (19,199)      (3,518)        730       (21,987)
Minority interests in
 earnings of subsidiary...        --          --           --             --           --          --            --
                            --------    --------      -------       --------      -------     -------     ---------
 Net Income (Loss)........  $  7,101    $(29,275)     $ 2,975       $(19,199)     $(3,518)    $   730     $ (21,987)
                            ========    ========      =======       ========      =======     =======     =========
Net Income (Loss) Per
 Common Share
 Basic....................                                                                                $   (0.67)(X)
                                                                                                          =========
 Diluted..................                                                                                $   (0.67)(X)
                                                                                                          =========
Weighted Average Shares
 Outstanding
 Basic....................                                                                                   32,724(X)
                                                                                                          =========
 Diluted..................                                                                                   32,724(X)
                                                                                                          =========

                                     HOLDCO

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            HOLDCO,
                                         ATI AND NACT       NACT        HOLDCO
                                           MAJORITY       MINORITY       AND                                 HOLDCO, NACT
                                           INTEREST       INTEREST       NACT                  RESURGENS     AND RESURGENS
                                           COMBINED      ADJUSTMENTS   COMBINED   RESURGENS   ADJUSTMENTS      COMBINED
                                         -------------   -----------   --------   ---------   -----------    -------------
Sales of products......................     $71,831        $    --     $71,831    $     --      $    --        $ 71,831
Service revenues.......................      14,568             --      14,568      10,377           --          24,945
                                            -------        -------     -------    --------      -------        --------
  Total Sales..........................      86,399             --      86,399      10,377           --          96,776
Cost of products sold..................      40,588             90(H)   40,678          --           --          40,678
Cost of services.......................      13,409             --      13,409      27,028           --          40,437
                                            -------        -------     -------    --------      -------        --------
  Total Cost of Sales..................      53,997             90      54,087      27,028           --          81,115
  Gross Profit.........................      32,402            (90)     32,312     (16,651)          --          15,661
Engineering and development............       3,327             --       3,327          --           --           3,327
Selling, general and administrative....       9,654             --       9,654      10,404          620(L)       20,678
Amortization of goodwill...............       2,297            240(I)    2,537          --        1,780(M)        4,317
Special charges........................       3,240             --       3,240          --           --           3,240
                                            -------        -------     -------    --------      -------        --------
  Operating Income (Loss)..............      13,884           (330)     13,554     (27,055)      (2,400)        (15,901)
Interest and other income..............       1,971             --       1,971           4           --           1,975
Interest and other expense.............      (3,049)            --      (3,049)     (2,224)          --          (5,273)
                                            -------        -------     -------    --------      -------        --------
  Income (Loss) Before Income Taxes and
    Minority Interests.................      12,806           (330)     12,476     (29,275)      (2,400)        (19,199)
Income taxes...........................       5,375             --       5,375          --       (5,375)(N)          --
                                            -------        -------     -------    --------      -------        --------
  Income (Loss) Before Minority
    Interests..........................       7,431           (330)      7,101     (29,275)       2,975         (19,199)
Minority interests in earnings of
  subsidiary...........................       1,228         (1,228)(J)      --          --           --              --
                                            -------        -------     -------    --------      -------        --------
  Net Income (Loss)....................     $ 6,203        $   898     $ 7,101    $(29,275)     $ 2,975        $(19,199)
                                            =======        =======     =======    ========      =======        ========
Net Income (Loss) Per Common Share
  Basic................................                                                                        $  (0.73)(O)
                                                                                                               ========
  Diluted..............................                                                                        $  (0.73)(O)
                                                                                                               ========
Weighted Average Shares Outstanding
  Basic................................                                                                          26,220(O)
                                                                                                               ========
  Diluted..............................                                                                          26,220(O)
                                                                                                               ========

                                     HOLDCO

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           HOLDCO,
                                           ATI AND
                                             NACT         NACT
                                           MAJORITY     MINORITY       HOLDCO                            HOLDCO, NACT
                                           INTEREST     INTEREST      AND NACT                TELCO       AND TELCO
                                           COMBINED    ADJUSTMENTS    COMBINED    TELCO    ADJUSTMENTS     COMBINED
                                           --------   -------------   --------   -------   -----------   ------------
Sales of products........................  $71,831       $   --       $71,831    $54,552     $    --       $126,383
Service revenues.........................   14,568           --        14,568         --          --         14,568
                                           -------       ------       -------    -------     -------       --------
  Total Sales............................   86,399           --        86,399     54,552          --        140,951
Cost of products sold....................   40,588           90(H)     40,678     32,969        (120)(P)     77,052
                                                                                               3,525(Q)
Cost of services.........................   13,409           --        13,409         --                     13,409
                                           -------       ------       -------    -------     -------       --------
  Total Cost of Sales....................   53,997           90        54,087     32,969       3,405         90,461
  Gross Profit...........................   32,402          (90)       32,312     21,583      (3,405)        50,490
Engineering and development..............    3,327           --         3,327      7,809          --         11,136
Selling, general and administrative......    9,654           --         9,654     11,974         460(R)      22,088
Amortization of goodwill.................    2,297          240(I)      2,537        406        (160)(S)      3,583
                                                                                                 800(T)
In-process research and development......       --           --            --      5,135      (5,135)(U)         --
Special charges..........................    3,240           --         3,240         --          --          3,240
                                           -------       ------       -------    -------     -------       --------
  Operating Income (Loss)................   13,884         (330)       13,554     (3,741)        630         10,443
Interest and other income................    1,971           --         1,971        323          --          2,294
Interest expense.........................   (3,049)          --        (3,049)        --          --         (3,049)
                                           -------       ------       -------    -------     -------       --------
  Income (Loss) Before Income Taxes and
    Minority Interests...................   12,806         (330)       12,476     (3,418)        630          9,688
Income taxes.............................    5,375           --         5,375        100      (1,655)(W)      3,820
                                           -------       ------       -------    -------     -------       --------
  Income (Loss) Before Minority
    Interests............................    7,431         (330)        7,101     (3,518)      2,285          5,868
Minority interests in earnings of
  subsidiary.............................    1,228       (1,228)(J)        --         --          --             --
                                           -------       ------       -------    -------     -------       --------
  Net Income (Loss)......................  $ 6,203       $  898       $ 7,101    $(3,518)    $ 2,285       $  5,868
                                           =======       ======       =======    =======     =======       ========
Net Income Per Common Share
  Basic..................................                                                                  $   0.20(X)
                                                                                                           ========
  Diluted................................                                                                  $   0.19(X)
                                                                                                           ========
Weighted Average Shares Outstanding
  Basic..................................                                                                    28,974(X)
                                                                                                           ========
  Diluted................................                                                                    30,655(X)
                                                                                                           ========

                                     HOLDCO

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            HOLDCO,
                                                            ATI AND
                                                              NACT         NACT
                                                            MAJORITY     MINORITY      HOLDCO AND
                                                            INTEREST     INTEREST         NACT
                                                            COMBINED    ADJUSTMENTS     COMBINED
                                                           ----------   -----------    ----------
Sales of products........................................   $71,831       $    --       $71,831
Service revenues.........................................    14,568            --        14,568
                                                            -------       -------       -------
  Total Sales............................................    86,399            --        86,399
Cost of products sold....................................    40,588            90(H)     40,678
Cost of services.........................................    13,409            --        13,409
                                                            -------       -------       -------
  Total Cost of Sales....................................    53,997            90        54,087
  Gross Profit...........................................    32,402           (90)       32,312
Engineering and development..............................     3,327            --         3,327
Selling, general and administrative......................     9,654            --         9,654
Amortization of goodwill.................................     2,297           240(I)      2,537
Special charges..........................................     3,240            --         3,240
                                                            -------       -------       -------
  Operating Income.......................................    13,884          (330)       13,554
Interest and other income................................     1,971            --         1,971
Interest expense.........................................    (3,049)           --        (3,049)
                                                            -------       -------       -------
  Income Before Income Taxes and Minority Interests......    12,806          (330)       12,476
Income taxes.............................................     5,375            --         5,375
                                                            -------       -------       -------
  Income Before Minority Interests.......................     7,431          (330)        7,101
Minority interests in earnings of subsidiary.............     1,228        (1,228)(J)        --
                                                            -------       -------       -------
  Net Income.............................................   $ 6,203       $   898       $ 7,101
                                                            =======       =======       =======
Net Income Per Common Share
  Basic..................................................                               $  0.32(K)
                                                                                        =======
  Diluted................................................                               $  0.30(K)
                                                                                        =======
Weighted Average Shares Outstanding
  Basic..................................................                                22,470(K)
                                                                                        =======
  Diluted................................................                                23,969(K)
                                                                                        =======

                                     HOLDCO

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     HOLDCO,
                                                     ATI AND
                                                  NACT MAJORITY                           HOLDCO AND
                                                    INTEREST                   TELCO        TELCO
                                                    COMBINED       TELCO    ADJUSTMENTS    COMBINED
                                                  -------------   -------   -----------   ----------
Sales of products...............................     $71,831      $54,552     $    --      $126,383
Service revenues................................      14,568           --          --        14,568
                                                     -------      -------     -------      --------
  Total Sales...................................      86,399       54,552          --       140,951
Cost of products sold...........................      40,588       32,969        (120)(P)    76,962
                                                                                3,525(Q)
Cost of services................................      13,409           --                    13,409
                                                     -------      -------     -------      --------
  Total Cost of Sales...........................      53,997       32,969       3,405        90,371
  Gross Profit..................................      32,402       21,583      (3,405)       50,580
Engineering and development.....................       3,327        7,809          --        11,136
Selling, general and administrative.............       9,654       11,974         460(R)     22,088
Amortization of goodwill........................       2,297          406        (160)(S)     3,343
                                                                                  800(T)
In-process research and development.............          --        5,135      (5,135)(U)        --
Special charges.................................       3,240           --          --         3,240
                                                     -------      -------     -------      --------
  Operating Income..............................      13,884       (3,741)        630        10,773
Interest and other income.......................       1,971          323          --         2,294
Interest expense................................      (3,049)          --          --        (3,049)
                                                     -------      -------     -------      --------
  Income Before Income Taxes and Minority
     Interests..................................      12,806       (3,418)        630        10,018
Income taxes....................................       5,375          100      (1,655)(W)     3,820
                                                     -------      -------     -------      --------
  Income Before Minority Interests..............       7,431       (3,518)      2,285         6,198
Minority interests in earnings of subsidiary....       1,228           --          --         1,228
                                                     -------      -------     -------      --------
  Net Income....................................     $ 6,203      $(3,518)    $ 2,285      $  4,970
                                                     =======      =======     =======      ========
Net Income Per Common Share
  Basic.........................................                                           $   0.18(X)
                                                                                           ========
  Diluted.......................................                                           $   0.17(X)
                                                                                           ========
Weighted Average Shares Outstanding
  Basic.........................................                                             26,947(X)
                                                                                           ========
  Diluted.......................................                                             28,627(X)
                                                                                           ========

                                     HOLDCO

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                HOLDCO,
                                                                                                   NACT       ATI AND NACT
                                                                           HOLDCO      NACT      MAJORITY       MAJORITY
                                                               ATI        AND ATI    MAJORITY    INTEREST       INTEREST
                                      HOLDCO      ATI      ADJUSTMENTS    COMBINED   INTEREST   ADJUSTMENTS     COMBINED
                                      -------   --------   -----------    --------   --------   -----------   ------------
Sales of products...................  $71,392   $ 13,687     $  (150)(A)  $ 84,929   $24,502      $    --       $109,431
Service revenues....................   21,593         --          --        21,593     5,493           --         27,086
                                      -------   --------     -------      --------   -------      -------       --------
 Total Sales........................   92,985     13,687        (150)      106,522    29,995           --        136,517
Cost of products sold...............   43,827     13,586         (70)(A)    57,343     7,569          370(D)      65,282
Cost of services....................   17,018         --          --        17,018     5,756           --         22,774
                                      -------   --------     -------      --------   -------      -------       --------
 Total Cost of Sales................   60,845     13,586         (70)       74,361    13,325          370         88,056
 Gross Profit.......................   32,140        101         (80)       32,161    16,670         (370)        48,461
Engineering and development.........    1,862      4,283          --         6,145     2,761           --          8,906
Selling, general and
 administrative.....................    9,000      6,265          --        15,265     6,913           --         22,178
Amortization of goodwill............    1,756         --         200(B)      1,956       573        2,150(E)       4,679
                                      -------   --------     -------      --------   -------      -------       --------
 Operating Income (Loss)............   19,522    (10,447)       (280)        8,795     6,423       (2,520)        12,698
Interest and other income...........    2,503         64          --         2,567       734           --          3,301
Interest and other expense..........   (1,355)        --          --        (1,355)      (19)          --         (1,374)
                                      -------   --------     -------      --------   -------      -------       --------
 Income (Loss) Before Income Taxes
   and Minority Interests...........   20,670    (10,383)       (280)       10,007     7,138       (2,520)        14,625
Income taxes........................    7,536         --      (3,800)(C)     3,736     2,757           --          6,493
                                      -------   --------     -------      --------   -------      -------       --------
 Income (Loss) Before Minority
   Interests........................   13,134    (10,383)      3,520         6,271     4,381       (2,520)         8,132
Minority Interests in Earnings of
 Subsidiary.........................       --         --          --            --        --       (1,433)(F)     (1,433)
                                      -------   --------     -------      --------   -------      -------       --------
 Net Income (Loss)..................  $13,134   $(10,383)    $ 3,520      $  6,271   $ 4,381      $(3,953)      $  6,699
                                      =======   ========     =======      ========   =======      =======       ========
Net Income (Loss) Per Common Share
 Basic..............................
 Diluted............................
Weighted Average Shares Outstanding
 Basic..............................
 Diluted............................


                                         NACT       HOLDCO,                              HOLDCO, ATI,
                                       MINORITY     ATI AND                                NACT AND
                                       INTEREST       NACT                  RESURGENS     RESURGENS                   TELCO
                                      ADJUSTMENTS   COMBINED   RESURGENS   ADJUSTMENTS     COMBINED      TELCO     ADJUSTMENTS
                                      -----------   --------   ---------   -----------   ------------   --------   -----------
Sales of products...................    $   --      $109,431   $      --     $    --      $ 109,431     $113,013    $     --
Service revenues....................        --        27,086     165,489          --        192,575           --          --
                                        ------      --------   ---------     -------      ---------     --------    --------
 Total Sales........................        --       136,517     165,489          --        302,006      113,013          --
Cost of products sold...............       180(G)     65,462          --          --         65,462       72,638        (240)(O)
                                                                                                                       7,050(P)
Cost of services....................        --        22,774     246,494       1,230(K)     270,498           --          --
                                        ------      --------   ---------     -------      ---------     --------    --------
 Total Cost of Sales................       180        88,236     246,494       1,230        335,960       72,638       6,810
 Gross Profit.......................      (180)       48,281     (81,005)     (1,230)       (33,954)      40,375      (6,810)
Engineering and development.........        --         8,906          --          --          8,906       14,927          --
Selling, general and
 administrative.....................        --        22,178      74,448          --         96,626       28,181         925(Q)
Amortization of goodwill............       480(H)      5,159          --       3,560(L)       8,719          669        (669)(R)
                                                                                                                       1,500(S)
                                        ------      --------   ---------     -------      ---------     --------    --------
 Operating Income (Loss)............      (660)       12,038    (155,453)     (4,790)      (148,205)      (3,402)     (8,566)
Interest and other income...........        --         3,301         642          --          3,943          692          --
Interest and other expense..........        --        (1,374)    (16,909)         --        (18,283)          --          --
                                        ------      --------   ---------     -------      ---------     --------    --------
 Income (Loss) Before Income Taxes
   and Minority Interests...........      (660)       13,965    (171,720)     (4,790)      (162,545)      (2,710)     (8,566)
Income taxes........................        --         6,493          --      (6,493)(M)         --           --          --
                                        ------      --------   ---------     -------      ---------     --------    --------
 Income (Loss) Before Minority
   Interests........................      (660)        7,472    (171,720)      1,703       (162,545)      (2,710)     (8,566)
Minority Interests in Earnings of
 Subsidiary.........................     1,433(I)         --          --          --             --           --          --
                                        ------      --------   ---------     -------      ---------     --------    --------
 Net Income (Loss)..................    $  773      $  7,472   $(171,720)    $ 1,703      $(162,545)    $ (2,710)   $ (8,566)
                                        ======      ========   =========     =======      =========     ========    ========
Net Income (Loss) Per Common Share
 Basic..............................
 Diluted............................
Weighted Average Shares Outstanding
 Basic..............................
 Diluted............................

                                        HOLDCO,
                                      ATI, NACT,
                                       RESURGENS
                                       AND TELCO
                                       COMBINED
                                      -----------
Sales of products...................   $ 222,444
Service revenues....................     192,575
                                       ---------
 Total Sales........................     415,019
Cost of products sold...............     144,910
Cost of services....................     270,498
                                       ---------
 Total Cost of Sales................     415,408
 Gross Profit.......................        (389)
Engineering and development.........      23,833
Selling, general and
 administrative.....................     125,732
Amortization of goodwill............      10,219
                                       ---------
 Operating Income (Loss)............    (160,173)
Interest and other income...........       4,635
Interest and other expense..........     (18,283)
                                       ---------
 Income (Loss) Before Income Taxes
   and Minority Interests...........    (173,821)
Income taxes........................          --
                                       ---------
 Income (Loss) Before Minority
   Interests........................    (173,821)
Minority Interests in Earnings of
 Subsidiary.........................          --
                                       ---------
 Net Income (Loss)..................   $(173,821)
                                       =========
Net Income (Loss) Per Common Share
 Basic..............................   $   (5.54)(U)
                                       =========
 Diluted............................   $   (5.54)(U)
                                       =========
Weighted Average Shares Outstanding
 Basic..............................      31,380(U)
                                       =========
 Diluted............................      31,380(U)
                                       =========

                                     HOLDCO

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           HOLDCO,
                                           ATI AND
                                             NACT         NACT                                                 HOLDCO,
                                           MAJORITY     MINORITY     HOLDCO AND                               NACT AND
                                           INTEREST     INTEREST        NACT                    RESURGENS     RESURGENS
                                           COMBINED    ADJUSTMENTS    COMBINED     RESURGENS   ADJUSTMENTS    COMBINED
                                          ----------   -----------   ----------    ---------   -----------    ---------
Sales of products.......................   $109,431      $   --       $109,431     $      --     $    --      $ 109,431
Service revenues........................     27,086          --         27,086       165,489          --        192,575
                                           --------      ------       --------     ---------     -------      ---------
  Total Sales...........................    136,517          --        136,517       165,489          --        302,006
Cost of products sold...................     65,282         180(G)      65,462            --          --         65,462
Cost of services........................     22,774          --         22,774       246,494       1,230(K)     270,498
                                           --------      ------       --------     ---------     -------      ---------
  Total Cost of Sales...................     88,056         180         88,236       246,494       1,230        335,960
  Gross Profit..........................     48,461        (180)        48,281       (81,005)     (1,230)       (33,954)
Engineering and development.............      8,906          --          8,906            --          --          8,906
Selling, general and administrative.....     22,178          --         22,178        74,448          --         96,626
Purchased research and development......         --          --             --            --          --             --
Amortization of goodwill................      4,679         480(H)       5,159            --       3,560(L)       8,719
                                           --------      ------       --------     ---------     -------      ---------
  Operating Income (Loss)...............     12,698        (660)        12,038      (155,453)     (4,790)      (148,205)
Interest and other income...............      3,301          --          3,301           642          --          3,943
Interest and other expense..............     (1,374)         --         (1,374)      (16,909)         --        (18,283)
                                           --------      ------       --------     ---------     -------      ---------
  Income (Loss) Before Income Taxes and
    Minority Interests..................     14,625        (660)        13,965      (171,720)     (4,790)      (162,545)
Income taxes............................      6,493          --          6,493            --      (6,493)(M)         --
                                           --------      ------       --------     ---------     -------      ---------
  Income (Loss) Before Minority
    Interests...........................      8,132        (660)         7,472      (171,720)      1,703       (162,545)
Minority Interests in Earnings of
  Subsidiary............................     (1,433)      1,433(I)          --            --          --             --
                                           --------      ------       --------     ---------     -------      ---------
  Net Income (Loss).....................   $  6,699      $  773       $  7,472     $(171,720)    $ 1,703      $(162,545)
                                           ========      ======       ========     =========     =======      =========
Net Income (Loss) Per Common Share
  Basic.................................                                                                      $   (6.53)(N)
                                                                                                              =========
  Diluted...............................                                                                      $   (6.53)(N)
                                                                                                              =========
Weighted Average Shares Outstanding
  Basic.................................                                                                         24,875(N)
                                                                                                              =========
  Diluted...............................                                                                         24,875(N)
                                                                                                              =========

                                     HOLDCO

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     HOLDCO,
                                   ATI AND NACT      NACT                                                         HOLDCO,
                                     MAJORITY      MINORITY        HOLDCO AND                                      NACT
                                     INTEREST      INTEREST           NACT                         TELCO         AND TELCO
                                     COMBINED     ADJUSTMENTS       COMBINED          TELCO     ADJUSTMENTS      COMBINED
                                   ------------   -----------    ---------------     --------   -----------    -------------
Sales of products................    $109,431       $   --          $109,431         $113,013     $    --        $222,444
Service revenues.................      27,086           --            27,086               --          --          27,086
                                     --------       ------          --------         --------     -------        --------
  Total Sales....................     136,517           --           136,517          113,013          --         249,530
Cost of products sold............      65,282          180(G)         65,462           72,638        (240)(O)     144,910
                                                                                                    7,050(P)
Cost of services.................      22,774           --            22,774               --          --          22,774
                                     --------       ------          --------         --------     -------        --------
  Total Cost of Sales............      88,056          180            88,236           72,638       6,810         167,684
  Gross Profit...................      48,461         (180)           48,281           40,375      (6,810)         81,846
Engineering and development......       8,906           --             8,906           14,927          --          23,833
Selling, general and
  administrative.................      22,178           --            22,178           28,181         925(Q)       51,284
Amortization of goodwill.........       4,679          480(H)          5,159              669        (669)(R)       6,659
                                                                                                    1,500(S)
                                     --------       ------          --------         --------     -------        --------
  Operating Income (Loss)........      12,698         (660)           12,038           (3,402)     (8,566)             70
Interest and other income........       3,301           --             3,301              692          --           3,993
Interest and other expense.......      (1,374)          --            (1,374)              --          --          (1,374)
                                     --------       ------          --------         --------     -------        --------
  Income (Loss) Before Income
    Taxes and Minority
    Interests....................      14,625         (660)           13,965           (2,710)     (8,566)          2,689
Income taxes.....................       6,493           --             6,493               --      (3,890)(T)       2,603
                                     --------       ------          --------         --------     -------        --------
  Income (Loss) Before Minority
    Interests....................       8,132         (660)            7,472           (2,710)     (4,676)             86
Minority Interests in Earnings of
  Subsidiary.....................      (1,433)       1,433(I)             --               --          --              --
                                     --------       ------          --------         --------     -------        --------
  Net Income (Loss)..............    $  6,699       $  773          $  7,472         $ (2,710)    $(4,676)       $     86
                                     ========       ======          ========         ========     =======        ========
Net Income Per Common Share
  Basic..........................                                                                                $   0.00(U)
                                                                                                                 ========
  Diluted........................                                                                                $   0.00(U)
                                                                                                                 ========
Weighted Average Shares
  Outstanding
  Basic..........................                                                                                  27,630(U)
                                                                                                                 ========
  Diluted........................                                                                                  29,095(U)
                                                                                                                 ========

                                     HOLDCO

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            HOLDCO,
                                                          ATI AND NACT      NACT
                                                            MAJORITY      MINORITY      HOLDCO AND
                                                            INTEREST      INTEREST         NACT
                                                            COMBINED     ADJUSTMENTS     COMBINED
                                                          ------------   -----------    ----------
Sales of products.......................................    $109,431        $  --        $109,431
Service revenues........................................      27,086           --          27,086
                                                            --------        -----        --------
  Total Sales...........................................     136,517           --         136,517
Cost of products sold...................................      65,282          180(G)       65,462
Cost of services........................................      22,774           --          22,774
                                                            --------        -----        --------
  Total Cost of Sales...................................      88,056          180          88,236
  Gross Profit..........................................      48,461         (180)         48,281
Engineering and development.............................       8,906           --           8,906
Selling, general and administrative.....................      22,178           --          22,178
Purchased research and development......................          --           --              --
Amortization of goodwill................................       4,679          480(H)        5,159
                                                            --------        -----        --------
  Operating Income......................................      12,698         (660)         12,038
Interest and other income...............................       3,301           --           3,301
Interest and other expense..............................      (1,374)          --          (1,374)
                                                            --------        -----        --------
  Income Before Income Taxes and Minority Interests.....      14,625         (660)         13,965
Income taxes............................................       6,493           --           6,493
                                                            --------        -----        --------
  Income Before Minority Interests......................       8,132         (660)          7,472
Minority Interests in Earnings of Subsidiary............      (1,433)       1,433(I)           --
                                                            --------        -----        --------
  Net Income............................................    $  6,699        $ 773        $  7,472
                                                            ========        =====        ========
Net Income Per Common Share
  Basic.................................................                                 $   0.35(J)
                                                                                         ========
  Diluted...............................................                                 $   0.33(J)
                                                                                         ========
Weighted Average Shares Outstanding
  Basic.................................................                                   21,125(J)
                                                                                         ========
  Diluted...............................................                                   22,591(J)
                                                                                         ========

                                     HOLDCO

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          HOLDCO,
                                        ATI AND NACT
                                          MAJORITY                                    HOLDCO AND
                                          INTEREST                       TELCO          TELCO
                                          COMBINED        TELCO       ADJUSTMENTS      COMBINED
                                        ------------     --------     -----------     ----------
Sales of products.....................    $109,431       $113,013       $    --        $222,444
Service revenues......................      27,086             --            --          27,086
                                          --------       --------       -------        --------
  Total Sales.........................     136,517        113,013            --         249,530
Cost of products sold.................      65,282         72,638          (240)(O)     144,730
                                                                          7,050(P)
Cost of services......................      22,774             --                        22,774
                                          --------       --------       -------        --------
  Total Cost of Sales.................      88,056         72,638         6,810         167,504
  Gross Profit........................      48,461         40,375        (6,810)         82,026
Engineering and development...........       8,906         14,927            --          23,833
Selling, general and administrative...      22,178         28,181           925(Q)       51,284
Amortization of goodwill..............       4,679            669          (669)(R)       6,179
                                                                          1,500(S)
                                          --------       --------       -------        --------
  Operating Income (Loss).............      12,698         (3,402)       (8,566)            730
Interest and other income.............       3,301            692            --           3,993
Interest and other expense............      (1,374)            --            --          (1,374)
                                          --------       --------       -------        --------
  Income (Loss) Before Income Taxes
     and Minority Interests...........      14,625         (2,710)       (8,566)          3,349
Income taxes..........................       6,493             --        (3,890)(T)       2,603
                                          --------       --------       -------        --------
  Income (Loss) Before Minority
     Interests........................       8,132         (2,710)       (4,676)            746
Minority Interests in Earnings of
  Subsidiary..........................      (1,433)            --            --          (1,433)
                                          --------       --------       -------        --------
  Net Income (Loss)...................    $  6,699       $ (2,710)      $(4,676)       $   (687)
                                          ========       ========       =======        ========
Net Income (Loss) Per Common Share
  Basic...............................                                                 $  (0.03)(U)
                                                                                       ========
  Diluted.............................                                                 $  (0.03)(U)
                                                                                       ========
Weighted Average Shares Outstanding
  Basic...............................                                                   25,602(U
                                                                                       ========
  Diluted.............................                                                   25,602(U)
                                                                                       ========

                                     HOLDCO

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

GENERAL HISTORICAL INFORMATION:

ACQUISITIONS OF ATI AND NACT

     The ATI acquisition consummated on January 29, 1998 and the NACT Stock Purchase consummated on February 27, 1998 have been accounted for under the purchase method of accounting. The historical consolidated financial statements of Holdco include the results of the operations of ATI and NACT from February 1, 1998 and March 1, 1998, respectively. The purchase price of ATI and the majority interest in NACT was allocated to the fair values of the net assets acquired, to in-process research and development projects and to goodwill. During the first quarter of 1998, $5.4 million and $44.6 million of purchased in-process research and development technologies related to the ATI acquisition and the NACT Stock Purchase, respectively, was expensed in accordance with the applicable accounting rules. See Note 2 to Consolidated Financial Statements in the World Access June 30 Form 10-Q for further descriptions of these acquisitions.

AEROTEL LITIGATION

     On August 24, 1996, Aerotel, Ltd. and Aerotel U.S.A., Inc. (collectively, "Aerotel") commenced an action against NACT and a customer of NACT alleging that telephone systems manufactured and sold by NACT incorporating prepaid debit card features infringe upon Aerotel's patent which was issued in November 1987. See
Note 8 to Consolidated Financial Statements in the World Access June 30 Form 10-Q for further description of this litigation.

     As part of the negotiations relating to the acquisition of NACT, World Access and GST Telecommunications, Inc. agreed to share evenly any Aerotel judgment against NACT, including NACT's legal fees. Subsequent to the NACT Stock Purchase, World Access has been actively engaged in settlement negotiations. On July 9, 1998, World Access, GST and Aerotel entered into a Memorandum of Understanding to settle the Aerotel litigation. Including legal fees, World Access now estimates its Aerotel settlement costs will be approximately $3.3 million. The settlement costs expected to be incurred by World Access have been accounted for as additional NACT purchase price as of June 30, 1998.

IN-PROCESS RESEARCH AND DEVELOPMENT

     Overview. The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification, and test activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features, and technical performance requirements.

     The value of the purchased in-process technology was determined by estimating the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were discounted back to their net present value. The resulting projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects. These estimates were based on several assumptions, including those summarized below for each respective acquisition.

     If these projects to develop commercial products based on the acquired in-process technology are not successfully completed the sales and profitability of Holdco may be adversely affected in future periods. Additionally, the value of other intangible assets may become impaired.

     NACT. NACT provides advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. NACT designs, develops, and manufacturers all hardware and software elements necessary for a fully integrated, turnkey telecommunications switching solution. The nature of the in-process research and development was such that technological feasibility had not been attained. Failure to attain technological feasibility, especially given the high degree of customization required

                                     HOLDCO
for complete integration into the NACT solution, would have rendered partially designed hardware and software useless for other applications. Incomplete design of hardware and software coding would create a non-connective, inoperable product that would have no alternative use.

     NACT's business plan called for a shift in market focus to larger customers, both domestic and international; therefore, NACT had numerous projects in development at the time of the acquisition. Additionally, the pending completion of a major release of NACT's billing system required significant development efforts to ensure continued integration with NACT's product suite. The purchased in-process technology acquired in the NACT acquisition was comprised of nine projects related to switching systems. These projects were scheduled to be released between February 1998 and December 1999. Most major projects had several ongoing sub-projects (e.g., a hardware design project and a software design project). These projects include planned additions of new products, based on undeveloped technologies, to NACT's suite of STX and NTS products. The projects also include the creation of products for new product suites. The research and development projects were at various stages of development. None of the in-process projects considered in the write-off had attained technological feasibility. The in-process projects do not build on existing core technology; such existing technologies were valued as a separate asset.

     NACT had thirteen projects (the nine switching projects noted above and the related sub projects) in development at the time of acquisition. These projects were at multiple stages along NACT's development timeline. Some projects were beginning testing in NACT labs; others were at earlier stages of planning and designing. Eleven projects were scheduled for release between February and December of 1998. The remaining two projects were scheduled for staggered release over 1998 and 1999. Revenue projections for the in-process technologies reflected the anticipated release dates of each project.

     Revenue attributable to in-process technology was assumed to increase in the first five years of the twelve-year projection at annual rates ranging from 52.7% to 7.2%, decreasing over the remaining years at annual rates ranging from -2.7% to -61.2% as other products are released in the marketplace. Projected annual revenue attributable to in-process technology ranged from approximately a low of $6.3 million to a high of $117.2 million within the term of the projections. These projections were based on assumed penetration of the existing customer base, synergies as a result of the NACT acquisition, and movement into new markets. Projected revenues from in-process technology were assumed to peak in 2002 and decline from 2003 through 2009 as other new products are expected to enter the market.

     In-process technology's contribution to the operating profit of NACT (earnings before interest, taxes and depreciation and amortization) was projected to grow within the projection period at annual rates ranging from a high of 119.2% to a low of 11.0% during the first five years, decreasing during the remaining years of the projection period similar to the revenue growth projections described above. Projected in-process technology's annual contribution to operating profit ranged from approximately $1.7 million to $34 million within the term of the projections.

     The discount rate used to value the existing technology of NACT was 14.0%. This discount rate was estimated relative to the overall business discount rate of 15.0% based on (1) the completed status of the products utilizing existing technology (i.e., the lack of development risk), and (2) the potential for obsolescence of current products in the marketplace.

     The discount rate used to value the in-process technology of NACT was 15.0%. This discount rate was estimated relative to the overall business discount rate of 15.0% based on (1) the incomplete status of the products expected to utilize the in-process technology (i.e., development risk), (2) the expected market risk of the planned products relative to the existing products,
(3) the emphasis on targeting larger customers for the planned products, (4) the expected demand for the products from current and prospective NACT customers,
(5) the anticipated increase in NACT's sales force, and (6) the nature of remaining development tasks relative to previous development efforts.

                                     HOLDCO

     Management estimates that the costs to develop the in-process technology acquired in the NACT acquisition will be approximately $4.1 million in the aggregate through the year 1999 ($3,249,000 in 1998 and $829,000 in 1999). The expected sources of funding were scheduled research and development expenses from the operating budget of NACT provided by the operating assets and liabilities of NACT.

     ATI. ATI develops and manufactures a series of high-performance digital microwave/millimeter radio equipment. Their products reach across all frequency bands and data rates and offer numerous features. The nature of the in-process research and development was such that technological feasibility had not been attained. Failure to attain technological feasibility would have rendered partially designed equipment useless for other applications. ATI's products are designed for specific frequency bandwidths and, as such, are highly customized to those bandwidths and the needs of customers wishing to operate in them. Products only partially completed for certain bandwidths cannot be used in other bandwidths.

     Between each product line, various stages of development had been reached. Additionally, within each product line, different units had reached various stages of development. Of the products management considered in-process, none had attained technological feasibility. The purchased-in-process technology acquired in the ATI acquisition was comprised of three primary projects related to high-performance, digital microwave/millimeter radio equipment. Each project consists of multiple products. These projects were at multiple stages along ATI's typical development timeline. Some projects were beginning testing in ATI labs; others were at earlier stages of planning and designing. The majority of the products were scheduled to be released during 1998 and 1999. Revenue projections for the in-process technologies reflected the anticipated release dates of each project.

     Revenue attributable to in-process technology was estimated to increase within the first three years of the seven-year projection at annual rates ranging from a high of 240.7% to a low of 2.3%, decreasing within the remaining years at annual rates ranging from -30.9% to -60.9% as other products are released in the marketplace. Projected annual revenue attributable to in-process technology ranged from approximately a low of $10.1 million to a high of $71.1 million within the term of the projections. These projections were based on assumed penetration of the existing customer base, synergies as a result of the ATI acquisition, and movement into new markets. Projected revenues from in-process technology were assumed to peak in 2001 and decline from 2003 through 2004 as other new products are expected to enter the market.

     In-process technology's contribution to the operating profit of ATI (earnings before interest, taxes and depreciation and amortization) was estimated to grow within the projection period at annual rates ranging from a high of 665.9% to a low of 43.9% during the first four years, decreasing during the remaining years of the projection period similar to the revenue growth projections described above. Projected in-process technology's annual contribution to operating profit ranged from approximately a low of -$900,000 to a high of $9.1 million within the term of the projections.

     The discount rate used to value the existing technology of ATI was 23.0%. This discount rate was estimated relative to the overall business discount rate of 25.0% based on (1) the completed status of the products utilizing existing technology (i.e., the lack of development risk), and (2) the potential for obsolescence of current products in the marketplace.

     The discount rate used to value the in-process technology of ATI was 26.0%. This discount rate was estimated relative to the overall business discount rate of 25.0% based on (1) the incomplete status of the products expected to utilize the in-process technology (i.e., development risk), (2) the expected market risk of the planned products relative to the existing products, (3) the emphasis on different markets than those currently pursued by ATI, and (4) the nature of remaining development tasks relative to previous development efforts.

                                     HOLDCO

     Management estimates that the costs to develop the in-process technology acquired in the ATI acquisition will be approximately $24.3 million in the aggregate through the year 2002 ($3.3 million, $7.2 million, $7.6 million, $5.1 million, and $1.1 million in 1998, 1999, 2000, 2001, and 2002, respectively). The expected sources of funding were scheduled R&D expenses from the operating budget of ATI provided by the operating assets and liabilities of ATI.

     Telco. Telco develops and manufactures products focused on providing integrated access for network services. Telco's products can be separated into three categories: (1) broadband transmission products, (2) network access products, and (3) bandwidth optimization products. Telco's products are deployed at the edge of the service provider's networks to provide organizations with a flexible, cost-effective means of transmitting voice, data, video and image traffic over public or private networks.

     At the time of acquisition, Telco had eight primary projects in development relating to next-generation telecommunication and data network hardware. These projects were at various stages in the development process. Some were about to enter the testing phase of the initial hardware prototype, while others were still in the early concept and design specification stages. These eight projects were scheduled for commercial release at various points in time from December 1998 through late 1999/early 2000.

     Telco's in-process research and development projects are being developed to run on new communications protocols and technologies not employed in its current products. These include HDSL, SONET, Voice over IP and ATM inverse multiplexing. Additionally, the products to be commercialized from Telco's in process research and development are expected to include interface support not in Telco's current product line, including E1, DS3 and OC3.

     None of the in-process projects at Telco considered in the write-off are expected to achieve technological feasibility before the consummation of World Access' acquisition of Telco. Furthermore, if the projects are not completed as planned, the in-process research and development will have no alternative use. Failure of the in process technologies to achieve technological feasibility may adversely affect the future profitability of World Access.

     Revenue attributable to Telco's aggregate in-process technology was assumed to increase over the first six years of the projection period at annual rates ranging from a high of 195% to a low of zero growth, reflecting both the displacement of Telco's old products by these new products as well as the expected growth in the overall market in which Telco's products compete. Thereafter, revenues are projected to decline over the remaining projection period at annual rates ranging from -14% to -42%, as the acquired in process technologies become obsolete and are replaced by newer technologies.

     Management's projected annual revenues attributable to the aggregate acquired in-process technologies, which assume that all such technologies achieve technological feasibility, ranged from a low of approximately $28 million to a high of approximately $276 million. Projected revenues were projected to peak in 2004 and decline thereafter through 2009 as other new products enter the market.

     The acquired in-process technology's contribution to the operating income of Telco (and subsequently World Access) was projected to grow over the first five years of the projection period at annual rates ranging from a high of 142% to a low of 20% with one intermediate year of marginally declining operating income. Thereafter, the contribution to operating income was projected to decline through the projection period. The acquired in-process technology's contribution to operating income ranged from a loss of approximately $5 million to a high of approximately $86 million.

     The discount rate used to value the existing technology was 20.0%. This discount rate was selected because of the asset's intangible characteristics, the risk associated with the economic life expectations of the technology, and the risk associated with the financial assumptions with respect to the projections used in the analysis.

                                     HOLDCO

     The discount rate used to value the in-process technologies was 25.0%. This discount rate was selected due to several incremental inherent risks. First the actual useful economic life of such technologies may differ from the estimates used in the analysis. Second, risks associated with the financial projections on the specific products that comprise the acquired in-process research and development. The third factor is the incomplete and unproven nature of the technologies. Finally, future technological advances that are currently unknown may negatively impact the economic and functional viability of the in-process R&D.

     Management expects that the cost to complete the development of the acquired in-process technologies and to commercialize the resulting products will aggregate approximately $16 million through 2001. Over the projection period, management expects to spend an additional aggregate $46 million on sustaining development efforts relating to the acquired in-process technologies. These sustaining efforts include bug fixing, form-factor changes, and identified upgrades.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET:

NACT MINORITY INTEREST ADJUSTMENTS

     (A) The acquisition of the minority interest of NACT will be accounted for under the purchase method of accounting. In addition, in accordance with generally accepted accounting principles, the portion of the purchase price allocable to the in-process research and development projects of NACT will be expensed at the consummation of the NACT Transaction. The amount of the one-time non-recurring charge is expected to approximate $21.9 million. Since this charge is directly related to the acquisition and will not recur, the Unaudited Pro Forma Statements of Operations have been prepared excluding this charge. Holdco has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ significantly from the amounts shown below.

     The unallocated excess of purchase price over the fair value of the net assets acquired is determined as follows (in thousands):

     Purchase price of approximately 32.7% minority interest in NACT:

  Stock issued in exchange for NACT shares..................  $ 46,660
                                                              --------
Allocation:
  Minority interest in subsidiaries.........................   (12,443)
  Adjust assets and liabilities.............................
     In-process research and development costs(i)...........   (21,900)
     Acquired technology(ii)................................    (4,400)
     Deferred tax liability(iii)............................     1,700
                                                              --------
                                                               (37,043)
                                                              --------
Unallocated excess purchase price over net assets
  acquired..................................................  $  9,617
                                                              ========

     (i) The in-process research and development write-off of $21.9 million is based on the valuation performed in connection with the NACT Stock Purchase. The valuation report assigned a value of $66.5 million to the in-process research and development projects as of the date of the NACT Stock Purchase, of which 67.3% or $44.6 million was expensed at the consummation of the NACT Stock Purchase. Management estimates that an additional $21.9 million of in-process research and development projects will be written-off in conjunction with the consummation of the NACT Transaction. Holdco will obtain an updated valuation of the in-process research and development projects as of the closing of the NACT Transaction for use in determining the final purchase accounting for the NACT Transaction.

     (ii) Represents the purchase price assigned to the acquired technology of NACT based upon the valuation performed in connection with the NACT Stock Purchase.

                                     HOLDCO

     (iii) Establish a deferred tax liability related to the acquired technology.

     (B) Represents retained earnings adjustment for the one-time non-recurring charge related to the write-off of in-process research and development expenses acquired.

RESURGENS PRO FORMA ADJUSTMENTS

     (C) The Resurgens Transaction will be accounted for under the purchase method of accounting. Holdco has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ significantly from the amounts shown below.

     The unallocated excess of purchase price over net assets acquired is determined as follows (in thousands):

Purchase price:
  Cash paid for claims(i)...................................            $  3,000
  Purchase of switching equipment by World Access for use by
     Resurgens prior to closing of the merger...............               4,000
  Restricted stock issued to creditors(ii)..................  $76,000
  Restricted stock issued to Renaissance Partners(ii).......   15,730
                                                              -------
          Total stock.......................................              91,730
  Fees and expenses related to the Resurgens Transaction....               2,000
                                                                        --------
          Total purchase price..............................             100,730
                                                                        --------
Allocation:
  Historical stockholders' equity, net of creditor
     liabilities forgiven(iii)..............................              (2,179)
  Adjust assets and liabilities:
     Adjust licenses to estimated fair market value(iv).....              (3,000)
     Adjust network switching equipment to estimated fair
       market value(iv).....................................              (5,000)
     Record switching equipment purchased by World Access...              (4,000)
     Establish deferred tax asset(v)........................             (15,300)
                                                                        --------
                                                                         (29,479)
                                                                        --------
Unallocated excess purchase price over net assets
  acquired..................................................            $ 71,251
                                                                        ========

     (i) Represents an estimate of $1.0 million to be paid to the creditors of Resurgens under a cash settlement plan proposed by World Access and approximately $2.0 million to be paid to governmental creditors.

     (ii) The value assigned to the 3,750,000 restricted Holdco shares to be issued to the creditors and Renaissance Partners at the closing date will be $25.17, the seven trading days average closing price of Holdco common stock, including the three days prior and the three days subsequent to May 12, 1998, the date economic terms of the Resurgens Transaction were announced, less a 30% discount attributable to the restrictive nature of the shares. Holdco consulted with an independent financial advisor knowledgeable of the transaction in determining the appropriate discount. Specific factors supporting the discount are (1) the length of the restriction, (2) the number of shares subject to restriction, and (3) the volatility of Holdco common stock [the closing price on the announcement date was $37.06 and the closing price on August 28, 1998 was $23.13, a 37.6% reduction]. Management of Holdco believes the discount rate to be used in valuing these restricted shares is appropriate and reasonable.

     In addition to the shares noted above, the creditors and Renaissance Partners will also be issued 7,500,000 restricted Holdco shares at the closing (the "Escrowed Shares"). These shares will be immediately

                                     HOLDCO
placed into escrow and will be valued at par value only, or $75,000. As it becomes probable that the conditions for release from escrow will be met, the fair market value of the shares as measured at that time will be recorded as additional goodwill and stockholders' equity, respectively.

     Specifically, the Escrowed Shares will be released in the amounts and on the dates specified below if the sum of the EBITDA for Resurgens for the performance periods set forth below equals or exceeds the Target EBITDA for such performance period as set forth below:

                                                          ESCROWED SHARES
                                                               TO BE
        PERFORMANCE PERIOD              RELEASE DATE         RELEASED          TARGET EBITDA
        ------------------              ------------      ---------------      -------------
July 1, 1998 to and including
  December 31, 1998 (the "First
  Performance Period")............   February 15, 1999       1,875,000          $7,500,000
January 1, 1999 to and including
  December 31, 1999 (the "Second
  Performance Period")............   February 15, 2000       2,812,500          $29,000,000
January 1, 2000 to and including
  December 31, 2000 (the "Third
  Performance Period).............   February 15, 2001       2,812,500          $36,500,000

     Notwithstanding the foregoing, if the Exchange Closing Date is (a) on or after August 16, 1998 but prior to September 30, 1998, then the First Performance Period shall commence on September 1, 1998 and shall terminate on (and including) December 31, 1998 and the Target EBITDA with respect thereto shall be reduced to $6,700,000, or (b) on or after September 30, 1998, then the First Performance Period shall commence on the first day of the calendar month in which the Exchange Closing occurs and shall terminate on (and including) the last day of the sixth calendar month following the month in which the Exchange Closing occurs, the release date shall be forty-five (45) days after the end of such period and the Target EBITDA shall be equal to the sum of (i) $2,100,000 for each calendar month of 1998 included in the First Performance Period and
(ii) $2,400,000 for each calendar month of 1999 included in the First Performance Period.

     If, after the Exchange, the EBITDA of Resurgens is less than the Target EBITDA required for the release of Escrowed Shares in either of the First or Second Performance Periods (and with respect to the Second Performance Period is no less than zero), then, notwithstanding anything described herein, the Escrowed Shares shall be released if the actual cumulative EBITDA for Resurgens for such Performance Period and any subsequent Performance Periods equals or exceeds the cumulative Target EBITDA for such Performance Periods.

     Notwithstanding anything to the contrary, (a) if during any calendar quarter of the Second Performance Period, the closing price per share of the World Access Common Stock as reported by Nasdaq equals or exceeds $65.00 for any five consecutive trading days during such calendar quarter, then 25% of all of the shares of Escrowed Shares shall be released on February 15, 2000, provided that if no Escrowed Shares are eligible for release during any such calendar quarter, then such Escrowed Shares shall become eligible for release in a subsequent calendar quarter of the Second Performance Period if the closing price per share of the Holdco Common Stock as reported by Nasdaq equals or exceeds $65.00 for a total number of consecutive trading days during such subsequent calendar quarter equal to or exceeding the total number of trading days which such closing price was required to equal or exceed for (i) such subsequent calendar quarter and (ii) each of the previous calendar quarters beginning with the calendar quarter for which such Escrowed Shares were not eligible for release; (b) if the EBITDA of Resurgens for the Second Performance Period equals or exceeds $52,775,000, then the Escrowed Shares related to the Third Performance Period shall be released on February

                                     HOLDCO

15, 2000; and (c) all of the Escrowed Shares shall be released upon a Change of Control (as defined in the Exchange Agreement).

     (iii) The combined historical accounts of Resurgens include pre-petition creditor liabilities of $334.5 million, which are classified as "liabilities subject to compromise," and borrowings under the WorldCom, Inc. debtor-in-possession financing facility of $22.0 million as of June 30, 1998, respectively. These liabilities will be satisfied in connection with the Plan of Reorganization, which has been approved by the creditors committee and is expected to be confirmed by the bankruptcy court in early September 1998. Upon the confirmation of the Plan of Reorganization and the closing of the Resurgens Transaction, the creditors will receive shares of RCG common stock in exchange for the surrender of all of their claims against RCG. Immediately thereafter, the creditors' shares of RCG will be cancelled and automatically converted into the right to receive shares of Holdco Common Stock, a portion of which will be received directly and a portion of which will be deposited into escrow pending the satisfaction of certain conditions. All such shares of Holdco Common Stock are subject to certain contractual restrictions.

     The confirmation of the Plan of Reorganization is a condition precedent to the closing of the Resurgens Transaction. Therefore, the combined historical stockholders deficit of $354.4 million as of June 30, 1998 has been adjusted to reflect a $352.6 million reduction for the liabilities subject to compromise and the WorldCom, Inc. debtor-in-possession financing facility for purposes of the unaudited pro forma combined balance sheet.

     (iv) Estimates of fair market value of the licenses and the switching equipment acquired have been made by management. These estimates are subject to adjustment pending final valuations to be obtained from independent appraisers.

     (v) At the time the Resurgens Transaction is consummated, Resurgens is expected to have in excess of $125 million in net operating loss carryforwards available to offset future federal taxable income. Based on its current assessment of the forecasted operating results of Resurgens and other pertinent factors, management expects at least 35% of these future tax benefits will be realized. Accordingly, a deferred tax asset of $44 million, net of a 65% valuation allowance of approximately $29 million, has been reflected in the Pro Forma Combined Balance Sheet. The amount of the valuation allowance is subject to future analysis and may be revised prior to the closing of the Resurgens Transaction.

     The pro forma loss of the combined entity is not indicative of the results of operations that are expected to be achieved by the combined entity in the future. The nature of Resurgens current operations are concentrated solely on the international carriers' carrier business and an upgraded, efficient operating network is now in place. Resurgens has a new, experienced management team in place and has entered into several new contracts to increase its revenue base, including a significant service contract with WorldCom Network Services, Inc., a wholly owned subsidiary of WorldCom, Inc. Prior to the acquisition of Resurgens, it is expected that Resurgens will be essentially debt free due to its Chapter 11 bankruptcy proceedings. In addition, there are several closing conditions that must be satisfied before the Resurgens Transaction is consummated, including the achievement by Resurgens of monthly revenues of $25 million and related gross profit margin of greater than 5% for the calendar month immediately preceding the closing date

     (D) Eliminate existing stockholders' equity.

TELCO PRO FORMA ADJUSTMENTS

     (E) The Telco Merger will be accounted for under the purchase method of accounting. In addition, in accordance with generally accepted accounting principles, the portion of the purchase price allocable to the in-process research and development projects of Telco will be expensed at the consummation of the acquisition. The amount of the one-time non-recurring charge is expected to approximate $73.9 million. Since this charge is directly related to the acquisition and will not recur, the Unaudited Pro Forma Statements of Earnings have

                                     HOLDCO
been prepared excluding this charge. Holdco has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ significantly from the amounts shown below.

     The unallocated excess of purchase price over net assets acquired is determined as follows (in thousands):

Purchase price:
  Stock issued in exchange for Telco shares(i)..............  $188,230
  Fair market value of World Access options issued in
     exchange for Telco options.............................     9,700
                                                              --------
          Total stock and options...........................             $ 197,930
  Fees and expenses related to the merger...................                 3,750
                                                                         ---------
          Total purchase price..............................               201,680
                                                                         ---------
Allocation:
  Historical stockholders' equity...........................               (52,955)
  Adjust assets and liabilities:
     Write-down of inventories related to outsourcing,
       recent procurement agreements, excess quantities
       related to reduced demand of certain legacy products
       and those that are non-strategic as a result of the
       merger to net realizable value.......................                 4,500
     Write-down to fair market value of certain redundant
       equipment resulting from the merger..................                 1,500
     Write-off of leaseholds associated with Telco's current
       Norwood facility which is expected to be relocated...                 1,300
     Accrue involuntary employee termination benefits.......                 1,500
     Accrue lease termination provision related to Telco's
       current Norwood facility.............................                 1,400
     Trademarks.............................................                (7,400)
     Establish deferred tax asset(ii).......................               (16,000)
     Acquired technology(iii)...............................               (56,400)
     In-process research and development costs(iv)..........               (73,900)
     Deferred tax liabilities(v)............................                24,900
                                                                         ---------
                                                                          (171,555)
                                                                         ---------
Unallocated excess purchase price over net assets
  acquired..................................................             $  30,125
                                                                         =========

     (i) Based on the terms of the Telco Merger Agreement and the value of World Access Common Stock as of August 28, 1998, Telco stockholders are currently expected to receive approximately 6.5 million freely tradeable shares of Holdco common stock at the time of the Telco Merger. The value assigned to these shares will be $29.26 per share, the seven trading days average closing price of World Access Common Stock which include the three trading days prior and the three trading days subsequent to June 4, 1998, the date economic terms of the Telco Merger were announced.

     (ii) The net deferred tax asset of $16 million is comprised primarily of gross temporary differences arising from the differences between book and tax basis of certain assets and liabilities and for tax credits available to Telco and Holdco. It is the opinion of management that these tax assets are likely to be utilized by Telco or Holdco.

     (iii) The value of the acquired technology of $56.4 million is based on a preliminary valuation report prepared by an independent appraiser and represents the value of Telco's current technology calculated using the income approach.

     (iv) The amount of in-process research and development costs of $73.9 million is based on a preliminary valuation report prepared by an independent appraiser, based on factors considered such as the number of projects in process, the potential alternative future uses of those projects and estimated future projected revenues from those projects. Holdco will obtain an updated valuation of the in-process research and

                                     HOLDCO
development as of the closing of the Telco Merger for use in determining the final purchase accounting for the Telco Merger.

     (v) Establish deferred tax liabilities related to the identifiable intangible assets.

     (F) Eliminate existing stockholders' equity.

     (G) Represents retained earnings adjustment for the one-time non-recurring charge related to the write-off of in-process research and development expenses acquired.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998:

ATI PRO FORMA ADJUSTMENTS

     (A) Amortization of unallocated excess purchase price over net assets acquired over 15 years relating to the one month period ended January 31, 1998 not included in the Holdco historical statement of earnings.

     (B) Eliminate the one-time non-recurring in-process research and development charge recorded in connection with the ATI merger.

     (C) Adjust tax provision for the benefit of the loss incurred by ATI and pro forma adjustments.

NACT MAJORITY INTEREST PRO FORMA ADJUSTMENTS

     (D) Amortization of the acquired technology relating to the majority interest portion of NACT over 8 years.

     (E) Amortization of unallocated excess purchase price over net assets acquired over 20 years relating to the two month period ended February 28, 1998 not included in the Holdco historical statement of earnings.

     (F) Eliminate the one-time non-recurring in-process research and development charge recorded in connection with the purchase of the majority interest in NACT.

     (G) Record the 32.7% minority interest in net income of NACT.

NACT MINORITY INTEREST PRO FORMA ADJUSTMENTS

     (H) Amortization of the acquired technology relating to the minority interest portion of NACT over 8 years.

     (I) Amortization of unallocated excess purchase price over net assets acquired related to the purchase of the remaining minority interest in NACT over 20 years.

     (J) Reverse the minority interests in earnings of NACT.

     (K) Represents basic and diluted earnings per share, including approximately 1.8 million shares of Holdco common stock issued in the merger calculated in accordance with SFAS 128.

RESURGENS PRO FORMA ADJUSTMENTS

     (L) Record an adjustment to depreciation expense for the adjustment to fair market value of switching equipment and the adjustment to amortization expense for the adjustment to fair market values of the license agreements.

     (M) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (N) Adjust tax provision for the benefit of the loss incurred by Resurgens and the pro forma adjustments.

                                     HOLDCO

     (O) Represents basic and diluted earnings per share, including approximately 3.8 million shares of Holdco common stock issued to Resurgens's creditors and Renaissance Partners calculated in accordance with SFAS 128.

TELCO PRO FORMA ADJUSTMENTS

     (P) Record an adjustment to depreciation expense related to the write-down of certain redundant equipment.

     (Q) Amortization of acquired technology of Telco over 8 years.

     (R) Amortization of trademarks of Telco over 8 years.

     (S) Represents the elimination of the portion of Telco's historical intangible asset amortization written down in connection with the merger.

     (T) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (U) Eliminate the non-recurring in-process research and development charge recorded by Telco in connection with its acquisition of Jupiter on January 26, 1998. This write-off of in-process research and development does not directly relate to the transaction between World Access and Telco, but does represent a significant one-time charge that should be eliminated for purposes of presenting pro forma financial information.

     (V) Adjust tax provision for the benefit of the loss incurred by the combined entities.

     (W) To record a reduction in tax expense related to the reduction of the deferred tax liability established in conjunction with the allocation of purchase price to acquired technology and trademarks.

     (X) Represents basic and diluted earnings per share, including approximately 6.5 million shares of Holdco common stock issued in the merger and common stock equivalents related to stock options issued in exchange for Telco options calculated in accordance with SFAS 128.

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997:

ATI PRO FORMA ADJUSTMENTS

     (A) Eliminate inter-company sales and related cost of sales.

     (B) Amortization of unallocated excess purchase price over net assets acquired over 15 years.

     (C) Adjust tax provision for the benefit of the loss incurred by ATI and pro forma adjustments.

NACT MAJORITY INTEREST PRO FORMA ADJUSTMENTS

     (D) Amortization of acquired technology relating to the majority interest portion of NACT over 8 years.

     (E) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (F) Record the 32.7% minority interest in net income of NACT.

NACT MINORITY INTEREST PRO FORMA ADJUSTMENTS

     (G) Amortization of acquired technology relating to the minority interest portion of NACT over 8 years.

     (H) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (I) Reverse the minority interests in earnings of NACT.

                                     HOLDCO

     (J) Represents basic and diluted earnings per share, including approximately 1.8 million shares of Holdco common stock issued in the merger calculated in accordance with SFAS 128.

RESURGENS PRO FORMA ADJUSTMENTS

     (K) Record an adjustment to depreciation expense for the adjustment to fair market value of switching equipment and the adjustment to amortization expense for the adjustment to fair market value of the license agreements.

     (L) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (M) Adjust tax provision for the benefit of the loss incurred by Resurgens and the pro forma adjustments.

     (N) Represents basic and diluted earnings per share, including approximately 3.8 million shares of Holdco common stock issued to Resurgens's creditors and Renaissance Partners calculated in accordance with SFAS 128.

TELCO PRO FORMA ADJUSTMENTS

     (O) Record an adjustment to depreciation expense related to the write-down of certain redundant equipment.

     (P) Amortization of acquired technology of Telco over 8 years.

     (Q) Amortization of trademarks of Telco over 8 years.

     (R) Represents the elimination of the portion of Telco's historical intangible asset amortization written down in connection with the merger.

     (S) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (T) Adjust tax provision for the benefit of the Telco loss and pro forma adjustments. This adjustment is not required when presented to give effect to the Resurgens Transaction as the losses of Resurgens eliminates the provision for income taxes in its entirety.

     (U) Represents basic and diluted earnings per share, including approximately 6.5 million shares of Holdco common stock issued in the merger and common stock equivalents related to stock options issued in exchange for Telco options calculated in accordance with SFAS 128.

                      DESCRIPTION OF HOLDCO CAPITAL STOCK

GENERAL

     Holdco is authorized to issue 40,000,000 shares of common stock, par value $.01 per share (the "Holdco Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

HOLDCO COMMON STOCK

     The holders of Holdco Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors; accordingly, holders of a majority of the outstanding shares of Holdco Common Stock can elect all members of Holdco's board of directors, and holders of the remaining shares by themselves cannot elect any member of the board of directors.

     The holders of Holdco Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of Holdco, the holders of Holdco Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Holdco Common Stock. Holders of shares of Holdco Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Holdco Common Stock. All of the outstanding shares of Holdco Common Stock are fully paid and nonassessable.

PREFERRED STOCK

     The Holdco board of directors is authorized, without stockholder approval, to issue from time to time up to 10,000,000 shares of Preferred Stock in one or more series and, with respect to each series, to determine, subject to limitations prescribed by law, any dividend rights and rates, any conversion or exchange rights, any rights, terms and prices of redemption (including sinking fund provisions), any liquidation preferences, any voting rights, and generally any other rights, preferences, privileges, qualifications, limitations and restrictions not in conflict with the Certificate of Incorporation. To date, no series of Preferred Stock has been authorized or issued. Holdco has no present plans to issue any shares of Preferred Stock.

     The issuance of shares of Preferred Stock by action of the Holdco board of directors could adversely affect the voting power, dividend rights and other rights of holders of Holdco Common Stock. Issuance of shares of a series of Preferred Stock also could, depending on the terms of such series, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although the Holdco board of directors is required to make a determination as to the best interests of Holdco's stockholders when issuing shares of Preferred Stock, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in the best interests of Holdco or in which stockholders might receive a premium for their Holdco Common Stock over the then-prevailing market price. Although there are currently no plans to issue shares of Preferred Stock or rights to purchase such shares, Holdco believes that the availability of the Preferred Stock will provide it with increased flexibility in structuring future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Preferred Stock are available for issuance without further action by Holdco's stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Holdco Common Stock may then be listed.

DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the DGCL provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation may not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise specified in
Section 203, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination, and (y) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Holdco has not elected to be exempt from the restrictions imposed under Section 203. The provisions of
Section 203 may encourage persons interested in acquiring Holdco to negotiate in advance with its board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the management of Holdco. It is possible that such provisions could make it more difficult to accomplish transactions which Holdco stockholders may otherwise deem to be in their best interests.

LIABILITY OF DIRECTORS

     The Holdco Certificate provides that a director of Holdco will not be personally liable to Holdco or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to Holdco or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transactions from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim, that, but for such provision, would accrue or arise, prior to such amendment or repeal.

TRANSFER AGENT

     The transfer agent for the Holdco Common Stock will be Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

        COMPARISON OF RIGHTS OF STOCKHOLDERS OF WORLD ACCESS AND HOLDCO

     Holdco and World Access are both organized under the laws of the State of Delaware. The certificate of incorporation and bylaws of Holdco are the same in every material respect to the certificate of incorporation and bylaws of World Access.

            COMPARISON OF RIGHTS OF STOCKHOLDERS OF NACT AND HOLDCO

     Both Holdco and NACT are incorporated in Delaware. As a result of the NACT Merger, holders of NACT Stock will become stockholders of Holdco and the rights of all such former NACT stockholders will be governed by the Holdco Certificate, the Bylaws of Holdco (the "Holdco Bylaws") and the DGCL. The rights of the holders of NACT Stock are presently governed by the certificate of incorporation of NACT (the "NACT Certificate"), the Bylaws of NACT (the "NACT Bylaws") and the DGCL. The following summary, which does not purport to be an exhaustive statement of the general differences among the rights of the stockholders of NACT and Holdco, sets forth a summary comparison of material differences between the NACT and Holdco Certificates and between the NACT and Holdco Bylaws. The information set forth below is qualified in its entirety by reference to the full text of the NACT and Holdco Certificates and the NACT and Holdco Bylaws.

CLASSES AND SERIES OF CAPITAL STOCK

     Holdco. The Holdco Certificate authorizes the issuance of 40,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share ("Holdco Preferred Stock"). The Holdco board of directors has the authority to issue the Holdco Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for such series without any further vote or action by the Holdco stockholders.

     NACT. The NACT Certificate authorizes the issuance of 25,000,000 shares of common stock, $.10 par value per share, and 10,000,000 shares of Preferred Stock, $.10 par value per share. As of the NACT Record Date, 8,133,830 shares of NACT Common Stock and no shares of NACT Preferred Stock were outstanding. There were no options outstanding to purchase shares of NACT Common Stock. The NACT board of directors has the authority to issue the NACT Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for such series, without any further vote or action by the NACT stockholders.

BOARD OF DIRECTORS

     Election. The NACT Certificate provides that the election of directors need not be by written ballot unless the bylaws so provide, and the NACT Bylaws do not so provide. No other significant prescriptions are listed. On the other hand, the Holdco Certificate contains more detail concerning the make-up, election and operation of the Holdco board of directors. For example, the Holdco board of directors must consist of no fewer than three and not more than 12 members, as fixed by the most recent board of directors. The Holdco board of directors currently consists of five directors, which will not change as a result of the Mergers. Additionally, the Holdco board of directors is divided into three classes; that is, it is a "staggered board," because only approximately one-third of the board of directors is elected in any one year. Finally, Holdco stockholders wishing to nominate directors at the annual meeting where directors are elected must give notice to Holdco at least 120 days prior to the meeting.

     Liability and Indemnification. The NACT and Holdco Certificates both limit the liability of directors to the fullest extent possible under the DGCL. The Bylaws of NACT and the Holdco Certificate also indemnify directors to the fullest extent possible under applicable law.

AMENDMENT TO CERTIFICATE OF INCORPORATION AND BYLAWS

     Both the NACT and Holdco Certificates provide that the board of directors may amend the bylaws of the corporation. Under the DGCL, amending a corporation's certificate of incorporation generally requires the approval of the holders of a majority of the outstanding capital stock entitled to vote, unless the certificate or bylaws provide otherwise. The NACT Certificate requires the approval of 66 2/3% of the total voting power of all outstanding shares of capital stock to alter, amend or repeal Articles Seventh, Tenth, Eleventh and Twelfth (providing for removal of directors only for cause, the taking of stockholder action only at a meeting, director exculpation and amending the NACT Certificate). The Holdco Certificate, on the other hand, requires the approval of 75% of the voting power of all outstanding shares of capital stock entitled to vote in an election of directors, voting as a single class, to alter, amend or repeal Article VII of the Certificate. Article VII of the Holdco Certificate addresses the management of the corporation and sets forth certain details concerning the operation of the board of directors, the material aspects of which are discussed above.

                                    EXPERTS

     The consolidated financial statements of World Access, Inc. incorporated in this Prospectus/Information Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

     The financial statements and schedule of NACT Telecommunications, Inc. as of September 30, 1997 and 1996 and for each of the years in the three-year period ended September 30, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Advanced TechCom, Inc. ("ATI") incorporated in this Prospectus/Information Statement by reference to the Current Report on Form 8-K/A filed on April 14, 1998 have been so incorporated in reliance on the report of Tedder, Grimsley & Company, P.A., independent auditors, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of ATI as of December 31, 1996 and 1995 and for the years then ended, incorporated by reference from World Access, Inc.'s Current Report on Form 8-K dated February 13, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 26, 1997 (October 15, 1997 as to Notes 2 and 13, and the last paragraph of Note 5) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to certain subsequent events, including entering into an agreement to subcontract certain of ATI's manufacturing, raising of additional equity and the receipt of a commitment for additional financing) which is also incorporated herein by reference, and have been so incorporated in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing.

     The combined financial statements of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) and Cherry Communications U.K. Limited at December 31, 1997 and for the year then ended, incorporated in this Prospectus and Information Statement by reference to the Current Report on Form 8-K filed by World Access on July 27, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed by World Access on September 4, 1998, as amended by Amendment No. 2 thereto on Form 8-K/A filed by World Access on September 25, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the company's ability to continue as a going concern as described in note 2 to the combined financial statements), and are incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) and Cherry Communications U.K. Limited at December 31, 1996 and 1995 and for the years then ended, incorporated in this Prospectus/Information Statement by reference to the Current Report on Form 8-K filed by World Access on July 27, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed by World Access on September 4, 1998, as amended by Amendment No. 2 thereto on Form 8-K/A filed by World Access on September 25, 1998 have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon, and are incorporated in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Telco Systems, Inc. at August 31, 1997 and August 25, 1996, and for each of the three years in the period ended August 31, 1997, appearing in the Current Report on Form 8-K filed by World Access, Inc. on September 9, 1998, as amended by Amendment No. 1 thereto on Form 8-K/A filed by World Access Inc., on September 25, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Holdco Common Stock to be issued in connection with the Mergers will be passed upon for Holdco by Rogers & Hardin LLP, Atlanta, Georgia.

                       INDEX TO NACT FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Independent Auditors' Reports...............................      F-2
Balance Sheets as of September 30, 1997 and 1996............      F-3
Statements of Income for the Years Ended September 30, 1997,
  1996 and 1995.............................................      F-4
Statements of Stockholder's Equity for the Years Ended
  September 30, 1997, 1996 and 1995.........................      F-5
Statements of Cash Flows for the Years Ended September 30,
  1997, 1996 and 1995.......................................    F-6,7
Notes to Financial Statements...............................   F-8-19
Schedule II.................................................     F-20
Balance Sheets as of June 30, 1998 and December 31, 1997
  (unaudited)...............................................     F-21
Statements of Income for the Three Months Ended December 31,
  1997 and
  1996 and the Six Months Ended June 30, 1998 and 1997
  (unaudited)...............................................     F-22
Statements of Cash Flows for the Three Months Ended December
  31, 1997 and
  1996 and the Six Months Ended June 30, 1998 and 1997
  (unaudited)...............................................     F-23
Statement of Stockholder's Equity as of June 30, 1998
  (unaudited)...............................................     F-24
Notes to Financial Statements...............................     F-25

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
NACT Telecommunications, Inc.:

     We have audited the accompanying balance sheets of NACT Telecommunications, Inc. as listed in the accompanying index. In connection with our audits of the financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NACT Telecommunications, Inc. as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

Salt Lake City, Utah
December 4, 1997

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
                                        ASSETS
Current assets:
  Cash and cash equivalents (notes 11 and 12)...............  $ 9,946,621   $   694,359
  Marketable investment securities (note 3).................    3,247,296       250,000
  Trade accounts receivable, less allowance for doubtful
     accounts of $380,819 in 1997 and $100,000 in 1996......    6,840,958     3,171,180
  Notes receivable, less allowance for doubtful notes of
     $250,000 in 1997 and $310,000 in 1996 (note 4).........    3,252,170       561,396
  Inventories (note 2)......................................    2,780,467     2,406,399
  Prepaid expenses and other................................      197,659        16,338
  Deferred tax assets (note 8)..............................      587,199       418,449
                                                              -----------   -----------
          Total current assets..............................   26,852,370     7,518,121
                                                              -----------   -----------
Property and equipment, net (note 5)........................    5,783,157       717,804
Notes receivable, less current installments (note 4)........      966,868     1,179,750
Inventories -- long term (note 2)...........................      225,000            --
Intangibles, net (notes 4 and 6)............................    5,775,673     5,075,366
Other assets................................................      152,043       193,709
                                                              -----------   -----------
                                                              $39,755,111   $14,684,750
                                                              ===========   ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 1,432,922   $ 2,251,800
  Accrued expenses..........................................      963,034       266,451
  Income taxes payable (note 8).............................    1,353,371       199,557
  Deferred revenue..........................................      466,859       350,439
  Current installments of obligation under capital lease....           --        21,848
  Payable to GST USA........................................    1,446,891       183,176
                                                              -----------   -----------
          Total current liabilities.........................    5,663,077     3,273,271
Obligation under capital lease, less current installments...           --        58,221
Deferred compensation (note 13).............................      157,819       157,819
Deferred tax liabilities (note 8)...........................      929,984       985,508
                                                              -----------   -----------
          Total long-term liabilities.......................    1,087,803     1,201,548
                                                              -----------   -----------
Commitments and contingencies (notes 9, 12 and 13)
Stockholders' equity:
  Preferred stock, $.01 par value. Authorized 10,000,000
     shares; none issued and outstanding in 1997 and 1996...           --            --
  Common stock, $.01 par value in 1997 and no par value in
     1996. Authorized 25,000,000 and 10,000,000 shares in
     1997 and 1996, respectively; issued and outstanding
     8,113,712 shares in 1997 and 6,113,712 shares 1996.....       81,137     9,244,847
  Additional paid-in-capital................................   28,130,161            --
  Retained earnings.........................................    4,780,760       965,255
  Net unrealized gain (loss) on marketable investment
     securities (note 3)....................................       12,173          (171)
                                                              -----------   -----------
          Total stockholders' equity........................   33,004,231    10,209,931
                                                              -----------   -----------
                                                              $39,755,111   $14,684,750
                                                              ===========   ===========

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                              STATEMENTS OF INCOME
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Revenues:
  Product sales.........................................  $21,981,854   $ 9,929,702   $ 7,604,071
  Network carrier sales.................................    5,716,406     3,783,445     2,781,761
  Wins (note 1(b))......................................           --     2,571,731     1,097,950
                                                          -----------   -----------   -----------
          Total revenues................................   27,698,260    16,284,878    11,483,782
                                                          -----------   -----------   -----------
Cost of goods sold (note 6):
  Products..............................................    7,140,914     3,941,529     2,645,646
  Network carrier usage (note 13).......................    5,485,671     3,381,716     2,731,295
  Wins (note 1(b))......................................           --     2,571,731       786,699
  Amortization of acquired intangibles..................      362,424       362,428       442,734
                                                          -----------   -----------   -----------
          Total cost of goods sold......................   12,989,009    10,257,404     6,606,374
                                                          -----------   -----------   -----------
          Gross profit..................................   14,709,251     6,027,474     4,877,408
Operating expenses (note 6):
  Research and development..............................    2,385,243     1,352,138     1,183,422
  Selling and marketing.................................    2,504,420       953,486       924,542
  General and administrative............................    3,472,069     3,024,361     2,152,898
  Amortization of acquired intangibles..................      573,060       573,058       519,780
                                                          -----------   -----------   -----------
          Total operating expenses......................    8,934,792     5,903,043     4,780,642
                                                          -----------   -----------   -----------
          Income from operations........................    5,774,459       124,431        96,766
                                                          -----------   -----------   -----------
Other income (expense):
  Interest income.......................................      543,410       127,043       155,949
  Interest expense......................................      (30,456)      (14,202)       (1,514)
  Miscellaneous income..................................        4,439        34,670        34,635
                                                          -----------   -----------   -----------
          Total other income............................      517,393       147,511       189,070
                                                          -----------   -----------   -----------
Income before income taxes..............................    6,291,852       271,942       285,836
Income taxes (note 8)...................................    2,476,347        78,184       205,517
                                                          -----------   -----------   -----------
Net income..............................................  $ 3,815,505   $   193,758   $    80,319
                                                          ===========   ===========   ===========
Earnings per common and common equivalent share:
  Primary...............................................  $      0.52   $      0.03   $      0.01
  Fully diluted.........................................  $      0.50   $      0.03   $      0.01

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                                                            NET
                                                                                         UNREALIZED
                                                                                       GAIN (LOSS) ON
                                        COMMON STOCK        ADDITIONAL                   MARKETABLE
                                   ----------------------     PAID-IN      RETAINED      INVESTMENT
                                    SHARES       AMOUNT       CAPITAL      EARNINGS      SECURITIES        TOTAL
                                   ---------   ----------   -----------   ----------   --------------   -----------
Balances at September 30, 1994...  6,113,712   $6,277,572   $        --   $  691,178      $    --       $ 6,968,750
Capital contribution by parent
  company (note 1(l))............         --      414,981            --           --           --           414,981
Addition to capital arising from
  push down accounting...........         --    2,162,384            --           --           --         2,162,384
Net unrealized gain on marketable
  investment securities..........         --           --            --           --        3,605             3,605
Net income.......................         --           --            --       80,319           --            80,319
                                   ---------   ----------   -----------   ----------      -------       -----------
Balances at September 30, 1995...  6,113,712    8,854,937            --      771,497        3,605         9,630,039
Capital contribution by parent
  company (note 1(l))............         --      389,910            --           --           --           389,910
Net unrealized loss on marketable
  investment securities..........         --           --            --           --       (3,776)           (3,776)
Net income.......................         --           --            --      193,758           --           193,758
                                   ---------   ----------   -----------   ----------      -------       -----------
Balances at September 30, 1996...  6,113,712    9,244,847            --      965,255         (171)       10,209,931
Capital contribution by parent
  company (note 1(l))............         --           --       899,799           --           --           899,799
Issuance of common stock for
  cash, net of expenses of
  $1,933,348.....................  2,000,000       20,000    18,046,652           --           --        18,066,652
Net unrealized gain on marketable
  investment securities..........         --           --            --           --       12,344            12,344
Reclass of common stock to
  additional paid-in capital
  resulting from establishing a
  par value on common stock......         --   (9,183,710)    9,183,710           --           --                --
Net income.......................         --           --            --    3,815,505           --         3,815,505
                                   ---------   ----------   -----------   ----------      -------       -----------
Balances at September 30, 1997...  8,113,712   $   81,137   $28,130,161   $4,780,760      $12,173       $33,004,231
                                   =========   ==========   ===========   ==========      =======       ===========

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Cash flows from operating activities:
  Net income............................................  $ 3,815,505   $   193,758   $    80,319
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization......................    1,431,226     1,165,885     1,212,039
     Provision for loss on accounts, notes receivable,
       and recourse obligation..........................    1,385,734       942,785       229,342
     Loss (gain) on sale of marketable investment
       securities and equipment.........................       45,699        (4,399)      (34,635)
     Capital contribution by parent company.............      899,799       389,910       414,981
     Provision for loss on inventories..................      111,000            --            --
     Deferred taxes.....................................     (224,274)     (374,127)     (271,762)
     Decrease (increase) in operating assets:
       Trade accounts and notes receivable..............   (8,374,533)   (1,980,342)   (2,266,741)
       Inventories......................................     (920,068)   (2,019,310)       19,873
       Prepaid expenses.................................     (181,321)       89,441       (94,484)
       Other assets.....................................       41,666        58,360      (227,882)
     Increase (decrease) in operating liabilities:
       Accounts payable.................................     (818,878)      888,670     1,210,516
       Accrued expenses.................................      496,583        45,287       148,411
       Income taxes payable.............................    1,153,814        60,578      (208,468)
       Deferred revenue and deferred compensation.......      116,420       193,475       180,844
       Payable to GST USA...............................    1,263,715       243,176            --
                                                          -----------   -----------   -----------
          Net cash provided by (used in) operating
            activities..................................      242,087      (106,853)      392,353
                                                          -----------   -----------   -----------
Cash flows from investing activities:
  Purchase of land, plant, and equipment................   (5,169,888)     (304,614)     (326,796)
  Proceeds from sale of equipment.......................           --            --        34,635
  Proceeds from sale of available-for-sale securities...      250,000       596,836            --
  Purchase of available-for-sale securities.............   (3,234,952)           --            --
  Capitalization of software development costs..........     (821,568)     (419,154)     (162,025)
  Cash included in transfer of Wins to parent (note
     1).................................................           --      (173,718)           --
                                                          -----------   -----------   -----------
          Net cash used in investing activities.........   (8,976,408)     (300,650)     (454,186)
                                                          -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock................   18,066,652            --            --
  Principal payments on capital lease obligations.......      (80,069)      (19,868)       (2,271)
                                                          -----------   -----------   -----------
          Net cash provided by (used in) financing
            activities..................................   17,986,583       (19,868)       (2,271)
                                                          -----------   -----------   -----------
Net increase (decrease) in cash and cash equivalents....    9,252,262      (427,371)      (64,104)
Cash and cash equivalents at beginning of year..........      694,359     1,121,730     1,185,834
                                                          -----------   -----------   -----------
Cash and cash equivalents at end of year................  $ 9,946,621   $   694,359   $ 1,121,730
                                                          ===========   ===========   ===========

                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                             1997          1996          1995
                                                          -----------   -----------   -----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Reclass of common stock to additional paid-in capital
  resulting from establishing a par value on common
  stock.................................................  $ 9,183,170   $        --   $        --
Disposition of fully depreciated asset..................           --       132,270            --
Repossession of equipment in settlement of accounts and
  notes receivable......................................       76,922        45,000       128,936
Property purchased under capitalized leases.............           --            --       102,208
Transfer of inventory to property, plant, and
  equipment.............................................      210,000            --            --
Intangibles capitalized as a result of push down........           --            --     2,162,384
Disposition of equipment................................           --        47,366            --
Sale of equipment to Wins on note receivable............           --        60,000            --
Transfer of notes receivable to other assets (note 4)...      964,207            --            --
Change in net unrealized gain (loss) on marketable
  investment securities.................................       12,344          (171)           --

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for interest..................  $    30,457   $    17,707   $     1,145
Cash paid during the year for income taxes..............      638,287            --       263,735

SUPPLEMENTAL DISCLOSURE OF THE ASSETS AND LIABILITIES
  TRANSFERRED TO GST (NOTE 1(B))
Cash....................................................  $        --   $  (173,718)  $        --
Trade accounts receivable...............................           --       (68,705)           --
Prepaid expenses........................................           --          (751)           --
Property and equipment, net.............................           --       (46,020)           --
Other assets............................................           --       (14,036)           --
Accounts payable........................................           --       150,898            --
Accrued expenses........................................           --       152,332            --

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                         NOTES TO FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1997, 1996, AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Description of Business

     NACT Telecommunications, Inc. (the "Company") designs, develops and manufactures advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. The Company's customers include long distance carriers, prepaid debit (calling) card and prepaid cellular network operators, international call back/reorigination providers and other specialty telecommunications service providers.

     From September 1993 through September 30, 1995, GST USA, Inc. ("GST USA") acquired all of the issued and outstanding common stock of the Company. This acquisition was accomplished through a series of purchases of newly issued shares and the shares of principal stockholders of the Company. As a result of these transactions, the Company became a wholly owned subsidiary of GST USA. GST USA accounted for the acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired totaled $6,912,322 and was assigned by GST USA as product support contracts, software development costs, and goodwill. These amounts are included in the accompanying balance sheet as intangible assets.

     In February 1997, the Company closed an initial public offering (IPO) of 3,000,000 shares of common stock with 2,000,000 sold by the Company and 1,000,000 sold by GST USA. Upon completion of the offering, GST USA ownership was reduced to approximately 63 percent of the outstanding common stock of the Company and, as such, GST USA continues to control the Company. In connection with the IPO, the Company established a par value of $.01 for common stock, increased the number of common shares authorized to 25,000,000, and authorized 10,000,000, $.01 par value preferred shares.

     On September 30, 1997, GST USA announced that it had retained Hambrecht and Quist LLC to explore alternatives for monetizing its 63 percent interest in the Company, including a potential sale of some or all of the Company's capital stock to one or more strategic investors.

  (b) Wasatch International Network Services

     The 1995 financial statements include the accounts of the Company and its wholly-owned subsidiary Wasatch International Network Services, Inc. ("Wins"), which commenced operations in fiscal 1995 and had total assets, revenues, and net loss of $316,455, $1,097,950 and $2,361, respectively, as of and for the year ended September 30, 1995. All significant intercompany transactions and balances were eliminated in consolidation. On October 1, 1995, the Company transferred ownership and operations of Wins to GST USA in the form of a dividend at historical cost. From October 1, 1995 through September 30, 1996, the Company provided carrier services to GST USA for the Wins operation for which it received $2,571,731. GST USA began providing its own carrier services for Wins on October 1, 1996.

  (c) Cash and Cash Equivalents

     The Company considers all highly liquid financial instruments purchased with an original maturity to the Company of three months or less to be cash equivalents. Cash equivalents consist of money market accounts of $8,472,637 at September 30, 1997 and $125,785 at September 30, 1996.

  (d) Inventories

     Raw materials are valued at the lower of cost (first-in, first-out) or market. Work-in-process and finished goods are stated on the basis of accumulated manufacturing costs, but not in excess of market (net realizable

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

value). Refurbished inventory is stated at the estimated selling price less refurbishing costs, selling costs and a normal profit margin. Management periodically reviews the selling price of the refurbished inventory and records adjustments to the carrying value, if any, in the period in which they occur.

     Long-term inventory consists of component parts held in order to provide support on existing customer equipment beyond one year.

  (e) Notes Receivable

     Notes receivable are recorded at the principal amount outstanding, net of an allowance for doubtful notes. The allowance is an amount that management believes will be adequate to absorb possible losses based on evaluations of collectibility and prior loss experience. The evaluation takes into consideration such factors specific problem loans, past payment history, and current and anticipated economic conditions that may affect the customers' ability to pay.

     While management uses available information to recognize losses on notes, changing economic conditions and the economic prospects of the borrowers might necessitate future additions to the allowance.

  (f) Impaired Notes

     Management, considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. When a note is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. Cash receipts on impaired notes receivable are applied to reduce the principal amount of such notes until the principal has been recovered and are recognized as interest income thereafter.

  (g) Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes. Depreciation is based upon the estimated useful lives of individual classes of assets. The estimated useful lives of the individual classes of assets are as follows:

Building....................................................    35 years
Furniture and equipment.....................................  7-10 years
Computer equipment..........................................   3-7 years
Switch and testing equipment................................   3-7 years

  (h) Intangibles

     Intangibles include goodwill, software development costs, customer lists, and product support contracts and are being amortized on a straight-line basis over the estimated useful lives of the respective assets.

  (i) Software Development Costs

     Software development costs are capitalized upon the establishment of technological feasibility of the product. Capitalization is discontinued when the product is available for general release to customers. The Company capitalized software development costs of $821,568, $419,154, and $162,025 in 1997, 1996, and 1995, respectively.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (j) Stock-Based Compensation

     Effective October 1, 1996, the Company adopted the footnote disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). SFAS 123 encourages entities to adopt the fair value based method of accounting for stock options or similar equity instruments. However, it also allows an entity to continue measuring compensation cost for stock-based compensation using the intrinsic-value method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company has elected to continue to apply the provisions of APB 25 and provide pro forma footnote disclosures required by SFAS 123.

  (k) Revenue Recognition and Deferred Revenue

     Revenue from product sales is recognized when the product is shipped and the Company has no significant performance obligations. Revenue from network carrier sales is recognized as the related service is provided. Deferred revenue consists of warranty payments billed or received in advance and deposits related to future product sales. Warranty payments are amortized over the period of the warranty agreement which is typically one year.

  (l) Income Taxes

     Through February 26, 1997, the Company was a member of a controlled group which elected for federal income tax purposes to file a consolidated tax return with GST USA. In accordance with the tax sharing arrangement with GST USA, the Company recorded the estimated income tax expense as if the Company filed a tax return on a separate company basis using the asset and liability method. GST USA agreed to make a capital contribution to the Company in an amount that approximates the Company's current federal income tax expense through February 26, 1997 in lieu of an intercompany payment for such taxes. Pursuant to the tax sharing arrangement between the Company and GST USA, the adjustment recorded to reconcile the intercompany and equity accounts with regard to differences between the estimated tax determined at year-end and the final tax amount are recognized in income tax expense in the period determined.

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and deferred liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and deferred liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     After the IPO on February 26, 1997, GST USA's ownership was reduced to 63 percent. As a result, the entities no longer meet the affiliated group test defined in Internal Revenue Code Section 1504(a) and the Company will file stand-alone returns for periods subsequent to February 26, 1997.

  (m) Marketable Investment Securities

     The Company classifies all of its marketable investment securities as available-for-sale which are recorded at fair market value. Unrealized holding gains and losses are excluded from earnings and are reported, net of tax, as a separate component of stockholders' equity until realized. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Dividend income is recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for securities sold.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (n) Earnings Per Common and Common Equivalent Share

     Earnings per common and common equivalent share are computed based on the weighted-average number of common shares and as appropriate, dilutive common stock equivalents outstanding during the period. Stock options are considered to be common stock equivalents. The number of shares used to compute primary earnings per common and common equivalent share were 7,350,623, 6,113,712, and 6,113,712, shares in 1997, 1996, and 1995, respectively. The number of shares used to compute fully-diluted earnings per share reflect additional dilution related to stock options and warrants using the market price at the end of the period when higher than the average price for the period. The number of shares used to compute fully-diluted earnings per share were 7,602,156, 6,113,712, and 6,113,712, shares in 1997, 1996, and 1995, respectively.

  (o) Fair Value Disclosure

     At September 30, 1997 and 1996, the book value of the Company's financial instruments approximates fair value.

  (p) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  (2) Inventories

     Inventories consisted of the following:

                                                                 1997         1996
                                                              ----------   ----------
Raw materials...............................................  $1,065,113   $  377,734
Work-in-process.............................................     498,525      346,273
Finished goods..............................................     302,829      317,392
Refurbished inventory held for sale.........................     914,000    1,365,000
                                                              ----------   ----------
                                                              $2,780,467   $2,406,399
                                                              ==========   ==========
Inventory -- long-term......................................  $  225,000   $       --
                                                              ==========   ==========

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (3) Marketable Investment Securities

     The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available-for-sale securities by major security type and class of security at September 30, 1997 and 1996, are as follows:

                                                    GROSS UNREALIZED   GROSS UNREALIZED      FAIR
                                   AMORTIZED COST    HOLDING GAINS      HOLDING LOSSES      VALUE
                                   --------------   ----------------   ----------------   ----------
At September 30, 1997:
  U.S. government securities --
     Maturing in one year or
     less........................    $2,237,009         $10,287              $ --         $2,247,296
  Certificate of
     deposit -- Maturing in one
     year or less................       998,114           1,886                --          1,000,000
                                     ----------         -------              ----         ----------
                                     $3,235,123         $12,173              $ --         $3,247,296
                                     ==========         =======              ====         ==========
At September 30, 1996:
  U.S. government securities --
     Maturing in one year or
     less........................    $  250,171         $    --              $171         $  250,000
                                     ----------         -------              ----         ----------
                                     $  250,171         $    --              $171         $  250,000
                                     ==========         =======              ====         ==========

(4) NOTES RECEIVABLE

     Notes receivable at September 30, 1997 and 1996 include amounts due from product sales of approximately $4,065,638 and $1,047,500, respectively. Interest rates on the notes range from 9 percent to 14 percent with lives ranging from six months to five years.

     The Company's recorded investment in notes receivable for which an impairment has been recognized was $137,032 and $928,210, and the related allowance for doubtful accounts was $137,032 and $310,000 at September 30, 1997 and 1996, respectively. The average recorded investment in impaired notes receivable during 1997 and 1996, was $532,261 and $548,331, respectively. There was no interest income recognized on impaired notes receivable during 1997 and 1996.

     The Company has sold carrier services to Overseas Telecom ("Overseas") since 1994. Overseas is located in Brazil and provides international call back/reorigination services to companies and individuals primarily in Brazil and Eastern Europe. During the year ended September 30, 1996, Overseas became delinquent on certain of its payments. In fiscal 1997, the Company entered into a note receivable agreement with Overseas which provided for the repayment of the noncurrent outstanding amount (approximately $0.93 million) bearing interest at 12 percent. The note was secured primarily by Overseas' customer lists. In the fourth quarter of fiscal 1997, the Company exercised its call privileges under the note and took possession of the underlying collateral -- the customer lists. There were two separate and distinct customer lists, one from Brazil and one from Eastern Europe. The customer list related to the Brazilian operations was sold to Intertoll Communications Network Corp. ("ICN"), an existing customer of the Company with operations in Argentina and Brazil for $1,000,000 payable in 100 monthly payments of $10,000. The related payments have been discounted at 20 percent with the unpaid amount of approximately $485,000 classified as notes receivable in the accompanying balance sheet as of September 30, 1997.

     The customer list related to the Eastern European operations was recorded on the Company's books at the lower of fair value or cost. Fair value was estimated by an independent third party appraiser using generally accepted valuation standards. Accordingly, a customer list of approximately $964,000 has been recorded as an intangible asset and will be amortized over a three-year period.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5) PROPERTY AND EQUIPMENT

     Property and equipment are as follows:

                                                                 1997        1996
                                                              ----------   ---------
Land........................................................  $  563,309   $      --
Building....................................................   3,626,891          --
Furniture and equipment.....................................     279,908     212,525
Computer equipment..........................................     784,521     440,827
Switch and testing equipment................................   1,082,217     492,052
                                                              ----------   ---------
                                                               6,336,846   1,145,404
Less accumulated depreciation and amortization..............     553,689     427,600
                                                              ----------   ---------
                                                              $5,783,157   $ 717,804
                                                              ==========   =========

(6) INTANGIBLES

     Intangible assets are summarized as follows:

                                                                               AMORTIZATION
                                                        1997         1996         PERIOD
                                                     ----------   ----------   ------------
Goodwill...........................................  $2,863,766   $2,863,766     20 years
Software development costs.........................   3,305,127    2,483,559    3-5 years
Product support contracts..........................   2,146,176    2,146,176      5 years
Customer list......................................     964,207           --      3 years
                                                     ----------   ----------
                                                      9,279,276    7,493,501
Less amortization..................................   3,503,603    2,418,135
                                                     ----------   ----------
                                                     $5,775,673   $5,075,366
                                                     ==========   ==========

     On an ongoing basis, management reviews the valuation and amortization of intangible assets to determine possible impairment by comparing the carrying value of the asset to its undiscounted estimated future cash flows.

     Amortization expense relating to these assets was $1,085,468, $978,813, and $962,514 for 1997, 1996, and 1995, respectively. Of these amounts, $512,409,
$405,755, and $442,734, for 1997, 1996, and 1995, respectively, was recorded as a component of cost of goods sold.

(7) STOCK OPTIONS

     In November 1996, the Company adopted the 1996 Stock Option Plan ("1996 Plan") which was approved by the board of directors and GST USA. The Company has reserved 1,250,000 shares for issuance under the 1996 Plan, of which options to purchase 935,250 shares of common stock at an exercise price of $9.35 per share were granted. All options granted during the year expire on November 25, 2001. The Company may grant incentive stock options and nonqualified stock options to employees, officers, directors, independent contractors, and consultants. The exercise price of options must be greater than or equal to the estimated fair market value of the stock at the date of grant. The board of directors or the compensation committee thereof determines which eligible individuals are granted options, terms of the options, exercise price, number of shares subject to the option, vesting and exercisability. The 1996 Plan expires on November 25, 2006.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of activity follows:

                                                                    YEAR ENDED
                                                                SEPTEMBER 30, 1997
                                                              ----------------------
                                                                          WEIGHTED-
                                                                           AVERAGE
                                                              NUMBER OF    EXERCISE
                                                               SHARES       PRICE
                                                              ---------   ----------
Options outstanding at beginning of year....................        --
Plus options granted........................................   935,250      $9.35
Less options exercised......................................        --
                                                              --------
Options outstanding at end of year..........................   935,250       9.35
                                                              ========
Options exercisable at end of year..........................   289,688       9.35
Weighted-average fair value of options granted during the
  year......................................................                $3.03

     The following table summarizes information about fixed stock options outstanding at September 30, 1997:

                                             OPTIONS OUTSTANDING
                                   ----------------------------------------       OPTIONS EXERCISABLE
                                                     WEIGHTED-                ---------------------------
                                       NUMBER         AVERAGE     WEIGHTED-       NUMBER       WEIGHTED-
                       RANGE OF    OUTSTANDING AT    REMAINING     AVERAGE    EXERCISABLE AT    AVERAGE
                       EXERCISE    SEPTEMBER 30,    CONTRACTUAL   EXERCISE    SEPTEMBER 30,     EXERCISE
                        PRICES          1997           LIFE         PRICE          1997          PRICE
                       --------    --------------   -----------   ---------   --------------   ----------
                        $9.35         935,250          4.15         $9.35        289,688         $9.35

     The Company accounts for these plans under APB 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net earnings and earnings per share would have been changed to the following pro forma amount:

                                                                              1997
                                                                           ----------
Net income..................................................  As reported  $3,815,505
                                                               Pro Forma    2,784,147
Primary earnings per share..................................  As reported  $     0.52
                                                               Pro Forma         0.38
Fully-diluted earnings per share............................  As reported  $     0.50
                                                               Pro Forma         0.37

     Pro forma net earnings reflects only options granted in fiscal 1997. Therefore, the effect that calculating compensation cost for stock-based compensation under SFAS 123 has on the pro forma net earnings as shown above may not be representative of the effects on reported net earnings for future years.

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 1997: risk-free interest rate of 6.0 percent; expected dividend yield of 0 percent; expected life of 3.4 years; and expected volatility of 82 percent.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(8) INCOME TAXES

     Income tax expense consists of:

                                                      CURRENT     DEFERRED      TOTAL
                                                     ----------   ---------   ----------
Year ended September 30, 1997:
  U.S. federal.....................................  $2,336,145   $(194,210)  $2,141,935
  State............................................     364,476     (30,064)     334,412
                                                     ----------   ---------   ----------
                                                     $2,700,621   $(224,274)  $2,476,347
                                                     ==========   =========   ==========
Year ended September 30, 1996:
  U.S. federal.....................................  $  389,910   $(322,207)  $   67,703
  State............................................      60,358     (49,877)      10,481
                                                     ----------   ---------   ----------
                                                     $  450,268   $(372,084)  $   78,184
                                                     ==========   =========   ==========
Year ended September 30, 1995:
  U.S. federal.....................................  $  414,981   $(237,014)  $  177,967
  State............................................      64,239     (36,689)      27,550
                                                     ----------   ---------   ----------
                                                     $  479,220   $(273,703)  $  205,517
                                                     ==========   =========   ==========

     Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operations as a result of the following:

                                                            1997       1996       1995
                                                         ----------   -------   --------
Computed "expected" tax expense........................  $2,139,230   $92,460   $ 97,184
Increase (reduction) in income taxes resulting from:
  Amortization of goodwill.............................      48,899    48,899     48,899
  State and local income taxes, net of federal income
     tax benefit.......................................     222,862     2,297     18,183
  Meals and entertainment..............................       5,796     3,631      4,060
  Adjustment of tax provision to actual(1).............          --   (70,040)    36,214
  Other, net...........................................      59,560       937        977
                                                         ----------   -------   --------
                                                         $2,476,347   $78,184   $205,517
                                                         ==========   =======   ========

---------------

(1) Represents management's adjustment to the Company's income tax liability based on a current assessment of its related obligations.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1997 and 1996, are presented below:

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                                1997        1996
                                                              ---------   ---------
Net current deferred tax assets:
  Accounts and notes receivable principally due to allowance
     for doubtful accounts..................................  $ 309,895   $ 152,930
  Unearned product warranty.................................    125,422      47,074
  Accrued vacation payable..................................     55,386      37,327
  Unearned sales deposits...................................         --      83,640
  Inventory principally due to uniform capitalization and
     reserves...............................................     96,496      97,478
                                                              ---------   ---------
          Total gross deferred tax assets...................    587,199     418,449
                                                              ---------   ---------
Net long-term deferred tax liabilities:
  Deferred compensation.....................................     58,866      58,866
  Plant and equipment, principally due to differences in
     depreciation and capitalized interest..................    (77,155)    (87,588)
  Capitalized software......................................   (450,716)   (200,619)
  Push down intangibles.....................................   (460,979)   (756,269)
  Unrealized (gain) loss on investments.....................         --         102
                                                              ---------   ---------
          Total gross deferred tax liabilities..............   (929,984)   (985,508)
                                                              ---------   ---------
          Net deferred tax liability........................  $(342,785)  $(567,059)
                                                              =========   =========

     Management believes that existing taxable temporary differences will more likely than not reverse within the applicable carryforward periods to allow future realization of existing deferred tax assets.

(9) LEASES

     The Company has operating leases for office furnishings, various office equipment and two sales offices. Future minimum lease payments as of September 30, 1997 are as follows:

Year ending September 30:
     1998...................................................  $194,378
     1999...................................................   180,240
     2000...................................................   180,240
     2001...................................................   180,240
     2002...................................................   160,454
                                                              --------
          Total minimum lease payments......................  $895,552
                                                              ========

     These leases generally require the Company to pay all executory costs such as maintenance and insurance. Rental expenses for all operating leases for 1997, 1996, and 1995, were $123,462, $100,299, and $116,944, respectively.

(10) PROFIT SHARING PLANS

     The Company sponsors a defined contribution 401(k) plan (the "Plan") for employees who have completed one year of service and attained the age of 21. Participants may defer up to 15 percent of eligible compensation. The Company, at its discretion, may match 50 percent of participant contributions up to 7.5 percent of participant compensation. Employer contributions made to the Plan were $88,361, $59,881, and $51,863, for the years ended September 30, 1997, 1996, and 1995, respectively.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Through September 30, 1996, the Company established a discretionary profit sharing program for full time employees who had completed one full year of employment. Under the plan, 10 percent of the increase in profits based on the Company's previous highest retained earnings balance were allocated among employees determined on length of employment and salary level at the discretion of the board of directors. Contributions to the program were $132,450 and $171,483 for the years ended September 30, 1996 and 1995, respectively. The program was terminated on September 30, 1996.

(11) MAJOR CUSTOMERS, CONCENTRATION OF CREDIT RISK AND NETWORK CARRIER SALES

     Sales to individual customers exceeding 10 percent of total revenues or total trade accounts and notes receivable as of and for the years ended September 30, 1997, 1996, and 1995, were as follows:

                                                               PERCENTAGE OF TOTAL
                                                                    REVENUES
                                                              ---------------------
CUSTOMER                                                      1997    1996    1995
--------                                                      -----   -----   -----
J.D. Services, Inc..........................................    8%     --      --
Caribbean Telephone and Telegraph, Inc......................   --      --      16%
Intertoll Communications Network Corp.......................    9      12%      8
Overseas Telecom............................................    5      13       7

                                                               PERCENTAGE OF TOTAL
                                                                    NOTES AND
                                                               ACCOUNTS RECEIVABLE
                                                              ---------------------
CUSTOMER                                                      1997    1996    1995
--------                                                      -----   -----   -----
J.D. Services, Inc..........................................   15%     --      --
Caribbean Telephone and Telegraph, Inc......................   --      --       7%
Intertoll Communications Network Corp.......................    4       6%      7
Overseas Telecom............................................    3      22       7

     The Company's customers consist of business entities geographically dispersed primarily throughout the United States. However, the Company also sells products and/or services to customers in the United Kingdom, Bosnia, Serbia, Bulgaria, Saudi Arabia, and Brazil. The Company maintains a security interest in the telecommunications systems it sells until the related account balances are paid in full.

     The Company had deposits with financial institutions in excess of the federally insured amount of $100,000 in the amount of $9,691,380 and $467,737 for the years ended September 30, 1997 and 1996, respectively.

     Network carrier sales originating from countries outside the United States aggregated approximately $3,180,000 and $2,105,000 for the years ended September 30, 1997 and 1996, respectively. These sales are payable in U.S. dollars.

(12) COMMITMENTS AND CONTINGENCIES

     The Company acted as a guarantor for financing transactions executed under repurchase agreements with a financial institution for $3,482,182 and $1,035,032 at September 30, 1997 and 1996, respectively. This results from the financial institution providing lease financing to the Company's customers to enable them to purchase product from the Company. At September 30, 1997, the Company had established a reserve of $200,000 for its estimated obligation under the recourse provisions and maintains a security interest in the equipment financed under the repurchase agreement. No such reserve was recorded as of September 30, 1996. In addition to other covenants, the repurchase agreement requires the Company to maintain an unrestricted

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

cash account of $6,000,000. The Company has also established a $750,000 revolving line of credit with this same financial institution. No balances were outstanding under this line of credit at September 30, 1997.

     On October 1, 1996, the Company entered into employment agreements with various employees which specify the individual's salary, benefits, and restrictions. All agreements expire on September 30, 2001.

     On August 24, 1995, Aerotel, Ltd. and Aerotel U.S.A., Inc., (collectively, "Aerotel") filed a patent infringement suit against the Company alleging that telephone systems manufactured and sold by the Company incorporating prepaid calling features infringe upon a patent which was issued to Aerotel in November 1987. The complaint further alleges defamation and unfair competition by the Company and seeks various damages. Aerotel seeks injunctive relief, damages of $18.7 million for willful infringement of its patent and an order requiring the Company to publish a written apology to Aerotel. The Company has filed an Answer and Counterclaim denying patent infringement, defamation or unfair competition and seeking judgment that the Aerotel patent is invalid and that Aerotel has misused its patent in violation of antitrust laws. Based on information currently available, an estimate of potential loss cannot be made. However, management is of the opinion that there will be no material impact of the Company's financial position, results of operations or liquidity as a result of this suit. Accordingly, no provision for loss has been provided in the accompanying financial statements. An unfavorable decision could have a material adverse effect on the business, financial condition, and results of operations of the Company.

     In addition to the above, the Company has various legal claims and other contingent matters, incurred in the normal course of business. Although the final outcome of such matters cannot be predicted, the Company believes the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition, liquidity, or results of operations.

     As of September 30, 1997, the Company had capital expenditure purchase commitments outstanding of approximately $900,000.

(13) RELATED PARTY TRANSACTIONS

     In June 1997, and under contract with the Company, GST Realco, Inc. ("GST Realco"), a subsidiary of GST USA, completed construction of a 40,000 square foot office building in Provo, Utah. The Company purchased the land and a portion of the building construction from GST Realco for $563,309 and $1,293,072, respectively, and currently occupies the property as its corporate and manufacturing facility.

     During the year ended September 30, 1996, GST USA borrowed $250,000 from the Company on short-term notes bearing interest at 11 percent. The note was repaid by September 30, 1996. The Company recorded interest income of $2,602 relating to this note during the year ended September 30, 1996. There were no borrowings during fiscal 1997.

     Also, during the years ended September 30, 1997 and 1996, respectively, the Company sold $32,788 and $356,000 of application platform switching products and $0 and $2,571,731 of wholesale carrier usage to GST USA or subsidiaries and purchased $4,466,907 and $361,000 of wholesale carrier usage from GST USA.

     From April 1996 through May 1997 a member of the Company's board was compensated by GST USA for services rendered to GST USA and its subsidiaries.

     The Company has entered into a Deferred Compensation Trust Agreement (the Trust) with the chairman of the Company whereby the Company funded the trust in the amount of $144,000. The principal and related interest thereon are payable to the chairman based on a defined payment schedule. The Company, at its sole discretion, may at any time make additional contributions to the Trust. The Trust is subject to claims of the Company's creditors in the event of the Company's insolvency.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(14) ACCOUNTING STANDARDS ISSUED NOT YET ADOPTED

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). SFAS 128 establishes a different method of computing earnings per share than is currently required under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS 128, the Company will be required to present both basic earnings per share and diluted earnings per share. Basic and diluted earnings per share are expected to be comparable to the currently presented earnings per share. SFAS 128 is effective for the consolidated financial statements for interim and annual periods ending after December 15, 1997. Accordingly, the Company plans to adopt SFAS 128 in the first quarter of its 1998 fiscal year and at that time all historical earnings per share data presented will be restated to conform with the provisions of SFAS 128.

     In 1997, the FASB also issued Statement No. 130, Reporting Comprehensive Income, and Statement No. 131, Disclosures About Segments of an Enterprise and Related Information. These statements which are effective for periods beginning after December 15, 1997, expand or modify disclosures and accordingly, will have no impact on the Company's reported financial position, results of operations or cash flows.

                                  SCHEDULE II
                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                       VALUATION AND QUALIFYING ACCOUNTS
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                       BALANCE AT     ADDITIONS    WRITE OFFS
                                                      BEGINNING OF   CHARGED TO     AGAINST     BALANCE AT
ALLOWANCE FOR DOUBTFUL ACCOUNTS                           YEAR        BAD DEBTS    ALLOWANCE    END OF YEAR
-------------------------------                       ------------   -----------   ----------   -----------
Year ended September 30, 1997.......................    $100,000      $872,427      $591,608     $380,819
                                                        ========      ========      ========     ========
Year ended September 30, 1996.......................    $116,410      $672,785      $689,195     $100,000
                                                        ========      ========      ========     ========
Year ended September 30, 1995.......................    $     --      $189,342      $ 72,932     $116,410
                                                        ========      ========      ========     ========

                                                       BALANCE AT     ADDITIONS    WRITE OFFS
                                                      BEGINNING OF   CHARGED TO     AGAINST     BALANCE AT
ALLOWANCE FOR DOUBTFUL NOTES                              YEAR        BAD DEBTS    ALLOWANCE    END OF YEAR
----------------------------                          ------------   -----------   ----------   -----------
Year ended September 30, 1997.......................    $310,000      $313,307      $373,307     $250,000
                                                        ========      ========      ========     ========
Year ended September 30, 1996.......................    $ 40,000      $270,000      $     --     $310,000
                                                        ========      ========      ========     ========
Year ended September 30, 1995.......................    $     --      $ 40,000      $     --     $ 40,000
                                                        ========      ========      ========     ========

                                                       BALANCE AT     ADDITIONS     CHARGES
                                                      BEGINNING OF       AND        AGAINST     BALANCE AT
RECOURSE OBLIGATION RESERVE                               YEAR       ADJUSTMENTS   ALLOWANCE    END OF YEAR
---------------------------                           ------------   -----------   ----------   -----------
Year ended September 30, 1997.......................    $     --      $200,000      $     --     $200,000
                                                        ========      ========      ========     ========

                         NACT TELECOMMUNICATIONS, INC.

                                 BALANCE SHEETS

                                                              JUNE 30,   DECEMBER 31,
                                                                1998         1997
                                                              --------   ------------
                                                                  (IN THOUSANDS)
                                                                    (UNAUDITED)
                                       ASSETS
Current Assets:
  Cash......................................................  $ 11,264     $  5,252
  Marketable securities.....................................     3,500        7,246
  Accounts receivable, less allowance for doubtful accounts
     of $411 in June and $631 in December...................    10,541        9,496
  Notes receivable, less allowance for doubtful accounts of
     $461 in June and $295 in December......................     3,609        4,055
  Intercompany receivable...................................     1,057           --
  Inventories...............................................     2,586        2,814
  Prepaid expenses and other assets.........................       436          216
  Deferred tax asset -- current.............................       699          817
                                                              --------     --------
          Total current assets..............................    33,692       29,896
Fixed Assets:
  Property, plant, and equipment............................     7,291        6,577
  Less: Accumulated depreciation............................    (1,037)        (698)
                                                              --------     --------
          Net fixed assets..................................     6,254        5,879
Notes receivable -- long term...............................     1,627          785
Inventory -- long term......................................       225          225
Intangibles.................................................     5,372        5,598
Other Assets................................................       144          164
                                                              --------     --------
          Total Assets......................................  $ 47,314     $ 42,547
                                                              ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  3,252     $  1,889
  Accrued expenses..........................................     1,143        1,206
  Current corporate tax lability............................     2,670        1,073
  Deferred Revenue..........................................       662          790
  Inter company payable.....................................        --        1,743
                                                              --------     --------
          Total current liabilities.........................     7,727        6,701
Long Term Liabilities:
  Deferred compensation liability...........................       132          158
  Deferred tax liability....................................     1,175        1,252
                                                              --------     --------
          Total long-term liabilities.......................     1,307        1,410
Stockholders' Equity:
  Common stock, $.01 par value..............................        81           81
  Additional paid-in-capital................................    28,318       28,271
  Retained earnings.........................................     9,879        6,055
  Unrealized appreciation on marketable securities..........         2           29
                                                              --------     --------
          Total stockholders' equity........................    38,280       34,436
                                                              --------     --------
          Total liabilities and stockholders' equity........  $ 47,314     $ 42,547
                                                              ========     ========

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.

                              STATEMENTS OF INCOME

                                                        THREE MONTHS ENDED           SIX MONTHS ENDED
                                                    ---------------------------   ----------------------
                                                    DECEMBER 31,   DECEMBER 31,   JUNE 30,     JUNE 30,
                                                        1997           1996         1998         1997
                                                    ------------   ------------   ---------    ---------
                                                     (IN THOUSANDS, EXCEPT PER    (IN THOUSANDS, EXCEPT
                                                            SHARE DATA)              PER SHARE DATA)
                                                            (UNAUDITED)                (UNAUDITED)
Revenues:
  Product sales...................................     $7,300         $4,780       $17,006      $10,812
  Network carrier sales...........................      1,387          1,610         2,424        2,685
                                                       ------         ------       -------      -------
          Total revenues..........................      8,687          6,390        19,430       13,497
Cost of goods sold:
  Products........................................      2,158          1,730         5,141        3,229
  Network carrier usage...........................      1,387          1,558         2,167        2,547
  Authorization of acquired intangibles...........        170             91           340          181
                                                       ------         ------       -------      -------
          Total cost of goods sold................      3,715          3,379         7,648        5,957
                                                       ------         ------       -------      -------
          Gross profit............................      4,972          3,011        11,782        7,540
Operating expenses:
  Research and development........................        799            423         1,495        1,356
  Sales and marketing.............................        767            357         1,750        1,391
  General and administrative......................      1,362            836         2,289        1,628
  Amortization of acquired intangibles............        143            143           286          286
                                                       ------         ------       -------      -------
          Total operating expenses................      3,071          1,759         5,810        4,661
                                                       ------         ------       -------      -------
          Income from operations..................      1,901          1,252         5,972        2,879
Other income, net.................................        223             25           401          274
                                                       ------         ------       -------      -------
          Income before income taxes..............      2,124          1,277         6,373        3,153
Income taxes......................................        850            569         2,549        1,261
                                                       ------         ------       -------      -------
          Net income..............................     $1,274         $  708       $ 3,824        1,892
                                                       ======         ======       =======      =======

Weighted average common and common equivalent
  shares outstanding:
  Basic...........................................      8,122          6,114         8,130        6,923
  Diluted.........................................      8,443          6,114         8,265        6,923
Earnings per share:
  Basic...........................................     $ 0.16         $ 0.12       $  0.47      $  0.27
  Diluted.........................................     $ 0.15         $ 0.12       $  0.46      $  0.27

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                            THREE MONTHS ENDED    SIX MONTHS ENDED
                                                               DECEMBER 31,           JUNE 30,
                                                            -------------------   -----------------
                                                              1997       1996      1998      1997
                                                            --------   --------   -------   -------
                                                              (IN THOUSANDS)       (IN THOUSANDS)
                                                                (UNAUDITED)          (UNAUDITED)
Cash flows from operating activities:
  Net income..............................................  $ 1,274    $   708    $ 3,824   $ 1,892
  Adjustments to reconcile net income to net cash
Provided by (used in) operating activities:
     Depreciation and amortization........................      498        322      1,045       508
     Provision for loss on accounts and notes
       receivable.........................................      382        218        348       194
     Provision for loss on inventory......................      228         --        228        --
     Capital contribution by parent company...............       --        497         --        --
     Deferred taxes.......................................       91        (10)        41        10
     Decrease (increase) in operating assets:
       Trade accounts and notes receivable................   (3,658)    (2,717)    (2,076)   (4,380)
       Inventories........................................     (262)      (205)        (1)      216
       Prepaid expenses and other assets..................      (19)      (167)      (200)       52
     Increase (decrease) in operating liabilities:
       Accounts payable...................................      456     (1,088)     1,364      (133)
       Accrued expenses...................................      243         54        (63)      675
       Income taxes payable...............................     (280)        71      1,596       881
       Intercompany payable...............................      296      2,110     (2,800)   (1,136)
       Deferred revenue and deferred compensation.........      324          4       (154)     (367)
                                                            -------    -------    -------   -------
          Net cash provided by (used in) operating
            activities....................................     (427)      (203)     3,152    (1,788)
                                                            -------    -------    -------   -------
Cash flows from investing activities:
  Purchase of land, property, plant and equipment.........     (240)       (63)      (426)   (4,428)
  Proceeds from sale of marketable securities.............    1,121        250      6,219        --
  Purchase of marketable securities.......................   (5,103)        --     (2,500)   (2,240)
  Capitalization of software development costs............     (187)      (125)      (480)     (629)
                                                            -------    -------    -------   -------
          Net cash provided by (used in)
            investing activities..........................   (4,409)        62      2,813    (7,297)
Cash flows from financing activities:
  Proceeds from issuance of common stock..................      141         --         47    18,624
  Principle payments of capital lease obligations.........       --         (1)        --       (11)
                                                            -------    -------    -------   -------
          Net cash provided by (used in)
            financing activities..........................      141         (1)        47    18,613
                                                            -------    -------    -------   -------
Net (decrease) increase in cash...........................   (4,695)      (142)     6,012     9,528
Cash at beginning of period...............................    9,947        694      5,252       552
                                                            -------    -------    -------   -------
Cash at end of period.....................................  $ 5,252    $   552    $11,264   $10,080
                                                            =======    =======    =======   =======
Supplemental disclosures of cash flow information
  Cash paid during the period:
          Interest........................................  $     0    $     2    $     0   $    21
          Income taxes....................................    1,038          0        911        97

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                        NINE MONTHS ENDED JUNE 30, 1998

                                                                                          NET
                                                                                       UNREALIZED
                                                                                     GAIN (LOSS) ON
                                            COMMON STOCK     ADDITIONAL                MARKETABLE
                                           ---------------    PAID-IN     RETAINED     INVESTMENT
                                           SHARES   AMOUNT    CAPITAL     EARNINGS     SECURITIES     TOTAL
                                           ------   ------   ----------   --------   --------------   ------
                                                                    (IN THOUSANDS)
Balances at September 30, 1997...........  8,114      81       28,130      4,781           12         33,004
Issuance of common stock for cash, net of
  expenses...............................     20                  188                                    144
Net unrealized gain on marketable
  investment securities..................                                                 (10)           (10)
Net income...............................                                  5,098                       2,503
                                           -----      --       ------      -----          ---         ------
Balances at June 30, 1998................  8,134      81       28,318      9,879            2         38,280
                                           =====      ==       ======      =====          ===         ======

                         NACT TELECOMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The interim financial statements included herein have been prepared by NACT Telecommunications, Inc. ("NACT" or the "Company") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such SEC rules and regulations. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's September 30, 1997 audited financial statements filed as part of the Company's Annual Report on Form 10K with the SEC in December 1997. In the opinion of management, the condensed financial statements included herein reflect all adjustments necessary to present fairly the financial position of the Company as of June 30, 1998 and December 31, 1997, and the results of its operations and cash flows for the three month and six month periods ended June 30, 1998 and 1997. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

2. EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No., 128, Earnings per Share (SFAS
128). SFAS 128 became effective for financial statements with interim and annual periods ending after December 15, 1997. Accordingly, the Company adopted SFAS 128 for the quarter ended December 31, 1997. SFAS 128 establishes a different method of computing earnings per common share than was previously required under the provisions of Accounting Principles Board Opinion No. 15. SFAS 128 requires the presentation of basic and diluted earnings per common share. Basic earnings per common share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per common share is the amount of earnings for the period available to each share of common stock outstanding during the reporting period and to each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the period. The earnings per common share as previously reported has been restated for all periods presented to adopt the provisions of SFAS 128.

3. STOCK PLAN

     In connection with entering into a stock purchase agreement with the Company (the "NACT Stock Purchase Agreement"), on January 2, 1998 relating to the purchase by World Access, Inc. ("WAI") of approximately 63% of Company's outstanding common stock ("NACT Stock Purchase"), WAI entered into option exchange agreements (the "Option Exchange Agreements") with the holders of options to purchase an aggregate of 1,034,032 shares of NACT Common Stock (the "Exchanged Options") representing approximately 99% of all the then-outstanding options to acquire NACT Common Stock. Pursuant to the Option Exchange Agreements, upon consummation of the NACT Stock Purchase, each Exchanged Option was assumed by WAI and now constitutes an option to acquire, on the same terms and conditions as were applicable under such Exchanged Option, a number of shares of WAI Common Stock equal to (i) the product of the number of shares of NACT Common Stock subject to such Exchanged Option (ii) multiplied by 0.8390 with an exercise price per share equal to (i) the aggregate exercise price for such shares of NACT Common Stock deemed to be purchasable pursuant to such option; provided, however that none of Exchanged Options will be incentive stock options under Section 422 of the Code and all such options are now

                         NACT TELECOMMUNICATIONS, INC.

exercisable. As a result of the consummation of the NACT Stock Purchase Agreement on February 27, 1998, these options will become exercisable for shares of WAI Common Stock on a one-for-one basis.

4. INVENTORIES

     Inventories are as follows (in thousands):

                                                              JUNE 30,   DECEMBER 31,
                                                                1998         1997
                                                              --------   ------------
Raw materials...............................................   $1,578       $1,577
Work-in-process.............................................      576          587
Finished goods..............................................      432          189
Refurbished inventory held for sale.........................        0          461
                                                               ------       ------
                                                               $2,586       $2,814
                                                               ======       ======
Inventory -- long term......................................   $  225       $  225
                                                               ======       ======

5. PROPERTY AND EQUIPMENT

     Property and equipment are as follows (in thousands):

                                                              JUNE 30,   DECEMBER 31,
                                                                1998         1997
                                                              --------   ------------
Furniture and equipment.....................................   $  314       $  311
Computer equipment..........................................    1,014          900
Switch and testing equipment................................    1,748        1,165
Land........................................................      563          563
Building....................................................    3,652        3,638
                                                               ------       ------
                                                                7,291        6,577
Less accumulated depreciation and amortization..............    1,037          698
                                                               ======       ======
                                                               $6,254       $5,879
                                                               ======       ======

6. COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", effective January 1, 1998. SFAS 130 establishes for reporting and display of comprehensive income and its components in financial statements. The components of the Company's comprehensive income are as follows:

                                                              SIX MONTHS ENDED
                                                                  JUNE 30,
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
Net income..................................................  $3,824    $1,892
Change in unrealized gain on marketable securities..........     (27)        0
                                                              ------    ------
Comprehensive income........................................  $3,797    $1,892
                                                              ======    ======

                                   APPENDIX A

                                                                      APPENDIX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                                   WAXS INC.,

                              WORLD ACCESS, INC.,

                            WAXS ACQUISITION CORP.,

                         NACT TELECOMMUNICATIONS, INC.

                                      AND

                             NACT ACQUISITION CORP.

    ------------------------------------------------------------------------

                            DATED: FEBRUARY 24, 1998

    ------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE 1.  THE MERGERS.......................................................   A-1
  SECTION 1.1.    The Mergers.................................................   A-2
  SECTION 1.2.    The Effective Time and the Closing Date.....................   A-2
  SECTION 1.3.    Effect of the Mergers.......................................   A-2
  SECTION 1.4.    Charter and Bylaws..........................................   A-2
  SECTION 1.5.    Directors and Officers......................................   A-2
ARTICLE 2.  CONVERSION OF STOCK...............................................   A-2
  SECTION 2.1.    Conversion of Sub-1 Stock and World Access Stock............   A-2
  SECTION 2.2.    Conversion of Sub-2 Stock and NACT Stock....................   A-3
  SECTION 2.3.    Fractional Shares...........................................   A-3
  SECTION 2.4.    Exchange Ratio for World Access Options and World Access
                  Warrants....................................................   A-3
  SECTION 2.5.    Exchange Ratio for NACT Options.............................   A-4
ARTICLE 3.  PAYMENT OF THE MERGER CONSIDERATION...............................   A-4
  SECTION 3.1.    Payment of the World Access Consideration and the NACT
                  Consideration...............................................   A-4
  SECTION 3.2.    Lost Certificates...........................................   A-5
  SECTION 3.3.    Payment to Another Person...................................   A-5
  SECTION 3.4.    Right to Receive the Merger Consideration Only..............   A-5
ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF NACT............................   A-5
  SECTION 4.1.    Corporate Organization......................................   A-5
  SECTION 4.2.    Capitalization..............................................   A-6
  SECTION 4.3.    Authority Relative to this Agreement........................   A-6
  SECTION 4.4.    No Violation................................................   A-6
  SECTION 4.5.    Compliance with Laws........................................   A-7
  SECTION 4.6.    Litigation..................................................   A-7
  SECTION 4.7.    Financial Statements and Reports............................   A-7
  SECTION 4.8.    Absence of Certain Changes or Events........................   A-8
  SECTION 4.9.    No Undisclosed Material Liabilities.........................   A-8
  SECTION 4.10.   No Default..................................................   A-8
  SECTION 4.11.   Finders' and Bankers' Fees..................................   A-8
  SECTION 4.12.   Fairness Opinion............................................   A-8
ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF WORLD ACCESS....................   A-9
  SECTION 5.1.    Corporate Organization......................................   A-9
  SECTION 5.2.    Capitalization..............................................   A-9
  SECTION 5.3.    Authority Relative to this Agreement........................   A-9
  SECTION 5.4.    No Violation................................................   A-9
  SECTION 5.5.    Compliance with Laws........................................  A-10
  SECTION 5.6.    Litigation..................................................  A-10
  SECTION 5.7.    Financial Statements and Reports............................  A-11
  SECTION 5.8.    Absence of Certain Changes or Events........................  A-11
  SECTION 5.9.    No Undisclosed Material Liabilities.........................  A-11
  SECTION 5.10.   No Default..................................................  A-12
  SECTION 5.11.   Finders' and Bankers' Fees..................................  A-12
ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF HOLDCO, SUB-1 AND SUB-2.........
                                                                                A-12
  SECTION 6.1.    Organization, Qualification, and Corporate Power............  A-12
  SECTION 6.2.    Capitalization..............................................  A-12
  SECTION 6.3.    Authority Relative to this Agreement........................  A-12

ARTICLE 7.  CERTAIN COVENANTS AND AGREEMENTS..................................  A-13
  SECTION 7.1.    Conduct of Business by NACT.................................  A-13
  SECTION 7.2.    Regulatory Matters..........................................  A-13
  SECTION 7.3.    Stockholder Matters.........................................  A-13
  SECTION 7.4.    Access to Information.......................................  A-14
  SECTION 7.5.    Notices of Certain Events...................................  A-14
  SECTION 7.6.    Indemnification.............................................  A-14
  SECTION 7.7.    Best Efforts................................................  A-14
  SECTION 7.8.    Public Announcements........................................  A-15
  SECTION 7.9.    Further Assurances..........................................  A-15
  SECTION 7.10.   Listing of Holdco Stock.....................................  A-15
  SECTION 7.11.   Affiliates..................................................  A-15
  SECTION 7.12.   Tax Treatment...............................................  A-15
ARTICLE 8.  CONDITIONS TO THE MERGERS.........................................  A-15
  SECTION 8.1.    Conditions to the Obligations of Each Party.................  A-15
  SECTION 8.2.    Additional Conditions to the Obligations of Holdco, World
                  Access, Sub-1 and Sub-2.....................................  A-16
  SECTION 8.3.    Additional Conditions to the Obligations of NACT............  A-16
ARTICLE 9.  TERMINATION.......................................................  A-17
  SECTION 9.1.    Termination.................................................  A-17
  SECTION 9.2.    Effect of Termination.......................................  A-17
ARTICLE 10.  MISCELLANEOUS....................................................  A-17
  SECTION 10.1.   Definitions.................................................  A-17
  SECTION 10.2.   Notices.....................................................  A-18
  SECTION 10.3.   No Survival of Representations and Warranties...............  A-19
  SECTION 10.4.   Amendments; No Waivers......................................  A-19
  SECTION 10.5.   Fees and Expenses...........................................  A-19
  SECTION 10.6.   Successors and Assigns......................................  A-19
  SECTION 10.7.   Governing Law...............................................  A-19
  SECTION 10.8.   Severability................................................  A-19
  SECTION 10.9.   Interpretations.............................................  A-19
  SECTION 10.10.  Counterparts; Effectiveness.................................  A-19
  SECTION 10.11.  Construction................................................  A-19

EXHIBIT A  Affiliate Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (as amended, supplemented or otherwise modified from time to time, the "Agreement"), dated as of the 24th day of February, 1998, is entered into by and among WAXS INC., a Delaware corporation and a direct wholly-owned subsidiary of World Access, Inc. ("Holdco"), WORLD ACCESS, INC., a Delaware corporation ("World Access"), WAXS ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Holdco ("Sub-1"), NACT TELECOMMUNICATIONS, INC., a Delaware corporation ("NACT"), and NACT ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Holdco ("Sub-2").

     WHEREAS, World Access currently owns 355,000 shares of common stock, $.01 par value per share, of NACT (the "NACT Stock") and has agreed to purchase an additional 5,113,712 shares of NACT Stock from GST USA, Inc. (the "GST Stock Purchase"), which shares together represent approximately 67.3% of the total NACT Stock currently issued and outstanding;

     WHEREAS, Sub-1, upon the terms and subject to the conditions of this Agreement, will be merged with and into World Access (the "World Access Merger");

     WHEREAS, Sub-2, upon the terms and subject to the conditions of this Agreement, will be merged with and into NACT (the "NACT Merger" and, together with the World Access Merger, the "Mergers);

     WHEREAS, the respective boards of directors of World Access and Sub-1 deem it in the best interests of World Access and Sub-1, respectively, and of their respective stockholders that the World Access Merger be consummated;

     WHEREAS, a special committee of the Board of Directors of NACT (the "NACT Board") appointed on January 12, 1998 and comprised entirely of directors who are neither members of management of NACT nor affiliated with World Access or any Affiliate of World Access (other than NACT) (the "Special Committee") has unanimously determined that the NACT Merger is fair to and in the best interests of the stockholders of NACT other than World Access (the "Public Stockholders") and has unanimously approved this Agreement and unanimously recommends its approval and adoption by the NACT Board and by the stockholders of NACT;

     WHEREAS, the NACT Board, based in part on the recommendation of the Special Committee, has determined that the NACT Merger is fair to and in the best interests of the Public Stockholders and has resolved to approve and adopt this Agreement and the transactions contemplated hereby and, subject to the following terms and conditions, to recommend the approval and adoption of this Agreement and the NACT Merger by the stockholders of NACT;

     WHEREAS, the respective boards of directors of all of the Parties have unanimously approved this Agreement, and the board of directors of NACT has directed that this Agreement be submitted to its stockholders for approval and adoption;

     WHEREAS, Holdco, as the sole stockholder of Sub-1, Sub-2, has unanimously approved this Agreement prior to its execution;

     WHEREAS, Holdco, as the sole stockholder of Sub-1 and Sub-2, will deliver, or cause to be delivered, to the stockholders of World Access and NACT the consideration to be paid pursuant to the World Access Merger and the NACT Merger, respectively, in accordance with the terms of this Agreement;

     WHEREAS, World Access and NACT desire to make certain representations, warranties, covenants and agreements in connection with the Mergers;

     WHEREAS, for Federal income tax purposes it is intended that the Mergers qualify as exchanges under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, certain capitalized terms used herein shall have the meaning set forth in Section 10.1 hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the warranties and covenants herein contained, the Parties agree as follows:

                                   ARTICLE 1.

                                  THE MERGERS

     SECTION 1.1. The Mergers. On the terms and subject to the conditions contained in this Agreement, the Mergers will be consummated. World Access shall be the corporation surviving the World Access Merger (the "World Access Surviving Corporation"). NACT shall be the corporation surviving the NACT Merger (the "NACT Surviving Corporation").

     SECTION 1.2. The Effective Time and the Closing Date. As soon as practicable following the satisfaction or waiver of the conditions set forth in
Article 8 hereof, the Parties shall file certificates of merger (the "Certificates of Merger") executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL") and shall make all other filings, recordings or publications required by the DGCL in connection with the Mergers. Each Merger shall become effective at the time specified in its related Certificate of Merger, which specified time shall be the same in each Certificate of Merger (the "Effective Time"). Upon the terms and subject to the conditions hereof, unless otherwise agreed upon by the Parties, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Van Cott, Bagley, Cornwall & McCarthy, Salt Lake City, Utah, commencing at 10:00 a.m. local time, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article 8 hereof, but in no event later than two business days thereafter (the date of such being referred to herein as the "Closing Date"), unless otherwise agreed to by the Parties.

     SECTION 1.3. Effect of the Mergers. At the Effective Time, the World Access Merger and the NACT Merger shall have the effects set forth in the DGCL.

     SECTION 1.4. Charter and Bylaws. At the Effective Time: (i) with respect to the World Access Merger, the certificate of incorporation and bylaws of Sub-1, as in effect on the date hereof and otherwise amended prior to the Effective Time, shall be the certificate of incorporation and bylaws of the World Access Surviving Corporation until further amended as provided therein and in accordance with applicable Law; (ii) with respect to the NACT Merger, the certificate of incorporation and bylaws of Sub-2, as in effect on the date hereof and otherwise amended prior to the Effective Time, shall be the certificate of incorporation and bylaws of the NACT Surviving Corporation until further amended as provided therein and in accordance with applicable Law; and
(iii) the certificate of incorporation of Holdco as in effect immediately prior to the Effective Time shall be amended at the Effective Time so that Article I thereof reads in its entirety as follows: "The name of the Corporation is "World Access, Inc." and, as so amended, such certificate of incorporation shall be the certificate of incorporation of Holdco until further amended as provided therein and in accordance with applicable Law.

     SECTION 1.5. Directors and Officers. From and after the Effective Time,the directors and officers of each of World Access and NACT shall be the directors and officers of each of World Access Surviving Corporation and NACT Surviving Corporation, respectively.

                                   ARTICLE 2.

                              CONVERSION OF STOCK

     SECTION 2.1. Conversion of Sub-1 Stock and World Access Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time and by virtue of the World Access Merger and without any further action on the part of the holder of any Sub-1 Stock or World Access Stock:

          (a) all shares of World Access Stock which are held by World Access as treasury stock shall be canceled and retired, and no consideration shall be paid or delivered in exchange therefor;

          (b) each share of World Access Stock outstanding immediately prior to the Effective Time shall be canceled and converted solely into the right to receive and be exchangeable for one share of common stock, $.01 par value per share (the "Holdco Stock"), of Holdco (the "World Access
     Consideration"); and

          (c) each share of Sub-1 Stock issued and outstanding immediately prior to the Effective Time shall be converted solely into one fully paid and nonassessable share of common stock, par value $.01 per share, of the World Access Surviving Corporation.

     SECTION 2.2. Conversion of Sub-2 Stock and NACT Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time and by virtue of the NACT Merger and without any further action on the part of the holder of any Sub-2 Stock or NACT Stock:

          (a) all shares of NACT Stock which are held by NACT as treasury stock shall be canceled and retired, and no consideration shall be paid or delivered in exchange therefor;

          (b) subject to Section 2.3 hereof, each share of NACT Stock outstanding immediately prior to the Effective Time shall be canceled and converted solely into the right to receive and become exchangeable for that number of shares of Holdco Stock equal to the quotient of (x) $17.50 divided by (y) the Closing Date Market Price (the "Exchange Ratio"); provided, however, that (i) if the Closing Date Market Price is less than $20.88, then World Access may terminate this Agreement by delivering notice of termination to NACT in the manner contemplated by Section 10.2 hereof, and (ii) if the Closing Date Market Price is more than $25.52, then the Exchange Ratio shall be equal to 0.6857 (the number of shares of Holdco Stock into which each share of NACT Stock shall be convertible pursuant to this Section 2.2(b) is hereinafter referred to as the "NACT Consideration"); and

          (c) each share of Sub-2 Stock issued and outstanding immediately prior to the Effective Time shall be converted solely into one fully paid and nonassessable share of common stock, par value $.01 per share, of the NACT Surviving Corporation.

     SECTION 2.3. Fractional Shares. No scrip or fractional shares of Holdco Stock shall be issued pursuant to the NACT Merger, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Holdco. In lieu thereof, if any holder of NACT Stock would have otherwise been entitled to a fractional share of Holdco Stock hereunder, then such holder shall be entitled, after the later of the Effective Time or the surrender of such holder's stock certificates that represent such shares of NACT Stock to receive from Holdco cash (without interest) in an amount equal to the product of such fractional part of a share of Holdco Stock multiplied by the Closing Date Market Price.

     SECTION 2.4. Exchange Ratio for World Access Options and World Access Warrants.

     2.4.1. As of the Effective Time, each outstanding option ("World Access Option") and warrant ("World Access Warrant") to purchase World Access Common Stock shall be assumed by Holdco and converted into an option or warrant, as the case may be, to purchase shares of Holdco Common Stock, as provided below. Following the Effective Time, each World Access Option shall continue to have, and shall be subject to, the same terms and conditions set forth in the applicable option plan or warrant plan (the "World Access Plans") pursuant to which such World Access Option or World Access Warrant was granted, except that each such World Access Option or World Access Warrant shall be exercisable for the same number of shares of Holdco Common Stock as the number of shares of World Access Common Stock for which such World Access Option or World Access Warrant was exercisable immediately prior to the Effective Time.

     2.4.2. As of the Effective Time, Holdco shall enter into an assumption agreement with respect to each World Access Option and each World Access Warrant, which shall provide for Holdco's assumption of the obligations of World Access under the applicable World Access Plan. Prior to the Effective Time, World Access shall make such amendments, if any, to the World Access Plans as shall be necessary to permit such assumption in accordance with this Section 2.4.2.

     2.4.3. It is the intention of the Parties that, to the extent that any World Access Option constitutes an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective

Time, such World Access Option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the World Access Option provided by this Section 2.4 shall satisfy the conditions of Section 424(a) of the Code.

     SECTION 2.5.  Exchange Ratio for NACT Options.

     2.5.1. As of the Effective Time, each option ("NACT Option") to purchase NACT Common Stock then outstanding shall be assumed by Holdco and converted into an option to purchase shares of Holdco Common Stock, as provided below. Following the Effective Time, each NACT Option shall continue to have, and shall be subject to, the same terms and conditions set forth in the applicable option plan (the "NACT Plans") pursuant to which such NACT Option was granted, except that (i) each such NACT Option shall be exercisable for that number of shares of Holdco Stock equal to the product of (x) the number of shares of NACT Stock for which such NACT Option was exercisable immediately prior to the Effective Time and (y) the Exchange Ratio, rounded in the case of any NACT Option other than any incentive stock option, up and, in the case of any incentive stock option, down to the nearest whole share, if necessary, and (ii) the exercise price per share of such NACT Option shall be equal to the aggregate exercise price of such NACT Option immediately prior to the Effective Time divided by the number of shares of Holdco Stock for which such NACT Option shall be exercisable as determined in accordance with the preceding clause (i), rounded up to the next highest cent, if necessary.

     2.5.2. As of the Effective Time, Holdco shall enter into an assumption agreement with respect to each NACT Option, which shall provide for Holdco's assumption of the obligations of NACT under the applicable NACT Plan. Prior to the Effective Time, NACT shall make such amendments, if any, to the NACT Plans as shall be necessary to permit such assumption in accordance with this Section 2.5.2.

     2.5.3. It is the intention of the Parties that, to the extent that any NACT Option constitutes an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such NACT Option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the NACT Option provided by this Section 2.5 shall satisfy the conditions of Section 424(a) of the Code.

                                   ARTICLE 3.

                      PAYMENT OF THE MERGER CONSIDERATION

     SECTION 3.1. Payment of the World Access Consideration and the NACT Consideration.

     3.1.1. At or prior to the Effective Time, Holdco shall appoint an agent reasonably satisfactory to World Access and NACT (the "Exchange Agent") for the purpose of exchanging certificates representing outstanding shares of World Access Stock and NACT Stock as provided herein. As of the Effective Time, Holdco will deposit with the Exchange Agent, in trust for the benefit of holders of shares of World Access Stock and NACT Stock, certificates representing the shares of Holdco Stock issuable pursuant to Section 2.1 hereof. Holdco agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.3 hereof.

     3.1.2. As promptly as practicable after the Effective Time, the Exchange Agent shall send or cause to be sent to each former holder of record of shares of World Access Stock and NACT Stock transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing World Access Stock and NACT Stock for the Merger Consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing World Access Stock and NACT Stock and the receipt of the Merger Consideration contemplated by this Agreement and will require each holder of World Access Stock and NACT Stock to transfer good and marketable title to such World Access Stock and NACT Stock to Holdco, free and clear of all Liens. Upon receipt of properly completed Letters of Transmittal, the Exchange Agent shall pay the appropriate Merger Consideration to the stockholders of World Access and NACT, as appropriate. The Exchange Agent shall, as promptly as practicable after the Effective Time, send or cause to be sent to each former holder of record of World Access

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Stock and NACT Stock a Letter of Transmittal and, upon the proper execution and return of such Letter of Transmittal to the Exchange Agent, the appropriate Merger Consideration shall be promptly paid.

     3.1.3. At the Effective Time, the stock transfer books of World Access and NACT shall be closed as to holders of World Access Stock and NACT Stock immediately prior to the Effective Time, and no transfer of World Access Stock and NACT Stock by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing World Access Stock and NACT Stock shall, without any action on the part of any holder thereof, no longer represent World Access Stock and NACT Stock. If, after the Effective Time, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the Merger Consideration contemplated by this Agreement into which the World Access Stock and NACT Stock represented thereby were converted in the Mergers.

     SECTION 3.2. Lost Certificates. In the event that any holder of World Access Stock and NACT Stock is unable to deliver the certificate which represents such holder's World Access Stock or NACT Stock, Holdco, in the absence of actual notice that any World Access Stock or NACT Stock theretofore represented by any such certificate has been acquired by a bona fide purchaser, may, in its sole discretion, deliver to such holder the Merger Consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

          (a) an affidavit or other evidence to the reasonable satisfaction of Holdco that any such certificate has been lost, wrongfully taken or destroyed;

          (b) such security or indemnity as may be reasonably requested by Holdco to indemnify and hold Holdco harmless; and

          (c) evidence to the satisfaction of Holdco that such holder is the owner of World Access Stock or NACT Stock theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the Person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

     SECTION 3.3. Payment to Another Person. In the event that the delivery of any Merger Consideration contemplated by this Agreement is to be made to a Person other than the Person in whose name any certificate representing World Access Stock or NACT Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the Person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a Person other than the registered holder of such certificate surrendered or establish to the satisfaction of Holdco that such tax has been paid or is not applicable.

     SECTION 3.4. Right to Receive the Merger Consideration Only. Until surrendered in accordance with the provisions of this Article 3, each certificate representing World Access Stock and NACT Stock shall represent for all purposes the right to receive the appropriate Merger Consideration contemplated by this Agreement and shall not represent the right to receive any other consideration.

                                   ARTICLE 4.

                     REPRESENTATIONS AND WARRANTIES OF NACT

     NACT represents and warrants to World Access that, except as set forth in the Disclosure Schedule delivered by NACT to World Access prior hereto (the "NACT Disclosure Schedule"), which shall identify exceptions by specific Section references:

     SECTION 4.1. Corporate Organization. NACT has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than

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

where failure to be so qualified or licensed, individually or in the aggregate, would not have an NACT Material Adverse Effect. NACT is not in violation of any provision of its certificate of incorporation or bylaws or other organizational documents, as the case may be. NACT has no subsidiaries or equity investments in any other Person.

     SECTION 4.2. Capitalization. As of the date of this Agreement, the authorized capital stock of NACT consists in its entirety of 25,000,000 shares of NACT Stock and 10,000,000 shares of preferred stock, $.01 par value per share ("NACT Preferred Stock"). As of the date of this Agreement, (i) 8,129,096 shares of NACT Stock are issued and outstanding, (ii) no shares of NACT Preferred Stock are outstanding, and (iii) options to acquire 1,039,065 shares of NACT Stock are outstanding under the NACT Plans. All of the outstanding shares of capital stock of NACT have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, charter or bylaws or any agreement to which NACT is a Party or by which NACT is bound. Except as set forth in this Section 4.2, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which NACT is a Party relating to the issued or unissued capital stock of, or other interest in, NACT or obligating NACT to grant, issue or sell any shares of capital stock of, or other interest in, NACT by sale, lease, license or otherwise.

     SECTION 4.3. Authority Relative to this Agreement. NACT has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated on its part hereby to be consummated by NACT. The execution and delivery of this Agreement by NACT and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action, and, other than the approval of NACT's stockholders as provided in Section 7.3 hereof, no other corporate proceedings on the part of NACT are necessary to authorize the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by NACT and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes the legal, valid and binding obligation of NACT, enforceable against NACT in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Law affecting the enforcement of creditors' rights generally or by general equity principles.

     SECTION 4.4. No Violation. The execution and delivery of this Agreement by NACT do not, the performance by NACT of its obligations hereunder will not, and the consummation by NACT of the transactions contemplated to be performed by it hereby will not, (i) violate or conflict with any provision of any Law in effect on the date of this Agreement and applicable to NACT or by which any of its properties or assets is bound or to which any of its properties or assets is subject, (ii) require NACT to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any Governmental Authority, based on any Law, rule, regulation or other requirement of any Governmental Authority in effect and of the date of this Agreement (other than (a) filings or authorizations required in connection or in compliance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the DGCL and (b) any other filings and approvals expressly contemplated by this Agreement), (iii) require the consent, waiver, approval, license or authorization of any Person (other than any Governmental Authority), (iv) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any rights of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of NACT pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, NACT Permit (as herein defined) or other instrument or obligation to which NACT is a Party or by which NACT or any of its properties is bound or to which any of its properties is subject, or
(v) conflict with or violate the certificate of incorporation or bylaws, in each case as amended or restated, of NACT, except for any such conflicts or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iv) that would not have an

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

NACT Material Adverse Effect and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent NACT from performing any of its obligations under this Agreement and would not have an NACT Material Adverse Effect.

     SECTION 4.5.  Compliance with Laws.

     4.5.1. As of the date of this Agreement, NACT holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, "NACT Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and is in compliance with all NACT Permits and all Laws governing its business, except where the failure to hold such NACT Permits or to so comply, individually or in the aggregate, would not have an NACT Material Adverse Effect.

     4.5.2. No action or proceeding is pending or, to NACT's knowledge, threatened that may result in the suspension, revocation or termination of any NACT Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and NACT has not received any notice from any Governmental Authority in respect of the suspension, revocation or termination of any NACT Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in an NACT Material Adverse Effect.

     SECTION 4.6. Litigation. As of the date of this Agreement, except as may be disclosed in the NACT 10-K (as herein defined) or in reports filed by NACT on Forms 10-Q or 8-K for periods subsequent to the period covered by the NACT 10-K, in each case filed prior to the date hereof (such reports and filings, including the NACT 10-K, collectively, the "NACT Current Reports"), there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to NACT's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to NACT's knowledge, threatened in writing against NACT or with respect to any property or asset of NACT, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, would not have an NACT Material Adverse Effect. Neither NACT nor any property or asset of NACT is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to NACT's knowledge, continuing investigation by, any Governmental Authority, or any judgment, order, writ, injunction, consent decree or award of any Governmental Authority or arbitrator, including cease-and-desist or other orders, except for such matters which would not have an NACT Material Adverse Effect.

     SECTION 4.7. Financial Statements and Reports. NACT has made available to World Access true and complete copies (in each case, as amended) of (i) its Annual Report on Form 10-K for the year ended September 30, 1997 (the "NACT 10-K"), as filed with the Securities and Exchange Commission (the "Commission"), and (ii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by it with the Commission. The reports, statements and registration statements referred to in the immediately preceding sentence (including any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the "NACT SEC Filings." As of the respective times such documents were filed or, as applicable, were effective, the NACT SEC Filings complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have an NACT Material Adverse Effect, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of NACT included in the NACT SEC Filings comply as to form in all material respect with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP (as in effect from time to time) during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the financial position, results of operations and cash flows of NACT as of the dates and for the periods indicated, except (i) in the case of unaudited interim financial statements, to normal recurring year-end adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the financial position of NACT as of the respective dates thereof and the results of operations and cash flows for the periods indicated.

     SECTION 4.8. Absence of Certain Changes or Events. Other than as disclosed in the NACT Current Reports, or otherwise disclosed in this Agreement, since September 30, 1997 and through the date hereof, the business of NACT has been conducted in the ordinary course, and there has not been (i) any NACT Material Adverse Effect; (ii) any material indebtedness incurred by NACT for money borrowed; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by NACT; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have an NACT Material Adverse Effect; (v) any material change by NACT in accounting principles or methods except insofar as may be required by a change in GAAP; (vi) any material revaluation by NACT of any asset (including any writing down of the value of inventory or writing off of notes or accounts receivable); (vii) any mortgage or pledge of any of the assets or properties of NACT or the subjection of any of the assets or properties of NACT to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto other than in the ordinary course consistent with past practice; or (viii) any assumption or guarantee by NACT of the indebtedness of any Person other than in the ordinary course consistent with past practice.

     SECTION 4.9. No Undisclosed Material Liabilities. Except as disclosed in the NACT Current Reports, NACT has not incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect other than (i) liabilities incurred in the ordinary course consistent with past practice since September 30, 1997, (ii) liabilities that have been repaid, discharged or otherwise extinguished and (iii) liabilities under or contemplated by this Agreement.

     SECTION 4.10. No Default. NACT is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation or bylaws, (ii) indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, NACT Permit or other instrument or obligation to which NACT is a Party or by which NACT or any of its assets or properties is bound or subject to, or (iii) any order, writ, injunction, decree or Law applicable to NACT, except in the case of clauses (ii) and (iii) above for defaults or violations that would not have an NACT Material Adverse Effect.

     SECTION 4.11. Finders' and Bankers' Fees. Except for NationsBanc Montgomery Securities LLC ("Montgomery Securities"), a copy of whose engagement agreement has been provided to World Access, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of NACT or the Special Committee who might be entitled to any fee or commission from NACT or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 4.12. Fairness Opinion. NACT has received the opinion of Montgomery Securities to the effect that, as of the date hereof, the consideration to be received by NACT's stockholders in the NACT Merger is fair to the Public Stockholders from a financial point of view.

                                   ARTICLE 5.

                 REPRESENTATIONS AND WARRANTIES OF WORLD ACCESS

     World Access represents and warrants to NACT that, except as set forth in the Disclosure Schedule delivered by World Access to NACT prior hereto (the "World Access Disclosure Schedule"), which shall identify exceptions by specific Section references:

     SECTION 5.1. Corporate Organization. Each of World Access and its Subsidiaries (the "World Access Subsidiaries") has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where failure to be so qualified or licensed, individually or in the aggregate, would not have a World Access Material Adverse Effect. Neither World Access nor any World Access Subsidiary is in violation of any provision of its charter or bylaws or other organizational documents, as the case may be.

     SECTION 5.2. Capitalization. As of the date of this Agreement, the authorized capital stock of World Access consists in its entirety of 40,000,000 shares of World Access Stock and 10,000,000 shares of preferred stock, $.01 par value per share (the "World Access Preferred Stock"). As of the date of this Agreement, (i) 19,754,046 shares of World Access Common Stock are issued and outstanding, (ii) no shares of Preferred Stock are outstanding, and (iii) options and warrants to acquire 4,218,401 shares of World Access Common Stock are outstanding under the World Access Plans. All of the outstanding shares of capital stock of each of the World Access Subsidiaries are owned beneficially and of record by World Access or a World Access Subsidiary free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature. All of the outstanding shares of capital stock of World Access and each of the World Access Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, their respective charter or bylaws or any agreement to which any such entity is a Party or by which any such entity is bound. Except as set forth in this Section 5.2, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which World Access or any World Access Subsidiary is a Party relating to the issued or unissued capital stock, or other interest in, of World Access or any World Access Subsidiary or obligating World Access or any World Access Subsidiary to grant, issue or sell any shares of capital stock of, or other equity interests in, World Access or any World Access Subsidiary, by sale, lease, license or otherwise.

     SECTION 5.3. Authority Relative to this Agreement. World Access has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated on its part hereby to be consummated by World Access. The execution and delivery of this Agreement by World Access and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of World Access are necessary to authorize the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by World Access and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes the legal, valid and binding obligation of World Access, enforceable against World Access in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Law affecting the enforcement of creditors' rights generally or by general equity principles.

     SECTION 5.4. No Violation. The execution and delivery of this Agreement by World Access do not, the performance by World Access of its obligations hereunder will not, and the consummation by World Access of the transactions contemplated to be performed by it hereby will not, (i) violate or conflict with any provision of any Law in effect on the date of this Agreement and applicable to World Access or any World Access Subsidiary or by which any of their respective properties or assets is bound or to which any of their respective properties or assets is subject, (ii) require World Access or any World Access Subsidiary to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any Governmental Authority, based on any Law, rule, regulation or other requirement of any Governmental Authority in effect and of the date of this Agreement (other than (a) filings or authorizations required in connection or in compliance with the provisions of the Securities Act, the Exchange Act and the DGCL and (b) any other filings and approvals expressly contemplated by this Agreement), (iii) require the consent, waiver, approval, license or authorization of any Person (other than any Governmental Authority), (iv) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any rights of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of World Access or any World Access Subsidiary pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, World Access Permit (as herein defined) or other instrument or obligation to which World Access or any World Access Subsidiary is a Party or by which World Access or any World Access Subsidiary or any of their respective properties is bound or to which any of their respective properties is subject, or (v) conflict with or violate the certificate of incorporation or bylaws, or the equivalent organizational documents, in each case as amended or restated, of World Access or any of World Access Subsidiary, except for any such conflicts or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iv) that would not have a World Access Material Adverse Effect and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent World Access from performing any of its obligations under this Agreement and would not have a World Access Material Adverse Effect.

     SECTION 5.5.  Compliance with Laws.

     5.5.1. As of the date of this Agreement, each of World Access and the World Access Subsidiaries holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, "World Access Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and is in compliance with all World Access Permits and all Laws governing its business, except where the failure to hold such World Access Permits or to so comply, individually or in the aggregate, would not have a World Access Material Adverse Effect.

     5.5.2. No action or proceeding is pending or, to World Access's knowledge, threatened that may result in the suspension, revocation or termination of any World Access Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither World Access nor any World Access Subsidiary has received any notice from any Governmental Authority in respect of the suspension, revocation or termination of any World Access Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in a World Access Material Adverse Effect.

     SECTION 5.6. Litigation. As of the date of this Agreement, except as may be disclosed in the World Access 10-K (as herein defined) or in reports filed by World Access on Forms 10-Q or 8-K for periods subsequent to the period covered by the World Access 10-K, in each case filed prior to the date hereof (such reports and filings, including the World Access 10-K, collectively, the "World Access Current Reports"), there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to World Access's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to World Access's knowledge, threatened in writing against World Access or any World Access Subsidiary or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, would not have a World Access Material Adverse Effect. Neither World Access nor any World Access Subsidiary nor any property or asset of any of them is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to World Access's knowledge, continuing investigation by, any Governmental
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Authority, or any judgment, order, writ, injunction, consent decree or award of any Governmental Authority or arbitrator, including cease-and-desist or other orders, except for such matters which would not have a World Access Material Adverse Effect.

     SECTION 5.7. Financial Statements and Reports. World Access has made available to NACT true and complete copies (in each case, as amended) of (i) its Annual Report on Form 10-K for the year ended December 31, 1996 (the "World Access 10-K"), as filed with the Commission, and (ii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by it with the Commission subsequent to December 31, 1996. The reports, statements and registration statements referred to in the immediately preceding sentence (including any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the "World Access SEC Filings." As of the respective times such documents were filed or, as applicable, were effective, the World Access SEC Filings complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a World Access Material Adverse Effect, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of World Access included in the World Access SEC Filings comply as to form in all material respect with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP (as in effect from time to time) during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of World Access and the World Access Subsidiaries as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the consolidated financial position of World Access and the World Access Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. No World Access Subsidiary is required to file any form, report or other document with the Commission.

     SECTION 5.8. Absence of Certain Changes or Events. Other than as disclosed in the World Access Current Reports, or otherwise disclosed in this Agreement, since September 30, 1997 and through the date hereof, the business of World Access and of each World Access Subsidiary has been conducted in the ordinary course, and there has not been (i) any World Access Material Adverse Effect; (ii) any material indebtedness incurred by World Access or any World Access Subsidiary for money borrowed; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by World Access or any World Access Subsidiary; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a World Access Material Adverse Effect; (v) any material change by World Access in accounting principles or methods except insofar as may be required by a change in GAAP; (vi) any material revaluation by World Access or any World Access Subsidiary of any asset (including any writing down of the value of inventory or writing off of notes or accounts receivable); (vii) any mortgage or pledge of any of the assets or properties of World Access or any World Access Subsidiary or the subjection of any of the assets or properties of World Access or any World Access Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto other than in the ordinary course consistent with past practice; or (viii) any assumption or guarantee by World Access or a World Access Subsidiary of the indebtedness of any Person other than in the ordinary course consistent with past practice.

     SECTION 5.9. No Undisclosed Material Liabilities. Except as disclosed in the World Access Current Reports, neither World Access nor any World Access Subsidiary has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a World Access Material Adverse Effect other than (i) liabilities incurred in the ordinary course consistent with past practice since September 30, 1997, (ii) liabilities that have been repaid, discharged or otherwise extinguished and (iii) liabilities under or contemplated by this Agreement.

     SECTION 5.10. No Default. Neither World Access nor any World Access Subsidiary is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation or bylaws or other organizational document, (ii) indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, World Access Permit or other instrument or obligation to which World Access or any World Access Subsidiary is a Party or by which World Access or any World Access Subsidiary or any of their respective properties or assets is bound or subject to, or (iii) any order, writ, injunction, decree or Law applicable to World Access or any World Access Subsidiary, except in the case of clauses (ii) and
(iii) above for defaults or violations that would not have a World Access Material Adverse Effect.

     SECTION 5.11.  Finders' and Bankers' Fees.  Except as set forth in Section
4.11 hereof, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of World Access or any World Access Subsidiary who might be entitled to any fee or commission from World Access or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 6.

           REPRESENTATIONS AND WARRANTIES OF HOLDCO, SUB-1 AND SUB-2

     In order to induce World Access and NACT to enter into this Agreement, Holdco and its subsidiaries, Sub-1 and Sub-2 (collectively, the "Holdco Subs"), jointly and severally, represent and warrant to World Access and NACT as follows:

     SECTION 6.1. Organization, Qualification, and Corporate Power. Each of Holdco and the Holdco Subs is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Each of Holdco and the Holdco Subs is duly authorized and qualified to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Holdco and the Holdco Subs. Each of Holdco and the Holdco Subs has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease, use and operate the properties owned, leased used and operated by it.

     SECTION 6.2. Capitalization. The entire authorized capital stock of Holdco consists in its entirety of 40,000,000 shares of Holdco Stock and 10,000,000 shares of preferred stock, $.01 par value per share (the "Holdco Preferred Stock"). As of the date of this Agreement, (i) 1,000 shares of Holdco Stock are issued and outstanding and (ii) no shares of Holdco Preferred Stock are outstanding. No shares of Holdco Stock are held in treasury. All of the issued and outstanding shares of Holdco Stock have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments (except for this Agreement) that could require Holdco or any of the Holdco Subs to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Holdco and the Holdco Subs. Holdco and the Holdco Subs have no outstanding bonds, debentures, notes or similar obligations the holders of which have the right to vote generally with holders of Holdco Stock.

     SECTION 6.3. Authority Relative to this Agreement. Each of Holdco and the Holdco Subs has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated on its part hereby to be consummated by it. The execution and delivery of this Agreement by each of Holdco and the Holdco Subs and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco or either of the Holdco Subs are necessary to authorize the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by Holdco and the Holdco Subs and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes the legal, valid and binding obligations of Holdco and the Holdco Subs, enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Law affecting the enforcement of creditors' rights generally or by general equity principles.

                                   ARTICLE 7.

                        CERTAIN COVENANTS AND AGREEMENTS

     SECTION 7.1. Conduct of Business by NACT. From the date of this Agreement until the Effective Time, NACT shall conduct its business in the ordinary course consistent with past practice and (except for acts in connection with the NACT Merger) shall use its best efforts to preserve intact its business relationships with third parties and to keep available the services of its present officers and employees.

     SECTION 7.2.  Regulatory Matters.

     7.2.1. As promptly as practicable after the execution of this Agreement, Holdco, NACT and World Access shall jointly prepare and file with the Commission a Registration Statement on Form S-4 relating to the shares of Holdco Stock to be issued in the Mergers (the "Registration Statement) in which a definitive proxy statement/prospectus to be furnished to the stockholders of NACT (the "Proxy Statement") will be included as a part. Each of Holdco, World Access and NACT shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and NACT shall thereafter mail or deliver the Proxy Statement to its stockholders. Holdco shall also use all reasonable efforts to obtain all necessary state securities Law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and NACT shall furnish all information concerning NACT and the holders of NACT Stock as may be reasonably requested in connection with any such action. Holdco, World Access and NACT agree to cooperate in making any preliminary filings of the Proxy Statement with the Commission, as promptly as practicable, pursuant to Rule 14a-6 under the Exchange Act.

     7.2.2. The Parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities. World Access and NACT shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to World Access or NACT, as the case may be, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     7.2.3. Holdco, World Access and NACT shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Holdco, World Access, NACT or any of their respective subsidiaries to any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement.

     SECTION 7.3. Stockholder Matters. NACT shall call and hold a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the NACT Merger and upon such other matters as may be properly considered at such meeting. NACT shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the NACT Merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approval. NACT shall take all other action necessary or, in the opinion of the other Parties hereto, advisable to promptly and expeditiously secure any vote or consent of its stockholders required by applicable Law and its certificate of incorporation and bylaws to effect the NACT Merger.

     SECTION 7.4. Access to Information. From the date of this Agreement until the Effective Time, NACT will give World Access, its counsel, financial advisors, auditors, and other authorized representatives full access to the offices, properties, books and records of NACT, will furnish to World Access, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct NACT's employees, counsel, financial advisors, and auditors to cooperate with World Access in its investigation of the business of NACT, provided that no investigation pursuant to this Section shall affect any representation or warranty given by NACT to World Access hereunder.

     SECTION 7.5.  Notices of Certain Events.

     7.5.1.  NACT shall promptly notify World Access of:

          (a) any notice or other communication received by NACT from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

          (b) any notice or other communication received by NACT from any Governmental Authority in connection with the transactions contemplated by this Agreement.

     7.5.2.  World Access shall promptly notify NACT of:

          (a) any notice or other communication received by World Access from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

          (b) any notice or other communication received by World Access from any Governmental Authority in connection with the transactions contemplated by this Agreement.

     SECTION 7.6. Indemnification. Holdco and World Access agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement, in favor of the current or former directors or officers of NACT as provided in its Certificate of Incorporation or Bylaws shall survive the NACT Merger and shall continue in full force and effect in accordance with their terms from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such current or former directors of officers of NACT arising out of such acts or omissions. Holdco shall cause to be maintained for a period of not less than six years from the Effective Time NACT's directors' and officers' insurance and indemnification policy in effect as of the date of this Agreement to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of NACT who are covered persons under NACT's D&O insurance policies in effect on the date of this Agreement, so long as the annual premium therefor would not be in excess of 125% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or is canceled during such six-year period, then Holdco shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium on terms and conditions no less advantageous to the covered Persons than the existing D&O Insurance.

     SECTION 7.7. Best Efforts. Subject to the terms and conditions of this Agreement, each Party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate the transactions contemplated by this Agreement.

     SECTION 7.8. Public Announcements. World Access and NACT will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the contemplated transactions and, except as may be required by applicable Law or any agreement with NASDAQ, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 7.9. Further Assurances. After the Effective Time, the officers and directors of the NACT Surviving Corporation will be authorized to execute and deliver in the name and on behalf of NACT and Sub-2 any deeds, bills of sale, assignments, agreements, certificates, other documents, or assurances and to take and do in the name and on behalf of NACT and Sub-2 any other actions and things they may deem desirable to vest, perfect, or confirm of record or otherwise in the NACT Surviving Corporation, any and all right, title, and interest in, to, and under any of the rights, properties, or assets of NACT acquired or to be acquired by the NACT Surviving Corporation as a result of, or in connection with, the NACT Merger.

     SECTION 7.10. Listing of Holdco Stock. World Access shall use its best efforts to cause the shares of Holdco Stock to be issued pursuant to this Agreement to be listed on NASDAQ.

     SECTION 7.11. Affiliates. Prior to the Closing Date, each of NACT and World Access shall deliver to Holdco a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the NACT stockholders, Affiliates of NACT or World Access, as the case may be, for purposes of Rule 145 under the Securities Act. Each of NACT and World Access shall use its best efforts to cause each such Person to deliver to Holdco on or prior to the Closing Date a written agreement substantially in the form of attached hereto as Exhibit A.

     SECTION 7.12. Tax Treatment. Each of Holdco, World Access and NACT shall use its reasonable best efforts to cause the Mergers to qualify as exchanges governed by Section 351 of the Code and to obtain the opinions of counsel referred to in Sections 8.2(e) and 8.3(e) hereof.

                                   ARTICLE 8.

                           CONDITIONS TO THE MERGERS

     SECTION 8.1. Conditions to the Obligations of Each Party. The obligations of each Party to consummate the Mergers are subject to the satisfaction at or before the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by each of the Parties intended to benefit therefrom, to the extent permitted by applicable Law:

          (a) this Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable Law by the holders of the NACT Stock;

          (b) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Holdco shall have received all state securities or "blue sky" authorizations necessary to issue the Holdco Stock issuable pursuant and to this Agreement;

          (c) no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers;

          (d) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Mergers shall have been obtained, other than the filing of the requisite Certificate of Merger with the Secretary of State of the State of Delaware;

          (e) the shares of Holdco Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ; and

          (f) the GST Stock Purchase shall have been consummated.

     SECTION 8.2. Additional Conditions to the Obligations of Holdco, World Access, Sub-1 and Sub-2. The obligations of Holdco, World Access, Sub-1 and Sub-2 to consummate the Mergers are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by each of the Parties intended to benefit therefrom, to the extent permitted by applicable Law:

          (a) NACT shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of NACT contained in this Agreement and in any certificate delivered by NACT pursuant hereto shall be true and correct in all material respects, at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and World Access shall have received a certificate signed by the chief executive officer and the principal financial officer of NACT to the foregoing effect;

          (b) no NACT Material Adverse Effect shall have occurred;

          (c) World Access shall have received or be satisfied that it will receive all consents and approvals contemplated by Section 4.4 of the NACT Disclosure Schedule and any other consents of third parties necessary in connection with the consummation of the NACT Merger if the failure to obtain any such consent or consents would have an NACT Material Adverse Effect;

          (d) World Access shall have received all documents it may reasonably request relating to the authority of NACT to enter into this Agreement, all in form and substance reasonably satisfactory to World Access; and

          (e) World Access shall have received from its counsel, Rogers & Hardin LLP, an opinion based upon reasonably requested representation letters and dated as of the Effective Time, to the effect that the World Access Merger will be treated as a transfer of property to Holdco by holders of World Access Stock governed by Section 351 of the Code.

     SECTION 8.3. Additional Conditions to the Obligations of NACT. The obligations of NACT to consummate the NACT Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by NACT to the extent permitted by applicable Law:

          (a) Holdco, World Access, Sub-1 and Sub-2 shall have performed in all material respects all of their respective obligations required to be performed by them at or prior to the Effective Time, the representations and warranties of Holdco, World Access, Sub-1 and Sub-2 contained in this Agreement and in any certificate delivered by them pursuant hereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and NACT shall have received a certificate signed by the chief executive officer and chief financial officer of World Access to the foregoing effect;

          (b) no World Access Material Adverse Effect should have occurred;

          (c) NACT shall have received or be satisfied that it will receive all consents and approvals contemplated by Section 5.4 of the World Access Disclosure Schedule and any other consents of third parties necessary in connection with the consummation of the World Access Merger if the failure to obtain any such consent or consents would have a World Access Material Adverse Effect;

          (d) NACT shall have received all documents it may reasonably request relating to the authority of Holdco, World Access Sub-1 and Sub-2 to enter into this Agreement, all in form and substance reasonably satisfactory to NACT; and

          (e) NACT shall have received from its counsel, Van Cott, Bagley, Cornwall & McCarthy, an opinion based upon reasonably requested representation letters and dated as of the Effective Time, to the effect that the NACT Merger will be treated as a transfer of property to Holdco by holders of NACT Stock governed by Section 351 of the Code.

                                   ARTICLE 9.

                                  TERMINATION

     SECTION 9.1. Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of NACT):

          (a) by mutual written consent of NACT and World Access;

          (b) by either NACT or World Access, if the Mergers have not been consummated by August 1, 1998, unless the failure to consummate the Mergers is the result of a willful and material breach of this Agreement by the Party seeking to terminate this Agreement;

          (c) by either NACT or World Access, if there shall be any Law that makes consummation of the Mergers illegal or otherwise prohibited or if any Order enjoining World Access or NACT from consummating the Mergers is entered and such Order shall become final and nonappealable;

          (d) by either NACT or World Access, if this Agreement and the NACT Merger shall fail to be approved and adopted by the stockholders of NACT at a duly called meeting of its stockholders called for such purpose as set forth in Section 7.3 hereof; or

          (e) by World Access in accordance with Section 2.2(b) hereof.

     SECTION 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any Party, except that the agreements contained in Section 10.5 shall survive the termination hereof; provided however, that, except as otherwise specifically provided, nothing herein shall relieve any Party of liability for any breach of this Agreement.

                                  ARTICLE 10.

                                 MISCELLANEOUS

     SECTION 10.1. Definitions. As used in this Agreement, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "AFFILIATE" means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person.

          "CLOSING DATE MARKET PRICE" means the average of the daily closing price of World Access Stock as reported on NASDAQ on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Effective Time.

          "GAAP" means United States generally accepted accounting principles consistently applied.

          "GOVERNMENTAL AUTHORITY" means any federal, state, county, local, foreign, or other governmental or public agency, instrumentality, commission, authority, board, or body, and any court, arbitrator, mediator, or tribunal.

          "LAW" means any code, law, ordinance, regulation, rule, or statute of any Governmental Authority.

          "LIEN" means any security interest, lien, mortgage, deed to secure debt, deed of trust, pledge, charge, conditional sale, or other title retention agreement, or other encumbrance of any kind.

          "MERGER CONSIDERATION" means the World Access Consideration and the NACT Consideration.

          "NACT MATERIAL ADVERSE EFFECT" means any matter that would reasonably be expected to affect materially and adversely the business, condition (financial or otherwise), or results of operations of NACT.

          "NASDAQ" means The NASDAQ National Market.

          "ORDER" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or other Governmental Authority.

          "PARTY" means any of Holdco, NACT, World Access, Sub-1 or Sub-2.

          "PERSON" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision, or any agency or instrumentality thereof.

          "SUB-1 STOCK" means all of the authorized capital stock of Sub-1.

          "SUB-2 STOCK" means all of the authorized capital stock of Sub-2.

          "SUBSIDIARY" or "SUBSIDIARIES" of any Person means any corporation, partnership, joint venture or other legal entity of which such other Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          "WORLD ACCESS MATERIAL ADVERSE EFFECT" means any matter that would reasonably be expected to affect materially and adversely the business, condition (financial or otherwise), or results of operations of World Access and its Subsidiaries taken as a whole.

          "WORLD ACCESS STOCK" means all of the authorized common stock, $.01 par value per share, of World Access.

     SECTION 10.2. Notices. Unless otherwise specifically provided herein, any notice, demand, request, or other communication herein requested or permitted to be given shall be in writing and may be personally served, sent by overnight courier service, or sent by facsimile with a confirming copy sent by United States first-class mail, each with any postage or delivery charge prepaid. For the purposes hereof, the addresses of the Parties (until notice of a change is delivered as provided in this Section) shall be as follows:

If to NACT:

     NACT Telecommunications, Inc.
     191 West 5200 North
     Provo, Utah 84604
     Attention: Chief Executive Officer
     Facsimile: (801) 802-3010

If to World Access, Holdco, Sub-1 or Sub-2:

     World Access, Inc.
     945 E. Paces Ferry Road, Suite 2240
     Atlanta, Georgia 30326
     Attention: Chief Executive Officer
     Facsimile: (404) 365-9847

     Any notice provided hereunder shall be deemed to have been given on the date delivered in person, or on the next business day after deposit with an overnight courier service, or on the date received by facsimile transmission.

     SECTION 10.3. No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate delivered shall not survive the Effective Time or the termination of this Agreement.

     SECTION 10.4.  Amendments; No Waivers.

     10.4.1. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by all Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective; and provided, further, that after the adoption of this Agreement by the stockholders of NACT, no such amendment or waiver shall, without the further approval of such stockholders, alter or change
(i) the Merger Consideration or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Public Stockholders.

     10.4.2. No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver nor shall any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege. The rights and remedies of the Parties shall be cumulative and not exclusive of any rights or remedies provided by Law.

     SECTION 10.5. Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

     SECTION 10.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, provided that no Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Parties hereto except that Sub-1 or Sub-2 may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Sub-1 or Sub-2, as the case may be, of any of its obligations under this Agreement or prejudice the rights of any Person to receive the appropriate Merger Consideration contemplated by this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and their respective successors and assigns.

     SECTION 10.7. Governing Law. Regardless of the place or places where this Agreement may be executed, delivered or consummated, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     SECTION 10.8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, then the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 10.9. Interpretations. Neither this Agreement nor any uncertainty or ambiguity shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all the Parties.

     SECTION 10.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each Party has received a counterpart signed by all of the other Parties.

     SECTION 10.11. Construction. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "include," "includes" and "including", as used in this Agreement, shall be deemed to be followed by the phrase "without limitation." Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "herein," "hereof" and "hereunder" and words of similar import as used herein refer to this Agreement in its entirety and not to any part hereof unless the context shall otherwise require.

     IN WITNESS WHEREOF, the Parties has caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                          WAXS INC.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                          Its:
                                            ------------------------------------

                                          WORLD ACCESS, INC.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                          Its:
                                            ------------------------------------

                                          WAXS ACQUISITION CORP.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                          Its:
                                            ------------------------------------

                                          NACT TELECOMMUNICATIONS, INC.

                                          By:    /s/ A. LINDSAY WALLACE
                                            ------------------------------------
                                          Its:
                                            ------------------------------------

                                          NACT ACQUISITION CORP.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                          Its:
                                            ------------------------------------

                                                                       EXHIBIT A

                              AFFILIATE AGREEMENT

WAXS Inc.
945 E. Paces Ferry Road, Suite 2240
Atlanta, Georgia 30326

Attention: Chief Executive Officer

Gentlemen:

     The undersigned is a stockholder of                             ("Target"),
a corporation organized under the laws of the State of Delaware, and will become a stockholder of WAXS Inc. ("Holdco") pursuant to the transactions described in
the Agreement and Plan of Merger and Reorganization, dated as of February   ,
1988 (the "Agreement"), by and among Target, Holdco and certain affiliated parties. Under the terms of the Agreement, a subsidiary of Holdco will be merged with and into Target (the "Merger"), with Target becoming a wholly-owned subsidiary of Holdco, and the shares of the $.01 par value common stock of Target ("Target Common Stock") will be converted into and exchanged for shares of the $.01 par value common stock of Holdco ("Holdco Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Holdco regarding certain rights and obligations of the undersigned in connection with the shares of Holdco Common Stock to be received by the undersigned as a result of the Merger.

     In consideration of the Merger and the mutual covenants contained herein, the undersigned and Holdco hereby agree as follows:

          1. Affiliate Status. The undersigned understands and agrees that as to Target the undersigned is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") promulgated under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

          2. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

             (a) The Holdco Common Stock received by the undersigned as a result of the Merger will be taken for the undersigned's own account and not for others, directly or indirectly, in whole or in part.

             (b) Holdco has informed the undersigned that any distribution by the undersigned of Holdco Common Stock has not been registered under the 1933 Act and that shares of Holdco Common Stock received pursuant to the Merger can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that Holdco is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of Holdco Common Stock.

          3. Restrictions on Transfer.

             (a) The undersigned understands and agrees that stop transfer instructions with respect to the shares of Holdco Common Stock received by the undersigned pursuant to the Merger will be given to Holdco's Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

                "The shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (i) covered by an effective registration statement under the Securities Act of 1933, as amended, (ii) in accordance with (x) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of the issuer) or (y) Rule 144 (in the case of shares issued to an individual who is an affiliate of the issuer) of the Rules and Regulations of such Act, or (iii) in accordance with a legal opinion satisfactory to counsel for the issuer that such sale or transfer is otherwise exempt from the registration requirements of such Act."

             (b) Such legend will also be placed on any certificate representing Holdco securities issued subsequent to the original issuance of the Holdco Common Stock pursuant to the Merger as a result of any stock dividend, stock split, or other recapitalization as long as the Holdco Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Holdco Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Holdco, upon the request of the undersigned, will cause the certificates representing the shares of Holdco Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Holdco of an opinion of its counsel to the effect that such legend may be removed.

          4. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon the undersigned's ability to sell, transfer, or otherwise dispose of the shares of Holdco Common Stock received by the undersigned in connection with the Merger, to the extent the undersigned believes necessary, with counsel for the undersigned or for Target.

          5. Filing of Reports by Holdco. Holdco agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), so that the public information provisions of Rule 145(d) promulgated by the SEC, as the same are presently in effect, will be available to the undersigned in the event the undersigned desires to transfer any shares of Holdco Common Stock issued to the undersigned pursuant to the Merger.

          6. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Holdco Common Stock received by the undersigned in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the Transfer Agent for Holdco Common Stock, together with such additional information as the Transfer Agent may reasonably request. If Holdco's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Holdco shall cause such counsel, at Holdco's expense, to provide such opinions as may be necessary to Holdco's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

          7. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply with respect to Target Common Stock held by, and Holdco Common Stock issued in connection with the Merger to, (a) the undersigned's spouse, (b) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (c) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity, and (d) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or executive officer of Holdco or becomes a director or executive officer of Holdco upon consummation of the Merger, then, among other things, any sale of Holdco Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to
     Section 16(b) of the 1934 Act.

          8. Miscellaneous. This Affiliate Agreement is the complete agreement between Holdco and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Delaware.

     This Affiliate Agreement is executed as of the      day of           ,
1998.

                                          Very truly yours,

                                          --------------------------------------
                                                        Signature

                                          --------------------------------------
                                                        Print Name

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------
                                                         Address

                                          --------------------------------------
                                                      Telephone No.

AGREED TO AND ACCEPTED as of

                                  1998
--------------------------------,

WAXS INC.

By:
    ----------------------------------

Its:
    ----------------------------------

                                  APPENDIX A-1

                                                                    APPENDIX A-1

                             FIRST AMENDMENT TO THE
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS FIRST AMENDMENT (the "Amendment") to the Agreement and Plan of Merger and Reorganization (the "Merger Agreement;" capitalized terms used but not defined herein shall have the meanings ascribed to them therein), dated as of the 24th day of February, 1998, by and among WAXS INC., a Delaware corporation and a direct wholly-owned subsidiary of World Access, Inc. ("Holdco"), WORLD ACCESS, INC., a Delaware corporation ("World Access"), WAXS ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Holdco ("Sub-1"), NACT TELECOMMUNICATIONS, INC., a Delaware corporation ("NACT"), and NACT ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Holdco ("Sub-2"), is made as of the 30th day of June, 1998 by and among Holdco, World Access, Sub-1, Sub-2 and NACT.

                                  WITNESSETH:

     WHEREAS, the Parties desire to amend the Merger Agreement as provided herein,

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows:

     SECTION 1. Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:

          (a) Section 1.4 of the Merger Agreement is hereby amended and restated in its entirety as follows:

             "SECTION 1.4 Charter and Bylaws. At the Effective Time: (i) with respect to the World Access Merger, the certificate of incorporation and bylaws of World Access shall be amended at the Effective Time as set forth on Schedules 1.4(a) and (b), respectively, and, as so amended, shall be the certificate of incorporation and bylaws of the World Access Surviving Corporation until further amended as provided therein and in accordance with applicable Law; and (ii) with respect to the NACT Merger, the certificate of incorporation and bylaws of Sub-2, as in effect on the date hereof and otherwise amended prior to the Effective Time, shall be the certificate of incorporation and bylaws of the NACT Surviving Corporation until further amended as provided therein and in accordance with applicable Law. The certificate of incorporation of Holdco as in effect immediately prior to the Effective Time shall be amended immediately following the Effective Time so that Article I thereof reads in its entirety as follows: "The name of the Corporation is "World Access, Inc." and, as so amended, such certificate of incorporation shall be the certificate of incorporation of Holdco until further amended as provided therein and in accordance with applicable Law."

          (b) Section 2.2(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:

             "(b) subject to Section 2.3 hereof, each share of NACT Stock outstanding immediately prior to the Effective Time (other than shares of NACT Common Stock held by World Access which shall remain outstanding and unaffected by the NACT Merger) shall be canceled and converted solely into the right to receive and become exchangeable for that number of shares of Holdco Stock equal to the quotient of (x) $17.50 divided by
        (y) the Closing Date Market Price (the "Exchange Ratio"); provided, however, that (i) if the Closing Date Market Price is less than $20.88, then World Access may terminate this Agreement by delivering notice of termination to NACT in the manner contemplated by Section 10.2 hereof, and (ii) if the Closing Date Market Price is more than $25.52, then the Exchange Ratio shall be equal to 0.6857 (the number of shares of Holdco Stock into which each share of NACT Stock shall be convertible pursuant to this Section 2.2(b) is hereinafter referred to as the "NACT Consideration"); and"

                                      A-1-1

          (c) Article 2 of the Merger Agreement is hereby amended by adding the following Section 2.6 immediately following Section 2.5 thereof:

             "SECTION 2.6 Conversion of Holdco Common Stock. At the Effective Time, each share of Holdco Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive cash equal to the fair market thereof as agreed upon by World Access and Holdco."

          (d) Section 9.1(b) of the Merger Agreement is hereby amended by changing the date of August 1, 1998 set forth therein to October 1, 1998.

     SECTION 2. Effect on Merger Agreement. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

     SECTION 3. Headings. The Section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

     SECTION 4. Counterparts. This Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties has caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the day and year above written.

                                          WAXS INC.

                                          By:       /s/ M. A. GERGEL
                                            ------------------------------------
                                          Its:             EVP & CFO
                                            ------------------------------------

                                          WORLD ACCESS, INC.

                                          By:       /s/ M. A. GERGEL
                                            ------------------------------------
                                          Its:             EVP & CFO
                                            ------------------------------------

                                          WAXS ACQUISITION CORP.

                                          By:       /s/ M. A. GERGEL
                                            ------------------------------------
                                          Its:           VP & TREASURER
                                            ------------------------------------

                                          NACT TELECOMMUNICATIONS, INC.

                                          By:    /s/ P. LINDSAY WALLACE
                                            ------------------------------------
                                          Its:
                                            ------------------------------------

                                          NACT ACQUISITION CORP.

                                          By:       /s/ M. A. GERGEL
                                            ------------------------------------
                                          Its:           VP & TREASURER
                                            ------------------------------------

                                      A-1-2

                                  APPENDIX A-2

                                                                    APPENDIX A-2

                            SECOND AMENDMENT TO THE
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS SECOND AMENDMENT (the "Amendment") to the Agreement and Plan of Merger and Reorganization, dated as of the 24th day of February, 1998, as amended by the First Amendment thereto dated as of June 30, 1998 (as so amended, the "Merger Agreement;" capitalized terms used but not defined herein shall have the meanings ascribed to them therein), by and among WAXS INC., a Delaware corporation and a direct wholly-owned subsidiary of World Access, Inc. ("Holdco"), WORLD ACCESS, INC., a Delaware corporation ("World Access"), WAXS ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Holdco ("Sub-1"), NACT TELECOMMUNICATIONS, INC., a Delaware corporation ("NACT"), and NACT ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Holdco ("Sub-2"), is made as of the 18th day of September, 1998, by and among Holdco, World Access, Sub-1, Sub-2 and NACT.

                              W I T N E S S E T H:

     WHEREAS, the Parties desire to amend the Merger Agreement as provided herein,

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows:

     SECTION 1. Amendment to Merger Agreement. Section 9.1(b) of the Merger Agreement is hereby amended by changing the date of October 1, 1998 set forth therein to December 31, 1998.

     SECTION 2. Effect on Merger Agreement. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

     SECTION 3. Headings. The Section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

     SECTION 4. Counterparts. This Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                                      A-2-1

     IN WITNESS WHEREOF, the Parties has caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the day and year above written.

                                          WAXS INC.

                                          By:        /s/ M.A. GERGEL
                                            ------------------------------------
                                          Its: EVP & CFO

                                            ------------------------------------

                                          WORLD ACCESS, INC.

                                          By:        /s/ M.A. GERGEL
                                            ------------------------------------
                                          Its: EVP & CFO

                                            ------------------------------------

                                          WAXS ACQUISITION CORP.

                                          By:        /s/ M.A. GERGEL
                                            ------------------------------------
                                          Its: EVP & CFO

                                            ------------------------------------

                                          NACT TELECOMMUNICATIONS, INC.

                                          By:       /s/ ERIC F. GURR
                                            ------------------------------------
                                          Its: Chief Financial Officer

                                            ------------------------------------

                                          NACT ACQUISITION CORP.

                                          By:        /s/ M.A. GERGEL
                                            ------------------------------------
                                          Its: EVP & CFO

                                            ------------------------------------

                                      A-2-2

                                   APPENDIX B

                                                                      APPENDIX B

February 24, 1998

Independent Committee of the Board of Directors
NACT Telecommunications, Inc.
191 West 5200 North
Provo, UT 84604

Gentlemen:

     We understand NACT Telecommunications, Inc., a Delaware corporation ("Seller"), and World Access, Inc., a Delaware corporation ("Buyer"), propose to enter into an Agreement and Plan of Merger and Reorganization, dated February 24, 1998, a draft of which has been provided to us by management of Seller (the "Merger Agreement"), pursuant to which a wholly-owned subsidiary of Buyer will be merged with and into Seller, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Seller, we understand that each outstanding share of the common stock, $.01 par value per share ("Seller Common Stock"), of Seller not owned by Buyer will be converted into and exchangeable for shares of the common stock, $.01 par value per share ("Buyer Common Stock"), of Buyer having a value of $17.50 per share based on the Closing Date Market Price as defined in the Merger Agreement, subject to a collar described in Section 2.2(b) of the Merger Agreement (the "Consideration"). We understand that immediately prior to the Merger Buyer will own approximately 67.3% of the outstanding shares of Seller Common Stock. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     You have asked for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of Seller (other than Buyer) pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise Seller with respect to alternatives to the Merger or Seller's underlying decision to proceed with or effect the Merger. Further, we were not requested to nor did we solicit or assist Seller in soliciting indications of interest from third parties for all or any part of Seller.

     In connection with our opinion, we have, among other things: (i) reviewed publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to December 31, 1997 with respect to Seller and to September 30, 1997 with respect to Buyer, and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of the draft Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (iv) compared Seller from a financial point of view with certain other companies in the voice switching and other enhanced voice applications industries which we deemed to be relevant; (v) compared Buyer from a financial point of view with certain other companies in the transmission and switching, wireline access and wireless access industries which we deemed to be relevant; (vi) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the voice switching and other enhanced voice applications industries which we deemed to be comparable, in whole or in part, to the Merger; (vii) considered the premiums paid in comparable public market acquisitions of selected businesses within the technology industry; (viii) considered the premiums paid in acquisitions of the remaining publicly-held minority interests by the majority interest holder; (ix) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; (x) made inquiries regarding and discussed the Merger and the draft Merger Agreement and other matters related thereto with Seller's and Buyer's counsel; and (xi) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts (including the assumptions regarding operating synergies) have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

     We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

     In the ordinary course of our business, we actively trade the equity securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Seller.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of Seller (other than Buyer) pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

     We are not expressing an opinion regarding the price at which the Buyer Common Stock may trade at any future time. The Consideration to be received by the shareholders of Seller pursuant to the Merger is based upon an exchange ratio determined on the basis of the market price for Buyer's common stock prior to the closing subject to a collar, and, accordingly, the market value of the Consideration may vary significantly.

     This opinion is directed to the Independent Committee of the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to be received by stockholders of Seller and does not address the relative merits of the Merger and any alternatives to the Merger, Seller's underlying decision to proceed with or affect the Merger or any other aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          NATIONSBANC MONTGOMERY
                                          SECURITIES LLC

                                   APPENDIX C

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                   FORM 10-K
                          AS AMENDED ON APRIL 27, 1998

   (MARK ONE)
      [X]         ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997
                                               OR
      [  ]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE TRANSITION PERIOD FROM ____________ TO ____________

                         COMMISSION FILE NUMBER 0-19998

                               WORLD ACCESS, INC.
             (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                              65-0044209
      (State of Incorporation)         (I.R.S. Employer Identification No.)

945 EAST PACES FERRY ROAD, SUITE 2240
             ATLANTA, GA                               30326
   (Address of Principal Executive                  (Zip Code)
               Offices)

     Registrant's telephone number, including area code: (404) 231-2025

          Securities registered pursuant to Section 12(b) of the Act:

                                      NONE

          Securities registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, PAR VALUE $.01 PER SHARE

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendments to this Form 10-K. [ ]

     As of April 13, 1998 there were 21,500,280 shares of Common Stock outstanding. The aggregate market value of the voting Common Stock held by non-affiliates of the Registrant as of April 13, 1998, as based on the average closing bid and ask prices, was approximately $605,240,000.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the Proxy Statement for the 1998 Annual Meeting of Stockholders are incorporated into Part III.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               WORLD ACCESS, INC.
                            FORM 10-K ANNUAL REPORT

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                        NUMBER
                                                                        ------
                                    PART I
Item 1    Business....................................................    C-1
Item 2    Properties..................................................    C-9
Item 3    Legal Proceedings...........................................    C-9
Item 4    Submission of Matters to a Vote of Security Holders.........   C-10
Item 4.5  Executive Officers of the Registrant........................   C-10

                                   PART II
Item 5    Market for Registrant's Common Equity and Related
          Stockholder Matters.........................................   C-11
Item 6    Selected Financial Data.....................................   C-12
Item 7    Management's Discussion and Analysis of Financial Condition
          and Results of Operations...................................   C-13
Item 7A   Quantitative and Qualitative Disclosures about Market
          Risks.......................................................   C-23
Item 8    Financial Statements........................................   C-24
Item 9    Changes in and Disagreements with Accountants on Accounting
          and Financial Disclosure....................................   C-48

                                   PART III
Item 10   Directors and Executive Officers of the Registrant..........   C-48
Item 11   Executive Compensation......................................   C-49
Item 12   Security Ownership of Certain Beneficial Owners and
          Management..................................................   C-54
Item 13   Certain Relationships and Related Transactions..............   C-55

                                   PART IV
Item 14   Exhibits, Financial Statement Schedules, and Reports on Form
          8-K.........................................................   C-56

FORWARD LOOKING STATEMENTS

     This Form 10-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Form 10-K will prove to be accurate. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to, the Company's dependence on recently introduced products and products under development, successful integration of new acquisitions, competition and the impact of technological change on the Company's products. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                     PART I

ITEM 1.  BUSINESS

OVERVIEW

     The Company develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. The Company's products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. The Company offers digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products. The products offered by the Company include those manufactured by the Company as well as those manufactured by other telecommunications equipment companies. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

INDUSTRY BACKGROUND

     The global telecommunications industry has undergone significant transformation and growth in recent years due to continued domestic deregulation, technological innovation and growth in international markets. In addition, business and residential demand for voice, data and video services has increased the need for additional systems capacity and network bandwidth to accommodate the provision of such services by telecommunications providers. The Company believes that these market forces will intensify in the foreseeable future and that an increased number of telecommunications service providers, the availability of new services and strong international demand for the deployment of basic telephone service will provide the Company with extensive opportunities to sell its wireline and wireless switching, transport and access products in the United States and in international markets.

     Domestic Deregulation. The number of telecommunications service providers continues to increase as a result of the federal and state deregulation of the United States telecommunications industry. Changes in federal and state regulations have created the opportunity for a number of new network operators to enter the market and have fostered competition between both new and established network operators. The Telecommunications Act of 1996 permits local and long distance telecommunications companies, cable television companies and electric utility companies, subject to certain conditions designed to facilitate local exchange competition, to compete with each other to provide local and long distance telephony, data and video services. This Act has also contributed to an increasing number of mergers and acquisitions among large telecommunications service providers. As a result, certain providers have changed key network technology already in place to optimize efficiency and network compatibility.

     To accommodate the demand for enhanced wireless services, the Federal Communications Commission (the "FCC") auctioned additional spectrum licenses for wireless communications in recent years, potentially increasing the number of operators competing in each metropolitan statistical area from two to eight. In addition, the FCC has announced plans to auction additional spectrum in the future. Changes in FCC and certain state public utility commission regulations governing interconnections have created opportunities for the Regional Bell Operating Companies ("RBOCS") and other local exchange carriers to provide services in markets and geographic regions in which they traditionally have been prohibited. In addition, such changes have allowed local exchange carriers, inter-exchange carriers, competitive access providers, cable television companies and other telecommunications service providers to enter these same markets and regions. The Company believes that the Telecommunications Act of 1996, together with FCC and other government initiatives, will increase the demand for telecommunications systems and services as network operators respond to the changing competitive environment by constructing new or enhancing existing networks and increasing the available bandwidth to meet customer demand for voice, data and video services.

     Technological Innovation. In recent years, there have been a number of significant developments relating to telecommunications technology, including the continuing miniaturization of large scale integrated circuits, the development of lower cost, higher capacity memory devices and microprocessors and new network protocols such as spread spectrum Code Division Multiple Access ("CDMA"), which are now available to offer improved performance and increased security. These developments have lowered the cost of delivering multifunctional services combining voice, data and video. In addition, new low cost, modular, software-driven products (so-called "intelligent" products) can be readily upgraded to provide additional revenue generating features such as call waiting, call forwarding and caller-ID without having to undertake costly hardware replacement. Moreover, the increasing use of wireless systems and technology permits the more rapid deployment of telecommunications systems at lower costs than traditional wireline networks.

     These technological advances make it possible for products to facilitate the delivery of telecommunications services and create new network configuration options. For example, Integrated Services Digital Network ("ISDN") service allows for the dynamic allocation of bandwidth between, and simultaneous transmission of, any combination of voice, data and video, and individual call set-up permits users to easily designate and change the service configuration. Other new advanced technologies include Asymmetrical Digital Subscriber Line ("ADSL"), a communications technology which permits the transmission of information at rates up to 50 megabits per second over existing copper wires, and High-Speed Digital Subscriber Line ("HDSL"), a communications technology which permits the digital transmission of information over longer distances without adding signal regenerator equipment. These new technologies create additional demands for switching systems, intelligent multiplexers and digital loop carriers. In addition, cable television companies are beginning to expand beyond one-way broadcast to provide interactive services using high-speed cable modems and have announced plans to provide telephony and high speed data services.

     Growth in International Markets. The Company believes that international markets represent significant opportunities for growth, particularly in Latin America, the Caribbean Basin and other developing areas. According to industry sources, a small percentage of businesses and residences throughout Latin America have basic telephone service. In addition, advances in radio and antenna technology make it feasible to provide basic communications access with wireline quality without the construction cost and obstacles associated with establishing a wireline grid, thereby further encouraging the deployment of telecommunications networks in developing countries. The governments of a number of developed and developing countries have privatized their state-owned telecommunications service providers and have granted licenses to new network operators to compete with them. In most instances, as part of the privatization, these governments have imposed service requirements on all network operators, resulting in an acceleration of capital expenditures on new or expanded network systems.

PRODUCTS AND SERVICES

     The Company offers wireline and wireless switching, transport and access products for the global telecommunications marketplace. These products allow telecommunications service providers to build and upgrade their networks to provide a wide range of voice, data and video services to business and residential customers. To date, a significant portion of the products sold by the Company has been Northern Telecom switching products and reengineered cellular base stations and related mobile network equipment. Through acquisitions, technology license agreements and internal development, the Company expects to manufacture an increasing proportion of its products in the future.

     Switching Products. The Company markets digital telephone switching products that are used for local, tandem, toll and cellular applications. The switches offered by the Company have line capacities ranging from 100 to 120,000 subscribers and 30 to 60,000 inter-exchange trunks. Switching products historically offered by the Company have been primarily developed and manufactured by other telecommunications equipment companies, including Northern Telecom and Lucent Technologies. These products include complete switching systems as well as add-on frames, line cards and modified circuit boards for either newly constructed networks or upgrades to existing networks.

     Pursuant to a long-term technology license agreement, the Company manufactures and markets the Compact Digital Exchange Switch ("CDX"), a microprocessor-based, modular, digital central office switch. The CDX utilizes extensive large scale integrated circuit technology to provide advanced telephony services such as call waiting, call forwarding and conference calling, and requires reduced power and floorspace compared with alternative products. The current switch serves applications up to 5,000 subscriber lines and is designed to be expandable to over 60,000 lines through future software enhancements. The CDX is targeted for use in the international marketplace due to its compatibility with international standards, "plug and play" installation features and tolerance of a wide range of environmental conditions.

     With the Company's acquisition of a majority stake in NACT
Telecommunications, Inc. ("NACT") in the first quarter of 1998 (see "Note N to the Consolidated Financial Statements"), the Company has significantly expanded its offering of proprietary, advanced technology switching products and software applications.

     NACT's STX Switching System ("STX") consists of an integrated application switching platform and a suite of applications software. The Company sells an optional companion Master Control Unit ("MCU") to integrate and service multiple STXs and to add redundancy to the network. The Company believes that the STX offers value added features and capacity at price points typically below those offered by its competitors. The STX hardware platform can operate on a standalone basis with a port capacity of 1,344. An optional MCU can link up to three STXs, which can be served by a common database for a total system capacity of 4,032 ports. The STX is also designed to work seamlessly with NACT's NTS 1000 billing system.

     NACT's suite of STX applications software consists of over one million lines of code. This software supports major application features that are fully integrated and interoperable. The major applications features include: equal access calling (1+), automated operator (0+), live operator service provider support (0-), real-time validation of credit card and billing numbers, prepaid debit cards, prepaid cellular, international call back, phone centers, real-time rating, fraud minimization, external computer application programming interfaces, call reorigination, and integrated audio with twenty two languages. Interoperability enables several applications packages to be used in conjunction with each other. Almost all features are implemented in software, allowing unlimited capability for enhancement and customization.

     The NTS 1000 Billing System ("NTS 1000") is a call rating, accounting, switch management, invoicing and traffic engineering system designed to process the day-to-day operations of a small-to-medium sized long distance company. The NTS 1000 can collect calls from most major switching platforms, including the STX, and can rate all types of call traffic and, using a sophisticated rating engine, provide the owner with a highly flexible and completely customized rating capability. The accounting system handles all of the required information for managing a long distance customer base including configuration of authorization codes, accounts receivable, and management of delinquent accounts. A major feature of the NTS 1000 is its switch management capability. When coupled with the STX, information that has been entered into the NTS 1000 can be electronically transferred into the STX, thereby minimizing data entry needs. The NTS 1000 also has complete international call back/reorigination and prepaid debit card management support, as well as a complete invoicing package that supports multiple invoice styles and options for summary reports. It has a sophisticated traffic engineering reporting package that provides the ability to generate over 20 types of reports with a user specified beginning and ending time range.

     Current users of the Company's switching products are primarily local exchange carriers, inter-exchange carriers, competitive access providers, private network operators and other telecommunications service providers. The Company intends to expand its United States customer base for switching products and to actively market the CDX to public and private network providers in Latin America and other international markets.

     Transport Products. The Company develops, manufactures and markets a variety of wireline and wireless transport products, which are used for high-capacity connectivity between points within a communications network. These products are primarily digital and provide for the movement of any combination of voice, data and video traffic across wireline or wireless media. The Company's transport products include intelligent multiplexers (devices which combine or aggregate several channels or linkages carrying voice or data signals into a higher speed link), protection switching equipment (which protect voice and data links against failure by rerouting circuits to maintain continuity), mini-repeater housings (enclosures used to protect electronic repeaters from the elements), asynchronous and fractional data cards, microwave and millimeterwave radio equipment and sophisticated high speed modems used to carry voice and data in wireline or wireless networks.

     The Company's T-1 multiplexers include features such as local and remote loopbacks, built-in bit error rate detection, line code selection and built-in performance monitoring. The Company has recently developed and is currently testing an E-1 multiplexer designed for the international markets. This new proprietary product can combine 60 channels of voice and data into a single E-1 circuit.

     With the Company's acquisition of Advanced TechCom, Inc. ("ATI") in the first quarter of 1998 (see "Note N to the Consolidated Financial Statements"), the Company has significantly expanded its offering of proprietary, advanced technology wireless voice, data and/or video transport products.

     ATI develops, manufacturers and markets a complete family of high performance, technologically advanced digital radios for point-to-point transmission of data and voice for short and long haul applications. The majority of ATI's historical sales have been to customers operating outside the United States. ATI's product lines are offered in a wide range of data rates and frequency bands, including 1.5 GHz to 38 GHz and DS1/E1 to DS3/E3.

     Current users of the Company's transport products are primarily an RBOC and private network users. The Company intends to expand its current customer base for transport products by broadening the features of its current products, increasing its marketing efforts in the United States and developing new products for the emerging international markets.

     Access Products. The Company offers access products for the local loop (i.e., that portion of the public telecommunications network which extends from the service provider's switch to the individual home or business end-user). With the acquisition of Cellular Infrastructure Supply, Inc. ("CIS") in the first quarter of 1997, the Company also offers its customers cellular base stations and related mobile network equipment. Although substantially all of the equipment sold by CIS is manufactured by other telecommunications equipment companies, CIS provides a full range of highly technical, value-added services such as deinstallation, system design, equipment tuning and installation.

     In the first quarter of 1997, the Company released a new internally developed access product, the WX-5501 Remote POTS/Remote Universal Voice Grade ("RPOT/RUVG") line card. The WX-5501 is compatible with the Lucent Technologies SLC(R) Series 5 subscriber loop carrier system, which is widely deployed in telephone networks across the United States.

     In the second quarter of 1997, the Company introduced its Wireless Local Loop 2000 ("WLL-2000"), a fixed wireless point-to-multipoint system offering toll quality telephone service to subscribers in urban and suburban areas and remote communities. To take advantage of existing market opportunities, the Company reached an agreement in 1997 with another telecommunications equipment company to private label its point-to-multipoint radio system and exclusively market it within certain Latin American countries. The current WLL-2000 integrates the Company's CDX and the private label radio. The integrated switch provides customers with the ability to switch local calls at the WLL-2000 base station, thus providing superior service and reducing expensive back-haul costs to a central office. The CDX and WLL-2000 for the first time provide the Company with an integrated family of proprietary switching and wireless access products for the international market.

     In 1997, the Company also executed a technology licensing agreement that grants the Company the perpetual right to incorporate spread spectrum CDMA-based wireless technology into the Company's products sold throughout the world. Under the terms of the agreement, the Company also has the rights to use the technology covered by seven patents, all of which address digital data signals and wireless communication systems. The Company currently intends to use this technology as the platform for several new products.

     As a result of the acquisition of Comtech Sunrise, Inc. ("Sunrise") in 1996, the Company manufactures and markets a digital loop carrier (which permits network operators to provide more reliable, basic and enhanced services at a lower cost) and DS-3 telemetry equipment (used primarily by the military for range communications applications to multiplex telemetry, digital video, T-1, LAN, WAN and other signals into a DS-3 signal transmitting at 45 megabits per second). The Company has recently developed and is currently testing a commercial version of its DS-3 product, the Ultra-45. This advanced multiplexer provides a solution for current and future telecommunications applications requiring simultaneous delivery of high speed data, video, LAN, voice and telemetry services.

     Current users of the Company's access products are primarily local exchange carriers, inter-exchange carriers, competitive access providers, cable television companies and the United States military. The Company intends to expand its current customer base for access products by broadening the features of its current products, increasing its marketing efforts in the United States and developing new products for emerging international markets.

     Related Services. The Company offers a full range of complementary design, manufacturing, installation, testing and repair services. The Company also offers its customers ongoing systems maintenance and monitoring services, including asset management services, which allow customers to reduce their investment in spare and surplus plug-in circuit boards by relying on the Company's inventories and management information systems. By providing these services, the Company believes it is better able to offer its customers more comprehensive telecommunications solutions.

     The Company repairs a broad range of switching and transmission plug-in circuit boards originally manufactured by other telecommunications equipment companies. The Company's wireless equipment repair business consists principally of the repair and upgrade of amplitude modulation equipment typically used by cable television companies. The Company's engineers also provide customers with a full range of support services for wireless transmission equipment, including system design, site survey, path calculations, installation and maintenance.

     In the third quarter of 1997, the Company completed its acquisition of Galaxy Personal Communications Services, Inc. ("Galaxy"), a provider of system design, implementation, optimization and other value-added radio engineering and consulting services to PCS, cellular and other wireless telecommunications service companies. The background and experience of Galaxy's management and staff of RF engineers will be utilized to support the Company's customers as they build new, or upgrade existing, telecommunications networks throughout the world.

     Other Products and Services. The Company's other products and services include the refurbishment and upgrade of AT&T pay telephones to like-new condition and the sale of related pay telephone products, such as stainless steel custom logo vault doors, handsets and dial assemblies. To date, substantially all of these refurbishment services and product sales have been provided to four RBOCs.

SALES AND MARKETING

     As of April 13, 1998, the Company's domestic sales and marketing group consisted of 51 sales professionals and assistants who are divided into individual sales and marketing teams for each of the Company's product lines and related services. Each team is responsible for obtaining a thorough technical knowledge of its products or services, soliciting new customers and maintaining relationships with existing customers. Each team is supervised at the corporate level by the Company's Executive Vice President of Business Development, who coordinates the sales and marketing of multi-product line sales and is responsible for advertising, trade show appearances and other Company-wide marketing efforts. In connection with the acquisitions completed during the last few years, the Company has acquired product sales professionals who have brought technical product knowledge and long-term customer relationships to the Company.

     In 1996, the Company formed a dedicated international sales and marketing group to pursue the sale of all of the Company's products and services outside of the United States. With the acquisition of ATI, the Company's international sales and marketing group has increased substantially. As of April 13, 1998, this group consisted of 11 sales professionals and assistants. The Company has an established network of independent agents and representatives covering the Caribbean Basin and Latin America. These agents and representatives, whose compensation consists primarily of commissions based on sales, actively promote and market the Company's products and services and receive bid tenders issued within their territory.

     During 1997, the Company's international sales increased to approximately 11.3% of total Company sales as compared to 2.0% in 1996. The Company intends to continue to focus significant sales and marketing efforts on emerging international markets.

CUSTOMERS

     The Company sells its products and services to over 200 telecommunication service providers, including the RBOCs, other local exchange carriers, inter-exchange carriers, wireless service providers, competitive access providers, cable television companies and other telecommunications service providers. The following table sets forth a representative list of the Company's major customers and end-users.

  SWITCHING PRODUCTS       TRANSPORT PRODUCTS         ACCESS PRODUCTS             SERVICES
  ------------------       ------------------         ---------------             --------
       Ameritech               ADC Telecom               Ameritech                 Alltel
   Cable & Wireless          Lockheed-Martin           Bell Atlantic            Bell Atlantic
Frontier Communications           Optel                  BellSouth                BellSouth
         NYNEX                Pacific Bell             Cellular One           Century Telephone
 Puerto Rico Telephone                               Comcast Cellular                GTE
  SBC Communications                                       SNET             Puerto Rico Telephone
        Sprint                                        Price Cellular         SBC Communications
Teleglobe International                                   US West

     For the year ended December 31, 1997, no customer of the Company individually accounted for 10.0% of the Company's total sales. The Company's top 10 customers accounted for 44.2% of total sales. For the year ended December 31, 1996, Cable & Wireless accounted for 10.9% of the Company's total sales, and the Company's top 10 customers accounted for 54.2% of total sales. The Company's customers typically are not obligated contractually to purchase any quantity of products or services in any particular period.

MANUFACTURING, ASSEMBLY AND TEST

     The Company provides a broad range of electronic manufacturing, assembly and test services to support its product sales. The majority of these support services have been historically performed at the Company's Orlando, Florida facility, where state-of-the-art manufacturing and test equipment is maintained. Historically, this equipment has been used primarily to perform contract manufacturing services for third parties, primarily to large technology companies that require a high level of professional materials management, quality "turn-key" manufacturing and complete electronic and functional product testing. During 1997, the Company began utilizing the Company's manufacturing capacity to build new Company products as well as servicing third party contract manufacturing customers.

     As a result of the recent growth in sales of the Company's internally developed products, including additional products from the acquisitions of NACT and ATI, the Company is opening a new manufacturing facility in Alpharetta, Georgia. The new Alpharetta manufacturing facility is expected to be fully operational by the end of the second quarter of 1998. It is anticipated that the existing Orlando facility will be closed during the second quarter as the Company will no longer service third party contract manufacturing business.

     The Company's new Alpharetta manufacturing operation will possess state-of-the-art surface mount manufacturing and automated testing equipment. This equipment includes a surface mount assembly line, including advanced "pick-and-place" equipment and a 3-D vision screen printer. This equipment is currently operating at less than 50% of the line's capacity. The Company has also recently acquired new board test systems that provide for high performance, automated testing of analog, digital, mixed signal and memory devices resident on printed circuit boards. When combined with the Company's existing testing equipment, the new equipment gives the Company an extensive software library and technical capacity to test integrated circuits, capacitors, resistors and related electronic components, and ensures the quality of electronic products manufactured.

     In addition to the relocation of its manufacturing facility, the Company is also taking additional actions during the first half of 1998 to streamline operations, improve efficiency and better service its customers. In the second quarter of 1998, four facilities in Lakeland, Florida and the existing circuit board repair operations in Orlando, Florida will move to a new facility in Orlando. The Company's AIT operations, which include the testing of Northern Telecom switching equipment and verification of the configuration and integration of add-on frames and custom systems, and the Company's circuit board repair business will be conducted in the new Orlando facility under one management team.

     At ATI's facility in Wilmington, Massachusetts, the Company utilizes sophisticated RF test and tuning equipment to manufacture and service it microwave radio systems. In the second quarter of 1998, the Company will relocate its Westec operations from Scottsdale, Arizona to Wilmington to improve operating efficiencies and reduce administrative costs.

     NACT currently conducts its manufacturing operations consisting primarily of final assembly, test and quality control of subassemblies and completed systems, in its new manufacturing facility in Provo, Utah.

     The Company has an experienced Director of Quality who, along with a staff of quality assurance professionals, oversees the quality of the Company's products and services. The Company's Orlando and Wilmington operations are ISO 9002 and ISO 9001 certified, respectively. The Company expects its Alpharetta and Provo operations to become ISO certified by the end of 1998. ISO 9000 is an international quality certification process, developed in the European Common Market and adopted in the United States as the method by which companies can demonstrate the functionality of their quality control system.

     In connection with its manufacturing and test services, the Company generally provides warranties on its products and services ranging from three months to five years. A one to two year warranty is typically provided on switching, transport and access products.

     The Company believes that it currently has the equipment, personnel and experience necessary to efficiently manufacture high quality telecommunications products in-house. This should assist the Company in controlling the costs, quality and delivery of its products and allow the Company to bring new products to market on a timely basis.

SUPPLIERS

     Products manufactured by the Company typically require the procurement of printed circuit boards, electronic components, cable assemblies, fabricated metal, plastic parts and other materials, of which electronic components are the most costly. The Company purchases electronic components from numerous sources, including original manufacturers and parts distributors.

     The Company purchases substantially all of its components and other parts from suppliers on a purchase order basis and does not maintain long-term supply arrangements. Most of the components used in the Company's products and related services are available from multiple sources. However, several components, primarily custom hybrid integrated circuits, are currently obtained from a single source. To date, the Company has been able to obtain adequate supplies of these components. The Company's inability in the future to obtain sufficient quantities of limited-source components, or to develop alternative sources therefor, could result in delays in product delivery and increased component cost, either of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Although the Company manufactures its own switching products, a significant portion of the switching products sold to date by the Company has been new or used Northern Telecom switching systems, add-on frames and circuit boards, and reengineered mobile network equipment. The major sources for such products are deinstallations by primary users, asset recovery operations of telephone companies, auctions by Northern Telecom and other original equipment manufacturers, repossessions by leasing companies and formal distribution or consignment agreements. The Company currently has formal consignment agreements with Ameritech, SNET and Century Telephone, pursuant to which the Company inventories Northern Telecom, Lucent Technologies and other circuit boards for resale by the Company.

ENGINEERING AND DEVELOPMENT

     Historically, the Company's engineering, development and technical support efforts have focused on the repair of switching, transport and access products and on electronic manufacturing processes. The Company has significant experience in developing automated test systems, diagnostic programs and repair procedures for electronic circuitry typically found within telecommunications switching equipment. The Company's engineers have also used their expertise and experience to create new revenue sources for the Company by developing upgrades and enhancements to existing products, including those developed and manufactured by other telecommunications equipment companies.

     During 1997, the Company's engineering efforts have become more focused on developing new switching, transport and access products and enhancing the features and capabilities of current products. The acquisitions of NACT and ATI have enhanced the Company's engineering and development capabilities of switching and transport products with the addition of approximately 46 development engineers. The Company's engineers have significant experience in switching systems configurations, transmission and access applications and wireless technology such as spread spectrum CDMA, radio path calculations, field performance measurement and frequency licensing. The Company expects that, as it continues to manufacture and sell more sophisticated telecommunications equipment, it will continue to make further significant investments in research and product development.

     As of April 13, 1998, the Company's engineering and development group consisted of 121 persons, including 42 RF engineers added through the Galaxy acquisition, 60 in product development, and 19 in repair service development, systems integration and manufacturing process and operations support. These employees are organized into teams corresponding to the Company's product lines, and each team is responsible for providing technical support to the Company's customers and for developing and enhancing products. The Company's internal engineering resources permit the Company to continually reduce the production cost and improve the functionality of its products.

COMPETITION

     The segments of the telecommunications industry in which the Company operates are intensely competitive. The Company's ability to compete is dependent upon several factors, including price, quality, product features and timeliness of delivery. Many of the Company's competitors have significantly more extensive engineering, manufacturing, marketing, financial and technical resources than the Company. In addition, the Company currently competes with several of its major suppliers, including Northern Telecom, with respect to the sale of certain of its products, which may adversely affect its ability to continue to obtain such products from these suppliers in the future.

     In the sale of switching, transport and access products, the Company competes with companies such as Northern Telecom and Lucent Technologies. The Company believes it competes favorably against these companies by providing high quality products, comprehensive support services, competitive prices and shortened product delivery times. As the Company increases its international sales efforts, it also expects to compete with other established telecommunications equipment companies such as Ericsson, Fujitsu, Siemens and Alcatel Network Systems.

EMPLOYEES

     As of April 13, 1998, the Company had 510 full-time employees, including 121 in engineering and development, 24 in technical service and support, 62 in sales and marketing, 139 in manufacturing, warehousing and quality assurance, 92 in repair and refurbishment and 72 in general management, finance, administration and other support services. From time to time, the Company also uses part-time employees in its manufacturing operations to accommodate changes in production levels. None of the Company's employees is represented by any collective bargaining agreements, and the Company has never experienced a work stoppage. The Company considers its employee relations to be good.

ITEM 2.  PROPERTIES

     The Company's executive offices are located in Atlanta, Georgia, where it occupies approximately 2,000 square feet under a lease expiring in October 1998. The Company leases certain office, manufacturing and warehouse facilities under operating leases which expire at various dates during the next five years. The following provides a summary of the significant operating facilities currently leased or owned by the Company.

LOCATION                                                      SQUARE FOOTAGE    LEASE EXPIRES
--------                                                      --------------    -------------
Orlando, Florida............................................      72,000       April 2002
Wilmington, Massachusetts...................................      64,000       November 2000
Dallas, Texas...............................................      54,000       February 2003
Provo, Utah.................................................      40,000       Owned facility
Alpharetta, Georgia.........................................      39,000       December 2001
South Bend, Indiana.........................................      22,000       July 2002
Other warehouses and offices................................      30,000       Various
                                                                 -------
          Total.............................................     321,000
                                                                 =======

     The Company's existing facilities are adequate for its current operations, and the Company believes that convenient, additional facilities are readily available should the business need arise.

ITEM 3.  LEGAL PROCEEDINGS

     From time to time, the Company is involved in various legal proceedings relating to claims arising in the ordinary course of its business. Other than the Aerotel litigation discussed below, neither the Company nor any of its subsidiaries is party to any such legal proceeding, the outcome of which, individually or in the aggregate, is expected to have a material adverse effect on the Company's financial condition or results of operations.

     On August 24, 1996, Aerotel, Ltd. and Aerotel U.S.A. Inc. (collectively, "Aerotel") commenced an action against NACT and a customer of NACT in the United States District Court, Southern District of New York, alleging that telephone systems manufactured and sold by NACT incorporating prepaid debit card features infringe upon Aerotel's patent which was issued in November 1987 (the "Aerotel Patent"). The initial complaint further alleged defamation and unfair competition as a result of a special report disseminated by NACT to its customers and tortious interference with prospective business relations, alleging that NACT induced third parties to abandon licensing negotiations with Aerotel. Aerotel sought injunctive relief, damages in an unspecified amount, damages of up to three times the damages found for willful infringement of the Aerotel Patent and an order requiring NACT to publish a written apology to Aerotel. NACT filed an answer and Counterclaim in which it denied infringement of the Aerotel Patent and sought judgement that the

Aerotel patent is invalid and unenforceable and that Aerotel has misused its patent in violation of antitrust laws. NACT has denied that it has committed defamation, unfair competition and tortuous interference with prospective business relations. On May 3, 1996, NACT served its motion for summary judgement. The court has indicated it will deny such motion, although the actual ruling has not yet been received. In August 1997, Aerotel amended its complaint to include as defendants GST Telecommunications, Inc. ("GST"), GST USA, Inc. ("GST USA") and two former executive officers of NACT. The amended pleadings seek in excess of $18.7 million in damages and allege that GST and GST USA have infringed the Aerotel Patent, aided and abetted infringement by others, including NACT, and participated in, and aided and abetted alleged tortious conduct by NACT. GST, GST USA and the two former officers have served answers denying all material allegations and intend to defend themselves vigorously. Pretrial discovery has commenced and is scheduled to be completed in 1998. The case is not expected to be tried until late 1998 at the earliest.

     Under the terms of the Company's stock purchase agreement with GST, the Company and GST have agreed to share evenly the costs of any judgement against NACT as a result of the Aerotel litigation, including NACT's legal fees. The Company believes that NACT has valid defenses to the Aerotel claims. An unfavorable decision in this action, however, could have a material adverse effect on the Company's financial position.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matter was submitted during the fourth quarter of 1997 to a vote of security holders through the solicitation of proxies or otherwise.

ITEM 4.5  EXECUTIVE OFFICERS OF THE REGISTRANT

     Set forth below is certain information, as of April 13, 1998, concerning the Company's executive officers.

NAME                                        AGE                         POSITION
----                                        ---                         --------
Steven A. Odom............................  44    Chairman and Chief Executive Officer
Hensley E. West...........................  53    President, Chief Operating Officer and Director
Mark A. Gergel............................  40    Executive Vice President and Chief Financial Officer
Scott N. Madigan..........................  40    Executive Vice President of Business Development
Hatch Graham..............................  37    President, Transport and Access Systems Group

     Steven A. Odom. Mr. Odom joined the Company's Board in October 1994. In November 1994, he was appointed to the newly created position of Chairman of the Board. In August 1995, he became Chairman and Chief Executive Officer of the Company. From 1983 to 1987, he founded and served as Chairman and Chief Executive Officer of Data Contract Company, Inc. ("DCC"), a designer and manufacturer of intelligent data PBX systems, pay telephones and diagnostic equipment. From 1987 to 1990, he was Vice President for the Public Communications Division of Executone Information Systems, Inc., a public company that acquired DCC in 1987. Mr. Odom formerly served as a director for Telematic Products, Inc., a manufacturer of telephone central office equipment and Resurgens Communications Group, Inc. ("Resurgens"), a provider of long distance operator services that later merged with LDDS Communications, Inc., now known as WorldCom, Inc. ("WorldCom").

     Hensley E. West. Mr. West joined the Company in January 1996 as President and Chief Operating Officer and was also elected a director in January 1996. From January 1994 to December 1995, he was Group Vice President for the Access Systems Group of DSC Communications Corporation ("DSC"), a manufacturer of digital switching, transmission and access telecommunications equipment. During his nine year tenure with DSC, he held six sales and general management positions, including Senior Vice President of North American Sales from July 1993 to December 1993, Vice President of Access Products Division from March 1992 to July 1993, Vice President of RBOC Sales from October 1991 to March 1992 and Vice President of Business Development from March 1990 to October 1991. Prior to joining DSC, Mr. West held general, engineering and sales management positions with California Microwave, Inc., ITT Telecommunications, Inc. and Western Electric Co.

     Mark A. Gergel. Mr. Gergel joined the Company in April 1992 as Vice President and Chief Financial Officer. In December 1996, he was named an Executive Vice President of the Company. From 1983 to March 1992, Mr. Gergel held five positions of increasing responsibility with Federal-Mogul Corporation, a publicly-held manufacturer and distributor of vehicle parts, including International Accounting Manager, Assistant Corporate Controller, Manager of Corporate Development and Director of Internal Audit. Prior to joining Federal-Mogul, Mr. Gergel spent four years with the international accounting firm of Ernst & Young. Mr. Gergel is a Certified Public Accountant.

     Scott N. Madigan. Mr. Madigan joined the Company in March 1996 as Vice President of Business Development. In June 1997, he was named an Executive Vice President of the Company. Mr. Madigan spent the prior four years with DSC as Vice President of Marketing for the Access System Group and Vice President of Litespan International Operations and Wireless Access Marketing. From 1987 to 1992, he held product and account management positions with Northern Telecom, where he was responsible for identification, assessment and development of new business opportunities for Northern Telecom's switching, transport and access products. Prior to 1987, Mr. Madigan held engineering and operations management positions with California Microwave, Inc. and ITT Telecommunications, Inc.

     Hatch Graham. Mr. Graham joined the Company in April, 1997 as President of the Transport and Access Systems Group. From 1995 to 1997, Mr. Graham held executive management positions with TCSI Corporation, a leading provider of digital Code Division Multiple Access and Time Division Multiple Access cellular and PCS products. From 1987 to 1995, Mr. Graham held various product development and executive management positions with Stanford Telecom Corporation, including Vice President of the ASIC and Custom Products Division and Corporate Vice President and General Manager of the Telecom Products Group. Prior to 1987, Mr. Graham held engineering management positions with American Microsystems, Inc. and Zoran Corporation.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

PRICE RANGE OF COMMON STOCK

     The Company's common stock has traded on the Nasdaq National Market under the symbol "WAXS" since June 25, 1996. From March 2, 1995 through June 24, 1996, the Company's common stock was quoted on the Nasdaq SmallCap Market. The quarterly price ranges for the Company's common stock as reported by Nasdaq are as follows:

                                                              HIGH    LOW    CLOSE
                                                              ----    ---    ------
YEAR ENDED DECEMBER 31, 1997
  First Quarter.............................................  $ 9 1/4 $ 7 1/2  $ 8
  Second Quarter............................................   23       7 5/8   20 1/2
  Third Quarter.............................................   34 1/8  20      32 1/2
  Fourth Quarter............................................   33 3/4  17      23 7/8
YEAR ENDED DECEMBER 31, 1996
  First Quarter.............................................  $10     $ 7 1/2  $ 8
  Second Quarter............................................   11 1/2   8       9 1/2
  Third Quarter.............................................   10 1/8   7 1/2    8 1/2
  Fourth Quarter............................................    9 1/4   6 7/8    8

     As of April 13, 1998, there were 306 holders of record of the Company's common stock. This number does not include beneficial owners of the Company's common stock whose shares are held in the names of various dealers, clearing agencies, banks, brokers and other fiduciaries.

DIVIDEND POLICY

     The Company has not paid or declared any cash dividends on its common stock and currently intends to retain all future earnings to fund operations and the continued development of its business. In addition, the Company's credit facility contains restrictions limiting the ability of the Company to pay cash dividends. Any future determination to declare and pay cash dividends will be at the discretion of the Board of Directors and will be dependent on the Company's financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as the Board of Directors deems relevant.

ITEM 6.  SELECTED FINANCIAL DATA

                                                              YEAR ENDED DECEMBER 31,
                                                  ------------------------------------------------
                                                    1997      1996      1995      1994      1993
                                                  --------   -------   -------   -------   -------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA(1):
Sales of products...............................  $ 71,392   $34,411   $17,384   $ 2,776   $ 3,320
Service revenues................................    21,593    16,589    12,754    12,507    12,441
                                                  --------   -------   -------   -------   -------
          Total sales...........................    92,985    51,000    30,138    15,283    15,761
Gross profit....................................    32,140    14,995     6,363     1,976     2,605
Operating income (loss) from continuing
  operations....................................    19,522     7,358     1,524    (1,293)   (1,668)
Income (loss) from continuing operations before
  income taxes..................................    20,670     7,524     1,172    (1,883)   (2,120)
Net income (loss)(2)............................    13,134     6,779     1,172    (1,883)   (2,120)
Net income (loss) from continuing operations per
  share(3)......................................  $    .70   $   .46   $   .12   $  (.41)  $  (.54)
Weighted average shares outstanding(3)..........    18,708    14,530     9,083     4,631     3,765
BALANCE SHEET DATA(4):
Cash and equivalents............................  $118,065   $22,480   $ 1,887   $   753   $   625
Working capital.................................   153,750    37,961    10,222     2,267     1,783
Total assets....................................   225,283    60,736    28,515     8,943     8,752
Long-term debt..................................   115,264        --     3,750     4,328     5,388
Total liabilities...............................   133,528     8,362    14,181     7,783     8,410
Stockholders' equity............................    91,755    52,374    14,334     1,160       342

---------------

(1) Includes the results of operations for the following businesses from their respective dates of acquisition: Galaxy -- July 1, 1997; CIS -- January 1, 1997; Sunrise -- January 1, 1996; Westec -- October 2, 1995; and AIT -- May 17, 1995. On a pro forma unaudited basis, as if the acquisition of CIS had occurred as of January 1, 1996, total sales, net income and net income per diluted share for the year ended December 31, 1996 would have been approximately $63,810,000, $8,520,000 and $0.57, respectively. The results of operations for Galaxy during 1996 and the first six months of 1997 were not material and therefore are not included in the pro forma disclosure.
(2) The Company recorded no income tax expense during 1993 to 1995 due to net losses realized and the availability of federal income tax net operating loss carryforwards. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note K to the Consolidated Financial Statements.
(3) Net income (loss) per share and weighted average shares outstanding are presented on a diluted basis. The calculations exclude 995,000, 401,000 and 896,000 shares of common stock for the years ended December 31, 1997, 1996 and 1995, respectively, that are held in escrow accounts. See Notes A, B, and E to the Consolidated Financial Statements.
(4) In October 1997, the Company sold $115.0 million of convertible subordinated notes. See Note G to the Consolidated Financial Statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. The products offered by the Company include those manufactured by the Company as well as those manufactured by other telecommunications equipment manufacturers. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     During 1995 and 1996, the Company completed strategic and financial restructuring programs to strengthen its management team, reposition the Company as a provider of telecommunications products, improve its financial condition, reduce its operating costs and position the Company for future growth. These programs were undertaken following the significant losses incurred by the Company in the early 1990s, primarily due to a discontinued smart pay telephone business, and to take advantage of the significant growth opportunities within the Company's existing customer base and related markets. In November 1994, the Company began to rebuild its management team and change its strategic focus. The Company strengthened its management team by appointing a new Chief Executive Officer and by recruiting and hiring a new President and Chief Operating Officer, Executive Vice President of Business Development and experienced product development and manufacturing professionals. These individuals, together with other key managers recruited into the Company, have brought significant experience in manufacturing and marketing telecommunications equipment to the Company.

     The Company acquired three businesses in 1995 and 1996 in an effort to broaden its line of switching, transport and access products, enhance its product development capabilities and strengthen its technical base. Effective May 1995, the Company acquired AIT, Inc. ("AIT"), a full service provider of Northern Telecom switching systems, add-on frames and related circuit boards; effective October 1995, the Company acquired Westec Communications, Inc. ("Westec"), a provider of wireless products and services primarily to the cable television industry; and effective January 1996, the Company acquired Sunrise, a developer and manufacturer of intelligent transport and access products.

     In January 1997, the Company acquired CIS, a provider of mobile network equipment and related design, installation and technical support services to cellular, PCS and other wireless service providers. In August 1997, the Company acquired Galaxy, an RF engineering firm that provide system design, implementation, optimization and other value-added radio engineering and consulting services to the same wireless service markets. The markets served by CIS and Galaxy complement the Company's traditional telephone service provider and private network operator markets.

     In the first quarter of 1998, the Company acquired ATI, a manufacturer of digital point-to-point microwave radio systems for short and long haul applications and a majority stake in NACT, a provider of advanced telecommunications switching platforms with integrated applications software. These acquisitions were in line with the Company's strategy to broaden its offering of proprietary telecommunications equipment and services and position the Company to engineer, install and support "turnkey" telecommunications network solutions.

     In March 1998, the Company entered into an agreement with a private network operator based in El Salvador to supply, install and interconnect the telecommunications equipment necessary to establish and support up to 60,000 new lines of residential telephone service over the next two years. This agreement has a potential value to the Company in excess of $20 million. To meet the Customer's primary network requirements, the Company will utilize the CDX switch, NTS billing system (NACT), point-to-point microwave radios (ATI) and RF engineering services (Galaxy).

     The Company realized significant improvements in its sales and operating results since 1994 as a result of the acquisitions and internal growth initiatives. The Company's total sales increased by 82.3% in 1997, 69.2% in 1996 and 97.2% in 1995. As the Company increased its product sales from 18.2% of total sales in 1994 to 76.8% of total sales in 1997, its gross profit margin increased from 12.9% in 1994 to 21.1% in 1995, 29.4% in 1996 and 34.6% in 1997.
As a percentage of total sales, the Company's operating income (loss) increased from

(8.5%) in 1994 to 5.0% in 1995, 14.4% in 1996 and 21.0% in 1997. The Company
will continue to seek further improvements in gross profit margin over time as product offerings include more internally developed, acquired and licensed products containing proprietary technology.

     Although the Company has aggressively pursued acquisitions in recent years, over 60 percent of the Company's sales growth during 1995 to 1997 has come from internal growth initiatives. The Company has had considerable success in growing businesses post acquisition, most notably AIT and CIS, as a result of its ability to provide working capital, an extensive base of telecommunications customers and a broad range of support services.

     Since January 1, 1995, the Company has significantly strengthened its balance sheet through improved operating results, a $115.0 million sale of convertible subordinated notes, a $26.2 million secondary public equity offering, stock warrant and option exercises, and a five-year $10.0 million credit facility. The Company has used this capital for acquisitions and to support the working capital requirements associated with the Company's growth. The Company's working capital and stockholders' equity have increased from $2.3 million and $1.2 million, respectively, at December 31, 1994 to $153.8 million and $91.8 million, respectively, at December 31, 1997.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data expressed as a percentage of total sales represented by each line item in the Company's consolidated statements of operations, except other data, which is expressed as a percentage of the applicable revenue type:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1997     1996     1995
                                                              -----    -----    -----
STATEMENT OF OPERATIONS DATA:
  Sales of products.........................................   76.8%    67.5%    57.7%
  Service revenues..........................................   23.2     32.5     42.3
                                                              -----    -----    -----
          Total sales.......................................  100.0    100.0    100.0
  Cost of products sold.....................................   47.1     42.1     42.0
  Cost of services..........................................   18.3     28.5     36.9
                                                              -----    -----    -----
          Total cost of sales...............................   65.4     70.6     78.9
                                                              -----    -----    -----
          Gross profit......................................   34.6     29.4     21.1
  Engineering and development...............................    2.0      1.7      1.9
  Selling, general and administrative.......................    9.7     12.2     10.4
  Amortization of goodwill..................................    1.9      1.1      0.5
  Special charges...........................................     --       --      3.3
                                                              -----    -----    -----
          Operating income..................................   21.0     14.4      5.0
  Interest and other income.................................    2.7      1.0      0.5
  Interest expense..........................................   (1.5)    (0.6)    (1.6)
                                                              -----    -----    -----
          Income before income taxes........................   22.2     14.8      3.9
  Income taxes..............................................    8.1      1.5       --
                                                              -----    -----    -----
          Net income........................................   14.1%    13.3%     3.9%
                                                              =====    =====    =====
OTHER DATA:
  Gross Margin:
     Products...............................................   38.6%    37.6%    27.2%
     Services...............................................   21.2     12.5     12.8

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Sales. Total sales increased $42.0 million, or 82.3%, to $93.0 million in 1997 from $51.0 million in 1996. Product sales increased to 76.8% of total sales in 1997 from 67.5% in 1996.

     Product sales increased $37.0 million, or 107.5%, to $71.4 million in 1997 from $34.4 million in 1996. The increase related to $26.2 million of mobile network equipment sold by CIS, which was acquired effective January 1, 1997, an additional $6.4 million of switching products sold by AIT and approximately $6.9 million in sales of the Company's new international products, the CDX and WLL-2000. Product sales for 1996 included approximately $4.8 million in one-time sales of a distributed product.

     Service revenues increased $5.0 million, or 30.2%, to $21.6 million in 1997 from $16.6 million in 1996. The increase related to $2.0 million of engineering services performed by Galaxy, which was acquired effective July 1, 1997, and an additional $5.2 million in pay telephone refurbishment revenues. This increase was partially offset by a decline in electronic manufacturing revenues resulting from a strategic decision to begin utilizing the Company's manufacturing capacity for new Company products rather than servicing external contract manufacturing customers.

     Gross Profit. Gross profit increased $17.1 million, or 114.3%, to $32.1 million in 1997 from $15.0 million in 1996. Gross profit margin increased to 34.6% in 1997 from 29.4% in 1996. The improved performance resulted from economies of scale associated with the 82.3% increase in total sales and the change in sales mix to products, which generally carry a higher gross profit margin than service revenues.

     Gross profit margin on products sold increased to 38.6% in 1997 from 37.6% in 1996. The improved margins related to the $26.2 million of CIS sales and sales of the CDX, all of which generally carry margins in excess of 40.0%. The Company's switching products experienced declines in gross margin during 1997 primarily related to margin pressure on sales of Northern Telecom add-on frames and related circuit boards.

     Gross profit margin on service revenues increased to 21.2% in 1997 from 12.5% in 1996. The improvement was due to the addition of Galaxy consulting revenues and improved margins on pay telephone refurbishment revenues.

     Engineering and Development. Engineering and development expenses increased $970,000, or 108.7%, to $1.9 million in 1997 from $892,000 in 1996.
The increase in expenses was attributable to the formation of a corporate product development group during the third quarter of 1996 and the continued expansion of the development group during 1997. Engineering and development expenses increased to 2.0% of total sales in 1997 from 1.7% of total sales in 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.8 million, or 44.9%, to $9.0 million in 1997 from $6.2 million in 1996. The increase related primarily to expenses associated with the operations of CIS and Galaxy, which were acquired effective January 1, 1997 and July 1, 1997, respectively, and the Company's establishment of a dedicated international sales and marketing group and corporate business development function in March 1996. In addition, the Company recorded approximately $960,000 of incentive compensation expense in 1997 as compared to a provision of approximately $300,000 in 1996. As a percentage of total sales, selling, general and administrative expenses decreased to 9.7% in 1997 from 12.2% in 1996.

     Amortization of Goodwill. Amortization of goodwill increased $1.2 million to $1.8 million in 1997 from $534,000 in 1996, primarily as a result of goodwill recorded in connection with the AIT, CIS and Galaxy acquisitions.

     Operating Income. Operating income increased $12.2 million, or 165.3%, to $19.5 million in 1997 from $7.4 million in 1996. Operating income margin increased to 21.0% in 1997 from 14.4% in 1996.

     Interest and Other Income. Interest and other income increased $2.0 million to $2.5 million in 1997 from $484,000 in 1996 due to a significant increase in cash balances of the Company, resulting primarily from the sale of $115.0 million convertible subordinated notes in October 1997 and proceeds received from a $26.2 million secondary public equity offering completed in October 1996.

     Interest and Other Expense. Interest expense increased $1.0 million to $1.4 million in 1997 from $320,000 in 1996. The increase is primarily due to the sale of $115.0 million convertible subordinated notes in October 1997 which bear interest at 4.5%.

     Income Taxes. The Company's effective income tax rate increased to 36.5% in 1997 from 9.9% in 1996. The Company's 1996 effective rate was favorably impacted by the recognition of a $4.1 million deferred tax asset during the year to reflect the benefits of the Company's remaining net operating loss carryforward.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Sales. Total sales increased $20.9 million, or 69.2%, to $51.0 million in 1996 from $30.1 million in 1995. Product sales increased to 67.5% of total sales in 1996 from 57.7% in 1995.

     Product sales increased $17.0 million, or 97.9%, to $34.4 million in 1996 from $17.4 million in 1995. The increase related primarily to an additional $16.1 million of switching products sold by AIT, which was acquired as of May 1995, and $3.6 million of transport and access products sold by Westec and Sunrise, which were acquired as of October 1995 and January 1996, respectively. The increases noted above were partially offset by a decrease in the sales of pay telephone parts in 1996 due to a large one-time order received in 1995.

     Service revenues increased $3.8 million, or 30.0%, to $16.6 million in 1996 from $12.8 million in 1995. The increase related to $1.2 million of Westec repair revenues following its acquisition, $1.7 million of increased circuit board repair revenues generated by the introduction of new repair services and a new repair agent contract executed with Century Telephone in July 1995, and increased contract manufacturing revenues of approximately $1.4 million.

     Gross Profit. Gross profit increased $8.6 million, or 135.7%, to $15.0 million in 1996 from $6.4 million in 1995. Gross profit margin increased to 29.4% in 1996 from 21.1% in 1995. The improved performance resulted from economies of scale associated with the 69.2% increase in total sales and the change in sales mix to products, which generally carry a higher gross profit margin than service revenues.

     Gross profit margin on products sold increased to 37.6% in 1996 from 27.2% in 1995. Excluding the sale of distributed products, gross profit margin for products sold in 1996 and 1995 was 41.9% and 33.4%, respectively. The improved margin performance for non-distributed products related primarily to the $16.1 million, or 207.2%, increase in switching products sold by AIT and $2.8 million of transport and access products sold by Sunrise.

     Gross profit margin on service revenues decreased to 12.5% in 1996 from 12.8% in 1995. The Company's gross profit margin for service revenues is subject to wide fluctuations depending on the sales mix (i.e., circuit board repair and pay telephone refurbishment have targeted gross profit margins significantly higher than those of electronic manufacturing services). In addition, circuit board repair margins declined during 1995 due to increased out-sourced repair revenues associated with new "one-stop" repair agent programs.

     Engineering and Development. Engineering and development expenses increased $315,000, or 54.6%, to $892,000 in 1996 from $577,000 in 1995. The increase in expenses was attributable to the research and product development activities acquired in connection with the Sunrise acquisition and the formation of a product development group during the third quarter of 1996. As a result of the 69.2% increase in total sales, engineering and development expenses decreased to 1.7% of total sales in 1996 from 1.9% of total sales in 1995.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $3.1 million, or 98.7%, to $6.2 million in 1996 from $3.1 million in 1995. The increase related primarily to operating expenses associated with the Acquisitions, additional salary and related costs for the Company's Chairman (who received no salary during 1995) and its new President, and the Company's establishment of a dedicated international sales and marketing group and corporate business development function in the first quarter of 1996. As a percentage of total sales, selling, general and administrative expenses increased to 12.2% in 1996 from 10.4% in 1995.

     Amortization of Goodwill. Amortization of goodwill increased $377,000 to $534,000 in 1996 from $157,000 in 1995 as a result of the goodwill acquired in connection with the Acquisitions.

     Operating Income. Operating income increased $5.8 million to $7.4 million in 1996 from $1.5 million in 1995. As a percentage of total sales, operating income increased to 14.4% in 1996 from 5.0% in 1995.

     Interest and Other Income. Interest and other income increased $341,000 to $484,000 in 1996 from $143,000 in 1995 due to an increase in invested cash balances during 1996, resulting primarily from proceeds received from the $26.2 million secondary public equity offering completed in October.

     Interest Expense. Interest expense decreased $175,000 to $319,000 in 1996 from $494,000 in 1995. The decrease resulted primarily from a decrease in average debt outstanding in 1996. In October 1996, the Company paid off a $3.9 million term loan with its bank using proceeds received from the secondary public offering. A reduction in the interest rate on the Company's bank debt due to the lender's reinstatement of a LIBOR-based interest rate option in July 1995 and an additional one percentage point reduction obtained with the Company's new bank agreement in March 1996 also contributed to the decrease in interest expense.

     Income Taxes. The Company's effective income tax rate was 9.9% in 1996. The Company's 1996 effective rate was significantly impacted by the recognition of a $4.1 million deferred tax asset during the year to reflect the benefits of the Company's remaining net operating loss carryforward. No income tax expense was recorded in 1995 due to the partial recognition of benefits associated with the Company's net operating loss carryforward.

LIQUIDITY AND CAPITAL RESOURCES

     Overview. Cash management is a key element of the Company's operating philosophy and strategic plans. Acquisitions to date have been structured to minimize the cash element of the purchase price and ensure that appropriate levels of cash are available to support the increased product development, marketing programs and working capital normally associated with the growth initiatives of acquired businesses. As of December 31, 1997, the Company had $118.1 million of cash and equivalents and $10.0 million in borrowings available under its credit line to support its current working capital requirements and strategic growth initiatives.

     Operating Activities. Cash used by operating activities was $2.0 million in 1997 as compared to cash provided by operations of $2.0 million in 1996. The increased use of cash in 1997 resulted from the Company's need to finance increased accounts receivable and inventories to support its growth.

     Accounts receivable increased $10.6 million, or 109.9%, to $20.3 million at December 31, 1997 from $9.7 million at December 31, 1996. This was due to the acquisitions of CIS and Galaxy and increased sales activity at the Company (fourth quarter 1997 sales were $21.3 million as compared to fourth quarter 1996 sales of $14.6 million). Average days sales outstanding at December 31, 1997 were approximately 81 days as compared to 50 days at December 31, 1996.

     Inventories increased $11.8 million, or 110.4%, to $22.4 million at December 31, 1997 from $10.7 million at December 31, 1996. This increase was due to the acquisition of CIS, a planned build-up of AIT inventories to support the increased demand for its switching products and inventories required to support the roll out of the Company's new products, including the CDX switch, the WLL-2000 system and the WX-5501 line card.

     In addition, the Company shipped approximately $3.8 million of equipment to Resurgens Communications Group ("Resurgens") in December 1997. On February 12, 1998 the Company executed a letter of intent to acquire Resurgens and therefore did not record the shipment as a sale. Upon completion of the acquisition of Resurgens, the equipment will be treated as an investment in Resurgens at the Company's cost value.

     Investing Activities. Cash used by investing activities, primarily for the acquisitions of businesses, manufacturing and test equipment and computer networking equipment was $17.9 million and $1.8 million for 1997 and 1996, respectively.

     Between May 1995 and July 1997, the Company completed the acquisitions of AIT, Westec, Sunrise, CIS and Galaxy (the "Acquisitions"), which were designed to bring new wireline and wireless switching, transport and access products and technology into the Company. All of the Acquisitions were relatively similar in structure in that the former owners received initial consideration consisting of a combination of common stock and cash, as well as contingent consideration tied to the future profitability of the ongoing business. The majority of the contingent consideration may be paid, at the option of the Company, in the form of Company common stock valued at its then-current market price. At the time it becomes highly probable that contingent consideration will be earned, the fair market value is measured and recorded on the Company's balance sheet as additional goodwill and stockholders' equity. See Note B to the Consolidated Financial Statements.

     Through December 31, 1997, the Company has paid approximately $8.5 million in cash consideration in connection with the Acquisitions, including $3.5 million for the CIS acquisition in early 1997, $1.2 million for the Galaxy acquisition in July 1997 and $3.8 million for the AIT acquisition. The impact of these payments on the Company's cash position has been partially offset by the addition of $1.5 million in cash held by Sunrise and Galaxy on the effective dates of acquisition.

     In addition to the $3.5 million in cash paid and 440,874 shares of common stock issued up front to the CIS stockholders, the stockholders of CIS were issued 845,010 restricted shares of common stock. These shares were immediately placed into escrow and, together with $6.5 million in additional purchase price, will be released and paid to the stockholders of CIS contingent upon the realization of certain predefined levels of pre-tax income from CIS's operations during three one-year periods beginning January 1, 1997.

     The first measurement period for purposes of releasing escrowed shares and paying contingent cash consideration was January 1, 1997 to December 31, 1997. In reviewing CIS's pre-tax income performance as of April 30, 1997, the Company determined that it was highly probable that the conditions for release and payment for this first period would be met. Accordingly, 317,427 escrowed shares were accounted for as if released and $3.5 million in contingent cash payments were accounted for as if paid as of April 30, 1997. The net effect of this accounting was to increase goodwill and stockholders' equity by approximately $6.5 million at April 30, 1997. These shares were released and payment was made to the former stockholders of CIS on February 15, 1998.

     In addition to the $1.2 million in cash and 262,203 shares of common stock issued up front, the former Galaxy stockholders were issued 131,101 restricted shares of the Company's common stock. These shares were immediately placed into escrow, and along with $3.5 million in additional consideration (the "Galaxy Additional Consideration"), will be released and paid to the former stockholders of Galaxy contingent upon the realization of redefined levels of pre-tax income from Galaxy's operations during four measurement periods between July 1, 1997 and December 31, 2000.

     The first measurement period for purposes of releasing escrowed shares and paying Galaxy Additional Consideration was July 1, 1997 to December 31, 1997. In reviewing Galaxy's pre-tax income performance as of December 31, 1997, the Company determined that conditions for release and payment for this first period were met. Accordingly, 15,215 escrowed shares were accounted for as if released and $400,000 in additional consideration (in the form of 14,901 shares of Company common stock) were accounted for as if paid as of December 31, 1997. The net effect of this accounting was to increase goodwill and stockholders' equity by approximately $535,000 at December 31, 1997. These shares were released and payment was made to the former stockholders of Galaxy on February 15, 1998.

     In the fourth quarter of 1997, the Company began its three phase acquisition of NACT. During November and December 1997, the Company purchased 355,000 shares of NACT common stock in the open market for approximately $5.0 million. See Note A to the Consolidated Financial Statements.

     On December 31, 1997, the Company entered into a stock purchase agreement with GST Telecommunications, Inc. ("GST") and GST, USA, Inc. ("GST USA") to acquire 5,113,712 shares of NACT common stock owned by GST USA, representing approximately 63% of the outstanding shares of NACT common stock (the "NACT Stock Acquisition"). On February 27, 1998 the NACT Stock Acquisition was completed with GST USA receiving $59.7 million in cash and 1,429,907 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $23.0 million.

     On February 24, 1998 the Company entered into a merger agreement with NACT pursuant to which the Company agreed to acquire all of the shares of NACT common stock not already then owned by the Company or GST USA. Pursuant to the terms of the merger agreement, each share of NACT common stock will be converted into shares of Company common stock having a value of $17.50 per share based on the average of the daily closing price of Company common stock on the NASDAQ National Market for a pre-defined period prior to the closing (the "Closing Price"), provided that if the Closing Price is more than $25.52, then each share of NACT common stock will be converted into
0.6857 shares of Company common stock. If the Closing Price is less than $20.88, then the Company may elect to terminate the agreement. See Note N to the Consolidated Financial Statements.

     On December 24, 1997, the Company entered into an agreement to acquire ATI. On January 29, 1998, the transaction was completed in its final form whereby ATI was merged with and into CIS (the "ATI Merger"). In connection with the ATI Merger, the stockholders of ATI received approximately $300,000 and 418,054 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $8.0 million.

     In addition to the 418,054 shares noted above, the stockholders of ATI were issued 209,050 restricted shares of the Company's common stock. These shares were immediately placed into escrow and will be released to the stockholders of ATI contingent upon the realization of predefined levels of pre-tax net income from ATI's operations during calendar years 1998 and 1999. See Note N to the Consolidated Financial Statements.

     In December 1997, the Company loaned ATI approximately $4.5 million. ATI used $2.4 million of the proceeds to pay off its line of credit with a bank and the remainder for working capital purposes. The note receivable from ATI is included in Other assets on the Company's December 31, 1997 balance sheet.

     During 1997 and 1996, the Company invested $3.6 million and $1.2 million, respectively, in capital expenditures. These expenditures were primarily for new manufacturing and test equipment, computer network and related communications equipment designed to upgrade the Company's management information systems and facilitate the integration of the Acquisitions, and facility improvements required in connection with the Company's growth.

     In July 1996, the Company entered into a long-term technology license agreement with International Communications Technologies, Inc. ("ICT") and Eagle Telephonics, Inc. ("Eagle") to manufacture, market and sell the CDX, a new modular, digital central office switch originally developed by Eagle. As consideration for this license, the Company paid Eagle $250,000 in cash and provided it with $450,000 of manufacturing services. In addition, the Company agreed to pay ICT certain royalties based on future sales of the switch by the Company.

     In December 1996, the Company executed a technology licensing agreement with TCSI Corporation ("TCSI") that grants the Company the perpetual rights to incorporate TCSI's spread spectrum CDMA wireless technology into the Company's products sold throughout the world. Under the terms of the agreement, the Company also has the rights to use the technology covered by seven TCSI patents, all of which address digital data signals and wireless communication systems. As total consideration for this license, TCSI was paid $50,000 in cash and issued 25,000 shares of restricted common stock. These shares had an initial fair value of approximately $150,000. In addition to the 25,000 shares noted above, the Company issued 25,000 shares of restricted common stock to TCSI. These shares were immediately placed in escrow and will be released to TCSI upon the earlier of the first commercial use of the technology by the Company or the expiration of the two year period from the date the license was executed.

     Financing Activities. Cash provided from financing activities was $115.4 million and $20.4 million for 1997 and 1996, respectively.

     On October 1, 1997, the Company sold $100.0 million in aggregate principal amount of convertible subordinated notes (the "Notes") under Rule 144A of the Securities Act of 1933. The Notes bear interest at the rate of 4.5% per annum, are convertible into Company common stock at an initial price of $37.03 per share and mature on October 1, 2002. Interest on the Notes is payable on April 1 and October 1 of each year, commencing in April 1, 1998. The Notes are general unsecured obligations of the Company and are subordinate in right of payment to all existing and senior indebtedness. The Company received $97.0 million from the sale of the Notes, after the initial purchasers' discount fees of $3.0 million.

     In addition to the Notes sold on October 1, 1997, the Company granted the initial purchasers an option to purchase up to an additional $15.0 million in Notes to cover over-allotments. On October 28, 1997, the initial purchasers exercised the over-allotment option in full and the Company received an additional $14.6 million, after the application of the initial purchasers' discount fees of $450,000.

     The total discount fees of $3,450,000, along with approximately $550,000 of legal, accounting, printing and other expenses (the "Debt issuance costs") are being amortized to expense over the five year term of the Notes. Debt issuance costs of approximately $3.8 million, net of amortization, are included in Other assets on the Company's December 31, 1997 balance sheet.

     In October 1996, the Company received net cash proceeds of approximately $25.3 million from the sale of 3,487,500 shares of common stock in a public offering at a price of $8.00 per share. In October 1996, the Company used approximately $3.9 million of the net proceeds to repay all amounts borrowed under its bank term loan. In connection with the repayment of the amounts borrowed under the term loan, the Company's primary lender increased the amount available to the Company under its revolving line of credit from $6.0 million to $10.0 million.

     Borrowings under the Company's $10.0 million line of credit are secured by a first lien on substantially all the assets of the Company. The bank agreement, which expires in March 2001, contains standard lending covenants, including financial ratios, restrictions on dividends and limitations on additional debt and the disposition of Company assets. Interest is paid at the rate of prime plus 1 1/4% or LIBOR plus 2 1/2%, at the option of the Company. As of December 31, 1997, there were no amounts outstanding under the Company's line of credit.

     In October 1995, the Company raised approximately $6.5 million through the exercise of previously-issued warrants and non-qualified options to purchase shares of common stock. The vast majority of these securities related to warrants issued in connection with private equity offerings and bank financing agreements. In exercising their warrants or options, investors had the option of paying cash or executing an 8% interest-bearing note made payable to the Company. Approximately $2.4 million of the total proceeds was paid in cash and $4.1 million through notes, which were paid in full in the first quarter of 1996. There are currently no significant warrants or options outstanding to purchase common stock except those issued to the Company's directors and employees. See Note I to Consolidated Financial Statements.

     During 1997, the Company received approximately $11.3 million in cash, including related federal income tax benefits of approximately $6.7 million, from the exercises of incentive and non-qualified stock options and warrants by the Company's directors and employees.

     Income Taxes. As a result of the exercises of non-qualified stock options and warrants by the Company's directors and employees, the Company has realized a federal income tax benefit of approximately $6.7 million for 1997. Although this tax benefit does not have any effect on the Company's provision for income tax expense for 1997, it represents a significant cash benefit to the Company. This tax benefit is accounted for as a decrease in current income taxes payable and an increase in capital in excess of par value.

     As of December 31, 1997, the Company has capital loss carryforwards of approximately $1.2 million expiring in 1998.

     Salary Incentive Program. In December 1996, the Company implemented a voluntary salary reduction program designed to improve the Company's cash flow during 1997, further align the objectives of the Company's management and salaried employees with those of the Company's stockholders and potentially provide the Company with significant future tax deductions. Under the program, 72 exempt salaried employees agreed to forego approximately $826,000 of their 1997 compensation in exchange for 413,019 non-qualified options to purchase shares of Company common stock at $8.00 per share, its then-current market value (i.e., one stock option for every $2.00 of compensation). The vesting was tied to the Company meeting specific operational objectives in 1997, including pre-defined levels of internal sales growth, ISO 9002 certification and specific cash management objectives, as well as the installation of certain upgraded information systems. As of December 31, 1997, these options had become fully vested.

     Under the 1997 program, employees could participate to a maximum level of 50% of their 1997 salaries. The Company's Chairman, President and Chief Financial Officer each elected to forego 50% of their salary under this program. This program also provided that if certain levels of pre-tax income were achieved for 1997, a partial or full repayment of salaries would be made. Compensation expense related to this program of approximately $250,000, or 30% of the salaries deferred, was recorded in 1997.

     Summary. The Company's improved operating performance and completion of the sale of $115.0 million of Notes has significantly enhanced its financial strength and improved its liquidity. As of the date of this Report, the Company has approximately $60.0 million of cash, no bank debt and a $10.0 million revolving line of credit available. The Company believes that existing cash balances, available borrowings under the Company's line of credit and cash projected to be generated from operations will provide the Company with sufficient capital resources to support its current working capital requirements and business plans for at least the next 12 months.

QUARTERLY OPERATING RESULTS

     The following table presents unaudited quarterly operating results for each of the Company's last eight quarters. This information has been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements and includes all adjustments, consisting only of normal recurring accruals, that the Company considers necessary for a fair presentation in accordance with GAAP. Such quarterly results are not necessarily indicative of future operating results. This information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Report.

     The following includes the results of operations for businesses acquired from their respective dates of acquisition as follows: CIS as of January 1, 1997 and Galaxy as of July 1, 1997. Net income per share is presented on a diluted basis.

     Sales of switching, transport and access products are subject to the timing of customer upgrade and new installation programs and, as a result, may contribute to significant fluctuations in the Company's future quarterly sales. The Company's operating income performance is also subject to significant quarterly fluctuations based on the mix of product sales and service revenues.

                                                                         QUARTER ENDED
                                   -----------------------------------------------------------------------------------------
                                   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                     1996        1996       1996        1996       1997        1997       1997        1997
                                   ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales of products................   $ 8,354    $ 7,682     $ 8,125    $10,250     $15,470    $19,444     $21,185    $15,293
Service revenues.................     4,039      3,881       4,294      4,375       4,781      4,572       6,268      5,971
                                    -------    -------     -------    -------     -------    -------     -------    -------
         Total sales.............    12,393     11,563      12,419     14,625      20,251     24,016      27,453     21,264
Cost of products sold............     6,215      4,597       4,810      5,863       9,970     11,525      12,316     10,016
Cost of services.................     3,403      3,541       3,591      3,985       4,083      4,006       4,742      4,186
                                    -------    -------     -------    -------     -------    -------     -------    -------
         Total cost of sales.....     9,618      8,138       8,401      9,848      14,053     15,531      17,058     14,202
                                    -------    -------     -------    -------     -------    -------     -------    -------
         Gross profit............     2,775      3,425       4,018      4,777       6,198      8,485      10,395      7,062
Engineering and development......       177        193         243        280         316        429         605        512
Selling, general and
  administrative.................     1,277      1,430       1,679      1,824       1,918      2,435       2,508      2,139
Amortization of goodwill.........       111        111         142        170         284        380         546        546
  Operating income...............     1,210      1,691       1,954      2,503       3,680      5,241       6,736      3,865
Interest and other income........       103         55          24        303         367        225         227      1,688
Interest expense.................      (103)      (104)       (101)       (11)        (29)       (24)        (26)    (1,280)
                                    -------    -------     -------    -------     -------    -------     -------    -------
  Income before income taxes.....     1,210      1,642       1,877      2,795       4,018      5,442       6,937      4,273
Income taxes.....................        --        224         234        287       1,406      2,014       2,566      1,550
                                    -------    -------     -------    -------     -------    -------     -------    -------
         Net income..............   $ 1,210    $ 1,418     $ 1,643    $ 2,508     $ 2,612    $ 3,428     $ 4,371    $ 2,723
                                    =======    =======     =======    =======     =======    =======     =======    =======
         Net income per common
           share.................   $  0.09    $  0.10     $  0.12    $  0.15     $  0.15    $  0.18     $  0.22    $  0.14
                                    =======    =======     =======    =======     =======    =======     =======    =======

     The following table sets forth the above unaudited quarterly financial information as a percentage of total sales:

                                                                              QUARTER ENDED
                                        -----------------------------------------------------------------------------------------
                                        MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                          1996        1996       1996        1996       1997        1997       1997        1997
                                        ---------   --------   ---------   --------   ---------   --------   ---------   --------
Sales of products.....................     67.4%      66.4%       65.4%      70.1%       76.4%      81.0%       77.2%      71.9%
Service revenues......................     32.6       33.6        34.6       29.9        23.6       19.0        22.8       28.1
                                          -----      -----       -----      -----       -----      -----       -----      -----
         Total sales..................    100.0      100.0       100.0      100.0       100.0      100.0       100.0      100.0
Cost of products sold.................     50.1       39.8        38.7       40.1        49.2       48.0        44.8       47.1
Cost of services......................     27.5       30.6        29.0       27.2        20.2       16.7        17.3       19.7
                                          -----      -----       -----      -----       -----      -----       -----      -----
         Total cost of sales..........     77.6       70.4        67.7       67.3        69.4       64.7        62.1       66.8
                                          -----      -----       -----      -----       -----      -----       -----      -----
         Gross profit.................     22.4       29.6        32.3       32.7        30.6       35.3        37.9       33.2
Engineering and development...........      1.4        1.7         2.0        1.9         1.6        1.8         2.2        2.4
Selling, general and administrative...     10.3       12.3        13.5       12.5         9.4       10.1         9.2       10.0
Amortization of goodwill..............      0.9        1.0         1.1        1.2         1.4        1.6         2.0        2.6
                                          -----      -----       -----      -----       -----      -----       -----      -----
         Operating income.............      9.8       14.6        15.7       17.1        18.2       21.8        24.5       18.2
Interest and other income.............      0.8        0.5         0.2        2.1         1.6        0.9         0.8        7.9
Interest expense......................     (0.8)      (0.9)       (0.8)      (0.1)         --         --        (0.1)      (6.0)
                                          -----      -----       -----      -----       -----      -----       -----      -----
         Income before income taxes...      9.8       14.2        15.1       19.1        19.8       22.7        25.2       20.1
Income taxes..........................       --        1.9         1.9        2.0         6.9        8.4         9.3        7.3
                                          -----      -----       -----      -----       -----      -----       -----      -----
         Net income...................      9.8%      12.3%       13.2%      17.1%       12.9%      14.3%       15.9%      12.8%
                                          =====      =====       =====      =====       =====      =====       =====      =====

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130). SFAS 130 establishes standards for reporting and disclosure of comprehensive income and its components. This statement will be effective for the year ended December 31, 1998. Management believes this statement will not have a material impact on the Company's financial statements.

YEAR 2000 ISSUE

     As a result of certain computer programs being written using two digits rather than four to define the applicable year, any of the Company's computer systems that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 (the so-called "Year 2000 Issue"). This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities.

     The Company is in the process of evaluating its computer systems to determine what modifications (if any) are necessary to make such systems compatible with the year 2000 requirements. However, because many of the Company's computer systems have been put into service within the last several years, the Company does not expect any such modifications to have a material adverse effect on the Company's consolidated financial position or results of operations. There can be no assurance, however, that the computer systems of other companies on which the Company's systems rely will be timely modified, or that a failure to modify such systems by another company, or modifications that are incompatible with the Company's systems, would not have a material adverse effect on the Company.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     Not Applicable

ITEM 8.  FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                              NUMBER
                                                              ------
Report of Independent Certified Public Accountants..........   C-25
Consolidated Balance Sheets as of December 31, 1997 and
  1996......................................................   C-26
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1996 and 1995..........................   C-27
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 1997, 1996 and 1995......   C-28
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995..........................   C-29
Notes to Consolidated Financial Statements..................   C-30

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of World Access, Inc.,

     In our opinion, the consolidated financial statements listed in the index appearing under Item 14(a)(1) and (2) on page 55 present fairly, in all material respects, the financial position of World Access, Inc. and its subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Atlanta, Georgia
March 5, 1998

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                  1997          1996
                                                              ------------   -----------
                                         ASSETS
Current Assets
  Cash and equivalents......................................  $118,065,045   $22,480,082
  Accounts receivable.......................................    20,263,971     9,651,884
  Inventories...............................................    22,426,918    10,657,412
  Other current assets......................................    10,923,723     3,533,615
                                                              ------------   -----------
          Total Current Assets..............................   171,679,657    46,322,993
Property and equipment......................................     5,704,585     2,657,661
Investment in affiliate.....................................  5,002,000...            --
Goodwill....................................................    31,660,201     9,526,140
Other assets................................................    11,236,298     2,229,172
                                                              ------------   -----------
          Total Assets......................................  $225,282,741   $60,735,966
                                                              ============   ===========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt...........................................  $     81,739   $        --
  Accounts payable..........................................     9,339,588     3,756,722
  Accrued payroll and benefits..............................     2,589,461     1,605,840
  Purchase price payable....................................  3,700,000...            --
  Other accrued liabilities.................................     2,219,237     2,999,187
                                                              ------------   -----------
          Total Current Liabilities.........................    17,930,025     8,361,749
Other liabilities...........................................       333,802            --
Long-term debt..............................................   115,263,984            --
                                                              ------------   -----------
          Total Liabilities.................................   133,527,811     8,361,749
                                                              ------------   -----------
Stockholders' Equity
  Common stock, $.01 par value, 40,000,000 shares
     authorized, 19,306,235 and 16,328,513 issued and
     outstanding at December 31, 1997 and 1996,
     respectively...........................................       193,062       163,285
  Capital in excess of par value............................    84,162,478    58,517,279
  Note receivable from affiliate............................            --      (571,634)
  Retained earnings (deficit)...............................     7,399,390    (5,734,713)
                                                              ------------   -----------
          Total Stockholders' Equity........................    91,754,930    52,374,217
                                                              ------------   -----------
          Total Liabilities and Stockholders' Equity........  $225,282,741   $60,735,966
                                                              ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Sales of products.......................................  $71,391,688   $34,411,079   $17,383,904
Service revenues........................................   21,592,794    16,589,123    12,754,585
                                                          -----------   -----------   -----------
          Total Sales...................................   92,984,482    51,000,202    30,138,489
Cost of products sold...................................   43,827,123    21,485,696    12,657,218
Cost of services........................................   17,017,674    14,519,917    11,118,411
                                                          -----------   -----------   -----------
          Total Cost of Sales...........................   60,844,797    36,005,613    23,775,629
                                                          -----------   -----------   -----------
          Gross Profit..................................   32,139,685    14,994,589     6,362,860
Engineering and development.............................    1,861,734       891,959       577,299
Selling, general and administrative.....................    8,999,931     6,210,324     3,124,559
Amortization of goodwill................................    1,755,798       533,919       157,394
Special charges.........................................           --            --       980,000
                                                          -----------   -----------   -----------
          Operating Income..............................   19,522,222     7,358,387     1,523,608
Interest and other income...............................    2,503,318       484,211       142,632
Interest expense........................................   (1,355,437)     (318,987)     (493,797)
                                                          -----------   -----------   -----------
          Income Before Income Taxes....................   20,670,103     7,523,611     1,172,443
Income taxes............................................    7,536,000       745,069            --
                                                          -----------   -----------   -----------
          Net Income....................................  $13,134,103   $ 6,778,542   $ 1,172,443
                                                          ===========   ===========   ===========
Net Income Per Common Share:
  Basic.................................................  $       .76   $       .52   $       .15
                                                          ===========   ===========   ===========
  Diluted...............................................  $       .70   $       .46   $       .12
                                                          ===========   ===========   ===========
Weighted Average Shares Outstanding:
  Basic.................................................   17,242,405    13,044,432     7,858,954
                                                          ===========   ===========   ===========
  Diluted...............................................   18,707,781    14,529,994     9,083,260
                                                          ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                   CAPITAL IN         NOTE          RETAINED
                                         COMMON     EXCESS OF      RECEIVABLE       EARNINGS
                                         STOCK      PAR VALUE    FROM AFFILIATE    (DEFICIT)        TOTAL
                                        --------   -----------   --------------   ------------   -----------
Balance at January 1, 1995............  $ 69,182   $14,776,433     $      --      $(13,685,698)  $ 1,159,917
Net income............................                                               1,172,443     1,172,443
Issuance of 2,583,988 shares for stock
  warrants and options................    25,840     6,703,561                                     6,729,401
Issuance of 1,181,770 shares in
  private placement, net of
  expenses............................    11,818     2,857,607                                     2,869,425
Issuance of 1,351,603 shares for AIT
  acquisition.........................    13,516     2,259,902                                     2,273,418
Issuance of 517,050 shares for Westec
  acquisition.........................     5,171     1,023,279                                     1,028,450
Note receivable from affiliate, net...                              (919,836)                       (919,836)
Issuance of 5,596 shares for matching
  contribution to 401K plan...........        56        20,761                                        20,817
                                        --------   -----------     ---------      ------------   -----------
Balance at December 31, 1995..........   125,583    27,641,543      (919,836)      (12,513,255)   14,334,035
Net income............................                                               6,778,542     6,778,542
Issuance of 3,487,500 shares in
  secondary public offering, net of
  expenses............................    34,875    25,296,375                                    25,331,250
Issuance of 655,364 shares for Sunrise
  acquisition.........................     6,553     2,990,383                                     2,996,936
Release of 318,654 shares from escrow
  for AIT acquisition.................               2,042,373                                     2,042,373
Repayment of loan by affiliate, net...                               348,202                         348,202
Issuance of 50,000 shares for
  technology license..................       500       137,020                                       137,520
Issuance of 246,906 shares for stock
  options and warrants................     2,469       377,629                                       380,098
Retirement of 672,419 escrowed shares
  from 1991 initial public offering...    (6,724)        6,724                                            --
Issuance of 2,883 shares for matching
  contribution to 401K plan...........        29        25,232                                        25,261
                                        --------   -----------     ---------      ------------   -----------
Balance at December 31, 1996..........   163,285    58,517,279      (571,634)       (5,734,713)   52,374,217
Net income............................                                              13,134,103    13,134,103
Issuance of 1,285,884 shares for CIS
  acquisition.........................    12,859     5,601,560                                     5,614,419
Issuance of 408,205 shares for Galaxy
  acquisition.........................     4,082     4,768,893                                     4,772,975
Release of 159,327 shares from escrow
  for AIT acquisition.................                 892,231                                       892,231
Issuance of 121,182 shares for AIT
  acquisition.........................     1,212     2,168,788                                     2,170,000
Release of 50,000 shares from escrow
  for Westec acquisition..............                 835,625                                       835,625
Repayment of loan by affiliate........                               571,634                         571,634
Issuance of 1,155,360 shares for stock
  options and warrants................    11,553     4,594,299                                     4,605,852
Tax benefit from exercises of stock
  options and warrants................               6,675,000                                     6,675,000
Issuance of 7,091 shares for matching
  contribution to 401K plan...........        71       108,803                                       108,874
                                        --------   -----------     ---------      ------------   -----------
Balance at December 31, 1997..........  $193,062   $84,162,478     $      --      $  7,399,390   $91,754,930
                                        ========   ===========     =========      ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                             1997          1996          1995
                                                         ------------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................................  $ 13,134,103   $ 6,778,542   $ 1,172,443
Adjustments to reconcile net income to net cash from
  (used by) operating activities:
  Depreciation and amortization........................     3,096,356     1,420,052       894,484
  Income tax benefit from stock warrants and options...     6,675,000            --            --
  Provision for inventory reserves.....................       772,867       197,409       162,345
  Provision for bad debts..............................       171,574       167,612         7,568
  Stock contributed to 401K plan.......................       108,874        34,861        19,317
  Special charges......................................            --            --       823,714
  Changes in operating assets and liabilities, net of
     effects from businesses acquired:
     Accounts receivable...............................    (8,796,812)     (258,167)   (6,809,851)
     Inventories.......................................   (12,147,373)   (5,988,385)   (1,627,479)
     Accounts payable..................................     4,313,371       (46,669)      177,090
     Other assets and liabilities......................    (9,290,063)     (310,306)   (1,264,163)
                                                         ------------   -----------   -----------
          Net Cash From (Used By) Operating
            Activities.................................    (1,962,103)    1,994,949    (6,444,532)
                                                         ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of businesses.............................    (5,945,724)     (436,791)     (649,769)
Investment in affiliate................................    (5,002,000)           --            --
Repayments by (loans to) affiliates....................    (3,319,534)      348,202    (1,502,336)
Expenditures for property and equipment................    (3,590,978)   (1,176,018)     (279,571)
Technology licenses....................................       (21,298)     (528,050)           --
                                                         ------------   -----------   -----------
          Net Cash Used By Investing Activities........   (17,879,534)   (1,792,657)   (2,431,676)
                                                         ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt.............................   111,909,015            --            --
Net proceeds from secondary public offering............            --    25,331,250            --
Net proceeds from private equity offerings.............            --            --     2,835,000
Proceeds from exercise of stock warrants and options...     4,605,852     4,251,487     2,961,207
Short-term debt borrowings (repayments)................      (588,715)   (5,510,220)    4,338,556
Long-term debt repayments..............................            --    (3,625,000)     (125,000)
Debt issuance costs....................................      (499,552)      (56,546)           --
                                                         ------------   -----------   -----------
          Net Cash From Financing Activities...........   115,426,600    20,390,971    10,009,763
                                                         ------------   -----------   -----------
          Increase in Cash and Equivalents.............    95,584,963    20,593,263     1,133,555
          Cash and Equivalents at Beginning of
            Period.....................................    22,480,082     1,886,819       753,264
                                                         ------------   -----------   -----------
          Cash and Equivalents at End of Period........  $118,065,045   $22,480,082   $ 1,886,819
                                                         ============   ===========   ===========
Supplemental Schedule of Noncash Financing and
  Investing Activities:
Issuance of common stock for businesses acquired.......  $ 14,285,250   $ 5,039,309   $ 3,301,868
Issuance of common stock for stockholder notes.........                                 3,828,194
Reduction in note receivable from affiliate to
  recognize contingent purchase price earned...........                     582,500       582,500
Conversion of accounts receivable to investment in
  technology license...................................                     241,919
Issuance of common stock for technology license........                     137,520

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A:  GENERAL

NATURE OF BUSINESS

     World Access, Inc. and its wholly-owned subsidiaries (the "Company") operate in one business segment as a provider of systems, products and services to the global telecommunications marketplace. The Company develops, manufactures and markets wireline and wireless switching, transport and access products primarily for the United States, Caribbean Basin and Latin American telecommunications markets. The Company's products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. The Company offers digital switches, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network equipment. The products offered by the Company include those manufactured by the Company as well as those manufactured by other telecommunications equipment companies. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries from their effective dates of acquisition (see "Note B"). All material intercompany accounts and transactions are eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The fair value estimates presented herein are based on pertinent information available to management as of the respective balance sheet dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

     The fair values of cash equivalents, accounts receivable, accounts payable and accrued expenses approximate the carrying values due to their short-term nature. The fair values of long-term debt are estimated based on current market rates and instruments with the same risk and maturities and approximate the carrying value.

REVENUE RECOGNITION

     In general, revenues are recognized when the Company's products are shipped or services are rendered. Occasionally, the Company will enter into long-term contracts which require percentage of completion accounting treatment.

     During 1997, the Company recognized approximately $5.3 million of revenues under the percentage of completion method. Of this amount, approximately $2.5 million represents costs and estimated earnings in excess of billings and is included in Other current assets on the Company's December 31, 1997 balance sheet.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

SIGNIFICANT CUSTOMERS

     A portion of the Company's total sales have been derived from significant customers. During 1997, no customer individually accounted for 10.0% of the Company's total sales. During 1996, one customer accounted for 10.9% of total sales. During 1995, two customers individually accounted for 22.7% and 15.1% of total sales.

CASH AND EQUIVALENTS

     Cash equivalents include demand deposits with banks and all highly liquid investments with original maturities of three months or less.

ACCOUNTS RECEIVABLE

     Accounts receivable are presented net of an allowance for doubtful accounts of $237,000, $265,000, and $208,000 at December 31, 1997, 1996, and 1995,
respectively.

INVESTMENT IN AFFILIATE

     During November and December 1997, the Company purchased 355,000 shares of NACT Telecommunications, Inc. ("NACT") common stock in the open market for approximately $5.0 million.

     On December 31, 1997, the Company entered into a stock purchase agreement with GST Telecommunications, Inc. ("GST") and GST USA, Inc. ("GST USA"), a wholly owned subsidiary of GST, to acquire 5,113,712 shares of NACT common stock owned by GST USA. On February 27, 1998, the Company completed this purchase increasing its ownership of NACT to approximately 67.3%. On February 24, 1998, the Company executed a definitive merger agreement with NACT to acquire the remaining 32.7% of NACT common shares (see "Note N").

EARNINGS PER SHARE

     Effective in 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share". The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share is based on the weighted average number of common shares outstanding plus, when their effect is dilutive, potential common stock consisting of shares subject to stock options, stock warrants and convertible notes. Potential common stock shares of 1,465,376, 1,485,562 and 1,224,306 as of December 31, 1997, 1996 and 1995,
respectively, have been included in computing diluted earnings per share. A total of 994,736, 401,267 and 895,744 shares of common stock for the years ended December 31, 1997, 1996 and 1995, respectively, held in escrow from certain acquisitions (see "Note B"), the Company's initial public offering (see "Note H") and the TCSI license agreement (see "Note E"), were excluded from the earnings per share calculations because the conditions for release of shares from escrow had not been satisfied.

RECLASSIFICATIONS

     Certain items in the prior year consolidated financial statements have been reclassified to conform to the current presentation.

NOTE B:  ACQUISITIONS

AIT ACQUISITION

     On May 17, 1995, the Company entered into an agreement to acquire AIT, Inc. ("AIT"), a Lakeland, Florida based provider of new and used Northern Telecom switching systems and related circuit boards to the telecommunications industry. On July 11, 1995, the transaction was completed in its final form whereby AIT

                      WORLD ACCESS, INC. AND SUBSIDIARIES
was merged with and into Restor-AIT, Inc., a wholly-owned subsidiary of the Company (the "AIT Merger"). In connection with the AIT Merger, the sole stockholder of AIT received 685,970 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $1.7 million.

     In July 1995, the Company loaned the sole stockholder of AIT $1.3 million in cash in connection with a $2,330,000 interest bearing promissory note executed as an integral part of the merger agreement between the two companies. An additional $1,030,000 was to be loaned to the stockholder as specific accounts receivable, notes receivable and inventories on AIT's May 17, 1995 balance sheet were collected and/or realized by the Company. As of December 31, 1996, the Company had loaned an aggregate of $2,319,134 to the stockholder. The principal balance of the note as of December 31, 1996 was $571,634, which was fully collateralized by shares of the Company's common stock pledged by the sole stockholder. As a result of this pledge agreement, the note receivable from the stockholder was accounted for as a reduction of stockholders' equity. As of December 31, 1997, the amounts due from the stockholder were paid in full.

     In addition to the 685,970 shares noted above, the sole stockholder of AIT was issued 637,308 restricted shares of the Company's common stock. These shares were immediately placed into escrow, and along with $2,330,000 in potential cash payments, were to be released to the sole stockholder over a two year period ending August 15, 1997 contingent upon the realization of predefined levels of gross profit from AIT's operations during this same period. To the extent cash consideration was paid, the sole stockholder was immediately required to repay the equivalent amount of borrowings outstanding under the promissory note described above.

     Upon issuance, the 637,308 escrowed shares were valued by the Company at par value only, or $6,373. As it became probable that the conditions for release from escrow would be met, the fair market value of the shares as measured at that time, along with any contingent cash payment earned, were recorded as additional goodwill and stockholders' equity, respectively.

     As of December 31, 1997, the Company had released all 637,308 shares from escrow and paid additional cash consideration of $2,330,000 based on AIT's gross profit performance. Based on AIT's pre-tax income performance, an additional $3.1 million in purchase price was paid to the sole stockholder in August 1997 in the form of 121,182 restricted shares of the Company's common stock. The net effect of the above has been to increase goodwill and stockholder's equity by approximately $8.0 million as of December 31, 1997.

     As part of a final purchase price settlement agreement entered into in August 1997, the sole stockholder of AIT pledged 280,509 shares of the Company's common stock to the Company to effectively guarantee the collectibility of certain AIT accounts receivable. During the fourth quarter of 1997 and the first quarter of 1998, these accounts receivable were paid in full through cash proceeds from the sale of these pledged shares.

     The acquisition of AIT has been accounted for using the purchase method of accounting. Accordingly, the results of AIT's operations have been included in the accompanying consolidated financial statements from May 17, 1995, the effective date of acquisition. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of acquisition. The excess of purchase price over the fair value of net assets acquired, approximately $11.6 million, has been recorded as goodwill and is being amortized over a 15 year period.

WESTEC ACQUISITION

     On October 2, 1995, the Company entered into an agreement to acquire Westec Communications, Inc. ("Westec"), a Scottsdale, Arizona based provider of wireless systems and repair services to the cable television and telecommunications industries. On October 31, 1995, the transaction was completed in its final form whereby Westec was merged with and into Restor-Westec, Inc., a wholly-owned subsidiary of the Company (the "Westec Merger"). Restor-Westec, Inc. subsequently changed its name to Westec Communications, Inc. In connection with the Westec Merger, the sole stockholder of Westec received $550,000 and

                      WORLD ACCESS, INC. AND SUBSIDIARIES

272,050 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $900,000.

     As part of the Westec Merger agreement, the sole stockholder of Westec may also receive $1.0 million in additional purchase price (the "Westec Additional Consideration") contingent upon the realization of predefined levels of pre-tax income from Westec's operations during five calendar years beginning in 1996. This additional consideration may be paid, at the option of the Company, in the form of cash or restricted shares of the Company's common stock valued at the then current market prices. If earned, the Westec Additional Consideration will be capitalized as additional goodwill and stockholders' equity, respectively.

     In connection with the Westec Merger, the Company entered into a Compensation Agreement with Sherman Capital Group L.L.C. ("Sherman"), a merchant banking firm that had a pre-existing letter of intent to acquire Westec. Pursuant to the Compensation Agreement, Sherman received $100,000 and 45,000 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $150,000. The compensation paid to Sherman has been accounted for as part of the purchase price of Westec. In addition, 200,000 restricted shares of the Company's common stock were placed in escrow and may be released to Sherman in installments over a four year period on February 15 of each year beginning on February 15, 1997, contingent upon the realization of predefined levels of pre-tax income from Westec's operations. Upon issuance, the 200,000 escrowed shares were valued by the Company at par value only, or $2,000. As it becomes probable that the conditions for release from escrow will be met, the fair market value of the shares as measured at that time will be recorded as additional goodwill and stockholders' equity.

     The first measurement period for purposes of releasing escrowed shares and paying Westec Additional Consideration was January 1, 1996 to December 31, 1996. Westec's pre-tax income for the first measurement period failed to meet the performance criterion required to earn any additional consideration. In reviewing Westec's pre-tax performance for the second performance period, January 1, 1997 to December 31, 1997, the Company determined that the earn-out performance criterion was met. Accordingly, 50,000 escrowed shares were accounted for as if released to Sherman and $200,000 of Westec Additional Consideration was accounted for as if paid to the sole stockholder of Westec as of December 31, 1997. The net effect of this accounting was to increase goodwill and stockholders equity by approximately $1.0 million and $800,000, respectively. The escrowed shares were released and Westec Additional Consideration was paid on February 15, 1998.

     The acquisition of Westec has been accounted for using the purchase method of accounting. Accordingly, the results of Westec's operations have been included in the accompanying consolidated financial statements from October 2, 1995, the effective date of acquisition. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of acquisition. The excess of purchase price over the fair value of net assets acquired, currently estimated at approximately $2.4 million, has been recorded as goodwill and is being amortized over a 15 year period.

SUNRISE ACQUISITION

     In February 1996, the Company entered into an agreement to acquire Comtech Sunrise, Inc. ("Sunrise"), a Livermore, California based manufacturer of multiplexers, digital loop carriers and other intelligent transport and access products. On June 18, 1996, after a mandatory registration process was completed in the State of California, the transaction was completed in its final form whereby Sunrise was merged with and into Restor-Comtech, Inc., a wholly-owned subsidiary of the Company (the "Sunrise Merger"). Restor-Comtech, Inc. subsequently changed its name to Sunrise Sierra, Inc. In connection with the Sunrise Merger, the stockholders of Sunrise received approximately $100,000 in cash and 385,481 shares of the Company's common stock. These shares had an initial fair value of approximately $2.3 million.

     In addition to the 385,481 shares noted above, the stockholders of Sunrise were issued 211,765 restricted shares of the Company's common stock. These shares were immediately placed into escrow, and along with

                      WORLD ACCESS, INC. AND SUBSIDIARIES

$1.8 million in additional purchase price (the "Sunrise Additional Consideration"), will be released to the stockholders of Sunrise contingent upon the realization of predefined levels of pre-tax income from Sunrise's operations during three one-year periods beginning January 1, 1996. The Sunrise Additional Consideration may be paid, at the option of the Company, in the form of cash or restricted shares of the Company's common stock valued at the then current market prices.

     Upon issuance, the 211,765 escrowed shares were valued by the Company at par value only, or $2,118. As it becomes probable that the conditions for release from escrow will be met, the fair market value of the shares as measured at that time, along with any Sunrise Additional Consideration earned, will be recorded as additional goodwill and stockholders' equity, respectively.

     The first measurement period for purposes of releasing escrowed shares and paying Sunrise Additional Consideration was January 1, 1996 to December 31, 1996. In reviewing Sunrise's pre-tax income performance, the Company determined that the earn-out performance criterion was met. Accordingly, 58,823 escrowed shares were accounted for as if released and $500,000 of Sunrise Additional Consideration was accounted for as if paid (in the form of 58,118 restricted shares of Company common stock) as of December 31, 1996. The net effect of this accounting was to increase goodwill and stockholders' equity by approximately $700,000. The escrowed shares were released and additional shares were issued on February 15, 1997. The second measurement period was January 1, 1997 to December 31, 1997. Sunrise's pre-tax income failed to meet the performance criterion required to earn any additional consideration for that period.

     The acquisition of Sunrise has been accounted for using the purchase method of accounting. Accordingly, the results of Sunrise's operations have been included in the accompanying consolidated financial statements from January 1, 1996, the effective date of acquisition as defined in the definitive agreement and plan of merger. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of acquisition. The excess of purchase price over the fair value of net assets acquired, currently estimated at approximately $2.3 million, has been recorded as goodwill and is being amortized over a 15 year period.

CIS ACQUISITION

     On March 11, 1997, the Company entered into an agreement to acquire Cellular Infrastructure Supply, Inc. ("CIS"), a Burr Ridge, Illinois based provider of new and/or upgraded equipment and related design, installation and technical support services to cellular, PCS and other wireless service providers. On March 27, 1997, the transaction was completed in its final form whereby CIS was merged with and into CIS Acquisition Corp., a wholly-owned subsidiary of the Company (the "CIS Merger"). CIS Acquisition Corp. subsequently changed its name to Cellular Infrastructure Supply, Inc. In connection with the CIS Merger, the three stockholders of CIS received $3.5 million in cash and 440,874 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $2.6 million.

     In addition to the 440,874 shares noted above, the stockholders of CIS were issued 845,010 restricted shares of the Company's common stock. These shares were immediately placed into escrow, and along with $6.5 million in additional purchase price (the "CIS Additional Consideration"), will be released and paid to the stockholders of CIS contingent upon the realization of predefined levels of pre-tax income from CIS's operations during three one-year periods beginning January 1, 1997.

     Upon issuance, the 845,010 escrowed shares were valued by the Company at par value only, or $8,450. Once conditions for release from escrow have been met, the fair market value of the shares as measured at that time, along with any CIS Additional Consideration earned, will be recorded as additional goodwill and stockholders' equity, respectively.

     The first measurement period for purposes of releasing escrowed shares and paying CIS Additional Consideration was January 1, 1997 to December 31, 1997. In reviewing CIS's pre-tax income performance as

                      WORLD ACCESS, INC. AND SUBSIDIARIES
of April 30, 1997, the Company determined that it was highly probable that the conditions for release and payment for the first period would be met. Accordingly, 317,427 escrowed shares were accounted for as if released and $3.5 million of CIS Additional Consideration was accounted for as if paid as of April 30, 1997. The net effect of this accounting was to increase goodwill and stockholders' equity by approximately $6.5 million and $3.0 million, respectively, as of April 30, 1997. These escrowed shares were released and CIS Additional Consideration was paid to the former stockholders of CIS on February 15, 1998. The $3.5 million of CIS Additional Consideration earned is included in Purchase price payable on the Company's December 31, 1997 balance sheet.

     The acquisition of CIS has been accounted for using the purchase method of accounting. Accordingly, the results of CIS's operations have been included in the accompanying consolidated financial statements from January 1, 1997, the effective date of acquisition as defined in the definitive agreement and plan of merger. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of acquisition. The excess of purchase price over the fair value of net assets acquired, currently estimated at approximately $12.5 million, has been recorded as goodwill and is being amortized over a 15 year period.

GALAXY ACQUISITION

     On July 29, 1997, the Company entered into a letter of intent to acquire Galaxy Personal Communications Services, Inc. ("Galaxy"), a Norcross, Georgia based provider of system design, implementation, optimization and other value-added radio engineering and consulting services to PCS, cellular and other wireless telecommunications service providers. On August 26, 1997, the transaction was completed in its final form whereby Galaxy was merged with and into Galaxy Acquisition Corp., a wholly-owned subsidiary of the Company (the "Galaxy Merger"). Galaxy Acquisition Corp. subsequently changed its name to Galaxy Personal Communications Services, Inc. In connection with the Galaxy Merger, the former stockholders of Galaxy received approximately $1.2 million in cash and 262,203 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $4.2 million.

     In addition to the 262,203 shares noted above, the former Galaxy stockholders were issued 131,101 restricted shares of the Company's common stock. These shares were immediately placed into escrow, and along with $3.5 million in additional consideration (the "Galaxy Additional Consideration"), will be released and paid to the former stockholders of Galaxy contingent upon the realization of predefined levels of pre-tax income from Galaxy's operations during four measurement periods between July 1, 1997 and December 31, 2000. The Galaxy Additional Consideration may be paid, at the option of the Company, in the form of cash or restricted shares of the Company's common stock valued at the then current market prices.

     Upon issuance, the 131,101 escrowed shares were valued by the Company at par value only, or $1,311. Once conditions for release from escrow have been met, the fair market value of the shares as measured at that time, along with any Galaxy Additional Consideration earned, will be recorded as additional goodwill and stockholders' equity, respectively.

     The first measurement period for purposes of releasing escrowed shares and paying Galaxy Additional Consideration was July 1, 1997 to December 31, 1997. In reviewing Galaxy's pre-tax income performance, the Company determined that the earn-out performance criterion was met. Accordingly, 15,215 escrowed shares were accounted for as if released and $400,000 of Galaxy Additional Consideration (in the form of 14,901 restricted shares of Company common stock) were accounted for as if paid as of December 31, 1997. The net effect of this accounting was to increase goodwill and stockholders' equity by approximately $500,000 as of December 31, 1997. These escrowed shares were released and additional shares were issued to the former stockholders of Galaxy on February 15, 1998.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     The acquisition of Galaxy has been accounted for using the purchase method of accounting. Accordingly, the results of Galaxy's operations have been included in the accompanying consolidated financial statements from July 1, 1997, the effective date of acquisition as defined in the definitive agreement and plan of merger. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of the date of acquisition. The excess of purchase price over the fair value of net assets acquired, currently estimated at approximately $5.1 million, has been recorded as goodwill and is being amortized over a 15 year period.

PRO FORMA RESULTS OF OPERATIONS

     On a pro forma, unaudited basis, as if the acquisitions of AIT, Westec and Sunrise had occurred as of January 1, 1995, total sales, operating income, net income and diluted net income per common share for the year ended December 31, 1995 would have been approximately $38,100,000, $2,200,000, $1,800,000 and
$0.17, respectively.

     On a pro forma, unaudited basis, as if the acquisition of CIS had occurred as of January 1, 1996, total sales, operating income, net income and net income per diluted common share for the year ended December 31, 1996 would have been approximately $63,810,000, $10,680,000, $8,520,000, and $0.57, respectively. The results of operations for Galaxy during 1996 and the first six months of 1997 were not material and therefore are not included in the pro forma disclosure.

     These unaudited pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations which would actually have occurred had the acquisitions been in effect on the dates indicated.

NOTE C:  INVENTORIES

     Inventories are stated at the lower of cost or market as determined primarily on a first-in, first-out basis. To address potentially obsolete and slow moving inventories and related market valuation adjustments, the Company charged to operations for the years ended December 31, 1997, 1996 and 1995 approximately $773,000, $197,000 and $162,000, respectively.

     Inventories consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Switching systems, frames and related circuit boards........  $13,445,770   $ 6,902,886
Electronic components.......................................    4,879,213     2,539,497
Pay telephone parts.........................................    1,332,835       494,315
Work in progress............................................    1,744,368       437,926
Other finished goods........................................    1,024,732       282,788
                                                              -----------   -----------
                                                              $22,426,918   $10,657,412
                                                              ===========   ===========

     The switching systems, frames and related circuit board inventory at December 31, 1997 includes approximately $3.8 million of consigned inventory held at Resurgens Communications Group (see "Note M").

                      WORLD ACCESS, INC. AND SUBSIDIARIES

NOTE D:  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost, less accumulated depreciation as computed using the straight-line method. Leasehold improvements are depreciated over their remaining estimated lease term. Estimated lives for other depreciable assets range from three to eight years. Depreciation expense for the years ended December 31, 1997, 1996 and 1995 was $1,040,000, $829,000 and $690,000,
respectively.

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Leasehold improvements......................................  $   915,258   $   686,683
Manufacturing assembly and test equipment...................    9,865,060     6,463,996
Office furniture and equipment..............................    1,739,870     1,328,730
Vehicles....................................................      129,498        84,975
                                                              -----------   -----------
                                                               12,649,686     8,564,384
Accumulated depreciation....................................   (6,945,101)   (5,906,723)
                                                              -----------   -----------
                                                              $ 5,704,585   $ 2,657,661
                                                              ===========   ===========

     The Company leases various facilities and equipment under operating leases. As of December 31, 1997, future minimum payments under noncancelable operating leases with initial or remaining terms of more than one year are approximately:
1998 -- $750,000, 1999 -- $545,000, 2000 -- $322,000; 2001 -- $300,000; and
2002 -- $58,000.

     Total rental expense under operating leases for the years ended December 31, 1997, 1996 and 1995 was approximately $1,732,000, $1,327,000 and $670,000, respectively, exclusive of property taxes, insurance and other occupancy costs generally payable by the Company.

NOTE E:  TECHNOLOGY LICENSES

     In March 1996, the Company entered into a memorandum of understanding with International Communication Technologies, Inc. ("ICT") and Eagle Telephonics, Inc. ("Eagle") to manufacture, market and sell a new modular, digital central office switch developed by Eagle. In July 1996, a long-term technology licensing agreement was executed by all three parties. As consideration for this license, the Company paid Eagle $250,000 in cash and provided it $450,000 of manufacturing services. The license fees paid Eagle will be amortized to expense in connection with the first 300,000 lines of phone service provided for within the switches sold by the Company, i.e. approximately $2.50 per line. In addition to the up-front consideration, the Company agreed to pay ICT certain royalties based on future sales of the switch by the Company. During 1997, the Company expensed license fees and royalties of approximately $200,000 in connection with lines sold during the year. In connection with this license and the up-front consideration paid, the Company received 1.2 million restricted shares of Eagle common stock. The fair value of these shares was not material as of December 31, 1997.

     In December 1996, the Company executed a technology licensing agreement with TCSI Corporation ("TCSI") that grants the Company the perpetual rights to incorporate TCSI's spread spectrum Code Division Multiple Access ("CDMA") based wireless technology into the Company's products sold throughout the world. Under the terms of the agreement, the Company also has the rights to use the technology covered by seven TCSI patents, all of which address digital data signals and wireless communication systems. As total consideration for this license, TCSI was paid $50,000 in cash and 25,000 shares of restricted Company common stock. These shares had an initial fair value of approximately $150,000. In addition to the 25,000 shares noted above, TCSI was issued 25,000 shares of restricted common stock. These shares were immediately placed into escrow and will be released to TCSI upon the earlier of the first commercial use of

                      WORLD ACCESS, INC. AND SUBSIDIARIES
the technology by the Company or the expiration of the two year period from the date the license was executed. As of December 31, 1997, no escrowed shares had been released to TCSI.

NOTE F:  GOODWILL

     Goodwill from acquisitions, representing the excess of purchase price paid over the value of net assets acquired, is as follows:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  1997           1996
                                                              ------------   ------------
CIS.........................................................  $12,485,239    $        --
AIT.........................................................   11,557,917      6,403,187
Galaxy......................................................    5,089,265             --
Westec......................................................    2,364,660      1,329,035
Sunrise.....................................................    2,284,500      2,159,500
Other.......................................................      384,902        384,902
                                                              -----------    -----------
                                                               34,166,483     10,276,624
Accumulated amortization....................................   (2,506,282)      (750,484)
                                                              -----------    -----------
                                                              $31,660,201    $ 9,526,140
                                                              ===========    ===========

     Goodwill is being amortized on a straight-line basis over a 15 year period. The Company reviews the net carrying value of goodwill on a regular basis, and if deemed necessary, charges are recorded against current operations for any impairment in the value of these assets. No significant impairment charges have been recorded to date. Goodwill is removed from the books when fully amortized.

NOTE G:  DEBT

SUMMARY

     The Company had no debt outstanding as of December 31, 1996. Debt as of December 31, 1997 consists of the following:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Convertible subordinated notes..............................  $115,000,000
Capital lease obligations and other debt....................       345,723
                                                              ------------
          Total debt........................................   115,345,723
Amount due within one year..................................       (81,739)
                                                              ------------
          Long -- term debt.................................  $115,263,984
                                                              ============

     Interest paid for the years ended December 31, 1997, 1996 and 1995 was $57,000, $352,000 and $507,000, respectively.

CONVERTIBLE SUBORDINATED NOTES

     On October 1, 1997, the Company sold $100.0 million in aggregate principal amount of convertible subordinated notes (the "Notes") under Rule 144A of the Securities Act of 1933. The Notes bear interest at the rate of 4.5% per annum, are convertible into Company common stock at an initial price of $37.03 per share and mature on October 1, 2002. Interest on the Notes is payable on April 1 and October 1 of each year, commencing on April 1, 1998. The Notes are general unsecured obligations of the Company and are subordinate in right of payment to all existing and senior indebtedness. The Company received $97.0 million from the sale of the Notes, after the application of the initial purchasers' discount fees of $3.0 million.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     In addition to the Notes sold on October 1, 1997, the Company granted the initial purchasers an option to purchase up to an additional $15.0 million in Notes to cover over-allotments. On October 28, 1997, the initial purchasers exercised the over-allotment option in full and the Company received an additional $14,550,000, after the application of the initial purchasers' discount fees of $450,000.

     The discount fees and legal, accounting, printing and other expenses (the "Debt issuance costs") related to the Notes offering amounted to approximately $4.0 million, and are being amortized to expense over the five year term of the Notes. During 1997, the Company recognized approximately $200,000 of debt issuance cost amortization related to the Notes. Debt issuance costs of approximately $3.8 million are included in Other assets on the Company's December 31, 1997 balance sheet.

BANK DEBT

     In December 1996, the Company's agreement with a large European bank was amended to increase its revolving line of credit to $10 million. Borrowings under the line are secured by a first lien on substantially all the assets of the Company. The bank agreement, which expires in March 2001, contains standard lending covenants including financial ratios, restrictions on dividends and limitations on additional debt and the disposition of Company assets. Interest is paid at the rate of prime plus 1 1/4% or LIBOR plus 2 1/2%, at the option of the Company.

     Prior to 1996, the Company's principal source of debt financing since May 1992 has been with this European bank. In connection with operating losses experienced by the Company, restructuring programs implemented by the Company and violations of financial covenants established by the bank, the bank agreement was amended several times during 1992 through 1994 to defer principal payments and restructure financial covenants. In consideration for the original credit facility and the significant concessions provided during this period, the bank received warrants to purchase 360,000 shares of the Company's common stock at its then current market price of $1.25 per share.

     In July 1995, the Company received a new $2 million revolving line of credit from the bank. In consideration for the line of credit and a reduced interest rate, the Company paid the bank a $30,000 origination fee and issued the bank warrants to purchase 100,000 shares of the Company's common stock at its then current market price of $3.82 per share on or prior to October 31, 1999. In October 1995, the bank paid the Company $832,000 to exercise all 460,000 warrants (see "Note I").

     In October 1996, in connection with a secondary public equity offering completed by the Company, the Company paid the bank $3.9 million to pay off the outstanding principal balance on its term loan.

NOTE H:  STOCKHOLDERS' EQUITY

     During September and October 1996, 3,487,500 shares of Company common stock were sold in a secondary public offering at a price of $8.00 per share. The Company received $26,156,250 from this offering, net of underwriting discounts. The Company incurred additional expenses of approximately $825,000 in connection with this offering.

     During June and July 1995, 1,168,000 restricted shares of the Company's common stock were sold in a private placement for a gross consideration of $2,920,000, or its then current market price of $2.50 per share. Participants in the offering also received warrants to purchase a total of 1,168,000 of additional shares of restricted common stock at $3.50 per share on or prior to June 30, 2000. Approximately $275,000 of the offering was purchased by the directors and management of the Company. In October 1995, stockholders paid the Company approximately $4.1 million to exercise all warrants issued as a result of the private offering (see "Note I").

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     In connection with the Company's initial public offering in August 1991, all of the existing holders of the Company's common stock placed in escrow an aggregate of 672,419 shares of the Company's common stock. As of August 12, 1996, the termination date of the escrow agreement, the conditions for release of the shares had not been met. Accordingly, the 672,419 escrowed shares of Company common stock were returned to the Company and became authorized but unissued shares.

NOTE I:  STOCK WARRANTS AND OPTIONS

STOCK WARRANTS

     In connection with various financial transactions completed by the Company during 1992 to 1995, equity investors (see "Note H"), debtors (see "Note G") and certain consultants were issued warrants to purchase shares of the Company's common stock in the future. All of these warrants had exercise prices that were set at or above the then current market price of the Company's common stock at the respective dates of grant.

     In October 1995, the Company raised approximately $6.5 million of new capital through the exercise of previously issued warrants and non-qualified options to purchase 2,433,853 shares of the Company's common stock. Of the $6.5 million raised, approximately $1.6 million was invested by the directors, management and the principal lender of the Company. In exercising their warrants or options, investors had the option of paying cash or executing an 8% interest bearing note payable to the Company. Approximately $2.4 million of the total proceeds was paid in cash and $4.1 million through notes. The notes were paid in full by March 29, 1996.

     As of December 31, 1997, there were no warrants outstanding to purchase Company common stock except for the Director warrant plans discussed below.

DIRECTOR WARRANT PLANS

     In December 1994, in an effort to attract and retain experienced executives to serve as outside directors for the Company, the Company's Board of Directors adopted an Outside Directors' Warrant Plan (the "Plan").

     In December 1994, three new outside directors of the Company were awarded a total of 450,000 warrants. Each director received 150,000 warrants and each warrant entitles the director to purchase one share of the Company's common stock on or prior to December 15, 1999 per the following terms:

                                                           EXERCISE
WARRANTS                                                    PRICE          VESTING
--------                                                   --------        -------
50,000...................................................   $1.50     December 15, 1995
50,000...................................................    2.25     December 15, 1995
50,000...................................................    4.00     December 15, 1996

     Concurrent with the above initial grant, a fourth outside director of the Company was awarded 126,000 warrants. The terms of this grant were exactly as those described above except the number of warrants at the $1.50 exercise price was set at 26,000 instead of 50,000.

     During 1997, outside directors paid the Company approximately $900,000 to exercise 358,660 warrants. As of December 31, 1997, 217,340 warrants are exercisable by the Company's outside directors under the Plan.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     In December 1994, the Company's Board of Directors awarded Steven A. Odom, who joined the Board in October 1994 and became Chairman in November 1994, an initial grant of 450,000 warrants under the Plan. Each warrant entitles Mr. Odom to purchase one share of the Company's common stock on or prior to December 15, 1999 per the following terms:

                                                           EXERCISE
WARRANTS                                                    PRICE          VESTING
--------                                                   --------        -------
150,000..................................................   $1.50     December 15, 1995
150,000..................................................    2.25     December 15, 1995
150,000..................................................    4.00     December 15, 1996

     In August 1997, Mr. Odom paid the Company $225,000 to exercise 150,000 warrants at $1.50. As of December 31, 1997, 300,000 warrants are exercisable by Mr. Odom under the Plan.

     In December 1994, the Board also adopted the Directors Warrant Incentive Plan, pursuant to which the Board, beginning in 1997, may grant to each director on an annual basis warrants to purchase up to 50,000 shares of Company common stock at an exercise price per share equal to no less than 110% of the fair market value of the common stock at the date of grant. Warrants may only be issued under this plan if the Company's common stock has appreciated by a compounded annual average rate of in excess of 35% for the four years preceding the year of grant. In March 1997, the four outside directors of the Company were each granted warrants to purchase 50,000 shares of Company common stock at $9.21 per share. These warrants became fully vested on December 31, 1997.

     The vesting of all warrants awarded pursuant to the plans above will be subject to the director to whom such warrants have been granted attending at least 75% of the meetings of the Board of Directors for the year in which such warrants are scheduled to vest. Notwithstanding this limitation, the warrants to be awarded pursuant to the plans will become immediately exercisable (i) if the Company is to be consolidated with or acquired by another entity in a merger,
(ii) upon the sale of substantially all of the Company's assets or the sale of at least 90% of the outstanding common stock of the Company to a third party,
(iii) upon the merger or consolidation of the Company with or into any other corporation or the merger or consolidation of any corporation with or into the Company (in which consolidation or merger the shareholders of the Company receive distributions of cash or securities as a result thereof), or (iv) upon the liquidation or dissolution of the Company.

STOCK OPTION PLANS

     In 1991, the Company's stockholders adopted the 1991 Stock Option Plan (the "1991 Plan"). The 1991 Plan, as amended, provided for the granting of up to 3,500,000 options. As of December 31, 1997, no options were available for future grant under the 1991 Plan.

     In December 1997, the Company's Board of Directors authorized the adoption of the 1998 Incentive Compensation Plan (the "1998 Plan"). The 1998 Plan, which is subject to shareholder approval, provides for the granting of up to 5,000,000 options. As of December 31, 1997, there were 4,025,000 options available for future grant under the 1998 Plan.

     These plans allow the Board of Directors to grant non-qualified and incentive stock options to purchase the Company's common stock at an exercise price not less than fair market value as of the grant date. Options issued under these plans typically vest over a four year period. Options awarded under the 1991 Plan and the 1998 Plan are subject to the same vesting acceleration provisions described above under the Director warrant plans.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     The following table summarizes the activity relating to both plans:

                                                                NUMBER     AVERAGE
                                                              OF OPTIONS    PRICE
                                                              ----------   -------
Balance at January 1, 1995..................................    765,857     $1.70
Options granted.............................................  1,246,327      5.62
Options exercised...........................................   (167,400)     1.86
Options lapsed or canceled..................................   (162,955)     1.93
                                                              ---------
Balance at December 31, 1995................................  1,681,829      4.57
Options granted.............................................    883,269      8.03
Options exercised...........................................   (170,030)     1.47
Options lapsed or canceled..................................    (67,940)     5.38
                                                              ---------
Balance at December 31, 1996................................  2,327,128      6.08
Options granted.............................................  1,955,500     16.95
Options exercised...........................................   (647,700)     5.77
Options lapsed or canceled..................................    (80,440)     7.23
                                                              ---------
Balance at December 31, 1997................................  3,554,488     12.14
                                                              =========
Exercisable at December 31, 1997............................  1,101,800      7.64
                                                              =========

     The options outstanding at December 31, 1997 have been segregated into four price ranges for additional disclosure as follows:

                                          WEIGHTED-OPTIONS   WEIGHTED-AVERAGE   WEIGHTED-AVERAGE
                RANGE OF                    OUTSTANDING         REMAINING           EXERCISE
            EXERCISE PRICES                 AT 12/31/97      CONTRACTUAL LIFE        PRICES
----------------------------------------  ----------------   ----------------   ----------------
$ 1.25-2.25.............................        78,863              1.9              $ 1.88
  3.78-3.97.............................       414,500              2.7                3.79
  7.00-9.75.............................     1,624,125              3.7                8.01
 19.00-25.25............................     1,437,000              5.0               19.78

     In December 1995, the Company offered a voluntary salary reduction program for 1996 that resulted in the grant of 424,627 non-qualified stock options at the then current market price of $7.00 per share. Salaried employees voluntarily agreed to reduce their salaries by $849,254, i.e. $2 in exchange for each stock option granted. The options vested based upon the attainment of specific financial and operational objectives during the year. As of December 31, 1996, these options had become fully vested.

     In December 1996, the Company offered a similar voluntary salary reduction program for 1997 that resulted in the grant of 413,019 non-qualified options at the then current market price of $8.00 per share. Salaried employees voluntarily agreed to reduce their salaries by $826,038, i.e. $2 in exchange of each stock option granted. The options vested based upon the Company achieving key operational objectives during the year including 25% internal sales growth, improved inventory turnover and specific enhancements to the Company's quality and information systems designed to facilitate growth. As of December 31, 1997, these options had become fully vested.

     An additional element of the 1996 and 1997 voluntary salary reduction programs provided for the potential repayment of salaries if certain pre-tax income amounts are realized by the Company. Full repayment was earned and recorded to expense in 1996 and a 30% partial repayment was earned and recorded to expense in 1997.

     In August 1995, the Company granted its new President and Chief Operating Officer 400,000 options at $3.78 per share, the market price of the Company's common stock on the date his offer of employment was accepted. These options vest 25% on each of the first four anniversaries from the initial date of employment.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     In December 1995, the Company granted its Chairman and Chief Executive Officer and its Vice President and Chief Financial Officer 200,000 and 50,000 options, respectively, at the then market price of $7.00 per share. The 200,000 options vested 50% on the first two anniversaries from the date of grant. The 50,000 options vested 25% immediately and the remaining 25% on each of the next three anniversaries from the date of grant.

     In December 1997, the Company made an initial grant of 975,000 options under the 1998 Plan to its Chairman and Chief Executive Officer (400,000 options), President and Chief Operating Officer (300,000 options), Executive Vice President and Chief Financial Officer (200,000 options) and Executive Vice President of Business Development (25,000 options). These options, which are subject to stockholder approval, vest 25% on each of the first four anniversaries from the date of grant and are exercisable at $19.00 per share, the market price at the date of grant. The date the stockholders approve the 1998 Plan will become the measurement date for purposes of computing compensation expense, if any. If the stock price as of the measurement date exceeds $19.00, then the total compensation impact will be the difference between stock price at the measurement date and $19.00. The Company will record that expense ratably over a period of four years.

PRO FORMA RESULTS OF OPERATIONS

     The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its employee stock options. Therefore, no compensation cost has been recognized related to stock options. If the company had elected to account for its stock options under the fair value method of SFAS No. 123, "Accounting for Stock-Based Compensation", the Company's net income and net income per common share would have been reduced to the pro forma amounts indicated below:

                                                       1997          1996         1995
                                                    -----------   ----------   ----------
Net Income
  As reported.....................................  $13,134,103   $6,778,542   $1,172,443
  Pro forma.......................................   11,380,000    6,100,000      980,000
Basic EPS
  As reported.....................................         0.76         0.52         0.15
  Pro forma.......................................         0.66         0.47         0.12
Diluted EPS
  As reported.....................................         0.70         0.46         0.12
  Pro forma.......................................         0.61         0.42         0.11

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Since the Company's employee stock options have characteristics significantly different from those of traded options and changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     The fair value of each option has been estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively:

                                                              1997   1996   1995
                                                              ----   ----   ----
Dividend Yield..............................................  n/a    n/a    n/a
Expected volatility.........................................   44     50     50
Risk-free interest rate.....................................  5.5    5.1    6.0
Expected life of stock options (in years)...................  4.5    3.0    4.0

NOTE J:  RETIREMENT SAVINGS PLAN

     The Company has a retirement savings 401(k) plan that covers substantially all employees. The plan provides for the employees to voluntarily contribute a portion of their compensation on a tax deferred basis and allows for the Company to make discretionary matching contributions as determined by the Board of Directors. For the years ended December 31, 1997, 1996 and 1995, the Company contributed approximately $109,000, $42,000 and $19,000, respectively, in the form of Company common stock to the Plan. In 1997, Company contributions were based on a 50% match to employee contributions, up to the first six percent contributed.

NOTE K:  INCOME TAXES

     The Company uses the asset and liability approach for financial accounting and reporting for income taxes. Certain expenses are reported for financial accounting purposes in different periods than for income tax purposes. These temporary differences arise primarily from depreciation, bad debt reserves, inventory valuation and various reserves.

     The provision for income taxes for the years ended December 31, 1997 and 1996 was computed in accordance with SFAS No. 109, "Accounting for Income Taxes" and consists of the following:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Current income taxes
  Federal...................................................  $5,362,500   $1,009,003
  State.....................................................     613,000      189,188
                                                              ----------   ----------
                                                               5,975,500    1,198,191
                                                              ----------   ----------
Deferred income taxes
  Federal...................................................   1,400,500     (405,425)
  State.....................................................     160,000      (47,697)
                                                              ----------   ----------
                                                               1,560,500     (453,122)
                                                              ----------   ----------
          Total income taxes................................  $7,536,000   $  745,069
                                                              ==========   ==========

     As of December 31, 1997, the Company has capital loss carryforwards of approximately $1.2 million expiring in 1998.

     As a result of the exercises of non-qualified stock options and warrants by the Company's directors and employees during 1997, the Company has realized a federal income tax benefit of approximately $6.7 million. This tax benefit has been accounted for as a decrease in current income taxes payable and an increase in capital in excess of par value.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The sources and tax effects of the differences are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------
                                                        1997                  1996
                                                  -----------------    ------------------
Federal tax at statutory rate...................  $7,210,000   35.0%   $2,558,028    34.0%
Effect of:
  State tax, net of federal benefit.............     825,000    4.0       373,041     5.0
  Nondeductible purchase adjustments............     575,000    2.8       190,000     2.5
  Reduction in valuation allowance, utilization
     of net operating loss carryforwards and
     reduction of reserves......................  (1,074,000)  (5.3)   (2,376,000)  (31.6)
                                                  ----------   ----    ----------   -----
  Income tax expense............................  $7,536,000   36.5%   $  745,069     9.9%
                                                  ==========   ====    ==========   =====

     Significant components of the Company's deferred income tax assets and liabilities are as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Deferred tax assets
  Accrued liabilities.......................................  $  978,594   $  793,809
  Net operating loss carryforwards..........................          --    1,519,658
  Capital loss carryforwards................................     493,071      480,428
  Other.....................................................     455,001      314,646
                                                              ----------   ----------
                                                               1,926,666    3,108,541
Deferred tax liabilities
  Depreciation/amortization.................................    (496,147)    (406,481)
  Other.....................................................    (182,367)          --
Valuation allowance.........................................    (493,071)    (480,428)
                                                              ----------   ----------
Net deferred tax assets.....................................  $  755,081   $2,221,632
                                                              ==========   ==========

     The valuation allowance relates to capital losses whose use is limited to capital gains the Company would record. These losses will expire during 1998, and currently there are no foreseeable events which would allow for the utilization of the losses.

NOTE L:  SPECIAL CHARGES

     In the second quarter of 1995, the Company recorded a one-time special charge of $980,000 for the following items:

Write-down of test equipment and related tooling............  $675,000
Consolidation of repair operations..........................    95,000
Retirement benefits and relocation costs....................   150,000
Other.......................................................    60,000
                                                              --------
                                                              $980,000
                                                              ========

     As a result of the significant decline in analog circuit board repair revenues experienced by the Company in recent years, the shift in strategic focus to new digital repair services and programs offered by the Company in 1995, the acquisition of AIT and other market considerations, the Company elected to consolidate certain operations and significantly write-down the net book value of certain assets related to repair operations. These assets primarily represent test equipment, tooling, dies and diagnostic programs for the repair of analog

                      WORLD ACCESS, INC. AND SUBSIDIARIES
telecommunications equipment. All of these assets were capitalized in 1988 to 1990 in connection with acquisitions made by the Company.

NOTE M:  RELATED PARTY TRANSACTIONS

     In October 1997, John D. Phillips, a director of the Company, entered into a series of agreements whereby, among other things, he became the new Chairman and Chief Executive Officer of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("Resurgens"), a facilities-based provider of international network access commonly referred to as a carriers' carrier. Resurgens was shortly thereafter placed into bankruptcy under Chapter 11 of the United States Bankruptcy Code. WorldCom, Inc. ("WorldCom"), a major customer and vendor of Resurgens, has subsequently agreed to provide Resurgens up to $28 million in financing in the form of a debtor in possession facility and other credits.

     During the fourth quarter of 1997, the Company shipped switching equipment to Resurgens. The cost of this equipment was approximately $3.8 million. On February 12, 1998, the Company executed a letter of intent to acquire Resurgens. The equipment shipped to Resurgens is included in the Company's inventory at December 31, 1997 (see "Note C").

     The Resurgens acquisition is subject to, among other things, the satisfactory completion by the Company of its due diligence investigation of Resurgens, the preparation and execution of a definitive merger agreement, the receipt of the requisite corporate and regulatory approvals and the confirmation of Resurgens' Plan of Reorganization.

NOTE N:  SUBSEQUENT EVENTS

ATI ACQUISITION

     On December 24, 1997, the Company entered into an agreement to acquire Advanced TechCom, Inc. ("ATI"), a Wilmington, Massachusetts based designer and manufacturer of digital microwave and millimeterwave radio systems for short and long haul voice, data and/or video applications. On January 29, 1998, the transaction was completed in its final form whereby ATI was merged with and into CIS, a wholly-owned subsidiary of the Company (the "ATI Merger"). In connection with the ATI Merger, the stockholders of ATI received approximately $300,000 in cash and 418,054 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $8.0 million.

     In addition to the 418,054 shares noted above, the stockholders of ATI were issued 209,050 restricted shares of the Company's common stock. These shares were immediately placed into escrow and will be released to the stockholders of ATI contingent upon the realization of predefined levels of pre-tax net income from ATI's operations during calendar years 1998 and 1999.

     In December 1997, the Company loaned ATI approximately $4.5 million. The note receivable from ATI is included in Other assets on the Company's balance sheet at December 31, 1997.

NACT ACQUISITION

     In the fourth quarter of 1997, the Company began a three phase acquisition of NACT. NACT, based in Provo Utah, is a leading single-source provider of advanced telecommunications switching platforms with integrated telephony software applications and network telemanagement capabilities.

     During November and December 1997, the Company purchased 355,000 shares of NACT common stock in the open market for approximately $5.0 million (see "Note A").

     On December 31, 1997, the Company entered into a stock purchase agreement with GST and GST USA to acquire 5,113,712 shares of NACT common stock owned by GST USA, representing approximately 63% of

                      WORLD ACCESS, INC. AND SUBSIDIARIES
the outstanding shares of NACT (the "Acquisition"). On February 27, 1998, the Acquisition was completed with GST USA receiving $59.7 million in cash and 1,429,907 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $23.0 million.

     On February 24, 1998 the Company entered into a merger agreement with NACT pursuant to which the Company agreed to acquire all of the shares of NACT common stock not already owned by the Company or GST USA. Pursuant to the terms of the merger agreement, each share of NACT common stock will be converted into shares of Company common stock having a value of $17.50 per share based on the average of the daily closing price of Company common stock on the Nasdaq National Market for a pre-defined period prior to the closing (the "Closing Price"), provided that if the Closing Price is more than $25.52, then each share of NACT common stock will be converted into 0.6857 shares of Company common stock. If the Closing Price is less than $20.88, then the Company may elect to terminate the agreement. The merger is subject to, among other things, the approval of the NACT stockholders and the satisfaction of certain other customary conditions.

     On August 24, 1996, Aerotel, Ltd. and Aerotel U.S.A. Inc. (collectively, "Aerotel") commenced an action against NACT and a customer of NACT in the United States District Court, Southern District of New York, alleging that telephone systems manufactured and sold by NACT incorporating prepaid debit card features infringe upon Aerotel's patent which was issued in November 1987 (the "Aerotel Patent"). Aerotel sought injunctive relief, damages in an unspecified amount, damages of up to three times damages found for willful infringement of the Aerotel Patent and an order requiring NACT to publish a written apology to Aerotel. NACT filed an answer and Counterclaim in which it denied infringement of the Aerotel Patent and sought judgement that the Aerotel patent is invalid and unenforceable and that Aerotel has misused its patent in violation of antitrust laws. NACT has denied that it has committed defamation, unfair competition and tortious interference with prospective business relations. In August 1997, Aerotel amended its complaint to include as defendants GST, GST USA, and two former executive officers of NACT. The amended pleadings seek in excess of $18.7 million in damages and allege that GST and GST USA have infringed the Aerotel patent, aided and abetted infringement by others, including NACT, and participated in, and aided and abetted alleged tortious conduct by NACT. GST, GST USA and the two former executive officers of NACT have served answers denying all material allegations and intend to defend vigorously.

     Under the terms of the Company's stock purchase agreement with GST, the Company and GST have agreed to share evenly the costs of any judgement against NACT as a result of the Aerotel litigation, including NACT's legal fees. The Company believes that NACT has valid defenses to the Aerotel claims. An unfavorable decision in this action could have a material adverse effect on the Company's financial position.

RESURGENS PENDING ACQUISITION

     On February 12, 1998, the Company executed a letter of intent to acquire Resurgens (see "Note M").

PRO FORMA RESULTS OF OPERATIONS

     On a pro forma, unaudited basis, as if the acquisitions of ATI and NACT had occurred as of January 1, 1996, total sales, operating income, net income (loss) and diluted net income (loss) per common share for the years ended December 31, 1997 and 1996 would have been approximately $136,520,000 and $80,360,000; $13,608,000 and $13,000; $6,919,000 and $(629,000); and $0.37 and $(0.04),
respectively.

     These unaudited pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations which would actually have occurred had the acquisitions been in effect on the date indicated.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     The Company had no such changes and disagreements with its accountants during the period covered by this Report.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

BOARD OF DIRECTORS

     The Board of Directors of the Company is divided into three classes. The directors in each class serve staggered three-year terms expiring in 1998, 1999 and 2000, respectively. The number of directors has been fixed at six, and there is currently one vacancy in the class with the term expiring in 1999. William P. O'Reilly, who served as a director of the Company since 1994, resigned effective as of April 22, 1998.

     Set forth below is certain information, as of April 20, 1998, concerning each of the directors of the Company.

DIRECTORS WHOSE TERMS EXPIRE IN 1998

     Stephen J. Clearman. Mr. Clearman (age 47) has served as a director of the Company since 1988. Mr. Clearman co-founded Geocapital Partners. Since 1984, he has served as a general partner of four Geocapital venture capital partnerships. Two of these partnerships (Geocapital Ventures and Geocapital II, L.P.) were formerly principal stockholders of the Company. Mr. Clearman currently serves as a director of Expert Software, Inc., MemberWorks Incorporated, SeaMED Corporation and several private companies, all of which principally provide computer software and/or information services.

     Stephen E. Raville. Mr. Raville (age 50) has served as a director of the Company since 1994. Mr. Raville has been Chairman of the Board and Chief Executive Officer of Charter Communications International, Inc. ("Charter"), an operator of international communications networks, since October 1996. Mr. Raville is also President and controlling shareholder of First Southeastern Corp., a private investment company he formed in 1992. In 1983, Mr. Raville founded TA Communications ("TA"), a long-distance telephone company, and served as its President. In 1985, in conjunction with a merger between TA and Advanced Telecommunications Corporation ("ATC"), he became Chairman and Chief Executive Officer of ATC until the merger of ATC into WorldCom, Inc. ("WorldCom") in late 1992. He currently serves on the board of advisors of First Union National Bank of Atlanta and the board of directors of Eltrax Systems, Inc. and several private companies.

DIRECTOR WHOSE TERM EXPIRES IN 1999

     Hensley E. West. Mr. West (age 53) joined the Company in January 1996 as President and Chief Operating Officer and was also elected a director in January 1996. From January 1994 to December 1995, he was Group Vice President for the Access Systems Group of DSC Communications Corporation ("DSC"), a manufacturer of digital switching, transmission and access telecommunications equipment. During his nine year tenure with DSC, he held six sales and general management positions, including Senior Vice President of North American Sales from July 1993 to December 1993, Vice President of Access Products Division from March 1992 to July 1993, Vice President of RBOC Sales from October 1991 to March 1992 and Vice President of Business Development from March 1990 to October 1991. Prior to joining DSC, Mr. West held general, engineering and sales management positions with California Microwave, Inc., ITT Telecommunications, Inc. and Western Electric Co.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

     Steven A. Odom. Mr. Odom (age 44) joined the Company's Board of Directors in October 1994. In November 1994, he was appointed to the newly created position of Chairman of the Board. In August 1995, he became Chairman and Chief Executive Officer of the Company. From 1983 to 1987, he founded and served as Chairman and Chief Executive Officer of Data Contract Company, Inc. ("DCC"), a designer and manufacturer of intelligent data PBX systems, pay telephones and diagnostic equipment. From 1987 to 1990, he was Vice President for the Public Communications Division of Execution Information Systems, Inc., a public company that acquired DCC in 1987. Mr. Odom formerly served as a director for Telematic Products, Inc., a manufacturer of telephone central office equipment and Resurgens Communications Group, Inc. ("Resurgens"), a provider of long distance operator services that later merged with LDDS Communications, Inc., now known as WorldCom.

     John D. Phillips. Mr. Phillips (age 55) has served as a director of the Company since 1994. In October 1997, Mr. Phillips was named Chairman and Chief Executive Officer of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) (see "Certain Relationships and Related Transactions"). He was President, Chief Executive Officer and a director of Metromedia International Group, Inc. ("Metromedia"), a global media, entertainment and communications company, from November 1995 until December 1996. Metromedia was formed in November 1995 through the merger of The Actava Group, Inc. ("Actava"), Orion Pictures Corporation, MCEG Sterling Incorporated and Metromedia International Telecommunications, Inc. Mr. Phillips served as President, Chief Executive Officer and a director of Actava from April 1994 until November 1995. In May 1989, he became Chief Executive Officer of Resurgens and served in this capacity until September 1993 when Resurgens merged with Metromedia Communications Corporation and WorldCom.

EXECUTIVE OFFICERS

     The information with respect to the Company's executive officers is set forth in Item 4.5 of Part I of this Report.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers, and persons who own beneficially more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of such securities of the Company. Directors, executive officers and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten-percent beneficial owners were complied with during the 1997 fiscal year, except that Mr. Raville did not report his acquisition of a warrant to acquire 50,000 shares of common stock in March 1997 until he filed his Form 4 in March 1998.

ITEM 11.  EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Non-employee directors of the Company receive no cash compensation from the Company for their service as directors. Their compensation is in the form of stock warrants as discussed below. The directors are reimbursed for out-of-pocket travel and related expenses incurred in connection with their attendance at meetings of the Board or its committees and at other Company events to which they are invited.

     In December 1994, in an effort to attract and retain experienced executives to serve as outside directors for the Company, the Board adopted the World Access, Inc. Outside Directors' Warrant Plan (the "Warrant Plan"). The stockholders of the Company approved the Warrant Plan at the 1995 Annual Meeting of Stockholders.

     The purposes of the Warrant Plan are to attract and retain the best available personnel for service as directors of the Company, to provide additional incentive to the persons serving as directors of the Company, to align director and stockholder long-term interests and to encourage continued service on the Board. Warrants may be granted under the Warrant Plan only to directors of the Company who are neither employees of the Company nor of any of its affiliates. The aggregate number of shares of Company common stock authorized to be issued pursuant to the Warrant Plan is 1,200,000, subject to adjustment in certain instances as described below. The Warrant Plan provides that each eligible non-employee director elected to serve as a director of the Company on or after October 1, 1994 may be granted, in the discretion of the Board, warrants to purchase no more than 450,000 shares of Company common stock in the aggregate. The initial exercise price of the warrants will be not less than the fair market value of the common stock subject to the warrant on the date of grant.

     In December 1994, three new outside directors of the Company, Messrs. O'Reilly, Phillips and Raville, each received warrants entitling him to purchase 150,000 shares of common stock on or prior to December 15, 1999. These warrants, now fully vested, are exercisable at a price of $1.50 per share with respect to 50,000 shares, $2.25 per share with respect to 50,000 shares and $4.00 per share with respect to 50,000 shares. At the time these warrants were granted, the fair market value of the common stock was $1.25 per share. During 1997, Mr. O'Reilly and Mr. Phillips exercised 150,000 and 50,000 warrants, respectively, and Mr. Phillips donated 32,660 warrants to charitable organizations.

     Concurrent with the above initial grant, Mr. Clearman, the fourth outside director of the Company, was awarded warrants to purchase 126,000 shares of common stock. The terms of this grant were identical to those described above except the number of shares exercisable at the $1.50 exercise price was set at 26,000 instead of 50,000. During 1997, Mr. Clearman exercised all of these warrants.

     In December 1994, the Board awarded Steven A. Odom, who joined the Board in October 1994 and became Chairman in November 1994, warrants under the Warrant Plan to purchase 450,000 shares of common stock. The warrants, now fully vested, entitle Mr. Odom to purchase 450,000 shares of common stock on or prior to December 15, 1999 at an exercise price of $1.50 per share with respect to 150,000 shares, $2.25 per share with respect to 150,000 shares and $4.00 per share with respect to 150,000 shares. During 1997, Mr. Odom exercised 150,000 of these warrants.

     In December 1994, the Board also adopted the Directors' Warrant Incentive Plan (the "Incentive Plan") pursuant to which the Board may grant, beginning in February 1997, to each non-employee director on an annual basis warrants to purchase up to 50,000 shares of Company common stock at an exercise price per share equal to no less than 110% of the fair market value of the common stock at the date of grant. No warrants may be granted under the Incentive Plan in a given year unless the Company's common stock has appreciated by a compounded annual average rate of return in excess of 35% for the four year period preceding the year of grant. The aggregate number of shares of common stock authorized to be issued pursuant to the Incentive Plan is 600,000 subject to adjustment in certain instances as described below.

     Warrants granted under the Warrant Plan and the Incentive Plan become exercisable in one or more installments, as the Board may determine, six months and one day after the date of the grant and expire on the fifth anniversary following the date of grant, provided that if the Director has not attended at least 75% of the meetings of the Board for the year in which an installment first becomes exercisable, then such installment may not be exercised.

     On March 26, 1997, the Board granted the four outside Directors of the Company warrants to each purchase 50,000 shares of common stock with an exercise price of $9.21. These warrants became fully vested and exercisable on December 31, 1997.

     Notwithstanding the foregoing, the Warrant Plan and the Incentive Plan provide that warrants awarded pursuant to these plans will become immediately exercisable (i) if the Company is to be consolidated with or acquired by another entity in a merger, (ii) upon the sale of substantially all of the Company's assets or the sale of at least 90% of the outstanding Company common stock to a third party, (iii) upon the merger or consolidation of the Company with or into any other corporation or the merger or consolidation of any corporation with or into the Company (in which consolidation or merger the stockholders of the Company receive distributions of cash or securities as a result thereof), or (iv) upon the liquidation or dissolution of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation awarded or paid by the Company for services rendered during each of the years in the three year period ended December 31, 1997 to its Chief Executive Officer and other executive officers whose compensation exceeded $100,000 ("Named Executives").

                                                                   LONG-TERM COMPENSATION
                                            ANNUAL COMPENSATION        AWARDS(1)-(6)         ALL OTHER
                                            --------------------   SECURITIES UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)         OPTIONS(#)          ($)(7)-(9)
---------------------------          ----   ---------   --------   ----------------------   ------------
Steven A. Odom.....................  1997   $143,000    $165,000          424,000             $ 4,273
  Chairman and Chief                 1996    200,000     100,000          105,000                  --
  Executive Officer                  1995         --          --          250,000                  --
Hensley E. West....................  1997    125,125     142,500          320,000              10,100
  President and Chief                1996    175,000      87,500           91,875              35,000
  Operating Officer                  1995         --          --          443,750                  --
Mark A. Gergel.....................  1997     97,500     115,000          216,000              28,013
  Executive Vice President           1996    110,000     110,000           37,500                 780
  and Chief Financial Officer        1995     90,000      35,000           74,000                 495
Scott N. Madigan...................  1997     96,000      57,500           35,000               1,638
  Executive Vice President           1996     81,500      30,000          110,000              20,000
  of Business Development            1995         --          --               --                  --
Hatch Graham.......................  1997    110,000      33,000          150,000                  --
  President, Transport and           1996         --          --               --                  --
  Access Systems Group               1995         --          --               --                  --

---------------

(1) Long-Term Compensation Awards for 1997 include non-qualified stock options granted in December 1997 from the Company's 1998 Incentive Compensation Plan. The securities underlying options for 1997 under this grant include:
    Mr. Odom -- 400,000 shares; Mr. West -- 300,000 shares; Mr. Gergel -- 200,000 shares; and Mr. Madigan -- 25,000 shares. These options, which are subject to stockholder approval, vest 25% on each of the first four anniversaries from the date of grant and are exercisable at $19.00 per share, the market price as of the date of grant.
(2) In connection with voluntary salary reduction/incentive programs in 1996 and 1995, which were offered to all salaried employees of the Company, the Named Executives elected to forego salary in exchange for options to purchase shares of Common Stock at the then current market prices of $8.00 and $7.00 per share, respectively. The securities underlying options for 1996 for this program include: Mr. Odom -- 55,000 shares; Mr. West -- 48,125 shares; Mr. Gergel -- 37,500 shares; and Mr. Madigan -- 10,000 shares. The securities underlying options for 1995 for this program include: Mr. Odom -- 50,000 shares; Mr. West -- 43,750 shares; Mr. Gergel -- 24,000 shares; and Mr. Madigan -- 10,000 shares. Stock options issued in connection with these programs are fully vested.
(3) Mr. Odom joined the Company's Board of Directors in October 1994 and was elected Chairman in November 1994. He was appointed Chairman and Chief Executive Officer in August 1995. Mr. Odom elected to not receive a salary in 1995. In December 1995, he was awarded non-qualified stock options to acquire 200,000 shares of common stock at $7.00 per share, the then current market price. These options vested 50% on each of the first two anniversaries from the date of grant.
(4) Mr. West joined the Company in January 1996 as its new President and Chief Operating Officer. In August 1995, in connection with his acceptance of the Company's offer of employment, he was awarded non-qualified stock options to acquire 400,000 shares of common stock at $3.78 per share, the then current market price. These options vest 25% on each of the first four anniversaries from his effective date of employment.
(5) Mr. Madigan joined the Company in March 1996 as its new Vice President of Business Development. He was awarded non-qualified stock options to acquire 80,000 shares of common stock at $7.81 per share, the then current market price. These options vest 25% on each of the first four anniversaries from the date of grant.
(6) Mr. Graham joined the Company in March 1997 as its new President, Transport and Access Systems Group. He was awarded non-qualified stock options to acquire 150,000 shares of common stock at $8.06 per share, the then current market price. These options vest 25% on each of the first four anniversaries from the date of grant.
(7) During 1997, Mr. Gergel was paid a flat sum allowance of $25,000 and during 1996, Mr. West and Mr. Madigan were paid flat sum allowances of $35,000 and $20,000, respectively, for the relocation of their households to Atlanta, Georgia.
(8) During 1997, Mr. West was paid $7,000 for life insurance benefits provided to him by the Company.
(9) Except as noted above, All Other Compensation represents matching contributions by the Company under its 401(k) Plan.

1997 AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth information concerning the value of director warrants and employee options exercised by the Named Executives during 1997 and the value at December 31, 1997 of unexercised warrants and options held by each such officer. The value of unexercised warrants and options reflects the increase in market value of Company common stock from the date of grant through December 31, 1997, when the closing price was $23.88 per share.

                                                                 NUMBER OF
                                                                SECURITIES             VALUE OF
                                                                UNDERLYING           UNEXERCISED
                                                                UNEXERCISED        IN-THE-MONEY(2)
                                                               WARRANTS AND          WARRANTS AND
                                   NUMBER OF                      OPTIONS             OPTIONS AT
                                    SHARES                      AT 12-31-97            12-31-97
                                  ACQUIRED ON      VALUE       EXERCISABLE/          EXERCISABLE/
NAME                               EXERCISE     REALIZED(1)    UNEXERCISABLE        UNEXERCISABLE
----                              -----------   -----------   ---------------   ----------------------
Steven A. Odom(3)...............    150,000     $3,816,000    679,000/400,000   $12,208,625/$1,950,000
Hensley E. West.................     87,500      1,613,500    168,125/600,000      2,870,984/7,491,000
Mark A. Gergel..................     60,250      1,331,069    128,875/223,875      2,021,297/1,442,047
Scott N. Madigan................     17,500        279,170     25,000/102,500        398,680/1,343,238
Hatch Graham....................         --             --         --/150,000             --/2,372,250

---------------

(1) The "value realized" represents the difference between the exercise price of the shares and the market price of the shares on the date the warrants and options were exercised. The value realized was determined without considering any taxes which may have been owed.
(2) "In-the-Money" warrants and options have an exercise price less than $23.88 per share, the closing price of common stock as of December 31, 1997.
(3) Includes securities underlying warrants issued to Mr. Odom pursuant to the Warrant Plan.

STOCK OPTION GRANT TABLE

     The following table sets forth information regarding the grant of stock options to the Named Executives during the year ended December 31, 1997.

                                                                                          POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                            VALUE($) AT ASSUMED
                       ---------------------------------------------------------------    ANNUAL RATES OF STOCK
                                                  % TOTAL                                PRICE APPRECIATION FOR
                       NUMBER OF SECURITIES   OPTIONS GRANTED   EXERCISE                     OPTION TERM(3)
                        UNDERLYING OPTIONS       EMPLOYEES      PRICE PER   EXPIRATION   -----------------------
NAME                        GRANTED(1)        IN FISCAL YEAR    SHARE(2)       DATE          5%          10%
----                   --------------------   ---------------   ---------   ----------   ----------   ----------
Steven A. Odom.......        400,000               20.5%         $19.00      12/29/02    $4,588,000   $7,780,000
                              24,000                1.2           19.00      12/29/02       275,280      466,800
Hensley E. West......        300,000               15.3           19.00      12/29/02     3,441,000    5,835,000
                              20,000                1.0           19.00      12/29/02       229,400      389,000
Mark A. Gergel.......        200,000               10.2           19.00      12/29/02     2,294,000    3,890,000
                              16,000                0.8           19.00      12/29/02       183,520      311,200
Scott N. Madigan.....         25,000                1.3           19.00      12/29/02       286,750      486,250
                              10,000                0.5            9.75      04/30/02       207,200      287,000
Hatch Graham.........        150,000                7.7            8.06      03/26/02     3,361,500    4,558,500

---------------

(1) Individual grants in 1997 include the following non-qualified stock options issued in connection with the Company's 1998 Incentive Compensation Plan:
    Mr. Odom -- 400,000; Mr. West -- 300,000; Mr. Gergel -- 200,000; and Mr.
    Madigan -- 25,000. See "Summary Compensation Table, note (1)" for terms of these options granted. The remainder of Mr. Odom's, Mr. West's and Mr. Gergel's options were granted in December 1997 and vested immediately. Mr. Madigan's remaining options and Mr. Graham's options vest at 25% each on the first four anniversaries from the date of grant.
(2) The average exercise price represents the fair market value of the shares at dates of grant.
(3) The 5% and 10% appreciation rates are set forth in the Securities and Exchange Commission rules and no representation is made that the Company's common stock will appreciate at these assumed rates or at all.

SEVERANCE PROTECTION AGREEMENTS

     The Company entered into a Severance Protection Agreement with each of Messrs. Odom, West and Gergel (each an "Executive") as of November 1, 1997 (the "Severance Agreements"). Each Severance Agreement is effective for an initial term of two years and is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or the Executive. Generally, each Severance Agreement provides that if the Executive's employment is terminated within 12 months after a "change of control" (as defined in the Severance Agreement) (i) by the Company other than for "cause" (as defined in the Severence Agreement), or (ii) by the Executive for "good reason" (as defined in the Severance Agreement), the Executive is entitled to a lump sum payment equal to the sum of (a) accrued and unpaid salary, expenses, vacation pay and bonuses, (b) two times the Executive's base salary and bonus and (c) the excess of the actuarial equivalent of retirement benefits to which the Executive would be entitled under the Company's supplemental and other retirement plans had the Executive remained in the employ of the Company for an additional two years of credited service over the actual actuarial equivalent benefits to which the Executive is entitled under such plans. In addition, upon any such termination the Company is obligated to continue, at its expense, for a 24 month period the medical, disability and life insurance benefits enjoyed by the Executive prior to termination and to provide the Executive with outplacement services, reasonable office space and secretarial assistance, and the restrictions on outstanding stock options and similar incentive awards lapse and such options and awards become immediately vested and exercisable to the extent that they would have been vested and exercisable within two years of the date of the Executive's termination. Payments under the Severance Agreements are subject to limitations to the extent they would be subject to an excise tax imposed under the Internal Revenue Code of 1986, as amended (the "Code"), or would not be deductible by the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee is comprised of Stephen J. Clearman. William P. O'Reilly was also a member of the Compensation Committee until his resignation effective as of April 22, 1998. There are no Compensation Committee Interlocks.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning the beneficial ownership of Company common stock as of April 20, 1998, by (i) each person known to the Company to be the beneficial owner of five percent or more of the common stock, (ii) each of the directors and executive officers of the Company and
(iii) the directors and executive officers of the Company as a group. This table is based on information provided by the Company's directors, executive officers and principal stockholders.

                                                            SHARES UNDER
                                                         EXERCISABLE OPTIONS      TOTAL SHARES      PERCENTAGE
NAME                                   SHARES OWNED(1)     AND WARRANTS(2)     BENEFICIALLY OWNED     OWNED
----                                   ---------------   -------------------   ------------------   ----------
Pilgrim Baxter & Associates,
  Ltd.(3)............................     1,843,640                  --            1,843,640            8.6%
Hambrecht & Quist Group(4)...........     1,429,907                  --            1,429,907            6.7
Steven A. Odom+ ++(5)(6).............       267,410             679,000              946,410            4.3
Stephen E. Raville+..................       318,000                  --              318,000            1.5
William P. O'Reilly+.................       257,000              50,000              307,000            1.4
Stephen J. Clearman+(7)..............       172,210              62,000              234,210            1.1
Hensley E. West+ ++(6)...............        16,621             268,125              284,746            1.3
Mark A. Gergel++(6)..................        76,953             115,000              191,953              *
John D. Phillips+....................            --             117,340              117,340              *
Scott N. Madigan++...................         2,143              47,500               49,643              *
Hatch Graham++.......................            --              37,500               37,500              *
All directors and executive officers
  as a group (9 persons).............     1,110,337           1,376,465            2,486,802           10.9

---------------

*     Less than one percent
+     Director
++    Executive Officer
(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act ("Rule 13d-3"). Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2) Includes shares which may be acquired by the exercise of stock options and warrants granted by the Company and exercisable on or before June 20, 1998.

(3) Based upon a Schedule 13G filed on February 17, 1998, Pilgrim Baxter & Associates, Ltd. ("Pilgrim Baxter") is an investment advisor registered under section 203 of the Investment Advisors Act of 1940. Its principal place of business is 825 Duportail Road, Wayne, Pennsylvania 19087. Of the total shares of common stock beneficially owned by it, Pilgrim Baxter has sole power to vote or to direct the vote of only 1,601,340 shares.

(4) Based on a Schedule 13G filed on March 9, 1998, Hambrecht & Quist Group ("H&Q Group") may be deemed to own the shares of common stock owned by Hambrecht & Quist California ("H&Q California"), a wholly-owned subsidiary of H&Q Group. H&Q Group's and H&Q California's principal place of business is One Bush Street, San Francisco, California 94104.

(5) Includes 18,000 shares held in the aggregate by two minor children of Mr. Odom.

(6) Includes the following number of shares acquired through voluntary employee contributions to the Company's Profit Sharing and Retirement Savings Plan (the "401(k) Plan") and contributed to the 401(k) Plan by the Company under a matching contribution feature offered to substantially all employees of the Company: Mr. Odom -- 800 shares; Mr. West -- 621 shares; Mr. Gergel -- 2,828 shares and Mr. Madigan -- 143 shares.

(7)   Includes an aggregate of 126,000 shares owned by Geocapital
      II, L.P. and Geocapital Ventures, of which Mr. Clearman may be deemed a beneficial owner under Rule 13d-3 of the Exchange Act because he has shared investment and voting power.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 1997, John D. Phillips, a director of the Company, entered into a series of agreements whereby, among other things, he became the new Chairman and Chief Executive Officer of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("Resurgens"), a facilities-based provider of international network access commonly referred to as a carriers' carrier. Resurgens was shortly thereafter placed into bankruptcy under Chapter 11 of the United States Bankruptcy Code. WorldCom, Inc. ("WorldCom"), a major customer and vendor of Resurgens, has subsequently agreed to provide Resurgens up to $28 million in financing in the form of a debtor in possession facility and other credits.

     During the fourth quarter of 1997, the Company shipped switching equipment to Resurgens. The cost of this equipment was approximately $3.8 million. On February 12, 1998, the Company executed a letter of intent to acquire Resurgens. The equipment shipped to Resurgens is included in the Company's inventory at December 31, 1997 (see Note C to the Company's Consolidated Financial Statements).

     The Resurgens acquisition is subject to, among other things, the satisfactory completion by the Company of its due diligence investigation of Resurgens, the preparation and execution of a definitive merger agreement, the receipt of the requisite corporate and regulatory approvals and the confirmation of Resurgens' Plan of Reorganization.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

     (A) LIST OF DOCUMENTS FILED AS PART OF THIS REPORT

          (1) Financial Statements

          The index to the financial statements included in this Report within
     Item 8 (page 25) is incorporated herein by reference.

          (2) Financial Statement Schedules

    SCHEDULE                                          PAGE
     NUMBER                                          NUMBER
    --------                                         ------
    VIII        Valuation and Qualifying Accounts      56

          (3) Exhibits -- See Item 14 (c) below

     (B) REPORTS ON FORM 8-K

          On October 8, 1997, the Company filed a Report on Form 8-K, announcing that on October 1, 1997 the sale of $100.0 million aggregate principal amount of convertible subordinated notes was completed.

     (c) The exhibits filed herewith and incorporated by reference herein are set forth on the Exhibit Index on page 58 hereof. Included in those exhibits are the following Executive Compensation Plans and Arrangements:

EXHIBIT
NUMBER         DESCRIPTION
-------        -----------
10.1       --  1991 Stock Option Plan
10.2       --  Amendment to 1991 Stock Option Plan
10.4       --  Second Amendment to 1991 Stock Option Plan
10.6       --  Third Amendment to 1991 Stock Option Plan
10.11      --  Outside Directors' Warrant Plan
10.12      --  Directors' Warrant Incentive Plan
10.17      --  Fourth Amendment to 1991 Stock Option Plan
10.18      --  Fifth Amendment to 1991 Stock Option Plan
10.19      --  Amendment One to Outside Directors' Warrant Plan
10.20      --  Amendment One to Directors' Warrant Incentive Plan
10.21      --  Amendment Two to Outside Directors' Warrant Plan
10.22      --  Amendment Two to Directors' Warrant Incentive Plan
10.23      --  Sixth Amendment to 1991 Stock Option Plan
10.24      --  Severance Protection Agreement -- Steven A. Odom
10.25      --  Severance Protection Agreement -- Hensley E. West
10.26      --  Severance Protection Agreement -- Mark A. Gergel

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS

                                      BALANCE AT   CHARGED TO   CHARGED TO                BALANCE
                                      BEGINNING    COSTS AND      OTHER                    END OF
DESCRIPTION                           OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS    PERIOD
-----------                           ----------   ----------   ----------   ----------   --------
Year Ended December 31, 1997:
  Deducted from asset account
     Allowance for doubtful
     accounts.......................   $265,000     $171,574     $35,000(B)  $(234,574)(A) $237,000
Year Ended December 31, 1996:
  Deducted from asset account
     Allowance for doubtful
     accounts.......................   $207,960     $167,612     $30,000(B)  $(140,572)(A) $265,000
Year Ended December 31, 1995:
  Deducted from asset account
     Allowance for doubtful
     accounts.......................   $230,911     $  7,568     $25,000(B)  $ (55,519)(A) $207,960

---------------

(A) Write-off of uncollectible amounts.
(B) Reserves established from businesses acquired.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed, on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:      /s/ STEVEN A. ODOM
                                            ------------------------------------
                                                       Steven A. Odom
                                            Chairman and Chief Executive Officer
                                               (Principal Executive Officer)

Dated as of April 14, 1998

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Company and in the capacities and on the date indicated.

                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----

                 /s/ STEVEN A. ODOM                    Chairman and Chief Executive      April 14, 1998
-----------------------------------------------------    Officer (Principal Executive
                   Steven A. Odom                        Officer)

                 /s/ HENSLEY E. WEST                   Director, President and Chief     April 14, 1998
-----------------------------------------------------    Operating Officer
                   Hensley E. West

                 /s/ MARK A. GERGEL                    Executive Vice President and      April 14, 1998
-----------------------------------------------------    Chief Financial Officer
                   Mark A. Gergel                        (Principal Financial Officer)

                /s/ MARTIN D. KIDDER                   Vice President, Controller and    April 14, 1998
-----------------------------------------------------    Secretary (Principal
                  Martin D. Kidder                       Accounting Officer)

               /s/ STEPHEN J. CLEARMAN                 Director                          April 14, 1998
-----------------------------------------------------
                 Stephen J. Clearman

               /s/ WILLIAM P. O'REILLY                 Director                          April 14, 1998
-----------------------------------------------------
                 William P. O'Reilly

                /s/ JOHN D. PHILLIPS                   Director                          April 14, 1998
-----------------------------------------------------
                  John D. Phillips

               /s/ STEPHEN E. RAVILLE                  Director                          April 14, 1998
-----------------------------------------------------
                 Stephen E. Raville

                                 EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION OF EXHIBIT
-------                          ----------------------
  3.1    --   Restated Certificate of Incorporation of the Registrant and
              Amendment to Restated Certificate of Incorporation
              incorporated herein by reference to the Registrant's
              Registration Statement on Form S-18, Registration No.
              33-41255-1, Exhibits 2 and 2.1, respectively, and Second
              Amendment to Restated Certificate of Incorporation
              incorporated herein by reference to Form 10-K for the fiscal year ended December 31, 1992 Exhibit 3.2, and Third
              Amendment to Restated Certificate of Incorporation
              incorporated herein by reference to the Registrant's
              registration statement on Form S-2, Amendment No. 2, filed on February 14, 1995, No. 33-87026, Exhibit 4.1-1 and
              Amendments to Restated Certificate of Incorporation, filed herewith.
  3.2    --   Amended and Restated Bylaws of the Registrant.
  4.1    --   Indenture dated as of October 1, 1997 by and between World
              Access, Inc. and First Union Bank, as trustee (incorporated by reference to exhibit 4.1 to the Registrant's Form 8-K,
              filed October 8, 1997).
 10.1    --   World Access, Inc. 1991 Stock Option Plan (incorporated by reference to Exhibit 10.1 to Amendment No. 1 to the
              Registrant's Registration Statement on Form S-18, filed on
              July 25, 1991, No. 33-41255-A).
 10.2    --   Amendment to World Access, Inc. 1991 Stock Option Plan
              (incorporated by reference to Exhibit 10.2 to the
              Registrant's Form 10-K for the year ended December 31, 1993, filed March 31, 1994).
 10.3    --   Lease Agreement dated August 27, 1992, by and between Batac
              Corporation and World Access, Inc. (incorporated by
              reference to Exhibit 10.9 to the Registrant's Form 10-K for the year ended December 31, 1993, filed March 31, 1994).
 10.4    --   Second Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.3 to the Registrants' Form 10-K for the year ended December 31, 1993, filed March 31, 1994).
 10.5    --   Registration Rights Agreement dated December 28, 1994, by
              and between Creditanstalt-Bankverein and World Access, Inc.
              (incorporated by reference to Exhibit 10.24 to the
              Registrants Form S-2, Amendment No. 2, filed on February 14,
              1995, No 33-87026).
 10.6    --   Third Amendment to 1991 Stock Option Plan (incorporated by reference to Exhibit 10.26 to the Registrant's Form S-2,
              Amendment No. 2, filed on February 14, 1995, No. 33-87026.
 10.7    --   Master Lease Agreement dated March 2, 1995, by and between
              Copelco Capital, Inc. and World Access, Inc. (Incorporated
              by reference to Exhibit 10.27 to the Registrant's Form 10-K for the year ended December 31, 1994, filed on March 30,
              1995).
 10.8    --   Second Amended and Restated Loan and Security Agreement
              dated July 18, 1995, by and between Creditanstalt-Bankverein and World Access, Inc. (incorporated by reference to Exhibit
              10.35 to the Registrant's Form 10-K for the year ended
              December 31, 1995, filed April 10, 1996).
 10.9    --   First Amendment to Second Amended and Restated Loan and
              Security Agreement dated December 28, 1995, by and between
              Creditanstalt-Bankverein and World Access, Inc.
              (incorporated by reference to Exhibit 10.37 to the
              Registrant's Form 10-K for the year ended December 31, 1995, filed April 10, 1996).
 10.10   --   Second Amendment to Second Amended and Restated Loan and
              Security Agreement dated March 29, 1996, by and between
              Creditanstalt-Bankverein and World Access, Inc.
              (incorporated by reference to Exhibit 10.38 to the
              Registrant's Form 10-K for the year ended December 31, 1995, filed April 10, 1996).
 10.11   --   World Access, Inc. Outside Directors' Warrant Plan
              (incorporated by reference to Exhibit 10.40 to the
              Registrant's Form 10-K for the year ended December 31, 1995, filed April 10, 1996).

EXHIBIT
  NO.                            DESCRIPTION OF EXHIBIT
-------                          ----------------------
 10.12   --   World Access, Inc. Directors' Warrant Incentive Plan
              (incorporated by reference to Exhibit 10.41 to the
              Registrant's Form 10-K for the year ended December 31, 1995, filed April 10, 1996).
 10.13   --   Merger Agreement dated April 22, 1996, by and between World
              Access, Inc., Restor-Comtech, Inc., Michael Joe, Michael
              Ramlogan, Dan Lubarsky and Comtech Sunrise, Inc.
              (incorporated by reference to Exhibit 2 to the Registrant's
              Form 8-K, filed June 19, 1996).
 10.14   --   Employment Agreement dated June 18, 1996, by and between
              Michael R. Joe and Restor-Comtech, Inc. (incorporated by
              reference to Exhibit 6.2h to the Registrant's Form 8-K,
              filed June 18, 1996).
 10.15   --   Escrow Agreement dated June 18, 1996, by and between World
              Access, Inc., Restor-Comtech, Inc., Cauthen and Feldman, P.A
              and the former shareholders of Comtech-Sunrise, Inc.
              (incorporated by reference to Exhibit 2.1b to the
              Registrant's Form 8-K, filed June 19, 1996).
 10.16   --   Third Amendment to Second Amended and Restated Loan and
              Security Agreement dated December 19, 1996, by and between
              World Access, Inc. and Creditanstalt-Bankverein.
 10.17   --   Fourth Amendment to 1991 Stock Option Plan (incorporated by reference to exhibit 10.32 to the Registrant's Form 10-K for the year ended December 31, 1996, filed April 11, 1997).
 10.18   --   Fifth Amendment to 1991 Stock Option Plan (incorporated by reference to exhibit 10.33 to the Registrant's Form 10-K for the year ended December 31, 1996, filed April 11, 1997).
 10.19   --   Amendment One to Outside Directors' Warrant Plan
              (incorporated by reference to exhibit 10.34 to the
              Registrant's Form 10-K for the year ended December 31, 1996, filed April 11, 1997).
 10.20   --   Amendment One to Directors' Warrant Incentive Plan
              (incorporated by reference to exhibit 10.35 to the
              Registrant's Form 10-K for the year ended December 31, 1996, filed April 11, 1997).
 10.21   --   Amendment Two to Outside Directors' Warrant Plan.
 10.22   --   Amendment Two to Directors' Warrant Incentive Plan.
 10.23   --   Sixth Amendment to 1991 Stock Option Plan.
 10.24   --   Severance Protection Agreement dated November 1, 1997 by and between World Access, Inc. and Steven A. Odom.
 10.25   --   Severance Protection Agreement dated November 1, 1997 by and between World Access, Inc. and Hensley E. West.
 10.26   --   Severance Protection Agreement dated November 1, 1997 by and between World Access, Inc. and Mark A. Gergel.
 10.27   --   License Agreement dated July 1, 1996, by and between
              International Communication Technologies, Inc., World
              Access, Inc. and Eagle Telephonics, Inc (incorporated by
              reference to exhibit 10.36 to the Registrant's Form 10-K for the year ended December 31, 1996, filed April 11, 1997).
 10.28   --   Agreement and Plan of Merger between and among World Access,
              Inc. and CIS Acquisition Corp. and Thomas R. Canham; Brian
              A. Schuchman; and John T. Simon and Cellular Infrastructure
              Supply, Inc. (with exhibits thereto) (incorporated by
              reference to Exhibit Z to the Registrant's Form 8-K, filed
              April 10, 1997).
 10.29   --   Purchase Agreement dated as of September 26, 1997 by and
              between World Access, Inc., BT Alex Brown Incorporated and
              Prudential Securities Incorporated (incorporated by
              reference to exhibit 10.1 to the Registrant's Form 8-K,
              filed October 8, 1997).
 10.30   --   Registration Rights Agreement dated October 1, 1997 by and between World Access, Inc., BT Alex Brown Incorporated and
              Prudential Securities Incorporated (incorporated by
              reference to exhibit 10.2 to the Registrant's Form 8-K,
              filed October 8, 1997).

EXHIBIT
  NO.                            DESCRIPTION OF EXHIBIT
-------                          ----------------------
 10.31   --   Agreement and Plan of Merger by and among World Access,
              Inc.,Cellular Infrastructure Supply, Inc., Advanced Techcom
              Inc. and Ernest H. Lin dated as of December 24, 1997
              (incorporated by reference to exhibit 2.1 to the
              Registrant's From 8-K, filed February 13, 1998).
 10.32   --   Stock Purchase Agreement among World Access, Inc., GST USA,
              Inc., and GST Telecommunications, Inc. dated December 31,
              1997, with exhibits thereto (incorporated by reference to
              exhibit 2.1 to the Registrant's Form 8-K, filed February 24,
              1998).
 10.33   --   Agreement and Plan of Merger and Reorganization by and among
              WAXS, Inc., World Access, Inc., WAXS Acquisition Corp, NACT
              Telecommunications, Inc. and NACT Acquisition Corp. dated
              February 24,1998 (incorporated by reference to exhibit 2.2 to the Registrant's Form 8-K, filed March 13, 1998).
 10.34   --   Letter of Intent between World Access, Inc. and Cherry
              Communications Incorporated (d/b/a Resurgens Communications
              Group) dated February 12, 1998 (incorporated by reference to exhibit 99.1 to the Registrant's Form 8-K, filed February
              20, 1998).
 22.1    --   Subsidiaries of the Registrant
 23.1    --   Consent of Price Waterhouse L.L.P.
 27.1    --   Financial Data Schedule

                                   APPENDIX D

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM 8-K

                                 CURRENT REPORT

                                  PURSUANT TO

                             SECTION 13 OR 15(D) OF

                      THE SECURITIES EXCHANGE ACT OF 1934

               Date of Report (Date of earliest event reported):

                                JANUARY 29, 1998

                             ---------------------

                               WORLD ACCESS, INC.
             (Exact name of registrant as specified in its charter)

                             ---------------------

           DELAWARE                        0-19998                        65-0044209
       (State or other             (Commission File Number)             (IRS Employer
jurisdiction of incorporation)                                      Identification Number)
   945 E. PACES FERRY ROAD,                                                 30326
 SUITE 2240, ATLANTA, GEORGIA                                             (Zip Code)
    (Address of principal
      executive offices)

       Registrant's telephone number, including area code: (404) 231-2025

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On January 29, 1998, World Access, Inc. ("World Access"), a Delaware corporation, consummated the merger (the "Merger") of Advanced TechCom, Inc. ("ATI"), a Delaware corporation, with and into Cellular Infrastructure Supply, Inc., a Delaware corporation and a wholly-owned subsidiary of World Access ("CIS"), pursuant to that certain Agreement and Plan of Merger dated as of December 24, 1997 by and between World Access, ATI, CIS and Ernest H. Lin (the "Merger Agreement").

     Pursuant to the Merger Agreement, (i) the issued and outstanding shares of ATI's Series A Convertible Preferred Stock, $.10 par value per share (the "Preferred Stock"), were converted into the right to receive (the "Merger Stock Consideration") an aggregate of 418,100 restricted shares of the common stock, $.01 par value per share, of World Access (the "World Access Common Stock");
(ii) holders of the issued and outstanding shares of common stock, $.10 par value per share, of ATI (the "ATI Common Stock") were given a choice to (a) convert their ATI Common Stock into Preferred Stock on a one-for-one basis and thereupon receive the Merger Stock Consideration to the same extent as holders of the Preferred Stock or (b) receive $.01 in cash for each share of ATI Common Stock not converted (the "Common Stock Consideration"); and (iii), except for Dr. Lin, who will receive cash and shares of World Access Common Stock in exchange for his options to purchase ATI Common Stock ("ATI Options"), each holder of ATI Options that were vested as of December 31, 1997 will be paid in cash the difference, if any, between $1.00 and the exercise price of such ATI Option multiplied by the number of shares of ATI Common Stock subject to such ATI Option (the "Option Consideration," and together with the Merger Stock Consideration and the Common Stock Consideration, the "Merger Consideration"). In connection with the Merger, Dr. Lin entered into an employment agreement with CIS, a copy of which is filed herewith as Exhibit 10.1.

     In addition, the persons entitled to receive the Merger Stock Consideration will be entitled to receive up to an aggregate of 209,050 additional restricted shares of World Access Common Stock payable in installments upon the achievement by the ATI Division of CIS of certain profitability levels during 1998 and 1999 (the "Contingent Stock Consideration"). Pursuant to the Merger Agreement and that certain Escrow Agreement (the "Escrow Agreement") entered into at the closing of the Merger, the Contingent Stock Consideration will be issued and held in escrow pending its release.

     The description contained herein of the Merger Agreement and the Escrow Agreement is qualified in its entirety by reference to the Merger Agreement and the Escrow Agreement, which are filed herewith as Exhibits 2.1 and 10.2.

     The Merger Consideration and the Contingent Stock Consideration were determined as a result of negotiations between World Access and ATI and the Merger was approved by the boards of directors of World Access, CIS and ATI and the stockholders of ATI. Prior to the Merger, neither World Access nor any of its affiliates, directors or officers, nor any associate of any such director or officer, had any relationship with ATI or Dr. Lin, except that World Access purchased approximately $150,000 of equipment from ATI in 1997 in the ordinary course of business.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Business Acquired. Included in this Report are the consolidated financial statements of ATI for the years ended December 31, 1996 and 1995. Such financial statements have been audited by the independent accounting firm of Deloitte & Touche, LLP, whose opinion thereon is also included herein.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

                   CONSOLIDATED FINANCIAL STATEMENTS FOR THE
                     Years Ended December 31, 1996 and 1995
                        and Independent Auditors' Report

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Advanced TechCom, Inc.
  Wilmington, Massachusetts

     We have audited the accompanying consolidated balance sheets of Advanced TechCom, Inc. and Subsidiary (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Advanced TechCom, Inc. and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

     As discussed in Note 2 to the consolidated financial statements, subsequent to year end the Company entered into an agreement to subcontract certain of its manufacturing, raised additional equity, and received a commitment for additional financing.

                                          /s/ Deloitte & Touche LLP

February 26, 1997
  (October 15, 1997 as to Notes 2 and 13,
  and the last paragraph of Note 5)

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              -----------   -----------
                                        ASSETS
CURRENT ASSETS:
  Cash......................................................  $   306,443   $   271,458
  Accounts Receivable.......................................    3,588,097     2,777,070
  Inventory.................................................    5,843,716     7,203,140
  Prepaid expenses and other................................      147,605       141,886
  Deferred income taxes.....................................           --       104,456
                                                              -----------   -----------
          Total current assets..............................    9,885,861    10,498,010
          PROPERTY AND EQUIPMENT -- Net.....................    1,006,124     1,020,113
                                                              -----------   -----------
          TOTAL ASSETS......................................  $10,891,985   $11,518,123
                                                              -----------   -----------
                          LIABILITIES AND STOCKHOLDERS EQUITY
CURRENT LIABILITIES:
  Notes Payable.............................................  $ 1,690,000   $ 4,023,000
  Current portion of long-term debt.........................      356,598       316,290
  Accounts Payable..........................................    2,630,770     1,681,619
  Accrued Salaries and commissions..........................      545,252       662,387
  Accrued Expenses..........................................      734,101       517,393
  Customer deposits.........................................      389,439       685,885
                                                              -----------   -----------
          Total current liabilities.........................    6,346,160     7,886,574
                                                              -----------   -----------
          LONG TERM DEBT -- Net of current portion..........      421,503       650,509
                                                              -----------   -----------
STOCKHOLDERS EQUITY:
  Preferred stock, $.10 per share par value -- 20,000,000
     shares authorized; issued and outstanding -- 10,097,103
     shares in 1996.........................................    1,009,710            --
  Common stock, $.10 per share par value -- 25,000,000
     shares authorized; issued and outstanding -- 343,989
     and 8,032,248 shares in 1996 and 1995, respectively....       34,399       803,223
  Additional paid-in capital................................   10,107,727     3,167,580
  Accumulated deficit.......................................   (6,730,514)     (572,763)
                                                              -----------   -----------
Less:
  Stock subscription value..................................     (273,000)     (357,000)
  Deferred compensation.....................................      (24,000)      (60,000)
                                                              -----------   -----------
          Total stockholders' equity........................    4,124,322     2,981,040
                                                              -----------   -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $10,891,985   $11,518,123
                                                              -----------   -----------

                See notes to consolidated financial statements.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              -----------   -----------
NET SALES...................................................  $15,713,507   $18,297,699
COST OF GOODS SOLD..........................................   11,993,587    10,698,605
                                                              -----------   -----------
GROSS PROFIT................................................    3,719,920     7,599,094
OPERATING EXPENSES:
  Research and development..................................    4,785,393     3,350,540
  Selling, general and administrative.......................    4,606,697     3,866,043
                                                              -----------   -----------
          Total operating expenses..........................    9,392,090     7,216,583
                                                              -----------   -----------
(LOSS) INCOME FROM OPERATIONS...............................   (5,672,170)      382,511
OTHER INCOME (EXPENSE)
  Interest, net.............................................     (339,527)     (324,175)
  Other.....................................................      (98,598)      (12,946)
                                                              -----------   -----------
(LOSS) INCOME BEFORE INCOME TAXES...........................   (6,110,295)       45,390
PROVISION FOR INCOME TAXES..................................       47,456            --
          NET (LOSS) INCOME.................................  $(6,157,751)  $    45,390
                                                              -----------   -----------

                See notes to consolidated financial statements.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           DECEMBER 31, 1996 AND 1995

                                       NO PAR                $.10 PAR VALUE            $.10 PAR VALUE
                                    COMMON STOCK              COMMON STOCK            PREFERRED STOCK        ADDITIONAL
                               -----------------------   ----------------------   ------------------------     PAID-IN
                                 SHARES       AMOUNT       SHARES      AMOUNT       SHARES        AMOUNT       CAPITAL
                               ----------   ----------   ----------   ---------   -----------   ----------   -----------
BALANCE JANUARY 1, 1995......   6,706,479   $2,045,803           --   $      --            --   $       --   $        --
 Exercise of stock options...     525,000      350,000           --          --            --           --            --
 Issuance of stock...........       3,750           --           --          --            --           --            --
 Exchange of no par common
   stock for $.10 par value
   common stock..............  (7,235,229)  (2,395,803)   7,235,229     723,522            --           --     1,672,281
 Sale of common stock........          --           --      750,000      75,000            --           --     1,425,000
 Stock issued for services...          --           --       47,019       4,701            --           --        70,299
 Accrued interest on stock
   subscription..............          --           --           --          --            --           --            --
 Dividends paid..............          --           --           --          --            --           --            --
       Net income............          --           --           --          --            --           --            --
BALANCE DECEMBER 31, 1995....                             8,032,248     803,223            --           --     3,167,580
 Exercise of stock options...          --           --      262,500      26,250            --           --       148,750
 Sale of common stock........          --           --      953,430      95,344            --           --     3,082,756
 Stock issued for services...          --           --       73,014       7,302            --           --        87,631
 Exchange of $.10 par value
   common stock for $.10 par
   value Series A preferred
   stock.....................          --           --   (8,977,203)   (897,720)    8,977,203      897,720            --
 Sale of Series A preferred
   stock.....................          --           --           --          --     1,119,900      111,990     3,621,010
 Receipt of stock
   subscription..............          --           --           --          --            --           --            --
 Accrued interest on stock
   subscription..............          --           --           --          --            --           --            --
 Forgiveness of interest on
   stock subscription loan...          --           --           --          --            --           --            --
       Net loss..............          --           --           --          --            --           --            --
BALANCE DECEMBER 31, 1996....          --           --      343,989   $  34,399   $10,097,103   $1,009,710   $10,107,727
                               ----------   ----------   ----------   ---------   -----------   ----------   -----------


                                                STOCK
                               ACCUMULATED   SUBSCRIPTION   DEFERRED
                                 DEFICIT      RECEIVABLE     COMP.       TOTAL
                               -----------   ------------   --------   ----------
BALANCE JANUARY 1, 1995......  $ (404,542)    $      --     $     --   $1,641,261
 Exercise of stock options...          --      (350,000)          --           --
 Issuance of stock...........          --            --           --           --
 Exchange of no par common
   stock for $.10 par value
   common stock..............          --            --           --           --
 Sale of common stock........          --            --           --    1,500,000
 Stock issued for services...          --            --      (60,000)      15,000
 Accrued interest on stock
   subscription..............          --        (7,000)          --       (7,000)
 Dividends paid..............    (213,611)           --           --     (213,611)
       Net income............      45,390            --           --       45,390
BALANCE DECEMBER 31, 1995....    (572,763)     (357,000)     (60,000)   2,981,040
 Exercise of stock options...          --            --           --      175,000
 Sale of common stock........          --            --           --    3,178,100
 Stock issued for services...          --            --       36,000      130,933
 Exchange of $.10 par value
   common stock for $.10 par
   value Series A preferred
   stock.....................          --            --           --           --
 Sale of Series A preferred
   stock.....................          --            --           --    3,733,000
 Receipt of stock
   subscription..............          --        77,000           --       77,000
 Accrued interest on stock
   subscription..............          --       (24,582)          --      (24,582)
 Forgiveness of interest on
   stock subscription loan...          --        31,582           --       31,582
       Net loss..............  (6,157,751)           --           --   (6,157,751)
BALANCE DECEMBER 31, 1996....  $(6,730,514)   $(273,000)    $(24,000)  $4,124,322
                               -----------    ---------     --------   ----------

                See notes to consolidated financial statements.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           DECEMBER 31, 1996 AND 1995

                                                                 1996          1995
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income...........................................  $(6,157,751)  $    45,390
Adjustments to reconcile net (loss) income to net cash used
  in operating activities:
  Depreciation and amortization.............................      600,413       424,334
  Deferred income taxes.....................................      104,456      (104,456)
  Other.....................................................      137,933        20,946
Change in assets and liabilities:
  Accounts receivable.......................................     (811,027)      498,280
  Inventory.................................................    1,359,424    (3,975,477)
  Prepaid expenses and other................................       (5,719)      (94,815)
  Accounts payable..........................................      949,151        50,059
  Accrued expenses..........................................       99,573       578,183
  Customer deposits.........................................     (296,446)      209,289
                                                              -----------   -----------
          Net cash used in operating activities.............   (4,019,993)   (2,348,267)
                                                              -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES --
Purchases of property and equipment.........................     (418,379)     (920,358)
                                                              -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (payments) under line of credit..............   (2,528,000)    1,809,000
Proceeds from notes payable.................................      195,000       750,000
Principal payments on long-term notes payable...............     (281,659)     (269,036)
Principal payments on capital leases........................      (75,084)      (38,039)
Proceeds from exercise of stock option plans................      175,000            --
Proceeds from sale of stock.................................    6,911,100     1,500,000
Proceeds from payment of stock subscription receivable......       77,000            --
Dividends paid..............................................           --      (213,611)
                                                              -----------   -----------
          Net cash provided by financing activities.........    4,473,357     3,538,314
NET INCREASE IN CASH........................................       34,985       269,689
CASH, BEGINNING OF YEAR.....................................      271,458         1,769
                                                              -----------   -----------
CASH, END OF YEAR...........................................  $   306,443   $   271,458
                                                              -----------   -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $   336,906   $   324,316
                                                              -----------   -----------
  Cash paid (refunded) for income taxes.....................  $   (90,116)  $   174,456
                                                              -----------   -----------
SUPPLEMENTAL NONCASH FINANCING AND INVESTING ACTIVITY:
  Capital lease obligations.................................  $   168,045   $        --
                                                              -----------   -----------
  Stock issued for notes receivable.........................  $        --   $   350,000
                                                              -----------   -----------
  Increase in notes receivable for accrued interest.........  $    24,582   $     7,000
                                                              -----------   -----------

                See notes to consolidated financial statements.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business. Advanced TechCom, Inc. and Subsidiary (the "Company") designs, develops and manufactures a series of high-performance digital microwave/millimeter wave radio equipment, operating in frequencies of 1.5 GHZ to 38 GHZ utilized in the telecommunications industry.

     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned foreign sales corporation, Advanced TechCom (Barbados), Inc. All material intercompany transactions and balances have been eliminated.

     Stock Split. In November 1996, the Board of Directors declared a three-for-one split of the Company's common and preferred stock effected in the form of stock dividends. Shares will be distributed to all stockholders of record. All share and per share data have been adjusted to reflect the split.

     Revenue Recognition. The Company recognizes revenue from the sales of products when the products are shipped. Sales to overseas customers generally require letters of credit before the products are shipped.

     Allowance for Doubtful Accounts. An allowance for doubtful accounts is provided when accounts are considered uncollectible. No such allowances were considered necessary at December 31, 1996 and 1995.

     Inventory. Inventory is stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Estimated useful lives of assets are as follows:

Machinery and equipment and other.......................              3-5 years
Furniture and fixtures..................................              3-7 years
Leasehold improvements..................................  Shorter of lease term or useful life

     Financial Instruments. The carrying values of cash, accounts receivable, accounts payable, borrowings under the Company's credit line and debt approximate fair value due to the short-term nature of these instruments.

     Income Taxes. The Company is taxed as a C Corporation. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     Research and Development. Research and development costs are expensed when incurred.

     Warranty Reserve. The Company sells the majority of its products with a two-year repair or replacement warranty. The accompanying consolidated financial statements for 1996 and 1995 include an accrual of approximately $403,000 and $150,000, respectively, for estimated warranty claims based on the Company's experience of actual claims and anticipated future claims.

     Employee Stock. Based Compensation -- The Company uses the intrinsic value-based method of Accounting Principles Board Opinion ("APB") No. 25. as allowed under Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation," to account for all of its employee stock-based compensation plans.

     Customers and Concentration of Credit Risk. The Company's products are sold both directly to customers and through distributors. The Company's customers consist of domestic and international wireless

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY
and cellular companies, telephone companies, utilities and government and educational institutions. Approximately 93% of the Company's net sales are derived from international customers. A major international systems integrator, who resells worldwide, accounted for approximately 20% of the Company's 1996 net sales and approximately 54% of the accounts receivable balance at December 31, 1996. A second customer accounted for approximately 14% of the accounts receivable balance at December 31, 1996.

     Use of Estimates. The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosure of certain assets and liabilities at the balance sheet date. Actual results may differ from such estimates.

     Reclassifications. Certain amounts in the 1995 financial statements have been reclassified to conform with the 1996 presentation.

     Adoption of New Accounting Pronouncements. Effective January 1, 1996, the Company adopted, prospectively, SFAS No. 121, "Accounting for Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever circumstances indicate that the carrying value of an asset may not be recoverable. The adoption of SFAS No. 121 did not have a significant effect on the Company's consolidated financial position or results of operations for the year ended December 31, 1996.

     Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." As permitted by SFAS No. 123 the Company has continued to account for its stock-based transactions to employees in accordance with APB No. 25, "Accounting for Stock Issued to Employees." As required by SFAS No. 123 for stock option grants to nonemployees, the Company follows the provisions of SFAS No. 123, calculates compensation expense using a fair value based method and amortizes compensation expense over the vesting period. During the year ended December 31, 1996, the Company did not grant any options to purchase shares of common stock to nonemployees.

2. FUNDING OF OPERATIONS

     As shown in the consolidated financial statements, for the year ended December 31, 1996, the Company incurred a net loss of $6,157,751 and had negative cash flow from operations of $4,019,993. The Company's 1996 loss and working capital needs were principally funded by proceeds from various private placement equity offerings completed throughout the year.

     Since December 31, 1996, the Company has continued to incur losses. However, it has negotiated a line of credit for borrowings of up to $2.5 million and raised approximately $3.0 million through the issuance of preferred stock. Moreover, the Company has entered into a joint venture agreement to subcontract the manufacturing of certain of its products and, upon the successful refinancing of the Company's existing bank line of credit or financing with a new bank, the agreement will also provide up to $2.0 million of additional financing. On October 15, 1997, the Company received a commitment letter for bank financing of $750,000. The Company is also now selling its compact product line in the 38 GHZ and 23 GHZ frequencies, thus improving its existing product line offerings and plans to raise additional equity financing in 1997. Management believes these factors will provide sufficient working capital for the remainder of 1997 and into 1998.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

3. INVENTORY

     Inventory consisted of the following at December 31:

                                                           1996         1995
                                                        ----------   ----------
Raw materials.........................................  $4,685,490   $5,841,531
  Work in process.....................................     845,613    1,170,597
  Finished goods......................................     312,613      191,012
                                                        ----------   ----------
          Total.......................................  $5,843,716   $7,203,140
                                                        ==========   ==========

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31:

                                                           1996         1995
                                                        ----------   ----------
Machinery and equipment and other.....................  $1,322,067   $  927,700
Office furniture and equipment........................     836,117      644,060
                                                        ----------   ----------
                                                         2,158,184    1,571,760
Less Accumulated Depreciation.........................  (1,152,060)    (551,647)
                                                        ----------   ----------
Property and equipment, net...........................  $1,006,124   $1,020,113
                                                        ==========   ==========

     At December 31, 1996, the capitalized cost of property and equipment under capital leases was $251,416 and related accumulated depreciation was $104,831.

     Property and equipment under capital leases and related accumulated depreciation for the year ended December 31, 1995 was not material.

5. NOTES PAYABLE

     Notes payable consisted of the following at December 31:

                                                                 1996         1995
                                                              ----------   ----------
Revolving bank line of credit...............................  $1,245,000   $3,773,000
Note payable-stockholder, due on demand, interest payable
  monthly at 12%............................................     195,000           --
Note payable-to a community development finance corporation
  with interest payable monthly at a rate of 10%,
  collateralized by a second lien on substantially all of
  the Company's assets, and personally guaranteed by the
  principal stockholder of the Company......................     125,000      125,000
Note payable-to a community development organization with
  interest payable monthly at a rate of 10%, collateralized
  by a second lien on substantially all of the Company's
  assets, and personally guaranteed by the principal
  stockholder of the Company................................     125,000      125,000
                                                              ----------   ----------
                                                              $1,690,000   $4,023,000
                                                              ----------   ----------

     The Company had a revolving bank line-of-credit agreement which expired in May 1996. Since the expiration of the agreement, borrowings under the line were based on eligible accounts receivable and inventory up to a maximum of $1,245,000. At December 31, 1996, the Company had outstanding bank letters of credit totaling $172,657, of which $32,657 reduces borrowing availability under the line of credit. The line is payable on demand and bears interest at the bank's prime rate plus 1/2% (8.75% at December 31, 1996). The line is collateralized by substantially all of the Company's assets and is personally guaranteed by the principal

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY
stockholder of the Company. The agreement contains certain covenants which, among other things, require minimum levels of consolidated tangible net worth, the maintenance of certain financial ratios, and a minimum collateral base of inventory and accounts receivable. At December 31, 1996, the Company was not in compliance with certain provisions of the loan agreement related to the minimum debt coverage ratio requirement.

     On March 13, 1997, the Company's bank line-of-credit agreement was amended. The amended agreement provides for available borrowings under the line based on eligible accounts receivable up to a maximum of $2,500,000, reduced by outstanding letters of credit issued by the Company. The line is payable on demand and bears interest at the bank's prime lending rate plus 1/2%. The line is collateralized by substantially all of the Company's assets and is personally guaranteed by the principal stockholder of the Company. The agreement contains certain covenants which, among other things, require minimum levels of consolidated tangible net worth, the maintenance of certain financial ratios, and a minimum collateral base of inventory and accounts receivable. As of October 15, 1997, approximately $2,200,000 was outstanding under the line and the Company was in default on certain covenant requirements. The Company is currently discussing refinancing of the line (see Note 2).

6. LONG-TERM DEBT

     Long-term debt consisted of the following at December 31:

                                                                1996       1995
                                                              --------   --------
Note payable-bank-payable in monthly installments through
  January 1998 with interest at prime plus 1/2% (8.75% at
  December 31, 1996) the note is collateralized by a second
  lien on substantially all Company assets..................  $106,528   $204,855
Note payable-finance company-payable in monthly installments through July 1997 with interest computed at rates ranging
  from 10.24%-10.37%; collateralized by certain equipment...   143,795     50,834
Note payable-bank-payable in installments through October
  1998 with interest computed at prime plus  1/2% (8.75% at
  December 31, 1996); collateralized by a second lien on
  substantially all Company assets..........................   152,778    236,111
Note payable-to a business development
  corporation -- payable in installments through August 2000 with interest computed at prime plus 2 1/4% (10.5% at
  December 31, 1996); collateralized by a second lien on
  substantially all Company assets and personally guaranteed
  by the principal stockholder..............................   375,000    474,999
                                                              --------   --------
                                                               778,101    966,799
Less current portion........................................  (356,598)  (316,290)
                                                              --------   --------
Long-term debt..............................................  $421,503   $650,509
                                                              ========   ========

     Maturities on long-term debt as of December 31, 1996 are as follows:

YEAR ENDING DECEMBER 31,
------------------------
1997........................................................  $356,598
1998........................................................   227,082
1999........................................................   119,421
2000........................................................    75,000
                                                              --------
                                                              $778,101
                                                              --------

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

7. INCOME TAXES

     The components of the Company's provision for income taxes as are as follows:

                                                                1996       1995
                                                              --------   --------
Currently payable taxes before application of credits and
  benefit of Foreign Sales Corporation
  Federal...................................................  $     --   $151,460
  State.....................................................    18,746     65,320
  State Manufacturing investment and research and
     development credits....................................   (18,746)   (65,320)
  Federal research and development credits..................        --    (42,004)
  Benefit of Foreign Sales Corporation......................        --     (5,000)
  Federal benefit of net operating loss carryback...........   (57,000)        --
                                                              --------   --------
  Net currently payable (refundable) tax....................   (57,000)   104,456
  Deferred tax expense......................................   104,456   (104,456)
                                                              --------   --------
          Total.............................................  $ 47,456   $     --
                                                              ========   ========

     A reconciliation between reported income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes is as follows:

                                                                 1996         1995
                                                              -----------   ---------
Taxes at statutory federal rates............................  $(2,066,762)  $  15,433
1996 taxable loss for which no tax asset was recorded.......    2,066,762          --
State taxes, net of federal tax benefit.....................     (299,858)         --
Federal and state tax credit carryforwards..................     (368,090)   (129,081)
Federal tax credit utilized.................................           --     (42,004)
Valuation allowance for deferred tax assets.................      596,236          --
Change in valuation allowance...............................      104,456     175,447
Other.......................................................       14,712     (19,795)
                                                              -----------   ---------
Net tax expense.............................................  $    47,456   $      --
                                                              -----------   ---------

     The Company's deferred taxes at December 31 were as follows:

                                                                 1996         1995
                                                              -----------   --------
State research and development credits......................  $   387,981   $203,127
Federal research and development credits....................      202,104     40,705
State investment tax credits................................       21,837         --
Inventory...................................................      247,661     70,285
Warranty....................................................      162,229     60,405
Accruals....................................................      156,303    133,024
Other.......................................................           --      1,991
Depreciation................................................       45,595         --
Tax benefit from exercise of stock options..................      120,810         --
Operating loss carryforwards................................    1,925,881         --
                                                              -----------   --------
                                                                3,270,401    509,537
Valuation Allowance.........................................   (3,270,401)  (405,081)
                                                              -----------   --------
          Net deferred taxes................................  $        --   $104,456
                                                              -----------   --------

     Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods and future tax benefits of federal and

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY
state tax credits. At December 31, 1995, deferred tax assets totaling $509,537, with a related valuation allowance of $405,081, or net deferred tax assets of $104,456, were recorded based upon management's assessment at that time that taxable income would more likely than not be sufficient to utilize fully the net deferred tax asset. At December 31, 1996, based on operating results and management's reassessment of future taxable income, the Company established a valuation allowance to reduce the carrying value of net deferred tax assets to zero.

     At December 31, 1996, the Company had available unused federal research and development credits of approximately $202,000 which expire in the years 2010 and 2011, state research and development credits of approximately $388,000, of which approximately $7,300 are unlimited and the remainder expire at various dates beginning in 2006 through 2011 and an investment tax credit of $21,837. Net operating loss carryforwards totaled approximately $5,080,000 at December 31, 1996.

8. STOCKHOLDERS' EQUITY

     On November 7, 1996, the Company amended the Company's Certificate of Incorporation to increase the authorized preferred stock to 20,000,000 shares with par value of $.10 per share; 15,000,000 shares designated as Series A convertible preferred stock ("Series A preferred stock") and 5,000,000 shares as undesignated preferred stock (see "Stock Split" in Note 1).

     The preferred stock has voting rights similar to common stock and equal to the number of whole shares of common into which the preferred is convertible. The preferred stock also has preference on liquidation over common stock and on the payment of dividends. The Series A preferred stock shall be convertible, without the payment of any additional consideration by the holder, at any time at the option of the holder, at a conversion rate, subject to adjustment, of one share of common for each share of preferred. Each share of Series A preferred stock shall automatically be converted into common stock at the then effective applicable conversion rate upon the closing of a public offering with gross proceeds of not less than $15 million or upon the affirmative vote of the majority of the preferred stockholders.

     Concurrent with the increase in the number of authorized shares of preferred stock, common stockholders were granted the option of converting their shares into Series A preferred stock on a one-for-one basis.

     In addition, additional shares of Series A convertible preferred stock totaling 965,430 were issued for no additional consideration to those persons who purchased common stock in April and May 1996 at a price of $20 per share in order that their purchase price, after taking into account the stock split, be adjusted to $3 1/3 per share.

9. STOCK PLANS

     Performance Share Plan. The Company had a performance share plan which was intended as an incentive to certain key employees and directors who contribute to the success of the Company's business. Under the terms of the plan, performance shares were granted to individuals at the discretion of the Company's Board of Directors (the "Board"), subject to various vesting schedules. Performance shares exercised during 1995 totaled 6,980. Shares forfeited under the plan totaled 17,809 for 1995.

     In August 1995, the Board voted to terminate the performance share plan and authorized the Company's president, in consultation with the Compensation Committee, to offer stock options in exchange for performance shares held by the holders thereof.

     Stock Options. During 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan initially permitted the grant of options to purchase up to 1,200,000 shares of the Company's common stock at a price at least equal to the fair market value of the stock, determined by the Board, on the date of grant for incentive stock options and at prices determined by the Board in its sole discretion for

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY
nonqualified options. On September 6, 1996, the Board and stockholders approved an increase in the shares available for grants to 1,650,000.

     During the fourth quarter of 1996, the Company repriced all options to reflect the then fair market value of the Company's common stock. The repricing provided each option holder the right to exchange their existing stock options for new incentive stock options (the "new options") to purchase an identical number of shares of common stock at an exercise price of $.26 per share. The new options vest according to the original vesting schedule but with a six-month delay, or in 16 equal quarterly installments beginning three months before the original vesting date. The options are exercisable for 10 years from the original date of grant.

     At December 31, 1996, there were 828,137 options available for grant under the 1995 Plan. Prior to the adoption of the 1995 Plan, the Company issued stock options to certain individuals which were exercisable on varying dates at prices ranging from $.67 to $2.57 per share.

     Stock Exchanged for Services. During 1995, the Company issued 47,019 shares of common stock in exchange for current and future services. Of the 47,019 shares issued, 36,000 were issued to a director for services to be provided through 1997. The right to the 36,000 shares is subject to a two-year vesting schedule through 1997. The value of the services provided amounting to $15,000 and $36,000 for 1996 and 1995, respectively, has been charged to operations. During 1996, an additional 73,014 shares of common stock were issued in exchange for current services. The value of the shares totaling $94,933 was expensed in 1996.

     A summary of all stock option activity for the years ended December 31, 1996 and 1995 is as follows:

                                                                         EXERCISE PRICE
                                                               SHARES      PER SHARE
                                                              --------   --------------
Outstanding at January 1, 1995..............................   943,500    $0.67-$2.57
Options granted in exchange for performance shares..........   175,476    $      2.00
Options granted.............................................   454,458    $ .33-$2.20
Options terminated..........................................  (159,000)   $2.00-$2.57
Options exercised...........................................  (525,000)   $      0.67
                                                              --------    -----------
Outstanding at December 31, 1995............................   889,434    $0.33-$2.20
                                                              --------    -----------
Options granted.............................................   298,803    $0.26-$2.20
Options terminated..........................................  (103,876)   $0.33-$2.20
Options exercised...........................................  (262,500)   $      0.67
Options cancelled upon exchange.............................  (865,161)   $0.67-$2.57
Options issued upon exchange................................   865,161    $      0.26
                                                              --------    -----------
Outstanding at December 31, 1996............................   821,861    $      0.26
                                                              --------    -----------
Options exercisable at December 31, 1995....................   650,568    $0.33-$2.20
                                                              --------    -----------
Options exercisable at December 31, 1996....................   448,377    $      0.26
                                                              --------    -----------

     The weighted average grant date fair value for options granted in 1996 and 1995 was $.31 and $.67, respectively.

     During 1995, the Company's principal stockholder exercised options to purchase 525,000 shares of common stock by issuing a note to the Company in the amount of $350,000 (the "Note"). The Note is due on August 24, 2000 and bears interest, payable annually, at 8% per annum commencing August 24, 1996. Accrued interest on the Note as of December 31, 1996 totaling $31,582 has been forgiven.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

     The following table sets forth information regarding stock options outstanding at December 31, 1996 under the Stock Option Plans as described above:

                                                                                             WEIGHTED
                                                                                              AVERAGE
                                                    WEIGHTED    WEIGHTED                     EXERCISE
              NUMBER OF                 RANGE OF    AVERAGE      AVERAGE       NUMBER        PRICE FOR
               OPTIONS                  EXERCISE    EXERCISE    REMAINING     CURRENTLY      CURRENTLY
             OUTSTANDING                 PRICE       PRICE        LIFE       EXERCISABLE    EXERCISABLE
             -----------                --------    --------    ---------    -----------    -----------
821,861...............................   $0.26       $0.26      7.6 years      448,377         $0.26

     Pro Forma Disclosures. As described in Note 1, the Company applies the intrinsic value method of APB No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net loss for the years ended December 31, 1996 and 1995 would have been $6,260,157 and $25,215, respectively.

     For purposes of the pro forma disclosures, the fair value of the options granted under the Company's stock option plans during 1996 and 1995 was estimated on the date of grant using the Black-Scholes option pricing model. Key assumptions used to apply this pricing model are as follows:

                                                               1996       1995
                                                              -------   ---------
Risk-free interest rate.....................................    6.50%       6.50%
Expected life of option grants..............................  5 years   4.9 years

     The pro forma disclosures, as required by SFAS No. 123, only include the effects of options granted in 1996 and 1995.

10. EMPLOYEE BENEFIT PLAN

     In 1994, the Company established a 401(k) retirement plan for substantially all employees. Employees eligible to participate in the plan must be age 21. The Company does not contribute to the plan.

11. LEASES

     The Company leases its present facilities in Wilmington, Massachusetts, under a five-year lease expiring in November 2000. Future minimum lease payments under noncancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1996:

YEAR ENDING                                                     AMOUNT
-----------                                                   ----------
  1997......................................................  $  320,000
  1998......................................................     351,996
  1999......................................................     368,000
  2000......................................................     384,000
                                                              ----------
          Total.............................................  $1,423,996
                                                              ==========

     The Company is also responsible for real estate taxes and other operating expenses associated with the property lease. Rent expense under all operating leases for the years ended December 31, 1996 and 1995 was approximately $586,000 and $246,000, respectively.

                     ADVANCED TECHCOM, INC. AND SUBSIDIARY

12. RELATED-PARTY TRANSACTIONS

     The Company purchases computers and other networking equipment from a computer distributor whose principal shareholder is a director of the Company. Purchases of equipment totaled $77,758 and $186,163 for 1996 and 1995, respectively. As of December 31, 1996, there are no amounts payable to the distributor.

     Interest expense on the note payable to stockholder (see Note 5) was $8,112 for the year ended December 31, 1996.

13. SUBSEQUENT EVENT

     Subsequent to year end, the Company was named as a defendant in a suit filed by a successor to a former vendor. The vendor claims it is owed $1,000,000 from the Company and has asserted breach of contract and other claims. The Company's recorded liability at December 31, 1996 was approximately $450,000. The Company and the vendor have agreed to stay the litigation while they engage in settlement negotiations. The ultimate outcome of this claim cannot be predicted, however, management estimates that the Company's possible loss that may be incurred will not exceed the amounts recorded.

14. EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE INDEPENDENT
    AUDITORS' REPORT

     As discussed in notes 2 and 5, as of October 15, 1997 the Company had approximately $2,200,000 outstanding and was in default on certain covenant requirements under its bank line of credit. Moreover, the Company was discussing the refinancing of this line in connection with a joint venture agreement entered into to subcontract the manufacturing of certain of its products and had received a commitment letter for bank financing of $750,000. The commitment letter expired on December 15, 1997 and on December 29, 1997 the Company signed a definitive agreement to be acquired by World Access, Inc. In connection with the acquisition the Company also entered into an agreement to terminate the joint venture agreement referred to above. In December 1997, World Access paid the Company's outstanding bank debt and began funding its operations. The acquisition of the Company, by World Access, was consummated on January 29, 1998.

     (b) Pro Forma Financial Information. The acquisition of ATI has been accounted for using the purchase method of accounting. In connection with such acquisition, World Access recorded a charge of approximately $4.0 million, representing the portion of the purchase price for ATI allocated to in-process research and development. The following unaudited pro forma consolidated balance sheet as of September 30, 1997 reflects the acquisition of ATI as if it had been completed on September 30, 1997. The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 reflect the acquisition of ATI as if it had been completed as of January 1, 1996.

     The pro forma data does not purport to be indicative of the results which would actually have been reported if the acquisition had occurred on such dates or which may be reported in the future. The pro forma data should be read in conjunction with the historical consolidated financial statements of the Company, the historical consolidated financial statements of ATI and the related notes thereto.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                        HISTORICAL
                                                  ----------------------    PRO FORMA       PRO FORMA
                                                  WORLD ACCESS     ATI     ADJUSTMENTS      COMBINED
                                                  ------------   -------   -----------      ---------
                                                                    (IN THOUSANDS)
                                               ASSETS
Current Assets
Cash and equivalents............................    $ 15,807     $   187    $    (298)(A)   $ 15,696
Accounts receivable.............................      22,446       1,887          (75)(A)     24,258
Inventories.....................................      18,899       7,057       (2,050)(A)     23,906
Other current assets............................       7,050          82           --          7,132
                                                    --------     -------    ---------       --------
          Total Current Assets..................      64,202       9,213       (2,423)        70,992
Property and equipment..........................       4,287       1,066           --          5,353
Intangible assets...............................      29,370          --        1,320(A)      30,690
Technology licenses.............................         904          --           --            904
Debt issuance costs.............................         641          --           --            641
Other assets....................................       2,035          10        3,325(A)       5,370
                                                    --------     -------    ---------       --------
          Total Assets..........................    $101,439     $10,289    $   2,222       $113,950
                                                    --------     -------    ---------       --------

                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt.................................    $     66     $ 3,097    $      --       $  3,163
Accounts payable................................       6,902       2,931           --          9,833
Accrued payroll and benefits....................       3,073          --           --          3,073
CIS purchase price payable......................       3,500          --           --          3,500
Other accrued liabilities.......................       1,550       2,175          200(A)       3,925
                                                    --------     -------    ---------       --------
          Total Current Liabilities.............      15,091       8,203          200         23,494
Long-term debt..................................         301         340           --            641
                                                    --------     -------    ---------       --------
          Total Liabilities.....................      15,392       8,543          200         24,135
                                                    --------     -------    ---------       --------
Stockholders' Equity Common and preferred
  stock.........................................         192       2,558       (2,558)(B)        196
                                                                                    4(A)
Capital in excess of par value..................      81,178      11,340      (11,340)(B)     88,892
                                                                                7,714(A)
Retained earnings (deficit).....................       4,677     (12,152)      12,152(B)         727
                                                                               (3,950)(C)
                                                                            ---------
          Total Stockholders' Equity............      86,047       1,746        2,022         89,815
                                                    --------     -------    ---------       --------
          Total Liabilities and Stockholders'
            Equity..............................    $101,439     $10,289    $   2,222       $113,950
                                                    --------     -------    ---------       --------

---------------

(A) The Merger will be accounted for under the purchase method of accounting. In addition, in accordance with generally accepted accounting principles, the portion of the purchase price allocable to research and development projects of ATI was expensed at the consummation of the Merger on January 29, 1998. The amount of this one-time non-recurring charge was approximately $4.0 million. Since this charge was directly related to the acquisition and will not recur, the pro forma financial statements have been prepared excluding the change. The Company has not yet determined the final allocation of the purchase price, and accordingly, the amounts shown below may differ from the amounts ultimately recorded.

     The unallocated excess of purchase price over net assets acquired is determined as follows (amounts in thousands):

Purchase price:
Cash purchase of ATI shares.................................      32
Cash in lieu of fractional shares...........................       1
Cash paid for options.......................................     265
                                                              ------
          Total cash........................................     298
Restricted stock issued in exchange for ATI shares..........   7,593
Restricted stock             issued in exchange for
  options...................................................     125
                                                              ------
          Total restricted stock............................   7,718
Fees and expenses related to the Merger.....................     200
                                                              ------
          Total purchase price..............................   8,216
                                                              ------
Less:
Historical stockholders' equity.............................  (1,746)
Adjust assets and liabilities:
Inventories.................................................   2,050
Accounts receivable.........................................      75
In process R&D costs........................................  (3,950)
Deferred income taxes.......................................  (3,325)
                                                              ------
                                                              (6,896)
                                                              ------
Unallocated excess of purchase price over net assets
  acquired..................................................   1,320
                                                              ------

(B)  Eliminate existing stockholders' equity.
(C) Represents retained earnings adjustment for non-recurring charge related to write-off of in-process R&D expenses acquired in the merger.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                              PRO FORMA     PRO FORMA
                                                    WORLD ACCESS     ATI     ADJUSTMENTS    COMBINED
                                                    ------------   -------   -----------    ---------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales of products.................................    $56,099      $10,975    $   (150)(A)   $66,924
Service revenues..................................     15,622           --          --        15,622
                                                      -------      -------    --------       -------
          Total Sales.............................     71,721       10,975        (150)       82,546
Cost of products sold.............................     33,811        8,396         (70)(A)    42,137
Cost of services..................................     12,832           --          --        12,832
                                                      -------      -------    --------       -------
          Total Cost of Sales.....................     46,643        8,396         (70)       54,969
                                                      -------      -------    --------       -------
Gross Profit......................................     25,078        2,579         (80)       27,577
Engineering and development.......................      1,350        3,346          --         4,696
Selling, general and administrative...............      6,860        4,421          --        11,281
Amortization of goodwill..........................      1,210           --          66(B)      1,276
                                                      -------      -------    --------       -------
Operating Income..................................     15,658       (5,188)       (146)       10,324
Interest and other income.........................        835           --          --           835
Interest and other expense........................        (95)        (233)         --          (328)
                                                      -------      -------    --------       -------
Income Before Income Taxes........................     16,398       (5,421)       (146)       10,831
Income taxes......................................      5,986           --      (1,870)(C)     4,116
                                                      -------      -------    --------       -------
          Net Income..............................    $10,412      $(5,421)   $  1,724       $ 6,715
                                                      -------      -------    --------       -------
          Net Income Per Common Share:............    $   .55                                $   .34(D)
                                                      -------                                -------
Weighted Average Shares Outstanding:..............     19,076                                 19,501(D)
                                                      -------                                -------

---------------

(A)  Eliminate intercompany sales and related cost of sales.
(B) Amortization of unallocated excess purchase price over net assets acquired over 15 years.
(C) Adjust tax provision for the benefit of the loss incurred by ATI and pro forma adjustments.
(D) Represents fully diluted earnings per share, including shares of Company common stock issued to the shareholders of ATI.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                             PRO FORMA      PRO FORMA
                                                   WORLD ACCESS     ATI     ADJUSTMENTS      COMBINED
                                                   ------------   -------   ------------    ----------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales of products................................    $34,411      $15,713      $ (66)(A)     $50,058
Service revenues.................................     16,589           --         --          16,589
                                                     -------      -------      -----         -------
          Total Sales............................     51,000       15,713        (66)         66,647
Cost of products sold............................     21,485       11,994        (35)(A)      33,444
Cost of services.................................     14,520           --         --          14,520
                                                     -------      -------      -----         -------
          Total Cost of Sales....................     36,005       11,994        (35)         47,964
                                                     -------      -------      -----         -------
Gross Profit.....................................     14,995        3,719        (31)         18,683
Engineering and development......................        892        4,785         --           5,677
Selling, general and administrative..............      6,211        4,607         --          10,818
Amortization of goodwill.........................        534           --         88(B)          622
                                                     -------      -------      -----         -------
Operating Income.................................      7,358       (5,673)      (119)          1,566
Interest and other income........................        485           --         --             485
Interest and other expense.......................       (319)        (438)        --            (757)
                                                     -------      -------      -----         -------
Income Before Income Taxes.......................      7,524       (6,111)      (199)          1,294
Income taxes.....................................        745           47       (642)(C)         150
                                                     -------      -------      -----         -------
          Net Income.............................    $ 6,779      $(6,158)     $ 523         $ 1,444
                                                     -------      -------      -----         -------
          Net Income Per Common Share:...........    $   .46                                 $   .10(D)
                                                     -------                                 -------
Weighted Average Shares Outstanding:.............     14,424                                  14,849(D)
                                                     -------                                 -------

---------------

(A)  Eliminate intercompany sales and related cost of sales.
(B) Amortization of unallocated excess purchase price over net assets acquired over 15 years.
(C) Adjust tax provision for the benefit of the loss incurred by ATI and pro forma adjustments.
(D) Represents fully diluted earnings per share, including shares of Company common stock issued to the shareholders of ATI.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:     /s/ MARTIN D. KIDDER
                                            ------------------------------------
                                                      Martin D. Kidder
                                             Its Vice President and Controller

Dated as of February 13, 1998

                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               WORLD ACCESS, INC.

                                      AND

                      CELLULAR INFRASTRUCTURE SUPPLY, INC.

                                      AND

                                 ERNEST H. LIN

                                      AND

                             ADVANCED TECHCOM, INC.

                            AS OF DECEMBER 24, 1997

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
ARTICLE 1.  THE MERGER.........................................................  D-26
SECTION 1.1.       Surviving Corporation.......................................  D-26
SECTION 1.2.       Certificate of Incorporation................................  D-26
SECTION 1.3.       Bylaws......................................................  D-26
SECTION 1.4.       Directors...................................................  D-26
SECTION 1.5.       Officers....................................................  D-26
SECTION 1.6.       Effective Time..............................................  D-26
ARTICLE 2.  CONVERSION OF SHARES...............................................  D-27
SECTION 2.1.       ATI Capital Stock...........................................  D-27
SECTION 2.2.       Fractional Shares...........................................  D-28
SECTION 2.3.       Exchange of ATI Stock.......................................  D-28
ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF ATI..............................  D-29
SECTION 3.1.       Organization................................................  D-29
SECTION 3.2.       Authorization...............................................  D-29
SECTION 3.3.       Absence of Restrictions and Conflicts.......................  D-29
SECTION 3.4.       Capitalization; Ownership of ATI Capital Stock..............  D-30
SECTION 3.5.       Financial Statements........................................  D-30
SECTION 3.6.       Absence of Certain Changes..................................  D-31
SECTION 3.7.       Legal Proceedings...........................................  D-31
SECTION 3.8.       Compliance with Law.........................................  D-31
SECTION 3.9.       ATI Material Contracts......................................  D-32
SECTION 3.10.      ATI Customer Contract.......................................  D-32
SECTION 3.11.      Tax Returns; Taxes..........................................  D-33
SECTION 3.12.      Officers, Directors and Employees...........................  D-33
SECTION 3.13.      ATI Employee Benefit Plans..................................  D-33
SECTION 3.14.      Labor Relations.............................................  D-36
SECTION 3.15.      Insurance...................................................  D-36
SECTION 3.16.      Title to Properties and Related Matters.....................  D-36
SECTION 3.17.      Environmental Matters.......................................  D-36
SECTION 3.18.      Patents, Trademarks, Trade Names............................  D-37
SECTION 3.19.      Transactions with Affiliates................................  D-37
SECTION 3.20.      Brokers, Finders and Investment Bankers.....................  D-37
ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF PARENT...........................  D-38
SECTION 4.1.       Organization................................................  D-38
SECTION 4.2.       Authorization...............................................  D-38
SECTION 4.3.       Absence of Restrictions and Conflicts.......................  D-38
SECTION 4.4.       Capitalization of Parent and Ownership of Merger Sub........  D-38
SECTION 4.5.       Financial Statements........................................  D-39
SECTION 4.6.       Absence of Certain Changes..................................  D-39
SECTION 4.7.       Legal Proceedings...........................................  D-40
SECTION 4.8.       Compliance with Law.........................................  D-40
SECTION 4.9.       Tax Returns; Taxes..........................................  D-40
SECTION 4.10.      Parent SEC Reports..........................................  D-40
SECTION 4.11.      Transactions with Affiliates................................  D-40

                                                                                 PAGE
                                                                                 ----
ARTICLE 5.  CERTAIN COVENANTS AND AGREEMENTS...................................  D-41
SECTION 5.1.       Conduct of Business by ATI..................................  D-41
SECTION 5.2.       Inspection and Access to Information........................  D-42
SECTION 5.3.       No Solicitation; Acquisition Proposals......................  D-42
SECTION 5.4.       Reasonable Efforts; Further Assurances; Cooperation.........  D-43
SECTION 5.5.       Public Announcements........................................  D-44
SECTION 5.6.       Supplements to Disclosure Letters...........................  D-44
SECTION 5.7.       Continuation of Business....................................  D-44
SECTION 5.8.       Stockholder Matters.........................................  D-44
SECTION 5.9.       Indemnification Against Certain Liabilities.................  D-44
ARTICLE 6.  OTHER MATTERS......................................................  D-45
SECTION 6.1.       Conditions to Each Party's Obligations......................  D-45
SECTION 6.2.       Conditions to Obligations of Parent and Merger Sub..........  D-45
SECTION 6.3.       Conditions to Obligations of ATI............................  D-47
ARTICLE 7.  CLOSING............................................................  D-48
ARTICLE 8.  TERMINATION........................................................  D-48
SECTION 8.1.       Termination and Abandonment.................................  D-48
SECTION 8.2.       Specific Performance and Other Remedies.....................  D-49
SECTION 8.3.       Effect of Termination.......................................  D-49
ARTICLE 9.  INDEMNIFICATION....................................................  D-49
SECTION 9.1.       Definitions.................................................  D-49
SECTION 9.2.       Agreement of ATI Indemnitors to Indemnify...................  D-50
SECTION 9.3.       Agreement of Parent Indemnitors to Indemnify................  D-50
SECTION 9.4.       Procedures for Indemnification..............................  D-50
SECTION 9.5.       Third Party Claims..........................................  D-51
SECTION 9.6.       Rights and Remedies Exclusive...............................  D-52
SECTION 9.7.       Survival....................................................  D-52
SECTION 9.8.       Time Limitations............................................  D-52
SECTION 9.9.       Limitations as to Amount Payable by ATI Indemnitors.........  D-53
SECTION 9.10.      Limitations as to Amount Payable by Parent and Surviving      D-53
                   Corporation.................................................
SECTION 9.11.      Subrogation.................................................  D-53
SECTION 9.12.      Appointment of ATI Indemnitors Representative...............  D-53
SECTION 9.13.      Payment.....................................................  D-54
ARTICLE 10.  MISCELLANEOUS PROVISIONS..........................................  D-54
SECTION 10.1.      Notices.....................................................  D-54
SECTION 10.2.      Disclosure Letters and Exhibits.............................  D-55
SECTION 10.3.      Assignment; Successors in Interest..........................  D-55
SECTION 10.4.      Number; Gender..............................................  D-55
SECTION 10.5.      Captions....................................................  D-55
SECTION 10.6.      Controlling Law; Jurisdiction; Integration; Amendment.......  D-55
SECTION 10.7.      Knowledge...................................................  D-55
SECTION 10.8.      Severability................................................  D-55
SECTION 10.9.      Counterparts................................................  D-55
SECTION 10.10.     Enforcement of Certain Rights...............................  D-55
SECTION 10.11.     Waiver......................................................  D-55
SECTION 10.12.     Fees and Expenses...........................................  D-56

EXHIBITS

Exhibit 2.1(b)   Escrow Agreement
Exhibit 6.2(h)   Employment Agreement
Exhibit 6.2(i)   Non-Competition Agreement
Exhibit 6.2(o)   Registration Rights Agreement
Exhibit 6.2(m)   List of Certain Stockholders

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of December 24, 1997 (the "Agreement"), by and among WORLD ACCESS, INC., a Delaware corporation ("Parent"), CELLULAR INFRASTRUCTURE SUPPLY, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), ADVANCED TECHCOM, INC., a Delaware corporation ("ATI"), and ERNEST H. LIN, an individual resident of the Commonwealth of Massachusetts (the "Signing Stockholder").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and ATI each have approved this Agreement and the merger (the "Merger") of ATI with and into Merger Sub upon the terms and conditions contained herein and in accordance with the General Corporation Law of the State of Delaware ("DGCL"); and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to set forth certain conditions thereto.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

     SECTION 1.1. Surviving Corporation. Subject to the provisions of this Agreement and the DGCL, at the Effective Time (as hereinafter defined), ATI shall be merged with and into Merger Sub and the separate corporate existence of ATI shall cease. Merger Sub shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effect set forth in Section 259 of the DGCL, which, among other things, shall result in the Surviving Corporation assuming the liabilities of ATI by operation of merger.

     SECTION 1.2. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with its terms and the DGCL.

     SECTION 1.3. Bylaws. The Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with their terms and the DGCL.

     SECTION 1.4. Directors. The directors of the Surviving Corporation shall consist of the directors of Merger Sub immediately prior to the Effective Time and the Signing Stockholder shall be elected as a director of the Surviving Corporation at the Effective Time, and all such directors shall hold office from the Effective Time until their respective successors are duly elected and qualified.

     SECTION 1.5. Officers. The officers of the Surviving Corporation shall consist of the officers of Merger Sub immediately prior to the Effective Time, such officers to hold office from the Effective Time until their respective successors are duly elected and qualified.

     SECTION 1.6. Effective Time. The parties hereto shall cause a Certificate of Merger meeting the requirements of the DGCL (the "Certificate of Merger") to be properly executed and filed on the Closing Date (as hereinafter defined) with the Secretary of State of the State of Delaware. The Merger shall become effective as of the date of the filing of the properly executed Certificate of Merger. The date and time when the Merger becomes effective is herein referred to as the effective time (the "Effective Time").

                                   ARTICLE 2.

                              CONVERSION OF SHARES

     SECTION 2.1. ATI Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

          (a) Subject to Section 2.2, (i) all of the shares of the Series A Convertible Preferred Stock, $.10 par value per share, of ATI ("ATI Stock") issued and outstanding immediately prior to the Effective Time (other than shares of ATI Stock held in treasury or shares of ATI Stock held by Parent) shall be converted into the right to receive the following (the "Merger Consideration"): (A) a number of shares of Parent common stock, $.01 par value per share (the "Parent Common Stock"), equal to (x) $10,000,000 less the expenses of the ATI Stockholders (as hereinafter defined) incurred in connection with the Merger in excess of $50,000 divided by (y) the Average Closing Price (as hereinafter defined) (the "Parent Shares"), which Parent Shares will be issued to the holders of ATI Stock (each a "Stockholder" and, collectively, the "Stockholders") in the manner contemplated by
     Section 2.3; and (B) a number of shares of Parent Common Stock equal to $5,000,000 divided by the Average Closing Price, which shares of Parent Common Stock will be deposited and held in escrow pursuant to Section 2.1(b) below (the "Escrow Shares"); and (ii) all of the shares of the Common Stock, $.10 par value per share, of ATI (the "ATI Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of ATI Common Stock held in treasury or shares of ATI Common Stock held by Parent) shall be converted into the right to receive $.01 per share. At the Closing, each Stockholder shall be entitled to that portion of the aggregate Merger Consideration as it relates to the proportion of the aggregate liquidation preference of such Stockholder's ATI Stock relative to the aggregate liquidation preference of the ATI Stock, and each holder of ATI Common Stock (each an "ATI Common Stockholder" and, collectively, the "ATI Common Stockholders" and, together with the Stockholders, the "ATI Stockholders") shall be entitled to a cash payment equal to the aggregate number of shares of ATI Common Stock held by him multiplied by $.01. For purposes hereof, "Average Closing Price" shall mean the arithmetic average of the daily closing price per share, rounded to four decimal places, of the Parent Common Stock as reported on the Nasdaq National Market for each of the trading days in the period commencing on (and including) October 27, 1997 and ending on the trading day that occurs two trading days prior to (and not including) the Closing Date (as hereinafter defined).

          (b) The Escrow Shares shall be deposited with the Escrow Agent (as hereinafter defined) within five (5) business days of the Closing to be held and distributed pursuant to the terms of an Escrow Agreement by and between Parent, Merger Sub, the Stockholders and Cauthen & Feldman, as the escrow agent (the "Escrow Agent"), substantially in the form attached hereto as Exhibit 2.1(b) (the "Escrow Agreement").

          (c) Each share of common stock, par value $.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger, all of which shares have been issued to Parent and constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (d) Each share of the ATI Stock or ATI Common Stock issued and outstanding immediately prior to the Effective Time that is then held in the treasury of ATI shall be canceled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor.

          (e) Each warrant, stock option or other right, if any, to purchase shares of ATI Stock or ATI Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled (whether or not such warrant, option or other right is then exercisable), and the holder of each stock option issued under ATI's 1995 Stock Option Plan, as amended, shall be entitled to a cash payment from the Parent in an amount equal to the product of (i) $1.00 less the exercise price for the option held by such holder, multiplied by (ii) the maximum number of shares of ATI Common Stock such Holder would be entitled to receive upon exercise of such option if so exercised on December 31, 1997; provided, however, that any payment to be made to the Signing Stockholder as a result of this Section 2.1(e) shall be made by Parent by delivering cash in the amount of one-half of such payment and shares of Parent Common Stock having an aggregate value (valued at the Average Closing Price) equal to one-half of such payment.

     SECTION 2.2. Fractional Shares. No scrip or fractional shares of Parent Common Stock shall be issued in the Merger. In lieu thereof, if a Stockholder would otherwise have been entitled to a fractional share of Parent Common Stock hereunder, then such Stockholder shall be entitled, after the later of (a) the Effective Time or (b) the surrender of his certificate(s) that represent such shares of ATI Stock, to receive from Parent an amount in cash in lieu of such fractional share, based on a value per share of Parent Common Stock equal to the Average Closing Price.

     SECTION 2.3.  Exchange of ATI Stock.

          (a) Exchange. From and after the Effective Time, upon exchange of a certificate or certificates which immediately prior thereto represents outstanding shares of ATI Stock, a Stockholder shall be entitled to receive, upon surrender to Parent of such certificate or certificates duly endorsed in blank, one or more certificates as requested by such Stockholder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of Parent Common Stock to which such Stockholder shall have become entitled pursuant to the provisions of
     Section 2.1(a)(i)(A) and a check representing the aggregate cash consideration to which such Stockholder shall have become entitled as to any fractional share, and upon exchange of a certificate or certificates which immediately prior thereto represents shares of ATI Common Stock, an ATI Common Stockholder shall be entitled to receive, upon surrender to Parent of such certificate or certificates duly endorsed in blank, a check representing the aggregate cash consideration to which such ATI Common Stockholder shall have become entitled pursuant to Section 2.1(a)(ii) above, and all of the certificate or certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of any certificate. No portion of the consideration to be received pursuant to Sections 2.1 and 2.2 upon exchange of a certificate (whether a certificate representing shares of Parent Common Stock or by check representing any cash payable hereunder) may be issued or paid to a person other than the person in whose name the certificate surrendered in exchange therefor is registered. From the Effective Time until surrender in accordance with the provisions of this
     Section 2.3, each certificate shall represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.2. All payments in respect of shares of ATI Stock or ATI Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

          (b) Lost Certificates. In the case of any lost, mislaid, stolen or destroyed certificate, the ATI Stockholder may be required, as a condition precedent to delivery to the Stockholder of the consideration described in Sections 2.1 and 2.2, to deliver to Parent a satisfactory indemnity agreement as Parent may direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the certificate alleged to have been lost, mislaid, stolen or destroyed.

          (c) No Transfers After Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of ATI Stock or ATI Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing the ATI Stock or the ATI Common Stock are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Sections 2.1 and 2.2.

          (d) Unclaimed Shares or Cash. Any shares of Parent Common Stock or cash due former stockholders of ATI pursuant to Sections 2.1 and 2.2 hereof that remains unclaimed by such former stockholders for six months after the Effective Time shall be held by Parent, and any former holder of ATI Stock or ATI Common Stock who has not theretofore complied with Section 2.3 (a) and (b) shall thereafter look only to Parent for issuance of the number of shares of Parent Common Stock and other consideration to which such holder has become entitled pursuant to the provisions of Sections 2.1 and 2.2; provided, however, that neither Parent nor any party hereto shall be liable to a former holder of shares of

     ATI Stock or ATI Common Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE 3.

                     REPRESENTATIONS AND WARRANTIES OF ATI

     With such exceptions, if any, as may be set forth in a letter (the "ATI Disclosure Letter") to be delivered by ATI to Parent on or before December 31, 1997, ATI hereby represents and warrants to Parent as follows:

     SECTION 3.1. Organization. Each of ATI and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted. Each of ATI and its subsidiaries is duly qualified to transact business, and is in good standing, as a foreign corporation or branch of a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on its assets, liabilities, results of operations, financial condition or business of ATI and its subsidiaries taken as a whole. Each of ATI and its subsidiaries has heretofore made available to Parent accurate and complete copies of its Certificate of Incorporation and Bylaws, as currently in effect, and has made available to Parent its respective minute books and stock records. The ATI Disclosure Letter contains a true and correct list of the jurisdictions in which ATI and its subsidiaries are qualified to do business as a foreign corporation or branch of a foreign corporation.

     SECTION 3.2. Authorization. ATI and the Signing Stockholder each have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. Subject to the approval of the ATI Stockholders, the execution and delivery of this Agreement by ATI and the performance by ATI of its obligations hereunder and the consummation of the Merger and the other transactions provided for herein have been duly and validly authorized by all necessary corporate action on its part. The Board of Directors of ATI has approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. Subject to the receipt of the approval of the ATI Stockholders, this Agreement has been duly executed and delivered by ATI and the Signing Stockholder, and constitutes the valid and binding agreement of ATI and the Signing Stockholder, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     SECTION 3.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or Bylaws of ATI or its subsidiaries, (ii) to the best knowledge of ATI, any ATI Material Contract (as hereinafter defined), (iii) to the best knowledge of ATI, any judgment, decree or order of any court or governmental authority or agency to which ATI, its subsidiaries or the Signing Stockholder is a party or by which ATI, its subsidiaries or such person or any of their respective properties is bound, or
(iv) to the best knowledge of ATI, any statute, law, regulation or rule applicable to ATI, so as to have in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business of ATI and its subsidiaries taken as a whole. Except for the filing and recordation of the Certificate of Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to ATI, its subsidiaries or the Signing Stockholder is required in connection with the execution, delivery or performance of this Agreement by ATI or such person or the consummation of the transactions contemplated by this Agreement by ATI, the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business of ATI and its subsidiaries taken as a whole.

     SECTION 3.4.  Capitalization; Ownership of ATI Capital Stock.

          (a) Capitalization.  The authorized capital stock of ATI consists of
     (i) 25,000,000 shares of ATI Common Stock, of which, as of the date hereof, 354,766 shares are issued and outstanding and 1,200,000 shares are reserved for issuance, upon exercise of outstanding options to purchase such stock, and (ii) 20,000,000 shares of preferred stock, par value $.10 per share, of which 15,000,000 shares have been designated as the ATI Stock, of which, as of the date hereof, 11,243,219.03 shares are issued and outstanding. Each share of capital stock of ATI which is outstanding as of the date hereof is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as indicated in Section 3.4(a) or except as set forth in the Disclosure Letter, there are no shares of capital stock of ATI outstanding, and there are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating ATI or any of its subsidiaries to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock or other securities of ATI or obligating ATI or any of its subsidiaries to grant, extend or enter into any such agreement or commitment.

          (b) Ownership. The ATI Stockholders are the record and beneficial owners of all shares of ATI Stock or ATI Common Stock to be exchanged pursuant to Section 2.3 and their relative share ownership is set forth in the Disclosure Letter, and, at the Closing, the ATI Stockholders will own all such shares free and clear of any liens, claims, options, charges, encumbrances or rights of others.

          (c) Capital Stock of ATI Subsidiaries. The ATI Disclosure Letter sets forth a true, correct and complete list of all its subsidiaries, the jurisdiction in which each is incorporated or organized, and all shares of capital stock or other ownership interests authorized, issued and outstanding of each such subsidiary. The outstanding shares of capital stock or other equity interests of each such subsidiary have been duly authorized and are validly issued, fully paid and nonassessable. All shares of capital stock or other equity interests of each such subsidiary owned by ATI or any of its subsidiaries are set forth in the ATI Disclosure Letter and are owned by ATI, either directly or indirectly, free and clear of all liens, claims, options, charges, encumbrances or rights of others.

     SECTION 3.5. Financial Statements. ATI has made available to Parent the audited consolidated balance sheets of ATI and its subsidiaries as of December 31, 1994, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for the fiscal years then ended, including the notes thereto, and the unaudited consolidated balance sheet of ATI and its subsidiaries as of November 30, 1997 and the related statement of operations, stockholders' equity and cash flow for the eleven-month period then ended, including the notes thereto. All of the foregoing financial statements are hereinafter collectively referred to as the "ATI Financial Statements", and the balance sheet as of November 30, 1997 is hereinafter referred to as the "1997 Balance Sheet". The ATI Financial Statements are complete and correct, have been prepared from, and are in accordance with, the books and records of ATI and present fairly the financial position and results of operations of ATI and its subsidiaries as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied. As of the Closing Date, ATI shall have no liability or obligation of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than (x) current liabilities and obligations which are recurring in nature, (y) liabilities and obligations reflected and adequately provided for on the 1997 Balance Sheet and (z) liabilities and obligations arising in the ordinary course of business of ATI and its subsidiaries, or in connection with the transactions contemplated hereby, since the date of the 1997 Balance Sheet. The ATI Disclosure Letter sets forth a true and complete list of all loss contingencies (within the meaning of Statement of Financial Accounting Standards No. 5) of ATI exceeding $30,000 in the case of any single loss contingency or $100,000 in the case of all loss contingencies.

     SECTION 3.6.  Absence of Certain Changes.

          (a) Certain Financial Matters; Property; Dividends. Since the date of the 1997 Balance Sheet, there has not been (i) any material adverse change in the assets, liabilities, results of operations, financial condition or business of ATI and its subsidiaries taken as a whole, (ii) any damage, destruction, loss or casualty to property or assets of ATI or its subsidiaries, whether or not covered by insurance, which property or assets are material to its operations or business, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock of ATI, or any redemption or other acquisition by ATI of any of the capital stock of ATI or any split, combination or reclassification of shares of capital stock declared or made by ATI, or (iv) any agreement to do any of the foregoing.

          (b) Other Changes. Since the date of the 1997 Balance Sheet, there have not been (i) any material losses suffered other than in the ordinary course of business, (ii) any material assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any material liability or obligation (absolute, accrued or contingent) incurred or any material bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any material claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the ATI Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the ATI Financial Statements, (v) any material guarantees, checks, notes or accounts receivable written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down of the value of any asset or investment on ATI's books or records, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vii) any cancellation of any material debts or waiver of any material claims or rights of substantial value, or sale, transfer or other disposition of any material properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice and which in any event do not exceed $10,000 in the aggregate,
     (viii) any single capital expenditure or commitment in excess of $10,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $20,000 for additions to property or equipment, (ix) any material transactions entered into other than in the ordinary course of business, (x) any agreements to do any of the foregoing, or (xi) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of ATI and its subsidiaries taken as a whole.

     SECTION 3.7. Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of ATI, threatened against, relating to or involving ATI or any of its subsidiaries (or any of their respective officers or directors) before any court, arbitrator or administrative or governmental body, which, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business of ATI and its subsidiaries taken as a whole. All pending or threatened suits, actions, claims, proceedings or investigations relating to or involving ATI or any of its subsidiaries (or any of their respective officers or directors) before any court, arbitrator or administrative or governmental body are adequately provided for in the 1997 Balance Sheet in accordance with generally accepted accounting principles. Neither ATI nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court nor is either ATI or any of its subsidiaries subject to any governmental restriction applicable to it, which is reasonably likely (a) to have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of ATI and its subsidiaries taken as a whole, or (b) to cause a material limitation on the ability of Parent to operate the business of ATI after the Closing.

     SECTION 3.8. Compliance with Law. Each of ATI and its subsidiaries has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory officers and bodies necessary to carry on its business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, and each of ATI and its subsidiaries has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which its business or its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a material adverse effect upon its assets, liabilities, results of operations, financial condition or business of ATI and its subsidiaries taken as a whole.

     SECTION 3.9. ATI Material Contracts. The ATI Disclosure Letter contains a correct and complete list of the following (hereinafter referred to as the "ATI Material Contracts"):

          (a) all bonds, debentures, notes, mortgages, indentures or guarantees to which ATI or any of its subsidiaries is a party or by which any of its properties or assets (real, personal or mixed, tangible or intangible) is bound;

          (b) all material leases to which ATI or any of its subsidiaries is a party or by which any of their respective properties or assets (real, personal or mixed, tangible or intangible) is bound;

          (c) all loans and credit commitments to ATI or any of its subsidiaries which are outstanding, together with a brief description of such commitments and the name of each financial institution granting the same;

          (d) all contracts or agreements which limit or restrict ATI or any of its subsidiaries from engaging in any business in any jurisdiction or limit or restrict others from competing with ATI or any of its subsidiaries in any jurisdiction;

          (e) all agreements and documentation evidencing currently outstanding loans or advances made by ATI or any of its subsidiaries to or on behalf of its customers; and

          (f) all existing contracts and commitments (other than those described in subparagraphs (a), (b), (c), (d) or (e) of this Section 3.9, the ATI Customer Contracts (as hereinafter defined)), and the ATI Benefit Plans (as hereinafter defined) to which ATI or any of its subsidiaries is a party or by which their respective properties or assets may be bound involving an annual commitment or annual payment by any party thereto of more than $25,000 individually, or which have a fixed term extending more than twelve
     (12) months from the date hereof and which involve a total commitment or payment by any party thereto of more than $50,000.

To the best knowledge of ATI, true and complete copies of all ATI Material Contracts, including all amendments thereto, have been made available to Parent. The ATI Material Contracts are valid and enforceable in accordance with their respective terms with respect to ATI and valid and enforceable in accordance with their respective terms with respect to any other party thereto, in each case to the extent material to the business and operations of ATI, and subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies. Except for events or occurrences, the consequences of which, individually or in the aggregate, would not have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of ATI and its subsidiaries taken as a whole, there is not under any of the ATI Material Contracts any existing breach, default or event of default by ATI or event that with notice or lapse of time or both would constitute a breach, default or event of default by ATI, nor does ATI know of, and ATI has not received notice of, or made a claim with respect to, any breach or default by any other party thereto.

     SECTION 3.10. ATI Customer Contract. The ATI Disclosure Letter sets forth a true and complete list of all agreements or contracts pursuant to which ATI or any of its subsidiaries provides goods or services to their respective customers (the "ATI Customer Contracts"). Neither ATI nor any of its subsidiaries provides goods or services to their respective customers pursuant to verbal or oral agreements or contracts. The ATI Disclosure Letter sets forth a true and complete list of all customers of ATI which the management of ATI reasonably believes in good faith may terminate their contracts with ATI or may assert a claim for damages against ATI as a result of a default by ATI of its obligations under such contract or for any other reason, other than customer terminations arising in the ordinary course of business consistent with past practices and which do not in any event in the aggregate involve annual revenues of $50,000 or more. The execution, delivery and performance of this Agreement by ATI and the Signing Stockholder and the consummation of the transactions contemplated hereby by ATI and the Signing Stockholder will not, with the passing of time or giving of notice or both, violate or conflict with or constitute a default under or give rise to a termination right under any ATI Customer Contract except such violations, conflicts and defaults which in the aggregate would not have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of ATI and its subsidiaries taken as a whole.

     SECTION 3.11. Tax Returns; Taxes. Each of ATI and its subsidiaries has duly filed all federal, state, local and foreign tax returns required to be filed by it and has duly paid or made adequate provision for the payment of all taxes which are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns, except for incidental interest and penalties which may be due and payable, but which are not material in amount. The liability for taxes reflected in the 1997 Balance Sheet is sufficient for the payment of all unpaid taxes, whether or not disputed, that are accrued or applicable for the period ended November 30, 1997, and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations by the Internal Revenue Service ("IRS") or any other taxing authority have been paid, fully settled or adequately provided for in the 1997 Balance Sheet. There are no pending claims asserted for taxes of ATI or any of its subsidiaries or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of ATI or any of its subsidiaries for any period. Each of ATI and its subsidiaries has made all estimated income tax deposits and all other required tax payments or deposits and has complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local, foreign and other laws. ATI has made available to Parent true, complete and correct copies of federal income tax returns of ATI and its subsidiaries for the last three (3) taxable years and made available such other tax returns requested by Parent.

     SECTION 3.12. Officers, Directors, and Employees. The ATI Disclosure Letter contains a true and complete list of all of the officers and directors of ATI and each of its subsidiaries, specifying their office and annual rate of compensation, and a true and complete list of all of the employees of ATI as of the date hereof with whom ATI has a written employment agreement or to whom ATI has made verbal or oral commitments which are binding on ATI or who have an annual rate of compensation in excess of $50,000.

     SECTION 3.13.  ATI Employee Benefit Plans.

          (a) Definition of Benefit Plans. For purposes of this Section 3.13, the term "ATI Benefit Plan" means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which ATI or an ATI ERISA Affiliate (as hereinafter defined) provides benefits or compensation to or on behalf of employees or former employees of ATI or an ATI ERISA Affiliate (as hereinafter defined), whether formal or informal, whether or not written, including but not limited to the following:

             (1) Arrangements. any bonus, incentive compensation, stock option, deferred compensation, commission, severance pay, golden parachute or other compensation plan or rabbi trust;

             (2) ERISA Plans. any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, but not limited to, any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

             (3) Other Employee Fringe Benefits. any stock purchase, vacation, scholarship, day care, prepaid legal services, dependent care, telephone, automobile, dependent travel or other fringe benefit plans, programs, arrangements, contracts or practices.

          (b) ATI ERISA Affiliate. For purposes of this Section 3.13, the term "ATI ERISA Affiliate" means each trade or business (whether or not incorporated) which together with ATI is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code").

          (c) Identification of Benefit Plans. Except as described in the ATI Disclosure Letter, ATI does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or otherwise made, contributions to or under or otherwise participated in any ATI Benefit Plan.

          (d) MEPPA Liability/Post-Retirement Medical Benefits. Except as described in the ATI Disclosure Letter, neither ATI nor any ATI ERISA Affiliate maintains, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any multi-employer plan. Except as described in the ATI Disclosure Letter, ATI does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or made, contributions to or under (i) any plan which provides post-retirement medical or health benefits with respect to employees of ATI; (ii) any organization described in Sections 501(c)(9) or 501(c)(20) of the Code; (iii) any defined benefit pension plan or money purchase pension plan subject to Title IV of ERISA; or (iv) any plan which provides retirement benefits in excess of the limitations in Sections 401(a)(17), 401(k), 401(m), 402(g) or 415 of the Code. There is no lien upon any property of ATI or any ATI ERISA Affiliate outstanding pursuant to Section 412(n) of the Code in favor of any ATI Benefit Plan. No assets of ATI or any ATI ERISA Affiliate have been provided as security for any ATI Benefit Plan pursuant to Section 401(a)(29) of the Code.

          (e) Documentation. ATI has made available to Parent a true and complete copy of the following documents, if applicable, with respect to each ATI Benefit Plan identified in the ATI Disclosure Letter: (i) all documents, including any insurance contracts and trust agreements, setting forth the terms of the ATI Benefit Plan, or if there are no such documents evidencing the ATI Benefit Plan, a full description of the ATI Benefit Plan; (ii) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such ATI Benefit Plan; (iii) the annual reports filed for the most recent three (3) plan years and most recent financial statements or periodic accounting of related plan assets with respect to each ATI Benefit Plan; (iv) the most recent favorable determination letter, opinion or ruling from the IRS for each ATI Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax; and (v) each opinion or ruling from the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") with respect to such ATI Benefit Plans.

          (f) Qualified Status. Except as described in the ATI Disclosure Letter, each ATI Benefit Plan that is funded through a trust or insurance contract has at all times satisfied in all respects, by its terms and in its operation, all applicable requirements for an exemption from federal income taxation under Section 501(a) of the Code. Neither ATI nor any ATI ERISA Affiliate maintains an ATI Benefit Plan which meets the requirements of Section 401(a) of the Code (each a "401 Plan"). Any determination letter issued by the IRS to the effect that any such 401 Plan qualifies under
     Section 401(a) of the Code and that the related trust is exempt from taxation under Section 501(a) of the Code remains in effect and has not been revoked. Each such 401 Plan, if any, currently complies in form with the requirements under Section 401(a) of the Code, other than changes required by statutes, regulations and rulings for which amendments are not yet required. Each such 401 Plan, if any, has been administered according to its terms (except for those terms which are inconsistent with the changes required by statutes, regulations and ruling for which changes are not yet required to be made, in which case any such 401 Plan has been administered in accordance with the provisions of those statutes, regulations and rulings) and in accordance with the requirements of Section 401(a) of the Code. Each such 401 Plan, if any, has been tested for compliance with, and has satisfied the requirements of, Section 401(k)(3) and 401(m)(2) of the Code for each plan year ending prior to the Effective Date.

          (g) Compliance. Except as described in the ATI Disclosure Letter, each ATI Benefit Plan maintained by ATI or an ATI ERISA Affiliate has at all times been maintained, by its terms and in operation, in accordance with all applicable laws in all material respects, including (to the extent applicable) Code Section 4980B. There has been no failure to comply with applicable ERISA or other

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     requirements concerning the filing of reports, documents and notices with the Secretary of Labor and Secretary of Treasury or the furnishing of such documents to participants or beneficiaries that could subject any ATI Benefit Plan, ATI, any ATI ERISA Affiliate, Parent or any of its affiliates to any material civil or any criminal sanction.

          (h) Legal Actions. There are no actions, audits, suits or claims known to the Signing Stockholder which are pending or threatened against any ATI Benefit Plan, any fiduciary of any of ATI Benefit Plans with respect to the ATI Benefit Plans or against the assets of any of the ATI Benefit Plans, except claims for benefits made in the ordinary course of the operation of such plans.

          (i) Funding. ATI and each ATI ERISA Affiliate has made full and timely payment of all amounts required to be contributed under the terms of each ATI Benefit Plan and applicable law or required to be paid as expenses under such ATI Benefit Plan, and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to an ATI Benefit Plan. No event or condition exists with respect to any ATI Benefit Plan subject to Title IV of ERISA which could be deemed a "Reportable Event" (as defined in Title IV of ERISA) with respect to which the thirty
     (30) day notice requirement has not been waived which could result in a material liability to ATI, and no condition exists which would subject ATI to a material fine under Section 4071 of ERISA. The assets of all ATI Benefit Plans which are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such ATI Benefit Plan equal or exceed the liabilities of each such plan. The liabilities of each other plan are properly and accurately reported on the financial statements and records of ATI. The assets of each ATI Benefit Plan are reported at their fair market value on the books and records of each plan.

          (j) Liabilities. Neither ATI nor any ATI ERISA Affiliate is subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of ATI's or any ATI ERISA Affiliate's engaging in a prohibited transaction under ERISA or the Code, and the Stockholder has no knowledge of any circumstances which reasonably might result in any such material liability, tax or penalty as a result of a breach of fiduciary duty under ERISA. The termination of or withdrawal from any ATI Benefit Plan maintained by ATI or an ATI ERISA Affiliate which is subject to Title IV of ERISA or any other ATI Benefit Plan immediately after the Effective Time will not subject Parent, the Surviving Corporation, Merger Sub or any ATI ERISA Affiliate to any additional contribution requirement or to any other liability, tax or penalty whatsoever (excluding any liability, tax or penalty attributable solely to the fact that such termination or withdrawal would violate the permanency requirement of Section 401 (a) of the Code or an excise tax under Code Section 4980). Neither the execution nor the performance of the transactions contemplated by this Agreement will create, accelerate or increase any obligations under any ATI Benefit Plan. Neither ATI nor any ATI ERISA Affiliate has any obligation to any retired or former employee, or any current employee upon retirement, under any ATI Benefit Plan.

          (k) Amendment/New Plans. From the date of this Agreement to the Effective Time, no amendment shall be made to any ATI Benefit Plan, no commitment shall be made to amend any ATI Benefit Plan and no commitment shall be made to continue any ATI Benefit Plan or to adopt any new ATI Benefit Plan for the benefit of any employees of ATI or any ATI ERISA Affiliate absent the express written consent of Parent.

          (l) Excess Parachute Payments. No payment required to be made to any employee associated with ATI as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code or be nondeductible under Section 162(m) of the Code.

          (m) No Acceleration of Liability Under Benefit Plans. The consummation of the transactions contemplated hereby will not accelerate or increase any liability under any ATI Benefit Plan because of an acceleration or increase of any of the rights or benefits to which employees of ATI or any ATI ERISA Affiliate may be entitled thereunder.

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          (n) Statutory Benefits.  Except as described in the ATI Disclosure
     Letter, ATI has, on a timely basis, made all payments, withholdings and filings of any kind required of it by, and has otherwise complied in all material respects with, any applicable law, regulation or administrative order concerning pension, health, welfare, unemployment, workers' compensation or similar benefits administered by any governmental, regulatory or public body.

     SECTION 3.14. Labor Relations. To the best knowledge of ATI, each of ATI and its subsidiaries is in compliance in all material respects with all federal, state and foreign laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge involving ATI pending before the Equal Employment Opportunity Commission ("EEOC"), EEOC-recognized state "referral agency" or any other governmental agency. There is no unfair labor practice charge or complaint against ATI or any of its subsidiaries pending before the National Labor Relations Board ("NLRB"). There is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of ATI, threatened against or involving or affecting ATI or any of its subsidiaries, and no NLRB representation question exists respecting any of its employees. No grievance or arbitration proceeding is pending against ATI and no written claim therefor exists. There is no collective bargaining agreement that is binding on ATI or any of its subsidiaries.

     SECTION 3.15. Insurance. ATI has heretofore provided to Parent a true and complete list of its current insurance coverages for ATI and its subsidiaries, including names of carriers, amounts of coverage and premiums therefor. Each of ATI and its subsidiaries has been and is insured with respect to its properties and the conduct of its business in such amounts and against such risks as are reasonable in relation to its business and will use its reasonable efforts to maintain such insurance at least through the Effective Time. ATI has made available to Parent true and complete copies of all insurance policies covering ATI and its subsidiaries, its properties, assets, employees and/or operations.

     SECTION 3.16. Title to Properties and Related Matters. Each of ATI and its subsidiaries has good and valid title to or valid leasehold interests in its properties reflected in the 1997 Balance Sheet or acquired after the date thereof (other than properties sold or otherwise disposed of in the ordinary course of business), and all of such properties are held free and clear of all title defects, liens, encumbrances and restrictions, except, with respect to all such properties, (a) mortgages and liens securing debt reflected as liabilities on the 1997 Balance Sheet and (b)(i) liens for current taxes and assessments not in default, (ii) mechanics', carriers', workmen's, materialmen's, repairmen's, statutory or common law liens either not delinquent or being contested in good faith, and (iii) encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other similar matters or limitations, if any, which do not have a material adverse effect on ATI's use of the property affected. Notwithstanding the immediately preceding sentence, ATI makes no representation or warranty in this Section 3.16 or otherwise regarding the validity of title to any such properties in which ATI has only a leasehold interest.

     SECTION 3.17. Environmental Matters. Neither ATI nor any of its subsidiaries owns, nor has at any time owned, any real property. To the best knowledge of ATI, there has been no material release of a hazardous substance, as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601(14), or any petroleum product by ATI or any of its subsidiaries into the environment at any property ever owned, leased or used by ATI or any of its subsidiaries (the "Premises"), including, without limitation, any such release in the soil or groundwater underlying the Premises and, to the best knowledge of ATI, there has been no such release by any other party at any of the Premises. To the best knowledge of ATI, neither ATI nor any of its subsidiaries has disposed of any hazardous substances (as defined below). ATI has not received notice of any violation of any Environmental Law (as defined below) nor has it been advised of any claim or liability pursuant to any Environmental Law brought by any domestic or foreign governmental agency or private party. There are no Environmental Liabilities (as defined below) of ATI that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of ATI and its subsidiaries taken as a whole. As used in this Agreement, "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof. "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of its subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, any substance regulated under Environmental Laws.

     SECTION 3.18. Patents, Trademarks, Trade Names. The ATI Disclosure Letter sets forth a true and complete list of: (a) all material patents, trademarks and trade names (including all federal, state and foreign registrations pertaining thereto) and all material copyright registrations owned by ATI or any of its subsidiaries (collectively, the "Proprietary Intellectual Property"); and (b) all patents, trademarks, trade names, copyrights and all technology and processes used by ATI in its business which are material to its business and are used pursuant to a license or other right granted by a third party (collectively, the "Licensed Intellectual Property" and, together with the Proprietary Intellectual Property, herein referred to as "Intellectual Property"). A true and complete list of all such licenses with respect to Licensed Intellectual Property is set forth in the ATI Disclosure Letter. Each of the federal, state and foreign registrations pertaining to the Proprietary Intellectual Property is valid and in full force and effect. All required filings in association with such registrations have been properly made and all required fees have been paid. ATI owns, or has the right to use pursuant to valid and effective agreements, all Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights, except for such defects in title or other matters which in the aggregate would not have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of ATI and its subsidiaries taken as a whole. No claims are pending against ATI by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, and, to the best knowledge of ATI, the current use by ATI or any of its subsidiaries of the Intellectual Property does not infringe on the rights of any third party. The ATI Disclosure Letter sets forth a list of all jurisdictions in which ATI is operating under a trade name, and each jurisdiction in which any such trade name is registered.

     SECTION 3.19. Transactions with Affiliates. No stockholder or director of ATI, or any person with whom any such stockholder or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) has any interest in (i) any contract, arrangement or understanding with, or relating to, the business or operations of ATI or any of its subsidiaries, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of ATI or any of its subsidiaries, or
(iii) any property (real, personal or mixed, tangible or intangible) used, or currently intended to be used, in the business or operations of ATI.

     SECTION 3.20. Brokers, Finders, and Investment Bankers. Neither ATI nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

                                   ARTICLE 4.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     With such exceptions, if any, as may be set forth in a letter (the "Parent Disclosure Letter") to be delivered by Parent to ATI on or before December 31, 1997 Parent hereby represents and warrants to ATI as follows:

     SECTION 4.1. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of Parent and its subsidiaries taken as a whole.

     SECTION 4.2. Authorization. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, subject only to the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger and the other transactions provided for herein, have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. The Boards of Directors of each of Parent and Merger Sub have approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions provided for herein. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

     SECTION 4.3. Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under,
(i) any term or provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) any contract material to the business and operations of Parent or Merger Sub, (iii) any judgment, decree or order of any court or governmental authority or agency to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound, or
(iv) any statute, law, regulation or rule applicable to Parent or Merger Sub, so as to have, in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition or business of Parent and its subsidiaries taken as a whole. Except for filing and recordation of the Certificate of Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Parent or Merger Sub is required in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation of the transactions contemplated by this Agreement by Parent or Merger Sub, the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business of ATI and its subsidiaries taken as a whole of Parent.

     SECTION 4.4. Capitalization of Parent and Ownership of Merger Sub. The authorized capital stock of Parent consists of 40,000,000 shares of common stock, $.01 par value per share, of which 19,289,077 shares were issued and outstanding as of December 22, 1997, and 10,000,000 shares of preferred stock, $.01 par value per share, of which no shares were issued and outstanding as of December 1, 1997. All shares of Parent Common Stock outstanding as of the date hereof are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued in the Merger will be validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding capital stock of Merger Sub is held by Parent.

     SECTION 4.5. Financial Statements. Parent has made available to ATI the audited consolidated balance sheets of Parent and its subsidiaries as of December 31, 1994, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the fiscal years then ended, including the notes thereto, and the unaudited consolidated balance sheet of Parent and its subsidiaries as of September 30, 1997 and the related consolidated statements of operations for the nine months then ended. All of the foregoing financial statements are hereinafter collectively referred to as the "Parent Financial Statements" and the balance sheet as of September 30, 1997 is hereinafter referred to as the "1997 Parent Balance Sheet." The Parent Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and present fairly the financial position and results of operations of Parent as of the dates and for the periods indicated, in each case, in conformity with generally accepted accounting principles, consistently applied. As of the Closing Date, Parent shall have no liability or obligation of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than (x) current liabilities and obligations which are recurring in nature and not overdue on their terms, (y) liabilities and obligations reflected and adequately provided for on the 1997 Parent Balance Sheet and (z) liabilities and obligations arising in the ordinary course of business of Parent, or in connection with the transactions contemplated hereby, since the date of the 1997 Parent Balance Sheet.

     SECTION 4.6.  Absence of Certain Changes.

          (a) Certain Financial Matters; Property; Dividends. Since the date of the 1997 Parent Balance Sheet, there has not been (i) any material adverse change in the assets, liabilities, results of operations, financial condition or business of Parent and its subsidiaries taken as a whole, (ii) any damage, destruction, loss or casualty to property or assets of Parent, whether or not covered by insurance, which property or assets are material to its operations or business, (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock of Parent, or any redemption or other acquisition by Parent of any of the capital stock of Parent or any split, combination or reclassification of shares of capital stock declared or made by Parent, or (iv) any agreement to do any of the foregoing.

          (b) Other Changes. Since the date of the 1997 Parent Balance Sheet, there have not been (i) any losses suffered, (ii) any material assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (iii) any material liability or obligation (absolute, accrued or contingent) incurred or any material bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iv) any material claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the Parent Financial Statements or incurred in the ordinary course of business and consistent with past practice since the date of the Parent Financial Statements, (v) any material guarantees, checks, notes or accounts receivable written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (vi) any write down of the value of any asset or investment on Parent's books or records, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vii) any cancellation of any material debts or waiver of any material claims or rights of substantial value, or sale, transfer or other disposition of any material properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice, (viii) any material transactions entered into other than in the ordinary course of business,
     (ix) any agreements to do any of the foregoing, or (x) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of Parent and its subsidiaries taken as a whole.

     SECTION 4.7. Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the best knowledge of Parent, threatened against, relating to or involving Parent (or any of its officers or directors) before any court, arbitrator or administrative or governmental body, which, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of Parent and its subsidiaries taken as a whole. All pending or threatened suits, actions, claims, proceedings or investigations relating to or involving Parent (or any of its officers or directors) before any court, arbitrator or administrative or governmental body are adequately provided for in the 1997 Parent Balance Sheet in accordance with generally accepted accounting principles. Parent is not subject to any judgment, decree, injunction, rule or order of any court nor is Parent subject to any governmental restriction applicable to it, which is reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of Parent and its subsidiaries taken as a whole.

     SECTION 4.8. Compliance with Law. Parent has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory officers and bodies necessary to carry on its business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, and Parent has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof to which its business or its employment of labor or its use or occupancy of properties or any part thereof are subject, the failure to obtain or the violation of which would have a material adverse effect upon its assets, liabilities, results of operations, financial condition or business of Parent and its subsidiaries taken as a whole.

     SECTION 4.9. Tax Returns; Taxes. Parent has duly filed all federal, state, local and foreign tax returns required to be filed by it and has duly paid or made adequate provision for the payment of all taxes which are due and payable pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns. The liability for taxes reflected in the 1997 Parent Balance Sheet is sufficient for the payment of all unpaid taxes, whether or not disputed, that are accrued or applicable for the period ended September 30, 1997, and for all years and periods ended prior thereto. All deficiencies asserted as a result of any examinations by the IRS or any other taxing authority have been paid, fully settled or adequately provided for in the 1997 Parent Balance Sheet. There are no pending claims asserted for taxes of Parent or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Parent for any period. Parent has made all estimated income tax deposits and all other required tax payments or deposits and has complied for all prior periods in all material respects with the tax withholding provisions of all applicable federal, state, local, foreign and other laws.

     SECTION 4.10. Parent SEC Reports. Parent has heretofore made available to ATI Parent's Annual Reports on Form 10-K for the years ended December 31, 1994, 1995 and 1996 (the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 1994, Parent has filed all forms, reports and documents with the Securities and Exchange Commission required to be filed by it pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations promulgated thereunder.

     SECTION 4.11. Transactions with Affiliates. Except as disclosed in the Parent SEC Reports, no executive officer or director of Parent, or any person with whom any such executive officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) has any interest in (i) any contract, arrangement or understanding with, or relating to, the business or operations of Parent, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Parent, or (iii) any property (real, personal or mixed, tangible or intangible) used, or currently intended to be used, in the business or operations of Parent.

                                   ARTICLE 5.

                        CERTAIN COVENANTS AND AGREEMENTS

     SECTION 5.1. Conduct of Business by ATI. From the date hereof to the Effective Time, ATI will, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed in the ATI Disclosure Letter or consented to in writing by Parent:

          (i) Carry on its businesses in the ordinary course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary course of business and not otherwise prohibited under this Section 5.1;

          (ii) Neither change nor amend its Certificate of Incorporation or Bylaws;

          (iii) Not sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of its capital stock of ATI or rights or obligations convertible into or exchangeable for any shares of its capital stock and not alter the terms of any of its presently outstanding options, warrants or other equity securities or make any changes (by split-up, combination, reorganization or otherwise) in its capital structure;

          (iv) Not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock or other equity securities, except for distributions of dividends to its shareholders in the ordinary course of business consistent with past practice, and not redeem, purchase or otherwise acquire any shares of its capital stock or other securities or rights or obligations convertible into or exchangeable for any shares of its capital stock or other securities or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

          (v) Not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

          (vi) Use its reasonable efforts to preserve intact its corporate existence, goodwill and business organizations, to keep its officers and employees available to Parent and to preserve its relationships with customers, suppliers and others having business relations with it;

          (vii) Not (A) create, incur or assume any long-term debt (including obligations in respect of capital leases) or any short-term debt for borrowed money, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice, (C) make any loans or advances to any other person, except in the ordinary course of business and consistent with past practice, (D) make any capital contributions to, or investments in, any person, except in the ordinary course of business and consistent with past practices with respect to investments, (E) make any capital expenditure involving in excess of $10,000 in the case of any single expenditure or $20,000 in the case of all capital expenditures, or (F) purchase or commit to purchase more than $100,000 of inventory in the aggregate;

          (viii) Not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors nor pay or become obligated to pay any bonuses to, or grant any increase in the compensation of, officers, directors or employees, whether now or hereafter payable, including any such payment or increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment; provided, however, that it shall be permitted hereunder to grant increases in the compensation payable to employees (but not executives or directors) in the ordinary course of business consistent with its 1997 budget and which do not in the case of any specific employee involve an increase in compensation in

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     excess of ten percent (10%) of such employee's 1996 compensation and which in the aggregate do not involve an annualized compensation expense increase of $10,000 or more;

          (ix) Perform in all material respects all of its obligations under all ATI Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be an ATI Material Contract other than contracts to provide services entered into in the ordinary course of business;

          (x) Use its reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by it;

          (xi) Use its reasonable efforts to continue to collect its accounts receivable and pay its accounts payable in the ordinary course of business and consistent with past practices; and

          (xii) Prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow Parent, at its request, to review all such returns, reports, filings and amendments at ATI's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

     In connection with the continued operation of ATI's business between the date of this Agreement and the Effective Time, ATI shall confer in good faith on a regular and frequent basis with one or more representatives of Parent designated in writing to report on operational matters of materiality and the general status of ongoing operations. ATI acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultations.

     SECTION 5.2.  Inspection and Access to Information; Confidentiality.

          (a) Inspection and Access. Between the date of this Agreement and the Effective Time, ATI will provide Parent and its accountants, investment bankers, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its respective officers to furnish to the other party and its authorized representatives any and all financial, technical and operating data and other information pertaining to its business, as each other party shall from time to time reasonably request.

          (b) Confidentiality. Parent shall, and shall use its best efforts to cause its authorized representatives to, hold in strict confidence, and not disclose to any person without the prior written consent of ATI, or use in any manner except in connection with the transactions contemplated hereby, all information obtained from ATI in connection with the transactions completed hereby, except that such information may be disclosed (i) where necessary to any regulatory authorities or governmental agencies, (ii) if required by court order or decree, (iii) if it is ascertainable or obtained from public or published information, (iv) if it is or becomes known to the public other than through disclosure by such party, (v) if the recipient can demonstrate it was in its possession prior to disclosure thereof in connection with the Agreement, (vi) if the recipient can demonstrate it was independently developed by it, or (vii) if the disclosing party is advised in writing by counsel that it is legally required to make such disclosure.

     SECTION 5.3.  No Solicitation; Acquisition Proposals.

          (a) No Solicitation. From the date hereof until the Effective Time or until this Agreement is terminated or abandoned as provided in Article 8, ATI shall not, nor shall it authorize or permit any officer, director or employee of, or any attorney or other advisor or representative of ATI to,
     (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means an inquiry, proposal or acquisition or purchase of a substantial amount of assets of ATI (other than investors in the ordinary course of business) or of over 10% of any class of equity securities of ATI, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving ATI other than the transactions contemplated hereby, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the Merger. ATI will notify Parent promptly in writing if ATI becomes aware that any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated with ATI with respect to an Acquisition Proposal. ATI shall immediately cease any existing activities, discussions or negotiations with any third parties which may have been conducted on or prior to the date hereof with respect to an Acquisition Proposal and shall direct and use reasonable efforts to cause its officers, advisors and representatives not to engage in any such activities, discussions or negotiations.

          (b) Action by Board. Except as set forth herein and subject to its fiduciary duties, the Board of Directors of ATI shall not (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or
     (ii) enter into any type of agreement or letter of intent with respect to any Acquisition Proposal.

          (c) Liquidated Damages. If, (i) prior to the termination of this Agreement, ATI proposes to enter into an agreement or letter of intent with respect to any Acquisition Proposal, it shall concurrently with entering into such agreement or letter of intent pay, or cause to be paid, in same day funds to Parent up to $100,000 of the costs and expenses incurred by Parent in connection with the Merger, including fees and expenses of its accountants and counsel (the "Expenses"), plus the sum of $250,000 (the "Termination Fee"), or (ii) an Acquisition Proposal shall have been made prior to the termination of this Agreement and within one year of such termination ATI enters into an agreement or letter of intent with respect to, or approves or recommends or takes any action to facilitate such Acquisition Proposal, ATI shall pay, or cause to be paid to Parent, in same day funds upon demand, the Expenses and the Termination Fee, provided that, so long as ATI is not then in breach of any of its obligations herein, no payment shall be due to Parent under subpart (ii) above if, at the time of the termination of this Agreement, ATI shall desire in good faith to proceed with the Merger, and Parent shall elect not to do so. The parties acknowledge that damages in the event of a breach of this Section 5.3 will be difficult to ascertain, and that the Expenses and the Termination Fee are intended to be full liquidated damages and such damages represent the parties' best estimate of their damages. The parties expressly acknowledge that the foregoing liquidated damages are intended not as a penalty, but as full liquidated damages, in the event of a breach of this Section 5, and Parent acknowledges the Expenses and the Termination Fee are its sole and exclusive remedy for a breach of this Section 5.3.

     SECTION 5.4. Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be effected on or prior to January 30, 1998 in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including, without limitation:

          (i) ATI and Parent shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

          (ii) In the event any claim, action, suit, investigation or other proceeding by any governmental body or regulatory authority is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

          (iii) Each party shall give prompt written notice to the other of (A) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of ATI or Parent, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or that will or may result in the failure to satisfy any of the conditions specified in Article 6 hereof and (B) any failure of ATI or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them hereunder.

          (iv) Without the prior written consent of Parent, ATI will not terminate any employee if such termination would result in the payment of any amounts pursuant to "change in control" provisions of any employment agreement or arrangement.

     SECTION 5.5. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless Parent or ATI are advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law and then only after making a reasonable attempt to comply with the provisions of this Section 5.5).

     SECTION 5.6. Supplements to Disclosure Letters. From time to time prior to the Effective Time, ATI and Parent will each promptly supplement or amend the respective disclosure letters which will be delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such disclosure letter or which is necessary to correct any information in any such disclosure letter which has been rendered inaccurate thereby. No supplement or amendment to any such disclosure letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.2 or 6.3 of this Agreement.

     SECTION 5.7. Continuation of Business. Parent and Surviving Corporation each agree to continue the historic business of ATI or use a significant portion of ATI's historic business assets to the extent necessary to fulfill the continuity requirements for reorganizations under Section 368 of the Code as described in Treas. Reg. SS. 1.368-1(d).

     SECTION 5.8. Stockholder Matters. ATI shall call a special meeting of its stockholders to be held as soon as practicable after the date hereof for the purpose of voting upon this Agreement and the Merger and, through its Board of Directors, recommend to its stockholders approval of this Agreement and the Merger at such meeting.

     SECTION 5.9. Indemnification Against Certain Liabilities. Parent agrees that all rights to indemnification and all limitations of liability existing in favor of the officers and directors of ATI ("Indemnified Parties") as provided in its certificate of incorporation and bylaws as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to any indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

                                   ARTICLE 6.

                                 OTHER MATTERS

     SECTION 6.1. Conditions to Each Party's Obligations. None of the parties hereto shall be obligated to effect the Merger if, at the Effective Time, (i) any injunction, writ or preliminary restraining order or any order of any nature shall have been issued by a court or governmental agency of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, (ii) any proceeding or lawsuit shall have been commenced by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order, or (iii) written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

     SECTION 6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of ATI set forth in Article 3 of this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

          (b) Performance of Obligations of ATI. ATI shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

          (c) Opinion of Counsel. Parent shall have received an opinion from counsel for ATI, dated the Closing Date, in form and substance reasonably satisfactory to Parent, substantially to the effect that:

             (i) ATI is validly organized, existing, in good standing and authorized to do business in the state of its incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as currently conducted and, to the best of such counsel's knowledge, is duly qualified to do business in each other state in which the failure to so qualify would have a material adverse effect on its operations in such state.

             (ii) The Signing Stockholder and ATI have full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

             (iii) The officers of ATI who have executed this Agreement have the authority to so execute this Agreement on behalf of ATI.

             (iv) The Signing Stockholder and ATI have taken all requisite action to authorize, approve and carry out this Agreement and the transactions on the part of the Signing Stockholder contemplated hereby.

             (v) The execution, delivery and performance of this Agreement by the Signing Stockholder and ATI and the consummation of the transactions on the part of the Signing Stockholder and ATI contemplated by this Agreement will not result in any breach, violation, default or acceleration of the obligations of the Stockholders or ATI under any judgment, decree, order, lease, license, contract or other agreement which is applicable to the ATI Stockholders or ATI and of which such counsel has actual knowledge.

             (vi) Except as may be required by applicable federal and state securities laws, as to which no opinion need be expressed, the consummation of the transactions on the part of the Signing Stockholder or ATI contemplated by this Agreement does not require the consent, approval, authorization or order, giving of notice to, or the registration with, any court or any Federal, state, or other governmental authority, agency or instrumentality or any other person of which such counsel has actual knowledge.

             (vii) To such counsel's actual knowledge and except with respect to the pending litigation in the matter of Inverness Corp., et al v. ATI, Inc., et al. (the "Inverness Matter"), (A) no action or proceeding against the Signing Stockholder or ATI is pending before any court, or before or by any governmental body, to restrain, prohibit, invalidate or obtain damages with respect to or otherwise question or attack the transactions contemplated by this Agreement, and (B) the Signing Stockholder is not involved in any litigation which might have an adverse effect on ATI.

          (d) Authorization of Merger. All corporate action necessary by ATI to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (e) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filing of the Certificate of Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of ATI or Parent, following the Effective Time.

          (f) Certificates. ATI shall furnish Parent with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a), (b) and (d).

          (g) Material Contracts. Parent shall have received consents to assignment of all ATI Material Contracts and ATI Customer Contracts or written waivers of the provisions of any ATI Material Contracts or ATI Customer Contracts requiring the consents or waivers of third parties as set forth in the ATI Disclosure Letter, except such required consents and waivers the failure of which to obtain would not in the aggregate have a material adverse effect on the assets, liabilities, results of operations, financial condition, business of ATI and its subsidiaries taken as a whole of ATI following the Effective Time.

          (h) Employment Agreement. Mr. Lin shall have executed and delivered an employment agreement in the form attached hereto as Exhibit 6.2(h) (the "Employment Agreement").

          (i) Non-Competition and Non-Disclosure Agreement. Mr. Lin shall have executed and delivered a non-competition and non-disclosure agreement in the form attached hereto as Exhibit 6.2(i) (the "Non-Competition Agreement").

          (j) Resignation Letters. Each of the officers and directors of ATI shall have tendered to Parent resignation letters in form and substance reasonably acceptable to Parent on or prior to the Closing Date, such resignations to be effective immediately following the Closing Date.

          (k) Repayment of Stockholder Loans. All loans from (or any other amounts advanced by) ATI to the ATI Stockholders shall have been repaid in full.

          (l) Escrow Agreement. Each of the Stockholders and the Escrow Agent shall have duly executed and delivered the Escrow Agreement.

          (m) Stock Purchase Transactions. Parent shall have entered into Stock Purchase Agreements with at least 16 of the ATI Stockholders listed on
     Exhibit 6.2(m) hereto, which agreements shall be satisfactory to Parent and such ATI Stockholders.

          (n) Dissenting Stockholders. Holders of not more than five percent (5%) of the outstanding shares of ATI Stock and ATI Common Stock (in the aggregate) shall have filed written notice with ATI that they intend to demand payment for their shares.

          (o) Registration Rights Agreement. Each of the Stockholders shall have executed and delivered a registration rights agreement in the form attached hereto as Exhibit 6.2(o) (the "Registration Rights Agreement").

          (p) Charter Amendment. ATI shall have amended its Certificate of Incorporation such that the holders of the ATI Stock may receive property other than cash in the event of a liquidation or deemed liquidation of ATI.

     SECTION 6.3. Conditions to Obligations of ATI. The obligations of ATI to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of Parent set forth in Article 4 of this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

          (b) Performance of Obligations by Parent. Parent shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

          (c) Authorization of Merger. All corporate action necessary by Parent and Merger Sub to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken.

          (d) Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filing of the Certificate of Merger, and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of ATI following the Effective Time.

          (e) Certificates. Parent shall furnish ATI with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.3(a), (b) and (c).

          (f) Employment Agreement. Surviving Corporation and Parent shall have executed and delivered the Employment Agreement.

          (g) Escrow Agreement. Parent and the Escrow Agent shall have duly executed and delivered the Escrow Agreement.

          (h) Non-Competition Agreement. Surviving Corporation and Parent shall have duly executed and delivered the Non-Competition Agreement.

          (i) Registration Rights Agreement. Parent shall have duly executed and delivered the Registration Rights Agreement.

          (j) Opinion of Counsel. ATI shall have received an opinion from counsel for Parent and Merger Sub, dated the Closing Date, in form and substance satisfactory to ATI, substantially to the effect that:

             (i) The Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, operate and lease its property and to carry on its business as it is now being conducted and, to such counsel's knowledge, is duly qualified to do business in each other state in which the failure to so qualify would have a material adverse effect on its operations in such state.

             (ii) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, operate and lease its property and to carry on its business as it is now being conducted and, to such counsel's knowledge, is duly qualified to do business in each other state in which the failure to so qualify would have a material adverse effect on its operations in such state.

             (iii) The Parent has the requisite power and authority to enter into the Agreement and to consummate the transactions contemplated hereby. All corporate action necessary to authorize the execution, delivery and performance of the Agreement and the consummation by the Company of the Merger has been duly and validly taken.

             (iv) Merger Sub has the requisite power and authority to enter into the Agreement and to consummate the transactions contemplated hereby. All corporate action necessary to authorize the execution, delivery and performance of the Agreement and the consummation by Merger Sub of the Merger has been duly and validly taken.

             (v) The Agreement has been duly and validly authorized, executed and delivered by the Company and Merger Sub.

             (vi) The Parent Common Stock to be issued by the Parent pursuant to the terms of the Agreement has been duly authorized and, when issued and delivered, will be validly issued and fully paid and non-assessable.

          (k) Release of Guaranty. The Parent shall have released Mr. Lin from his personal guaranty made in favor of the Parent, as assignee of BankBoston, N.A., relating to certain indebtedness of ATI owing to the Parent.

          (l) Certified Resolutions. The Parent shall have delivered to ATI a copy of the resolutions adopted by the Parent's Board of Directors with respect to the determination of the "acquisition price" being less than $15 million for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which resolutions shall have been certified by the Secretary or Assistant Secretary of Parent.

                                   ARTICLE 7.

                                    CLOSING

     The consummation of the transactions contemplated by this Agreement are herein referred to as the "Closing." The "Closing Date" shall be the date on which the Closing occurs. The Closing shall occur on the first business day following the day on which the last of the conditions (other than those conditions which by their terms are to occur only at the Closing) shall have been satisfied or, if permissible, waived, or such later date as the parties may agree. The Closing shall take place at the offices of Goodwin, Procter & Hoar LLP, Boston, Massachusetts or at such other place as ATI and Parent shall agree in writing.

                                   ARTICLE 8.

                                  TERMINATION

     SECTION 8.1. Termination and Abandonment. This Agreement may be terminated at any time prior to the Closing Date:

          (i) by mutual agreement of the Boards of Directors of ATI, Merger Sub and Parent;

          (ii) by ATI, if (A) the conditions set forth in Sections 6.1 and 6.3 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Parent on or before January 30, 1998, or (B) ATI determines, in its sole good faith judgment, within five (5) days of the date of the delivery of the Parent Disclosure Letter, that the exceptions set forth therein are materially adversely different from the representations and warranties of Parent in Article 4 hereof, provided that ATI shall inform Parent upon such termination as to the reasons for its determination; and

          (iii) by Parent or Merger Sub, if (A) the conditions set forth in Sections 6.1 and 6.2 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by ATI on or before January 30, 1998, or (B) Parent determines, in its sole good faith judgment, within five (5) days of the date of the delivery of the ATI Disclosure Letter, that the exceptions set forth therein are materially adversely different from the representations and warranties of ATI in
     Article 3 hereof, provided that Parent shall inform ATI upon such termination as to the reasons for its determination, or (C) Parent determines, in its sole good faith judgment, within five (5) days of the date of the delivery of the 1997 Balance Sheet, that the financial condition or results of operations of ATI as of and for the eleven-month period ended November 30, 1997 are materially adversely different from the financial condition or results of operations of ATI as of and for the fiscal year ended December 31, 1996.

     SECTION 8.2. Specific Performance and Other Remedies. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein. the non-breaching party may be without an adequate remedy at law. Except as otherwise provided by Section 5.3 hereof, the parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

     SECTION 8.3. Effect of Termination. In the event of termination of this Agreement pursuant to this Article 8, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors or stockholders, except for obligations under Section 5.3 and this Section 8.3, all of which shall survive the termination. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement.

                                   ARTICLE 9.

                                INDEMNIFICATION

     SECTION 9.1.  Definitions.  For the purposes of this Article 9:

          (i) "ATI Indemnitors" shall mean the Signing Stockholder and the Stockholders (other than any Stockholders who perfect their right to dissent in accordance with the DGCL).

          (ii) "ATI Indemnitors Representative" shall mean Ernest H. Lin.

          (iii) "ATI Indemnitees" shall mean the stockholders of ATI, of record and beneficially, as of the date hereof, and their respective agents, representatives, employees, heirs, devisees, legatees, successors and assigns.

          (iv) "Indemnification Claim" shall mean a claim for indemnification hereunder.

          (v) "Indemnitee" or "Indemnitees" shall mean one or more, as the case may be, of the Parent Indemnitees and the ATI Indemnitees, without distinction.

          (vi) "Indemnitor" or "Indemnitors" shall mean one or more, as the case may be, of the Parent Indemnitors and the ATI Indemnitors, without distinction.

          (vii) "Indemnitors Representative" shall mean Parent or Mr. Lin, without distinction, as the case may be.

          (viii) "Losses" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages (including special and consequential damages), liabilities, costs and expenses, including, without limitation, interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses, provided that Losses shall be determined net of any insurance proceeds received by the Indemnitee in respect of the subject matter of an Indemnification Claim.

          (ix) "Parent Indemnitees" shall mean Parent, the Surviving Corporation, and their respective agents, representatives, employees, officers, directors, shareholders, controlling persons and affiliates (other than the ATI Stockholders).

          (x) "Parent Indemnitors" shall mean Parent and the Surviving Corporation, jointly and severally.

          (xi) "Parent Indemnitors Representative" shall mean Parent.

          (xii) "Third Party Claim" shall mean any claim, suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

     SECTION 9.2. Agreement of ATI Indemnitors to Indemnify. Subject to the terms and conditions of this Article 9, the ATI Indemnitors, who shall be jointly liable proportionately on the basis on which their respective Escrow Shares (assuming the full release thereof to such persons) bears to the total number of Escrow Shares, and not jointly and severally, such that each individual ATI Indemnitor's liability under this Section 9.2 shall never exceed such proportionate amount of the respective Indemnitor's Losses for which indemnity is sought hereunder (other than with respect to Mr. Lin whose liability under this Section 9.2 shall not exceed the sum of (a) his proportionate amount of the Losses determined in accordance with the foregoing manner and (b) the value of the Signing Stockholder Parent Shares (as hereinafter defined)), agree to indemnify, defend and hold harmless Parent Indemnitees, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, a Parent Indemnitee and resulting from, based upon or arising out of:

          (i) the inaccuracy, untruth or incompleteness of any representation or warranty of ATI contained in or made pursuant to this Agreement or the ATI Disclosure Letter, in each case as supplemented or amended by the ATI Disclosure Letter, as amended from time to time prior to the Effective Time, or in or made pursuant to any Exhibit furnished by ATI or the ATI Indemnitors in connection herewith regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional;

          (ii) a breach of or failure to perform any covenant, undertaking, condition or agreement of ATI or the ATI Indemnitors made in this Agreement regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional;

          (iii) the business or operations of ATI prior to the Effective Time or the actions or omissions of ATI's officers, directors, stockholders, employees or agents prior to the Effective Time, irrespective of the date that any claim, suit or other course of action related thereto is filed or otherwise instituted, provided that the foregoing shall not apply to any liability of ATI disclosed in the ATI Disclosure Letter or reflected in the ATI Financial Statements or the 1997 Balance Sheet;

          (iv) any claim by any former stockholder of ATI, or any predecessor thereto, involving the transactions contemplated hereby or any prior transaction involving any shares of capital stock of ATI; or

          (v) the Inverness Matter to the extent such Losses exceed $300,000.

     SECTION 9.3. Agreement of Parent Indemnitors to Indemnify. Subject to the terms and conditions of this Article 9, the Parent Indemnitors, jointly and severally, agree to indemnify, defend and hold harmless the ATI Indemnitees, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, each ATI Indemnitee and resulting from, based upon, arising out of or in connection with:

          (i) the inaccuracy, untruth, or incompleteness of any representation or warranty of any Parent Indemnitor, contained in or made pursuant to this Agreement or the Parent Disclosure Letter, in each case as supplemented or amended by the Parent Disclosure Letter, as amended from time to time prior to the Effective Time, or in or made pursuant to any Exhibit furnished by the Parent Indemnitors, or either of them, in connection herewith regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional; or

          (ii) a breach of or failure to perform any covenant, undertaking, condition or agreement of the Parent Indemnitors, or either of them, made in this Agreement or in any Exhibit to this Agreement regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional.

     SECTION 9.4. Procedures for Indemnification. The obligations and liabilities of the parties with respect to an Indemnification Claim shall be subject to the following terms and conditions:

          (i) An Indemnification Claim shall be made by a Parent Indemnitee by delivery of a written notice to the ATI Indemnitors Representative requesting indemnification from the ATI Indemnitors and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

          (ii) An Indemnification Claim shall be made by an ATI Indemnitee by delivery of a written notice to the Parent Indemnitors Representative requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

          (iii) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 9.5 hereof shall also be observed by the Indemnitee and the Indemnitors Representative.

          (iv) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitors Representative shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitors Representative on behalf of all the subject Indemnitors, and the Indemnification Claim shall be paid in accordance with subsection (v) hereof.

          (v) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitors Representative and the Indemnitee or otherwise, the Indemnitors shall pay the amount of such Indemnification Claim within ten (10) days of the date such amount is determined.

     SECTION 9.5. Third Party Claims. The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

          (i) The Indemnitee shall give the applicable Indemnitors Representative written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitors Representative, on behalf of the Indemnitors, may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitors Representative of such claim shall not relieve the Indemnitors of any liability that they may have with respect to such claim except to the extent the Indemnitors Representative demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitors Representative shall be an acknowledgment of the obligation of the Indemnitors to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitors Representative fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to the Indemnitors Representative by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnitors Representative and which settlement, if any, is reasonably satisfactory to the Indemnitor Representative. In the circumstances described in the immediately preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 9.3 which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

          (ii) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee (including, without limitation, the administration of the tax returns and responsibilities under the tax laws of the Indemnitee), the Indemnitee shall have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Indemnitors Representative, and the reasonable costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitors hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitors Representative shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

          (iii) No settlement of a Third Party Claim involving the asserted liability of the Indemnitors under this Article 9 shall be made without the prior written consent by or on behalf of the Indemnitors Representative, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $20,000 or less where the Indemnitors Representative has not responded within five (5) business days of notice of a proposed settlement. If the Indemnitors Representative assumes the defense of such a Third Party Claim, (A) no compromise or settlement thereof may be effected by the Indemnitors Representative without the Indemnitee's consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitors, and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (B) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

          (iv) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested), provided that the receiving party agrees to maintain the confidential nature of the information provided to the receiving party to the reasonable satisfaction of the party providing such information.

     SECTION 9.6. Rights and Remedies Exclusive. Except as expressly provided in Section 5.3 hereof and except to the extent the same shall have been the result of common-law fraud, intentional omission or deliberate concealment by or on behalf of an Indemnitor, the rights of the Indemnitees under this Article 9 shall be the exclusive rights and remedies of the Indemnitees for any breach of the representations and warranties on the part of any Indemnitor; provided, however, that this Section 9.6 does not limit the rights of any party under any of the Exhibits hereto.

     SECTION 9.7. Survival. Subject to Section 9.8 hereof, all representations, warranties and agreements contained in this Agreement or in any certificate, schedule or exhibit delivered pursuant to this Agreement, in each case as supplemented or amended by the respective ATI's or the Parent's Disclosure Letter, as amended from time to time prior to the Effective Time, shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty.

     SECTION 9.8.  Time Limitations.

          (i) If the Closing occurs, the ATI Indemnitors shall have no liability under Section 9.2, unless on or before the 18th month anniversary of the Closing Date the ATI Indemnitors Representative is given notice asserting an Indemnification Claim with respect thereto; provided, however, that an Indemnification Claim based upon a breach of the representations and warranties of ATI contained in (a) Sections 3.1, 3.2, 3.3, 3.4(b) and 3.16 may be made at any time except as limited by law, (b) Section 3.11 may be made at any time prior to the expiration of the applicable statutes of limitations relative to the liability relating thereto; and (c) Section
     3.17 may be made at any time prior to the fifth anniversary of the Closing Date.

          (ii) If the Closing occurs, the Parent Indemnitors shall have no liability under Section 9.3, unless on or before the 18th month anniversary of the Closing Date the Parent Indemnitors are given notice asserting an Indemnification Claim with respect thereto; provided, however, that an Indemnification Claim based upon a breach of the representations and warranties of the Parent Indemnitors contained in (a) Sections 4.1, 4.2,
     4.3 and 4.4 may be made at any time except as limited by law and (b)
     Section 4.9
     may be made at any time prior to the expiration of the applicable statutes of limitations relative to the liability relating thereto.

     SECTION 9.9. Limitations as to Amount Payable by ATI Indemnitors. The ATI Indemnitors shall have no liability with respect to the matters described in
Section 9.2 until the total of all Losses with respect thereto (other than Losses described in Section 9.2(v)) exceeds $100,000, in which event the ATI Indemnitors shall be obligated to indemnify the Indemnitees as provided in this
Article 9 for all such Losses. Except as provided below in this Section 9.9, the maximum amount of any claim against the ATI Indemnitors shall not exceed the sum of (i) $5,000,000 and (ii) the value of the Parent Shares to be issued to the Signing Stockholder (the "Signing Stockholder Parent Shares") where such shares are valued at the Average Closing Price. Notwithstanding anything herein to the contrary, satisfaction of any claim by the Parent Indemnitees under this Article 9 shall be limited to and made by a redemption of the Parent Shares and Escrow Shares (with each such share having a value equal to the Average Closing Price) as follows: first by a redemption of the Signing Stockholder Parent Shares and second by a redemption of the Escrow Shares which have become releasable under the terms of the Escrow Agreement to the ATI Stockholders; provided, however, that if the conditions precedent to the release of all or any portion of the Escrow Shares have been satisfied, then the satisfaction of any claim by the Parent Indemnitees under this Article 9 shall be made first by a redemption of Escrow Shares to the extent released and second by a redemption of the Signing Stockholder Parent Shares. The limitations set forth above in this Section 9.9 with respect to the aggregate amount of claims made against the ATI Indemnitors (but not the method of satisfying such claims pursuant to the immediately preceding sentence hereof) shall not apply to any intentional misrepresentation or breach of warranty by or on behalf of ATI or any intentional failure to perform or comply with any covenant or agreement of ATI, and ATI shall be liable for all Losses with respect thereto.

     SECTION 9.10. Limitations as to Amount Payable by Parent and Surviving Corporation. The Parent Indemnitors shall have no liability with respect to the matters described in Section 9.2 until the total of all Losses with respect thereto exceeds $50,000, in which event the Parent Indemnitors shall be obligated to indemnify the ATI Indemnitees as provided in this Article 9 for all such Losses up to an aggregate of $2,000,000.

     SECTION 9.11. Subrogation. Upon payment in full of any Indemnification Claim, whether such payment is effected by set-off or otherwise, or the payment of any judgment or settlement with respect to a Third Party Claim, the Indemnitors shall be subrogated to the extent of such payment to the rights of the Indemnitee against any person or entity with respect to the subject matter of such Indemnification Claim or Third Party Claim.

     SECTION 9.12. Appointment of ATI Indemnitors Representative. Each ATI Indemnitor constitutes and appoints the ATI Indemnitors Representative as his true and lawful attorney-in-fact to act for and on behalf of such ATI Indemnitor in all matters relating to or arising out of this Article 9 and the liability or asserted liability of such ATI Indemnitor hereunder, including specifically, but without limitation, accepting and agreeing to the liability of such ATI Indemnitor with respect to any Indemnification Claim, objecting to any Indemnification Claim, disputing the liability of such ATI Indemnitor, or the amount of such liability, with respect to any Indemnification Claim and prosecuting and resolving such dispute as herein provided, accepting the defense, compromise and settlement of any Third Party Claim on behalf of such ATI Indemnitor or refusing to accept the same, settling and compromising the liability of such ATI Indemnitor hereunder, instituting and prosecuting such actions (including arbitration proceedings) as the ATI Indemnitors Representative shall deem appropriate in connection with any of the foregoing and retaining counsel, accountants, appraisers and other advisers in connection with any of the foregoing, all for the account of the ATI Indemnitor, such ATI Indemnitor agreeing to be fully bound by the acts, decisions and agreements of the ATI Indemnitor Representative taken and done pursuant to the authority herein granted. Each ATI Indemnitor hereby agrees to indemnify and to save and hold harmless the ATI Indemnitors Representative from any liability incurred by the ATI Indemnitors Representative based upon or arising out of any act, whether of omission or commission, of the ATI Indemnitors Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the ATI Indemnitors Representative that constitute gross negligence or willful misconduct in the exercise by the ATI Indemnitors Representative of the authority herein granted. The death or incapacity of any ATI Indemnitor shall not terminate the authority and agency of the ATI Indemnitors Representative. In the event of the resignation of an ATI Indemnitors Representative, the resigning ATI Indemnitors Representative shall appoint a successor either from among the ATI Indemnitors or who shall otherwise be acceptable to Parent and who shall agree in writing to accept such appointment, and the resigning ATI Indemnitors Representative's resignation shall not be effective until such a successor shall exist. If an ATI Indemnitors Representative should die or become incapacitated, his successor shall be appointed within thirty (30) days of his death or incapacity by a majority of the ATI Indemnitors, and such successor either shall be a Stockholder or shall otherwise be acceptable to Parent. The choice of a successor ATI Indemnitors Representative appointed in any manner permitted above shall be final and binding upon all of the ATI Indemnitors. The decisions and actions of any successor ATI Indemnitors Representative shall be, for all purposes, those of an ATI Indemnitors Representative as if originally named herein.

     SECTION 9.13. Payment. In the event that any Indemnitor is required to make any payment under this Article 9, such party shall promptly pay the Indemnitee the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this
Article 9, the Indemnitor shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article 9 and the portion, if any, theretofore paid shall bear interest as provided below. If all or part of any indemnification obligation under this Agreement is not paid when due, then the Indemnitor shall pay the Indemnitee interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be the lowest rate of interest generally charged from time to time by Morgan Guaranty Trust Company of New York and publicly announced by such bank as its so-called "prime rate."

                                  ARTICLE 10.

                            MISCELLANEOUS PROVISIONS

     SECTION 10.1. Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be deemed given or made on the date delivered if delivered in person or on the third (3rd) business day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

     To Parent, Merger Sub or the Surviving Corporation:

        World Access, Inc. 945 E. Paces Ferry Road Suite 2240 Atlanta, Georgia 30326 Attn: Mr. Mark A. Gergel

        with a copy to:

        Rogers & Hardin LLP 2700 International Tower, Peachtree Center 229 Peachtree Street, N.E. Atlanta, Georgia 30303 Attn: Steven E. Fox, Esq.

        To ATI or the Signing Stockholder:

        Advanced TechCom, Inc. 181 Ballardvale Street Wilmington, Massachusetts 01887 Attn: Mr. Ernest H. Lin

        with a copy to:

        Goodwin, Procter & Hoar LLP Exchange Place Boston, Massachusetts 021909-2881 Attn: Paul W. Lee, Esq.

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing.

     SECTION 10.2. Disclosure Letters and Exhibits. The ATI Disclosure Letter and the Parent Disclosure Letter and all Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

     SECTION 10.3. Assignment; Successors in Interest. No assignment or transfer by Parent, Merger Sub or ATI of their respective rights and obligations hereunder prior to the Closing shall be made except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

     SECTION 10.4. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

     SECTION 10.5. Captions. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement and the ATI Disclosure Letter and the Parent Disclosure Letter.

     SECTION 10.6. Controlling Law; Jurisdiction; Integration; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to Georgia's choice of law rules and each of the parties hereto hereby consents to personal jurisdiction in any federal or state court in the State of Georgia. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto, this Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

     SECTION 10.7. Knowledge. As used in this Agreement, (i) the terms "the best knowledge of ATI," "known to ATI" or words of similar import used herein with respect to ATI shall mean the actual knowledge of any senior executive officer of ATI, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand; and (ii) the terms "the best knowledge of Parent," "known to Parent" or words of similar import used herein with respect to Parent shall mean the actual knowledge of any senior executive officer of Parent, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand.

     SECTION 10.8. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

     SECTION 10.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

     SECTION 10.10. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

     SECTION 10.11. Waiver. At any time prior to the Effective Time, the parties hereto, by or pursuant to action taken by their respective Boards of Directors in the case of Parent, Merger Sub and ATI, may, to the extent legally permitted: (a) extend the time for the performance of any of the obligations or other acts of any other party; (b) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document or certificate delivered pursuant hereto; (c) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein; and (d) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

     SECTION 10.12. Fees and Expenses. Each party hereto shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its financial advisors, accountants and counsel; provided, however, that the ATI Stockholders shall pay all of such fees, costs and expenses incurred by ATI in excess of Fifty Thousand Dollars ($50,000).

                           [Signatures on next pages]

     IN WITNESS WHEREOF, the parties hereto have duly executed and sealed this Agreement or have caused this Agreement to be duly executed under seal on its behalf by an officer or representative thereto duly authorized, all as of the date first above written.

                                                   /s/ ERNST H. LIN

                                          --------------------------------------
                                                          (SEAL)
                                                      ERNEST H. LIN

                                          ADVANCED TECHCOM, INC.

                                          By:       /s/ ERNST H. LIN
                                            ------------------------------------
                                          Its: Chairman and CEO
                                            ------------------------------------

                                          Attest:   /s/ ERIK STROMSTEAD
                                              ----------------------------------
                                          Its: V.P. Marketing
                                            ------------------------------------
                                                      [CORPORATE SEAL]

                                          WORLD ACCESS, INC.

                                          By:      /s/ STEVEN A. ODOM
                                            ------------------------------------
                                          Its: Chairman and CEO
                                            ------------------------------------

                                          Attest:   /s/ MARK A. GERGEL
                                              ----------------------------------
                                          Its: ASST. V.P.
                                            ------------------------------------
                                                      [CORPORATE SEAL]

                                          CELLULAR INFRASTRUCTURE SUPPLY, INC.

                                          By:      /s/ STEVEN A. ODOM
                                            ------------------------------------
                                          Its: Chairman and CEO
                                            ------------------------------------

                                          Attest:   /s/ MARK A. GERGEL
                                              ----------------------------------
                                          Its: Assistant Secretary
                                            ------------------------------------
                                                      [CORPORATE SEAL]

                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 29th day of January, 1998, by and between ERNEST H. LIN, a resident of the Commonwealth of Massachusetts ("Employee"), CELLULAR INFRASTRUCTURE SUPPLY, INC., a Delaware corporation ("Company"), and WORLD ACCESS, INC., a Delaware corporation and the parent of the Company (the "Parent").

                              W I T N E S S E T H:

     WHEREAS, the Company and Employee each desire to enter into this Agreement, pursuant to which the Company will employ the Employee on the terms and conditions hereinafter set forth and to make certain other agreements;

     NOW, THEREFORE, in consideration of the premises and of the promises and agreement hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1.  Employment.

     1.1. General Employment. Subject to the terms hereof, the Company hereby employs Employee, and Employee hereby accepts such employment. Employee will devote his full business time and best efforts to rendering services on behalf of the Company.

SECTION 2.  Position.

     2.1. Title and Duties. Employee will serve as the President of the Advanced TechCom Division of the Company (the "ATI Division") and, as such, Employee will report to the President of the Transport and Access Group of the Parent. If, at any time after December 31, 1998, the ATI Division is not performing in accordance with its business plan, then the Parent may remove the Employee as President, and, if so removed, Employee shall serve as a senior officer of the ATI Division with such title and having such duties as Employee and Parent shall mutually agree and the successor President of the ATI Division to be appointed by Parent shall be reasonably satisfactory to Employee. Employee shall exercise such authority and perform such duties relating to Company as are considered standard and typical for an officer in his position. Subject to such travel requirements as may be reasonably necessary to the performance of Employee's duties hereunder, Employee will be required to perform the services and duties provided for in this Agreement only at the location of the offices of the Company in the Boston, Massachusetts metropolitan area, or at such other location of the Company as the Employee and the Company may mutually agree.

SECTION 3.  Term.

     3.1. Initial Term. The employment of Employee hereunder will commence on the date hereof (the "Effective Date") and will continue until the earlier of:

          (a) December 31, 1999 (the "Initial Term"); or

          (b) the occurrence of any of the following events: (i) the death or total disability of Employee (total disability meaning the failure of Employee to perform his normal required services hereunder at his office for a period of three (3) consecutive months, by reason of Employee's mental or physical disability as so determined by a licensed physician selected by the Company satisfactory to Employee);

             (ii) the mutual written agreement of the parties hereto to terminate Employee's employment hereunder; or

             (iii) the Company's termination of Employee's employment hereunder, upon thirty (30) days' prior written notice to Employee, for "good cause".

          (c) For purposes of this Section, "good cause" for termination of Employee's employment will exist:

             (i) if Employee is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony;

             (ii) if, in the sole determination of the Board of Directors of the Company ("Board"), and as set forth in a written statement executed by the Board (not including Employee, if he is a Director), Employee has engaged in conduct or activities materially damaging to the business of the Company (it being understood, however, that neither conduct nor activities pursuant to Employee's exercise of his good faith business judgment nor unintentional physical damage to any property of the Company by Employee will be a ground for such a determination by the Board); or

             (iii) if Employee has failed without reasonable cause to devote his full business time and reasonable efforts to the business of the Company and, after written notice from the Company of such failure, Employee at any time thereafter again so fails, provided that the Company gives Employee notice of such failure prior to or together with any such notice of termination.

     3.2. Renewal. The term of this Agreement will automatically renew after the expiration of the Initial Term for one or more additional one (1) year terms unless either party gives notice of non-renewal to the other party at least sixty (60) days prior to the expiration of the then-existing term, in which event this Agreement will terminate upon the expiration of the then-existing term.

SECTION 4.  Compensation and Benefits.

     4.1. Salary. (a) The Company will pay Employee a salary at the annual rate of One Hundred Fifty Thousand Dollars ($150,000) payable bi-weekly in accordance with the payroll payment practices adopted from time to time by the Company. Employee shall also be entitled to receive an annual bonus as described in
Section 4.3 hereof.

     (b) The Company agrees to consider and, if it deems appropriate, to declare, from time to time (although no more than once during each 12 month period commencing each January 1) increases in the salary it pays Employee based upon inflation, adjustments to the salaries of other senior management personnel, the past performance of Employee and the contribution Employee makes to the business and profits of the Company during the term hereof

     4.2. Compensation Upon Termination or During Disability. (a) Should Employee's employment be terminated upon the expiration of the term of this Agreement, as set forth in Section 3.1(a) or (b)(ii), the Company shall pay Employee his full salary through the date of such termination at the rate in effect at that time, and Employee shall have the right to exercise any and all vested stock options granted to him, pursuant to the terms and conditions of Parent's stock option plan.

     (b) Should Employee's employment be terminated by reason of his death, as set forth in Section 3.1(b)(i), the Company shall pay to such person as he shall designate in a notice filed with the Company, or, if no such person shall be designated, to his estate as a lump sum death benefit, his full salary to the date of his death, in addition to any payments Employee's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by the Company. Employee's designee, estate or spouse, as the case may be, shall have the right to exercise any and all vested stock options granted to Employee prior to his date of death, pursuant to the terms and conditions of Parent's stock option plan.

     (c) During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Employee shall continue to receive his full salary and bonus payments until Employee's employment is terminated for total disability pursuant to Section 3.1(b)(i). Upon termination of his employment for total disability, Employee or his representative, as the case may be, shall have the right to exercise any and all vested stock options granted to Employee prior to the date of his termination for total disability, pursuant to the terms and conditions of Parent's stock option plan.

     (d) Should Employee's employment be terminated for "good cause," as set forth in Section 3.1(b)(iii), the Company shall pay his full salary through the date of such termination at a rate in effect at the time of his termination.

     (e) Employee shall not be required to mitigate the amount of any payment provided for in Section 4 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 4 of this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after Employee's employment with the Company terminates.

     4.3. Bonus; Benefits. From and after January 1, 1998, Employee shall be entitled to participate in the incentive and bonus programs of the Company and Parent to the same extent as others who hold positions and responsibilities comparable to that of Employee, and the terms of such programs shall provide that Employee shall be eligible to earn an annual bonus in an amount equal to at least thirty percent (30%) of Employee's annual salary. Employee shall be entitled during the term of his employment to receive such employee benefits consistent with the policies of the Company as applied to employees generally.

     4.4. Grant of Stock Options to Employee. During the term of this Agreement, the Employee shall be eligible to participate in the 1991 Stock Option Plan of Parent (the "Option Plan"), on the terms and subject to the conditions under which participation in such plan is made available to eligible employees of the Parent or its affiliates. On the Effective Date hereof, the Parent shall grant to Employee non-qualified stock options to purchase 50,000 shares of the common stock of Parent, for a purchase price equal to the fair market value of such shares on the date of grant, vesting at a rate of twenty-five percent (25%) on each of the first four (4) anniversaries of the date of the grant.

     4.5. Designation of Employees to Receive Stock Options. Upon execution of this Agreement, the Company shall grant Employee the right to designate employees of the ATI Division, other than Employee, as grantees of non-qualified stock options to purchase 200,000 shares of the common stock of Parent for a purchase price equal to the fair market value of such shares on the date of grant pursuant to the Option Plan, vesting at the rate of twenty-five percent (25%) on each of the first four (4) anniversaries of the date of the grant.

     4.6. Insurance. (a) Life and Other Insurance. The Company will, at its expense, provide or arrange for and keep in effect, during the term of Employee's employment hereunder, so long as he is insurable, such group term life insurance, accidental death and dismemberment insurance and long term disability insurance, or their equivalents, as is provided from time to time for executives of Parent and its subsidiaries holding positions and responsibilities comparable to those of Employee.

     (b) Medical Insurance. During the term of Employee's employment hereunder, the Company will, at its expense, provide or arrange for and keep in effect, hospitalization, major medical and similar medical and health insurance for Employee and his family, to the same extent as is provided from time to time for executives of Parent and its subsidiaries holding positions and responsibilities comparable to those of Employee.

     4.7. Vacation; Leave. Employee will be entitled to the same number of days of paid vacation during each year of his employment hereunder as is allowed to other executives of Parent and its subsidiaries holding positions and responsibilities comparable to those of Employee. Employee shall be entitled to leave of absence and leave for illness or temporary disability in accordance with policies in effect for executives of Parent and its subsidiaries holding positions and responsibilities comparable to those of Employee, and any leave on account of illness or temporary disability which is short of total disability (as set forth in Section 3.1 hereof) shall not constitute a breach by the Employee of his agreements hereunder.

     4.8. Retirement Benefits. During the term of his employment hereunder, Employee shall have the same right as other executives of Parent and its subsidiaries holding positions and responsibilities comparable to those of Employee to participate in all profit-sharing, pension and other retirement plans as are now, or as may hereafter be, established by Parent.

     4.9. Out-of-Pocket Expenses. The Company will reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with the performance of his duties hereunder upon presentation of appropriate vouchers therefor.

SECTION 5.  Miscellaneous.

     5.1. Successors; Binding Effect. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if his employment were terminated without "good cause." The date on which any such succession becomes effective shall be deemed to be the date of Employee's termination. This Agreement will inure to the benefit of and will be binding upon Employee, his executor, administrator, personal representatives and assigns, and upon the Company and its successors and assigns; provided, however, that the obligation and duties of Employee may not be assigned or delegated.

     5.2. Governing Law. This Agreement will be deemed to be made in, and in all respects interpreted, construed and governed by and in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflict of laws.

     5.3. Invalid Provisions. The parties herein hereby agree that the agreements, provisions and covenants contained in this Agreement are severable and divisible, that none of such agreements, provisions or covenants depends upon any other provision, agreement or covenant for its enforceability, and that such agreement, provision and covenant constitutes an enforceable obligation between the Company and Employee. Consequently, the parties hereto agree that neither the invalidity nor the enforceability of any agreement, provision or covenant of this Agreement will affect the other agreements, provisions or covenants hereof, and this Agreement will remain in full force and effect and be construed in all respects as if such invalid or unenforceable agreement, provision or covenant were omitted.

     5.4. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     5.5. Notices. All communications provided for hereunder will be in writing and will be deemed to given when delivered in person or deposited in the United States mail, first class, registered mail, return receipt requested, with proper postage prepaid, and

          (a) If to Employee, addressed to:

             Ernest H. Lin

          (b) If to the Company, addressed to:

             Cellular Infrastructure Supply, Inc. c/o World Access, Inc. 945 E. Paces Ferry Road, Suite 2240 Atlanta, Georgia 30326 Attn: Chief Executive Officer

or at such other place or places or to such other person or persons as will be designated in writing by the parties hereto in the manner provided above for notices.

     5.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

     5.7. Waiver of Breach. The waiver by the Company of a breach of any provision, agreement or covenant of this Agreement by Employee will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision, agreement or covenant by Employee.

     5.8. Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement thereof notwithstanding any representation or statements to the contrary heretofore made. This Agreement may be modified only by written instrument signed by each of the parties hereto.

     IN WITNESS WHEREOF, Employee has extended and delivered this Agreement, and each of the Company and the Parent has caused this Agreement to be duly executed and delivered by its duly authorized officers, all on the day and year first written above.

                                          ERNEST H. LIN

                                          CELLULAR INFRASTRUCTURE SUPPLY, INC.

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                                          WORLD ACCESS, INC.

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                                                                    EXHIBIT 10.2

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (the "Agreement") is made and entered into as of the 29th day of January, 1998, by and among WORLD ACCESS, INC., a Delaware corporation ("Parent"), CELLULAR INFRASTRUCTURE SUPPLY, INC., a Delaware corporation (the "Surviving Corporation"), CAUTHEN & FELDMAN, P.A., a Florida professional association (the "Escrow Agent"), and each of the stockholders of Advanced TechCom, Inc., a Delaware corporation ("ATI"), listed on Schedule 1 hereto (each such person a "Stockholder" and, collectively, the "Stockholders").

                              W I T N E S S E T H:

     WHEREAS, the Stockholders are all of the holders of the Series A Convertible Preferred Stock, $.10 par value per share, of ATI;

     WHEREAS, certain of the parties hereto, among others, have entered into an Agreement and Plan of Merger dated as of December 24, 1997, a copy of which is attached hereto as Exhibit A and incorporated herein by reference (the "Merger Agreement"), pursuant to which, among other things, ATI will be merged with and into the Surviving Corporation, a wholly-owned subsidiary of Parent, with the separate corporate existence of ATI then terminating (the "Merger"); and

     WHEREAS, Section 2.1(a)(i)(B) of the Merger Agreement requires Parent to deliver 209,050 shares (the "Escrow Shares") of its common stock, $.01 par value per share, to the Escrow Agent, to hold and distribute such shares pursuant to the terms hereof;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Escrow Deposit. Within ten (10) business days of the execution hereof, Parent shall cause to be delivered to the Escrow Agent, to be held and distributed as hereinafter provided, a stock certificate issued in the names of the Stockholders representing the Escrow Shares, and each of the Stockholders shall deliver to the Escrow Agent a stock power duly endorsed in blank with signature guarantee with respect to the Escrow Shares.

     2. Property Distributed in Respect of Escrow Shares. During the term hereof, the Escrow Agent shall receive all of the money, securities, rights or property distributed in respect of the Escrow Shares, including any such property distributed as dividends, such property to be held and administered as herein provided (the "Share Proceeds").

     3. Voting and Transfer of Escrow Shares. For so long as the Escrow Shares are held by the Escrow Agent, the Stockholders shall be entitled to exercise any and all voting or consensual rights and powers relating to or pertaining to the Escrow Shares so held by the Escrow Agent. No Stockholder shall transfer the Escrow Shares, or any interest therein, during the term of this Agreement, except under the laws of descent and distribution.

     4. Fees of Escrow Agent. The Escrow Agent shall be entitled to a fee (the "Escrow Fee") based upon its normal hourly billing rate as compensation for its services hereunder. The Escrow Fee shall be payable by Parent upon demand therefor from the Escrow Agent. The Parent upon demand therefor shall reimburse the Escrow Agent for all costs and expenses incurred by the Escrow Agent in connection with the performance of its duties hereunder.

     5. Distribution of Escrow Shares. (a) Upon receipt of the certificates provided in Section 7 below, the Escrow Agent shall distribute the Escrow Shares held by it under this Agreement in the aggregate amounts (each a "Release Amount") (together with the pro rata portion of the Share Proceeds, if any, allocable thereto) based upon the Pre-Tax Net Income (as hereinafter defined) of the ATI Division of the Surviving Corporation (the "ATI Division") on the release dates set forth below (each a "Release Date") for the performance period set forth below (each a "Performance Period") which corresponds with such Release Date. Notwithstanding the foregoing, any Share Proceeds that consist solely of cash shall be distributed to the Stockholders promptly upon receipt thereof, and a Stockholder shall be entitled to receive such cash in an amount equal to the aggregate of all such cash to be distributed multiplied by the Proportionate Interest (as set forth in Column C of Schedule 1 hereto) of each such Stockholder. No fractional Escrow Shares will be released. In lieu thereof, if a Stockholder would otherwise have been entitled to a fractional share hereunder, then such Stockholder shall be entitled to receive an amount in cash in lieu of such fractional share, based on a value per share of the Escrow Shares equal to the Average Closing Price (as hereinafter defined) and the Parent shall promptly deposit with Escrow Agent an amount sufficient to fund all such cash amounts prior to each Release Date. Notwithstanding anything herein to the contrary, in the event the Signing Stockholder Parent Shares (as defined in the Merger Agreement) have been redeemed to satisfy a claim by the Parent Indemnities (as defined in the Merger Agreement) pursuant to Article 9 of the Merger Agreement and subsequently a Release Amount becomes releasable hereunder, the Escrow Shares, to the extent possible, shall be released to the Signing Stockholder (as defined in the Merger Agreement) instead of the Stockholders so that the Signing Stockholder receives a number of shares equal to the number of Signing Stockholder Parent Shares used to satisfy any claims by the Parent Indemnities, with each Stockholder contributing a pro rata portion of the Escrow Shares (together with a pro rata portion of the Share Proceeds, if any, since the date the Signing Stockholder Parent Shares were redeemed) on the basis of each Stockholder's Proportionate Interest.

PERFORMANCE PERIOD                                              RELEASE DATE
------------------                                              ------------
December 15, 1997 to and including December 31, 1998 (the
  "First Performance Period")...............................  February 15, 1999
January 1, 1999 to and including December 31, 1999 (the
  "Second Performance Period")..............................  February 15, 2000

     The aggregate amount of the Release Amount releasable hereunder to the Stockholders on the Release Date which corresponds to the First Performance Period will be determined based on the Pre-Tax Net Income as set forth in Release Table No. 1 below. If the Pre-Tax Net Income is between the "less than" and "greater than" amounts, the aggregate amount of the Release Amount releasable shall be determined on a pro rata basis.

                              Release Table No. 1

                            Aggregate Release Amount
                      (Value of Pre-Tax Net Income During
                    Performance Period Escrow Shares Valued
                         at the Average Closing Price)

Less than $2,000,000........................................        None
Greater than $3,000,000.....................................  $2,000,000

     The aggregate amount of the Release Amount releasable to the Stockholders on the Release Date which corresponds to the Second Performance Period will be determined based on the Pre-Tax Net Income as set forth in Release Table No. 2 below. If the Pre-Tax Net Income is between the "less than" and "greater than" amounts, the aggregate amount of the Release Amount releasable shall be determined on a pro rata basis.

                              Release Table No. 2

                            Aggregate Release Amount
                      (Value of Pre-Tax Net Income During
                    Performance Period Escrow Shares Valued
                         at the Average Closing Price)

Less than $3,000,000........................................        None
Greater than $4,000,000.....................................  $3,000,000

     Notwithstanding the foregoing, if the Pre-Tax Net Income of the ATI Division is (i) greater than $2,500,000, but less than $3,000,000, with respect to the First Performance Period and (ii) greater than $4,000,000 with respect to the Second Performance Period, then Parent will instruct the Escrow Agent to release to the Stockholders on the Release Date which corresponds to the Second Performance Period in lieu of the Release Amount otherwise releasable pursuant hereto Escrow Shares having an aggregate value equal to (i) $3,000,000, plus
(ii) the amount equal to (A) (x) $3,000,000 less (y) the Pre-Tax Net Income for the First Performance Period, to the extent that such amount does not exceed the amount by which the Pre-Tax Net Income for the Second Performance exceeds $4,000,000, multiplied by (B) 2.0. For purposes hereof, the "Average Closing Price" shall equal $23.9177 per share.

          (b) Parent will determine whether to instruct the Escrow Agent to release the Release Amount to the Stockholders based upon the books and records of the ATI Division (which will be maintained in accordance with generally accepted accounting principles) as soon as practicable after the end of each Performance Period, and Parent will promptly deliver to Ernest
     H. Lin as a representative of the Stockholders (the "ATI Representative"), appointed pursuant to Section 6 hereof, a letter setting out in reasonable detail the computations made and expressing its opinion that the conditions for the release of the Release Amount have been satisfied in accordance with the requirements hereof. The computations set forth in such letter from Parent will be final and binding on all parties unless the ATI Representative shall have notified Parent in writing within ten (10) days after receipt of such letter that he disagrees with such computations. In such event, if the parties cannot agree on the computations within thirty
     (30) days after their receipt of such letter, then the Stockholders may retain, at their own expense, an independent public accounting firm (the "Accountants"), which shall have thirty (30) days in which to make its own calculation of Pre-Tax Net Income for the applicable Performance Period. If the calculations of the Accountants differ from that of Parent, then the parties shall negotiate in good faith for a period of ten (10) days to resolve any differences. If the parties are unable to resolve the dispute within such 10 day period, then the matter shall be submitted to an independent public accounting firm selected jointly by Parent and the Accountants within five days after the end of such ten day period. Such independent accounting firm shall then have thirty (30) days in which to make its own calculation of Pre-Tax Net Income for the applicable Performance Period. The cost of any such calculations by such independent accounting firm and the Accountants shall be paid by the Stockholders if its computations result in the Release Amount being the same as or less than that set forth in the letter from Parent or by Parent if such computations result in the Release Amount being greater than that set forth in such letter. Parent and the ATI Representative will instruct the Escrow Agent by delivering to it a Certificate of Instruction as set forth in
     Section 7 to release to the Stockholders the amount of Release Amount set forth in Parent's letter to the ATI Representative, and any additional amount thereafter agreed upon by the parties or computed by such independent accounting firm (if such computations are made) will be released to Stockholders promptly after delivery of the accountants' report and supplemental Certificates of Instruction. The Stockholders will promptly return to Parent any amount of the Release Amount released to them that is in excess of the Release Amount computed by such independent accounting firm if its computation is less than that set forth in the letter from Parent.

          (c) For purposes hereof, "Pre-Tax Net Income" means the income of the ATI Division before (i) income and deductions not related to primary operations (i.e., gains or losses on disposal of fixed assets and other miscellaneous unrelated items), (ii) taxes based on income, (iii) cumulative effects of accounting changes, (iv) extraordinary items and (v) allocations or charges of expenses to the ATI Division from Parent or any of its subsidiaries or affiliates unless the expense is for funds loaned (other than with respect to the first $5.0 million of intercompany loans which shall not bear interest for purposes of determining Pre-Tax Net Income), services rendered or goods provided in direct relation to the ATI Division's business at a negotiated fair market value price. In addition, for purposes of determining the Pre-Tax Net Income of the ATI Division, one-half (1/2) of the pre-tax net income of Parent or any of its subsidiaries (in each case as customarily determined by Parent) relating directly to the sales of products of Parent or any of its subsidiaries (other than products of the ATI Division) made directly by Mr. Lin or any sales person within the ATI Division shall be included in determining the Pre-Tax Net Income of the ATI Division.

     6. Appointment of ATI Representative. Each Stockholder constitutes and appoints the ATI Representative as his or her true and lawful attorney-in-fact to act for and on behalf of such Stockholder in all matters relating to or arising out of this Agreement, such Stockholder agreeing to be fully bound by the acts, decisions and agreements of the ATI Representative taken and done pursuant to the authority herein granted. Each Stockholder hereby agrees to indemnify and to save and hold harmless the ATI Representative from any liability incurred by the ATI Representative based upon or arising out of any act, whether of omission or commission, of the ATI Representative pursuant to the authority herein granted, other than acts, whether of omission or commission, of the ATI Representative that constitute gross negligence or willful misconduct in the exercise by the ATI Representative of the authority herein granted. The death or incapacity of any Stockholder shall not terminate the authority and agency of the ATI Representative. In the event of the resignation of the ATI Representative, the resigning ATI Representative shall appoint a successor either from among the Stockholders or who shall otherwise be acceptable to Parent, the Surviving Corporation and the Escrow Agent, and who shall agree in writing to accept such appointment, and the resigning ATI Representative's resignation shall not be effective until such a successor shall exist. If the ATI Representative should die or become incapacitated, his successor shall be appointed within thirty (30) days of his death or incapacity by a majority of the Stockholders, and such successor either shall be a Stockholder or shall otherwise be acceptable to Parent, the Surviving Corporation and the Escrow Agent. The choice of a successor ATI Representative appointed in any manner permitted above shall be final and binding upon all of the Stockholders. The decisions and actions of any successor ATI Representative shall be, for all purposes, those of the ATI Representative as if originally named herein.

     7. Certificates of Instruction. (a) Within forty (40) days of the end of each Performance Period, Parent and the ATI Representative shall deliver to the Escrow Agent a Certificate of Instruction setting forth the Pre-Tax Net Income of the ATI Division for each such Performance Period and, in the event that Pre-Tax Net Income equals an amount for such Performance Period which permits the release of Escrow Shares in accordance with Section 5 above, directing the Escrow Agent to release to the Stockholders the number of Escrow Shares (together with the pro rata portion of the Share Proceeds, if any) determined in accordance with Section 5 above. In the event there is a disagreement or dispute with respect to the determination of "Pre-Tax Net Income," Parent and the ATI Representative may provide Escrow Agent with one or more supplemental Certificates of Instruction with respect to any resolution of such disagreement or dispute.

     (b) Upon receipt of the Certificate of Instruction, the Escrow Agent shall cause promptly the certificate representing the Escrow Shares to be broken down
into           (     ) certificates, one of which will represent the Escrow
Shares to remain subject to the terms of this escrow and one of each of the
other           (     ) certificates will be issued to each Stockholder for that number of the Escrow Shares to be released multiplied by the Proportionate Interest (as set forth in Column C of Schedule 1 hereto) of each such Stockholder, and thereafter on the Release Date the Escrow Agent shall deliver to the Stockholders the certificates representing the Escrow Shares (together with the pro rata portion of the Share Proceeds, if any) to be released to the Stockholders as provided herein.

     (c) If, on 5:00 p.m. Eastern Standard Time on March 31, 2000, or on such later date which is ten (10) days following the date on which a final determination shall have been made pursuant to sub-subsection 5(b) hereof with respect to the Pre-Tax Net Income and Parent and the ATI Representative shall have provided Escrow Agent with a Certificate of Instruction in respect of such final determination, the Escrow Agent continues to hold any of the Escrow Shares, then the Escrow Agent shall deliver any such shares (together with any Share Proceeds in the Escrow Agent's possession) to Parent, and this Agreement shall thereupon be terminated.

     8. Duties of the Escrow Agent. The acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall fully govern and control with respect to the Escrow Agent's rights, duties, liabilities and immunities:

          (a) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document which the Escrow Agent believes in good faith emanates from both Parent and the ATI Representative of the parties hereto, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Agreement in a representative capacity.

          (b) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct.

          (c) The Escrow Agent may consult with, and obtain advice from, independent legal counsel selected by the Escrow Agent in the event of any question as to any of the provisions hereof or its duties hereunder (the cost of obtaining such advice being borne by Parent and the Surviving Corporation), and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

          (d) The Escrow Agent shall have no duties except those set forth herein, and the Escrow Agent shall not be subject to, or obliged to recognize, any other agreement between, or direction or instruction of, any of the parties hereto unless signed by Parent and the ATI Representative. The Escrow Agent shall not be bound by any notice of a claim, demand or objection with respect to the Escrow Shares or any waiver, modification, termination or rescission of this Agreement, unless received by it in writing signed by Parent and the ATI Representative, and, if its duties herein are materially increased, unless it shall have given its consent thereto.

          (e) If any dispute arises over disbursement of, or conflicting claims to, the Escrow Shares, then the Escrow Agent may interplead such contested Escrow Shares into a court of proper jurisdiction of its choosing, and thereupon the Escrow Agent shall be fully and completely discharged of its duties as escrow agent with respect to such contested Escrow Shares and Share Proceeds.

     9. Indemnification of the Escrow Agent. Except as otherwise expressly provided by Section 4 hereof, Parent, the Surviving Corporation and the Stockholders jointly and severally agree to indemnify, defend and hold harmless the Escrow Agent from any and all costs, expenses, damages or liability of any kind whatsoever (including reasonable legal fees) arising by virtue of its services as escrow agent hereunder, except for liabilities due to the Escrow Agent's gross negligence or willful misconduct; provided, however, that the Stockholders shall have no obligation to indemnify the Escrow Agent for any costs, expenses, damages or liability arising out of any claims made by the Stockholders.

     10. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered by hand, (b) mailed by registered or certified mail (return receipt requested) or (c) telecommunicated and immediately confirmed both orally and in writing, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or so telecommunicated or on the third business day following the date on which so mailed, if deposited in a regularly-maintained receptacle for United States mail:

          If to Escrow Agent:

               Cauthen & Feldman, P.A. 215 North Joanna Avenue Tavares, Florida 32778-3200
           Attn:
           William H. Cauthen, Esq.
           Telecopier:  352-343-7759
           Telephone:  352-343-2225

          If to the Stockholders:

               In c/o Mr. Ernest H. Lin
           Advanced TechCom, Inc.
           181 Ballardvale Street
           Wilmington, Massachusetts 01887
           Telecopier:  978-694-4801
           Telephone:  978-694-3001

          With a copy to:

               Goodwin, Procter & Hoar LLP
           Exchange Place
           Boston, Massachusetts 021909-2881
           Attn: Paul W. Lee, P.C.
           Telecopier:  617-523-1231
           Telephone:  617-570-1000

          If to Parent or the Surviving Corporation:

               Name of Addressee
           945 E. Paces Ferry Road
           Suite 2240
           Atlanta, Georgia 30326
           Attn: Mr. Mark A. Gergel
           Telecopier:  404-365-9847
           Telephone:  404-231-2025

          With a copy to:

               Rogers & Hardin LLP
           2700 International Tower
           229 Peachtree Street, N.E.
           Atlanta, Georgia 30303
           Attn: Steven E. Fox, Esq.
           Telecopier:  404-525-2224
           Telephone:  404-522-4700

     11. Execution in Counterparts. This Agreement may be executed by facsimile, and may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

     12. Applicable Law. This Agreement shall be construed and governed exclusively by the laws of the State of Delaware, without giving effect to its principles of conflicts of laws.

     13. Amendment. This Agreement may be amended or modified only in a writing signed by all parties hereto; provided, however, that Schedule 1 hereto shall be amended upon Parent's receipt and acceptance of each fully executed Letter of Transmittal which includes a Power of Attorney appointing Ernest H. Lin as Attorney-in-Fact to execute this Agreement on behalf of the ATI Stockholder delivering such Letter of Transmittal, and, upon the receipt and acceptance of such Letter of Transmittal, Parent shall promptly deliver to the Escrow Agent and the ATI Representative such amended Schedule 1 which shall thereupon become a part of this Agreement as though originally included herewith.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have duly executed and sealed this Agreement or have caused this Agreement to be duly executed under seal on its behalf by an officer or representative thereto duly authorized, all as of the date first above written.

                                          CAUTHEN & FELDMAN, P.A.

                                          By:
                                            ------------------------------------

                                          Its:
                                            ------------------------------------

                                          WORLD ACCESS, INC.

                                          By:
                                            ------------------------------------

                                          Its:
                                            ------------------------------------

                                          CELLULAR INFRASTRUCTURE SUPPLY, INC.

                                          By:
                                            ------------------------------------

                                          Its:
                                            ------------------------------------

                                                          (SEAL)

                                          ERNEST H. LIN, Individually and as
                                          Attorney in Fact for the Stockholders
                                          listed on Schedule 1 hereto

                                   SCHEDULE 1

COLUMN A                                                   COLUMN B                 COLUMN C
NAME AND ADDRESS OF STOCKHOLDER                     LIQUIDATION PREFERENCE   PROPORTIONATE INTEREST


                                                                    EXHIBIT 10.3

                         REGISTRATION RIGHTS AGREEMENT

     This REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered into as of the 29th day of January 1998, by and among WORLD ACCESS, INC., a Delaware corporation (the "Company"), and each of the stockholders of Advanced TechCom, Inc., a Delaware corporation ("ATI"), listed on Schedule 1 hereto (each such person a "Seller" and, collectively, the "Sellers").

     IN CONSIDERATION of the mutual promises and covenants set forth herein, and intending to be legally bound, the parties hereto hereby agree as follows:

1. RESTRICTIONS ON TRANSFERABILITY OF SECURITIES; REGISTRATION RIGHTS

     1.1 Certain Definitions. Any capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Agreement and Plan of Merger dated as of December 24, 1997 to which the Company and certain other persons are parties relating to the merger of Advanced TechCom, Inc., a Delaware corporation, with and into Cellular Infrastructure Supply, Inc., a wholly-owned subsidiary of the Company (the "Merger Agreement"). In addition, the following terms shall have the meanings set forth below:

          (a) "Holder" shall mean any Seller who holds Registrable Securities and any holder of Registrable Securities to whom the rights conferred by this Agreement have been transferred in compliance with Section 1.2 hereof.

          (b) "Other Stockholders" shall mean persons who, by virtue of agreements with the Company other than this Agreement, are entitled to include their securities in certain registrations hereunder.

          (c) "Registrable Securities" shall mean shares of Parent Common Stock issued to the Sellers pursuant to Section 2.1(a)(i)(A) of the Merger Agreement, provided that Registrable Securities shall not include (i) any shares of Parent Common Stock held in escrow pursuant to Section 2.1(b) of the Merger Agreement or (ii) any shares of Parent Common Stock which have previously been registered or which have been sold to the public or which have been sold in a private transaction in which the transferor's rights under this Agreement are not assigned.

          (d) The terms "register," "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and applicable rules and regulations thereunder and the declaration or ordering of the effectiveness of such registration statement.

          (e) "Registration Expenses" shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one counsel selected to represent the Holders, which counsel shall be reasonably satisfactory to the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include (i) Selling Expenses, (ii) the compensation of regular employees of the Company, which shall be paid in any event by the Company, and (iii) blue sky fees and expenses incurred in connection with the registration or qualification of any Registrable Securities in any state, province or other jurisdiction in a registration pursuant to Section 1.3 hereof to the extent that the Company shall otherwise be making no offers or sales in such state, province or other jurisdiction in connection with such registration.

          (f) "Restricted Securities" shall mean any Registrable Securities required to bear the legend set forth in Section 1.2(c) hereof.

          (g) "Rule 144" shall mean Rule 144 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

          (h) "Rule 145" shall mean Rule 145 as promulgated by the SEC under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.

          (i) "SEC" shall mean the Securities and Exchange Commission.

          (j) "Selling Expenses" shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities.

     1.2 Restrictions on Transfer. (a) Each Holder agrees not to make any disposition of all or any portion of the Registrable Securities unless and until
(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or (ii) (A) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (B) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act, it being understood that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

     (b) Notwithstanding the provisions of subparagraphs (i) and (ii) of paragraph (a) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners in accordance with their partnership interests, (B) a limited liability company to its members in accordance with their member interests or (C) to the Holder's family member or a trust for the benefit of an individual Holder or one or more of his family members, provided the transferee will be subject to the terms of this Section 1.2 to the same extent as if he were an original Holder hereunder.

     (c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

     THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

     (d) The Company shall be obligated to promptly reissue unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of in compliance with the Securities Act without registration, qualification or legend.

     (e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal or if the Holder shall request such removal and shall have obtained and delivered to the Company an opinion of counsel reasonably acceptable to the Company to the effect that such legend and/or stop-transfer instructions are no longer required pursuant to applicable state securities laws.

     1.3 Company Registration. (a) Right to Piggyback. If at any time prior to the one year anniversary of the date hereof the Company shall determine to register any of shares of its common stock, $.01 par value per share, either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

          (i) promptly give to each Holder written notice thereof, which notice briefly describes the Holders' rights under this Section 1.3 (including notice deadlines); and

          (ii) use its best efforts to include in such registration (and any related filing or qualification under applicable blue sky laws), except as set forth in Section 1.3(b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by any Holder and received by the Company within ten (10) days after the written notice from the Company described in clause (i) above is mailed or delivered by the Company, provided that such Holders shall have requested for inclusion in such registration at least fifty-one (51%) of the aggregate number of the Registrable Securities which have been issued to the Holders prior to the date of such written request. Such written request may specify all or a part of a Holder's Registrable Securities.

     (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 1.3(a)(i). In such event, the right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

     Notwithstanding any other provision of this Section 1.3, if the representative of the underwriters advises the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all Holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated first to the Company for securities being sold for its own account and thereafter as set forth in Section 1.10. If any person does not agree to the terms of any such underwriting, he shall be excluded therefrom by written notice from the Company or the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

     If shares are so withdrawn from the registration and if the number of shares of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors, the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion in accordance with Section 1.10. hereof.

     1.4 Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to
Section 1.3 hereof shall be borne by the Company. All Selling Expenses relating to securities so registered shall be borne by the holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

     1.5 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 1.3 hereof, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its best efforts to:

          (a) keep such registration effective for a period of one hundred twenty (120) days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs;

          (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

          (c) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

          (d) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing; provided, however, the Company shall not be obligated to prepare and furnish any such prospectus supplements or amendments relating to any material nonpublic information at any such time as the Board of Directors of the Company has determined that, for good business reasons, the disclosure of such material nonpublic information at that time is contrary to the best interests of the Company in the circumstances and is not otherwise required under applicable law (including applicable securities laws);

          (e) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange and/or included in any national quotation system on which similar securities issued by the Company are then listed or included;

          (f) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

          (g) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen months, beginning with the first month after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

     1.6 Indemnification. (a) The Company will indemnify each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation thereunder applicable to the Company or relating to action or inaction required of the Company in connection with any such registration, qualification, or compliance, and will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability, or action, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or expense arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein. It is agreed that the indemnity agreement contained in this Section 1.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

     (b) Each Holder will, if Registrable Securities held by him are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company's securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder and Other Stockholder, and each of their officers, directors, and partners, and each person controlling such Holder or Other Stockholder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Stockholders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld) and
(ii) that in no event shall any indemnity under this Section 1.6 exceed the gross proceeds from the offering received by such Holder.

     (c) Each party entitled to indemnification under this Section 1.6 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff of a release to such Indemnified Party from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

     (d) If the indemnification provided for in this Section 1.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the conduct, statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

     (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into by the Indemnifying Party and the Indemnified Party in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     1.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 1.

     1.8 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its best efforts to:

          (a) make and keep adequate public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act;

          (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

          (c) so long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.

     1.9 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

     1.10 Allocation of Registration Opportunities. In any circumstance in which all of the Registrable Securities and other shares of the Company with registration rights (the "Other Shares") requested to be included in a registration on behalf of the Holders or Other Stockholders cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included shall be allocated among the Holders and Other Stockholders requesting inclusion of shares pro rata on the basis of the number of shares of Registrable Securities and Other Shares held by such Holders and Other Stockholders; provided, however, that such allocation shall not operate to reduce the aggregate number of Registrable Securities and Other Shares to be included in such registration, if any Holder or Other Stockholder does not request inclusion of the maximum number of shares of Registrable Securities and Other Shares allocated to him pursuant to the above-described procedure, the remaining portion of his allocation shall be reallocated among those requesting Holders and Other Stockholders whose allocations did not satisfy their requests pro rata on the basis of the number of shares of Registrable Securities and Other Shares which would be held by such Holders and Other Stockholders, assuming conversion, and this procedure shall be repeated until all of the shares of Registrable Securities and Other Shares which may be included in the registration on behalf of the Holders and Other Stockholders have been so allocated.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLERS

     2.1 Representations and Warranties of the Company. The Company represents and warrants to the Sellers as follows:

          (a) The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of the Company, or any provision of any material indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

          (b) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.

     2.2 Representations and Warranties of the Sellers. The Sellers (jointly and severally) represent and warrant to the Company as follows:

          (a) The execution, delivery and performance of this Agreement by the Sellers will not violate any provision of law, any order of any court or any agency or government, or any provision of any material indenture or agreement or other instrument to which they or any of their respective properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such material indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of the properties or assets of the Sellers.

          (b) This Agreement has been duly executed and delivered by the Sellers and constitutes the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and public policy considerations.

3. MISCELLANEOUS

     3.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Georgia, as if entered into by and between Georgia residents exclusively for performance entirely within Georgia.

     3.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     3.3 Entire Agreement; Amendment; Waiver. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof and thereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and the Holders of at least fifty-one percent (51%) of the Registrable Securities and any such amendment, waiver, discharge or termination shall be binding on all the Holders, but in no event shall the obligation of any Holder hereunder be materially increased, except upon the written consent of such Holder; provided, however, that Schedule 1 hereto shall be amended upon the Company's receipt and acceptance of each fully executed Letter of Transmittal which includes a Power of Attorney appointing Ernest H. Lin as Attorney-in-Fact to execute this Agreement on behalf of the ATI stockholder delivering such Letter of Transmittal, and, upon the receipt and acceptance of such Letter of Transmittal, the Company shall promptly deliver to the Mr. Lin as representative of the Sellers such amended Schedule 1 which shall thereupon become a part of this Agreement as though originally included herewith.

     3.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, or delivered personally by hand or nationally recognized courier addressed (a) if to a Holder, as indicated in the stock records of the Company or at such other address as such Holder shall have furnished to the Company in writing, or (b) if to the Company, at 945 E. Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326, or at such other address as the Company shall have furnished to each Holder in writing, together with a copy to Rogers & Hardin LLP,

2700 International Tower, 229 Peachtree Street, Atlanta, Georgia 30303, Attn:
Steven E. Fox, Esq. All such notices and other written communications shall be effective on the date of mailing or delivery.

     3.5 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Agreement or any waiver on the part of any Holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Holder, shall be cumulative and not alternative.

     3.6 Rights; Severability. Unless otherwise expressly provided herein, a Holder's rights hereunder are several rights, not rights jointly held with any of the other Holders. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     3.7 Information Confidential. Each Holder acknowledges that the information received by them pursuant hereto may be confidential and for its use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental body.

     3.8 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     3.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     3.10 Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to Georgia's choice of law rules and each of the parties hereto hereby consents to personal jurisdiction in any federal or state court in the State of Georgia.

     IN WITNESS WHEREOF, the parties hereto have duly executed and sealed this Agreement or have caused this Agreement to be duly executed under seal on its behalf by an officer or representative thereto duly authorized, all as of the date first above written.

                                          ERNEST H. LIN, Individually and as
                                          Attorney in Fact for the Stockholders
                                          Listed on
                                          Schedule 1 hereto

                                                    WORLD ACCESS, INC.

                                          By:
                                          --------------------------------------
                                          Its:
                                          --------------------------------------

                                                                    EXHIBIT 10.4

                  NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

     THIS NON-COMPETITION AND NON-DISCLOSURE AGREEMENT (the "Agreement") is made and entered into as of the 29th day of January, 1998 by and among CELLULAR INFRASTRUCTURE SUPPLY, INC., a Delaware corporation ("CIS"), WORLD ACCESS, INC., a Delaware corporation ("World Access"), and ERNEST H. LIN ("Lin").

     WHEREAS, World Access is acquiring the entire equity interest of Advanced TechCom, Inc. ("ATI") by means of a merger (the "Merger") of ATI with and into CIS, a wholly-owned subsidiary of World Access, pursuant to that certain Agreement and Plan of Merger dated as of December 24, 1997 to which this Agreement is attached as Exhibit 6.2(i) (the "Merger Agreement"); and

     WHEREAS, ATI is engaged in the business of designing, manufacturing and marketing digital microwave and millimeter wave radio systems (the "Business"); and

     WHEREAS, Lin is a significant stockholder of ATI and prior to the date hereof Lin has served as a director and chief executive officer of ATI, has heretofore been responsible for the management of the Business, and has knowledge of the trade secrets, customer information and other confidential and proprietary information of ATI; and

     WHEREAS, ATI and Lin desire to have World Access acquire the entire equity interest of ATI pursuant to the Merger; and

     WHEREAS, as a result of the Merger, CIS will succeed to the Business and all of the Confidential Information and Trade Secrets (each as hereinafter defined) of ATI; and

     WHEREAS, in order to protect the goodwill of the Business and the other value to be acquired by World Access pursuant to the Merger Agreement for which World Access is paying substantial consideration, World Access and Lin have agreed that the obligation of World Access to consummate the transactions contemplated by the Merger Agreement is subject to the condition, among others, that Lin shall have entered into this Agreement; and

     WHEREAS, World Access has separately bargained and paid additional consideration for the covenants contained herein; and

     WHEREAS, Lin acknowledges that the provisions of this Agreement are reasonable and necessary to protect the legitimate interest of World Access and the goodwill of the Business and other value acquired by it pursuant to the Merger Agreement; and

     WHEREAS, Lin has rendered unique, extraordinary and valuable services to ATI, will continue to render unique, extraordinary and valuable services to CIS by serving as the president of the ATI Division of CIS (the "ATI Division") after the Merger, and will have knowledge of the trade secrets, customers, business plans and other confidential and proprietary information of the ATI Division; and

     WHEREAS, World Access is engaged in the business of manufacturing, repairing, refurbishing, selling and distributing wireline or wireless transmission, switching, or access equipment for telecommunications, data or video applications (the "World Access Business"); and

     WHEREAS, in order to induce World Access to consummate the transactions contemplated by the Merger Agreement, Lin is willing to enter into this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties agree as follows:

     1. Definitions. As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

          (a) "Competitive Business" shall mean any Person engaged in a business the same or substantially similar to the Business of ATI as operated by ATI immediately prior to the Merger.

          (b) "Confidential Information" shall mean the ATI Division's and ATI's customer and supplier lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, market strategies, internal performance statistics and other competitively sensitive information concerning the ATI Division or ATI which is material to the ATI Division or ATI and not generally known by the public, other than Trade Secrets, whether or not in written or tangible form.

          (c) "Control" shall mean, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (d) "Key Employee" shall mean any Person who is employed in a management, executive, supervisory, training, marketing or sales capacity for another Person.

          (e) "ATI Market" shall mean any country in which ATI does business or sells its products.

          (f) "Permitted Activities" shall mean (i) owning not more than 5% of the outstanding shares of publicly-held corporations engaged in a Competitive Business (except for World Access) which have shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through a national automatic quotation system of a registered securities association, or (ii) serving as an officer, director or employee of CIS or the ATI Division.

          (g) "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any other syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended.

          (h) "Restricted Period" shall mean the period commencing on the date of this Agreement and ending on the date which is three (3) years after the termination of Lin's employment by CIS or by World Access or any of its other subsidiaries for any reason whatsoever.

          (i) "Trade Secrets" shall mean the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to the competitors of CIS, the ATI Division or ATI, whether or not in written or tangible form; provided, however, that the parties hereto hereby expressly acknowledge and agree that nothing in this Agreement or in the foregoing definition shall diminish, restrict or in any way contravene any claims, rights or other protections, whether at law or in equity, provided with respect to trade secrets by the laws of the Commonwealth of Massachusetts or other applicable laws.

     2. No Competing Business. Lin hereby agrees that, during the Restricted Period, except as permitted by Section 5 of this Agreement, Lin will not directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in (whether as a proprietor, partner, stockholder, director, officer, Key Employee, joint venturer, investor or other participant in) any Competitive Business in any ATI Market, without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within any ATI Market, (B) whether any activity of Lin referred to above itself occurs or is performed within any ATI Market, or (C) whether Lin resides, or reports to an office, within any ATI Market.

     3. No Interference with the Business.

          3.1 Lin hereby agrees that during the Restricted Period, except as permitted by Section 5 of this Agreement, Lin will not directly or indirectly solicit, induce or influence any customer, supplier, lender, lessor or any other Person which had on the date of this Agreement a business relationship with ATI in any ATI Market, to discontinue or reduce the extent of such relationship with ATI in any ATI Market.

          3.2 Lin hereby agrees that, during the Restricted Period, except as permitted by Section 5 of this Agreement, Lin will not (i) directly or indirectly recruit, solicit or otherwise induce or influence any Key Employee of ATI who became a Key Employee of the ATI Division to discontinue such employment or agency relationship with the ATI Division, or (ii) employ or seek to employ, or cause any Competitive Business to employ or seek to employ as a Key Employee for any Competitive Business in any ATI Market, any Person who was within six months prior to the date hereof employed by ATI as a Key Employee.

     4. No Disclosure of Proprietary Information.

          4.1 Lin hereby agrees that he will not directly or indirectly disclose to anyone, or use or otherwise exploit for his own benefit or for the benefit of anyone other than the ATI Division or CIS, any Trade Secrets for as long as they remain Trade Secrets, except as permitted by Section 5 of this Agreement.

          4.2 Lin hereby agrees that, during the Restricted Period, he will not directly or indirectly disclose to anyone, or use or otherwise exploit for Lin's own benefit or for the benefit of anyone other than the ATI Division, any Confidential Information, except as permitted by Section 5 of this Agreement.

     5. Permitted Activities. The restrictions set forth in Sections 2, 3 and 4 of this Agreement shall not apply to Permitted Activities or to actions taken by Lin during the time he is employed by CIS to the extent, but only to the extent, that such actions are (i) permitted under his Employment Agreement with CIS entered into pursuant to the Merger Agreement (the "Employment Agreement"), or
(ii) required to enforce his rights under his Employment Agreement, or (iii) expressly approved by the Board of Directors of CIS.

     6. Representations and Warranties. Lin represents and warrants that this Agreement constitutes the legal, valid and binding obligation of Lin, enforceable against him in accordance with its terms. Lin represents and warrants that he has no right, title, interest or claim in, to or under any Trade Secrets or Confidential Information.

     7. Waivers. Neither World Access nor CIS will be deemed as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by World Access or CIS, as the case may be, or for any other reason (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement, or (ii) to have modified, changed, amended, terminated, rescind, or superseded any of the terms of this Agreement.

     8. Injunctive Relief. Lin acknowledges (i) that any violation of this Agreement will result in irreparable injury to World Access and CIS, (ii) that damages at law would not be reasonable or adequate compensation to the World Access or CIS for violation of this Agreement, and (iii) that World Access and CIS shall each be entitled to have the provisions of this Agreement specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security, as well as to an equitable accounting of all earnings, profits and other benefits arising out of any such violation.

     9. Notices. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods: (i) personal delivery; (ii) facsimile transmission; (iii) registered or certified mail, postage prepaid, return receipt requested; or (iv) overnight delivery service requiring acknowledgment of receipt. Any such notice or communication shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

     To World Access or CIS:

     World Access, Inc. 945 East Paces Ferry Road, Suite 2240 Atlanta, Georgia 30326 Facsimile: (404) 262-2598 Attn: Chief Executive Officer

     with a copy to:

     Rogers & Hardin LLP 2700 International Tower, Peachtree Center 229 Peachtree Street, N.E. Atlanta, Georgia 30303 Facsimile: (404) 525-2224
     Attn: Steven E. Fox, Esq.

     To Lin:

     Mr. Ernest H. Lin Advanced TechCom, Inc. 181 Ballardvale Street Wilmington, Massachusetts 01887 Facsimile: (978) 694-4801

     With a copy to:

     Goodwin, Procter & Hoar LLP Exchange Place Boston, Massachusetts 02109-2881
     Attn: Paul W. Lee, P.C. Facsimile: (617) 523-1231

     All such notices and communications shall be deemed received (i) upon actual receipt thereof by the addressee, (ii) upon actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt, or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and confirmation of receipt. In the case of notices or communications sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice or communication to the addressee at the address provided for above; provided, however, such mailing shall in no way alter the time at which the facsimile notice or communication is deemed received.

     10. Successors in Interest. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors and assigns, and any reference to a party hereto shall also be a reference to any such heir, legal representative, successor or assign.

     11. Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

     12. Captions. The titles and captions contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement.

     13. Controlling Law; Integration; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to its choice of law rules. This Agreement and the documents executed pursuant hereto or in connection herewith supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

     14. Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect. In the event that any provision of this Agreement should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum extent permitted by applicable law.

     15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

     16. Enforcement of Certain Rights. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto, and their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, Lin has duly executed and delivered this Agreement, and World Access and CIS have each caused this Agreement to be duly executed and delivered on its behalf by an officer thereunto duly authorized, all as of the date first above written.

                                          ERNEST H. LIN

                                          WORLD ACCESS, INC.

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                                          CELLULAR INFRASTRUCTURE SUPPLY, INC.

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

Signature Page to
Lin Non-Competition and
Non-Disclosure Agreement

                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS CONSENT

     We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 33-77918, 33-47752 and 333-17741) and Form S-3 (No. 333-21079) of
World Access, Inc. of our report dated February 26, 1997 (October 15, 1997 as to Notes 2 and 13, and the last paragraph of Note 5, which express an unqualified opinion and includes an explanatory paragraph referring to certain subsequent events, including entering into an agreement to sub contract certain of Advanced TechCom, Inc.'s manufacturing, raising of additional equity and the receipt of a commitment for additional financing) with respect to the consolidated financial statements of Advanced TechCom, Inc. and Subsidiary (included herein), appearing as part of Item 7(a) in this Current Report on Form 8-K of World Access, Inc.

                                          /S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 13, 1998

                                                                    EXHIBIT 99.1

News Release

          SUMMARY : WORLD ACCESS, INC. ACQUIRES ADVANCED TECHCOM, INC.

CONTACT: Steven A. Odom, Chairman & CEO
          Hensley E. West, President & COO
          Mark A. Gergel, Exec. VP & CFO
          (404) 231-2025

FOR IMMEDIATE RELEASE

     ATLANTA, GEORGIA -- January 30, 1998 -- WORLD ACCESS, INC. (NASDAQ: WAXS), announced today that it has completed its acquisition of Advanced TechCom, Inc., ("ATI"), a Wilmington, Massachusetts based designer and manufacturer of digital microwave and millimeterwave radio systems for short and long haul voice, data and/or video applications. Pursuant to the terms of a Merger Agreement, the shareholders of ATI received approximately $10 million worth of World Access common shares in exchange for their ATI shares and World Access has assumed approximately $5 million of ATI debt. In addition, the ATI shareholders have the right to receive additional shares of World Access common stock over the next two years, contingent upon the achievement of certain pre-tax profitability levels by ATI.

     Steven A. Odom, Chairman and Chief Executive Officer, said "The acquisition of ATI is in line with the Company's strategy to broaden its offering of wireless switching, transport and access products and fully support its customers as they build new and/or upgrade existing telecommunications networks. ATI is ISO 9001 certified and committed to developing and manufacturing a complete family of high performance, technologically advanced digital radios for the global telecommunications markets. ATI's product lines are offered in a wide range of data rates and frequency bands -- from 1.5 GHz to 38 GHz and DS1/E1 to DS3/E3. ATI has enjoyed considerable success in recent years in selling its products to international customers and establishing relationships that represent significant cross-selling opportunities for other World Access products and services."

     "We are pleased that Dr. Ernie Lin, President of ATI, and his staff of industry professionals will continue to manage ATI as a division of World Access. Dr. Lin will report directly to Hatch Graham, President of the Company's Transport and Access Systems Group. During its latest fiscal year, ATI realized approximately $15 million in sales. We are optimistic that World Access' financial strength, extensive U.S. and Latin American telecommunications customer base, advanced digital switching and wireless transmission products and broad range of wireless engineering and electronic manufacturing services will further support ATI's existing business and provide additional sales and profit growth opportunities for both companies."

     World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products primarily for the United States, Caribbean Basin and Latin American telecommunications markets. The Company offers digital switches, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, digital loop carriers, microwave and millimeterwave radio equipment and other wireless communications products. To support and complement its product sales,the Company provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                Amendment No. 1
                         (Amending Items 7(a) and 7(b))
                        As Amended on September 3, 1998

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 29, 1998

                               WORLD ACCESS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                        0-19998                      65-0044209
(State or other jurisdiction     (Commission File Number)     (IRS Employer Identification
      of incorporation)                                                  Number)

  945 E. Paces Ferry Road,                                                30326
Suite 2240, Atlanta, Georgia                                           (Zip Code)
    (Address of principal
      executive offices)

       Registrant's telephone number, including area code: (404) 231-2025

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Explanatory Note: This Amendment No. 1 on Form 8-K/A is being filed to set forth the audited financial statements of Advanced TechCom, Inc. ("ATI") for the year ended December 31, 1997 in lieu of ATI's audited financial statements for the year ended December 31, 1996 and the unaudited financial statements for the nine months ended September 30, 1997 previously filed.

     Item 7. Financial Statements, Pro Forma Financial Information and Exhibits. (a) Financial Statements of Business Acquired. Included in this Report are the consolidated financial statements of Advanced TechCom, Inc. ("ATI") for the year ended December 31, 1997. Such financial statements have been audited by the independent accounting firm of Tedder Grimsley & Company, P.A., whose opinion thereon is also included herein.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INDEPENDENT AUDITOR'S REPORT................................  D-90
FINANCIAL STATEMENTS
Consolidated Balance Sheet..................................  D-91
Consolidated Statement of Operations........................  D-92
Consolidated Statement of Stockholder's Equity..............  D-93
Consolidated Statement of Cash Flows........................  D-94
Notes to Consolidated Financial Statements..................  D-95

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders Advanced TechCom, Inc.
Wilmington, Massachusetts

     We have audited the accompanying consolidated balance sheet of Advanced TechCom, Inc. and Subsidiaries (the "Company") as of December 31, 1997, and the related consolidated statements of operations, stockholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced TechCom, Inc. and Subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Tedder, Grimsley & Company, P.A.

March 27, 1998

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997


                                     ASSETS

CURRENT ASSETS
Cash........................................................     $473,433
Accounts receivable.........................................    1,349,833
Inventory...................................................    4,553,766
Prepaid expenses and other..................................       73,683
                                                              -----------
          TOTAL CURRENT ASSETS..............................    6,450,715
PROPERTY AND EQUIPMENT -- net...............................    1,081,714
                                                              -----------
          TOTAL ASSETS......................................   $7,532,429
               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt...........................   $5,675,021
Accounts payable............................................    1,700,536
Accrued liabilities.........................................    1,899,597
Warranty reserve............................................      586,339
Customer deposits...........................................      305,173
                                                              -----------
          TOTAL CURRENT LIABILITIES.........................   10,166,666
LONG-TERM DEBT -- net of current portion....................       73,413
                                                              -----------
          TOTAL LIABILITIES.................................   10,240,079
STOCKHOLDERS' EQUITY
Preferred stock.............................................    1,121,051
Common stock................................................       38,747
Additional paid-in capital..................................   13,246,315
Accumulated deficit.........................................  (17,113,763)
                                                              -----------
          TOTAL STOCKHOLDER'S EQUITY........................   (2,707,650)
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..................   $7,532,429
                                                              -----------

          See accompanying notes to consolidated financial statements.

                     ADVANCED TECHCOM, INC.AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

NET SALES...................................................  $ 13,686,728
Cost of goods sold..........................................    10,404,156
Write-off of obsolete inventory.............................     2,188,000
Capitalization of material overhead.........................       431,700
Accrual of liability under firm purchase commitments........       561,500
                                                              ------------
          TOTAL COST OF GOODS SOLD..........................    13,585,356
                                                              ------------
          GROSS PROFIT......................................       101,372
OPERATING EXPENSES
Research and development....................................     4,282,513
Sales and marketing.........................................     3,524,061
General and administrative..................................     2,228,273
Customer service............................................       513,778
                                                              ------------
          TOTAL OPERATING EXPENSES..........................    10,548,625
                                                              ------------
          LOSS FROM OPERATIONS..............................   (10,447,253)
OTHER INCOME................................................        64,004
                                                              ------------
          NET LOSS BEFORE INCOME TAXES......................   (10,383,249)
PROVISION FOR INCOME TAXES..................................            --
                                                              ------------
          NET LOSS..........................................  $(10,383,249)

          See accompanying notes to consolidated financial statements.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                           COMMON STOCK          PREFERRED STOCK
                             $.10 PAR               $.10 PAR                                            STOCK
                         -----------------   -----------------------   ADDITIONAL    ACCUMULATED     SUBSCRIPTION     DEFERRED
                         SHARES    AMOUNT      SHARES       AMOUNT         PIC         DEFICIT        RECEIVABLE    COMPENSATION
                         -------   -------   ----------   ----------   -----------   ------------    ------------   ------------
Balance, beginning of
  year.................  343,989   $34,399   10,097,103   $1,009,710   $10,107,727   $ (6,730,514)    $(273,000)      $(24,000)
Issuance of stock......      750       75       913,413       91,341     2,951,766             --            --             --
Exercise of stock
  options..............   42,730    4,273            --           --         6,822             --            --             --
Stock issued for
  services.............       --       --       200,000       20,000       180,000             --            --         24,000
Forgiveness of debt....       --       --            --           --            --             --       273,000             --
Net loss...............       --       --            --           --            --    (10,383,249)           --             --
Balance, end of year...  387,469   $38,747   11,210,516   $1,121,051   $13,246,315   $(17,113,763)    $      --       $     --
                         -------   -------   ----------   ----------   -----------   ------------     ---------       --------

          See accompanying notes to consolidated financial statements.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $(10,383,249)
Adjustments to reconcile net loss to net cash used in
  operating activities:
Depreciation and amortization...............................       699,382
Forgiveness of stock subscription receivable................       273,000
Deferred compensation.......................................        24,000
Issuance of stock for services..............................       200,000
Other.......................................................       115,401
(Increase) decrease in:
  Accounts receivable.......................................     2,238,264
  Inventory.................................................     1,289,950
  Prepaid expenses and other................................        73,922
Increase (decrease) in:
  Accounts payable..........................................      (930,234)
  Accrued liabilities.......................................     1,023,095
  Warranty reserve..........................................       183,488
  Customer deposits.........................................        84,266
                                                              ------------
          NET CASH USED BY OPERATING ACTIVITIES.............    (5,108,715)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment..........................      (774,972)
                                                              ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under line of credit.............................       975,000
Proceeds from issuance of debt..............................     2,364,948
Principal payments on debt..................................      (343,548)
Proceeds from sale of stock.................................     3,043,182
Proceeds from exercise of stock options.....................        11,095
                                                              ------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.........     6,050,677
                                                              ------------
          NET INCREASE IN CASH..............................       166,990
CASH, BEGINNING OF YEAR.....................................       306,443
                                                              ------------
          CASH, END OF YEAR.................................  $    473,433
                                                              ------------

          See accompanying notes to consolidated financial statements.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Advanced TechCom, Inc. and Subsidiaries (the "Company") designs, develops and manufactures a series of high-performance digital microwave/millimeter wave radio equipment, operating in frequencies of 1.5 GHZ to 38 GHZ utilized in the telecommunications industry.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned foreign sales corporation, Advanced TechCom (Barbados), Inc. They also include the accounts of Advanced TechCom de Mexico, S.A. de C.V. which is owned equally by Advanced TechCom, Inc. and Advanced TechCom (Barbados), Inc.

REVENUE RECOGNITION

     The Company recognizes revenue from the sales of products when the products are shipped. Sales to overseas customers generally require letters of credit before the products are shipped.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     An allowance for doubtful accounts is provided when accounts are considered uncollectible.

INVENTORY

     Inventory is stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of assets are as follows:

Machinery, equipment and other...........  3-7 years
Furniture and fixtures...................  3-7 years
Leasehold improvements...................  Shorter of lease term or useful life

FINANCIAL INSTRUMENTS

     The carrying values of cash, accounts receivable, accounts payable and borrowings under the Company's various debt instruments approximate fair value due to the short-term nature of these instruments.

INCOME TAXES

     The Company is taxed as a C Corporation. Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

RESEARCH AND DEVELOPMENT

     Research and development costs are expensed when incurred.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

WARRANTY RESERVE

     The Company sells the majority of its products with a two-year repair or replacement warranty. The accompanying consolidated financial statements include an accrual of $586,339 for estimated warranty claims based on the Company's actual claims and anticipated future claims.

EMPLOYEE STOCK-BASED COMPENSATION

     The Company used the intrinsic value-based method of Accounting Principles Board Opinion ("APB") No. 25 as allowed under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," to account for all of its employee stock-based compensation plans.

CUSTOMERS AND CONCENTRATION OF CREDIT RISK

     The Company's products are sold both directly to customers and through distributors. The Company's customers consist of domestic and international wireless and cellular companies, telephone companies, utilities and government and educational institutions.

     Approximately 93% of the Company's net sales are derived from international customers. A major international systems integrator, who resells worldwide, accounted for approximately 18% of the Company's 1997 net sales and approximately 12% of the accounts receivable balance at December 31, 1997. A second customer accounted for approximately 16% of the Company's 1997 net sales and approximately 10% of the accounts receivable balance at December 31, 1997.

USE OF ESTIMATES

     The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures of certain assets and liabilities at the balance sheet date. Actual results may differ from such estimates.

NOTE B -- FUNDING OF OPERATIONS

     As shown in the consolidated financial statements for the year ended December 31, 1997, the Company incurred a net loss of $10,383,249 and had negative cash flow from operations of $5,108,715. The Company's 1997 loss and working capital needs were principally funded by proceeds from a private placement equity offering, issuance of short-term debt and borrowings under a line of credit.

     On December 24, 1997, the Company entered into an agreement and plan of merger with World Access, Inc. and its wholly owned Subsidiary, Cellular Infrastructure Supply, Inc. (which is a more fully described below). This merger was completed in January, 1998. Subsequent to the merger, management made significant revisions to its plan of operations including personnel cut backs and expenditure reductions.

NOTE C -- ACCOUNTS RECEIVABLE

     At December 31, 1997, the Company evaluated its accounts receivable and determined that $413,092 of accounts receivable may be uncollectible. Such amount has been established as an allowance for doubtful accounts at December 31, 1997.

     Accounts receivable is comprised of the following at December 31, 1997:

Accounts receivable.........................................  $1,762,925
Less allowance for doubtful accounts........................     413,092
                                                              ----------
                                                              $1,349,833
                                                              ----------

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

NOTE D -- INVENTORY

     Inventory consisted of the following at December 31, 1997:

Raw materials...............................................  $3,065,469
Work in process.............................................   1,220,720
Finished goods..............................................     267,577
                                                              ----------
          Total.............................................  $4,553,766
                                                              ----------

NOTE E -- PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1997:

Leasehold improvements......................................  $   60,459
Machinery, equipment and other..............................   1,990,896
Office furniture and equipment..............................     881,801
                                                              ----------
                                                               2,933,156
  Less accumulated depreciation.............................   1,851,442
                                                              ----------
  Property and equipment -- net.............................  $1,081,714
                                                              ----------

     At December 31, 1997, the capitalized cost of property and equipment under capital leases was approximately $451,979 and related accumulated depreciation was approximately $78,807.

NOTE F -- LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1997:

Revolving line of credit -- World Access, Inc...............  $4,450,613
Note payable to stockholder, due on demand, interest rate
  12%.......................................................     195,000
Note payable to stockholder, due on demand, interest rate
  12%.......................................................     200,000
Note payable to a community development finance corporation, interest payable monthly at a rate of 10%, collateralized
  by a second lien on                     substantially all
  of the Company's assets and personally guaranteed by the
  principal stockholder of the Company......................     124,999
Note payable to a community development organization,
  interest payable monthly at a rate of 10%, collateralized
  by a second lien on substantially all of the Company's
  assets and personally guaranteed by the principal
  stockholder of the Company................................     124,999
Note payable to a business development corporation, payable
  in installments through August 2000 with interest computed at prime plus 2.5% (approximately 9% at December 31,
  1997), collateralized by a second lien on substantially
  all of the Company's assets and personally guaranteed by
  the principal stockholder of the Company..................     274,982
Premium finance agreement payable in monthly installments of
  $1,353 including interest at 10.75%.......................      10,217

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

     Capital lease obligations:

NON-CANCELABLE LEASE OBLIGATIONS, PAYABLE IN MONTHLY INSTALLMENTS,
                COLLATERALIZED BY CERTAIN EQUIPMENT
-------------------------------------------------------------------
   MONTHLY         INTEREST
   PAYMENT           RATE          MATURITY DATE
-------------   --------------   -----------------
$ 3,172              12.24%      March, 1999              57,142
  2,428              12.24%      May, 1999                47,630
 13,416              12.38%      April, 1999             262,852
-------------   -------------    -----------------     ---------
                                                       5,748,434
          Less current portion....................     5,675,021
                                                       ---------
                                                       $  73,413
                                                       ---------

     Maturities on long-term debt as of December 31, 1997 are as follows:

                        YEAR ENDING
                        DECEMBER 31,
                        ------------
1998........................................................  $5,675,021
1999........................................................      73,413
                                                              ----------
                                                              $5,748,434
                                                              ----------

     The Company had a revolving bank line of credit up to a maximum of $2,500,000 which was due on demand and had interest at the bank's prime rate plus 1/2%. The line was collateralized by substantially all of the Company's assets. This line of credit required, among other things, minimum levels of consolidated tangible net worth, maintenance of certain financial ratios and a minimum base of inventory and accounts receivable. The Company was out of compliance with such covenants.

     In December 1997, World Access, Inc., assumed the bank's position under such agreement via assignment by the bank.

     World Access, Inc. subsequently increased the line of credit to $5,000,000 and waived compliance with certain covenants.

     World Access, Inc. also repaid certain notes payable by the Company to the bank in the amount of $117,344 which was applied against the line of credit extended to the Company.

     Subsequent to December 31, 1997, all of the notes payable except the line of credit, the premium finance agreement and the capital lease obligations were refinanced by the Company by requesting funds from World Access, Inc. for such purpose. World Access, Inc. formally merged the Company into its wholly owned subsidiary in 1998. As such debts were in substance, refinanced in 1998, they are included in current liabilities.

NOTE G -- INCOME TAXES

     Deferred income taxes are provided for temporary differences in the recognition of certain income and expense items for financial reporting and income tax purposes. Such temporary differences relate primarily to depreciation methods, inventory allowances, the recognition of certain liabilities for financial statement purposes that can not be recognized for tax purposes until later periods and the difference in the recognition of the tax effects of operating losses for financial reporting and income tax purposes.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

     As of December 31, 1997, the Company had a net deferred tax asset of approximately $7,437,000 which consisted of the following:

State research and development credits......................  $   654,223
Federal research and development credits....................      361,202
State investment tax credits................................       21,837
Inventory...................................................       34,114
Warranty....................................................      222,220
Accruals....................................................      450,824
Depreciation................................................      189,500
Operating loss carry forwards...............................    5,503,080
                                                              -----------
                                                                7,437,000
Valuation allowance.........................................   (7,437,000)
                                                              -----------
Net deferred taxes..........................................  $        --
                                                              -----------

     A valuation allowance for the full amount has been recognized to fully offset this asset as the Company will not be able to utilize the future benefit.

     As of December 31, 1997, the Company had net operating losses of approximately $14,520,000.

NOTE H -- STOCKHOLDER'S EQUITY

STOCK --

     The Company has authorized the issuance of the following stock as of December 31, 1997:

Common stock................................................  $.10 par value   25,000,000 shares
Preferred stock-designated*.................................  $.10 par value   15,000,000 shares
Preferred stock-undesignated................................  $.10 par value    5,000,000 shares

---------------

* Series A preferred stock

     The preferred stock has voting rights similar to common stock and equal to the number of whole shares of common into which the preferred is convertible. The preferred stock also has preference on liquidation over common stock and on the payment of dividends. The Series A preferred stock shall be convertible, without the payment of any additional consideration by the holder, at any time at the option of the holder, at a conversion rate, subject to adjustment, of one share of common for each share of preferred.

     Each share of Series A preferred stock shall automatically be converted into common stock at the then effective applicable conversion rate upon the closing of a public offering with gross proceeds of not less than $15 million or upon the affirmative vote of the majority of the preferred stockholders.

NOTE I -- OPTIONS

     During 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan initially permitted the grant of options to purchase up to 1,200,000 shares of the Company's common stock at a price at least equal to the fair market value of the stock, determined by the Board, on the date of grant for incentive stock options and at prices determined by the Board in its sole discretion for nonqualified options. On September 6, 1996, the Board and stockholders approved an increase in the shares available for grants to 1,650,000.

     During the fourth quarter of 1996, the Company repriced all options to reflect the then fair market value of the Company's common stock. The repricing provided each option holder the right to exchange their existing stock options for new incentive stock options (the "new options" to purchase an identical number of

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES
shares of common stock at an exercise price of $.26 per share. The new options vest according to the original vesting schedule but with a six-month delay, or in 16 equal quarterly installments beginning three months before the original vesting date. The options are exercisable for 10 years from the original date of grant.

     At December 31, 1997, there were 824,250 options available for grant under the 1995 Plan.

     Stock Exchanged for Services -- During 1997, the Company issued 200,000 shares of preferred stock in exchange for services by a Director of the Company. The value of the services provided amounting to $200,000 for 1997 has been charged to operations.

     A summary of all stock option activity for the year ended December 31, 1997 is as follows:

                                                                 EXERCISE PRICE
                                                              --------------------
                                                               SHARES    PER SHARE
                                                              --------   ---------
     Outstanding at December 31, 1996.......................   821,861     $.26
     Options granted........................................   215,200
     Options terminated.....................................   (42,730)     .26
     Options exercised......................................  (168,581)     .26
                                                              --------     ----
     Outstanding at December 31, 1997.......................   825,750      .26
                                                              --------     ----
     Options exercisable at December 31, 1997...............   463,430     $.26
                                                              --------     ----

     The weighted average grant date fair value for options granted in 1997 was approximately $.31.

     The following table sets forth information regarding stock options outstanding at December 31, 1997 under the Stock Option Plans as described above:

                                                 WEIGHTED
               RANGE     WEIGHTED   WEIGHTED      AVERAGE      EXERCISE
 NUMBER OF       OF      AVERAGE     AVERAGE      NUMBER       PRICE FOR
  OPTIONS     EXERCISE   EXERCISE   REMAINING    CURRENTLY     CURRENTLY
OUTSTANDING    PRICE      PRICE       LIFE      EXERCISABLE   EXERCISABLE
-----------   --------   --------   ---------   -----------   -----------
  825,750      $0.26      $0.26     7.6 years     463,430        $0.26

PRO FORMA DISCLOSURES

     As described in Note 1, the Company applies the intrinsic value method of APB No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, the Company's net loss for the year ended December 31, 1997 would have been approximately $10,449,961.

     For purposes of pro forma disclosures, the fair value of the options granted under the Company's stock options plans during 1997 was estimated on the date of grant using the Black-Scholes option pricing mode. Key assumptions used to apply this pricing model are as follows:

Risk-free interest rate....................................            6.50%
Expected life of option grants.............................          5 years

     The pro-forma disclosures, as required by SFAS No. 123, only include the effects of options granted in 1997.

NOTE J -- EMPLOYEE BENEFIT PLAN

     In 1994, the Company established a 401(k) retirement plan for substantially all employees. Employees eligible to participate in the plan must be age 21. The Company does not contribute to the plan.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

NOTE K -- LEASES

     The Company leases its present facilities in Wilmington, Massachusetts, under a five-year lease expiring in November 2000. Future minimum lease payments under noncancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1997.

YEAR ENDING                                                     AMOUNT
-----------                                                     ------
1998........................................................  $  351,996
1999........................................................     368,000
2000........................................................     384,000
                                                              ----------
          Total.............................................  $1,103,996
                                                              ----------

     The Company is also responsible for real estate taxes and other operating expenses associated with the property lease. Rent expense under all operating leases for the year ended December 31, 1997 was approximately $631,000.

NOTE L -- CONTINGENCIES

     The Company has been named as a defendant in a suit filed by a successor to a former vendor. The vendor claims it is owed $1,000,000 from the Company and has asserted breach of contract and other claims. The Company has counter claimed for breach of contract and other causes of action. The Company's recorded liability at December 31, 1997 was approximately $480,564. The ultimate outcome of this claim cannot be predicted, however, management estimates that the Company's possible loss that may be incurred will not exceed the amounts recorded.

NOTE M -- SUPPLEMENTAL CASH FLOW STATEMENT DISCLOSURES

Cash flow information --
  Cash paid for interest....................................  $  292,679
  Cash paid for taxes.......................................          --
  Non-cash investing and financing activities...............          --
Debt refinanced by:
  World Access, Inc. line of credit.........................  $2,315,516
  Capital lease obligations.................................     283,933
Other --
  Interest expensed.........................................  $  394,653

NOTE N -- LETTER OF CREDIT

     The Company is contingently liable under a letter of credit arrangement with a bank for $140,000 which is being used as security for the operating lease on its facilities. The letter of credit is secured by a $140,000 certificate of deposit (included in cash in the accompanying consolidated balance sheet).

NOTE O -- CONCENTRATION OF CREDIT RISK

     The Company maintains certain of its main operating accounts in a single financial institution. At times throughout the year, the Company may maintain balances in such accounts in excess of the FDIC insured limits. The excess at December 31, 1997 was $270,855.

                    ADVANCED TECHCOM, INC. AND SUBSIDIARIES

NOTE P -- FORGIVENESS OF STOCK SUBSCRIPTION RECEIVABLE

     The Company's Board of Directors authorized the forgiveness of the stock subscription receivable from the Company's principal stockholder in 1997.

NOTE Q -- PURCHASE COMMITMENTS

     The Company has entered into numerous agreements for the purchase of inventory. In connection with such agreements, the Company has recorded estimated losses of $561,500 in the accompanying consolidated financial statements for the future purchase of inventory that they no longer expect to use and other reasons.

NOTE R -- SUBSEQUENT EVENTS

     In December 1997 the Company entered into an Agreement and Plan of Merger (the "Plan") with World Access, Inc. and its wholly owned Subsidiary, Cellular Infrastructure Supply, Inc. Under the Plan, the Company's stockholders would receive shares of World Access, Inc. stock in return for their shares of the Company's stock. Outstanding stock options were also to be acquired by World Access, Inc. The final Plan was executed in January 1998.

     (b) Pro Forma Financial Information. The acquisition of ATI has been accounted for using the purchase method of accounting. Immediately subsequent to such acquisition, World Access recorded a charge of approximately $5.4 million, representing the portion of the purchase price for ATI allocated to in-process research and development. World Access has not yet determined the final allocation of the purchase price, and accordingly, the amount shown below may differ from the amounts ultimately determined. The following unaudited pro forma consolidated balance sheet as of December 31, 1997 reflects the acquisition of ATI as if it had been completed on December 31, 1997. The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 reflect the acquisition of ATI as if it had been completed as of January 1, 1997.

     The pro forma data does not purport to be indicative of the results which would actually have been reported if the acquisition had occurred on such dates or which may be reported in the future. The pro forma data should be read in conjunction with the historical consolidated financial statements of the Company, the historical consolidated financial statements of ATI and the related notes thereto.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997

                                                     WORLD                 PRO FORMA      PRO FORMA
                                                     ACCESS      ATI      ADJUSTMENTS     COMBINED
                                                    --------   --------   -----------     ---------
                                                                    (IN THOUSANDS)
                                              ASSETS
Current Assets
Cash and equivalents..............................  $118,065   $    473    $   (299)(A)   $118,239
Accounts receivable...............................    20,264      1,350         (75)(A)     21,539
Inventories.......................................    22,427      4,554        (250)(A)     26,731
Other current assets..............................    10,924         74          --         10,998
                                                    --------   --------    --------       --------
          Total Current Assets....................   171,680      6,451        (624)       177,507
Property and equipment............................     5,705      1,081          --          6,786
Investment in affiliate...........................     5,002         --          --          5,002
Goodwill..........................................    31,660         --         850(A)      32,510
Other assets......................................    11,236         --       5,000(A)      11,751
                                                                             (4,485)(D)
                                                    --------   --------    --------       --------
          Total Assets............................  $225,283   $  7,532    $    741       $233,556
                                                    --------   --------    --------       --------

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt...................................  $     82   $  5,675    $ (4,485)(D)   $  1,272
Accounts payable..................................     9,340      1,701          --         11,041
Accrued payroll and benefits......................     2,589         --          --          2,589
Purchase price payable............................     3,700         --          --          3,700
Other accrued liabilities.........................     2,219      2,791         200(A)       5,210
                                                    --------   --------    --------       --------
          Total Current Liabilities...............    17,930     10,167      (4,285)        23,812
Other liabilities.................................       334         --                        334
Long-term debt....................................   115,264         73                    115,337
                                                    --------   --------    --------       --------
          Total Liabilities.......................   133,528     10,240      (4,285)       139,483
                                                    --------   --------    --------       --------
Stockholders' Equity Common and preferred stock...       193      1,160      (1,160)(B)        197
                                                                                  4(A)
Capital in excess of par value....................    84,163     13,246     (13,246)(B)     91,877
                                                                              7,714(A)
Retained earnings (deficit).......................     7,399    (17,114)     17,114(B)       1,999
                                                                             (5,400)(C)
                                                    --------   --------    --------       --------
          Total Stockholders' Equity..............    91,755     (2,708)      5,026         94,073
                                                    --------   --------    --------       --------
          Total Liabilities and Stockholders'
            Equity................................  $225,283   $  7,532    $    741       $233,556
                                                    --------   --------    --------       --------

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

     (A) The acquisition of ATI will be accounted for under the purchase method of accounting. In addition, in accordance with generally accepted accounting principles, the portion of the purchase price allocable to in-process research and development projects of ATI will be expensed at the consummation of the acquisition. The amount of the one-time, non-recurring charge is expected to be approximately $5.4 million. Since this charge is directly related to the acquisition and will not recurr, the pro forma statements of operations have been prepared excluding this charge. World Access has not yet determined the final allocation of the purchase price, and accordingly, the amount shown below may differ from the amounts ultimately determined.

     The unallocated excess of purchase price over net assets acquired is determined as follows (amounts in thousands):

Purchase price:
Cash purchase of ATI shares.................................      34
Cash paid for options.......................................     265
                                                              ------
          Total cash........................................     299
Restricted stock issued in exchange for ATI shares..........   7,593
  Restricted stock issued in exchange for options...........     125
                                                              ------
          Total restricted stock............................   7,718
Fees and expenses related to the Merger.....................     200
                                                              ------
          Total purchase price..............................   8,217
                                                              ------
Less:
Historical stockholders' equity.............................   2,708
Adjust assets and liabilities:
Inventories.................................................     250
Accounts receivable.........................................      75
In process R&D costs........................................  (5,400)
Deferred income taxes.......................................  (5,000)
                                                              ------
                                                              (7,367)
                                                              ------
Unallocated excess of purchase price over net assets
  acquired..................................................     850
                                                              ------

     (B) Eliminate ATI's existing stockholders' equity.
     (C) Represents retained earnings adjustment for nonrecurring charge related to write-off of in-process R&D expenses acquired in the Merger.
     (D) Eliminate advances received from the World Access in 1997 for repayment of ATI bank debt and working capital.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                      WORLD                PRO FORMA      PRO FORMA
                                                     ACCESS      ATI      ADJUSTMENTS     COMBINED
                                                     -------   --------   -----------     ---------
                                                          (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales of products..................................  $71,392   $ 13,687     $  (150)(A)    $84,929
Service revenues...................................   21,592         --          --         21,592
                                                     -------   --------     -------        -------
          Total Sales..............................   92,984     13,687        (150)       106,521
Cost of products sold..............................   43,827     13,586         (70)(A)     57,343
Cost of services...................................   17,017         --          --         17,017
                                                     -------   --------     -------        -------
          Total Cost of Sales......................   60,844     13,586         (70)        74,360
                                                     -------   --------     -------        -------
          Gross Profit.............................   32,140        101         (80)        32,161
Engineering and development........................    1,862      4,283          --          6,145
Selling, general and administrative................    9,000      6,265          --         15,265
Amortization of goodwill...........................    1,756                     60(B)       1,816
                                                     -------   --------     -------        -------
          Operating Income.........................   19,522    (10,447)       (140)         8,935
Interest and other income..........................    2,503         64          --          2,567
Interest expense...................................   (1,355)                               (1,355)
                                                     -------   --------     -------        -------
          Income Before Income Taxes...............   20,670    (10,383)       (140)        10,147
Income taxes.......................................    7,536         --      (3,800)(C)      3,736
                                                     -------   --------     -------        -------
  Net Income.......................................  $13,134   $(10,383)    $ 3,660        $ 6,411
                                                     -------   --------     -------        -------
Net Income Per Common Share:.......................  $   .70                               $   .34(D)
                                                     -------                               -------
Weighted Average Shares Outstanding:...............   18,707                                19,132(D)
                                                     -------                               -------

Notes to Pro forma Consolidated Statement of Operations for the Year Ended December 31, 1997

     (A) Eliminate intercompany sales and related cost of sales.

     (B) Amortization of unallocated excess purchase price over net assets acquired over 15 years.

     (C) Adjust tax provision for the benefit of the loss incurred by ATI and pro forma adjustments.

     (D) Represents diluted earnings per share, including shares of World Access common stock issued to the shareholders of ATI, calculated in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128").

     (c) Exhibits. The following exhibits are filed herewith by direct transmission via "edgar."

     2.1  --   Agreement and Plan of Merger by and among World Access,
               Inc., Cellular Infrastructure Supply, Inc., Advanced
               TechCom, Inc. and Ernest H. Lin dated as of December 24,
               1997.(*)
    10.1  --   Employment Agreement dated as of January 29, 1998 by and
               among World Access, Inc., Cellular Infrastructure Supply,
               Inc. and Ernest H. Lin.(*)
    10.2  --   Escrow Agreement dated as of January 29,1998 by and among
               World Access, Inc.,Cellular Infrastructure Supply, Inc.,
               Ernest H. Lin, individually and as attorney-in-fact for the former ATI stockholders, and Cauthen & Feldman, P.A.(*)
    10.3  --   Registration Rights Agreement dated as of January 29, 1998 by and among World Access, Inc. and Ernest H. Lin,
               individually and as attorney-in-fact for the former ATI
               stockholders.(*)
    10.4  --   Non-Competition and Non-Disclosure Agreement dated as of
               January 29, 1998 by and among World Access, Inc., Cellular
               Infrastructure Supply, Inc. and Ernest H. Lin.(*)
    23.1  --   Consent of Tedder Grimsley & Company, P.A.
    99.1  --   Press Release issued on January 30, 1998.(*)

---------------

(*) Incorporated by reference to the Current Report on Form 8-K filed by World
    Access, Inc. on February 13, 1998.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:     /s/ MARTIN D. KIDDER
                                            ------------------------------------
                                                      Martin D. Kidder
                                             Its Vice President and Controller

Dated as of April 13, 1998

                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the inclusion of our report dated March 27, 1998 with respect to the consolidated financial statements of Advanced TechCom, Inc. and Subsidiaries, which report appears in the Form 8-K/A of World Access, Inc. dated April 13, 1998. We also consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-77918, 33-47752, and 333-17741) and Form S-3 (No. 333-43497) of World Access, Inc. to the above referenced report which appears in the aforementioned Form 8-K/A.

                                          /s/  TEDDER GRIMSLEY & COMPANY, P.A.

September 3, 1998
Lakeland, Florida

                                   APPENDIX E

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM 8-K
                        AS AMENDED ON FEBRUARY 25, 1998

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                               DECEMBER 31, 1997

                               WORLD ACCESS, INC.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                        0-19998                        65-0044209
       (State or Other                   (Commission                    (IRS Employer
Jurisdiction of Incorporation)           File Number)               Identification Number)

    945 E. PACES FERRY ROAD, SUITE 2240,                           30326
              ATLANTA, GEORGIA
  (Address of principal executive offices)                      (Zip Code)

      Registrant's Telephone Number, Including Area Code:  (404) 231-2025

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS

     On December 31, 1997, GST Telecommunications, Inc., a federally chartered Canadian corporation ("GST"), GST USA, Inc., a Delaware corporation ("GST USA"), and World Access, Inc. ("World Access") entered into a Stock Purchase Agreement (the "Purchase Agreement"), pursuant to which World Access has agreed to purchase from GST USA (hereinafter referred to as the "Acquisition") 5,113,712 shares of the common stock of NACT Telecommunications, Inc. ("NACT") held by GST USA (hereinafter referred to as the "Shares"), representing approximately 63% of the outstanding shares of NACT common stock, $.01 par value per share (the "NACT Common Stock"). Pursuant to the Purchase Agreement, World Access will (i) pay to GST USA at the Closing (as defined in the Purchase Agreement) cash in the amount of $59,662,956 by wire transfer of immediately available funds to a United States bank account designated by GST USA, and (ii) deliver to GST USA at the Closing shares of the common stock, par value $.01 per share, of World Access (the "World Access Common Stock") with a Fair Market Value (as defined in the Purchase Agreement) equal to $29,827,004. The foregoing summary of the Acquisition is qualified in its entirety by reference to the terms of the Purchase Agreement and the exhibits thereto, which are attached hereto as
Exhibit 2.1.

     On December 31, 1997, World Access also entered into a Stock Agreement with GST USA, a copy of which is attached as Exhibit D to the Purchase Agreement ("Stock Agreement"), pursuant to which GST USA agreed to vote all voting securities of NACT held by GST USA in favor of approval of the Purchase Agreement and the Acquisition and against any merger, consolidation, sale of assets, reorganization or recapitalization of NACT with any party other than World Access and its affiliates and against any liquidation or winding up of NACT.

     The Closing will take place as soon as possible after satisfaction of certain conditions thereto, which include, but are not limited to: (i) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (ii) the truth and validity of certain representations and warranties of GST, GST USA and World Access as of the Closing Date (as defined in the Purchase Agreement); and (iii) the delivery of certain ancillary documents and agreements contemplated by the Purchase Agreement. World Access expects to consummate the Acquisition in the first quarter of 1998.

     World Access currently expects to fund the Acquisition through its working capital.

     The following transactions could result in the acquisition by World Access of additional shares of NACT Common Stock and a change in the present board of directors of NACT:

          (i) Following the Closing, World Access intends promptly to propose a merger transaction with NACT pursuant to which all of the outstanding shares of NACT Common Stock not owned by World Access would be exchanged for shares of World Access Common Stock and NACT would be merged with a wholly-owned subsidiary of World Access.

          (ii) GST USA has agreed to use its best efforts to obtain the written resignation of all of the directors and officers of NACT as World Access may specify not less than 10 days prior to the Closing Date, such resignations to be effective as of the Closing Date. GST USA has also agreed to take all action necessary to cause the board of directors of NACT, at and immediately after the Closing, to consist of those directors specified by World Access.

     The consideration to be paid pursuant to the Purchase Agreement was determined as a result of negotiations between World Access and GST and the Acquisition was approved by the boards of directors of World Access, GST and NACT. Prior to the Acquisition, neither World Access nor any of its affiliates, directors or officers, nor any associate of any such director or officer, had any relationship with GST, GST USA or NACT.

     Between November 12, 1997 and December 9, 1997, World Access purchased an aggregate of 350,000 shares of NACT Common Stock in open market purchase transactions (the "Open Market Purchase"). Accordingly, upon completion of the Acquisition, World Access will own approximately 68% of the outstanding NACT Common Stock.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Business Acquired. Included in this Report are the audited consolidated financial statements of NACT for the years ended September 30, 1997, 1996 and 1995, which have been audited by the independent accounting firm of KPMG Peat Marwick, LLP, whose opinion thereon is also included herein, and the unaudited consolidated financial statements of NACT for the three months ended December 31, 1997.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
NACT TELECOMMUNICATIONS, INC.:
  Independent Auditors' Report..............................   E-4
  Balance Sheets -- September 30, 1997 and 1996.............   E-5
  Statements of Income Years Ended -- September 30, 1997,
     1996 and 1995..........................................   E-6
  Statements of Stockholders' Equity Years
     Ended -- September 30, 1997, 1996 and 1995.............   E-7
  Statements of Cash Flows Years Ended -- September 30,
     1997, 1996 and 1995....................................   E-8
  Notes to Financial Statements Years Ended -- September 30,
     1997, 1996, and 1995...................................   E-9
NACT TELECOMMUNICATIONS, INC.:
  Balance Sheets -- December 31, 1997 (Unaudited) and
     September 30, 1997 (audited)...........................  E-21
  Statements of Income Three Months Ended -- December 31,
     1997 and 1996 (Unaudited)..............................  E-22
  Statements of Cash Flows Three Months Ended -- December
     31, 1997 and 1996 (Unaudited)..........................  E-23
  Notes to Financial Statements Three Months
     Ended -- September 30, 1997 and 1996 (Unaudited).......  E-24

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders NACT Telecommunications, Inc.:

     We have audited the accompanying balance sheets of NACT Telecommunications, Inc. as listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NACT Telecommunications, Inc. as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP
Salt Lake City, Utah
December 4, 1997

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                                 BALANCE SHEETS

                          SEPTEMBER 30, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
                                        ASSETS
Current assets:
Cash and cash equivalents (notes 11 and 12).................  $ 9,946,621   $   694,359
Marketable investment securities (note 3)...................    3,247,296       250,000
Trade accounts receivable, less allowance for doubtful
  accounts of $380,819 in 1997 and $100,000 in 1996.........    6,840,958     3,171,180
Notes receivable, less allowance for doubtful notes of
  $250,000 in 1997 and $310,000 in 1996 (note 4)............    3,252,170       561,396
Inventories (note 2)........................................    2,780,467     2,406,399
Prepaid expenses and other..................................      197,659        16,338
Deferred tax assets (note 8)................................      587,199       418,449
                                                              -----------   -----------
          Total current assets..............................   26,852,370     7,518,121
                                                              -----------   -----------
Property and equipment, net (note 5)........................    5,783,157       717,804
Notes receivable, less current installments (note 4)........      966,868     1,179,750
Inventories-long term (note 2)..............................      225,000            --
Intangibles, net (notes 4 and 6)............................    5,775,673     5,075,366
Other assets................................................      152,043       193,709
                                                              -----------   -----------
                                                              $39,755,111   $14,684,750
                                                              ===========   ===========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable............................................  $ 1,432,922   $ 2,251,800
Accrued expenses............................................      963,034       266,451
Income taxes payable (note 8)...............................    1,353,371       199,557
Deferred revenue............................................      466,859       350,439
Current installments of obligation under capital lease......           --        21,848
Payable to GST USA..........................................    1,446,891       183,176
                                                              -----------   -----------
          Total current liabilities.........................    5,663,077     3,273,271
Obligation under capital lease, less current installments...           --        58,221
Deferred compensation (note 13).............................      157,819       157,819
Deferred tax liabilities (note 8)...........................      929,984       985,508
                                                              -----------   -----------
          Total long-term liabilities.......................    1,087,803     1,201,548
                                                              -----------   -----------
Commitments and contingencies (notes 9, 12 and 13)
Stockholders' equity:
Preferred stock, $.01 par value. Authorized 10,000,000
  shares; none issued and outstanding in 1997 and 1996......           --            --
Common stock, $.01 par value in 1997 and no par value in
  1996
  Authorized 25,000,000 and 10,000,000 shares in 1997 and
     1996, respectively; issued and outstanding 8,113,712
     shares in 1997 and 6,113,712 shares 1996...............       81,137     9,244,847
Additional paid-in-capital..................................   28,130,161            --
Retained earnings...........................................    4,780,760       965,255
Net unrealized gain (loss) on marketable investment
  securities (note 3).......................................       12,173          (171)
                                                              -----------   -----------
          Total stockholders' equity........................   33,004,231    10,209,931
                                                              -----------   -----------
                                                              $39,755,111   $14,684,750
                                                              ===========   ===========

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                              STATEMENTS OF INCOME
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                             1997          1996          1995
                                                          -----------   -----------   -----------
Revenues:
Product sales...........................................  $21,981,854   $ 9,929,702   $ 7,604,071
Network carrier sales...................................    5,716,406     3,783,445     2,781,761
Wins (note 1(b))........................................           --     2,571,731     1,097,950
                                                          -----------   -----------   -----------
          Total revenues................................   27,698,260    16,284,878    11,483,782
                                                          -----------   -----------   -----------
Cost of goods sold (note 6):
Products................................................    7,140,914     3,941,529     2,645,646
Network carrier usage (note 13).........................    5,485,671     3,381,716     2,731,295
Wins (note 1(b))........................................           --     2,571,731       786,699
Amortization of acquired intangibles....................      362,424       362,428       442,734
                                                          -----------   -----------   -----------
          Total cost of goods sold......................   12,989,009    10,257,404     6,606,374
                                                          -----------   -----------   -----------
          Gross profit..................................   14,709,251     6,027,474     4,877,408
Operating expenses (note 6):
Research and development................................    2,385,243     1,352,138     1,183,422
Selling and marketing...................................    2,504,420       953,486       924,542
General and administrative..............................    3,472,069     3,024,361     2,152,898
Amortization of acquired intangibles....................      573,060       573,058       519,780
                                                          -----------   -----------   -----------
          Total operating expenses......................    8,934,792     5,903,043     4,780,642
                                                          -----------   -----------   -----------
          Income from operations........................    5,774,459       124,431        96,766
                                                          -----------   -----------   -----------
Other income (expense):
Interest income.........................................      543,410       127,043       155,949
Interest expense........................................      (30,456)      (14,202)       (1,514)
Miscellaneous income....................................        4,439        34,670        34,635
                                                          -----------   -----------   -----------
          Total other income............................      517,393       147,511       189,070
                                                          -----------   -----------   -----------
Income before income taxes..............................    6,291,852       271,942       285,836
Income taxes (note 8)...................................    2,476,347        78,184       205,517
                                                          -----------   -----------   -----------
Net income..............................................  $ 3,815,505   $   193,758   $    80,319
                                                          -----------   -----------   -----------
Earnings per common and common equivalent share:
Primary.................................................  $      0.52   $      0.03   $      0.01
Fully diluted...........................................  $      0.50   $      0.03   $      0.01

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                                                             NET
                                                                                          UNREALIZED
                                                                                        GAIN (LOSS) ON
                                           COMMON STOCK        ADDITIONAL                 MARKETABLE
                                      ----------------------    PAID-IN     RETAINED      INVESTMENT
                                       SHARES       AMOUNT      CAPITAL     EARNINGS      SECURITIES       TOTAL
                                      ---------   ----------   ----------   ---------   --------------   ----------
Balances at September 30, 1994......  6,113,712   $6,277,572           --     691,178           --        6,968,750
Capital contribution by parent
  company (note 1(l))
                                             --      414,981           --          --           --          414,981
Addition to capital arising from
  push down accounting..............         --    2,162,384           --          --           --        2,162,384
Net unrealized gain on marketable
  investment securities.............         --           --           --          --        3,605            3,605
Net income..........................         --           --           --      80,319           --           80,319
                                      ---------   ----------   ----------   ---------       ------       ----------
Balances at September 30, 1995......  6,113,712    8,854,937           --     771,497        3,605        9,630,039
Capital contribution by parent
  company (note 1(l))
                                             --      389,910           --          --           --          389,910
Net unrealized loss on marketable
  investment securities.............         --           --           --          --       (3,776)          (3,776)
Net income..........................         --           --           --     193,758           --          193,758
                                      ---------   ----------   ----------   ---------       ------       ----------
Balances at September 30, 1996......  6,113,712    9,244,847           --     965,255         (171)      10,209,931
Capital contribution by parent
  company (note 1(l))
                                             --           --      899,799          --           --          899,799
Issuance of common stock for cash,
  net of expenses of $1,933,348.....  2,000,000       20,000   18,046,652          --           --       18,066,652
Net unrealized gain on marketable
  investment securities.............         --           --           --          --       12,344           12,344
Reclass of common stock to
  additional paid-in capital
  resulting from establishing a par
  value on common stock.............         --   (9,183,710)   9,183,710          --           --               --
Net income..........................         --           --           --   3,815,505           --        3,815,505
                                      ---------   ----------   ----------   ---------       ------       ----------
Balances at September 30, 1997......  8,113,712   $   81,137   28,130,161   4,780,760       12,173       33,004,231
                                      =========   ==========   ==========   =========       ======       ==========

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                                  1997          1996         1995
                                                               -----------   ----------   -----------
Cash flows from operating activities:
Net income..................................................   $ 3,815,505   $  193,758   $    80,319
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................     1,431,226    1,165,885     1,212,039
  Provision for loss on accounts, notes receivable, and
    recourse obligation.....................................     1,385,734      942,785       229,342
    Loss (gain) on sale of marketable investment securities
      and equipment.........................................        45,699       (4,399)      (34,635)
    Capital contribution by parent company..................       899,799      389,910       414,981
    Provision for loss on inventories.......................       111,000           --            --
    Deferred taxes..........................................      (224,274)    (374,127)     (271,762)
    Decrease (increase) in operating assets:
      Trade accounts and notes receivable...................    (8,374,533)  (1,980,342)   (2,266,741)
      Inventories...........................................      (920,068)  (2,019,310)       19,873
      Prepaid expenses......................................      (181,321)      89,441       (94,484)
      Other assets..........................................        41,666       58,360      (227,882)
    Increase (decrease) in operating liabilities:
      Accounts payable......................................      (818,878)     888,670     1,210,516
      Accrued expenses......................................       496,583       45,287       148,411
      Income taxes payable..................................     1,153,814       60,578      (208,468)
      Deferred revenue and deferred compensation............       116,420      193,475       180,844
      Payable to GST USA....................................     1,263,715      243,176            --
                                                               -----------   ----------   -----------
        Net cash provided by (used in) operating
          activities........................................       242,087     (106,853)      392,353
                                                               -----------   ----------   -----------
Cash flows from investing activities:
Purchase of land, plant, and equipment......................    (5,169,888)    (304,614)     (326,796)
Proceeds from sale of equipment.............................            --           --        34,635
Proceeds from sale of available-for-sale securities.........       250,000      596,836            --
Purchase of available-for-sale securities...................    (3,234,952)          --            --
Capitalization of software development costs................      (821,568)    (419,154)     (162,025)
Cash included in transfer of Wins to parent (note 1)........            --     (173,718)           --
                                                               -----------   ----------   -----------
        Net cash used in investing activities...............    (8,976,408)    (300,650)     (454,186)
                                                               -----------   ----------   -----------
Cash flows from financing activities:
Proceeds from issuance of common stock......................    18,066,652           --            --
Principal payments on capital lease obligations.............       (80,069)     (19,868)       (2,271)
                                                               -----------   ----------   -----------
        Net cash provided by (used in) financing
          activities........................................    17,986,583      (19,868)       (2,271)
                                                               -----------   ----------   -----------
Net increase (decrease) in cash and cash equivalents........     9,252,262     (427,371)      (64,104)
Cash and cash equivalents at beginning of year..............       694,359    1,121,730     1,185,834
                                                               -----------   ----------   -----------
Cash and cash equivalents at end of year....................   $ 9,946,621   $  694,359   $ 1,121,730
                                                               -----------   ----------   -----------
Supplemental Schedule of Noncash Investing and Financing
  Activities
Reclass of common stock to additional paid-in capital
  resulting from establishing a par value on common stock...   $ 9,183,170   $       --   $        --
Disposition of fully depreciated asset......................            --      132,270            --
Repossession of equipment in settlement of accounts and
  notes receivable
                                                                    76,922       45,000       128,936
Property purchased under capitalized leases.................            --           --       102,208
Transfer of inventory to property, plant, and equipment.....       210,000           --            --
Intangibles capitalized as a result of push down............            --           --     2,162,384
Disposition of equipment....................................            --       47,366            --
Sale of equipment to Wins on note receivable................            --       60,000            --
Transfer of notes receivable to other assets (note 4).......       964,207           --            --
Change in net unrealized gain (loss) on marketable
  investment securities
                                                                    12,344         (171)           --
Supplemental Disclosures of Cash Flow Information
  Cash paid during the year for interest....................   $    30,457   $   17,707   $     1,145
Cash paid during the year for income taxes..................       638,287           --       263,735
Supplemental Disclosure of the Assets and Liabilities
  Transferred to GST (note 1(b))
Cash........................................................   $        --   $ (173,718)  $        --
Trade accounts receivable...................................            --      (68,705)           --
Prepaid expenses............................................            --         (751)           --
Property and equipment, net.................................            --      (46,020)           --
Other assets................................................            --      (14,036)           --
Accounts payable............................................            --      150,898            --
Accrued expenses............................................            --      152,332            --

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                         NOTES TO FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1997, 1996, AND 1995

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Description of Business

     NACT Telecommunications, Inc. (the "Company") designs, develops and manufactures advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. The Company's customers include long distance carriers, prepaid debit (calling) card and prepaid cellular network operators, international call back/reorigination providers and other specialty telecommunications service providers.

     From September 1993 through September 30, 1995, GST USA, Inc. ("GST USA") acquired all of the issued and outstanding common stock of the Company. This acquisition was accomplished through a series of purchases of newly issued shares and the shares of principal stockholders of the Company. As a result of these transactions, the Company became a wholly owned subsidiary of GST USA. GST USA accounted for the acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired totaled $6,912,322 and was assigned by GST USA as product support contracts, software development costs, and goodwill. These amounts are included in the accompanying balance sheet as intangible assets.

     In February 1997, the Company closed an initial public offering (IPO) of 3,000,000 shares of common stock with 2,000,000 sold by the Company and 1,000,000 sold by GST USA. Upon completion of the offering, GST USA ownership was reduced to approximately 63 percent of the outstanding common stock of the Company and, as such, GST USA continues to control the Company. In connection with the IPO, the Company established a par value of $.01 for common stock, increased the number of common shares authorized to 25,000,000, and authorized 10,000,000, $.01 par value preferred shares.

     On September 30, 1997, GST USA announced that it had retained Hambrecht and Quist LLC to explore alternatives for monetizing its 63 percent interest in the Company, including a potential sale of some or all of the Company's capital stock to one or more strategic investors.

  (b) Wasatch International Network Services

     The 1995 financial statements include the accounts of the Company and its wholly-owned subsidiary Wasatch International Network Services, Inc. ("Wins"), which commenced operations in fiscal 1995 and had total assets, revenues, and net loss of $316,455, $1,097,950 and $2,361, respectively, as of and for the year ended September 30, 1995. All significant intercompany transactions and balances were eliminated in consolidation. On October 1, 1995, the Company transferred ownership and operations of Wins to GST USA in the form of a dividend at historical cost. From October 1, 1995 through September 30, 1996, the Company provided carrier services to GST USA for the Wins operation for which it received $2,571,731. GST USA began providing its own carrier services for Wins on October 1, 1996.

  (c) Cash and Cash Equivalents

     The Company considers all highly liquid financial instruments purchased with an original maturity to the Company of three months or less to be cash equivalents. Cash equivalents consist of money market accounts of $8,472,637 at September 30, 1997 and $125,785 at September 30, 1996.

  (d) Inventories

     Raw materials are valued at the lower of cost (first-in, first-out) or market. Work-in-process and finished goods are stated on the basis of accumulated manufacturing costs, but not in excess of market (net realizable

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

value). Refurbished inventory is stated at the estimated selling price less refurbishing costs, selling costs and a normal profit margin. Management periodically reviews the selling price of the refurbished inventory and records adjustments to the carrying value, if any, in the period in which they occur.

     Long-term inventory consists of component parts held in order to provide support on existing customer equipment beyond one year.

  (e) Notes Receivable

     Notes receivable are recorded at the principal amount outstanding, net of an allowance for doubtful notes. The allowance is an amount that management believes will be adequate to absorb possible losses based on evaluations of collectibility and prior loss experience. The evaluation takes into consideration such factors specific problem loans, past payment history, and current and anticipated economic conditions that may affect the customers' ability to pay.

     While management uses available information to recognize losses on notes, changing economic conditions and the economic prospects of the borrowers might necessitate future additions to the allowance.

  (f) Impaired Notes

     Management, considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. When a note is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. Cash receipts on impaired notes receivable are applied to reduce the principal amount of such notes until the principal has been recovered and are recognized as interest income thereafter.

  (g) Property and Equipment

          Property and equipment are stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes. Depreciation is based upon the estimated useful lives of individual classes of assets. The estimated useful lives of the individual classes of assets are as follows:

Building.................................................    35 years
Furniture and equipment..................................  7-10 years
Computer equipment.......................................   3-7 years
Switch and testing equipment.............................   3-7 years

  (h) Intangibles

     Intangibles include goodwill, software development costs, customer lists, and product support contracts and are being amortized on a straight-line basis over the estimated useful lives of the respective assets.

  (i) Software Development Costs

     Software development costs are capitalized upon the establishment of technological feasibility of the product. Capitalization is discontinued when the product is available for general release to customers. The Company capitalized software development costs of $821,568, $419,154, and $162,025 in 1997, 1996, and 1995, respectively.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (j) Stock-Based Compensation

     Effective October 1, 1996, the Company adopted the footnote disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). SFAS 123 encourages entities to adopt the fair value based method of accounting for stock options or similar equity instruments. However, it also allows an entity to continue measuring compensation cost for stock-based compensation using the intrinsic-value method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company has elected to continue to apply the provisions of APB 25 and provide pro forma footnote disclosures required by SFAS 123.

  (k) Revenue Recognition and Deferred Revenue

     Revenue from product sales is recognized when the product is shipped and the Company has no significant performance obligations. Revenue from network carrier sales is recognized as the related service is provided. Deferred revenue consists of warranty payments billed or received in advance and deposits related to future product sales. Warranty payments are amortized over the period of the warranty agreement which is typically one year.

  (l) Income Taxes

     Through February 26, 1997, the Company was a member of a controlled group which elected for federal income tax purposes to file a consolidated tax return with GST USA. In accordance with the tax sharing arrangement with GST USA, the Company recorded the estimated income tax expense as if the Company filed a tax return on a separate company basis using the asset and liability method. GST USA agreed to make a capital contribution to the Company in an amount that approximates the Company's current federal income tax expense through February 26, 1997 in lieu of an intercompany payment for such taxes. Pursuant to the tax sharing arrangement between the Company and GST USA, the adjustment recorded to reconcile the intercompany and equity accounts with regard to differences between the estimated tax determined at year-end and the final tax amount are recognized in income tax expense in the period determined.

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and deferred liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and deferred liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     After the IPO on February 26, 1997, GST USA's ownership was reduced to 63 percent. As a result, the entities no longer meet the affiliated group test defined in Internal Revenue Code Section 1504(a) and the Company will file stand-alone returns for periods subsequent to February 26, 1997.

  (m) Marketable Investment Securities

     The Company classifies all of its marketable investment securities as available-for-sale which are recorded at fair market value. Unrealized holding gains and losses are excluded from earnings and are reported, net of tax, as a separate component of stockholders' equity until realized. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Dividend income is recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for securities sold.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  (n) Earnings Per Common and Common Equivalent Share

     Earnings per common and common equivalent share are computed based on the weighted-average number of common shares and as appropriate, dilutive common stock equivalents outstanding during the period. Stock options are considered to be common stock equivalents. The number of shares used to compute primary earnings per common and common equivalent share were 7,350,623, 6,113,712, and 6,113,712, shares in 1997, 1996, and 1995, respectively. The number of shares used to compute fully-diluted earnings per share reflect additional dilution related to stock options and warrants using the market price at the end of the period when higher than the average price for the period. The number of shares used to compute fully-diluted earnings per share were 7,602,156, 6,113,712, and 6,113,712, shares in 1997, 1996, and 1995, respectively.

  (o) Fair Value Disclosure

     At September 30, 1997 and 1996, the book value of the Company's financial instruments approximates fair value.

  (p) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(2) INVENTORIES

     Inventories consisted of the following:

                                                                 1997         1996
                                                              ----------   ----------
Raw materials...............................................  $1,065,113   $  377,734
  Work-in-process...........................................     498,525      346,273
  Finished goods............................................     302,829      317,392
  Refurbished inventory held for sale.......................     914,000    1,365,000
                                                              ----------   ----------
                                                              $2,780,467   $2,406,399
                                                              ----------   ----------
  Inventory -- long-term....................................  $  225,000   $       --
                                                              ==========   ==========

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) MARKETABLE INVESTMENT SECURITIES

     The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available-for-sale securities by major security type and class of security at September 30, 1997 and 1996, are as follows:

                                                              GROSS        GROSS
                                                            UNREALIZED   UNREALIZED
                                               AMORTIZED     HOLDING      HOLDING       FAIR
                                                  COST        GAINS        LOSSES       VALUE
                                               ----------   ----------   ----------   ---------
At September 30, 1997:
  U.S. government securities --
     Maturing in one year or less............  $2,237,009     10,287         --       2,247,296
  Certificate of deposit --
     Maturing in one year or less............     998,114      1,886         --       1,000,000
                                               ----------     ------        ---       ---------
                                               $3,235,123     12,173         --       3,247,296
                                               ----------     ------        ---       ---------
At September 30, 1996:
  U.S. government securities --
     Maturing in one year or less............  $  250,171         --        171         250,000
                                               ----------     ------        ---       ---------
                                               $  250,171         --        171         250,000
                                               ==========     ======        ===       =========

(4) NOTES RECEIVABLE

     Notes receivable at September 30, 1997 and 1996 include amounts due from product sales of approximately $4,065,638 and $1,047,500, respectively. Interest rates on the notes range from 9 percent to 14 percent with lives ranging from six months to five years.

     The Company's recorded investment in notes receivable for which an impairment has been recognized was $137,032 and $928,210, and the related allowance for doubtful accounts was $137,032 and $310,000 at September 30, 1997 and 1996, respectively. The average recorded investment in impaired notes receivable during 1997 and 1996, was $532,261 and $548,331, respectively. There was no interest income recognized on impaired notes receivable during 1997 and 1996.

     The Company has sold carrier services to Overseas Telecom ("Overseas") since 1994. Overseas is located in Brazil and provides international call back/reorigination services to companies and individuals primarily in Brazil and Eastern Europe. During the year ended September 30, 1996, Overseas became delinquent on certain of its payments. In fiscal 1997, the Company entered into a note receivable agreement with Overseas which provided for the repayment of the noncurrent outstanding amount (approximately $0.93 million) bearing interest at 12 percent. The note was secured primarily by Overseas' customer lists. In the fourth quarter of fiscal 1997, the Company exercised its call privileges under the note and took possession of the underlying collateral -- the customer lists. There were two separate and distinct customer lists, one from Brazil and one from Eastern Europe. The customer list related to the Brazilian operations was sold to Intertoll Communications Network Corp. ("ICN"), an existing customer of the Company with operations in Argentina and Brazil for $1,000,000 payable in 100 monthly payments of $10,000. The related payments have been discounted at 20 percent with the unpaid amount of approximately $485,000 classified as notes receivable in the accompanying balance sheet as of September 30, 1997.

     The customer list related to the Eastern European operations was recorded on the Company's books at the lower of fair value or cost. Fair value was estimated by an independent third party appraiser using generally accepted valuation standards. Accordingly, a customer list of approximately $964,000 has been recorded as an intangible asset and will be amortized over a three-year period.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5) PROPERTY AND EQUIPMENT

     Property and equipment are as follows:

                                                                 1997        1996
                                                              ----------   ---------
  Land......................................................  $  563,309   $      --
  Building..................................................   3,626,891          --
  Furniture and equipment...................................     279,908     212,525
  Computer equipment........................................     784,521     440,827
  Switch and testing equipment..............................   1,082,217     492,052
                                                              ----------   ---------
                                                               6,336,846   1,145,404
  Less accumulated depreciation and amortization............     553,689     427,600
                                                              ----------   ---------
                                                              $5,783,157   $ 717,804
                                                              ----------   ---------

(6) INTANGIBLES

     Intangible assets are summarized as follows:

                                                                               AMORTIZATION
                                                        1997         1996         PERIOD
                                                     ----------   ----------   ------------
  Goodwill.........................................  $2,863,766   $2,863,766     20 years
  Software development costs.......................   3,305,127    2,483,559    3-5 years
  Product support contracts........................   2,146,176    2,146,176      5 years
  Customer list....................................     964,207           --      3 years
                                                     ----------   ----------
                                                      9,279,276    7,493,501
  Less amortization................................   3,503,603    2,418,135
                                                     ----------   ----------
                                                     $5,775,673   $5,075,366
                                                     ==========   ==========

     On an ongoing basis, management reviews the valuation and amortization of intangible assets to determine possible impairment by comparing the carrying value of the asset to its undiscounted estimated future cash flows.

     Amortization expense relating to these assets was $1,085,468, $978,813, and $962,514 for 1997, 1996, and 1995, respectively. Of these amounts, $512,409,
$405,755, and $442,734, for 1997, 1996, and 1995, respectively, was recorded as a component of cost of goods sold.

(7) STOCK OPTIONS

     In November 1996, the Company adopted the 1996 Stock Option Plan ("1996 Plan") which was approved by the board of directors and GST USA. The Company has reserved 1,250,000 shares for issuance under the 1996 Plan, of which options to purchase 935,250 shares of common stock at an exercise price of $9.35 per share were granted. All options granted during the year expire on November 25, 2001. The Company may grant incentive stock options and nonqualified stock options to employees, officers, directors, independent contractors, and consultants. The exercise price of options must be greater than or equal to the estimated fair market value of the stock at the date of grant. The board of directors or the compensation committee thereof determines which eligible individuals are granted options, terms of the options, exercise price, number of shares subject to the option, vesting and exercisability. The 1996 Plan expires on November 25, 2006.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of activity follows:

                                                                       YEAR ENDED
                                                                   SEPTEMBER 30, 1997
                                                              ----------------------------
                                                                          WEIGHTED-AVERAGE
                                                               NUMBER         EXERCISE
                                                              OF SHARES        PRICE
                                                              ---------   ----------------
Options outstanding at beginning of year....................        --
Plus options granted........................................   935,250         $9.35
Less options exercised......................................        --
                                                               -------         -----
Options outstanding at end of year..........................   935,250         $9.35
                                                               -------         -----
Options exercisable at end of year..........................   289,688         $9.35
Weighted-average fair value of options granted during the
  year......................................................                   $3.03

     The following table summarizes information about fixed stock options outstanding at September 30, 1997:

                                                                                        OPTIONS EXERCISABLE
                                          OPTIONS OUTSTANDING                    ---------------------------------
                          ----------------------------------------------------       NUMBER
                              NUMBER       WEIGHTED-AVERAGE                      EXERCISABLE AT
                          OUTSTANDING AT      REMAINING       WEIGHTED-AVERAGE     SEPTEMBER      WEIGHTED-AVERAGE
                          SEPTEMBER 30,      CONTRACTUAL          EXERCISE            30,             EXERCISE
RANGE OF EXERCISE PRICES       1997              LIFE              PRICE              1997             PRICE
------------------------  --------------   ----------------   ----------------   --------------   ----------------
$9.35.................       935,250             4.15               9.35            289,688             9.35

     The Company accounts for these plans under APB 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net earnings and earnings per share would have been changed to the following pro forma amount:

                                                                              1997
                                                                           ----------
Net income..................................................  As reported  $3,815,505
                                                                            2,784,147
                                                              Pro Forma
Primary earnings per share:.................................  As reported  $     0.52
                                                                                 0.38
                                                              Pro Forma
Fully-diluted earnings per share............................  As reported  $     0.50
                                                                                 0.37
                                                              Pro Forma

     Pro forma net earnings reflects only options granted in fiscal 1997. Therefore, the effect that calculating compensation cost for stock-based compensation under SFAS 123 has on the pro forma net earnings as shown above may not be representative of the effects on reported net earnings for future years.

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 1997: risk-free interest rate of 6.0 percent; expected dividend yield of 0 percent; expected life of 3.4 years; and expected volatility of 82 percent.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(8) INCOME TAXES

     Income tax expense consists of:

                                                      CURRENT     DEFERRED      TOTAL
                                                     ----------   ---------   ----------
Year ended September 30, 1997:
  U.S. federal.....................................  $2,336,145   $(194,210)  $2,141,935
  State............................................     364,476     (30,064)     334,412
                                                     ----------   ---------   ----------
                                                     $2,700,621   $(224,274)  $2,476,347
                                                     ----------   ---------   ----------
  Year ended September 30, 1996:
  U.S. federal.....................................  $  389,910   $(322,207)  $   67,703
  State............................................      60,358     (49,877)      10,481
                                                     ----------   ---------   ----------
                                                     $  450,268   $(372,084)  $   78,184
                                                     ----------   ---------   ----------
  Year ended September 30, 1995:
  U.S. federal.....................................  $  414,981   $(237,014)  $  177,967
  State............................................      64,239     (36,689)      27,550
                                                     ----------   ---------   ----------
                                                     $  479,220   $(273,703)  $  205,517
                                                     ==========   =========   ==========

     Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operations as a result of the following:

                                                           1997        1996       1995
                                                        ----------   --------   --------
Computed "expected" tax expense.......................  $2,139,230   $ 92,460   $ 97,184
  Increase (reduction) in income taxes resulting from:
     Amortization of goodwill.........................      48,899     48,899     48,899
     State and local income taxes, net of federal
       income tax benefit.............................     222,862      2,297     18,183
     Meals and entertainment..........................       5,796      3,631      4,060
     Adjustment of tax provision to actual (1)........          --    (70,040)    36,214
     Other, net.......................................      59,560        937        977
                                                        ----------   --------   --------
                                                        $2,476,347   $ 78,184   $205,517
                                                        ==========   ========   ========

---------------

(1) Represents management's adjustment to the Company's income tax liability based on a current assessment of its related obligations.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1997 and 1996, are presented below:

                                                                1997        1996
                                                              ---------   ---------
Net current deferred tax assets:
     Accounts and notes receivable principally due to
       allowance for doubtful accounts......................  $ 309,895   $ 152,930
     Unearned product warranty..............................    125,422      47,074
     Accrued vacation payable...............................     55,386      37,327
     Unearned sales deposits................................         --      83,640
     Inventory principally due to uniform capitalization and
       reserves
                                                                 96,496      97,478
                                                              ---------   ---------
          Total gross deferred tax assets...................    587,199     418,449
                                                              ---------   ---------
  Net long-term deferred tax liabilities:
     Deferred compensation..................................     58,866      58,866
     Plant and equipment, principally due to differences in
       depreciation and capitalized interest
                                                                (77,155)    (87,588)
     Capitalized software...................................   (450,716)   (200,619)
     Push down intangibles..................................   (460,979)   (756,269)
     Unrealized (gain) loss on investments..................         --         102
                                                              ---------   ---------
          Total gross deferred tax liabilities..............   (929,984)   (985,508)
                                                              ---------   ---------
          Net deferred tax liability........................  $(342,785)  $(567,059)
                                                              ---------   ---------

     Management believes that existing taxable temporary differences will more likely than not reverse within the applicable carryforward periods to allow future realization of existing deferred tax assets.

(9) LEASES

     The Company has operating leases for office furnishings, various office equipment and two sales offices. Future minimum lease payments as of September 30, 1997 are as follows:

                 YEAR ENDING SEPTEMBER 30:
                 -------------------------
  1998......................................................  $194,378
  1999......................................................   180,240
  2000......................................................   180,240
  2001......................................................   180,240
  2002......................................................   160,454
                                                              --------
Total minimum lease payments................................  $895,552
                                                              ========

     These leases generally require the Company to pay all executory costs such as maintenance and insurance. Rental expenses for all operating leases for 1997, 1996, and 1995, were $123,462, $100,299, and $116,944, respectively.

(10) PROFIT SHARING PLANS

     The Company sponsors a defined contribution 401(k) plan (the "Plan") for employees who have completed one year of service and attained the age of 21. Participants may defer up to 15 percent of eligible compensation. The Company, at its discretion, may match 50 percent of participant contributions up to 7.5

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

percent of participant compensation. Employer contributions made to the Plan were $88,361, $59,881, and $51,863, for the years ended September 30, 1997, 1996, and 1995, respectively.

     Through September 30, 1996, the Company established a discretionary profit sharing program for full time employees who had completed one full year of employment. Under the plan, 10 percent of the increase in profits based on the Company's previous highest retained earnings balance were allocated among employees determined on length of employment and salary level at the discretion of the board of directors. Contributions to the program were $132,450 and $171,483 for the years ended September 30, 1996 and 1995, respectively. The program was terminated on September 30, 1996.

(11) MAJOR CUSTOMERS, CONCENTRATION OF CREDIT RISK AND NETWORK CARRIER SALES

     Sales to individual customers exceeding 10 percent of total revenues or total trade accounts and notes receivable as of and for the years ended September 30, 1997, 1996, and 1995, were as follows:

                                                                PERCENTAGE OF
                                                                TOTAL REVENUES
                                                              ------------------
CUSTOMER                                                      1997   1996   1995
--------                                                      ----   ----   ----
J.D. Services, Inc..........................................   8%     --     --
Caribbean Telephone and Telegraph, Inc......................  --      --     16%
Intertoll Communications Network Corp.......................   9      12%     8
Overseas Telecom............................................   5      13      7

                                                                  PERCENTAGE OF
                                                                 TOTAL NOTES AND
                                                               ACCOUNTS RECEIVABLE
                                                              ---------------------
CUSTOMER                                                      1997    1996    1995
--------                                                      -----   -----   -----
J.D. Services, Inc..........................................    15%    --      --
Caribbean Telephone and Telegraph, Inc......................    --     --       7%
Intertoll Communications Network Corp.......................     4      6%      7
Overseas Telecom............................................     3     22       7

     The Company's customers consist of business entities geographically dispersed primarily throughout the United States. However, the Company also sells products and/or services to customers in the United Kingdom, Bosnia, Serbia, Bulgaria, Saudi Arabia, and Brazil. The Company maintains a security interest in the telecommunications systems it sells until the related account balances are paid in full.

     The Company had deposits with financial institutions in excess of the federally insured amount of $100,000 in the amount of $9,691,380 and $467,737 for the years ended September 30, 1997 and 1996, respectively.

     Network carrier sales originating from countries outside the United States aggregated approximately $3,180,000 and $2,105,000 for the years ended September 30, 1997 and 1996, respectively. These sales are payable in U.S. dollars.

(12) COMMITMENTS AND CONTINGENCIES

     The Company acted as a guarantor for financing transactions executed under repurchase agreements with a financial institution for $3,482,182 and $1,035,032 at September 30, 1997 and 1996, respectively. This results from the financial institution providing lease financing to the Company's customers to enable them to purchase product from the Company. At September 30, 1997, the Company had established a reserve of $200,000 for its estimated obligation under the recourse provisions and maintains a security interest in the equipment financed under the repurchase agreement. No such reserve was recorded as of September 30, 1996.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

In addition to other covenants, the repurchase agreement requires the Company to maintain an unrestricted cash account of $6,000,000. The Company has also established a $750,000 revolving line of credit with this same financial institution. No balances were outstanding under this line of credit at September 30, 1997.

     On October 1, 1996, the Company entered into employment agreements with various employees which specify the individual's salary, benefits, and restrictions. All agreements expire on September 30, 2001.

     On August 24, 1995, Aerotel, Ltd. and Aerotel U.S.A., Inc., (collectively, "Aerotel") filed a patent infringement suit against the Company alleging that telephone systems manufactured and sold by the Company incorporating prepaid calling features infringe upon a patent which was issued to Aerotel in November 1987. The complaint further alleges defamation and unfair competition by the Company and seeks various damages. Aerotel seeks injunctive relief, damages of $18.7 million for willful infringement of its patent and an order requiring the Company to publish a written apology to Aerotel. The Company has filed an Answer and Counterclaim denying patent infringement, defamation or unfair competition and seeking judgment that the Aerotel patent is invalid and that Aerotel has misused its patent in violation of antitrust laws. Based on information currently available, an estimate of potential loss cannot be made. However, management is of the opinion that there will be no material impact of the Company's financial position, results of operations or liquidity as a result of this suit. Accordingly, no provision for loss has been provided in the accompanying financial statements. An unfavorable decision could have a material adverse effect on the business, financial condition, and results of operations of the Company.

     In addition to the above, the Company has various legal claims and other contingent matters, incurred in the normal course of business. Although the final outcome of such matters cannot be predicted, the Company believes the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition, liquidity, or results of operations.

     As of September 30, 1997, the Company had capital expenditure purchase commitments outstanding of approximately $900,000.

(13) RELATED PARTY TRANSACTIONS

     In June 1997, and under contract with the Company, GST Realco, Inc. ("GST Realco"), a subsidiary of GST USA, completed construction of a 40,000 square foot office building in Provo, Utah. The Company purchased the land and a portion of the building construction from GST Realco for $563,309 and $1,293,072, respectively, and currently occupies the property as its corporate and manufacturing facility.

     During the year ended September 30, 1996, GST USA borrowed $250,000 from the Company on short-term notes bearing interest at 11 percent. The note was repaid by September 30, 1996. The Company recorded interest income of $2,602 relating to this note during the year ended September 30, 1996. There were no borrowings during fiscal 1997.

     Also, during the years ended September 30, 1997 and 1996, respectively, the Company sold $32,788 and $356,000 of application platform switching products and $-0- and $2,571,731 of wholesale carrier usage to GST USA or subsidiaries and purchased $4,466,907 and $361,000 of wholesale carrier usage from GST USA.

     From April 1996 through May 1997 a member of the Company's board was compensated by GST USA for services rendered to GST USA and its subsidiaries.

     The Company has entered into a Deferred Compensation Trust Agreement (the Trust) with the chairman of the Company whereby the Company funded the trust in the amount of $144,000. The principal and related interest thereon are payable to the chairman based on a defined payment schedule. The Company,

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

at its sole discretion, may at any time make additional contributions to the Trust. The Trust is subject to claims of the Company's creditors in the event of the Company's insolvency.

(14) ACCOUNTING STANDARDS ISSUED NOT YET ADOPTED

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). SFAS 128 establishes a different method of computing earnings per share than is currently required under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS 128, the Company will be required to present both basic earnings per share and diluted earnings per share. Basic and diluted earnings per share are expected to be comparable to the currently presented earnings per share. SFAS 128 is effective for the consolidated financial statements for interim and annual periods ending after December 15, 1997. Accordingly, the Company plans to adopt SFAS 128 in the first quarter of its 1998 fiscal year and at that time all historical earnings per share data presented will be restated to conform with the provisions of SFAS 128.

     In 1997, the FASB also issued Statement No. 130, Reporting Comprehensive Income, and Statement No. 131, Disclosures About Segments of an Enterprise and Related Information. These statements which are effective for periods beginning after December 15, 1997, expand or modify disclosures and accordingly, will have no impact on the Company's reported financial position, results of operations or cash flows.

                         NACT TELECOMMUNICATIONS, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              DECEMBER 31, 1997     SEPT. 30, 1997
                                                              -----------------   ------------------
                                                                 (UNAUDITED)
                                               ASSETS
Current Assets:
Cash........................................................       $ 5,252             $ 9,947
Marketable securities.......................................         7,246               3,247
Accounts receivable, less allowance for doubtful accounts of
  $631 in Dec. and $381 in Sept.............................         9,496               6,841
Notes receivable, less allowance for doubtful accounts of
  $295 in Dec. and $250 in Sept.............................         4,055               3,252
Inventories.................................................         2,814               2,780
Prepaid expenses and other assets...........................           216                 198
Deferred tax asset -- current...............................           817                 587
                                                                   -------             -------
          Total current assets..............................        29,896              26,852
Fixed Assets:
Property, plant, and equipment..............................         6,577               6,337
Less: Accumulated depreciation..............................          (698)               (554)
                                                                   -------             -------
Net fixed assets............................................         5,879               5,783
Notes receivable -- long term...............................           785                 967
Inventory -- long term......................................           225                 225
Intangibles.................................................         5,598               5,776
Other Assets................................................           164                 152
                                                                   -------             -------
          Total Assets......................................       $42,547             $39,755
                                                                   -------             -------
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable............................................         1,889               1,433
Accrued expenses............................................         1,206                 963
Current corporate tax liability.............................         1,073               1,353
Deferred Revenue............................................           790                 467
Inter company payable.......................................         1,743               1,447
                                                                   -------             -------
          Total current liabilities.........................         6,701               5,663
Long Term Liabilities:
Deferred compensation liability.............................           158                 158
Deferred tax liability......................................         1,252                 930
                                                                   -------             -------
          Total long-term liabilities.......................         1,410               1,088
Stockholders' Equity:
Common stock, .01 par value.................................            81                  81
Additional paid-in-capital..................................        28,271              28,130
Retained earnings...........................................         6,055               4,781
Unrealized appreciation on marketable securities............            29                  12
                                                                   -------             -------
          Total stockholders' equity........................        34,436              33,004
                                                                   -------             -------
          Total liabilities and stockholders' equity........       $42,547             $39,755
                                                                   -------             -------

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.

                              STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       THREE MONTHS ENDED
                                                              -------------------------------------
                                                              DECEMBER 31, 1997   DECEMBER 31, 1996
                                                              -----------------   -----------------
                                                                           (UNAUDITED)
Revenues:
     Product sales..........................................       $7,300             $  4,780
     Network carrier sales..................................        1,387                1,610
                                                                   ------             --------
          Total revenues....................................       $8,687             $  6,390
Cost of goods sold:
     Products...............................................       $2,158             $  1,730
     Network carrier usage..................................        1,387                1,558
     Amortization of acquired intangibles...................          170                   91
                                                                   ------             --------
          Total cost of goods sold..........................       $3,715             $  3,379
                                                                   ------             --------
Gross profit................................................       $4,972             $  3,011
Operating expenses:
     Research and development...............................       $  799             $    423
     Sales and marketing....................................          767                  357
     General and administrative.............................        1,362                  836
     Amortization of acquired intangibles...................          143                  143
                                                                   ------             --------
          Total operating expenses..........................       $3,071             $  1,759
                                                                   ------             --------
Income from operations......................................       $1,901             $  1,252
Other Income, net...........................................       $  223             $     25
                                                                   ------             --------
Income before income taxes..................................       $2,124             $  1,277
Income taxes................................................       $  850             $    569
                                                                   ------             --------
Net income after taxes......................................       $1,274             $    708
                                                                   ------             --------
Weighted average common and common equivalent shares
  outstanding:
  Basic.....................................................        8,122                6,114
  Diluted...................................................        8,443                6,114
Earnings per share:
  Basic.....................................................       $ 0.16             $   0.12
  Diluted...................................................       $ 0.15             $   0.12

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  THREE MONTHS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income................................................    $ 1,274        $   708
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................        498            322
  Provision for loss on accounts and notes receivable.......        382            218
  Provision for loss on inventory...........................        228
  Capital contribution by parent company....................                       497
  Deferred taxes............................................         91            (10)
Decrease (increase) in operating assets:
  Trade accounts and notes receivable.......................     (3,658)        (2,717)
  Inventories...............................................       (262)          (205)
  Prepaid expenses and other assets.........................        (19)          (167)
Increase (decrease) in operating liabilities:
  Accounts payable..........................................        456         (1,088)
  Accrued expenses..........................................        243             54
  Income taxes payable......................................       (280)            71
  Payable to GST USA........................................        296          2,110
  Deferred revenue and deferred compensation................        324              4
                                                                -------        -------
          Net cash provided by (used in) operating
            activities......................................       (427)          (203)
Cash flows from investing activities:
  Purchase of land, property, plant and equipment...........       (240)           (63)
  Proceeds from sale of marketable securities...............      1,121            250
  Purchase of marketable securities.........................     (5,103)
  Capitalization of software development costs..............       (187)          (125)
                                                                -------        -------
          Net cash provided by (used in) investing
            activities......................................     (4,409)          (142)
Cash flows from financing activities:
  Proceeds from issuance of common stock....................        141
  Principle payments of capital lease obligations...........                        (1)
                                                                -------        -------
  Net cash provided by (used in) financing activities.......        141             (1)
  Net (decrease) increase in cash...........................     (4,695)          (142)
  Cash at beginning of period...............................      9,947            694
                                                                -------        -------
  Cash at end of period.....................................      5,252            552
                                                                -------        -------
Supplemental disclosures of cash flow information
Cash paid during the period for:
  Interest..................................................          0              2
  Income taxes..............................................    $ 1,038              0

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The interim financial statements included herein have been prepared by NACT Telecommunications, Inc. without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such SEC rules and regulations. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's September 30, 1997 audited financial statements filed on form 10K with the SEC in December 1997. In the opinion of management, the condensed financial statements included herein reflect all adjustments necessary to present fairly the financial position of the Company as of December 31, 1997 and September 30, 1997, and the results of its operations and cash flows for the three month periods ended December 31, 1997 and 1996. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

2. EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). SFAS 128 established a different method of computing earnings per share than these same computations under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS 128, the Company is required to present both basic earnings per share and diluted earnings per share. SFAS 128 is effective for both interim and annual periods ending after December 15, 1997. Accordingly, the Company has adopted SFAS 128 in the first quarter of fiscal 1998.

     Basic earnings per share is computed based on the weighted average number of common shares outstanding during the three month periods ended December 31, 1997 and 1996. Diluted earnings per share for the three month periods ended December 31, 1997 and 1996 is computed considering the dilutive effect of stock options, and is not materially different from the basic earnings per share calculations.

3. STOCK PLAN

     The Company's 1996 Stock Option Plan (the "Stock Option Plan") was approved by the Board of Directors and sole stockholder of the Company on November 26, 1996. The purpose of the Stock Option Plan is to create additional incentives for the Company's employees, directors and others who perform substantial services to the Company by providing an opportunity to purchase shares of the Common Stock pursuant to the exercise of options granted under the Stock Option Plan. The Company may grant options that qualify as incentive stock options under Section 422 of the Internal Revenue Code, and non-qualified stock options. Incentive stock options may be granted to employees (including officers and directors who are employees). Non-qualified stock options may be granted to employees, officers, directors, independent contractors and consultants of the Company. As of December 31, 1997, 1,250,000 shares were reserved for issuance under the Stock Option Plan and options to purchase 1,039,065 shares of Common Stock were outstanding.

     Options become exercisable at such times and in such installments as the Board of Directors or Compensation Committee provides. The Stock Option Plan will terminate on November 25, 2006, unless earlier terminated by the Board of Directors.

                         NACT TELECOMMUNICATIONS, INC.

4. INVENTORIES

     Inventories are as follows (in thousands):

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1997
                                                              ------------   -------------
Raw materials...............................................     $1,577         $1,065
Work-in-process.............................................        587            498
Finished goods..............................................        189            303
Refurbished inventory held for sale.........................        461            914
                                                                 ------         ------
                                                                  2,814          2,780
                                                                 ------         ------
Inventory -- long term......................................     $  225         $  225
                                                                 ------         ------

5. PROPERTY AND EQUIPMENT

     Property and equipment are as follows (in thousands):

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1997
                                                              ------------   -------------
Furniture and equipment.....................................     $  311         $  280
Computer equipment..........................................        900            785
Switch and testing equipment................................      1,165          1,082
Land........................................................        563            563
Building....................................................      3,638          3,627
                                                                 ------         ------
                                                                  6,577          6,337
Less accumulated depreciation and amortization..............        698            554
                                                                 ------         ------
                                                                 $5,879         $5,783
                                                                 ------         ------

---------------

     (b) Pro Forma Financial Information. The Acquisition and Open Market Purchase has been accounted for using the purchase method of accounting. In connection with the Acquisition, World Access expects to record a charge of approximately $43.5 million, representing the portion of the purchase price allocated to in-process research and development. The following unaudited pro forma consolidated balance sheet as of September 30, 1997 reflects the Acquisition (together with the Open Market Purchase) as if it had been completed on September 30, 1997. The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 reflect the Acquisition (together with the Open Market Purchase) as if it had been completed as of January 1, 1996.

     The pro forma data does not purport to be indicative of the results which would actually have been reported if the Acquisition (together with the Open Market Purchase) had occurred on such dates or which may be reported in the future. The pro forma data should be read in conjunction with the historical consolidated financial statements of World Access, the historical consolidated financial statements of NACT, and the related notes thereto.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                    (A)
                                                 PRO FORMA       (B)      PRO FORMA       PRO FORMA
                                                WORLD ACCESS    NACT     ADJUSTMENTS      COMBINED
                                                ------------   -------   -----------      ---------
                                                                  (IN THOUSANDS)
                                              ASSETS
Current Assets
Cash and equivalents..........................    $127,357     $ 9,947   $   (64,665)(C)  $ 72,639
Marketable investment securities..............                   3,247            --         3,247
Accounts receivable...........................      22,446       6,841                      29,287
Inventories...................................      18,899       2,780        (1,300)(C)    20,379
Other current assets..........................       7,050       4,037          (300)(C)    10,787
                                                  --------     -------   -----------      --------
          Total Current Assets................     175,752      26,852       (66,265)      136,339
Property and equipment........................       4,287       5,783            --        10,070
Intangible assets.............................      29,370       5,776        (3,676)(C)    66,929
                                                                              35,459(C)
Technology licenses...........................         904          --            --           904
Debt issuance costs...........................       4,091          --            --         4,091
Other assets..................................       2,035       1,344            --         3,379
                                                  --------     -------   -----------      --------
          Total Assets........................    $216,439     $39,755   $   (34,482)     $221,712
                                                  --------     -------   -----------      --------
                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt...............................    $     66     $    --   $        --      $     66
Accounts payable..............................       6,902       1,433            --         8,335
Accrued payroll and benefits..................       3,073          --            --         3,073
CIS purchase price payable....................       3,500          --            --         3,500
Other accrued liabilities.....................       1,550       4,231           300(C)      6,481
                                                                                 400(C)
                                                  --------     -------   -----------      --------
          Total Current Liabilities...........      15,091       5,664           700        21,455
Long-term debt................................     115,301          --            --       115,301
Other long-term liabilities...................          --       1,087            --         1,087
                                                  --------     -------   -----------      --------
          Total Liabilities...................     130,392       6,751           700       137,843
                                                  --------     -------   -----------      --------
Minority interest in subsidiary...............                                10,560(C)     10,560
Stockholders' Equity
Common and preferred stock....................         192          81           (81)(D)       206
                                                                                  14(C)
Capital in excess of par value................      81,178      28,130       (28,130)(D)   111,914
                                                                              30,736(C)
Retained earnings (deficit)...................       4,677       4,781        (4,781)(D)   (38,823)
                                                                             (43,500)(E)
Net unrealized gain on marketable investment
  securities..................................                      12                          12
                                                  --------     -------   -----------      --------
          Total Stockholders' Equity..........      86,047      33,004       (45,742)       73,309
                                                  --------     -------   -----------      --------
          Total Liabilities and Stockholders'
            Equity............................    $216,439     $39,755   $   (34,482)     $221,712
                                                  --------     -------   -----------      --------

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

     (A) Represents the pro forma balance sheet for World Access, Inc. as presented in the Report on Form 10Q for the Three Months Ended September 30, 1997. The pro forma balance sheet presented above includes the effects of the sale of $115 million 4.5% convertible subordinated notes which was completed in October 1997.

     (B) Represents the historical balance sheet of NACT Telecommunications, Inc. as of September 30, 1997.

     (C) The Acquisition will be accounted for under the purchase method of accounting. In addition, in accordance with generally accepted accounting principles, the portion of the purchase price allocable to in-process research and development projects of NACT will be expensed at the consummation of the Acquisition. The amount of the one-time non-recurring charge is expected to be approximately $43.5 million. Since this charge is directly related to the Acquisition and will not recurring, the pro forma statements of operations have been prepared excluding this charge. The Company has not yet determined the final allocation of the purchase price, and accordingly, the amount shown below may differ from the amounts ultimately determined.

     The unallocated excess of purchase price over net assets acquired is determined as follows (in thousands):

Purchase price of 68% interest in NACT:
  Cash purchase of GST shares...............................  59,663
  Open market purchase of NACT shares.......................   5,002
                                                              ------
          Total cash........................................            64,665
  Restricted stock issued in exchange for GST's shares......  20,900
  "In the money" value of WAXS options issued in exchange
     for NACT options.......................................   9,850
                                                              ------
          Total stock.......................................            30,750
  Fees and expenses related to the Merger...................               300
                                                                       -------
          Total purchase price..............................            95,715
                                                                       -------
Allocation:
  Historical stockholders' equity...........................           (32,992)
  Minority interest in subsidiary...........................            10,560
  Adjust assets and liabilities:
     Inventories............................................             1,300
     Intangibles............................................             3,676
     In process R&D costs...................................           (43,500)
     Notes receivable.......................................               300
     Reserve for recourse leases............................               400
                                                                       -------
                                                                       (60,256)
                                                                       -------
Unallocated excess of purchase price over net assets
  acquired..................................................            35,459
                                                                       -------

     (D) Eliminate existing stockholders' equity.

     (E) Represents retained earnings adjustment for nonrecurring charge related to write-off of in-process R&D expenses acquired.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                  (UNAUDITED)

                                                                         PRO FORMA     PRO FORMA
                                              WORLD ACCESS    NACT      ADJUSTMENTS     COMBINED
                                              ------------    ----      -----------    ----------
                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales of products...........................    $56,099      $17,202    $       --     $   73,301
Service revenues............................     15,622        4,106            --         19,728
                                                -------      -------    ----------     ----------
          Total Sales.......................     71,721       21,308            --         93,029
Cost of products sold.......................     33,811        5,411            --         39,222
Cost of services............................     12,832        4,199          (175)(A)     16,856
                                                -------      -------    ----------     ----------
          Total Cost of Sales...............     46,643        9,610          (175)        56,078
                                                -------      -------    ----------     ----------
          Gross Profit......................     25,078       11,698           175         36,951
Engineering and development.................      1,350        1,962            --          3,312
Selling, general and administrative.........      6,860        4,784            --         11,644
Amortization of goodwill....................      1,210          430          (275)(A)      3,165
                                                                             1,800(B)
                                                -------      -------    ----------     ----------
          Operating Income..................     15,658        4,522        (1,350)        18,830
Interest and other income...................        835          523            --          1,358
Interest and other expense..................        (95)         (30)                        (125)
Minority interest in net income of
  subsidiary................................                                (1,085)(C)     (1,085)
                                                -------      -------    ----------     ----------
          Income Before Income Taxes........     16,398        5,015        (2,435)        18,978
Income taxes................................      5,986        1,907           170(D)       8,063
                                                -------      -------    ----------     ----------
          Net Income........................    $10,412      $ 3,108    $   (2,605)    $   10,915
                                                -------      -------    ----------     ----------
          Net Income Per Common Share:......    $   .55                                $      .52(E)
                                                -------                                ----------
Weighted Average Shares Outstanding:........     19,076                                    21,063(E)
                                                -------                                ----------

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

     (A) Eliminate amortization of certain previously acquired intangibiles of NACT.

     (B) Amortization of unallocated excess purchase price over net assets acquired over 15 years.

     (C) Record the 32% minority interest in net income of NACT including applicable pro forma adjustments.

     (D) Adjust tax provision for the pro forma adjustments.

     (E) Represents fully diluted earnings per share, including shares of Company common stock issued to GST and common stock equivalents related to stock options issued in exchange for NACT options.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                           YEAR ENDED           YEAR ENDED                         1996
                                        DECEMBER 31, 1996   SEPTEMBER 30, 1996    PRO FORMA      PRO FORMA
                                          WORLD ACCESS             NACT          ADJUSTMENTS     COMBINED
                                        -----------------   ------------------   ------------    ---------
                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales of products.....................       $34,411             $ 9,930           $    --        $44,341
Service revenues......................        16,589               6,355            (2,572)(A)     20,372
                                             -------             -------           -------        -------
          Total Sales.................        51,000              16,285            (2,572)        64,713
Cost of products sold.................        21,485               3,942                --         25,427
Cost of services......................        14,520               6,316              (230)(B)     18,034
                                                                                    (2,572)(A)
                                             -------             -------           -------        -------
          Total Cost of Sales.........        36,005              10,258            (2,802)        43,461
                                             -------             -------           -------        -------
          Gross Profit................        14,995               6,027               230         21,252
Engineering and development...........           892               1,352                --          2,244
Selling, general and administrative...         6,211               3,978                --         10,189
Amortization of goodwill..............           534                 573              (365)(B)      3,142
                                                                                     2,400(C)
                                             -------             -------           -------        -------
          Operating Income............         7,358                 124            (1,805)         5,677
Interest and other income.............           485                 162                --            647
Interest and other expense............          (319)                (14)                            (333)
Minority interest in net income of
  subsidiary..........................                                                (252)(D)       (252)
                                             -------             -------           -------        -------
          Income Before Income
            Taxes.....................         7,524                 272            (2,057)         5,739
Income taxes..........................           745                  78               175(E)         998
                                             -------             -------           -------        -------
          Net Income..................         6,779             $   194           $(2,232)         4,741
                                             -------             -------           -------        -------
          Net Income Per Common
            Share.....................       $   .46                                              $   .30(F)
                                             -------                                              -------
Weighted Average Shares
  Outstanding:........................        14,424                                               15,854(F)
                                             -------                                              -------

       NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR 1996

     (A) Eliminate nonrecurring NACT Wins revenue and associated cost of sales. See note 1(b) to the audited financial statements.

     (B) Eliminate amortization of certain acquired intangibles.

     (C) Amortization of unallocated excess purchase price over net assets acquired over 15 years.

     (D) Record the 32% minority interest in net income of NACT including applicable pro forma adjustments.

     (E) Adjust tax provision for the pro forma adjustments.

     (F) Represents fully diluted earnings per share, including shares of Company common stock issued to GST.

     (c) Exhibits. The following exhibits are filed herewith by direct transmission via "EDGAR."

  2.1     --  Stock Purchase Agreement among World Access, Inc. GST USA,
              Inc. and GST Telecommunications, Inc. dated December 31,
              1997, with exhibits thereto.
 23.1     --  Consent of KPMG Peat Marwick LLP.
 99.1     --  Press Release issued on January 2, 1998.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:     /s/ MARTIN D. KIDDER
                                            ------------------------------------
                                                      Martin D. Kidder
                                             Its Vice President and Controller

Dated as of February 25, 1998

                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

                               WORLD ACCESS, INC.
                          GST TELECOMMUNICATIONS, INC.
                                 GST USA, INC.
                               DECEMBER 31, 1997

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I. PURCHASE AND SALE OF SHARES.....................................  E-38
Section 1.1.   Purchase and Sale of Shares.................................  E-38
Section 1.2.   Purchase Price..............................................  E-38
Section 1.3.   Option of Seller............................................  E-38

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER AND GST...............  E-39
Section 2.1.   Corporate Existence.........................................  E-39
Section 2.2.   Authorization; Validity.....................................  E-39
Section 2.3.   No Breach of Statute or Contract............................  E-39
Section 2.4.   Subsidiaries................................................  E-40
Section 2.5.   Ownership of Shares.........................................  E-40
Section 2.6.   Capitalization; Shares......................................  E-40
Section 2.7.   SEC Reports and Financial Statements........................  E-40
Section 2.8.   Absence of Undisclosed Liabilities..........................  E-40
Section 2.9.   Absence of Certain Changes or Events........................  E-41
Section 2.10.  Proprietary Rights..........................................  E-41
Section 2.11.  Litigation..................................................  E-42
Section 2.12.  Contracts and Commitments...................................  E-42
Section 2.13.  Compliance with Laws; Environmental Matters.................  E-43
Section 2.14.  Taxes.......................................................  E-43
Section 2.15.  Employees...................................................  E-44
Section 2.16.  Company Employee Benefit Plans..............................  E-44
Section 2.17.  Brokers.....................................................  E-46
Section 2.18.  Closing Date Effect.........................................  E-46

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER.......................  E-46
Section 3.1.   Corporate Existence.........................................  E-46
Section 3.2.   Authorization; Validity.....................................  E-47
Section 3.3.   No Breach of Statute or Contract............................  E-47
Section 3.4.   Capitalization; Buyer Common Stock..........................  E-47
Section 3.5.   SEC Reports and Financial Statements........................  E-47
Section 3.6.   Absence of Undisclosed Liabilities..........................  E-48
Section 3.7.   Absence of Certain Changes or Events........................  E-48
Section 3.8.   Litigation..................................................  E-49
Section 3.9.   Compliance with Laws; Environmental Matters.................  E-49
Section 3.10.  Taxes.......................................................  E-49
Section 3.11.  Brokers.....................................................  E-50
Section 3.12.  Closing Date Effect.........................................  E-50

ARTICLE IV. COVENANTS......................................................  E-50
Section 4.1.   Access to Information.......................................  E-50
Section 4.2.   Agreement to Cooperate......................................  E-50
Section 4.3.   Directors' and Officers' Indemnification....................  E-51
Section 4.4.   Conduct of Business Prior to the Closing Date...............  E-52
Section 4.5.   Conduct of Buyer's Business Prior to the Closing Date.......  E-53
Section 4.6.   Acquisition of Minority Interest............................  E-53
Section 4.7.   Announcements...............................................  E-53
Section 4.8.   Exemption from Anti-Takeover Statutes.......................  E-53
Section 4.9.   Resignations................................................  E-53
Section 4.10.  Compliance with Rule 14f-1..................................  E-54
Section 4.11.  Satisfaction of Conditions..................................  E-54
Section 4.12.  Notice of Developments......................................  E-54

                                                                             PAGE
                                                                             ----
ARTICLE V. CLOSING.........................................................  E-54
Section 5.1.   Closing.....................................................  E-54
Section 5.2.   Deliveries by Seller and GST................................  E-54
Section 5.3.   Deliveries by Buyer.........................................  E-55

ARTICLE VI. CONDITIONS PRECEDENT TO OBLIGATIONS............................  E-55
Section 6.1.   Conditions to Obligations of Buyer..........................  E-55
Section 6.2.   Conditions to Obligations of Seller and GST.................  E-56

ARTICLE VII. INDEMNIFICATION; AEROTEL LITIGATION...........................  E-57
Section 7.1.   Survival of Covenants and Agreements........................  E-57
Section 7.2.   Survival of Representations and Warranties..................  E-57
Section 7.3.   Indemnification.............................................  E-57
Section 7.4.   Limitations on Indemnification..............................  E-57
Section 7.5.   Procedure for Indemnification with Respect to Third-Party     E-58
               Claims......................................................
Section 7.6.   Procedure For Indemnification with Respect to                 E-58
               Non-Third-Party Claims......................................
Section 7.7.   Aerotel Litigation..........................................  E-59
Section 7.8.   Payment.....................................................  E-61

ARTICLE VIII. TERMINATION..................................................  E-61
Section 8.1.   Termination by Buyer........................................  E-61
Section 8.2.   Termination by Seller and GST...............................  E-61
Section 8.3.   Termination by Any Party....................................  E-61
Section 8.4.   Termination by Mutual Consent...............................  E-61
Section 8.5.   Effect of Termination.......................................  E-61
Section 8.6.   Specific Performance........................................  E-61

ARTICLE IX. MISCELLANEOUS PROVISIONS.......................................  E-62
Section 9.1.   Notices.....................................................  E-62
Section 9.2.   Entire Agreement............................................  E-62
Section 9.3.   Binding Effect; Assignment..................................  E-62
Section 9.4.   Captions....................................................  E-62
Section 9.5.   Expenses of Transaction.....................................  E-62
Section 9.6.   Waiver; Consent.............................................  E-63
Section 9.7.   No Third Party Beneficiaries................................  E-63
Section 9.8.   Counterparts................................................  E-63
Section 9.9.   Gender......................................................  E-63
Section 9.10.  Governing Law...............................................  E-63
Section 9.11.  Knowledge...................................................  E-63
Section 9.12.  Incorporation of Exhibits and Schedules.....................  E-63

                              INDEX OF DEFINITIONS

TERM                                                                 SECTION
----                                                                 -------
Aerotel Contest Notice......................................  7.7(d)
Aerotel Damages.............................................  7.7(c)
Affiliate...................................................  2.17
Antitrust Division..........................................  4.4(b)
Business....................................................  Recitals
Buyer.......................................................  Introductory Paragraph
Buyer Common Stock..........................................  1.2(b)
Buyer Material Adverse Effect...............................  3.1
Buyer Representatives.......................................  4.3(a)
Buyer SEC Reports...........................................  3.5
Closing.....................................................  5.1
Closing Date................................................  5.1
Code........................................................  2.16(b)
Common Stock................................................  Recitals
Company.....................................................  Recitals
Company Benefit Plan........................................  2.16(a)
Company ERISA Affiliate.....................................  2.16(b)
Company Intellectual Property Rights........................  2.10
Company SEC Reports.........................................  2.7
Contest Notice..............................................  7.6
Contracts...................................................  2.12
Damages.....................................................  7.3
Determination Date..........................................  7.7(c)
Environmental Laws..........................................  2.13
ERISA.......................................................  2.16(a)
Exchange Act................................................  2.7
Fair Market Value...........................................  1.2(b)
FTC.........................................................  4.4(b)
401 Plan....................................................  2.16(f)
Governmental Authority......................................  2.11
GST.........................................................  Introductory Paragraph
Hazardous Substance.........................................  2.13
HSR Act.....................................................  2.2
Indemnifiable Claims........................................  7.3(a) and (b)
Indemnification Agreement...................................  5.2(h)
Indemnification Notice......................................  7.5
Indemnified Party...........................................  7.4(b)
Indemnifying Party..........................................  7.4(b)
Intellectual Property Rights................................  2.10
M&M.........................................................  7.7(a)
Material Adverse Effect.....................................  2.1
Minority Interest...........................................  4.6
NACT Claim..................................................  4.3(a)
NACT Indemnified Parties....................................  4.5(a)
Non-Competition Agreement...................................  5.2(i)
Non-Disclosure Agreement....................................  4.3
Non-Third Party Claim.......................................
Indemnification Notice......................................  7.6
Payment Shares..............................................  3.4

TERM                                                                 SECTION
----                                                                 -------
Post Determination Date Period..............................  7.7(c)
Proceedings.................................................  2.11
Purchase Price..............................................  1.2
Registration Rights Agreement...............................  5.2(g)
SEC.........................................................  2.7
Securities Act..............................................  2.7
Seller......................................................  Introductory Paragraph
Seller Option...............................................  1.3
Seller Representatives......................................  4.3
Shares......................................................  Recitals
Third Party Intellectual Property Rights....................  2.10

                         INDEX TO EXHIBITS AND ANNEXES

EXHIBIT
-------
A        Registration Rights Agreement
B        Indemnification Agreement
C        Noncompetition and Non-Disclosure Agreement
D        Stock Agreement

                               INDEX TO SCHEDULES

SELLER
2.1.   List of Jurisdictions in Which the Company is Qualified to
        Do Business
2.3    Effects under Statute or Contract
2.6.   Agreements, Etc. with Respect to Common Stock
2.9    Absence of Certain Changes or Events
2.10   Intellectual Property Rights
2.11   Litigation
2.12.  Contracts and Commitments
2.13   Compliance with Laws; Hazardous Substances
2.14.  Taxes
2.16.  Benefit Plans
2.17.  Brokers
BUYER
3.1.   List of Jurisdictions in Which Buyer is Qualified to Do
        Business
3.4.   Agreements, Etc. with Respect to Buyer Common Stock
3.7.   Absence of Certain Changes or Events
3.8.   Litigation
3.9.   Compliance with Laws; Hazardous Substances
3.10.  Taxes
3.11.  Brokers

                            STOCK PURCHASE AGREEMENT

     THIS AGREEMENT, dated December 31, 1997, is by and among World Access, Inc., a Delaware corporation ("Buyer"), GST Telecommunications, Inc., a federally chartered Canadian corporation ("GST"), and GST USA, Inc., a Delaware corporation ("Seller").

                                  WITNESSETH:

     WHEREAS, NACT Telecommunications, Inc., a Delaware corporation (the "Company"), is engaged in the business (the "Business") of providing advanced telecommunications switching platforms with integrated applications software and network telecommunications capabilities; and

     WHEREAS, Seller is a wholly-owned subsidiary of GST and is the record and beneficial owner of 5,113,712 shares (the "Shares") of the issued and outstanding common stock, $.01 par value per share (the "Common Stock"), of the Company; and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, each of Buyer and Seller agrees as follows:

                                   ARTICLE I.
                          PURCHASE AND SALE OF SHARES

     SECTION 1.1. Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest in and to the Shares for an amount equal to the Purchase Price (as hereinafter defined). On the Closing Date, Seller shall deliver to Buyer a certificate or certificates representing the Shares, duly endorsed in blank or accompanied by a stock power executed in blank.

     SECTION 1.2. Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be $89,489,960. The Purchase Price shall be payable as follows:

          (a) $59,662,956 shall be paid on the Closing Date by wire transfer of immediately available funds to a United States bank account of Seller specified in writing to Buyer not later than two days prior to the Closing Date; and

          (b) the remainder of the Purchase Price shall be paid by delivery on the Closing Date of shares (the "Payment Shares"), of Buyer's Common Stock, $.01 par value per share (the "Buyer Common Stock"), with a Fair Market Value (as hereinafter defined) of $29,827,004. For the purposes of this Agreement, Fair Market Value shall mean the average of the closing sales prices of Buyer Common Stock on the Nasdaq National Market for the 20 consecutive trading days next preceding the day on which a public announcement of the sale of the Shares is made.

     SECTION 1.3. Option of Seller. Anything in this Agreement to the contrary notwithstanding, Seller shall have the option (the "Seller Option"), exercisable at any time prior to 11:00 p.m., Eastern Standard Time, on January 7, 1998, by notice to Buyer, to elect to reduce to 4,105,043 the number of shares of Common Stock to be sold to Buyer pursuant to the Agreement. Any such notice may be given in a writing delivered to Buyer by facsimile transmission at (404) 262-2598 as to which confirmation of receipt is obtained, or by any other method specified in Section 9.1 hereof. In the event that the Seller Option is exercised, the following provisions shall be applicable:

          (a) All references in this Agreement to the Shares shall be references to an aggregate of 4,105,043 shares of Common Stock to be sold by Seller to Buyer.

          (b) The Purchase Price shall be $71,838,252 and

shall be payable as follows:

          (i) $59,662,956 shall be paid on the Closing Date by wire transfer of immediately available funds as provided in Section 1.2(a) hereof; and

          (ii) the remainder of the Purchase Price shall be paid by delivery on the Closing Date of shares of Buyer Common Stock with a Fair Market Value of $12,175,296. All references in this Agreement to the Payment Shares shall be references to an aggregate number of shares of Buyer Common Stock with such Fair Market Value.

                                  ARTICLE II.
                REPRESENTATIONS AND WARRANTIES OF SELLER AND GST

     Each of Seller and GST represents and warrants to Buyer that:

     SECTION 2.1. Corporate Existence. Each of Seller, GST and the Company is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has the corporate power to own, operate or lease its respective properties and to carry on its business as now being conducted. Complete and correct copies of the Certificate of Incorporation of the Company and all amendments thereto, certified by the Secretary of State of the State of Delaware, and of the ByLaws of the Company and all amendments thereto, certified by the Secretary of the Company, heretofore have been delivered to Buyer. As a result of the business conducted by the Company or the character or location of its properties, the Company is duly qualified to do business and is in good standing in those states listed on
Schedule 2.1 hereto, which states are the only states where the nature of the business conducted by it or the character or location of its properties requires such qualification and where the failure to so qualify would have a material adverse effect upon the business, operations, assets, properties, rights or condition (financial or otherwise) or prospects of the Company or upon the ability of the Company to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect").

     SECTION 2.2. Authorization; Validity. Each of Seller and GST has all requisite corporate power and authority to enter into this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Except for the filings by Seller and Buyer required by The Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no declaration, recording or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Seller or GST or the consummation by Seller and GST of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect. All necessary action has been taken by each of Seller and GST with respect to the execution, delivery and performance by each of Seller and GST of this Agreement and the consummation of the transactions contemplated hereby. Assuming the due execution and delivery of this Agreement by Buyer, this Agreement is a legal, valid and binding obligation of each of Seller and GST, enforceable against each of Seller and GST in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the enforcement of creditors' rights and general principles of equity (whether applied in a proceeding at law or in equity).

     SECTION 2.3.  No Breach of Statute or Contract.  Except as set forth on
Schedule 2.3 hereto, neither the execution and delivery of this Agreement, nor the consummation by each of Seller and GST of the transactions contemplated hereby, nor compliance by each of Seller and GST with any of the provisions hereof, will (a) violate or cause a default under any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any court or governmental authority applicable to Seller, GST or the Company or any of their respective properties; (b) breach or conflict with any of the terms, provisions or conditions of the respective Certificates or Articles of Incorporation or respective By-Laws of Seller, GST or the Company; or (c) violate, conflict with or breach or require the authorization, consent or approval of any party under any agreement, contract, mortgage, instrument, indenture or license to which Seller, GST or the Company is a party or by which Seller, GST or the Company is or may be bound, or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder, or result in the creation or imposition of any encumbrance upon, or give to any other party or parties any claim, interest or right, including rights of termination or cancellation in, or with respect to, any of their respective properties or the Shares.

     SECTION 2.4. Subsidiaries. The Company has no subsidiaries or equity investments in any other corporation, association, partnership, joint venture or other entity.

     SECTION 2.5. Ownership of Shares. Seller is the record and beneficial owner of the Shares. Seller owns the Shares and the Shares will be transferred to Buyer, free and clear of all liens, claims, charges and other encumbrances and restrictions of any kind or nature. Seller has the power, authority and capacity to transfer and deliver the Shares pursuant to this Agreement and is not party to or bound by any agreement, arrangement or option restricting in any manner the sale and transfer of any of the Shares.

     SECTION 2.6. Capitalization; Shares. The Company's authorized capital stock consists of 25,000,000 shares of Common Stock, of which 8,128,797 shares are issued and outstanding on the date hereof and 10,000,000 shares of preferred stock, $.01 par value per share, none of which are outstanding on the date hereof. No shares of the Company's capital stock are owned directly or indirectly by the Company. All of the Company's issued and outstanding shares of capital stock are duly authorized and validly issued, fully paid and non-assessable. Except as set forth on Schedule 2.6 hereto, there are no subscriptions, options, warrants, calls, rights, agreements, commitments, understandings, restrictions or arrangements of any kind relating to the issuance, sale or transfer by the Company of any of its capital stock or relating to the sale or transfer of the Shares, including, without limitation, any rights of conversion or exchange under any outstanding securities or other instruments. There are no voting trusts or other agreements or understandings of any kind with respect to the Shares.

     SECTION 2.7. SEC Reports and Financial Statements. The Company has timely filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Buyer true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act") (as such documents have been amended or supplemented since the time of their filing and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, collectively, the "Company SEC Reports"). At the time of filing, the Company SEC Reports (including any financial statements or schedules included therein) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. The audited consolidated financial statements and unaudited interim consolidated financial statements (including the related notes) of the Company included in the Company SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein (which will not be material individually or in the aggregate).

     SECTION 2.8. Absence of Undisclosed Liabilities. Except as disclosed in the Company SEC Reports, the Company has no material debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or other, whether due or to become due, that would have a Material Adverse Effect.

     SECTION 2.9.  Absence of Certain Changes or Events.  Except as set forth on
Schedule 2.9 hereto, since June 30, 1997, no event or circumstance has occurred resulting or reasonably likely to result in a Material Adverse Effect. Without limiting the generality of the foregoing, since that date there has not been, with respect to the Company:

          (a) Any change in its Business, operations (as now conducted or as presently proposed to be conducted), assets, properties or rights, prospects or condition (financial or otherwise), or combination thereof which reasonably could be expected to result in a Material Adverse Effect;

          (b) Other than in the usual and ordinary course of business, any increase in amounts payable by the Company to or for the benefit of or committed to be paid by the Company to or for the benefit of any officer, director, stockholder, consultant, agent or employee of the Company, in any capacity, or in any benefits granted under any bonus, stock option, profit sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit plan with respect to any such person;

          (c) Any transaction entered into or carried out other than in the ordinary and usual course of its business, including without limitation, any transaction resulting in the incurrence of liabilities or obligations;

          (d) Any material change made in the methods of doing business or in the accounting principles or practices or the method of application of such principles or practices;

          (e) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to any of its properties that will not be discharged prior to the Closing Date except for financing statements filed by personal property lessors as a matter of notification only;

          (f) Except in the ordinary course of business, any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of its properties, assets or services, individually or in the aggregate, in excess of $100,000;

          (g) Any purchase of or any agreement to purchase capital assets or any lease or any agreement to lease, as lessee, any capital assets, individually or in the aggregate, with a purchase price or carrying value in excess of $100,000;

          (h) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any contract, agreement, license or other instrument to which the Company is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of its business;

          (i) Any declaration of, or dividend or other distribution to the Company's stockholders, purchase, redemption or reclassification of any of the Company's capital stock or stock split, stock dividend, exchange or recapitalization or execution of any agreement in respect of the foregoing;

          (j) Any damage, destruction or similar loss, whether or not covered by insurance, adversely affecting the Business; or

          (k) Any commitment by the Company to do any of the foregoing.

     SECTION 2.10. Proprietary Rights. Schedule 2.10 sets forth a complete and accurate list of all patents (including all reissues, reexaminations, continuations, continuations-in-part and divisions thereof), inventions, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, computer software, trademarks, names, service marks, trade names, copyrights, symbols, logos, franchises and permits of the Company and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof that the Company owns or has the right to use or to which the Company is a party and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices (collectively, the "Intellectual Property Rights"). Except as set forth on Schedule 2.10, the Company is the sole and exclusive owner of all right, title and interest in and to all Proprietary Rights free and clear of all liens, claims, charges, equities, rights of use, encumbrances and restrictions whatsoever. Except as disclosed in Schedule 2.10 or as would not reasonably be expected to have a Material Adverse Effect (a) the Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or other agreement to which it is a party and pursuant to which it is authorized to use any third-party patents, trademarks, service marks or copyrights (the "Third-Party Intellectual Property Rights"); (b) no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights or through the Company, are currently pending or, to the knowledge of Seller, are threatened in writing by any person; and (c) Seller does not know of any valid ground for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any products as now used, sold or licensed or proposed for use, sale or license by the Company, infringes on any copyright, patent, trademarks, service mark or trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Property Rights by the Company.

     SECTION 2.11. Litigation. Schedule 2.11 sets forth a complete and accurate list as of the date hereof of all claims, actions, suits, proceedings or, to Seller's knowledge, investigations (collectively, the "Proceedings") pending or, to Seller's knowledge, threatened against or affecting the Company or any of the Company's properties or to Seller's knowledge, any of the Company's officers or directors in their capacities as such, in, before or by any federal, state, or local or foreign court, governmental agency or other governmental body (each a "Governmental Authority"). Seller shall update
Schedule 2.11 as of the Closing Date, but any information on such updated schedule relating to Proceedings arising after the date hereof shall not constitute a breach of this Section 2.11 unless such Proceedings have had or can reasonably be expected to have a Material Adverse Effect. Except as set forth on
Schedule 2.11 or as disclosed in the Company SEC Reports, there is no Proceeding pending or, to the knowledge of Seller, threatened against or affecting the Company or any of the Company's properties or to Seller's knowledge, any of the Company's officers or directors in their capacity as such, in, before or by any Governmental Authority that has had or can reasonably be expected to have a Material Adverse Effect, nor to Seller's knowledge, has any Governmental Authority notified the Company prior to the date hereof of any intention to conduct any investigation with respect to the Company. To Seller's knowledge, the Company is not subject to or in default with the respect to any judgment, order, writ, injunction or decree or any governmental restriction.

     SECTION 2.12. Contracts and Commitments. Schedule 2.12 lists all personal property leases, contracts, agreements, contract rights, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, third party guaranties, indemnifications, arrangements, obligations and understandings, whether oral or written, to which the Company is a party (whether or not legally bound thereby) (collectively, the "Contracts"), other than purchase and sale orders, quotations and executory commitments incurred in the ordinary course of business of the Company, that are currently in effect and that require payments, individually or in the aggregate, in excess of $100,000. Each of the Contracts is valid and binding, in full force and effect and enforceable against the Company in accordance with its provisions. Except as set forth on Schedule 2.12, the Company has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under any of the Contracts. Neither the Company nor, to Seller's knowledge, any other party thereto is in violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving of notice (or both), would constitute a material violation or a default of any Contract. No notice has been received by Seller or the Company claiming any such default by the Company or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same.

     SECTION 2.13.  Compliance with Laws; Environmental Matters.

          (a) For the purposes of this Section 2.13, the following terms shall have the following meanings:

             (i) "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss.9601 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.ss.2601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.ss.6901, et seq., and any other applicable federal, state or local law or statute, ordinance, order, judgment, rule or regulation relating to the environment, its pollution or protection.

             (ii) "Hazardous Substance" means any hazardous waste, hazardous substance, contaminant, solid waste or material, toxic substance, petroleum product, distillate or residue, or pollutant (as those or similar terms are defined under any Environmental Laws).

          (b) The Company is in compliance in all material respects with all laws, ordinances, regulations and orders applicable to the Business, and Seller has no notice or actual knowledge of any violations thereof, whether actual, claimed or alleged, except as disclosed on Schedule 2.13 hereto and except for those instances of non-compliance or those violations as are not reasonably likely to have a Material Adverse Effect.

          (c) The Company is not the subject of or, to the knowledge of Seller, being threatened to be the subject of (i) any enforcement proceeding, or
     (ii) any investigation, brought in either case under any Environmental Law, at any time in effect or (iii) any third party claim relating to the violation of any Environmental Law on or off the properties of the Company. The Company has not been notified that it must obtain any permits and licenses or file documents for the operation of its business under any Environmental Laws. The Company has not been notified of any conditions on or off its properties that can reasonably be expected to give rise to any liabilities, known or unknown, under any Environmental Law and that would reasonably be anticipated to result in a Material Adverse Effect.

          (d) Except as disclosed on Schedule 2.13, there are no Hazardous Substances that, to the knowledge of Seller, the Company has used, stored or otherwise held in or on any of the facilities of the Company that are present at or have migrated from the facilities, whether contained in ambient air, surface water, groundwater, land surface or subsurface strata.

     SECTION 2.14.  Taxes.  Except as set forth on Schedule 2.14:

          (a) The Company has duly filed all federal, state, local and foreign tax returns and tax reports required to have been filed by it prior to the date hereof and will file, on or before the Closing Date, all such returns and reports that are required to be filed after the date hereof and on or before the Closing Date, all such returns and reports are true, correct and complete in all material respects, none of such returns and reports has been amended, and all taxes, assessments, fees and other governmental charges arising under such returns and reports (i) have been fully paid (or, with respect to any returns or reports filed between the date hereof and the Closing Date, will be, or (ii) are being contested in good faith by appropriate proceedings (and are set forth on Schedule 2.14);

          (b) Schedule 2.14 sets forth the dates and results of any and all audits of federal, state, local and foreign tax returns of the Company performed by federal, state, local or foreign taxing authorities. No waivers of any applicable statutes of limitations are outstanding. All deficiencies proposed as a result of any audits have been paid or settled. There is no pending or threatened federal, state, local or foreign tax audit of the Company and no agreement with any federal, state, local or foreign tax authority that may affect the subsequent tax liabilities of the Company; and

          (c) The Company has no material liabilities for taxes other than as shown on the financial statements included in the Company SEC Reports, and no federal, state, local or foreign tax authority is now asserting or, to the knowledge of Seller, threatening to assert any deficiency or assessment for additional taxes with respect to the Company.

     SECTION 2.15. Employees. To the knowledge of Seller, no executive, key employee or group thereof plans to terminate employment with the Company during the six month period following the date hereof. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strike or material grievance, unfair labor practice or other collective bargaining dispute within the three year period prior to the date hereof. To the knowledge of Seller, the Company has not committed any wrongful discharge or other wrongful act with respect to the employment or termination of any employee prior to the Closing Date that, individually or in the aggregate, can reasonably be expected to result in a Material Adverse Effect.

     SECTION 2.16.  Company Employee Benefit Plans.

     (a) For purposes of this Section 2.16, the term Company Benefit Plan means any plan, program, arrangement, fund, policy, practice or contract which, through which or under which the Company or a Company ERISA Affiliate (as hereinafter defined) provides benefits or compensation to or on behalf of employees or former employees of the Company or a Company ERISA Affiliate (as hereinafter defined), whether formal or informal, whether or not written, including but not limited to the following:

          (1) Arrangements -- any bonus, incentive compensation, stock option, deferred compensation, commission, severance pay, golden parachute or other compensation plan or rabbi trust;

          (2) ERISA Plans -- any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, any multi-employer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), defined benefit plan, profit sharing plan, money purchase pension plan, 401(k) plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

          (3) Other Employee Fringe Benefits -- any stock purchase, vacation, scholarship, day care, prepaid legal services, dependent care, telephone, automobile, department travel or other fringe benefit plans, programs, arrangements, contracts or practices.

     (b) For purposes of Section 2.16, the term "Company ERISA Affiliate" means each trade or business (whether or not incorporated) that together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code").

     (c) Except as described in the Company SEC Reports or Schedule 2.16 hereto, the Company does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or otherwise made, contributions to or under or otherwise participated in any Company Benefit Plan.

     (d) Except as described in the Company SEC Reports or on Schedule 2.16 hereto, neither the Company nor any Company ERISA Affiliate maintains, nor has at any time established or maintained nor has at any time been obligated to make, or made, contributions to or under any multi-employer plan. Except as described in the Company SEC Reports or on Schedule 2.16 hereto, the Company does not maintain, nor has it at any time established or maintained, nor has it at any time been obligated to make, or made contributions to or under (i) any plan that provides post-retirement medical or health benefits with respect to employees of the Company; (ii) any organization described in Section 501(s)(9) or 501(c)(20) of the Code; (iii) any defined benefit pension plan or money purchase pension plan subject to Title IV of ERISA; or (iv) any plan that provides retirement benefits in excess of the limitations in Section 401(a)(17), 401(k), 401(m), 402(g) or 415 of the Code. There is no lien upon any property of the Company or any Company ERISA Affiliate outstanding pursuant to Section 412(n) of the Code in favor of any Company Benefit Plan. No assets of the Company or any Company ERISA Affiliate have been provided as security for any Company Benefit Plan pursuant to Section 401(a)(29) of the Code.

     (e) The Company has made available to Buyer a true and complete copy of the following documents, if applicable, with respect to each Company Benefit Plan identified in the Company SEC Reports and in Schedule 2.16 hereto; (i) all documents, including any insurance contracts and trust agreements, setting forth the terms of the Company Benefit Plan, or if there are no such documents evidencing the Company Benefit Plan, a full description of the Company Benefit Plan; (ii) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan; (iii) the annual reports filed for the most recent three plan years and most recent financial statements or periodic accounting of related plan assets with respect to each Company Benefit Plan; (iv) the more recent favorable determination letter, opinion or ruling from the Internal Revenue Service for each Company Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax; and (v) each opinion or ruling from the Department of Labor or the Pension Benefit Guaranty Corporation with respect to such Company Benefit Plans.

     (f) Except as described in Exhibit 2.16 hereto, each Company Benefit Plan that is funded through a trust or insurance contract has at all times satisfied in all material respects, by its terms and its operation, all applicable requirements for an exemption from federal income taxation under Section 501(a) of the Code. Neither the Company nor any Company ERISA Affiliate maintains a Company Benefit Plan that meets the requirements of Section 401(a) of the Code (each a "401 Plan"). Any determination letter issued by the IRS to the effect that any such 401 Plan qualifies under Section 401(a) of the Code and that the related trust is exempt from taxation under Section 501(a) of the Code remains in effect and has not been revoked. Each such 401 Plan, if any, currently complies in form in all material respects with the requirements under Section 401(a) of the Code, other than changes required by statutes, regulations and rulings for which amendments are not required. Each 401 Plan, if any, has been administered in all material respects according to its terms (except for those terms which are inconsistent with the changes required by statutes, regulations and rulings) and in accordance with the requirements of Section 401(a) of the Code. Each such 401 Plan, if any, has been tested for compliance with, and has satisfied the requirements of, Section 401(k)(3) and (4)(m)(2) of the Code for each plan year ending prior to the Closing Date.

     (g) Except as described in Schedule 2.16 hereto, each Company Benefit Plan maintained by the Company or a Company ERISA Affiliate has at all times been maintained, by its terms and in operation, in accordance with all applicable laws in all material respects, including (to the extent applicable) Code Section 4980B. There has been no failure to comply with applicable ERISA or other material requirements concerning the filing of reports, documents and notices with the Secretary of Labor and Secretary of Treasury or the furnishing of such documents to participants or beneficiaries that could subject any Company Benefit Plan, the Company or any Company ERISA Affiliate to any material civil or any criminal sanction.

     (h) There are no actions, audits, suits or claims known to Seller that are pending or threatened against any Company Benefit Plan, any fiduciary of any of Company Benefit Plans with respect to the Company Benefit Plans, except claims for benefits made in the ordinary course of the operation of such plans.

     (i) The Company and each Company ERISA Affiliate has made full and timely payment of all amounts required to be contributed under the terms of each Company Benefit Plan and applicable law or required to be paid as expenses under such Company Benefit Plan, and no excise taxes are assessable as a result of any nondeductible or other contributions made or not made to a Company Benefit Plan. No event or condition exists with respect to any Company Benefit Plan subject to Title IV of ERISA that could be deemed a "Reportable Event" (as defined in Title IV or ERISA) with respect to which the 30 day notice requirement has not been waived that could result in a material liability to Company, and no condition exists that would subject Company to a material fine under Section 4071 of ERISA. The assets of all Company Benefit Plans that are required under applicable laws to be held in trust are in fact held in trust, and the assets of each such Company Benefit Plan equal or exceed the liabilities of each such plan. The liabilities of each other plan are properly and accurately reported in all material respects on the financial statements and records of the Company. The assets of each Company Benefit Plan are reported at their fair market value on the books and records of each plan.

     (j) Neither the Company nor any Company ERISA Affiliate is subject to any material liability, tax or penalty whatsoever to any person whomsoever as a result of Company's or any Company ERISA Affiliate's engaging in a prohibited transaction under ERISA or the Code, and Seller has no knowledge of any circumstances that reasonably might result in any such material liability, tax or penalty as a result of a breach of fiduciary duty under ERISA. The termination of or withdrawal from any Company Benefit Plan maintained by Company or Company ERISA Affiliate that is subject to Title IV of ERISA or any other Company Benefit Plan immediately after the Closing Date will not subject to Company or any Company ERISA Affiliate to any additional material contribution requirement or to any other material liability, tax or penalty whatsoever (excluding any liability, tax or penalty attributable solely to the fact that such termination or withdrawal would violate the permanency requirement of Section 401(a) of the code or an excise tax under Code
Section 4980). Neither the execution nor the performance of the transactions contemplated by this Agreement will create, accelerate or increase materially any obligations under any Company Benefit Plan. Neither the Company nor any Company ERISA Affiliate has any obligation to any retired or former employee, or any current employee upon retirement, under any Company Benefit Plan.

     (k) From the date of this Agreement to the Closing Date, no amendment shall be made to any Company Benefit Plan, no commitment shall be made to amend any Company Benefit Plan and no commitment shall be made to continue any Company Benefit Plan or to adopt any new Company Benefit Plan for the benefit of any employees of Company or any Company ERISA Affiliate absent the express written consent of Buyer.

     (l) No payment required to be made to any employee associated with the Company as a result of the transactions contemplated hereby under any contract or otherwise will, if made, constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

     (m) Except as described on Schedule 2.16, the consummation of the transactions contemplated hereby will not accelerate or increase materially liability under any Company Benefit Plan because of an acceleration or increase of any of the rights or benefits to which employees of the Company or any Company ERISA Affiliate may be entitled thereunder.

     (n) Except as described on Schedule 2.16, the Company has, on a timely basis, made all material payments, withholdings and filings of any kind required of it by, and has otherwise complied in all material respects with, any applicable law, regulation or administrative order concerning pension, health, welfare, unemployment, workers' compensation or similar benefits administered by any governmental, regulatory or public body.

     SECTION 2.17. Brokers. Except as disclosed on Schedule 2.17, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by or on behalf of Seller, GST and the Company in such a manner as not to give rise to any claim against Buyer, any Affiliate (as such term is defined in the rules and regulations promulgated under the Securities
Act) thereof, Seller, GST or the Company for a finder's fee, brokerage commission, advisory fee or other similar payment.

     SECTION 2.18. Closing Date Effect. All of the representations and warranties of Seller and GST are true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made by Seller and GST to Buyer on the Closing Date.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller and GST that:

     SECTION 3.1. Corporate Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Complete and correct copies of the Certificate of Incorporation of Buyer and all amendments thereto, certified by the Secretary of State of the State of Delaware, and the By-laws of Buyer, and all amendments thereto, certified by the Secretary of Buyer, heretofore have been delivered to Seller. As a result of the business conducted by Buyer or the character or location of its properties, Buyer is duly qualified to do business and is in good standing in those states listed on Schedule 3.1 hereto, which are the only states where the nature of the business conducted by it or the character or location of its properties requires such qualification and where the failure to so qualify would have a material adverse effect upon the business, operations, assets, properties, rights or condition (financial or otherwise) or prospects of Buyer or upon the ability of the Buyer to consummate the transactions contemplated by this Agreement (a "Buyer Material Adverse Effect").

     SECTION 3.2. Authorization; Validity. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for the filings by Seller and Buyer required by the HSR Act, no declaration, recording or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Buyer Material Adverse Effect. All necessary corporate action has been taken by Buyer with respect to the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby. Assuming the due execution and delivery of this Agreement by Seller and GST, this Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the enforcement of creditors' rights and general principles of equity (whether applied in a proceeding at law or in equity).

     SECTION 3.3. No Breach of Statute or Contract. Neither the execution and delivery of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) violate or cause a default under any statute (domestic or foreign), judgment, order, writ, decree, rule or regulation of any court or governmental authority applicable to Buyer or any of its material properties; (b) breach or conflict with any of the terms, provisions or conditions of the Certificate of Incorporation or By-laws of Buyer; or (c) violate, conflict with or breach or require the authorization, consent or approval of any party under any agreement, contract, mortgage, instrument, indenture or license to which Buyer is party or by which Buyer is or may be bound, or constitute a default (in and of itself or with the giving of notice, passage of time or both) thereunder, or result in the creation or imposition of any encumbrance upon, or give to any other party or parties, any claim, interest or right, including rights of termination or cancellation in, or with respect to any of Buyer's properties.

     SECTION 3.4. Capitalization; Buyer Common Stock. Buyer's authorized capital stock consists of 20,000,000 shares of Buyer Common Stock, of which 19,290,939 shares are issued and outstanding on the date hereof and will be outstanding on the Closing Date. Except as set forth in Schedule 3.4, there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements of any kind relating to the issuance, sale or transfer by Buyer of its capital stock, including without limitation, any rights of conversion or exchange under any outstanding securities or other instruments. The issuance and delivery of the Payment Shares have been duly and validly authorized by all necessary corporate action on the part of Buyer and, upon issuance as provided in the Note, will be duly and validly issued, fully paid and non-assessable. The Payment Shares will be issued, transferred and delivered to Seller free and clear of any and all liens, claims, charges, encumbrances, restrictions and agreements of any nature whatsoever. The Payment Shares will not be issued, transferred, and delivered to Seller in violation of any preemptive rights, rights of first refusal or other similar rights.

     SECTION 3.5. SEC Reports and Financial Statements. Buyer has timely filed with the SEC, and has heretofore made available to Seller and GST true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Act and the Exchange Act on or after January 1, 1995 (as such documents have been amended or supplemented since the time of their filing and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, collectively, the "Buyer SEC Reports"). At the time of filing, the Buyer SEC Reports (including any financial statements or schedules included therein) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. The audited consolidated financial statements and unaudited interim consolidated financial statements (including the related notes) of Buyer included in the Buyer SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of Buyer and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein (which will not be material individually or in the aggregate).

     SECTION 3.6. Absence of Undisclosed Liabilities. Except as disclosed in the Buyer SEC Reports, Buyer has no material debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or other, whether due or to become due, that would have a Buyer Material Adverse Effect.

     SECTION 3.7.  Absence of Certain Changes or Events.  Except as set forth on
Schedule 3.7 hereto, since September 30, 1997, no event or circumstance has occurred resulting or reasonably likely to result in a Buyer Material Adverse Effect. Without limiting the generality of the foregoing, since that date, there has not been with respect to Buyer:

          (a) Any change in its business, operations (as now conducted or as presently proposed to be conducted), assets, properties or rights, prospects or condition (financial or otherwise), or combination thereof which reasonably could be expected to result in a Buyer Material Adverse Effect;

          (b) Other than in the usual and ordinary course of business, any increase in amounts payable by Buyer to or for the benefit of or committed to be paid by Buyer to or for the benefit of any officer, director, stockholder, consultant, agent or employee of Buyer, in any capacity, or in any benefits granted under any bonus, stock option, profit sharing, pension, retirement, deferred compensation, insurance, or other direct or indirect benefit plan with respect to any such person;

          (c) Any transaction entered into or carried out other than in the ordinary and usual course of its business, including without limitation, any transaction resulting in the incurrence of liabilities or obligations;

          (d) Any material change made in the methods of doing business or in the accounting principles or practices or the method of application of such principles or practices;

          (e) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to any of its properties that will not be discharged prior to the Closing Date except for financing statements filed by personal property lessors as a matter of notification only;

          (f) Except in the ordinary course of business, any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of any of its properties, assets or services, individually or in the aggregate, in excess of $100,000;

          (g) Any purchase of or any agreement to purchase capital assets or any lease or any agreement to lease, as lessee, any capital assets, individually or in the aggregate, with a purchase price or carrying value in excess of $100,000;

          (h) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any contract, agreement, license or other instrument to which the Company is a party, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of its business;

          (i) Any declaration of, or dividend or other distribution to the Company's shareholders, purchase, redemption or reclassification of any of the Company's capital stock or stock split, stock dividend, exchange or recapitalization or execution of any agreement in respect of the foregoing;

          (j) Any damage, destruction or similar loss, whether or not covered by insurance, adversely affecting Buyer's business; or

          (k) Any commitment by the Buyer to do any of the foregoing.

     SECTION 3.8. Litigation. Schedule 3.8 sets forth a complete and accurate list as of the date hereof of all Proceedings pending or, to Buyer's knowledge, threatened against or affecting the Buyer or any of the Buyer's properties or to Buyer's knowledge any of Buyer's officers or directors in their capacities as such, in, before or by any Governmental Authority. Seller shall update Schedule
3.8 as of the Closing Date, but any information on such updated schedule relating to Proceedings arising after the date hereof shall not constitute a breach of this Section 3.8 unless such Proceedings have had or can reasonably be expected to have a Buyer Material Adverse Effect. Except as set forth on
Schedule 3.8 or as disclosed in the Buyer SEC Reports, there is no Proceeding pending or, to the knowledge of Buyer, threatened against or affecting the Buyer or any of the Buyer's properties or to Buyer's knowledge any of the Buyer's officers or directors in their capacity as such, in, before or by any Governmental Authority that has had or can reasonably be expected to have a Buyer Material Adverse Effect, nor has any Governmental Authority notified the Buyer prior to the date hereof of any intention to conduct any investigation with respect to Buyer. The Buyer is not subject to or in default with the respect to any judgment, order, writ, injunction or decree or any governmental restriction.

     SECTION 3.9.  Compliance with Laws; Environmental Matters.

     (a) Buyer is in compliance in all material respects with all laws, ordinances, regulations and orders applicable to its business and Buyer has no notice or actual knowledge of any violations thereof, whether actual, claimed or alleged, except as disclosed on Schedule 3.9 hereto and except for those instances of non-compliance or those violations as are not reasonably likely to have a Buyer Material Adverse Effect.

     (b) Buyer is not the subject of or, to its knowledge, being threatened to be the subject of (i) any enforcement proceeding, or (ii) any investigation, brought in either case under any Environmental Law, at any time in effect or
(iii) any third party claim relating to the violation of any Environmental Law on or off the properties of Buyer. Buyer has not been notified that it must obtain any permits and licenses or file documents for the operation of its business under any Environmental Laws. Buyer has not been notified of any conditions on or off its properties that can reasonably be expected to give rise to any Environmental Law and that would result in a Buyer Material Adverse Effect.

     (c) Except as disclosed on Schedule 3.9, there are no Hazardous Substances that Buyer has used, stored or otherwise held in or on any of the facilities of Buyer that are present at or have migrated from the facilities, whether contained in ambient air, surface water, groundwater, land surface or subsurface strata.

     SECTION 3.10.  Taxes.  Except as set forth on Schedule 3.10:

     (a) Buyer and its subsidiaries have duly filed all federal, state, local and foreign tax returns and tax reports required to be filed by them prior to the date hereof and will file, on or before the Closing Date, all such returns and reports which are required to be filed after the date hereof and on or before the Closing Date, all such returns and reports are true, correct and complete in all material respects, none of such returns and reports has been amended, and all taxes, assessments, fees and other governmental charges arising under such returns and reports (i) have been fully paid (or, with respect to any returns or reports filed between the date hereof and the Closing Date, will be) or (ii) are being contested in good faith by appropriate proceedings (and are set forth on Schedule 3.10);

     (b) Schedule 3.10 sets forth the dates and results of any and all audits of federal, state, local and foreign tax returns of Buyer and its subsidiaries have performed by federal, state, local or foreign taxing authorities. No waivers of any applicable statutes of limitations are outstanding. All deficiencies proposed as a result of any audits have been paid or settled. There is no pending or threatened federal, state, local or foreign tax audit of Buyer and its subsidiaries and no agreement with any federal, state, local or foreign tax authority that may affect the subsequent tax liabilities of the Company; and

     (c) Buyer and its subsidiaries have no material liabilities for taxes other than as shown on the financial statements included in the Buyer SEC Reports, and no federal, state, local or foreign tax authority is now asserting or, to the knowledge of Buyer, threatening to assert any deficiency or assessment for additional taxes with respect to the Company.

     SECTION 3.11. Brokers. Except as disclosed on Schedule 3.11 all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by or on behalf of Buyer in such a manner as not to give rise to any claim against Buyer, Seller, GST, any Affiliate thereof, or the Company for a finder's fee, brokerage commission, advisory fee or other similar payment.

     SECTION 3.12. Closing Date Effect. All of the representations and warranties of Buyer are true and correct as of the date hereof and shall be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made by Buyer to Seller and GST on the Closing Date.

                                  ARTICLE IV.

                                   COVENANTS

     SECTION 4.1.  Access to Information.

     (a) GST and Seller shall cause the Company to afford to Buyer and, on a need to know basis, its accountants, counsel, financial advisors and other representatives (the "Buyer Representatives") full access during normal business hours throughout the period prior to the Closing Date to all of its properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during such period, shall furnish promptly to the Buyer or Buyer Representatives (i) a copy of each report, schedule and other document filed by it with the SEC in connection with the transactions contemplated by this Agreement or that may have a material effect on its businesses, and (ii) such other information concerning the Company's business as Buyer shall reasonably request; provided that no investigation pursuant to this Section 4.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated hereby. Buyer shall treat, and shall cause the Buyer Representatives to treat, all such materials and information in accordance with the terms and conditions of that certain Mutual Non-Disclosure Agreement dated
December   , 1997 between Buyer and GST (the "Non-Disclosure Agreement").

     (b) Buyer shall afford GST and Seller and, on a need to know basis, their respective accountants, counsel, financial advisors and other representatives (the "Seller Representatives") full access during normal business hours throughout the period prior to the Closing Date to all of the respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) of Buyer and its subsidiaries and, during such period, shall furnish promptly to GST and Seller or the Seller Representatives (i) a copy of each report, schedule and other document filed by any of them with the SEC in connection with the transactions contemplated by this Agreement or that may have a material effect on their respective businesses, and (ii) such other information concerning Buyer's business as GST and Seller shall reasonably request; provided that no investigation pursuant to this Section 4.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated hereby. Seller and GST shall treat, and shall cause the Seller Representative to treat, all such materials and information in accordance with the terms and conditions of the Non-Disclosure Agreement.

     SECTION 4.2.  Agreement to Cooperate.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals and to effect all necessary filings and submissions.

     (b) Without limitation of the foregoing, each of Buyer and Seller undertakes and agrees to file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of Buyer and Seller shall (i) use its best efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties hereto.

     SECTION 4.3.  Directors' and Officers' Indemnification.

     (a) Subject to the terms of this Section 4.3, after the Closing Date and notwithstanding any other provision contained in this Agreement, Buyer shall and shall cause the Company, to the fullest extent permitted under applicable law, to jointly and severally indemnify and hold harmless, each director, officer, employee and agent of the Company who served as such at any time prior to the Closing Date (each, together with such person's heirs, executors or administrators, an "NACT Indemnified Party" and collectively, the "NACT Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each an "NACT Claim"), arising out of, relating to or in connection with any action or omission occurring prior to the Closing Date (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or arising out of or pertaining to the transactions contemplated by this Agreement; provided, however, that Buyer shall have no obligation to indemnify any of the NACT Indemnified Parties hereunder unless such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful (the "Conduct Standard").

     (b) If any NACT Indemnified Party shall seek indemnification pursuant to
Section 4.3(a), such NACT Indemnified Party shall give prompt notice to Buyer of an NACT Claim within 10 days after receipt by the NACT Indemnified Party of notice of any such NACT Claim; provided, however, that the failure to provide such notice shall not release Buyer or the Company from any of their respective obligations under this Section 4.3, except to the extent that Buyer or the Company is materially prejudiced by such failure. The obligations and liabilities of Buyer and the Company under this Section 4.3 shall be governed by and contingent upon the following additional terms and conditions: Upon receipt of notice from an NACT Indemnified Party as provided in this Section 4.3(b), Buyer shall be entitled to assume and control the defense of the NACT Claim identified in such notice at its expense and through counsel of its choice reasonably satisfactory to such NACT Indemnified Party, if it gives notice of its intention to do so to such NACT Indemnified Party within 10 days after the receipt of such notice from such NACT Indemnified Party and actually assumes and controls such defense. The NACT Indemnified Party may, at its election and at its sole cost and expense, participate in any such defense. Notwithstanding the foregoing, if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, in connection with any Indemnifiable Claim, then the Indemnified Party shall be entitled to retain its own counsel as is reasonably satisfactory to the Indemnifying Party at the Indemnifying Party's expense. In the event that such Indemnified Party shall seek indemnification as provided herein, such Indemnified Party shall make available to the Indemnifying Party, at its expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party.

     (c) Any determination required to be made with respect to whether an NACT Indemnified Party's conduct satisfies the Conduct Standard shall be made by independent legal counsel acceptable to Buyer, the Company and the NACT Indemnified Party.

     (d) In the event Buyer or the Company or any of their successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 4.3.

     SECTION 4.4.  Conduct of Business Prior to the Closing Date.

     (a) During the period from the date of this Agreement to the Closing Date, except as otherwise contemplated by this Agreement or consented to or approved by Buyer in writing, Seller and GST shall cause the Company (i) to conduct its business in the usual, regular and ordinary course consistent with past practice and prudent business principles and (ii) to use its reasonable efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and to retain the services of its officers and key employees.

     (b) Seller and GST agree that on and or after the date hereof and prior to the Closing Date, without the consent of Buyer, Seller and GST shall not cause or otherwise suffer or permit the Company to:

          (i) incur or become subject to, or agree to incur or become subject to, any obligation or liability (absolute or contingent) except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;

          (ii) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than liabilities payable in the ordinary course of business;

          (iii) mortgage, pledge or subject to lien, charge or any encumbrance, any of the Company's properties or agree so to do;

          (iv) sell or transfer or agree to sell or transfer any of its assets, properties or services or cancel or agree to cancel any debt or claim, except in each case in the ordinary course of business;

          (v) consent or agree to a waiver of any right of substantial value;

          (vi) enter into any transaction other than in the ordinary course of its business;

          (vii) increase the rate of compensation payable or to become payable by it to any officers, employees or agents of the Company by more than 5% of the rate being paid to them at October 1, 1997;

          (viii) terminate any contract, agreement, license or other instrument to which it is a party that provides for monthly payments by or to the Company in excess of $10,000;

          (ix) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization except in the ordinary course of business consistent with past practice;

          (x) make or agree to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any officer, employee or agent;

          (xi) terminate any employee of the Company earning in excess of $25,000 per annum or directly or indirectly pay or make a commitment to pay any severance or termination pay to any officer, employee or agent except in the ordinary course of business consistent with past practice;

          (xii) introduce any new method of management, operation or accounting with respect to its business or any of the assets, properties or rights applicable thereto;

          (xiii) offer or extend more favorable prices, discounts or allowances than were offered or extended regularly on and prior to the date hereof;

          (xiv) make capital expenditures or commitments therefor in excess of $100,000 except for repairs and maintenance in the ordinary course of business consistent with past practice; or

          (xv) authorize or enter into any agreement to do any of the foregoing.

     SECTION 4.5. Conduct of Buyer's Business Prior to the Closing Date. Buyer agrees that, between the date of this Agreement and the Closing Date, except (a) for any actions taken by Buyer relating to any other acquisitions or business combinations or (b) as expressly contemplated by any other provision of this Agreement, unless Seller shall otherwise agree in writing, (x) the respective business of Buyer and its subsidiaries shall be conducted only in, and shall not take any action except in, the ordinary course of business consistent with past practice. By way of amplification and not limitation, except (a) for any actions taken by Buyer relating to any other acquisitions or business combinations or
(b) as expressly contemplated by any other provision of this Agreement, neither Buyer nor its subsidiaries shall, between the date of this Agreement and the Closing Date, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed:

          (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any subsidiary of Buyer may pay dividends or make other distributions to Buyer or any other subsidiary of Buyer;

          (ii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (iii) sell, transfer, license, sublicense or otherwise dispose of any material assets; or

          (iv) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing.

     SECTION 4.6. Acquisition of Minority Interest. Except as hereinafter provided, within 180 days after the Closing Date, subject, however, to compliance with the provisions of applicable laws, Buyer shall acquire, whether through tender or exchange offer, merger or otherwise, all of the outstanding Common Stock not then owned by it (the "Minority Interest") for a per share purchase price of not less than $17.50, payable in Buyer Common Stock, cash or a combination thereof. Not later than the time Buyer consummates any such transaction, it shall obtain (or shall cause the Company to obtain) a written opinion from a nationally recognized investment banking firm as to the fairness from a financial point of view of the consideration to be received by the holders of Common Stock in such transaction. Notwithstanding the foregoing, Buyer may elect not to acquire the Minority Interest, in which event, during such 180 day period, provided Seller has exercised the Seller Option, Buyer shall offer in writing to acquire the remaining shares of Common Stock owned by Seller for a per share price of not less than $17.50, payable in Buyer Common Stock, cash or a combination thereof. Within 15 days after receipt of such offer, Seller shall advise Buyer in writing whether or not it accepts Buyer's offer, which acceptance will be solely within Seller's discretion. In the event that Seller exercises the Seller Option, the shares of Buyer Common Stock to be received by Seller upon acquisition by Buyer of the Minority Interest or upon acceptance by Seller of Buyer's offer shall be registered in the name of Seller and/or its designee, any such designation to be made in writing by Seller, and Seller and/or such designee shall hold and dispose of such shares of Buyer Common Stock on substantially the same terms and conditions as those provided in the Registration Rights Agreement (as hereinafter defined). Seller and Buyer shall execute an agreement containing such terms and conditions at or before the time of Buyer's acquisition of the Common Stock owned by Seller.

     SECTION 4.7. Announcements. None of the parties to this Agreement nor any of their respective Affiliates shall make any public announcements prior to the Closing Date or any time thereafter with respect to this Agreement or the transactions contemplated hereby without the written consent of the other parties hereto, unless advised by counsel that such disclosure is required by law (in which event such party shall promptly notify the other parties hereto).

     SECTION 4.8. Exemption from Anti-Takeover Statutes. Each of Seller and GST will use its best efforts to take, and to cause the Company to take, all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law, including, without limitation, Section 203 of the General Corporate Law of the State of Delaware.

     SECTION 4.9. Resignations. Seller (a) shall use its best efforts to obtain the written resignation of all directors and officers of the Company as Buyer may specify to Seller in writing not less than 10 days prior to the Closing Date, effective as of the Closing Date, and (b) shall take all action necessary to cause the Board of Directors of the Company, at and immediately after the Closing, to consist of those directors specified by Buyer in writing not less than 10 days prior to Closing.

     SECTION 4.10. Compliance with Rule 14f-1. Seller shall cause the Company to comply on a timely basis with Rule 14f-1 promulgated under the Exchange Act. Buyer shall cooperate in effecting such compliance and shall supply the Company with all information concerning it and its designees on the Board of Directors of the Company required to be presented in accordance with such rule.

     SECTION 4.11. Satisfaction of Conditions. Each of the parties hereto shall use its best efforts to fulfill or obtain the fulfillment of all of the conditions to Closing.

     SECTION 4.12. Notice of Developments. Buyer, GST and Seller agree to give each other prompt written notice in the event its own representations and warranties are discovered to be untrue as of the time made or in the event such party determines that such representations and warranties shall be untrue as if made at and as the Closing Date. No disclosure by Buyer, GST or Seller pursuant to this Section 4.12, however, shall be deemed to or shall supplement the schedules hereto or to cure any misrepresentation or breach of warranty; provided, however, that the delivery of or failure to deliver any notice pursuant to this Section 4.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE V.

                                    CLOSING

     SECTION 5.1. Closing. This transaction shall close and all deliveries to be made at the time of closing (the "Closing") shall take place at 10:00 a.m., local time, on the date that is two business days after the date upon which the last of the conditions set forth in Article VI is satisfied or waived, or on such other date as may be agreed upon from time to time in writing by Seller and Buyer (the "Closing Date"). The Closing shall take place at the offices of Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York.

     SECTION 5.2. Deliveries by Seller and GST. On or prior to the Closing Date, Seller and GST shall deliver to Buyer, duly and properly executed, the following:

          (a) A certificate or certificates representing the Shares, duly endorsed in blank for transfer or accompanied by separate stock powers duly executed in blank, with all necessary documentary stamps evidencing the payment of all applicable transfer taxes.

          (b) Resignation letters in accordance with Section 4.10 hereof.

          (c) Resolutions of the Board of Directors of each of Seller and GST authorizing the execution and delivery of this Agreement by each of Seller and GST and the performance of its obligations hereunder, certified by the Secretary of each of Seller and GST.

          (d) A certificate of the Secretary of State of Delaware dated as of a recent date as to the good standing of the Company in such state.

          (e) A certificate of the Secretary of State of each state listed on
     Schedule 2.1, dated as of a recent date as to the good standing of the Company in each such state.

          (f) A Certificate of the President and Secretary of each of Seller and GST in accordance with Section 6.1(d).

          (g) A Registration Rights Agreement to be entered into by and between Buyer and Seller, in the form attached hereto as Exhibit A (the "Registration Rights Agreement").

          (h) An Indemnification Agreement to be entered into among Buyer, Seller and GST, in the form attached hereto as Exhibit B (the "Indemnification Agreement").

          (i) A Noncompetition and Non-Disclosure Agreement to be entered into among Buyer, Seller and GST, in the form attached hereto as Exhibit C (the "Noncompetition Agreement").

          (j) A Stock Agreement to be entered into by and between Buyer and Seller, in the form attached hereto as Exhibit D (the "Stock Agreement").

          (k) Such other separate instruments or documents that Buyer may reasonably deem necessary or appropriate in order to consummate the transactions contemplated by this Agreement including, without limitation, all regulatory and contractual consents of third parties.

     SECTION 5.3. Deliveries by Buyer. On or prior to the Closing Date, Buyer shall deliver to Seller all duly and properly executed, the following:

          (a) Resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder, certified by the Secretary of Buyer.

          (b) A certificate of the Secretary of State of Delaware dated as of a recent date as to the good standing of Buyer in such state.

          (c) A certificate of the President and Secretary of Buyer in accordance with Section 6.2(d).

          (d) The sum of $59,662,956 in accordance with Section 1.2 hereof.

          (e) The Payment Shares, registered in the name of Seller or its designee, any such designation to be made by Seller in writing and delivered to Buyer not later than two days prior to the Closing Date.

          (f) The Registration Rights Agreement.

          (g) The Indemnification Agreement.

          (h) The Noncompetition Agreement.

          (i) The Stock Agreement.

          (j) Such other separate instruments or documents that Seller may reasonably deem necessary or appropriate in order to consummate the transactions contemplated by this Agreement.

                                  ARTICLE VI.

                      CONDITIONS PRECEDENT TO OBLIGATIONS

     Section 6.1. Conditions to Obligations of Buyer. Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by Buyer):

          (a) Representations and Warranties. Seller's and GST's representations and warranties set forth in Article II of this Agreement shall have been true and correct in all respects when made and shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or a warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

          (b) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Seller and GST shall have been fully performed and complied with on or prior to the Closing Date, including, without limitation, the delivery of the fully executed instruments and documents in accordance with Section 5.2 hereof.

          (c) No Adverse Proceeding. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, Seller, GST or the

     Company, for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

          (d) Certificate. Seller and GST shall have delivered to Buyer a certificate, dated the Closing Date, executed by Seller's and GST's President and Secretary, to the effect that (i) the conditions set forth in subsections (a) and (b) and, to the best knowledge of such officers, (c), of this Section 6.1 have been satisfied and (ii) the Certificate of Incorporation and By-laws of the Company shall have not been amended since the date upon which certified copies of each had been delivered to Buyer and remain in full force and effect.

          (e) HSR Act Waiting Period. Any applicable waiting period under the HSR Act shall have expired or been terminated.

          (f) No Material Adverse Effect. There shall not have occurred any event or circumstance resulting or reasonably likely to result in a Material Adverse Effect.

          (g) Billing Arrangements. The firm of Madson & Metcalf shall have acknowledged in writing the billing arrangements with respect to the representation of the Company, GST and Seller contemplated by Section 7.7 hereof.

     SECTION 6.2. Conditions to Obligations of Seller and GST. Each and every obligation of Seller and GST to be performed on the Closing Date shall be subject to the satisfaction as of or before the Closing Date of the following conditions (unless waived in writing by Seller or GST):

          (a) Representations and Warranties. Buyer's representations and warranties set forth in Article III of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or a warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

          (b) Performance of Agreement. All covenants, conditions and other obligations under this Agreement which are to be performed or complied with by Buyer shall have been fully performed and complied with on or prior to the Closing Date including, without limitation, the delivery and the fully executed instruments and documents in accordance with Section 5.3 hereof.

          (c) No Adverse Proceeding. There shall be no pending or threatened claim, action, litigation or proceeding, judicial or administrative, or governmental investigation against Buyer, Seller, GST or the Company, for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation hereof is illegal.

          (d) Certificate. Buyer shall have delivered to Seller and GST a certificate, dated the Closing Date, executed by Buyer's President and Secretary to the effect that (i) the conditions set forth in subsections
     (a) and (b) and, to the best knowledge of such officers, (c), of this
     Section 6.2 have been satisfied and (ii) the Certificate of Incorporation and By-laws of Buyer shall have not been amended since the date upon which certified copies of each had been delivered to Seller and GST and remain in full force and effect.

          (e) HSR Act Waiting Period. Any applicable waiting period under the HSR Act shall have expired or been terminated.

          (f) No Buyer Material Adverse Effect. There shall not have occurred any event or circumstance resulting or reasonably likely to result in a Buyer Material Adverse Effect.

          (g) Billing Arrangements. The firm of Madson & Metcalf shall have acknowledged in writing the billing arrangements with respect to the representation of the Company, GST and Seller contemplated by Section 7.7 hereof.

                                  ARTICLE VII.

                      INDEMNIFICATION; AEROTEL LITIGATION

     SECTION 7.1. Survival of Covenants and Agreements. Each of the covenants and agreements contained in this Agreement and in each of the documents and instruments referred to herein that is intended by its terms to be performed in whole or in part subsequent to the Closing Date shall survive the execution and delivery of this Agreement and the Closing.

     SECTION 7.2. Survival of Representations and Warranties. Except as hereinafter provided, none of the representations and warranties contained herein shall survive the Closing and from and after the Closing Date, no party hereto or any Affiliate of such party shall have any liability or obligation in respect thereof. Notwithstanding the foregoing, (a) the representations and warranties contained in Sections 2.14 and 3.10 hereof shall survive the Closing until the expiration of the periods of limitations and any extensions thereof under applicable federal, state and local laws, rules and regulations applicable to assessment and collection of the tax or taxes to which any such representation or warranty relates; (b) the representations and warranties contained in Sections 2.2, 2.5 and 3.2 hereof shall survive until the fifth anniversary of the Closing Date.

     SECTION 7.3. Indemnification.

     (a) Subject to the limitations set forth in this Article VII, GST and Seller jointly and severally indemnify and hold harmless Buyer from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses including, without limitation, interest, penalties, reasonable attorneys' fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by Buyer, directly or indirectly, as a result of or arising from any inaccuracy in or breach of the representations and warranties made in Sections 2.2, 2.5 and 2.14 of this Agreement (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of Buyer as the Indemnified Party (as hereinafter defined)).

     (b) Subject to the limitations set forth in this Article VII, Buyer shall indemnify and hold harmless each of GST and Seller from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by GST or Seller, directly or indirectly, as a result of or arising from any inaccuracy in or breach of any of the representations and warranties made by Buyer in Sections 3.2 and 3.10 of this Agreement (individually an "Indemnifiable Claim" and collectively "Indemnifiable Claims" when used in the context of GST or Seller as the Indemnified Party).

     (c) For purposes of this Article VII, all Damages shall be computed net of any insurance coverage (from the amount of which coverage there shall be deducted all costs and expenses, including attorneys' fees, of the Indemnified Party not reimbursed by such coverage) with respect thereto that reduces the Damages that would otherwise be sustained; provided, however, that in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

     SECTION 7.4. Limitations on Indemnification. Rights to indemnification hereunder are subject to the following limitations:

          (a) The obligation of indemnity in respect of (i) Sections 2.14 and
     3.10 hereof shall terminate on the expiration of the periods of limitations and any extensions thereof under federal, state and local laws, rules and regulations applicable to assessment and collection of the tax or taxes with respect to which indemnification is sought; and (ii) Sections 2.2, 2.5 and 3.2 hereof shall terminate on the fifth anniversary of the Closing Date.

          (b) If, prior to the termination of any obligation to indemnify as provided for herein, written notice of a claimed breach is given by the party seeking indemnification including in detail the basis therefor (the "Indemnified Party") to the party from whom indemnification is sought (the "Indemnifying Party") or a suit or action based upon a claimed breach is commenced against the Indemnified Party, the Indemnified Party shall not be precluded from pursuing such claimed breach or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the claim, suit or action, by reason of the termination otherwise provided for above.

          (c) The right of any party hereto to commence or assert an action, suit, claim or proceeding for Damages in respect of the breach of a representation or warranty contained herein shall terminate at the same time that the obligation of indemnification provided herein with respect to such breach shall terminate.

     SECTION 7.5. Procedure for Indemnification with Respect to Third-Party Claims. The Indemnified Party shall give the Indemnifying Party prompt written notice of any third party claim, demand, assessment, suit or proceeding to which the indemnification set forth in Section 7.3 applies, which notice to be effective must describe such claim in reasonable detail (the "Indemnification Notice"). Notwithstanding the foregoing, the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing, and the rights of the Indemnified Party to be indemnified hereunder in respect of any third party claim shall not be adversely affected by its failure to give notice pursuant to the foregoing unless and, if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have the right to control the defense or settlement of any such action subject to the provisions set forth below, but the Indemnified Party may, at its election, participate in the defense of any action or proceeding at its sole cost and expense. Notwithstanding the foregoing, if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party, on the one hand, and the Indemnifying Party, on the other hand, in connection with any Indemnifiable Claim, then the Indemnified Party shall be entitled to retain its own counsel as is reasonably satisfactory to the Indemnifying Party at the Indemnifying Party's expense. In the event that such Indemnified Party shall seek indemnification as provided herein, such Indemnified Party shall make available to the Indemnifying Party, at its expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Should the Indemnifying Party fail to defend any such Indemnifiable Claim (except for failure resulting from the Indemnified Party's failure to timely give notice of such Indemnifiable claim), then, in addition to any other remedy, the Indemnified Party may settle or defend such action or proceeding through counsel of its own choosing and may recover from the Indemnifying Party the amount of such settlement, demand, or any judgment or decree and all of its costs and expenses, including reasonable fees and disbursements of counsel. Except as permitted in the preceding sentence, the Indemnifying Party shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld; provided, however, if such approval is unreasonably withheld, the liability of the Indemnifying Party shall be limited to the amount of the proposed compromise or settlement and the amount of the Indemnified Party's reasonable counsel fees incurred in defending such claim, as permitted by the preceding sentence, at the time such consent is unreasonably withheld. Notwithstanding the preceding sentence, the right of the Indemnified Party to compromise or settle any claim without the prior written consent of the Indemnifying Party shall only be available if a complete release of the Indemnifying Party is contemplated to be part of the proposed compromise or settlement of such third party claim.

     SECTION 7.6. Procedure For Indemnification with Respect to Non-Third-Party Claims. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim (but excluding claims resulting from the assertion of liability by third parties), it shall give prompt written notice to the Indemnifying Party specifying the nature and amount of the claim asserted (the "Non-Third Party Claim Indemnification Notice"). If the Indemnifying Party, within 30 days (or such greater time as may be necessary for the Indemnifying Party to investigate such Indemnifiable Claim not to exceed 60 days), after receiving the Non-Third Party Claim Indemnification Notice from the Indemnified Party, shall not give written notice to the Indemnified Party announcing its intent to contest such assertion of the Indemnified Party (the "Contest Notice"), such assertion shall be deemed accepted and the amount of the claim shall be deemed a valid Indemnifiable Claim. During the time period set forth in the preceding sentence, the Indemnified Party shall cooperate fully with the Indemnifying Party in respect of such Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of a claim by giving a Contest Notice to the Indemnified Party within such period, then if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within 60 days after such notice was first given to the Indemnifying Party, such parties may seek any remedy available to them at law or in equity.

     SECTION 7.7. Aerotel Litigation. GST, Seller, the Company and others are parties to the action identified as item 1 in Schedule 2.11 hereto (the "Aerotel Litigation"). Notwithstanding anything herein to the contrary, the following provisions shall be applicable with respect to the Aerotel Litigation from and after the Closing Date:

          (a) The firm of Madson & Metcalf ("M&M"), currently counsel to NACT, shall also become counsel to GST and Seller in the Aerotel Litigation. So long as the Aerotel Litigation is pending, each of the Company, GST and Seller shall waive any and all conflicts that may arise in the course of the representation of each, so that each may continue to be represented by M&M therein. In connection with the Aerotel Litigation, each of (i) the Company and (ii) GST and Seller (jointly and severally) shall be responsible for 50% of all of the reasonable attorneys' fees and expenses of M&M in its representation of the Company, and M&M shall bill the Company (on the one hand) and GST and Seller (on the other hand) for such fees and expenses in accordance therewith.

          (b) The aggregate Aerotel Damages (as hereinafter defined) shall be borne by the parties hereto in the following proportions: the Company -- 50%; and GST and Seller jointly and severally -- 50%. Notwithstanding anything to the contrary, the Company shall not be responsible for any fees or expenses of any counsel to either GST or Seller in connection with the Aerotel Litigation.

          (c) For the purposes hereof, "Aerotel Damages" shall mean the following required to be paid by the Company relating to the Aerotel
     Litigation: (i) reasonable attorneys' fees (including those incurred in the representation of Thomas E. Sawyer and Kyle B. Love by separate counsel) incurred in defending any claim or prosecuting any defense or counterclaim asserted in the Aerotel Litigation, including any and all appeals; (ii) in respect of all periods ending on or before the Determination Date (as hereinafter defined), all losses, liabilities, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs and expenses, including without limitation, interest, penalties, royalties, license fees, any and all reasonable expenses incurred in investigating, preparing or defending the Aerotel Litigation and amounts paid in settlement thereof; and (iii) in respect of the Post Determination Date Period (as hereinafter defined), (A) all royalties or license fees that are required to be paid pursuant to a license or royalty agreement entered into on a good faith basis subsequent to the Determination Date by the Company on behalf of itself and on behalf of purchasers of its products (to the extent not directly or indirectly passed on to such purchasers) for the use of intellectual property at issue in the Aerotel Litigation; (B) refunds required to be made to such purchasers pursuant to written agreements with such purchasers as a result of the Aerotel Litigation; and (C) costs of replacement or modification of products sold to such purchasers required to be made as a direct result of the Aerotel Litigation; provided, that in no event shall the proportion of Aerotel Damages in respect to the Post Determination Date Period to be borne by GST and Seller jointly exceed $2,000,000 in aggregate amount. Anything in the foregoing to the contrary notwithstanding, Aerotel Damages shall not include (i) the Company's internal costs, including without limitation those of the Company's personnel in assisting counsel and in preparing for pre-trial discovery and trial and in post-trial matters, and the Company's direct expenses in assisting counsel, including without limitation, photocopying, telecommunications and transportation costs; (ii) the fees of more than two law firms representing the Company, and in such connection, the parties hereto agree that the two law firms representing the Company shall be M&M and the law firm substituted for Olshan Grundman Frome & Rosenzweig LLP, as New York counsel in the Aerotel Litigation; (iii) the fees of any law firm that may hereafter represent Buyer; (iv) any claim or theory of damages based upon diminution or alleged diminution in value of the Company as an enterprise as a result of any adjudication or settlement of the Aerotel Litigation; or (v) losses, liabilities, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs and expenses, including without limitation, interest, penalties, attorneys' fees, or any and all expenses required to be paid by the Company in respect of periods commencing subsequent to the Post Determination Date Period. For the purposes hereof,

     "Determination Date" shall mean the date on which a judgment is issued by the District Court in the Aerotel Litigation, which judgment includes an adjudication that Aerotel's patent is valid and that it has been infringed. Within 15 days after the Determination Date, GST shall give written notice to Buyer whether GST desires that an appeal be taken from the judgment of the District Court. Within 15 days after such notice is given, Buyer shall give written notice of its determination whether to take such appeal. If Buyer determines not to take such appeal, or if Buyer determines to take such appeal and GST has notified Buyer that it desires that such appeal not be taken, then the Post Determination Date Period shall be the period commencing on the Determination Date and ending on the day preceding the first anniversary thereof. If Buyer determines to take such appeal and GST has notified Buyer that it desires that such appeal be taken, then the Post Determination Date Period shall be the period commencing on the Determination Date and ending on the day preceding the second anniversary thereof.

          (d) Within 30 days after the end of each calendar quarter, commencing with the calendar quarter in which the Closing Date occurs, Buyer shall give to Seller and Seller shall give to Buyer written notice (the "Aerotel Damages Notice") of the amount of Aerotel Damages paid by it during such calendar quarter, providing reasonable detail of such Aerotel Damages and accompanying such Aerotel Damages Notice with supporting invoices and vouchers. If, within 30 days after receiving an Aerotel Damages Notice, the recipient shall not give written notice to the other party announcing its intent to contest such Aerotel Damages Notice (the "Aerotel Contest Notice"), such Aerotel Damages Notice shall be deemed accepted. In such event, the parties shall make appropriate payments to one another so that the Aerotel Damages for such calendar quarter shall be borne by them in the relative proportions set forth in Section 7.7(b). During the time period set forth in the preceding sentence, the parties shall cooperate fully in respect of such Aerotel Damages Notice. In the event, however, that a party contests the Aerotel Damages Notice by giving an Aerotel Contest Notice to the other party within such period, then if the parties, acting in good faith, cannot reach agreement with respect to such contest within 60 days after the Aerotel Contest Notice was first given, the provisions of Section 7.7(g) shall be applicable.

          (e) In the event that GST and Seller cease to be parties in the Aerotel Litigation and the Company remains a defendant, including a defendant-appellant therein, Buyer shall cause the Company to keep GST fully informed at all times as to the status of the Aerotel Litigation. It shall cause the Company to provide GST with a copy of all material documents proposed to be filed therein not less than five days prior to such proposed filing and the Company will give due consideration to any comment of GST with respect thereto. If for any reason (other than settlement as contemplated below) the Company fails or refuses to maintain the defense of the Aerotel Litigation or to pursue the immediate appeal of any adverse ruling therein, GST shall have the right in the name of the Company to assume such defense or to perfect such appeal in such manner as it deems appropriate.

          (f) After the Closing, Buyer shall not and shall cause the Company not to, settle or compromise the Aerotel Litigation on behalf of the Company, without the express written consent of each of the parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Prior to the Closing, GST shall not, and shall cause the Company not to, settle or compromise the Aerotel Litigation on behalf of the Company, without the express written consent of each of the parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

          (g) Any dispute arising out of this Section 7.7 shall be submitted to and settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Such arbitration shall be held in Washington, D.C. before a panel of three arbitrators, one selected by each of the parties and the third selected by mutual agreement of the first two, and all of whom shall be independent and impartial under the rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement. To the extent the decision of the arbitrators is that a party shall be indemnified hereunder, the amount shall be satisfied as herein provided. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

     SECTION 7.8. Payment. In the event that any party is required to make any payment under this Article VII, such party shall promptly pay the other party the amount so determined. If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Article VII, the paying party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Article VII and the portion, if any, theretofore paid shall bear interest as provided below. If all or part of any indemnification obligation under this Agreement is not paid when due, then the paying party shall pay the other party interest on the unpaid amount of the obligation for each day from the date the amount became due until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be equal to (i) the lowest rate of interest generally charged from time to time by Morgan Guaranty Trust Company of New York and publicly announced by such bank as its so-called "prime rate" plus
(ii) five percent (5%).

                                 ARTICLE VIII.

                                  TERMINATION

     SECTION 8.1. Termination by Buyer. This Agreement may be terminated and cancelled at any time prior to the Closing Date by Buyer upon written notice to Seller and GST if: (i) any of the representations or warranties of Seller and GST contained herein shall prove to be inaccurate or untrue in any respect; or
(ii) any obligation, term or condition to be performed, kept or observed by Seller and GST hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement.

     SECTION 8.2. Termination by Seller and GST. This Agreement may be terminated and cancelled at any time prior to the Closing Date by Seller and GST upon written notice to Buyer if: (i) any of the representations or warranties of Buyer contained herein shall prove to be inaccurate or untrue in any material respect; or (ii) any obligation, term or condition to be performed, kept or observed by Buyer hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement.

     SECTION 8.3. Termination by Any Party. Any party hereto shall have the right to terminate and cancel this Agreement if (i) the Closing Date shall not have occurred on or before March 15, 1998; provided that such failure of occurrence shall not have resulted from the delay, default or breach of such party; or (ii) a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

     SECTION 8.4. Termination by Mutual Consent. This Agreement may be terminated and cancelled at any time prior to the Closing Date by mutual written consent of Buyer, Seller and GST.

     SECTION 8.5. Effect of Termination. In the event of termination of this Agreement by any party hereto as provided in this Article VII, this Agreement shall forthwith become void and there shall be no further obligation on the part of any party or their respective officers or directors (except as set forth in this Section 8.5 and in Sections 4.1 and 4.7 which shall survive the termination). Nothing in this Section 8.5 shall relieve any party from liability for any breach or failure of observance of the provisions of this Agreement.

     SECTION 8.6. Specific Performance. The parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default, threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance.

                                  ARTICLE IX.

                            MISCELLANEOUS PROVISIONS

     SECTION 9.1. Notices. Except as otherwise provided in Section 1.3 hereof, all notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made when received if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar nationally recognized service) or five business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

         If to Seller:
              GST Telecommunications, Inc.
              4001 Main Street
              Vancouver, Washington 98663
              Attention: Chief Executive Officer

         with a copy to:
              Olshan Grundman Frome & Rosenzweig LLP
              505 Park Avenue
              New York, New York 10022

              Attention: Stephen Irwin, Esq.

         If to Buyer:
              World Access, Inc.
              945 E. Paces Ferry Road, Suite 2240
              Atlanta, Georgia 30326
              Attention: Chief Executive Officer

         with a copy to:
              Rogers & Hardin LLP
              2700 International Tower, Peachtree Center
              229 Peachtree Street, N.E.
              Atlanta, Georgia 30303
              Attention: Steven E. Fox, Esq.

     SECTION 9.2. Entire Agreement. This Agreement and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

     SECTION 9.3. Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer, Seller and GST and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by either of the parties hereto without the prior written consent of the other party except that Buyer shall have the right to assign its rights but not its obligations hereunder to any Affiliate thereof. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

     SECTION 9.4. Captions. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

     SECTION 9.5. Expenses of Transaction. Seller and GST shall pay all costs and expenses incurred thereby in connection with this Agreement and the transactions contemplated hereby. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

     SECTION 9.6. Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by each of the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed to in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations, representations or warranties hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation or warranty by such other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by such other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

     SECTION 9.7.  No Third Party Beneficiaries.  Subject to the provisions of
Section 9.3 hereof, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of the provisions of this Agreement, including without limitation, those of Section 7.7 hereof.

     SECTION 9.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     SECTION 9.9. Gender. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

     SECTION 9.10. Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

     SECTION 9.11. Knowledge. As used in this Agreement, the term "knowledge", when used herein with respect to Seller or Buyer shall mean the knowledge of each of the executive officers of Seller or Buyer, as the case may be.

     SECTION 9.12. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                                          BUYER:

                                          WORLD ACCESS, INC.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                            Name: Mark A. Gergel
                                            Title: Executive Vice President and
                                               Chief Financial Officer

                                          SELLER:

                                          GST USA, INC.

                                          By:       /s/ STEPHEN IRWIN
                                            ------------------------------------
                                            Name: Stephen Irwin
                                            Title: Authorized Signatory

                                          GST TELECOMMUNICATIONS, INC.

                                          By:       /s/ STEPHEN IRWIN
                                            ------------------------------------
                                            Name: Stephen Irwin
                                            Title: Vice Chairman

                                                                       EXHIBIT A

                         REGISTRATION RIGHTS AGREEMENT

     This REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made and entered
into as of                1998, by and between World Access, Inc., a Delaware
corporation (the "Company"), and GST USA, Inc., a Delaware corporation ("Purchaser"), pursuant to the Stock Purchase Agreement dated as of December 31, 1997 (the "Purchase Agreement"), among the Company, GST Telecommunications, Inc., a federally chartered Canadian corporation, and Purchaser. In order to induce Purchaser to enter into the Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement. The execution of this Agreement is a condition to the closing under the Purchase Agreement.

     The Company agrees with Purchaser and the Holders (as hereinafter defined), for the benefit of Purchaser and such Holders, as follows:

          1. Definitions. Capitalized terms used herein without definition shall have their respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

             Affiliate: With respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person or (ii) any officer or director of such other Person. For purposes of this definition, the term "control" of a Person means the possession, direct or indirect, of the power (whether or not exercised) to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms "controlling," "controlled by," and "under direct or indirect common control with" have meanings correlative thereto.

             Business Day: Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

             Closing Date:  See Section 5.1 of the Purchase Agreement.

             Common Stock: The shares of common stock, $.01 par value, of the Company.

             Effectiveness Period: The period commencing with the date hereof and ending on the earlier of the date that is one year after the Closing Date and the date that all Registrable Securities have ceased to be Registrable Securities.

             Effectiveness Target Date:  See Section 2(a) hereof.

             Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

             Filing Date:  See Section 2(a) hereof.

             Holder: The Purchaser and any holder of a majority of Registrable Securities.

             Indemnified Party:  See Section 5(c) hereof.

             Indemnifying Party:  See Section 5(c) hereof.

             Initial Shelf Registration:  See Section 2(a) hereof.

             Losses:  See Section 5(a) hereof.

             Managing Underwriters: The investment banking firm or firms that shall manage or co-manage an Underwritten Offering.

             Person: Any natural person, corporation, partnership, limited liability partnership, limited liability company, trust or other legal entity.

             Prospectus: The prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

             Purchase Agreement:  See the first paragraph of this Agreement.

             Registrable Securities: Each share of Common Stock issued to Purchaser pursuant to the Purchase Agreement or subsequently transferred to any Holder, and any Common Stock issued with respect thereto upon any stock dividend, split or similar event, until (i) it is effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it, (ii) it is salable by the holder thereof pursuant to Rule 144(k) or (iii) it is sold to the public pursuant to Rule 144, and, as a result of an event or circumstance described in any of the foregoing clauses (i) through (iii), the legends with respect to transfer restrictions required under the Securities Act (other than any such legends required solely as the consequences of the fact that the Registrable Securities are owned by, or were previously owned by, the Company or an Affiliate of the Company) are removed or removable.

             Registration Expenses:  See Section 5 hereof.

             Registration Statement: Any registration statement of the Company which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

             Rule 144: Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

             SEC:  The Securities and Exchange Commission.

             Securities Act: The Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

             Selling Expenses: All underwriting discounts, selling commissions and stock transfer taxes applicable to the Registrable Securities.

             Selling Holder:  A Holder offering to sell Registrable Securities.

             Shelf Registration:  See Section 2(a) hereof.

             Subsequent Shelf Registration:  See Section 2(b) hereof.

             Suspension Period:  See Section 2(c).

             Underwritten Registration or Underwritten Offering: A registration in which the Registrable Securities are sold by the Holder thereof to an underwriter for reoffering to the public.

2. SHELF REGISTRATION.

     (a) The Company shall prepare and file with the SEC, as soon as practicable but in any event on or prior to the date 60 days following the date hereof (the "Filing Date"), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act (a "Shelf Registration") registering the resale from time to time by the Holders thereof of all of the Registrable Securities (the "Initial Shelf Registration"). The Initial Shelf Registration shall be on an appropriate SEC Registration Statement form permitting registration of such Registrable Securities for resale by such Holders in the manner or manners designated thereby (including, without limitation, one or more Underwritten Offerings). The Company shall use its best efforts to cause the Initial Shelf Registration to be declared effective under the Securities Act as soon as practicable but in any event on or prior to the date 180 days following the date hereof (the "Effectiveness Target Date"), and shall use its best efforts to keep the Initial Shelf Registration continuously effective under the Securities Act, subject to the provisions of Section 2(c), until the earlier of the expiration of the Effectiveness Period or the date a Subsequent Shelf Registration (as defined below) covering all of the Registrable Securities has been declared effective under the Securities Act. Subject to the right of the Company to have the Initial Shelf Registration not be effective, or not to be updated, amended or supplemented, for periods of time set forth in Section 2(c), the Company further agrees to use its best efforts to prevent the happening of any event that would cause the Initial Shelf Registration to contain a material misstatement or omission or to be not effective and usable for resale of the Registrable Securities during the Effective Period.

     (b) If the Initial Shelf Registration or any Subsequent Shelf Registration ceases to be effective for any reason as a result of the issuance of a stop order by the SEC at any time during the Effectiveness Period, the Company shall use its best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within 15 days of such cessation of effectiveness amend the Shelf Registration in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration covering all of the Registrable Securities (a "Subsequent Shelf Registration"). If a Subsequent Shelf Registration is filed, the Company shall use its best efforts to cause the Subsequent Shelf Registration to be declared effective as soon as practicable after such filing and to keep such Registration Statement continuously effective until the end of the Effectiveness Period.

     (c) In the event (A) of the happening of any event of the kind described in
Section 3(c)(ii), 3(c)(iii), 3(c)(iv), 3(c)(v) or 3(c)(vi) hereof or (B) that, in the good faith-judgment of the Company, it is advisable to suspend the use of the Prospectus for a discrete period of time due to pending material corporate developments or similar material events that have not yet been publicly disclosed and as to which the Company believes public disclosure will be prejudicial to the Company, the Company shall deliver a certificate in writing, signed by an authorized executive officer of the Company, to the Holders and the Managing Underwriters, if any, to the effect of the foregoing and thereafter the use of the Prospectus shall be suspended, and the Company, subject to the terms of this Section 2(c), shall thereafter not be required to maintain the effectiveness or update the Shelf Registration. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as soon as practicable, in the case of suspension under Section 2(c)(A), and, in the case of a pending development or event referred to in Section 2(c)(B) hereof, as soon as, in the good faith-judgment of the Company, public disclosure of such material corporate development or similar material event would not have a material adverse effect on the Company. Notwithstanding the foregoing, the Company shall not under any circumstances be entitled to exercise its right under this Section 2(c) to suspend the use of the Prospectus (whether as a result of events referred to in Section 2(c)(A) hereof or as a result of the pending development or event referred to in Section 2(c)(B) hereof) more than one (1) time in any three (3) month period, and the periods in which the use of the Prospectus is suspended shall not exceed 15 days in any three-month period (a "Suspension Period").

3. REGISTRATION PROCEDURES.

     In connection with the Company's registration obligations under Section 2 hereof, the Company shall effect such registrations to permit the sale of the Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

          (a) Prepare and file with the SEC a Registration Statement or Registration Statements on any appropriate form under the Securities Act available for the sale of the Registrable Securities by the Holders in accordance with the intended method or methods of distribution thereof and shall include all required financial statements, and use its best efforts to cause each such Registration Statement to become effective and remain effective as provided herein; provided that before filing any such Registration Statement or Prospectus or any amendments or supplements thereto the Company shall furnish within a reasonable time period to each Selling Holder (if requested by such Selling Holder) and the Managing Underwriters of such offering, if any, copies of all such documents proposed to be filed, which documents will be subject to the review of such Selling Holders (if requested by such Selling Holders) and such Managing Underwriters, and the Company shall not file any such Registration Statement or amendment thereto or any Prospectus or any supplement thereto to which such Selling Holders shall reasonably object in writing within five Business Days after the receipt thereof. In addition, the Company shall use its best efforts to reflect in each such document referenced in this paragraph so filed with the SEC such comments as each Selling Holder and the Managing Underwriters, if any, may propose.

          (b) Subject to Section 2(c), prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable period specified in Section 2; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods or disposition by the sellers thereof set forth in such Registration Statement as so amended or such Prospectus as so supplemented. The Company shall ensure that (i) any Shelf Registration and any amendment thereto and any Prospectus forming a part thereof and any amendment or supplement thereto complies in all material respects with the Act and the rules and regulations thereunder, (ii) any Shelf Registration and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) any Prospectus forming part of any Shelf Registration, and any amendment or supplement to such Prospectus, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (c) Notify each Selling Holder and the Managing Underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing, (i) when a Prospectus, any Prospectus supplement, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the SEC, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation or threatening of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose, (v) of the existence of any fact or happening of any event which makes any statement of a material fact in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes in the Registration Statement or Prospectus in order that the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that the Prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (vi) of the Company's good faith determination that a post-effective amendment to a Registration Statement is required by applicable laws, rules or regulations.

          (d) Use its best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment.

          (e) If requested by the Selling Holders or the Managing Underwriters, if any, (i) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such information as the Selling Holders or the Managing Underwriters, if any, and the Company mutually agree should be included therein, and (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters proposed to be incorporated in such Prospectus supplement or post-effective amendment.

          (f) Furnish to the Selling Holders and each Managing Underwriter, if any, without charge, at least one conformed copy of the Registration Statement or Statements and any amendment thereto, including financial statements but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference and all exhibits.

          (g) Deliver to each Selling Holder and each Managing Underwriter, if any, in connection with any offering of Registrable Securities, without charge, as many copies of the Prospectus or Prospectuses relating to such Registrable Securities (including each preliminary prospectus) and any amendment or supplement thereto as such Persons may reasonably request; and the Company hereby consents to the use of such Prospectus or each amendment or supplement thereto by each of the Selling Holders and the Underwriters, if any, in connection with any offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto.

          (h) Prior to any public offering of Registrable Securities, to register or qualify or cooperate with the Holders and the Managing Underwriters, if any, in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as the Selling Holders or Managing Underwriters reasonably requests in writing, keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable Registration Statement, provided that the Company will not be required to
     (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to general service of process in suits or to taxation in any jurisdiction where it is not then so subject.

          (i) Cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies in addition to the SEC or authorities within the United States as may be necessary to enable each Selling Holder or the Managing Underwriters, if any, to consummate the disposition of such Registrable Securities.

          (j) During the Effectiveness Period (subject to the provisions of Section 2(c)), immediately upon the existence of any fact or the occurrence of any event as a result of which (i) a Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) a Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, promptly prepare and file a post-effective amendment to each Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document (such as a Current Report on Form 8-K) that would be incorporated by reference into the Registration Statement so that the Registration Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which they were made, and so that the Prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder; and in the case of a post-effective amendment to a Registration Statement, use its best efforts to cause it to become effective as soon as practicable.

          (k) Enter into such agreements (including, in the event of an Underwritten Offering, an underwriting agreement in form, scope and substance as is customary in Underwritten Offerings) and take all such other actions in connection therewith (including, in the event of an the Underwritten Offering, those reasonably requested by the Managing Underwriters, if any, or the Holders of a majority of the Registrable Securities) in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into, and if the registration is an Underwritten Registration, (i) make such representations and warranties to the Holders and the underwriters with respect to the business of the Company and its subsidiaries, the Registration Statement, Prospectus and documents incorporated by reference or deemed incorporated by reference, if any, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested; (ii) use its best efforts to obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the Managing Underwriters, if any, and the Holders of a majority of the Registrable Securities) addressed to each of the underwriters covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Managing Underwriters; (iii) use its best efforts to obtain "cold comfort" letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other certified public accountants of any subsidiary of the Company or any business acquired or to be acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each of the Managing Underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with Underwritten Offerings, and (iv) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold, the Managing Underwriters, if any, to evidence the continued validity of the representations and warranties of the Company and its subsidiaries made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement as and to the extent required thereunder.

          (l) Make available for inspection by a representative of the Selling Holders, any Managing Underwriter participating in any disposition of Registrable Securities, and any attorney or accountant retained by the Selling Holders or such underwriter, financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and cause the executive officers, directors and employees of the Company and its subsidiaries to supply all information reasonably requested by any such representative, Managing Underwriter, attorney or accountant in connection with such disposition; provided, however, that any information that is reasonable and in good faith designated by the Company in writing as confidential at the time of delivery of such information shall be kept confidential by such Persons, unless (i) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities, (ii) disclosure of such information is required by law (including any disclosure requirements pursuant to federal securities laws in connection with the filing of any Registration Statement or the use of any prospectus referred to in this Agreement), (iii) such information becomes generally available to the public other than as a result of disclosure or failure to safeguard by any such Person or (iv) such information becomes available to any such Person from a source other than the Company and such source is not bound by a confidentiality agreement.

          (m) Comply with all applicable rules and regulations of the SEC in all material respects and make generally available to its securityholders earnings statements (which need not be audited) satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in firm commitment or best efforts underwritten offering and
     (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company commencing after the effective date of a Registration Statement, which statements shall cover said 12-month periods.

          (n) Cooperate with the Selling Holders and the Managing Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such denominations and registered in such names as such Selling Holder may request.

          (o) Cause all shares of Common Stock covered by the Registration Statement to be listed on each securities exchange or quotation system on which the Company's Common Stock is then listed or quoted no later than the date the Registration Statement is declared effective, and, in connection therewith, to the extent applicable, to make such filings under the Exchange Act (e.g., the filing of a Registration Statement on Form 8-A) and to have such filings declared effective thereunder.

          (p) Cooperate and assist in any filing required to be made with the National Association of Securities Dealers, Inc.

     The Company may require each Selling Holder to furnish to the Company such information regarding such Selling Holder and the distribution of such securities as the Company, upon advice of counsel, may from time to time determine to be required under applicable laws, rules and regulations for inclusion in such Registration Statement. If any Selling Holder fails to provide such information, then such Selling Holder shall not be entitled to use the Prospectus.

4. REGISTRATION EXPENSES.

     All fees and expenses (other than Selling Expenses) incident to the Company's obligations under this Agreement shall be borne by the Company whether or not any of the Registration Statements become effective. Such fees and expenses shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses with respect to filings required to be made with the National Association of Securities Dealers, Inc.),
(ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses if the printing of Prospectuses is requested by the Holders of a majority of the Registrable Securities or the Managing Underwriters), (iii) reasonable fees and disbursements of counsel for the Company in connection with the Shelf Registration (provided that the Company shall not be liable for the fees and expenses of more than one separate firm for all parties (other than the Company) participating in any transaction hereunder), and (iv) fees and disbursements of all independent certified public accountants referred to in Section 3(k)(iii) hereof (including the expenses of any special audit and "cold comfort" letters required by or incident to such performance). In addition, the Company shall pay the fees and expenses incurred in connection with the listing or quotation of the securities to be registered on any securities exchange or quotations system on which similar securities issued by the Company are then listed and the fees and expenses of any Person, including special experts, retained by the Company.

5. INDEMNIFICATION.

     (a) Indemnification by the Company. The Company shall indemnify and hold harmless each Holder, the directors, officers, employees and agents of each Holder and each Person, if any, who controls any such Holder (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against all losses, liabilities, damages and expenses (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, "Losses"), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or in any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which they were made, except insofar as such Losses arise out of or are based upon the information relating to such Holder furnished to the Company in writing by such Holder expressly for use therein; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if
(i) such Holder failed to send
or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities and (ii) the Prospectus would have corrected such untrue statement or omission; and provided further, that the Company shall not be liable in any such case to the extent that any such loss, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the Prospectus, if such untrue statement or alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the Prospectus and if, having previously been furnished by or on behalf of the Company with copies of the Prospectus as so amended or supplemented, such Holder thereafter fails to deliver such Prospectus, as so amended or supplemented, prior to or concurrently with the sale of a Registrable Security to the person asserting such loss, damage, liability or expense who purchased such Registrable Security which is the subject thereof from such Holder. The Company shall also indemnify each underwriter, their officers and directors, and each Person who controls such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent and with the same limitations as provided above with respect to the indemnification of the Holders.

     (b) Indemnification by Holders. Each Holder agrees severally and not jointly to indemnify and hold harmless the Company, its directors, its officers who sign a Registration Statement and each Person, if any, who controls the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against all losses arising out of or based upon any untrue statement of a material fact contained in any Registration Statement, Prospectus or arising out of or based upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances under which they were made, to the extent, but only to the extent, that such untrue statement or omission is contained in any information relating to such Holder so furnished in writing by such Holder to the Company expressly for use in such Registration Statement or Prospectus. In no event shall the liability of any Holder hereunder be greater in amount than the dollar amount of the proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

     (c) Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing, but failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability hereunder to the extent it is not materially prejudiced as a result thereof. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention to such counsel (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (iii) the Indemnifying Party shall not have employed counsel satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action. It is understood that the Indemnifying Party shall not, in respect of the legal expenses of any Indemnified Party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties under Section 5(a) or 5(b) hereof who are parties to such proceeding or proceedings, and that all such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, such Indemnifying Party agrees that it shall be liable for any settlements of any proceeding effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

     (d) Contribution. If the indemnification provided for in this Section 5 is unavailable to an Indemnified Party under Section 5(a) or 5(b) hereof in respect of any Losses or is insufficient to hold such Indemnified Party harmless, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party or Indemnifying Parties on the one hand and the Indemnified Party or Indemnified Parties an the other hand or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Indemnifying Party or Indemnified Parties on the one hand and of the Indemnified Party or Indemnifying Parties on the other hand in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total number of Registrable Shares multiplied by the per share closing price of the Common Stock on the Closing Date, as listed on the Nasdaq National Market. Benefits received by the Holders shall be deemed to be equal to the value of receiving the Registrable Shares and having such shares registered under the Securities Act. Benefits received by any underwriter shall be deemed to be equal to the total underwriting discounts and commissions, as set forth on the cover page of the Prospectus forming a part of the Registration Statement which resulted in such Losses. The relative fault of the Holders on the one hand and the Company on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Holders or by the Company and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method or allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the Losses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding this Section 5(d), a Selling Holder shall not be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities sold by such Selling Holder and distributed to the public were offered to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The indemnity, contribution and expense reimbursement obligations of the Company hereunder shall be in addition to any liability the Company may otherwise have hereunder, under the Purchase Agreement or otherwise.

     The indemnity and contribution provisions contained in this Section 5 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Holder or any Person controlling any Holder, or the Company, its officers or directors or any Person controlling the Company and (iii) the sale of any Registrable Securities by any Selling Holder.

6. INFORMATION REQUIREMENTS.

     (a) The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act, and if at any time the Company is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, make publicly available other information so long as necessary to permit sales pursuant to Rule 144 under the Securities Act. The Company further covenants that it will cooperate with any Holder and take such further reasonable action as any such Holder may reasonably request (including, without limitation, making such reasonable representations as any such Holder may reasonably request), all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act. Notwithstanding the foregoing, nothing in this Section 6 shall be deemed to require the Company to register any of its securities under any Section of the Exchange Act.

     (b) The Company shall file the reports required to be filed by it under the Exchange Act and shall comply with all other requirements set forth in the instructions to the appropriate SEC Registration Statement form permitting registration of the Registrable Securities for resale by the Holders in the manner or manners designated by them.

7. VOLUME LIMITATIONS.

     Notwithstanding anything herein to the contrary, (i) no Holder may sell any Registrable Securities, without the prior written consent of the Company, prior to the Effectiveness Target Date, except that without such consent, Purchaser may sell the Registrable Securities to a buyer that acquires such Registrable Securities for investment and not with a view toward distribution thereof otherwise than pursuant to the terms of this Agreement, and (ii) thereafter no Holder may sell more than 12.5% of the Registrable Securities held by such Holder in any one month period, provided that a Holder may effect a block trade (within the meaning of New York Stock Exchange Rule 127.10) of any amount of Registrable Securities upon five (5) days prior written notice to the Company.

8. OTHER COVENANTS OF THE PURCHASER.

     Neither the Purchaser nor any Person controlled by, related to or affiliated with the Purchaser (collectively, the "Stockholder Group") shall, directly or indirectly, acquire any shares of capital stock of the Company which are then entitled to vote generally in the election of directors (the "Voting Securities") (except by way of stock dividend or other distributions or offerings made available to holders of Voting Securities generally) if the effect of such acquisition would be to increase the aggregate voting power in the election of directors of all Voting Securities then owned by all members of the Stockholder Group to greater than 15% of such total combined voting power of all the Voting Securities then outstanding.

9. MISCELLANEOUS.

     (a) Remedies. In the event of a breach by the Company of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason or a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

     (b) No Conflicting Agreements. The Company has not entered, as of the date hereof and shall not, on or after the date of this Agreement, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holders in this Agreement. The Company represents and warrants that the rights granted to the Holders hereunder do not in any way conflict with the rights granted to the holders of the Company's securities under any other agreements.

     (c) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the Holders of a majority of the Registrable Securities.

     (d) Notices. All notices and other communications provided for or permitted hereunder shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar nationally recognized service) or five business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

          If to Purchaser:
               GST USA, Inc.
               4001 Main Street
               Vancouver, Washington 98663
               Attention: Chief Executive Officer

          with a copy to:
               Olshan Grundman Frome & Rosenzweig LLP
               505 Park Avenue
               New York, New York 10022
           Attention: Stephen Irwin, Esq.

          If to the Company:
               World Access, Inc.
               Suite 2240
               945 East Paces Ferry Road
               Atlanta, Georgia 30326
               Attention: Chief Executive Officer

          with a copy to:
               Rogers & Hardin LLP
               2700 International Tower
               229 Peachtree Street, NE
               Atlanta, Georgia 30303
               Attention: Steven E. Fox, Esq.

     If to any Holder, at the most current address given by such Holder to the Company in accordance with the provisions of Section 9(e).

     (e) Owner of Registrable Securities. The Company will maintain, or will cause its transfer agent to maintain, a register with respect to the Registrable Securities in which all transfers of Registrable Securities of which the Company has received notice will be recorded. The Company may deem and treat the Person in whose name Registrable Securities are registered in such register of the Company as the owner thereof for all purposes, including, without limitation, the giving of notices under this Agreement.

     (f) Successors and Assigns. Any Person who purchases any Registrable Securities from Purchaser shall be deemed, for purposes of this Agreement to be an assignee of Purchaser. The Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties and shall inure to the benefit of and be binding upon each holder of any Registrable Securities.

     (g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be original and all of which taken together shall constitute one and the same agreement.

     (h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     (i) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCEPT THAT BODY OF LAW RELATING TO CHOICE OF LAWS.

     (j) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired or invalidated thereby, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, illegal, void or unenforceable.

     (k) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. Except as provided in the Purchase Agreement, there are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the registration rights granted by the Company with respect to the securities issued pursuant to the Purchase Agreement. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

     (l) Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

     (m) Further Assurances. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the other documents contemplated hereby and consummate the make effective the transactions contemplated hereby.

     (n) Termination. This Agreement and the obligations of the parties hereunder shall terminate upon the end of the Effectiveness Period, except for any liabilities or obligations under Sections 4 or 5 hereof, each of which shall remain in effect in accordance with their terms.

                         [Signatures on Following Page]

     IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

                                          WORLD ACCESS, INC.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          GST USA, INC.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                                                       EXHIBIT B

                           INDEMNIFICATION AGREEMENT

     INDEMNIFICATION AGREEMENT (the "Agreement"), dated                  , 1998,
by and among WORLD ACCESS, INC., a Delaware corporation with its principal office at 945 East Paces Ferry Road, Suite 2240, Atlanta, Georgia 30326 (the "Buyer"), GST TELECOMMUNICATIONS, INC., a federally chartered Canadian corporation ("GST"), and GST USA, INC., a Delaware corporation (the "Seller"), each with their principal offices at 4001 Main Street, Vancouver, Washington 98663.

                                  WITNESSETH:

     WHEREAS, NACT Telecommunications, Inc., a Delaware corporation (the "Company"), is engaged in the business of providing advanced telecommunications switching platforms with integrated applications software and network telecommunications capabilities; and

     WHEREAS, Seller is a wholly-owned subsidiary of GST and is the record and beneficial owner of 5,113,712 shares (the "Shares") of the common stock, $.01 par value per share (the "Common Stock"), of the Company; and

     WHEREAS, Buyer, GST and Seller are parties to that certain Stock Purchase Agreement, dated December 31, 1997 (the "Stock Purchase Agreement"), pursuant to which Seller is selling to Buyer, and Buyer is purchasing from Seller, the Shares; and

     WHEREAS, there are, and subsequent to the sale of the Shares to Buyer, there will be, issued and outstanding shares of Common Stock held of record and/or beneficially by stockholders of the Company other than Buyer (such shares of Common Stock and any and all additional shares of Common Stock from time to time outstanding subsequent to such sale and held by such stockholders being hereinafter referred to as the "Minority Shares"); and

     WHEREAS, it is a condition to the sale of the Shares that Buyer provide indemnification in respect of any Damages (as hereinafter defined) to Seller, GST and their Affiliates, as such term is defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (Seller, GST and their Affiliates being hereinafter referred to individually as an "Indemnified Party" and collectively as the "Indemnified Parties");

     NOW, THEREFORE, in consideration of the premises, and the covenants and agreements contained herein and in the Stock Purchase Agreement, the parties hereby agree as follows:

     SECTION 1.  Indemnification Obligations.

     (a) Buyer shall indemnify and hold harmless the Indemnified Parties, and each of them, from, against, for and in respect of any and all losses, liabilities, damages, demands, obligations, judgments, fines, deficiencies, encumbrances, assessments, costs and expenses including, without limitation, interest, penalties and reasonable attorneys' fees, incident to any action, suit, claim, proceeding or investigation commenced or threatened by or on behalf of any holder of Minority Shares and by any governmental or quasi-governmental agency, board, bureau, commission or other instrumentality, and any and all amounts paid in settlement of any such action, suit, claim, proceeding or investigation, asserted against, resulting to, imposed upon, or incurred or suffered by the Indemnified Parties, or any of them, in each case in respect of the purchase or attempted purchase by Buyer or any designee thereof of the Minority Shares or any of them, whether by tender or exchange offer, acquisition, merger, open market purchase or otherwise (all hereinafter collectively referred to as "Damages"). Notwithstanding anything herein to the contrary, Buyer shall have no obligation to any of the Indemnified Parties under this Section 1 in respect of the business or operations of the Company prior to the Closing (as defined in the Stock Purchase Agreement) or the actions or omissions of the Company's officers, directors, stockholders, employees or agents prior to the Closing, irrespective of the date that any claim, suit or other cause of action related thereto is filed or otherwise instituted, provided, however, that nothing contained herein shall be construed to limit or negate the indemnification obligations provided for in the Stock Purchase Agreement.

     (b) For purposes of this Agreement, all Damages shall be computed net of any insurance coverage with respect thereto that reduces the Damages that would otherwise be sustained by any of the Indemnified Parties; provided, however, that in all cases, the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

     SECTION 2. Procedure for Indemnification with Respect to Indemnifiable Claims. Seller, for itself and on behalf of any Indemnified Party, shall give Buyer prompt written notice of any action, suit, claim, investigation or proceeding to which the indemnification provided in this Agreement applies (each an "Indemnifiable Claim"), which notice shall describe such Indemnifiable Claim in reasonable detail (the "Indemnification Notice"). Notwithstanding the foregoing, Seller shall not have any obligation to give any notice to Buyer of any assertion by a third party that could give rise to an Indemnifiable Claim unless such assertion is in writing, and the rights of any Indemnified Party to be indemnified hereunder in respect of any Indemnifiable Claim shall not be adversely affected by Seller's failure to give notice thereof as herein provided, unless and, if so, only to the extent that, Buyer is materially prejudiced thereby.

     Buyer shall have the right to control the defense or settlement of any such Indemnifiable Claim employing counsel and other professionals reasonably satisfactory to the Indemnified Party, subject to the provisions set forth below, but the Indemnified Party may, at its election, participate in the defense of any action, suit, claim, investigation or proceeding at its sole cost and expense. Notwithstanding the foregoing, if there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnified Party, on the one hand, and Buyer, on the other hand, in connection with any Indemnifiable Claim, then the Indemnified Party shall be entitled to retain its own counsel as is reasonably satisfactory to Buyer at Buyer's expense; provided that Buyer shall not be obligated to pay the attorneys' fees of more than one separate counsel under the Agreement. In the event that such Indemnified Party shall seek indemnification as provided herein, such Indemnified Parties shall make available to Buyer, at Buyer's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by Buyer.

     Should Buyer fail to defend any such action (except for failure resulting from Seller's failure to timely give the Indemnification Notice) within 20 days after the date of receipt of the Indemnification Notice, then, in addition to any other remedy, the Indemnified Party may settle or defend any such action, suit, claim, investigation or proceeding through counsel of its own choosing and may recover from Buyer the amount of its Damages. Except as provided in the preceding sentence, no Indemnified Party shall compromise or settle any Indemnifiable Claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld; provided, however, that if Buyer's consent is unreasonably withheld, the liability of Buyer shall be limited to the amount of the proposed compromise or settlement and the amount of the Indemnified Party's reasonable counsel fees incurred in defending such claim, as permitted by the preceding sentence, at the time such approval is unreasonably withheld. Notwithstanding the preceding sentence, the right of the Indemnified Party to compromise or settle any such action, suit, claim, investigation or proceeding shall only be available if a complete release of Buyer is contemplated to be part of such proposed compromise or settlement.

3. EXCLUSIVITY; SURVIVAL.

     Any and all Indemnifiable Claims shall be subject to the terms and conditions of this Agreement, and shall survive the execution and delivery of, and the consummation of the transactions contemplated by, the Stock Purchase Agreement.

4. MISCELLANEOUS PROVISIONS.

     (a) Notices. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made when received if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar nationally recognized service), or five business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

        If to Buyer:
               World Access, Inc.
               945 East Paces Ferry Road
                              Suite 2240
               Atlanta, Georgia 30326
               Attention: Chief Executive Officer

        with a copy to:
               Rogers & Hardin LLP
               2700 International Tower,
               Peachtree Center
               229 Peachtree Street, N.E.
               Atlanta, Georgia 30303
               Attention: Steven E. Fox, Esq.

        If to any Indemnified Party:
               GST Telecommunications, Inc.
               Indemnified Party: 4001 Main Street
               Vancouver, Washington 98663
               Attention: Chief Executive Officer

        with a copy to:
               Olshan Grundman Frome & Rosenzweig LLP
               505 Park Avenue
               New York, New York 10022
               Attention: Stephen Irwin, Esq.

          (b) Entire Agreement. This Agreement and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

          (c) Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer, GST and Seller and their respective Affiliates, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

          (d) Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by all the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the parties claiming to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed to in writing, no waiver by that party of any condition of this Agreement or breach by any other party of any of its obligations hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation by such other party, nor shall any forbearance by any party to seek a remedy for any noncompliance or breach by any other party be deemed to be a waiver by any party of its rights and remedies with respect to such noncompliance or breach.

          (e) Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware, except that body of law relating to choice of law.

     (f) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                                          WORLD ACCESS, INC.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          GST TELECOMMUNICATIONS, INC.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          GST USA, INC.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                                                       EXHIBIT C

                  NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

     THIS NON-COMPETITION AND NON-DISCLOSURE AGREEMENT (the "Agreement") is made
and entered into as of the        day of           , 1998 by and among NACT
TELECOMMUNICATIONS, INC., a Delaware corporation ("NACT"), WORLD ACCESS, INC., a Delaware corporation ("World Access"), and GST USA, INC., a Delaware corporation ("GST").

     WHEREAS, World Access is acquiring the all of the equity interest of NACT held by GST (the "Transaction") by means of a Stock Purchase Agreement dated December 31, 1997 (the "Purchase Agreement");

     WHEREAS, NACT is engaged in the business of providing advanced telecommunications switching platforms with integrated applications software and network telecommunications capabilities (the "Business");

     WHEREAS, GST has been the principal stockholder of NACT and its representatives have heretofore been responsible for the management of the Business;

     WHEREAS, GST has knowledge of the trade secrets, customer information and other confidential and proprietary information of NACT;

     WHEREAS, GST desires to have World Access acquire the equity interest of NACT held by GST pursuant to the Transaction;

     WHEREAS, as a result of the Transaction, World Access will succeed to the Business and all of the Confidential Information and Trade Secrets (each as hereinafter defined) of NACT;

     WHEREAS, in order to protect the goodwill of the Business and the other value to be acquired by World Access pursuant to the Purchase Agreement for which World Access is paying substantial consideration, World Access and GST have agreed that the obligation of World Access to consummate the transactions contemplated by the Purchase Agreement is subject to the condition, among others, that GST shall have entered into this Agreement;

     WHEREAS, World Access has separately bargained and paid additional consideration for the covenants contained herein;

     WHEREAS, GST acknowledges that the provisions of this Agreement are reasonable and necessary to protect the legitimate interest of World Access and the goodwill of the Business and other value acquired by it pursuant to the Purchase Agreement; and

     WHEREAS, in order to induce World Access to consummate the transactions contemplated by the Purchase Agreement, GST is willing to enter into this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties agree as follows:

1. DEFINITIONS.

     As used in this Agreement, terms defined in the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:

          (a) "Affiliate" shall have the meaning specified in Rule 144 promulgated under the Securities Act of 1933, as amended.

          (b) "Competitive Business" shall mean any Person engaged in a business the same as or substantially similar to the Business as conducted immediately prior to the Transaction, but shall not include any business conducted by any Affiliate of GST on the date hereof.

          (c) "Confidential Information" shall mean NACT's customer and supplier lists, marketing arrangements, business plans, projections, financial information, training manuals, pricing manuals, market strategies, internal performance statistics and other competitively sensitive information concerning NACT which is material to NACT and not generally known by the public, other than Trade Secrets, whether or not in written or tangible form.

          (d) "Control" shall mean, with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

          (e) "Key Employee" shall mean any Person who is employed in a management, executive or supervisory capacity for another Person.

          (f) "NACT Market" shall mean the continents of North and South America, Australia, Asia, Africa and Europe and all other places in the world.

          (g) "Permitted Activities" shall mean owning not more than 5% of the outstanding shares of publicly-held corporations engaged in a Competitive Business (except for World Access) which have shares listed for trading on a securities exchange registered with the Securities and Exchange Commission or through a national automatic quotation system of a registered securities association.

          (h) "Person" shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any other syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          (i) "Restricted Period" shall mean the period commencing on the date of this Agreement and ending on the date which is three (3) years thereafter.

          (j) "Trade Secrets" shall mean the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to the competitors of NACT, whether or not in written or tangible form; provided, however, that the parties hereto hereby expressly acknowledge and agree that nothing in this Agreement or in the foregoing definition shall diminish, restrict or in any way contravene any claims, rights or other protections, whether at law or in equity, provided with respect to trade secrets under any applicable law; and provided further that Trade Secrets of NACT shall not include any information, design, process, procedure, formula or improvement that is a Trade Secret of any Affiliate of GST and that is used in the business of such Affiliate on the date hereof.

2. NO COMPETING BUSINESS.

     GST hereby agrees that, during the Restricted Period, except for Permitted Activities, neither it nor any of its Affiliates will, directly or indirectly, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in (whether as a partner, stockholder, joint venturer, investor or other participant in) any Competitive Business in any NACT Market, without regard to (i) whether the Competitive Business has its office, manufacturing or other business facilities within any NACT Market, (ii) whether any activity of GST referred to above itself occurs or is performed within any NACT Market, or (iii) whether GST has offices located within any NACT Market.

3. NO INTERFERENCE WITH THE BUSINESS.

     3.1 GST hereby agrees that, during the Restricted Period, neither it nor any of its Affiliates will, directly or indirectly, solicit, induce or influence any customer, supplier, lender, lessor or any other Person which had on the date of this Agreement a business relationship with NACT in any NACT Market, to discontinue or reduce the extent of such relationship with NACT in any NACT Market.

     3.2 GST hereby agrees that, during the Restricted Period, neither it nor any of its Affiliates will, directly or indirectly, (i) recruit, solicit or otherwise induce or influence any Key Employee of NACT to discontinue such employment or agency relationship with NACT or (ii) employ or seek to employ, or cause any

Competitive Business to employ or seek to employ as a Key Employee for any Competitive Business in any NACT Market, any Person who was within six months prior to the date hereof employed by NACT as a Key Employee; provided, however, that the foregoing restriction shall not apply to any Key Employee whose employment is terminated by NACT.

4. NO DISCLOSURE OF PROPRIETARY INFORMATION.

     4.1 GST hereby agrees that neither it nor any of its Affiliates will, directly or indirectly, disclose to anyone, or use or otherwise exploit for its own benefit or for the benefit of anyone other than NACT or World Access, any Trade Secrets for as long as they remain Trade Secrets.

     4.2 GST hereby agrees that, during the Restricted Period, neither it nor any of its Affiliates will, directly or indirectly, disclose to anyone, or use or otherwise exploit for GST's own benefit or for the benefit of anyone other than NACT or World Access, any Confidential Information.

5. REPRESENTATIONS AND WARRANTIES.

     GST represents and warrants that this Agreement constitutes the legal, valid and binding obligation of GST, enforceable against it in accordance with its terms. GST represents and warrants that it has no right, title, interest or claim in, to or under any Trade Secrets or Confidential Information.

6. WAIVERS.

     Neither World Access nor NACT will be deemed as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by World Access or NACT, as the case may be, or for any other reason (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement, or (ii) to have modified, changed, amended, terminated, rescind, or superseded any of the terms of this Agreement.

7. INJUNCTIVE RELIEF.

     GST acknowledges (i) that any violation of this Agreement will result in irreparable injury to World Access and NACT, (ii) that damages at law would not be reasonable or adequate compensation to the World Access or NACT for violation of this Agreement, and (iii) World Access and NACT shall each be entitled to have the provisions of this Agreement specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security, as well as to an equitable accounting of all earnings, profits and other benefits arising out of any such violation.

8. NOTICES.

     All notices and other communications provided for or permitted hereunder shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar nationally recognized service) or five business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

          If to GST:
               GST USA, Inc.
               4001 Main Street
               Vancouver, Washington 98663
               Attention: Chief Executive Officer

          with a copy to:
               Olshan Grundman Frome & Rosenzweig LLP
               505 Park Avenue
               New York, New York 10022
               Attention: Stephen Irwin, Esq.

          If to World Access:
               World Access, Inc.
               Suite 2240
               945 East Paces Ferry Road
               Atlanta, Georgia 30326
               Attention: Chief Executive Officer

          with a copy to:
               Rogers & Hardin LLP
               2700 International Tower
               229 Peachtree Street, NE
               Atlanta, Georgia 30303
               Attention: Steven E. Fox, Esq.

     All such notices and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt.

9. SUCCESSORS IN INTEREST.

     This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, legal representatives, successors and assigns, and any reference to a party hereto shall also be a reference to any such heir, legal representative, successor or assign.

10. NUMBER; GENDER.

     Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

11.  CAPTIONS.

     The titles and captions contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement.

12. CONTROLLING LAW; INTEGRATION; AMENDMENT.

     This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules. This Agreement and the documents executed pursuant hereto or in connection herewith supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

13. SEVERABILITY.

Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereto waive any provision of law which renders any such provision prohibited or unenforceable in any respect. In the event that any provision of this Agreement should ever be deemed to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provision shall be deemed reformed to the maximum extent permitted by applicable law.

14. COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

15. ENFORCEMENT OF CERTAIN RIGHTS.

     Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto, and their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

     IN WITNESS WHEREOF, GST, World Access and NACT have each caused this Agreement to be duly executed and delivered on its behalf by an officer thereunto duly authorized, all as of the date first above written.

                                          GST USA, INC.

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                                          WORLD ACCESS, INC.

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                                          NACT TELECOMMUNICATIONS, INC.

                                          By:
                                          --------------------------------------

                                          Its:
                                          --------------------------------------

                                                                       EXHIBIT D

                                STOCK AGREEMENT

     STOCK AGREEMENT (the "Agreement"), dated as of December 31, 1997, between WORLD ACCESS, INC., a Delaware corporation ("World Access"), and GST USA, INC., a Delaware corporation (the "Stockholder")

     WHEREAS, as of the date hereof the Stockholder owns an aggregate of 5,113,712 shares of common stock, $.01 par value per share (the "Common Stock"), of NACT Telecommunications, Inc. (the "Company") (all such shares and shares hereafter acquired by the Stockholder prior to the termination of this Agreement being referred to herein as the "Shares");

     WHEREAS, concurrently herewith, World Access and the Stockholder have entered into a Stock Purchase Agreement (the "Purchase Agreement") relating to the purchase by World Access of the Shares (the "Transaction");

     WHEREAS, as a condition to the willingness of World Access to enter into the Purchase Agreement, World Access has requested that the Stockholder agree, and, in order to induce the World Access to enter into the Purchase Agreement, the Stockholder has agreed, to grant World Access proxies to vote the Shares;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

     Section 1.01 Voting of Shares; Further Assurances. The Stockholder, by this Agreement, with respect to those Shares that the Stockholder owns of record on the record date for voting at any meeting (special or annual) of the stockholders of the Company, to vote such shares (or to execute written consents with respect to such Shares) against any Acquisition Proposal (as hereinafter defined). The Stockholder agrees to vote the Shares owned by it beneficially to be voted in accordance with the foregoing. For purposes hereof, Acquisition Proposal shall mean any inquiry, proposal or acquisition or purchase of a substantial amount of assets of the Company or of over 10% of any class of equity securities of the Company, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by the Purchase Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transaction or which would reasonably be expected to dilute materially the benefits to World Access of the Transaction.

     Section 1.02 No Solicitation. Prior to the closing of the Transaction (as provided by the Purchase Agreement), the Stockholder agrees (a) that neither it nor the Company shall, nor shall it or the Company permit their respective officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or the Company) to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the Company's stockholders) with respect to an Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any other syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal and (b) to notify World Access immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Stockholder or the Company.

                                   ARTICLE II

     SECTION 2.01 Notices. All notices and other communications provided for or permitted hereunder shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar nationally recognized service) or five business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

        If to Stockholder:
               GST USA, Inc.
               4001 Main Street
               Vancouver, Washington 98663
               Attention: Chief Executive Officer

        with a copy to:
               Olshan Grundman Frome & Rosenzweig LLP
               505 Park Avenue
               New York, New York 10022
               Attention: Stephen Irwin, Esq.

        If to World Access:
               World Access, Inc.
               Suite 2240
               945 East Paces Ferry Road
               Atlanta, Georgia 30326
               Attention: Chief Executive Officer

        with a copy to:
               Rogers & Hardin LLP
               2700 International Tower
               229 Peachtree Street, NE
               Atlanta, Georgia 30303
               Attention: Steven E. Fox, Esq.

     SECTION 2.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 2.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 2.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 2.05 Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership (as such term is applied under Rule 13d-3 of the Exchange Act) of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding the transfer of any Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     SECTION 2.06 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 2.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 2.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 2.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

     SECTION 2.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

     SECTION 2.11 Termination. This Agreement shall terminate automatically immediately upon the termination of the Purchase Agreement.

                             [SIGNATURES NEXT PAGE]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first above written.

                                          WORLD ACCESS, INC.

                                          By:

                                          --------------------------------------

                                          Its:

                                          --------------------------------------

                                          GST USA, INC.

                                          By:

                                          --------------------------------------

                                          Its:

                                          --------------------------------------

                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
NACT Telecommunications, Inc.:

     We consent to the inclusion of our report dated December 4, 1997, with respect to the balance sheets of NACT Telecommunications, Inc. as of September 30, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the Form 8-K of World Access, Inc. dated February 20, 1998. We also consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-77918, 33-47752 and 333-17741) of World Access, Inc. to the above referenced report which appears in the aforementioned Form 8-K.

                                          KPMG Peat Marwick LLP

Salt Lake City, Utah
February 20, 1998

[LOGO] WORLD ACCESS, INC.                                           NEWS RELEASE

                  SUMMARY: WORLD ACCESS, INC. SIGNS DEFINITIVE
                      AGREEMENT TO ACQUIRE MAJORITY STAKE
                        IN NACT TELECOMMUNICATIONS, INC.

                       CONTACT:  Steven A. Odom              Chairman & CEO
                                 Hensley E. West             President & COO
                                 Mark A. Gergel              Exec. VP & CFO
                                 (404) 231-2025

FOR IMMEDIATE RELEASE

     ATLANTA, GEORGIA -- January 2, 1998 -- WORLD ACCESS, INC. (NASDAQ: WAXS), announced today that it has signed a definitive agreement with GST Telecommunications, Inc. ("GST") and GST USA, Inc., a wholly owned subsidiary of GST ("GST USA"), to acquire 4,105,043 shares of NACT Telecommunications, Inc. ("NACT") common stock held by GST USA. NACT (NASDAQ: NACT) is a Provo, Utah based provider of advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. NACT's customers include national and international long distance carriers, prepaid debit and prepaid cellular network operators, international callback/reorigination providers and other specialty telecommunications service providers.

     Pursuant to the terms of a Stock Purchase Agreement, World Access will pay GST $17.50 per share of NACT common stock, or approximately $71.8 million, $59.6 million of which will be paid in cash and $12.2 million of which will be paid through the issuance of shares of World Access common stock. The completion of this transaction, currently scheduled for mid-February, will raise World Access' equity ownership in NACT to approximately 55%. In addition, GST has the option under the Agreement to sell World Access the remaining 1,008,669 shares of NACT common stock held by GST USA at the same price of $17.50 per share, or approximately $17.7 million, payable through the issuance of shares of World Access common stock. IF GST elects to exercise this option, World Access' equity ownership in NACT will increase to approximately 67%.

     World Access intends to promptly propose a merger with NACT pursuant to which all of the shares of NACT common stock not owned by World Access would be exchanged for shares of World Access common stock. The merger would be contingent upon the completion of the GST stock purchase.

     World Access also announced today, that upon the completion of its pending acquisition of Advanced TechCom, Inc. ("ATI") and the NACT stock purchase, it expects to record a significant one-time charge to earnings for in-process ATI and NACT research and development projects and other related costs. The exact amount of the one-time charge has not yet been determined.

     Steven A. Odom, Chairman and Chief Executive Officer, said "The acquisition of NACT, which is expected to be accretive to World Access' 1998 earnings, is in line with the Company's strategy to broaden its offering of switching, transport and access products and fully support its customers as they build new and/or upgrade existing telecommunications networks. NACT has been providing its customers comprehensive telecommunications network equipment and services since 1982. It has enjoyed considerable growth and success in recent years since the introduction of its STX tandem switch in February 1996. The STX switch, when combined with NACT's multi-tasking billing systems, provide a turnkey package for the emerging interexchange carrier industry. We believe that the STX switch represents today's benchmark for the fast growing, specialty application switching systems industry."

     "We are particularly pleased that Lindsay Wallace, President and Chief Executive Officer of NACT, will continue to manage NACT as a majority owned subsidiary of World Access. Under the leadership of Mr. Wallace, and his outstanding team of engineering, sales and operations professionals, NACT reported record revenues of $27.7 million and pre-tax income of $6.3 million in its most recently completed fiscal year, increases of 70% and 2200%, respectively from the previous year's results. We are optimistic that World Access' financial strength, extensive customer base, engineering capabilities and broad range of manufacturing and support services will further support NACT's existing business and provide additional sales and profit growth opportunities for both companies."

     Mr. Odom added, "World Access will be sponsoring a conference call on Monday, January 5th at 4:30 E.S.T. to further review the strategic and financial impact of the NACT and ATI acquisitions with our shareholders and other interested parties. Further information on the conference call will be released later today."

     World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products primarily for the United States, Caribbean Basin and Latin American telecommunications markets. The Company offers digital switches, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, digital loop carriers, microwave and millimeterwave radio equipment and other wireless communications products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services. The Company is headquartered in Atlanta, Georgia and conducts its principal operations from eight facilities located strategically throughout the United States.

                                   APPENDIX F

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                            ------------------------

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 12, 1998

                               WORLD ACCESS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                         0-19998                       65-0044209
        (State or Other                   (Commission                    (IRS Employer
Jurisdiction of Incorporation)           File Number)               Identification Number)

        945 E. PACES FERRY ROAD,
      SUITE 2240, ATLANTA, GEORGIA          30326
     (Address of principal executive      (Zip Code)
                 offices)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (404) 231-2025

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

     On February 12, 1998, World Access, Inc. (the "Company") announced that it had signed a letter of intent to acquire Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("Resurgens") in a merger transaction upon terms to be negotiated.

     Also on February 12, 1998, the Company announced a delay in reporting earnings due to the negotiations with Resurgens.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c) Exhibits. The following exhibits are filed herewith by direct transmission via "edgar."

     99.1 Letter of Intent dated February 12, 1998 between World Access, Inc. and Cherry Communications Incorporated (d/b/a Resurgens Communications Group).

     99.2 Press Release issued on February 12, 1998 (regarding execution of letter of intent).

     99.3 Press Release issued on February 12, 1998 (regarding delay in announcing earnings).

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:     /s/ MARTIN D. KIDDER

                                            ------------------------------------
                                                      Martin D. Kidder
                                             Its Vice President and Controller

Dated as of February 20, 1998

                                                                    EXHIBIT 99.1

                               February 12, 1998

CONFIDENTIAL

Cherry Communications Incorporated
(d/b/a Resurgens Communications Group)
945 East Paces Ferry Road
Atlanta, Georgia 30326

Attn: Mr. John D. Phillips, Chairman and Chief Executive Officer

Gentlemen:

     This letter sets forth the terms upon which World Access, Inc., a Delaware corporation ("Acquiror"), and Cherry Communications Incorporated, (d/b/a Resurgens Communications Group) an Illinois corporation ("Target"), agree to enter into discussions regarding a possible business combination between Target and Acquiror (the "Transaction").

     In consideration of the mutual covenants set forth below, Acquiror and Target agree as follows:

1.  Proposed Terms.

     Attached as Exhibit A is a Preliminary Summary Term Sheet (the "Term Sheet") for the Transaction. Although it is the intent of the parties that their discussions initially proceed based on the Term Sheet, the terms contained in the Term Sheet have not been agreed to by the parties, are not binding on the parties, are subject to change based upon due diligence results and are not intended to create rights in favor of the parties with respect to the Transaction. Without limiting the generality of the foregoing, it is the intent of the parties that, until the execution and delivery of a definitive agreement with respect to the Transaction, no agreement shall exist among them and there shall be no obligations whatsoever based on such things as parol evidence, extended negotiations, "handshakes," oral understandings or courses of conduct (including reliance and changes of position). The obligations of the parties to consummate the Transaction shall be subject in all respects to the negotiation, execution and delivery of a definitive agreement approved by the boards of directors of Acquiror and Target and the satisfaction of the conditions contained in the definitive agreement, including, without limitation, any necessary corporate and regulatory approval and the confirmation of the Target's Plan of Reorganization. However, the obligations of Acquiror and Target pursuant to section 2 of this letter are intended to be binding and enforceable obligations of Acquiror and Target, with Section 2 continuing in full force and effect until this letter of intent is terminated pursuant to Section 2 hereof.

2.  Public Announcements; Termination.

     A. Public Announcements. Target will not, at any time, without the prior written consent of Acquiror, make any announcement, issue any press release or make any other public statement with respect to this letter of intent or any of the terms or conditions hereof except as may be necessary to comply with any law, regulation or order and then only after prior written notice to Acquiror of the timing, context and content of such announcement, press release or statement.

     B. Termination. This letter of intent may be terminated (i) by mutual consent of the parties; or (ii) by either party if the Definitive Agreement has not been executed by April 30, 1998.

     Please indicate your agreement with the terms of this letter by executing it in the space provided below and returning a copy to us.

                                          Very truly yours,

                                          WORLD ACCESS, INC.

                                          By:      /s/ STEVEN A. ODOM
                                              ----------------------------------
                                            Name: Steven A. Odom
                                            Title: Chairman and CEO

AGREED AND ACCEPTED:

CHERRY COMMUNICATIONS INCORPORATED
(d/b/a Resurgens Communications Group)

By:      /s/ JOHN D. PHILLIPS
    ----------------------------------
    Name: John D. Phillips
    Title:

                                  CONFIDENTIAL

                         PRELIMINARY SUMMARY TERM SHEET

                               February 12, 1998

1.  Structure of Transaction and Consideration.

     A. Structure of Transaction. A wholly-owned subsidiary of Acquiror or an affiliate of Acquiror will merged with and into Target (the "Merger").

     B. Consideration. In connection with the Merger, all of the outstanding capital stock of Target and certain of its outstanding indebtedness will be converted into the right to receive shares of the Acquiror's capital stock in amounts to be negotiated.

2.  Definitive Agreement.

     A. Definitive Agreement. The parties will negotiate in good-faith to prepare and execute a definitive merger agreement as soon as possible to give effect to the Merger (the "Definitive Agreement"). The Definitive Agreement will be subject to the satisfactory completion of Acquiror's due diligence investigation of Target, approval of its board of directors and such other conditions upon which the parties may agree.

     B. Closing Conditions. The closing of the Merger will be subject to the satisfaction or waiver of customary conditions, including, without limitation, the receipt of all necessary corporate and regulatory approvals, the confirmation of Target's Plan of Reorganization, and such other conditions upon which the parties may agree.

     C. Customary Terms. The Definitive Agreement will contain representations, conditions, covenants and the like typical in agreements for transactions such as the one proposed.

                                                                    EXHIBIT 99.2

SUMMARY: WORLD ACCESS, INC. SIGNS LETTER OF INTENT TO ACQUIRE RESURGENS COMMUNICATIONS GROUP

CONTACT:   Steven A. Odom, Chairman & CEO
           Hensley E. West, President & COO
           Mark A. Gergel, Exec. VP & CFO
           (404) 231-2025

FOR IMMEDIATE RELEASE

     ATLANTA, GEORGIA -- February 12, 1998 -- WORLD ACCESS, INC. (NASDAQ: WAXS), announced today that it has signed a letter of intent to acquire Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("Resurgens") in a merger transaction upon terms to be negotiated. Resurgens, currently operating under the protection of Chapter 11 of the United States Bankruptcy Code, is a facilities-based provider of international network access, commonly referred to in the industry as a carriers' carrier. Resurgens had revenues of approximately $180 million in 1997.

     The transaction is subject to, among other things, the satisfactory completion by World Access of its due diligence investigation of Resurgens, the preparation and execution of a definitive merger agreement, the receipt of the requisite corporate and regulatory approvals and the confirmation of Resurgens' Plan of Reorganization. World Access has retained The Robinson-Humphrey Company, Inc. as its financial advisor in connection with the transaction.

     In October 1997, John D. ("Jack") Phillips entered into a series of agreements whereby, among other things, he became the new Chairman and Chief Executive Officer of Resurgens and Resurgens was placed into bankruptcy. WorldCom, Inc. ("WorldCom"), a major customer and vendor of Resurgens, has subsequently agreed to provide Resurgens up to $28 million in financing in the form of a debtor in possession facility and other credits. Upon consummation of the anticipated Plan of Reorganization, WorldCom is expected to own approximately 55% of the outstanding stock of Resurgens.

     Steven A. Odom, Chairman and Chief Executive Officer of World Access, said, "The acquisition of Resurgens would be in line with the Company's strategy to provide its customers with a complete telecommunications network solution, including switching, transport and access products and related services. The international network access product offered by Resurgens is a critical element of new and expanded networks currently being planned or implemented by many customers of World Access. We believe the ability to offer both equipment and network access would provide World Access with a more comprehensive and cost-competitive product offering, especially for international competitive local exchange providers ("CLECs") and other providers of phone service in emerging growth markets."

     "We are excited that Jack Phillips, a director of World Access, has agreed to serve as the Chairman of the combined company upon consummation of the transaction. He is one of the pioneers of the U.S alternative long distance business, having built up Advanced Telecommunications Corporation, which merged with WorldCom in 1992, and Resurgens Communications Group, Inc., which merged with Metromedia Communications Corporation and WorldCom in 1993. We are also extremely pleased that WorldCom, a recognized leader in today's telecommunications industry, will become the largest stockholder of the combined company in the event the transaction is consummated."

     John D. Phillips, Chairman and Chief Executive Officer of Resurgens, said "Steve Odom and his management team have done a tremendous job over the past three years of building World Access into a highly respected, fast growing telecommunications equipment manufacturer. Steve will continue to serve as the Chief Executive Officer of the combined company and I look forward to working with him as we continue to work towards achieving significant long-term value for World Access stockholders. Upon consummation of the Resurgens merger, World Access will be exceptionally well positioned to provide its customers a unique, comprehensive and value-added telecommunications network solution and to pursue the significant growth opportunities present within the worldwide telecommunications markets."

     World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products primarily for the United States, Caribbean Basin and Latin American telecommunications markets. The Company offers digital switches, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, digital loop carriers, microwave and millimeterwave radio equipment and other wireless communications products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 1996, the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997 and the Company's Registration Statement on Form S-3 (No. 333-07087).

                                                                    EXHIBIT 99.3

SUMMARY: WORLD ACCESS, INC. ANNOUNCES DELAY IN REPORTING EARNINGS DUE TO PENDING ACQUISITION

CONTACT:   Steven A. Odom, Chairman & CEO
           Hensley E. West, President & COO
           Mark A. Gergel Exec. VP & CFO
           (404) 231-2025

FOR IMMEDIATE RELEASE

     ATLANTA, GEORGIA -- February 12, 1998 -- WORLD ACCESS, INC. (NASDAQ: WAXS), announced today that during the fourth quarter of 1997 it shipped approximately $9.4 million of switching equipment to Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("Resurgens"). Earlier today in a separate press release, World Access announced that it has signed a letter of intent to acquire Resurgens. In view of the execution of the letter of intent, World Access will not record the shipment to Resurgens as revenue in the fourth quarter of 1997. As a result, the Company will not meet analysts' consensus estimates for the fourth quarter and year ended December 31, 1997. Accordingly, the Company has delayed its previously scheduled release of financial results for the fourth quarter and the year ended December 31, 1997 pending the outcome of its negotiations with Resurgens.

     World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products primarily for the United States, Caribbean Basin and Latin American telecommunications markets. The Company offers digital switches, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, digital loop carriers, microwave and millimeterwave radio equipment and other wireless communications products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 1996, the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997 and the Company's Registration Statement on Form S-3 (No. 333-07087).

                                   APPENDIX G

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                            ------------------------

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 27, 1998

                               WORLD ACCESS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                         0-19998                       65-0044209
        (State or Other                   (Commission                    (IRS Employer
Jurisdiction of Incorporation)           File Number)               Identification Number)

        945 E. PACES FERRY ROAD,
      SUITE 2240, ATLANTA, GEORGIA          30326
     (Address of principal executive      (Zip Code)
                offices)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (404) 231-2025

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On December 31, 1997, GST Telecommunications, Inc., a federally chartered Canadian corporation ("GST"), GST USA, Inc., a Delaware corporation ("GST USA"), and World Access, Inc. ("World Access") entered into a Stock Purchase Agreement (the "Purchase Agreement"), pursuant to which World Access has agreed to purchase from GST USA (hereinafter referred to as the "Acquisition") 5,113,712 shares of the common stock of NACT Telecommunications, Inc. ("NACT") held by GST USA (hereinafter referred to as the "Shares"), representing approximately 63% of the outstanding shares of NACT common stock, $.01 par value per share (the "NACT Common Stock").

     On February 27, 1998, the Acquisition was consummated and World Access paid to GST USA cash in the amount of $59,662,956 and delivered to GST USA 1,429,907 shares of World Access common stock (the "World Access Common Stock"). The foregoing summary of the Acquisition is qualified in its entirety by reference to the terms of the Purchase Agreement and the exhibits thereto, which are included as Exhibit 2.1 hereto.

     In connection with the consummation of the Acquisition, W. Gordon Blankstein, Stephen Irwin, Robert Olson and Clifford V. Sander, each designees of GST USA, resigned from NACT's Board of Directors and Steven A. Odom, Hensley
E. West, Mark A. Gergel and Scott N. Madigan, each executive officers of World Access, were appointed to fill the vacancies thus created.

     The consideration paid pursuant to the Purchase Agreement was determined as a result of negotiations between World Access and GST and the Acquisition was approved by the boards of directors of World Access, GST and NACT. Prior to the Acquisition, neither World Access nor any of its affiliates, directors or officers, nor any associate of any such director or officer, had any relationship with GST, GST USA or NACT.

     Between November 12, 1997 and December 9, 1997, World Access purchased an aggregate of 355,000 shares of NACT Common Stock in open market purchase transactions (the "Open Market Purchase"). Accordingly, after the completion of the Acquisition World Access now owns approximately 68% of the outstanding NACT Common Stock.

     On February 24, 1998 World Access entered into a merger agreement with NACT pursuant to which World Access agreed to acquire all of the shares of NACT Common Stock not already then owned by World Access or GST USA. Pursuant to the terms of the merger agreement, each share of NACT Common Stock will be converted into shares of World Access Common Stock having a value of $17.50 per share based on the average of the daily closing price of the World Access Common Stock on the NASDAQ National Market on each of the twenty consecutive trading days ending with the third day immediately preceding the effective time of the merger (the "Closing Price"), provided that if the Closing Price is more than $25.52, then each share of NACT Common Stock will be converted into 0.6857 shares of World Access Common stock, and if the Closing Price is less than $20.88, then World Access can terminate the agreement. The merger agreement was negotiated on behalf of NACT by a Special Committee of the NACT Board and has been approved by the Boards of Directors of NACT and World Access. In addition, NACT has received a fairness opinion with respect to the merger from NationsBanc Montgomery Securities LLC. The merger is subject to, among other things, the approval of the NACT stockholders and the satisfaction of certain other customary conditions.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Business Acquired. Included in this Report are the audited consolidated financial statements of NACT for the years ended September 30, 1997, 1996 and 1995, which have been audited by the independent accounting firm of KPMG Peat Marwick, LLP, whose opinion thereon is also included herein, and the unaudited consolidated financial statements of NACT for the three months ended December 31, 1997.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
NACT TELECOMMUNICATIONS, INC.:
  Independent Auditors' Report..............................   G-3
  Balance Sheets -- September 30, 1997 and 1996.............   G-4
  Statements of Income Years Ended -- September 30, 1997,
     1996 and 1995..........................................   G-5
  Statements of Stockholders' Equity Years
     Ended -- September 30, 1997, 1996 and 1995.............   G-6
  Statements of Cash Flows Years Ended -- September 30,
     1997, 1996 and 1995....................................   G-7
  Notes to Financial Statements Years Ended -- September 30,
     1997, 1996, and 1995...................................   G-9
NACT TELECOMMUNICATIONS, INC.:
  Balance Sheets -- December 31, 1997 (Unaudited) and
     September 30, 1997 (audited)...........................  G-20
  Statements of Income Three Months Ended -- December 31,
     1997 and 1996 (Unaudited)..............................  G-21
  Statements of Cash Flows Three Months Ended -- December
     31, 1997 and 1996 (Unaudited)..........................  G-22
  Notes to Financial Statements Three Months
     Ended -- September 30, 1997 and 1996 (Unaudited).......  G-23

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders NACT Telecommunications, Inc.:

     We have audited the accompanying financial statements of NACT Telecommunications, Inc. as listed in the accompanying index. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NACT Telecommunications, Inc. as of September 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP
                                          --------------------------------------
                                          KPMG Peat Marwick LLP

Salt Lake City, Utah
December 4, 1997

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   ----------
                                ASSETS
Current assets:
Cash and cash equivalents (notes 11 and 12).................  $ 9,946,621      694,359
Marketable investment securities (note 3)...................    3,247,296      250,000
Trade accounts receivable, less allowance for doubtful
  accounts of $380,819 in 1997 and $100,000 in 1996.........    6,840,958    3,171,180
Notes receivable, less allowance for doubtful notes of
  $250,000 in 1997 and $310,000 in 1996 (note 4)............    3,252,170      561,396
Inventories (note 2)........................................    2,780,467    2,406,399
Prepaid expenses and other..................................      197,659       16,338
Deferred tax assets (note 8)................................      587,199      418,449
                                                              -----------   ----------
          Total current assets..............................   26,852,370    7,518,121
                                                              -----------   ----------
Property and equipment, net (note 5)........................    5,783,157      717,804
Notes receivable, less current installments (note 4)........      966,868    1,179,750
Inventories -- long term (note 2)...........................      225,000           --
Intangibles, net (notes 4 and 6)............................    5,775,673    5,075,366
Other assets................................................      152,043      193,709
                                                              -----------   ----------
                                                              $39,755,111   14,684,750
                                                              ===========   ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable............................................  $ 1,432,922    2,251,800
Accrued expenses............................................      963,034      266,451
Income taxes payable (note 8)...............................    1,353,371      199,557
Deferred revenue............................................      466,859      350,439
Current installments of obligation under capital lease......           --       21,848
Payable to GST USA..........................................    1,446,891      183,176
                                                              -----------   ----------
          Total current liabilities.........................    5,663,077    3,273,271
Obligation under capital lease, less current installments...           --       58,221
Deferred compensation (note 13).............................      157,819      157,819
Deferred tax liabilities (note 8)...........................      929,984      985,508
                                                              -----------   ----------
          Total long-term liabilities.......................    1,087,803    1,201,548
                                                              -----------   ----------
Commitments and contingencies (notes 9, 12 and 13)
Stockholders' equity:
Preferred stock, $.01 par value. Authorized 10,000,000
  shares; none issued and outstanding in 1997 and 1996......           --           --
Common stock, $.01 par value in 1997 and no par value in
  1996
  Authorized 25,000,000 and 10,000,000 shares in 1997 and
     1996, respectively; issued and outstanding 8,113,712
     shares in 1997 and 6,113,712 shares 1996...............       81,137    9,244,847
Additional paid-in-capital..................................   28,130,161           --
Retained earnings...........................................    4,780,760      965,255
Net unrealized gain (loss) on marketable investment
  securities (note 3).......................................       12,173         (171)
                                                              -----------   ----------
          Total stockholders' equity........................   33,004,231   10,209,931
                                                              -----------   ----------
                                                              $39,755,111   14,684,750
                                                              ===========   ==========

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                              STATEMENTS OF INCOME
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                               1997            1996           1995
                                                            -----------     ----------    -----------
Revenues:
Product sales.............................................  $21,981,854    $ 9,929,702    $ 7,604,071
Network carrier sales.....................................    5,716,406      3,783,445      2,781,761
Wins (note 1(b))..........................................           --      2,571,731      1,097,950
                                                            -----------    -----------    -----------
          Total revenues..................................   27,698,260     16,284,878     11,483,782
                                                            -----------    -----------    -----------
Cost of goods sold (note 6):
Products..................................................    7,140,914      3,941,529      2,645,646
Network carrier usage (note 13)...........................    5,485,671      3,381,716      2,731,295
Wins (note 1(b))..........................................           --      2,571,731        786,699
Amortization of acquired intangibles......................      362,424        362,428        442,734
                                                            -----------    -----------    -----------
          Total cost of goods sold........................   12,989,009     10,257,404      6,606,374
                                                            -----------    -----------    -----------
Gross profit..............................................   14,709,251      6,027,474      4,877,408
Operating expenses (note 6):
Research and development..................................    2,385,243      1,352,138      1,183,422
Selling and marketing.....................................    2,504,420        953,486        924,542
General and administrative................................    3,472,069      3,024,361      2,152,898
Amortization of acquired intangibles......................      573,060        573,058        519,780
                                                            -----------    -----------    -----------
          Total operating expenses........................    8,934,792      5,903,043      4,780,642
                                                            -----------    -----------    -----------
Income from operations....................................    5,774,459        124,431         96,766
                                                            -----------    -----------    -----------
Other income (expense):
Interest income...........................................      543,410        127,043        155,949
Interest expense..........................................      (30,456)       (14,202)        (1,514)
Miscellaneous income......................................        4,439         34,670         34,635
                                                            -----------    -----------    -----------
          Total other income..............................      517,393        147,511        189,070
                                                            -----------    -----------    -----------
Income before income taxes................................    6,291,852        271,942        285,836
Income taxes (note 8).....................................    2,476,347         78,184        205,517
                                                            -----------    -----------    -----------
Net income................................................  $ 3,815,505    $   193,758    $    80,319
                                                            -----------    -----------    -----------
Earnings per common and common equivalent share:
Primary...................................................        $0.52          $0.03          $0.01
Fully diluted.............................................        $0.50          $0.03          $0.01

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                                                                NET
                                                                                             UNREALIZED
                                                                                           GAIN (LOSS) ON
                                       COMMON STOCK            ADDITIONAL                    MARKETABLE
                                  ----------------------        PAID-IN       RETAINED       INVESTMENT
                                   SHARES       AMOUNT          CAPITAL       EARNINGS       SECURITIES        TOTAL
                                  ---------   ----------       ----------     ---------    --------------    ----------
Balances at September 30,
  1994..........................  6,113,712   $6,277,572       $        --   $  691,178       $    --        $6,968,750
Capital contribution by parent
  company (note 1(l))...........         --      414,981                --           --            --           414,981
Addition to capital arising from
  push down accounting..........         --    2,162,384                --           --            --         2,162,384
Net unrealized gain on
  marketable investment
  securities....................         --           --                --           --         3,605             3,605
Net income......................         --           --                --       80,319            --            80,319
                                  ---------   ----------       -----------   ----------       -------        ----------
Balances at September 30,
  1995..........................  6,113,712    8,854,937                --      771,497         3,605         9,630,039
Capital contribution by parent
  company (note 1(l))...........         --      389,910                --           --           --            389,910
Net unrealized loss on
  marketable investment
  securities....................         --           --                --           --        (3,776)           (3,776)
Net income......................         --           --                --      193,758            --           193,758
                                  ---------   ----------       -----------    ----------       -------       -----------
Balances at September 30,
  1996..........................  6,113,712    9,244,847                --      965,255          (171)       10,209,931
Capital contribution by parent
  company (note 1(l))...........         --           --           899,799           --            --           899,799
Issuance of common stock for
  cash, net of expenses of
  $1,933,348....................  2,000,000       20,000        18,046,652           --            --        18,066,652
Net unrealized gain on
  marketable investment
  securities....................         --           --                --           --        12,344            12,344
Reclass of common stock to
  additional paid-in capital
  resulting from establishing a
  par value on common stock.....         --   (9,183,710)        9,183,710           --            --                --
Net income......................         --           --                --    3,815,505            --         3,815,505
                                  ---------   ----------       -----------   ----------       -------       -----------
Balances at September 30,
  1997..........................  8,113,712   $   81,137       $28,130,161   $4,780,760       $12,173       $33,004,231
                                  =========   ==========       ===========   ==========       =======       ===========

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                            STATEMENTS OF CASH FLOWS
                 YEARS ENDED SEPTEMBER 30, 1997, 1996, AND 1995

                                                                1997         1996         1995
                                                             ----------   ----------   ----------
Cash flows from operating activities:
Net income.................................................  $3,815,505      193,758       80,319
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization............................   1,431,226    1,165,885    1,212,039
  Provision for loss on accounts, notes receivable, and
     recourse obligation...................................   1,385,734      942,785      229,342
     Loss (gain) on sale of marketable investment
       securities and equipment............................      45,699       (4,399)     (34,635)
     Capital contribution by parent company................     899,799      389,910      414,981
     Provision for loss on inventories.....................     111,000           --           --
     Deferred taxes........................................    (224,274)    (374,127)    (271,762)
     Decrease (increase) in operating assets:
       Trade accounts and notes receivable.................  (8,374,533)  (1,980,342)  (2,266,741)
       Inventories.........................................    (920,068)  (2,019,310)      19,873
       Prepaid expenses....................................    (181,321)      89,441      (94,484)
       Other assets........................................      41,666       58,360     (227,882)
     Increase (decrease) in operating liabilities:
       Accounts payable....................................    (818,878)     888,670    1,210,516
       Accrued expenses....................................     496,583       45,287      148,411
       Income taxes payable................................   1,153,814       60,578     (208,468)
       Deferred revenue and deferred compensation..........     116,420      193,475      180,844
       Payable to GST USA..................................   1,263,715      243,176           --
                                                             ----------   ----------   ----------
          Net cash provided by (used in) operating
            activities.....................................     242,087     (106,853)     392,353
                                                             ----------   ----------   ----------
Cash flows from investing activities:
Purchase of land, plant, and equipment.....................  (5,169,888)    (304,614)    (326,796)
Proceeds from sale of equipment............................          --           --       34,635
Proceeds from sale of available-for-sale securities........     250,000      596,836           --
Purchase of available-for-sale securities..................  (3,234,952)          --           --
Capitalization of software development costs...............    (821,568)    (419,154)    (162,025)
Cash included in transfer of Wins to parent (note 1).......          --     (173,718)          --
                                                             ----------   ----------   ----------
          Net cash used in investing activities............  (8,976,408)    (300,650)    (454,186)
                                                             ----------   ----------   ----------
Cash flows from financing activities:
Proceeds from issuance of common stock.....................  18,066,652           --           --
Principal payments on capital lease obligations............     (80,069)     (19,868)      (2,271)
                                                             ----------   ----------   ----------
          Net cash provided by (used in) financing
            activities.....................................  17,986,583      (19,868)      (2,271)
                                                             ----------   ----------   ----------
Net increase (decrease) in cash and cash equivalents.......   9,252,262     (427,371)     (64,104)
Cash and cash equivalents at beginning of year.............     694,359    1,121,730    1,185,834
                                                             ----------   ----------   ----------
Cash and cash equivalents at end of year...................  $9,946,621      694,359    1,121,730
                                                             ----------   ----------   ----------

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                    STATEMENTS OF CASH FLOWS -- (CONTINUED)

                                                                1997         1996         1995
                                                             ----------   ----------   ----------
                                                             ----------   ----------   ----------
Supplemental Schedule of Noncash Investing and Financing
  Activities
Reclass of common stock to additional paid-in capital
  resulting from establishing a par value on common
  stock....................................................  $9,183,170           --           --
Disposition of fully depreciated asset.....................          --      132,270           --
Repossession of equipment in settlement of accounts and
  notes receivable.........................................      76,922       45,000      128,936
Property purchased under capitalized leases................          --           --      102,208
Transfer of inventory to property, plant, and equipment....     210,000           --           --
Intangibles capitalized as a result of push down...........          --           --    2,162,384
Disposition of equipment...................................          --       47,366           --
Sale of equipment to Wins on note receivable...............          --       60,000           --
Transfer of notes receivable to other assets (note 4)......     964,207           --           --
Change in net unrealized gain (loss) on marketable
  investment securities....................................      12,344         (171)          --
Supplemental Disclosures of Cash Flow Information Cash paid
  during the year for interest.............................  $   30,457       17,707        1,145
Cash paid during the year for income taxes.................     638,287           --      263,735
Supplemental Disclosure of the Assets and Liabilities
  Transferred to GST (note 1(b))
Cash.......................................................  $       --     (173,718)          --
Trade accounts receivable..................................          --      (68,705)          --
Prepaid expenses...........................................          --         (751)          --
Property and equipment, net................................          --      (46,020)          --
Other assets...............................................          --      (14,036)          --
Accounts payable...........................................          --      150,898           --
Accrued expenses...........................................          --      152,332           --

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                         NOTES TO FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1997, 1996, AND 1995

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  Organization and Description of Business

     NACT Telecommunications, Inc. (the "Company") designs, develops and manufactures advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. The Company's customers include long distance carriers, prepaid debit (calling) card and prepaid cellular network operators, international call back/reorigination providers and other specialty telecommunications service providers.

     From September 1993 through September 30, 1995, GST USA, Inc. ("GST USA") acquired all of the issued and outstanding common stock of the Company. This acquisition was accomplished through a series of purchases of newly issued shares and the shares of principal stockholders of the Company. As a result of these transactions, the Company became a wholly owned subsidiary of GST USA. GST USA accounted for the acquisition using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired totaled $6,912,322 and was assigned by GST USA as product support contracts, software development costs, and goodwill. These amounts are included in the accompanying balance sheet as intangible assets.

     In February 1997, the Company closed an initial public offering (IPO) of 3,000,000 shares of common stock with 2,000,000 sold by the Company and 1,000,000 sold by GST USA. Upon completion of the offering, GST USA ownership was reduced to approximately 63 percent of the outstanding common stock of the Company and, as such, GST USA continues to control the Company. In connection with the IPO, the Company established a par value of $.01 for common stock, increased the number of common shares authorized to 25,000,000, and authorized 10,000,000, $.01 par value preferred shares.

     On September 30, 1997, GST USA announced that it had retained Hambrecht and Quist LLC to explore alternatives for monetizing its 63 percent interest in the Company, including a potential sale of some or all of the Company's capital stock to one or more strategic investors.

     (b)  Wasatch International Network Services

     The 1995 financial statements include the accounts of the Company and its wholly-owned subsidiary Wasatch International Network Services, Inc. ("Wins"), which commenced operations in fiscal 1995 and had total assets, revenues, and net loss of $316,455, $1,097,950 and $2,361, respectively, as of and for the year ended September 30, 1995. All significant intercompany transactions and balances were eliminated in consolidation. On October 1, 1995, the Company transferred ownership and operations of Wins to GST USA in the form of a dividend at historical cost. From October 1, 1995 through September 30, 1996, the Company provided carrier services to GST USA for the Wins operation for which it received $2,571,731. GST USA began providing its own carrier services for Wins on October 1, 1996.

     (c)  Cash and Cash Equivalents

     The Company considers all highly liquid financial instruments purchased with an original maturity to the Company of three months or less to be cash equivalents. Cash equivalents consist of money market accounts of $8,472,637 at September 30, 1997 and $125,785 at September 30, 1996.

     (d)  Inventories

     Raw materials are valued at the lower of cost (first-in, first-out) or market. Work-in-process and finished goods are stated on the basis of accumulated manufacturing costs, but not in excess of market (net realizable value). Refurbished inventory is stated at the estimated selling price less refurbishing costs, selling costs and a

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

normal profit margin. Management periodically reviews the selling price of the refurbished inventory and records adjustments to the carrying value, if any, in the period in which they occur.

     Long-term inventory consists of component parts held in order to provide support on existing customer equipment beyond one year.

     (e)  Notes Receivable

     Notes receivable are recorded at the principal amount outstanding, net of an allowance for doubtful notes. The allowance is an amount that management believes will be adequate to absorb possible losses based on evaluations of collectibility and prior loss experience. The evaluation takes into consideration such factors specific problem loans, past payment history, and current and anticipated economic conditions that may affect the customers' ability to pay.

     While management uses available information to recognize losses on notes, changing economic conditions and the economic prospects of the borrowers might necessitate future additions to the allowance.

     (f)  Impaired Notes

     Management, considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. When a note is considered to be impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for doubtful accounts through a charge to bad debt expense. Cash receipts on impaired notes receivable are applied to reduce the principal amount of such notes until the principal has been recovered and are recognized as interest income thereafter.

     (g)  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method for financial reporting purposes. Depreciation is based upon the estimated useful lives of individual classes of assets. The estimated useful lives of the individual classes of assets are as follows:

Building.................................................    35 years
Furniture and equipment..................................  7-10 years
Computer equipment.......................................   3-7 years
Switch and testing equipment.............................   3-7 years

     (h)  Intangibles

     Intangibles include goodwill, software development costs, customer lists, and product support contracts and are being amortized on a straight-line basis over the estimated useful lives of the respective assets.

     (i)  Software Development Costs

     Software development costs are capitalized upon the establishment of technological feasibility of the product. Capitalization is discontinued when the product is available for general release to customers. The Company capitalized software development costs of $821,568, $419,154, and $162,025 in 1997, 1996, and 1995, respectively.

     (j)  Stock-Based Compensation

     Effective October 1, 1996, the Company adopted the footnote disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). SFAS 123 encourages entities to adopt the fair value based method of accounting for stock options or similar equity instruments. However, it also allows an entity to continue measuring compensation cost for stock-based

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

compensation using the intrinsic-value method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). The Company has elected to continue to apply the provisions of APB 25 and provide pro forma footnote disclosures required by SFAS 123.

     (k)  Revenue Recognition and Deferred Revenue

     Revenue from product sales is recognized when the product is shipped and the Company has no significant performance obligations. Revenue from network carrier sales is recognized as the related service is provided. Deferred revenue consists of warranty payments billed or received in advance and deposits related to future product sales. Warranty payments are amortized over the period of the warranty agreement which is typically one year.

     (l)  Income Taxes

     Through February 26, 1997, the Company was a member of a controlled group which elected for federal income tax purposes to file a consolidated tax return with GST USA. In accordance with the tax sharing arrangement with GST USA, the Company recorded the estimated income tax expense as if the Company filed a tax return on a separate company basis using the asset and liability method. GST USA agreed to make a capital contribution to the Company in an amount that approximates the Company's current federal income tax expense through February 26, 1997 in lieu of an intercompany payment for such taxes. Pursuant to the tax sharing arrangement between the Company and GST USA, the adjustment recorded to reconcile the intercompany and equity accounts with regard to differences between the estimated tax determined at year-end and the final tax amount are recognized in income tax expense in the period determined.

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and deferred liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and deferred liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

     After the IPO on February 26, 1997, GST USA's ownership was reduced to 63 percent. As a result, the entities no longer meet the affiliated group test defined in Internal Revenue Code Section 1504(a) and the Company will file stand-alone returns for periods subsequent to February 26, 1997.

     (m)  Marketable Investment Securities

     The Company classifies all of its marketable investment securities as available-for-sale which are recorded at fair market value. Unrealized holding gains and losses are excluded from earnings and are reported, net of tax, as a separate component of stockholders' equity until realized. A decline in the market value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Dividend income is recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for securities sold.

     (n)  Earnings Per Common and Common Equivalent Share

     Earnings per common and common equivalent share are computed based on the weighted-average number of common shares and as appropriate, dilutive common stock equivalents outstanding during the period. Stock options are considered to be common stock equivalents. The number of shares used to compute primary earnings per common and common equivalent share were 7,350,623, 6,113,712, and 6,113,712, shares in 1997, 1996, and 1995, respectively. The number of shares used to compute fully-diluted earnings per share reflect additional dilution related to stock options and warrants using the market price at the end of the period

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

when higher than the average price for the period. The number of shares used to compute fully-diluted earnings per share were 7,602,156, 6,113,712, and 6,113,712, shares in 1997, 1996, and 1995, respectively.

     (o)  Fair Value Disclosure

     At September 30, 1997 and 1996, the book value of the Company's financial instruments approximates fair value.

     (p)  Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(2)  INVENTORIES

     Inventories consisted of the following:

                                                          1997         1996
                                                       ----------    ---------
Raw materials........................................  $1,065,113      377,734
Work-in-process......................................     498,525      346,273
Finished goods.......................................     302,829      317,392
Refurbished inventory held for sale..................     914,000    1,365,000
                                                       ----------    ---------
                                                       $2,780,467    2,406,399
                                                       ----------    ---------
Inventory -- long-term...............................  $  225,000           --
                                                       ----------    ---------

(3)  MARKETABLE INVESTMENT SECURITIES

     The amortized cost, gross unrealized holding gains, gross unrealized holding losses, and fair value for available-for-sale securities by major security type and class of security at September 30, 1997 and 1996, are as follows:

                                                                  GROSS          GROSS
                                                                UNREALIZED     UNREALIZED
                                                  AMORTIZED      HOLDING        HOLDING        FAIR
                                                     COST         GAINS          LOSSES        VALUE
                                                  ----------    ----------    ------------   ---------
At September 30, 1997:
  U.S. government securities --
     Maturing in one year or less...............  $2,237,009      10,287           --        2,247,296
  Certificate of deposit --
     Maturing in one year or less...............     998,114       1,886           --        1,000,000
                                                  ----------      ------          ---        ---------
                                                  $3,235,123      12,173           --        3,247,296
                                                  ==========      ======          ===        =========
At September 30, 1996:
  U.S. government securities --
     Maturing in one year or less...............  $  250,171          --          171          250,000
                                                  ----------      ------          ---        ---------
                                                  $  250,171          --          171          250,000
                                                  ==========      ======          ===        =========

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(4)  NOTES RECEIVABLE

     Notes receivable at September 30, 1997 and 1996 include amounts due from product sales of approximately $4,065,638 and $1,047,500, respectively. Interest rates on the notes range from 9 percent to 14 percent with lives ranging from six months to five years.

     The Company's recorded investment in notes receivable for which an impairment has been recognized was $137,032 and $928,210, and the related allowance for doubtful accounts was $137,032 and $310,000 at September 30, 1997 and 1996, respectively. The average recorded investment in impaired notes receivable during 1997 and 1996, was $532,261 and $548,331, respectively. There was no interest income recognized on impaired notes receivable during 1997 and 1996.

     The Company has sold carrier services to Overseas Telecom ("Overseas") since 1994. Overseas is located in Brazil and provides international call back/reorigination services to companies and individuals primarily in Brazil and Eastern Europe. During the year ended September 30, 1996, Overseas became delinquent on certain of its payments. In fiscal 1997, the Company entered into a note receivable agreement with Overseas which provided for the repayment of the noncurrent outstanding amount (approximately $0.93 million) bearing interest at 12 percent. The note was secured primarily by Overseas' customer lists. In the fourth quarter of fiscal 1997, the Company exercised its call privileges under the note and took possession of the underlying collateral -- the customer lists. There were two separate and distinct customer lists, one from Brazil and one from Eastern Europe. The customer list related to the Brazilian operations was sold to Intertoll Communications Network Corp. ("ICN"), an existing customer of the Company with operations in Argentina and Brazil for $1,000,000 payable in 100 monthly payments of $10,000. The related payments have been discounted at 20 percent with the unpaid amount of approximately $485,000 classified as notes receivable in the accompanying balance sheet as of September 30, 1997.

     The customer list related to the Eastern European operations was recorded on the Company's books at the lower of fair value or cost. Fair value was estimated by an independent third party appraiser using generally accepted valuation standards. Accordingly, a customer list of approximately $964,000 has been recorded as an intangible asset and will be amortized over a three-year period.

(5)  PROPERTY AND EQUIPMENT

     Property and equipment are as follows:

                                                          1997         1996
                                                       ----------    ---------
Land.................................................  $  563,309           --
Building.............................................   3,626,891           --
Furniture and equipment..............................     279,908      212,525
Computer equipment...................................     784,521      440,827
Switch and testing equipment.........................   1,082,217      492,052
                                                       ----------    ---------
                                                        6,336,846    1,145,404
Less accumulated depreciation and amortization.......     553,689      427,600
                                                       ----------    ---------
                                                       $5,783,157      717,804
                                                       ==========    =========

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(6)  INTANGIBLES

     Intangible assets are summarized as follows:

                                                                     AMORTIZATION
                                             1997         1996          PERIOD
                                          ----------    ---------    ------------
Goodwill................................  $2,863,766    2,863,766      20 years
Software development costs..............   3,305,127    2,483,559     3-5 years
Product support contracts...............   2,146,176    2,146,176       5 years
Customer list...........................     964,207           --       3 years
                                          ----------    ---------     ---------
                                           9,279,276    7,493,501
Less amortization.......................   3,503,603    2,418,135
                                          ----------    ---------
                                          $5,775,673    5,075,366
                                          ==========    =========

     On an ongoing basis, management reviews the valuation and amortization of intangible assets to determine possible impairment by comparing the carrying value of the asset to its undiscounted estimated future cash flows.

     Amortization expense relating to these assets was $1,085,468, $978,813, and $962,514 for 1997, 1996, and 1995, respectively. Of these amounts, $512,409,
$405,755, and $442,734, for 1997, 1996, and 1995, respectively, was recorded as a component of cost of goods sold.

(7)  STOCK OPTIONS

     In November 1996, the Company adopted the 1996 Stock Option Plan ("1996 Plan") which was approved by the board of directors and GST USA. The Company has reserved 1,250,000 shares for issuance under the 1996 Plan, of which options to purchase 935,250 shares of common stock at an exercise price of $9.35 per share were granted. All options granted during the year expire on November 25, 2001. The Company may grant incentive stock options and nonqualified stock options to employees, officers, directors, independent contractors, and consultants. The exercise price of options must be greater than or equal to the estimated fair market value of the stock at the date of grant. The board of directors or the compensation committee thereof determines which eligible individuals are granted options, terms of the options, exercise price, number of shares subject to the option, vesting and exercisability. The 1996 Plan expires on November 25, 2006.

     A summary of activity follows:

                                                  YEAR ENDED SEPTEMBER 30, 1997
                                               ------------------------------------
                                                                   WEIGHTED-AVERAGE
                                                                       EXERCISE
                                               NUMBER OF SHARES         PRICE
                                               ----------------    ----------------
Options outstanding at beginning of year.....           --
Plus options granted.........................      935,250              $9.35
Less options exercised.......................           --
                                                   -------
Options outstanding at end of year...........      935,250              $9.35
                                                   -------              -----
Options exercisable at end of year...........      289,688              $9.35
Weighted-average fair value of options
  granted during the year....................                           $3.03

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes information about fixed stock options outstanding at September 30, 1997:

                                       OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                       ----------------------------------------------------   ---------------------------------
                           NUMBER       WEIGHTED-AVERAGE                          NUMBER
                       OUTSTANDING AT      REMAINING                          EXERCISABLE AT
      RANGE OF         SEPTEMBER 30,      CONTRACTUAL      WEIGHTED-AVERAGE   SEPTEMBER 30,    WEIGHTED-AVERAGE
   EXERCISE PRICES          1997              LIFE          EXERCISE PRICE         1997         EXERCISE PRICE
   ---------------     --------------   ----------------   ----------------   --------------   ----------------
        $9.35             935,250             4.15               9.35            289,688             9.35

     The Company accounts for these plans under APB 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net earnings and earnings per share would have been changed to the following pro forma amount:

                                                   1997
                                                ----------
Net income                        As reported   $3,815,505
                                  Pro Forma      2,784,147
Primary earnings per share:       As reported   $     0.52
                                  Pro Forma           0.38
Fully-diluted earnings per share  As reported   $     0.50
                                  Pro Forma           0.37

     Pro forma net earnings reflects only options granted in fiscal 1997. Therefore, the effect that calculating compensation cost for stock-based compensation under SFAS 123 has on the pro forma net earnings as shown above may not be representative of the effects on reported net earnings for future years.

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 1997: risk-free interest rate of 6.0 percent; expected dividend yield of 0 percent; expected life of 3.4 years; and expected volatility of 82 percent.

(8)  INCOME TAXES

     Income tax expense consists of:

                                            CURRENT      DEFERRED      TOTAL
                                           ----------    --------    ---------
Year ended September 30, 1997:
  U.S. federal...........................  $2,336,145    (194,210)   2,141,935
  State..................................     364,476     (30,064)     334,412
                                           ----------    --------    ---------
                                           $2,700,621    (224,274)   2,476,347
                                           ==========    ========    =========
Year ended September 30, 1996:
  U.S. federal...........................  $  389,910    (322,207)      67,703
  State..................................      60,358     (49,877)      10,481
                                           ----------    --------    ---------
                                           $  450,268    (372,084)      78,184
                                           ==========    ========    =========
Year ended September 30, 1995:
  U.S. federal...........................  $  414,981    (237,014)     177,967
  State..................................      64,239     (36,689)      27,550
                                           ----------    --------    ---------
                                           $  479,220    (273,703)     205,517
                                           ==========    ========    =========

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from continuing operations as a result of the following:

                                                 1997        1996       1995
                                              ----------    -------    -------
Computed "expected" tax expense.............  $2,139,230     92,460     97,184
Increase (reduction) in income taxes
  resulting from:
  Amortization of goodwill..................      48,899     48,899     48,899
  State and local income taxes, net of
     federal income tax benefit.............     222,862      2,297     18,183
  Meals and entertainment...................       5,796      3,631      4,060
  Adjustment of tax provision to
     actual(1)..............................          --    (70,040)    36,214
  Other, net................................      59,560        937        977
                                              ----------    -------    -------
                                              $2,476,347     78,184    205,517
                                              ==========    =======    =======

---------------
(1) Represents management's adjustment to the Company's income tax liability based on a current assessment of its related obligations.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1997 and 1996, are presented below:

                                                                1997         1996
                                                              ---------    --------
Net current deferred tax assets:
  Accounts and notes receivable principally due to allowance
     for doubtful accounts..................................  $ 309,895     152,930
  Unearned product warranty.................................    125,422      47,074
  Accrued vacation payable..................................     55,386      37,327
  Unearned sales deposits...................................         --      83,640
  Inventory principally due to uniform capitalization and
     reserves...............................................     96,496      97,478
                                                              ---------    --------
          Total gross deferred tax assets...................    587,199     418,449
                                                              ---------    --------
Net long-term deferred tax liabilities:
  Deferred compensation.....................................     58,866      58,866
  Plant and equipment, principally due to differences in
     depreciation and capitalized interest..................    (77,155)    (87,588)
  Capitalized software......................................   (450,716)   (200,619)
  Push down intangibles.....................................   (460,979)   (756,269)
  Unrealized (gain) loss on investments.....................         --         102
                                                              ---------    --------
          Total gross deferred tax liabilities..............   (929,984)   (985,508)
                                                              ---------    --------
          Net deferred tax liability........................  $(342,785)   (567,059)
                                                              ---------    --------

     Management believes that existing taxable temporary differences will more likely than not reverse within the applicable carryforward periods to allow future realization of existing deferred tax assets.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(9)  LEASES

     The Company has operating leases for office furnishings, various office equipment and two sales offices. Future minimum lease payments as of September 30, 1997 are as follows:

Year ending September 30:
  1998....................................................  $194,378
  1999....................................................   180,240
  2000....................................................   180,240
  2001....................................................   180,240
  2002....................................................   160,454
                                                            --------
          Total minimum lease payments....................  $895,552
                                                            ========

     These leases generally require the Company to pay all executory costs such as maintenance and insurance. Rental expenses for all operating leases for 1997, 1996, and 1995, were $123,462, $100,299, and $116,944, respectively.

(10)  PROFIT SHARING PLANS

     The Company sponsors a defined contribution 401(k) plan (the "Plan") for employees who have completed one year of service and attained the age of 21. Participants may defer up to 15 percent of eligible compensation. The Company, at its discretion, may match 50 percent of participant contributions up to 7.5 percent of participant compensation. Employer contributions made to the Plan were $88,361, $59,881, and $51,863, for the years ended September 30, 1997, 1996, and 1995, respectively.

     Through September 30, 1996, the Company established a discretionary profit sharing program for full time employees who had completed one full year of employment. Under the plan, 10 percent of the increase in profits based on the Company's previous highest retained earnings balance were allocated among employees determined on length of employment and salary level at the discretion of the board of directors. Contributions to the program were $132,450 and $171,483 for the years ended September 30, 1996 and 1995, respectively. The program was terminated on September 30, 1996.

(11)  MAJOR CUSTOMERS, CONCENTRATION OF CREDIT RISK AND NETWORK CARRIER SALES

     Sales to individual customers exceeding 10 percent of total revenues or total trade accounts and notes receivable as of and for the years ended September 30, 1997, 1996, and 1995, were as follows:

                                                              PERCENTAGE OF TOTAL
                                                                    REVENUES
                                                              --------------------
                          CUSTOMER                            1997    1996    1995
                          --------                            ----    ----    ----
J.D. Services, Inc..........................................    8%     --      --
Caribbean Telephone and Telegraph, Inc......................   --      --      16%
Intertoll Communications Network Corp.......................    9      12%      8
Overseas Telecom............................................    5      13       7

                                                              PERCENTAGE OF TOTAL NOTES
                                                               AND ACCOUNTS RECEIVABLE
                                                              --------------------------
                          CUSTOMER                             1997      1996      1995
                          --------                            ------    ------    ------
J.D. Services, Inc..........................................    15%       --        --
Caribbean Telephone and Telegraph, Inc......................    --        --         7%
Intertoll Communications Network Corp.......................     4         6%        7
Overseas Telecom............................................     3        22         7

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Company's customers consist of business entities geographically dispersed primarily throughout the United States. However, the Company also sells products and/or services to customers in the United Kingdom, Bosnia, Serbia, Bulgaria, Saudi Arabia, and Brazil. The Company maintains a security interest in the telecommunications systems it sells until the related account balances are paid in full.

     The Company had deposits with financial institutions in excess of the federally insured amount of $100,000 in the amount of $9,691,380 and $467,737 for the years ended September 30, 1997 and 1996, respectively.

     Network carrier sales originating from countries outside the United States aggregated approximately $3,180,000 and $2,105,000 for the years ended September 30, 1997 and 1996, respectively. These sales are payable in U.S. dollars.

(12)  COMMITMENTS AND CONTINGENCIES

     The Company acted as a guarantor for financing transactions executed under repurchase agreements with a financial institution for $3,482,182 and $1,035,032 at September 30, 1997 and 1996, respectively. This results from the financial institution providing lease financing to the Company's customers to enable them to purchase product from the Company. At September 30, 1997, the Company had established a reserve of $200,000 for its estimated obligation under the recourse provisions and maintains a security interest in the equipment financed under the repurchase agreement. No such reserve was recorded as of September 30, 1996. In addition to other covenants, the repurchase agreement requires the Company to maintain an unrestricted cash account of $6,000,000. The Company has also established a $750,000 revolving line of credit with this same financial institution. No balances were outstanding under this line of credit at September 30, 1997.

     On October 1, 1996, the Company entered into employment agreements with various employees which specify the individual's salary, benefits, and restrictions. All agreements expire on September 30, 2001.

     On August 24, 1995, Aerotel, Ltd. and Aerotel U.S.A., Inc., (collectively, "Aerotel") filed a patent infringement suit against the Company alleging that telephone systems manufactured and sold by the Company incorporating prepaid calling features infringe upon a patent which was issued to Aerotel in November 1987. The complaint further alleges defamation and unfair competition by the Company and seeks various damages. Aerotel seeks injunctive relief, damages of $18.7 million for willful infringement of its patent and an order requiring the Company to publish a written apology to Aerotel. The Company has filed an Answer and Counterclaim denying patent infringement, defamation or unfair competition and seeking judgment that the Aerotel patent is invalid and that Aerotel has misused its patent in violation of antitrust laws. Based on information currently available, an estimate of potential loss cannot be made. However, management is of the opinion that there will be no material impact of the Company's financial position, results of operations or liquidity as a result of this suit. Accordingly, no provision for loss has been provided in the accompanying financial statements. An unfavorable decision could have a material adverse effect on the business, financial condition, and results of operations of the Company.

     In addition to the above, the Company has various legal claims and other contingent matters, incurred in the normal course of business. Although the final outcome of such matters cannot be predicted, the Company believes the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition, liquidity, or results of operations.

     As of September 30, 1997, the Company had capital expenditure purchase commitments outstanding of approximately $900,000.

                         NACT TELECOMMUNICATIONS, INC.
                    (A MAJORITY OWNED SUBSIDIARY OF GST USA)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(13)  RELATED PARTY TRANSACTIONS

     In June 1997, and under contract with the Company, GST Realco, Inc. ("GST Realco"), a subsidiary of GST USA, completed construction of a 40,000 square foot office building in Provo, Utah. The Company purchased the land and a portion of the building construction from GST Realco for $563,309 and $1,293,072, respectively, and currently occupies the property as its corporate and manufacturing facility.

     During the year ended September 30, 1996, GST USA borrowed $250,000 from the Company on short-term notes bearing interest at 11 percent. The note was repaid by September 30, 1996. The Company recorded interest income of $2,602 relating to this note during the year ended September 30, 1996. There were no borrowings during fiscal 1997.

     Also, during the years ended September 30, 1997 and 1996, respectively, the Company sold $32,788 and $356,000 of application platform switching products and $-0- and $2,571,731 of wholesale carrier usage to GST USA or subsidiaries and purchased $4,466,907 and $361,000 of wholesale carrier usage from GST USA.

     From April 1996 through May 1997 a member of the Company's board was compensated by GST USA for services rendered to GST USA and its subsidiaries.

     The Company has entered into a Deferred Compensation Trust Agreement (the Trust) with the chairman of the Company whereby the Company funded the trust in the amount of $144,000. The principal and related interest thereon are payable to the chairman based on a defined payment schedule. The Company, at its sole discretion, may at any time make additional contributions to the Trust. The Trust is subject to claims of the Company's creditors in the event of the Company's insolvency.

(14)  ACCOUNTING STANDARDS ISSUED NOT YET ADOPTED

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). SFAS 128 establishes a different method of computing earnings per share than is currently required under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS 128, the Company will be required to present both basic earnings per share and diluted earnings per share. Basic and diluted earnings per share are expected to be comparable to the currently presented earnings per share. SFAS 128 is effective for the consolidated financial statements for interim and annual periods ending after December 15, 1997. Accordingly, the Company plans to adopt SFAS 128 in the first quarter of its 1998 fiscal year and at that time all historical earnings per share data presented will be restated to conform with the provisions of SFAS 128.

     In 1997, the FASB also issued Statement No. 130, Reporting Comprehensive Income, and Statement No. 131, Disclosures About Segments of an Enterprise and Related Information. These statements which are effective for periods beginning after December 15, 1997, expand or modify disclosures and accordingly, will have no impact on the Company's reported financial position, results of operations or cash flows.

                         NACT TELECOMMUNICATIONS, INC.

                                 BALANCE SHEETS

                                                              DEC. 31, 1997
                                                               (UNAUDITED)    SEPT. 30, 1997
                                                              -------------   --------------
                                                                      (IN THOUSANDS)
                                           ASSETS
Current Assets:
Cash........................................................     $ 5,252         $ 9,947
Marketable securities.......................................       7,246           3,247
Accounts receivable, less allowance for doubtful accounts of
  $631 in Dec.
  and $381 in Sept..........................................       9,496           6,841
Notes receivable, less allowance for doubtful accounts of
  $295 in Dec.
  and $250 in Sept..........................................       4,055           3,252
Inventories.................................................       2,814           2,780
Prepaid expenses and other assets...........................         216             198
Deferred tax asset -- current...............................         817             587
                                                                 -------         -------
          Total current assets..............................     $29,896         $26,852
Fixed Assets:
Property, plant, and equipment..............................     $ 6,577         $ 6,337
  Less: Accumulated depreciation............................        (698)           (554)
                                                                 -------         -------
Net fixed assets............................................     $ 5,879         $ 5,783
Notes receivable-long term..................................     $   785         $   967
Inventory-long term.........................................     $   225         $   225
Intangibles.................................................     $ 5,598         $ 5,776
Other Assets................................................     $   164         $   152
                                                                 -------         -------
          Total Assets......................................     $42,547         $39,755
                                                                 -------         -------
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable............................................     $ 1,889         $ 1,433
Accrued expenses............................................       1,206             963
Current corporate tax liability.............................       1,073           1,353
Deferred Revenue............................................         790             467
Inter company payable.......................................       1,743           1,447
                                                                 -------         -------
          Total current liabilities.........................     $ 6,701         $ 5,663
Long Term Liabilities:
Deferred compensation liability.............................     $   158         $   158
Deferred tax liability......................................       1,252             930
                                                                 -------         -------
          Total long-term liabilities.......................     $ 1,410         $ 1,088
Stockholders' Equity:
Common stock, $.01 par value................................     $    81         $    81
Additional paid-in-capital..................................      28,271          28,130
Retained earnings...........................................       6,055           4,781
Unrealized appreciation on marketable securities............          29              12
                                                                 -------         -------
          Total stockholders' equity........................     $34,436         $33,004
                                                                 -------         -------
          Total liabilities and stockholders' equity........     $42,547         $39,755
                                                                 -------         -------

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.

                              STATEMENTS OF INCOME

                                                                       THREE MONTHS ENDED
                                                             --------------------------------------
                                                               DEC 31, 1997         DEC 31, 1996
                                                               ------------         ------------
                                                                          (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Product sales............................................       $7,300               $4,780
  Network carrier sales....................................        1,387                1,610
                                                                  ------               ------
  Total revenues...........................................       $8,687               $6,390
Cost of goods sold:
  Products.................................................       $2,158               $1,730
  Network carrier usage....................................        1,387                1,558
  Amortization of acquired intangibles.....................          170                   91
                                                                  ------               ------
  Total cost of goods sold.................................       $3,715               $3,379
                                                                  ------               ------
Gross profit...............................................       $4,972               $3,011
Operating expenses:
  Research and development.................................       $  799               $  423
  Sales and marketing......................................          767                  357
  General and administrative...............................        1,362                  836
  Amortization of acquired intangibles.....................          143                  143
                                                                  ------               ------
  Total operating expenses.................................       $3,071               $1,759
                                                                  ------               ------
Income from operations.....................................       $1,901               $1,252
Other Income, net..........................................       $  223               $   25
                                                                  ------               ------
Income before income taxes.................................       $2,124               $1,277
Income taxes...............................................       $  850               $  569
                                                                  ------               ------
Net income after taxes.....................................       $1,274               $  708
                                                                  ------               ------
Weighted average common and common equivalent shares
  outstanding:
  Basic....................................................        8,122                6,114
  Diluted..................................................        8,443                6,114
Earnings per share:
  Basic....................................................       $ 0.16               $ 0.12
  Diluted..................................................       $ 0.15               $ 0.12

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                  THREE MONTHS ENDED
                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              (UNAUDITED)    (UNAUDITED)
                                                              -----------    -----------
                                                                    (IN THOUSANDS)
Cash flows from operating activities:
Net income..................................................    $1,274         $  708
Adjustments to reconcile net income to net cash Provided by
  (used in) operating activities:
Depreciation and amortization...............................       498            322
Provision for loss on accounts and notes receivable.........       382            218
Provision for loss on inventory.............................       228
Capital contribution by parent company......................                      497
Deferred taxes..............................................        91            (10)
Decrease (increase) in operating assets:
Trade accounts and notes receivable.........................    (3,658)        (2,717)
Inventories.................................................      (262)          (205)
Prepaid expenses and other assets...........................       (19)          (167)
Increase (decrease) in operating liabilities:
Accounts payable............................................       456         (1,088)
Accrued expenses............................................       243             54
Income taxes payable........................................      (280)            71
Payable to GST USA..........................................       296          2,110
Deferred revenue and deferred compensation..................       324              4
                                                                ------         ------
Net cash provided by (used in) operating activities.........      (427)          (203)
Cash flows from investing activities:
Purchase of land, property, plant and equipment.............      (240)           (63)
Proceeds from sale of marketable securities.................     1,121            250
Purchase of marketable securities...........................    (5,103)
Capitalization of software development costs................      (187)          (125)
                                                                ------         ------
Net cash provided by (used in) investing activities.........    (4,409)          (142)
Cash flows from financing activities:
Proceeds from issuance of common stock......................       141
Principle payments of capital lease obligations.............                       (1)
                                                                ------         ------
Net cash provided by (used in) financing activities.........       141             (1)
Net (decrease) increase in cash.............................    (4,695)          (142)
Cash at beginning of period.................................     9,947            694
                                                                ------         ------
Cash at end of period.......................................    $5,252         $  552
                                                                ------         ------
Supplemental disclosures of cash flow information
Cash paid during the period for:
  Interest..................................................    $  -0-         $    2
  Income taxes..............................................    $1,038         $  -0-

                See accompanying notes to financial statements.

                         NACT TELECOMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The interim financial statements included herein have been prepared by NACT Telecommunications, Inc. without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such SEC rules and regulations. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's September 30, 1997 audited financial statements filed on form 10K with the SEC in December 1997. In the opinion of management, the condensed financial statements included herein reflect all adjustments necessary to present fairly the financial position of the Company as of December 31, 1997 and September 30, 1997, and the results of its operations and cash flows for the three month periods ended December 31, 1997 and 1996. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

2.  EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings per Share (SFAS 128). SFAS 128 established a different method of computing earnings per share than these same computations under the provisions of Accounting Principles Board Opinion No. 15. Under SFAS 128, the Company is required to present both basic earnings per share and diluted earnings per share. SFAS 128 is effective for both interim and annual periods ending after December 15, 1997. Accordingly, the Company has adopted SFAS 128 in the first quarter of fiscal 1998.

     Basic earnings per share is computed based on the weighted average number of common shares outstanding during the three month periods ended December 31, 1997 and 1996. Diluted earnings per share for the three month periods ended December 31, 1997 and 1996 is computed considering the dilutive effect of stock options, and is not materially different from the basic earnings per share calculations.

3.  STOCK PLAN

     The Company's 1996 Stock Option Plan (the "Stock Option Plan") was approved by the Board of Directors and sole stockholder of the Company on November 26, 1996. The purpose of the Stock Option Plan is to create additional incentives for the Company's employees, directors and others who perform substantial services to the Company by providing an opportunity to purchase shares of the Common Stock pursuant to the exercise of options granted under the Stock Option Plan. The Company may grant options that qualify as incentive stock options under Section 422 of the Internal Revenue Code, and non-qualified stock options. Incentive stock options may be granted to employees (including officers and directors who are employees). Non-qualified stock options may be granted to employees, officers, directors, independent contractors and consultants of the Company. As of December 31, 1997, 1,250,000 shares were reserved for issuance under the Stock Option Plan and options to purchase 1,039,065 shares of Common Stock were outstanding.

     Options become exercisable at such times and in such installments as the Board of Directors or Compensation Committee provides. The Stock Option Plan will terminate on November 25, 2006, unless earlier terminated by the Board of Directors.

                         NACT TELECOMMUNICATIONS, INC.

4.  INVENTORIES

     Inventories are as follows (in thousands):

                                               DECEMBER 31, 1997   SEPTEMBER 30, 1997
                                               -----------------   ------------------
Raw materials................................       $1,577               $1,065
Work-in-process..............................          587                  498
Finished goods...............................          189                  303
Refurbished inventory held for sale..........          461                  914
                                                    ------               ------
                                                    $2,814               $2,780
                                                    ------               ------
Inventory-long term..........................       $  225               $  225
                                                    ------               ------

5.  PROPERTY AND EQUIPMENT

     Property and equipment are as follows (in thousands):

                                               DECEMBER 31, 1997   SEPTEMBER 30, 1997
                                               -----------------   ------------------
Furniture and equipment......................       $  311               $  280
Computer equipment...........................          900                  785
Switch and testing equipment.................        1,165                1,082
Land.........................................          563                  563
Building.....................................        3,638                3,627
                                                    ------               ------
                                                     6,577                6,337
Less accumulated depreciation and
  amortization...............................          698                  554
                                                    ------               ------
                                                    $5,879               $5,783
                                                    ======               ======

          (b) Pro Forma Financial Information. The Acquisition and Open Market Purchase has been accounted for using the purchase method of accounting. In connection with the Acquisition, World Access expects to record a charge of approximately $43.5 million, representing the portion of the purchase price allocated to in-process research and development. The following unaudited pro forma consolidated balance sheet as of September 30, 1997 reflects the Acquisition (together with the Open Market Purchase) as if it had been completed on September 30, 1997. The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 reflect the Acquisition (together with the Open Market Purchase) as if it had been completed as of January 1, 1996.

     The pro forma data does not purport to be indicative of the results which would actually have been reported if the Acquisition (together with the Open Market Purchase) had occurred on such dates or which may be reported in the future. The pro forma data should be read in conjunction with the historical consolidated financial statements of World Access, the historical consolidated financial statements of NACT, and the related notes thereto.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                      (A)
                                                   PRO FORMA       (B)      PRO FORMA       PRO FORMA
                                                  WORLD ACCESS    NACT     ADJUSTMENTS      COMBINED
                                                  ------------   -------   -----------      ---------
                                                                    (IN THOUSANDS)
ASSETS
Current Assets
Cash and equivalents............................    $127,357     $ 9,947    $(64,665)(C)    $ 72,639
Marketable investment securities................                   3,247          --           3,247
Accounts receivable.............................      22,446       6,841                      29,287
Inventories.....................................      18,899       2,780      (1,300)(C)      20,379
Other current assets............................       7,050       4,037        (300)(C)      10,787
                                                    --------     -------    --------        --------
          Total Current Assets..................     175,752      26,852     (66,265)        136,339
Property and equipment..........................       4,287       5,783          --          10,070
Intangible assets...............................      29,370       5,776      (3,676)(C)      66,929
                                                                              35,459(C)
Technology licenses.............................         904          --          --             904
Debt issuance costs.............................       4,091          --          --           4,091
Other assets....................................       2,035       1,344          --           3,379
                                                    --------     -------    --------        --------
          Total Assets..........................    $216,439     $39,755    $(34,482)       $221,712
                                                    ========     =======    ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt.................................    $     66     $    --    $     --        $     66
Accounts payable................................       6,902       1,433          --           8,335
Accrued payroll and benefits....................       3,073          --          --           3,073
CIS purchase price payable......................       3,500          --          --           3,500
Other accrued liabilities.......................       1,550       4,231         300(C)        6,481
                                                                                 400(C)
                                                    --------     -------    --------        --------
          Total Current Liabilities.............      15,091       5,664         700          21,455
Long-term debt..................................     115,301          --          --         115,301
Other long-term liabilities.....................          --       1,087          --           1,087
                                                    --------     -------    --------        --------
          Total Liabilities.....................     130,392       6,751         700         137,843
                                                    --------     -------    --------        --------
Minority interest in subsidiary.................                              10,560(C)       10,560
Stockholders' Equity
  Common and preferred stock....................         192          81         (81)(D)         206
                                                                                  14(C)
Capital in excess of par value..................      81,178      28,130     (28,130)(D)     111,914
                                                                              30,736(C)
Retained earnings (deficit).....................       4,677       4,781      (4,781)(D)     (38,823)
                                                                             (43,500)(E)
Net unrealized gain on marketable investment
  securities....................................                      12                          12
                                                    --------     -------    --------        --------
          Total Stockholders' Equity............      86,047      33,004     (45,742)         73,309
                                                    --------     -------    --------        --------
          Total Liabilities and Stockholders'
            Equity..............................    $216,439     $39,755    $(34,482)       $221,712
                                                    ========     =======    ========        ========

---------------

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(A) Represents the pro forma balance sheet for World Access, Inc. as presented in the Report on Form 10Q for the Three Months Ended September 30, 1997. The pro forma balance sheet presented above includes the effects of the sale of $115 million 4.5% convertible subordinated notes which was completed in October 1997.

(B) Represents the historical balance sheet of NACT Telecommunications, Inc. as of September 30, 1997.

(C) The Acquisition will be accounted for under the purchase method of accounting. In addition, in accordance with generally accepted accounting principles, the portion of the purchase price allocable to in-process research and development projects of NACT will be expensed at the consummation of the Acquisition. The amount of the one-time non-recurring charge is expected to be approximately $43.5 million. Since this charge is directly related to the Acquisition and will not recur, the pro forma statements of operations have been prepared excluding this charge. The Company has not yet determined the final allocation of the purchase price, and accordingly, the amount shown below may differ from the amounts ultimately determined.

     The unallocated excess of purchase price over net assets acquired is determined as follows (in thousands):

Purchase price of 68% interest in NACT:
  Cash purchase of GST shares...............................  59,663
  Open market purchase of NACT shares.......................   5,002
                                                              ------
          Total cash........................................            64,665
  Restricted stock issued in exchange for GST's shares......  20,900
  "In the money" value of WAXS options issued in exchange
     for NACT options.......................................   9,850
                                                              ------
          Total stock.......................................            30,750
  Fees and expenses related to the Merger...................               300
                                                                       -------
          Total purchase price..............................            95,715
                                                                       -------
Allocation:
  Historical stockholders' equity...........................           (32,992)
  Minority interest in subsidiary...........................            10,560
  Adjust assets and liabilities:
     Inventories............................................             1,300
     Intangibles............................................             3,676
     In process R&D costs...................................           (43,500)
  Notes receivable..........................................               300
  Reserve for recourse leases...............................               400
                                                                       -------
                                                                       (60,256)
                                                                       -------
Unallocated excess of purchase price over net assets
  acquired..................................................            35,459
                                                                       -------

(D) Eliminate existing stockholders' equity.

(E) Represents retained earnings adjustment for nonrecurring charge related to write-off of in-process R&D expenses acquired.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                          PRO FORMA     PRO FORMA
                                              WORLD ACCESS     NACT      ADJUSTMENTS    COMBINED
                                              ------------    -------    -----------    ---------
                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
                                                                  (UNAUDITED)
Sales of products...........................    $56,099       $17,202      $    --       $73,301
Service revenues............................     15,622         4,106           --        19,728
                                                -------       -------      -------       -------
          Total Sales.......................     71,721        21,308            0        93,029
Cost of products sold.......................     33,811         5,411           --        39,222
Cost of services............................     12,832         4,199         (175)(A)    16,856
                                                -------       -------      -------       -------
          Total Cost of Sales...............     46,643         9,610         (175)       56,078
                                                -------       -------      -------       -------
  Gross Profit..............................     25,078        11,698          175        36,951
Engineering and development.................      1,350         1,962           --         3,312
Selling, general and administrative.........      6,860         4,784           --        11,644
Amortization of goodwill....................      1,210           430         (275)(A)     3,165
                                                                             1,800(B)
                                                                           -------
  Operating Income..........................     15,658         4,522       (1,350)       18,830
Interest and other income...................        835           523           --         1,358
Interest and other expense..................        (95)          (30)                      (125)
Minority interest in net income of
  subsidiary................................                                (1,085)(C)    (1,085)
                                                                           -------       -------
  Income Before Income Taxes................     16,398         5,015       (2,435)       18,978
Income taxes................................      5,986         1,907          170(D)      8,063
                                                -------       -------      -------       -------
  Net Income................................    $10,412       $ 3,108      $(2,605)      $10,915
                                                -------       -------      -------       -------
Net Income Per Common Share:................    $   .55                                  $   .52(E)
                                                -------                                  -------
Weighted Average Shares Outstanding:........     19,076                                   21,063(E)
                                                -------                                  -------

---------------

  NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE MONTHS
                            ENDED SEPTEMBER 30, 1997

     (A) Eliminate amortization of certain previously acquired intangibles of NACT.

     (B) Amortization of unallocated excess purchase price over net assets acquired over 15 years.

     (C) Record the 32% minority interest in net income of NACT including applicable pro forma adjustments.

     (D)  Adjust tax provision for the pro forma adjustments.

     (E) Represents fully diluted earnings per share, including shares of Company common stock issued to GST and common stock equivalents related to stock options issued in exchange for NACT options.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                        YEAR ENDED           YEAR ENDED                         1996
                                     DECEMBER 31, 1996   SEPTEMBER 30, 1996     PRO FORMA     PRO FORMA
                                       WORLD ACCESS             NACT           ADJUSTMENTS    COMBINED
                                     -----------------   ------------------    -----------    ---------
                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
                                                                (UNAUDITED)
Sales of products..................       $34,411             $ 9,930            $    --       $44,341
Service revenues...................        16,589               6,355             (2,572)(A)    20,372
                                          -------             -------            -------       -------
          Total Sales..............        51,000              16,285             (2,572)       64,713
Cost of products sold..............        21,485               3,942                 --        25,427
Cost of services...................        14,520               6,316               (230)(B)    18,034
                                                                                  (2,572)(A)
                                                                                 -------
          Total Cost of Sales......        36,005              10,258             (2,802)       43,461
                                          -------             -------            -------       -------
  Gross Profit.....................        14,995               6,027                230        21,252
Engineering and development........           892               1,352                 --         2,244
Selling, general and
  administrative...................         6,211               3,978                 --        10,189
Amortization of goodwill...........           534                 573               (365)(B)     3,142
                                                                                   2,400(C)
                                                                                 -------
  Operating Income.................         7,358                 124             (1,805)        5,677
Interest and other income..........           485                 162                 --           647
Interest and other expense.........          (319)                (14)                            (333)
Minority interest in net income of
  subsidiary.......................                                                 (252)(D)      (252)
                                                                                 -------       -------
  Income Before Income Taxes.......         7,524                 272             (2,057)        5,739
Income taxes.......................           745                  78                175(E)        998
                                          -------             -------            -------       -------
  Net Income.......................       $ 6,779             $   194            $(2,232)      $ 4,741
                                          -------             -------            -------       -------
Net Income Per Common Share:.......       $   .46                                              $   .30(F)
                                          -------                                              -------
Weighted Average Shares
  Outstanding:.....................        14,424                                               15,854(F)
                                          -------                                              -------

---------------

       NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS FOR 1996

     (A) Eliminate nonrecurring NACT Wins revenue and associated cost of sales. See note 1(b) to the audited financial statements.

     (B)  Eliminate amortization of certain acquired intangibles.

     (C) Amortization of unallocated excess purchase price over net assets acquired over 15 years.

     (D) Record the 32% minority interest in net income of NACT including applicable pro forma adjustments.

     (E)  Adjust tax provision for the pro forma adjustments.

     (F) Represents fully diluted earnings per share, including shares of Company common stock issued to GST.

     (c) Exhibits. The following exhibits are filed herewith by direct transmission via "edgar."

      2.1 Stock Purchase Agreement among World Access, Inc. GST USA, Inc. and GST Telecommunications, Inc. dated December 31, 1997, with exhibits thereto.*

      2.2 Agreement and Plan of Merger and Reorganization by and among WAXS, Inc., World Access, Inc., WAXS Acquisition Corp., NACT
           Telecommunications, Inc. and NACT Acquisition Corp. dated February 24, 1998.

     23.1  Consent of KPMG Peat Marwick LLP.

     99.1  Press Release issued on January 2, 1998.*

     99.2  Press Release issued on February 25, 1998.

     99.3  Press Release issued on February 27, 1998.
---------------
* Incorporated by reference to the Current Report on Form 8-K filed by World Access, Inc. on February 20, 1998.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:     /s/ MARTIN D. KIDDER

                                            ------------------------------------
                                                      Martin D. Kidder
                                             Its Vice President and Controller

Dated as of March 13, 1998

                                                                     EXHIBIT 2.2

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                                   WAXS INC.,

                              WORLD ACCESS, INC.,

                            WAXS ACQUISITION CORP.,

                         NACT TELECOMMUNICATIONS, INC.

                                      AND

                             NACT ACQUISITION CORP.

                            DATED: FEBRUARY 24, 1998

                               TABLE OF CONTENTS

ARTICLE 1.  THE MERGERS.......................................................  G-35
  SECTION 1.1.    The Mergers.................................................  G-35
  SECTION 1.2.    The Effective Time and the Closing Date.....................  G-35
  SECTION 1.3.    Effect of the Mergers.......................................  G-35
  SECTION 1.4.    Charter and Bylaws..........................................  G-35
  SECTION 1.5.    Directors and Officers......................................  G-35
ARTICLE 2.  CONVERSION OF STOCK...............................................
  SECTION 2.1.    Conversion of Sub-1 Stock and World Access Stock............  G-35
  SECTION 2.2.    Conversion of Sub-2 Stock and NACT Stock....................  G-36
  SECTION 2.3.    Fractional Shares...........................................  G-36
  SECTION 2.4.    Exchange Ratio for World Access Options and World Access
                  Warrants....................................................  G-36
  SECTION 2.5.    Exchange Ratio for NACT Options.............................  G-37
ARTICLE 3.  PAYMENT OF THE MERGER CONSIDERATION...............................  G-37
  SECTION 3.1.    Payment of the World Access Consideration and the NACT
                  Consideration...............................................  G-37
  SECTION 3.2.    Lost Certificates...........................................  G-38
  SECTION 3.3.    Payment to Another Person...................................  G-38
  SECTION 3.4.    Right to Receive the Merger Consideration Only..............  G-38
ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF NACT............................  G-38
  SECTION 4.1.    Corporate Organization......................................  G-38
  SECTION 4.2.    Capitalization..............................................  G-39
  SECTION 4.3.    Authority Relative to this Agreement........................  G-39
  SECTION 4.4.    No Violation................................................  G-39
  SECTION 4.5.    Compliance with Laws........................................  G-40
  SECTION 4.6.    Litigation..................................................  G-40
  SECTION 4.7.    Financial Statements and Reports............................  G-40
  SECTION 4.8.    Absence of Certain Changes or Events........................  G-40
  SECTION 4.9.    No Undisclosed Material Liabilities.........................  G-41
  SECTION 4.10.   No Default..................................................  G-41
  SECTION 4.11.   Finders' and Bankers' Fees..................................  G-41
  SECTION 4.12.   Fairness Opinion............................................  G-41
ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF WORLD ACCESS....................  G-41
  SECTION 5.1.    Corporate Organization......................................  G-42
  SECTION 5.2.    Capitalization..............................................  G-42
  SECTION 5.3.    Authority Relative to this Agreement........................  G-42
  SECTION 5.4.    No Violation................................................  G-42
  SECTION 5.5.    Compliance with Laws........................................  G-43
  SECTION 5.6.    Litigation..................................................  G-43
  SECTION 5.7.    Financial Statements and Reports............................  G-43
  SECTION 5.8.    Absence of Certain Changes or Events........................  G-44
  SECTION 5.9.    No Undisclosed Material Liabilities.........................  G-44
  SECTION 5.10.   No Default..................................................  G-44
  SECTION 5.11.   Finders' and Bankers' Fees..................................  G-45
ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF HOLDCO, SUB-1 AND SUB-2.........  G-45
  SECTION 6.1.    Organization, Qualification, and Corporate Power............  G-45
  SECTION 6.2.    Capitalization..............................................  G-45
  SECTION 6.3.    Authority Relative to this Agreement........................  G-45
ARTICLE 7.  CERTAIN COVENANTS AND AGREEMENTS..................................  G-46
  SECTION 7.1.    Conduct of Business by NACT.................................  G-46

  SECTION 7.2.    Regulatory Matters..........................................  G-46
  SECTION 7.3.    Stockholder Matters.........................................  G-46
  SECTION 7.4.    Access to Information.......................................  G-47
  SECTION 7.5.    Notices of Certain Events...................................  G-47
  SECTION 7.6.    Indemnification.............................................  G-47
  SECTION 7.7.    Best Efforts................................................  G-47
  SECTION 7.8.    Public Announcements........................................  G-47
  SECTION 7.9.    Further Assurances..........................................  G-48
  SECTION 7.10.   Listing of Holdco Stock.....................................  G-48
  SECTION 7.11.   Affiliates..................................................  G-48
  SECTION 7.12.   Tax Treatment...............................................  G-48
ARTICLE 8.  CONDITIONS TO THE MERGERS.........................................  G-48
  SECTION 8.1.    Conditions to the Obligations of Each Party.................  G-48
  SECTION 8.2.    Additional Conditions to the Obligations of Holdco, World
                  Access, Sub-1 and Sub-2.....................................  G-48
  SECTION 8.3.    Additional Conditions to the Obligations of NACT............  G-49
ARTICLE 9.  TERMINATION.......................................................  G-50
  SECTION 9.1.    Termination.................................................  G-50
  SECTION 9.2.    Effect of Termination.......................................  G-50
ARTICLE 10.  MISCELLANEOUS....................................................  G-50
  SECTION 10.1.   Definitions.................................................  G-50
  SECTION 10.2.   Notices.....................................................  G-51
  SECTION 10.3.   No Survival of Representations and Warranties...............  G-51
  SECTION 10.4.   Amendments; No Waivers......................................  G-52
  SECTION 10.5.   Fees and Expenses...........................................  G-52
  SECTION 10.6.   Successors and Assigns......................................  G-52
  SECTION 10.7.   Governing Law...............................................  G-52
  SECTION 10.8.   Severability................................................  G-52
  SECTION 10.9.   Interpretations.............................................  G-52
  SECTION 10.10.  Counterparts; Effectiveness.................................  G-52
  SECTION 10.11.  Construction................................................  G-52
EXHIBIT A  Affiliate Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (as amended, supplemented or otherwise modified from time to time, the "Agreement"), dated as of the 24th day of February, 1998, is entered into by and among WAXS INC., a Delaware corporation and a direct wholly-owned subsidiary of World Access, Inc. ("Holdco"), WORLD ACCESS, INC., a Delaware corporation ("World Access"), WAXS ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Holdco ("Sub-1"), NACT TELECOMMUNICATIONS, INC., a Delaware corporation ("NACT"), and NACT ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Holdco ("Sub-2").

     WHEREAS, World Access currently owns 355,000 shares of common stock, $.01 par value per share, of NACT (the "NACT Stock") and has agreed to purchase an additional 5,113,712 shares of NACT Stock from GST USA, Inc. (the "GST Stock Purchase"), which shares together represent approximately 67.3% of the total NACT Stock currently issued and outstanding;

     WHEREAS, Sub-1, upon the terms and subject to the conditions of this Agreement, will be merged with and into World Access (the "World Access Merger");

     WHEREAS, Sub-2, upon the terms and subject to the conditions of this Agreement, will be merged with and into NACT (the "NACT Merger" and, together with the World Access Merger, the "Mergers");

     WHEREAS, the respective boards of directors of World Access and Sub-1 deem it in the best interests of World Access and Sub-1, respectively, and of their respective stockholders that the World Access Merger be consummated;

     WHEREAS, a special committee of the Board of Directors of NACT (the "NACT Board") appointed on January 12, 1998 and comprised entirely of directors who are neither members of management of NACT nor affiliated with World Access or any Affiliate of World Access (other than NACT) (the "Special Committee") has unanimously determined that the NACT Merger is fair to and in the best interests of the stockholders of NACT other than World Access (the "Public Stockholders") and has unanimously approved this Agreement and unanimously recommends its approval and adoption by the NACT Board and by the stockholders of NACT;

     WHEREAS, the NACT Board, based in part on the recommendation of the Special Committee, has determined that the NACT Merger is fair to and in the best interests of the Public Stockholders and has resolved to approve and adopt this Agreement and the transactions contemplated hereby and, subject to the following terms and conditions, to recommend the approval and adoption of this Agreement and the NACT Merger by the stockholders of NACT;

WHEREAS, the respective boards of directors of all of the Parties have unanimously approved this Agreement, and the board of directors of NACT has directed that this Agreement be submitted to its stockholders for approval and adoption;

     WHEREAS, Holdco, as the sole stockholder of Sub-1, Sub-2, has unanimously approved this Agreement prior to its execution;

     WHEREAS, Holdco, as the sole stockholder of Sub-1 and Sub-2, will deliver, or cause to be delivered, to the stockholders of World Access and NACT the consideration to be paid pursuant to the World Access Merger and the NACT Merger, respectively, in accordance with the terms of this Agreement;

     WHEREAS, World Access and NACT desire to make certain representations, warranties, covenants and agreements in connection with the Mergers;

     WHEREAS, for Federal income tax purposes it is intended that the Mergers qualify as exchanges under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, certain capitalized terms used herein shall have the meaning set forth in Section 10.1 hereof.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the warranties and covenants herein contained, the Parties agree as follows:

                                   ARTICLE 1.

                                  THE MERGERS

     SECTION 1.1. The Mergers. On the terms and subject to the conditions contained in this Agreement, the Mergers will be consummated. World Access shall be the corporation surviving the World Access Merger (the "World Access Surviving Corporation"). NACT shall be the corporation surviving the NACT Merger (the "NACT Surviving Corporation").

     SECTION 1.2. The Effective Time and the Closing Date. As soon as practicable following the satisfaction or waiver of the conditions set forth in
Article 8 hereof, the Parties shall file certificates of merger (the "Certificates of Merger") executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL") and shall make all other filings, recordings or publications required by the DGCL in connection with the Mergers. Each Merger shall become effective at the time specified in its related Certificate of Merger, which specified time shall be the same in each Certificate of Merger (the "Effective Time"). Upon the terms and subject to the conditions hereof, unless otherwise agreed upon by the Parties, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Van Cott, Bagley, Cornwall & McCarthy, Salt Lake City, Utah, commencing at 10:00 a.m. local time, as soon as practicable following the satisfaction or waiver of the conditions set forth in Article 8 hereof, but in no event later than two business days thereafter (the date of such being referred to herein as the "Closing Date"), unless otherwise agreed to by the Parties.

     SECTION 1.3. Effect of the Mergers. At the Effective Time, the World Access Merger and the NACT Merger shall have the effects set forth in the DGCL.

     SECTION 1.4. Charter and Bylaws. At the Effective Time: (i) with respect to the World Access Merger, the certificate of incorporation and bylaws of Sub-1, as in effect on the date hereof and otherwise amended prior to the Effective Time, shall be the certificate of incorporation and bylaws of the World Access Surviving Corporation until further amended as provided therein and in accordance with applicable Law; (ii) with respect to the NACT Merger, the certificate of incorporation and bylaws of Sub-2, as in effect on the date hereof and otherwise amended prior to the Effective Time, shall be the certificate of incorporation and bylaws of the NACT Surviving Corporation until further amended as provided therein and in accordance with applicable Law; and
(iii) the certificate of incorporation of Holdco as in effect immediately prior to the Effective Time shall be amended at the Effective Time so that Article I thereof reads in its entirety as follows: "The name of the Corporation is "World Access, Inc." and, as so amended, such certificate of incorporation shall be the certificate of incorporation of Holdco until further amended as provided therein and in accordance with applicable Law.

     SECTION 1.5. Directors and Officers. From and after the Effective Time, the directors and officers of each of World Access and NACT shall be the directors and officers of each of World Access Surviving Corporation and NACT Surviving Corporation, respectively.

                                   ARTICLE 2.

                              CONVERSION OF STOCK

     SECTION 2.1. Conversion of Sub-1 Stock and World Access Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time and by virtue of the World Access Merger and without any further action on the part of the holder of any Sub-1 Stock or World Access Stock:

          (a) all shares of World Access Stock which are held by World Access as treasury stock shall be canceled and retired, and no consideration shall be paid or delivered in exchange therefor;

          (b) each share of World Access Stock outstanding immediately prior to the Effective Time shall be canceled and converted solely into the right to receive and be exchangeable for one share of common stock, $.01 par value per share (the "Holdco Stock"), of Holdco (the "World Access
     Consideration"); and

          (c) each share of Sub-1 Stock issued and outstanding immediately prior to the Effective Time shall be converted solely into one fully paid and nonassessable share of common stock, par value $.01 per share, of the World Access Surviving Corporation.

     SECTION 2.2. Conversion of Sub-2 Stock and NACT Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time and by virtue of the NACT Merger and without any further action on the part of the holder of any Sub-2 Stock or NACT Stock:

          (a) all shares of NACT Stock which are held by NACT as treasury stock shall be canceled and retired, and no consideration shall be paid or delivered in exchange therefor;

          (b) subject to Section 2.3 hereof, each share of NACT Stock outstanding immediately prior to the Effective Time shall be canceled and converted solely into the right to receive and become exchangeable for that number of shares of Holdco Stock equal to the quotient of (x) $17.50 divided by (y) the Closing Date Market Price (the "Exchange Ratio"); provided, however, that (i) if the Closing Date Market Price is less than $20.88, then World Access may terminate this Agreement by delivering notice of termination to NACT in the manner contemplated by Section 10.2 hereof, and (ii) if the Closing Date Market Price is more than $25.52, then the Exchange Ratio shall be equal to 0.6857 (the number of shares of Holdco Stock into which each share of NACT Stock shall be convertible pursuant to this Section 2.2(b) is hereinafter referred to as the "NACT Consideration"); and

          (c) each share of Sub-2 Stock issued and outstanding immediately prior to the Effective Time shall be converted solely into one fully paid and nonassessable share of common stock, par value $.01 per share, of the NACT Surviving Corporation.

     SECTION 2.3. Fractional Shares. No scrip or fractional shares of Holdco Stock shall be issued pursuant to the NACT Merger, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Holdco. In lieu thereof, if any holder of NACT Stock would have otherwise been entitled to a fractional share of Holdco Stock hereunder, then such holder shall be entitled, after the later of the Effective Time or the surrender of such holder's stock certificates that represent such shares of NACT Stock to receive from Holdco cash (without interest) in an amount equal to the product of such fractional part of a share of Holdco Stock multiplied by the Closing Date Market Price.

     SECTION 2.4. Exchange Ratio for World Access Options and World Access Warrants.

     2.4.1. As of the Effective Time, each outstanding option ("World Access Option") and warrant ("World Access Warrant") to purchase World Access Common Stock shall be assumed by Holdco and converted into an option or warrant, as the case may be, to purchase shares of Holdco Common Stock, as provided below. Following the Effective Time, each World Access Option shall continue to have, and shall be subject to, the same terms and conditions set forth in the applicable option plan or warrant plan (the "World Access Plans") pursuant to which such World Access Option or World Access Warrant was granted, except that each such World Access Option or World Access Warrant shall be exercisable for the same number of shares of Holdco Common Stock as the number of shares of World Access Common Stock for which such World Access Option or World Access Warrant was exercisable immediately prior to the Effective Time.

     2.4.2. As of the Effective Time, Holdco shall enter into an assumption agreement with respect to each World Access Option and each World Access Warrant, which shall provide for Holdco's assumption of the obligations of World Access under the applicable World Access Plan. Prior to the Effective Time, World Access shall make such amendments, if any, to the World Access Plans as shall be necessary to permit such assumption in accordance with this Section 2.4.2.

     2.4.3. It is the intention of the Parties that, to the extent that any World Access Option constitutes an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective

Time, such World Access Option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the World Access Option provided by this Section 2.4 shall satisfy the conditions of Section 424(a)of the Code.

     SECTION 2.5.  Exchange Ratio for NACT Options.

     2.5.1. As of the Effective Time, each option ("NACT Option") to purchase NACT Common Stock then outstanding shall be assumed by Holdco and converted into an option to purchase shares of Holdco Common Stock, as provided below. Following the Effective Time, each NACT Option shall continue to have, and shall be subject to, the same terms and conditions set forth in the applicable option plan (the "NACT Plans") pursuant to which such NACT Option was granted, except that (i) each such NACT Option shall be exercisable for that number of shares of Holdco Stock equal to the product of (x) the number of shares of NACT Stock for which such NACT Option was exercisable immediately prior to the Effective Time and (y) the Exchange Ratio, rounded in the case of any NACT Option other than any incentive stock option, up and, in the case of any incentive stock option, down to the nearest whole share, if necessary, and (ii) the exercise price per share of such NACT Option shall be equal to the aggregate exercise price of such NACT Option immediately prior to the Effective Time divided by the number of shares of Holdco Stock for which such NACT Option shall be exercisable as determined in accordance with the preceding clause (i), rounded up to the next highest cent, if necessary.

     2.5.2. As of the Effective Time, Holdco shall enter into an assumption agreement with respect to each NACT Option, which shall provide for Holdco's assumption of the obligations of NACT under the applicable NACT Plan. Prior to the Effective Time, NACT shall make such amendments, if any, to the NACT Plans as shall be necessary to permit such assumption in accordance with this Section 2.5.2.

     2.5.3. It is the intention of the Parties that, to the extent that any NACT Option constitutes an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, such NACT Option shall continue to qualify as an incentive stock option to the maximum extent permitted by Section 422 of the Code, and that the assumption of the NACT Option provided by this Section 2.5 shall satisfy the conditions of Section 424(a) of the Code.

                                   ARTICLE 3.

                      PAYMENT OF THE MERGER CONSIDERATION

     SECTION 3.1. Payment of the World Access Consideration and the NACT Consideration.

     3.1.1. At or prior to the Effective Time, Holdco shall appoint an agent reasonably satisfactory to World Access and NACT (the "Exchange Agent") for the purpose of exchanging certificates representing outstanding shares of World Access Stock and NACT Stock as provided herein. As of the Effective Time, Holdco will deposit with the Exchange Agent, in trust for the benefit of holders of shares of World Access Stock and NACT Stock, certificates representing the shares of Holdco Stock issuable pursuant to Section 2.1 hereof. Holdco agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.3 hereof.

     3.1.2. As promptly as practicable after the Effective Time, the Exchange Agent shall send or cause to be sent to each former holder of record of shares of World Access Stock and NACT Stock transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing World Access Stock and NACT Stock for the Merger Consideration provided for in this Agreement. The Letter of Transmittal will contain instructions with respect to the surrender of certificates representing World Access Stock and NACT Stock and the receipt of the Merger Consideration contemplated by this Agreement and will require each holder of World Access Stock and NACT Stock to transfer good and marketable title to such World Access Stock and NACT Stock to Holdco, free and clear of all Liens. Upon receipt of properly completed Letters of Transmittal, the Exchange Agent shall pay the appropriate Merger Consideration to the stockholders of World Access and NACT, as appropriate. The Exchange Agent shall, as promptly as practicable after the Effective Time, send or cause to be sent to each former holder of record of World Access

Stock and NACT Stock a Letter of Transmittal and, upon the proper execution and return of such Letter of Transmittal to the Exchange Agent, the appropriate Merger Consideration shall be promptly paid.

     3.1.3. At the Effective Time, the stock transfer books of World Access and NACT shall be closed as to holders of World Access Stock and NACT Stock immediately prior to the Effective Time, and no transfer of World Access Stock and NACT Stock by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing World Access Stock and NACT Stock shall, without any action on the part of any holder thereof, no longer represent World Access Stock and NACT Stock. If, after the Effective Time, certificates are properly presented to the Exchange Agent, such certificates shall be exchanged for the Merger Consideration contemplated by this Agreement into which the World Access Stock and NACT Stock represented thereby were converted in the Mergers.

     SECTION 3.2. Lost Certificates. In the event that any holder of World Access Stock and NACT Stock is unable to deliver the certificate which represents such holder's World Access Stock or NACT Stock, Holdco, in the absence of actual notice that any World Access Stock or NACT Stock theretofore represented by any such certificate has been acquired by a bona fide purchaser, may, in its sole discretion, deliver to such holder the Merger Consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

          (a) an affidavit or other evidence to the reasonable satisfaction of Holdco that any such certificate has been lost, wrongfully taken or destroyed;

          (b) such security or indemnity as may be reasonably requested by Holdco to indemnify and hold Holdco harmless; and

          (c) evidence to the satisfaction of Holdco that such holder is the owner of World Access Stock or NACT Stock theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the Person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

     SECTION 3.3. Payment to Another Person. In the event that the delivery of any Merger Consideration contemplated by this Agreement is to be made to a Person other than the Person in whose name any certificate representing World Access Stock or NACT Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the Person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a Person other than the registered holder of such certificate surrendered or establish to the satisfaction of Holdco that such tax has been paid or is not applicable.

     SECTION 3.4. Right to Receive the Merger Consideration Only. Until surrendered in accordance with the provisions of this Article 3, each certificate representing World Access Stock and NACT Stock shall represent for all purposes the right to receive the appropriate Merger Consideration contemplated by this Agreement and shall not represent the right to receive any other consideration.

                                   ARTICLE 4.

                     REPRESENTATIONS AND WARRANTIES OF NACT

     NACT represents and warrants to World Access that, except as set forth in the Disclosure Schedule delivered by NACT to World Access prior hereto (the "NACT Disclosure Schedule"), which shall identify exceptions by specific Section references:

     SECTION 4.1. Corporate Organization. NACT has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where failure to be so qualified or licensed, individually or in the aggregate, would not have an NACT Material Adverse Effect. NACT is not in violation of any provision of its certificate of incorporation or bylaws or other organizational documents, as the case may be. NACT has no subsidiaries or equity investments in any other Person.

     SECTION 4.2. Capitalization. As of the date of this Agreement, the authorized capital stock of NACT consists in its entirety of 25,000,000 shares of NACT Stock and 10,000,000 shares of preferred stock, $.01 par value per share ("NACT Preferred Stock"). As of the date of this Agreement, (i) 8,129,096 shares of NACT Stock are issued and outstanding, (ii) no shares of NACT Preferred Stock are outstanding, and (iii) options to acquire 1,039,065 shares of NACT Stock are outstanding under the NACT Plans. All of the outstanding shares of capital stock of NACT have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, charter or bylaws or any agreement to which NACT is a Party or by which NACT is bound. Except as set forth in this Section 4.2, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which NACT is a Party relating to the issued or unissued capital stock of, or other interest in, NACT or obligating NACT to grant, issue or sell any shares of capital stock of, or other interest in, NACT by sale, lease, license or otherwise.

     SECTION 4.3. Authority Relative to this Agreement. NACT has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated on its part hereby to be consummated by NACT. The execution and delivery of this Agreement by NACT and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action, and, other than the approval of NACT's stockholders as provided in Section 7.3 hereof, no other corporate proceedings on the part of NACT are necessary to authorize the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by NACT and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes the legal, valid and binding obligation of NACT, enforceable against NACT in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Law affecting the enforcement of creditors' rights generally or by general equity principles.

     SECTION 4.4. No Violation. The execution and delivery of this Agreement by NACT do not, the performance by NACT of its obligations hereunder will not, and the consummation by NACT of the transactions contemplated to be performed by it hereby will not, (i) violate or conflict with any provision of any Law in effect on the date of this Agreement and applicable to NACT or by which any of its properties or assets is bound or to which any of its properties or assets is subject, (ii) require NACT to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any Governmental Authority, based on any Law, rule, regulation or other requirement of any Governmental Authority in effect and of the date of this Agreement (other than (a) filings or authorizations required in connection or in compliance with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the DGCL and (b) any other filings and approvals expressly contemplated by this Agreement), (iii) require the consent, waiver, approval, license or authorization of any Person (other than any Governmental Authority), (iv) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any rights of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of NACT pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, NACT Permit (as herein defined) or other instrument or obligation to which NACT is a Party or by which NACT or any of its properties is bound or to which any of its properties is subject, or
(v) conflict with or violate the certificate of incorporation or bylaws, in each case as amended or restated, of NACT, except for any such conflicts or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iv) that would not have an

NACT Material Adverse Effect and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent NACT from performing any of its obligations under this Agreement and would not have an NACT Material Adverse Effect.

     SECTION 4.5.  Compliance With Laws.

     4.5.1. As of the date of this Agreement, NACT holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, "NACT Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and is in compliance with all NACT Permits and all Laws governing its business, except where the failure to hold such NACT Permits or to so comply, individually or in the aggregate, would not have an NACT Material Adverse Effect.

     4.5.2. No action or proceeding is pending or, to NACT's knowledge, threatened that may result in the suspension, revocation or termination of any NACT Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and NACT has not received any notice from any Governmental Authority in respect of the suspension, revocation or termination of any NACT Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in an NACT Material Adverse Effect.

     SECTION 4.6. Litigation. As of the date of this Agreement, except as may be disclosed in the NACT 10-K (as herein defined) or in reports filed by NACT on Forms 10-Q or 8-K for periods subsequent to the period covered by the NACT 10-K, in each case filed prior to the date hereof (such reports and filings, including the NACT 10-K, collectively, the "NACT Current Reports"), there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to NACT's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to NACT's knowledge, threatened in writing against NACT or with respect to any property or asset of NACT, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, would not have an NACT Material Adverse Effect. Neither NACT nor any property or asset of NACT is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to NACT's knowledge, continuing investigation by, any Governmental Authority, or any judgment, order, writ, injunction, consent decree or award of any Governmental Authority or arbitrator, including cease-and-desist or other orders, except for such matters which would not have an NACT Material Adverse Effect.

     SECTION 4.7. Financial Statements and Reports. NACT has made available to World Access true and complete copies (in each case, as amended) of (i) its Annual Report on Form 10-K for the year ended September 30, 1997 (the "NACT
            10-K"), as filed with the Securities and Exchange Commission (the "Commission"), and (ii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by it with the Commission. The reports, statements and registration statements referred to in the immediately preceding sentence (including any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the "NACT SEC Filings." As of the respective times such documents were filed or, as applicable, were effective, the NACT SEC Filings complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have an NACT Material Adverse Effect, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of NACT included in the NACT SEC Filings comply as to form in all material respect with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP (as in effect from time to time) during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the financial position, results of operations and cash flows of NACT as of the dates and for the periods indicated, except (i) in the case of unaudited interim financial statements, to normal recurring year-end adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the financial position of NACT as of the respective dates thereof and the results of operations and cash flows for the periods indicated.

     SECTION 4.8. Absence of Certain Changes or Events. Other than as disclosed in the NACT Current Reports, or otherwise disclosed in this Agreement, since September 30, 1997 and through the date hereof, the business of NACT has been conducted in the ordinary course, and there has not been (i) any NACT Material Adverse Effect; (ii) any material indebtedness incurred by NACT for money borrowed; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by NACT; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have an NACT Material Adverse Effect; (v) any material change by NACT in accounting principles or methods except insofar as may be required by a change in GAAP; (vi) any material revaluation by NACT of any asset (including any writing down of the value of inventory or writing off of notes or accounts receivable); (vii) any mortgage or pledge of any of the assets or properties of NACT or the subjection of any of the assets or properties of NACT to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto other than in the ordinary course consistent with past practice; or (viii) any assumption or guarantee by NACT of the indebtedness of any Person other than in the ordinary course consistent with past practice.

     SECTION 4.9. No Undisclosed Material Liabilities. Except as disclosed in the NACT Current Reports, NACT has not incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect other than (i) liabilities incurred in the ordinary course consistent with past practice since September 30, 1997, (ii) liabilities that have been repaid, discharged or otherwise extinguished and (iii) liabilities under or contemplated by this Agreement.

     SECTION 4.10. No Default. NACT is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation or bylaws, (ii) indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, NACT Permit or other instrument or obligation to which NACT is a Party or by which NACT or any of its assets or properties is bound or subject to, or (iii) any order, writ, injunction, decree or Law applicable to NACT, except in the case of clauses (ii) and (iii) above for defaults or violations that would not have an NACT Material Adverse Effect.

     SECTION 4.11. Finders' and Bankers' Fees. Except for NationsBanc Montgomery Securities LLC ("Montgomery Securities"), a copy of whose engagement agreement has been provided to World Access, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of NACT or the Special Committee who might be entitled to any fee or commission from NACT or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 4.12. Fairness Opinion. NACT has received the opinion of Montgomery Securities to the effect that, as of the date hereof, the consideration to be received by NACT's stockholders in the NACT Merger is fair to the Public Stockholders from a financial point of view.

                                   ARTICLE 5.

                 REPRESENTATIONS AND WARRANTIES OF WORLD ACCESS

     World Access represents and warrants to NACT that, except as set forth in the Disclosure Schedule delivered by World Access to NACT prior hereto (the "World Access Disclosure Schedule"), which shall identify exceptions by specific Section references:

     SECTION 5.1. Corporate Organization. Each of World Access and its Subsidiaries (the "World Access Subsidiaries") has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where failure to be so qualified or licensed, individually or in the aggregate, would not have a World Access Material Adverse Effect. Neither World Access nor any World Access Subsidiary is in violation of any provision of its charter or bylaws or other organizational documents, as the case may be.

     SECTION 5.2. Capitalization. As of the date of this Agreement, the authorized capital stock of World Access consists in its entirety of 40,000,000 shares of World Access Stock and 10,000,000 shares of preferred stock, $.01 par value per share (the "World Access Preferred Stock"). As of the date of this Agreement, (i) 19,754,046 shares of World Access Common Stock are issued and outstanding, (ii) no shares of Preferred Stock are outstanding, and (iii) options and warrants to acquire 4,218,401 shares of World Access Common Stock are outstanding under the World Access Plans. All of the outstanding shares of capital stock of each of the World Access Subsidiaries are owned beneficially and of record by World Access or a World Access Subsidiary free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature. All of the outstanding shares of capital stock of World Access and each of the World Access Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable and are not subject to preemptive rights created by statute, their respective charter or bylaws or any agreement to which any such entity is a Party or by which any such entity is bound. Except as set forth in this Section 5.2, there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which World Access or any World
Access Subsidiary is a Party relating to the issued or unissued capital stock, or other interest in, of World Access or any World Access Subsidiary or obligating World Access or any World Access Subsidiary to grant, issue or sell any shares of capital stock of, or other equity interests in, World Access or any World Access Subsidiary, by sale, lease, license or otherwise.

     SECTION 5.3. Authority Relative to this Agreement. World Access has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated on its part hereby to be consummated by World Access. The execution and delivery of this Agreement by World Access and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of World Access are necessary to authorize the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by World Access and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes the legal, valid and binding obligation of World Access, enforceable against World Access in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Law affecting the enforcement of creditors' rights generally or by general equity principles.

     SECTION 5.4. No Violation. The execution and delivery of this Agreement by World Access do not, the performance by World Access of its obligations hereunder will not, and the consummation by World Access of the transactions contemplated to be performed by it hereby will not, (i) violate or conflict with any provision of any Law in effect on the date of this Agreement and applicable to World Access or any World Access Subsidiary or by which any of their respective properties or assets is bound or to which any of their respective properties or assets is subject, (ii) require World Access or any World Access Subsidiary to obtain any consent, waiver, approval, license or authorization or permit of, or make any filing with, or notification to, any Governmental Authority, based on any Law, rule, regulation or other requirement of any Governmental Authority in effect and of the date of this Agreement (other than (a) filings or authorizations required in connection or in compliance with the provisions of the Securities Act, the Exchange Act and the DGCL and (b) any other filings and approvals expressly contemplated by this Agreement), (iii) require the consent, waiver, approval, license or authorization of any Person (other than any Governmental Authority), (iv) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any rights of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal, or require any payment under, or result in the creation of a lien or other encumbrance on any of the properties or assets of World Access or any World Access Subsidiary pursuant to or under any provision of any indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, World Access Permit (as herein defined) or other instrument or obligation to which World Access or any World Access Subsidiary is a Party or by which World Access or any World Access Subsidiary or any of their respective properties is bound or to which any of their respective properties is subject, or (v) conflict with or violate the certificate of incorporation or bylaws, or the equivalent organizational documents, in each case as amended or restated, of World Access or any of World Access Subsidiary, except for any such conflicts or violations described in clause (i) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iv) that would not have a World Access Material Adverse Effect and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, either individually or in the aggregate, prevent World Access from performing any of its obligations under this Agreement and would not have a World Access Material Adverse Effect.

     SECTION 5.5.  Compliance with Laws.

     5.5.1. As of the date of this Agreement, each of World Access and the World Access Subsidiaries holds all licenses, franchises, grants, permits, easements, variances, exemptions, consents, certificates, identification numbers, approvals, orders, and other authorizations (collectively, "World Access Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and is in compliance with all World Access Permits and all Laws governing its business, except where the failure to hold such World Access Permits or to so comply, individually or in the aggregate, would not have a World Access Material Adverse Effect.

     5.5.2. No action or proceeding is pending or, to World Access's knowledge, threatened that may result in the suspension, revocation or termination of any World Access Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither World Access nor any World Access Subsidiary has received any notice from any Governmental Authority in respect of the suspension, revocation or termination of any World Access Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in a World Access Material Adverse Effect.

     SECTION 5.6. Litigation. As of the date of this Agreement, except as may be disclosed in the World Access 10-K (as herein defined) or in reports filed by World Access on Forms 10-Q or 8-K for periods subsequent to the period covered by the World Access 10-K, in each case filed prior to the date hereof (such reports and filings, including the World Access 10-K, collectively, the "World Access Current Reports"), there is no claim, litigation, suit, arbitration, mediation, action, proceeding, unfair labor practice complaint or grievance pending or, to World Access's knowledge, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to World Access's knowledge, threatened in writing against World Access or any World Access Subsidiary or with respect to any property or asset of any of them, except for claims, litigations, suits, arbitrations, mediations, actions, proceedings, complaints, grievances or investigations which, individually or in the aggregate, would not have a World Access Material Adverse Effect. Neither World Access nor any World Access Subsidiary nor any property or asset of any of them is subject to any continuing order, judgment, settlement agreement, injunction, consent decree or other similar written agreement with or, to World Access's knowledge, continuing investigation by, any Governmental Authority, or any judgment, order, writ, injunction, consent decree or award of any Governmental Authority or arbitrator, including cease-and-desist or other orders, except for such matters which would not have a World Access Material Adverse Effect.

     SECTION 5.7. Financial Statements and Reports. World Access has made available to NACT true and complete copies (in each case, as amended) of (i) its Annual Report on Form 10-K for the year ended

December 31, 1996 (the "World Access 10-K"), as filed with the Commission, and
(ii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by it with the Commission subsequent to December 31, 1996. The reports, statements and registration statements referred to in the immediately preceding sentence (including any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the "World Access SEC Filings." As of the respective times such documents were filed or, as applicable, were effective, the World Access SEC Filings complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a World Access Material Adverse Effect, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of World Access included in the World Access SEC Filings comply as to form in all material respect with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP (as in effect from time to time) during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the Commission) and present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of World Access and the World Access Subsidiaries as of the dates and for the periods indicated, except (i) in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein and (ii) any pro forma financial information contained therein is not necessarily indicative of the consolidated financial position of World Access and the World Access Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated. No World Access Subsidiary is required to file any form, report or other document with the Commission.

     SECTION 5.8. Absence of Certain Changes or Events. Other than as disclosed in the World Access Current Reports, or otherwise disclosed in this Agreement, since September 30, 1997 and through the date hereof, the business of World Access and of each World Access Subsidiary has been conducted in the ordinary course, and there has not been (i) any World Access Material Adverse Effect; (ii) any material indebtedness incurred by World Access or any World Access Subsidiary for money borrowed; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by World Access or any World Access Subsidiary; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a World Access Material Adverse Effect; (v) any material change by World Access in accounting principles or methods except insofar as may be required by a change in GAAP; (vi) any material revaluation by World Access or any World Access Subsidiary of any asset (including any writing down of the value of inventory or writing off of notes or accounts receivable); (vii) any mortgage or pledge of any of the assets or properties of World Access or any World Access Subsidiary or the subjection of any of the assets or properties of World Access or any World Access Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto other than in the ordinary course consistent with past practice; or (viii) any assumption or guarantee by World Access or a World Access Subsidiary of the indebtedness of any Person other than in the ordinary course consistent with past practice.

     SECTION 5.9. No Undisclosed Material Liabilities. Except as disclosed in the World Access Current Reports, neither World Access nor any World Access Subsidiary has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a World Access Material Adverse Effect other than (i) liabilities incurred in the ordinary course consistent with past practice since September 30, 1997, (ii) liabilities that have been repaid, discharged or otherwise extinguished and (iii) liabilities under or contemplated by this Agreement.

     SECTION 5.10. No Default. Neither World Access nor any World Access Subsidiary is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation or bylaws or other organizational document, (ii) indenture, mortgage, note, bond, lien, lease, license, agreement, contract, order, judgment, ordinance, World Access Permit or other instrument or obligation to which World Access or any World Access Subsidiary is a Party or by which World Access or any World Access Subsidiary or any of their respective properties or assets is bound or subject to, or (iii) any order, writ, injunction, decree or Law applicable to World Access or any World Access Subsidiary, except in the case of clauses (ii) and (iii) above for defaults or violations that would not have a World Access Material Adverse Effect.

     SECTION 5.11.  Finders' and Bankers' Fees.  Except as set forth in Section
4.11 hereof, there is no investment banker, broker, finder, or other intermediary which has been retained by or is authorized to act on behalf of World Access or any World Access Subsidiary who might be entitled to any fee or commission from World Access or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 6.

           REPRESENTATIONS AND WARRANTIES OF HOLDCO, SUB-1 AND SUB-2

     In order to induce World Access and NACT to enter into this Agreement, Holdco and its subsidiaries, Sub-1 and Sub-2 (collectively, the "Holdco Subs"), jointly and severally, represent and warrant to World Access and NACT as follows:

     SECTION 6.1. Organization, Qualification, and Corporate Power. Each of Holdco and the Holdco Subs is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation. Each of Holdco and the Holdco Subs is duly authorized and qualified to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Holdco and the Holdco Subs. Each of Holdco and the Holdco Subs has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease, use and operate the properties owned, leased used and operated by it.

     SECTION 6.2. Capitalization. The entire authorized capital stock of Holdco consists in its entirety of 40,000,000 shares of Holdco Stock and 10,000,000 shares of preferred stock, $.01 par value per share (the "Holdco Preferred Stock"). As of the date of this Agreement, (i) 1,000 shares of Holdco Stock are issued and outstanding and (ii) no shares of Holdco Preferred Stock are outstanding. No shares of Holdco Stock are held in treasury. All of the issued and outstanding shares of Holdco Stock have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments (except for this Agreement) that could require Holdco or any of the Holdco Subs to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Holdco and the Holdco Subs. Holdco and the Holdco Subs have no outstanding bonds, debentures, notes or similar obligations the holders of which have the right to vote generally with holders of Holdco Stock.

     SECTION 6.3. Authority Relative to this Agreement. Each of Holdco and the Holdco Subs has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated on its part hereby to be consummated by it. The execution and delivery of this Agreement by each of Holdco and the Holdco Subs and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco or either of the Holdco Subs are necessary to authorize the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by Holdco and the Holdco Subs and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes the legal, valid and binding obligations of Holdco and the Holdco Subs, enforceable against each of them in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Law affecting the enforcement of creditors' rights generally or by general equity principles.

                                   ARTICLE 7.

                        CERTAIN COVENANTS AND AGREEMENTS

     SECTION 7.1. Conduct of Business by NACT. From the date of this Agreement until the Effective Time, NACT shall conduct its business in the ordinary course consistent with past practice and (except for acts in connection with the NACT Merger) shall use its best efforts to preserve intact its business relationships with third parties and to keep available the services of its present officers and employees.

     SECTION 7.2.  Regulatory Matters.

     7.2.1. As promptly as practicable after the execution of this Agreement, Holdco, NACT and World Access shall jointly prepare and file with the Commission a Registration Statement on Form S-4 relating to the shares of Holdco Stock to be issued in the Mergers (the "Registration Statement") in which a definitive proxy statement/prospectus to be furnished to the stockholders of NACT (the "Proxy Statement") will be included as a part. Each of Holdco, World Access and NACT shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and NACT shall thereafter mail or deliver the Proxy Statement to its stockholders. Holdco shall also use all reasonable efforts to obtain all necessary state securities Law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and NACT shall furnish all information concerning NACT and the holders of NACT Stock as may be reasonably requested in connection with any such action. Holdco, World Access and NACT agree to cooperate in making any preliminary filings of the Proxy Statement with the Commission, as promptly as practicable, pursuant to Rule 14a-6 under the Exchange Act.

     7.2.2. The Parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Authorities. World Access and NACT shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to World Access or NACT, as the case may be, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

     7.2.3. Holdco, World Access and NACT shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Holdco, World Access, NACT or any of their respective subsidiaries to any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement.

     SECTION 7.3. Stockholder Matters. NACT shall call and hold a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the NACT Merger and upon such other matters as may be properly considered at such meeting. NACT shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the NACT Merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approval. NACT shall take all other action necessary or, in the opinion of the other Parties hereto, advisable to promptly and expeditiously secure any vote or consent of its stockholders required by applicable Law and its certificate of incorporation and bylaws to effect the NACT Merger.

     SECTION 7.4. Access to Information. From the date of this Agreement until the Effective Time, NACT will give World Access, its counsel, financial advisors, auditors, and other authorized representatives full access to the offices, properties, books and records of NACT, will furnish to World Access, its counsel, financial advisors, auditors, and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct NACT's employees, counsel, financial advisors, and auditors to cooperate with World Access in its investigation of the business of NACT, provided that no investigation pursuant to this Section shall affect any representation or warranty given by NACT to World Access hereunder.

     SECTION 7.5.  Notices of Certain Events.

     7.5.1.  NACT shall promptly notify World Access of:

          (A) any notice or other communication received by NACT from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

          (B) any notice or other communication received by NACT from any Governmental Authority in connection with the transactions contemplated by this Agreement.

     7.5.2.  World Access shall promptly notify NACT of:

          (A) any notice or other communication received by World Access from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

          (B) any notice or other communication received by World Access from any Governmental Authority in connection with the transactions contemplated by this Agreement.

     SECTION 7.6. Indemnification. Holdco and World Access agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement, in favor of the current or former directors or officers of NACT as provided in its Certificate of Incorporation or Bylaws shall survive the NACT Merger and shall continue in full force and effect in accordance with their terms from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such current or former directors of officers of NACT arising out of such acts or omissions. Holdco shall cause to be maintained for a period of not less than six years from the Effective Time NACT's directors' and officers' insurance and indemnification policy in effect as of the date of this Agreement to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of NACT who are covered persons under NACT's D&O insurance policies in effect on the date of this Agreement, so long as the annual premium therefor would not be in excess of 125% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or is canceled during such six-year period, then Holdco shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium on terms and conditions no less advantageous to the covered Persons than the existing D&O Insurance.

     SECTION 7.7. Best Efforts. Subject to the terms and conditions of this Agreement, each Party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate the transactions contemplated by this Agreement.

     SECTION 7.8. Public Announcements. World Access and NACT will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the contemplated transactions and, except as may be required by applicable Law or any agreement with NASDAQ, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 7.9. Further Assurances. After the Effective Time, the officers and directors of the NACT Surviving Corporation will be authorized to execute and deliver in the name and on behalf of NACT and Sub-2 any deeds, bills of sale, assignments, agreements, certificates, other documents, or assurances and to take and do in the name and on behalf of NACT and Sub-2 any other actions and things they may deem desirable to vest, perfect, or confirm of record or otherwise in the NACT Surviving Corporation, any and all right, title, and interest in, to, and under any of the rights, properties, or assets of NACT acquired or to be acquired by the NACT Surviving Corporation as a result of, or in connection with, the NACT Merger.

     SECTION 7.10. Listing of Holdco Stock. World Access shall use its best efforts to cause the shares of Holdco Stock to be issued pursuant to this Agreement to be listed on NASDAQ.

     SECTION 7.11. Affiliates. Prior to the Closing Date, each of NACT and World Access shall deliver to Holdco a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the NACT stockholders, Affiliates of NACT or World Access, as the case may be, for purposes of Rule 145 under the Securities Act. Each of NACT and World Access shall use its best efforts to cause each such Person to deliver to Holdco on or prior to the Closing Date a written agreement substantially in the form of attached hereto as Exhibit A.

     SECTION 7.12. Tax Treatment. Each of Holdco, World Access and NACT shall use its reasonable best efforts to cause the Mergers to qualify as exchanges governed by Section 351 of the Code and to obtain the opinions of counsel referred to in Sections 8.2(e) and 8.3(e) hereof.

                                   ARTICLE 8.

                           CONDITIONS TO THE MERGERS

     SECTION 8.1. Conditions to the Obligations of each Party. The obligations of each Party to consummate the Mergers are subject to the satisfaction at or before the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by each of the Parties intended to benefit therefrom, to the extent permitted by applicable Law:

          (A) this Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable Law by the holders of the NACT Stock;

          (B) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Holdco shall have received all state securities or "blue sky" authorizations necessary to issue the Holdco Stock issuable pursuant and to this Agreement;

          (C) no Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers;

          (D) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Mergers shall have been obtained, other than the filing of the requisite Certificate of Merger with the Secretary of State of the State of Delaware;

          (E) the shares of Holdco Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ; and

          (F)  the GST Stock Purchase shall have been consummated.

     SECTION 8.2. Additional Conditions to the Obligations of Holdco, World Access, Sub-1 and Sub-2. The obligations of Holdco, World Access, Sub-1 and Sub-2 to consummate the Mergers are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by each of the Parties intended to benefit therefrom, to the extent permitted by applicable Law:

          (A) NACT shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of NACT contained in this Agreement and in any certificate delivered by NACT pursuant hereto shall be true and correct in all material respects, at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and World Access shall have received a certificate signed by the chief executive officer and the principal financial officer of NACT to the foregoing effect;

          (B)  no NACT Material Adverse Effect shall have occurred;

          (C) World Access shall have received or be satisfied that it will receive all consents and approvals contemplated by Section 4.4 of the NACT Disclosure Schedule and any other consents of third parties necessary in connection with the consummation of the NACT Merger if the failure to obtain any such consent or consents would have an NACT Material Adverse Effect;

          (D) World Access shall have received all documents it may reasonably request relating to the authority of NACT to enter into this Agreement, all in form and substance reasonably satisfactory to World Access; and

          (E) World Access shall have received from its counsel, Rogers & Hardin LLP, an opinion based upon reasonably requested representation letters and dated as of the Effective Time, to the effect that the World Access Merger will be treated as a transfer of property to Holdco by holders of World Access Stock governed by Section 351 of the Code.

     SECTION 8.3. Additional Conditions to the Obligations of NACT. The obligations of NACT to consummate the NACT Merger are also subject to the satisfaction at or prior to the Effective Time of the following further conditions, any or all of which may be waived, in whole or in part, by NACT to the extent permitted by applicable Law:

          (A) Holdco, World Access, Sub-1 and Sub-2 shall have performed in all material respects all of their respective obligations required to be performed by them at or prior to the Effective Time, the representations and warranties of Holdco, World Access, Sub-1 and Sub-2 contained in this Agreement and in any certificate delivered by them pursuant hereto shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and NACT shall have received a certificate signed by the chief executive officer and chief financial officer of World Access to the foregoing effect;

          (B)  no World Access Material Adverse Effect should have occurred;

          (C) NACT shall have received or be satisfied that it will receive all consents and approvals contemplated by Section 5.4 of the World Access Disclosure Schedule and any other consents of third parties necessary in connection with the consummation of the World Access Merger if the failure to obtain any such consent or consents would have a World Access Material Adverse Effect;

          (D) NACT shall have received all documents it may reasonably request relating to the authority of Holdco, World Access Sub-1 and Sub-2 to enter into this Agreement, all in form and substance reasonably satisfactory to NACT; and

          (E) NACT shall have received from its counsel, Van Cott, Bagley, Cornwall & McCarthy, an opinion based upon reasonably requested representation letters and dated as of the Effective Time, to the effect that the NACT Merger will be treated as a transfer of property to Holdco by holders of NACT Stock governed by Section 351 of the Code.

                                   ARTICLE 9.

                                  TERMINATION

     SECTION 9.1. Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of NACT):

          (A)  by mutual written consent of NACT and World Access;

          (B) by either NACT or World Access, if the Mergers have not been consummated by August 1, 1998, unless the failure to consummate the Mergers is the result of a willful and material breach of this Agreement by the Party seeking to terminate this Agreement;

          (C) by either NACT or World Access, if there shall be any Law that makes consummation of the Mergers illegal or otherwise prohibited or if any Order enjoining World Access or NACT from consummating the Mergers is entered and such Order shall become final and nonappealable;

          (D) by either NACT or World Access, if this Agreement and the NACT Merger shall fail to be approved and adopted by the stockholders of NACT at a duly called meeting of its stockholders called for such purpose as set forth in Section 7.3 hereof; or

          (E)  by World Access in accordance with Section 2.2(b) hereof.

     SECTION 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 hereof, then this Agreement shall become void and of no effect with no liability on the part of any Party, except that the agreements contained in Section 10.5 shall survive the termination hereof; provided however, that, except as otherwise specifically provided, nothing herein shall relieve any Party of liability for any breach of this Agreement.

                                  ARTICLE 10.

                                 MISCELLANEOUS

     SECTION 10.1. Definitions. As used in this Agreement, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "AFFILIATE" means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person.

     "CLOSING DATE MARKET PRICE" means the average of the daily closing price of World Access Stock as reported on NASDAQ on each of the twenty consecutive trading days ending with the third trading day immediately preceding the Effective Time.

     "GAAP" means United States generally accepted accounting principles consistently applied.

     "GOVERNMENTAL AUTHORITY" means any federal, state, county, local, foreign, or other governmental or public agency, instrumentality, commission, authority, board, or body, and any court, arbitrator, mediator, or tribunal.

     "LAW" means any code, law, ordinance, regulation, rule, or statute of any Governmental Authority.

     "LIEN" means any security interest, lien, mortgage, deed to secure debt, deed of trust, pledge, charge, conditional sale, or other title retention agreement, or other encumbrance of any kind.

     "MERGER CONSIDERATION" means the World Access Consideration and the NACT Consideration.

     "NACT MATERIAL ADVERSE EFFECT" means any matter that would reasonably be expected to affect materially and adversely the business, condition (financial or otherwise), or results of operations of NACT.

     "NASDAQ" means The NASDAQ National Market.

     "ORDER" means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or other Governmental Authority.

     "PARTY" means any of Holdco, NACT, World Access, Sub-1 or Sub-2.

     "PERSON" means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision, or any agency or instrumentality thereof.

     "SUB-1 STOCK" means all of the authorized capital stock of Sub-1.

     "SUB-2 STOCK" means all of the authorized capital stock of Sub-2.

     "SUBSIDIARY" OR "SUBSIDIARIES" of any Person means any corporation, partnership, joint venture or other legal entity of which such other Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "WORLD ACCESS MATERIAL ADVERSE EFFECT" means any matter that would reasonably be expected to affect materially and adversely the business, condition (financial or otherwise), or results of operations of World Access and its Subsidiaries taken as a whole.

     "WORLD ACCESS STOCK" means all of the authorized common stock, $.01 par value per share, of World Access.

     SECTION 10.2. Notices. Unless otherwise specifically provided herein, any notice, demand, request, or other communication herein requested or permitted to be given shall be in writing and may be personally served, sent by overnight courier service, or sent by facsimile with a confirming copy sent by United States first-class mail, each with any postage or delivery charge prepaid. For the purposes hereof, the addresses of the Parties (until notice of a change is delivered as provided in this Section) shall be as follows:

        If to NACT:

             NACT Telecommunications, Inc.
             191 West 5200
             North Provo, Utah 84604
             Attention: Chief Executive Officer
             Facsimile: (801) 802-3010

        If to World Access, Holdco, Sub-1 or Sub-2:

             World Access, Inc.
             945 E. Paces Ferry Road
             Suite 2240
             Atlanta, Georgia 30326
             Attention: Chief Executive Officer
             Facsimile: (404) 365-9847

     Any notice provided hereunder shall be deemed to have been given on the date delivered in person, or on the next business day after deposit with an overnight courier service, or on the date received by facsimile transmission.

     SECTION 10.3. No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate delivered shall not survive the Effective Time or the termination of this Agreement.

     SECTION 10.4.  Amendments; No Waivers.

     10.4.1. Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by all Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective; and provided, further, that after the adoption of this Agreement by the stockholders of NACT, no such amendment or waiver shall, without the further approval of such stockholders, alter or change
(i) the Merger Consideration or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Public Stockholders.

     10.4.2. No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver nor shall any single or partial exercise preclude any other or further exercise or the exercise of any other right, power or privilege. The rights and remedies of the Parties shall be cumulative and not exclusive of any rights or remedies provided by Law.

     SECTION 10.5. Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

     SECTION 10.6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, provided that no Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Parties hereto except that Sub-1 or Sub-2 may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, its rights under this Agreement, but any such transfer or assignment will not relieve Sub-1 or Sub-2, as the case may be, of any of its obligations under this Agreement or prejudice the rights of any Person to receive the appropriate Merger Consideration contemplated by this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and their respective successors and assigns.

     SECTION 10.7. Governing Law. Regardless of the place or places where this Agreement may be executed, delivered or consummated, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     SECTION 10.8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, then the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 10.9. Interpretations. Neither this Agreement nor any uncertainty or ambiguity shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the drafter. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all the Parties.

     SECTION 10.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. This Agreement shall become effective when each Party has received a counterpart signed by all of the other Parties.

     SECTION 10.11. Construction. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "include," "includes" and "including", as used in this Agreement, shall be deemed to be followed by the phrase "without limitation." Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "herein," "hereof" and "hereunder" and words of similar import as used herein refer to this Agreement in its entirety and not to any part hereof unless the context shall otherwise require.

     IN WITNESS WHEREOF, the Parties has caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                          WAXS INC.

                                          BY: /s/ MARK A. GERGEL

                                            ------------------------------------

                                            ITS:
                                               ---------------------------------

                                          WORLD ACCESS, INC.

                                          BY: /s/ MARK A. GERGEL

                                            ------------------------------------

                                            ITS:
                                               ---------------------------------

                                          WAXS ACQUISITION CORP.

                                          BY: /s/ MARK A. GERGEL

                                            ------------------------------------

                                            ITS:
                                               ---------------------------------

                                          NACT TELECOMMUNICATIONS, INC.

                                          BY: /s/ A. LINDSAY WALLACE

                                            ------------------------------------

                                            ITS:
                                               ---------------------------------

                                          NACT ACQUISITION CORP.

                                          BY: /s/ MARK A. GERGEL

                                            ------------------------------------

                                            ITS:
                                               ---------------------------------

                                                                       EXHIBIT A

                              AFFILIATE AGREEMENT

WAXS Inc.
945 E. Paces Ferry Road
Suite 2240
Atlanta, Georgia 30326

Attention: Chief Executive Officer

Gentlemen:

     The undersigned is a stockholder of                ("Target"), a
corporation organized under the laws of the State of Delaware, and will become a stockholder of WAXS Inc. ("Holdco") pursuant to the transactions described in
the Agreement and Plan of Merger and Reorganization, dated as of February   ,
1988 (the "Agreement"), by and among Target, Holdco and certain affiliated parties. Under the terms of the Agreement, a subsidiary of Holdco will be merged with and into Target (the "Merger"), with Target becoming a wholly-owned subsidiary of Holdco, and the shares of the $.01 par value common stock of Target ("Target Common Stock") will be converted into and exchanged for shares of the $.01 par value common stock of Holdco ("Holdco Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Holdco regarding certain rights and obligations of the undersigned in connection with the shares of Holdco Common Stock to be received by the undersigned as a result of the Merger.

     In consideration of the Merger and the mutual covenants contained herein, the undersigned and Holdco hereby agree as follows:

     1. Affiliate Status. The undersigned understands and agrees that as to Target the undersigned is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") promulgated under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

     2. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

          (a) The Holdco Common Stock received by the undersigned as a result of the Merger will be taken for the undersigned's own account and not for others, directly or indirectly, in whole or in part.

          (b) Holdco has informed the undersigned that any distribution by the undersigned of Holdco Common Stock has not been registered under the 1933 Act and that shares of Holdco Common Stock received pursuant to the Merger can only be sold by the undersigned (i) following registration under the 1933 Act, or (ii) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (iii) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that Holdco is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of Holdco Common Stock.

     3.  Restrictions on Transfer.

          (a) The undersigned understands and agrees that stop transfer instructions with respect to the shares of Holdco Common Stock received by the undersigned pursuant to the Merger will be given to Holdco's Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

             "The shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (i) covered by an effective registration statement under the Securities Act of 1933, as amended, (ii) in accordance with (x) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of the issuer) or (y) Rule 144 (in the case of shares issued to an individual who is an affiliate of the issuer) of the Rules and Regulations of such Act, or
        (iii) in accordance with
        a legal opinion satisfactory to counsel for the issuer that such sale or transfer is otherwise exempt from the registration requirements of such Act."

          (b) Such legend will also be placed on any certificate representing Holdco securities issued subsequent to the original issuance of the Holdco Common Stock pursuant to the Merger as a result of any stock dividend, stock split, or other recapitalization as long as the Holdco Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Holdco Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Holdco, upon the request of the undersigned, will cause the certificates representing the shares of Holdco Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Holdco of an opinion of its counsel to the effect that such legend may be removed.

     4. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon the undersigned's ability to sell, transfer, or otherwise dispose of the shares of Holdco Common Stock received by the undersigned in connection with the Merger, to the extent the undersigned believes necessary, with counsel for the undersigned or for Target.

     5. Filing of Reports by Holdco. Holdco agrees, for a period of two years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), so that the public information provisions of Rule 145(d) promulgated by the SEC, as the same are presently in effect, will be available to the undersigned in the event the undersigned desires to transfer any shares of Holdco Common Stock issued to the undersigned pursuant to the Merger.

     6. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Holdco Common Stock received by the undersigned in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the Transfer Agent for Holdco Common Stock, together with such additional information as the Transfer Agent may reasonably request. If Holdco's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Holdco shall cause such counsel, at Holdco's expense, to provide such opinions as may be necessary to Holdco's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

     7. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply with respect to Target Common Stock held by, and Holdco Common Stock issued in connection with the Merger to, (a) the undersigned's spouse, (b) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (c) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor or in any similar capacity, and (d) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or executive officer of Holdco or becomes a director or executive officer of Holdco upon consummation of the Merger, then, among other things, any sale of Holdco Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the 1934 Act.

     8. Miscellaneous. This Affiliate Agreement is the complete agreement between Holdco and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Delaware.

     This Affiliate Agreement is executed as of the      day of           ,
1998.

                                          Very truly yours,

                                          Signature
                                          Print Name
                                          Address
                                          Telephone No.

AGREED TO AND ACCEPTED as of
            , 1998

WAXS INC.

By:
Its:

                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
NACT Telecommunications, Inc.:

     We consent to the inclusion of our report dated December 4, 1997, with respect to the balance sheets of NACT Telecommunications, Inc. as of September 30, 1997 and 1996, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the Form 8-K of World Access, Inc. dated March 13, 1998. We also consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-77918, 33-47752 and 333-17741) and Form S-3 (No.
333-43497) of World Access, Inc. to the above referenced report which appears in the aforementioned Form 8-K.

                                          /s/ KPMG PEAT MARWICK LLP

Salt Lake City, Utah
March 13, 1998

[WORLD ACCESS, INC. LOGO]

                                  NEWS RELEASE

SUMMARY: WORLD ACCESS, INC. AND NACT TELECOMMUNICATIONS, INC. SIGN DEFINITIVE MERGER AGREEMENT

CONTACT:  Steven A. Odom      Chairman & CEO
          Hensley E. West     President & COO
          Mark A. Gergel      Exec. VP & CFO
          (404) 231-2025

FOR IMMEDIATE RELEASE

ATLANTA, GEORGIA -- February 25, 1998 -- WORLD ACCESS, INC. (NASDAQ: WAXS)

announced today that it has signed a definitive merger agreement with NACT Telecommunications, Inc. (NASDAQ: NACT) to acquire approximately 2.7 million shares of NACT common stock currently held by public stockholders. Pursuant to the terms of the merger agreement, World Access will pay $17.50 per share of NACT common stock, or approximately $46.6 million, through the issuance of new shares of World Access common stock.

     The merger agreement provides that each share of NACT common stock will be converted into shares of World Access common stock having a value of $17.50 per share based on the average of the daily closing price of World Access common stock as reported on the Nasdaq National Market System on each of the 20 consecutive trading days ending with the 3rd day immediately preceding the effective time of the merger (the "Closing Price"). If the Closing Price is more than $25.52, then each share of NACT common stock will be converted into 0.6857 shares of World Access common stock. If the Closing Price is less than $20.88 per share, then World Access may terminate the merger agreement.

     The merger agreement was negotiated on behalf of NACT by a Special Committee of the NACT Board and has been approved by the Boards of Directors of NACT and World Access. In addition, NACT has received a fairness opinion with respect to the merger from NationsBanc Montgomery Securities LLC. The merger is subject to, among other things, the consummation of the GST Stock Purchase, approval of the NACT stockholders, and the satisfaction of other customary conditions.

     World Access previously announced that it had entered into a definitive agreement with GST Telecommunications, Inc. ("GST") and GST USA, Inc., a wholly owned subsidiary of GST ("GST USA"), to acquire shares of NACT common stock held by GST USA for $17.50 per share, or approximately $89.5 million (the "GST Stock Purchase"). Upon completion of the GST Stock Purchase, which is currently scheduled for early March, and the above merger transaction, World Access will own 100% of NACT. The total consideration paid to acquire NACT will be approximately $141 million.

     Steven A. Odom, Chairman and Chief Executive Officer, said "The acquisition of NACT, which is expected to be accretive to World Access' 1998 earnings, is in line with the Company's strategy to broaden its offering of switching, transport and access products and fully support its customers as they build new and/or upgrade existing telecommunications networks. NACT has been providing its customers comprehensive telecommunications network equipment and services since 1982. It has enjoyed considerable growth and success in recent years since the introduction of its STX tandem switch in February 1996. The STX switch, when combined with NACT's multi-tasking billing systems, provide a turnkey package for the emerging interexchange carrier industry. We believe that the STX switch represents today's benchmark for the fast growing, specialty application switching systems industry."

     "We are particularly pleased that Lindsay Wallace, President and Chief Executive Officer of NACT, will continue to manage NACT as a majority owned subsidiary of World Access. Under the leadership of Mr. Wallace, and his outstanding team of engineering, sales and operations professionals, NACT reported record revenues of $27.7 million and pre-tax income of $6.3 million in its most recently completed fiscal year.

We are optimistic that World Access' financial strength, extensive customer base, engineering capabilities and broad range of manufacturing and support services will further support NACT's existing business and provide additional sales and profit growth opportunities for both companies."

     World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products primarily for the United States, Caribbean Basin and Latin American telecommunications markets. The Company offers digital switches, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, digital loop carriers, microwave and millimeterwave radio equipment and other wireless communications products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

                                    #  #  #

[WORLD ACCESS, INC. LOGO]

                                  NEWS RELEASE

SUMMARY: WORLD ACCESS, INC. ACQUIRES MAJORITY STAKE IN NACT TELECOMMUNICATIONS, INC.

CONTACT:  Steven A. Odom      Chairman & CEO
          Hensley E. West     President & COO
          Mark A. Gergel      Exec. VP & CFO
          (404) 231-2025

FOR IMMEDIATE RELEASE

ATLANTA, GEORGIA -- February 27, 1998 -- WORLD ACCESS, INC. (NASDAQ: WAXS), announced today that it has acquired 5,113,712 shares of NACT

     Telecommunications, Inc. (NASDAQ: NACT) common stock from GST USA, Inc., a wholly owned subsidiary of GST Telecommunications, Inc. (AMEX: GST) for $17.50 per share, or approximately $89.5 million. The purchase price consisted of $59.6 million in cash and 1,429,907 shares of World Access common stock. World Access now directly owns 67.3% of NACT.

     Earlier this week, World Access announced that it had signed a definitive merger agreement with NACT to acquire the remaining 32.7% of NACT common shares currently held by public stockholders. Pursuant to the terms of the merger agreement, World Access will pay $17.50 per share of NACT common stock, or approximately $46.6 million, through the issuance of new shares of World Access common stock. The merger is subject to, among other things, approval of the NACT stockholders and the satisfaction of other customary conditions.

     NACT Telecommunications, Inc., based in Provo Utah, is a leading single-source provider of advanced telecommunications switching platforms with integrated telephony software applications and network telemanagement capabilities. NACT's products include the STX tandem switching system, the NTS billing system and Facilities Management Services (FMS). NACT's customers include national and international long distance carriers, prepaid debit and prepaid cellular network operators, international callback/reorigination providers and other specialty telecommunications service providers.

     World Access, Inc. develops, manufactures and markets wireline and wireless OPswitching, transport and access products primarily for the United States, Caribbean Basin and Latin American telecommunications markets. The Company offers digital switches, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, digital loop carriers, microwave and millimeterwave radio equipment and other wireless communications products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

                                    #  #  #

                                   APPENDIX H

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K
                          AS AMENDED ON APRIL 23, 1998

                            ------------------------

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): APRIL 22, 1998

                               WORLD ACCESS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                         0-19998                       65-0044209
        (State or Other                   (Commission                    (IRS Employer
Jurisdiction of Incorporation)           File Number)               Identification Number)

        945 E. PACES FERRY ROAD,
      SUITE 2240, ATLANTA, GEORGIA          30326
     (Address of principal executive      (Zip Code)
                offices)

      Registrant's telephone number, including area code:  (404) 231-2025

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS

     On April 22, 1998, William P. O'Reilly notified World Access, Inc. (the "Company") that, due to other demands on his time, he has decided to resign from the Company's Board of Directors effective immediately. The Company accepted Mr. O'Reilly's resignation.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:      /s/ STEVEN A. ODOM

                                            ------------------------------------

                                                       Steven A. Odom
                                               Its Chairman of the Board and
                                                  Chief Executive Officer

Dated as of April 23, 1998

                                   APPENDIX I

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM 10-Q
                        AS AMENDED ON SEPTEMBER 2, 1998
                                   (MARK ONE)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
             ACT OF 1934 FOR THE THREE MONTHS ENDED MARCH 31, 1998.
                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
          ACT OF 1934 FOR THE TRANSITION PERIOD FROM       TO       .

                         COMMISSION FILE NUMBER 0-19998

                               WORLD ACCESS, INC.
             (Exact name of Registrant as specified in its Charter)

                   DELAWARE                                       65-0044209
           (State of Incorporation)                  (I.R.S. Employer Identification No.)

           945 E. PACES FERRY ROAD,
                 SUITE 2240,
               ATLANTA, GEORGIA                                     30326
   (Address of principal executive offices)                       (Zip Code)
                                        (404) 231-2025
                               (Registrant's telephone number)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                      NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                     COMMON STOCK, PAR VALUE $.01 PER SHARE

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                              YES  [X]          NO

     The number of shares outstanding of the Registrant's common stock, par value $.01 per share, at May 20, 1998 was 21,915,043.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         PART 1. FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                MARCH 31     DECEMBER 31
                                                                  1998           1997
                                                              ------------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current Assets
Cash and equivalents........................................  $ 63,278,252   $118,065,045
Marketable securities.......................................     3,500,000             --
Accounts receivable.........................................    39,683,071     20,263,971
Notes receivable............................................     6,908,270      2,050,000
Inventories.................................................    28,340,209     22,426,918
Other current assets........................................     7,153,447      8,873,723
                                                              ------------   ------------
          Total Current Assets..............................   148,863,249    171,679,657
Property and equipment......................................    13,940,900      5,704,585
Investment in affiliate.....................................            --      5,002,000
Goodwill....................................................    73,651,856     31,660,201
Other assets................................................    12,165,155     11,236,298
                                                              ------------   ------------
          Total Assets......................................  $248,621,160   $225,282,741
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt.............................................  $  1,883,877   $     81,739
Accounts payable............................................    17,592,293      9,339,588
Accrued payroll and benefits................................     2,338,117      2,589,461
Purchase price payable......................................            --      3,700,000
Other accrued liabilities...................................     8,895,260      2,219,237
                                                              ------------   ------------
          Total Current Liabilities.........................    30,709,547     17,930,025
Long-term debt..............................................   115,527,707    115,263,984
Noncurrent liabilities......................................     1,686,026        333,802
Minority interests..........................................    11,593,650             --
                                                              ------------   ------------
          Total Liabilities.................................   159,516,930    133,527,811
                                                              ------------   ------------
Stockholders' equity Common Stock...........................       217,059        193,062
Capital in excess of par value..............................   130,289,184     84,162,478
Retained earnings (deficit).................................   (41,402,013)     7,399,390
                                                              ------------   ------------
          Total Stockholders' Equity........................    89,104,230     91,754,930
                                                              ------------   ------------
          Total Liabilities and Stockholders' Equity........  $248,621,160   $225,282,741
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              THREE MONTHS ENDED MARCH 31
                                                              ---------------------------
                                                                  1998           1997
                                                              ------------    -----------
                                                                      (UNAUDITED)
Sales of products...........................................  $ 28,228,956    $15,470,050
Service revenues............................................     7,502,089      4,781,374
                                                              ------------    -----------
  Total Sales...............................................    35,731,045     20,251,424
Cost of products sold.......................................    16,772,449      9,969,627
Cost of services............................................     7,427,684      4,083,481
                                                              ------------    -----------
  Total Cost of Sales.......................................    24,200,133     14,053,108
                                                              ------------    -----------
  Gross Profit..............................................    11,530,912      6,198,316
Engineering and development.................................       788,184        316,410
Selling, general and administrative.........................     3,255,854      1,917,563
Amortization of goodwill....................................       863,997        284,131
In-process research and development.........................    50,000,000             --
Special charges.............................................     3,240,000             --
                                                              ------------    -----------
  Operating Income (Loss)...................................   (46,617,123)     3,680,212
Interest and other income...................................     1,269,284        367,186
Interest expense............................................    (1,514,913)       (28,930)
                                                              ------------    -----------
  Income (Loss) Before Income Taxes and Minority
     Interests..............................................   (46,862,752)     4,018,468
Income taxes................................................     1,255,000      1,406,000
                                                              ------------    -----------
  Income (Loss) Before Minority Interests...................   (48,117,752)     2,612,468
Minority interests in earnings of subsidiary................       683,651             --
                                                              ------------    -----------
  Net Income (Loss).........................................  $(48,801,403)   $ 2,612,468
                                                              ============    ===========
Net Income (Loss) Per Common Share:
  Basic.....................................................  $      (2.52)   $       .16
                                                              ============    ===========
  Diluted...................................................  $      (2.52)   $       .15
                                                              ============    ===========
Weighted Average Shares Outstanding:
  Basic.....................................................    19,342,627     16,399,548
                                                              ============    ===========
  Diluted...................................................    19,342,627     17,320,714
                                                              ============    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                         CAPITAL IN      RETAINED
                                              COMMON     EXCESS OF       EARNINGS
                                              STOCK      PAR VALUE      (DEFICIT)        TOTAL
                                             --------   ------------   ------------   ------------
                                                                  (UNAUDITED)
Balance at January 1, 1998.................  $193,062   $ 84,162,478   $  7,399,390   $ 91,754,930
Net loss...................................                             (48,801,403)   (48,801,403)
Issuance of 1,429,907 shares for NACT
  acquisition..............................    14,299     26,867,953                    26,882,252
Issuance of stock options for NACT
  acquisition..............................                8,359,737                     8,359,737
Issuance of 633,982 shares for ATI
  acquisition..............................     6,340      6,508,200                     6,514,540
Issuance of 334,252 shares for stock
  options and warrants.....................     3,343      1,691,516                     1,694,859
Tax benefit from exercises of stock options
  and warrants.............................                2,662,400                     2,662,400
Issuance of 1,511 shares for matching
  contribution to 401K plan................        15         36,900                        36,915
                                             --------   ------------   ------------   ------------
Balance at March 31, 1998..................  $217,059   $130,289,184   $(41,402,013)  $ 89,104,230
                                             ========   ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED MARCH 31
                                                              ---------------------------
                                                                  1998           1997
                                                              ------------    -----------
                                                                      (UNAUDITED)
Cash Flows From Operating Activities:
Net income (loss)...........................................  $(48,801,403)   $ 2,612,468
Adjustments to reconcile net income (loss) to net cash from
  (used by) operating activities:
  Depreciation and amortization.............................     1,545,009        503,439
  Income tax benefit from stock warrants and options........     2,662,400             --
  Special charges...........................................    55,992,766             --
  Minority interests in earnings of subsidiary..............       683,651             --
  Provision for inventory reserves..........................        77,500         60,000
  Stock contributed to employee benefit plan................        36,915         13,201
Changes in operating assets and liabilities, net of effects
  from businesses acquired:
  Accounts receivable.......................................    (9,993,053)    (3,554,300)
  Notes receivable..........................................    (1,092,946)            --
  Inventories...............................................    (3,101,070)    (3,521,014)
  Accounts payable..........................................     3,606,024      2,087,347
  Other assets and liabilities..............................       423,374        462,255
                                                              ------------    -----------
Net Cash From (Used By) Operating Activities................     2,039,167     (1,336,604)
                                                              ------------    -----------
Cash Flows From Investing Activities:
Acquisitions of businesses..................................   (57,406,573)    (4,099,852)
Loan repayments by affiliate................................            --        582,500
Expenditures for property and equipment.....................    (1,919,355)      (725,793)
                                                              ------------    -----------
Net Cash Used By Investing Activities.......................   (59,325,928)    (4,243,145)
                                                              ------------    -----------
Cash Flows From Financing Activities:
Short-term debt borrowings..................................     1,771,651      4,024,000
Proceeds from exercise of stock warrants and options........     1,694,859        160,548
Long-term debt repayments...................................      (966,542)            --
Issuance of long-term debt for capital lease................            --        291,500
                                                              ------------    -----------
Net Cash From Financing Activities..........................     2,499,968      4,476,048
                                                              ------------    -----------
Decrease in Cash and Equivalents............................   (54,786,793)    (1,103,701)
Cash and Equivalents at Beginning of Period.................   118,065,045     22,480,082
                                                              ------------    -----------
Cash and Equivalents at End of Period.......................  $ 63,278,252    $21,376,381
                                                              ============    ===========
Supplemental Schedule of Noncash Financing and Investing
  Activities:
Issuance of common stock for businesses acquired............  $ 33,396,792    $ 2,088,118
Issuance of stock options for businesses acquired...........     8,359,737
Conversion of note receivable to investment in ATI..........     4,484,534

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998

NOTE 1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements include the accounts of the Company and its subsidiary companies, all of which are wholly-owned except for 67.3% ownership in NACT Telecommunications, Inc. ("NACT"). Minority interests represent the minority stockholders proportionate share of NACT's equity. These financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of the interim periods covered have been included. For further information, refer to the audited consolidated financial statements and footnotes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

     The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results expected for the full year. Certain reclassifications have been made to the prior period's financial information to conform with the presentations used in 1998.

NOTE 2.  ACQUISITIONS

  ATI Acquisition

     On December 24, 1997, the Company entered into an agreement to acquire Advanced TechCom, Inc. ("ATI"), a Wilmington, Massachusetts based designer and manufacturer of digital microwave and millimeterwave radio systems for short and long haul voice, data and/or video applications. On January 29, 1998, the transaction was completed in its final form whereby ATI was merged with and into Cellular Infrastructure Supply, Inc. ("CIS"), a wholly-owned subsidiary of the Company (the "ATI Merger").

     In connection with the ATI Merger, the stockholders of ATI received approximately $300,000 in cash and 424,932 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $6.5 million. The Company's policy is to value restricted stock issued in acquisitions at the average market price of its common stock for the three trading days prior and the three trading days subsequent to the date economic terms of the acquisition are announced less a discount to reflect the lack of marketability caused by trading restrictions, size of the share issuances and other relevant factors. A discount factor of 30% was used to value the 424,932 restricted shares, which was based on previous sales of restricted Company common stock and independent studies regarding discount attributable to lack of marketability. Management believes the discount rate used to value these restricted shares was appropriate and reasonable.

     In addition to the shares noted above, the stockholders of ATI were issued 209,050 restricted shares of the Company's common stock. These shares were immediately placed into escrow and will be released to the stockholders of ATI contingent upon the realization of predefined levels of pre-tax income from ATI's operations during calendar years 1998 and 1999. Upon issuance, the 209,050 escrowed shares were valued by the Company at par value only, or $2,091. As it becomes probable that the conditions for release from escrow will be met, the fair market value of the shares as measured at that time will be recorded as additional goodwill and stockholders' equity, respectively.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     The acquisition of ATI has been accounted for using the purchase method of accounting. Accordingly, the results of ATI's operations have been included in the accompanying consolidated financial statements from February 1, 1998. The purchase price was allocated to net assets acquired and to approximately $5.4 million of purchased in-process research and development (R&D). The excess of purchase price over the fair value of net assets acquired and purchased in-process R&D, currently estimated at approximately $2.7 million, has been recorded as goodwill and is being amortized over a 15 year period.

     Purchased in-process R&D, which consisted of the value of ATI products in the development stage that were not considered to have reached technological feasibility as of the date of the ATI Merger, was expensed in the first quarter of 1998 in accordance with applicable accounting rules. See Management's Discussion and Analysis.

  NACT Acquisition

     In the fourth quarter of 1997, the Company began a three phase acquisition of NACT, a Provo, Utah based single-source provider of advanced telecommunications switching platforms with integrated telephony software applications and network telemanagement capabilities. During November and December 1997, the Company purchased 355,000 shares of NACT common stock in the open market for approximately $5.0 million.

     On December 31, 1997, the Company entered into a stock purchase agreement with GST Telecommunications, Inc. ("GST") and GST USA, Inc. ("GST USA") to acquire 5,113,712 shares of NACT common stock owned by GST USA, representing approximately 63% of the outstanding shares of NACT (the "NACT Acquisition"). On February 27, 1998, the NACT Acquisition was completed with GST USA receiving $59.7 million in cash and 1,429,907 restricted shares of the Company's common stock valued at approximately $26.9 million. These shares were valued at $18.80 per share, a 20% discount to the closing market price of Company common stock on February 26, 1998. Management believes this valuation was appropriate and reasonable based on the fact GST USA sold all 1,429,907 restricted shares at $18.80 per share to an independent third party in a private transaction completed on February 27, 1998.

     In addition, the Company issued 740,543 non-qualified options to purchase Company common stock at $11.15 per share and 106,586 non-qualified options to purchase Company common stock at $16.25 per share in exchange for substantially all the options held by NACT employees, which became immediately vested in connection with the NACT Acquisition. These options had an initial fair value of approximately $8.4 million.

     On February 24, 1998 the Company entered into a merger agreement with NACT pursuant to which the Company agreed to acquire all of the shares of NACT common stock not already owned by the Company or GST USA. Pursuant to the terms of the merger agreement, each share of NACT common stock will be converted into shares of Company common stock having a value of $17.50 per share based on the average of the daily closing price of Company common stock on the Nasdaq National Market for a pre-defined period prior to the closing (the "Closing Price"), provided that if the Closing Price is more than $25.52, then each share of NACT common stock will be converted into 0.6857 shares of Company common stock. If the Closing Price is less than $20.88, then the Company may elect to terminate the agreement. The merger is subject to, among other things, the approval of the NACT stockholders and the satisfaction of certain other customary conditions. This merger is expected to be consummated in September 1998.

     The acquisition of the 67.3% majority interest in NACT has been accounted for using the purchase method of accounting. Accordingly, the results of NACT's operations have been included in the accompanying consolidated financial statements from March 1, 1998. The purchase price of the majority interest in NACT was allocated to the net assets acquired and to approximately $66.5 million of purchased in-process R&D. The excess of purchase price over 67.3% of the fair value of net assets acquired and purchased in-

                      WORLD ACCESS, INC. AND SUBSIDIARIES
process R&D, currently estimated at approximately $40.8 million, has been recorded as goodwill and is being amortized over a 20 year period.

     During the first quarter of 1998, 67.3%, or $44.6 million, of purchased in-process R&D, which consists of the value of NACT products in the development stage that are not considered to have reached technological feasibility as of the date of the NACT Acquisition, was expensed in accordance with the applicable accounting rules. See Management's Discussion and Analysis.

  Pro Forma Results of Operations

     On a pro forma, unaudited basis, as if the acquisitions of ATI and NACT had occurred as of January 1, 1997, total sales, operating income, net income and diluted net income per common share for the three months ended March 31, 1998 and 1997 would have been approximately $38,893,000 and $32,220,000; $1,129,000 and $3,699,000; $42,000 and $2,244,000; and $0.12 and $0.0, respectively.

     These unaudited pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations which would actually have occurred had the acquisitions been in effect on the date indicated. In addition, the portion of the purchase price allocated to in-process R&D expensed in accordance with applicable accounting rules of $50.0 million will not recur, therefore, the pro forma results have been prepared excluding this charge.

NOTE 3.  INVENTORIES

     Inventories consist of the following:

                                                       MARCH 31     DECEMBER 31
                                                         1998          1997
                                                      -----------   -----------
Switching systems, frames and related circuit
  boards............................................  $15,940,114   $13,445,770
Transport and access products.......................      598,418       779,674
Electronic components...............................    6,948,217     4,879,213
Pay telephone parts.................................    1,542,754     1,332,835
Work in progress....................................    2,971,689     1,744,368
Other finished goods................................      339,017       245,058
                                                      -----------   -----------
                                                      $28,340,209   $22,426,918
                                                      ===========   ===========

NOTE 4.  GOODWILL

     Goodwill from acquisitions, representing the excess of purchase price paid over the value of net assets acquired, is as follows:

                                                       MARCH 31     DECEMBER 31
                                                         1998          1997
                                                      -----------   -----------
NACT................................................  $40,802,140   $        --
CIS.................................................   12,485,239    12,485,239
AIT.................................................   10,657,917    11,557,917
Galaxy..............................................    5,089,265     5,089,265
ATI.................................................    2,953,512            --
Other...............................................    5,034,062     5,034,062
                                                      -----------   -----------
                                                       77,022,135    34,166,483
Accumulated amortization............................   (3,370,279)   (2,506,282)
                                                      -----------   -----------
                                                      $73,651,856   $31,660,201
                                                      ===========   ===========

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     Goodwill is being amortized on a straight-line basis over a 15 to 20 year period. The Company reviews the net carrying value of goodwill on a regular basis, and if deemed necessary, charges are recorded against current operations for any impairment in the value of these assets. No significant impairment charges have been recorded to date. Goodwill is removed from the books when fully amortized.

NOTE 5.  DEBT

     The Company has a $10.0 million revolving line of credit with a large European bank. As of March 31, 1998, the Company had borrowings of $1.8 million outstanding under this facility. These borrowing were repaid to the bank in April 1998.

     The bank agreement, which expires in March 2001, contains standard lending covenants including financial ratios, restrictions on dividends and limitations on additional debt and the disposition of Company assets. Interest is paid at the rate of prime plus 1 and 1/4% or Libor plus 2 and 1/2%, at the option of the Company.

NOTE 6.  SPECIAL CHARGES

     Special charges in the first quarter of 1998 included $6.6 million for costs related to the consolidation of several operations and the Company's exit from the contract manufacturing business. The Company's AIT and circuit board repair operations have been consolidated into a new facility in Orlando, Florida; the Company's manufacturing operations have moved from Orlando to a new facility in Alpharetta, Georgia; and the Company's Scottsdale, Arizona operations are being integrated into ATI's facility in Wilmington, Massachusetts.

     The special charges included $3,360,000 to cost of sales for obsolete contract manufacturing inventories and inventories deemed obsolete or redundant as a result of the consolidation activities. The additional charges consisted of:

Severance and termination benefits..........................  $  550,000
Idle facility costs.........................................   1,340,000
Idle equipment costs........................................   1,350,000
                                                              ----------
                                                              $3,240,000
                                                              ==========

     The consolidated program began in the first quarter of 1998 and was completed as of June 30, 1998. No costs were included in the special charges that are expected to derive future economic benefit to the Company. As of March 31, 1998, approximately $1.8 million of accrued special charges is included in Other current liabilities on the Company's March 31, 1998 balance sheet. See Management's Discussion and Analysis.

NOTE 7.  EARNINGS PER SHARE

     Effective in 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share". The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share is based on the weighted average number of common shares outstanding plus, when their effect is dilutive, potential common stock consisting of shares subject to stock options, stock warrants and convertible notes. Potential common stock shares of 921,166 were included in computing diluted earnings per share for the first quarter of 1997. A total of 1,204,000 and 1,246,000 shares of common stock held in escrow from certain acquisitions and a license agreement were excluded from the earnings per share calculations for the three months ended March 31, 1998 and 1997, respectively, because the conditions for release of shares from escrow had not been satisfied.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     Common stock issued and outstanding at March 31, 1998 and 1997 was 21,705,887 and 17,663,007 shares, respectively.

NOTE 8.  LEGAL PROCEEDINGS

     On August 24, 1996, Aerotel, Ltd. and Aerotel U.S.A. Inc. (collectively, "Aerotel") commenced an action against NACT and a customer of NACT in the United States District Court, Southern District of New York, alleging that telephone systems manufactured and sold by NACT incorporating prepaid debit card features infringe upon Aerotel's patent which was issued in November 1987 (the "Aerotel Patent"). The initial complaint further alleged defamation and unfair competition as a result of a communication disseminated by NACT to its customers and tortious interference with prospective business relations, alleging that NACT induced third parties to abandon licensing negotiations with Aerotel. Aerotel sought injunctive relief, damages in an unspecified amount, damages of up to three times damages found for willful infringement of the Aerotel Patent and an order requiring NACT to publish a written apology to Aerotel. NACT filed an answer and Counterclaim in which it denied infringement of the Aerotel Patent and sought judgement that the Aerotel patent is invalid and unenforceable and that Aerotel has misused its patent in violation of antitrust laws. NACT has denied that it has committed defamation, unfair competition and tortious interference with prospective business relations. In August 1997, Aerotel amended its complaint to include as defendants GST, GST USA, and two former executive officers of NACT. The amended pleadings seek in excess of $18.7 million in damages and allege that GST and GST USA have infringed the Aerotel patent, aided and abetted infringement by others, including NACT, and participated in, and aided and abetted alleged tortious conduct by NACT. GST, GST USA and the two former executive officers of NACT have served answers denying all material allegations.

     Under the terms of the Company's stock purchase agreement with GST, the Company and GST have agreed to share evenly the costs of any judgement against NACT as a result of the Aerotel litigation, including NACT's legal fees. Subsequent to the NACT Acquisition, the Company has been actively engaged in settlement negotiations. On July 9, 1998, the Company, GST and Aerotel entered into a Memorandum of Understanding with respect to the settlement of this action, and as of the date of this Report, the parties are negotiating the terms and conditions of a final settlement agreement.

     The Company currently estimates that its portion of the total settlement costs, including legal fees, will be approximately $3.3 million. Any payment made to Aerotel is expected to be paid through the issuance of Company common stock. The settlement costs expected to be incurred by the Company as a result of the Aerotel litigation have been accounted for as additional NACT purchase price as of March 31, 1998.

     Management expects a final Aerotel settlement agreement to be executed in the near future. If a settlement does not occur, NACT's patent counsel believes that NACT has valid defenses to the Aerotel claims (which, if upheld, would be valid for all defendants), and the defendants intend to vigorously defend. However, no assurances can be given as to the outcome of this action. An unfavorable decision in this action, however, could have a material adverse effect on the Company's business, financial condition and results of operations.

NOTE 9.  PENDING ACQUISITIONS

RESURGENS ACQUISITION

     On February 12, 1998, the Company executed a letter of intent to acquire Cherry Communications Incorporated, d/b/a Resurgens Communications Group ("RCG"), and Cherry Communications U.K. Limited ("Cherry U.K., and together with RCG, "Resurgens"). On May 12, 1998, the Company signed definitive agreements to acquire Resurgens. The agreement to acquire RCG is subject to the approval of the

                      WORLD ACCESS, INC. AND SUBSIDIARIES

Bankruptcy Court. The transactions, which will be accounted for under the purchase method of accounting, are currently expected to close in August 1998.

     Pursuant to the terms of the agreements, the creditors of RCG and the shareholders of Cherry U.K. will receive approximately 3.7 million restricted shares of Company common stock in the aggregate, with an estimated fair value of approximately $90 million. In addition, the RCG creditors and Cherry U.K. shareholders have the right to receive additional consideration of up to 7.5 million restricted shares of Company common stock over the next two and one-half years, contingent upon the achievement of certain EBITDA levels by Resurgens during this timeframe. The transaction is subject to, among other things, Resurgens exceeding pre-defined levels of monthly revenues and gross margin, the receipt of the requisite corporate and regulatory approvals, the confirmation of RCG's Plan of Reorganization and the approval of Company stockholders.

     RCG, currently operating under the protection of Chapter 11 of the United States Bankruptcy Code, and Cherry U.K. are facilities-based providers of international network access, commonly referred to in the industry as carriers' carrier. In October 1997, John D. ("Jack") Phillips, a director of the Company, entered into a series of agreements whereby, among other things, he became the new Chairman and Chief Executive Officer of Resurgens. RCG filed for bankruptcy protection shortly thereafter. WorldCom, Inc. ("WorldCom"), a major customer and vendor of Resurgens, has subsequently provided Resurgens approximately $26 million of direct financial support through a debtor in possession facility and additional financial support, primarily through trade credits. Upon completion of the Resurgens acquisition, WorldCom is expected to own approximately 15% of Company on a fully diluted basis.

NOTE 10.  COMPREHENSIVE INCOME.

     The Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", effective January 1, 1998. For the three months ended March 31, 1998 and 1997, respectively, comprehensive and net income were the same for the Company.

ITEM 2 -- MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Disclosure Regarding Forward-Looking Statements

     Under the Private Securities Litigation Reform Act of 1995, companies are provided a "safe harbor" for making forward-looking statements about the potential risks and rewards of their strategies. The Company believes that it is in the best interest of its stockholders to use these provisions in discussing future events in this Form 10-Q and other communications. These forward-looking statements include the Company's plans for growth, the potential for development, acceptance of the Company's products and other factors that could affect the Company's future operations or financial position.

     The Company's ability to achieve its goals depends on many known and unknown risks and uncertainties, as well as changes in general economic and business conditions. These factors could cause the anticipated performance and results of the Company to differ materially from those described or implied in such forward-looking statements.

     Factors that could cause or contribute to such differences include the risks and uncertainties described in the Company's SEC reports, including the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997 and the Company's Registration Statement on Form S-3 (No. 333-43497).

  Overview

     The Company develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. The products offered by the Company include those manufactured by the Company as well as those manufactured by other telecommunications equipment manufacturers. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     During 1995 and 1996, the Company completed strategic and financial restructuring programs to strengthen its management team, reposition the Company as a provider of telecommunications products, improve its financial condition, reduce its operating costs and position the Company for future growth. These programs were undertaken following the significant losses incurred by the Company in the early 1990s, primarily due to a discontinued smart pay telephone business, and to take advantage of the significant growth opportunities within the Company's existing customer base and related markets. In November 1994, the Company began to rebuild its management team and change its strategic focus. The Company strengthened its management team by appointing a new Chief Executive Officer and by recruiting and hiring a new President and Chief Operating Officer, Executive Vice President of Business Development and experienced product development and manufacturing professionals. These individuals, together with other key managers recruited into the Company, have brought significant experience in manufacturing and marketing telecommunications equipment to the Company.

     The Company acquired five businesses during 1995 to 1997 in an effort to broaden its line of switching, transport and access products, enhance its product development capabilities and strengthen its technical base. Effective May 1995, the Company acquired AIT, Inc. ("AIT"), a full service provider of Northern Telecom switching systems, add-on frames and related circuit boards; effective October 1995, the Company acquired Westec Communications, Inc. ("Westec"), a provider of wireless products and services primarily to the cable television industry; effective January 1996, the Company acquired Sunrise Sierra, Inc. ("Sunrise"), a developer and manufacturer of intelligent transport and access products; effective January 1997, the Company acquired Cellular Infrastructure Supply, Inc. ("CIS"), a provider of mobile network equipment and related design, installation and technical support services to cellular, PCS and other wireless service providers; and effective August 1997, the Company acquired Galaxy Personal Communication Services ("Galaxy"), a RF engineering firm that provide system design, implementation, optimization and other value-added radio engineering and consulting services to the wireless service markets. The markets served by CIS and Galaxy complement the Company's traditional telephone service provider and private network operator markets.

     In the first quarter of 1998, the Company acquired ATI, a manufacturer of digital point-to-point microwave radio systems for short and long haul applications and a majority stake in NACT, a provider of advanced telecommunications switching platforms with integrated applications software. In May 1998, the Company signed definitive agreements to acquire Resurgens, a facilities-based provider of international network access, commonly referred to in the industry as carriers' carrier. These acquisitions have positioned the Company to offer its customers a complete telecommunications network solution, including proprietary equipment, planning and engineering services and access to international long distance.

     The Company realized significant improvements in its sales and operating results since 1994 as a result of the acquisitions and internal growth initiatives. The Company's total sales increased by 82.3% in 1997, 69.2% in 1996 and 97.2% in 1995. Total sales for the first quarter of 1998 increased by 68.0% over the fourth quarter of 1997. As the Company increased its product sales from 18.2% of total sales in 1994 to 79.0% of total sales in the first quarter of 1998, its gross profit margin before special charges increased from 12.9% in 1994 to 21.1% in 1995, 29.4% in 1996, 34.6% in 1997 and 41.7% in the first quarter of 1998. As a percentage of total sales, the Company's operating income
(loss) before special charges increased from (8.5%) in 1994 to 5.0% in 1995, 14.4% in 1996, 21.0% in 1997 and 27.9% in the first quarter of 1998. The Company will continue to seek further improvements in gross profit margin over time as product offerings include more internally developed, acquired and licensed products containing proprietary technology.

     Although the Company has aggressively pursued acquisitions in recent years, over 60 percent of the Company's total sales growth since 1994 has come from internal growth initiatives. The Company has had considerable success in growing businesses post acquisition, most notably AIT and CIS, as a result of its ability to provide working capital, an extensive base of telecommunications customers and a broad range of support services.

     Since January 1, 1995, the Company has significantly strengthened its balance sheet through improved operating results, a $115.0 million sale of convertible subordinated notes, a $26.2 million secondary public equity offering, proceeds from stock warrant and option exercises, and a five-year $10.0 million credit facility. The Company has used this capital for acquisitions and to support the working capital requirements associated with the Company's growth. The Company's working capital and stockholders' equity have increased from $2.3 million and $1.2 million, respectively, at December 31, 1994 to $118.2 million and $89.1 million, respectively, at March 31, 1998.

  Fluctuations in Quarterly Operating Results

     The Company's operating results have fluctuated significantly in the past. As the Company increases its number of telecommunications product offerings, its future operating results may vary significantly depending on factors such as the timing and shipment of significant orders, new product offerings by the Company and its competitors, market acceptance of new and enhanced versions of the Company's products, changes in pricing policies by the Company and its competitors, the availability of new technologies, the mix of distribution channels through which the Company's products are sold, the inability to obtain sufficient supplies of sole or limited source components for the Company's products, gains or losses of significant customers, the timing of customers' upgrade and expansion programs, changes in the level of operating expenses, the timing of acquisitions, seasonality and general economic conditions.

     The Company's sales during the first three months of 1998 included approximately $13.5 million from its AIT and CIS subsidiaries. AIT sells new and used Northern Telecom switching systems, add-on frames and circuit cards. CIS sells re-engineered cellular base stations and related mobile network equipment. These operations depend on a consistent supply of equipment to sustain their revenue levels. Additionally, individual sales by AIT and CIS are relatively large ($500,000 to $2.0 million), which subjects the Company to the risk of revenue fluctuations in the event that customers adjust the timing of their orders.

  Results of Operations

     The following table sets forth certain financial data, representing each line item in the Company's consolidated statements of operations expressed as a percentage of total sales, except other data, which is expressed as a percentage of the applicable revenue type:

                                                                 QUARTER ENDED
                                                                   MARCH 31,
                                                                ---------------
                                                                 1998     1997
                                                                ------    -----
Statement of Operations Data:
Sales of products...........................................      79.0%    76.4%
Service revenues............................................      21.0     23.6
                                                                ------    -----
          Total sales.......................................     100.0    100.0
Cost of products sold.......................................      46.9     49.2
Cost of services............................................      20.8     20.2
                                                                ------    -----
          Total cost of sales...............................      67.7     69.4
                                                                ------    -----
  Gross profit..............................................      32.3     30.6
Engineering and development.................................       2.2      1.6
Selling, general and administrative.........................       9.1      9.4
Amortization of goodwill....................................       2.4      1.4
In-process research and development.........................     140.0       --
Special charges.............................................       9.1       --
                                                                ------    -----
  Operating income (loss)...................................    (130.5)    18.2
Interest and other income...................................       3.5      1.6
Interest expense............................................      (4.2)      --
                                                                ------    -----
  Income (loss) before income taxes and minority
     interests..............................................    (131.2)    19.8
Income taxes................................................       3.5      6.9
                                                                ------    -----
  Income (loss) before minority interests...................    (134.7)    12.9
Minority interests in earnings of subsidiary................       1.9       --
                                                                ------    -----
  Net income (loss).........................................    (136.6)%   12.9%
                                                                ------    -----
Other Data:
Gross margin (before special charges):
  Products..................................................      45.3%    35.6%
  Services..................................................      28.1     14.6

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Sales. Total sales increased $15.5 million, or 76.4%, to $35.7 million in the first quarter of 1998 from $20.3 million in the first quarter of 1997. Product sales increased to 79.0% of total sales in the first quarter of 1998 from 76.4% in the first quarter of 1997.

     Product sales increased $12.8 million, or 82.5%, to $28.2 million in the first quarter of 1998 from $15.5 million in the first quarter of 1997. The increase related to sales generated by NACT and ATI, which were acquired effective March 1, 1998 and February 1, 1998, respectively, and an increase of mobile network equipment sold by CIS.

     Service revenues increased $2.7 million, or 56.9%, to $7.5 million in the first quarter of 1998 from $4.8 million in the first quarter of 1997. The increase related to engineering services performed by Galaxy, which was acquired effective July 1, 1997, and additional pay telephone refurbishment revenues.

     Gross Profit. Gross profit increased $5.3 million, or 86.0%, to $11.5 million in the first quarter of 1998 from $6.2 million in the first quarter of 1997. Gross profit margin increased to 32.3% in the first quarter of 1998 from 30.6% in the first quarter of 1997. Gross profit margin excluding the special charge of approximately $3.4 million (see Note 6 to "Financial Statements") was 41.7% in the first quarter of 1998. The improved performance resulted from economies of scale associated with the 76.4% increase in total sales and the change in sales mix to products, which generally carry a higher gross profit margin than service revenues.

     Gross profit margin on products sold increased to 40.6% in the first quarter of 1998 from 35.6% in the first quarter of 1997. Gross profit margin excluding the special charge was 45.3% in the first quarter of 1998. The improved margins related to the NACT and ATI sales of proprietary equipment and systems and the increase in sales of CIS mobile network equipment, all of which generally carry margins in excess of 40.0%. The Company's switching products experienced declines in gross margin during the first quarter of 1998 primarily related to margin pressure on sales of Northern Telecom add-on frames and related circuit boards.

     Gross profit margin on service revenues was 1.0% in the first quarter of 1998 as compared to 14.6% in the first quarter of 1997. Gross profit margin excluding the special charge was 28.1% in the first quarter of 1998. The improvement was due to the addition of consulting revenues from Galaxy, which was acquired effective July 1, 1997, and improved margins on pay telephone refurbishment revenues.

     Engineering and Development. Engineering and development expenses increased $472,000, or 149.1%, to $788,000 in the first quarter of 1998 from $316,000 in the first quarter of 1997. The increase in expenses was attributable to the acquisitions of NACT and ATI and the continued expansion of the Company's development group. Engineering and development expenses increased to 2.2% of total sales in the first quarter of 1998 from 1.6% of total sales in the first quarter of 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.3 million, or 69.8%, to $3.3 million in the first quarter of 1998 from $1.9 million in the first quarter of 1997. The increase related primarily to expenses associated with the operations of NACT, ATI and Galaxy, which were acquired subsequent to the first quarter of 1997. As a percentage of total sales, selling, general and administrative expenses decreased to 9.1% in the first quarter of 1998 from 9.5% in the first quarter of 1997.

     Amortization of Goodwill. Amortization of goodwill increased $580,000 to $864,000 in the first quarter of 1998 from $284,000 in the first quarter of 1997, primarily as a result of goodwill recorded in connection with the NACT, ATI and Galaxy acquisitions and additional goodwill recorded related to earnout performances for the CIS, AIT and Galaxy acquisitions.

     Operating Income Before Special Charges. Operating income before special charges increased $6.3 million, or 171.3%, to $10.0 million in the first quarter of 1998 from $3.7 million in the first quarter of 1997. Operating income margin increased to 27.9% in the first quarter of 1998 from 18.2% in the first quarter of 1997.

     Interest and Other Income. Interest and other income increased $902,000 to $1.3 million in the first quarter of 1998 from $367,000 in the first quarter of 1997 due to a significant increase in invested cash balances of the Company, resulting primarily from the sale of $115.0 million convertible subordinated notes in October 1997.

     Interest and Other Expense. Interest expense increased to $1.5 million in the first quarter of 1998 from $29,000 in the first quarter of 1997. The increase is primarily due to the interest recorded on the $115.0 million convertible subordinated notes sold in October 1997, which bear interest at 4.5% and the related debt issuance cost amortization.

     Income Taxes. The Company's effective income tax rate increased to 40.0% in the first quarter of 1998 from 35.0% in the first quarter of 1997. The Company's 1998 effective rate is unfavorably impacted by the significant increase in non-deductible goodwill amortization resulting from acquisitions.

  Purchased In-Process R&D

     Special charges in the first quarter of 1998 included $50.0 million for in-process research and development related to the first quarter 1998 acquisitions of ATI and a 67.3% interest in NACT (see Note 2 to the "Financial Statements"). Purchased in-process research and development, which consists of the value of NACT and ATI products in the development stage that are not considered to have reached technological feasibility, were expensed in accordance with applicable accounting rules. The Company expects to record an additional in-process research and development charge of approximately $22.0 million in the third quarter of 1998 in connection with the acquisition of the remaining 32.7% of NACT.

     The Income Approach was utilized to value the acquired research and development technologies in the NACT Acquisition. The Income Approach values technologies by projecting the potential cash flows related to those technologies and discounting the cash flows to their present values using a discount rate reflective of the risk of achieving the cash flows. The projected cash flows include estimates of the remaining costs to complete the in-process technologies.

     NACT provides advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. NACT designs, develops, and manufacturers all hardware and software elements necessary for a fully integrated, turnkey telecommunications switching solution. The nature of the in-process research and development was such that technological feasibility had not been attained as of the date of Acquisition. Failure to attain technological feasibility, especially given the high degree of customization required for complete integration into the NACT solution, would have rendered partially designed hardware and software useless for other applications. Incomplete design of hardware and software coding would create a non-connective, inoperable product that would have no alternative use.

     NACT's business plan called for a shift in market focus to larger customers, both domestic and international; therefore, NACT had numerous projects in development at the time of the acquisition. Additionally, the pending completion of a major release of NACT's billing system required significant development efforts to ensure continued integration with NACT's product suite.

     NACT had nine principal projects in the development pipeline at the time of acquisition. Most major projects had several ongoing sub-projects (e.g., a hardware design project and a software design project). These projects include significant redevelopment of some existing products and the creation of new products. The research and development projects were at various stages of development. Most new or redeveloped products were scheduled for release in 1998, while several other were scheduled for release in 1999. None of the in-process projects considered in the write-off had attained technological feasibility.

     For all in-process technologies, management estimated remaining costs to complete. These estimates were $3.3 million for 1998, and $1 million for 1999. The expected sources of funding were scheduled research and development expenses from the operating budget of NACT provided by the operating assets and liabilities of NACT.

     The Income Approach was also used to value the acquired research and development technologies in the ATI acquisition.

     ATI develops and manufactures a series of high-performance digital microwave/millimeter radio equipment. Their products reach across all frequency bands and data rates and offer numerous features. The nature of the in-process research and development was such that technological feasibility had not been attained as of the date of Acquisition. Failure to attain technological feasibility would have rendered partially designed equipment useless for other applications. ATI's products are designed for specific frequency bandwidths and, as such, are highly customized to those bandwidths and the needs of customers wishing to operate in them. Product is only partially completed for certain bandwidths cannot be used in other bandwidths.

     At the time of acquisition, ATI's primary product lines were FSK+, Compact, and QAM. ATI's management determined the following percentages of each product line were in-process technologies:

FSK+:                                         15.0% of units in development
Compact:                                      95.0% of units in development
QAM:                                         100.0% of units in development

     Between each product line, various stages of development had been reached. Additionally, within each product line, different units had reached various stages of development. Of the products management considered in-process, none had attained technological feasibility.

     For all in-process products, management estimated remaining costs to complete to be $3.1 million for 1998, $7.2 million for 1999, $7.6 million for 2000, $5.1 million for 2001, and $1.1 million for 2002. The expected sources of funding were scheduled R&D expenses from the operating budget of ATI provided by the operating assets and liabilities of ATI.

SPECIAL CHARGES

     In January 1998, the Company's senior management decided that the following actions were necessary to streamline operations and position the Company to service anticipated sales growth:

     - Close down the existing Orlando, Florida manufacturing and repair facility. Move the manufacturing of certain World Access products to the Company's Alpharetta, Georgia manufacturing facility.

     - Exit the contract manufacturing business.

     - Close down the four Lakeland, Florida facilities and move AIT operations to a new facility in Orlando, Florida. Repair operations would be integrated with AIT in this new facility.

     - Close down Westec's facility in Scottsdale, Arizona and integrate its operations into ATI's facility in Wilmington, Massachusetts.

     Shortly thereafter, senior management informed the operating management of the applicable divisions. All Orlando and Lakeland employees were informed in January and Westee employees were informed in February (subsequent to the closing of the ATI acquisition).

     Management carefully reviewed the provisions of EITF 94-3 in determining which costs related to the above actions should be included in a first quarter special charge. No costs were included in the charge that would derive future economic benefit to the Company, e.g., relocation of existing employees, recruiting and training of new employees and facility start-up costs. The special charge consisted of:

Obsolete and redundant inventories..........................  $3,360,000
Severance and termination benefits..........................     550,000
Idle facility costs.........................................   1,340,000
Idle equipment costs........................................   1,350,000
                                                              ----------
                                                              $6,600,000
                                                              ==========

     Severance and termination benefits were clearly communicated up front to the approximately 60 employees who lost their jobs as a direct result of the consolidations. Affected employees were notified shortly after the January and February employee meetings. Benefits were determined consistent with the Company's severance policy of one week of pay for each full year of service (minimum of two weeks) and continued benefits through the month severance pay is exhausted. Approximately 10 of these employees were involuntarily terminated in February and March, approximately 40 employees were involuntarily terminated in April and approximately 10 employees were involuntarily terminated in June. The Orlando and Lakeland facilities were closed in April and the Scottsdale facility was closed in June. The actual severance and termination benefit costs incurred by the Company were not materially different from the $550,000 recorded in the special charge.

     The idle facility and equipment portion of the special charge included the write-off of "old Orlando", Lakeland and Scottsdale leasehold improvements, provisions for the estimated costs to terminate idle facility and equipment leases, the write-off of Orlando manufacturing equipment not relocated to the Company's Alpharetta facility and certain phase-down expenses associated with the six facilities closed down. As of the date of this Report, the Company does not expect the actual costs for these items to be materially different from amounts recorded in the special charge.

     As previously noted, all activities that resulted in the first quarter special charge were completed by the Company as of June 30, 1998. Of the $3,240,000 special charge, approximately $1.4 million related to assets directly written-off of amounts charged to the reserve in the first quarter. As of March 31, 1998, approximately

$1.8 million of accrued special charges is included in Other current liabilities on the Company's March 31, 1998 balance sheet.

  Liquidity and Capital Resources

     Overview. Cash management is a key element of the Company's operating philosophy and strategic plans. Acquisitions to date have been structured to minimize the cash element of the purchase price and ensure that appropriate levels of cash are available to support the increased product development, marketing programs and working capital normally associated with the growth initiatives of acquired businesses. As of March 31, 1998, the Company had $63.3 million of cash and equivalents and $8.2 million in borrowings available under its credit line to support its current working capital requirements and strategic growth initiatives.

     Operating Activities. Cash provided from operating activities was $2.0 million in the first quarter of 1998 as compared to cash used by operations of $1.3 million in the first quarter of 1997.

     Accounts receivable increased $19.4 million, or 95.8%, to $39.7 million at March 31, 1998 from $20.3 million at December 31, 1997. This was due to the acquisitions of NACT, ATI and Galaxy and increased sales activity at the Company (first quarter 1998 sales were $35.7 million as compared to fourth quarter 1997 sales of $21.3 million). Average days sales outstanding at March 31, 1998 were approximately 90 days as compared to 81 days at December 31, 1997.

     Inventories increased $5.9 million, or 26.4%, to $28.3 million at March 31, 1998 from $22.4 million at December 31, 1997. This increase was due to the acquisitions of NACT and ATI and the planned build-up of CDX switching and WX-5501 inventories related to the closure of the Company's Orlando manufacturing facility. The increases above were offset by the $3.4 million provision for obsolete and redundant inventories related to the consolidation program initiated in the first quarter of 1998 (see Note 6 to "Financial Statements").

     Investing Activities. Cash used by investing activities, primarily for the acquisitions of businesses, was $59.3 million and $4.2 million for the first quarters of 1998 and 1997, respectively.

     On December 31, 1997, the Company entered into a stock purchase agreement with GST and GST USA to acquire 5,113,712 shares of NACT common stock owned by GST USA, representing approximately 63% of the outstanding shares of NACT common stock (the "NACT Stock Acquisition"). On February 27, 1998 the NACT Stock Acquisition was completed with GST USA receiving $59.7 million in cash and 1,429,907 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $26.9 million. This transaction increased the Company's ownership of NACT to 67.3%.

     On February 24, 1998 the Company entered into a merger agreement with NACT pursuant to which the Company agreed to acquire all of the shares of NACT common stock not already then owned by the Company or GST USA. Pursuant to the terms of the merger agreement, each share of NACT common stock will be converted into shares of Company common stock having a value of $17.50 per share based on the average of the daily closing price of Company common stock on the NASDAQ National Market for a pre-defined period prior to the closing (the "Closing Price"), provided that if the Closing Price is more than $25.52, then each share of NACT common stock will be converted into 0.6857 shares of Company common stock. If the Closing Price is less than $20.88, then the Company may elect to terminate the agreement. This merger is expected to be consummated in July 1998.

     On December 24, 1997, the Company entered into an agreement to acquire ATI. On January 29, 1998, the transaction was completed in its final form whereby ATI was merged with and into CIS (the "ATI Merger"). In connection with the ATI Merger, the stockholders of ATI received approximately $300,000 and 424,932 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $6.5 million.

     In addition to the 424,932 shares noted above, the stockholders of ATI were issued 209,050 restricted shares of the Company's common stock. These shares were immediately placed into escrow and will be released to the stockholders of ATI contingent upon the realization of predefined levels of pre-tax net income from ATI's operations during calendar years 1998 and 1999.

     In December 1997, the Company loaned ATI approximately $4.5 million. ATI used $2.6 million of the proceeds to pay off its line of credit with a bank and the remainder for working capital purposes. The note receivable from ATI is included in Other assets on the Company's December 31, 1997 balance sheet. During the first quarter of 1998, the note receivable was included in the Company's purchase price of ATI.

     During the first quarter of 1998 and 1997, the Company invested $1.9 million and $726,000, respectively, in capital expenditures. These expenditures were primarily for new manufacturing and test equipment, computer network and related communications equipment designed to upgrade the Company's management information systems and facilitate the integration of acquisitions, and facility improvements required in connection with the Company's growth.

     Financing Activities. Cash provided from financing activities was $2.5 million and $4.5 million for the first quarter of 1998 and 1997, respectively.

     On October 1, 1997, the Company sold $100.0 million in aggregate principal amount of convertible subordinated notes (the "Notes") under Rule 144A of the Securities Act of 1933. The Notes bear interest at the rate of 4.5% per annum, are convertible into Company common stock at an initial price of $37.03 per share and mature on October 1, 2002. Interest on the Notes is payable on April 1 and October 1 of each year, commencing on April 1, 1998. The Notes are general unsecured obligations of the Company and are subordinate in right of payment to all existing and senior indebtedness. The Company received $97.0 million from the sale of the Notes, after the initial purchasers' discount fees of $3.0 million.

     In addition to the Notes sold on October 1, 1997, the Company granted the initial purchasers an option to purchase up to an additional $15.0 million in Notes to cover over-allotments. On October 28, 1997, the initial purchasers exercised the over-allotment option in full and the Company received an additional $14.6 million, after the application of the initial purchasers' discount fees.

     The total discount fees of $3,450,000, along with approximately $550,000 of legal, accounting, printing and other expenses (the "Debt issuance costs") are being amortized to expense over the five year term of the Notes. Debt issuance costs of approximately $3.2 million, net of amortization, are included in Other assets on the Company's March 31, 1998 balance sheet.

     As of March 31, 1998 and 1997, the Company had borrowings of $1.8 million and $4.5 million, respectively, outstanding under its $10.0 revolving line of credit. Borrowings under the Company's line of credit are secured by a first lien on substantially all the assets of the Company. The bank agreement, which expires in March 2001, contains standard lending covenants, including financial ratios, restrictions on dividends and limitations on additional debt and the disposition of Company assets. Interest is paid at the rate of prime plus 1 1/4% or LIBOR plus 2 1/2%, at the option of the Company. As of the date of this Report, there were no amounts outstanding under the Company's line of credit.

     During the first quarter of 1998, the Company received approximately $4.4 million in cash, including related federal income tax benefits, from the exercises of incentive and non-qualified stock options and warrants by the Company's directors and employees.

     Income Taxes. As a result of the exercises of non-qualified stock options and warrants by the Company's directors and employees, the Company has realized a federal income tax benefit of approximately $2.7 million for the first quarter of 1998. Although this tax benefit does not have any effect on the Company's provision for income tax expense for 1998, it represents a significant cash benefit to the Company. This tax benefit is accounted for as a decrease in current income taxes payable and an increase in capital in excess of par value.

     Summary. The Company's improved operating performance and completion of the sale of $115.0 million of Notes in 1997 has significantly enhanced its financial strength and improved its liquidity. As of the date of this Report, the Company has approximately $60.0 million of cash and a $10.0 million revolving line of credit available. The Company believes that existing cash balances, available borrowings under the Company's line of credit and cash projected to be generated from operations will provide the Company with sufficient capital resources to support its current working capital requirements and business plans for at least the next 12 months.

YEAR 2000

     As a result of certain computer programs being written using two digits rather than four to define the applicable year, any of the Company's computer systems that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 (the so-called "Year 2000 Issue"). This could result in a system failure or miscalculations causing disruptions, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities.

     The Company is in the process of evaluating its computer systems to determine what modifications (if any) are necessary to make such systems compatible with the year 2000 requirements. However, because many of the Company's computer systems have been put into service within the last several years, the Company does not expect any such modifications to have a material adverse effect on the Company's consolidated results of operations, liquidity and capital resources.

     In addition, the Company is in the process of developing a plan whereby it will review the year 2000 readiness of its customers and suppliers. In doing so, the Company will undertake appropriate internal reviews and will contact certain of its significant customers to assess, to the extent possible, Year 2000 Issues related to the Company's products. In that regard, the Company has identified that certain of its products, including NACT's NTS 1000 billing System, are not year 2000 compliant. The Company is in the process of releasing new versions of such products and making necessary modifications to existing products to address the Year 2000 Issue. These new and revised products are expected to be available commencing in the first quarter of 1999. The Company expects that many of its customers will upgrade to the new products. However, there can be no assurance that the Company's customers will upgrade to the new year 2000 compliant products or that the modifications planned to certain of the existing products will be successful or completed in a timely manner. Although, the Company believes that it can address year 2000 readiness issues related to products, there may still be disruptions and or product failures that are unforeseen.

     The Company also intends to request assurances from its major suppliers that they are addressing the Year 2000 Issue and that the products and services procured or used by the Company will function properly or be available without interruption in the year 2000. Nevertheless, it will be impossible for the Company to fully assess the potential consequences if service interruptions occur from suppliers or in infrastructure areas such as utilities, communications, transportation, banking and government. As a result, the Company also intends to develop a business continuity plan to minimize the impact of such external events.

     While the Company's efforts to address year 2000 issues will involve additional costs and the time and effort of a number of Company employees, the Company believes, based on currently available information, that it will be able to manage its total year 2000 exposure.

     There can be no assurance, however, that the Company will be successful in its effort or that the computer systems of other companies on which World Access will rely will be timely modified, or that a failure to modify such systems by another company, or modifications that are incompatible with the Company's systems, would not have a material adverse effect on the Company's consolidated results of operations, liquidity and capital resources.

ITEM 3 -- QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     Not Applicable

                           PART II. OTHER INFORMATION

ITEM 2.  CHANGES IN SECURITIES

     On January 29, 1998, the Company completed the acquisition of Advanced TechCom, Inc., a Delaware corporation ("ATI"), pursuant to that certain Agreement and Plan of Merger dated as of December 24, 1998 by and among the Company, ATI, Cellular Infrastructure Supply, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, and Ernest H. Lin (the "Merger Agreement"). Pursuant to the Merger Agreement, (i) the issued and outstanding shares of ATI's Series A Preferred Convertible Preferred Stock, $.10 par value per share (the "ATI Preferred Stock"), were converted into the right to receive (the "Merger Stock Consideration") an aggregate of 424,932 shares of the Company's common stock, $.01 par value (the "Common Stock"); (ii) holders of the issued and outstanding shares of ATI's common stock, $.10 par value, were given a choice to convert their ATI common stock into ATI Preferred Stock on a one-for-one basis and thereupon receive the Merger Stock Consideration to the same extent as holders of ATI Preferred Stock or (b) receive $.01 in cash for each share of ATI common stock not so converted; and (iii) except for Dr. Lin, who received cash and shares of Common Stock, each holder of an option to acquire ATI common stock that was vested as of December 31, 1997 was paid cash in the amount equal to the difference (if any) between $1.00 and the exercise price of such ATI option multiplied by the number shares of ATI common stock underlying such option.

     In addition, the persons entitled to receive the Merger Stock Consideration are also entitled to receive up to an aggregate of 209,050 shares of Common Stock payable upon the achievement of certain earnings targets during 1998 and 1999 (the "Contingent Merger Stock"). The Contingent Merger Stock has been issued and placed into escrow pending its release to the persons entitled to receive the Merger Stock Consideration.

     The sale of the shares of Common Stock issued in connection with the Merger Agreement was not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption provided by Section 4(2) of the Securities Act.

     On February 27, 1998, the Company completed the acquisition (the "NACT Stock Acquisition") of 5,113,712 shares of the common stock of NACT Telecommunications, Inc. from GST Telecommunications, Inc., a federally chartered Canadian corporation ("GST"), and GST USA, Inc., a Delaware corporation and a wholly-owned subsidiary of GST ("GST USA"), pursuant to that certain Stock Purchase Agreement by and between the Company, GST and GST USA dated as of December 31, 1997. In connection with the NACT Stock Acquisition, the Company issued to GST USA 1,429,907 shares of Common Stock. The sale of the shares of Common Stock issued in connection with the NACT Stock Acquisition was not registered under the Securities Act in reliance on the exemption provided by
Section 4(2) of the Securities Act.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a) Exhibits

     27.1 Restated Financial Data Schedule

     (b) Reports on Form 8-K

     On February 13, 1998, the Company filed a report on Form 8-K, as amended by Amendment No. 1 thereto on Form 8-K/A filed on April 14, 1998, announcing that on January 29, 1998 the merger of ATI with and into CIS, a wholly-owned subsidiary of the Company was consummated.

     On February 20, 1998, the Company filed a report on Form 8-K announcing that the Company signed a letter of intent to acquire Cherry Communications Incorporated d/b/a Resurgens Communications Group ("RCG"). On May 18, 1998, the filed a report on Form 8-K announcing that the Company signed definitive agreements to acquire RCG and Cherry Communications U.K. Limited.

     On February 20, 1998, the Company filed a report on Form 8-K, as amended by Amendment No. 1 thereto on Form 8-K/A filed on February 25, 1998, announcing that on December 31, 1997 the Company signed a Stock Purchase Agreement pursuant to which the Company agreed to acquire 5,113,712 shares of common stock of NACT from GST Telecommunications, Inc. (the "Acquisition"). On March 13, 1998, the Company filed a report on Form 8-K announcing that on February 27, 1998 the Acquisition was consummated and that on February 24, 1998 the Company agreed to acquire all of the shares of NACT Common Stock not already then owned by the Company or GST USA, Inc.

     On April 23, 1998, the Company filed a report on Form 8-K, as amended by Amendment No. 1 thereto on Form 8-K/A filed on April 24, 1998, announcing the resignation of William P. O'Reilly from the Company's Board of Directors.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                                       Mark A. Gergel
                                                Executive Vice President and
                                                  Chief Financial Officer

Dated: September 2, 1998

                                   APPENDIX J

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM 8-K

                                 CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(D)
                                     OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                             ---------------------

         Date of Report (Date of earliest event reported): MAY 12, 1998

                               WORLD ACCESS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                         0-19998                       65-0044209
(State or other jurisdiction of    (Commission File Number)      (IRS Employer Identification
        incorporation)                                                      Number)

   945 E. PACES FERRY ROAD, SUITE 2240, ATLANTA, GEORGIA       30326
          (Address of principal executive offices)           (Zip Code)

      Registrant's telephone number, including area code:  (404) 231-2025

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

     On May 12, 1998, World Access, Inc. (the "Company") announced that it had entered into (i) a definitive Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("RCG") pursuant to which the Company will acquire RCG in a merger transaction (the "Merger"), and (ii) a Share Exchange Agreement and Plan of Reorganization (the "Exchange Agreement") with the sole shareholder (the "Shareholder") of Cherry Communications U.K. Limited ("Cherry U.K.") pursuant to which the Company will acquire Cherry U.K. in a share exchange transaction (the "Exchange").

     In connection with the Merger, the creditors of RCG will receive an aggregate of 9,375,000 shares of common stock of WAXS INC. ("New World Access"). New World Access is a wholly-owned subsidiary of the Company that will become the parent of the Company upon the completion of the previously reported acquisition of the shares of NACT Telecommunications, Inc. not already owned by the Company and the holding company reorganization to be effective in connection therewith (the "Holding Company Reorganization"). Of the shares of New World Access common stock to be issued to the RCG creditors, two-thirds will be held in escrow and will be released to the RCG creditors over the two and one-half years following the consummation of the Merger subject to the attainment of certain earnings levels for the combined business of RCG and Cherry U.K.

     In connection with the Exchange, the Shareholder will receive an aggregate of 1,875,000 shares of New World Access common stock, of which one-third will be issued to the Shareholder at closing and the remaining two-thirds will be issued and held in escrow and will be released to the Shareholder over the two and one-half year period following the consummation of the Exchange subject to the attainment of certain earnings levels for the combined business of RCG and Cherry U.K. The Exchange Agreement provides, however, that the number of shares of New World Access common stock to be received by the Shareholder will be reduced to the extent that New World Access is required to convert options to acquire shares of Cherry U.K. capital stock, which options may only be granted with the permission of New World Access, into options to acquire New World Access common stock.

     Each of the Merger and the Exchange is subject to the satisfaction of certain conditions customary in similar transactions, including the approval of the Company's stockholders and the consummation of the Holding Company Reorganization. The consummation of the Merger is also subject to the Bankruptcy Court's approval and confirmation of RCG's Plan of Reorganization which is expected to be filed by June 5, 1998. In addition, the Merger Agreement is subject to the approval of the Bankruptcy Court. Finally, the consummation of the Merger is a condition to the consummation of the Exchange, and the Exchange is a condition to the consummation of the Merger.

     The foregoing description of the Merger and the Exchange is qualified in its entirety by reference to the Merger Agreement and the Exchange Agreement which are filed as exhibits herewith.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c) Exhibits. The following exhibits are filed herewith by direct transmission via "edgar."

     99.1 Agreement and Plan of Merger and Reorganization dated as of May 12, 1998 by and among World Access, Inc., WAXS INC., WA Merger Corp. and Cherry Communications Incorporated (d/b/a Resurgens Communications Group).

     99.2 Share Exchange Agreement and Plan of Reorganization dated as of May 12, 1998 by and among World Access, Inc., WAXS INC., Cherry Communications U.K. Limited and Renaissance Partners II.

     99.3 Press Release issued on May 12, 1998 (regarding execution of definitive agreements to acquire RCG and Cherry U.K.).

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:     /s/ MARTIN D. KIDDER
                                            ------------------------------------
                                                      Martin D. Kidder
                                             Its Vice President and Controller

Dated as of May 18, 1998

                                                                    EXHIBIT 99.1

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                  BY AND AMONG

                              WORLD ACCESS, INC.,

                                   WAXS INC.,

                                WA MERGER CORP.

                                      AND

                    CHERRY COMMUNICATIONS INCORPORATED D/B/A

                         RESURGENS COMMUNICATIONS GROUP

                                  MAY 12, 1998

                               TABLE OF CONTENTS

                                                                                   PAGE
                                                                                   ----
ARTICLE 1.  DEFINITIONS..........................................................  J-10
  Section 1.1.       "Acquisition Proposal"......................................  J-10
  Section 1.2.       "Administrative Expense Claims".............................  J-10
  Section 1.3.       "Adverse Consequences"......................................  J-10
  Section 1.4.       "Affiliate".................................................  J-10
  Section 1.5.       "Agreement".................................................  J-10
  Section 1.6.       "Allowed Claims"............................................  J-10
  Section 1.7.       "Applicable Bankruptcy Law".................................  J-11
  Section 1.8.       "Articles of Merger"........................................  J-11
  Section 1.9.       "Bankruptcy Code"...........................................  J-11
  Section 1.10.      "Bankruptcy Court"..........................................  J-11
  Section 1.11.      "Business Day"..............................................  J-11
  Section 1.12.      "Certificate of Merger".....................................  J-11
  Section 1.13.      "Change of Control".........................................  J-11
  Section 1.14.      "Chapter 11 Case"...........................................  J-12
  Section 1.15.      "Cherry U.K."...............................................  J-12
  Section 1.16.      "Closing"...................................................  J-12
  Section 1.17.      "Closing Date"..............................................  J-12
  Section 1.18.      "Code"......................................................  J-12
  Section 1.19.      "Communications Act"........................................  J-12
  Section 1.20.      "Confidential Information"..................................  J-12
  Section 1.21.      "Consent"...................................................  J-12
  Section 1.22.      "Contingent Payment Stock"..................................  J-12
  Section 1.23.      "Controlled Group Liability"................................  J-12
  Section 1.24.      "Debtor's Schedules"........................................  J-12
  Section 1.25.      "DGCL"......................................................  J-12
  Section 1.26.      "DIP Financing".............................................  J-12
  Section 1.27.      "Disbursed Stock"...........................................  J-12
  Section 1.28.      "Disbursing Agent"..........................................  J-12
  Section 1.29.      "Disputed Claims"...........................................  J-12
  Section 1.30.      "District Court"............................................  J-12
  Section 1.31.      "EBITDA"....................................................  J-13
  Section 1.32.      "Effective Date"............................................  J-13
  Section 1.33.      "Effective Time"............................................  J-13
  Section 1.34.      "Employee Benefit Plan".....................................  J-13
  Section 1.35.      "Employee Pension Benefit Plan".............................  J-13
  Section 1.36.      "Employee Welfare Benefit Plan".............................  J-13
  Section 1.37.      "Environmental, Health, and Safety Laws"....................  J-13
  Section 1.38.      "ERISA".....................................................  J-13
  Section 1.39.      "ERISA Affiliate"...........................................  J-13
  Section 1.40.      "Exchange Act"..............................................  J-13
  Section 1.41.      "Expenses"..................................................  J-13
  Section 1.42.      "Extremely Hazardous Substance".............................  J-13
  Section 1.43.      "FCC".......................................................  J-13
  Section 1.44.      "Fiduciary".................................................  J-13
  Section 1.45.      "Final Order"...............................................  J-13
  Section 1.46.      "GAAP"......................................................  J-14
  Section 1.47.      "HSR Act"...................................................  J-14
  Section 1.48.      "Holding Company Reorganization"............................  J-14

                                                                                   PAGE
                                                                                   ----
  Section 1.49.      "IBCA"......................................................  J-14
  Section 1.50.      "Intellectual Property".....................................  J-14
  Section 1.51.      "Knowledge".................................................  J-14
  Section 1.52.      "Losses"....................................................  J-14
  Section 1.53.      "Merger"....................................................  J-14
  Section 1.54.      "Merger Consideration"......................................  J-14
  Section 1.55.      "Merger Sub"................................................  J-14
  Section 1.56.      "Merger Sub Stock"..........................................  J-14
  Section 1.57.      "Multi-employer Plan".......................................  J-14
  Section 1.58.      "Multiple Employer Plan"....................................  J-14
  Section 1.59.      "NACT"......................................................  J-14
  Section 1.60.      "NASDAQ"....................................................  J-14
  Section 1.61.      "New World Access"..........................................  J-14
  Section 1.62.      "New World Access Stock"....................................  J-15
  Section 1.63.      "Order".....................................................  J-15
  Section 1.64.      "Ordinary Course" or "Ordinary Course of Business"..........  J-15
  Section 1.65.      "PBGC"......................................................  J-15
  Section 1.66.      "Parties"...................................................  J-15
  Section 1.67.      "Party".....................................................  J-15
  Section 1.68.      "Performance Period"........................................  J-15
  Section 1.69.      "Person"....................................................  J-15
  Section 1.70.      "Petition Date".............................................  J-15
  Section 1.71.      "Plan"......................................................  J-15
  Section 1.72.      "Plan Disclosure Statement".................................  J-15
  Section 1.73.      "Prohibited Transaction"....................................  J-15
  Section 1.74.      "Proxy Statement"...........................................  J-15
  Section 1.75.      "PUC".......................................................  J-15
  Section 1.76.      "Qualified RCG Plan"........................................  J-15
  Section 1.77.      "RCG".......................................................  J-15
  Section 1.78.      "RCG Disclosure Schedule"...................................  J-15
  Section 1.79.      "RCG Financial Statements"..................................  J-15
  Section 1.80.      "RCG Intellectual Property Rights"..........................  J-15
  Section 1.81.      "RCG Material Adverse Effect"...............................  J-15
  Section 1.82.      "RCG Most Recent Balance Sheet".............................  J-15
  Section 1.83.      "RCG Most Recent Financial Statements"......................  J-15
  Section 1.84.      "RCG Most Recent Fiscal Month End"..........................  J-15
  Section 1.85.      "RCG Most Recent Fiscal Year End"...........................  J-16
  Section 1.86.      "RCG Plans".................................................  J-16
  Section 1.87.      "RCG Stock".................................................  J-16
  Section 1.88.      "Regulatory Authority"......................................  J-16
  Section 1.89.      "Reportable Event"..........................................  J-16
  Section 1.90.      "Required Consents".........................................  J-16
  Section 1.91.      "SEC".......................................................  J-16
  Section 1.92.      "Securities Act"............................................  J-16
  Section 1.93.      "Security Interest".........................................  J-16
  Section 1.94.      "Subsidiary"................................................  J-16
  Section 1.95.      "Surviving Corporation".....................................  J-16
  Section 1.96.      "Tax Returns"...............................................  J-16
  Section 1.97.      "Taxes".....................................................  J-16
  Section 1.98.      "Termination Fee"...........................................  J-17
  Section 1.99.      "Third-Party Intellectual Property Rights"..................  J-17

                                                                                   PAGE
                                                                                   ----
  Section 1.100.     "Trading Day"...............................................  J-17
  Section 1.101.     "U.K. Acquisition Agreement"................................  J-17
  Section 1.102.     "U.K. Acquisition"..........................................  J-17
  Section 1.103.     "WNSI"......................................................  J-17
  Section 1.104.     "World Access"..............................................  J-17
  Section 1.105.     "World Access Disclosure Schedule"..........................  J-17
  Section 1.106.     "World Access Material Adverse Effect"......................  J-17
  Section 1.107.     "World Access Most Recent Balance Sheet"....................  J-17
  Section 1.108.     "World Access Most Recent Financial Statements".............  J-17
  Section 1.109.     "World Access Most Recent Fiscal Month End".................  J-17
  Section 1.110.     "World Access Most Recent Fiscal Year End"..................  J-17
  Section 1.111.     "World Access SEC Documents"................................  J-17
  Section 1.112.     "World Access Stock"........................................  J-17
ARTICLE 2.  THE MERGER...........................................................  J-17
  Section 2.1.       The Merger..................................................  J-17
  Section 2.2.       Closing.....................................................  J-17
  Section 2.3.       Effective Time..............................................  J-18
  Section 2.4.       Effect of Merger............................................  J-18
  Section 2.5.       Charter and Bylaws..........................................  J-18
  Section 2.6.       Directors and Officers......................................  J-18
ARTICLE 3.  CONVERSION OF STOCK..................................................  J-18
  Section 3.1.       Conversion of Merger Sub Stock and RCG Stock................  J-18
ARTICLE 4.  ADJUSTMENTS..........................................................  J-18
  Section 4.1.       Adjustments.................................................  J-18
ARTICLE 5.  PLAN OF REORGANIZATION AND PAYMENT OF CLAIMS.........................  J-19
  Section 5.1.       Plan of Reorganization......................................  J-19
  Section 5.2.       Deposit of New World Access Stock...........................  J-19
  Section 5.3.       Payment of Claim............................................  J-19
  Section 5.4.       Contingent Payment of Claims................................  J-19
ARTICLE 6.  RELEASE OF CONTINGENT PAYMENT STOCK AND TRANSFER RESTRICTIONS........  J-20
  Section 6.1.       Release Criteria............................................  J-20
  Section 6.2.       Subsequent Performance......................................  J-20
  Section 6.3.       Accelerated Release.........................................  J-20
  Section 6.4.       Transfer Restrictions.......................................  J-21
ARTICLE 7.  REPRESENTATIONS AND WARRANTIES OF WORLD ACCESS, NEW WORLD ACCESS AND
  MERGER SUB.....................................................................  J-21
  Section 7.1.       Organization, Qualification, and Corporate Power............  J-21
  Section 7.2.       Capitalization..............................................  J-21
  Section 7.3.       Non-contravention...........................................  J-21
  Section 7.4.       Brokers' Fees...............................................  J-22
  Section 7.5.       World Access SEC Documents..................................  J-22
  Section 7.6.       Events Subsequent to World Access Most Recent Fiscal Year
                     End.........................................................  J-22
  Section 7.7.       Undisclosed Liabilities.....................................  J-23
  Section 7.8.       Opinion of Financial Advisor................................  J-24
  Section 7.9.       Litigation..................................................  J-24
  Section 7.10.      Exemption from Registration.................................  J-24
ARTICLE 8.  REPRESENTATIONS AND WARRANTIES OF RCG................................  J-24
  Section 8.1.       Organization, Qualification, and Corporate Power............  J-24
  Section 8.2.       Capitalization..............................................  J-24

                                                                                   PAGE
                                                                                   ----
  Section 8.3.       Non-contravention...........................................  J-24
  Section 8.4.       Brokers' Fees...............................................  J-25
  Section 8.5.       Title to Assets.............................................  J-25
  Section 8.6.       Subsidiaries................................................  J-25
  Section 8.7.       Financial Statements........................................  J-25
  Section 8.8.       Events Subsequent to RCG Most Recent Fiscal Year End........  J-26
  Section 8.9.       Undisclosed Liabilities.....................................  J-27
  Section 8.10.      Legal Compliance............................................  J-27
  Section 8.11.      Tax Matters.................................................  J-27
  Section 8.12.      Real Property...............................................  J-28
  Section 8.13.      Intellectual Property.......................................  J-28
  Section 8.14.      Tangible Assets.............................................  J-29
  Section 8.15.      Inventory...................................................  J-29
  Section 8.16.      Contracts...................................................  J-29
  Section 8.17.      Notes and Accounts Receivable...............................  J-30
  Section 8.18.      Insurance...................................................  J-30
  Section 8.19.      Litigation..................................................  J-30
  Section 8.20.      Employees...................................................  J-30
  Section 8.21.      Employee Benefits...........................................  J-30
  Section 8.22.      Guaranties..................................................  J-31
  Section 8.23.      Environment, Health, and Safety.............................  J-31
  Section 8.24.      Proxy Statement.............................................  J-31
ARTICLE 9.  COVENANTS............................................................  J-32
  Section 9.1.       Conduct of the Business of RCG and its Subsidiaries.........  J-32
  Section 9.2.       Conduct of Business of World Access and its Subsidiaries....  J-33
  Section 9.3.       Access to Books and Records.................................  J-33
  Section 9.4.       Approval of Stockholders of New World Access................  J-34
  Section 9.5.       Preparation of Proxy Statement..............................  J-34
  Section 9.6.       Affiliates..................................................  J-34
ARTICLE 10.  ADDITIONAL AGREEMENTS...............................................  J-34
  Section 10.1.      Best Efforts; Cooperation...................................  J-34
  Section 10.2.      Regulatory Matters..........................................  J-35
  Section 10.3.      Indemnification Regarding the Proxy Statement...............  J-35
  Section 10.4.      Notice of Developments......................................  J-35
  Section 10.5.      Notices and Consents........................................  J-35
  Section 10.6.      Indemnity...................................................  J-35
  Section 10.7.      Offers of Employment........................................  J-36
  Section 10.8.      Exclusive Dealing...........................................  J-36
  Section 10.9.      Bankruptcy Court Approval...................................  J-36
ARTICLE 11.  MUTUAL CONDITIONS TO CLOSING........................................  J-37
  Section 11.1.      Stockholder Approval........................................  J-37
  Section 11.2.      Regulatory Approvals........................................  J-37
  Section 11.3.      Litigation..................................................  J-37
  Section 11.4.      Proxy Statement.............................................  J-37
  Section 11.5.      Consummation of Holding Company Reorganization..............  J-37
  Section 11.6.      Resignations................................................  J-37
  Section 11.7.      Material Condition..........................................  J-37
  Section 11.8.      Consents....................................................  J-37
  Section 11.9.      Bankruptcy Court Approval...................................  J-37
  Section 11.10.     NASDAQ Listing..............................................  J-37
  Section 11.11.     U.K. Acquisition Transaction................................  J-38

                                                                                   PAGE
                                                                                   ----
ARTICLE 12.  CONDITIONS TO THE OBLIGATIONS OF NEW WORLD ACCESS...................  J-38
  Section 12.1.      Representations and Warranties..............................  J-38
  Section 12.2.      Performance of Obligations..................................  J-38
  Section 12.3.      Certificate Representing Satisfaction of Conditions.........  J-38
  Section 12.4.      Material Adverse Change.....................................  J-38
  Section 12.5.      Tax Opinion.................................................  J-38
  Section 12.6.      Legal Opinion...............................................  J-38
  Section 12.7.      Carrier Service Agreement...................................  J-38
  Section 12.8.      Operating Performance of RCG................................  J-38
  Section 12.9.      Approval of Plan and Order..................................  J-38
  Section 12.10.     Net Operating Losses........................................  J-38
  Section 12.11.     Net Worth...................................................  J-38
ARTICLE 13.  CONDITIONS TO OBLIGATIONS OF RCG....................................  J-39
  Section 13.1.      Representations and Warranties..............................  J-39
  Section 13.2.      Performance of Obligations..................................  J-39
  Section 13.3.      Certificate Representing Satisfaction of Conditions.........  J-39
  Section 13.4.      Material Adverse Change.....................................  J-39
  Section 13.5.      Approval of Plan and Order..................................  J-39
ARTICLE 14.  TERMINATION.........................................................  J-39
  Section 14.1.      Termination of Agreement....................................  J-39
  Section 14.2.      Effect of Termination and Breach............................  J-40
  Section 14.3.      Confidentiality Upon Termination............................  J-40
  Section 14.4.      Specific Performance........................................  J-40
ARTICLE 15.  GENERAL PROVISIONS..................................................  J-40
  Section 15.1.      Nonsurvival of Representations and Warranties...............  J-40
  Section 15.2.      Press Releases and Public Announcements.....................  J-40
  Section 15.3.      No Third-Party Beneficiaries................................  J-41
  Section 15.4.      Entire Agreement............................................  J-41
  Section 15.5.      Succession and Assignment...................................  J-41
  Section 15.6.      Counterparts................................................  J-41
  Section 15.7.      Notices.....................................................  J-41
  Section 15.8.      Governing Law; Jurisdiction.................................  J-41
  Section 15.9.      Amendments and Waivers......................................  J-42
  Section 15.10.     Severability................................................  J-42
  Section 15.11.     Construction................................................  J-42
  Section 15.12.     Incorporation of Exhibits and Schedules.....................  J-42
  Section 15.13.     Transaction Costs...........................................  J-42

EXHIBITS:

Exhibit A -- Form of Affiliate Agreement
Exhibit B -- Form of Employment Agreement
Exhibit C -- Carrier Service Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (as amended, supplemented or otherwise modified from time to time, the "Agreement"), dated as of the 12th day of May, 1998, is entered into by and among WORLD ACCESS, INC., a Delaware corporation ("World Access"), WAXS INC., a Delaware corporation and a wholly-owned subsidiary of World Access ("New World Access"), WA MERGER CORP., a Delaware corporation and a wholly-owned subsidiary of New World Access ("Merger Sub"), and CHERRY COMMUNICATIONS INCORPORATED d/b/a RESURGENS COMMUNICATIONS GROUP, an Illinois corporation ("RCG").

                                  WITNESSETH:

     WHEREAS, on October 24, 1997 (the "Petition Date"), RCG filed its petition, Case No. 97 B 32873 (the "Chapter 11 Case"), with the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"), under Chapter 11 of the Bankruptcy Code, 11 U.S.C. ss.ss. 101-1330 (as modified or amended, the "Bankruptcy Code"), and RCG has since continued in possession of its assets and in the management of its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

     WHEREAS, RCG intends to file with the Bankruptcy Court its Plan of Reorganization on or before May 31, 1998 (as amended, supplemented or otherwise modified from time to time, the "Plan");

     WHEREAS, RCG, intends to seek an order or orders of the Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code (i) confirming the Plan and (ii) approving this Agreement and each of the agreements and other documents contemplated hereby (such order or orders as approved and entered by the Bankruptcy Court being hereinafter referred to collectively as the "Order");

     WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement, will be merged with and into RCG (the "Merger");

     WHEREAS, on February 24, 1998, World Access, New World Access, WAXS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of New World Access, NACT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of New World Access, and NACT Telecommunications, Inc., a Delaware corporation and a majority-owned subsidiary of World Access ("NACT"), entered into that certain Agreement and Plan of Merger and Reorganization, pursuant to which, among other things, each of World Access and NACT will become wholly-owned subsidiaries of New World Access (the "Holding Company Reorganization");

     WHEREAS, the respective boards of directors of World Access, New World Access, RCG and Merger Sub deem it to be advisable, consistent with their respective long-term business strategies and in the best interests of their respective stockholders to consummate the Merger upon the terms and conditions set forth herein and in accordance with the Illinois Business Corporation Act (the "IBCA");

     WHEREAS, the respective boards of directors of all of the Parties have unanimously approved this Agreement, the board of directors of New World Access has directed that this Agreement be submitted to its stockholders for approval and adoption immediately following the consummation of the Holding Company Reorganization and the board of directors of RCG has directed that this Agreement be submitted to the Bankruptcy Court for approval;

     WHEREAS, the stockholder of Merger Sub has approved this Agreement prior to its execution;

     WHEREAS, World Access, New World Access, Cherry Communications U.K. Limited, a limited liability company organized under the laws of England ("Cherry U.K."), and certain affiliated parties have entered into that certain Stock Exchange Agreement and Plan of Reorganization of even date herewith (the "U.K. Acquisition Agreement") pursuant to which Cherry U.K. will become a wholly-owned subsidiary of New World Access (the "U.K. Acquisition");

     WHEREAS, the consummation of the transactions contemplated hereby is a condition to the consummation of the U.K. Acquisition, and the consummation of the U.K. Acquisition is a condition to the consummation of the transactions contemplated hereby;

     WHEREAS, RCG, World Access and New World Access desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions thereto; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the warranties and covenants herein contained, the Parties agree as follows:

                                   ARTICLE 1.

                                  DEFINITIONS

     Capitalized terms used in this Agreement shall have the definitions set forth in this Article 1.

     SECTION 1.1 "Acquisition Proposal" means any acquisition or purchase (or any inquiry or proposal with respect thereto) of all or any substantial portion of the assets of RCG or of over 10% of any class of equity securities of RCG, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving RCG other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to World Access or New World Access of the Merger.

     SECTION 1.2 "Administrative Expense Claims" shall mean and be the collective reference to all costs and expenses of administration of the Chapter 11 Case entitled to priority and payment under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and quarterly fees payable to the Office of the United States Trustee pursuant to 28 U.S.C. ss. 1930, including, (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the bankruptcy estate and operating the business of RCG (such as wages, salaries or commissions for services and payments for services or goods), and (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under Sections 330(a) or 331 of the Bankruptcy Code.

     SECTION 1.3 "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including reasonable court costs and reasonable attorneys' fees and expenses.

     SECTION 1.4 "Affiliate" means (a), with respect to each Party, an officer or director of such Party or any Person owning an equity interest of 10% or more of such Party, any direct or indirect wholly owned subsidiary of such Party, any other subsidiary owned directly or indirectly by a direct or indirect parent company of such Party or any other Person in which such Party has at least a 10% equity interest and (b) with respect to any Person not a Party, any Person who controls, is controlled by or is under common control with such Person and any officer or director of such Person or any other Person owning at least a 10% equity interest in such Person.

     SECTION 1.5 "Agreement" has the meaning set forth in the preamble to this Agreement.

     SECTION 1.6 "Allowed Claims" shall, with respect to a particular claim, mean: (a) if the holder of such claim has not timely filed a proof of claim within the applicable period of limitations fixed by the Bankruptcy Court pursuant to Bankruptcy Rule 3003(c)(3), and such claim either is not listed in the Debtor's Schedules or such claim is listed in the Debtor's Schedules as disputed, contingent or unliquidated, the amount of zero; (b) if the holder of a claim has duly filed a proof of claim within the applicable period of limitations fixed by the Bankruptcy Court pursuant to the Bankruptcy Rule 3003(c)(3), then (i) the amount stated in such proof of claim, if no objection thereto has been interposed within any applicable period of limitation fixed by applicable bankruptcy rules or as otherwise fixed by the Bankruptcy Court, or (ii) in the case of a claim to which a timely objection has been or may be made, such amount as shall be fixed by Final Order; or (c) with respect to a fee request by an employed professional pursuant to Bankruptcy Code
Section 327 or 1103, such amount as shall be fixed by Final Order of the Bankruptcy Court.

     SECTION 1.7 "Applicable Bankruptcy Law" means the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (as the same may be modified or amended) and the interpretation thereof by a court of competent jurisdiction.

     SECTION 1.8 "Articles of Merger" has the meaning set forth in Section 2.3 hereof.

     SECTION 1.9 "Bankruptcy Code" has the meaning set forth in the recitals hereto.

     SECTION 1.10 "Bankruptcy Court" has the meaning set forth in the recitals hereto.

     SECTION 1.11 "Business Day" means each day on which national banks in the Atlanta, Georgia, area are open for business.

     SECTION 1.12  "Certificate of Merger" has the meaning set forth in Section
2.3 hereof."

     SECTION 1.13  "Change of Control" shall be deemed to have occurred if:

          (a) any Person (including any syndicate or group deemed to be a "person" under Section 13(d) (3) of the Exchange Act), other than New World Access, any subsidiary of New World Access, or any employee benefit plan of New World Access or any such subsidiary, is or becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions (other than a merger or consolidation involving New World Access), of shares of capital stock of New World Access entitling such Person to exercise in excess of 50% of the total voting power of all shares of capital stock of New World Access entitled to vote generally in the election of directors;

          (b) there occurs any consolidation of New World Access with, or merger of New World Access into, any other Person, any merger of another Person into New World Access, or any sale or transfer of the assets of New World Access, as an entirety or substantially as an entirety, to another Person (other than either (i) any such transaction pursuant to which the holders of the New World Access Stock immediately prior to such transaction have, directly or indirectly, shares of capital stock of the continuing or surviving corporation immediately after such transaction which entitle such holders to exercise in excess of 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors or (ii) any merger (A) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of New World Access Stock or (B) which is effected solely to change the jurisdiction of incorporation of New World Access and results in a reclassification, conversion or exchange of outstanding shares of New World Access Stock solely into shares of common stock and separate series of common stock carrying substantially the same relative rights as the New World Access Stock); or

          (c) a change in the Board of Directors of New World Access in which the individuals who constituted the Board of Directors of New World Access at the beginning of the one-year period immediately preceding such change (together with any other director whose election by the Board of Directors of New World Access or whose nomination for election by the stockholders of New World Access was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or resignation) to constitute at least a two-thirds majority of the directors then in office.

     Notwithstanding the foregoing, any Change of Control that results from (i) WorldCom, Inc. ("WorldCom") or any of its Affiliates soliciting proxies or becoming a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of the majority of the members of the Board of Directors of New World Access on any matter or (ii) the merger, share exchange, consolidation or similar transaction between New World Access and WorldCom or any of its

Affiliates, without the prior written consent of New World Access, shall not be deemed a Change of Control for purposes of this Agreement.

     SECTION 1.14 "Chapter 11 Case" has the meaning set forth in the recitals hereto.

     SECTION 1.15 "Cherry U.K." has the meaning set forth in the recitals hereto.

     SECTION 1.16  "Closing" has the meaning set forth in Section 2.2 hereof.

     SECTION 1.17 "Closing Date" has the meaning set forth in Section 2.2 hereof.

     SECTION 1.18 "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

     SECTION 1.19 "Communications Act" means the Federal Communications Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     SECTION 1.20 "Confidential Information" means and includes written data, reports, interpretations, analyses, trade secrets, processes, drawings, photographs, records, specifications, designs, programs, product development activities, software packages and related documentation, technical know-how, concepts, theories, ideas, methods and procedures of operation, business or marketing plans, proposals, financial information, compiled data, communications, customer lists and data and equipment, as well as the nature and results of a Party's development activities and all other information and/or materials related to the business or activities of a Party, but excluding such information that is (a) generally available to the public, or (b) available, or becomes available, to a Party on a non-confidential basis prior to its disclosure from a Person authorized to disclose the same.

     SECTION 1.21 "Consent" means a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any Person pursuant to any contract, permit, law, regulation or order.

     SECTION 1.22  "Contingent Payment Stock" has the meaning set forth in
Section 5.2 hereof.

     SECTION 1.23 "Controlled Group Liability" means any and all liabilities under (a) Title IV of ERISA, (b) Section 302 of ERISA, (c) Sections 412 and 4971 of the Code, (d) the continuation coverage requirements of section 601 et seq. of ERISA and Section 4980B of the Code, and (e) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the World Access Plans with respect to World Access and its Subsidiaries, or the RCG Plans with respect to RCG.

     SECTION 1.24 "Debtor's Schedule" shall mean the schedules and statement of financial affairs of RCG, as amended, modified or supplemented from time to time, on file in the Chapter 11 Case.

     SECTION 1.25  "DGCL" means Title 8 of the Delaware Code, as amended.

     SECTION 1.26 "Dip Financing" shall mean post-petition financing provided to RCG by WNSI pursuant to an order of the Bankruptcy Court.

     SECTION 1.27 "Disbursed Stock" has the meaning set forth in Section 5.2 hereof.

     SECTION 1.28  "Disbursing Agent" shall have the meaning set forth in
Section 5.2 hereof.

     SECTION 1.29 "Disputed Claims" shall mean a claim as to which a proof of claim has been filed or deemed filed under applicable law, as to which an objection has been or may be timely filed and which objection, if timely filed, has not been withdrawn on or before any date fixed for filing such objections by the Plan or Final Order of the Bankruptcy Court and which objection has not been overruled or denied by a Final Order. Prior to the time that an objection has been or may be timely filed, for purposes of the Plan, a claim shall be Disputed Claim if (a) no corresponding claim has been listed in the Debtor's Schedules; or (b) the amount of the claim exceeds the amount thereof set forth in the Debtor's Schedules.

     SECTION 1.30 "District Court" means the United States District Court for the Northern District of Illinois, Eastern Division.

     SECTION 1.31 "EBITDA" means the sum of income before net interest and provision for income taxes, plus depreciation and amortization expense determined consistent with RCG's audited consolidated statement of income for the RCG Most Recent Fiscal Year End. Notwithstanding the foregoing, any change in the policies or procedures employed in determining the EBITDA of the Surviving Corporation shall be approved by a majority vote of the members of the audit committee of the Board of Directors of New World Access who are not Affiliates of WorldCom, Inc.

     SECTION 1.32 "Effective Date" means the date upon which the Plan shall become effective in accordance with the terms of the Plan.

     SECTION 1.33 "Effective Time" has the meaning set forth in Section 2.3 hereof.

     SECTION 1.34 "Employee Benefit Plan" means any (a) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-Employer Plan), or (d) Employee Welfare Benefit Plan (or material fringe benefit plan or program).

     SECTION 1.35 "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     SECTION 1.36 "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(l).

     SECTION 1.37 "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or waste into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or waste.

     SECTION 1.38 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     SECTION 1.39 "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     SECTION 1.40 "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     SECTION 1.41  "Expenses" has the meaning set forth in Section 10.8 hereof.

     SECTION 1.42  "Extremely Hazardous Substance" has the meaning set forth in
Section 302 of the Emergency Planning and Community Right to Know Act of 1986, as amended.

     SECTION 1.43  "FCC" means the Federal Communications Commission.

     SECTION 1.44  "Fiduciary" has the meaning set forth in ERISA Section 3(21).

     SECTION 1.45 "Final Order" shall mean an order of the Bankruptcy Court, the District Court, or any other court as to which (a) the time to appeal, petition for certiorari or to seek reargument or rehearing has expired and no appeal, reargument, certiorari petition or rehearing is pending; or (b) if any appeal, reargument, writ of certiorari or rehearing thereof has been sought, the order has been affirmed by the highest court to which such order was appealed or from which the reargument, certiorari, or rehearing was sought, and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired. (In the case of an order of the Bankruptcy Court, the time for appeal, for the purposes of this definition, shall be the time permitted for an appeal to the District Court.)

     SECTION 1.46 "GAAP" means United States generally accepted accounting principles as in effect from time to time. The requirement that such principles be consistently applied and applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

     SECTION 1.47 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

     SECTION 1.48 "Holding Company Reorganization" has the meaning set forth in the recitals hereto.

     SECTION 1.49  "IBCA" has the meaning set forth in the recitals hereto.

     SECTION 1.50 "Intellectual Property" means (a) all inventions (whether patentable or unpatentable), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade drafts, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connections therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier list, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights and (h) all copies and tangible embodiments thereof in whatever form or medium.

     SECTION 1.51 "Knowledge" means either (a) that an individual is actually aware of a particular fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of performing the duties which are normally performed by an individual acting in a similar capacity. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, executive officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

     SECTION 1.52 "Losses" means any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees and disbursements.

     SECTION 1.53  "Merger" has the meaning set forth in the recitals hereto.

     SECTION 1.54  "Merger Consideration" has the meaning set forth in Section
3.1 hereof.

     SECTION 1.55 "Merger Sub" has the meaning set forth in the preamble to this Agreement.

     SECTION 1.56 "Merger Sub Stock" means any share of the common stock, $.01 par value per share, of Merger Sub.

     SECTION 1.57 "Multi-employer Plan" has the meaning set forth in Section 3(37) of ERISA.

     SECTION 1.58 "Multiple Employer Plan" has the meaning set forth in Section 4063 of ERISA.

     SECTION 1.59  "NACT" has the meaning set forth in the recitals hereto.

     SECTION 1.60  "NASDAQ" means The Nasdaq National Market.

     SECTION 1.61 "New World Access" has the meaning set forth in the preamble to this Agreement.

     SECTION 1.62 "New World Access Stock" means any share of the common stock, $.01 par value per share, of New World Access.

     SECTION 1.63  "Order" has the meaning set forth in the recitals hereto.

     SECTION 1.64  "Ordinary Course" means any action taken by a Person only if
(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, or (b) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     SECTION 1.65  "PBGC" means the Pension Benefit Guaranty Corporation.

     SECTION 1.66 "Parties" means collectively, or any two or more of, World Access, New World Access, RCG and Merger Sub.

     SECTION 1.67  "Party" means any one of the Parties.

     SECTION 1.68 "Performance Period" has the meaning set forth in Section 6.1 hereof.

     SECTION 1.69 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or association, a limited liability company, a limited liability partnership, or a governmental entity (or any department, agency, or political subdivision thereof, including a Regulatory Authority).

     SECTION 1.70 "Petition Date" has the meaning set forth in the recitals hereto.

     SECTION 1.71  "Plan" has the meaning set forth in the recitals hereto.

     SECTION 1.72  "Plan Disclosure Statement" has the meaning set forth in
Section 5.1 hereof.

     SECTION 1.73  "Prohibited Transaction" has the meaning set forth in ERISA
Section 406 and Code Section 4975.

     SECTION 1.74 "Proxy Statement" has the meaning set forth in Section 9.5 hereof.

     SECTION 1.75  "PUC" has the meaning set forth in Section 10.2 hereof.

     SECTION 1.76  "Qualified RCG Plan" has the meaning set forth in Section
8.21 hereof.

     SECTION 1.77 "RCG" has the meaning set forth in the preamble to this Agreement.

     SECTION 1.78  "RCG Disclosure Schedule" has the meaning set forth in
Article 8 hereof.

     SECTION 1.79  "RCG Financial Statements" has the meaning set forth in
Section 8.7 hereof.

     SECTION 1.80 "RGC Intellectual Property Rights" has the meaning set forth in Section 8.13 hereof.

     SECTION 1.81 "RCG Material Adverse Effect" shall mean any change in or effect on the business of RCG and its Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, prospects, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of RCG and its Subsidiaries taken as a whole.

     SECTION 1.82 "RCG Most Recent Balance Sheet" means the consolidated balance sheet of RCG as of March 31, 1998 included in the RCG Most Recent Financial Statements.

     SECTION 1.83 "RCG Most Recent Financial Statements" has the meaning set forth in Section 8.7 hereof.

     SECTION 1.84 "RCG Most Recent Fiscal Month End" has the meaning set forth in Section 8.7 hereof.

     SECTION 1.85 "RCG Most Recent Fiscal Year End" has the meaning set forth in Section 8.7 of this Agreement.

     SECTION 1.86 "RCG Plans" means all Employee Benefit Plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one Person or more than one Person, sponsored or maintained by RCG or any of its Subsidiaries, or to which RCG, or any of its Subsidiaries, contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "RCG Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

     SECTION 1.87 "RCG Stock" means any share of the common stock, no par value per share, of RCG.

     SECTION 1.88 "Regulatory Authority" means, collectively, the FCC, PUCs, the Federal Trade Commission, the United States Department of Justice, the SEC, the National Association of Securities Dealers, Inc., and all national and state securities exchanges and any other governmental or regulatory body, agency, instrumentality or authority.

     SECTION 1.89 "Reportable Event" has the meaning set forth in ERISA Section 4043.

     SECTION 1.90 "Required Consents" has the meaning set forth in Section 7.3 hereof.

     SECTION 1.91  "SEC" means the Securities and Exchange Commission.

     SECTION 1.92 "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated hereunder.

     SECTION 1.93 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens for work done on the property to the extent that such liens arise in the Ordinary Course of Business and are not yet due and payable, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, in each case, where there exists no default in World Access's or any Subsidiary's obligations with respect to the underlying agreements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     SECTION 1.94 "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns (directly or indirectly) a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     SECTION 1.95  "Surviving Corporation" has the meaning set forth in Section
2.1 hereof.

     SECTION 1.96 "Tax Returns" means, collectively, (a) all reports, declarations, estimates, returns, information statements, and similar documents relating to, or required to be filed in respect of any Taxes, and (b) all information statements, returns, reports or similar documents required to be filed with respect to payments to (or from) third parties or with respect to transactions in which any Party or any of its Subsidiaries participates. The term "Tax Return" shall mean any one of the foregoing Tax Returns.

     SECTION 1.97 "Taxes" means, collectively, (a) all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, excise, severance, transfer, documentary, mortgage, registration, stamp, occupation, environmental, premium, property, windfall, profits, customs, duties, and other taxes, fees, assessments or charges of any kind whatever, including any estimates thereof, together with any interest, penalties and other additions with respect thereto, imposed by any federal, territorial, state, local or foreign government; and (b) any penalties, interest, or other additions to tax for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any Tax Return. The term "Tax" shall mean any one of the foregoing Taxes. When used with reference to a specified Person, the terms "Taxes" and "Tax" shall include only amounts of, or in respect of, Taxes for which such Person is, or could become, liable in whole or part (including any obligation in connection with a duty to collect, withhold, or pay over any Tax, any obligation to contribute to the payment of any Taxes determined on a consolidated, combined, or unitary basis, any liability as a transferee, or any liability as a result of any express or implied obligation to indemnity or pay the Tax obligations of another Person).

     SECTION 1.98 "Termination Fee" has the meaning set forth in Section 10.8.3 hereof.

     SECTION 1.99 "Third-Party Intellectual Property Rights" means, with respect to each of World Access and RCG, all licenses, sublicenses and other agreements as to which it is a party and pursuant to which it is authorized to use any third-party patents, trademarks, service marks or copyrights.

     SECTION 1.100 "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on NASDAQ.

     SECTION 1.101 "U.K. Acquisition Agreement" has the meaning set forth in the recitals hereto.

     SECTION 1.102 "U.K. Acquisition" has the meaning set forth in the recitals hereto.

     SECTION 1.103 "WNSI" means WorldCom Network Services, Inc., a Delaware corporation.

     SECTION 1.104 "World Access" has the meaning set forth in the preamble to this Agreement.

     SECTION 1.105 "World Access Disclosure Schedule" has the meaning set forth in Article 7 hereof.

     SECTION 1.106 "World Access Material Adverse Effect" shall mean (a) prior to the consummation of the Holding Company Reorganization, any change in or effect on the business of World Access and its Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, prospects, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of World Access and its Subsidiaries taken as a whole, and (b) after the consummation of the Holding Company Reorganization, any change in or effect on the business of New World Access and its Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, prospects, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of New World Access and its Subsidiaries taken as a whole.

     SECTION 1.107 "World Access Most Recent Balance Sheet" means the consolidated balance sheet of World Access as of December 31, 1997 included in the World Access SEC Documents.

     SECTION 1.108 "World Access Most Recent Financial Statements" means the consolidated financial statements for the year ended December 31, 1997 included in the World Access SEC Documents.

     SECTION 1.109 "World Access Most Recent Fiscal Month End" means December 31, 1997.

     SECTION 1.110 "World Access Most Recent Fiscal Year End" means December 31, 1997.

     SECTION 1.111  "World Access SEC Documents" has the meaning set forth in
Section 7.5 hereof.

     SECTION 1.112 "World Access Stock" means any share of the common stock, $0.01 par value per share, of World Access.

                                   ARTICLE 2.

                                   THE MERGER

     SECTION 2.1. The Merger. Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the IBCA and the DGCL, Merger Sub shall be merged with and into RCG at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and RCG, as the surviving corporation (the "Surviving Corporation"), shall continue to exist and be governed by the IBCA.

     SECTION 2.2. Closing. Upon the terms and subject to the conditions hereof, unless otherwise agreed upon by the Parties, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rogers & Hardin, 2700 International Tower, 229 Peachtree Street, Atlanta, Georgia 30303, commencing at 10:00 a.m. local time, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles 11 through 13 hereof, but in no event later than two business days thereafter (the date of such being referred to herein as the "Closing Date"), unless otherwise mutually agreed to by the Parties.

     SECTION 2.3. Effective Time. If all the conditions to the Merger set forth in Article 11 through 13 hereof shall have been satisfied or, if permissible, waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 14 hereof, the Parties hereto shall cause the Merger to be consummated by filing on the Closing Date (i) articles of merger meeting the requirements of the IBCA ("Articles of Merger") with the Secretary of State of the State of Illinois in such form as required by, and executed in accordance with such requirements of, the IBCA and (ii) a certificate of merger meeting the requirements of the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with such requirements of, the DGCL. The Merger shall become effective at the later of the time of filing of the Articles of Merger with the Secretary of State of the State of Illinois in accordance with the IBCA or of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such other time which the parties hereto shall have agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

     SECTION 2.4. Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the IBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, the separate existence of Merger Sub will cease and the Surviving Corporation shall succeed, without other transfer, to all the rights, privileges, powers, franchises and property of Merger Sub and, subject to the Plan and the Order, shall be subject to all the debts, duties and liabilities of Merger Sub in the same manner as if the Surviving Corporation had itself incurred them.

     SECTION 2.5. Charter and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of RCG, as in effect on the date hereof and otherwise amended prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until further amended as provided therein and in accordance with applicable law.

     SECTION 2.6. Directors and Officers. From and after the Effective Time, the directors and officers of RCG shall be the directors and officers of the Surviving Corporation.

                                   ARTICLE 3.

                              CONVERSION OF STOCK

     SECTION 3.1. Conversion of Merger Sub Stock and RCG Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time and by virtue of the Merger and without any further action on the part of the holder of any Merger Sub Stock or RCG Stock:

          (a) all shares of RCG Stock which are held by RCG as treasury stock, if any, shall be canceled and retired, and no consideration shall be paid or delivered in exchange therefor;

          (b) the shares of RCG Stock outstanding immediately prior to the Effective Time shall be canceled and retired and will cease to exist without the payment of any consideration therefor; and

          (c) each share of Merger Sub Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock without par value of the Surviving Corporation.

                                   ARTICLE 4.

                                  ADJUSTMENTS

     SECTION 4.1. Adjustments. In the event of any change in the New World Access Stock after the date hereof by reason of any stock dividend, stock split, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, then the New World Access Stock to be issued pursuant to Article 5 of this Agreement shall be adjusted appropriately on the Closing Date.

                                   ARTICLE 5.

                  PLAN OF REORGANIZATION AND PAYMENT OF CLAIMS

     Section 5.1. Plan of Reorganization. RCG shall file and use its best efforts to obtain the Bankruptcy Court's confirmation of the Plan, which shall provide, inter alia, for the consummation of the Merger in accordance with the terms and conditions of this Agreement. RCG shall also file and use its best efforts to obtain the Bankruptcy Court's approval of RCG's Disclosure Statement with respect to the Plan (the "Plan Disclosure Statement"). Both the Plan and the Plan Disclosure Statement, as filed and as confirmed and approved by the Bankruptcy Court, must in form and substance be acceptable to New World Access and RCG. World Access and its Affiliates shall cooperate in connection with preparing, filing and obtaining the approval of the Plan and the Plan Disclosure Statement. The Plan shall provide, inter alia, for (a) a pro-rata distribution of Disbursed Stock and Contingent Payment Stock as provided herein to holders of Allowed Claims and Administrative Expense Claims (including the Administration Expense Claim of WNSI arising in connection with the DIP Financing), and the approval of this Agreement; (b) except as otherwise provided in the Plan, the discharge of all indebtedness of and claims against RCG arising before confirmation of the Plan; and (c) certain transfer restrictions on the shares of New World Access Stock to be issued pursuant to this Agreement as set forth in
Section 6.4 hereof. RCG estimates that the aggregate amount of Allowed Claims will be approximately $300,000,000 to $350,000,000.

     SECTION 5.2. Deposit of New World Access Stock. At the Closing, New World Access and the Person appointed by the Bankruptcy Court pursuant to the Plan and the Order to act as "Disbursing Agent" under the Plan (the "Disbursing Agent") shall each execute a Disbursement Agreement reasonably acceptable to the Parties hereto and, in accordance therewith, New World Access shall deposit with the Disbursing Agent, immediately following the Effective Time, 3,125,000 shares of New World Access Stock ("Disbursed Stock") and 6,250,000 shares of New World Access Stock (the "Contingent Payment Stock").

     SECTION 5.3. Payment of Claims. In accordance with the terms and provisions of the Plan and unless otherwise provided therein, the Disbursing Agent under the Disbursement Agreement shall issue to each holder of an Allowed Claim and an Administrative Expense Claim (including the Administrative Expense Claim of WNSI arising in connection with the DIP Financing), its pro-rata share of Disbursed Stock based upon the amount of such claim.

     SECTION 5.4. Contingent Payments of Claims. The Disbursing Agent shall release to holders of Allowed Claims and Administrative Expense Claims (including the Administrative Expense Claim of WNSI arising in connection with the DIP Financing) their pro-rata share of Contingent Payment Stock, if, as, when and to the extent that the Contingent Payment Stock (or any portion thereof) is released pursuant to the terms of Article 6 hereof, in accordance with the terms and provisions of the Plan.

                                   ARTICLE 6.

         RELEASE OF CONTINGENT PAYMENT STOCK AND TRANSFER RESTRICTIONS

     SECTION 6.1. Release Criteria. The Contingent Payment Stock will be released by the Disbursing Agent pursuant to the terms and provisions of the Plan in the amounts and on the dates specified below if the sum of the EBITDA for (i) the Surviving Corporation and (ii) Cherry U.K. for the performance periods set forth below equals or exceeds the Target EBITDA for such performance period as set forth below:

                                                             PERCENTAGE OF
                                                           CONTINGENT PAYMENT
PERFORMANCE PERIOD                       RELEASE DATE     STOCK TO BE RELEASED   TARGET EBITDA
------------------                       ------------     --------------------   -------------
July 1, 1998 to and including
  December 31, 1998 (the "First
  Performance Period")...............  February 15, 1999            25%           $ 7,500,000
January 1, 1999 to and including
  December 31, 1999 (the "Second
  Performance Period")...............  February 15, 2000          37.5%           $29,000,000
January 1, 2000 to and including
  December 31, 2000 (the "Third
  Performance Period)................  February 15, 2001          37.5%           $36,500,000

     Notwithstanding the foregoing, if the Closing Date is (a) on or after July 15, 1998 but prior to August 16, 1998, then the First Performance Period shall commence on August 1, 1998 and shall terminate on (and including) December 31, 1998 and the Target EBITDA with respect thereto shall be reduced to $7,100,000,
(b) on or after August 16, 1998 but prior to September 30, 1998, then the First Performance Period shall commence on September 1, 1998 and shall terminate on (and including) December 31, 1998 and the Target EBITDA with respect thereto shall be reduced to $6,700,000, or (c) on or after September 30, 1998, then the First Performance Period shall commence on the first day of the calendar month in which the Closing occurs and shall terminate on (and including) the last day of the sixth calendar month following the month in which the Closing occurs, the release date shall be forty-five (45) days after the end of such period and the Target EBITDA shall be equal to the sum of (i) $2,100,000 for each calendar month of 1998 included in the First Performance Period and (ii) $2,400,000 for each calendar month of 1999 included in the First Performance Period.

     SECTION 6.2. Subsequent Performance. If the EBITDA for the Surviving Corporation and Cherry U.K. is less than the Target EBITDA required for the release of Contingent Payment Stock in either of the First or Second Performance Periods (and with respect to the Second Performance Period is no less than zero), then, notwithstanding the table above, the Contingent Payment Stock shall be released if the actual cumulative EBITDA for the Surviving Corporation and Cherry U.K. for such Performance Period and any subsequent Performance Periods equals or exceeds the cumulative Target EBITDA for such Performance Periods.

     SECTION 6.3. Accelerated Release. Notwithstanding anything to the contrary, (a) if during any calendar quarter of the Second Performance Period, the closing price per share of the New World Access Stock as reported by NASDAQ equals or exceeds $65.00 for any five consecutive Trading Days during such calendar quarter, then 25% of all of the shares of Contingent Payment Stock shall be released on February 15, 2000, provided that if no shares of Contingent Payment Stock are eligible for release during any such calendar quarter, then such shares of Contingent Payment Stock shall become eligible for release in a subsequent calendar quarter of the Second Performance Period if the closing price per share of the New World Access Stock as reported by NASDAQ equals or exceeds $65.00 for a total number of consecutive Trading Days during such subsequent calendar quarter equal to or exceeding the total number of Trading Days which such closing price was required to equal or exceed for (i) such subsequent calendar quarter and (ii) each of the previous calendar quarters beginning with the calendar quarter for which such shares of Contingent Payment Stock were not eligible for release; (b) if the combined EBITDA for the Surviving Corporation and Cherry U.K. for the Second Performance Period equals or exceeds $52,775,000, then the Contingent Payment Stock related to the Third Performance Period shall be released on February 15, 2000; and (c) all of the shares of Contingent Payment Stock shall be released upon a Change of Control (except to the extent that the ability to earn such shares has been lost under this Article 6) and the restrictions set forth in Section 6.4 shall not apply.

     Section 6.4 Transfer Restrictions. Notwithstanding anything to the contrary contained herein, (a) no holder of Disbursed Stock may, until the 365th day following the Closing Date, without the prior written consent of New World Access, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any such Disbursed Stock or any security convertible into or exchangeable or exercisable therefor, either publicly or privately, and (b) no holder of Contingent Payment Stock upon its release pursuant to Section 6.1 above may, until the 180th day following the release date thereof, without the prior written consent of New World Access, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of the Contingent Payment Stock so released or any security convertible into or exchangeable or exercisable therefor, either publicly or privately.

                                   ARTICLE 7.

                       REPRESENTATIONS AND WARRANTIES OF
                 WORLD ACCESS, NEW WORLD ACCESS AND MERGER SUB

     In order to induce RCG to enter into this Agreement, World Access, New World Access and Merger Sub, jointly and severally, represent and warrant to RCG that, except as set forth in the World Access SEC Documents or the Disclosure Schedule to be delivered by World Access to RCG within ten (10) Business Days of the date hereof (the "World Access Disclosure Schedule"), which World Access Disclosure Schedule shall identify exceptions by specific Section references:

     SECTION 7.1. Organization, Qualification, and Corporate Power. Each of World Access and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of World Access and its Subsidiaries is duly authorized and qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a World Access Material Adverse Effect. Each of World Access and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease, use and operate the properties owned, leased used and operated by it. The copies of the Certificate of Incorporation and the Bylaws of World Access and the equivalent organizational documents of each of its Subsidiaries, which have previously been made available to RCG, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     SECTION 7.2. Capitalization. The entire authorized common capital stock of World Access consists of 40,000,000 shares of World Access Stock, of which 21,848,701 shares were issued and outstanding as of May 8, 1998. The entire authorized common capital stock of New World Access consists of 40,000,000 shares of New World Access Stock, of which 1,000 were issued and outstanding as of May 8, 1998. No shares of World Access Stock or New World Access Stock are held in treasury. All of the issued and outstanding shares of World Access Stock have been duly authorized and are validly issued, fully paid, and nonassessable. Except as disclosed in the World Access SEC Documents, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require World Access or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to World Access and its Subsidiaries. World Access and its Subsidiaries have no outstanding bonds, debentures, notes or similar obligations the holders of which have the right to vote generally with holders of World Access Stock or New World Access Stock.

     SECTION 7.3. Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which World Access or any of its Subsidiaries is subject or any provision of the charter or bylaws of any of World Access or any of its Subsidiaries; or (b) except with respect to those agreements for which Consent shall be obtained prior to Closing, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which World Access or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a World Access Material Adverse Effect. Except for Consents required under or in relation to the (a) HSR Act, (b) the Communications Act and any rates, regulations, practices and policies of the FCC, (b) state securities or "blue sky" laws, (d) the Securities Act, (e) the Exchange Act, (f) the IBCA with respect to the filing of the Articles of Merger, (g) laws, rules, regulations, practices and orders of any PUC, foreign telecommunications regulatory agencies or similar state or foreign regulatory bodies, (h) rules and regulations of NASDAQ, and (i) such Consents and filings the failure of which to make or obtain would not have a World Access Material Adverse Effect, neither World Access nor any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any Consent of any Regulatory Authority in order for the Parties to consummate the transactions contemplated by this Agreement. All consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (a) through (h) are hereinafter referred to collectively as the "Required Consents."

     SECTION 7.4. Brokers' Fees. None of World Access or any of its Subsidiaries has any liability or obligation, contingent or otherwise, to pay any fees or commissions or similar payments to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except to The Robinson-Humphrey Company, Inc., whose fees and expenses will be paid by World Access in accordance with its agreement with such firm based upon arrangements made by or on behalf of World Access and previously disclosed to RCG.

     SECTION 7.5. World Access SEC Documents. Each of World Access and its Subsidiaries has timely filed with the SEC all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since December 31, 1995 with the SEC (such documents, as supplemented and amended since the time of filing, collectively, the "World Access SEC Documents"). The World Access SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The consolidated financial statements (including the related notes) of World Access included in the World Access SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (subject in the case of unaudited statements to the absence of footnotes and to normal, recurring and year-end audit adjustments which will not be material individually or in the aggregate) the consolidated financial position of World Access as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

     SECTION 7.6. Events Subsequent to World Access Most Recent Fiscal Year End. Since the World Access Most Recent Fiscal Year End, there has not been any World Access Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

          (a) none of World Access or any of its Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

          (b) none of World Access or any of its Subsidiaries has entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

          (c) no party (including World Access or any of its Subsidiaries) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any of World Access or any of its Subsidiaries is a party or by which any of them is bound;

          (d) none of World Access or any of its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

          (e) none of World Access or any of its Subsidiaries has made any material capital expenditures outside the Ordinary Course of Business;

          (f) none of World Access or any of its Subsidiaries has made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

          (g) World Access and its Subsidiaries have not created, incurred, assumed, or guaranteed more than $10,000,000 in aggregate indebtedness (other than internal debt between World Access and/or its Subsidiaries) for borrowed money and capitalized lease obligations;

          (h) other than is normal and customary with respect to their respective businesses, none of World Access or any of its Subsidiaries has granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

          (i) there has been no change made or authorized in the charter or bylaws of World Access or any of its Subsidiaries;

          (j) none of World Access or any of its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

          (k) none of World Access or any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (l) none of World Access or any of its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (m) none of World Access or any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (n) none of World Access or any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (o) none of World Access or any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers or employees outside the Ordinary Course of Business;

          (p) none of World Access or any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (q) none of World Access or any of its Subsidiaries has made any other material change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business; and

          (r) none of World Access or any of its Subsidiaries has committed to any of the foregoing.

     SECTION 7.7. Undisclosed Liabilities. None of World Access or any of its Subsidiaries has any material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, and whether due or to become due, including any liability for taxes), except for (a) liabilities set forth in the World Access Most Recent Balance Sheet and (b) liabilities which have arisen since the date of the World Access Most Recent Balance Sheet in the Ordinary Course of Business.

     SECTION 7.8. Opinion of Financial Advisor. World Access has received the opinion of The Robinson-Humphrey Company, Inc., dated the date of this Agreement, that, as of such date, the consideration to be paid to the shareholders and creditors of RCG hereunder is fair, from a financial point of view, to World Access.

     SECTION 7.9.  Litigation.  Neither World Access nor any of its Subsidiaries
(a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of World Access, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, and, to the Knowledge of World Access, no reasonable basis therefor exists.

     SECTION 7.10. Exemption from Registration. The New World Access Stock to be issued pursuant to this Agreement is being issued without registration under the Securities Act in reliance on the exemption therefrom afforded by Section 1145(a) of the Bankruptcy Code and, subject to the certain transfer restrictions contained herein, each holder of the New World Access Stock issued pursuant to this Agreement, other than any holder who shall be deemed (a) an "underwriter" within the meaning of Section 1145(b) of the Bankruptcy Code or (b) an Affiliate of New World Access, may resell such stock without registration under the Securities Act.

                                   ARTICLE 8.

                     REPRESENTATIONS AND WARRANTIES OF RCG

     In order to induce World Access to enter into this Agreement, RCG represents and warrants to World Access and New World Access that, except as set forth in the Disclosure Schedule to be delivered by RCG to World Access within ten (10) Business Days of the date hereof (the "RCG Disclosure Schedule"), which shall identify exceptions by specific Section references:

     SECTION 8.1. Organization, Qualification, and Corporate Power. Each of RCG and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of RCG and its Subsidiaries is duly authorized and qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have an RCG Material Adverse Effect. Each of RCG and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease, use, and operate the properties owned, leased, used, and operated by it. The copies of the articles of incorporation and the bylaws of RCG and the equivalent organizational documents of each of its Subsidiaries, which have previously been made available to World Access, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     SECTION 8.2. Capitalization. The entire authorized common capital stock of RCG consists of 10,000 shares of RCG Stock, of which 1,249 shares of RCG Stock are issued and outstanding. No shares of RCG Stock are held in treasury. All of the issued and outstanding shares of RCG Stock have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require RCG or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to RCG and its Subsidiaries. RCG and its Subsidiaries have no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of RCG Stock.

     SECTION 8.3. Non-contravention. Subject to Applicable Bankruptcy Law and to the entry of the Order by the Bankruptcy Court, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of RCG is subject or any provision of the charter or bylaws of RCG or any of its Subsidiaries; or
(b) except with respect to those agreements for which Consent shall be obtained prior to

Closing, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which RCG or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have an RCG Material Adverse Effect. Except as required by Applicable Bankruptcy Law and except for the Required Consents and such Consents and filings the failure of which to make or obtain would have an RCG Material Adverse Effect, neither RCG nor any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any Consent of any Regulatory Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

     SECTION 8.4. Brokers' Fees. RCG has no liability or obligation, contingent or otherwise, to pay any fees or commissions or similar payments to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     SECTION 8.5. Title to Assets. Each of RCG and its Subsidiaries has good and marketable title to all of its material properties and assets, real and personal, tangible and intangible, used by it, located on its premises, or shown on the RCG Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the RCG Most Recent Balance Sheet. All leases pursuant to which RCG or any of its Subsidiaries leases from other Persons material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the Knowledge of RCG, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) except where lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have an RCG Material Adverse Effect.

     SECTION 8.6. Subsidiaries. The RCG Disclosure Schedule sets forth for each Subsidiary of RCG (a) its name and jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock,
(c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (d) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of RCG have been duly authorized and are validly issued, fully paid, and nonassessable and were issued in accordance with applicable federal and state securities laws. RCG holds of record and owns beneficially all of the outstanding shares of each Subsidiary of RCG, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require RCG to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any such Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of RCG. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of RCG. None of RCG and its Subsidiaries controls directly or indirectly, or has any direct or indirect equity participation in, any corporation, partnership, trust, or other business association which is not a Subsidiary of RCG.

     SECTION 8.7. Financial Statements. The RCG Disclosure Schedule includes the following financial statements of RCG (collectively, the "RCG Financial Statements"): (a) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flows as of and for the fiscal year ended December 31, 1996; (b) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flows as of and for the fiscal year ended December 31, 1997 (the "RCG Most Recent Fiscal Year End"); and
(c) unaudited consolidated balance sheets and statements of income and cash flows (the "RCG Most Recent Financial Statements") as of and for the three months and year to date period ended March 31, 1998 (the "RCG Most Recent Fiscal Month End"). The RCG Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the consolidated financial condition of RCG as of such dates and the consolidated results of operations of RCG for such periods; provided, however, that the RCG Most Recent Financial Statements are subject to normal recurring adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Without limiting the generality of the foregoing, the RCG Most Recent Financial Statements accurately reflect anticipated material costs to complete all contracts or services pursuant to which RCG or any of its Subsidiaries has agreed to furnish products and services in accordance with GAAP applied on a basis consistent with the RCG Financial Statements for the RCG Most Recent Fiscal Year End.

     SECTION 8.8. Events Subsequent to RCG Most Recent Fiscal Year End. Since the RCG Most Recent Fiscal Year End, there has not been any RCG Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

          (a) none of RCG or any of its Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

          (b) none of RCG or any of its Subsidiaries has entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

          (c) no party (including RCG or any of its Subsidiaries) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which RCG or any of its Subsidiaries is a party or by which any of them is bound;

          (d) none of RCG or any of its Subsidiaries has imposed any Security Interest upon any of its material assets, tangible or intangible;

          (e) none of RCG or any of its Subsidiaries has made any material capital expenditures outside the Ordinary Course of Business;

          (f) none of RCG or any of its Subsidiaries has made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

          (g) none of RCG or any of its Subsidiaries has created, incurred, assumed, or guaranteed more than $50,000 in aggregate indebtedness for borrowed money (other than amounts outstanding under the DIP Financing) and capitalized lease obligations;

          (h) other than is normal and customary with respect to their respective businesses, none of RCG or any of its Subsidiaries has granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

          (i) there has been no change made or authorized in the charter or bylaws of RCG or any of its Subsidiaries;

          (j) none of RCG or any of its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

          (k) none of RCG or any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (l) none of RCG or any of its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (m) none of RCG or any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (n) none of RCG or any of its Subsidiaries has entered into any material employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

          (o) none of RCG or any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers or employees outside the Ordinary Course of Business;

          (p) none of RCG or any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (q) none of RCG or any of its Subsidiaries has made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

          (r) none of RCG or any of its Subsidiaries has committed to any of the foregoing.

     SECTION 8.9. Undisclosed Liabilities. None of RCG or any of its Subsidiaries has any material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, and whether due or to become due, including any liability for taxes), except for (a) liabilities set forth in the RCG Most Recent Balance Sheet, (b) liabilities which have arisen since the date of RCG Most Recent Balance Sheet in the Ordinary Course of Business, and (c) liabilities disclosed or provided for in the Plan to the extent and in the amounts so disclosed or provided for.

     SECTION 8.10. Legal Compliance. Each of RCG and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, ordinances, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or, to the Knowledge of RCG, threatened against it alleging any failure so to comply, except where the failure to comply would not have an RCG Material Adverse Effect.

     SECTION 8.11. Tax Matters. Except with respect to any such matters that would not, in the aggregate, have an RCG Material Adverse Effect, (a) each of RCG and its Subsidiaries has duly filed all federal and state income Tax Returns and all other material Tax Returns (including those filed on a consolidated, combined or unitary basis) required to have been filed by RCG or any of its Subsidiaries prior to the date hereof and will file, on or before the Effective Time, all such returns which are required to be filed after the date hereof and on or before the Effective Time, (b) all of the foregoing returns and reports are true and correct in all material respects, and each of RCG and its Subsidiaries has paid or, prior to the Effective Time, will pay all Taxes required to be paid in respect of the periods covered by such returns or reports to any federal, state, foreign, local or other taxing authority, (c) each of RCG and its Subsidiaries has paid or made adequate provision in the RCG Financial Statements for all Taxes payable in respect of all periods ending on or prior to December 31, 1997, (d) neither RCG nor any of its Subsidiaries will have any material liability for any Taxes in excess of the amounts so paid or reserves so established or is delinquent in the payment of any material Tax, assessment or governmental charge, and none of them has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed, (e) no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed in writing (tentatively or definitely), in each case, by any taxing authority, against RCG or any of its Subsidiaries for which there are not adequate reserves in the RCG Most Recent Balance Sheet,
(f) as of the date of this Agreement, there are no extensions or waivers or pending requests for extensions or waivers of the time to assess or collect any such Tax, (g) the federal income Tax Returns of RCG have not been audited, (h) neither RCG nor any of its Subsidiaries is nor has been a party to any tax sharing agreement with any corporation which is not currently a member of the affiliated group of which RCG is currently a member, (i) there are no liens for Taxes on any assets of RCG or any of its Subsidiaries (other than statutory liens for taxes not yet due or liens for which adequate reserves have been established in the RCG Financial Statements, (j) each of RCG and its Subsidiaries has withheld and paid (and until the Effective Time will withhold and pay) all income, social security, unemployment, and all other material payroll Taxes required to be withheld

(including pursuant to Sections 1441 and 1442 of the Code or similar provisions under foreign law) and paid by it in connection with amounts paid to any employee, independent contractor, stockholder, creditor or other third party, and (k) RCG has not filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

  SECTION 8.12.  Real Property

     8.12.1. Neither RCG nor any of its Subsidiaries owns any real property.

     8.12.2. To the knowledge of RCG, the RCG Disclosure Schedule lists and describes briefly all real property leased or subleased to RCG or its Subsidiaries. RCG shall deliver to World Access concurrent with the delivery of the RCG Disclosure Schedule correct and complete copies of the leases and subleases listed on the RCG Disclosure Schedule (as amended to date). With respect to each material lease and sublease listed on the RCG Disclosure
Schedule:

          (a) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

          (b) no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

          (c) no party to the lease or sublease has repudiated any material provision thereof;

          (d) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

          (e) neither RCG nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

          (f) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.

  SECTION 8.13.  Intellectual Property

     8.13.1. Each of RCG and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trade secrets, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in its business as currently conducted, except as would not reasonably be expected to have an RCG Material Adverse Effect.

     8.13.2. Except as would not reasonably be expected to have an RCG Material Adverse Effect (a) neither RCG nor any of its Subsidiaries is or will be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third-Party Intellectual Property Rights; (b) no claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by RCG or any of its Subsidiaries (the "RCG Intellectual Property Rights"), any trade secret material to RCG, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through RCG or any of its Subsidiaries, are currently pending or, to the Knowledge of RCG, are overtly threatened by any Person; and (c) RCG does not know of any valid ground for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by RCG or any of its Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret, (ii) against the use by RCG or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of RCG or any of its Subsidiaries as currently conducted or as proposed to be conducted, (iii) challenging the ownership, validity or effectiveness of the RCG Intellectual

Property Rights or other trade secret material to RCG, or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by RCG or any of its Subsidiaries.

     8.13.3. To the Knowledge of RCG, all material patents, registered trademarks, service marks and copyrights held by RCG and its Subsidiaries are valid and subsisting. To the knowledge of RCG, there is no material unauthorized use, infringement or misappropriation of the RCG Intellectual Property by any third party, including any employee or former employee of RCG or any of its subsidiaries.

     SECTION 8.14. Tangible Assets. The buildings, machinery, equipment, and other tangible assets that RCG and its Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

     SECTION 8.15. Inventory. Neither RCG nor any of its Subsidiaries owns any inventory.

     SECTION 8.16. Contracts. The RCG Disclosure Schedule lists the following contracts and other agreements to which RCG or any of its Subsidiaries is a party:

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

          (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

          (c) any agreement concerning a partnership or joint venture;

          (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (e) any material agreement concerning confidentiality or noncompetition;

          (f) any material agreement with any Affiliates of RCG or any of its Subsidiaries;

          (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (h) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $150,000 or providing material severance benefits;

          (i) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

          (j) any agreement under which the consequences of a default or termination could have an RCG Material Adverse Effect not identified on any other Schedule hereto; and

          (k) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

     RCG shall deliver to World Access concurrent with the delivery of the RCG Disclosure Schedule or make available for World Access's review a correct and complete copy of each written agreement listed in the RCG Disclosure Schedule (as amended to date), which shall be deemed to be Schedules for purposes of
Section 15.12 hereof, and a written summary setting forth the material terms and conditions of each oral agreement referred to in the RCG Disclosure Schedule. Except as set forth on the RCG Disclosure Schedule, to the Knowledge of RCG, with respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (b) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (c) no party has repudiated any material provision of the agreement.

     SECTION 8.17. Notes and Accounts Receivable. All notes and accounts receivable of each of RCG and its Subsidiaries are reflected properly on its books and records, are valid receivables, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the RCG Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in the Ordinary Course of Business of RCG.

     SECTION 8.18. Insurance. Each of RCG and its Subsidiaries has been and is insured with respect to its properties and conduct of its business in such amounts and against such risks as are reasonable in relation to its business and will maintain such insurance at least through the Effective Time.

     SECTION 8.19. Litigation. Except for the Chapter 11 Case and the proceedings brought to enforce or determine the Allowed Claims and the Disputed Claims and other than orders of the Bankruptcy Court, neither RCG nor any of its Subsidiaries (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of RCG, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, and to the Knowledge of RCG, no reasonable basis therefor exists.

     SECTION 8.20. Employees. To the Knowledge of RCG, no executive, key employee, or significant group of employees plans to terminate employment with RCG or its Subsidiaries during the next six months. Neither RCG nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years.

  SECTION 8.21.  Employee Benefits

     8.21.1. The RCG Disclosure Schedule lists all RCG Plans. With respect to each RCG Plan, RCG has made available to World Access a true, correct and complete copy of: (a) each writing constituting a part of such RCG Plan, including all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (b) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (c) the current summary plan description, if any; (d) the most recent annual financial report, if any; and
(e) the most recent determination letter from the Internal Revenue Service, if any.

     8.21.2. The Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each RCG Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified RCG Plan") and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified RCG Plan or the related trust.

     8.21.3. All contributions required to be made to any RCG Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any RCG Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in the RCG Financial Statements.

     8.21.4. Each of RCG and its Subsidiaries has complied, and is now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the RCG Plans. There is not now, and there are no existing circumstances that standing alone could give rise to, any requirement for the posting of security with respect to an RCG Plan or the imposition of any lien on the assets of RCG under ERISA or the Code.

     8.21.5. No RCG Plan is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code. No RCG Plan is Multi-employer Plan or a Multiple Employer Plan, nor has RCG, nor any of its ERISA

Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multi-employer Plan or Multiple Employer Plan.

     8.21.6. There does not now exist, and there are no existing circumstances that could result in, any Controlled Group Liability that would be a liability of RCG or any of its Subsidiaries following the Closing, other than normal funding responsibilities. Without limiting the generality of the foregoing, neither RCG nor any of its ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

     8.21.7. Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither RCG nor any of it Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

     8.21.8. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee or director or former employee or former director of RCG or any of its Subsidiaries, pursuant to a "change in control" or "change of control" or otherwise. Without limiting the generality of the foregoing, no amount paid or payable by RCG or any of its Subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

     8.21.9. There are no pending or, to the Knowledge of RCG, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the RCG Plans, any fiduciaries thereof with respect to their duties to the RCG Plans or the assets of any of the trusts under any of the RCG Plans which could reasonably be expected to result in any material liability of RCG to the PBGC, the Department of Treasury, the Department of Labor or any Multi-employer Plan.

     SECTION 8.22. Guaranties. Other than claims against RCG in the Bankruptcy Case, neither RCG nor any of its Subsidiaries is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

     SECTION 8.23.  Environment, Health, and Safety

     8.23.1. Each of RCG and its Subsidiaries: (a) has complied with the Environmental, Health, and Safety Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any such failure to comply; (b) has obtained and has at all times been and is in substantial compliance with all of the terms and conditions of all permits, licenses, and other authorizations, certifications and training which are required under any of the Environmental, Health, and Safety Laws; (c) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws; and (d) will provide World Access within ten Business Days hereof, with copies within its possession or control of all environmental assessments, complaints, claims, consent orders or agreements, notices of violations, governmental inquiries and permits issued or arising under or subject or relating or pursuant to any Environmental, Health and Safety Laws for any property owned, now or in the past or to be acquired prior to Closing, by RCG or any of its Subsidiaries, and such copies shall be deemed to be Schedules for purposes of Section 15.12 hereof.

     8.23.2. Neither RCG nor any of its Subsidiaries has any material liability, and neither RCG nor any of its Subsidiaries or any of their respective predecessors has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could give rise to any material liability, for contamination or damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

     SECTION 8.24. Proxy Statement. None of the information supplied or to be supplied by or on behalf of RCG or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the stockholders of New World Access, and at the time of the meeting of stockholders of New World Access to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE 9.

                                   COVENANTS

     SECTION 9.1. Conduct of Business of RCG and its Subsidiaries. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated by any other provision of this Agreement or except as authorized by Bankruptcy Court order, each of RCG and its Subsidiaries shall (a) conduct its business in the Ordinary Course or as permitted by the Bankruptcy Court; (b) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees; and (c) except as required by law, regulation or Bankruptcy Court order, take no action which would adversely affect or delay the ability of any Party to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or except as authorized by Bankruptcy Court order, neither RCG nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of World Access, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its charter or bylaws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of (i) any shares of capital stock of RCG or any of its Subsidiaries of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of RCG or any of its Subsidiaries, or (ii) other than in the Ordinary Course, any property or assets of RCG or any of its Subsidiaries;

          (c) (i) except for amounts of DIP Financing not in excess of $25,000,000, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or make any loans or advances, (ii) other than in the Ordinary Course, terminate, cancel or request any material change in, or agree to any material change in, any contract or agreement listed in the RCG Disclosure Schedule or enter into any contract or agreement material to its business, results of operations or financial condition, (iii) make or authorize any capital expenditure, other than capital expenditures in the Ordinary Course that have been budgeted for calendar year 1998 and disclosed to World Access that are not, in the aggregate, in excess of $2,500,000, or (iv) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this
     Section 9.1;

          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (f) amend the terms of, repurchase, redeem or otherwise acquire any of its securities or propose to do any of the foregoing;

          (g) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than pursuant to Bankruptcy Court order or the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against on the RCG most recent Balance Sheet and only to the extent of such reserves;

          (h) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business consistent with past practice or as required by GAAP;

          (i) make any tax election or settle or compromise any material federal, state or local United States income tax liability, or any income tax liability of any other jurisdiction, other than those made in the Ordinary Course of Business consistent with past practice and those for which specific reserves have been recorded on the RCG Most Recent Balance Sheet and only to the extent of such reserves;

          (j) enter into or amend any contract, agreement, commitment or arrangement with, or enter into any transaction with, or make any payment to or on account or behalf of, any Affiliate of RCG or any of its Subsidiaries; or

          (k) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of RCG contained in this Agreement untrue or incorrect or prevent RCG from performing or cause RCG not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

     SECTION 9.2. Conduct of World Access and its Subsidiaries. During the period from the date of this Agreement to the Effective Time, except for any actions taken by World Access or New World Access relating to any other acquisitions or business combinations with a non-Affiliate or as expressly contemplated by any other provision of this Agreement, each of World Access and its Subsidiaries shall (a) conduct its business in the Ordinary Course, (b) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (c) except as required by law or regulation, take no action which would adversely affect or delay the ability of any Party to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement. By way of amplification and not limitation, except for any actions taken by World Access relating to any other acquisitions or business combinations with a non-Affiliate or as expressly contemplated by any other provision of this Agreement, neither World Access nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of RCG, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its charter or bylaws or equivalent organizational documents;

          (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that (i) any Subsidiary may pay dividends or make other distributions to World Access or any other Subsidiary and (ii) World Access or New World Access may adopt a rights plan or "poison pill";

          (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (d) sell, transfer, license, sublicense or otherwise dispose of any material assets having a value in excess of $10,000,000; or

          (e) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of World Access contained in this Agreement untrue or incorrect or prevent World Access from performing or cause World Access not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

     SECTION 9.3. Access to Books and Records. Each of the Parties will, and World Access and RCG will cause each of their respective Subsidiaries to, permit representatives of the other Parties to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Parties and their Subsidiaries in accordance with reasonable procedures required by the Parties that are designed to minimize the impact on each Party's business. Each of the Parties will treat and hold as such any Confidential Information it receives from any of the Parties and their Subsidiaries in the course of the reviews contemplated by this Section, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return all tangible embodiments (and all copies thereof), to whichever of the Parties that originally disclosed such embodiments, which are in its possession.

     SECTION 9.4. Approval of Stockholders of New World Access. Promptly following the consummation of the Holding Company Reorganization, New World Access will take all steps necessary under applicable law and its certificate of incorporation and bylaws to call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement and the Merger and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. Unless the Board of Directors of New World Access determines in good faith, based upon advice of its outside counsel, that such recommendation would violate its fiduciary duties to its stockholders, the Board of Directors of New World Access will recommend to its stockholders the approval of this Agreement, the Merger and the transactions contemplated hereby and will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the transactions contemplated hereby.

     SECTION 9.5. Preparation of Proxy Statement. In connection with the meeting of its stockholders to be held pursuant to Section 9.4 hereof, New World Access shall promptly prepare a proxy statement for submission to its stockholders (the "Proxy Statement"). RCG shall promptly furnish New World Access with all information concerning its business and financial statements and affairs which, in the reasonable judgment of New World Access or its counsel, may be required or appropriate for inclusion in the Proxy Statement and shall take such other action as they may reasonably request in connection with the Proxy Statement. New World Access shall provide, and is responsible for, all such information related to New World Access and Merger Sub, and RCG shall provide, and is responsible for, all such information related to RCG. Once the Proxy Statement has been authorized for mailing either by notice from the SEC or by the lapse of time for review and comment by the SEC, New World Access shall thereafter promptly mail to its stockholders the Proxy Statement in definitive form (as amended or supplemented). Each of New World Access and RCG shall also take such other reasonable actions as may be required to be taken under any applicable state securities laws in connection with the issuance of shares of New World Access Stock and the transactions contemplated by this Agreement.

     SECTION 9.6. Affiliates. Prior to the Closing Date, RCG shall deliver to New World Access a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the stockholders of New World Access, "affiliates" of RCG for purposes of Rule 145 under the Securities Act. RCG shall use its best efforts to cause each such "affiliate" to deliver to New World Access on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit "A."

                                  ARTICLE 10.

                             ADDITIONAL AGREEMENTS

     SECTION 10.1. Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the Parties agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. Nothing in this Section 10.1 or elsewhere in this Agreement shall be construed to require RCG, its shareholders or agents to act in any manner inconsistent with Applicable Bankruptcy Law or any of their respective duties thereunder.

SECTION 10.2.  Regulatory Matters

     10.2.1. Following the execution and delivery of this Agreement, World Access and RCG shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities and the consummation of the Merger, including any Consents required to be obtained under the HSR Act or the Communications Act or from any state public service commission ("PUC"). Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The Parties hereto will cooperate with each other and use reasonable efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated Consents of the Regulatory Authorities and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including the stockholders of New World Access. Each of the Parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any Regulatory Authority in connection with the transactions contemplated by this Agreement.

     10.2.2. Each Party will furnish the other Parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such Party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the Parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

     SECTION 10.3. Indemnification Regarding the Proxy Statement. New World Access, with respect to RCG, and RCG, with respect to New World Access, agree to indemnify, defend and hold harmless the other, their respective Subsidiaries, and each of their respective present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including the Exchange Act), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of material fact provided by the indemnifying Party and contained in the Proxy Statement or arise out of or are based upon the omission or alleged omission by the indemnifying Party to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 10.4. Notice of Developments. Each of the Parties will give prompt written notice to other Parties of any material adverse development that causes or is likely to cause a material breach of any of its representations and warranties contained in this Agreement. Such disclosure by any Party pursuant to this Section shall be deemed to amend or supplement any disclosure contained in the Schedules attached hereto to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     SECTION 10.5. Notices and Consents. Each of the Parties will give any notices (and will cause each of the Parties within their control to give any notices) to third parties, and will use their reasonable efforts to obtain (and will cause each of the Parties within their control to use their reasonable efforts to obtain) any third-party consents that may be required to consummate the transactions contemplated hereby.

SECTION 10.6.  Indemnity

     10.6.1. New World Access shall cause the Surviving Corporation to keep in effect provisions of its articles of incorporation and bylaws providing for exculpation of director and officer liability and its indemnification of each Person who is now an officer or director of RCG to the fullest extent permitted under the IBCA which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge such Persons' right of indemnification. The provisions of this

Section shall survive the consummation of the Merger and expressly are intended to benefit each Person who is now an officer or director of RCG.

     SECTION 10.7. Offers of Employment. At the Closing, New World Access shall execute and deliver to each of Steven A. Odom, John D. Phillips, Hensley
E. West, Mark A. Gergel and W. Tod Chmar an executive employment agreement in substantially the form attached hereto as Exhibit "B".

SECTION 10.8.  Exclusive Dealing

     10.8.1. RCG shall not, nor shall it authorize or permit any officer, director of employee of, or any attorney or other advisor or representative of, RCG to, (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

     10.8.2. The Board of Directors of RCG shall not (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (ii) enter into any type of agreement or letter of intent with respect to any Acquisition Proposal.

     10.8.3. If an Acquisition Proposal shall have been made prior to the termination of this Agreement and RCG at any time thereafter consummates a transaction contemplated by or resulting from such Acquisition Proposal, then RCG shall pay, or cause to be paid, in same day funds, to World Access, upon demand, all of the costs and expenses incurred by World Access in connection with this Agreement, including fees and expenses of its financial advisors, accountants and counsel (the "Expenses"), plus the sum of $5,000,000 (the "Termination Fee"). The Parties acknowledge that damages in the event of a breach of this Section 10.8 will be difficult to ascertain and that the Expenses and the Termination Fee are intended to be full liquidated damages and such damages represent the Parties' best estimate of such damages. RCG will recommend that the Bankruptcy Court approve the payment of the Expenses and the Termination Fee. The parties expressly acknowledge that the foregoing liquidated damages are intended not as a penalty but as full liquidated damages in the event of a breach of this Section 10.8, and World Access acknowledges the Expenses and the Termination Fee are its sole and exclusive remedy for a breach of this Section 10.8.

     10.8.4. In addition to the obligations of RCG set forth in Sections 10.8.1,
10.8.2 and 10.8.3 above, RCG shall immediately advise World Access orally and in writing of any request for information or of any Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making any Acquisition Proposal or inquiry. RCG shall keep World Access fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     10.8.5. Notwithstanding anything in Sections 10.8.1 and 10.8.2 to the contrary, nothing contained in this Section 10.8 shall prohibit the Board of Directors of RCG from furnishing information to, or entering into discussions or negotiations or an agreement with, any Person or entity who has made an unsolicited Acquisition Proposal if the Board of Directors of RCG determines in its good faith judgment, based upon a written opinion of its independent counsel, that such action is required for it to comply with its fiduciary duties to RCG shareholders under applicable law or to otherwise comply with Applicable Bankruptcy Law or any order of the Bankruptcy Court.

     SECTION 10.9. Bankruptcy Court Approval. Subject to Applicable Bankruptcy Law, RCG shall use its best efforts to obtain Bankruptcy Court approval of the Plan. Notwithstanding the foregoing, neither RCG nor any of its directors, officers, attorneys or agents shall have any liability to World Access or New World Access if the Plan is not confirmed other than as provided in Section
10.8.3 above.

                                  ARTICLE 11.

                          MUTUAL CONDITIONS TO CLOSING

     The obligations of the Parties to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless any of the following are waived by the Parties:

     SECTION 11.1. Stockholder Approval. The Merger shall have been approved by the requisite vote of the stockholders of New World Access.

     SECTION 11.2. Regulatory Approvals. All necessary Consents of the Regulatory Authorities (including the FCC and the PUCs) shall have been obtained and all notice and waiting periods required by law (including any waiting period applicable to the Merger under the HSR Act) to pass after receipt of such Consents shall have been terminated or shall have expired, and all conditions to consummation of the Merger set forth in such Consents shall have been satisfied. New World Access shall have received all permits or other authorizations or confirmations as to the availability of exemptions from registration requirements under all federal and state securities laws as may be necessary to issue shares of New World Access Stock pursuant to this Agreement.

     SECTION 11.3. Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (a) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; (b) seeking damages in connection with the transactions contemplated by this Agreement; or (c) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (a) through
(c), and in the reasonable judgment of New World Access and RCG, based upon advice of counsel, would have a material adverse effect with respect to the interests of New World Access and RCG, as the case may be.

     SECTION 11.4. Proxy Statement. The Proxy Statement shall have been filed with the SEC for review and comment and shall have been authorized for mailing, either by notice from the SEC or the lapse of time for review and comment by the SEC.

     SECTION 11.5. Consummation of Holding Company Reorganization. The Holding Company Reorganization shall have been consummated.

     SECTION 11.6. Resignations. New World Access shall have received the resignations, effective as of the Closing, of each director and officer of RCG, other than those whom shall have been agreed upon by the Parties as specified in writing at least 30 days prior to the Closing.

     SECTION 11.7. Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of the Parties any material adverse requirement upon the Parties, or any one of them, provided that no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of corporations under similar circumstances.

     SECTION 11.8. Consents. All Consents of third parties required in connection with the transactions contemplated hereby shall have been obtained, except where the failure to obtain such Consents, in the aggregate, would not reasonably be expected to result in a World Access Material Adverse Effect or an RCG Material Adverse Effect, provided that a Party which has not used all reasonable efforts to obtain a Consent may not assert this condition with respect to such Consent.

     SECTION 11.9. Bankruptcy Court approval. The Bankruptcy Court shall have entered the Order, and the Order shall have become a Final Order.

     SECTION 11.10 NASDAQ Listing. The shares of New World Access Stock to be issued hereunder shall have been approved upon official notice of issuance for quotation on NASDAQ or listing on a national securities exchange agreed upon by the Parties in writing prior to the Closing.

     SECTION 11.11. U.K. Acquisition Transaction. The U.K. Acquisition shall have been consummated.

                                  ARTICLE 12.

               CONDITIONS TO THE OBLIGATIONS OF NEW WORLD ACCESS

     The obligations of New World Access to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived by World Access or New World Access:

     SECTION 12.1. Representations and Warranties. The representations and warranties of RCG set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

     SECTION 12.2. Performance of Obligations. RCG shall have performed all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time.

     SECTION 12.3. Certificate Representing Satisfaction of Conditions. RCG shall have delivered to New World Access a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections 12.1 and 12.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of RCG under this Agreement.

     SECTION 12.4. Material Adverse Change. Since the date of this Agreement, there shall not have been any RCG Material Adverse Effect.

     SECTION 12.5. Tax Opinion. New World Access shall have received an opinion, dated the Closing Date, from Rogers & Hardin LLP, based upon customary representations and warranties, to the effect that no gain or loss will be recognized by New World Access, RCG or Merger Sub as a result of the Merger.

     SECTION 12.6. Legal Opinion. New World Access shall have received an opinion, dated the Closing Date, from Katten Muchin & Zavis, bankruptcy counsel to RCG, covering such matters relating to the Chapter 11 Case as shall be reasonably requested by New World Access.

     SECTION 12.7. Carrier Service Agreement. RCG shall have entered into a Carrier Service Agreement with WNSI in substantially the form attached hereto as Exhibit "C".

     SECTION 12.8. Operating Performance of RCG. RCG's gross revenues for the calendar month immediately preceding the Closing Date shall be no less than $25.0 million, and its gross profit margin for such month shall be no less than 5.0%.

     SECTION 12.9. Approval of Plan and Order. Each of the Plan and the Order (which shall have become a Final Order) shall be acceptable to New World Access.

     SECTION 12.10. Net Operating Losses. There shall have been no determination by New World Access that facts, events or conditions arising or occurring, or of which New World Access becomes aware, after the date of this Agreement could reasonably be expected to materially limit the Surviving Corporation's ability to utilize net operating losses of RCG incurred before the Effective Time to offset, for federal income tax purposes, at least $125,000,000 of otherwise taxable income of the Surviving Corporation after the Effective Time.

     SECTION 12.11. Net Worth. At the Effective Time, RCG shall have a positive tangible net worth.

                                  ARTICLE 13.

                        CONDITIONS TO OBLIGATIONS OF RCG

     The obligations of RCG to consummate the Merger are subject to the fulfillment of each of the following conditions, unless waived by RCG:

     SECTION 13.1. Representations and Warranties. The representations and warranties of the other Parties set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

     SECTION 13.2. Performance of Obligations. Each of the other Parties shall have performed all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time.

     SECTION 13.3. Certificate Representing Satisfaction of Conditions. All other Parties shall each have delivered to RCG a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections 13.1 and 13.2 hereof, and such certificates shall be deemed to constitute additional representations, warranties, covenants, and agreements of the other Parties under this Agreement.

     SECTION 13.4. Material Adverse Change. Since the date of this Agreement, there shall not have been any World Access Material Adverse Effect.

     SECTION 13.5. Approval of Plan and Order. Each of the Plan and the Order (which shall have become a Final Order) shall be reasonably acceptable to RCG.

                                  ARTICLE 14.

                                  TERMINATION

     SECTION 14.1. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent duly authorized by the Boards of Directors of New World Access and RCG at any time prior to the Effective Time; or

          (b) by World Access or New World Access at any time prior to the Effective Time, if (i) there has been a breach of a representation, warranty, covenant or agreement of RCG, and such breach has not been cured or is incapable of being cured within 15 days of notice of such breach;
     (ii) the Chapter 11 Case shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or a trustee for RCG shall be appointed by the Bankruptcy Court, or (iii) either World Access or New World Access determines in its sole good faith judgment, within thirty (30) days of the delivery of the RCG Disclosure Schedule, that the exceptions set forth therein are materially adversely different from the representations and warranties of RCG in Article 8 hereof, provided that World Access or New World Access shall inform RCG upon such termination as to the reasons for its determination; or

          (c) by RCG at any time prior to the Effective Time, if (i) there has been a breach of a representation, warranty, covenant, or agreement of World Access or New World Access, and such breach has not been cured or is incapable of being cured within 15 days of notice of such breach; or (ii) RCG determines, in its sole good faith judgment, within thirty (30) days of the delivery of the World Access Disclosure Schedule, that the exceptions set forth therein are materially adversely different from the representations and warranties of World Access, New World Access and Merger Sub in Article 7 hereof, provided that RCG shall inform World Access and New World Access upon such termination as to the reasons for its determination; or

          (d) by New World Access or RCG if the Closing has not occurred by November 1, 1998, unless extended by mutual written consent duly authorized by the boards of directors of New World Access and RCG (provided that the right to terminate this Agreement under this Section shall not be available to any Party whose failure to perform any material covenant or obligation or whose breach of a representation or warranty under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

          (e) by New World Access or RCG if at the meeting of New World Access stockholders held for such purpose (including any adjournment or postponement thereof) the requisite vote of the New World Access stockholders to approve the Merger shall not have been obtained; or

          (f) by New World Access or RCG if the Plan is not confirmed by September 15, 1998 or such later date as the Parties may mutually agree upon in writing; or

          (g) by New World Access or RCG if the U.K. Acquisition Agreement is terminated pursuant to its terms.

     SECTION 14.2. Effect of Termination and Breach. In the event of termination of this Agreement as provided in Section 14.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party, other than any liability or obligation arising under the provisions of this Section 14.2 and Sections 10.8.3, 15.3 and 15.13; provided, however, that in no event shall such termination relieve any Party of liability for any breach by such Party of any of its covenants and agreements set forth herein; and further provided, that no Party shall have any liability hereunder for any breach of a representation or warranty of such Party except to the extent that such breach shall have been the result of common law fraud, intentional omission, deliberate concealment or gross negligence.

     SECTION 14.3. Confidentiality Upon Termination. In the event of any termination of this Agreement for any reason, including any breach by any of the Parties, each Party shall treat as confidential and shall not disclose, or use directly or indirectly for their benefit or any third party's benefit or to the detriment of any other Party in any manner whatsoever, or permit others under their control to disclose, or to use, Confidential Information concerning the other Parties obtained pursuant to or in connection with the Merger which is not generally known to the trade or a matter of public knowledge, except as required by a court of competent jurisdiction, including, without limitation, the Bankruptcy Court.

     SECTION 14.4. Specific Performance. The Parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

                                  ARTICLE 15.

                               GENERAL PROVISIONS

     SECTION 15.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time, except for Section 8.9 hereof to the extent it applies to the period commencing on the date of the confirmation of the Plan and ending at the Effective Time which shall survive for a one year period following the Effective Time. Notwithstanding anything contained herein to the contrary, New World Access shall be entitled, if it so elects, to set-off any Losses incurred as a result of the breach of the representations and warranties set forth in Section
8.9 hereof against the shares of Contingent Payment Stock as its sole and exclusive remedy for any such breach. This Section shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

     SECTION 15.2. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of all of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its best efforts to advise the other Parties at the earliest possible time prior to making such disclosure).

     SECTION 15.3. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Articles 3, 4 and 6 hereof concerning payment of the Merger Consideration contemplated by this Agreement and certain additional agreements are intended for the benefit of the stockholders of New World Access and the creditors of RCG.

     SECTION 15.4. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     SECTION 15.5. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all of the other Parties.

     SECTION 15.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     SECTION 15.7. Notices. Notices to be given to RCG hereunder shall be in writing and delivered personally to the designated officer of RCG, transmitted by facsimile, or deposited in the United States mail, certified and return receipt requested, postage prepaid, and addressed as follows (or to such other address as may be specified by RCG in writing):

          Resurgens Communications Group 2210 Resurgens Plaza 945 East Paces Ferry Road Atlanta, Georgia 30326 Attention: Chief Executive Officer
     Telephone: (404) 261-6190 Facsimile: (404) 233-2280

          with a copy to (which will not constitute notice to RCG):

          Long, Aldridge & Norman Suite 5300 One Peachtree Center 303 Peachtree Street Atlanta, Georgia 30308-3201 Attention: Clay C. Long, Esq. Telephone:
     (404) 527-4050 Facsimile: (404) 527-4198

          and

          Katten Muchin & Zavis 525 West Monroe Street Suite 1600 Chicago, Illinois 60661-3693 Attention: Mark K. Thomas, Esq. Telephone: (312) 902-5200 Facsimile: (312) 902-1061

          Notices to be given to New World Access or Merger Sub hereunder shall be in writing and delivered personally to the designated officer of New World Access, transmitted by facsimile, or deposited in the United States mail, certified and return receipt requested, postage prepaid, and addressed as follows (or to such other address as may be specified by New World Access in writing):

          WAXS Inc. c/o World Access, Inc. 945 E. Paces Ferry Road Suite 2240 Atlanta, Georgia 30326 Attention: Chief Executive Officer Telephone: (404) 231-2025 Facsimile: (404) 365-9847

          with a copy to (which will not constitute notice to New World Access or Merger Sub):

          Rogers & Hardin LLP 2700 International Tower 229 Peachtree Street, N.E. Atlanta, Georgia 30303 Attention: Steven E. Fox, Esq. Telephone: (404) 420-4603 Facsimile: (404) 525-2224

          Notices delivered personally shall be effective upon delivery. Notices transmitted by facsimile shall be effective when receipt is confirmed. Notices delivered by mail shall be effective upon the acceptance or rejection by the Person to whom they are addressed.

     SECTION 15.8. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia. The Parties hereto agree that (a) any disputes or disagreements arising from or related to this Agreement arising prior to the Effective Date shall be submitted to and decided by the Bankruptcy Court, which shall be the sole and exclusive tribunal and forum for presentation and resolution of any such matters; and (b) any disputes or disagreements arising from or related to this Agreement arising on or after the Effective Date shall be submitted to and decided by any court of competent jurisdiction. Notwithstanding anything herein to the contrary, the terms, provisions and conditions hereof and the respective duties of the Parties hereunder are subject to Applicable Bankruptcy Law.

     SECTION 15.9. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to the approval of this Agreement by the stockholders of New World Access will be subject to the restrictions contained in the DGCL. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     SECTION 15.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     SECTION 15.11. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. "Herein", "hereby", "hereunder", "hereof", "hereinbefore, "hereinafter" and other equivalent words refer to this Agreement as a whole and not solely to the particular Article or Section in which such word is used. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever any of the words "include", "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation".

     SECTION 15.12. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     SECTION 15.13. Transaction Costs. Each of the Parties shall be responsible for its own expenses in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, including those expenses incurred in connection with the Proxy Statement, attorneys' fees and disbursements, accounting fees and disbursements and investment banking fees and disbursements.

     IN WITNESS WHEREOF, each of the Parties hereto has caused its duly authorized officer to execute and deliver this Agreement as of the date first above written.

                                          WORLD ACCESS, INC.

                                          By:     /s/ STEVEN A. ODOM
                                          --------------------------------------
                                          Name: Steven A. Odom
                                          Its: Chairman and CEO

                                          WAXS INC.

                                          By:     /s/ STEVEN A. ODOM
                                          --------------------------------------
                                          Name: Steven A. Odom
                                          Its: Chairman and CEO

                                          WA MERGER CORP.

                                          By:     /s/ STEVEN A. ODOM
                                          --------------------------------------
                                          Name: Steven A. Odom
                                          Its: Chairman and CEO

                                          CHERRY COMMUNICATIONS

                                          INCORPORATED d/b/a RESURGENS
                                          COMMUNICATIONS GROUP
                                          By:    /s/ JOHN D. PHILLIPS
                                          --------------------------------------
                                          Name: John D. Phillips
                                          Its: Chairman and CEO

                                                                    EXHIBIT 99.2

              SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                              WORLD ACCESS, INC.,

                                   WAXS INC.,

                       CHERRY COMMUNICATIONS U.K. LIMITED

                                      and

                            RENAISSANCE PARTNERS II

                                  May 12, 1998

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
ARTICLE 1.  DEFINITIONS........................................................  J-50
  Section 1.1.     "ACT".......................................................  J-50
  Section 1.2.     "Acquisition"...............................................  J-50
  Section 1.3.     "Acquisition Proposal"......................................  J-51
  Section 1.4.     "Adverse Consequences"......................................  J-51
  Section 1.5.     "Affiliate".................................................  J-51
  Section 1.6.     "Agreement".................................................  J-51
  Section 1.7.     "Ancillary Documents".......................................  J-51
  Section 1.8.     "Business"..................................................  J-51
  Section 1.9.     "Business Day"..............................................  J-51
  Section 1.10.    "Change of Control".........................................  J-51
  Section 1.11.    "Cherry U.K."...............................................  J-52
  Section 1.12.    "Cherry U.K. Group".........................................  J-52
  Section 1.13.    "Cherry U.K. Intellectual Property Rights"..................  J-52
  Section 1.14.    "Cherry U.K. Financial Statements"..........................  J-52
  Section 1.15.    "Cherry U.K. Material Adverse Effect".......................  J-52
  Section 1.16.    "Cherry U.K. Most Recent Balance Sheet".....................  J-52
  Section 1.17.    "Cherry U.K. Most Recent Financial Statements"..............  J-52
  Section 1.18.    "Cherry U.K. Most Recent Fiscal Month End"..................  J-52
  Section 1.19.    "Cherry U.K. Most Recent Fiscal Year End"...................  J-52
  Section 1.20.    "Cherry U.K. Option"........................................  J-52
  Section 1.21.    "Cherry U.K. Optionholder"..................................  J-52
  Section 1.22.    "Cherry U.K. Plans".........................................  J-52
  Section 1.23.    "Cherry U.K. Stock".........................................  J-52
  Section 1.24.    "Closing"...................................................  J-52
  Section 1.25.    "Closing Date"..............................................  J-52
  Section 1.26.    "Closing Shares"............................................  J-52
  Section 1.27.    "Code"......................................................  J-53
  Section 1.28.    "Communications Act"........................................  J-53
  Section 1.29.    "Companies Act".............................................  J-53
  Section 1.30.    "Competent Authority".......................................  J-53
  Section 1.31.    "Confidential Information"..................................  J-53
  Section 1.32.    "Consent"...................................................  J-53
  Section 1.33.    "Consideration".............................................  J-53
  Section 1.34.    "Contingent Escrowed Option Shares".........................  J-53
  Section 1.35.    "Controlled Group Liability"................................  J-53
  Section 1.36.    "DGCL"......................................................  J-53
  Section 1.37.    "EBITDA"....................................................  J-53
  Section 1.38.    "Effective Time"............................................  J-53
  Section 1.39.    "Employee Benefit Plan".....................................  J-53
  Section 1.40.    "Employee Pension Benefit Plan".............................  J-53
  Section 1.41.    "Employee Welfare Benefit Plan".............................  J-53
  Section 1.42.    "Environment"...............................................  J-54
  Section 1.43.    "Environmental, Health, and Safety Laws"....................  J-54
  Section 1.44.    "Environmental Laws"........................................  J-54
  Section 1.45.    "Environmental Matters".....................................  J-54
  Section 1.46.    "Environmental Permits".....................................  J-54
  Section 1.47.    "Equivalent Exchange Ratio".................................  J-54
  Section 1.48.    "ERISA".....................................................  J-54

                                                                                 PAGE
                                                                                 ----
  Section 1.49.    "ERISA Affiliate"...........................................  J-54
  Section 1.50.    "Escrow Agent"..............................................  J-54
  Section 1.51.    "Escrow Agreement"..........................................  J-55
  Section 1.52.    "Escrowed Shares"...........................................  J-55
  Section 1.53.    "Escrowed Option Shares"....................................  J-55
  Section 1.54.    "Exchange Act"..............................................  J-55
  Section 1.55.    "Expenses"..................................................  J-55
  Section 1.56.    "Extra Shares"..............................................  J-55
  Section 1.57.    "FCC".......................................................  J-55
  Section 1.58.    "Fiduciary".................................................  J-55
  Section 1.59.    "GAAP"......................................................  J-55
  Section 1.60.    "HSR Act"...................................................  J-55
  Section 1.61.    "Hazardous Substances"......................................  J-55
  Section 1.62.    "Holding Company Reorganization"............................  J-55
  Section 1.63.    "Indemnified Party" and "Indemnified Parties"...............  J-55
  Section 1.64.    "Intellectual Property".....................................  J-55
  Section 1.65.    "Knowledge".................................................  J-55
  Section 1.66.    "Losses"....................................................  J-55
  Section 1.67.    "Liens".....................................................  J-55
  Section 1.68.    "Multi-employer Plan".......................................  J-55
  Section 1.69.    "Multiple Employer Plan"....................................  J-56
  Section 1.70.    "NACT"......................................................  J-56
  Section 1.71.    "NASDAQ"....................................................  J-56
  Section 1.72.    "New World Access"..........................................  J-56
  Section 1.73.    "New World Access Option"...................................  J-56
  Section 1.74.    "New World Access Stock"....................................  J-56
  Section 1.75.    "Option Escrow Agent".......................................  J-56
  Section 1.76.    "Option Escrow Agreement"...................................  J-56
  Section 1.77.    "Ordinary Course" or "Ordinary Course of Business"..........  J-56
  Section 1.78.    "Parties"...................................................  J-56
  Section 1.79.    "Party".....................................................  J-56
  Section 1.80.    "Performance Period"........................................  J-56
  Section 1.81.    "Person"....................................................  J-56
  Section 1.82.    "Planning Acts".............................................  J-56
  Section 1.83.    "Properties"................................................  J-56
  Section 1.84.    "Proxy Statement"...........................................  J-56
  Section 1.85.    "PUC".......................................................  J-56
  Section 1.86.    "Qualified Cherry U.K. Plan"................................  J-56
  Section 1.87.    "Relevant Accounting Standard"..............................  J-56
  Section 1.88.    "Remedial Action"...........................................  J-56
  Section 1.89.    "Regulatory Authority"......................................  J-57
  Section 1.90.    "Required Consents".........................................  J-57
  Section 1.91.    "SEC".......................................................  J-57
  Section 1.92.    "Securities Act"............................................  J-57
  Section 1.93.    "Security Interest".........................................  J-57
  Section 1.94.    "Shareholder"...............................................  J-57
  Section 1.95.    "Shareholder Disclosure Schedule"...........................  J-57
  Section 1.96.    "Share Consideration".......................................  J-57
  Section 1.97.    "Shares"....................................................  J-57
  Section 1.98.    "Subsidiary"................................................  J-57
  Section 1.99.    "TCGA"......................................................  J-57

                                                                                 PAGE
                                                                                 ----
  Section 1.100.   "Target EBITDA".............................................  J-57
  Section 1.101.   "Tax Returns"...............................................  J-57
  Section 1.102.   "Taxes".....................................................  J-57
  Section 1.103.   "Third-Party Intellectual Property Rights"..................  J-58
  Section 1.104.   "Trading Day"...............................................  J-58
  Section 1.105.   "U.K. GAAP".................................................  J-58
  Section 1.106.   "U.S. Merger"...............................................  J-58
  Section 1.107.   "U.S. Merger Sub"...........................................  J-58
  Section 1.108.   "VATA"......................................................  J-58
  Section 1.109.   "Waste".....................................................  J-58
  Section 1.110.   "World Access"..............................................  J-58
  Section 1.111.   "World Access Disclosure Schedule"..........................  J-58
  Section 1.112.   "World Access Financial Statements".........................  J-58
  Section 1.113.   "World Access Material Adverse Effect"......................  J-58
  Section 1.114.   "World Access Most Recent Balance Sheet"....................  J-58
  Section 1.115.   "World Access Most Recent Financial Statements".............  J-58
  Section 1.116.   "World Access Most Recent Fiscal Month End".................  J-58
  Section 1.117.   "World Access Most Recent Fiscal Year End"..................  J-58
  Section 1.118.   "World Access SEC Documents"................................  J-58
  Section 1.119.   "World Access Stock"........................................  J-58
ARTICLE 2.  EXCHANGE AND RECEIPT OF CHERRY U.K. STOCK..........................  J-59
  Section 2.1.     Exchange and Receipt of Shares..............................  J-59
  Section 2.2.     Consideration for Shares....................................  J-59
  Section 2.3.     Cherry U.K. Options.........................................  J-59
  Section 2.4.     Escrowed Shares.............................................  J-60
  Section 2.5.     Escrowed Option Shares......................................  J-60
  Section 2.6.     Adjustments.................................................  J-60
ARTICLE 3.  EXCHANGE OF CERTIFICATES...........................................  J-60
  Section 3.1.     Exchange of Certificates....................................  J-60
ARTICLE 4.  RELEASE OF ESCROWED SHARES.........................................  J-61
  Section 4.1.     Release Criteria............................................  J-61
  Section 4.2.     Subsequent Performance......................................  J-61
  Section 4.3.     Accelerated Release.........................................  J-61
  Section 4.4.     Transfer Restrictions.......................................  J-62
  Section 4.5.     Contingent Escrowed Option Shares...........................  J-62
ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF WORLD ACCESS AND NEW WORLD
            ACCESS.............................................................  J-62
  Section 5.1.     Authority...................................................  J-62
  Section 5.2.     Organization, Qualification, and Corporate Power............  J-62
  Section 5.3.     Capitalization..............................................  J-62
  Section 5.4.     Non-contravention...........................................  J-63
  Section 5.5.     Brokers' Fees...............................................  J-63
  Section 5.6.     World Access SEC Documents..................................  J-63
  Section 5.7.     Events Subsequent to World Access Most Recent Fiscal Year
                   End.........................................................  J-64
  Section 5.8.     Undisclosed Liabilities.....................................  J-65
  Section 5.9.     Opinion of Financial Advisor................................  J-65
  Section 5.10.    Litigation..................................................  J-65
ARTICLE 6.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER......................  J-65
  Section 6.1.     Authority...................................................  J-65
  Section 6.2.     Organization, Qualification, and Corporate Power............  J-65

                                                                                 PAGE
                                                                                 ----
  Section 6.3.     Capitalization; Title to Shares.............................  J-66
  Section 6.4.     Non-contravention...........................................  J-66
  Section 6.5.     Brokers' Fees...............................................  J-67
  Section 6.6.     Title to Assets.............................................  J-67
  Section 6.7.     Subsidiaries................................................  J-67
  Section 6.8.     Financial Statements........................................  J-67
  Section 6.9.     Events Subsequent to Cherry U.K. Most Recent Fiscal Year
                   End.........................................................  J-68
  Section 6.10.    Undisclosed Liabilities.....................................  J-69
  Section 6.11.    Legal Compliance............................................  J-69
  Section 6.12.    Tax Matters.................................................  J-69
  Section 6.13.    Real Property...............................................  J-72
  Section 6.14.    Intellectual Property.......................................  J-72
  Section 6.15.    Tangible Assets.............................................  J-73
  Section 6.16.    Inventory...................................................  J-73
  Section 6.17.    Contracts...................................................  J-73
  Section 6.18.    Notes and Accounts Receivable...............................  J-74
  Section 6.19.    Insurance...................................................  J-74
  Section 6.20.    Litigation..................................................  J-74
  Section 6.21.    Employees...................................................  J-74
  Section 6.22.    Employee Benefits...........................................  J-74
  Section 6.23.    Guaranties..................................................  J-76
  Section 6.24.    Environment, Health, and Safety.............................  J-76
  Section 6.25.    Licenses, Permits, Consents and Authorities.................  J-76
  Section 6.26.    Proxy Statement.............................................  J-76
ARTICLE 7.  COVENANTS..........................................................  J-77
  Section 7.1.     Conduct of the Business of Cherry U.K and its
                   Subsidiaries................................................  J-77
  Section 7.2.     Conduct of Business of World Access and its Subsidiaries....  J-78
  Section 7.3.     Access to Books and Records.................................  J-78
  Section 7.4.     Preparation of Proxy Statement..............................  J-79
ARTICLE 8.  ADDITIONAL AGREEMENTS..............................................  J-79
  Section 8.1.     Best Efforts; Cooperation...................................  J-79
  Section 8.2.     Regulatory Matters..........................................  J-79
  Section 8.3.     Indemnification Regarding the Proxy Statement...............  J-79
  Section 8.4.     Notice of Developments......................................  J-80
  Section 8.5.     Notices and Consents........................................  J-80
  Section 8.6.     Indemnity...................................................  J-80
  Section 8.7.     Exclusive Dealing...........................................  J-81
  Section 8.8.     Investment Representations..................................  J-81
ARTICLE 9.  EFFECTIVE TIME; CLOSING; DELIVERIES AT CLOSING.....................  J-82
  Section 9.1.     Effective Time; Closing Section.............................  J-82
  Section 9.2.     Deliveries by Shareholder...................................  J-82
  Section 9.3.     Deliveries by New World Access..............................  J-83
ARTICLE 10.  MUTUAL CONDITIONS TO CLOSING......................................  J-83
  Section 10.1.    Board Meeting of Cherry U.K. and Subsidiaries...............  J-83
  Section 10.2.    Regulatory Approvals........................................  J-84
  Section 10.3.    Litigation..................................................  J-84
  Section 10.4.    Proxy Statement.............................................  J-84
  Section 10.5.    Consummation of Holding Company Reorganization..............  J-84
  Section 10.6.    Resignations................................................  J-84
  Section 10.7.    Escrow Agreement............................................  J-84

                                                                                 PAGE
                                                                                 ----
  Section 10.8.    Option Escrow Agreement.....................................  J-84
  Section 10.9.    Material Condition..........................................  J-84
  Section 10.10.   Consents....................................................  J-85
  Section 10.11.   NASDAQ Listing..............................................  J-85
  Section 10.12.   U.S. Merger Transaction.....................................  J-85
ARTICLE 11.  CONDITIONS TO THE OBLIGATIONS OF NEW WORLD ACCESS.................  J-85
  Section 11.1.    Representations and Warranties..............................  J-85
  Section 11.2.    Performance of Obligations..................................  J-85
  Section 11.3.    Certificate Representing Satisfaction of Conditions.........  J-85
  Section 11.4.    Tax Opinion.................................................  J-85
  Section 11.5.    Material Adverse Change.....................................  J-85
ARTICLE 12.  CONDITIONS TO OBLIGATIONS OF SHAREHOLDER..........................  J-85
  Section 12.1.    Representations and Warranties..............................  J-85
  Section 12.2.    Performance of Obligations..................................  J-86
  Section 12.3.    Certificate Representing Satisfaction of Conditions.........  J-86
  Section 12.4.    Tax Opinion.................................................  J-86
  Section 12.5.    Material Adverse Change.....................................  J-86
ARTICLE 13.  TERMINATION.......................................................  J-86
  Section 13.1.    Termination of Agreement....................................  J-86
  Section 13.2.    Effect of Termination and Breach............................  J-87
  Section 13.3.    Confidentiality Upon Termination............................  J-87
  Section 13.4.    Specific Performance........................................  J-87
ARTICLE 14.  GENERAL PROVISIONS................................................  J-87
  Section 14.1.    Nonsurvival of Representations and Warranties...............  J-87
  Section 14.2.    Press Releases and Public Announcements.....................  J-87
  Section 14.3.    No Third-Party Beneficiaries................................  J-87
  Section 14.4.    Entire Agreement............................................  J-87
  Section 14.5.    Succession and Assignment...................................  J-87
  Section 14.6.    Counterparts................................................  J-87
  Section 14.7.    Notices.....................................................  J-88
  Section 14.8.    Governing Law...............................................  J-88
  Section 14.9.    Amendments and Waivers......................................  J-88
  Section 14.10.   Severability................................................  J-88
  Section 14.11.   Construction................................................  J-88
  Section 14.12.   Incorporation of Exhibits and Schedules.....................  J-89
  Section 14.13.   Transaction Costs...........................................  J-89

EXHIBITS:

Exhibit A -- Escrow Agreement
Exhibit B -- Option Escrow Agreement

              SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

     THIS SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION (as amended, supplemented or otherwise modified from time to time, the "Agreement"), dated as of the 12th day of May, 1998, is entered into by and among WORLD ACCESS, INC., a Delaware corporation ("World Access"), WAXS INC., a Delaware corporation and a wholly-owned subsidiary of World Access ("New World Access"), CHERRY COMMUNICATIONS U.K. LIMITED, a corporation organized and existing under and by virtue of the laws of England and Wales ("Cherry U.K."), and RENAISSANCE PARTNERS II, a Georgia general partnership (the "Shareholder"), the partners of which are JOHN D. PHILLIPS and W. TOD CHMAR, each an individual resident of the State of Georgia, United States of America.

                              W I T N E S S E T H:

     WHEREAS, on February 24, 1998, World Access, New World Access, WAXS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of New World Access, NACT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of New World Access, and NACT Telecommunications, Inc., a Delaware corporation and a majority-owned subsidiary of World Access ("NACT"), entered into that certain Agreement and Plan of Merger and Reorganization, pursuant to which, among other things, each of World Access and NACT will become wholly-owned subsidiaries of New World Access (the "Holding Company Reorganization");

     WHEREAS, Shareholder is the sole shareholder of Cherry U.K. and is the registered holder and beneficial owner of all of the issued and outstanding ordinary shares (the "Shares"), (pound)1 each, of Cherry U.K. (the "Cherry U.K. Stock");

     WHEREAS, Shareholder desires to exchange with New World Access, and New World Access desires to receive from Shareholder, the Shares (the "Acquisition") upon the terms and conditions set forth herein;

     WHEREAS, World Access, New World Access, WA Merger Corp., a Delaware corporation and a wholly-owned subsidiary of New World Access ("U.S. Merger Sub"), and Cherry Communications Incorporated d/b/a Resurgens Communications Group, an Illinois corporation ("RCG"), have entered into that certain Agreement and Plan of Merger and Reorganization dated of even date herewith (the "U.S. Merger Agreement"), pursuant to which U.S. Merger Sub will be merged with and into RCG and RCG will become a wholly-owned subsidiary of New World Access (the "U.S. Merger");

     WHEREAS, the consummation of the transactions contemplated hereby is a condition to the consummation of the U.S. Merger, and the consummation of the U.S. Merger is a condition to the consummation of the transactions contemplated hereby;

     WHEREAS, the Shareholder, Cherry U.K., World Access and New World Access desire to make certain representations, warranties and agreements in connection with the Acquisition and also to prescribe various conditions thereto; and

     WHEREAS, for Federal income tax purposes, it is intended that the Acquisition shall qualify as a reorganization under the provisions of Section 368(a)(1)(B) of the Code.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the warranties and covenants herein contained, the Parties agree as follows:

                                   ARTICLE 1.

                                  DEFINITIONS

     Capitalized terms used in this Agreement shall have the definitions set forth in this Article 1.

     SECTION 1.1.  "ACT" has the meaning set forth in Section 16.12.15 hereof.

     SECTION 1.2. "Acquisition" has the meaning set forth in the recitals hereto.

     SECTION 1.3. "Acquisition Proposal" means any acquisition or purchase (or any inquiry or proposal with respect thereto) of all or any substantial portion of the assets of Cherry U.K. or of over 10% of any class of equity share capital of Cherry U.K., or any merger, purchase, exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cherry U.K. other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Acquisition or which would reasonably be expected to dilute materially the benefits to World Access or New World Access of the Acquisition.

     SECTION 1.4. "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including reasonable court costs and reasonable attorneys' fees and expenses.

     SECTION 1.5. "Affiliate" means, (a) with respect to each Party, an officer or director of such Party or any Person owning an equity interest of 10% or more of such Party, any direct or indirect wholly owned subsidiary of such Party, any other subsidiary owned directly or indirectly by a direct or indirect parent company of such Party or any other Person in which such Party has at least a 10% equity interest in the equity securities or equity share capital, and (b) with respect to any Person not a Party, any Person who controls, is controlled by or is under common control with such Person and any officer or director of such Person or any other Person owning at least a 10% equity interest in such Person.

     SECTION 1.6. "Agreement" has the meaning set forth in the preamble to this Agreement.

     SECTION 1.7. "Ancillary Documents" means all of the documents and instruments attached hereto as exhibits or attachments or required to be delivered by the terms of this Agreement.

     SECTION 1.8.  "Business" has the meaning set forth in the recitals hereto.

     SECTION 1.9. "Business Day" means each day on which national banks in the Atlanta, Georgia area are open for business.

     SECTION 1.10.  "Change of Control" shall be deemed to have occurred if:

          (a) any Person (including any syndicate or group deemed to be a "person" under Section 13(d) (3) of the Exchange Act), other than New World Access, any subsidiary of New World Access, or any employee benefit plan of New World Access or any such subsidiary, is or becomes the beneficial owner, directly or indirectly, through a purchase or other acquisition transaction or series of transactions (other than a merger or consolidation involving New World Access), of shares of capital stock of New World Access entitling such Person to exercise in excess of 50% of the total voting power of all shares of capital stock of New World Access entitled to vote generally in the election of directors;

          (b) there occurs any consolidation of New World Access with, or merger of New World Access into, any other Person, any merger of another Person into New World Access, or any sale or transfer of the assets of New World Access, as an entirety or substantially as an entirety, to another Person (other than either (i) any such transaction pursuant to which the holders of the New World Access Stock immediately prior to such transaction have, directly or indirectly, shares of capital stock of the continuing or surviving corporation immediately after such transaction which entitle such holders to exercise in excess of 50% of the total voting power of all shares of capital stock of the continuing or surviving corporation entitled to vote generally in the election of directors or (ii) any merger (A) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of New World Access Stock or (B) which is effected solely to change the jurisdiction of incorporation of New World Access and results in a reclassification, conversion or exchange of outstanding shares of New World Access Stock solely into shares of common stock and separate series of common stock carrying substantially the same relative rights as the New World Access Stock); or

          (c) a change in the Board of Directors of New World Access in which the individuals who constituted the Board of Directors of New World Access at the beginning of the one-year period immediately preceding such change (together with any other director whose election by the Board of Directors of New World Access or whose nomination for election by the stockholders of New World Access was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or resignation) to constitute at least a two-thirds majority of the directors then in office.

     Notwithstanding the foregoing, any Change of Control that results from (i) WorldCom, Inc. ("WorldCom") or any of its Affiliates soliciting proxies or becoming a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to the recommendation of the majority of the members of the Board of Directors of New World Access on any matter or (ii) the merger, share exchange, consolidation or similar transaction between New World Access and WorldCom or any of its Affiliates, without the prior written consent of New World Access, shall not be deemed a Change of Control for purposes of this Agreement.

     SECTION 1.11. "Cherry U.K." has the meaning set forth in the preamble hereto.

     SECTION 1.12.  "Cherry U.K. Group" means Cherry U.K. and its Subsidiaries.

     SECTION 1.13. "Cherry U.K. Intellectual Property Rights" has the meaning set forth in Section 6.14 hereof.

     SECTION 1.14. "Cherry U.K. Financial Statements" has the meaning set forth in Section 6.8 hereof.

     SECTION 1.15. "Cherry U.K. Material Adverse Effect" shall mean any change in or effect on the business of Cherry U.K. and its Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, prospects, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Cherry U.K. and its Subsidiaries taken as a whole.

     SECTION 1.16. "Cherry U.K. Most Recent Balance Sheet" means the consolidated balance sheet of Cherry U.K. as of December 31, 1997 included in the Cherry U.K. Most Recent Financial Statements.

     SECTION 1.17. "Cherry U.K. Most Recent Financial Statements" has the meaning set forth in Section 6.8 hereof.

     SECTION 1.18. "Cherry U.K. Most Recent Fiscal Month End" has the meaning set forth in Section 6.8 hereof.

     SECTION 1.19. "Cherry U.K. Most Recent Fiscal Year End" has the meaning set forth in Section 6.8 hereof.

     SECTION 1.20.  "Cherry U.K. Option" has the meaning set forth in Section
2.3 hereof.

     SECTION 1.21.  "Cherry U.K. Optionholder" has the meaning set forth in
Section 2.3 hereof.

     SECTION 1.22. "Cherry U.K. Plans" means all Employee Benefit Plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, whether or not written, and whether covering one Person or more than one Person, sponsored or maintained by Cherry U.K. or any of its Subsidiaries, or to which Cherry U.K., or any of its Subsidiaries, contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Cherry U.K. Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

     SECTION 1.23. "Cherry U.K. Stock" has the meaning set forth in the recitals hereto.

     SECTION 1.24.  "Closing" has the meaning set forth in Section 9.1 hereof.

     SECTION 1.25. "Closing Date" has the meaning set forth in Section 9.1 hereof.

     SECTION 1.26. "Closing Shares" has the meaning set forth in Section 2.2 hereof.

     SECTION 1.27. "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

     SECTION 1.28. "Communications Act" means the Federal Communications Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     SECTION 1.29. "Companies Act" means the Companies Act 1985 (as amended or reenacted the Companies Act 1989).

     SECTION 1.30. "Competent Authority" means any national or local government or national or local governmental agency or any EC body or agency having regulatory or administrative authority under Environmental Laws.

     SECTION 1.31. "Confidential Information" means and includes written data, reports, interpretations, analyses, trade secrets, processes, drawings, photographs, records, specifications, designs, programs, product development activities, software packages and related documentation, technical know-how, concepts, theories, ideas, methods and procedures of operation, business or marketing plans, proposals, financial information, compiled data, communications, customer lists and data and equipment, as well as the nature and results of a Party's development activities and all other information and/or materials related to the business or activities of a Party, but excluding such information that is (a) generally available to the public, or (b) available, or becomes available, to a Party on a non-confidential basis prior to its disclosure from a Person authorized to disclose the same.

     SECTION 1.32. "Consent" means a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any Person pursuant to any contract, permit, law, regulation or order.

     SECTION 1.33. "Consideration" means the Share Consideration and the New World Access Options.

     SECTION 1.34. "Contingent Escrowed Option Shares" has the meaning set forth in Section 2.5 hereof.

     SECTION 1.35. "Controlled Group Liability" means any and all liabilities under (a) Title IV of ERISA, (b) Section 302 of ERISA, (c) Sections 412 and 4971 of the Code, (d) the continuation coverage requirements of section 601 et seq. of ERISA and Section 4980B of the Code, and (e) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the World Access Plans with respect to World Access and its Subsidiaries, or the Cherry U.K. Plans with respect to Cherry U.K.

     SECTION 1.36.  "DGCL" means Title 8 of the Delaware Code, as amended

     SECTION 1.37. "EBITDA" means the sum of income before net interest and provision for income taxes, plus depreciation and amortization expense determined consistent with Cherry U.K.'s unaudited consolidated statement of income for the Cherry U.K. Most Recent Fiscal Year. Notwithstanding the foregoing, any change in the policies or procedures employed in determining the EBITDA of Cherry U.K. shall be approved by a majority vote of the members of the audit committee of the Board of Directors of New World Access who are not Affiliates of WorldCom, Inc.

     SECTION 1.38. "Effective Time" has the meaning set forth in Section 9.1 hereof.

     SECTION 1.39. "Employee Benefit Plan" means any (a) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-Employer Plan), or (d) Employee Welfare Benefit Plan (or material fringe benefit plan or program).

     SECTION 1.40. "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     SECTION 1.41. "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(l).

     SECTION 1.42. "Environment" means all or any of the following media, namely air, water or land, including such media within buildings or other natural or man made structures above or below ground and any living organisms or ecosystems.

     SECTION 1.43. "Environmental, Health, and Safety Laws" means, with respect to New World Access and World Access, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, and with respect to Cherry U.K., the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and the Rules, Regulations and Orders made under them or continued by them as they apply from time to time, together with the Environmental Laws and all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning public health and safety, or employee health and safety.

     SECTION 1.44. "Environmental Laws" means all or any applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, regulation, directive, decision, by-law, circular, code, plan, order, notice, demand, decree, injunction, resolution or judgment which relate to Environmental Matters and which are in force from time to time.

     SECTION 1.45.  "Environmental Matters" means any or all of the following:

          (a) protection of the Environment;

          (b) pollution or contamination;

          (c) the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, importation, exportation, disposal, release, spillage, deposit, escape, discharge, leak, emission, leaching or migration of Hazardous Substances or Waste;

          (d) exposure of any person to Hazardous Substances or Waste;

          (e) the creation of any noise, vibration, radiation, common law or statutory nuisance, or other impact on the Environment;

          (f) any other matters relation to the condition, protection, maintenance, restoration or replacement of the Environment or any part of it arising directly or indirectly out of the manufacturing, processing, treatment, storage, keeping, handling, use (including as a building material), possession, supply, receipt, sale, purchase, import, export, transportation or presence of Hazardous Substances or Waste;

          (g) human health and safety; and

          (h) town and country planning.

     SECTION 1.46. "Environmental Permits" means all or any authorizations, certificates, approvals, permits, licenses, or consents (and all conditions attaching thereto) required under any Environmental Laws for the operation of the business of Cherry U.K. or the occupation or use of the Properties.

     SECTION 1.47. "Equivalent Exchange Ratio" means the ratio, expressed as a fraction, obtained by dividing (i) 1,875,000 by (ii) all of the Shares plus all of the shares of Cherry U.K. Stock underlying the Cherry U.K. Options.

     SECTION 1.48. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     SECTION 1.49. "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

     SECTION 1.50. "Escrow Agent" has the meaning set forth in Section 2.3 hereof.

     SECTION 1.51. "Escrow Agreement" has the meaning set forth in Section 2.3 hereof.

     SECTION 1.52. "Escrowed Shares" has the meaning set forth in Section 2.2 hereof.

     SECTION 1.53.  "Escrowed Option Shares" has the meaning set forth in
Section 2.5 hereof.

     SECTION 1.54. "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     SECTION 1.55.  "Expenses" has the meaning set forth in Section 8.7 hereof.

     SECTION 1.56. "Extra Shares" has the meaning set forth in Section 2.2 hereof.

     SECTION 1.57.  "FCC" means the Federal Communications Commission.

     SECTION 1.58.  "Fiduciary" has the meaning set forth in ERISA Section
3(21).

     SECTION 1.59. "GAAP" means United States generally accepted accounting principles as in effect from time to time. The requirement that such principles be consistently applied and applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

     SECTION 1.60. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

     SECTION 1.61. "Hazardous Substances" means any noxious, dangerous, hazardous, toxic or flammable materials or substances or any mixture thereof which are or maybe present in such quantities and concentrations as (a) may cause harm to the Environment, (b) are regulated under any Environmental Law or
(c) may require investigation or remediation under any Environmental Law.

     SECTION 1.62. "Holding Company Reorganization" has the meaning set forth in the recitals hereto.

     SECTION 1.63.  "Indemnified Party" have the meanings set forth in Section
10.6 hereof.

     SECTION 1.64. "Intellectual Property" means (a) all inventions (whether patentable or unpatentable), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade drafts, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connections therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier list, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights and (h) all copies and tangible embodiments thereof in whatever form or medium.

     SECTION 1.65. "Knowledge" means either (a) that an individual is actually aware of a particular fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of performing the duties which are normally performed by an individual acting in a similar capacity. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, executive officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

     SECTION 1.66. "Losses" means any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and attorneys' fees and disbursements.

     SECTION 1.67. "Liens" means all liens, claims, charges and other encumbrances and restrictions of any kind or nature.

     SECTION 1.68. "Multi-employer Plan" has the meaning set forth in Section 3(37) of ERISA.

     SECTION 1.69.  "Multiple Employer Plan" has the meaning set forth in
Section 4063 of ERISA.

     SECTION 1.70.  "NACT" has the meaning set forth in the recitals hereto.

     SECTION 1.71.  "NASDAQ" means The Nasdaq National Market."

     SECTION 1.72. "New World Access" has the meaning set forth in the preamble hereto.

     SECTION 1.73.  "New World Access Option" has the meaning set forth in
Section 2.3 hereof.

     SECTION 1.74. "New World Access Stock" means any share of the common stock, $.01 par value per share, of New World Access.

     SECTION 1.75.  "Option Escrow Agent" has the meaning set forth in Section
2.5 hereof.

     SECTION 1.76.  "Option Escrow Agreement" has the meaning set forth in
Section 2.5 hereof.

     SECTION 1.77. "Ordinary Course" or "Ordinary Course of Business" means any action taken by a Person only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, or (b) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

     SECTION 1.78. "Parties" means collectively, or any two or more of, World Access, New World Access, Cherry U.K., the Shareholder and the Cherry U.K. Optionholders (if any).

     SECTION 1.79.  "Party" means any one of the Parties.

     SECTION 1.80.  "Performance Period" has the meaning set forth in Section
4.1 hereof.

     SECTION 1.81. "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or association, a limited liability company, a limited liability partnership, or a governmental entity (or any department, agency, or political subdivision thereof, including a Regulatory Authority).

     SECTION 1.82. "Planning Acts" means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and the rules, regulations and orders made under them or continued by them as they apply from time to time.

     SECTION 1.83. "Properties" has the meaning set forth in Section 6.13.2 hereof.

     SECTION 1.84. "Proxy Statement" has the meaning set forth in Section 7.4 hereof.

     SECTION 1.85.  "PUC" means any state public service commission.

     SECTION 1.86.  "Qualified Cherry U.K. Plan" has the meaning set forth in
Section 6.21 hereof.

     SECTION 1.87. "Relevant Accounting Standard" means any applicable Statement of Standard Accounting Practice, Financial Reporting Standard, Consensus or Statement of Recommended Practice issued by the Accounting Standards Board in the United Kingdom, or any committee of it or body recognized by it in force on the date of the Cherry U.K. Most Recent Balance Sheet.

     SECTION 1.88.  "Remedial Action" means:

          (a) removing, remedying, cleaning up, making good, modifying, restoring, improving, abating, containing or ameliorating the presence in or effect on the Environment, the Properties or any organism (including humans) of any Hazardous Substances or Waste, including the removal from any structure of Hazardous Substances or Waste incorporated into that structure (whether above or below ground, natural or man made and including all pipes and tanks); or

          (b) securing compliance of the business of Cherry U.K. with all Environmental Laws and Environmental Permits, including any and all investigative activities, sampling, monitoring or analyzing any pollution or contamination of the Environment and obtaining expert technical and legal advice required in relation thereto); or

          (c) such other action or steps as are considered necessary by New World Access to avoid, mitigate, abate or prevent any nuisance, pollution or contamination of the Environment.

     SECTION 1.89. "Regulatory Authority" means, collectively, the FCC, PUCs, the Federal Trade Commission, the United States Department of Justice, the SEC, the National Association of Securities Dealers, Inc., and all national and state securities exchanges, as well as all regulatory agencies and authorities organized under the laws of England and Wales and the European Community, including the European Commission, and any other governmental or regulatory body, agency, instrumentality or authority.

     SECTION 1.90. "Required Consents" has the meaning set forth in Section 5.3 hereof.

     SECTION 1.91. "SEC" means the United States Securities and Exchange Commission.

     SECTION 1.92. "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated hereunder.

     SECTION 1.93. "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens for work done on the property to the extent that such liens arise in the Ordinary Course of Business and are not yet due and payable, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, in each case, where there exists no default in World Access's or any Subsidiary's obligations with respect to the underlying agreements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     SECTION 1.94. "Shareholder" has the meaning set forth in the preamble hereto.

     SECTION 1.95. "Shareholder Disclosure Schedule" has the meaning set forth in Article 6 hereof.

     SECTION 1.96.  "Share Consideration" has the meaning set forth in Section
2.2 hereof.

     SECTION 1.97.  "Shares" has the meaning set forth in the recitals hereto.

     SECTION 1.98. "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns (directly or indirectly) a majority of the common stock and share capital or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors and, in respect of Cherry U.K., includes the meaning given such term in Part XXVI of the Companies Act.

     SECTION 1.99.  "TCGA" has the meaning set forth in Section 6.12.17 hereof.

     SECTION 1.100. "Target EBITDA" has the meaning set forth in Section 4.1 hereof.

     SECTION 1.101. "Tax Returns" means, collectively, (a) all reports, declarations, estimates, returns, information statements, and similar documents relating to, or required to be filed in respect of any Taxes, and (b) all information statements, returns, reports or similar documents required to be filed with respect to payments to (or from) third parties or with respect to transactions in which any Party or any of its Subsidiaries participates. The term "Tax Return" shall mean any one of the foregoing Tax Returns.

     SECTION 1.102. "Taxes" means, collectively, (a) all net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, excise, severance, transfer, documentary, mortgage, registration, stamp, occupation, environmental, premium, property, windfall, profits, customs, duties, and other taxes, fees, assessments or charges of any kind whatever, including any estimates thereof, together with any interest, penalties and other additions with respect thereto, imposed by any federal, territorial, state, local or foreign government; and (b) any penalties, interest, or other additions to tax for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any

Tax Return. The term "Tax" shall mean any one of the foregoing Taxes. When used with reference to a specified Person, the terms "Taxes" and "Tax" shall include only amounts of, or in respect of, Taxes for which such Person is, or could become, liable in whole or part (including any obligation in connection with a duty to collect, withhold, or pay over any Tax, any obligation to contribute to the payment of any Taxes determined on a consolidated, combined, or unitary basis, any liability as a transferee, or any liability as a result of any express or implied obligation to indemnity or pay the Tax obligations of another Person).

     SECTION 1.103. "Third-Party Intellectual Property Rights" means, with respect to each of World Access and Cherry U.K., all licenses, sublicenses and other agreements as to which it is a party and pursuant to which it is authorized to use any third-party patents, trademarks, service marks or copyrights.

     SECTION 1.104. "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on NASDAQ.

     SECTION 1.105. "U.K. GAAP" means generally accepted accounting principles and practices in the United Kingdom as in effect from time to time. The requirement that such principles be consistently applied and applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.

     SECTION 1.106. "U.S. Merger" has the meaning set forth in the recitals hereto.

     SECTION 1.107. "U.S. Merger Sub" has the meaning set forth in the recitals hereto.

     SECTION 1.108.  "VATA" has the meaning set forth in Section 6.12.23 hereof.

     SECTION 1.109. "Waste" means any waste as defined in Section 75 of the Environmental Protection Act 1990.

     SECTION 1.110. "World Access" has the meaning set forth in the preamble hereto.

     SECTION 1.111. "World Access Disclosure Schedule" has the meaning set forth in Article 5 hereof.

     SECTION 1.112. "World Access Financial Statements" has the meaning set forth in Section 5.5 hereof.

     SECTION 1.113. "World Access Material Adverse Effect" shall mean (a) prior to the consummation of the Holding Company Reorganization, any change in or effect on the business of World Access and its Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, prospects, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of World Access and the its Subsidiaries taken as a whole, and (b) after the consummation of the Holding Company Reorganization, any change in or effect on the business of New World Access and its Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, prospects, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of New World Access and its Subsidiaries taken as a whole.

     SECTION 1.114. "World Access Most Recent Balance Sheet" means the consolidated balance sheet of World Access as of December 31, 1997 included in the World Access SEC Documents.

     SECTION 1.115. "World Access Most Recent Financial Statements" means the consolidated financial statements for the year ended December 31, 1997 included in the World Access SEC Documents.

     SECTION 1.116. "World Access Most Recent Fiscal Month End" means December 31, 1997.

     SECTION 1.117. "World Access Most Recent Fiscal Year End" means December 31, 1997.

     SECTION 1.118.  "World Access SEC Documents" has the meaning set forth in
Section 7.5 hereof.

     SECTION 1.119. "World Access Stock" means any share of the common stock, $0.01 par value per share,of World Access.

                                   ARTICLE 2.

                   EXCHANGE AND RECEIPT OF CHERRY U.K. STOCK

     SECTION 2.1. Exchange and Receipt of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Shareholder shall exchange, convey, assign, transfer and deliver to New World Access the legal and beneficial ownership of the Shares, and New World Access shall receive from Shareholder, all of Shareholder's right, title and interest in and to the Shares, including all rights now or hereafter attaching to them to any dividend or other distribution declared, made or paid after the date hereof, for an amount equal to the Share Consideration. Shareholder covenants that (a) it has full power and the right to transfer the legal and beneficial title to the Shares; (b) the Shares shall at Closing be free from any Liens or Security Interests of any kind and from all other rights exercisable by third parties; and (c) it will execute at its own cost and expense such documents as New World Access reasonably considers necessary to transfer the legal and beneficial ownership of the Shares to New World Access and secure to New World Access the rights attaching thereto.

     SECTION 2.2. Consideration for Shares. The consideration payable for the Shares (the "Share Consideration") shall be equal to an aggregate of (a) 1,875,000 shares of New World Access Stock less (b) any shares of New World Access Stock issuable upon the exercise of options or warrants to purchase Cherry U.K. Stock granted after the date hereof and converted by New World Access in accordance with Section 2.3 below prior to the Closing plus (c) any Escrowed Option Shares delivered to Shareholder pursuant to Section 2.5 below. The number of shares of New World Access Stock to be issued to Shareholder at Closing (the "Closing Shares") shall be equal to (a) one-third of the Share Consideration (excluding the Escrowed Option Shares) plus (b) the number of Option Shares (the "Extra Shares") underlying New World Access Options to the extent that less than one-third of such shares may be acquired upon exercise without regard to the conditions set forth in Article 4 hereof relating to the release of Escrowed Shares. The remaining number of shares of New World Access Stock (excluding the Escrowed Option Shares) comprising the Share Consideration shall be issued and held in escrow pursuant to Section 2.4 below. Notwithstanding anything to the contrary contained herein, no holder of the Closing Shares may, until the 365th day following the Closing Date, without the prior written consent of New World Access, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any such shares or any security convertible into or exchangeable or exercisable therefor, either publicly or privately.

     SECTION 2.3. Cherry U.K. Options. From and after the date hereof, Cherry U.K. may grant and award options or warrants to acquire Cherry U.K. Stock (each a "Cherry U.K. Option") on the terms and conditions set forth in a Cherry U.K. Option Agreement in a form to be mutually acceptable to Cherry U.K. and New World Access, provided that the grantee of any such option or warrant (each a "Cherry U.K. Optionholder") shall execute a counterpart of this Agreement and thereupon become a Party hereto, and further provided, that the number of shares of New World Access Stock issuable upon the exercise of such Cherry U.K. Options (determined in accordance with this Section 2.3) does not exceed 937,500. Each Cherry U.K. Option granted in accordance with the foregoing shall be assumed by New World Access at the Effective Time and shall be converted into an option to acquire New World Access Stock (each New World Access option or warrant granted hereunder, a "New World Access Option") in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time except to the extent provided herein:

          (a) the number of shares of New World Access Stock to be subject to each New World Access Option (the "Option Shares") shall be equal to (i) the number of shares of Cherry U.K. Stock subject to such Cherry U.K Option so converted multiplied by (ii) the Equivalent Exchange Ratio;

          (b) the exercise price per share of New World Access Stock for each New World Access Stock Option issued pursuant hereto shall be equal to (i) the product obtained by multiplying the number of shares of Cherry U.K. Stock subject to the Cherry U.K. Option converted pursuant to this Agreement by the exercise price per share thereunder, divided by (ii) the number of shares of New World Access Stock issuable upon the exercise of such New World Access Option determined pursuant to clause (a) above;

          (c) upon each exercise of the New World Access Options by a holder thereof, the aggregate number of shares of New World Access Stock deliverable upon such exercise shall be rounded up or down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up or down, if necessary, to the nearest cent; and

          (d) notwithstanding anything herein to the contrary, a Cherry U.K. Optionholder may only exercise the New World Access Option to the extent of one-third of the Option Shares unless the Escrowed Shares are eligible for release pursuant to Article 4 hereof, in which event the New World Access Option may be exercised to the same extent as Escrowed Shares may be released and shall be subject to the same restrictions as provided in
     Section 4.4 hereof.

     Notwithstanding anything herein to the contrary, no Shares or Cherry U.K. Options may be distributed or granted, without the prior written consent of New World Access, if New World Access determines in its good faith judgment that such actions would have a material adverse effect on the financial condition or results of operations of New World Access and its Subsidiaries, taken as a whole, for financial reporting purposes.

     SECTION 2.4. Escrowed Shares. Immediately following the Effective Time, the Escrowed Shares shall be issued by New World Access and deposited with an escrow agent mutually acceptable to New World Access and Shareholder (the "Escrow Agent") pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit "A" (the "Escrow Agreement"). The Escrow Agent will release the Escrowed Shares to the Shareholder as set forth in
Article 4 hereof.

     SECTION 2.5. Escrowed Option Shares. Immediately following the Effective Time, New World Access shall issue and deposit with an escrow agent mutually acceptable to New World Access and Shareholder (the "Option Escrow Agent") an aggregate number of shares of New World Access Stock equal to the aggregate number of Option Shares (the "Escrowed Option Shares") pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit "B" (the "Option Escrow Agreement"). The Escrowed Option Shares shall be released and delivered to New World Access for cancellation to the extent that the New World Access Options (or any portion thereof) vest and become exercisable in accordance with their terms. The Escrowed Option Shares shall be released and delivered to Shareholder upon the forfeiture of any of the New World Access Options (or any portion thereof) in accordance with the terms thereof as follows: (a) an amount equal to (i) one-third of such shares less (ii) the number of Extra Shares shall be released and delivered to Shareholder upon such forfeiture, and (b) the balance of such shares (the "Contingent Escrowed Option Shares") shall be released as set forth in Article 4 hereof.

     SECTION 2.6. Adjustments. In the event of any change in the New World Access Stock after the date hereof by reason of any stock dividend, stock split, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, then the New World Access Stock to be issued pursuant to this Agreement (including pursuant to any New World Access Option) shall be adjusted appropriately on the Closing Date.

                                   ARTICLE 3.

                            EXCHANGE OF CERTIFICATES

     SECTION 3.1. Exchange of Certificates. At the Closing, Shareholder shall surrender all certificates representing the Shares to New World Access and comply with the provisions of Section 9.2, and New World Access shall issue to Shareholder a certificate or certificates representing the Closing Shares and shall issue to the Escrow Agent the Escrowed Shares, in each case rounded to the nearest whole share. All certificates, documents and instruments representing the Shares so surrendered shall be properly forwarded or otherwise in proper form for transfer. At the Closing, New World Access shall deliver to each Cherry U.K. Optionholder an option agreement representing the New World Access Option into which such Cherry U.K. Optionholder's Cherry U.K. Option was converted.

                                   ARTICLE 4.

                           RELEASE OF ESCROWED SHARES

     SECTION 4.1. Release Criteria. The Escrowed Shares will be released in the amounts and on the dates specified below if the sum of the EBITDA for (i) Cherry U.K. and (ii) the surviving corporation of the U.S. Merger for the performance periods set forth below equals or exceeds the Target EBITDA for such performance period as set forth below:

                                                             PERCENTAGE OF
                                                            ESCROWED MERGER
PERFORMANCE PERIOD                      RELEASE DATE     SHARES TO BE RELEASED   TARGET EBITDA
------------------                      ------------     ---------------------   -------------
July 1, 1998 to and including
  December 31, 1998 (the "First
  Performance Period")..............  February 15, 1999           25%             $ 7,500,000
January 1, 1999 to and including
  December 31, 1999 (the "Second
  Performance Period")..............  February 15, 2000         37.5%             $29,000,000
January 1, 2000 to and including
  December 31, 2000 (the "Third
  Performance Period)...............  February 15, 2001         37.5%             $36,500,000

     Notwithstanding the foregoing, if the Closing Date is (a) on or after July 15, 1998 but prior to August 16, 1998, then the First Performance Period shall commence on August 1, 1998 and shall terminate on (and including) December 31, 1998 and the Target EBITDA with respect thereto shall be reduced to $7,100,000,
(b) on or after August 16, 1998 but prior to September 30, 1998, then the First Performance Period shall commence on September 1, 1998 and shall terminate on (and including) December 31, 1998 and the Target EBITDA with respect thereto shall be reduced to $6,700,000, or (c) on or after September 30, 1998, then the First Performance Period shall commence on the first day of the calendar month in which the Closing occurs and shall terminate on (and including) the last day of the sixth calendar month following the month in which the Closing occurs, the release date shall be forty-five (45) days after the end of such period and the Target EBITDA shall be equal to the sum of (i) $2,100,000 for each calendar month of the 1998 included in the First Performance Period and (ii) $2,400,000 for each calendar month of 1999 included in the First Performance Period.

     SECTION 4.2. Subsequent Performance. If, after the Acquisition, the combined EBITDA of Cherry U.K. and the surviving corporation of the U.S. Merger is less than the Target EBITDA required for the release of Escrowed Shares in either of the First or Second Performance Periods (and with respect to the Second Performance Period is no less than zero), then, notwithstanding anything to the contrary in Section 4.1, the Escrowed Shares shall be released if the actual cumulative combined EBITDA for Cherry U.K. and the surviving corporation of the U.S. Merger for such Performance Period and any subsequent Performance Periods equals or exceeds the cumulative Target EBITDA for such Performance Periods.

     SECTION 4.3. Accelerated Release. Notwithstanding anything to the contrary, (a) if during any calendar quarter of the Second Performance Period, the closing price per share of the New World Access Stock as reported by NASDAQ equals or exceeds $65.00 for any five consecutive Trading Days during such calendar quarter, then 25% of all of the shares of Escrowed Shares shall be released on February 15, 2000, provided that if no Escrowed Shares are eligible for release during any such calendar quarter, then such Escrowed Shares shall become eligible for release in a subsequent calendar quarter of the Second Performance Period if the closing price per share of the New World Access Stock as reported by NASDAQ equals or exceeds $65.00 for a total number of consecutive Trading Days during such subsequent calendar quarter equal to or exceeding the total number of Trading Days which such closing price was required to equal or exceed for (i) such subsequent calendar quarter and (ii) each of the previous calendar quarters beginning with the calendar quarter for which such Escrowed Shares were not eligible for release; (b) if the combined EBITDA of Cherry U.K. and the surviving corporation of the U.S. Merger for the Second Performance Period equals or exceeds $52,775,000, then the Escrowed Shares related to the Third Performance Period shall be released on February 15, 2000; and (c) all of the Escrowed Shares shall be released upon a Change of Control (except to the extent that the ability to earn such shares has been lost under this Article 4) and the transfer restrictions set forth in Sections 2.2 and 4.4 shall not apply.

     SECTION 4.4. Transfer Restrictions. Notwithstanding anything to the contrary contained herein, no holder of the Escrowed Shares upon their release may, until the 180th day following the release date thereof, without the prior written consent of New World Access, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any such shares or any security convertible into or exchangeable or exercisable therefor, either publicly or privately.

     SECTION 4.5.  Contingent Escrowed Option Shares.  The provisions of Section
4.1 through 4.4 shall apply mutatis mutandis to the Contingent Escrowed Option Shares.

                                   ARTICLE 5.

                       REPRESENTATIONS AND WARRANTIES OF
                       WORLD ACCESS AND NEW WORLD ACCESS

     In order to induce Shareholder to enter into this Agreement, World Access and New World Access, jointly and severally, represent and warrant to Shareholder that, except as set forth in the World Access SEC Documents or the Disclosure Schedule to be delivered by World Access to Shareholder within ten
(10) Business Days of the date hereof (the "World Access Disclosure Schedule"), which World Access Disclosure Schedule shall identify exceptions by specific Section references:

     SECTION 5.1. Authority. Each of World Access and New World Access has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to be executed by them and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by World Access and New World Access and the consummation of the transactions contemplated on their part hereby have been duly authorized by all necessary corporate action, and, other than the approval of New World Access's stockholders contemplated by Section 7.4 hereof, no other corporate proceedings on the part of either World Access or New World Access are necessary to authorize the consummation of the transactions contemplated on their part. This Agreement has been duly executed and delivered by World Access and New World Access and constitutes, and each of the Ancillary Documents to be signed at Closing, when executed and delivered by World Access or New World Access (as the case may be) will constitute, a valid and binding obligation of World Access and New World Access (as the case may be), enforceable against them in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other law affecting the enforcement of creditors' rights generally or by general equity principles.

     SECTION 5.2. Organization, Qualification, and Corporate Power. Each of World Access and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of World Access and its Subsidiaries is duly authorized and qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a World Access Material Adverse Effect. Each of World Access and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease, use and operate the properties owned, leased, used and operated by it. The copies of the Certificate of Incorporation and the Bylaws of World Access and the equivalent organizational documents of each of its Subsidiaries, which have previously been made available to Shareholder, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

     SECTION 5.3. Capitalization. The entire authorized common capital stock of World Access consists of 40,000,000 shares of World Access Stock, of which 21,848,701 shares were issued and outstanding as of May 8, 1998. The entire authorized common capital stock of New World Access consists of 40,000,000 shares of New World Access Stock, of which 1,000 were issued and outstanding as of May 8, 1998. No shares of World Access Stock or New World Access Stock are held in treasury. All of the issued and outstanding shares of World Access Stock have been duly authorized and are validly issued, fully paid, and nonassessable. Except as disclosed in the World Access SEC Documents, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require World Access or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to World Access and its Subsidiaries. World Access and its Subsidiaries have no outstanding bonds, debentures, notes or similar obligations the holders of which have the right to vote generally with holders of World Access Stock or New World Access Stock.

     SECTION 5.4. Non-contravention. Neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which World Access or any of its Subsidiaries is subject or any provision of the charter or bylaws of any of World Access or any of its Subsidiaries; or (b) except with respect to those agreements for which Consent shall be obtained prior to Closing, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which World Access or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a World Access Material Adverse Effect. Except for Consents required under or in relation to the (a) HSR Act,
(b) the Communications Act and any rates, regulations, practices and policies of the FCC, (b) state securities or "blue sky" laws, (d) the Securities Act, (e) the Exchange Act, (f) the DGCL, (g) laws, rules, regulations, practices and orders of any PUC, foreign telecommunications regulatory agencies or similar state or foreign regulatory bodies, (h) rules and regulations of NASDAQ, and (i) such Consents and filings the failure of which to make or obtain would not have a World Access Material Adverse Effect, neither World Access nor any of its Subsidiaries is required to give any notice to, make any filing with, or obtain any Consent of any Regulatory Authority in order for the Parties to consummate the transactions contemplated by this Agreement and the Ancillary Documents. All consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (a) through (h) are hereinafter referred to collectively as the "Required Consents."

     SECTION 5.5. Brokers' Fees. None of World Access or any of its Subsidiaries has any liability or obligation, contingent or otherwise, to pay any fees or commissions or similar payments to any broker, finder, or agent with respect to the transactions contemplated by this Agreement and the Ancillary Documents, except to The Robinson-Humphrey Company, Inc., whose fees and expenses will be paid by World Access in accordance with its agreement with such firm based upon arrangements made by or on behalf of World Access and previously disclosed to Cherry U.K.

     SECTION 5.6. World Access SEC Documents. Each of World Access and its Subsidiaries has timely filed with the SEC all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since December 31, 1995 with the SEC (such documents, as supplemented and amended since the time of filing, collectively, the "World Access SEC Documents"). The World Access SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The consolidated financial statements (including the related notes) of World Access included in the World Access SEC Documents (the "World Access Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (subject in the case of unaudited statements to the absence of footnotes and to normal, recurring and year-end audit adjustments which will not be material individually or in the aggregate) the consolidated financial position of World Access as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

     SECTION 5.7. Events Subsequent to World Access Most Recent Fiscal Year End. Since the World Access Most Recent Fiscal Year End, there has not been any World Access Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

          (a) none of World Access or any of its Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

          (b) none of World Access or any of its Subsidiaries has entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

          (c) no party (including World Access or any of its Subsidiaries) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which any of World Access or any of its Subsidiaries is a party or by which any of them is bound;

          (d) none of World Access or any of its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

          (e) none of World Access or any of its Subsidiaries has made any material capital expenditures outside the Ordinary Course of Business;

          (f) none of World Access or any of its Subsidiaries has made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

          (g) World Access and its Subsidiaries have not created, incurred, assumed, or guaranteed more than $10,000,000 in aggregate indebtedness (other than internal debt between World Access and/or its Subsidiaries) for borrowed money and capitalized lease obligations;

          (h) other than is normal and customary with respect to their respective businesses, none of World Access or any of its Subsidiaries has granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

          (i) there has been no change made or authorized in the charter or bylaws of World Access or any of its Subsidiaries;

          (j) none of World Access or any of its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

          (k) none of World Access or any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (l) none of World Access or any of its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (m) none of World Access or any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (n) none of World Access or any of its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (o) none of World Access or any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers or employees outside the Ordinary Course of Business;

          (p) none of World Access or any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (q) none of World Access or any of its Subsidiaries has made any other material change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business; and

          (r) none of World Access or any of its Subsidiaries has committed to any of the foregoing.

     SECTION 5.8. Undisclosed Liabilities. None of World Access or any of its Subsidiaries has any material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, and whether due or to become due, including any liability for taxes), except for (a) liabilities set forth in the World Access Most Recent Balance Sheet and (b) liabilities which have arisen since the date of the World Access Most Recent Balance Sheet in the Ordinary Course of Business.

     SECTION 5.9. Opinion of Financial Advisor. World Access has received the opinion of The Robinson-Humphrey Company, Inc., dated the date of this Agreement, that, as of such date, the Consideration to be paid hereunder and in connection with the U.S. Merger is fair, from a financial point of view, to World Access.

     SECTION 5.10. Litigation. Neither World Access nor any of its Subsidiaries (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of World Access, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, and, to the Knowledge of World Access, no reasonable basis therefor exists.

                                   ARTICLE 6.

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

     In order to induce World Access and New World Access to enter into this Agreement, Shareholder represents and warrants to World Access and New World Access that, except as set forth in the Disclosure Schedule to be delivered by Shareholder to World Access within ten (10) Business Days of the date hereof (the "Shareholder Disclosure Schedule"), which shall identify exceptions by specific Section references:

     SECTION 6.1. Authority. Shareholder has all requisite power and authority and has full legal capacity and is competent to execute, deliver and perform this Agreement and the Ancillary Documents to be executed by it and to consummate the transactions contemplated hereby and thereby. Cherry U.K. has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to be executed by it and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Cherry U.K. and the consummation of the transactions contemplated on its part hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on its part is necessary to authorize the consummation of the transactions contemplated on its part. This Agreement has been duly executed and delivered by Shareholder and Cherry U.K. and constitutes, and each of the Ancillary Documents to be signed at Closing, when executed and delivered by Shareholder or Cherry U.K. (as the case may be) will constitute, a valid and binding obligation of Shareholder and Cherry U.K. (as the case may be), enforceable against them in accordance with their respective terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other law affecting the enforcement of creditors' rights generally or by general equity principles.

     SECTION 6.2. Organization, Qualification, and Corporate Power. Each of Cherry U.K. and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Cherry U.K. and its Subsidiaries is duly authorized and qualified to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Cherry U.K. Material Adverse Effect. Each of Cherry U.K. and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease, use and operate the properties owned, leased, used and operated by it. The copy of the Memorandum and Articles of Cherry U.K. to be set forth in the Shareholder Disclosure Schedule is complete, accurate and up to date and has embodied in or annexed to it copies of all Resolutions referred to in Section 380 Companies Act passed prior to the date of this Agreement. No such Resolutions have been passed since the date of the Cherry U.K. Most Recent Balance Sheet and the Shareholder shall procure that no such Resolutions shall be passed by Cherry U.K. after the date of this Agreement without the prior written consent of New World Access. The Register of Members and all other Statutory Books of Cherry U.K. have been properly kept and contain a true, accurate and complete record of the business affairs and financial position of and all material transactions entered into and material liabilities incurred by Cherry U.K. or to which it has become a party and all matters with which they should deal. No notice or allegation that any of such documents are incorrect or should be rectified has been received and such documents have been retained by Cherry U.K. for such periods as may be required by all applicable laws.

     SECTION 6.3. Capitalization. The entire authorized capital stock of Cherry U.K. consists of 50,000 shares of Cherry U.K. Stock, of which 50,000 shares of Cherry U.K. Stock are issued and outstanding. All of the issued and outstanding shares of Cherry U.K. have been duly authorized and are validly issued and fully paid. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Cherry U.K. or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Cherry U.K. and its Subsidiaries. Cherry U.K. and its Subsidiaries have no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Cherry U.K. Stock. Shareholder is the legal and beneficial owner of the Shares, and the Shares will be transferred to New World Access with full legal and beneficial title, free and clear of all Liens and Security Interests. Shareholder has the power, authority, right and capacity to transfer and deliver legal and beneficial title to the Shares pursuant to this Agreement and, except as set forth in the Shareholder Disclosure Schedule, is not a party to or bound by any agreement, arrangement or option restricting in any manner the sale and transfer of any of the Shares. No power of attorney given by Cherry U.K. or any of its Subsidiaries is now in force or effect.

     SECTION 6.4. Non-contravention. Neither the execution and the delivery of this Agreement or the Ancillary Documents, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Shareholder, Cherry U.K. or any of its Subsidiaries are subject or any provision of the memorandum and articles of association and any other organizational documents of Cherry U.K. or any of its Subsidiaries; or (b) except with respect to those agreements for which Consent shall be obtained prior to Closing, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Shareholder, Cherry U.K. or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a Cherry U.K. Material Adverse Effect. Except for the Required Consents and such Consents and filings the failure of which to make or obtain would have a Cherry U.K. Material Adverse Effect, neither Shareholder, Cherry U.K., nor any Subsidiary of Cherry U.K. is required to give any notice to, make any filing with, or obtain any Consent of any Regulatory Authority in order for the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Documents. None of Cherry U.K. nor any of its Subsidiaries has, directly or indirectly, provided any financial assistance for the purpose of the acquisition of shares in it or for the purpose of reducing or discharging any liability incurred in such an acquisition. No member of the Cherry U.K. Group has in the previous five years been party to any transactions to which Sections 238 to 246 (inclusive) of the Insolvency Act 1986 may be applicable.

     SECTION 6.5. Brokers' Fees. Neither Shareholder nor Cherry U.K. has any liability or obligation, contingent or otherwise, to pay any fees or commissions or similar payments to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Ancillary Documents.

     SECTION 6.6. Title to Assets. Each of Cherry U.K. and its Subsidiaries has good and marketable title to all of its material properties and assets, real and personal, tangible and intangible, used by it, located on its premises, or shown on the Cherry U.K. Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Cherry U.K. Most Recent Balance Sheet. All leases pursuant to which Cherry U.K. or any of its Subsidiaries leases from other Persons material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the Knowledge of Shareholder, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) except where lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Cherry U.K. Material Adverse Effect. All title deeds relating to the assets of Cherry U.K. and its Subsidiaries and an executed copy of all material agreements to which it or any of its Subsidiaries is a party are in the possession of Cherry U.K. or the relevant Subsidiary.

     SECTION 6.7. Subsidiaries. The Shareholder Disclosure Schedule sets forth for Cherry U.K. and each Subsidiary of Cherry U.K. true, complete and accurate details of (a) its name and the jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder,
(d) the number of shares of its capital stock held in treasury, (e) the names of its directors and secretary and (f) its accounting reference date. All of the issued and outstanding shares of capital stock of each Subsidiary of Cherry U.K. have been duly authorized and are validly issued, fully paid, and nonassessable and were issued in accordance with applicable United States federal and state securities laws or the Companies Acts and laws of England and Wales, as the case may be. Cherry U.K. holds of record and owns legally and beneficially all of the outstanding shares of each Subsidiary of Cherry U.K., free and clear of any Liens, restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities and demands. Other than the Cherry U.K. Options, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Cherry U.K. to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any such Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Cherry U.K. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Cherry U.K. None of Cherry U.K. and its Subsidiaries controls directly or indirectly, or has any direct or indirect equity participation in, any corporation, partnership, trust, or other business association which is not a Subsidiary of Cherry U.K.

     SECTION 6.8. Financial Statements. The Shareholder Disclosure Schedule includes true and complete copies of the following financial statements of Cherry U.K. (collectively, the "Cherry U.K. Financial Statements"): (a) the unaudited consolidated balance sheet and the unaudited consolidated profit and loss account and cash flow statement and statement of changes in shareholders funds for the fiscal years ended December 31, 1996 and 1997 (the "Cherry U.K. Most Recent Fiscal Year End") and in relation to each of Cherry U.K. and its Subsidiaries the unaudited balance sheet and the unaudited profit and loss account for the Cherry U.K. Most Recent Fiscal Year End; and (b) unaudited consolidated balance sheets and profit and loss account and cash flow statement (the "Cherry U.K. Most Recent Financial Statements") as of and for the three months and year to date period ended March 31, 1998 (the "Cherry U.K. Most Recent Fiscal Month End"). The Cherry U.K. Financial Statements (including the notes thereto) comply with all requirements of the Companies Act, all other relevant statutes and all Relevant Accounting Standards and in all other respects have been prepared in accordance with U.K. GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the consolidated financial condition of Cherry U.K. as of such dates and the

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

consolidated results of operations of Cherry U.K. for such periods; provided, however, that the Cherry U.K. Most Recent Financial Statements are subject to normal recurring adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Without limiting the generality of the foregoing, the Cherry U.K. Most Recent Financial Statements accurately reflect anticipated material costs to complete all contracts or services pursuant to which Cherry U.K. or any of its Subsidiaries has agreed to furnish products and services in accordance with U.K. GAAP applied on a basis consistent with the Cherry U.K. Financial Statements for the Cherry U.K. Most Recent Fiscal Year End.

     SECTION 6.9. Events Subsequent to Cherry U.K. Most Recent Fiscal Year End. Since the Cherry U.K. Most Recent Fiscal Year End, there has not been any Cherry U.K. Material Adverse Effect. Without limiting the generality of the foregoing, since that date:

          (a) none of Cherry U.K. or any of its Subsidiaries has sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

          (b) none of Cherry U.K. or any of its Subsidiaries has entered into any material agreement, contract, lease, or license outside the Ordinary Course of Business;

          (c) no party (including Cherry U.K. or any of its Subsidiaries) has accelerated, terminated, made material modifications to, or canceled any material agreement, contract, lease, or license to which Cherry U.K. or any of its Subsidiaries is a party or by which any of them is bound;

          (d) none of Cherry U.K. or any of its Subsidiaries has imposed any Security Interest upon any of its material assets, tangible or intangible;

          (e) none of Cherry U.K. or any of its Subsidiaries has made any material capital expenditures outside the Ordinary Course of Business;

          (f) none of Cherry U.K. or any of its Subsidiaries has made any material capital investment in, or any material loan to, any other Person outside the Ordinary Course of Business;

          (g) none of Cherry U.K. or any of its Subsidiaries has created, incurred, assumed, or guaranteed more than $50,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;

          (h) other than is normal and customary with respect to their respective businesses, none of Cherry U.K. or any of its Subsidiaries has granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

          (i) there has been no change made or authorized in the memorandum and articles of association of Cherry U.K. or the memorandum and articles of association, charter, bylaws or other organizational documents of any of its Subsidiaries and no resolution of Cherry U.K. or any of its Subsidiaries has been passed in general meeting;

          (j) none of Cherry U.K. or any of its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

          (k) none of Cherry U.K. or any of its Subsidiaries has declared, set aside, or paid any dividend or made any distribution (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or reduced its capital stock;

          (l) none of Cherry U.K. or any of its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (m) none of Cherry U.K. or any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

          (n) none of Cherry U.K. or any of its Subsidiaries has entered into any material employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

          (o) none of Cherry U.K. or any of its Subsidiaries has granted any increase in the base compensation of any of its directors, officers or employees outside the Ordinary Course of Business;

          (p) none of Cherry U.K. or any of its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

          (q) none of Cherry U.K. or any of its Subsidiaries has made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

          (r) none of Cherry U.K. or any of its Subsidiaries has committed to any of the foregoing.

     SECTION 6.10. Undisclosed Liabilities. None of Cherry U.K. or any of its Subsidiaries has any material liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, and whether due or to become due, including any liability for taxes), except for (a) liabilities set forth in the Cherry U.K. Most Recent Balance Sheet and (b) liabilities which have arisen since the date of Cherry U.K. Most Recent Balance Sheet in the Ordinary Course of Business. Cherry U.K. has not applied for and is not in receipt of any grant, subsidy or other financial assistance from any government department, local authority or other body.

     SECTION 6.11. Legal Compliance. Each of Shareholder, Cherry U.K. and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, ordinances, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of the United States federal, state and local, and any foreign governments (and all agencies thereof) and with the Companies Act, the European Communities Act and all European Community legislation, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced or, to the Knowledge of Shareholder, threatened against it alleging any failure so to comply, except where the failure to comply would not have a Cherry U.K. Material Adverse Effect. All dividends and distributions declared, made or paid by Cherry U.K. or any of its Subsidiaries at any time were, when declared, made or paid, in accordance with the requirements of the general law and the Articles of Association of the relevant company.

     SECTION 6.12. Tax Matters. The Shareholder Disclosure Schedule contains a list of the countries and jurisdictions (whether the United Kingdom or otherwise) to which any Taxes are properly payable by any of Cherry U.K. and its Subsidiaries. Except with respect to any such matters that would not, in the aggregate, have a Cherry U.K. Material Adverse Effect: 6.12.1. Cherry U.K. and its Subsidiaries have duly and punctually paid all Taxes which they are or have been liable to pay or account for prior to the date of this Agreement and has made proper provision in the Cherry U.K. Financial Statements in respect of all Taxes which they will or may become liable to pay or account for in respect of all accounting and other periods ending on or before the date of this Agreement.

     6.12.2. The amount of deferred taxation contained in the Cherry U.K. Financial Statements was at the Cherry U.K. Most Recent Fiscal Year End adequate and in accordance with generally accepted accountancy practices and, in particular, was calculated in accordance with SSAP 15. If the Cherry U.K. Financial Statements were to be drawn as at the date of this Agreement, the provision for deferred taxation that would be made in them would be no greater than that stated in the Cherry U.K. Financial Statements.

     6.12.3. Cherry U.K. and its Subsidiaries have properly and punctually deducted and accounted for Taxes which they have been required to deduct or for which they have been required to account in respect of any payments made (or deemed to have been made) by them. In particular, Cherry U.K. and its Subsidiaries have properly operated the PAYE system and have duly made all deductions and payments required to be made in respect of National Insurance contributions (including employer's contributions).

     6.12.4. Cherry U.K. and its Subsidiaries have duly and punctually made all returns and given or delivered all notices and accounts and information and have made all claims, disclaimers and elections which on or before the date of this Agreement ought to have been made, given or delivered for the purposes of Taxes or which have been assumed for the purposes of the Cherry U.K. Financial Statements.

     6.12.5. There is no material dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with any Tax authority regarding: (a) the computation of any gains profits or losses of Cherry U.K. or its Subsidiaries for the purposes of Taxes; or (b) any liability or potential liability to Taxes (including penalties or interest) recoverable from any of Cherry U.K. or any of its Subsidiaries; or (c) the availability to any of Cherry U.K. or its Subsidiaries of any relief from Taxes.

     6.12.6. Each of Cherry U.K. and its Subsidiaries is not and will not become liable to pay, reimburse or indemnify any person in respect of Taxes in consequence of failure by that or any other person to discharge those Taxes (whether within any specified period or otherwise) where such Taxes relate to a profit, income, gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or before the date of this Agreement.

     6.12.7. The Shareholder Disclosure Schedule lists all concessions, agreements and other formal or informal arrangements with any Tax authority (other than such as are published by a Tax authority in the United Kingdom) from which any of Cherry U.K. and its Subsidiaries has or will benefit, or by which it is bound, and (in either case) which are extant on the date of this Agreement.

     6.12.8. Each of Cherry U.K. and its Subsidiaries maintains complete and up to date information accounts and records of all transactions and activities in which it has been involved and of its Taxes affairs which will or may be relevant for calculating any Taxes liability of each of Cherry U.K. and its
Subsidiaries: (a) for any accounting or other period ending on or before the date of this Agreement or in respect of any event occurring on or before this date as to which no final agreement relating to Taxes has yet been reached with the relevant Tax authority; (b) for any such period ending or event occurring after the date of this Agreement; and (c) as required by law.

     6.12.9. Each of Cherry U.K. and its Subsidiaries has not in the past six years ending on the date of this Agreement been a party to any scheme or arrangement: (a) in respect of which the main purpose or one of the main purposes was the avoidance, reduction or deferral of a liability to Taxes; (b) in respect of which any Taxes clearance has been or should have been obtained; or (c) which was or included a reorganization or reduction of the share capital of any of Cherry U.K. or its Subsidiaries.

     6.12.10. Each of Cherry U.K. and its Subsidiaries has not been party to any scheme or arrangement as a result of which on the future disposal of any asset owned on the date of this Agreement the allowable loss or chargeable gain otherwise arising or any liability to Taxes is liable to be adjusted by any Tax authority.

     6.12.11. Each of Cherry U.K. and its Subsidiaries has not in the six years ending on the date of this Agreement carried out or been engaged in any transaction or arrangement in respect of which there has been or may be substituted for the consideration given or received by any of Cherry U.K. and its Subsidiaries (including a nil consideration) a different consideration for Taxes purposes, and none of Cherry U.K. and its Subsidiaries has an obligation to enter into any such transaction or arrangement in the future.

     6.12.12. Each of Cherry U.K. and its Subsidiaries has not since the Cherry U.K. Most Recent Fiscal Year End made or incurred and is not liable to make or incur any payments or expenditure in excess of $100,000 in aggregate which will not be wholly deductible in computing its taxable profits or which will not be a charge on income or otherwise allowable for the purposes of corporation tax whether on the grounds of being a dividend or distribution or for any other reason.

     6.12.13. Each of Cherry U.K. and its Subsidiaries has not since the Cherry U.K. Most Recent Fiscal Year End disposed of any asset otherwise than in the Ordinary Course.

     6.12.14. Otherwise than Cherry U.K. and its Subsidiaries taken together, each of Cherry U.K. and its Subsidiaries has not at any time in the six years ending on the Cherry U.K.. Most Recent Fiscal Year End been a member of a group of companies for Taxes purposes.

     6.12.15. The Shareholder Disclosure Schedule details all relevant surrenders of or claims for group relief or Advance Corporation Tax ("ACT") which affect each of Cherry U.K. and its Subsidiaries for accounting periods in respect of which no final agreement has been reached with the relevant Tax authority as to its Taxes affairs or which were made in the six years ending with the date of this Agreement. All such surrenders and claims are valid and have been or will be allowed by the relevant Tax authority. None of Cherry U.K. and its Subsidiaries has made or received any payment in respect of a claim for or surrender of group relief or ACT which could in any circumstances be liable to be refunded.

     6.12.16. None of Cherry U.K. and its Subsidiaries owns any asset which it acquired within the period of six years ending on the date of this Agreement from another company which was at the date of acquisition a member of the same group of companies as Cherry U.K. and its Subsidiaries.

     6.12.17. No asset of any company shall be deemed under Section 178 or 179 Taxation of Chargeable Gains Act 1992 ("TCGA") to have been disposed of and reacquired by virtue of or in consequence of the entering into or performance of this Agreement or any other event after the Cherry U.K. Most Recent Fiscal Year End.

     6.12.18. All expenditures which any of Cherry U.K. and its Subsidiaries have incurred or is liable to incur under any subsisting commitment on the provision of machinery or plant has qualified or will qualify (if not deductible as a trading expense) for capital allowances.

     6.12.19. All allowances available to any of Cherry U.K. and its Subsidiaries in respect of capital expenditure incurred prior to the date of this Agreement or to be incurred under any subsisting commitment will be available in taxing the trade of the relevant company.

     6.12.20. None of the assets of any of Cherry U.K. and its Subsidiaries is or may be a long-life asset within the meaning of Chapter IV A of Part II Capital Allowances Act 1990.

     6.12.21. None of Cherry U.K. and its Subsidiaries is in dispute with any Person as to any entitlement to capital allowances under Section 51 Capital Allowances Act 1990, nor at the date of this Agreement are there any circumstances which might give rise to such a dispute.

     6.12.22. All documents which each of Cherry U.K. and its Subsidiaries may be interested in the enforcement of have been duly stamped, and there is no liability to any fine or penalty in respect thereof nor are there any circumstances which may result in any of Cherry U.K. or its Subsidiaries becoming liable to any such fine or penalty.

     6.12.23. Each of Cherry U.K. and its Subsidiaries has duly registered for VAT purposes and has complied with all relevant provisions of the Value Added Tax Act 1994 ("VATA") and regulations made or notices issued under any legislation relating to VAT.

     6.12.24. Each of Cherry U.K. and its Subsidiaries has not applied to become, nor is it treated as, a member of a group of companies for VAT purposes.

     6.12.25. The Shareholder Disclosure Schedule contains particulars (including the date of the acquisition) of all capital items to which Part XV Value Added Tax Regulations 1995 may be applied.

     6.12.26. Neither Cherry U.K. and its Subsidiaries nor any relevant associate of any of them (within the meaning of paragraph 3(7) of Schedule 10 to VATA) has made an election in accordance with paragraphs 2 and 3 of Schedule 10 to VATA.

     6.12.27. In respect of any loan relationship (within the meaning of Section 81 Finance Act 1996) to which any of Cherry U.K. and its Subsidiaries is a party, the relevant company used a basis of accounting in the Cherry U.K. Financial Statements which is an authorized accounting method under Section 85 of that Act.

     6.12.28. None of Cherry U.K. and its Subsidiaries has been a party to a loan relationship which had an unallowable purpose within the meaning of paragraph 13 of Schedule 9 to the Finance Act 1996.

  SECTION 6.13.  Real Property

     6.13.1. Neither Cherry U.K. nor any of its Subsidiaries owns any real or freehold property.

     6.13.2. To the Knowledge of Shareholder, the Shareholder Disclosure Schedule lists and describes briefly all real property leased or subleased to or occupied or used by Cherry U.K. or its Subsidiaries (the "Properties"). Cherry U.K. has been in possession of and shall deliver to World Access concurrent with the delivery of the Shareholder Disclosure Schedule correct and complete copies of the leases and subleases together with all other relevant documents of title listed on the Shareholder Disclosure Schedule (as amended to date). With respect to each material lease and sublease listed on the Shareholder Disclosure
Schedule:

          (a) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

          (b) no party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

          (c) no party to the lease or sublease has repudiated any material provision thereof;

          (d) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

          (e) neither Cherry U.K. nor any of its Subsidiaries has charged, assigned, leased, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold and the Properties are free from any options or agreements to do the same;

          (f) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including material licenses and permits) required in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects, including health and safety provisions and provisions relating to safety from fire.

  SECTION 6.14.  Intellectual Property

     6.14.1. Each of Cherry U.K. and its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trade secrets, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are used in its business as currently conducted, except as would not reasonably be expected to have a Cherry U.K. Material Adverse Effect.

     6.14.2. Except as would not reasonably be expected to have a Cherry U.K. Material Adverse Effect (a) neither Cherry U.K. nor any of its Subsidiaries is or will be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third-Party Intellectual Property Rights; (b) no claims with respect to the patents, registered and material unregistered trademarks and service marks, copyrights, registered designs, trade names and any applications therefor owned by Cherry U.K. or any of its Subsidiaries (the "Cherry U.K. Intellectual Property Rights"), any trade secret material to Cherry U.K., or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through Cherry U.K. or any of its Subsidiaries, are currently pending or, to the Knowledge of Shareholder, are overtly threatened by any Person; and (c) Cherry U.K. does not know of any valid ground for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Cherry U.K. or any of its Subsidiaries infringes on any copyright, patent, trademark, service mark, registered design or trade secret, (ii) against the use by Cherry U.K. or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Cherry U.K. or any of its Subsidiaries as currently conducted or as proposed to be conducted, (iii) challenging the ownership, validity or effectiveness of the Cherry U.K. Intellectual Property Rights or other trade secret material to Cherry U.K., or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Rights by Cherry U.K. or any of its Subsidiaries.

     6.14.3. To the Knowledge of Shareholder, all material patents, registered trademarks, registered designs, service marks and copyrights held by Cherry U.K. and its Subsidiaries are valid and subsisting. To the Knowledge of Shareholder, there is no material unauthorized use, infringement or misappropriation of the Cherry U.K. Intellectual Property by any third party, including any employee or former employee of Cherry U.K. or any of its subsidiaries. Cherry U.K. and each of its Subsidiaries has complied with all requirements of the Data Protection Act 1984 and in particular: (a) has registered as a data user under that Act for all purposes for which registration is required by the business as carried on by Cherry U.K.; and (b) has complied with the data protection principles. No member of the Cherry U.K. Group has received any notice letter or complaint alleging a breach by it of the provisions of the Data Protection Act 1984 and has no reason to believe that circumstances exist which may give rise to such a notice letter or complaint.

     SECTION 6.15. Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Cherry U.K. and its Subsidiaries own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

     SECTION 6.16. Inventory. Neither Cherry U.K. nor any of its Subsidiaries owns any inventory.

     SECTION 6.17. Contracts. The Shareholder Disclosure Schedule lists the following contracts and other agreements to which Cherry U.K. or any of its Subsidiaries is a party:

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

          (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000;

          (c) any agreement concerning a partnership or joint venture;

          (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (e) any material agreement concerning confidentiality or non-competition;

          (f) any material agreement with any Affiliates of Cherry U.K. or any of its Subsidiaries or any other Connected Person (as defined in Section 839 Income and Corporation Taxes Act 1988);

          (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (h) any agreement under which any other Person is entitled to act as agent for Cherry U.K. or any of its Subsidiaries;

          (i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000 or providing material severance benefits;

          (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees or any other Connected Person outside the Ordinary Course of Business;

          (k) any agreement under which the consequences of a default or termination could have a Cherry U.K. Material Adverse Effect not identified on any other Schedule hereto; and

          (l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.

     Cherry U.K. shall deliver to World Access concurrent with the delivery of the Shareholder Disclosure Schedule or make available for World Access's review a correct and complete copy of each written agreement listed in the Shareholder Disclosure Schedule (as amended to date), which shall be deemed to be Schedules for purposes of Section 14.12 hereof, and a written summary setting forth the material terms and conditions of each oral agreement referred to in the Shareholder Disclosure Schedule. Except as set forth on the Shareholder Disclosure Schedule, to the Knowledge of Shareholder, with respect to each such agreement: (a) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (b) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (c) no party has repudiated any material provision of the agreement.

     SECTION 6.18. Notes and Accounts Receivable. All notes and accounts receivable of each of Cherry U.K. and its Subsidiaries are reflected properly on its books and records, are valid receivables, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Cherry U.K. Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in the Ordinary Course of Business of Cherry U.K.

     SECTION 6.19. Insurance. Each of Cherry U.K. and its Subsidiaries has been and is insured with respect to its properties and conduct of its business in such amounts and against such risks as are reasonable in relation to its business and will maintain such insurance at least through the Effective Time.

     SECTION 6.20.  Litigation.  Neither Cherry U.K. nor any of its Subsidiaries
(a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of Shareholder, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, and to the Knowledge of Shareholder, no reasonable basis therefor exists. No order has been made, petition presented or resolution passed for the winding up of Cherry U.K. or any of its Subsidiaries.

     SECTION 6.21. Employees. To the Knowledge of Shareholder, no executive, key employee, or significant group of employees plans to terminate employment with Cherry U.K. or its Subsidiaries during the next six months. Neither Cherry U.K. nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any agreement with any trade union or any other body representing employees and neither Cherry U.K. nor any of its Subsidiaries has done anything that might result in such an agreement or arrangement being implied, nor has it experienced any strike or material grievance, claim of unfair labor practices, or other organized labor or collective bargaining dispute within the past three years.

  SECTION 6.22.  Employee Benefits

     6.22.1. The Cherry U.K. Plans are the only arrangements under which Cherry U.K. and its Subsidiaries have or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum, death, ill-health, disability or accident benefits in respect of their past or present officers and employees.

     6.22.2. True and complete details of the Cherry U.K. Plans are set out in the Shareholder Disclosure Schedule, including in particular: (a) copies of all documentation governing the Cherry U.K. Plans and of any announcements, valuations or accounts relating to them; (b) details of all officers and employees of Cherry U.K. and its Subsidiaries who are members of the Cherry U.K. Plans, and of any other members of the Plans; (c) details of the exercise of any powers under the Cherry U.K. Plans to provide additional benefits in respect of any members of the Plans; and (d) details of the Cherry U.K. Plans' assets and liabilities.

     6.22.3. The Cherry U.K. Plans are exempt approved schemes within the meaning of Section 592 of the Income and Corporation Taxes Act 1988, and there is no reason why approval may be withdrawn.

     6.22.4. If any Cherry U.K. Plan is a contracted-out scheme within the meaning of the Pension Schemes Act 1993, there is in force a contracting out certificate covering Cherry U.K. and its Subsidiaries, and there is no reason why the certificate might be cancelled.

     6.22.5. No proposal or announcement has been made to any officer or employee of Cherry U.K. or its Subsidiaries about the introduction, continuance, increase or improvement of any pension, lump sum, death, ill-health, disability or accident benefit.

     6.22.6. The respective assets of the Cherry U.K. Plans are sufficient to satisfy their respective liabilities (current and contingent) as at the date of this Agreement.

     6.22.7. All contributions due to the Cherry U.K. Plans, all insurance premiums due in respect of the Cherry U.K. Plans and all taxes and expenses in respect of the Cherry U.K. Plans have been duly paid. The contributions in respect of each Cherry U.K. Plan have been paid at the rates recommended in the last actuarial valuation of such Plan.

     6.22.8. Cherry U.K., its Subsidiaries and the trustees of the Cherry U.K. Plans have complied in all material respects with their obligations under and in respect of the Cherry U.K. Plans.

     6.22.9. No discrimination on grounds of sex is or has at any stage been made in the provision of pension, lump sum, death, ill-health, disability or accident benefits by Cherry U.K. or its Subsidiaries.

     6.22.10. No claims (other than routine claims for benefits), complaints to the Pensions Ombudsman or reports to the Occupational Pensions Regulatory Authority have been made or are pending or threatened in respect of the provision of (or failure to provide) pension, lump sum, death, ill-health, disability or accident benefits by Cherry U.K. or its Subsidiaries. There is no fact or circumstance likely to give rise to such claims or complaints.

     6.22.11. Full and accurate particulars in relation to each officer and employee of the Cherry U.K. Group, including full name, age, sex, marital status, date of commencement of employment (including employment with a previous employer which counts as continuous employment for the purposes of the Employment Rights Act 1996 or any similar enactment in the jurisdiction in which Cherry U.K. is incorporated) and terms and conditions of employment are given in the Shareholder Disclosure Schedule (if appropriate by reference to disclosed standard terms and conditions of employment) and the officers and employees listed in the Shareholder Disclosure Schedule are all the officers and employees of Cherry U.K.

     6.22.12. Since the date of the Cherry U.K. Most Recent Balance Sheet: (a) there have been no changes in the remuneration of any officer or employee of Cherry U.K. whose remuneration as at the Cherry U.K. Most Recent Balance Sheet Date was in excess of $50,000 per annum; (b) other than normal annual increases, there have been no changes in the rate of remuneration of any other officer or employee of Cherry U.K.; and (c) there has been no change in the terms and conditions of employment (other than remuneration) of any officer or employee of Cherry U.K.

     6.22.13. Cherry U.K. has complied with, and fulfilled all the requirements of, its Memorandum and Articles of Association and of any statutes, regulations and general law in relation to its employees.

     6.22.14. The Cherry U.K. Group does not operate, nor has it proposed or agreed to operate, for any of its officers or employees any incentive scheme or arrangement, option scheme or bonus or profit sharing scheme whether or not share based, nor are any of the Cherry U.K. Group's officers or employees participating in or entitled (now or at any time) to participate in or otherwise receive benefit from any such incentive scheme or arrangement, option scheme or bonus or profit sharing scheme.

     6.22.15. All subsisting contracts of service to which Cherry U.K. is a party are determinable on not more than three months' notice without compensation (other than compensation in accordance with the Employment Rights Act 1996, as amended).

     6.22.16. Details of those former officers or employees of Cherry U.K. whose employment has been terminated by Cherry U.K. within the twelve months before this Agreement have been included in the Shareholder Disclosure Schedule and in respect of such persons: (a) Cherry U.K. has not paid and has no liability to pay any sums to such persons in respect of the termination of their employment; and (b) no notice of the intention of any of such persons to assert any statutory or other claim for reinstatement of, or compensation for loss of, their employment has been received.

     6.22.17. Except as disclosed in the Shareholder Disclosure Schedule, there are no subsisting contracts for the provision by any person of any consultancy or other similar services.

     6.22.18. Except to the extent (if any) to which provision or allowance has been made in the Cherry U.K. Financial Statements: (a) no member of the Cherry U.K. Group has any liability in respect of any contract of service or for services for redundancy payments (including protective awards) or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employees; and (b) no gratuitous payment has been made or promised by any member of the Cherry Group in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

     SECTION 6.23. Guaranties. Neither Cherry U.K. nor any of its Subsidiaries is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

     SECTION 6.24.  Environment, Health, and Safety

     6.24.1. Each of Cherry U.K. and its Subsidiaries: (a) has complied with the Planning Acts and all other Environmental Laws, health, and safety laws of England and Wales in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any such failure to comply; (b) has obtained and has at all times been and is in substantial compliance with all of the terms and conditions of all permits, licenses, and other authorizations, certifications and training which are required under Environmental Laws and all other environmental, health, and safety laws of England and Wales; (c) has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in Environmental Laws and all other environmental, health, and safety laws of England and Wales; and (d) will provide World Access within ten Business Days hereof, with copies within its possession or control of all environmental assessments, complaints, claims, consent orders or agreements, notices of violations, governmental inquiries and permits issued or arising under or subject or relating or pursuant to Environmental Laws and all other environmental, health and safety laws of England and Wales for any property owned, now or in the past or to be acquired prior to Closing, by Cherry U.K. or any of its Subsidiaries, and such copies shall be deemed to be Schedules for purposes of Section 14.12 hereof.

     6.24.2. either Cherry U.K. nor any of its Subsidiaries has any material liability, and neither Cherry U.K. nor any of its Subsidiaries or any of their respective predecessors has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could give rise to any material liability, for contamination or damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under the Planning Acts and all other environmental, health, and safety law of England and Wales.

     SECTION 6.25. Licenses, Permits, Consents, and Authorities. Cherry U.K. and each of its Subsidiaries has all necessary licenses (including statutory licenses), permits, consents and authorities (public and private) for the proper and effective carrying on of its business in the manner in which such business is now carried on. All such licenses, permits, consents and authorities are valid and subsisting and, to the Knowledge of Shareholder, there is no reason why any of them should be suspended, cancelled or revoked. Cherry U.K. does not carry on or purport to carry on in the United Kingdom any investment business within the meaning of the Financial Services Act 1986 and has never done so.

     SECTION 6.26. Proxy Statement. None of the information supplied or to be supplied by or on behalf of Cherry U.K. or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the stockholders of New World Access, and at the time of the meeting of stockholders of New World Access to be held in connection with the Acquisition, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE 7.

                                   COVENANTS

     SECTION 7.1.  Conduct of Business of Cherry U.K. and its
Subsidiaries. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated by any other provision of this Agreement, Shareholder shall use his best efforts to cause each of Cherry U.K. and its Subsidiaries to (a) conduct its business in the Ordinary Course; (b) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees; and (c) except as required by law or regulation, take no action which would adversely affect or delay the ability of any Party to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement, Shareholder shall use his best efforts to ensure that neither Cherry U.K. nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of World Access, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its memorandum and articles of association, charter or bylaws or equivalent organizational documents or pass any shareholders' resolutions (other than as contemplated by this Agreement);

          (b) other than the issuance of Cherry U.K. Options, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of (i) any shares of capital stock of Cherry U.K. or any of its Subsidiaries of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of Cherry U.K. or any of its Subsidiaries, or (ii) any property or assets of Cherry U.K. or any of its Subsidiaries;

          (c) (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or make any loans or advances, (ii) other than in the Ordinary Course, terminate, cancel or request any material change in, or agree to any material change in, any contract or agreement listed in the Shareholder Disclosure Schedule or enter into any contract or agreement material to its business, results of operations or financial condition,
     (iii) make or authorize any capital expenditure, other than capital expenditures in the Ordinary Course that have been budgeted for calendar year 1998 and disclosed to World Access that are not, in the aggregate, in excess of $2,500,000, or (iv) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 7.1;

          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (f) amend the terms of, repurchase, redeem or otherwise acquire any of its securities or propose to do any of the foregoing;

          (g) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against on the Cherry U.K. Most Recent Balance Sheet and only to the extent of such reserves;

          (h) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business consistent with past practice or as required by GAAP or U.K. GAAP, as the case may be;

          (i) make any tax election or settle or compromise any material federal, state or local income tax liability, or any income tax liability of any other jurisdiction, other than those made in the Ordinary Course of Business consistent with past practice and those for which specific reserves have been recorded on the Cherry U.K. Most Recent Balance Sheet and only to the extent of such reserves;

          (j) enter into or amend any contract, agreement, commitment or arrangement with, or enter into any transaction with, or make any payment to or on account or behalf of, any Affiliate of Cherry U.K. or any of its Subsidiaries; or

          (k) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of Cherry U.K. contained in this Agreement untrue or incorrect or prevent Cherry U.K. from performing or cause Cherry U.K. not to perform its covenants hereunder or result in any of the conditions to the Acquisition set forth herein not being satisfied.

     SECTION 7.2.  Conduct of Business of World Access and its
Subsidiaries. During the period from the date of this Agreement to the Effective Time, except for any actions taken by World Access or New World Access relating to any other acquisitions or business combinations with a non-Affiliate or as expressly contemplated by any other provision of this Agreement, each of World Access and its Subsidiaries shall (a) conduct its business in the Ordinary Course, (b) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (c) except as required by law or regulation, take no action which would adversely affect or delay the ability of any Party to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement. By way of amplification and not limitation, except for any actions taken by World Access relating to any other acquisitions or business combinations with a non-Affiliate or as expressly contemplated by any other provision of this Agreement, neither World Access nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Cherry U.K., which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its charter or bylaws or equivalent organizational documents;

          (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that (i) any Subsidiary may pay dividends or make other distributions to World Access or any other Subsidiary and (ii) World Access or New World Access may adopt a rights plan or "poison pill";

          (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (d) sell, transfer, license, sublicense or otherwise dispose of any material assets having a value in excess of $10,000,000; or

          (e) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of World Access contained in this Agreement untrue or incorrect or prevent World Access from performing or cause World Access not to perform its covenants hereunder or result in any of the conditions to the Acquisition set forth herein not being satisfied.

     SECTION 7.3. Access to Books and Records. Each of the Parties will, and each of Cherry U.K. and World Access shall use its best efforts to cause each of its respective Subsidiaries to, permit representatives of the other Parties to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Parties and their Subsidiaries in accordance with reasonable procedures required by the Parties that are designed to minimize the impact on each Party's business. Each of the Parties will treat and hold as such any Confidential Information it receives from any of the Parties and their Subsidiaries in the course of the reviews contemplated by this Section, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return all tangible embodiments (and all copies thereof), to whichever of the Parties that originally disclosed such embodiments, which are in its possession.

     SECTION 7.4. Preparation of Proxy. In connection with the meeting of its stockholders to be held to approve the U.S. Merger and the transactions contemplated hereby, New World Access shall prepare a proxy statement for submission to its stockholders (the "Proxy Statement"). Cherry U.K. shall promptly furnish, and Shareholder shall use his best efforts to cause Cherry U.K. to promptly furnish, to New World Access all information concerning its business and financial statements and affairs which, in the reasonable judgment of New World Access or its counsel, may be required or appropriate for inclusion in the Proxy Statement and shall take such other action as they may reasonably request in connection with the Proxy Statement.

                                   ARTICLE 8.

                             ADDITIONAL AGREEMENTS

     SECTION 8.1. Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the Parties agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

     SECTION 8.2.  Regulatory Matters

     8.2.1. Following the execution and delivery of this Agreement, World Access, Shareholder and Cherry U.K. shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities and the consummation of the Acquisition, including any Consents required to be obtained under the HSR Act. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The Parties hereto will cooperate with each other and use reasonable efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated Consents of the Regulatory Authorities and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including the stockholders of New World Access. Each of the Parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any Regulatory Authority in connection with the transactions contemplated by this Agreement.

     8.2.2. Each Party will furnish the other Parties with all information concerning itself, its Subsidiaries, directors, officers and stockholders, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such Party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the Parties hereto will promptly furnish each other with copies of written communications received by them or their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

     SECTION 8.3.  Indemnification Regarding the Proxy Statement

     8.3.1. New World Access and World Access agree to indemnify, defend and hold harmless Shareholder and Cherry U.K. and each of their respective present and former officers, directors, employees, agents and representatives, as the case may be, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including the Exchange Act), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of material fact provided by the indemnifying Party and contained in the Proxy Statement or arise out of or are based upon the omission or alleged omission by the indemnifying Party to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     8.3.2. Shareholder agrees to indemnify, defend and hold harmless World Access and New World Access and each of their respective present and former officers, directors, employees, agents and representatives, as the case may be, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including the Exchange
Act), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of material fact provided by Shareholder and contained in the Proxy Statement or arise out of or are based upon the omission or alleged omission by Shareholder to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     8.3.3. Cherry U.K. agrees to indemnify, defend and hold harmless World Access and New World Access and each of their respective present and former officers, directors, employees, agents and representatives, as the case may be, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including the Exchange
Act), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of material fact provided by Cherry U.K. and contained in the Proxy Statement or arise out of or are based upon the omission or alleged omission by Cherry U.K. to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 8.4. Notice of Development. Each of the Parties will give prompt written notice to other Parties of any material adverse development that causes or is likely to cause a material breach of any of its representations and warranties contained in this Agreement. Such disclosure by any Party pursuant to this Section shall be deemed to amend or supplement any disclosure contained in the Schedules attached hereto to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     SECTION 8.5. Notices and Consents. Each of the Parties will give any notices (and will cause each of the Parties within their control to give any notices) to third parties, and will use their reasonable efforts to obtain (and will cause each of the Parties within their control to use their reasonable efforts to obtain) any third-party consents that may be required to consummate the transactions contemplated hereby.

     SECTION 8.6. Indemnity. Subject to the provisions of laws of England and Wales, New World Access shall cause Cherry U.K. to keep in effect provisions of its memorandum and articles of association and other organizational documents under the laws of England and Wales providing for exculpation of director and officer liability and its indemnification of each Person who is now an officer or director of Cherry U.K. (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") to the fullest extent permitted under the provisions of the laws of England and Wales, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification. The provisions of this Section shall survive the consummation of the Acquisition and expressly are intended to benefit each of the Indemnified Parties.

  SECTION 8.7.  Exclusive Dealing

     8.7.1. Shareholder shall not, nor shall Shareholder authorize or permit Cherry U.K. or any officer, director of employee of, or any attorney or other advisor or representative of, Cherry U.K. to, (i) solicit or initiate, or encourage the submission of, any Acquisition Proposal or (ii) except in connection with fulfilling its duties described in Section 10.8.5 in the U.S. Merger Agreement, participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

     8.7.2. Shareholder shall cause the Board of Directors of Cherry U.K. not to
(i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (ii) enter into any type of agreement or letter of intent with respect to any Acquisition Proposal.

     8.7.3. If, (i) prior to the termination of this Agreement, Cherry U.K. enters into or proposes to enter into an agreement or letter of intent with respect to any Acquisition Proposal, Shareholder shall concurrently with Cherry U.K. entering into such agreement or letter of intent or the receipt of such approval pay, or cause to be paid, in same day funds to World Access, all of the costs and expenses incurred by World Access in connection with this Agreement, including fees and expenses of its financial advisors, accountants and counsel (the "Expenses"), or (ii) an Acquisition Proposal shall have been made prior to the termination of this Agreement and within one year of such termination Cherry U.K. enters into an agreement or letter of intent with respect to, or approves or recommends or takes any action to facilitate such Acquisition Proposal, Shareholder shall pay, or cause to be paid, in same day funds upon demand, the Expenses, provided that, so long as Cherry U.K. is not then in breach of any of its obligations herein, no payment shall be due to World Access under subpart
(ii) above if, (A) at the time of the termination of this Agreement, Shareholder shall desire in good faith to proceed with the transactions contemplated hereby, and World Access shall elect not to do so, (B) any Regulatory Authority prohibits the consummation of the transactions contemplated hereby or refuses to give any required Consent, or (C) the conditions to Closing set forth in Article 10 hereof are not satisfied, provided that Shareholder has used all reasonable efforts to satisfy such conditions, or the conditions to Closing set forth in
Article 13 hereof are not satisfied. The Parties acknowledge that damages in the event of a breach of this Section 8.7 will be difficult to ascertain and that the Expenses are intended to be full liquidated damages and such damages represent the Parties' best estimate of such damages. The parties expressly acknowledge that the foregoing liquidated damages are intended not as a penalty but as full liquidated damages in the event of a breach of this Section 8.7, and World Access acknowledges the Expenses are its sole and exclusive remedy for a breach of this Section 8.7.

     8.7.4. In addition to the obligations set forth in Sections 8.7.1, 8.7.2 and 8.7.3 above, Shareholder shall immediately advise World Access orally and in writing of any request for information or of any Acquisition Proposal, or any inquiry with respect to or which could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making any Acquisition Proposal or inquiry. Shareholder shall keep World Access fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

     Section 8.8. Investment Representations. Shareholder and each Cherry U.K. Optionholder covenants and agrees that he is (i) acquiring the New World Access Stock or the New World Access Option (as the case may be) to be issued in connection herewith for his own account and not with a view to, or for resale in connection with, any distribution thereof; (ii) understands and acknowledges that such New World Access Stock or the New World Access Option (as the case may be) has not been registered under the Securities Act or any state securities laws by reason of certain exemptions from the registration provisions thereof which depend upon, among other things, the bona fide nature of his investment intent as expressed herein; (iii) is able to bear the economic risk of an investment in such New World Access Stock or the New World Access Option (as the case may be) and has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and merits of such New World Access Stock or the New World Access Option (as the case may be); (iv) has been provided with all information or been given access to all information with respect to New World Access which he believes might affect its decision whether to effect the transactions contemplated hereby; and (v) understands and acknowledges that such New World Access Stock or New World Access Options issued pursuant to this Agreement (as the case may be) will be "restricted securities" (as that term is defined in Rule 144 under the Securities Act) and that the certificate representing such New World Access Stock or the New World Access Option (as the case may be) will bear a legend restricting transfer unless (A) the transfer is exempt from the registration requirements under the Securities Act and any applicable state securities law and an opinion of counsel reasonably satisfactory to New World Access that such transfer is exempt therefrom is delivered to New World Access or (B) the transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities law. In determining to proceed with the transactions contemplated hereby, Shareholder and each Cherry U.K. Optionholder has relied solely on the results of his own independent investigation with respect to World Access and New World Access and the shares of New World Access Stock or the New World Access Option (as the case may be), upon the representations and statements of World Access and New World Access set forth herein and upon the World Access SEC Reports. Shareholder and each Cherry U.K. Optionholder acknowledges that the representations and statements to it by World Access and New World Access set forth herein and by World Access in the World Access SEC Reports constitute the sole and exclusive representations, warranties, covenants and statements of World Access and New World Access or any of its officers, directors, shareholders or other affiliates in connection with the transactions contemplated hereby, and Shareholder and each Cherry U.K. Optionholder understands, acknowledges and agrees that all other representations, warranties, covenants and statements of any kind or nature, whether oral or contained in any writing other than this Agreement and each of the other documents contemplated hereby, are specifically disclaimed by World Access and New World Access.

                                   ARTICLE 9.

                 EFFECTIVE TIME; CLOSING; DELIVERIES AT CLOSING

     SECTION 9.1. Effective Time; Closing Section. The transactions contemplated by this Agreement shall be effective for all purposes upon the execution and delivery of this Agreement by all of the Parties and the satisfaction by all Parties of the terms and conditions of Articles 9 through 12 hereof (the "Effective Time"). Unless otherwise agreed upon in writing by the Parties, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Rogers & Hardin, 2700 International Tower, 229 Peachtree Street, Atlanta, Georgia 30303, commencing at 10:00 a.m. local time, as soon as practicable following the satisfaction or waiver of the conditions set forth in Articles 10 through 12 hereof, but in no event later than two business days thereafter (the date of such being referred to herein as the "Closing Date"), unless otherwise mutually agreed to by the Parties.

     SECTION 9.2. Deliveries by Shareholder. At the Closing, Shareholder shall deliver, or cause Cherry U.K. to deliver, as the case may be, to New World Access each of the following:

          (a) duly executed share transfers in respect of the Shares in favor of New World Access, or as it may direct, together with the relative share certificates and any power of attorney or other authority under which such transfers have been executed;

          (b) written resignations and releases executed as Deeds under hand or under seal, in the agreed form, from the Secretary of Cherry U.K. and the Directors (except from those persons expressly exempted from this requirement by New World Access on or before the Closing Date), resigning their offices and releasing Cherry U.K. and the Subsidiaries from all claims and rights of action whatsoever, whether in respect of breach of contract, compensation for loss of office, unfair dismissal, redundancy or in respect of any loan or other indebtedness, or on any other account whatsoever;

          (c) the Common Seal, Certificate of Incorporation and all the statutory books of Cherry U.K. and the Subsidiaries properly written up to the day prior to the Closing Date, namely the Register of Members, Register of Mortgages, Register of Directors and Secretaries, Register of Directors' Interests, the Books of Account and the Minute Books of Meetings of Cherry U.K. and the Subsidiaries and of their Boards of Directors;

          (d) share certificates in respect of all the issued shares in the capital of the Subsidiaries and duly executed transfers of any share or shares in the Subsidiaries not registered in the name of Cherry U.K. or any of the Subsidiaries in favor of such Persons as New World Access shall direct;

          (e) irrevocable powers of attorney (in such form as New World Access may require) executed by Shareholder in favor of New World Access, or its nominees, enabling New World Access, or its nominees, pending registration of the transfers of the Shares, to exercise all voting and other rights attaching to the Shares and to appoint proxies for such purpose;

          (f) The Escrow Agreement;

          (g) The Option Escrow Agreement; and

          (h) Such other separate instruments or documents that New World Access may reasonably deem necessary or appropriate in order to consummate the transactions contemplated by this Agreement, including all regulatory and contractual consents of third parties.

     SECTION 9.3. Deliveries by New World Access. At the Closing, New World Access shall deliver to Shareholder each of the following:

          (a) Resolutions of the Board of Directors of New World Access authorizing the execution and delivery of this Agreement and the Ancillary Documents by New World Access and the performance of its obligations hereunder and thereunder, certified by the Secretary of New World Access;

          (b) A certificate of the Secretary of State of Delaware dated as of a recent date as to the good standing of New World Access in such state;

          (c) A certificate of the Secretary of State of each jurisdiction of incorporation or organization of each New World Access Subsidiary dated as of a recent date as to the due organization and existence of such Subsidiary in each such jurisdiction;

          (d) The certificates representing the Share Consideration in accordance with Section 2.2 hereof and the option agreements representing the New World Access Options;

          (e) The Escrow Agreement;

          (f) The Option Escrow Agreement; and

          (g) Such other separate instruments or documents that Shareholder may reasonably deem necessary or appropriate in order to consummate the transactions contemplated by this Agreement, including all regulatory and contractual consents of third parties.

                                  ARTICLE 10.

                          MUTUAL CONDITIONS TO CLOSING

     The obligations of the Parties to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

     SECTION 10.1. Board Meeting of Cherry U.K. and Subsidiaries. Shareholder shall cause to be duly held a meeting of Cherry U.K. and, where necessary, of its Subsidiaries and of the Board of Cherry U.K. and of its Subsidiaries validly to effect or execute or validly to resolve to effect or execute:

          (a) the approval of the said transfers of the Shares to New World Access, its nominees, the issue to New World Access, its nominees of share certificates in respect of those shares and the registration of New World Access or its nominees as holders of those shares (subject only to those transfers being represented duly stamped);

          (b) the appointment as Directors and Secretary of Cherry U.K. and the Subsidiaries of such persons as New World Access may nominate, subject to such persons consenting to such appointment and not being disqualified in law or under the Articles of Association of Cherry U.K. or the relevant Subsidiary from holding such offices;

          (c) the revocation of all existing bank mandates and the issue of new mandates in relation to Cherry U.K. and the Subsidiaries to such bank or banks and in such form as New World Access may direct;

          (d) the sealing of the certificates representing the Shares in favor of New World Access;

          (e) any other business which may be necessary or desirable to give full and valid effect to the sale and purchase provided for in this Agreement or as New World Access may reasonably require; and

          (f) the Shareholder shall supply duly signed minutes of all such meetings to New World Access at the Closing.

     SECTION 10.2. Regulatory Approvals. All necessary Consents of the Regulatory Authorities (including the FCC and the PUCs) shall have been obtained and all notice and waiting periods required by law (including any waiting period applicable to the Acquisition under the HSR Act) to pass after receipt of such Consents shall have been terminated or shall have expired, and all conditions to consummation of the Acquisition set forth in such Consents shall have been satisfied. New World Access shall have received all permits or other authorizations or confirmations as to the availability of exemptions from registration requirements under all federal, state and foreign securities laws as may be necessary to issue shares of New World Access Stock pursuant to this Agreement.

     SECTION 10.3. Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (a) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement; (b) seeking damages in connection with the transactions contemplated by this Agreement; or (c) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (a) through
(c), and in the reasonable judgment of New World Access and Shareholder, based upon advice of counsel, would have a material adverse effect with respect to the interests of New World Access and Shareholder, as the case may be.

     SECTION 10.4. Proxy Statement. The Proxy Statement with respect to the transaction contemplated hereby and the U.S. Merger shall have been filed with the SEC and any other Regulatory Authorities for review and comment and shall have been authorized for mailing, either by notice from the SEC or the lapse of time for review and comment by the SEC or such Regulatory Authority.

     SECTION 10.5. Consummation of Holding Company Reorganization. The Holding Company Reorganization shall have been consummated.

     SECTION 10.6. Resignations. New World Access shall have received the resignations, effective as of the Closing, of each director and officer of Cherry U.K., other than those whom shall have been agreed upon by the Parties as specified in writing at least 30 days prior to the Closing.

     SECTION 10.7. Escrow Agreement. The Escrow Agent shall have executed and delivered the Escrow Agreement.

     SECTION 10.8. Option Escrow Agreement. The Option Escrow Agent shall have executed and delivered the Option Escrow Agreement.

     SECTION 10.9. Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of the Parties any material adverse requirement upon the Parties, or any one of them, provided that no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of corporations under similar circumstances.

     SECTION 10.10. Consents. All Consents of third parties required in connection with the transactions contemplated hereby shall have been obtained, except where the failure to obtain such Consents, in the aggregate, would not reasonably be expected to result in a World Access Material Adverse Effect or a Cherry U.K. Material Adverse Effect, provided that a Party which has not used all reasonable efforts to obtain a Consent may not assert this condition with respect to such Consent.

     SECTION 10.11. NASDAQ Listing. The shares of New World Access Stock to be issued hereunder shall have been approved upon official notice of issuance for quotation on NASDAQ or listing on a national securities exchange agreed upon by the Parties in writing prior to the Closing.

     SECTION 10.12. U.S. Merger Transaction. The U.S. Merger shall have been consummated.

                                  ARTICLE 11.

               CONDITIONS TO THE OBLIGATIONS OF NEW WORLD ACCESS

     The obligations of New World Access to consummate the Acquisition are subject to the fulfillment of each of the following conditions, unless waived by World Access or New World Access:

     SECTION 11.1. Representations and Warranties. The representations and warranties of Cherry U.K. set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

     SECTION 11.2. Performance of Obligations. Shareholder and Cherry U.K. shall have performed all covenants, obligations and agreements required to be performed by them under this Agreement prior to the Effective Time.

     SECTION 11.3. Certificate Representing Satisfaction of Conditions. Shareholder and Cherry U.K. shall have delivered to New World Access a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections 11.1 and 11.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of Shareholder and Cherry U.K. under this Agreement.

     SECTION 11.4. Tax Opinion. New World Access shall have received an opinion, dated the Closing Date, from Rogers & Hardin LLP, based upon customary representations and warranties, to the effect that no gain or loss will be recognized by New World Access as a result of the transactions contemplated hereby.

     SECTION 11.5. Material Adverse Change. Since the date of this Agreement, there shall not have been any Cherry U.K. Material Adverse Effect.

                                  ARTICLE 12.

                    CONDITIONS TO OBLIGATIONS OF SHAREHOLDER

     The obligations of Shareholder to consummate the Acquisition are subject to the fulfillment of each of the following conditions, unless by Shareholder:

     SECTION 12.1. Representations and Warranties. The representations and warranties of the other Parties set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time (as though made on and as of the Effective Time except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

     SECTION 12.2. Performance of Obligations. New World Access and World Access shall have performed all covenants, obligations and agreements required to be performed by them under this Agreement prior to the Effective Time.

     SECTION 12.3. Certificate Representing Satisfaction of Conditions. New World Access and World Access shall each have delivered to Shareholder a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections 12.1 and 12.2 hereof, and such certificates shall be deemed to constitute additional representations, warranties, covenants, and agreements of New World Access and World Access under this Agreement.

     SECTION 12.4. Tax opinion. Shareholder shall have received an opinion, dated the Closing Date, from Long, Aldridge & Norman, based on customary representations and warranties, to the effect that no gain or loss will be recognized by Shareholder as a result of the transactions contemplated hereby.

     SECTION 12.5. Material Adverse Change. Since the date of this Agreement, there shall not have been any World Access Material Adverse Effect.

                                  ARTICLE 13.

                                  TERMINATION

     SECTION 13.1. Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent duly authorized by the Boards of Directors of New World Access, World Access and Cherry U.K. and Shareholder at any time prior to the Effective Time; or

          (b) by World Access or New World Access at any time prior to the Effective Time, if (i) there has been a material breach of a representation, warranty, covenant or agreement of Shareholder and Cherry U.K., and such breach has not been cured or is incapable of being cured within 15 days of notice of such breach; or (ii) either World Access or New World Access determines in their respective sole good faith judgment, within thirty (30) days of the delivery of the Shareholder Disclosure Schedule, that the exceptions set forth therein are materially adversely different from the representations and warranties of Shareholder and Cherry U.K. in Article 6 hereof, provided that World Access or New World Access shall inform Cherry U.K. upon such termination as to the reasons for its determination; or

          (c) by Shareholder and Cherry U.K. at any time prior to the Effective Time, if (i) there has been a material breach of a representation, warranty, covenant, or agreement of World Access or New World Access, and such breach has not been cured or is incapable of being cured within 15 days of notice of such breach; or (ii) Shareholder and Cherry U.K. determine, in their respective sole good faith judgment, within thirty (30) days of the delivery of the World Access Disclosure Schedule, that the exceptions set forth therein are materially adversely different from the representations and warranties of New World Access and World Access in
     Article 5 hereof, provided that Shareholder and Cherry U.K. shall inform New World Access and World Access upon such termination as to the reasons for its determination; or

          (d) by New World Access, World Access or Shareholder if the Closing has not occurred by November 1, 1998, unless extended by mutual written consent of New World Access, World Access and Shareholder, duly authorized by the board of director of New World Access (provided that the right to terminate this Agreement under this Section shall not be available to any Party whose failure to perform any material covenant or obligation or whose breach of a representation or warranty under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

          (e) by New World Access, World Access or Shareholder if the U.S. Merger is terminated for any reason in accordance with its terms.

     SECTION 13.2. Effect of Termination and Breach. In the event of termination of this Agreement as provided in Section 13.1, this Agreement and the Ancillary Documents shall forthwith become void and have no effect, without any liability or obligation on the part of any Party, other than any liability or obligation arising under the provisions of this Section 13.2 and Sections 8.7.3, 14.3 and 14.13; provided, however, that in no event shall such termination relieve any Party of liability for any breach by such Party of any of its covenants and agreements set forth herein and in the Ancillary Documents, and further provided, that no Party shall have any liability hereunder for any breach of a representation or warranty of such Party except to the extent that such breach shall have been the result of common law fraud, intentional omission, deliberate concealment or gross negligence.

     SECTION 13.3. Confidentiality Upon Termination. In the event of any termination of this Agreement for any reason, including any breach by any of the Parties, each Party shall treat as confidential and shall not disclose, or use directly or indirectly for their benefit or any third party's benefit or to the detriment of any other Party in any manner whatsoever, or permit others under their control to disclose, or to use, Confidential Information concerning the other Parties obtained pursuant to or in connection with the Acquisition which is not generally known to the trade or a matter of public knowledge.

     SECTION 13.4. Specific Performance. The Parties hereto agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement and the Ancillary Documents by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

                                  ARTICLE 14.

                               GENERAL PROVISIONS

     SECTION 14.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time. This Section shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

     SECTION 14.2. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of all of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its best efforts to advise the other Parties at the earliest possible time prior to making such disclosure).

     SECTION 14.3. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Articles 2, 3, and 4 hereof concerning payment of the Consideration contemplated by this Agreement and certain additional agreements are intended for the benefit of the stockholders of New World Access, Shareholder and the Cherry U.K. Optionholders.

     SECTION 14.4. Entire Agreement. This Agreement (including the Ancillary Documents) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     SECTION 14.5. Succession and Assignment. This Agreement and the Ancillary Documents shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or the Ancillary Documents or any of its rights, interests, or obligations hereunder or thereunder without the prior written approval of all of the other Parties.

     SECTION 14.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     SECTION 14.7. Notices. Notices to be given to Shareholder or Cherry U.K. hereunder shall be in writing and delivered personally to Shareholder or the designated officer of Cherry U.K., transmitted by facsimile, or deposited in the United States mail, certified and return receipt requested, postage prepaid, and addressed as follows (or to such other address as may be specified by Shareholder or Cherry U.K. in writing):

     Cherry Communications U.K. Limited c/o Resurgens Communications Group 2210 Resurgens Plaza 945 East Paces Ferry Road Atlanta, Georgia 30326 Attention:
     Chief Executive Officer Telephone: (404) 261-6190 Facsimile: (404) 233-2280

     with a copy to (which will not constitute notice to Shareholder or Cherry U.K.):

     Long, Aldridge & Norman Suite 5300 One Peachtree Center 303 Peachtree Street Atlanta, Georgia 30308-3201 Attention: Clay C. Long, Esq. Telephone:
     (404) 527-4050 Facsimile: (404) 527-4198

     Notices to be given to New World Access or World Access hereunder shall be in writing and delivered personally to the designated officer of New World Access, transmitted by facsimile, or deposited in the United States mail, certified and return receipt requested, postage prepaid, and addressed as follows (or to such other address as may be specified by New World Access or World Access in writing):

     WAXS Inc. c/o World Access, Inc. 945 E. Paces Ferry Road, Suite 2240 Atlanta, Georgia 30326 Attention: Chief Executive Officer Telephone: (404) 231-2025 Facsimile: (404) 365-9847

     with a copy to (which will not constitute notice to New World Access or World Access):

     Rogers & Hardin LLP 2700 International Tower 229 Peachtree Street, N.E. Atlanta, Georgia 30303 Attention: Steven E. Fox, Esq. Telephone: (404) 420-4603 Facsimile: (404) 525-2224

     Notices delivered personally shall be effective upon delivery. Notices transmitted by facsimile shall be effective when receipt is confirmed. Notices delivered by mail shall be effective upon the acceptance or rejection by the Person to whom they are addressed.

     SECTION 14.8. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Georgia.

     SECTION 14.9. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Notwithstanding the foregoing, a Cherry U.K. Optionholder shall become a Party hereto without the consent of any other Party hereto by executing and delivering to New World Access a counterpart of the signature page hereto.

     SECTION 14.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     SECTION 14.11. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. "Herein", "hereby", "hereunder", "hereof", "hereinbefore, "hereinafter" and other equivalent words refer to this Agreement as a whole and not solely to the particular Article or Section in which such word is used. When a reference is made in this

Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever any of the words "include", "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation".

     SECTION 14.12. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     SECTION 14.13. Transaction Costs. Each of the Parties shall be responsible for its own expenses in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, including those expenses incurred in connection with the Proxy Statement, attorneys' fees and disbursements, accounting fees and disbursements and investment banking fees and disbursements.

     IN WITNESS WHEREOF, each of the Parties hereto has caused its duly authorized officer to execute and deliver this Agreement as of the date first above written.

                                      WORLD ACCESS, INC.

                                      By:         /s/ STEVEN A. ODOM
                                         ---------------------------------------
                                      Name: Steven A. Odom
                                      Its:  Chairman and CEO

                                      WAXS, INC.

                                      By:         /s/ STEVEN A. ODOM
                                         ---------------------------------------
                                      Name: Steven A. Odom
                                      Its:  Chairman and CEO

                                      Executed as a Deed

                                      By:  /s/ JOHN D. PHILLIPS (DIRECTOR)
                                         ---------------------------------------
                                      Name: John D. Phillips

                                      By:           /s/ W. TOD CHMAR
                                                 (DIRECTOR/SECRETARY)
                                         ---------------------------------------
                                      Name: W. Tod Chmar

                                      For and on behalf of

                                      CHERRY COMMUNICATIONS U.K. LIMITED

                                      RENAISSANCE PARTNERS II

                                      By:        /s/ JOHN D. PHILLIPS
                                         ---------------------------------------
                                      Name: John D. Phillips
                                      Its:  Partner

                                      By:          /s/ W. TOD CHMAR
                                         ---------------------------------------
                                      Name: W. Tod Chmar
                                      Its:  Partner

                                      CHERRY U.K. OPTIONHOLDERS:

                                                                    EXHIBIT 99.3

News Release

                          SUMMARY: WORLD ACCESS, INC.
                     SIGNS DEFINITIVE AGREEMENTS TO ACQUIRE
                         RESURGENS COMMUNICATIONS GROUP

                       CONTACT:  Steven A. Odom                Chairman & CEO
                                 Hensley E. West               President & COO
                                 Mark A. Gergel                Exec. VP & CFO
                                 (404) 231-2025

FOR IMMEDIATE RELEASE

     ATLANTA, GEORGIA -- May 12, 1998 -- WORLD ACCESS, INC. (NASDAQ: WAXS), announced today that it has signed definitive agreements to acquire Cherry Communications Incorporated, d/b/a Resurgens Communications Group ("RCG"), and Cherry Communications U.K. Limited ("Cherry U.K.", and together with RCG, "Resurgens"). The agreement to acquire RCG is subject to the approval of the Bankruptcy Court.

     Pursuant to the terms of the agreements, the creditors of RCG and the shareholders of Cherry U.K. will receive approximately 3.7 million shares of World Access common stock in the aggregate, currently valued at approximately $140 million. In addition, the RCG creditors and Cherry U.K. shareholders have the right to receive additional consideration of up to 7.5 million shares of World Access common stock over the next two and one-half years, contingent upon the achievement of certain EBITDA levels by Resurgens during this timeframe. The transaction is subject to, among other things, Resurgens exceeding pre-defined levels of monthly revenues and gross margin, the receipt of the requisite corporate and regulatory approvals, the confirmation of RCG's Plan of Reorganization and the approval of World Access shareholders.

     RCG, currently operating under the protection of Chapter 11 of the United States Bankruptcy Code, and Cherry U.K. are facilities-based providers of international network access, commonly referred to in the industry as carriers' carrier. In October 1997, John D. ("Jack") Phillips entered into a series of agreements whereby, among other things, he became the new Chairman and Chief Executive Officer of Resurgens. RCG filed for bankruptcy protection shortly thereafter. WorldCom, Inc. ("WorldCom"), a major customer and vendor of Resurgens, has subsequently provided Resurgens approximately $26 million of direct financial support through a debtor in possession facility and additional financial support, primarily through trade credits. Upon completion of the Resurgens acquisition, WorldCom is expected to own approximately 15% of World Access on a fully diluted basis.

     Steven A. Odom, Chairman and Chief Executive Officer of World Access, said, "The acquisition of Resurgens is expected to close in the third quarter and positively impact World Access earnings and cash flow beginning in the fourth quarter of 1998. The acquisition uniquely positions the Company to offer its customers a complete telecommunications network solution, including proprietary equipment, planning and engineering services and access to international long distance. The international network access offered by Resurgens is a critical element of new and expanded networks currently being planned or implemented by many World Access customers."

     "We believe the ability to offer both equipment and network access will provide World Access with a comprehensive and cost-competitive product offering, especially for international competitive local exchange providers ("CLECs") and other providers of phone service in emerging growth markets. We have identified numerous synergistic opportunities for World Access as a direct result of Resurgens, including equipment sales to Resurgens customers, joint ventures with international PTTs and CLECs, carrier service revenues from World Access equipment customers and significant cost savings for the internal network of Resurgens."

     "We are excited that Jack Phillips has agreed to serve as the Chairman of the combined company upon consummation of the transaction. He is one of the pioneers of the U.S alternative long distance business, having built up Advanced Telecommunications Corporation, which merged with WorldCom in 1992, and Resurgens Communications Group, Inc., which merged with Metromedia Communications Corporation and WorldCom in 1993. We are also extremely pleased that WorldCom, a recognized leader in today's telecommunications industry, will become the largest shareholder of the combined company."

     Mr. Phillips, Chairman and Chief Executive Officer of Resurgens, said "Over the past six months, we have recruited proven industry professionals into Resurgens and totally rebuilt the Resurgens operating network. New, reliable billing systems have been tested and implemented, a 24 hour -- 7 day Network Operations Center is now operational, and competitive, dedicated bandwidth and transit agreements are in place. We currently expect Resurgens to generate greater than $25 million in monthly revenues by July."

     "Steve Odom and his management team have done a tremendous job over the past three years of building World Access into a highly respected, fast growing telecommunications equipment company. Steve will continue to serve as the Chief Executive Officer of the combined company and I look forward to working with him as we continue to work towards achieving significant long-term value for World Access stockholders."

     World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. The Company's products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. The Company offers digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties which are described in the Company's SEC reports, including the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997, and the Company's Registration Statement on Form S-3 (No. 333-43497).

                                   APPENDIX K

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                            ------------------------

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

 DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 8, 1998 (JUNE 4, 1998)

                               WORLD ACCESS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                         0-19998                       65-0044209
        (State or Other                   (Commission                    (IRS Employer
Jurisdiction of Incorporation)           File Number)               Identification Number)

        945 E. PACES FERRY ROAD,
      SUITE 2240, ATLANTA, GEORGIA          30326
     (Address of principal executive      (Zip Code)
                offices)

      Registrant's telephone number, including area code:  (404) 231-2025

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

     On June 4, 1998, World Access, Inc. ("World Access") announced that it had entered into a definitive Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with WAXS INC., a wholly-owned subsidiary of World Access ("New World Access"), Tail Acquisition Corporation, a wholly-owned subsidiary of New World Access ("Merger Sub"), and Telco Systems, Inc. ("Telco") pursuant to which, among other things, Merger Sub will merge with and into Telco and Telco shall thereupon become a wholly-owned subsidiary of New World Access (the "Merger").

     As a result of the Merger, each outstanding share of Telco common stock, $.01 par value per share ("Telco Common Stock"), shall be converted into the right to receive that number of shares of (i) World Access common stock, $.01 par value per share ("World Access Common Stock"), or (ii) if the previously announced holding company reorganization shall have been consummated on or before the time of the Merger, New World Access common stock, $.01 par value per share ("New World Access Common Stock") (in either case, the "Merger Common Stock") equal to the quotient of $17.00 divided by the average daily closing price of World Access Common Stock as reported on Nasdaq on each of the twenty consecutive trading days ending on the second business day prior to the date of the Merger (the "Average Closing Price"), provided that if the Average Closing Price is more than $36.00 per share, then each share of Telco Common Stock will be converted into .4722 shares of Merger Common Stock and if the Average Closing Price is less than $29.00 per share, then each share of Telco Common Stock will be converted into .5862 shares of Merger Common Stock.

     The Merger is intended to constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and will be accounted for as a purchase. The consummation of the Merger is subject to (i) clearance under the Hart-Scott-Rodino Improvements Act of 1976, as amended, (ii) the approval by the respective stockholders of World Access (or New World Access, as the case may be) and Telco, (iii) the approval by the stockholders of World Access or New World Access (as the case may be) of an increase in the authorized shares of common stock of such corporation, and (iv) the satisfaction or waiver of customary conditions.

     In connection with the Merger Agreement, Kopp Investment Advisors, Inc. and the directors and certain executive officers of Telco entered into a Stockholders Proxy Agreement with New World Access pursuant to which, among other things, they agreed to vote an aggregate of approximately 8.0% of the outstanding shares of Telco Common Stock in favor of the Merger.

     The foregoing description of the Merger, the Merger Agreement and the Stockholders Proxy Agreement is qualified in its entirety by reference to the Merger Agreement and the Stockholders Proxy Agreement, each of which is filed as an exhibit herewith and incorporated herein by reference. In addition, the Press Release issued by World Access and Telco announcing the Merger is filed as an exhibit herewith and incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c) Exhibits. The following exhibits are filed herewith by direct transmission via "edgar."

 2.1 Agreement and Plan of Merger and Reorganization dated as of June 4, 1998 by and among World Access, Inc., WAXS INC., Tail Acquisition Corporation and Telco Systems, Inc.

99.1 Stockholders Proxy Agreement dated as of June 4, 1998 among WAXS INC., Kopp Investment Advisors, Inc. and directors and certain officers of Telco Systems, Inc.

99.2 Press Release issued on June 4, 1998 announcing the execution of the Merger Agreement.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:     /s/ MARTIN D. KIDDER
                                             -----------------------------------
                                                      Martin D. Kidder
                                             Its Vice President and Controller

Dated as of June 8, 1998

                                 EXHIBIT INDEX

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
-------                      ----------------------
  2.1     Agreement and Plan of Merger and Reorganization dated as of
          June 4, 1998 by and among World Access, Inc., WAXS INC.,
          Tail Acquisition Corporation and Telco Systems, Inc.
 99.1     Stockholders Proxy Agreement dated as of June 4, 1998 among
          WAXS INC., Kopp Investment Advisors, Inc. and directors and certain officers of Telco Systems, Inc.
 99.2     Press Release issued on June 4, 1998 announcing the
          execution of the Merger Agreement.

                                                                     EXHIBIT 2.1

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     AMONG

                              WORLD ACCESS, INC.,

                                   WAXS INC.,

                          TAIL ACQUISITION CORPORATION

                                      AND

                              TELCO SYSTEMS, INC.

                            DATED AS OF JUNE 4, 1998

                               TABLE OF CONTENTS

                                                                                PAGE
                                                                                ----
ARTICLE I  DEFINITIONS........................................................   K-7
  SECTION 1.01.   Certain Defined Terms.......................................   K-7
ARTICLE II  THE MERGER........................................................  K-13
  SECTION 2.01.   The Merger..................................................  K-13
  SECTION 2.02.   Closing.....................................................  K-13
  SECTION 2.03.   Effective Time..............................................  K-13
  SECTION 2.04.   Effect of the Merger........................................  K-13
  SECTION 2.05.   Certificate of Incorporation; Bylaws; Directors and Officers
                    of Surviving Corporation..................................  K-13
ARTICLE III  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES...............  K-14
  SECTION 3.01.   Conversion of Securities....................................  K-14
  SECTION 3.02.   Exchange of Shares Other than Treasury Shares...............  K-14
  SECTION 3.03.   Stock Transfer Books........................................  K-15
  SECTION 3.04.   No Fractional Share Certificates............................  K-15
  SECTION 3.05.   Options to Purchase Company Common Stock....................  K-16
  SECTION 3.06.   Certain Adjustments.........................................  K-16
  SECTION 3.07.   Undistributed Amounts.......................................  K-16
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................  K-16
  SECTION 4.01.   Organization and Qualification; Subsidiaries................  K-16
  SECTION 4.02.   Certificate of Incorporation and Bylaws.....................  K-17
  SECTION 4.03.   Capitalization..............................................  K-17
  SECTION 4.04.   Authority Relative to this Agreement........................  K-18
  SECTION 4.05.   No Conflict; Required Filings and Consents..................  K-18
  SECTION 4.06.   Permits; Compliance with Laws...............................  K-19
  SECTION 4.07.   SEC Filings; Financial Statements...........................  K-20
  SECTION 4.08.   Absence of Certain Changes or Events........................  K-20
  SECTION 4.09.   Employee Benefit Plans; Labor Matters.......................  K-21
  SECTION 4.10.   Certain Tax Matters.........................................  K-22
  SECTION 4.11.   Contracts; Debt Instruments.................................  K-22
  SECTION 4.12.   Litigation..................................................  K-23
  SECTION 4.13.   Environmental Matters.......................................  K-23
  SECTION 4.14.   Intellectual Property.......................................  K-23
  SECTION 4.15.   Taxes.......................................................  K-24
  SECTION 4.16.   Rule 145 Affiliates.........................................  K-24
  SECTION 4.17.   Brokers.....................................................  K-24
  SECTION 4.18.   Certain Business Practices..................................  K-24
  SECTION 4.19.   Transaction Expenses........................................  K-24
  SECTION 4.20.   Interested Party Transactions...............................  K-24
  SECTION 4.21.   Charter Anti-takeover Provisions and State Takeover
                    Statutes..................................................  K-25
  SECTION 4.22.   Opinion of Financial Advisor................................  K-25
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF WAG, PARENT AND MERGER SUB.......  K-25
  SECTION 5.01.   Organization and Qualification; Subsidiaries................  K-25
  SECTION 5.02.   Certificate of Incorporation and Bylaws.....................  K-25
  SECTION 5.03.   Capitalization..............................................  K-25
  SECTION 5.04.   Authority Relative to this Agreement........................  K-26
  SECTION 5.05.   No Conflict; Required Filings and Consents..................  K-27
  SECTION 5.06.   Permits; Compliance with Laws...............................  K-27
  SECTION 5.07.   SEC Filings; Financial Statements...........................  K-28
  SECTION 5.08.   Absence of Certain Changes or Events........................  K-28
  SECTION 5.09.   Employee Benefit Plans; Labor Matters.......................  K-28
  SECTION 5.10.   Certain Tax Matters.........................................  K-30
  SECTION 5.11.   Contracts; Debt Instruments.................................  K-30
  SECTION 5.12.   Litigation..................................................  K-30
  SECTION 5.13.   Environmental Matters.......................................  K-31
  SECTION 5.14.   Intellectual Property.......................................  K-31
  SECTION 5.15.   Taxes.......................................................  K-31

                                                                                PAGE
                                                                                ----
  SECTION 5.16.   Brokers.....................................................  K-31
  SECTION 5.17.   Certain Business Practices..................................  K-32
  SECTION 5.18.   Opinion of Financial Advisor................................  K-32
  SECTION 5.19.   Interested Party Transactions...............................  K-32
  SECTION 5.20.   Ownership of Company Capital Stock..........................  K-32
ARTICLE VI  COVENANTS.........................................................  K-32
  SECTION 6.01.   Conduct of Business by the Company Pending the Closing......  K-32
  SECTION 6.02.   Conduct of Business by WAG and Parent Pending the Closing...  K-34
  SECTION 6.03.   Notices of Certain Events...................................  K-35
  SECTION 6.04.   Access to Information; Confidentiality......................  K-35
  SECTION 6.05.   No Solicitation of Transactions.............................  K-35
  SECTION 6.06.   Letters of Accountants......................................  K-36
  SECTION 6.07.   Subsequent Financial Statements.............................  K-36
  SECTION 6.08.   Control of Operations.......................................  K-36
  SECTION 6.09.   Further Action; Consents; Filings...........................  K-36
ARTICLE VII  ADDITIONAL AGREEMENTS............................................  K-37
  SECTION 7.01.   Registration Statement; Proxy Statement.....................  K-37
  SECTION 7.02.   Stockholders' Meetings......................................  K-38
  SECTION 7.03.   Rule 145 Affiliates.........................................  K-39
  SECTION 7.04.   Directors' and Officers' Indemnification....................  K-39
  SECTION 7.05.   No Shelf Registration.......................................  K-40
  SECTION 7.06.   Public Announcements........................................  K-40
  SECTION 7.07.   Nasdaq Listing..............................................  K-40
  SECTION 7.08.   Blue Sky....................................................  K-40
  SECTION 7.09.   Company Stock Options.......................................  K-41
  SECTION 7.10.   Tax Treatment...............................................  K-41
  SECTION 7.11.   Obligations of Parent and WAG...............................  K-41
  SECTION 7.12.   Company Employees...........................................  K-41
  SECTION 7.13.   Board of Directors of Parent and WAG........................  K-42
ARTICLE VIII  CONDITIONS TO THE MERGER........................................  K-42
  SECTION 8.01.   Conditions to the Obligations of Each Party to Consummate
                    the Merger................................................  K-42
  SECTION 8.02.   Conditions to the Obligations of the Company................  K-43
  SECTION 8.03.   Conditions to the Obligations of WAG and Parent.............  K-43
ARTICLE IX  TERMINATION, AMENDMENT AND WAIVER.................................  K-44
  SECTION 9.01.   Termination.................................................  K-44
  SECTION 9.02.   Effect of Termination.......................................  K-45
  SECTION 9.03.   Amendment...................................................  K-45
  SECTION 9.04.   Waiver......................................................  K-45
  SECTION 9.05.   Expenses....................................................  K-45
ARTICLE X  GENERAL PROVISIONS.................................................  K-46
  SECTION 10.01.  Non-Survival of Representations and Warranties..............  K-46
  SECTION 10.02.  Notices.....................................................  K-46
  SECTION 10.03.  Severability................................................  K-47
  SECTION 10.04.  Assignment; Binding Effect; Benefit.........................  K-47
  SECTION 10.05.  Incorporation of Exhibits...................................  K-47
  SECTION 10.06.  Governing Law...............................................  K-47
  SECTION 10.07.  Waiver of Jury Trial........................................  K-47
  SECTION 10.08.  Construction................................................  K-47
  SECTION 10.09.  Counterparts................................................  K-48
  SECTION 10.10.  Entire Agreement............................................  K-48

                                    EXHIBITS

Exhibit 1.00(a)  Form of Stockholder Proxy Agreement
Exhibit 7.03     Form of Company Affiliate Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of June 4, 1998 (as amended, supplemented or otherwise modified from time to time, the "AGREEMENT"), among WORLD ACCESS, INC., a corporation organized and existing under the laws of the State of Delaware ("WAG"), WAXS INC., a corporation organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of WAG ("PARENT"), TAIL ACQUISITION CORPORATION, a corporation organized and existing under the laws of the State of Delaware ("MERGER SUB") and a direct wholly-owned subsidiary of Parent, and TELCO SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware (the "COMPANY");

                              W I T N E S S E T H:

     WHEREAS, the boards of directors of WAG, Parent, Merger Sub and the Company have each determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective stockholders to combine the respective businesses of WAG, Parent and the Company by means of a merger (the "MERGER") of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware;

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent and Merger Sub to enter into this Agreement, Parent has entered into a proxy agreement substantially in the form attached hereto as
Exhibit 1.00(a), dated as of the date hereof (the "STOCKHOLDERS PROXY AGREEMENT"), with each of the Company's directors and senior executive officers and Kopp Investment Advisors, Inc., a corporation organized and existing under the laws of the State of Minnesota (each, a "PRINCIPAL STOCKHOLDER"), pursuant to which each Principal Stockholder has granted to Parent a proxy to vote all of the shares of Company Capital Stock (as hereinafter defined) held by such Principal Stockholder, all upon the terms and subject to the conditions set forth therein;

     WHEREAS, on February 24, 1998, WAG, Parent, NACT Telecommunications, Inc., a Delaware corporation and a majority-owned subsidiary of WAG ("NACT"), WAXS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, and NACT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, entered into that certain Agreement and Plan of Merger and Reorganization pursuant to which, among other things, each of WAG and NACT will become wholly-owned subsidiaries of Parent (the "HOLDING COMPANY REORGANIZATION"); and

     WHEREAS, for United States Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "CODE");

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.01. Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural number of the terms so defined, unless the context otherwise requires):

     "Affected Employee" shall have the meaning specified in Section 7.12(a).

     "Affiliate" shall have the meaning specified in rule 144 promulgated under the Securities Act.

     "Agreement" shall have the meaning specified in the preamble to this Agreement.

     "Alternative Merger" shall have the meaning specified in Section 2.01.

     "Beneficial Owner" shall mean, with respect to any shares of capital stock, a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares of capital stock; provided, however, that a Person shall not be deemed the beneficial owner of, or to beneficially own, any security if the agreement, arrangement or understanding (written or oral) to vote such security arises solely from a revocable proxy or consent given to such person pursuant to a definitive proxy statement filed with the SEC and otherwise in accordance with the rules and regulations under the Exchange Act.

     "Blue Sky Laws" shall mean state securities or "blue sky" laws.

     "Broadview" shall mean Broadview Associates LLC.

     "Business Day" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law, regulation or executive order to close in New York, New York.

     "Capital Increase" shall have the meaning specified in Section 7.01(b).

     "Cash Deposit" shall have the meaning specified in Section 3.04.

     "Certificate of Merger" shall have the meaning specified in Section 2.03.

     "Closing" shall have the meaning specified in Section 2.02.

     "Closing Date Market Price" shall mean the average of the daily closing price of the WAG Common Stock, in the event that the Holding Company Reorganization shall not have been consummated, or Parent Common Stock, in the event that the Holding Company Reorganization shall have been consummated, in either case as reported on Nasdaq on each of the twenty consecutive trading days ending on the Determination Date, provided that, in the event that the Holding Company Reorganization shall have been consummated during such twenty-day period, the Closing Date Market Price shall be calculated by reference to the average of the daily closing price of the WAG Common Stock or the Parent Common Stock, as the case may be, for the number of days such stock was traded during such period.

     "Code" shall mean the meaning specified in the recitals hereto.

     "Common Exchange Ratio" shall have the meaning specified in Section
3.01(a).

     "Company Fairness Opinion" shall mean the written opinion of Broadview delivered to the board of directors of the Company (i) to the effect that the exchange ratio to be offered the holders of the Company Common Stock in the Merger is fair to the holders of such stock from a financial point of view, and
(ii) which has been authorized by Broadview for inclusion in the Proxy
Statement.

     "Company" shall have the meaning specified in the preamble to this Agreement.

     "Company 1997 10-K" shall have the meaning specified in Section 4.02.

     "Company Affiliate Agreement" shall have the meaning specified in Section 7.03(a).

     "Company Benefit Plans" shall have the meaning specified in Section
4.09(a).

     "Company Capital Stock" shall mean the Company Common Stock, the Company Junior Common Stock and the Company Preferred Stock.

     "Company Common Stock" shall mean the Common Stock, par value $0.01 per share, of the Company.

     "Company Disclosure Schedule" shall mean the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement and forming a part hereof.

     "Company Junior Common Stock" shall mean the Series A Junior Common Stock, par value $0.01 per share, of the Company.

     "Company Licenses" shall have the meaning specified in Section 4.14.

     "Company Material Adverse Effect" shall mean any change in or effect on the business of the Company and the Company Subsidiaries that is, or would reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole, other than any change or effect relating to this Agreement or the transactions contemplated hereby or the announcement thereof.

     "Company Material Contract" shall have the meaning specified in Section
4.11.

     "Company Permits" shall have the meaning specified in Section 4.06.

     "Company Preferred Stock" shall mean the Series A Participating Cumulative Preferred Stock, $0.01 per share par value, of the Company.

     "Company Products" shall have the meaning specified in Section 4.06(b).

     "Company Third Party Products" shall have the meaning specified in Section 4.06(b).

     "Company Reports" shall have the meaning specified in Section 4.07(a).

     "Company Stockholders' Meeting" shall have the meaning specified in Section 7.01(a).

     "Company Stock Option" shall have the meaning specified in Section 3.05.

     "Company Stock Plans" shall mean the Company's 1980 Stock Option Plan, the Company's 1988 Non-Statutory Stock Option Plan and the Company's 1990 Stock Option Plan.

     "Company Stock Purchase Plans" shall have the meaning specified in Section 4.03.

     "Company Subsidiaries" shall have the meaning specified in Section 4.01.

     "Competing Transaction" shall mean any of the following involving the Company or any Company Subsidiary whose business constitutes 30% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, as the case may be (other than the Merger contemplated by this Agreement):

          (i) any merger, consolidation, share exchange, business combination or other similar transaction;

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15 percent or more of the assets of such party and its subsidiaries, taken as a whole, in a single transaction or series of related transactions except for the sale of inventory in the ordinary course of business; or

          (iii) any tender offer or exchange offer for 15 percent or more of the outstanding voting securities of such party or the filing of a registration statement under the Securities Act in connection therewith.

     "Confidentiality Agreement" shall mean the Mutual Non-Disclosure and Confidentiality agreement dated as of November 7, 1997 between WAG and the Company.

     "Costs" shall have the meaning specified in Section 7.04(b).

     "Delaware General Corporation Law" shall mean the General Corporation Law of the State of Delaware.

     "Determination Date" shall mean the second business day prior to the date on which the Effective Time is expected to occur.

     "$" shall mean United States Dollars.

     "Effective Time" shall have the meaning specified in Section 2.03.

     "Environmental Law" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

     "Environmental Permit" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

     "Exchange Agent" shall have the meaning specified in Section 3.02.

     "Exchange Fund" shall have the meaning specified in Section 3.02.

     "Expenses" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates, but excluding any allocation of overhead) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, the filing of HSR Act notice, if any, and all other matters related to the closing of the Merger.

     "FCC" shall have the meaning specified in Section 4.06(b).

     "Governmental Entity" shall mean any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

     "Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

     "Hazardous Material" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

     "Holding Company Reorganization" shall have the meaning specified in the recitals to this Agreement.

     "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

     "Indemnified Parties" shall have the meaning specified in Section 7.04(b).

     "IRS" shall mean the United States Internal Revenue Service.

     "Law" shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

     "Listed Agreements" shall have the meaning specified in Section 7.12(c).

     "Merger" shall have the meaning specified in the recitals to this Agreement.

     "Merger Sub" shall have the meaning specified in the preamble to this Agreement.

     "Merger Sub Common Stock" shall have the meaning specified in Section 3.01(c).

     "Multiemployer Plan" shall have the meaning specified in Section 4.09(b).

     "Multiple Employer Plan" shall have the meaning specified in Section
4.09(b).

     "NACT" shall have the meaning specified in the recitals to this Agreement.

     "NASDAQ" shall mean The Nasdaq Stock Market National Market.

     "Parent" shall have the meaning specified in the preamble to this Agreement.

     "Parent 1997 10-K" shall have the meaning specified in Section 5.02.

     "Parent Affiliate Agreement" shall have the meaning specified in Section 7.03(b).

     "Parent Benefit Plans" shall have the meaning specified in Section 5.09(a).

     "Parent Common Stock" shall mean the Common Stock, par value $0.01 per share, of Parent.

     "Parent Disclosure Schedule" shall mean the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement and forming a part hereof.

     "Parent Fairness Opinion" shall mean the written opinion of Robinson-Humphrey delivered to the board of directors of Parent and WAG (i) to the effect that the consideration to be paid in the Merger is fair, from a financial point of view, to Parent and WAG, and (ii) which has been authorized by Robinson-Humphrey for inclusion in the Proxy Statement.

     "Parent Licenses" shall have the meaning specified in Section 5.14.

     "Parent Material Adverse Effect" shall mean (i) prior to the consummation of the Holding Company Reorganization, any change in or effect on the business of WAG and the Parent Subsidiaries that is, or would reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of WAG and the Parent Subsidiaries taken as a whole, other than any change or effect relating to this Agreement or the transactions contemplated hereby or the announcement thereof and (ii) after the consummation of the Holding Company Reorganization, any change in or effect on the business of Parent and the Parent Subsidiaries that is, or would reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of Parent and the Parent Subsidiaries taken as a whole, other than any change or effect relating to this Agreement or the transactions contemplated hereby or the announcement thereof.

     "Parent Material Contract" shall have the meaning specified in Section
5.11.

     "Parent Permits" shall have the meaning specified in Section 5.06(a).

     "Parent Reports" shall have the meaning specified in Section 5.07(a).

     "Parent Stockholders' Meeting" shall have the meaning specified in Section 7.01(a).

     "Parent Stock Plans" shall mean WAG's 1991 Stock Option Plan, WAG's 1998 Incentive Compensation Plan, WAG's Outside Directors' Warrant Plan, and WAG's Directors Warrant Incentive Plan, all of which are to be assumed by Parent upon consummation of the Holding Company Reorganization.

     "Parent Subsidiaries" shall have the meaning specified in Section 5.01.

     "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

     "Presurrender Dividends" shall have the meaning specified in Section 3.02.

     "Principal Stockholder" shall have the meaning specified in the recitals hereto.

     "Proxy Statement" shall have the meaning specified in Section 7.01(a).

     "Registration Statement" shall have the meaning specified in Section
7.01(a).

     "Representatives" shall have the meaning specified in Section 6.04(a).

     "Restraints" shall have the meaning specified in Section 8.01(c).

     "Resurgens Transaction" shall mean the pending acquisition by WAG and Parent of (i) Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("RCG") pursuant to that certain Agreement and Plan of Merger and Reorganization dated as of May 12, 1998 to which WAG, Parent, RCG and certain other persons are parties, and (ii) Cherry Communications U.K. Limited ("Cherry U.K.") pursuant to that certain Share Exchange Agreement and Plan of Reorganization dated as of May 12, 1998 to which WAG, Parent, the sole shareholder of Cherry U.K. and Cherry U.K. are parties.

     "Rights" shall have the meaning specified in Section 3.01(a).

     "Rights Agreement" shall have the meaning specified in Section 4.03.

     "Robinson-Humphrey" shall mean The Robinson-Humphrey Company, LLC.

     "Rule 145 Affiliate" shall mean, with respect to any specified person, any other persons who are "affiliates" of such specified person within the meaning of Rule 145 (c) or (d) promulgated under the Securities Act.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     "Stockholders Proxy Agreement" shall have the meaning specified in the recitals to this Agreement.

     "Subsidiary" shall mean, with respect to any person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "Superior Proposal" shall have the meaning specified in Section 6.06.

     "Surviving Corporation" shall have the meaning specified in Section 2.01.

     "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

     "Terminating Company Breach" shall have the meaning specified in Section 9.01(g).

     "Terminating Parent Breach" shall have the meaning specified in Section 9.01(h).

     "U.S. GAAP" shall mean United States generally accepted accounting principles.

     "Wag Common Stock" shall mean the Common Stock, par value $0.01 per share, of WAG.

                                   ARTICLE II

                                   THE MERGER

     SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). Parent may, with the Company's consent (which will not be unreasonably withheld), elect to amend this Agreement to provide for a merger of the Company with and into Merger Sub or Parent or one or more other affiliates of Parent (an "ALTERNATIVE MERGER"); provided, however, that (i) any such Alternative Merger shall not alter or change the amount or kind of consideration to be issued to holders of Company Capital Stock or Company Stock Options as provided for in this Agreement, (ii) any such Alternative Merger shall not adversely affect the tax or accounting treatment provided for herein and shall not materially delay consummation of the transactions contemplated hereby, (iii) in the event of any such election, the Company shall have the opportunity to update the Company Disclosure Schedule to reflect additional items that are required to be set forth therein only as a result of any differences between the Alternative Merger structure and that of the Merger and (iv) Parent shall waive any failure to satisfy Section 8.03(a) or 8.03(b) to the extent such non-compliance results only from any differences between the Alternative Merger structure and that of the Merger.

     SECTION 2.02. Closing. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 9.01 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article VIII, at a closing (the "CLOSING") to be held at such location as is agreed to by the parties hereto, unless another date is agreed to by the Company and Parent.

     SECTION 2.03. Effective Time. At the time of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the Delaware General Corporation Law (the date and time of such filing, or such later time as may be agreed by the parties hereto and specified in the Certificate of Merger, being the "EFFECTIVE TIME").

     SECTION 2.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.05. Certificate of Incorporation; Bylaws; Directors and Officers of Surviving Corporation. Unless otherwise agreed by the Company and Parent prior to the Effective Time, at the Effective Time:

          (a) the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by Law and such certificate of incorporation or bylaws;

          (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal; and

          (c) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until their successors are elected or appointed and qualified or until their resignation or removal.

                                  ARTICLE III

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 3.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a) Each share of Company Common Stock (together with the right to purchase one-hundredth (1/100th) of a share of Company Preferred Stock (the "RIGHTS")) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(b)) and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for that number of shares of WAG Common Stock (the "COMMON EXCHANGE RATIO") equal to the quotient of (i) $17.00 divided by (ii) the Closing Date Market Price; provided, however, that (x) if the Closing Date Market Price is less than $29.00, then the Common Exchange Ratio shall be equal to .5862, and (y) if the Closing Date Market Price is more than $36.00, then the Common Exchange Ratio shall be equal to .4722;

          (b) Each share of Company Capital Stock held in the treasury of the Company and each share of Company Capital Stock owned by WAG or Parent (in each case, together with any Rights) or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

          (c) Each share of common stock, par value $0.01 per share, of Merger Sub ("MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall forthwith cease to exist and shall be converted into and become exchangeable for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     SECTION 3.02. Exchange of Shares Other than Treasury Shares. Subject to the terms and conditions hereof, at or prior to the Effective Time, WAG shall appoint an exchange agent reasonably acceptable to the Company to effect the exchange of shares of Company Common Stock for WAG Common Stock, in accordance with the provisions of this Article III (the "EXCHANGE AGENT"). From time to time after the Effective Time, WAG shall deposit, or cause to be deposited, certificates representing WAG Common Stock for conversion of shares of Company Common Stock, in accordance with the provisions of Section 3.01 (such certificates, together with any dividends or distributions with respect thereto, being herein referred to as the "EXCHANGE FUND"). Commencing immediately after the Effective Time and until the appointment of the Exchange Agent shall be terminated, each holder of a certificate or certificates theretofore representing shares of Company Common Stock may surrender the same to the Exchange Agent and, after the appointment of the Exchange Agent shall be terminated, any such holder may surrender any such certificate to WAG. Such holder shall be entitled upon such surrender to receive in exchange therefor a certificate or certificates representing the number of full shares of WAG Common Stock into which the shares of Company Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted in accordance with the provisions of Section 3.01, together with a cash payment in lieu of fractional shares, if any, in accordance with Section 3.04, and any such shares of WAG Common Stock shall be deemed to have been issued at the Effective Time. Until so surrendered and exchanged, each outstanding certificate which, prior to the Effective Time, represented issued and outstanding shares of Company Common Stock shall be deemed for all corporate purposes of WAG, other than the payment of dividends and other distributions, if any, to evidence ownership of the number of full shares of WAG Common Stock into which the shares of Company Common Stock theretofore represented thereby shall have been converted at the Effective Time. Unless and until any such certificate theretofore representing shares of Company Common Stock is so surrendered, no dividend or other distribution, if any, payable to the holders of record of WAG Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of such certificate in respect thereof. Upon the surrender of any such certificate theretofore representing shares of Company Common Stock, however, the record holder of the certificate or certificates representing shares of WAG Common Stock issued in exchange therefor shall receive from the Exchange Agent or from WAG, as the case may be, (i) payment of the amount of dividends and other distributions, if any, which as of any date subsequent to the Effective Time and until such surrender shall have become payable with respect to such number of shares of WAG Common Stock ("PRESURRENDER DIVIDENDS") and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of WAG Common Stock. No interest shall be payable with respect to the payment of Presurrender Dividends upon the surrender of certificates theretofore representing shares of Company Common Stock. After the appointment of the Exchange Agent shall have been terminated, such holders of WAG Common Stock which have not received payment of Presurrender Dividends shall look only to WAG for payment thereof. Notwithstanding the foregoing provisions of this Section 3.02, risk of loss and title to such certificates representing shares of Company Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent, and neither the Exchange Agent nor any part y hereto shall be liable to a holder of shares of Company Capital Stock for any WAG Common Stock or dividends or distributions thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law or to a transferee pursuant to Section 3.03. References in this Section 3.02 to Company Common Stock shall be deemed to include the associated Rights.

     SECTION 3.03. Stock Transfer Books. (a) At the Effective Time, each of the stock transfer books of the Company with respect to shares of Company Common Stock shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of the Company, at the Effective Time, a certificate or certificates representing the number of full shares of WAG Common Stock into which such shares of Company Common Stock shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 3.04, and a cash payment in the amount of Presurrender Dividends, if any, in accordance with Section 3.02, if the certificate or certificates representing such shares of Company Capital Stock is or are surrendered as provided in Section 3.02, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

     (b) Notwithstanding anything to the contrary herein, certificates surrendered for exchange by any person constituting a Rule 145 Affiliate of the Company shall not be exchanged until Parent shall have received from such person an executed Company Affiliate Agreement, as provided in Section 7.03.

     SECTION 3.04. No Fractional Share Certificates. Unless WAG otherwise determines, no scrip or fractional share certificates for WAG Common Stock shall be issued upon the surrender for exchange of certificates evidencing shares of Company Capital Stock, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of WAG or of the Surviving Corporation with respect to such fractional share interest. In lieu of fractional shares, each holder of shares of Company Common Stock who, except for the provisions of this Section 3.04, would be entitled to receive a fractional share of WAG Common Stock shall, upon surrender of the certificate or certificates representing shares of Company Common Stock, be entitled to receive an amount in cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (a) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Capital Stock held at the Effective Time by such holder) by (b) the closing price for a share of WAG Common Stock reported on Nasdaq on the first business day immediately prior to the Effective Time. At or prior to the Effective Time, Parent shall pay to the Exchange Agent an amount in cash (the "CASH DEPOSIT") sufficient for the Exchange Agent to pay each holder of Company Common Stock the amount of cash in lieu of fractional shares to which such holder is entitled pursuant to this
Section 3.04. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding, to such holders of Company Common Stock, subject to and in accordance with the terms of Section 3.02. In no event shall either (i) the total cash consideration paid to holders of Company Common Stock in lieu of fractional shares exceed one percent (1%) of the value of the total consideration issued to holders of Company Common Stock in exchange for their Company Capital Stock or

(ii) any record holder of Company Common Stock, directly or indirectly, receive cash in an amount equal to or greater than the value of one full share of WAG Company Stock.

     SECTION 3.05. Options to Purchase Company Common Stock. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each, a "COMPANY STOCK OPTION") which is outstanding and unexercised immediately prior to the Effective Time shall be assumed by WAG and converted into an option to purchase shares of WAG Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger, including vesting as such shall (except as provided in Section 6.01(b)) be accelerated at the Effective Time pursuant to the terms of such Company Stock Options):

          (a) the number of shares of WAG Common Stock to be subject to the new option shall be equal to the product of (i) the number of shares of Company Common Stock subject to the original option and (ii) the Common Exchange Ratio;

          (b) the exercise price per share of Parent Common Stock under the new option shall be equal to the quotient of (i) the exercise price per share of Company Common Stock under the original option divided by (ii) the Common Exchange Ratio; and

          (c) upon each exercise of options by a holder thereof, the aggregate number of shares of WAG Common Stock deliverable upon such exercise shall be rounded, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent.

     The adjustments provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

     SECTION 3.06. Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or WAG Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, then the exchange ratios established pursuant to the provisions of Section 3.01 shall be adjusted accordingly to provide to the holders of Company Capital Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase. In the event the Holding Company Reorganization is consummated prior to the Effective Time, all references in this Article III to WAG and to WAG Common Stock shall be deemed to be references to Parent and Parent Common Stock, respectively.

     SECTION 3.07. Undistributed Amounts. Any portion of the Exchange Fund or the Cash Deposit which remains undistributed for six months after the Effective Time shall be delivered to WAG, and any holder of Company Common Stock who has not theretofore complied with the provisions of this Article III shall thereafter look only to WAG for satisfaction of their claims for WAG Common Stock or any cash in lieu of fractional shares of WAG Common Stock and any Presurrender Dividends.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that:

     SECTION 4.01. Organization and Qualification; Subsidiaries. (a) The Company and each directly and indirectly owned subsidiary of the Company (the "COMPANY SUBSIDIARIES") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Section 4.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Company Subsidiary and (ii) an indication of whether each Company Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Except as set forth in Section 4.01 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the financial condition, results of operations, business or prospects of the Company and the Company Subsidiaries, taken as a whole.

     SECTION 4.02. Certificate of Incorporation and Bylaws. The copies of the Company's certificate of incorporation and bylaws that are incorporated by reference as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997 (the "COMPANY 1997 10-K") are true, complete and correct copies thereof. Such certificate of incorporation and bylaws are in full force and effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

     SECTION 4.03. Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, 1,000,000 shares of which have been designated as Company Junior Common Stock, and 5,000,000 shares of preferred stock, 200,000 of which have been designated as Company Preferred Stock. As of the date hereof (i) 11,036,944 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Company Subsidiaries, (iv) 1,629,407 shares of Company Common Stock are reserved for future issuance pursuant to employee stock options or stock incentive rights granted under the Company Stock Plans, (v) 116,260 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1983 Employee Stock Purchase Plan and the Company's 1997 Foreign Employee Stock Purchase Plan (collectively, the "Company Stock Purchase Plans"), (vi) 200,000 shares of Company Preferred Stock are reserved for issuance pursuant to the Rights; and
(vii) no shares of Company Junior Common Stock are issued and outstanding. Except for shares of Company Common Stock issuable pursuant to the Company Stock Plans or pursuant to agreements or arrangements described in Section 4.03 of the Company Disclosure Schedule or in the Company Reports and other than the Rights, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Section 4.03 of the Company Disclosure Schedule sets forth a complete and correct list as of the date hereof of (w) the number of options to purchase Company Common Stock outstanding and the number of shares of Company Common Stock issuable thereunder, (x) the exercise price of each such outstanding stock option, (y) the vesting schedule of each such outstanding stock option and (z) the grantee or holder of each such option. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as described in Section
4.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.03 of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. Prior to the execution and delivery of this Agreement, the Company has entered into Amendment No. 1 to that certain Rights Agreement dated as of February 19, 1997 between the Company and The First National Bank of Boston, a national banking association, as Rights Agent (the "RIGHTS AGREEMENT"), relating to the Rights to amend the definition of "Acquiring Person" set forth in Section 1 of the Rights Agreement.

     SECTION 4.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions (other than the approval of this Agreement and the Merger by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect thereto at the Company Stockholders' Meeting and the filing and recordation of the Certificate of Merger as required by the Delaware General Corporation Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.05(b) have been obtained and all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) except as set forth in Section 4.05(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected, individually or in the aggregate, (A) to have a Company Material Adverse Effect or (B) to prevent or materially delay the performance by the Company of its obligations pursuant to this Agreement or the consummation of the Merger.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by the Company with or notification by the Company to, any Governmental Entity, except (i) pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of Nasdaq, state takeover laws, the premerger notification requirements of the HSR Act, if any, the filing and recordation of the Certificate of Merger as required by the Delaware General Corporation Law, and as set forth in Section 4.05(b) of the Company Disclosure Schedule, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, (A) to have a Company

Material Adverse Effect or (B) to prevent or materially delay the performance by the Company of its obligations pursuant to this Agreement or the consummation of the Merger.

     SECTION 4.06. Permits; Compliance with Laws. The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to produce, store, distribute and market its products or otherwise to carry on its business as it is now being conducted (collectively, the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any Company Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, since August 31, 1997, neither the Company nor any Company Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Except as disclosed on Section 4.06(b) of the Company Disclosure Schedule, since August 31, 1997, there have been no written notices, citations or decisions by any governmental or regulatory body that any product produced, manufactured or marketed at any time by the Company or any of the Company Subsidiaries (the "COMPANY PRODUCTS"), other than a Company Third Party Product (as defined below), is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body, and no senior executive officer of the Company or any of the Company Subsidiaries knows of any such defect or failure which has not been remedied or is in the process of being remedied. In the case of products which are produced or manufactured by third parties and are distributed by the Company or any of the Company Subsidiaries (the "COMPANY THIRD PARTY PRODUCTS"), to the knowledge of any of the senior executive officers of the Company or any of the Company Subsidiaries, since August 31, 1997, there have been no written notices, citations or decisions by any governmental or regulatory body that any Company Third Party Product distributed at any time by the Company or any of the Company Subsidiaries is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body, and none of the senior executive officers of the Company or any of the Company Subsidiaries knows of any such defect or failure which has not been remedied or is in the process of being remedied. The Company and each of the Company Subsidiaries (i) has complied with the laws, regulations, policies, procedures and specifications applicable to the Company with respect to the design, manufacture, testing and inspection of Company Products in the United States and the operation of manufacturing facilities in the United States promulgated by the United States Federal Communications Commission (the "FCC"), and (ii) has complied with the laws, regulations, policies, procedures and specifications applicable to the Company or such Company Subsidiary, as applicable, in any jurisdiction outside the United States with respect to the design, manufacture, testing and inspection of Company Products and the operation of manufacturing facilities outside of the United States, except in the case of clause (i) or (ii) for such non-compliance as would not have a Company Material Adverse Effect. Except as disclosed on Section 4.06(b) of the Company Disclosure Schedule, since August 31, 1997, there have been no recalls, field notifications or seizures ordered or, to the knowledge of any of the senior executive officers of the Company or any of its Subsidiaries, threatened by any such governmental or regulatory body with respect to any of the Company Products, other than Company Third Party Products, and neither the Company nor any of the Company Subsidiaries has independently engaged in recalls or field notifications. In the case of Company Third Party Products distributed by the Company or any of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries has received any notices or any recalls, field notifications or seizures ordered or threatened by any such governmental or regulatory body with respect to any of such Company Third Party Products, and neither the Company nor any of the Company Subsidiaries has independently engaged in recalls or field notifications.

     (c) Except as set forth on Section 4.06(c)(i) of the Company Disclosure Schedule, the Company or one or more of the Company Subsidiaries has obtained, in all countries where the Company or such Company Subsidiary, as applicable, is marketing or has marketed the Company Products, all applicable licenses, registrations, approvals, clearances and authorizations required to be obtained by it by local, state or Federal agencies in such countries regulating the safety, effectiveness and market clearance of the Company Products in such countries that are currently marketed by the Company or such Company Subsidiary, as applicable, except where the failure to obtain such licenses, registrations, approvals, clearances and authorizations would not have a Company Material Adverse Effect. Section 4.06(c)(ii) of the Company Disclosure Schedule sets forth a list of all licenses, registrations, approvals, permits and device listings relating to Company Products. Section 4.06(c)(iii) of the Company Disclosure Schedule sets forth a description of all inspections by regulatory authorities, recalls, product actions and audits of Company Products since August 31, 1997.

     SECTION 4.07. SEC Filings; Financial Statements. (a) Except as disclosed in Section 4.07 of the Company Disclosure Schedule, the Company has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and Nasdaq since August 31, 1995 through the date of this Agreement (collectively and as amended, the "COMPANY REPORTS") and (B) with any other Governmental Entities, including state regulatory authorities. Each Company Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of Nasdaq, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (b) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. Except as disclosed in Section 4.07 of the Company Disclosure Schedule, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, Nasdaq, any other stock exchange or any other comparable Governmental Entity.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports filed since August 31, 1997 was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and as permitted by Form 10-Q of the SEC).

     (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of the Company and the Company Subsidiaries as reported in the Company Reports, including the notes thereto, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since August 31, 1997 that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.08. Absence of Certain Changes or Events. Since August 31, 1997, except as contemplated by or as disclosed in this Agreement, as set forth in Section 4.08 of the Company Disclosure Schedule or as disclosed in any Company Report filed since August 31, 1997 and prior to the date hereof, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Company Material Adverse Effect, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and the Company Subsidiaries are involved, (ii) any event that would reasonably be expected to prevent or materially delay the performance of its obligations pursuant to this Agreement and the consummation of the Merger by the Company,
(iii) any material change by the Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Capital Stock or any redemption, purchase or other acquisition of any of the Company's securities or
(v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice.

     SECTION 4.09. Employee Benefit Plans; Labor Matters. (a) Section 4.09(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, the "COMPANY BENEFIT PLANS"). With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan and the most recent summary plan description related to such Company Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Company Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS) with respect to such Company Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such Company Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Company Benefit Plan, if it is qualified under Section 401(a) of the Code. Neither the Company nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) None of the Company Benefit Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary.

     (c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. Except as set forth in Section 4.09(c) of the Company Disclosure Schedule, with respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could be subject to any liability under the terms of such Company Benefit Plans, ERISA, the Code or any other applicable Law which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No legal action, suit or claim is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course).

     (d) Except as disclosed in Section 4.09(d) of the Company Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each

Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (ii) each trust maintained or contributed to by the Company or any Company Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status; (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan; (iv) neither the Company nor any Company Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability; (v) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Company Benefit Plan; (vi) no Company Benefit Plan is subject to Title IV of ERISA; (vii) none of the assets of the Company or any Company Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; neither the Company nor any Company Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security; (viii) all contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates; and (ix) all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance.

     (e) Except as set forth in Section 4.09(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike or work stoppage would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, there is no charge or complaint against the Company or any Company Subsidiary pending before the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing, except where such unfair labor practice, charge or complaint would not reasonably be expected to have a Company Material Adverse Effect.

     (f) The Company has delivered or made available to Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of the Company and each Company Subsidiary providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of the Company and each Company Subsidiary with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to their respective employees or consultants which contain "change of control" provisions.

     SECTION 4.10. Certain Tax Matters. Except as disclosed in the Company Reports, neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would reasonably be expected to prevent the Merger from constituting a transaction qualifying under
Section 368 of the Code. The Company is not aware of any agreement, plan or other circumstances that would reasonably be expected to prevent the Merger from so qualifying under Section 368 of the Code.

     SECTION 4.11. Contracts; Debt Instruments. Except as disclosed in the Company Reports or in Section 4.11 of the Company Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole (each, a "COMPANY MATERIAL CONTRACT"). Except as disclosed in the Company Reports or in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Set forth in Section 4.11 of the Company Disclosure
Schedule is a description of any material changes to the amount and terms of the indebtedness of the Company and its subsidiaries as described in the notes to the financial statements incorporated in the Company 1997 10-K.

     SECTION 4.12. Litigation. Except as disclosed in the Company Reports or in Section 4.12 of the Company Disclosure Schedule, there is no suit, claim or action or, to the knowledge of the Company, proceeding or investigation pending or threatened against the Company or any Company Subsidiary before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, except as disclosed to Parent, to the knowledge of the Company, there are no existing facts or circumstances that would reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Except as disclosed to Parent, the Company is not aware of any facts or circumstances which would reasonably be expected to result in the denial of insurance coverage under policies issued to the Company and the Company Subsidiaries in respect of such suits, claims, actions, proceedings and investigations for which the Company has a reasonable expectation of obtaining insurance coverage, except in any case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as a result of the execution of this Agreement and consummation of transactions hereunder. Except as disclosed in the Company Reports or in Section 4.12 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.13. Environmental Matters. Except as disclosed in the Company Reports or in Section 4.13 of the Company Disclosure Schedule, or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws; (ii) all past noncompliance of the Company or any Company Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) neither the Company nor any Company Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by the Company or any Company Subsidiary, in violation of any Environmental Law.

     SECTION 4.14. Intellectual Property. Except as set forth in Section 4.14 of the Company Disclosure Schedule, or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of the Company and the Company Subsidiaries as currently conducted, free and clear of all liens, and (ii) the Company is unaware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. Section 4.14 of the Company Disclosure Schedule lists all material licenses, sublicenses and other agreements to which the Company or any Company Subsidiary is a party and pursuant to which (i) any third party is authorized to use any intellectual property right of the Company or any Company Subsidiary or (ii) the Company or any Company Subsidiary is authorized to use any intellectual property rights (other than pursuant to shrink-wrap and software licenses) of a third party (collectively, the "Company Licenses"), and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the royalty provisions, if any, therein and the term thereof. The material Company Licenses are valid and binding obligations of the Company, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. Except as set forth in Section 4.14 of the Company Disclosure Schedule, the conduct of the respective businesses of the Company and the Company Subsidiaries as currently conducted does not infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, copyright or copyright right of any third party that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 4.15. Taxes. Except as set forth in Section 4.15 of the Company Disclosure Schedule and except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of the Company Subsidiaries has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries, (ii) all Taxes shown to be payable on such returns or reports have been or will be paid,
(iii) as of the date hereof, no deficiencies for any amount of Tax have been asserted or assessed by any taxing authority against the Company or any Company Subsidiary that are not adequately reserved for and (iv) the most recent financial statements contained in the Company Reports reflect an adequate reserve in accordance with U.S. GAAP for all taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements. Within ten days after the date hereof, the Company and the Company Subsidiaries will make available to Parent or its legal counsel for inspection copies of all income and sales and use tax returns for all periods since the date of the Company's and the Company Subsidiaries' incorporation.

     SECTION 4.16. Rule 145 Affiliates. Section 4.16 of the Company Disclosure Schedule sets forth the name and address of each person who is, in the Company's reasonable judgment, a Rule 145 Affiliate of the Company.

     SECTION 4.17. Brokers. Except for Broadview, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

     SECTION 4.18. Certain Business Practices. None of the Company, any Company Subsidiary or any directors, officers, agents or employees of the Company or any Company Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     SECTION 4.19. Transaction Expenses. Section 4.19 of the Company Disclosure Schedule sets forth the Company's current, good faith, itemized estimate, as of the date of this Agreement, of the fees and expenses the Company will incur in connection with consummating the Merger and the other transactions contemplated hereby.

     SECTION 4.20.  Interested Party Transactions.  Except as set forth in
Section 4.20 of the Company Disclosure Schedule or in the Company Reports and except for transactions of the type described in the Company Reports which have occurred since August 1, 1997 in the ordinary course of business, since August 31, 1997, no executive officer, director or stockholder of the Company or any of the Company Subsidiaries has engaged in any business dealings with the Company or any of the Company Subsidiaries (other than any such business dealings that would not required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act filed on the date hereof).

     SECTION 4.21. Charter Anti-takeover Provisions and State Takeover Statutes. The board of directors of the Company has approved by a majority of the Disinterested Directors (as defined in the Company's Certificate of Incorporation) the Merger, this Agreement, the Stockholders Proxy Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stockholders Proxy Agreement, and the transactions contemplated hereby and thereby the provisions of the Company's Certificate of Incorporation requiring the supermajority approval of the Company's stockholders and the provisions of
Section 203 of the Delaware General Corporation Law. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholders Proxy Agreement or the transactions contemplated hereby or thereby.

     SECTION 4.22. Opinion of Financial Advisor. The Company has received the Company Fairness Opinion.

                                   ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF WAG, PARENT AND MERGER SUB

     WAG, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     SECTION 5.01. Organization and Qualification; Subsidiaries. WAG, Parent, Merger Sub and each other subsidiary of Parent or WAG (the "PARENT SUBSIDIARIES") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. WAG, Parent, Merger Sub and each other Parent Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     (b) Section 5.01 of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Parent Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Parent Subsidiary and the percentage of each Parent Subsidiary's outstanding capital stock or other equity interests owned by Parent or another Parent Subsidiary and (ii) an indication of whether each Parent Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Except as set forth in Section 5.01 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the financial condition, results of operations, business or prospects of Parent and the Parent Subsidiaries, taken as a whole.

     SECTION 5.02. Certificate of Incorporation and Bylaws. The copies of WAG's certificate of incorporation and bylaws that are incorporated by reference as exhibits to WAG's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "PARENT 1997 10-K") are true, complete and correct copies thereof. Parent has heretofore furnished the Company with true, complete and correct copies of the certificate of incorporation and bylaws of each of Parent and Merger Sub. Such certificates and bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate or bylaws.

     SECTION 5.03. Capitalization. The authorized capital stock of Parent consists of 40,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock. As of the date hereof (i) 1,000 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and owned by WAG, and (ii) no shares of Parent Common Stock are held by the Parent Subsidiaries. As of the date hereof, there are no shares of preferred stock of Parent issued and outstanding. The authorized capital stock of WAG consists of 40,000,000 shares of WAG Common Stock and 10,000,000 shares of preferred stock. As of the date hereof, (i) 21,878,713 shares of WAG Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of WAG Common Stock are held in the treasury of WAG, (iii) no shares of WAG Common Stock are held by the Parent Subsidiaries, (iv) 4,621,774 shares of WAG Common Stock are reserved for future issuance pursuant to stock options under the Parent Stock Plans, (v) 617,340 shares of WAG Common Stock are reserved for issuance pursuant to outstanding warrants to purchase shares of WAG Common Stock, and (vi) 3,105,485 shares of WAG Common Stock are reserved for issuance upon conversion of WAG's 4.5% Convertible Subordinated Notes due 2002. As of the date hereof, there are no shares of preferred stock of WAG issued and outstanding. Upon consummation of the Holding Company Reorganization, the Parent will succeed to the capitalization of WAG. Except for the shares of WAG Common Stock issuable pursuant to the Parent Stock Plans, the Holding Company Reorganization or the Resurgens Transaction or pursuant to agreements or arrangements described in Section 5.03 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which either WAG or Parent is a party or by which either WAG or Parent is bound relating to the issued or unissued capital stock of WAG, Parent, Merger Sub or any other Parent Subsidiary or obligating Parent, Merger Sub or any other Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, WAG, Parent, Merger Sub or any other Parent Subsidiary. All shares of WAG Common Stock subject to issuance (and all shares of Parent Common Stock upon consummation of the Holding Company Reorganization) as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as described in Section 5.03 of the Parent Disclosure Schedule, there are no outstanding contractual obligations of WAG, Parent, Merger Sub or any other Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of WAG Common Stock, Parent Common Stock or any capital stock of any Parent Subsidiary. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by WAG, Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on WAG's, Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where the failure to own such shares free and clear would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in Section 5.03 of the Parent Disclosure Schedule, there are no outstanding contractual obligations of WAG, Parent, Merger Sub or any other Parent Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person.

     SECTION 5.04. Authority Relative to this Agreement. WAG, Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by WAG, Parent and Merger Sub and the consummation by WAG, Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of WAG, Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions (other than the approval of the issuance of the WAG Common Stock or the Parent Common Stock, as the case may be, pursuant to the Merger and the increase in the authorized WAG Common Stock or Parent Common Stock (after the Holding Company Reorganization) to 100,000,000 shares by the holders of a majority of the outstanding shares of WAG Common Stock, in the event that the Holding Company Reorganization shall not have been consummated by the time of the Parent Stockholders' Meeting, or Parent Common Stock, in the event that the Holding Company Reorganization shall have been so consummated, and the filing and recordation of the Certificate of Merger as required by the Delaware General Corporation Law). This Agreement has been duly executed and delivered by WAG, Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of WAG, Parent and Merger Sub, enforceable against WAG, Parent and Merger Sub in accordance with its terms.

     SECTION 5.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by WAG, Parent and Merger Sub do not, and the performance by WAG, Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate or articles of incorporation, as the case may be, or bylaws of WAG, Parent or Merger Sub or any equivalent organizational documents of any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.05(b) have been obtained and all filings and notifications described in Section 5.05(b) have been made, conflict with or violate any Law applicable to Parent or any other Parent Subsidiary or by which any property or asset of WAG, Parent, Merger Sub or any other Parent Subsidiary is bound or affected or (iii) except as set forth in Section 5.05(a) of the Parent Disclosure Schedule, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of WAG, Parent, Merger Sub or any other Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected, individually or in the aggregate, (A) to have a Parent Material Adverse Effect or (B) to prevent or materially delay the performance by WAG, Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

     (b) The execution and delivery of this Agreement by WAG, Parent and Merger Sub do not, and the performance by WAG, Parent and Merger Sub of their respective obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by WAG, Parent or Merger Sub with or notification by WAG, Parent or Merger Sub to, any Governmental Entity, except (i) pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of Nasdaq, state takeover laws, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the Delaware General Corporation Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, (A) to have a Parent Material Adverse Effect or (B) to prevent or materially delay the performance by WAG, Parent or Merger Sub of its obligations pursuant to this Agreement or the consummation of the Merger.

     SECTION 5.06. Permits; Compliance with Laws. WAG, Parent, Merger Sub and each other Parent Subsidiary is in possession of all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for WAG, Parent, Merger Sub or any other Parent Subsidiary to own, lease and operate its properties or to store, distribute and market its products or otherwise to carry on its business as it is now being conducted (collectively, the "PARENT PERMITS"), except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent or WAG, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of WAG, Parent, Merger Sub or any other Parent Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to WAG, Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of WAG, Parent, Merger Sub or any other Parent Subsidiary is bound or affected or
(ii) any Parent Permits, except in the case of clauses (i) and (ii) for any such conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in Section 5.06(a) of the Parent Disclosure Schedule, since December 31, 1997, neither WAG or Parent nor any Parent Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 5.07. SEC Filings; Financial Statements. (a) WAG has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC and Nasdaq since December 31, 1995 through the date of this Agreement (collectively and as amended, the "PARENT REPORTS") and (B) with any other Governmental Entities, including state regulatory authorities. Except as disclosed in Section 5.07(a) of the Parent Disclosure Schedule, each Parent Report (i) was prepared in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of Nasdaq, as the case may be, and (ii) did not at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each form, report, statement and document referred to in clause (b) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. Except as disclosed in Section 5.07(a) of the Parent Disclosure Schedule, no Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, Nasdaq, any other stock exchange or any other comparable Governmental Entity.

     (b) Except as is provided in Section 5.07(b) of the Parent Disclosure Schedule, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports filed since December 31, 1997 was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which did not have and would not be reasonably expected to have, individually or in the aggregate, to have a Parent Material Adverse Effect and as permitted by Form 10-Q of the SEC).

     (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of WAG and the Parent Subsidiaries as reported in the Parent Reports, including the notes thereto, or as disclosed in Section 5.07(c) of the Parent Disclosure Schedule, none of WAG, Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1997 that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 5.08. Absence of Certain Changes or Events. Since December 31, 1997, except as contemplated by or as disclosed in this Agreement, as set forth in Section 5.08 of the Parent Disclosure Schedule or as disclosed in any Parent Report filed since December 31, 1997 and the date hereof, WAG, Parent and the Parent Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Parent Material Adverse Effect, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which WAG, Parent and the Parent Subsidiaries are involved, (ii) any event that would reasonably be expected to prevent or materially delay the performance of its obligations pursuant to this Agreement and the consummation of the Merger by Merger Sub, (iii) any material change by WAG in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of WAG Common Stock or Parent Common Stock or any redemption, purchase or other acquisition of any of WAG's or Parent's securities, or (v) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Parent, WAG or any Parent Subsidiary except in the ordinary course of business consistent with past practice.

     SECTION 5.09. Employee Benefit Plans; Labor Matters. (a) With respect to all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which WAG, Parent or any Parent Subsidiary is a party, with respect to which WAG, Parent or any Parent Subsidiary has any obligation or which are maintained, contributed to or sponsored by WAG, Parent or any Parent Subsidiary for the benefit of any current or former employee, officer or director of WAG, Parent or any Parent Subsidiary (collectively, the "PARENT BENEFIT PLANS"), Parent has delivered or made available to the Company a true, complete and correct copy of
(i) such Parent Benefit Plan and the most recent summary plan description related to such Parent Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Parent Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS with respect to such Parent Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such Parent Benefit Plan and
(v) the most recent determination letter issued by the IRS with respect to such Parent Benefit Plan, if it is qualified under Section 401(a) of the Code. Neither WAG, Parent nor any Parent Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) None of the Parent Benefit Plans is a Multiemployer Plan or a Multiple Employer Plan. None of the Parent Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of WAG, Parent or any Parent Subsidiary.

     (c) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of WAG or Parent, there exists no condition or set of circumstances in connection with which WAG, Parent or any Parent Subsidiary could be subject to any liability under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable Law which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No legal action, suit or claim is pending or, to WAG's and Parent's knowledge, threatened with respect to any Parent Benefit Plan (other than claims for benefits in the ordinary course).

     (d) Other than as disclosed in Section 5.09(d) of the Parent Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under
Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust; (ii) each trust maintained or contributed to by WAG, Parent or any Parent Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status; (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Parent Benefit Plan; (iv) neither WAG, Parent nor any Parent Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability; (v) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Parent Benefit Plan; (vi) no reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Parent Benefit Plan subject to Title IV of ERISA;
(vii) no Parent Benefit Plan had an accumulated funding deficiency (within the meaning of Section 302 of

ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Parent Benefit Plan; (viii) none of the assets of WAG, Parent or any Parent Subsidiary is the subject of any lien arising under
Section 302(f) of ERISA or Section 412(n) of the Code; neither WAG, Parent nor any Parent Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security; (ix) all contributions, premiums or payments required to be made with respect to any Parent Benefit Plan have been made on or before their due dates; (x) all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance; and
(xi) as of the Effective Time, no Parent Benefit Plan which is subject to Title IV of ERISA will have an "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA).

     (e) Except as set forth in Section 5.09(e) of the Parent Disclosure Schedule, neither WAG or Parent nor any Parent Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by WAG, Parent or any Parent Subsidiary and no collective bargaining agreement is being negotiated by WAG, Parent or any Parent Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against WAG, Parent or any Parent Subsidiary pending or, to the knowledge of WAG or Parent, threatened which may interfere with the respective business activities of WAG, Parent or any Parent Subsidiary, except where such dispute, strike or work stoppage would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the knowledge of WAG or Parent, there is no charge or complaint against WAG, Parent or any Parent Subsidiary pending before the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing, except where such unfair labor practice, charge or complaint would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 5.10. Certain Tax Matters. Except as disclosed in the Parent Reports, neither WAG or Parent nor, to the knowledge of WAG or Parent, any of its affiliates has taken or agreed to take any action that would reasonably be expected to prevent the Merger from constituting a transaction qualifying under
Section 368 of the Code. Neither WAG nor Parent is aware of any agreement, plan or other circumstances that would reasonably be expected to prevent the Merger from so qualifying under Section 368 of the Code.

     SECTION 5.11. Contracts; Debt Instruments. Except as disclosed in the Parent Reports or in Section 5.11 of the Parent Disclosure Schedule, there is no contract or agreement that is material to the business, financial condition or results of operations of WAG, Parent and the Parent Subsidiaries taken as a whole (each, a "PARENT MATERIAL CONTRACT"). Except as disclosed in the Parent Reports, neither WAG or Parent nor any Parent Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Set forth in Section 5.11 of the Parent Disclosure
Schedule is a description of any material changes to the amount and terms of the indebtedness of WAG, Parent and the Parent Subsidiaries as described in the notes to the financial statements incorporated in the Parent 1997 10-K.

     SECTION 5.12.  Litigation.  Except as disclosed in the Parent Reports or in
Section 5.12 of the Parent Disclosure Schedule, there is no suit, claim or action or, to the knowledge of WAG or Parent, proceeding or investigation pending or threatened against WAG, Parent or any Parent Subsidiary before any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and, except as disclosed to the Company, to the knowledge of WAG or Parent, there are no existing facts or circumstances that would reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Except as disclosed to the Company, neither WAG nor Parent is aware of any facts or circumstances which would reasonably be expected to result in the denial of insurance coverage under policies issued to WAG, Parent and the Parent Subsidiaries in respect of such suits, claims, actions, proceedings and investigations, except in any case as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or as a result of the execution of this Agreement and consummation of transactions hereunder. Except as disclosed in the Parent Reports, neither WAG or Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 5.13. Environmental Matters. Except as disclosed in the Parent Reports or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) WAG, Parent and the Parent Subsidiaries are in compliance with all applicable Environmental Laws; (ii) all past noncompliance of WAG, Parent or any Parent Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) neither WAG or Parent nor any Parent Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by WAG or Parent or any Parent Subsidiary in violation of any Environmental Law.

     SECTION 5.14. Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) WAG, Parent and the Parent Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the respective businesses of WAG, Parent and the Parent Subsidiaries as currently conducted, free and clear of all liens, and
(ii) neither WAG nor Parent is aware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. Section 5.14 of the Parent Disclosure Schedule lists all material licenses, sublicenses and other agreements to which WAG, Parent or any Parent Subsidiary is a party and pursuant to which (i) any third party is authorized to use any intellectual property right of WAG, Parent or any Parent Subsidiary or (ii) WAG, Parent or any Parent Subsidiary is authorized to use any intellectual property rights (other than pursuant to shrink-wrap and software licenses) of a third party (collectively, the "Parent Licenses"), and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the royalty provisions, if any, therein and the term thereof. The material Parent Licenses are valid and binding obligations of Parent, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. Except as set forth in
Section 5.14 of the Parent Disclosure Schedule, the conduct of the respective businesses of WAG, Parent and the Parent Subsidiaries as currently conducted does not infringe upon any patent, patent right, trademark, trademark right, trade dress, trade name, trade name right, service mark, copyright or copyright right of any third party that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of WAG or Parent, there are no infringements of any proprietary rights owned by or licensed by or to WAG, Parent or any Parent Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 5.15. Taxes. Except as set forth in Section 5.15 of the Parent Disclosure Schedule and except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) WAG, Parent, Merger Sub and each other Parent Subsidiary has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority, taking into account any extension of time to file granted to or obtained on behalf of WAG, Parent, Merger Sub and the other Parent Subsidiaries, (ii) all Taxes shown to be payable on such returns or reports have been or will be paid, (iii) as of the date hereof, no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against WAG, Parent, Merger Sub or any other Parent Subsidiary that have been adequately reserved for, and (iv) the most recent financial statements contained in the Parent Reports reflect an adequate reserve in accordance with U.S. GAAP for all Taxes payable by WAG, Parent, Merger Sub and the other Parent Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

     SECTION 5.16. Brokers. Except for Robinson-Humphrey, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of WAG or Parent.

     SECTION 5.17. Certain Business Practices. None of WAG, Parent, any Parent Subsidiary or any directors, officers, agents or employees of WAG, Parent or any Parent Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of
Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

     SECTION 5.18. Opinion of Financial Advisor. Parent and WAG have received the Parent Fairness Opinion.

     SECTION 5.19.  Interested Party Transactions.  Except as set forth in
Section 5.19 of the Parent Disclosure Schedule or in the Parent Reports, since December 31, 1997, no executive officer, director or stockholder of Parent or WAG or any of the Parent Subsidiaries has engaged in any business dealings with Parent or WAG or any of the Parent Subsidiaries (other than any such business dealings that would not required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act filed on the date hereof).

     SECTION 5.20. Ownership of Company Capital Stock. Except for the Stockholders Proxy Agreement, none of WAG, Parent, or to WAG's or Parent's knowledge, any of their affiliates, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Company Capital Stock.

                                   ARTICLE VI

                                   COVENANTS

     SECTION 6.01. Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, unless Parent shall otherwise agree in writing, (x) the respective businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) the Company shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 6.01 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of the Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary except (A) pursuant to the Rights Agreement, (B) pursuant to the Company Stock Purchase Plans, (C) for issues of Company Common Stock pursuant to options outstanding on the date hereof and disclosed as such pursuant to Section 4.03 and (D) for employee stock option grants to non- executive officers and directors of the Company; provided, however, that (v) such grants are at fair market value, at a level consistent with past practice and have vesting schedules consistent with past practice, (w) Parent has received notice of the Company's intention to grant such options, (x) the aggregate amount of such granted options does not exceed 150,000 shares of Company Common Stock, (y) no person shall receive a grant in excess of 7,000 shares of Company Common Stock and (z) the vesting of such granted options shall not be accelerated as a result of the Merger, or (ii) any material property or assets of the Company or any Company Subsidiary, except in the ordinary course of business;

          (c) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof; (ii) except for borrowings under existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money or make any loans or advances;
     (iii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract (other than the Rights Agreement) or enter into any contract or agreement material to the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; or (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business consistent with past practice that have been budgeted for fiscal year 1998 and disclosed to Parent or capital expenditures that are not, in the aggregate, in excess of $750,000 for the Company and the Company Subsidiaries taken as a whole;

          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Company Subsidiary may pay dividends or make other distributions to the Company or any other Company Subsidiary;

          (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, except pursuant to cashless exercise of stock options;

          (f) amend or change the period (or permit any acceleration, amendment or change not required by the terms of any of the Company Stock Plans) of exercisability of options granted under the Company Stock Plans or authorize cash payments in exchange for any Company Stock Options granted under any of such plans;

          (g) increase the compensation payable or to become payable to, or pay or enter into any agreement or understanding to pay any bonus to, its directors, officers, consultants or employees (other than increases in compensation for non-officer employees that are in the ordinary course of business consistent with past practice and the payment of bonuses to non-officer employees that are in the ordinary course of business consistent with past practice, provided that Parent has received notice of the Company's intention to implement such increase), or grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of the Company that would be triggered by the Merger with, any director, officer, consultant or other employee of the Company or any Company Subsidiary who is not currently entitled to such benefits from the Merger or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of the Company or any Company Subsidiary, except to the extent required by applicable Law or the terms of a collective bargaining agreement;

          (h) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

          (i) take any action to change accounting policies or procedures, other than actions in the ordinary course of business consistent with past practice or as required by U.S. GAAP;

          (j) make any tax election or settle or compromise any material Federal, state or local United States income tax liability, or any income tax liability of any other jurisdiction, other than those made in the ordinary course of business consistent with past practice and those for which specific reserves have been recorded on the consolidated balance sheet of the Company and the consolidated the Company Subsidiaries dated as of August 31, 1997 included in the Company 1997 10-K and only to the extent of such reserves;

          (k) enter into or amend any contract, agreement, commitment or arrangement with, or enter into any transaction with, or make any payment to or on account or behalf of, other than any such transactions or payments pursuant to the agreements set forth on Section 6.01(m) of the Company Disclosure Schedule, any affiliate of the Company or of any Principal Stockholder other than compensation and benefits in the ordinary course of business;

          (l) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

          (m) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from consummating the Merger or result in any of the conditions to the Merger set forth herein not being satisfied.

     SECTION 6.02.  Conduct of Business by WAG and Parent Pending the
Closing. Each of WAG and Parent agrees that, between the date of this Agreement and the Effective Time, except (i) as set forth in Section 6.02 of the Parent Disclosure Schedule, (ii) subject to paragraph (e) below, for any actions taken by WAG or Parent relating to any other acquisitions or business combinations (including the Holding Company Reorganization and the Resurgens Transaction) or
(iii) as expressly contemplated by any other provision of this Agreement, unless the Company shall otherwise agree in writing, (x) the respective businesses of WAG, Parent and the Parent Subsidiaries shall be conducted only in, and WAG, Parent and the Parent Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) WAG and Parent shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of WAG, Parent and the Parent Subsidiaries and to preserve the current relationships of WAG, Parent and the Parent Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which WAG, Parent or any Parent Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except (i) as set forth in Section 6.02 of the Parent Disclosure Schedule, (ii) subject to paragraph (e) below, for any actions taken by WAG or Parent relating to any other acquisitions or business combinations (including the Holding Company Reorganization and the Resurgens Transaction) or (iii) as expressly contemplated by any other provision of this Agreement, neither WAG or Parent nor any Parent Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed:

          (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

          (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Parent Subsidiary may pay dividends or make other distributions to Parent or any other Parent Subsidiary;

          (c) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (d) sell, transfer, license, sublicense or otherwise dispose of any material assets;

          (e) acquire (other than in connection with the Holding Company Reorganization and the Resurgens Transaction) or enter into any agreement to acquire all or substantially all of the capital stock or assets of any other person or business unless upon advice of counsel such transaction would not reasonably be expected to materially delay or impede the consummation of the Merger;

          (f) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or

          (g) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of WAG, Parent or Merger Sub contained in this Agreement untrue or incorrect in any material respect or prevent WAG, Parent or Merger Sub from performing or cause WAG, Parent or Merger Sub not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

     SECTION 6.03. Notices of Certain Events. Each of Parent, WAG and the Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting WAG, Parent, the Company, the Parent Subsidiaries or the Company Subsidiaries that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Company Material Contract or Parent Material Contract; and (v) any change that would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect or to delay or impede the ability of either the Company or Parent (or WAG) to perform its obligations pursuant to this Agreement and to effect the consummation of the Merger.

     SECTION 6.04. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which WAG, Parent or the Company or any of the Parent Subsidiaries or the Company Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, WAG and Parent shall (and shall cause the Parent Subsidiaries to) and the Company shall (and shall cause the Company Subsidiaries to) (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "REPRESENTATIVES")) access at reasonable times upon prior notice to its and its subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its and its subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made in this Agreement.

     (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.04.

     SECTION 6.05. No Solicitation of Transactions. The Company shall not, directly or indirectly, and shall instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any Company Subsidiary, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Company Subsidiary, to take any such action; provided, however, that (i) nothing contained in this Section 6.05 shall prohibit the board of directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this

Section 6.05, (ii) with regard to such an offer, after receiving the advice of outside counsel, the board of directors of the Company determines in good faith that it is highly probable that failing to do so would violate its fiduciary duties, nothing contained in this Section 6.05 shall prohibit the board of directors of the Company from considering and negotiating (including furnishing nonpublic information) an unsolicited bona fide written acquisition proposal which (A) was not received in violation of this Section 6.05, (B) if executed or consummated would be a Competing Transaction and (C) is not subject to financing or financing is, in the good faith judgment of the board of directors of the Company after consultation with its financial advisors, highly likely of being obtained by such third party, or (iii) if after receiving the advice of outside counsel, the board of directors of the Company determines in good faith that it is highly probable that failing to do so would violate its fiduciary duties, nothing contained in this Section 6.05 shall prohibit the board of directors of the Company from approving or recommending to the stockholders of the Company an unsolicited bona fide written acquisition proposal which (A) was not received in violation of this Section 6.05, (B) if executed or consummated would be a Competing Transaction, (C) is not subject to financing or financing is, in the good faith judgment of the board of directors of the Company after consultation with its financial advisors, highly likely of being obtained by such third party and (D) the board of directors of the Company determines in good faith, after advice of its financial advisor to such effect, is more favorable to the Company's stockholders than the transaction contemplated by this Agreement (any such acquisition proposal, a "SUPERIOR PROPOSAL"). The Company shall notify Parent promptly, and in no event later than one day after receipt, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Subject to the fiduciary duties of the Board of Directors of the Company, the Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall use its best efforts to ensure that its officers, directors, employees, subsidiaries, agents and advisors or other representatives (including any investment banker, attorney or accountant retained by it) are aware of the restrictions described in this Section 6.05.

     SECTION 6.06. Letters of Accountants. Each of the Company and Parent shall use all reasonable efforts to cause to be delivered to the other "comfort" letters of each of Ernst & Young LLP and Price Waterhouse LLP, respectively, each such letter dated and delivered as of the date the Registration Statement shall have become effective and as of the Effective Time, and addressed to Parent and the Company, respectively, in form reasonably satisfactory to the recipient thereof and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with mergers such as the Merger contemplated hereby.

     SECTION 6.07. Subsequent Financial Statements. Prior to the Effective Time, each of the Company and Parent (or WAG if the Holding Company Reorganization has not yet been consummated) (i) shall consult with the other prior to making publicly available its financial results for any period and (ii) shall consult with the other prior to the filing of, and shall timely file with the SEC, each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K required to be filed by such party under the Exchange Act and shall promptly deliver to the other copies of each such report filed with the SEC.

     SECTION 6.08. Control of Operations. Nothing contained in this Agreement shall give Parent and/or WAG, directly or indirectly, the right to control or direct the operations of the Company and the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent (and WAG) and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

     SECTION 6.09. Further Action; Consents; Filings. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by WAG, Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the rules and regulations of Nasdaq, (B) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act, and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and giving due consideration to their views with respect thereto. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without prior consultation of the other parties hereto, and due consideration of such parties' views with respect thereto.

     (b) Each of the parties hereto shall promptly give (or cause their respective subsidiaries to give) any notices regarding the Merger, this Agreement or the transactions contemplated hereby or thereby to third parties required under applicable Law or by any contract, license, lease or other agreement to which it or any of its subsidiaries is bound, and use, and cause its subsidiaries to use, all reasonable efforts to obtain any third party consents required under any such contract, license, lease or other agreement in connection with the consummation of the Merger or the other transactions contemplated by this Agreement.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     SECTION 7.01. Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, WAG, Parent and the Company shall jointly prepare, and the Company, WAG and Parent shall file with the SEC, a document or documents that will constitute (i) the prospectus forming part of the registration statement on Form S-4 of WAG and Parent (together with all amendments thereto, the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of the WAG Common Stock or the Parent Common Stock to be issued to the Company's stockholders pursuant to the Merger and (ii) the proxy statement or information statement with respect to the Merger relating to the special meeting of the Company's stockholders (the "COMPANY STOCKHOLDERS' MEETING") and WAG's or Parent's stockholders, as the case may be (the "PARENT STOCKHOLDERS' MEETING"), to be held to consider approval of this Agreement and the Merger contemplated hereby, in the case of the Company Stockholders' Meeting, and approval of the issuance of Parent Common Stock or WAG Common Stock, as the case may be, in the Merger, and the approval of an increase in the authorized WAG Common Stock or Parent Common Stock (after the Holding Company Reorganization) to 100,000,000 shares (such increase, the "Capital Increase"), in the case of the Parent Stockholders' Meeting (together with any amendments thereto, the "PROXY STATEMENT"). Copies of the Proxy Statement shall be provided to Nasdaq in accordance with its rules. If applicable, each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of WAG Common Stock or Parent Common Stock pursuant to the Merger. WAG, Parent or the Company, as the case may be, shall furnish all information concerning WAG, Parent or the Company as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement, if applicable, and Proxy Statement. As promptly as practicable after the effective date of the Registration Statement, the Proxy Statement shall be mailed to the stockholders of the Company and of Parent or WAG, as applicable. Each of the parties hereto shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of Nasdaq and (iv) the Delaware General Corporation Law.

     (b) The Proxy Statement shall include (i) subject to the fiduciary duties of the Board of Directors of the Company, (A) the approval of the Merger and the recommendation of the board of directors of the Company to the Company's stockholders that they vote in favor of approval of this Agreement and the Merger contemplated hereby, and (B) the Company Fairness Opinion, and (ii) subject to the fiduciary duties of the Board of Directors of WAG or Parent, as the case may be, (A) the approval of the issuance of Parent Common Stock or WAG Common Stock, as the case may be, in the Merger and the Capital Increase and the recommendation of the board of directors of WAG or Parent to WAG's or Parent's stockholders, as applicable, that they vote in favor of issuance of shares of Parent Common Stock or WAG Common Stock, as the case may be, in the Merger and the Capital Increase, and (B) the Parent Fairness Opinion.

     (c) No amendment or supplement to the Proxy Statement, if applicable, or the Registration Statement shall be made without providing the other parties the opportunity to review and comment thereon. If applicable, each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the WAG Common Stock or the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or Nasdaq for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (d) None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement, if applicable, or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of WAG or Parent in connection with the Parent Stockholders' Meeting, and to stockholders of the Company in connection with the Company Stockholders' Meeting, at the time of the Company Stockholders' Meeting, and at the time of the Parent Stockholders' Meeting, and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Registration Statement, if applicable, or Proxy Statement, the Company shall promptly inform Parent and an appropriate amendment or supplement shall promptly be filed with the SEC. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of Nasdaq, the Delaware General Corporation Law, the Securities Act and the Exchange Act.

     (e) None of the information supplied by WAG or Parent for inclusion or incorporation by reference in the Registration Statement, if applicable, or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of WAG or Parent in connection with the Parent Stockholders' meeting, and to stockholders of the Company in connection with the Company Stockholders' Meeting, at the time of the Company Stockholders' Meeting and at the time of the Parent Stockholders' Meeting, and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to WAG or Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Parent shall promptly inform the Company and an appropriate amendment or supplement shall promptly be filed with the SEC. All documents that WAG or Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of Nasdaq, the Delaware General Corporation Law, the Securities Act and the Exchange Act.

     SECTION 7.02. Stockholders' Meetings. Subject to the fiduciary duties of the Company's Board of Directors, in the case of the Company Stockholders' Meeting, or the fiduciary duties of WAG's or Parent's

Board of Directors, in the case of the Parent Stockholders' Meeting, the Company shall call and hold the Company Stockholders' Meeting and Parent shall call and hold the Parent Stockholders' Meeting, as promptly as practicable after the Registration Statement becomes effective for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby pursuant to the Proxy Statement, and the Company and Parent shall use all reasonable efforts to hold the Company Stockholders' Meeting and the Parent Stockholders' Meeting on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. If applicable and subject to the fiduciary duties of the Board of Directors of the Company, the Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger contemplated hereby pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the Delaware General Corporation Law or applicable stock exchange requirements to obtain such approval. If applicable and subject to the fiduciary duties of the Board of Directors of Parent or WAG, Parent or WAG, as applicable, shall use all reasonable efforts to solicit from its stockholders proxies in favor of the issuance of Parent Common Stock or WAG Common Stock, as the case may be, in the Merger and the Capital Increase contemplated hereby pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote of stockholders required by the Delaware General Corporation Law or applicable stock exchange requirements to obtain such approval, if required. Each of the parties hereto shall, subject to the fiduciary duties of its Board of Directors, take all other action necessary or, in the opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and such party's certificate of incorporation, as the case may be, and bylaws to effect the Merger.

     SECTION 7.03. Rule 145 Affiliates. Not fewer than 45 days prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of each person who was, in the Company's reasonable judgment, at the record date for the Company Stockholders' Meeting, a Rule 145 Affiliate of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, an affiliate agreement in the form attached hereto as Exhibit 7.03 (each, a "COMPANY AFFILIATE AGREEMENT"), executed by each of the Rule 145 Affiliates of the Company identified in the above-referenced list. The foregoing notwithstanding, Parent shall be entitled to place the legend only as specified in the Company Affiliate Agreement on the certificates evidencing any of the Parent Common Stock to be received by (i) any Rule 145 Affiliate of the Company or (ii) any person Parent reasonably identifies (by written notice to the Company) as being a person who may be deemed an "affiliate" within the meaning of rule 145(c) or (d) promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock, consistent with the terms of the Company Affiliate Agreement, regardless of whether such person has executed a Company Affiliate Agreement and regardless of whether such person's name and address appear on Section 4.16 of the Company Disclosure Schedule.

     SECTION 7.04. Directors' and Officers' Indemnification. (a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification that are set forth, as of the date of this Agreement, in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

     (b) From and after the Effective Time, Parent, WAG and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company (the "INDEMNIFIED PARTIES"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and under its charter documents as in effect on the date hereof to indemnify such Indemnified Parties, and

WAG and Parent shall also advance expenses as incurred to the fullest extent permitted under Delaware law upon receipt from the applicable Indemnified Party to whom expenses are to be advanced of an undertaking to repay such advances if it is ultimately determined such person is not entitled to indemnification.

     (c) In the event that either of the Surviving Corporation, Parent or WAG or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent, WAG or the Surviving Corporation, as applicable, will assume the obligations thereof set forth in this Section 7.04.

     (d) The provisions of this Section 7.04 (i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     (e) For six years after the Effective Time, WAG or the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof, provided that WAG may substitute therefor policies of WAG or the Parent Subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that in no event shall WAG or the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 7.04(e) in excess of 150% of the aggregate premiums paid by the Company in 1997 on an annualized basis for such purpose; and, provided further, that if WAG or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 7.04(e) for such aggregate premium, then WAG or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium equal to 150% of the 1997 premium.

     (f) WAG shall cause the Surviving Corporation or any successor thereto to comply with its obligations under this Section 7.04.

     SECTION 7.05. No Shelf Registration. Parent shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Parent Common Stock received pursuant hereto by the persons who may be deemed to be "affiliates" of the Company or Parent within the meaning of rule 145 promulgated under the Securities Act.

     SECTION 7.06. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law or the requirements of the rules and regulations of Nasdaq, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

     SECTION 7.07. Nasdaq Listing. Each of the parties hereto shall use all reasonable efforts to obtain, prior to the Effective Time, the approval for including in Nasdaq, effective upon official notice of issuance, of the shares of WAG Common Stock or Parent Common Stock, as the case may be, into which the shares of Company Capital Stock will be converted pursuant to Article III and the shares of WAG Common Stock or Parent Common Stock, as the case may be, which will be issuable upon exercise of Company Stock Options pursuant to Section 3.05.

     SECTION 7.08. Blue Sky. Each of the parties hereto shall use all reasonable efforts to obtain prior to the Effective Time all necessary blue sky permits and approvals required under Blue Sky Laws to permit the distribution of the shares of WAG Common Stock or Parent Common Stock, as the case may be, to be issued in accordance with the provisions of this Agreement.

     SECTION 7.09. Company Stock Options. (a) At the Effective Time, Parent, in the case the Holding Company Reorganization shall have been consummated, or WAG, in the case the Holding Company Reorganization shall not have been consummated, shall assume, by virtue of this Agreement and without any further action on the part of the Company, all of the Company's obligations with respect to each outstanding Company Stock Option, whether previously vested or unvested. Unless otherwise elected by Parent prior to the Effective Time, Parent or WAG shall make such assumption in such manner that Parent or WAG (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to such Company Stock Option, would be such a corporation were Section 424 of the Code applicable to such Company Stock Option; and, if not so otherwise elected, after the Effective Time, all references to the Company in the Company Stock Plans and the applicable Company Stock Option agreements shall be deemed to refer to WAG, prior to the Holding Company Reorganization, or Parent, following the Holding Company Reorganization, which shall have assumed the Company Stock Plans as of the Effective Time by virtue of this Agreement and without any further action on the part of the Company, Parent or WAG. Each Company Stock Option so assumed under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Plan and the applicable Company Stock Option as in effect immediately prior to the Effective Time, except as otherwise provided in Section 3.05. Parent shall use all reasonable efforts to ensure that Company Stock Options intended to qualify as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time.

     (b) With respect to the Company Stock Plans, WAG or Parent, as the case may be, shall take all corporate action necessary or appropriate to (i) reserve for issuance the number of shares that will be subject to Company Stock Options referred to in this Section 7.09 and (ii), no later than the Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of WAG Common Stock or Parent Common Stock, as the case may be, subject to such plan to the extent such registration statement is required under applicable law in order for such shares of common stock to be sold without restriction, and WAG and Parent shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options under such plans remain outstanding.

     SECTION 7.10. Tax Treatment. Each of Parent, WAG and the Company shall use best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 8.02(c) and 8.03(c). In addition, following the Effective Time, each of WAG, Parent and the Surviving Corporation agree not to take any action that would cause the Merger to fail to so qualify.

     SECTION 7.11. Obligations of Parent and WAG. Prior to consummation of the Holding Company Reorganization, WAG will take all action necessary to cause Parent and Merger Sub to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth herein. Following consummation of the Holding Company Reorganization, Parent will take all action necessary to cause WAG and Merger Sub to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth herein.

     SECTION 7.12. Company Employees. (a) Individuals who are employed by the Company or the Company Subsidiaries as of the Effective Time shall remain employees of the Company or the Company Subsidiaries, as applicable, immediately following the Effective Time (each such employee, "Affected Employee"). For a period of one year immediately following the Effective Time, the annual cash compensation for each Affected Employee shall not be reduced without such Affected Employee's consent and the insurance coverage, benefits and vacation and 401(k) participation benefits provided to Affected Employees shall be, in the aggregate, not less favorable than those provided to such employees immediately prior to the Effective Time. Following the Effective Time, for purposes of determining eligibility, vesting and level of benefits under all employee benefit plans (but not for pension benefit accrual purposes) and, if applicable, for purposes of satisfying any waiting periods concerning "preexisting conditions" and the satisfaction of any "copayment" or deductible requirements, service with the Company or a Company Subsidiary or any predecessor thereto prior to the Effective Time shall be treated, to the extent permitted by law, as service with an "employer" to the same extent as if such persons had been employees of WAG, Parent or a Parent Subsidiary, and provided further that this Section 7.12(a) shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

     (b) WAG and the Parent agree to honor, or to cause the appropriate subsidiary to honor, in accordance with their terms all Company Benefit Plans; provided, however, that the foregoing shall not prevent any party from amending or terminating any such plan, contact, agreement, arrangement or understanding in accordance with its terms.

     (c) For the purpose of all Company Benefit Plans which include the term "change in control", WAG and Parent acknowledge that the Merger constitutes a "change in control" for all purposes pursuant to any such Company Benefit Plans. In addition, WAG and Parent acknowledge that, with respect to the Senior Termination Benefits Agreements listed in Schedule 7.12(c) (the "Listed Agreements"), in light of WAG's and Parent's plans relating to management assignments and responsibilities with respect to the business of the Company from and after the Effective Time, each employee who is a party to any such contract may, following consummation of the Merger, terminate employment thereunder and, upon such termination, be entitled to termination payments and benefits described therein.

     SECTION 7.13. Board of Directors of Parent and WAG. Immediately prior to the Effective Time, the boards of directors of Parent and WAG shall take all action necessary to cause an individual mutually acceptable to the boards of directors of the Company, on the one hand, and the boards of directors of Parent and WAG, on the other hand, to be elected to fill the vacancy on the boards of directors of Parent and WAG at the Effective Time; provided, however, that if the Holding Company Reorganization shall have been consummated prior to the Effective Time, then the individual selected pursuant to the foregoing provision shall not be elected to serve as a director of WAG.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     SECTION 8.01. Conditions to the Obligations of Each Party to Consummate the Merger. The respective obligations of the parties hereto to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

          (a) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

          (b) this Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of the Company and the issuance of the shares of WAG Common Stock or Parent Common Stock in the Merger and the Capital Increase shall have been duly approved by the requisite vote of the stockholders of WAG or Parent, as the case may be, in any such case in accordance with the Delaware General Corporation Law;

          (c) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order (collectively, "Restraints"), which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation;

          (d) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or be terminated;

          (e) except with respect to the HSR Act (which is addressed in Section 8.01(d)), all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization would not reasonably be expected to result in a change in or have an effect on the business of the Company or Parent that is materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of WAG, Parent and the Parent Subsidiaries, taken as a whole; and

          (f) the shares of WAG Common Stock or Parent Common Stock, as the case may be, into which the shares of Company Capital Stock will be converted pursuant to Article III and the shares of WAG Common Stock or Parent Common Stock, as the case may be, issuable upon the exercise of Company Stock Options pursuant to Section 3.05 shall have been authorized for inclusion in Nasdaq, subject to official notice of issuance.

     SECTION 8.02. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a) each of the representations and warranties of WAG, Parent and Merger Sub contained in this Agreement that is qualified by materiality or Parent Material Adverse Effect shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate of the Chairman or President and Chief Financial Officer of WAG and of Parent to such effect;

          (b) WAG and Parent shall each have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and the Company shall have received a certificate of the Chairman or President and Chief Financial Officer of WAG and of Parent to that effect; and

          (c) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company, shall have issued its opinion, such opinion dated on or about the date of the Closing, addressed to the Company, and reasonably satisfactory to it, based upon certain representations of the Company and assumptions, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code and that each of the Company, Merger Sub and Parent will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

     SECTION 8.03. Conditions to the Obligations of WAG and Parent. The obligations of WAG and Parent to consummate the Merger, or to permit the consummation of the Merger, are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

          (a) each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality or Company Material Adverse Effect shall be true, complete and correct on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true, complete and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true, complete and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate of the Chairman or President and Chief Financial Officer of the Company to such effect;

          (b) the Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chairman or President and Chief Financial Officer of the Company to that effect; and

          (c) Rogers & Hardin LLP, counsel to WAG and Parent, shall have issued its opinion, such opinion dated on or about the date of the Closing, addressed to Parent, and reasonably satisfactory to it, based upon certain representations of Parent and assumptions, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

          (a) by mutual written consent duly authorized by the boards of directors of each of Parent and the Company;

          (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before November 30, 1998; provided, however, that in the event that the Effective Time has not occurred by such time solely due to the failure to satisfy the condition specified in Section 8.01(d) or 8.01(e), then such date may be extended, at the option of Parent or the Company, until December 31, 1998; provided further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) by either Parent or the Company, if any Restraint shall have been entered and shall have become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used best efforts to prevent the entry of and to remove such Restraint;

          (d) by the Company, if prior to the Parent Stockholders' Meeting, the board of directors of WAG or Parent, as the case may be, withdraws, modifies or changes its recommendation of the issuance of the WAG Common Stock or the Parent Common Stock, as applicable, in the Merger or the Capital Increase in a manner adverse to the Company or its stockholders or shall have resolved to do so;

          (e) by Parent, if prior to the Company Stockholders' Meeting, (i) the board of directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders or shall have resolved to do so, or (ii) the board of directors of the Company shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so, or (iii) a tender offer or exchange offer for 15 percent or more of the outstanding shares of capital stock of the Company shall have been commenced and the board of directors of the Company shall have failed to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

          (f) by Parent or the Company, (i) if this Agreement and the Merger shall fail to receive the requisite votes for approval at the Company Stockholders' Meeting or any adjournment or postponement thereof or (ii) if the issuance of shares of WAG Common Stock or Parent Common Stock, as the case may be, in the Merger or the Capital Increase shall fail to receive the requisite votes for approval at the Parent Stockholders' Meeting or any adjournment or postponement thereof;

          (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.03 would not be satisfied (a "TERMINATING COMPANY BREACH"); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts within 30 days and for so long as the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this
     Section 9.01(g); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01;

          (h) by the Company, upon breach of any representation, warranty, covenant or agreement on the part of Parent, WAG and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a "TERMINATING PARENT BREACH"); provided, however, that if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within 30 days and for so long as Parent continues to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 9.01(h); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this
     Section 9.01; or

          (i) by the Company at any time prior to the Company Stockholders' Meeting, if, as a result of a Superior Proposal by a third party, the Board of Directors of the Company determines in good faith after consultation with outside counsel that it is highly probable that the Board of Directors would violate its fiduciary duties under applicable law if it failed to accept the Superior Proposal.

     SECTION 9.02. Effect of Termination. Except as provided in Section 9.05, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties hereto set forth in
Section 9.05(b); provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

     SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of the Company, WAG or Parent, as the case may be, no amendment may be made, except such amendments that have received the requisite stockholder approval and such amendments as are permitted to be made without stockholder approval under the Delaware General Corporation Law, as applicable. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 9.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 9.05. Expenses. (a) Except as set forth in this Section 9.05, all Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that Parent and the Company each shall pay one-half of all Expenses incurred solely for printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement and any fees required to be paid under the HSR Act.

     (b) In the event that (i) Parent shall terminate this Agreement pursuant to
Section 9.01(e); (ii) the Company shall terminate this Agreement pursuant to
Section 9.01(i); or (iii) (A) Parent shall terminate this Agreement pursuant to
Section 9.01(f) which termination is permissible solely due to the Company's stockholders having failed to approve and adopt this Agreement and the Merger at the Company Stockholders' Meeting, (B) at the time of such failure to so approve this Agreement, there shall exist or be proposed a Competing Transaction with respect to the Company and (C) within 12 months thereafter, the Company shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction shall be consummated; then, in the case of clause (i), (ii) or (iii) of this Section 9.05(b), promptly (and in any event within two business days following demand therefor) after such termination or, in the case of clause (iii) of this Section 9.05(b), promptly after the execution and delivery of such agreement or such consummation, the Company shall pay to Parent an amount equal to $5,500,000 plus all of Parent's Expenses, as evidenced by reasonable documentation, up to an aggregate of $1,000,000.

     (c) In the event that the Company shall terminate this Agreement pursuant to Section 9.01(d) or Section 9.01(f)(ii), Parent shall pay to the Company within two business days after such termination an amount equal to $5,500,000 in the event of termination pursuant to Section 9.01(d) or $2,000,000 in the event of termination pursuant to Section 9.01(f)(ii), in either case, plus all of the Company's Expenses, as evidenced by reasonable documentation, and in an amount no greater than $1,000,000, by wire transfer of immediately available funds to an account designated by the Company; provided, however, that, in the event both the Company and Parent would otherwise be entitled to payments under this
Section 9.05 in connection with the termination of this Agreement pursuant to both Sections 9.01(f)(i) and (f)(ii), neither party shall be required to make any payment under this Section 9.05.

     (d) In the event that Parent shall terminate this Agreement pursuant to
Section 9.01(f)(i) and Parent is not otherwise entitled to payment pursuant to
Section 9.05(b), the Company shall pay to Parent within two business days after such termination an amount equal to $2,000,000 plus all of Parent's Expenses, as evidenced by reasonable documentation, and in an amount no greater than $1,000,000, by wire transfer of immediately available funds to an account designated by Parent; provided, however, that, in the event both the Company and Parent would otherwise be entitled to payments under this Section 9.05 in connection with the termination of this Agreement pursuant to both Sections 9.01(f)(i) and (f)(ii), neither party shall be required to make any payment under this Section 9.05.

     (e) Any payment required to be made pursuant to Section 9.05(b) shall be made to Parent not later than the date of the entry into an agreement referred to therein and two business days after delivery to the Company of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by Parent in the notice of demand for payment delivered pursuant to this Section 9.05(e). In no event shall the Company be entitled to collect amounts pursuant to this Section 9.05 relating to more than one specified event.

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be. This Section 10.01 shall not limit any covenant or agreement herein which by its terms contemplates performance after the Effective Time. Each party agrees that, except for the representations and warranties contained in this Agreement and the Parent Disclosure Schedule and the Company Disclosure Schedule, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the Merger contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

     SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at their addresses set forth on the signature pages to this Agreement (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02).

     SECTION 10.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

     SECTION 10.04. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent may assign its rights, interests and obligations hereunder to any successor or parent entity of Parent whose shares are registered under
Section 12 of the Exchange Act (or will be so registered at the Effective Time). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 7.04, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

     SECTION 10.05. Incorporation of Exhibits. The Parent Disclosure Schedule, the Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

     SECTION 10.06. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING DELAWARE LAW). WAG, PARENT, MERGER SUB AND THE COMPANY EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY DELAWARE OR FEDERAL COURT SITTING IN THE CITY OF WILMINGTON, DELAWARE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WAG, PARENT, MERGER SUB AND THE COMPANY EACH HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE COURT OR SUCH FEDERAL COURT. WAG, PARENT, MERGER SUB AND THE COMPANY EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

     SECTION 10.07. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

     SECTION 10.08. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. "Herein", "hereby", "hereunder", "hereof", "hereinbefore", "hereinafter" and other equivalent words refer to this Agreement as a whole and not solely to the particular Article or Section in which such word is used. When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. ANY INFORMATION CONTAINED IN ANY SCHEDULE OR EXHIBIT

TO THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN DISCLOSED IN ALL SUCH SCHEDULES AND EXHIBITS. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever any of the words "include", "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation".

     SECTION 10.09. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 10.10. Entire Agreement. This Agreement (including the Exhibits, the Parent Disclosure Schedule and the Company Disclosure Schedule) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

         WORLD ACCESS, INC.

         By: /s/ STEVEN A. ODOM
            ------------------------------------------------------------
             Name:  Steven A. Odom
             Title:  Chairman and Chief Executive Officer

         2240 Resurgens Plaza
         945 E. Paces Ferry Road
         Atlanta, Georgia 30326
         Telephone: (404) 231-2025
         Telecopy: (404) 365-9847
         Attention: Chief Executive Officer

         with a copy to:

         Rogers & Hardin LLP
         2700 International Tower
         229 Peachtree Street
         Atlanta, Georgia 30303
         Telephone: (404) 522-4700
         Telecopy: (404) 525-2224
         Attention: Steven E. Fox

         WAXS INC.

         By: /s/ STEVEN A. ODOM
            ------------------------------------------------------------
             Name: Steven A. Odom
             Title: Chairman and Chief Executive Officer

         c/o WAG
         2240 Resurgens Plaza
         945 E. Paces Ferry Road
         Atlanta, Georgia 30326
         Telephone: (404) 231-2025
         Telecopy: (404) 365-9847
         Attention: Chief Executive Officer

         TAIL ACQUISITION CORP.

         By: /s/ STEVEN A. ODOM
            ------------------------------------------------------------
             Name: Steven A. Odom
             Title: Chairman and Chief Executive Officer

         c/o WAG
         2240 Resurgens Plaza
         945 E. Paces Ferry Road
         Atlanta, Georgia 30326
         Telephone: (404) 231-2025
         Telecopy: (404) 365-9847
         Attention: Chief Executive Officer

         TELCO SYSTEMS, INC.

         By: /s/ WILLIAM B. SMITH
            ------------------------------------------------------------
             Name: William B. Smith
             Title: President and Chief Executive Officer

         63 Nahatan Street
         Norwood, Massachusetts 02062
         Telephone: (781) 551-0300
         Telecopy: (781) 255-2180
         Attention: Chief Executive Officer

         with a copy to:

         Skadden, Arps, Slate, Meagher & Flom LLP
         919 Third Avenue
         New York, New York 10022
         Telephone: (212) 735-3000
         Telecopy: (212) 735-2000
         Attention: Lou R. Kling and Eric J. Friedman

                                                                    EXHIBIT 99.1

                          STOCKHOLDERS PROXY AGREEMENT

     STOCKHOLDERS PROXY AGREEMENT (this "Agreement"), dated as of June 4, 1998, among WAXS INC., a Delaware corporation ("Parent"), and each other person and entity listed on the signature pages hereof (each, a "Stockholder").

                              W I T N E S S E T H:

     WHEREAS, as of the date hereof each Stockholder owns (either beneficially or of record) the number of shares of common stock, par value $0.01 per share ("Company Common Stock"), of Telco Systems, Inc., a Delaware corporation (the "Company"), set forth opposite such Stockholder's name on Exhibit A hereto (all such shares of Company Capital Stock owned by the Stockholders and any shares of Company Capital Stock hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

     WHEREAS, (i) Kopp Investment Advisors, Inc. ("Kopp") has "investment power" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Rule 13d-3")) with respect to 3,614,569 Shares owned by clients who have the right to terminate their advisory agreements with Kopp ("Client Shares"), and
(ii) Kopp has "voting power" (as defined in Rule 13d-3) with respect to 415,600 Client Shares ("Client Voting Shares") (the Client Shares that are not Client Voting Shares are referred to herein as "Client Advisory Shares");

     WHEREAS, Parent and the Company, among others, propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"; capitalized terms herein not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of a subsidiary of Parent with and into the Company (the "Merger"); and

     WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that each Stockholder agree, and, in order to induce Parent to enter into the Merger Agreement, each Stockholder has agreed, to grant Parent proxies to vote such Stockholder's Shares;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                         TRANSFER AND VOTING OF SHARES

     SECTION 1.01. Transfer of Shares. During the term of this Agreement, and except as otherwise provided herein, each Stockholder (other than Kopp with respect to the Client Shares) shall not (a) sell, pledge or otherwise dispose of any of its Shares if such transaction would result in the Stockholder no longer having the power to vote or cause to be voted the Shares, (b) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any of the Company Capital Stock if such transaction would result in the Stockholder no longer having the power to vote or cause to be voted the Shares.

     SECTION 1.02. Voting of Shares; Further Assurances. (a) Each Stockholder, by this Agreement, with respect to those Shares that it owns of record, does hereby constitute and appoint Parent, or any nominee of Parent, with full power of substitution, during and for the term of this Agreement, as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as its proxy, at every annual, special or adjourned meeting of the stockholders of the Company (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement,
(ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause the Shares owned by it beneficially to be voted in accordance with the foregoing. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement. Notwithstanding anything in this Section 1.02(a) to the contrary, the Client Advisory Shares shall not be subject to this Section 1.02(a) and the Client Voting Shares shall cease to be subject to this Section 1.02(a) if and when the owner of such Client Voting Shares terminates its advisory agreement with Kopp.

     (b) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out the provisions of this Agreement.

     (c) Nothing contained in this Agreement shall be deemed to restrict a Stockholder who is also a director of the Company from taking actions in his capacity as a director as may be permitted under the Merger Agreement.

     SECTION 1.03. Term of Agreement. This Agreement shall be effective as of the date hereof and shall expire on the earlier of (a) the Effective Time and
(b) the date of the termination of the Merger Agreement pursuant to its terms.

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                                  STOCKHOLDERS

     Each Stockholder, severally and not jointly, hereby represents and warrants to Parent as follows:

     SECTION 2.01. Due Organization, Etc. Such Stockholder (if it is a corporation, partnership or other legal entity) is duly organized and validly existing under the laws of the jurisdiction of its organization. Such Stockholder has full power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 2.02. No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate the Certificate of Incorporation or ByLaws or similar organizational documents of such Stockholder (in the case of a Stockholder that is a corporation, partnership or other legal entity), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which it or any of its properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such Stockholder or (if such Stockholder is a corporation) any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such

Stockholder or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by such Stockholder of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of its obligations under this Agreement.

     SECTION 2.03. Title to Shares. Other than with respect to Kopp to the extent described in its Schedule 13D dated May 13, 1998 and in Exhibit A hereto, such Stockholder is the record or beneficial owner of its Shares free and clear of any proxy or voting restriction other than pursuant to this Agreement.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to each Stockholder as follows:

     SECTION 3.01. Due Organization, Etc. Parent is a corporation duly organized and validly existing under the laws of the State of Delaware. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and, assuming its due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

     SECTION 3.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or by which Parent or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which it or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Parent of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent of its obligations under this Agreement.

                                   ARTICLE IV

                               GENERAL PROVISIONS

     SECTION 4.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail

(postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

     (a) If to Parent

     WAXS INC.

     945 E. Paces Ferry Road, Suite 2240 Atlanta, Georgia 30326
     Attention: Chief Executive Officer
     Telecopier No.: (404) 365-9847

     with a copy to:

     Rogers & Hardin LLP 2700 International Tower 229 Peachtree Street, N.E. Atlanta, Georgia 30303
     Attention: Steven E. Fox
     Telecopier No.: (404) 525-2224

     (b) If to a Stockholder, to such Stockholder's address set forth on Exhibit A.

     SECTION 4.02. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 4.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 4.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 4.05. Assignment. This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Parent may assign its rights, interests and obligations hereunder to any successor or parent entity of Parent whose shares are registered under Section 12 of the Exchange Act (or will be so registered at the Closing).

     SECTION 4.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 4.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 4.08. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE. PARENT AND EACH OF THE STOCKHOLDERS EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY DELAWARE STATE OR FEDERAL COURT SITTING IN THE CITY OF WILMINGTON, DELAWARE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND PARENT AND EACH OF THE STOCKHOLDERS HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE COURT OR

SUCH FEDERAL COURT. PARENT AND EACH OF THE STOCKHOLDERS EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

     SECTION 4.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                          WAXS INC.

                                          By:      /s/ STEVEN A. ODOM
                                            ------------------------------------
                                            Name: Steven A. Odom
                                            Title: Chairman and Chief Executive
                                              Officer

                                          STOCKHOLDERS:

                                                 /s/ DEAN C. CAMPBELL
                                          --------------------------------------
                                                     Dean C. Campbell

                                                /s/ STEWARD A. FLASCHEN

                                          --------------------------------------
                                                   Steward A. Flaschen

                                          --------------------------------------
                                                    Edward J. Fontenot

                                                  /s/ SHELDON HORING
                                          --------------------------------------
                                                      Sheldon Horing

                                                 /s/ WILLIAM B. SMITH
                                          --------------------------------------
                                                     William B. Smith

                                                 /s/ WILLIAM J. STUART
                                          --------------------------------------
                                                    William J. Stuart

                                                /s/ RICHARD J. NARDONE
                                          --------------------------------------
                                                    Richard J. Nardone

                                                 /s/ PHILIP D. WILSON
                                          --------------------------------------
                                                     Philip D. Wilson

                                                  /s/ DAVID A. LEBEAU

                                          --------------------------------------
                                                     David A. Lebeau

                                                   /s/ LEROY C. KOPP
                                          --------------------------------------
                                                      LeRoy C. Kopp

                                                   /s/ LEROY C. KOPP
                                          --------------------------------------
                                          LeRoy C. Kopp Individual Retirement
                                          Account

                                          Kopp Investment Advisors, Inc. Profit
                                          Sharing Trust

                                          By:      /s/ LEROY C. KOPP
                                          --------------------------------------
                                                 LeRoy C. Kopp as Trustee

                                          Kopp Family Foundation

                                          By:      /s/ LEROY C. KOPP
                                          --------------------------------------
                                                 LeRoy C. Kopp, Director

                                          Kopp Investment Advisors, Inc., for
                                          itself and as attorney-in-fact for
                                          certain of its clients

                                          By:      /s/ LEROY C. KOPP
                                          --------------------------------------
                                                 LeRoy C. Kopp, President

                                                                       EXHIBIT A

                              LIST OF STOCKHOLDERS

                                                                  NUMBER OF SHARES OF
                                                                  COMPANY COMMON STOCK
             NAME AND ADDRESS OF STOCKHOLDER                OWNED BENEFICIALLY AND OF RECORD
             -------------------------------                --------------------------------
LeRoy C. Kopp.............................................               100,000
c/o Kopp Investment Advisors, Inc.
7701 France Avenue South
Suite 500
Edina, MN 55435
LeRoy C. Kopp IRA.........................................               130,000
c/o Kopp Investment Advisors, Inc.
7701 France Avenue South
Suite 500
Edina, MN 55435
Kopp Investment Advisors, Inc.............................                 7,000
Profit Sharing Trust
c/o Kopp Investment Advisors, Inc.
7701 France Avenue South
Suite 500
Edina, MN 55435
Kopp Family Foundation....................................                30,000
c/o Kopp Investment Advisors, Inc.
7701 France Avenue South
Suite 500
Edina, MN 55435
Kopp Investment Advisors, Inc.............................               200,000
7701 France Avenue South
Suite 500
Edina, MN 55435
Kopp Investment Advisors, Inc.............................             3,614,569
as attorney-in-fact*
c/o Kopp Investment Advisors, Inc.
7701 France Avenue South
Suite 500
Edina, MN 55435
Dean C. Campbell..........................................                     0
Telco Systems, Inc.
63 Nahatan Street
Norwood, MA 02062
(781) 551-0300
Dr. Steward A. Flaschen...................................                51,458**
Telco Systems, Inc.
63 Nahatan Street
Norwood, MA 02062
(781) 551-0300

                                                                  NUMBER OF SHARES OF
                                                                  COMPANY COMMON STOCK
             NAME AND ADDRESS OF STOCKHOLDER                OWNED BENEFICIALLY AND OF RECORD
             -------------------------------                --------------------------------
Edward J. Fontenot........................................                     0
Telco Systems, Inc.
63 Nahatan Street
Norwood, MA 02062
(781) 551-0300
Dr. Sheldon Horing........................................                     0
Telco Systems, Inc.
63 Nahatan Street
Norwood, MA 02062
(781) 551-0300
Dr. William B. Smith, President & CEO.....................                10,422
Telco Systems, Inc.
63 Nahatan Street
Norwood, MA 02062
(781) 551-0300
William J. Stuart, VP & CFO...............................                   400
Telco Systems, Inc.
63 Nahatan Street
Norwood, MA 02062
(781) 551-0300
Richard J. Nardone........................................                 1,838
Telco Systems, Inc.
63 Nahatan Street
Norwood, MA 02062
(781) 551-0300
Philip D. Wilson..........................................                     0
Telco Systems, Inc.
63 Nahatan Street
Norwood, MA 02062
(781) 551-0300
David A. LeBeau...........................................                 1,022
Telco Systems, Inc.
63 Nahatan Street
Norwood, MA 02062
(781) 551-0300

---------------
* Kopp disclaims beneficial ownership of all Client Shares as they are managed on behalf of clients under agreements terminable at will. Except for this Agreement, Kopp has no agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares in the Company.

** Includes 29,958 shares held indirectly by Dr. Flaschen in the Steward S.
   Flaschen Revocable Investment Trust, 16,042 shares held indirectly by Dr. Flaschen in the Joyce D. Flaschen Revocable Investment Trust and 5,458 shares held indirectly by Dr. Flaschen in the Steward S. Flaschen Defined Benefit Pension Plan.

                                                                    EXHIBIT 99.2

[LOGO] WORLD ACCESS, INC.                                           NEWS RELEASE

          SUMMARY: WORLD ACCESS, INC. AND TELCO SYSTEMS, INC. TO MERGE

                             FOR IMMEDIATE RELEASE

     ATLANTA, GEORGIA -- June 4, 1998 -- WORLD ACCESS, INC. (Nasdaq: WAXS) and Telco Systems, Inc. (Nasdaq: TELC) announced today that they have entered into a definitive agreement to merge the two companies. The closing of the merger is subject to the satisfaction of customary conditions, including the receipt of stockholder and regulatory approvals. The transaction is expected to be accounted for as a purchase and to qualify as a tax-free reorganization. The combined company will retain the World Access name.

     Telco Systems, based in Norwood, Massachusetts, has supplied products and related services to the telecommunications industry since 1972. The company is well known for its asynchronous fiber optic systems and intelligent channel banks, with an installed base of over $1 billion. Today, the company concentrates on the integrated access, high capacity multiplexer and Frame Relay/ATM access markets. Telco Systems has established supply contracts with leading telecommunications service providers, including NYNEX/Bell Atlantic, GTE, British Telecom and Concert Communications, and has recently introduced several new products, including its Access45(TM) and EdgeLink100(TM). During its latest fiscal year, Telco Systems generated approximately $120 million in revenues.

     The merger agreement provides that each of the approximately 11 million shares of Telco Systems common stock will be converted into shares of World Access common stock having a value of $17.00 per share, based on the average daily closing price of World Access common stock as reported on the Nasdaq National Market System for a predefined period prior to the effective time of the merger (the "Closing Price"). If the Closing Price is more than $36.00, then each share of Telco Systems common stock will be converted into 0.4722 shares of World Access common stock. If the Closing Price is less than $29.00, then each share of Telco Systems common stock will be converted into 0.5862 shares of World Access common stock.

     The merger agreement has been unanimously approved by the Boards of Directors of both companies. The Robinson-Humphrey Company, LLC is acting as financial advisor to World Access on this transaction and Broadview Associates LLC is representing Telco Systems.

     The companies will be sponsoring a teleconference to review the planned merger on Friday, June 5, 1998, at 8:30 a.m., EDT. To participate in this teleconference, interested parties should call 212-346-6404. A taped replay will be available on Friday from 12:00 p.m. to 8:00 p.m. and on Monday from 8:00 a.m. to 5:00 p.m. To listen to the taped replay, call 1-800-633-8284 and enter reservation #4374730 (international callers must dial 303-248-1201 and then the reservation number).

     Steven A. Odom, Chairman and Chief Executive Officer of World Access, said, "The combination of World Access and Telco Systems will strengthen our competitive positioning in the global telecommunications market. The proprietary technology, advanced product offerings and strong customer relationships contributed by Telco Systems will significantly enhance our ability to support and service our collective customers as they build new and/or upgrade existing telecommunications networks. The merger is expected to be consummated in the third quarter and positively impact World Access earnings per share for calendar year 1999."

     Hensley E. West, President and Chief Operating Officer of World Access, added, "We are pleased that Telco's team of experienced industry professionals will continue to manage Telco Systems as a key division of World Access. Telco Systems will become the cornerstone of our transport and access product areas, encompassing several other existing World Access divisions. The integration of these divisions will provide a technology and product focus geared towards meeting the increasing demands for value-added network access systems. As a result of the merger, we will provide our customers greater network solutions capabilities, in addition to the network access services that will be available as a result of the pending Resurgens acquisition."

     Dr. William B. Smith, President and Chief Executive Officer of Telco Systems, said, "The strong management team we've assembled at Telco Systems over the past few years is excited to join forces with World Access. We have concentrated on developing competitive high-speed multiplexer and integrated access systems employed at the edge of the network and have recently released several new products that are receiving excellent market acceptance. We look forward to combining talents with World Access to offer our broad customer base a more complete network solution."

     While much of Telco Systems' revenue is generated through the sale of equipment directly to approximately two dozen large service providers around the world, the company brings to World Access a solid set of distribution partners, including Walker and Associates, Sprint North Supply, GTE Supply, Alltel Supply and TelSource. In addition, Telco Systems has relationships with over 40 distributors in international markets. The combined portfolio of World Access and Telco Systems will give all of the combined company's sales channels a more complete line of product solutions.

     Each company brings to this alliance distinct competencies that will offer immediate operational efficiencies, especially in the areas of manufacturing and customer service. For example, World Access' manufacturing infrastructure includes "rack 'n stack" configuration capabilities that will be available for Telco Systems' products and customers. With this capability, many different product configurations can be pre-assembled and tested for immediate shipment, offering a competitive advantage in the sales process. Both companies are ISO certified, and have well established and documented operating procedures to assure high quality products and services are provided to their customers.

     World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. The Company's products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. World Access offers digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS, INCLUDING THE LEVEL OF EARNINGS OF BOTH WORLD ACCESS AND TELCO SYSTEMS, AND THE SUCCESS OF THE PROPOSED MERGER MAY DIFFER FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, RISKS ASSOCIATED WITH ACQUISITIONS, SUCH AS DIFFICULTIES IN THE ASSIMILATION OF OPERATIONS, TECHNOLOGIES AND PRODUCTS OF THE ACQUIRED COMPANIES, RISKS OF ENTERING NEW MARKETS, COMPETITIVE RESPONSE, AND A DOWNTURN IN THE TELECOMMUNICATIONS INDUSTRY. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS ASSOCIATED WITH WORLD ACCESS AND TELCO SYSTEMS, PLEASE REFER TO THE SEC FILINGS OF THE RESPECTIVE COMPANIES.

 CONTACT: World Access, Inc. Steven A. Odom, Hensley E. West or Mark A. Gergel
                                 (404-231-2025)

     Telco Systems, Inc. William B. Smith, William J. Stuart or Betty Rock
                                 (781-551-0300)

                                    #  #  #

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:     /s/ MARTIN D. KIDDER
                                            ------------------------------------
                                                      Martin D. Kidder
                                             Its Vice president and Controller
                                                           Officer

Dated as of May 18, 1998

                                   APPENDIX L

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM 10-Q

   (MARK ONE)
      [X]         QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE THREE MONTHS ENDED JUNE 30, 1998.
                                               OR
      [  ]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
                  FOR THE TRANSITION PERIOD FROM ____________ TO ____________.

                         COMMISSION FILE NUMBER 0-19998

                               WORLD ACCESS, INC.
             (Exact name of Registrant as specified in its Charter)

                      DELAWARE                                         65-0044209
              (State of Incorporation)                    (I.R.S. Employer Identification No.)

        945 E. PACES FERRY ROAD, SUITE 2240,                              30326
                  ATLANTA, GEORGIA                                     (Zip Code)
      (Address of principal executive offices)

                                 (404) 231-2025
                        (Registrant's telephone number)

          Securities registered pursuant to Section 12(b) of the Act:

                                      NONE

          Securities registered pursuant to Section 12(g) of the Act:

                     COMMON STOCK, PAR VALUE $.01 PER SHARE

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     The number of shares outstanding of the Registrant's common stock, par value $.01 per share, at August 18, 1998 was 22,511,422.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART 1

                             FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                JUNE 30,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current Assets
  Cash and equivalents......................................  $ 57,653,355   $118,065,045
  Marketable securities.....................................     3,500,000             --
  Accounts receivable.......................................    41,819,028     20,263,971
  Inventories...............................................    34,472,593     22,426,918
  Other current assets......................................    15,428,681     10,923,723
                                                              ------------   ------------
          Total Current Assets..............................   152,873,657    171,679,657
Property and equipment......................................    17,202,608      5,704,585
Goodwill....................................................    74,378,279     31,660,201
Other assets................................................    24,063,136     16,238,298
                                                              ------------   ------------
          Total Assets......................................  $268,517,680   $225,282,741
                                                              ============   ============

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt...........................................  $  4,408,477   $     81,739
  Accounts payable..........................................    23,086,925      9,339,588
  Other accrued liabilities.................................    12,913,105      8,508,698
                                                              ------------   ------------
          Total Current Liabilities.........................    40,408,507     17,930,025
Long-term debt..............................................   115,528,565    115,263,984
Noncurrent liabilities......................................     1,564,078        333,802
Minority interests..........................................    12,442,337             --
                                                              ------------   ------------
          Total Liabilities.................................   169,943,487    133,527,811
                                                              ------------   ------------
Stockholders' Equity
  Common stock..............................................       218,871        193,062
  Capital in excess of par value............................   133,286,631     84,162,478
  Retained earnings (deficit)...............................   (34,931,309)     7,399,390
                                                              ------------   ------------
          Total Stockholders' Equity........................    98,574,193     91,754,930
                                                              ------------   ------------
          Total Liabilities and Stockholders' Equity........  $268,517,680   $225,282,741
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                             THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                             ---------------------------   --------------------------
                                                 1998           1997           1998          1997
                                             ------------   ------------   ------------   -----------
Sales of products..........................  $41,600,854    $19,444,256    $ 69,829,810   $34,914,306
Service revenues...........................    5,906,224      4,571,822      13,408,313     9,353,196
                                             -----------    -----------    ------------   -----------
       Total sales.........................   47,507,078     24,016,078      83,238,123    44,267,502
Cost of products sold......................   22,239,271     11,525,183      39,011,720    21,494,810
Cost of services...........................    4,761,514      4,005,782      12,189,198     8,089,263
                                             -----------    -----------    ------------   -----------
       Total cost of sales.................   27,000,785     15,530,965      51,200,918    29,584,073
                                             -----------    -----------    ------------   -----------
       Gross profit........................   20,506,293      8,485,113      32,037,205    14,683,429
Engineering and development................    1,793,743        428,595       2,581,927       745,005
Selling, general and administrative........    4,680,414      2,434,951       7,936,268     4,352,514
Amortization of goodwill...................    1,018,374        380,404       1,882,371       664,535
In-process research and development........           --             --      50,000,000            --
Special charges............................           --             --       3,240,000            --
                                             -----------    -----------    ------------   -----------
       Operating income (loss).............   13,013,762      5,241,163     (33,603,361)    8,921,375
Interest and other income..................      701,454        225,091       1,970,738       592,277
Interest expense...........................   (1,515,576)       (24,044)     (3,030,489)      (52,974)
                                             -----------    -----------    ------------   -----------
       Income (loss) before income taxes
          and minority interests...........   12,199,640      5,442,210     (34,663,112)    9,460,678
Income taxes...............................    4,880,249      2,014,000       6,135,249     3,420,000
                                             -----------    -----------    ------------   -----------
       Income (loss) before minority
          interests........................    7,319,391      3,428,210     (40,798,361)    6,040,678
Minority interests in earnings of
  subsidiary...............................      848,687             --       1,532,338            --
                                             -----------    -----------    ------------   -----------
       Net income (loss)...................  $ 6,470,704    $ 3,428,210    $(42,330,699)  $ 6,040,678
                                             ===========    ===========    ============   ===========
Net income (loss) per common share:
  Basic....................................  $       .31    $       .21    $      (2.13)  $       .37
                                             ===========    ===========    ============   ===========
  Diluted..................................  $       .30    $       .19    $      (2.13)  $       .34
                                             ===========    ===========    ============   ===========
Weighted average shares outstanding:
  Basic....................................   20,576,451     16,556,478      19,894,508    16,478,013
                                             ===========    ===========    ============   ===========
  Diluted..................................   21,821,649     18,515,809      19,894,508    17,918,264
                                             ===========    ===========    ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                                          CAPITAL IN      RETAINED
                                               COMMON     EXCESS OF       EARNINGS
                                               STOCK      PAR VALUE      (DEFICIT)        TOTAL
                                              --------   ------------   ------------   -----------
Balance at January 1, 1998..................  $193,062   $ 84,162,478   $  7,399,390   $91,754,930
Net loss....................................                             (42,330,699)  (42,330,699)
Issuance of 1,429,907 shares for NACT
  acquisition...............................    14,299     26,867,953                   26,882,252
Issuance of stock options for NACT
  acquisition...............................                8,359,737                    8,359,737
Issuance of 633,982 shares for ATI
  acquisition...............................     6,340      6,508,200                    6,514,540
Issuance of 513,728 shares for stock
  options and warrants......................     5,138      3,074,391                    3,079,529
Tax benefit from exercises of stock
  options and warrants......................                4,222,100                    4,222,100
Issuance of 3,222 shares for matching
  contribution to 401K plan.................        32         91,772                       91,804
                                              --------   ------------   ------------   -----------
Balance at June 30, 1998....................  $218,871   $133,286,631   $(34,931,309)  $98,574,193
                                              ========   ============   ============   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                  1998          1997
                                                              ------------   -----------
Cash flows from operating activities:
Net income (loss)...........................................  $(42,330,699)  $ 6,040,678
Adjustments to reconcile net income (loss) to net cash from
  (used by) operating activities:
  Depreciation and amortization.............................     3,193,828     1,105,303
  Income tax benefit from stock warrants and options........     4,222,100     1,200,000
  Special charges...........................................    55,034,046            --
  Minority interests in earnings of subsidiary..............     1,532,338            --
  Provision for inventory reserves..........................       143,500       243,001
  Provision for bad debts...................................       316,360        68,755
  Stock contributed to employee benefit plan................        91,804        43,187
  Changes in operating assets and liabilities, net of
     effects from businesses acquired:
     Accounts receivable....................................   (13,087,624)   (5,474,956)
     Inventories............................................    (9,294,251)   (6,170,980)
     Accounts payable.......................................     9,100,656     1,859,535
     Other assets and liabilities...........................    (5,970,061)     (357,746)
                                                              ------------   -----------
          Net cash from (used by) operating activities......     2,951,997    (1,443,223)
                                                              ------------   -----------
Cash flows from investing activities:
Acquisitions of businesses..................................   (62,084,127)   (4,099,852)
Software development costs..................................    (1,830,950)           --
Loan repayments by affiliate................................            --       582,500
Expenditures for property and equipment.....................    (5,858,706)   (1,115,745)
                                                              ------------   -----------
          Net cash used by investing activities.............   (69,773,783)   (4,633,097)
                                                              ------------   -----------
Cash flows from financing activities:
Short-term debt borrowings..................................     4,297,109     3,509,087
Proceeds from exercise of stock warrants and options........     3,079,529     1,390,730
Long-term debt repayments...................................      (966,542)           --
Issuance of long-term debt for capital lease................            --       291,500
                                                              ------------   -----------
          Net cash from financing activities................     6,410,096     5,191,317
                                                              ------------   -----------
Decrease in cash and equivalents............................   (60,411,690)     (885,003)
Cash and equivalents at beginning of period.................   118,065,045    22,480,082
                                                              ------------   -----------
          Cash and equivalents at end of period.............  $ 57,653,355   $21,595,079
                                                              ============   ===========
Supplemental schedule of noncash financing and investing
  activities:
Issuance of common stock for businesses acquired............  $ 33,396,792   $ 8,676,650
Issuance of stock options for businesses acquired...........     8,359,737
Conversion of note receivable to investment in ATI..........     4,484,534

  The accompanying notes are an integral part of these consolidated financial statements.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998

NOTE 1.  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements include the accounts of the Company and its subsidiary companies, all of which are wholly-owned except NACT Telecommunications, Inc. ("NACT") of which the Company owns 67.3%. Minority interests represent the minority stockholders proportionate share of NACT's equity. These financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of the interim periods covered have been included. For further information, refer to the audited consolidated financial statements and footnotes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

     The results of operations for the three and six months ended June 30, 1998 are not necessarily indicative of the results expected for the full year. Certain reclassifications have been made to the prior period's financial information to conform with the presentations used in 1998.

NOTE 2.  ACQUISITIONS

ATI ACQUISITION

     On December 24, 1997, the Company entered into an agreement to acquire Advanced TechCom, Inc. ("ATI"), a Wilmington, Massachusetts based designer and manufacturer of digital microwave and millimeterwave radio systems for voice, data and/or video applications. On January 29, 1998, the transaction was completed in its final form whereby ATI was merged with and into Cellular Infrastructure Supply, Inc. ("CIS"), a wholly-owned subsidiary of the Company (the "ATI Merger").

     In connection with the ATI Merger, the stockholders of ATI received approximately $300,000 in cash and 424,932 restricted shares of the Company's common stock valued at approximately $6.5 million. The Company's policy is to value restricted stock issued in acquisitions at the average market price of its common stock for the three trading days prior and the three trading days subsequent to the date economic terms of the acquisition are announced less a discount to reflect the lack of marketability caused by trading restrictions, size of the share issuances and other relevant factors. A discount factor of 30% was used to value the 424,932 restricted shares, which was based on previous sales of restricted Company common stock and independent studies regarding discount attributable to lack of marketability. Management believes the discount rate used to value these restricted shares was appropriate and reasonable.

     In addition to the shares noted above, the stockholders of ATI were issued 209,050 restricted shares of the Company's common stock. These shares were immediately placed into escrow and will be released to the stockholders of ATI contingent upon the realization of predefined levels of pre-tax income from ATI's operations during calendar years 1998 and 1999. Upon issuance, the 209,050 escrowed shares were valued by the Company at par value only, or $2,091. As it becomes probable that the conditions for release from escrow will be met, the fair market value of the shares as measured at that time will be recorded as additional goodwill and stockholders' equity, respectively.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     The acquisition of ATI has been accounted for using the purchase method of accounting. Accordingly, the results of ATI's operations have been included in the accompanying consolidated financial statements from February 1, 1998. The purchase price was allocated to net assets acquired and to approximately $5.4 million of purchased in-process research and development ("R&D"). The excess of purchase price over the fair value of net assets acquired and purchased in-process R&D, currently estimated at approximately $2.7 million, has been recorded as goodwill and is being amortized over a 15 year period.

     Purchased in-process R&D, which consisted of the value of ATI products in the development stage that were not considered to have reached technological feasibility as of the date of the ATI Merger, was expensed in the first quarter of 1998 in accordance with applicable accounting rules. See Management's Discussion and Analysis.

NACT ACQUISITION

     In the fourth quarter of 1997, the Company began a three phase acquisition of NACT, a Provo, Utah based single-source provider of advanced telecommunications switching platforms with integrated telephony software applications and network telemanagement capabilities. During November and December 1997, the Company purchased 355,000 shares of NACT common stock in the open market for approximately $5.0 million.

     On December 31, 1997, the Company entered into a stock purchase agreement with GST Telecommunications, Inc. ("GST") and GST USA, Inc. ("GST USA") to acquire 5,113,712 shares of NACT common stock owned by GST USA, representing approximately 63% of the outstanding shares of NACT (the "NACT Acquisition"). On February 27, 1998, the NACT Acquisition was completed with GST USA receiving $59.7 million in cash and 1,429,907 restricted shares of the Company's common stock valued at approximately $26.9 million. These shares were valued at $18.80 per share, a 20% discount to the closing market price of Company common stock on February 26, 1998. Management believes this valuation was appropriate and reasonable based on the fact GST USA sold all 1,429,907 restricted shares at $18.80 per share to an independent third party in a private transaction completed on February 27, 1998.

     In addition, the Company issued 740,543 non-qualified options to purchase Company common stock at $11.15 per share and 106,586 non-qualified options to purchase Company common stock at $16.25 per share in exchange for substantially all the options held by NACT employees, which became immediately vested in connection with the NACT Acquisition. These options had an initial fair value of approximately $8.4 million.

     On February 24, 1998, the Company entered into a merger agreement with NACT pursuant to which the Company agreed to acquire all of the shares of NACT common stock not already owned by the Company or GST USA. Pursuant to the terms of the merger agreement, each share of NACT common stock will be converted into shares of Company common stock having a value of $17.50 per share based on the average of the daily closing price of Company common stock on the Nasdaq National Market for a pre-defined period prior to the closing (the "Closing Price"), provided that if the Closing Price is more than $25.52, then each share of NACT common stock will be converted into 0.6857 shares of Company common stock. If the Closing Price is less than $20.88, then the Company may elect to terminate the agreement. The merger is subject to, among other things, the approval of the NACT stockholders and the satisfaction of certain other customary conditions. This merger is expected to be consummated in September 1998.

     The acquisition of the 67.3% majority interest in NACT has been accounted for using the purchase method of accounting. Accordingly, the results of NACT's operations have been included in the accompanying consolidated financial statements from March 1, 1998. The purchase price of the majority interest in NACT was allocated to 67.3% of the net assets acquired and purchased in-process R&D. The excess of purchase price over 67.3% of the fair value of net assets acquired and purchased in-process R&D, currently

                      WORLD ACCESS, INC. AND SUBSIDIARIES
estimated at approximately $42.8 million, has been recorded as goodwill and is being amortized over a 20 year period.

     During the first quarter of 1998, $44.6 million of purchased in-process R&D, which consists of 67.3% of the value of NACT products in the development stage that are not considered to have reached technological feasibility as of the date of the NACT Acquisition, was expensed in accordance with applicable accounting rules. See Management's Discussion and Analysis.

PRO FORMA RESULTS OF OPERATIONS

     On a pro forma, unaudited basis, as if the acquisitions of ATI and NACT had occurred as of January 1, 1997, total sales, operating income, net income and diluted net income per common share for the six months ended June 30, 1998 and 1997 would have been approximately $86.4 million and $66.9 million; $14.1 million and $7.6 million; $6.4 million and $4.1 million; and $0.30 and $0.21, respectively. The pro forma results of operations for the six months ended June 30, 1998 would not have been materially different had the acquisitions of AIT and NACT occurred on January 1, 1998.

     These unaudited pro forma results have been prepared for comparative purposes only and are not necessarily indicative of the results of operations which would actually have occurred had the acquisitions been in effect on the date indicated. The portion of the ATI and NACT purchase prices allocated to purchased in-process R&D expensed in accordance with applicable accounting rules will not recur, therefore the pro forma results have been prepared excluding these charges.

NOTE 3.  INVENTORIES

     Inventories consisted of the following:

                                                              JUNE 30,     DECEMBER 31,
                                                                1998           1997
                                                             -----------   ------------
Switching systems, frames and related circuit boards.......  $20,960,342   $13,445,770
Transport and access products..............................    1,343,217       779,674
Electronic components......................................    6,364,945     4,879,213
Pay telephone parts........................................    1,666,120     1,332,835
Work in progress...........................................    3,747,254     1,744,368
Other finished goods.......................................      390,715       245,058
                                                             -----------   -----------
                                                             $34,472,593   $22,426,918
                                                             ===========   ===========

                      WORLD ACCESS, INC. AND SUBSIDIARIES

NOTE 4.  GOODWILL

     Goodwill from acquisitions, representing the excess of purchase price paid over the value of net assets acquired and purchased in-process R&D, was as follows:

                                                              JUNE 30,     DECEMBER 31,
                                                                1998           1997
                                                             -----------   ------------
NACT.......................................................  $42,752,140   $        --
CIS........................................................   12,485,239    12,485,239
AIT........................................................   10,657,917    11,557,917
Galaxy.....................................................    5,089,265     5,089,265
ATI........................................................    2,748,309            --
Other......................................................    5,034,062     5,034,062
                                                             -----------   -----------
                                                              78,766,932    34,166,483
Accumulated amortization...................................   (4,388,653)   (2,506,282)
                                                             -----------   -----------
                                                             $74,378,279   $31,660,201
                                                             ===========   ===========

     Goodwill is being amortized on a straight-line basis over a 15 to 20 year period. In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", the Company regularly reviews the projected future cash flows from operations of each of the acquired businesses to assess the recoverability of goodwill. In the event that the Company deems permanent impairment of goodwill has resulted, charges are recorded against current operations for the impairment. No significant impairment charges have been recorded to date. See Management's Discussion and Analysis.

NOTE 5.  DEBT

     The Company has a $10.0 million revolving line of credit with a large European bank. As of June 30, 1998, the Company had borrowings of $4.3 million outstanding under this facility. These borrowing were repaid to the bank in July 1998.

     The bank agreement, which expires in March 2001, contains standard lending covenants including financial ratios, restrictions on dividends and limitations on additional debt and the disposition of Company assets. Interest is paid at the rate of prime plus 1 and 1/4% or Libor plus 2 and 1/2%, at the option of the Company.

NOTE 6.  SPECIAL CHARGES

     Special charges in the first quarter of 1998 included $6.6 million for costs related to the consolidation of several operations and the Company's exit from the contract manufacturing business. The Company's AIT and circuit board repair operations have been consolidated into a new facility in Orlando, Florida; the Company's manufacturing operations have moved from Orlando to a new facility in Alpharetta, Georgia; and the Company's Scottsdale, Arizona operations have been integrated into ATI's facility in Wilmington, Massachusetts.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

     The special charges included $3,360,000 to cost of sales for obsolete contract manufacturing inventories and inventories deemed obsolete or redundant as a result of the consolidation activities. The additional charges consisted of:

Severance and termination benefits..........................  $  550,000
Idle facility costs.........................................   1,340,000
Idle equipment costs........................................   1,350,000
                                                              ----------
                                                              $3,240,000
                                                              ==========

     The consolidated program began in the first quarter of 1998 and was completed as of June 30, 1998. No costs were included in the special charges that are expected to derive future economic benefit to the Company. As of June 30, 1998, approximately $600,000 of accrued special charges is included in Other current liabilities on the Company's balance sheet, which consisted primarily of facility lease termination losses expected to be incurred. See Management's Discussion and Analysis.

NOTE 7.  EARNINGS PER SHARE

     Effective in 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings per Share". The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share is based on the weighted average number of common shares outstanding plus, when their effect is dilutive, potential common stock consisting of shares subject to stock options, stock warrants and convertible notes. Potential common stock shares of 1,245,198 were included in computing diluted earnings per share for the three month period ended June 30, 1998, and potential common stock shares of 1,959,331 and 1,440,251 were included in computing diluted earnings per share for the three and six month periods ended June 30, 1997, respectively. A total of 1,203,786 shares of common stock held in escrow from certain acquisitions and a license agreement were excluded from the earnings per share calculations for the three months ended June 30, 1998 because the conditions for release of shares from escrow had not been satisfied.

     Common stock issued and outstanding at June 30, 1998 and 1997 was 21,887,074 and 18,159,797 shares, respectively.

NOTE 8.  LEGAL PROCEEDINGS

     On August 24, 1996, Aerotel, Ltd. and Aerotel U.S.A. Inc. (collectively, "Aerotel") commenced an action against NACT and a customer of NACT in the United States District Court, Southern District of New York, alleging that telephone systems manufactured and sold by NACT incorporating prepaid debit card features infringe upon Aerotel's patent which was issued in November 1987 (the "Aerotel Patent"). Aerotel sought injunctive relief, damages in an unspecified amount and damages of up to three times damages found for willful infringement of the Aerotel Patent. NACT filed an answer and Counterclaim in which it denied infringement of the Aerotel Patent and sought judgement that the Aerotel patent is invalid and unenforceable and that Aerotel has misused its patent in violation of antitrust laws. NACT has denied that it has committed defamation, unfair competition and tortuous interference with prospective business relations. In August 1997, Aerotel amended its complaint to include as defendants GST, GST USA, and two former executive officers of NACT. The amended pleadings seek in excess of $18.7 million in damages and allege that GST and GST USA have infringed the Aerotel patent, aided and abetted infringement by others, including NACT, and participated in, and aided and abetted alleged tortuous conduct by NACT. GST, GST USA and the two former executive officers of NACT have served answers denying all material allegations.

     Under the terms of the Company's stock purchase agreement with GST, the Company and GST have agreed to share evenly the costs of any judgement against NACT as a result of the Aerotel litigation, including

                      WORLD ACCESS, INC. AND SUBSIDIARIES

NACT's legal fees. Subsequent to the NACT Acquisition, the Company has been actively engaged in settlement negotiations. On July 9, 1998, the Company, GST and Aerotel entered into a Memorandum of Understanding to settle the Aerotel litigation. As of the date of this Report, the parties are negotiating the terms and conditions of a final settlement agreement.

     The Company currently estimates that its portion of the total settlement costs, including legal fees, will be approximately $3.3 million. Any payment made to Aerotel is expected to be paid through the issuance of Company common stock. The settlement costs expected to be incurred by the Company as a result of the Aerotel litigation have been accounted for as additional NACT purchase price as of June 30, 1998.

     Management expects a final Aerotel settlement agreement to be executed in the near future. If a settlement does not occur, management believes that NACT has valid defenses to the Aerotel claim. An unfavorable decision in this action, however, could have a material adverse effect on the Company's financial position.

NOTE 9.  PENDING ACQUISITIONS

RESURGENS ACQUISITION

     On February 12, 1998, the Company executed a letter of intent to acquire Cherry Communications Incorporated, d/b/a Resurgens Communications Group ("RCG"), and Cherry Communications U.K. Limited ("Cherry U.K.", and together with RCG, "Resurgens"). On May 12, 1998, the Company signed definitive agreements to acquire Resurgens. The agreement to acquire RCG is subject to the approval of the Bankruptcy Court. The transactions, which will be accounted for under the purchase method of accounting, are currently expected to close in September or October 1998.

     Pursuant to the terms of the agreements, the creditors of RCG and the shareholders of Cherry U.K. will receive approximately 3.7 million restricted shares of Company common stock in the aggregate, with an estimated fair value of approximately $90 million. In addition, the RCG creditors and Cherry U.K. shareholders have the right to receive additional consideration of up to 7.5 million restricted shares of Company common stock over the next two and one-half years, contingent upon the achievement of certain EBITDA levels by Resurgens during this timeframe. The transaction is subject to, among other things, Resurgens exceeding pre-defined levels of monthly revenues and gross margin, the receipt of the requisite corporate and regulatory approvals, the confirmation of RCG's Plan of Reorganization and the approval of Company stockholders.

     RCG, currently operating under the protection of Chapter 11 of the United States Bankruptcy Code, and Cherry U.K. are facilities-based providers of international network access, commonly referred to in the industry as carriers' carrier. In October 1997, John D. ("Jack") Phillips, a director of the Company, entered into a series of agreements whereby, among other things, he became the new Chairman and Chief Executive Officer of Resurgens. RCG filed for bankruptcy protection shortly thereafter. WorldCom, Inc. ("WorldCom"), a major customer and vendor of Resurgens, has subsequently provided Resurgens approximately $26 million of direct financial support through a debtor in possession facility and additional financial support, primarily through trade credits.

     In April 1998, the Company purchased approximately $3.6 million of switching equipment which has been consigned to Resurgens. Upon its acquisition of Resurgens, the Company will account for this equipment as part of its investment in Resurgens. If the acquisition is not consummated, the Company expects to negotiate an arms-length sale of the equipment to Resurgens or another customer. This equipment is included in Other assets on the Company's June 30, 1998 balance sheet.

                      WORLD ACCESS, INC. AND SUBSIDIARIES

TELCO ACQUISITION

     On June 4, 1998, the Company entered into a definitive Agreement to merge with Telco Systems, Inc. ("Telco") (the "Merger").

     As a result of the Merger, each outstanding share of Telco common stock shall be converted into the right to receive that number of shares of Company common stock equal to the quotient of $17.00 divided by the average daily closing price of Company common stock as reported on Nasdaq on each of the twenty consecutive trading days ending on the second business day prior to the date of the Merger (the "Average Closing Price"), provided that if the Average Closing Price is more than $36.00 per share, then each share of Telco common stock will be converted into .4722 shares of Company common stock and if the Average Closing Price is less than $29.00 per share, then each share of Telco common stock will be converted into .5862 shares of Company common stock. Based on the Company's current stock price as of the date of this Report, the shares issued in connection with the Merger will be valued at approximately $200 million.

     The Merger is intended to constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and will be accounted for as a purchase. The purchase price will be allocated to the net assets acquired and to approximately $65 million of purchased in-process R&D. Purchased in-process R&D, which consists of the value of Telco's products in the development stage that are not considered to have reached technological feasibility, will be expensed upon completion of the Merger.

     The consummation of the Merger is subject to (i) clearance under the Hart-Scott-Rodino Improvements Act of 1976, as amended, (ii) the approval by the respective stockholders of the Company and Telco, (iii) the approval by the stockholders of the Company of an increase in the authorized shares of common stock of such corporation, and (iv) the satisfaction or waiver of customary conditions. The Merger is expected to be consummated in September or October 1998.

NOTE 10.  COMPREHENSIVE INCOME

     The Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income", effective January 1, 1998. For the six months ended June 30, 1998 and 1997, respectively, comprehensive and net income were the same for the Company.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Under the Private Securities Litigation Reform Act of 1995, companies are provided a "safe harbor" for making forward-looking statements about the potential risks and rewards of their strategies. The Company believes that it is in the best interest of its stockholders to use these provisions in discussing future events in this Form 10-Q and other communications. These forward-looking statements include the Company's plans for growth, the potential for development, acceptance of the Company's products and other factors that could affect the Company's future operations or financial position.

     The Company's ability to achieve its goals depends on many known and unknown risks and uncertainties, as well as changes in general economic and business conditions. These factors could cause the anticipated performance and results of the Company to differ materially from those described or implied in such forward-looking statements.

     Factors that could cause or contribute to such differences include the risks and uncertainties described in the Company's SEC reports, including the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997 and the Company's Registration Statement on Form S-3 (No. 333-43497).

OVERVIEW

     The Company develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. The products offered by the Company include those manufactured by the Company as well as those manufactured by other telecommunications equipment manufacturers. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     During 1995 and 1996, the Company completed strategic and financial restructuring programs to strengthen its management team, reposition the Company as a provider of telecommunications products, improve its financial condition, reduce its operating costs and position the Company for future growth. These programs were undertaken following the significant losses incurred by the Company in the early 1990s, primarily due to a discontinued smart pay telephone business, and to take advantage of the significant growth opportunities within the Company's existing customer base and related markets. In November 1994, the Company began to rebuild its management team and change its strategic focus. The Company strengthened its management team by appointing a new Chief Executive Officer and by recruiting and hiring a new President and Chief Operating Officer, Executive Vice President of Business Development and experienced product development and manufacturing professionals. These individuals, together with other key managers recruited into the Company, have brought significant experience in manufacturing and marketing telecommunications equipment to the Company.

     The Company acquired five businesses during 1995 to 1997 in an effort to broaden its line of switching, transport and access products, enhance its product development capabilities and strengthen its technical base. Effective May 1995, the Company acquired AIT, Inc. ("AIT"), a full service provider of Northern Telecom switching systems, add-on frames and related circuit boards; effective October 1995, the Company acquired Westec Communications, Inc. ("Westec"), a provider of wireless products and services primarily to the cable television industry; effective January 1996, the Company acquired Sunrise Sierra, Inc. ("Sunrise"), a developer and manufacturer of intelligent transport and access products; effective January 1997, the Company acquired Cellular Infrastructure Supply, Inc. ("CIS"), a provider of mobile network equipment and related design, installation and technical support services to cellular, PCS and other wireless service providers; and effective August 1997, the Company acquired Galaxy Personal Communication Services ("Galaxy"), a RF engineering firm that provides system design, implementation, optimization and other value-added radio engineering and consulting services to the wireless service markets. The markets served by CIS and Galaxy complement the Company's traditional telephone service provider and private network operator markets.

     In the first quarter of 1998, the Company acquired ATI, a manufacturer of digital point-to-point microwave radio systems for short and long haul applications and a majority stake in NACT, a provider of advanced telecommunications switching platforms with integrated applications software. In May 1998, the Company signed definitive agreements to acquire Resurgens, a facilities-based provider of international network access, commonly referred to in the industry as carriers' carrier. In June 1998, the Company signed a definitive agreement to acquire Telco, a manufacturer of asynchronous fiber optic systems and intelligent channel banks for the integrated access, high capacity multiplexer and Frame Relay/ATM access markets. These acquisitions have positioned the Company to offer its customers a complete telecommunications network solution, including proprietary equipment, planning and engineering services and access to international long distance.

     The Company realized significant improvements in its sales and operating results since 1994 as a result of the acquisitions and internal growth initiatives. The Company's total sales increased by 82.3% in 1997, 69.2% in 1996 and 97.2% in 1995. Total sales for the first six months of 1998 increased by 41.5% over the last six months of 1997. As the Company increased its product sales from 18.2% of total sales in 1994 to 79.0% of total sales in the first six months of 1998, its gross profit margin before special charges increased from 12.9% in 1994 to 21.1% in 1995, 29.4% in 1996, 34.6% in 1997 and 44.1% in the
first six months of 1998. As a percentage of total sales, the Company's operating income (loss) before special charges increased from (8.5%) in 1994 to 5.0% in 1995, 14.4% in 1996, 21.0% in 1997 and 27.6% in the first six months of
1998. The Company will continue to seek further improvements in gross profit margin over time as product offerings include more internally developed, acquired and licensed products containing proprietary technology.

     Although the Company has aggressively pursued acquisitions in recent years, approximately 50% of the Company's total sales growth since 1994 has come from internal growth initiatives. The Company has had considerable success in growing businesses subsequent to their acquisition, due in part to the Company's ability to provide working capital, an extensive base of telecommunications customers and a broad range of support services.

     Since January 1, 1995, the Company has significantly strengthened its balance sheet through improved operating results, a $115.0 million sale of convertible subordinated notes, a $26.2 million secondary public equity offering, stock warrant and option exercises, and a five-year $10.0 million credit facility. The Company has used this capital for acquisitions and to support the working capital requirements associated with the Company's growth. The Company's working capital and stockholders' equity have increased from $2.3 million and $1.2 million, respectively, at December 31, 1994 to $116.1 million and $98.6 million, respectively, at June 30, 1998.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company's operating results have fluctuated significantly in the past. As the Company increases its number of telecommunications product offerings, its future operating results may vary significantly depending on factors such as the timing and shipment of significant orders, new product offerings by the Company and its competitors, market acceptance of new and enhanced versions of the Company's products, changes in pricing policies by the Company and its competitors, the availability of new technologies, the mix of distribution channels through which the Company's product are sold, the inability to obtain sufficient supplies of sole or limited source components for the Company's products, gains or losses of significant customers, the timing of customers' upgrade and expansion programs, changes in the level of operating expenses, the timing of acquisitions, seasonality and general economic conditions.

     The Company's sales during the first six months of 1998 included approximately $30.0 million from its AIT and CIS subsidiaries. AIT sells new and used Northern Telecom switching systems, add-on frames and circuit cards. CIS sells re-engineered cellular base stations and related mobile network equipment. These operations depend on a consistent supply of equipment to sustain their revenue levels. Additionally, individual sales by AIT and CIS are relatively large ($500,000 to $2.0 million), which subjects the Company to the risk of revenue fluctuations in the event that customers adjust the timing of their orders.

RESULTS OF OPERATIONS

     The following table sets forth items in the Company's Consolidated Statements of Operations as a percentage of total revenues:

STATEMENT OF OPERATIONS DATA:

                                               THREE MONTHS ENDED       SIX MONTHS ENDED
                                                    JUNE 30,                JUNE 30,
                                               ------------------       ----------------
                                                1998        1997        1998       1997
                                               ------      ------       -----      -----
Sales of products............................   87.6%       81.0%        83.9%      78.9%
Service revenues.............................   12.4        19.0         16.1       21.1
                                               -----       -----        -----      -----
       Total sales...........................  100.0       100.0        100.0      100.0
Cost of products sold........................   46.8        48.0         46.9       48.5
Cost of services.............................   10.0        16.7         14.6       18.3
                                               -----       -----        -----      -----
       Total cost of sales...................   56.8        64.7         61.5       66.8
                                               -----       -----        -----      -----
       Gross profit..........................   43.2        35.3         38.5       33.2
Engineering and development..................    3.8         1.8          3.1        1.7
Selling, general and administrative..........    9.9        10.1          9.6        9.8
Amortization of goodwill.....................    2.1         1.6          2.3        1.5
In process research and development..........     --          --         60.0         --
Special charges..............................     --          --          3.9         --
                                               -----       -----        -----      -----
       Operating income (loss)...............   27.4        21.8        (40.4)      20.2
Interest and other income....................    1.5         0.9          2.4        1.3
Interest expense.............................   (3.2)         --         (3.6)      (0.1)
                                               -----       -----        -----      -----
       Income (loss) before income taxes and
          minority interest..................   25.7        22.7        (41.6)      21.4
Income taxes.................................   10.3         8.4          7.4        7.8
                                               -----       -----        -----      -----
       Income (loss) before minority
          interests..........................   15.4        14.3        (49.0)      13.6
Minority interests in earnings of
  subsidiary.................................    1.8          --          1.8         --
                                               -----       -----        -----      -----
       Net income (loss).....................   13.6%       14.3%        50.8%      13.6%
                                               =====       =====        =====      =====

OTHER DATA:

Gross margin (before special charges)
  Products...................................   46.5%      40.7%       44.1%      38.4%
  Services...................................   19.4       12.4        34.2       13.5

  THREE MONTHS ENDED JUNE 30, 1998 COMPARED TO THREE MONTHS ENDED JUNE 30, 1997

     Sales. Total sales increased $23.5 million, or 97.8%, to $47.5 million in the second quarter of 1998 from $24.0 million in the second quarter of 1997. The percentage of product sales to total sales increased to 87.6% in the second quarter of 1998 from 81.0% in the second quarter of 1997.

     Product sales increased $22.2 million, or 113.9%, to $41.6 million in the second quarter of 1998 from $19.4 million in the second quarter of 1997. The increase related to sales generated by ATI and NACT which were acquired effective February 1, 1998 and March 1, 1998, respectively, and increases in sales of the Company's international switching product, the Compact Digital Exchange switch ("CDX"), and it's WX-5501 line card.

     Service revenues increased $1.3 million, or 29.2%, to $5.9 million in the second quarter of 1998 from $4.6 million in the second quarter of 1997. The increase related to additional revenues attributable to the Galaxy acquisition, which was acquired effective July 1, 1997. This increase was offset by a decline in electronic manufacturing revenues resulting from a strategic decision to begin utilizing the Company's manufacturing capacity for new World Access products rather than service outside contract manufacturing customers.

     Gross Profit. Gross profit increased $12.0 million, or 141.7%, to $20.5 million in the second quarter of 1998 from $8.5 million in the second quarter of 1997. Gross profit margin increased to 43.2% in the second quarter of 1998 from 35.3% in the second quarter of 1997. The improved performance resulted from economies of scale associated with the 97.8% increase in total sales and the change in sales mix to products, which generally carry a higher gross profit margin than service revenues.

     Gross profit margin on products sold increased to 46.5% in the second quarter of 1998 from 40.7% in the second quarter of 1997. The improved margins related to the NACT and ATI sales of proprietary equipment and systems and the increase in sales of CDX equipment, all of which generally carry margins in excess of 45%. The Company's refurbished switching products experienced declines in gross margin during the second quarter of 1998 primarily related to margin pressure on sales of Northern Telecom add-on frames and related circuit boards.

     Gross profit margin on service revenues increased to 19.4% in the second quarter of 1998 from 12.4% in the second quarter of 1997. The improvement was due to the addition of revenues from Galaxy.

     Engineering and Development. Engineering and development expenses increased $1.4 million, or 318.5%, to $1.8 million in the second quarter of 1998 from $429,000 in the second quarter of 1997. The increase in expenses was attributable to the acquisitions of NACT and ATI and the continued expansion of the Company's development group during 1998. Total engineering and development expenses increased to 3.8% of total sales in the second quarter of 1998 from 1.8% of total sales in the second quarter of 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.3 million, or 92.2%, to $4.7 million in the second quarter of 1998 from $2.4 million in the second quarter of 1997. The increase related primarily to expenses associated with the operations of NACT, ATI and Galaxy, which were acquired subsequent to the second quarter of 1997. As a percentage of total sales, selling, general and administrative expenses decreased to 9.9% in the second quarter of 1998 from 10.1% in the second quarter of 1997.

     Amortization of Goodwill. Amortization of goodwill increased $638,000 to $1.0 million in the second quarter of 1998 from $380,000 in the second quarter of 1997, as a result of the goodwill acquired in connection with the NACT, ATI, and Galaxy acquisitions and additional goodwill recorded related to earnout performances for the CIS, AIT and Galaxy acquisitions.

     AIT, CIS, Galaxy, ATI and NACT (collectively representing approximately 95% of the net goodwill of the Company) are all operating at profitability levels in excess of management's expectations and the related risk of impairment in the foreseeable future is believed to be low. Westec and Sunrise are operating below management's expectations and may have difficulty achieving future sales growth. Although management believes there has been no permanent impairment in the value of the Westec and Sunrise goodwill to date, management will continue to monitor closely the value of Westec and Sunrise goodwill throughout 1998 and 1999.

     Operating Income. Operating income increased $7.8 million, or 148.3%, to $13.0 million in the second quarter of 1998 from $5.2 million in the second quarter of 1997. Operating income margin increased to 27.4% in the second quarter of 1998 from 21.8% in the second quarter of 1997.

     Interest and Other Income. Interest and other income increased $476,000, or 211.6%, to $701,000 in the second quarter of 1998 from $225,000 in the second quarter of 1997 due to increased invested cash balances of the Company, resulting primarily from proceeds received from a $115.0 million convertible note offering completed in October 1997.

     Interest Expense. Interest expense increased to $1.5 million in the second quarter of 1998 from $24,000 in the second quarter of 1997. The increase is due to the $115.0 million convertible note offering.

  SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

     Sales. Total sales increased $38.9 million, or 88.0%, to $83.2 million in the first six months of 1998 from $44.3 million in the first six months of 1997. The percentage of product sales to total sales increased to 83.9% in the first six months of 1998 from 78.9% in the first six months of 1997.

     Product sales increased $34.9 million, or 100.0%, to $69.8 million in the first six months of 1998 from $34.9 million in the first six months of 1997. The increase related to sales generated by ATI and NACT which were acquired effective February 1, 1998 and March 1, 1998, respectively, and increases in sales of the Company's international switching product, the Compact Digital Exchange switch ("CDX"), and it's WX-5501 line card.

     Service revenues increased $4.0 million, or 43.3%, to $13.4 million in the first six months of 1998 from $9.4 million in the first six months of 1997. The increase related to additional revenues attributable to the Galaxy acquisition. This increase was offset by a decline in electronic manufacturing revenues resulting from a strategic decision to begin utilizing the Company's manufacturing capacity for new World Access products rather than service outside contract manufacturing customers and in the Company's circuit board repair business.

     Gross Profit. Gross profit increased $17.3 million, or 118.2%, to $32.0 million in the first six months of 1998 from $14.7 million in the first six months of 1997. Gross profit margin increased to 38.5% in the first six months of 1998 from 33.2% in the first six months of 1997. The improved performance resulted from the 88.0% increase in total sales and the change in sales mix to products, which generally carry a higher gross profit margin than service revenues.

     Gross profit margin on products sold increased to 44.1% in the first six months of 1998 from 38.4% in the first six months of 1997. The improved margins related to the NACT and ATI sales of proprietary equipment and systems and the increase in sales of CDX equipment, all of which generally carry margins in excess of 45%. The Company's refurbished switching products experienced declines in gross margin during the first six months of 1998 primarily related to margin pressure on sales of Northern Telecom add-on frames and related circuit boards.

     Gross profit margin on service revenues was 9.1% in the first six months of 1998 as compared to 13.5% in the first six months of 1997. Gross profit margin excluding the special charge was 34.2% in the first six months of 1998. The improvement was due to the addition of revenues from Galaxy, which was acquired effective July 1, 1997.

     Engineering and Development. Engineering and development expenses increased $1.8 million, or 246.6%, to $2.6 million in the first six months of 1998 from $745,000 in the first six months of 1997. The increase in engineering and development expenses was attributable to the acquisitions of NACT and ATI and the continued expansion of the Company's development group during 1998. Total engineering and development expenses increased to 3.1% of total sales in the first six months of 1998 from 1.7% of total sales in the first six months of 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $3.5 million, or 82.3%, to $7.9 million in the first six months of 1998 from $4.4 million in the first six months of 1997. The increase related primarily to expenses associated with the operations of NACT, ATI and Galaxy, which were acquired subsequent to the second quarter of 1997. As a percentage of total sales, selling, general and administrative expenses decreased to 9.6% in the first six months of 1998 from 9.8% in the first six months of 1997.

     Amortization of Goodwill. Amortization of goodwill increased $1.4 million to $2.0 million in the first six months of 1998 from $592,000 in the first six months of 1997, as a result of the goodwill acquired in connection with the NACT, ATI, and Galaxy acquisitions and additional goodwill recorded related to earnout performances for the CIS, AIT and Galaxy acquisitions.

     Operating Income Before Special Charges. Operating income before special charges increased $14.1 million to $23.0 million in the first six months of 1998 from $8.9 million in the first six months of 1997.

Operating income margin before special charges increased to 27.6% in the first six months of 1998 from 20.2% in the first six months of 1997.

     Interest and Other Income. Interest and other income increased $1.4 million, or 232.7%, to $2.0 million in the first six months of 1998 from $592,000 in the first six months of 1997 due to increased invested cash balances of the Company, resulting primarily from proceeds received from a $115.0 million convertible note offering completed in October 1997.

     Interest Expense. Interest expense increased to $3.0 million in the first six months of 1998 from $53,000 in the first six months of 1997. The increase is due to the $115.0 million convertible note offering.

PURCHASED IN-PROCESS R&D

     Special charges in the first quarter of 1998 included $50.0 million for in-process research and development related to the first quarter 1998 acquisitions of a 67.3% interest in NACT and ATI (see Note 2 to the "Financial Statements"). Purchased in-process research and development, which consists of the value of NACT and ATI products in the development stage that are not considered to have reached technological feasibility, were expensed in accordance with applicable accounting rules. The Company expects to record an additional in-process research and development charge of approximately $22.0 million in the third quarter of 1998 in connection with the acquisition of the remaining 32.7% of NACT.

     The Income Approach was utilized to value the acquired research and development technologies in the NACT Acquisition. The Income Approach values technologies by projecting the potential cash flows related to those technologies and discounting the cash flows to their present values using a discount rate reflective of the risk of achieving the cash flows. The projected cash flows include estimates of the remaining costs to complete the in-process technologies.

     NACT provides advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. NACT designs, develops, and manufacturers all hardware and software elements necessary for a fully integrated, turnkey telecommunications switching solution. The nature of the in-process research and development was such that technological feasibility had not been attained as of the date of Acquisition. Failure to attain technological feasibility, especially given the high degree of customization required for complete integration into the NACT solution, would have rendered partially designed hardware and software useless for other applications. Incomplete design of hardware and software coding would create a non-connective, inoperable product that would have no alternative use.

     NACT's business plan called for a shift in market focus to larger customers, both domestic and international; therefore, NACT had numerous projects in development at the time of the acquisition. Additionally, the pending completion of a major release of NACT's billing system required significant development efforts to ensure continued integration with NACT's product suite.

     NACT had nine principal projects in the development pipeline at the time of acquisition. Most major projects had several ongoing sub-projects (e.g., a hardware design project and a software design project). These projects included significant redevelopment of some existing products and the creation of new products. The research and development projects were at various stages of development. Most new or redeveloped products were scheduled for release in 1998, while several others were scheduled for release in 1999. None of the in-process projects considered in the write-off had attained technological feasibility.

     For all in-process technologies, management estimated remaining costs to complete. These estimates were $3.3 million for 1998, and $1 million for 1999. The expected sources of funding were scheduled research and development expenses from the operating budget of NACT provided by the operating assets and liabilities of NACT.

     The Income Approach was also used to value the acquired research and development technologies in the ATI acquisition.

     ATI develops and manufactures a series of high-performance digital microwave/millimeter radio equipment. Their products reach across all frequency bands and data rates and offer numerous features. The nature of the in-process research and development was such that technological feasibility had not been attained as of the date of Acquisition. Failure to attain technological feasibility would have rendered partially designed equipment useless for other applications. ATI's products are designed for specific frequency bandwidths and, as such, are highly customized to those bandwidths and the needs of customers wishing to operate in them. Products only partially completed for certain bandwidths cannot be used in other bandwidths.

     At the time of acquisition, ATI's primary product lines were FSK+, Compact, and QAM. ATI's management determined the following percentages of each product line were in-process technologies:

FSK+:                                             15.0% of units in development
Compact:                                          95.0% of units in development
QAM:                                             100.0% of units in development

     Between each product line, various stages of development had been reached. Additionally, within each product line, different units had reached various stages of development. Of the products management considered in-process, none had attained technological feasibility.

     For all in-process products, management estimated remaining costs to complete to be $3.1 million for 1998, $7.2 million for 1999, $7.6 million for 2000, $5.1 million for 2001, and $1.1 million for 2002. The expected sources of funding were scheduled R&D expenses from the operating budget of ATI provided by the operating assets and liabilities of ATI.

SPECIAL CHARGES

     In January 1998, the Company's senior management decided that the following actions were necessary to streamline operations and position the Company to service anticipated sales growth:

     - Close down the existing Orlando, Florida manufacturing and repair facility. Move the manufacturing of certain World Access products to the company's Alpharetta, Georgia manufacturing facility.

     - Exit the contract manufacturing business.

     - Close down four Lakeland, Florida facilities and move AIT operations to a new facility in Orlando, Florida. Repair operations would be integrated with AIT in this new facility.

     - Close down Westee's facility in Scottsdale, Arizona and integrate its operations into ATI's facility in Wilmington, Massachusetts.

     Shortly thereafter, senior management informed the operating management of the applicable divisions. All Orlando and Lakeland employees were informed in January and Westee employees were informed in February (subsequent to the closing of the ATI acquisition).

     Management carefully reviewed the provisions of EITF 94-3 in determining which costs related to the above actions should be included in a first quarter special charge. No costs were included in the charge that would derive future economic benefit to the Company, e.g., relocation of existing employees, recruiting and training of new employees and facility start-up costs. The special charge consisted of:

  Obsolete and redundant inventories........................  $3,360,000
  Severance and termination benefits........................     550,000
  Idle facility costs.......................................   1,340,000
  Idle equipment costs......................................   1,350,000
                                                              ----------
                                                              $6,600,000
                                                              ==========

     Severance and termination benefits were clearly communicated up front to the approximately 60 employees who lost their jobs as a direct result of the consolidations. Affected employees were notified shortly after the January and February employee meetings. Benefits were determined consistent with the Company's severance policy of one week of pay for each full year of service (minimum of two weeks) and continued benefits through the month severance pay is exhausted. Approximately 10 of these employees were involuntarily terminated in February and March, approximately 40 employees were involuntarily terminated in April and approximately 10 employees were involuntarily terminated in June. The Orlando and Lakeland facilities were closed in April and the Scottsdale facility was closed in June. The actual severance and termination benefit costs incurred by the Company were not materially different from the $550,000 recorded in the special charge.

     The idle facility and equipment portion of the special charge included the write-off of "old Orlando", Lakeland and Scottsdale leasehold improvements, provisions for the estimated costs to terminate idle facility and equipment leases, the write-off of Orlando manufacturing equipment not relocated to the company's Alpharetta facility and certain phase-down expenses associated with the six facilities closed down. As of the date of this Report, the Company does not expect the actual costs for these items to be materially different from amounts recorded in the special charge.

     As previously noted, all activities that resulted in the first quarter special charge were completed by the Company as of June 30, 1998. Of the $3,240,000 special charge, approximately $1.4 million related to assets directly written-off of amounts charged to the reserve in the first quarter. As of June 30, 1998, the accrual for special charges was approximately $600,000, which consisted primarily of lease termination losses expected to be incurred.

LIQUIDITY AND CAPITAL RESOURCES

     Overview. Cash management is a key element of the Company's operating philosophy and strategic plans. Acquisitions to date have been structured to minimize the cash element of the purchase price and ensure that appropriate levels of cash are available to support the increased product development, marketing programs and working capital normally associated with the growth initiatives of acquired businesses. As of June 30, 1998, the Company had $61.2 million of cash and investments and $5.7 million in borrowings available under its credit line to support its current working capital requirements and strategic growth initiatives.

     Operating Activities. Cash provided from operating activities was $3.0 million in the first six months of 1998 as compared to cash used by operations of $2.6 million in the first six months of 1997.

     Accounts receivable increased $21.5 million, or 106.4%, to $41.8 million at June 30, 1998 from $20.3 million at December 31, 1997. This was due to the acquisitions of NACT, ATI and Galaxy and increased sales activity at the Company (second quarter 1998 sales were $47.5 million as compared to fourth quarter 1997 sales of $21.3 million). Average days sales outstanding at June 30, 1998, March 31, 1998 and December 31, 1997 were approximately 80 days, 90 days and 81 days, respectively. The Company's transition into equipment sales has caused an increase in days sales outstanding. The Company's equipment sales tend to include longer payment terms than the historical repair and refurbishment businesses. In addition, the Company's sales to international customers have increased during the last twelve months. International sales generally have payment terms of 90 to 120 days. The Company also has recently begun to enter into long-term notes receivable with selected customers. To maximize cash flow, the Company sells the notes where possible on either a non-recourse or recourse basis to a third party financing institution.

     Inventories increased $12.1 million, or 53.7%, to $34.5 million at June 30, 1998 from $22.4 million at December 31, 1997. This increase was due to the acquisitions of NACT and ATI, a planned build-up of CDX switching and WX-5501 inventories related to the closure of the Company's Orlando manufacturing facility and an increase in AIT and CIS inventories to support future orders. The increases above were offset by the $3.4 million provision for obsolete and redundant inventories related to the consolidation program initiated in the first quarter of 1998 (see Special Charges).

     Investing Activities. Cash used by investing activities, primarily for the acquisitions of businesses, was $69.8 million and $4.6 million for the first six months of 1998 and 1997, respectively.

     On December 31, 1997, the Company entered into a stock purchase agreement with GST and GST USA to acquire 5,113,712 shares of NACT common stock owned by GST USA, representing approximately 63% of the outstanding shares of NACT common stock (the "NACT Stock Acquisition"). On February 27, 1998 the

NACT Stock Acquisition was completed with GST USA receiving $59.7 million in cash and 1,429,907 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $26.9 million. This transaction increased the Company's ownership of NACT to 67.3%.

     On February 24, 1998 the Company entered into a merger agreement with NACT pursuant to which the Company agreed to acquire all of the shares of NACT common stock not already then owned by the Company or GST USA. Pursuant to the terms of the merger agreement, each share of NACT common stock will be converted into shares of Company common stock having a value of $17.50 per share based on the average of the daily closing price of Company common stock on the NASDAQ National Market for a pre-defined period prior to the closing (the "Closing Price"), provided that if the Closing Price is more than $25.52, then each share of NACT common stock will be converted into 0.6857 shares of Company common stock. If the Closing Price is less than $20.88, then the Company may elect to terminate the agreement. This merger is expected to be consummated in September 1998.

     On December 24, 1997, the Company entered into an agreement to acquire ATI. On January 29, 1998, the transaction was completed in its final form whereby ATI was merged with and into CIS (the "ATI Merger"). In connection with the ATI Merger, the stockholders of ATI received approximately $300,000 and 424,932 restricted shares of the Company's common stock. These shares had an initial fair value of approximately $6.5 million.

     In addition to the 424,932 shares noted above, the stockholders of ATI were issued 209,050 restricted shares of the Company's common stock. These shares were immediately placed into escrow and will be released to the stockholders of ATI contingent upon the realization of predefined levels of pre-tax net income from ATI's operations during calendar years 1998 and 1999.

     In December 1997, the Company loaned ATI approximately $4.5 million. ATI used $2.6 million of the proceeds to pay off its line of credit with a bank and the remainder for working capital purposes. The note receivable from ATI is included in Other assets on the Company's December 31, 1997 balance sheet. During the first quarter of 1998, the note receivable was included in the Company's purchase price of ATI.

     During the first six months of 1998 and 1997, the Company invested $5.9 million and $1.1 million, respectively, in capital expenditures. The Company has invested approximately $3.7 million during 1998 related to the establishment of the new manufacturing facility in Alpharetta, Georgia. The remaining expenditures during 1998 were primarily for computer network and related communications equipment designed to upgrade the Company's management information systems and facilitate the integration of acquisitions, and facility improvements required in connection with the Company's growth.

     The Company began capitalizing software development costs in the fourth quarter of 1997. Software development costs are capitalized upon the establishment of technological feasibility of the product. During the first six months of 1998, the Company capitalized approximately $1.8 million of software development costs.

     Financing Activities. Cash provided from financing activities was $6.4 million and $5.4 million for the first six months of 1998 and 1997, respectively.

     On October 1, 1997, the Company sold $100.0 million in aggregate principal amount of convertible subordinated notes (the "Notes") under Rule 144A of the Securities Act of 1933. The Notes bear interest at the rate of 4.5% per annum, are convertible into Company common stock at an initial price of $37.03 per share and mature on October 1, 2002. Interest on the Notes is payable on April 1 and October 1 of each year, commencing on April 1, 1998. The Notes are general unsecured obligations of the Company and are subordinate in right of payment to all existing and senior indebtedness. The Company received $97.0 million from the sale of the Notes, after the initial purchasers' discount fees of $3.0 million.

     In addition to the Notes sold on October 1, 1997, the Company granted the initial purchasers an option to purchase up to an additional $15.0 million in Notes to cover over-allotments. On October 28, 1997, the initial purchasers exercised the over-allotment option in full and the Company received an additional $14.6 million, after the application of the initial purchasers' discount fees.

     The total discount fees of $3,450,000, along with approximately $550,000 of legal, accounting, printing and other expenses (the "Debt issuance costs") are being amortized to expense over the five year term of the Notes. Debt issuance costs of approximately $3.4 million, net of amortization, are included in Other assets on the Company's June 30, 1998 balance sheet.

     As of June 30, 1998, the Company had borrowings of $4.3 million outstanding under its $10.0 million revolving line of credit. Borrowings under the Company's line of credit are secured by a first lien on substantially all the assets of the Company. The bank agreement, which expires in March 2001, contains standard lending covenants, including financial ratios, restrictions on dividends and limitations on additional debt and the disposition of Company assets. Interest is paid at the rate of prime plus 1 1/4% or LIBOR plus 2 1/2%, at the option of the Company. As of the date of this Report, there were no amounts outstanding under the Company's line of credit.

     During the first six months of 1998 and 1997, the Company received approximately $7.3 million and $2.6 million, respectively, in cash, including related federal income tax benefits, from the exercises of incentive and non-qualified stock options and warrants by the Company's directors and employees.

     Income Taxes. As a result of the exercises of non-qualified stock options and warrants by the Company's directors and employees, the Company has realized a federal income tax benefit of approximately $4.2 million for the first six months of 1998. Although this tax benefit does not have any effect on the Company's provision for income tax expense, it represents a significant cash benefit to the Company. This tax benefit is accounted for as a decrease in current income taxes payable and an increase in capital in excess of par value.

     Summary. The Company's improved operating performance and completion of the sale of $115.0 million of Notes in 1997 has significantly enhanced its financial strength and improved its liquidity. As of the date of this Report, the Company has approximately $60.0 million of cash and a $10.0 million revolving line of credit available. The Company believes that existing cash balances, available borrowings under the Company's line of credit and cash projected to be generated from operations will provide the Company with sufficient capital resources to support its current working capital requirements and business plans for at least the next 12 months.

YEAR 2000

     As a result of certain computer programs being written using two digits rather than four to define the applicable year, any of the Company's computer systems that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 (the so-called "Year 2000 Issue"). This could result in a system failure or miscalculations causing disruptions, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities.

     The Company is in the process of evaluating its computer systems to determine what modifications (if any) are necessary to make such systems compatible with the year 2000 requirements. However, because many of the Company's computer systems have been put into service within the last several years, the Company does not expect any such modifications to have a material adverse effect on the Company's consolidated results of operations, liquidity and capital resources.

     In addition, the Company is in the process of developing a plan whereby it will review the year 2000 readiness of its customers and suppliers. In doing so, the Company will undertake appropriate internal reviews and will contact certain of its significant customers to assess, to the extent possible, Year 2000 Issues related to the Company's products. In that regard, the Company has identified that certain of its products, including the NTS 1000 billing System available from one of the Company's subsidiary, are not year 2000 compliant. The Company is in the process of releasing new versions of such products and making necessary modifications to existing products to address the Year 2000 Issue. These new and revised products are expected to be available commencing in the first quarter of 1999. The Company expects that many of its customers will upgrade to the new products. However, there can be no assurance that the Company's customers will upgrade to the new year 2000 compliant products or that the modifications planned to the certain of the Company's existing products will be successful or completed in a timely manner. The Company will continue to evaluate its other products to determine their year 2000 compliance.

     The Company intends to take all reasonable efforts to make information on the year 2000 readiness of its products available to its customers, although this information may not reach all customers, particularly indirect purchasers of the Company's products. Although the Company believes that it can address year 2000 readiness issues related to its products, there may still be disruptions and or product failures that are unforeseen.

     The Company also intends to request assurances from its major suppliers that they are addressing the Year 2000 Issue and that the products and services procured or used by the Company will function properly or be available without interruption in the year 2000. Nevertheless, it will be impossible for the Company to fully assess the potential consequences if service interruptions occur from suppliers or in infrastructure areas such as utilities, communications, transportation, banking and government. As a result, the Company also intends to develop a business continuity plan to minimize the impact of such external events.

     While the Company's efforts to address year 2000 issues will involve additional costs and the time and effort of a number of Company employees, the Company believes, based on currently available information, that it will be able to manage its total year 2000 transition without any material adverse effect on the Company's consolidated results of operations, liquidity and capital resources.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Not Applicable

                                    PART II

                               OTHER INFORMATION

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(A) Exhibits

     27.1 -- Financial Data Schedule (for SEC use only).

(B) Report on Form 8-K

     On February 13, 1998, the Company filed a report on Form 8-K, as amended by Amendment No. 1 thereto on Form 8-K/A filed on April 14, 1998, announcing that on January 29, 1998 the merger of ATI with and into CIS, a wholly-owned subsidiary of the Company was consummated.

     On February 20, 1998, the Company filed a report on Form 8-K announcing that the Company signed a letter of intent to acquire Cherry Communications Incorporated d/b/a Resurgens Communications Group ("RCG"). On May 18, 1998, the Company filed a report on Form 8-K announcing that the Company signed definitive agreements to acquire RCG and Cherry Communications U.K. Limited. On July 27, 1998, the Company filed a report on Form 8-K which included the financial statements of Resurgens and the pro forma financial statements of the Company.

     On April 23, 1998, the Company filed a report on Form 8-K, as amended by Amendment No. 1 thereto on Form 8-K/A filed on April 24, 1998, announcing the resignation of William P. O'Reilly from the Company's Board of Directors.

     On June 8, 1998, the Company filed a report on Form 8-K, announcing that it had entered into a definitive agreement to acquire Telco Systems, Inc.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:     /s/ MARTIN D. KIDDER
                                            ------------------------------------
                                                      Martin D. Kidder
                                               Vice President and Controller,
                                                          Secretary

Dated: August 19, 1998

                                   APPENDIX M

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
             AS AMENDED ON SEPTEMBER 4, 1998 AND SEPTEMBER 25, 1998

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JULY 20, 1998

                               WORLD ACCESS, INC.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                         0-19998                       65-0044209
(State or Other Jurisdiction of    (Commission File Number)      (IRS Employer Identification
        Incorporation)                                                      Number)

   945 E. PACES FERRY ROAD, SUITE 2240, ATLANTA, GEORGIA       30326
  (Address of Principal Executive Offices)                   (Zip Code)

      Registrant's Telephone Number, Including Area Code:  (404) 231-2025

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS

     As previously reported, on May 12, 1998, World Access, Inc. (the "Company") announced that it had entered into (i) a definitive Agreement and Plan of Merger and Reorganization, as subsequently amended (as so amended, the "Merger Agreement"), with Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("RCG") pursuant to which the Company will acquire RCG in a merger transaction (the "Merger"), and (ii) a Share Exchange Agreement and Plan of Reorganization (the "Exchange Agreement") with the sole shareholder (the "Shareholder") of Cherry Communications U.K. Limited ("Cherry U.K.") pursuant to which the Company will acquire Cherry U.K. in a share exchange transaction (the "Exchange").

     In connection with the Merger, the former creditors of RCG will receive an aggregate of 9,375,000 shares of common stock of WAXS INC. ("New World Access"). New World Access is a wholly-owned subsidiary of the Company that will become the parent of the Company upon the completion of the previously reported acquisition of the shares of NACT Telecommunications, Inc. ("NACT") not already owned by the Company and the holding company reorganization to be effective in connection therewith (the "Holding Company Reorganization"). Of the shares of New World Access common stock to be issued to the RCG creditors, two-thirds will be held in escrow and will be released to the RCG creditors over the two and one-half years following the consummation of the Merger subject to the attainment of certain earnings levels for the combined business of RCG and Cherry U.K.

     In connection with the Exchange, the Shareholder will receive an aggregate of 1,875,000 shares of New World Access common stock, of which one-third will be issued to the Shareholder at closing and the remaining two-thirds will be issued and held in escrow and will be released to the Shareholder over the two and one-half year period following the consummation of the Exchange subject to the attainment of certain earnings levels for the combined business of RCG and Cherry U.K. The Exchange Agreement pursuant to which provides, however, that the number of shares of New World Access common stock to be received by the Shareholder will be reduced to the extent that New World Access is required to convert options to acquire shares of Cherry U.K. capital stock, which options may only be granted with the permission of New World Access, into options to acquire New World Access common stock. It is currently expected that no such options will be granted.

     Each of the Merger and the Exchange is subject to the satisfaction of certain conditions customary in similar transactions, including the approval of the Company's stockholders and the consummation of the Holding Company Reorganization. The consummation of the Merger is also subject to the Bankruptcy Court's approval and confirmation of RCG's Plan of Reorganization pursuant to an order dated September 3, 1998. Finally, the consummation of the Merger is a condition to the consummation of the Exchange, and the Exchange is a condition to the consummation of the Merger.

     The foregoing description of the Merger and the Exchange is qualified in its entirety by reference to the Merger Agreement and the Exchange Agreement which have been filed as exhibits to the Company's Form 8-K filed with the Commission on May 18, 1998; however, the First and Second Amendments to the Merger Agreements are filed as exhibits herewith.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statement of Business Acquired. Included in this report are the following financial statements:

          (i) The combined unaudited financial statements of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("RCG") and Cherry Communications U.K. Limited ("Cherry U.K.") for the six months ended June 30, 1998 and 1997;

          (ii) The combined financial statements of RCG and Cherry U.K. for the year ended December 31, 1997, which have been audited by the independent accounting firm of Ernst & Young LLP, whose opinion thereon is included herein; and

          (iii) The combined financial statements of RCG and Cherry U.K. for the year ended December 31, 1996, which have been audited by the independent accounting firm of Grant Thornton LLP, whose opinion thereon is included herein.

     (b) Pro Forma Financial Information. The Unaudited Pro Forma Combined Financial Statements of New World Access give effect to the consummation of the several transactions that World Access has completed or are currently contemplated. The Unaudited Pro Forma Combined Statements of Operations give effect to: (1) the acquisition of Advanced TechCom, Inc.; (2) the acquisition of a majority interest in NACT (the "NACT Stock Purchase"); (3) the acquisition of the remainder of NACT (the "NACT Transaction"); (4) the acquisition of RCG and Cherry U.K. (the "Resurgens Transaction"); and (5) the acquisition of Telco Systems, Inc. ("Telco Merger") as if each of these acquisitions had occurred on January 1, 1997. The Unaudited Pro Forma Combined Balance Sheet gives effect to the NACT Transaction, Resurgens Transaction and the Telco Merger as if it had been completed on June 30, 1998.

     As the fiscal year end of Telco Systems, Inc. ("Telco"), August 31, differs from the Company's fiscal year-end by more than 93 days, Telco's results of operations for the period from November 25, 1996 through November 30, 1997 were used in preparing the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997. Telco's results of operations for the six months from December 1, 1997 through May 31, 1998 were used in preparing the Unaudited Pro Forma Combined Statement of Operations for the six months ended June 30, 1998. Telco's May 31, 1998 balance sheet was utilized in preparing the Unaudited Pro Forma Combined Balance Sheet as of June 30, 1998.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that the Company's management believes are reasonable. Each of the acquisition transactions above has been accounted for using the purchase method of accounting. The adjustments recorded in the Unaudited Pro Forma Combined Financial Statements represent the Company's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Unaudited Pro Forma Combined Financial Statements.

     In connection with the consummation of the pending acquisition transactions, the Company expects New World Access to record charges representing the estimated portion of the purchase price allocated to in-process research and development of $21.9 million and $73.9 million for the NACT Transaction and Telco Merger, respectively. In addition, in the three month period ended March 31, 1998, the Company recorded charges representing the estimated portion of the purchase price allocated to in-process research and development of $44.6 million and $5.4 million for the NACT Stock Purchase and ATI acquisition, respectively. Since these charges are directly related to the acquisitions and will not recur, the Unaudited Pro Forma Combined Statements of Operations have been prepared excluding these one-time non-recurring charges.

     The Unaudited Pro Forma Combined Financial Statements are not necessarily indicative of the financial position or the future results of operations or results that might have been achieved if the foregoing acquisition transactions had been consummated as of the indicated dates. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical consolidated financial statements of the Company, ATI, NACT, Resurgens and Telco, and the related notes thereto.

     (c) Exhibits. The following exhibits are filed herewith by direct transmission via "EDGAR."

 2.1   --  First Amendment to Agreement and Plan of Merger and
           Reorganization
 2.2   --  Second Amendment to Agreement and Plan of Merger and
           Reorganization
23.1   --  Consent of Ernst & Young LLP
23.2   --  Consent of Grant Thornton LLP
99.1   --  Press Release dated September 3, 1998

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:     /s/ MARTIN D. KIDDER
                                            ------------------------------------
                                                      Martin D. Kidder
                                             Its Vice President, Controller and
                                                          Secretary

Dated as of September 25, 1998

                         INDEX TO FINANCIAL STATEMENTS

                                                                 PAGE
                                                              -----------
The combined unaudited financial statements of RCG and
  Cherry U.K. for the six months ended June 30, 1998 and
  1997
  Combined balance sheets as of June 30, 1998 and December
     31, 1997...............................................          M-5
  Combined statements of operations for the three months
     ended June 30, 1998 and 1997 and for the six months
     ended June 30, 1998 and 1997...........................          M-6
  Combined statements of cash flows for the six months ended
     June 30, 1998 and 1997.................................          M-7
  Combined statement of net stockholders' deficiency as of
     June 30, 1998 and December 31, 1997....................          M-8
  Notes to combined unaudited financial statements..........          M-9
The combined financial statements of RCG and Cherry U.K. for
  the year ended December 31, 1997..........................         M-10
  Report of independent auditors............................         M-12
  Combined balance sheet as of December 31, 1997............         M-13
  Combined statement of operations for the year ended
     December 31, 1997......................................         M-14
  Combined statement of net stockholders' deficiency for the
     year ended December 31, 1997...........................         M-15
  Combined statement of cash flows for the year ended
     December 31, 1997......................................         M-16
  Notes to combined financial statements....................         M-17
The combined balance sheet of RCG and Cherry U.K. for the
  year ended December 31, 1996 and the related combined
  statements of operations, stockholders' equity (deficit)
  and cash flows for the two years in the period ended
  December 31, 1996.........................................         M-28
  Report of independent certified public accountants........         M-29
  Combined balance sheet as of December 31, 1996............         M-30
  Combined statements of operations for the years ended
     December 31, 1995 and 1996.............................         M-31
  Combined statements of stockholder's equity (deficit) for
     the two years ended December 31, 1996..................         M-32
  Combined statements of cash flows for the years ended
     December 31, 1995 and 1996.............................         M-33
  Notes to combined financial statements....................         M-34
The unaudited pro forma combined financial statements of New
  World Access..............................................
  Unaudited pro forma combined balance sheets as of June 30,
     1998...................................................  M-42 - M-46
  Unaudited pro forma combined statements of operations for
     the six months ended June 30, 1998.....................  M-47 - M-51
  Unaudited pro forma combined statements of operations for
     the year ended December 31, 1997.......................  M-52 - M-56
  Notes to pro forma combined financial statements..........         M-57

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                            COMBINED BALANCE SHEETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
Current assets:
  Cash and cash equivalents.................................   $  1,637       $  4,347
  Accounts receivable, net..................................      3,354          1,757
  Prepaid expenses..........................................      3,831          1,838
  Other.....................................................        645            648
                                                               --------       --------
          Total current assets..............................      9,467          8,590
Property and equipment, net.................................     52,126         54,958
Deposits and other assets, net..............................        152            295
                                                               --------       --------
          Total assets......................................   $ 61,745       $ 63,843
                                                               ========       ========
Current liabilities not subject to compromise:
  Accounts payable..........................................   $ 19,731       $  8,761
  Accrued expenses..........................................      7,243          1,719
  Debtor in possession facility.............................     22,000          7,250
  Current portion of capitalized lease obligations..........      3,542          3,630
                                                               --------       --------
          Total current liabilities.........................     52,516         21,360
Liabilities subject to compromise...........................    334,542        336,751
Long-term obligations not subject to compromise
  Capitalized lease obligations, less current portion.......     29,050         30,820
                                                               --------       --------
          Total liabilities.................................    416,108        388,931
Net stockholders' deficiency:
  Common stock - Resurgens..................................          1              1
  Common stock - Cherry U.K.................................         84             84
  Additional paid-in capital................................     61,467         61,467
  Accumulated deficit.......................................   (415,915)      (386,640)
                                                               --------       --------
          Net stockholders' deficiency......................   (354,363)      (325,088)
                                                               --------       --------
          Total liabilities and net stockholders'
            deficiency......................................   $ 61,745       $ 63,843
                                                               ========       ========

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                       COMBINED STATEMENTS OF OPERATIONS

                                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                                       JUNE 30,                JUNE 30,
                                                 --------------------    --------------------
                                                   1998        1997        1998        1997
                                                 --------    --------    --------    --------
                                                     (UNAUDITED)             (UNAUDITED)
                                                    (IN THOUSANDS)          (IN THOUSANDS)
Revenues.......................................  $ 10,009    $ 60,207    $ 10,377    $131,774
Cost of services...............................    17,943      77,382      27,028     164,140
                                                 --------    --------    --------    --------
Gross margin...................................    (7,934)    (17,175)    (16,651)    (32,366)
Operating expenses:
  Selling, general and administrative
     expenses..................................     4,756       9,959       7,306      16,981
  Depreciation and amortization................     1,488       1,354       3,096       2,019
  Provision for doubtful accounts..............        --       8,355           2      17,561
                                                 --------    --------    --------    --------
          Total operating expenses.............     6,244      19,668      10,404      36,561
Operating loss.................................   (14,178)    (36,843)    (27,055)    (68,927)
Other income, (expense):
  Interest expense.............................    (1,437)     (1,964)     (2,631)     (3,772)
  Other........................................         4         727          (1)        256
                                                 --------    --------    --------    --------
          Total other income, (expense) net....    (1,433)     (1,237)     (2,632)     (3,516)
Loss before reorganization costs...............   (15,611)    (38,080)    (29,687)    (72,443)
Reorganization items income....................       778          --         412          --
                                                 --------    --------    --------    --------
          Net loss.............................  $(14,833)   $(38,080)   $(29,275)   $(72,443)
                                                 ========    ========    ========    ========

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                       COMBINED STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                  (UNAUDITED)
                                                                (IN THOUSANDS)
Operating activities
  Net loss..................................................  $(29,275)  $(72,443)
  Adjustment to reconcile net loss to net cash provided by
     operating activities:
     Provision for doubtful accounts........................         0     17,562
     Depreciation and amortization..........................     3,096      2,019
     Changes in operating assets and liabilities:
       Accounts receivable..................................    (1,597)     3,918
       Prepaid expenses and other...........................    (1,990)    (5,103)
       Accounts payable.....................................    10,970     47,168
       Accrued expenses and other liabilities...............     5,524     10,400
                                                              --------   --------
          Net cash used in operating activities before
           reorganization items.............................   (13,272)     3,521
  Decrease in liabilities subject to compromise.............    (2,209)        --
                                                              --------   --------
  Net cash used in operating activities.....................   (15,481)     3,521
Investing activities
  Fixed asset acquisitions..................................      (264)    (9,526)
  Deposits and other assets.................................       143      1,356
                                                              --------   --------
          Net cash used in investing activities                   (121)    (8,170)
Financing activities
  Proceeds from debtor-in-possession financing                  14,750         --
  Proceeds from long-term debt                                      --      1,309
  Payments on capitalized lease obligations                     (1,858)    (1,496)
                                                              --------   --------
          Net cash provided by (used in) financing
           activities.......................................    12,892       (187)
Net decrease in cash and cash equivalents...................    (2,710)    (4,836)
Cash and cash equivalents, beginning of year................     4,347      4,836
                                                              --------   --------
Cash and cash equivalents, end of year......................  $  1,637   $     --
                                                              ========   ========

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

               COMBINED STATEMENT OF NET STOCKHOLDERS' DEFICIENCY

                                     CHERRY            CHERRY U.K.
                              COMMUNICATIONS INC.        LIMITED
                                  COMMON STOCK        COMMON STOCK     ADDITIONAL                     TOTAL
                              --------------------   ---------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                              SHARES       AMOUNT    SHARES   AMOUNT    CAPITAL       DEFICIT      DEFICIENCY
                              -------      -------   ------   ------   ----------   -----------   -------------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Balance December 31, 1997...   1,249         $1      50,000    $84      $61,467      $(386,640)     $(325,088)
Net loss (unaudited)........      --         --          --     --           --        (29,275)       (29,275)
                               -----         --      ------    ---      -------      ---------      ---------
Balance June 30, 1998
  (unaudited)...............   1,249         $1      50,000    $84      $61,467      $(415,915)     $(354,363)
                               =====         ==      ======    ===      =======      =========      =========

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                NOTES TO COMBINED UNAUDITED FINANCIAL STATEMENTS
                                 JUNE 30, 1998

NOTE 1. BASIS OF PRESENTATION

     The accompanying unaudited combined financial statements include the accounts of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("RCG") and Cherry Communications U.K. Limited ("Cherry U.K."). Cherry U.K.'s financial statements are prepared on a March 31 fiscal year-end. For combination purposes, March 31, 1998 financial statements of Cherry U.K., which were previously included in the combined entity as of December 31, 1997, have been combined with the March 31, 1998 financial statements of RCG. Therefore, the statement of net stockholders' deficiency and statement of cash flows reflect an adjustment for Cherry U.K. which was previously included in fiscal year 1997. For combination purposes, the six months ended June 30, 1997 of Cherry U.K. have been combined with the six months ended June 30, 1997 for RCG.

     These financial statements do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of the interim periods covered have been included. For further information, refer to the audited combined financial statements and footnotes included elsewhere in this Proxy.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

     The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results expected for the full year. Certain reclassifications have been made to the prior period's financial information to conform with the presentations used in 1998.

                         COMBINED FINANCIAL STATEMENTS

                      CHERRY COMMUNICATIONS INCORPORATED,
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
                           (DEBTOR-IN-POSSESSION) AND
                       CHERRY COMMUNICATIONS U.K. LIMITED
                          YEAR ENDED DECEMBER 31, 1997
                      WITH REPORT OF INDEPENDENT AUDITORS

                      CHERRY COMMUNICATIONS INCORPORATED,
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

                     AUDITED COMBINED FINANCIAL STATEMENTS

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-9
Audited Combined Financial Statements
Combined Balance Sheet as of December 31, 1997..............  F-10
Combined Statement of Operations for the year ended December
  31, 1997..................................................  F-11
Combined Statement of Net Stockholders' Deficiency for the
  year ended December 31, 1997..............................  F-12
Combined Statement of Cash Flows for the year ended December
  31, 1997..................................................  F-13
Notes to Combined Financial Statements......................  F-14

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Cherry Communications Incorporated,
  d/b/a Resurgens Communications Group
  and Cherry Communications U.K. Limited

     We have audited the accompanying combined balance sheet of Cherry Communications Incorporated (d/b/a Resurgens Communications Group), and Cherry Communications U.K. Limited (collectively referred to as the "Companies") as of December 31, 1997, and the related statements of operations, net stockholders' deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at December 31, 1997, of the Companies and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

     The accompanying combined financial statements have been prepared assuming that the Companies will continue as a going concern. As more fully described in
Note 2 to the financial statements, the Companies have not complied with the repayment schedule for several of its loan agreements and is party to significant litigation, the outcome of which cannot be predicted. In addition, the Companies have incurred recurring operating losses, have a working capital deficiency and have lost virtually all of their customer base. Cherry Communications Incorporated (d/b/a Resurgens Communications Group) filed voluntary bankruptcy under Chapter 11 of the United States Bankruptcy Code on October 24, 1997, and is currently operating its business as a debtor-in-possession under the supervision of the Bankruptcy Court. These conditions raise substantial doubt about the Companies' ability to continue as a going concern. Although Cherry Communications Incorporated (d/b/a Resurgens Communications Group) is currently operating as a Debtor-In-Possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the ability to formulate a plan of reorganization which will gain approval of the creditors and confirmation by the Bankruptcy Court, success of future operations, and the ability to recover the carrying amount of assets and/or the amount and classification of liabilities. The 1997 financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of the bankruptcy proceedings and related uncertainties.

                                          /s/  ERNST & YOUNG LLP

June 5, 1998

Atlanta, Georgia

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1997

                                                              (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $   4,347
  Accounts receivable:
     Trade, net of allowance for doubtful accounts of
      $1,062................................................        1,757
     Other..................................................          648
                                                                ---------
                                                                    2,405
     Prepaid expenses.......................................        1,838
                                                                ---------
          Total current assets..............................        8,590
Property and equipment:
  Telecommunications equipment..............................       50,456
  Furniture, fixtures and equipment.........................       10,266
  Leasehold improvements....................................        2,593
                                                                ---------
                                                                   63,315
  Less accumulated depreciation and amortization............       (8,357)
                                                                ---------
  Net property and equipment................................       54,958
Deposits and other assets, net..............................          295
                                                                ---------
          Total assets......................................    $  63,843
                                                                =========

                  LIABILITIES AND NET STOCKHOLDERS' DEFICIENCY

Current liabilities not subject to compromise:
  Accounts payable..........................................    $   8,761
  Accrued expenses..........................................        1,719
  Debtor-in-possession (DIP) loan...........................        7,250
  Current portion of capitalized lease obligations..........        3,630
                                                                ---------
          Total current liabilities.........................       21,360
Liabilities subject to compromise (Note 3)..................      336,751
Long-term obligations not subject to compromise:
  Capitalized lease obligations, less current portion.......       30,820
                                                                ---------
          Total liabilities.................................      388,931
Net stockholders' deficiency:
  Common stock, Resurgens, no par value, authorized 10,000
     shares, issued 1,249 at December 31, 1997..............            1
  Common stock, Cherry U.K., no par value, authorized and
     issued 50,000 shares at December 31, 1997..............           84
  Additional paid-in capital................................       61,467
  Accumulated deficit.......................................     (386,640)
                                                                ---------
          Net stockholders' deficiency......................     (325,088)
                                                                ---------
          Total liabilities and net stockholders'
          deficiency........................................    $  63,843
                                                                =========

                             See accompanying notes

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

                        COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                                     1997
                                                                --------------
                                                                (IN THOUSANDS)
Revenues....................................................      $ 165,489
Cost of services............................................        246,494
                                                                  ---------
Gross margin................................................        (81,005)
Operating expenses:
  Selling, general and administrative expenses..............         34,891
  Depreciation and amortization.............................          5,814
  Provision for doubtful accounts...........................         33,743
                                                                  ---------
          Total operating expenses..........................         74,448
Operating loss..............................................       (155,453)
Other income (expense):
  Interest and finance charges..............................        (11,939)
  Loss on disposition of property...........................         (2,977)
  Litigation settlements -- non bankruptcy..................         (1,328)
  Other income..............................................            642
                                                                  ---------
          Total other expense, net..........................        (15,602)
Loss before reorganization costs............................       (171,055)
Reorganization items (Note 4)...............................           (665)
                                                                  ---------
Net loss....................................................      $(171,720)
                                                                  =========

                             See accompanying notes

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

               COMBINED STATEMENT OF NET STOCKHOLDERS' DEFICIENCY

                                                        CHERRY
                                    CHERRY          COMMUNICATIONS
                             COMMUNICATIONS INC.     U.K. LIMITED
                                 COMMON STOCK        COMMON STOCK     ADDITIONAL                      NET
                             --------------------   ---------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                              SHARES      AMOUNT    SHARES   AMOUNT    CAPITAL       DEFICIT      DEFICIENCY
                              ------      ------    ------   ------   ----------   -----------   -------------
                                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
Balance, December 31,
  1996.....................    1,000        $1      50,000    $84      $61,467      $(214,920)     $(153,368)
  Additional shares issued
     related to WorldCom
     settlement (Note 3)...      249        --          --     --           --             --             --
  Net loss.................       --        --          --     --           --       (171,720)      (171,720)
                               -----        --      ------    ---      -------      ---------      ---------
Balance, December 31,
  1997.....................    1,249        $1      50,000    $84      $61,467      $(386,640)     $(325,088)
                               =====        ==      ======    ===      =======      =========      =========

                             See accompanying notes

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

                        COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

                                                              (IN THOUSANDS)
OPERATING ACTIVITIES
Net loss....................................................    $(171,720)
Adjustment to reconcile net loss to net cash provided by
  operating activities:
  Provision for doubtful accounts...........................       33,743
  Depreciation and amortization.............................        5,814
  Loss on disposition of property and equipment.............        2,977
  Write-off of unrealizable deposits and other assets.......        1,450
  Changes in operating assets and liabilities:
     Accounts receivables...................................        6,520
     Prepaid expenses and other.............................         (669)
     Accounts payable.......................................     (181,332)
     Accrued expenses and other liabilities.................       (8,559)
                                                                ---------
          Net cash used in operating activities before
          reorganization items..............................     (311,776)
Increase in liabilities subject to compromise...............      314,228
                                                                ---------
          Net cash provided by operating activities.........        2,452
INVESTING ACTIVITIES
Purchases of property and equipment.........................       (9,545)
Deposits and other assets...................................          851
                                                                ---------
          Net cash used in investing activities.............       (8,694)
FINANCING ACTIVITIES
Proceeds from DIP loan......................................        7,250
Payments on capitalized lease obligations...................       (1,496)
                                                                ---------
Net cash provided by financing activities...................        5,754
                                                                ---------
Net decrease in cash and cash equivalents...................         (488)
Cash and cash equivalents, beginning of year................        4,835
                                                                ---------
Cash and cash equivalents, end of year......................    $   4,347
                                                                =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest and finance charges paid...........................    $     830
                                                                =========
Supplemental schedule of noncash investing and financing
  activities:
     Capitalized lease obligations incurred for property and
      equipment.............................................    $  13,756
                                                                =========
     Deposits applied to capital lease obligations..........    $   1,165
                                                                =========

                             See accompanying notes

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Cherry Communications Incorporated (d/b/a Resurgens Communications Group) ("Resurgens") is a facilities-based international long-distance carrier operating five long distance switch centers throughout the United States and overseas, and has arrangements with domestic and foreign long distance carriers for processing international calls. Resurgens primarily provides long distance network services to U.S. based long distance carriers. Although there are a number of domestic and foreign long distance carriers, a change in carriers could disrupt Resurgens' ability to service its customers, which would result in a possible loss of operating revenues. In August 1997 Resurgens began experiencing a substantial decline in revenues, and in October 1997 Resurgens began restructuring its network to improve quality and eliminate those costs not necessary to implement Management's decision to focus its business efforts as a carrier's carrier. Resurgens' bankruptcy filing (as described in Note 2) which resulted in a substantial loss of customers and a corresponding write-off in accounts receivable was an initial step in implementing the new business strategy.

     The combined financial statements presented herein also include financial statements of Cherry Communications U.K. Limited ("Cherry U.K.") which is held under common ownership. This subsidiary has licensing and operating agreements for international telephone access in association with Resurgens. Cherry U.K. records an administrative revenue fee derived solely from Resurgens, based on an agreed upon percentage of operating expense, which is eliminated in these combined financial statements.

     In October 1996, WorldCom Network Services ("WorldCom") threatened to stop providing private line services and switch services to Resurgens as a result of Resurgens' failure to pay WorldCom. In response, Resurgens commenced a lawsuit against WorldCom asserting various claims including substantial billing disputes. Effective July 24, 1997 the Companies settled their litigation and claims against WorldCom. The settlement resulted, among other things, in the execution by Resurgens of two promissory notes in the aggregate principal amount of $165,000 (terms of which are further described in Note 3), the issuance of shares of Resurgens to WorldCom (representing 19.9% of outstanding shares) and the executions of a pledge and security agreement for 51% of the outstanding shares of Resurgens and 51% of the outstanding shares of Cherry U.K. This pledge and security agreement gave WorldCom the ability to effectively control 71% and 51% of the voting common shares of Resurgens and Cherry U.K., respectively.

     After this settlement was reached WorldCom, Resurgens, Cherry U.K., James
R. Elliott (owner of 80.1% of Resurgens and sole owner of Cherry U.K.), and John
D. Phillips entered into a series of agreements, effective October 1, 1997, whereby John D. Phillips received an option to purchase ("call right") James R. Elliott's common stock of the combined Companies (1,000 shares of Resurgens and 50,000 shares of Cherry U.K.) for $1,000 and James R. Elliott received the right to require ("put right") John D. Phillips to purchase the common stock of the companies for $1,000. John D. Phillips was also granted a revocable voting proxy for all of the shares owned and controlled by WorldCom, thereby giving him effective control of Resurgens and Cherry U.K. In conjunction with John D. Phillips obtaining effective control of the Companies, Resurgens filed a voluntary petition for relief under the provisions of Chapter 11 of the Federal Bankruptcy Code. In addition, WorldCom agreed to provide debtor-in-possession financing (see Note 5). Effective May 8, 1998, John D. Phillips closed on his option and acquired all of the outstanding shares of common stock of Cherry U.K. for $1,000. James R. Elliott's exercise of his put right related to the 1,000 shares of Resurgens stock has been enjoined by the Bankruptcy Court and the Plan of Reorganization currently provides that Resurgens stockholders will receive no consideration under the Plan.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of Resurgens and Cherry U.K. (which is commonly controlled) (collectively, the "Companies"). Cherry U.K. was purchased by the major shareholder of Resurgens in November 1995. Cherry U.K.'s financial statements are prepared on a March 31 fiscal year end. For combination purposes, March 31, 1998 financial statements of Cherry U.K. have been combined with the December 31, 1997 financial statements of Resurgens. Significant intercompany accounts and transactions have been eliminated in combination.

CASH AND CASH EQUIVALENTS

     The Companies consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are generally computed using the straight-line method over the estimated useful lives of the related assets as indicated below:

Telecommunications equipment..............................  5-10 years
Furniture, fixtures and equipment.........................  4-5 years
Leasehold improvements....................................  Life of lease

     In the event facts and circumstances indicate the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the assets would be compared to the carrying amount of the assets to determine if a write down to fair value may be required.

REVENUE RECOGNITION

     Revenues are derived primarily from the provision of long-distance telecommunications services and are recognized when the services are provided.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997 the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997.

     The Companies intend to adopt the provisions of SFAS 130 in 1998 and do not expect its application to have a material impact on the financial position or results of operations of the Companies.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
FINANCIAL INSTRUMENTS

  Concentration of Credit Risk

     Financial instruments that potentially subject the Companies to significant concentrations of credit risk consist principally of cash and cash equivalents, trade accounts receivable, accounts payable and long term debt.

     The Companies maintain cash and cash equivalents and certain other financial instruments with various financial institutions. The Companies' policy is designed to limit exposure at any one institution by performing periodic evaluations of the relative credit standing of those financial institutions.

  Fair Value of Financial Instruments

     The fair value of the Companies' financial instruments classified as current assets or liabilities, including cash and cash equivalents, accounts receivable, and accounts payable approximate carrying value, principally because of the short maturity of these items.

     The carrying amounts of the long-term debt payable approximate fair value due to the interest rates on these agreements approximating the Companies' incremental borrowing rates, and the fair values of capitalized lease obligations approximate carrying value based on their effective interest rates compared to current market rates.

SIGNIFICANT CUSTOMERS

     The Companies' revenues are derived from a variety of customers including one customer, which accounted for 19% of the Companies' revenues during 1997.

ADVERTISING COSTS

     Pursuant to American Institute of Certified Public Accountants (AICPA) Statement of Position No. 93-7, "Reporting on Advertising Cost," the Companies expensed advertising costs of $2,226 as incurred in 1997.

COST OF SERVICES AND PRODUCTS

     Cost of services include payments primarily to local exchange carriers ("LECs") and interexchange carriers, primarily for access and transport charges.

INCOME TAXES

     Due to Resurgens' conversion from a subchapter S Corporation to a C Corporation as of August 1, 1997, Resurgens began accounting for income taxes under the liability method. Under this method, deferred income taxes are recorded to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts for income tax purposes.

     For the period prior to August 1, 1997, all taxable losses were allocated to the owners of Resurgens. Accordingly no income taxes are reflected for Resurgens in the accompanying financial statements for the period prior to the conversion. Cherry U.K. accounted for income taxes under the liability method for fiscal 1997.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates and such differences could be material.

FOREIGN OPERATIONS

     Summarized financial information for Cherry U.K. in US dollars, prior to intercompany elimination, is:

                                                               1997
                                                              -------
BALANCE SHEET
  Current assets............................................  $   792
  Property and equipment....................................    6,932
                                                              -------
          Total assets......................................    7,724
Current liabilities, including amount due to Resurgens of
  $4,496....................................................    6,337
Long-term debt..............................................    3,996
                                                              -------
          Total liabilities.................................   10,333
                                                              -------
          Net deficiency....................................  $(2,609)
                                                              =======
STATEMENT OF OPERATIONS
  Revenues..................................................  $ 2,848
  Expenses..................................................    3,665
                                                              =======
          Net loss..........................................  $  (817)
                                                              =======

FOREIGN CURRENCY TRANSLATION

     Translation adjustments arising from combining Cherry U.K. are reflected within the statements of operations as the US dollar is the functional currency of Cherry U.K.

2. PETITION FOR RELIEF UNDER CHAPTER 11 BANKRUPTCY

     On October 24, 1997, Resurgens filed a voluntary petition for relief under the provisions of Chapter 11 of the Federal Bankruptcy Code ("Chapter 11") in the United States Bankruptcy Court for the Northern District of Illinois (the "Court"). Cherry U.K. was not included in this bankruptcy filing. Under Chapter 11, certain claims against Resurgens in existence prior to the filing for relief under the federal bankruptcy laws are stayed while Resurgens continues business operations as a Debtor-in-Possession subject to the supervision of the Court. Management filed a plan of reorganization on June 15, 1998 which contemplates emergence in the third quarter of 1998. There can be no assurance at this time that a plan of reorganization will be approved or confirmed by the Bankruptcy Court, or that such plan will be consummated.

     After an exclusivity period, creditors of Resurgens have the right to propose alternative plans of reorganization. Any plan of reorganization, among other things, is likely to result in material dilution of the equity of existing stockholders as a result of a possible issuance of equity to creditors or new investors.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. PETITION FOR RELIEF UNDER CHAPTER 11 BANKRUPTCY -- (CONTINUED)
     The accompanying financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. However, as a result of the Chapter 11 filing and circumstances relating to this event, including Resurgens' leveraged financial structure and losses from operations, such realization of assets and liquidation of liabilities is subject to significant uncertainty. While under protection of Chapter 11, Resurgens may sell or otherwise dispose of assets and liquidate or settle liabilities, for amounts other than those reflected in the financial statements. Further, a plan of reorganization could materially change the amounts reported in the financial statements. Accordingly such financial statements do not give effect to all adjustments of the carrying value of assets or liabilities that might be necessary as a consequence of a plan of reorganization or the inability of the Companies to continue as a going concern.

     The ability to continue as a going concern is dependent upon, among other things, confirmation of a plan of reorganization, future profitable operations, and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.

3. LIABILITIES SUBJECT TO COMPROMISE

     The principal categories of claims classified as liabilities subject to compromise under the reorganization proceedings are identified below. These amounts may be subject to future adjustment depending on the Court's action, further developments with respect to disputed claims, determination as to the value of any collateral securing claims, and other events. Additional claims may arise resulting from rejection of additional executory contracts or unexpired leases by Resurgens.

                                                                1997
                                                              --------
Accounts payable............................................  $136,095
Long-term debt..............................................   168,545
Governmental entities.......................................     7,314
Former employees............................................     2,485
Professional fees...........................................     2,098
Accrued interest............................................     2,939
Other liabilities...........................................    17,275
                                                              --------
                                                              $336,751
                                                              ========

     As a result of the bankruptcy filing, no principal or interest payments will be made on any pre-petition debt without Court approval or until a reorganization plan defining the repayment terms has been approved. Contractual interest expense not recorded on certain pre-petition debt totaled $2,100 for the period from October 24, 1997 through December 31, 1997.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. LIABILITIES SUBJECT TO COMPROMISE -- (CONTINUED)
LONG-TERM DEBT, SUBJECT TO COMPROMISE

                                                                1997
                                                              --------
WorldCom installment note due December 30, 1997, interest to accrue at 18% for default of payment......................  $ 50,000
WorldCom installment note due July 23, 2000, bearing
  interest at 10%. Interest only payments are due quarterly
  beginning March 31, 1998 and payments of principal and
  interest beginning October 23, 1998.......................   115,000
Illinois Capital Group installment note due September 1997,
  bearing interest at 10% with monthly principal and
  interest payments of $60. Penalty of $250 added to
  principal for nonpayment of principal balance on due
  date......................................................       367
Esplanade at Locust Point installment note due June 1999,
  with monthly payments of $100, including interest imputed
  at 12.5%. Includes interest penalty of $894 added to
  principal in 1998 due to nonpayments on account...........     3,008
Eastern Telecom installment note due on or before November
  1, 1998 bearing interest at 8%............................       170
                                                              --------
          Total long-term debt, subject to compromise.......  $168,545
                                                              ========

     Under the two WorldCom installment notes, which are secured by substantially all of the Companies' assets and stock of the Corporations, any defaults allow WorldCom to charge interest at 18% annually on all outstanding balances, and to request the entire indebtedness to become due. The Companies have defaulted on the $50,000 note payable due December 30, 1997, and subsequent to year end, defaulted on the March 31, 1998 interest payment due on the $115,000 note. Remedies of default are not waived under this agreement by any failure or delay by any party in exercising any remedy of default.

     On April 2, 1996 Resurgens settled a litigation case with Illinois Capital Group related to delinquent payments for leased switching equipment. In connection with this settlement, a promissory note was executed for approximately $1,300. The note required monthly payments beginning April 15, 1996 with a penalty amount of $250 if Resurgens did not make payments when due. Resurgens ceased payment on this note in mid 1997 and therefore this penalty amount has been added to the principal balance.

     Resurgens entered into a settlement agreement with Esplanade at Locust Point Limited Partnership ("Esplanade") on January 29, 1996 which released Resurgens from litigation claims involving leased office space. In connection with this settlement, a promissory note was issued in the amount of $4,000, with monthly payments of $100 to begin in March 1996, with no interest. Resurgens failed to remit the required monthly payments during 1997. The agreement stated that an additional $1,000 would be assessed and due if the companies failed to meet the required payment schedule. Esplanade filed a claim against Resurgens for the outstanding balance of the loan plus the additional penalty amount. Prior to December 31, 1997, a judgment was reached in this case and an additional amount of $894 was granted to Esplanade. This amount is subject to an interest rate of 12.5% and is included in the principal balance amount at December 31, 1997.

     The Eastern Telecom installment note was signed on August 1, 1997, based upon judicial court settlement, for $190. The amount relates to non-performance of a purchase agreement for switching equipment by Resurgens.

     As part of the Chapter 11 reorganization process, Resurgens has attempted to notify all known or potential creditors of the Chapter 11 filing for the purpose of identifying all pre-petition claims against Resurgens. Generally, creditors whose claims arose prior to the Petition Date had until February 6, 1998 ("Bar Date") to file claims or be barred from asserting claims in the future. Claims arising from rejection of

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. LIABILITIES SUBJECT TO COMPROMISE -- (CONTINUED) executory contracts by Resurgens, and claims related to certain other items were permitted to be filed within other dates as set by the Court.

     Differences between amounts shown by Resurgens and claims filed by creditors are being investigated and will either be resolved or adjudicated. The ultimate amount of and settlement terms for such liabilities are subject to the confirmed plan of reorganization and are not presently determinable. The total amount of proofs of claims filed in Court approximate $434,000, while the amount accrued by Resurgens at December 31, 1997 is $336,751. This difference of approximately $95,000 pertains to claims that management believes to be duplicate claims, amounts relating to outstanding litigation (See Note 11) and other disputed claims for which management is unable to predict the ultimate outcome of and therefore, no provision has been recorded in the financial statements for this difference.

4. REORGANIZATION ITEMS

     Reorganization items recorded in 1997 consisted of:

Rejected lease expense......................................  $ 956
Professional fees...........................................    233
Professional fees abated....................................   (524)
                                                              -----
                                                              $ 665
                                                              =====

     Professional fees incurred consisted of consulting and legal fees for bankruptcy activity and restructuring efforts on behalf of Resurgens and the creditor's committee.

5. DEBTOR-IN-POSSESSION (DIP) FINANCING

     In November 1997, the Court authorized Resurgens to enter into a financing agreement with WorldCom in order to facilitate continued operations as a debtor-in-possession. The terms of this financing agreement originally provided for maximum advances thereunder to $19,000 and required repayment on April 30, 1998 at 12% interest.

     On April 16, 1998 the financing agreement was amended to provide for an increased maximum amount of $25,000 and an extended term through July 31, 1998. As of June 5, 1998, the Company had borrowed an additional $13,700.

6. CAPITALIZED LEASE OBLIGATIONS

     The Companies lease telecommunications and other equipment through capitalized lease arrangements.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. CAPITALIZED LEASE OBLIGATIONS -- (CONTINUED)
     Future minimum lease payments on these capitalized lease obligations at December 31, 1997 are as follows:

1998........................................................   $  6,930
1999........................................................     10,499
2000........................................................     10,382
2001........................................................      9,966
2002........................................................      5,493
                                                               --------
          Net minimum lease payments........................     43,270
Less amount representing interest...........................     (8,820)
                                                               --------
Present value of minimum lease payments.....................     34,450
Less current portion of capitalized lease obligations.......     (3,630)
                                                               --------
Long-term portion of capitalized lease obligations, not
  subject to compromise.....................................   $ 30,820
                                                               ========

     The net carrying value of assets under capital leases was $35,900 at December 31, 1997, and is included in property and equipment. Amortization of these assets is included in depreciation expense.

7. EMPLOYEE 401(K) PLAN

     Effective January 1, 1997, Resurgens established a defined contribution savings plan, intended to qualify under IRS Code Section 401(k), available to all employees who complete six months of service and are at least age 21. Employees may contribute up to 15% of their salary per year, subject to statutory limitations, and Resurgens matches 100% of employee contributions up to 5% of each employee's salary. Resurgens' matching contributions vest 20% per year. Resurgens' expense under the plan during 1997 amounted to approximately $98.

8. INCOME TAXES

     For the period from inception through July 31, 1997, Resurgens elected to have its income taxed directly to its individual shareholders under the provisions of Subchapter S of the Internal Revenue Code ("the Code"). Accordingly, no deferred income taxes were established for Resurgens. Effective August 1, 1997, the S-Corporation election was terminated due to a change in ownership and Resurgens is now subject to federal and state income taxes. Upon conversion to C corporation status, Resurgens recorded a net deferred tax asset which was fully offset by the establishment of a valuation reserve. Accordingly, no charge or benefit was made to the income tax provision to reflect the impact of this change in tax status.

     Effective August 1, 1997, the accompanying financial statements reflect provisions for income taxes computed in accordance with the requirements of Statement of Financial Accounting Standards ("SFAS") No. 109. With respect to Cherry U.K., the accompanying financial statements reflect provisions for income taxes calculated under the provisions of SFAS No. 109 since acquisition. For the period prior to the change in tax status, the provision has been presented on a pro forma basis as if Resurgens had been liable for federal and state income taxes since January 1, 1997.

     The Companies have generated significant net operating losses ("NOLs") both in the United States and in the United Kingdom. These NOLs may be available to offset future taxable income, subject to the limitations discussed below. Resurgens has generated NOL carryforwards totaling $128,000 in the United

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

8. INCOME TAXES -- (CONTINUED)
States after the date of the conversion from S-Corporation to C-Corporation status. Cherry U.K. has NOLs available at December 31, 1997 approximating $1,500 in the United Kingdom. The United States federal NOL generated in 1997 expires in the year 2012, while the United Kingdom NOLs do not expire.

     The significant components of the Companies' deferred tax assets and liabilities are:

                                                      AUGUST 1,   DECEMBER 31,
                                                        1997          1997
                                                      ---------   ------------
Deferred tax assets:
  Allowance for bad debts...........................   $ 2,846      $ 4,889
  Net operating loss carry-forward..................        --       48,871
  Accruals..........................................       341          319
  Depreciation and amortization.....................       452          458
  Contested liabilities.............................    31,064        6,825
  Other.............................................        17           29
  Valuation allowance...............................   (29,347)     (56,061)
                                                       -------      -------
                                                         5,373        5,330
                                                       -------      -------
Deferred tax liabilities:
  Depreciation and amortization.....................       474          441
  Installment sale..................................     4,899        4,889
                                                       -------      -------
                                                         5,373        5,330
                                                       -------      -------
          Net deferred assets.......................   $    --      $    --
                                                       =======      =======

     The pro forma reconciliation of income tax benefit attributable to operations computed at the US federal statutory rates to income tax expense is:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
Tax benefit at US statutory rate............................    $(58,079)
State income tax benefit....................................      (6,833)
Permanent differences.......................................       1,025
Change in valuation allowance...............................      63,887
                                                                --------
                                                                $     --
                                                                ========

9. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Companies' offices, along with various equipment and property access rights, are leased under operating leases expiring in 1998 through 2006. Certain leases contain escalation clauses based upon increases in the consumer price index.

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9. COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     Future minimum lease payments on noncancellable operating leases at December 31 are as follows:

                                                               1997
                                                              ------
1998........................................................  $1,347
1999........................................................   1,007
2000........................................................     765
2001........................................................     516
2002........................................................     255
Thereafter..................................................     568
                                                              ------
          Total future minimum lease payments...............  $4,458
                                                              ======

     Rent expense for the year ended December 31, 1997 was approximately $3,538.

10. RELATED PARTY TRANSACTIONS

     Effective April 1, 1997, Resurgens entered into a ten-year lease agreement for an office building with shareholder related trusts. Until occupancy on or about January 1, 1998, Resurgens is required to pay 50% of the monthly lease amount or approximately $11 per month. For the year ended December 31, 1997, the Companies recorded rent expense of $200 associated with this lease. In December 1997, Resurgens recorded a liability of $444 for rejecting the lease in accordance with Chapter 11 provisions.

     During fiscal 1997, Resurgens utilized WorldCom, a shareholder, for transport services aggregating $27,834, which have been expensed by the Companies in cost of service. The amount owed to WorldCom at December 31, 1997 is $188,992, of which $178,863 is recorded as liabilities subject to compromise.

     Effective April 1998, Resurgens entered into a Carrier Service Agreement with WorldCom pursuant to which WorldCom is obligated to purchase international long distance services up to $25,000 a month provided the services are of acceptable quality and the rates are at least equal to rates from other third parties. The contract is for a one year initial term but automatically renews each month, subject to a one year termination notice.

11. LITIGATION

     The Companies are subject to numerous lawsuits, investigations and claims (a number of which involve amounts that are material to these financial statements) arising out of the conduct of its business, including those relating to commercial transactions and regulatory matters. Such items generally relate to claims made previous to Resurgens filing bankruptcy; therefore, the ultimate liability of Resurgens is generally included in the liabilities subject to compromise (see Note 3).

     Resurgens is party to an action with AT&T in which AT&T filed suit against Resurgens. Resurgens purchased long distance and international service from AT&T from January 1996 through February 1997, and disputed the accuracy of certain charges which prompted AT&T to terminate all services. AT&T seeks in excess of $16,000 for alleged unpaid services. Resurgens has filed a counterclaim against AT&T, alleging offset claims for the full amount of AT&T's claims, resulting from alleged inaccurate billing by AT&T. Resurgens also alleges false and deceptive advertising claims, unfair competition and deceptive business practices claims against AT&T. Resurgens has recorded all disputed invoices aggregating $16,528 and cannot predict the ultimate outcome of this case.

     Resurgens is party to an action with MidCom Communications Inc. (MidCom). Resurgens initially sued MidCom during 1996 and MidCom subsequently filed a case against Resurgens. Resurgens sold a portion of its commercial customer base to MidCom during 1995, but did not receive the full payment for the customer

                       CHERRY COMMUNICATIONS INCORPORATED
                     (D/B/A RESURGENS COMMUNICATIONS GROUP)
         (DEBTOR-IN-POSSESSION) AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

11. LITIGATION -- (CONTINUED)
base and sued MidCom for $16,200. MidCom filed a counter suit against the Company asserting that Resurgens' actions related to the sale of the customer base allegedly breached the contract, violated the Uniform Commercial Code, and constituted tortious interference with the contract. MidCom filed a $36,000 proof of claim in Resurgens' bankruptcy case. The litigation of both parties has been stayed and remanded to a bankruptcy court hearing. Given the uncertainty of this matter, Management is unable to predict the ultimate outcome of this case and accordingly, has not accrued any liability for this claim.

     Coast to Coast Plus, Inc., a former customer, filed suit in November 1996 alleging that it suffered $10,000 in damages from Resurgens' "wrongful" termination of its long-distance telecommunications services and overbillings for services Resurgens did not provide. Resurgens filed an answer denying liability and filed a counterclaim and a third party claim against the principals of Coast to Coast which asserted four claims: two RICO claims, a fraud claim, and a breach of contract, including $250 owed for long-distance services. Management is unable to predict the ultimate outcome of this case and accordingly, has not accrued any liability for this claim.

     First Premier Bank asserted a claim for approximately $44,000 against Cherry Payment Systems and Dallas Leasing Group, which are companies that were merged into Resurgens in prior years, for non-payment on past due loans. First Premier Bank did not file a proof of claim as of the bar date with the Court and therefore management does not believe it is obligated for this amount. Given the uncertainty of this asserted claim, Management can not predict the ultimate outcome of this matter and accordingly, has not accrued any liability for this claim.

     The Companies are also involved in other claims, inquiries and litigation arising in the ordinary course of business. The Companies believe that these matters, taken individually or in the aggregate, would not have a material adverse impact on the Companies' financial position or results of operations.

12. SUBSEQUENT EVENTS

On May 12, 1998 the Companies and World Access, Inc. ("World Access") entered into a merger agreement whereby World Access will acquire the Companies. The agreement is subject to, among other things, Bankruptcy Court approval, certain monthly revenue and gross margin levels, confirmation of Resurgens' Plan of Reorganization and World Access shareholder approval. Pursuant to the terms of the agreements, the creditors of Resurgens and shareholders of Cherry U.K. will receive 3,125,000 and 625,000 shares of World Access common stock, respectively, in the aggregate at the closing of the mergers. In addition, Resurgens' creditors and Cherry U.K. shareholders would have the right to receive additional consideration of up to 6,250,000 and 1,250,000 shares of World Access common stock, respectively, over the next two and one-half years contingent upon the achievement of certain financial criteria by the Companies.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                          AUDITED FINANCIAL STATEMENTS

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........  M-29
Audited Financial Statements
Combined Balance Sheet as of December 31, 1996..............  M-30
Combined Statements of Operations for the years ended
  December 31, 1995 and 1996................................  M-31
Combined Statement of Stockholder's Equity (Deficit) for the
  two years ended December 31, 1996.........................  M-32
Combined Statements of Cash Flows for the years ended
  December 31, 1995 and 1996................................  M-33
Notes to Combined Financial Statements......................  M-34

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BOARD OF DIRECTORS
  CHERRY COMMUNICATIONS INCORPORATED AND CHERRY COMMUNICATIONS U.K. LIMITED

     We have audited the accompanying balance sheet of Cherry Communications Incorporated and Cherry Communications U.K. Limited (collectively referred to as the "Companies") as of December 31, 1996 and the related combined statements of operations, stockholder's equity (deficit) and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Cherry Communications Incorporated and Cherry Communications U.K. Limited as of December 31, 1996, and the combined results of their operations and their combined cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Companies will continue as a going concern. As discussed in Notes 2 and 9 to the financial statements, the Companies incurred substantial losses in 1995 and 1996 and have disputed significant net accounts payable balances due their primary vendor. Although the dispute has been settled, as discussed in Note 10, and 1996 balances payable have been reduced, significant balances converted to notes payable remain. The Companies' ability to obtain an equity infusion or replacement financing for these notes is limited by the terms and collateral arrangements of the settlement. The terms of the settlement agreement will continue the Companies' dependence on this vendor as one of the Companies' primary long distance carriers. These matters raise substantial doubt about the Companies' ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. Continuation of the Companies is dependent upon the Companies' ability to return to profitability and to achieve sufficient cash flow from operations, additional debt or equity. The accompanying combined statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Companies be unable to continue as a going concern.

                                          /s/  GRANT THORNTON LLP

Chicago, Illinois
July 11, 1997, except for Notes 2 and 10, as to which the date is July 24, 1997

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1996

                                                               (IN THOUSANDS,
                                                              EXCEPT FOR SHARE
                                                                INFORMATION)
                                     ASSETS
Current assets
  Cash and cash equivalents.................................      $  4,836
  Accounts receivable
  Trade, net of allowance for doubtful accounts of
     $41,346................................................        42,275
  Other.....................................................           392
                                                                  --------
                                                                    42,667
  Prepaid expenses and other................................         1,170
                                                                  --------
          Total current assets..............................        48,673
Property and equipment, net.................................        40,447
Other assets
  Deposits and other assets, net............................         3,760
                                                                  --------
          Total assets......................................      $ 92,880
                                                                  ========

                 LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

Current liabilities
  Current portion of long-term debt.........................      $ 12,230
  Current portion of capitalized lease obligations..........         5,083
  Accounts payable..........................................       198,760
  Accrued excise and other taxes............................         3,967
  Accrued expenses..........................................         4,910
  Accrued litigation costs..................................           892
  Other liabilities.........................................           500
                                                                  --------
          Total current liabilities.........................       226,342
Long-term obligations
  Capitalized lease obligations, less current portion.......        18,272
  Long-term debt, less current portion......................         1,634
                                                                  --------
          Total liabilities.................................       246,248
Commitments and contingencies...............................            --
Stockholder's equity (deficit)
  Common stock, Cherry Communications Incorporated, no par
     value, authorized 10,000 shares, issued and outstanding
     1,000 shares...........................................             1
  Common stock, Cherry Communications U.K. Limited, no par
     value, authorized and issued 50,000 shares.............            84
  Additional paid-in capital................................        61,467
  Accumulated deficit.......................................      (214,920)
                                                                  --------
          Total stockholder's equity (deficit)..............      (153,368)
                                                                  --------
          Total liabilities and stockholder's equity
          (deficit).........................................      $ 92,880
                                                                  ========

    The accompanying notes are an integral part of this financial statement.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                       COMBINED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                1995       1996
                                                              --------   ---------
                                                                 (IN THOUSANDS)
Operating revenues
  Carrier long distance.....................................  $ 41,646   $ 315,699
  Commercial long distance..................................    24,215      19,739
  Residential long distance.................................    12,940       7,857
  Other income..............................................     2,868       9,710
                                                              --------   ---------
          Total operating revenues..........................    81,669     353,005
Operating expenses
  Cost of services and products.............................    80,982     391,615
  Selling, general and administrative expenses..............    20,447      32,622
  Provision for doubtful accounts...........................     6,032      32,004
                                                              --------   ---------
          Total operating expenses..........................   107,461     456,241
                                                              --------   ---------
          Operating loss....................................   (25,792)   (103,236)
Other income (expense)
  Interest and finance charges..............................    (2,142)    (15,299)
  Gain on sale of customer base.............................     5,486       1,339
  Loss on disposition of property and equipment.............        --        (394)
  Loss on disposition of investment securities..............        --        (643)
  Other income..............................................       278          93
                                                              --------   ---------
          Total other expense, net..........................     3,622     (14,904)
                                                              --------   ---------
          Loss before income tax expense....................   (22,170)   (118,140)
Income tax expense..........................................         5          10
                                                              --------   ---------
          Net loss..........................................  $(22,175)  $(118,150)
                                                              ========   =========

   The accompanying notes are an integral part of these financial statements.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

              COMBINED STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                   FOR THE TWO YEARS ENDED DECEMBER 31, 1996

                                            CHERRY            CHERRY
                                        COMMUNICATIONS    COMMUNICATIONS
                                         INCORPORATED      U.K. LIMITED                                UNREALIZED       TOTAL
                                         COMMON STOCK      COMMON STOCK     ADDITIONAL                  GAIN ON     STOCKHOLDER'S
                                        ---------------   ---------------    PAID-IN     ACCUMULATED   INVESTMENT      EQUITY
                                        SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL       DEFICIT     SECURITIES     (DEFICIT)
                                        ------   ------   ------   ------   ----------   -----------   ----------   -------------
Balance, January 1, 1995..............  1,000      $1         --    $--      $35,672      $ (73,045)     $  --        $ (37,372)
Stockholder's contribution of notes
  payable and accrued interest payable
  of $500.............................     --      --         --     --       25,795             --         --           25,795
Stockholder's acquisition of common
  stock of Cherry Communications U.K.
  Limited, November 1995..............     --      --     50,000     84           --         (1,550)        --           (1,466)
Unrealized gain on investment
  securities..........................     --      --         --     --           --             --        476              476
Net loss..............................     --      --         --     --           --        (22,175)        --          (22,175)
                                        -----      --     ------    ---      -------      ---------      -----        ---------
Balance, December 31, 1995............  1,000       1     50,000     84       61,467        (96,770)       476          (34,742)
Change in unrealized gain on
  investment securities...............     --      --         --     --           --             --       (476)            (476)
Net loss..............................     --      --         --     --           --       (118,150)        --         (118,150)
                                        -----      --     ------    ---      -------      ---------      -----        ---------
Balance, December 31, 1996............  1,000      $1     50,000    $84      $61,467      $(214,920)     $  --        $(153,368)
                                        =====      ==     ======    ===      =======      =========      =====        =========

    The accompanying notes are an integral part of this financial statement.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                       COMBINED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                1995       1996
                                                              --------   ---------
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(22,175)  $(118,150)
  Adjustment to reconcile net loss to net cash provided by
    (used in) operating activities:
    Loss on disposition of investment securities............        --         643
    Depreciation and amortization...........................     1,118       4,923
    Loss on disposition of property and equipment...........        --         394
    Gain on sale of customer base...........................    (5,486)     (1,339)
    Increase in receivables.................................   (25,672)    (15,276)
    Increase in prepaid expenses and other..................      (234)       (936)
    Increase in accounts payable............................    53,996     146,311
    Increase in accrued excise and other taxes..............     1,913       1,269
    Increase in accrued expenses............................     2,359       2,308
    Decrease in accrued litigation costs....................    (5,846)     (2,816)
    Increase in other liabilities...........................       346         154
                                                              --------   ---------
         Total adjustments..................................    22,494     135,635
                                                              --------   ---------
         Net cash provided by operating activities..........       319      17,485
Cash flows from investing activities:
  Proceeds from sale of customer base.......................     2,486       1,339
  Proceeds from sales of investment securities..............       423          --
  Purchases of property and equipment.......................    (5,106)     (8,141)
  Deposits and other assets.................................    (1,192)       (835)
                                                              --------   ---------
         Net cash used in investing activities..............    (3,389)     (7,637)
Cash flows from financing activities:
  Proceeds from notes payable...............................     1,378         313
  Payments on notes payable.................................      (698)     (1,174)
  Payments on capitalized lease obligations.................    (1,608)     (7,010)
  Increase in notes payable to stockholder..................     5,336          --
                                                              --------   ---------
         Net cash provided by (used in) financing
          activities........................................     4,408      (7,871)
                                                              --------   ---------
         Net increase in cash and cash equivalents..........     1,338       1,977
Cash and cash equivalents, beginning of year................     1,521       2,859
                                                              --------   ---------
Cash and cash equivalents, end of year......................  $  2,859   $   4,836
                                                              ========   =========
Supplemental disclosure of cash flow information:
  Interest and finance charges..............................  $    856   $   2,193
  Income taxes paid.........................................         4          12
Supplemental schedule of noncash investing and financing
  activities:
  Assets received in settlement of accounts receivable......  $  3,000   $   1,880
  Investment securities assigned to vendors.................        --       2,357
  Accounts payable converted into notes payable.............     9,002          --
  Capitalized lease obligations incurred....................     6,195      24,803
  Contribution of notes payable and accrued interest to
    equity..................................................    25,795          --
  Unrealized gain on investment securities..................       476        (476)
  Decrease in contingency reserve through issuance of notes
    payable.................................................        --      (4,258)

   The accompanying notes are an integral part of these financial statements.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Cherry Communications Incorporated ("Cherry") commenced operations in 1991 as a successor through merger of five businesses operating in the payment processing and credit authorization industry, including leasing of bank card processing machinery. During 1992, Cherry discontinued the operations of the five businesses and began the new business of a non-switch-based reseller of long distance services to residential and commercial customers throughout the United States. In late 1994, Cherry acquired its first long distance switch. As of December 31, 1996, Cherry is a switch-based carrier operating nine long distance switch centers throughout the United States and overseas, and has arrangements with foreign carriers for processing of international calls. Cherry provides its long distance network services to resellers, agents and end users consisting of business and residential customers. At December 31, 1996, Cherry primarily uses one long distance carrier, WorldCom, Inc., as its major long distance carrier. Although there are a number of long distance carriers, a change in carriers could disrupt Cherry's ability to service its customers, which could result in a possible loss of operating revenues.

     The combined financial statements presented herein also include financial statements of Cherry Communications U.K. Limited ("Cherry U.K.") which is held under common ownership. This affiliate has licensing and operating agreements for international telephone access in association with Cherry.

PRINCIPLES OF COMBINATION

     The combined financial statements include the accounts of Cherry and Cherry U.K. (collectively, the "Companies"). Cherry U.K. was purchased by the shareholder of Cherry in November 1995. Cherry U.K.'s financial statements are prepared on a March 31 fiscal year end. For combination purposes, Cherry U.K.'s financial statements as of and for the year ended March 31, 1997 and for the period ended March 31, 1996 have been combined with the December 31, 1996 and 1995 financial statements of Cherry, respectively. Significant intercompany accounts and transactions have been eliminated in combination.

CASH AND CASH EQUIVALENTS

     The Companies consider all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents consist of money market fund investments and short-term certificates of deposit. Exclusive of cash in banks, cash equivalents at December 31, 1996 approximate fair value. At December 31, 1996, the Companies' certificates of deposits approximated $2,176,000. The certificates of deposit are collateral for the Companies' line of credit agreement (note 4).

INVESTMENTS

     Short-term investments are comprised of equity securities. Investment securities are classified as available-for-sale and are stated at fair value as determined by quoted prices on exchanges. During the year ending December 31, 1996, all of the Companies' investment securities were transferred to the Companies' primary vendor in partial settlement of outstanding line charges. The fair value of these securities at the date of transfer approximated $2,357,000. The Companies recognized a loss of $643,000 from the transfer. During the year ending December 31, 1995, proceeds from the sale of investment securities was $423,000 with no realized gain or loss recognized.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are generally computed using the straight-line method over the estimated useful lives of the related assets.

INCOME TAXES

     Income taxes on net taxable earnings are payable personally by the stockholder, pursuant to an election under Subchapter S of the Internal Revenue Code, which states Cherry is not taxed as a corporation. Accordingly, no provision has been made for Federal income taxes for Cherry. Cherry U.K. income taxes are not material to the combined financial statements.

REVENUE RECOGNITION

     Revenues are recorded upon placing of calls or rendering of other related services.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Companies to concentration of credit risk consist principally of trade receivables. Concentration of credit risk with respect to these receivables is generally diversified because the Companies' customer base includes many entities spread across a large geographic area. The Companies routinely address the financial strength of its customers and, as a consequence, believe that its receivable credit risk exposure is limited.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN OPERATIONS

     Summarized financial information (in thousands of U.S. dollars) for Cherry U.K., prior to intercompany eliminations, is:

                                 BALANCE SHEET

                                                              MARCH 31,
                                                                1997
                                                              ---------
Current assets..............................................   $   712
Property and equipment......................................     1,633
                                                               -------
          Total assets......................................     2,345
Current liabilities, including amount due to Cherry of
  $2,952....................................................     4,137
                                                               -------
          Net deficiency....................................   $(1,792)
                                                               =======

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
                            STATEMENTS OF OPERATIONS

                                                              YEAR ENDED   PERIOD ENDED
                                                              MARCH 31,     MARCH 31,
                                                                 1997          1996
                                                              ----------   ------------
Revenues....................................................    $2,377        $  809
Expenses....................................................     2,214         1,293
                                                                ------        ------
          Net income (loss).................................    $  163        $ (484)
                                                                ======        ======

     The functional currency of Cherry U.K. is the U.S. dollar. Consequently, gains or losses from remeasurement of Cherry U.K.'s accounts are recognized in operations.

NOTE 2. GOING CONCERN

     The accompanying financial statements have been prepared assuming the Companies will continue as a going concern. The Companies have sustained significant losses in 1995 and 1996, and has a deficit in stockholder's equity of approximately $153.4 million at December 31, 1996. As discussed in Note 9 -- Litigation, the Companies have various disputes with carriers for out-bound and in-bound line charges which affect timing and amounts of collections and payments. The most significant of these disputes is with WorldCom, Inc. ("WorldCom"), historically the Companies' primary carrier. As discussed in Note 10 -- Subsequent Events, the dispute with WorldCom has been settled as of July 24, 1997, resulting in, among other matters, a settlement of outstanding net liabilities of $202,415,000 at July 15, 1997 ($175,633,000 at December 31, 1996)
for $165,000,000 in notes. The first new note of $50,000,000 is due on December 31, 1997. The second new note of $115,000,000 is due in quarterly installments commencing October 23, 1998 through June 23, 2000, with interest payable quarterly at 10% per annum.

     Other terms of the settlement require the Companies to continue to pledge all assets as collateral for the notes, except for equipment under capitalized lease obligations; the Companies will issue shares representing 19.9% ownership to WorldCom; and the sole shareholder must pledge 51% of total outstanding shares as collateral. WorldCom will subordinate its collateral position up to $100,000,000 for new borrowings by the Company if 75% of the proceeds from a single new borrowing of up to $70.0 million or 50% of the proceeds from a single new borrowing over $70.0 million are used to pay WorldCom.

     These developments continue to have a material adverse effect and limit their Companies' ability to meet their obligations as they come due and to obtain financing or an equity infusion. The Companies' actions to address their current liquidity constraints and their financial performance include negotiations with potential lenders or equity participants. However, there can be no assurances that the Companies' actions will improve their financial performance or liquidity position or that they can avoid default on the December 31, 1997 payment of the $50,000,000 note obligation.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3. PROPERTY AND EQUIPMENT

     Property and equipment and related accumulated depreciation consist of the following at December 31, 1996 (in thousands):

                                                                          ESTIMATED
                                                                         USEFUL LIFE
                                                                        -------------
Equipment under capitalized lease obligations:
  Telecommunications equipment..............................  $31,052      5-10 years
  Other.....................................................    2,150         7 years
                                                              -------
                                                               33,202
Furniture, fixtures and equipment...........................   13,227       4-5 years
Leasehold improvements......................................    1,457   Life of lease
                                                              -------
          Total property and equipment......................   47,886
Less accumulated depreciation and amortization..............    7,439
                                                              -------
          Net property and equipment........................  $40,447
                                                              =======

     Depreciation and amortization expense for the years ended December 31, 1995 and 1996 was $1,068,000 and $4,226,000, respectively.

NOTE 4. LONG-TERM DEBT

                                                              (IN THOUSANDS)
WorldCom installment note (Note 1) due December, 1995,
  bearing interest at 12%. Due to the disputed balances with
  WorldCom, Cherry has not paid principal or interest on
  this note (1).............................................     $   679
WorldCom installment note (Note 2) due January, 1996,
  bearing interest at 16%. Due to the disputed balances with
  WorldCom, Cherry has not paid principal or interest on
  this note (1).............................................       8,323
WorldCom installment note (Note 3) due December, 1995,
  bearing interest at 10%. Due to the disputed balances with
  WorldCom, Cherry has not paid principal or interest on
  this note (1).............................................       1,378
Illinois Capital Group installment note due September, 1997, bearing interest at 10% with monthly principal and
  interest payments of $60,500..............................         519
Esplanade at Locust Point installment note due June, 1999,
  with monthly payments of $100,000, including interest
  imputed at 12.5%..........................................       2,565
First National Bank of Wheaton $400,000 (as of December 31,
  1996) line of credit bearing interest at the prime rate
  (8.5% as of December 31, 1996). The line of credit is due
  upon demand and is collateralized by certificates of
  deposits and general business assets......................         400
                                                                 -------
Total long-term obligations.................................      13,864
Less current portion of long-term debt......................      12,230
                                                                 -------
Long-term portion of long-term debt.........................     $ 1,634
                                                                 =======

---------------

(1) See Note 10 -- Subsequent Events.

     In January 1996, Cherry and Esplanade at Locust Point ("Esplanade") entered into an agreement as a settlement on an office property lease. As part of the $5,000,000 settlement, Cherry agreed to pay Esplanade

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4. LONG-TERM DEBT -- (CONTINUED)
$1,000,000 on February 9, 1996 and then make 40 monthly payments of $100,000 beginning March 1996. Interest on the note was imputed at a rate of 12.5% as no interest rate was explicitly stated in the agreement.

     In March, 1996, Cherry entered into an agreement with Illinois Capital Group ("ICG") as a settlement on equipment leases sold to ICG. Under the terms of the agreement, Cherry is to make 17 equal monthly payments of $60,500, including interest stated at 10% commencing April 15, 1996, with the final payment of approximately $56,900 in principal and interest due on September 15, 1997. In the event Cherry or the shareholder interferes with existing leases under the security agreement, an additional $250,000 penalty provision is due ICG.

     Principal amounts due under all of these debt arrangements at December 31, 1996 mature as follows (in thousands):

1997........................................................  $12,230
1998........................................................    1,055
1999........................................................      579
                                                              -------
                                                              $13,864
                                                              =======

NOTE 5. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the Companies' financial instruments classified as current assets or liabilities, including cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses approximate carrying value, principally because of the short maturity of these items.

     The carrying amounts of the long-term debt payable approximates fair value due to the interest rates on these agreements approximating Cherry's incremental borrowing rates.

     The fair values of capitalized lease obligations approximate carrying value based on their effective interest rates compared to current market rates.

NOTE 6. CAPITALIZED LEASE OBLIGATIONS

     The Companies lease telecommunications and other equipment through various equipment lease financing facilities. Such leases have been accounted for as capitalized lease obligations in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases."

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6. CAPITALIZED LEASE OBLIGATIONS -- (CONTINUED)
     Future minimum lease payments on these capitalized lease obligations (in thousands) are as follows:

                 YEARS ENDING DECEMBER 31,
                 -------------------------
1997........................................................  $ 7,869
1998........................................................    7,431
1999........................................................    7,155
2000........................................................    6,174
2001........................................................    1,782
Thereafter..................................................       --
                                                              -------
          Net minimum lease payments........................   30,411
Less amount representing interest...........................    7,056
                                                              -------
Present value of minimum lease payments.....................   23,355
Less current portion of capitalized lease obligations.......    5,083
                                                              -------
Long-term portion of capitalized lease obligations..........  $18,272
                                                              =======

     The net carrying value of assets under capital leases was $30,083,000 at December 31, 1996, and is included in property and equipment. Amortization of these assets is included in depreciation expense.

NOTE 7. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Companies' offices, along with various equipment and roof access rights, are leased under operating leases expiring in 1997 through 2006. Certain leases contain escalation clauses based upon increases in the consumer price index.

     Future minimum lease payment on noncancellable operating leases (in thousands) are as follows:

                 YEARS ENDING DECEMBER 31,
                 -------------------------
1997........................................................  $1,744
1998........................................................   1,328
1999........................................................     935
2000........................................................     767
2001........................................................     636
Thereafter..................................................   2,170
                                                              ------
                                                              $7,580
                                                              ======

     Rent expense for the years ended December 31, 1995 and 1996, was $972,000 and $2,062,000, respectively.

USAGE AND DEDICATED CIRCUIT AGREEMENTS

     The Companies have entered into agreements with various long distance providers which require minimum usage. The Companies have also entered into agreements with various long distance carriers for dedicated circuits. These agreements guarantee the provider a base monthly charge regardless of the actual volume of usage or use of dedicated circuits by the Companies or their customers.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8. RELATED PARTY TRANSACTIONS

     Effective April 1, 1997, Cherry entered into a ten-year lease agreement for an office building with shareholder related trusts. Until occupancy on or about January 1, 1998, Cherry is required to pay 50% of the monthly lease amount or approximately $11,000 per month. Lease payment terms, as determined by independent appraisers, over the ten-year period range from $265,000 to $345,000 annually. At December 31, 1996, Cherry had recorded an initial deposit of $100,000 for the lease. Tenant finish and other improvements to the office facility are expected to approximate $4,000,000.

NOTE 9. LITIGATION

     The Companies are subject to a number of lawsuits, investigations and claims (some of which involve substantial amounts) arising out of the conduct of their business, including those relating to commercial transactions and regulatory matters. One such lawsuit was brought by Cherry against Digital Communications of America, WorldCom Network Services Inc. and WorldCom Inc. (collectively referred to as "WorldCom"), asserting various claims including substantial billing disputes. WorldCom asserted various counterclaims. Subsequent to December 31, 1996, the parties reached a settlement. See Note
10 -- Subsequent Events.

     Cherry is also party to an action with AT&T in which AT&T filed suit against Cherry. Cherry purchased long distance and international service from AT&T from January, 1996 through February, 1997. Cherry disputed the accuracy of certain charges and AT&T terminated all services. AT&T seeks $17.2 million for alleged unpaid services. Cherry has counterclaimed against AT&T, alleging offset claims for the full amount of AT&T's claims, resulting from alleged inaccurate billing by AT&T. Cherry also alleges false and deceptive advertising claims, unfair competition and deceptive business practices claims against AT&T. The litigation is at an early stage. Parties have not yet engaged in discovery. Cherry has recorded all disputed invoices.

     In addition, the Companies are also party to an action with a U.K.-based carrier in which the carrier filed suit in the U.K. against the Companies. The Companies purchased international service from this carrier from February, 1996 through April, 1997. The carrier seeks approximately $5.0 million for alleged unpaid services and finance charges. The litigation is at an early stage. The Companies recorded all of the carrier's invoices.

     The Companies are also involved in other litigation concerning significant collection matters, some of which have resulted in counterclaims. Based on advice of counsel, the Companies believe such matters will be resolved within the limits of its collection reserves.

     Coast to Coast Plus, Inc., a former carrier customer, filed suit in November, 1996 alleging that it suffered $10 million in damages from Cherry's "wrongful" termination of its long-distance telecommunication services and overbillings for services Cherry did not provide. Cherry filed an answer denying liability and filed a counterclaim and a third party claim against the principals of Coast to Coast which asserted four claims: two RICO claims, a fraud claim, and a breach of contract, including $250,000 owed for long-distance services. Deposition and discovery is underway. Based on advice of counsel, Cherry believes this litigation will not have a material effect on the combined financial position.

     The Companies are also involved in other miscellaneous claims, inquiries and litigation arising in the ordinary course of business. The Companies believe that these matters, taken individually or in the aggregate, would not have a material adverse impact on the Companies' combined financial position or results of operations.

                       CHERRY COMMUNICATIONS INCORPORATED
                     AND CHERRY COMMUNICATIONS U.K. LIMITED

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 10. SUBSEQUENT EVENTS

     Effective April 1, 1997, Cherry entered into a new lease with a related party for new office facilities. See Note 8 -- Related Party Transactions.

     On July 2, 1997, Cherry entered into a letter of intent with EqualNet Holding Corp. ("EqualNet") for a proposed business transaction expected to be a merger of the Company into EqualNet, with Cherry's stockholder retaining 91% of the combined entity. The transaction is expected to be treated as a reverse purchase acquisition and is subject to due diligence, shareholder approval and certain other preconditions.

     Effective July 24, 1997, Cherry settled its litigation and claims against WorldCom. The settlement provides for, among other matters, the following:

          (1) All claims of both parties as of July 15, 1997 (estimated by Cherry to be approximately $202.4 million net accounts, notes and interest payable) to be converted to two notes payable in the individual amounts of $50.0 million and $115.0 million. The first note of $50.0 million is non-interest bearing and due December 31, 1997. The second note of $115.0 million is due in quarterly installments commencing October 23, 1998 through July 23, 2000. Interest is payable at 10% per annum and is due on March 31, 1998, June 30, 1998, July 23, 1998 and quarterly thereafter.

          (2) WorldCom is granted continued security interests in all of the assets of Cherry, except for the limited security interest granted to Cherry's bank up to $2.0 million.

          (3) The sole shareholder executes a pledge and security agreement granting a first-priority interest in 51% of the outstanding shares of Cherry subject to anti-dilution provisions.

          (4) On August 1, 1997, Cherry is required to issue common shares equivalent to 19.9% of the then-outstanding shares of Cherry to WorldCom, also subject to anti-dilution provisions.

          (5) Similar pledge (51%) agreement requirement applies to the shareholder's interest in Cherry U.K..

          (6) WorldCom will subordinate its security interests up to $100.0 million for new borrowings if certain proceeds of such borrowings are remitted to WorldCom (75% for a single borrowing up to $70.0 million or 50% for a single borrowing over $70 million).

          (7) If Cherry repays both notes by December 30, 1997, it or its nominee may repurchase the transferred shares totaling 19.9% for $10.

     Cherry has reflected the settlement reduction of net payables of approximately $37.4 million as a reduction of disputed costs and finance charges of $11.4 million and $26.0 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

                                NEW WORLD ACCESS

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                        WORLD ACCESS                                  NEW
                                                                          AND NACT                                WORLD ACCESS
                                                       NACT MINORITY      COMBINED                                    AND
                                             WORLD       INTEREST       ("NEW WORLD                 RESURGENS      RESURGENS
                                             ACCESS     ADJUSTMENTS       ACCESS")     RESURGENS   ADJUSTMENTS      COMBINED
                                            --------   -------------    ------------   ---------   -----------    ------------
                                                            ASSETS
Current Assets
 Cash and equivalents                       $ 57,653     $     --         $ 57,653     $  1,637     $ (7,000)(C)    $ 52,290
 Marketable securities....................     3,500           --            3,500           --           --           3,500
 Accounts receivable......................    41,819           --           41,819        3,354           --          45,173
 Inventories..............................    34,473           --           34,473           --           --          34,473
 Other current assets.....................    15,429           --           15,429        4,476           --          19,905
                                            --------     --------         --------     --------     --------        --------
       Total Current Assets...............   152,874           --          152,874        9,467       (7,000)        155,341
Property and equipment....................    17,203           --           17,203       52,126        9,000(C)       78,329
Goodwill..................................    74,378        9,617(A)        83,995           --       71,251(C)      155,246
Acquired technology.......................                  4,400(A)         4,400           --           --           4,400
Other assets..............................    24,063           --           24,063          152       18,300(C)       42,515
                                            --------     --------         --------     --------     --------        --------
       Total Assets.......................  $268,518     $ 14,017         $282,535     $ 61,745     $ 91,551        $435,831
                                            ========     ========         ========     ========     ========        ========
                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Short-term debt..........................  $  4,408     $     --         $  4,408     $  3,542     $     --        $  7,950
 Accounts payable.........................    23,087           --           23,087       19,731           --          42,818
 Other accrued liabilities................    12,913           --           12,913        7,243        2,000(C)       22,156
                                            --------     --------         --------     --------     --------        --------
       Total Current Liabilities..........    40,408           --           40,408       30,516        2,000          72,924
Long-term debt............................   115,529           --          115,529           --           --         115,529
Noncurrent liabilities....................     1,564        1,700(A)         3,264       29,050           --          32,314
Minority interests........................    12,443      (12,443)(A)           --           --           --              --
                                            --------     --------         --------     --------     --------        --------
       Total Liabilities..................   169,944      (10,743)         159,201       59,566        2,000         220,767
Stockholders' Equity
 Common stock.............................       219           20(A)           239           85          (85)(D)         275
                                                                                                          36(C)
 Capital in excess of par value...........   133,286       46,640(A)       179,926       61,467      (61,467)(D)     271,620
                                                                                                      91,694(C)
 Accumulated deficit......................   (34,931)     (21,900)(B)      (56,831)     (59,373)      59,373(D)      (56,831)
                                            --------     --------         --------     --------     --------        --------
       Total Stockholders' Equity.........    98,574       24,760          123,334        2,179       89,551         215,064
                                            --------     --------         --------     --------     --------        --------
       Total Liabilities and Stockholders'
        Equity............................  $268,518     $ 14,017         $282,535     $ 61,745     $ 91,551        $435,831
                                            ========     ========         ========     ========     ========        ========

                                                                           NEW
                                                                      WORLD ACCESS,
                                                                        RESURGENS
                                                          TELCO         AND TELCO
                                             TELCO     ADJUSTMENTS      COMBINED
                                            --------   -----------    -------------
                                                            ASSETS
Current Assets
 Cash and equivalents                       $ 11,601    $     --        $  63,891
 Marketable securities....................     2,200          --            5,700
 Accounts receivable......................    16,974          --           62,147
 Inventories..............................    23,209      (4,500)(E)       53,182
 Other current assets.....................       954          --           20,859
                                            --------    --------        ---------
       Total Current Assets...............    54,938      (4,500)         205,779
Property and equipment....................     8,383      (2,800)(E)       83,912
Goodwill..................................     7,617      30,125(E)       192,988
Acquired technology.......................        --      56,400(E)        60,800
Other assets..............................        --      23,400(E)        65,915
                                            --------    --------        ---------
       Total Assets.......................  $ 70,938    $102,625        $ 609,394
                                            ========    ========        =========
                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Short-term debt..........................  $     --    $     --        $   7,950
 Accounts payable.........................     4,357          --           47,175
 Other accrued liabilities................    12,635       6,650(E)        41,441
                                            --------    --------        ---------
       Total Current Liabilities..........    16,992       6,650           96,566
Long-term debt............................        --          --          115,529
Noncurrent liabilities....................       991      24,900(E)        58,205
Minority interests........................        --          --               --
                                            --------    --------        ---------
       Total Liabilities..................    17,983      31,550          270,300
Stockholders' Equity
 Common stock.............................       110        (110)(F)          340
                                                              65(E)
 Capital in excess of par value...........    79,017     (79,017)(F)      469,485
                                                         197,865(E)
 Accumulated deficit......................   (26,172)     26,172(F)      (130,731)
                                                         (73,900)(G)
                                            --------    --------        ---------
       Total Stockholders' Equity.........    52,955      71,075          339,094
                                            --------    --------        ---------
       Total Liabilities and Stockholders'
        Equity............................  $ 70,938    $102,625        $ 609,394
                                            ========    ========        =========

                                NEW WORLD ACCESS

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                        NACT                                                  NEW WORLD
                                      MINORITY         NEW                                   ACCESS AND
                           WORLD      INTEREST        WORLD                  RESURGENS        RESURGENS
                           ACCESS    ADJUSTMENTS      ACCESS    RESURGENS   ADJUSTMENTS       COMBINED
                          --------   -----------     --------   ---------   -----------     -------------
                                                 ASSETS
Current Assets
  Cash and
     equivalents........  $ 57,653    $     --       $57,653    $  1,637     $ (7,000)(C)     $ 52,290
  Marketable
     securities.........     3,500          --         3,500          --           --            3,500
  Accounts receivable...    41,819          --        41,819       3,354           --           45,173
  Inventories...........    34,473          --        34,473          --           --           34,473
  Other current
     assets.............    15,429          --        15,429       4,476           --           19,905
                          --------    --------       --------   --------     --------         --------
          Total Current
            Assets......   152,874          --       152,874       9,467       (7,000)         155,341
Property and
  equipment.............    17,203          --        17,203      52,126        9,000(C)        78,329
Goodwill................    74,378       9,617(A)     83,995          --       71,251(C)       155,246
Acquired technology.....                 4,400(A)      4,400          --           --            4,400
Other assets............    24,063          --        24,063         152       18,300(C)        42,515
                          --------    --------       --------   --------     --------         --------
          Total
            Assets......  $268,518    $ 14,017       $282,535   $ 61,745     $ 91,551         $435,831
                          ========    ========       ========   ========     ========         ========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt.......  $  4,408    $     --       $ 4,408    $  3,542     $     --         $  7,950
  Accounts payable......    23,087          --        23,087      19,731           --           42,818
  Other accrued
     liabilities........    12,913          --        12,913       7,243        2,000(C)        22,156
                          --------    --------       --------   --------     --------         --------
          Total Current
          Liabilities...    40,408          --        40,408      30,516        2,000           72,924
Long-term debt..........   115,529          --       115,529          --           --          115,529
Noncurrent
  liabilities...........     1,564       1,700(A)      3,264      29,050                        32,314
Minority interests......    12,443     (12,443)(A)        --          --           --               --
                          --------    --------       --------   --------     --------         --------
          Total
          Liabilities...   169,944     (10,743)      159,201      59,566        2,000          220,767
Stockholders' Equity
  Common stock..........       219          20(A)        239          85          (85)(D)          275
                                                                                   36(C)
  Capital in excess of
     par value..........   133,286      46,640(A)    179,926      61,467      (61,467)(D)      271,620
                                                                               91,694(C)
  Accumulated deficit...   (34,931)    (21,900)(B)   (56,831)    (59,373)      59,373(D)       (56,831)
                          --------    --------       --------   --------     --------         --------
          Total
           Stockholders'
            Equity......    98,574      24,760       123,334       2,179       89,551          215,064
                          --------    --------       --------   --------     --------         --------
          Total
            Liabilities
            and
           Stockholders'
            Equity......  $268,518    $ 14,017       $282,535   $ 61,745     $ 91,551         $435,831
                          ========    ========       ========   ========     ========         ========

                                NEW WORLD ACCESS

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                              NACT                                               NEW WORLD
                                            MINORITY         NEW                                 ACCESS AND
                                 WORLD      INTEREST        WORLD                   TELCO          TELCO
                                 ACCESS    ADJUSTMENTS      ACCESS     TELCO     ADJUSTMENTS      COMBINED
                                --------   -----------     --------   --------   -----------     ----------
                                                  ASSETS
Current Assets
  Cash and equivalents........  $ 57,653    $     --       $ 57,653   $ 11,601    $     --        $ 69,254
  Marketable securities.......     3,500          --          3,500      2,200          --           5,700
  Accounts receivable.........    41,819          --         41,819     16,974          --          58,793
  Inventories.................    34,473          --         34,473     23,209      (4,500)(E)      53,182
  Other current assets........    15,429          --         15,429        954          --          16,383
                                --------    --------       --------   --------    --------        --------
         Total Current
           Assets.............   152,874          --        152,874     54,938      (4,500)        203,312
Property and equipment........    17,203          --         17,203      8,383      (2,800)(E)      22,786
Goodwill......................    74,378       9,617(A)      83,995      7,617      30,125(E)      121,737
Acquired technology...........                 4,400(A)       4,400         --      56,400(E)       60,800
Other assets..................    24,063          --         24,063         --      23,400(E)       47,463
                                --------    --------       --------   --------    --------        --------
         Total Assets.........  $268,518    $ 14,017       $282,535   $ 70,938    $102,625        $456,098
                                ========    ========       ========   ========    ========        ========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt.............  $  4,408    $     --       $  4,408   $     --    $     --        $  4,408
  Accounts payable............    23,087          --         23,087      4,357          --          27,444
  Other accrued liabilities...    12,913          --         12,913     12,635       6,650(E)       32,198
                                --------    --------       --------   --------    --------        --------
         Total Current
           Liabilities........    40,408          --         40,408     16,992       6,650          64,050
Long-term debt................   115,529          --        115,529         --          --         115,529
Noncurrent liabilities........     1,564       1,700(A)       3,264        991      24,900(E)       29,155
Minority interests............    12,443     (12,443)(A)         --         --          --              --
                                --------    --------       --------   --------    --------        --------
         Total Liabilities....   169,944     (10,743)       159,201     17,983      31,550         208,734
Stockholders' Equity
  Common stock................       219          20(A)         239        110        (110)(F)         304
                                                                                        65(E)
  Capital in excess of par
    value.....................   133,286      46,640(A)     179,926     79,017     (79,017)(F)     377,791
                                                                                   197,865(E)
  Accumulated deficit.........   (34,931)    (21,900)(B)    (56,831)   (26,172)     26,172(F)     (130,731)
                                                                                   (73,900)(G)
                                --------    --------       --------   --------    --------        --------
         Total Stockholders'
           Equity.............    98,574      24,760        123,334     52,955      71,075         247,364
                                --------    --------       --------   --------    --------        --------
         Total Liabilities and
           Stockholders'
           Equity.............  $268,518    $ 14,017       $282,535   $ 70,938    $102,625        $456,098
                                ========    ========       ========   ========    ========        ========

                                NEW WORLD ACCESS

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                          NACT
                                                                        MINORITY         NEW
                                                            WORLD       INTEREST        WORLD
                                                            ACCESS     ADJUSTMENTS      ACCESS
                                                           --------   -------------    --------
                                            ASSETS
Current Assets
  Cash and equivalents...................................  $ 57,653     $     --       $ 57,653
  Marketable securities..................................     3,500           --          3,500
  Accounts receivable....................................    41,819           --         41,819
  Inventories............................................    34,473           --         34,473
  Other current assets...................................    15,429           --         15,429
                                                           --------     --------       --------
          Total Current Assets...........................   152,874           --        152,874
Property and equipment...................................    17,203           --         17,203
Goodwill.................................................    74,378        9,617(A)      83,995
Acquired technology......................................                  4,400(A)       4,400
Other assets.............................................    24,063           --         24,063
                                                           --------     --------       --------
          Total Assets...................................  $268,518     $ 14,017       $282,535
                                                           ========     ========       ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt........................................  $  4,408     $     --       $  4,408
  Accounts payable.......................................    23,087           --         23,087
  Other accrued liabilities..............................    12,913           --         12,913
                                                           --------     --------       --------
          Total Current Liabilities......................    40,408           --         40,408
Long-term debt...........................................   115,529           --        115,529
Noncurrent liabilities...................................     1,564        1,700(A)       3,264
Minority interests.......................................    12,443      (12,443)(A)         --
                                                           --------     --------       --------
          Total Liabilities..............................   169,944      (10,743)       159,201
Stockholders' Equity
  Common stock...........................................       219           20(A)         239
  Capital in excess of par value.........................   133,286       46,640(A)     179,926
  Accumulated deficit....................................   (34,931)     (21,900)(B)    (56,831)
                                                           --------     --------       --------
          Total Stockholders' Equity.....................    98,574       24,760        123,334
                                                           --------     --------       --------
          Total Liabilities and Stockholders' Equity.....  $268,518     $ 14,017       $282,535
                                                           ========     ========       ========

                                NEW WORLD ACCESS

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                                        WORLD ACCESS
                                                   WORLD                  TELCO          AND TELCO
                                                   ACCESS     TELCO    ADJUSTMENTS        COMBINED
                                                  --------   -------   -----------      ------------
                                               ASSETS
Current Assets
  Cash and equivalents..........................  $ 57,653   $11,601    $      --        $  69,254
  Marketable securities.........................     3,500     2,200           --            5,700
  Accounts receivable...........................    41,819    16,974           --           58,793
  Inventories...................................    34,473    23,209       (4,500)(E)       53,182
  Other current assets..........................    15,429       954           --           16,383
                                                  --------   -------    ---------        ---------
          Total Current Assets..................   152,874    54,938       (4,500)         203,312
Property and equipment..........................    17,203     8,383       (2,800)(E)       22,786
Goodwill........................................    74,378     7,617       30,125(E)       112,120
Acquired technology.............................                           56,400(E)        56,400
Other assets....................................    24,063        --       23,400(E)        47,463
                                                  --------   -------    ---------        ---------
          Total Assets..........................  $268,518   $70,938    $ 102,625        $ 442,081
                                                  ========   =======    =========        =========
Current Liabilities
  Short-term debt...............................  $  4,408   $    --    $      --        $   4,408
  Accounts payable..............................    23,087     4,357           --           27,444
  Other accrued liabilities.....................    12,913    12,635        6,650(E)        32,198
                                                  --------   -------    ---------        ---------
          Total Current Liabilities.............    40,408    16,992        6,650           64,050
Long-term debt..................................   115,529        --           --          115,529
Noncurrent liabilities..........................     1,564       991       24,900(E)        27,455
Minority interests..............................    12,443        --           --           12,443
                                                  --------   -------    ---------        ---------
          Total Liabilities.....................   169,944    17,983       31,550          219,477
Stockholders' Equity
  Common stock..................................       219       110         (110)(F)          284
                                                                               65(E)
  Capital in excess of par value................   133,286    79,017      (79,017)(F)      331,151
                                                                          197,865(E)
  Accumulated deficit...........................   (34,931)  (26,172)      26,172(F)      (108,831)
                                                                          (73,900)(G)
                                                  --------   -------    ---------        ---------
          Total Stockholders' Equity............    98,574    52,955       71,075          222,604
                                                  --------   -------    ---------        ---------
          Total Liabilities and Stockholders'
            Equity..............................  $268,518   $70,938    $ 102,625        $ 442,081
                                                  ========   =======    =========        =========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      WORLD
                                                                                                     ACCESS,
                                                                                                     ATI AND
                                                                WORLD                    NACT          NACT         NACT
                                                                ACCESS                 MAJORITY      MAJORITY     MINORITY
                             WORLD                  ATI        AND ATI                 INTEREST      INTEREST     INTEREST
                             ACCESS     ATI     ADJUSTMENTS    COMBINED      NACT     ADJUSTMENTS    COMBINED    ADJUSTMENTS
                            --------   ------   -----------    --------     -------   -----------   ----------   -----------
Sales of products.........  $ 69,830   $826...    $    --      $ 70,656     $ 1,175    $     --      $71,831
Service revenues..........    13,408       --          --        13,408       1,160          --       14,568       $    --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Total Sales..............    83,238      826          --        84,064       2,335          --       86,399            --
Cost of products sold.....    39,012   631...          --        39,643         755         190(D)    40,588            90(H)
Cost of services..........    12,189       --          --        12,189       1,220          --       13,409            --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Total Cost of Sales......    51,201      631          --        51,832       1,975         190       53,997            90
 Gross Profit.............    32,037      195          --        32,232         360        (190)      32,402           (90)
Engineering and
 development..............     2,582      241          --         2,823         504          --        3,327            --
Selling, general and
 administrative...........     7,936      349          --         8,285       1,369          --        9,654            --
Amortization of
 goodwill.................     1,882   --....          16(A)      1,898          39         360(E)     2,297           240(I)
                                           --          --                        --          --                         --
In-process research and
 development..............    50,000       --      (5,400)(B)    44,600          --     (44,600)(F)       --            --
Special charges...........     3,240       --          --         3,240          --          --        3,240            --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Operating Income (Loss)..   (33,603)    (395)      5,384       (28,614)     (1,552)     44,050       13,884          (330)
Interest and other
 income...................     1,971       --          --         1,971          --          --        1,971            --
Interest and other
 expense..................    (3,031)     (18)         --        (3,049)         --          --       (3,049)           --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Income (Loss) Before
   Income Taxes and
   Minority Interests.....   (34,663)    (413)      5,384       (29,692)     (1,552)     44,050       12,806          (330)
Income taxes..............     6,135       --        (140)(C)     5,995        (620)         --        5,375            --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Income (Loss) Before
   Minority Interests.....   (40,798)    (413)      5,524       (35,687)       (932)     44,050        7,431          (330)
Minority interests in
 earnings of subsidiary...     1,533       --          --         1,533          --        (305)(G)    1,228        (1,228)(J)
                            --------   ------     -------      --------     -------    --------      -------       -------
 Net Income (Loss)........  $(42,331)  $ (413)    $ 5,524      $(37,220)    $  (932)   $ 44,355      $ 6,203       $   898
                            ========   ======     =======      ========     =======    ========      =======       =======
Net Income (Loss) Per
 Common Share
 Basic....................
 Diluted..................
Weighted Average Shares
 Outstanding
 Basic....................
 Diluted..................


                                                                      NEW                                    NEW
                                                                     WORLD                                  WORLD
                                                                     ACCESS                                ACCESS,
                              NEW                                     AND                                 RESURGENS
                             WORLD                   RESURGENS     RESURGENS                   TELCO      AND TELCO
                             ACCESS     RESURGENS   ADJUSTMENTS     COMBINED       TELCO    ADJUSTMENTS    COMBINED
                            --------    ---------   -----------   ------------    -------   -----------   ----------
Sales of products.........  $ 71,831    $     --      $    --       $ 71,831      $54,552     $    --     $ 126,383
Service revenues..........    14,568      10,377           --         24,945           --          --        24,945
                            --------    --------      -------       --------      -------     -------     ---------
 Total Sales..............    86,399      10,377           --         96,776       54,552          --       151,328
Cost of products sold.....    40,678          --           --         40,678       32,969        (120)(P)    77,052
                                                                                                3,525(Q)
Cost of services..........    13,409      27,028           --         40,437           --                    40,437
                            --------    --------      -------       --------      -------     -------     ---------
 Total Cost of Sales......    54,087      27,028           --         81,115       32,969       3,405       117,489
 Gross Profit.............    32,312     (16,651)          --         15,661       21,583      (3,405)       33,839
Engineering and
 development..............     3,327          --           --          3,327        7,809          --        11,136
Selling, general and
 administrative...........     9,654      10,404          620(L)      20,678       11,974         460(R)     33,112
Amortization of
 goodwill.................     2,537          --        1,780(M)       4,317          406        (160)(S)     5,363
                                              --           --                          --         800(T)
In-process research and
 development..............        --          --           --             --        5,135      (5,135)(U)        --
Special charges...........     3,240          --           --          3,240           --          --         3,240
                            --------    --------      -------       --------      -------     -------     ---------
 Operating Income (Loss)..    13,554     (27,055)      (2,400)       (15,901)      (3,741)        630       (19,012)
Interest and other
 income...................     1,971           4           --          1,975          323          --         2,298
Interest and other
 expense..................    (3,049)     (2,224)          --         (5,273)          --          --        (5,273)
                            --------    --------      -------       --------      -------     -------     ---------
 Income (Loss) Before
   Income Taxes and
   Minority Interests.....    12,476     (29,275)      (2,400)       (19,199)      (3,418)        630       (21,987)
Income taxes..............     5,375          --       (5,375)(N)         --          100        (100)(V)        --
                            --------    --------      -------       --------      -------     -------     ---------
 Income (Loss) Before
   Minority Interests.....     7,101     (29,275)       2,975        (19,199)      (3,518)        730       (21,987)
Minority interests in
 earnings of subsidiary...        --          --           --             --           --          --            --
                            --------    --------      -------       --------      -------     -------     ---------
 Net Income (Loss)........  $  7,101    $(29,275)     $ 2,975       $(19,199)     $(3,518)    $   730     $ (21,987)
                            ========    ========      =======       ========      =======     =======     =========
Net Income (Loss) Per
 Common Share
 Basic....................                                                                                $   (0.67)(X)
                                                                                                          =========
 Diluted..................                                                                                $   (0.67)(X)
                                                                                                          =========
Weighted Average Shares
 Outstanding
 Basic....................                                                                                   32,724(X)
                                                                                                          =========
 Diluted..................                                                                                   32,724(X)
                                                                                                          =========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        WORLD ACCESS,
                                        ATI AND NACT       NACT                                               NEW WORLD
                                          MAJORITY       MINORITY                                             ACCESS AND
                                          INTEREST       INTEREST     NEW WORLD                RESURGENS      RESURGENS
                                          COMBINED      ADJUSTMENTS    ACCESS     RESURGENS   ADJUSTMENTS      COMBINED
                                        -------------   -----------   ---------   ---------   -----------    ------------
Sales of products.....................     $71,831        $    --      $71,831    $     --      $    --        $ 71,831
Service revenues......................      14,568             --       14,568      10,377           --          24,945
                                           -------        -------      -------    --------      -------        --------
  Total Sales.........................      86,399             --       86,399      10,377           --          96,776
Cost of products sold.................      40,588             90(H)    40,678          --           --          40,678
Cost of services......................      13,409             --       13,409      27,028           --          40,437
                                           -------        -------      -------    --------      -------        --------
  Total Cost of Sales.................      53,997             90       54,087      27,028           --          81,115
  Gross Profit........................      32,402            (90)      32,312     (16,651)          --          15,661
Engineering and development...........       3,327             --        3,327          --           --           3,327
Selling, general and administrative...       9,654             --        9,654      10,404          620(L)       20,678
Amortization of goodwill..............       2,297            240(I)     2,537          --        1,780(M)        4,317
Special charges.......................       3,240             --        3,240          --           --           3,240
                                           -------        -------      -------    --------      -------        --------
  Operating Income (Loss).............      13,884           (330)      13,554     (27,055)      (2,400)        (15,901)
Interest and other income.............       1,971             --        1,971           4           --           1,975
Interest and other expense............      (3,049)            --       (3,049)     (2,224)          --          (5,273)
                                           -------        -------      -------    --------      -------        --------
  Income (Loss) Before Income Taxes
    and Minority Interests............      12,806           (330)      12,476     (29,275)      (2,400)        (19,199)
Income taxes..........................       5,375             --        5,375          --       (5,375)(N)          --
                                           -------        -------      -------    --------      -------        --------
  Income (Loss) Before Minority
    Interests.........................       7,431           (330)       7,101     (29,275)       2,975         (19,199)
Minority interests in earnings of
  subsidiary..........................       1,228         (1,228)(J)       --          --           --              --
                                           -------        -------      -------    --------      -------        --------
  Net Income (Loss)...................     $ 6,203        $   898      $ 7,101    $(29,275)     $ 2,975        $(19,199)
                                           =======        =======      =======    ========      =======        ========
Net Income (Loss) Per Common Share
  Basic...............................                                                                         $  (0.73)(O)
                                                                                                               ========
  Diluted.............................                                                                         $  (0.73)(O)
                                                                                                               ========
Weighted Average Shares Outstanding
  Basic...............................                                                                           26,220(O)
                                                                                                               ========
  Diluted.............................                                                                           26,220(O)
                                                                                                               ========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           WORLD
                                          ACCESS,
                                          ATI AND
                                            NACT         NACT                                                    NEW
                                          MAJORITY     MINORITY                                              WORLD ACCESS
                                          INTEREST     INTEREST           NEW                     TELCO       AND TELCO
                                          COMBINED    ADJUSTMENTS    WORLD ACCESS     TELCO    ADJUSTMENTS     COMBINED
                                          --------   -------------   -------------   -------   -----------   ------------
Sales of products.......................  $71,831       $   --          $71,831      $54,552     $    --       $126,383
Service revenues........................   14,568           --           14,568           --          --         14,568
                                          -------       ------          -------      -------     -------       --------
  Total Sales...........................   86,399           --           86,399       54,552          --        140,951
Cost of products sold...................   40,588           90(H)        40,678       32,969        (120)(P)     77,052
                                                                                                   3,525(Q)
Cost of services........................   13,409           --           13,409           --                     13,409
                                          -------       ------          -------      -------     -------       --------
  Total Cost of Sales...................   53,997           90           54,087       32,969       3,405         90,461
  Gross Profit..........................   32,402          (90)          32,312       21,583      (3,405)        50,490
Engineering and development.............    3,327           --            3,327        7,809          --         11,136
Selling, general and administrative.....    9,654           --            9,654       11,974         460(R)      22,088
Amortization of goodwill................    2,297          240(I)         2,537          406        (160)(S)      3,583
                                                                                                     800(T)
In-process research and development.....       --           --               --        5,135      (5,135)(U)         --
Special charges.........................    3,240           --            3,240           --          --          3,240
                                          -------       ------          -------      -------     -------       --------
  Operating Income (Loss)...............   13,884         (330)          13,554       (3,741)        630         10,443
Interest and other income...............    1,971           --            1,971          323          --          2,294
Interest expense........................   (3,049)          --           (3,049)          --          --         (3,049)
                                          -------       ------          -------      -------     -------       --------
  Income (Loss) Before Income Taxes and
    Minority Interests..................   12,806         (330)          12,476       (3,418)        630          9,688
Income taxes............................    5,375           --            5,375          100      (1,655)(W)      3,820
                                          -------       ------          -------      -------     -------       --------
  Income (Loss) Before Minority
    Interests...........................    7,431         (330)           7,101       (3,518)      2,285          5,868
Minority interests in earnings of
  subsidiary............................    1,228       (1,228)(J)           --           --          --             --
                                          -------       ------          -------      -------     -------       --------
  Net Income (Loss).....................  $ 6,203       $  898          $ 7,101      $(3,518)    $ 2,285       $  5,868
                                          =======       ======          =======      =======     =======       ========
Net Income Per Common Share
  Basic.................................                                                                       $   0.20(X)
                                                                                                               ========
  Diluted...............................                                                                       $   0.19(X)
                                                                                                               ========
Weighted Average Shares Outstanding
  Basic.................................                                                                         28,974(X)
                                                                                                               ========
  Diluted...............................                                                                         30,655(X)
                                                                                                               ========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            WORLD ACCESS,
                                                               ATI AND
                                                                NACT           NACT
                                                              MAJORITY       MINORITY        NEW
                                                              INTEREST       INTEREST       WORLD
                                                              COMBINED      ADJUSTMENTS    ACCESS
                                                            -------------   -----------    -------
Sales of products.........................................     $71,831        $    --      $71,831
Service revenues..........................................      14,568             --       14,568
                                                               -------        -------      -------
  Total Sales.............................................      86,399             --       86,399
Cost of products sold.....................................      40,588             90(H)    40,678
Cost of services..........................................      13,409             --       13,409
                                                               -------        -------      -------
  Total Cost of Sales.....................................      53,997             90       54,087
  Gross Profit............................................      32,402            (90)      32,312
Engineering and development...............................       3,327             --        3,327
Selling, general and administrative.......................       9,654             --        9,654
Amortization of goodwill..................................       2,297            240(I)     2,537
Special charges...........................................       3,240             --        3,240
                                                               -------        -------      -------
  Operating Income........................................      13,884           (330)      13,554
Interest and other income.................................       1,971             --        1,971
Interest expense..........................................      (3,049)            --       (3,049)
                                                               -------        -------      -------
  Income Before Income Taxes and Minority Interests.......      12,806           (330)      12,476
Income taxes..............................................       5,375             --        5,375
                                                               -------        -------      -------
  Income Before Minority Interests........................       7,431           (330)       7,101
Minority interests in earnings of subsidiary..............       1,228         (1,228)(J)       --
                                                               -------        -------      -------
  Net Income..............................................     $ 6,203        $   898      $ 7,101
                                                               =======        =======      =======
Net Income Per Common Share
  Basic...................................................                                 $  0.32(K)
                                                                                           =======
  Diluted.................................................                                 $  0.30(K)
                                                                                           =======
Weighted Average Shares Outstanding
  Basic...................................................                                  22,470(K)
                                                                                           =======
  Diluted.................................................                                  23,969(K)
                                                                                           =======

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      WORLD
                                                     ACCESS,
                                                     ATI AND                                WORLD
                                                  NACT MAJORITY                           ACCESS AND
                                                    INTEREST                   TELCO        TELCO
                                                    COMBINED       TELCO    ADJUSTMENTS    COMBINED
                                                  -------------   -------   -----------   ----------
Sales of products...............................     $71,831      $54,552     $    --      $126,383
Service revenues................................      14,568           --          --        14,568
                                                     -------      -------     -------      --------
  Total Sales...................................      86,399       54,552          --       140,951
Cost of products sold...........................      40,588       32,969        (120)(P)    76,962
                                                                                3,525(Q)
Cost of services................................      13,409           --                    13,409
                                                     -------      -------     -------      --------
  Total Cost of Sales...........................      53,997       32,969       3,405        90,371
  Gross Profit..................................      32,402       21,583      (3,405)       50,580
Engineering and development.....................       3,327        7,809          --        11,136
Selling, general and administrative.............       9,654       11,974         460(R)     22,088
Amortization of goodwill........................       2,297          406        (160)(S)     3,343
                                                                                  800(T)
In-process research and development.............          --        5,135      (5,135)(U)        --
Special charges.................................       3,240           --          --         3,240
                                                     -------      -------     -------      --------
  Operating Income..............................      13,884       (3,741)        630        10,773
Interest and other income.......................       1,971          323          --         2,294
Interest expense................................      (3,049)          --          --        (3,049)
                                                     -------      -------     -------      --------
  Income Before Income Taxes and Minority
     Interests..................................      12,806       (3,418)        630        10,018
Income taxes....................................       5,375          100      (1,655)(W)     3,820
                                                     -------      -------     -------      --------
  Income Before Minority Interests..............       7,431       (3,518)      2,285         6,198
Minority interests in earnings of subsidiary....       1,228           --          --         1,228
                                                     -------      -------     -------      --------
  Net Income....................................     $ 6,203      $(3,518)    $ 2,285      $  4,970
                                                     =======      =======     =======      ========
Net Income Per Common Share
  Basic.........................................                                           $   0.18(X)
                                                                                           ========
  Diluted.......................................                                           $   0.17(X)
                                                                                           ========
Weighted Average Shares Outstanding
  Basic.........................................                                             26,947(X)
                                                                                           ========
  Diluted.......................................                                             28,627(X)
                                                                                           ========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                           WORLD ACCESS,
                                                                                                              ATI AND
                                                                        WORLD                   NACT           NACT
                                                                        ACCESS      NACT      MAJORITY       MAJORITY
                                    WORLD                   ATI        AND ATI    MAJORITY    INTEREST       INTEREST
                                   ACCESS      ATI      ADJUSTMENTS    COMBINED   INTEREST   ADJUSTMENTS     COMBINED
                                   -------   --------   -----------    --------   --------   -----------   -------------
Sales of products................  $71,392   $ 13,687     $  (150)(A)  $ 84,929   $24,502      $    --       $109,431
Service revenues.................   21,593         --          --        21,593     5,493           --         27,086
                                   -------   --------     -------      --------   -------      -------       --------
 Total Sales.....................   92,985     13,687        (150)      106,522    29,995           --        136,517
Cost of products sold............   43,827     13,586         (70)(A)    57,343     7,569          370(D)      65,282
Cost of services.................   17,018         --          --        17,018     5,756           --         22,774
                                   -------   --------     -------      --------   -------      -------       --------
 Total Cost of Sales.............   60,845     13,586         (70)       74,361    13,325          370         88,056
 Gross Profit....................   32,140        101         (80)       32,161    16,670         (370)        48,461
Engineering and development......    1,862      4,283          --         6,145     2,761           --          8,906
Selling, general and
 administrative..................    9,000      6,265          --        15,265     6,913           --         22,178
Amortization of goodwill.........    1,756         --         200(B)      1,956       573        2,150(E)       4,679
                                   -------   --------     -------      --------   -------      -------       --------
 Operating Income (Loss).........   19,522    (10,447)       (280)        8,795     6,423       (2,520)        12,698
Interest and other income........    2,503         64          --         2,567       734           --          3,301
Interest and other expense.......   (1,355)        --          --        (1,355)      (19)          --         (1,374)
                                   -------   --------     -------      --------   -------      -------       --------
 Income (Loss) Before Income
   Taxes and Minority
   Interests.....................   20,670    (10,383)       (280)       10,007     7,138       (2,520)        14,625
Income taxes.....................    7,536         --      (3,800)(C)     3,736     2,757           --          6,493
                                   -------   --------     -------      --------   -------      -------       --------
 Income (Loss) Before Minority
   Interests.....................   13,134    (10,383)      3,520         6,271     4,381       (2,520)         8,132
Minority Interests in Earnings of
 Subsidiary......................       --         --          --            --        --       (1,433)(F)     (1,433)
                                   -------   --------     -------      --------   -------      -------       --------
 Net Income (Loss)...............  $13,134   $(10,383)    $ 3,520      $  6,271   $ 4,381      $(3,953)      $  6,699
                                   =======   ========     =======      ========   =======      =======       ========
Net Income (Loss) Per Common
 Share
 Basic...........................
 Diluted.........................
Weighted Average Shares
 Outstanding
 Basic...........................
 Diluted.........................


                                                                                               NEW
                                      NACT                                                WORLD ACCESS
                                    MINORITY                                                   AND
                                    INTEREST         NEW                     RESURGENS      RESURGENS                   TELCO
                                   ADJUSTMENTS   WORLD ACCESS   RESURGENS   ADJUSTMENTS     COMBINED       TELCO     ADJUSTMENTS
                                   -----------   ------------   ---------   -----------   -------------   --------   -----------
Sales of products................    $   --        $109,431     $      --     $    --       $ 109,431     $113,013    $     --
Service revenues.................        --          27,086       165,489          --         192,575           --          --
                                     ------        --------     ---------     -------       ---------     --------    --------
 Total Sales.....................        --         136,517       165,489          --         302,006      113,013          --
Cost of products sold............       180(G)       65,462            --          --          65,462       72,638        (240)(O)
                                                                                                                         7,050(P)
Cost of services.................        --          22,774       246,494       1,230(K)      270,498           --          --
                                     ------        --------     ---------     -------       ---------     --------    --------
 Total Cost of Sales.............       180          88,236       246,494       1,230         335,960       72,638       6,810
 Gross Profit....................      (180)         48,281       (81,005)     (1,230)        (33,954)      40,375      (6,810)
Engineering and development......        --           8,906            --          --           8,906       14,927          --
Selling, general and
 administrative..................        --          22,178        74,448          --          96,626       28,181         925(Q)
Amortization of goodwill.........       480(H)        5,159            --       3,560(L)        8,719          669        (669)(R)
                                                                                                                         1,500(S)
                                     ------        --------     ---------     -------       ---------     --------    --------
 Operating Income (Loss).........      (660)         12,038      (155,453)     (4,790)       (148,205)      (3,402)     (8,566)
Interest and other income........        --           3,301           642          --           3,943          692          --
Interest and other expense.......        --          (1,374)      (16,909)         --         (18,283)          --          --
                                     ------        --------     ---------     -------       ---------     --------    --------
 Income (Loss) Before Income
   Taxes and Minority
   Interests.....................      (660)         13,965      (171,720)     (4,790)       (162,545)      (2,710)     (8,566)
Income taxes.....................        --           6,493            --      (6,493)(M)          --           --          --
                                     ------        --------     ---------     -------       ---------     --------    --------
 Income (Loss) Before Minority
   Interests.....................      (660)          7,472      (171,720)      1,703        (162,545)      (2,710)     (8,566)
Minority Interests in Earnings of
 Subsidiary......................     1,433(I)           --            --          --              --           --          --
                                     ------        --------     ---------     -------       ---------     --------    --------
 Net Income (Loss)...............    $  773        $  7,472     $(171,720)    $ 1,703       $(162,545)    $ (2,710)   $ (8,566)
                                     ======        ========     =========     =======       =========     ========    ========
Net Income (Loss) Per Common
 Share
 Basic...........................
 Diluted.........................
Weighted Average Shares
 Outstanding
 Basic...........................
 Diluted.........................


                                        NEW
                                   WORLD ACCESS,
                                     RESURGENS
                                     AND TELCO
                                      COMBINED
                                   --------------
Sales of products................    $ 222,444
Service revenues.................      192,575
                                     ---------
 Total Sales.....................      415,019
Cost of products sold............      144,910
Cost of services.................      270,498
                                     ---------
 Total Cost of Sales.............      415,408
 Gross Profit....................         (389)
Engineering and development......       23,833
Selling, general and
 administrative..................      125,732
Amortization of goodwill.........       10,219
                                     ---------
 Operating Income (Loss).........     (160,173)
Interest and other income........        4,635
Interest and other expense.......      (18,283)
                                     ---------
 Income (Loss) Before Income
   Taxes and Minority
   Interests.....................     (173,821)
Income taxes.....................           --
                                     ---------
 Income (Loss) Before Minority
   Interests.....................     (173,821)
Minority Interests in Earnings of
 Subsidiary......................           --
                                     ---------
 Net Income (Loss)...............    $(173,821)
                                     =========
Net Income (Loss) Per Common
 Share
 Basic...........................    $   (5.54)(U)
                                     =========
 Diluted.........................    $   (5.54)(U)
                                     =========
Weighted Average Shares
 Outstanding
 Basic...........................       31,380(U)
                                     =========
 Diluted.........................       31,380(U)
                                     =========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          WORLD
                                         ACCESS,
                                         ATI AND                                                                 NEW
                                           NACT        NACT                                                  WORLD ACCESS
                                         MAJORITY    MINORITY                                                    AND
                                         INTEREST    INTEREST         NEW                      RESURGENS      RESURGENS
                                         COMBINED   ADJUSTMENTS   WORLD ACCESS    RESURGENS   ADJUSTMENTS      COMBINED
                                         --------   -----------   ------------    ---------   -----------    ------------
Sales of products......................  $109,431     $   --        $109,431      $      --     $    --       $ 109,431
Service revenues.......................    27,086         --          27,086        165,489          --         192,575
                                         --------     ------        --------      ---------     -------       ---------
  Total Sales..........................   136,517         --         136,517        165,489          --         302,006
Cost of products sold..................    65,282        180(G)       65,462             --          --          65,462
Cost of services.......................    22,774         --          22,774        246,494       1,230(K)      270,498
                                         --------     ------        --------      ---------     -------       ---------
  Total Cost of Sales..................    88,056        180          88,236        246,494       1,230         335,960
  Gross Profit.........................    48,461       (180)         48,281        (81,005)     (1,230)        (33,954)
Engineering and development............     8,906         --           8,906             --          --           8,906
Selling, general and administrative....    22,178         --          22,178         74,448          --          96,626
Purchased research and development.....        --         --              --             --          --              --
Amortization of goodwill...............     4,679        480(H)        5,159             --       3,560(L)        8,719
                                         --------     ------        --------      ---------     -------       ---------
  Operating Income (Loss)..............    12,698       (660)         12,038       (155,453)     (4,790)       (148,205)
Interest and other income..............     3,301         --           3,301            642          --           3,943
Interest and other expense.............    (1,374)        --          (1,374)       (16,909)         --         (18,283)
                                         --------     ------        --------      ---------     -------       ---------
  Income (Loss) Before Income Taxes and
    Minority Interests.................    14,625       (660)         13,965       (171,720)     (4,790)       (162,545)
Income taxes...........................     6,493         --           6,493             --      (6,493)(M)          --
                                         --------     ------        --------      ---------     -------       ---------
  Income (Loss) Before Minority
    Interests..........................     8,132       (660)          7,472       (171,720)      1,703        (162,545)
Minority Interests in Earnings of
  Subsidiary...........................    (1,433)     1,433(I)           --             --          --              --
                                         --------     ------        --------      ---------     -------       ---------
  Net Income (Loss)....................  $  6,699     $  773        $  7,472      $(171,720)    $ 1,703       $(162,545)
                                         ========     ======        ========      =========     =======       =========
Net Income (Loss) Per Common Share
  Basic................................                                                                       $   (6.53)(N)
                                                                                                              =========
  Diluted..............................                                                                       $   (6.53)(N)
                                                                                                              =========
Weighted Average Shares Outstanding
  Basic................................                                                                          24,875(N)
                                                                                                              =========
  Diluted..............................                                                                          24,875(N)
                                                                                                              =========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             WORLD
                                            ACCESS,
                                          ATI AND NACT      NACT                                               NEW WORLD
                                            MAJORITY      MINORITY        NEW                                   ACCESS
                                            INTEREST      INTEREST       WORLD                     TELCO       AND TELCO
                                            COMBINED     ADJUSTMENTS     ACCESS       TELCO     ADJUSTMENTS    COMBINED
                                          ------------   -----------    --------     --------   -----------    ---------
Sales of products.......................    $109,431       $   --       $109,431     $113,013     $    --      $222,444
Service revenues........................      27,086           --         27,086           --          --        27,086
                                            --------       ------       --------     --------     -------      --------
  Total Sales...........................     136,517           --        136,517      113,013          --       249,530
Cost of products sold...................      65,282          180(G)      65,462       72,638        (240)(O)   144,910
                                                                                                    7,050(P)
Cost of services........................      22,774           --         22,774           --          --        22,774
                                            --------       ------       --------     --------     -------      --------
  Total Cost of Sales...................      88,056          180         88,236       72,638       6,810       167,684
  Gross Profit..........................      48,461         (180)        48,281       40,375      (6,810)       81,846
Engineering and development.............       8,906           --          8,906       14,927          --        23,833
Selling, general and administrative.....      22,178           --         22,178       28,181         925(Q)     51,284
Amortization of goodwill................       4,679          480(H)       5,159          669        (669)(R)     6,659
                                                                                                    1,500(S)
                                            --------       ------       --------     --------     -------      --------
  Operating Income (Loss)...............      12,698         (660)        12,038       (3,402)     (8,566)           70
Interest and other income...............       3,301           --          3,301          692          --         3,993
Interest and other expense..............      (1,374)          --         (1,374)          --          --        (1,374)
                                            --------       ------       --------     --------     -------      --------
  Income (Loss) Before Income Taxes and
    Minority Interests..................      14,625         (660)        13,965       (2,710)     (8,566)        2,689
Income taxes............................       6,493           --          6,493           --      (3,890)(T)     2,603
                                            --------       ------       --------     --------     -------      --------
  Income (Loss) Before Minority
    Interests...........................       8,132         (660)         7,472       (2,710)     (4,676)           86
Minority Interests in Earnings of
  Subsidiary............................      (1,433)       1,433(I)          --           --          --            --
                                            --------       ------       --------     --------     -------      --------
  Net Income (Loss).....................    $  6,699       $  773       $  7,472     $ (2,710)    $(4,676)     $     86
                                            ========       ======       ========     ========     =======      ========
Net Income Per Common Share
  Basic.................................                                                                       $   0.00(U)
                                                                                                               ========
  Diluted...............................                                                                       $   0.00(U)
                                                                                                               ========
Weighted Average Shares Outstanding
  Basic.................................                                                                         27,630(U)
                                                                                                               ========
  Diluted...............................                                                                         29,095(U)
                                                                                                               ========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        WORLD ACCESS,
                                                        ATI AND NACT       NACT
                                                          MAJORITY       MINORITY
                                                          INTEREST       INTEREST           NEW
                                                          COMBINED      ADJUSTMENTS     WORLD ACCESS
                                                        -------------   -----------    --------------
Sales of products.....................................    $109,431         $  --          $109,431
Service revenues......................................      27,086            --            27,086
                                                          --------         -----          --------
  Total Sales.........................................     136,517            --           136,517
Cost of products sold.................................      65,282           180(G)         65,462
Cost of services......................................      22,774            --            22,774
                                                          --------         -----          --------
  Total Cost of Sales.................................      88,056           180            88,236
  Gross Profit........................................      48,461          (180)           48,281
Engineering and development...........................       8,906            --             8,906
Selling, general and administrative...................      22,178            --            22,178
Purchased research and development....................          --            --                --
Amortization of goodwill..............................       4,679           480(H)          5,159
                                                          --------         -----          --------
  Operating Income....................................      12,698          (660)           12,038
Interest and other income.............................       3,301            --             3,301
Interest and other expense............................      (1,374)           --            (1,374)
                                                          --------         -----          --------
  Income Before Income Taxes and Minority Interests...      14,625          (660)           13,965
Income taxes..........................................       6,493            --             6,493
                                                          --------         -----          --------
  Income Before Minority Interests....................       8,132          (660)            7,472
Minority Interests in Earnings of Subsidiary..........      (1,433)        1,433(I)             --
                                                          --------         -----          --------
  Net Income..........................................    $  6,699         $ 773          $  7,472
                                                          ========         =====          ========
Net Income Per Common Share
  Basic...............................................                                    $   0.35(J)
                                                                                          ========
  Diluted.............................................                                    $   0.33(J)
                                                                                          ========
Weighted Average Shares Outstanding
  Basic...............................................                                      21,125(J)
                                                                                          ========
  Diluted.............................................                                      22,591(J)
                                                                                          ========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    WORLD ACCESS,
                                     ATI AND NACT
                                       MAJORITY                                      WORLD ACCESS
                                       INTEREST                        TELCO          AND TELCO
                                       COMBINED         TELCO       ADJUSTMENTS        COMBINED
                                    --------------     --------     -----------     --------------
Sales of products.................     $109,431        $113,013       $    --          $222,444
Service revenues..................       27,086              --            --            27,086
                                       --------        --------       -------          --------
  Total Sales.....................      136,517         113,013            --           249,530
Cost of products sold.............       65,282          72,638          (240)(O)       144,730
                                                                        7,050(P)
Cost of services..................       22,774              --                          22,774
                                       --------        --------       -------          --------
  Total Cost of Sales.............       88,056          72,638         6,810           167,504
  Gross Profit....................       48,461          40,375        (6,810)           82,026
Engineering and development.......        8,906          14,927            --            23,833
Selling, general and
  administrative..................       22,178          28,181           925(Q)         51,284
Amortization of goodwill..........        4,679             669          (669)(R)         6,179
                                                                        1,500(S)
                                       --------        --------       -------          --------
  Operating Income (Loss).........       12,698          (3,402)       (8,566)              730
Interest and other income.........        3,301             692            --             3,993
Interest and other expense........       (1,374)             --            --            (1,374)
                                       --------        --------       -------          --------
  Income (Loss) Before Income
     Taxes and Minority
     Interests....................       14,625          (2,710)       (8,566)            3,349
Income taxes......................        6,493              --        (3,890)(T)         2,603
                                       --------        --------       -------          --------
  Income (Loss) Before Minority
     Interests....................        8,132          (2,710)       (4,676)              746
Minority Interests in Earnings of
  Subsidiary......................       (1,433)             --            --            (1,433)
                                       --------        --------       -------          --------
  Net Income (Loss)...............     $  6,699        $ (2,710)      $(4,676)         $   (687)
                                       ========        ========       =======          ========
Net Income (Loss) Per Common Share
  Basic...........................                                                     $  (0.03)(U)
                                                                                       ========
  Diluted.........................                                                     $  (0.03)(U)
                                                                                       ========
Weighted Average Shares
  Outstanding
  Basic...........................                                                       25,602(U)
                                                                                       ========
  Diluted.........................                                                       25,602(U)
                                                                                       ========

                                NEW WORLD ACCESS

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

GENERAL HISTORICAL INFORMATION:

ACQUISITIONS OF ATI AND NACT

     The ATI acquisition consummated on January 29, 1998 and the NACT Stock Purchase consummated on February 27, 1998 have been accounted for under the purchase method of accounting. The historical consolidated financial statements of New World Access include the results of the operations of ATI and NACT from February 1, 1998 and March 1, 1998, respectively. The purchase price of ATI and the majority interest in NACT was allocated to the fair values of the net assets acquired, to in-process research and development projects and to goodwill. During the first quarter of 1998, $5.4 million and $44.6 million of purchased in-process research and development technologies related to the ATI acquisition and the NACT Stock Purchase, respectively, was expensed in accordance with the applicable accounting rules. See Note 2 to Consolidated Financial Statements in the World Access June 30 Form 10-Q for further descriptions of these acquisitions.

AEROTEL LITIGATION

     On August 24, 1996, Aerotel, Ltd. and Aerotel U.S.A., Inc. (collectively, "Aerotel") commenced an action against NACT and a customer of NACT alleging that telephone systems manufactured and sold by NACT incorporating prepaid debit card features infringe upon Aerotel's patent which was issued in November 1987. See
Note 8 to Consolidated Financial Statements in the World Access June 30 Form 10-Q for further description of this litigation.

     As part of the negotiations relating to the acquisition of NACT, World Access and GST Telecommunications, Inc. agreed to share evenly any Aerotel judgment against NACT, including NACT's legal fees. Subsequent to the NACT Stock Purchase, World Access has been actively engaged in settlement negotiations. On July 9, 1998, World Access, GST and Aerotel entered into a Memorandum of Understanding to settle the Aerotel litigation. Including legal fees, World Access now estimates its Aerotel settlement costs will be approximately $3.3 million. The settlement costs expected to be incurred by World Access have been accounted for as additional NACT purchase price as of June 30, 1998.

IN-PROCESS RESEARCH AND DEVELOPMENT

     Overview. The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification, and test activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features, and technical performance requirements.

     The value of the purchased in-process technology was determined by estimating the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were discounted back to their net present value. The resulting projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects. These estimates were based on several assumptions, including those summarized below for each respective acquisition.

     If these projects to develop commercial products based on the acquired in-process technology are not successfully completed the sales and profitability of New World Access may be adversely affected in future periods. Additionally, the value of other intangible assets may become impaired.

     NACT. NACT provides advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. NACT designs, develops, and manufacturers all hardware and software elements necessary for a fully integrated, turnkey telecommunications switching solution. The nature of the in-process research and development was such that technological feasibility had not been

                                NEW WORLD ACCESS
attained. Failure to attain technological feasibility, especially given the high degree of customization required for complete integration into the NACT solution, would have rendered partially designed hardware and software useless for other applications. Incomplete design of hardware and software coding would create a non-connective, inoperable product that would have no alternative use.

     NACT's business plan called for a shift in market focus to larger customers, both domestic and international; therefore, NACT had numerous projects in development at the time of the acquisition. Additionally, the pending completion of a major release of NACT's billing system required significant development efforts to ensure continued integration with NACT's product suite. The purchased in-process technology acquired in the NACT acquisition was comprised of nine projects related to switching systems. These projects were scheduled to be released between February 1998 and December 1999. Most major projects had several ongoing sub-projects (e.g., a hardware design project and a software design project). These projects included significant redevelopment of some existing products and the creation of new products. The research and development projects were at various stages of development. None of the in-process projects considered in the write-off had attained technological feasibility.

     NACT had thirteen projects (the nine switching projects noted above and the related sub projects) in development at the time of acquisition. These projects were at multiple stages along NACT's development timeline. Some projects were beginning testing in NACT labs; others were at earlier stages of planning and designing. Eleven projects were scheduled for release between February and December of 1998. The remaining two projects were scheduled for staggered release over 1998 and 1999. Revenue projections for the in-process technologies reflected the anticipated release dates of each project.

     Revenue attributable to in-process technology was assumed to increase in the first five years of the twelve-year projection at annual rates ranging from 52.7% to 7.2%, decreasing over the remaining years at annual rates ranging from -2.7% to -61.2% as other products are released in the marketplace. Projected annual revenue attributable to in-process technology ranged from approximately a low of $6.3 million to a high of $117.2 million within the term of the projections. These projections were based on assumed penetration of the existing customer base, synergies as a result of the NACT acquisition, and movement into new markets. Projected revenues from in-process technology were assumed to peak in 2002 and decline from 2003 through 2009 as other new products are expected to enter the market.

     In-process technology's contribution to the operating profit of NACT (earnings before interest, taxes and depreciation and amortization) was projected to grow within the projection period at annual rates ranging from a high of 119.2% to a low of 11.0% during the first five years, decreasing during the remaining years of the projection period similar to the revenue growth projections described above. Projected in-process technology's annual contribution to operating profit ranged from approximately $1.7 million to $34 million within the term of the projections.

     The discount rate used to value the existing technology of NACT was 14.0%. This discount rate was estimated relative to the overall business discount rate of 15.0% based on (1) the completed status of the products utilizing existing technology (i.e., the lack of development risk), and (2) the potential for obsolescence of current products in the marketplace.

     The discount rate used to value the in-process technology of NACT was 15.0%. This discount rate was estimated relative to the overall business discount rate of 15.0% based on (1) the incomplete status of the products expected to utilize the in-process technology (i.e., development risk), (2) the expected market risk of the planned products relative to the existing products,
(3) the emphasis on targeting larger customers for the planned products, (4) the expected demand for the products from current and prospective NACT customers,
(5) the anticipated increase in NACT's sales force, and (6) the nature of remaining development tasks relative to previous development efforts.

                                NEW WORLD ACCESS

     Management estimates that the costs to develop the in-process technology acquired in the NACT acquisition will be approximately $4.1 million in the aggregate through the year 1999 ($3,249,000 in 1998 and $829,000 in 1999). The expected sources of funding were scheduled research and development expenses from the operating budget of NACT provided by the operating assets and liabilities of NACT.

     ATI. ATI develops and manufactures a series of high-performance digital microwave/millimeter radio equipment. Their products reach across all frequency bands and data rates and offer numerous features. The nature of the in-process research and development was such that technological feasibility had not been attained. Failure to attain technological feasibility would have rendered partially designed equipment useless for other applications. ATI's products are designed for specific frequency bandwidths and, as such, are highly customized to those bandwidths and the needs of customers wishing to operate in them. Products only partially completed for certain bandwidths cannot be used in other bandwidths.

     Between each product line, various stages of development had been reached. Additionally, within each product line, different units had reached various stages of development. Of the products management considered in-process, none had attained technological feasibility. The purchased-in-process technology acquired in the ATI acquisition was comprised of three primary projects related to high-performance, digital microwave/millimeter radio equipment. Each project consists of multiple products. These projects were at multiple stages along ATI's typical development timeline. Some projects were beginning testing in ATI labs; others were at earlier stages of planning and designing. The majority of the products were scheduled to be released during 1998 and 1999. Revenue projections for the in-process technologies reflected the anticipated release dates of each project.

     Revenue attributable to in-process technology was estimated to increase within the first three years of the seven-year projection at annual rates ranging from a high of 240.7% to a low of 2.3%, decreasing within the remaining years at annual rates ranging from -30.9% to -60.9% as other products are released in the marketplace. Projected annual revenue attributable to in-process technology ranged from approximately a low of $10.1 million to a high of $71.1 million within the term of the projections. These projections were based on assumed penetration of the existing customer base, synergies as a result of the ATI acquisition, and movement into new markets. Projected revenues from in-process technology were assumed to peak in 2001 and decline from 2003 through 2004 as other new products are expected to enter the market.

     In-process technology's contribution to the operating profit of ATI (earnings before interest, taxes and depreciation and amortization) was estimated to grow within the projection period at annual rates ranging from a high of 665.9% to a low of 43.9% during the first four years, decreasing during the remaining years of the projection period similar to the revenue growth projections described above. Projected in-process technology's annual contribution to operating profit ranged from approximately a low of -$900,000 to a high of $9.1 million within the term of the projections.

     The discount rate used to value the existing technology of ATI was 23.0%. This discount rate was estimated relative to the overall business discount rate of 25.0% based on (1) the completed status of the products utilizing existing technology (i.e., the lack of development risk), and (2) the potential for obsolescence of current products in the marketplace.

     The discount rate used to value the in-process technology of ATI was 26.0%. This discount rate was estimated relative to the overall business discount rate of 25.0% based on (1) the incomplete status of the products expected to utilize the in-process technology (i.e., development risk), (2) the expected market risk of the planned products relative to the existing products, (3) the emphasis on different markets than those currently pursued by ATI, and (4) the nature of remaining development tasks relative to previous development efforts.

     Management estimates that the costs to develop the in-process technology acquired in the ATI acquisition will be approximately $24.3 million in the aggregate through the year 2002 ($3.3 million, $7.2

                                NEW WORLD ACCESS
million, $7.6 million, $5.1 million, and $1.1 million in 1998, 1999, 2000, 2001, and 2002, respectively). The expected sources of funding were scheduled R&D expenses from the operating budget of ATI provided by the operating assets and liabilities of ATI.

     Telco. Telco develops and manufactures products focused on providing integrated access for network services. Telco's products can be separated into three categories: (1) broadband transmission products, (2) network access products, and (3) bandwidth optimization products. Telco's products are deployed at the edge of the service provider's networks to provide organizations with a flexible, cost-effective means of transmitting voice, data, video and image traffic over public or private networks.

     At the time of acquisition, Telco had eight primary projects in development relating to next-generation telecommunication and data network hardware. These projects were at various stages in the development process. Some were about to enter the testing phase of the initial hardware prototype, while others were still in the early concept and design specification stages. These eight projects were scheduled for commercial release at various points in time from December 1998 through late 1999/early 2000.

     Telco's in-process research and development projects are being developed to run on new communications protocols and technologies not employed in its current products. These include HDSL, SONET, Voice over IP and ATM inverse multiplexing. Additionally, the products to be commercialized from Telco's in process research and development are expected to include interface support not in Telco's current product line, including E1, DS3 and OC3.

     None of the in-process projects at Telco considered in the write-off are expected to achieve technological feasibility before the consummation of World Access' acquisition of Telco. Furthermore, if the projects are not completed as planned, the in-process research and development will have no alternative use. Failure of the in process technologies to achieve technological feasibility may adversely affect the future profitability of World Access.

     Revenue attributable to Telco's aggregate in-process technology was assumed to increase over the first six years of the projection period at annual rates ranging from a high of 195% to a low of zero growth, reflecting both the displacement of Telco's old products by these new products as well as the expected growth in the overall market in which Telco's products compete. Thereafter, revenues are projected to decline over the remaining projection period at annual rates ranging from -14% to -42%, as the acquired in process technologies become obsolete and are replaced by newer technologies.

     Management's projected annual revenues attributable to the aggregate acquired in-process technologies, which assume that all such technologies achieve technological feasibility, ranged from a low of approximately $28 million to a high of approximately $276 million. Projected revenues were projected to peak in 2004 and decline thereafter through 2009 as other new products enter the market.

     The acquired in-process technology's contribution to the operating income of Telco (and subsequently World Access) was projected to grow over the first five years of the projection period at annual rates ranging from a high of 142% to a low of 20% with one intermediate year of marginally declining operating income. Thereafter, the contribution to operating income was projected to decline through the projection period. The acquired in-process technology's contribution to operating income ranged from a loss of approximately $5 million to a high of approximately $86 million.

     The discount rate used to value the existing technology was 20.0%. This discount rate was selected because of the asset's intangible characteristics, the risk associated with the economic life expectations of the technology, and the risk associated with the financial assumptions with respect to the projections used in the analysis.

     The discount rate used to value the in-process technologies was 25.0%. This discount rate was selected due to several incremental inherent risks. First the actual useful economic life of such technologies may differ

                                NEW WORLD ACCESS
from the estimates used in the analysis. Second, risks associated with the financial projections on the specific products that comprise the acquired in-process research and development. The third factor is the incomplete and unproven nature of the technologies. Finally, future technological advances that are currently unknown may negatively impact the economic and functional viability of the in-process R&D.

     Management expects that the cost to complete the development of the acquired in-process technologies and to commercialize the resulting products will aggregate approximately $16 million through 2001. Over the projection period, management expects to spend an additional aggregate $46 million on sustaining development efforts relating to the acquired in-process technologies. These sustaining efforts include bug fixing, form-factor changes, and identified upgrades.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET:

NACT MINORITY INTEREST ADJUSTMENTS

     (A) The acquisition of the minority interest of NACT will be accounted for under the purchase method of accounting. In addition, in accordance with generally accepted accounting principles, the portion of the purchase price allocable to the in-process research and development projects of NACT will be expensed at the consummation of the NACT Transaction. The amount of the one-time non-recurring charge is expected to approximate $21.9 million. Since this charge is directly related to the acquisition and will not recur, the Unaudited Pro Forma Statements of Operations have been prepared excluding this charge. New World Access has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ significantly from the amounts shown below.

     The unallocated excess of purchase price over the net assets acquired is determined as follows (in thousands):

     Purchase price of approximately 32.7% minority interest in NACT:

  Stock issued in exchange for NACT shares..................  $ 46,660
                                                              --------
Allocation:
  Minority interest in subsidiaries.........................   (12,443)
  Adjust assets and liabilities.............................
     In-process research and development costs(i)...........   (21,900)
     Acquired technology(ii)................................    (4,400)
     Deferred tax liability(iii)............................     1,700
                                                              --------
                                                               (37,043)
                                                              --------
Unallocated excess purchase price over net assets
  acquired..................................................  $  9,617
                                                              ========

     (i) The in-process research and development write-off of $21.9 million is based on the valuation performed in connection with the NACT Stock Purchase. The valuation report assigned a value of $66.5 million to the in-process research and development projects as of the date of the NACT Stock Purchase, of which 67.3% or $44.6 million was expensed at the consummation of the NACT Stock Purchase. Management estimates that an additional $21.9 million of in-process research and development projects will be written-off in conjunction with the consummation of the NACT Transaction. New World Access will obtain an updated valuation of the in-process research and development projects as of the closing of the NACT Transaction for use in determining the final purchase accounting for the NACT Transaction.

     (ii) Represents the purchase price assigned to the acquired technology of NACT based upon the valuation performed in connection with the NACT Stock Purchase.

     (iii) Establish a deferred tax liability related to the acquired technology.

                                NEW WORLD ACCESS

     (B) Represents retained earnings adjustment for the one-time non-recurring charge related to the write-off of in-process research and development expenses acquired.

RESURGENS PRO FORMA ADJUSTMENTS

     (C) The Resurgens Transaction will be accounted for under the purchase method of accounting. New World Access has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ significantly from the amounts shown below.

     The unallocated excess of purchase price over net assets acquired is determined as follows (in thousands):

Purchase price:
  Cash paid for claims(i)...................................            $  3,000
  Purchase of switching equipment by World Access for use by
     Resurgens prior to closing of the merger...............               4,000
  Restricted stock issued to creditors(ii)..................  $76,000
  Restricted stock issued to Renaissance Partners(ii).......   15,730
                                                              -------
          Total stock.......................................              91,730
  Fees and expenses related to the Resurgens Transaction....               2,000
                                                                        --------
          Total purchase price..............................             100,730
                                                                        --------
Allocation:
  Historical stockholders' equity, net of creditor
     liabilities forgiven(iii)..............................              (2,179)
  Adjust assets and liabilities:
     Adjust licenses to estimated fair market value(iv).....              (3,000)
     Adjust network switching equipment to estimated fair
       market value(iv).....................................              (5,000)
     Record switching equipment purchased by World Access...              (4,000)
     Establish deferred tax asset(v)........................             (15,300)
                                                                        --------
                                                                         (29,479)
                                                                        --------
Unallocated excess purchase price over net assets
  acquired..................................................            $ 71,251
                                                                        ========

     (i) Represents an estimate of $1.0 million to be paid to the creditors of Resurgens under a cash settlement plan proposed by New World Access and approximately $2.0 million to be paid to governmental creditors.

     (ii) The value assigned to the 3,750,000 restricted New World Access shares to be issued to the creditors and Renaissance Partners at the closing date will be $25.17, the seven trading days average closing price of New World Access common stock, including the three days prior and the three days subsequent to May 12, 1998, the date economic terms of the Resurgens Transaction were announced, less a 30% discount attributable to the restrictive nature of the shares. New World Access consulted with an independent financial advisor knowledgeable of the transaction in determining the appropriate discount. Specific factors supporting the discount are (1) the length of the restriction,
(2) the number of shares subject to restriction, and (3) the volatility of New World Access common stock [the closing price on the announcement date was $37.06 and the closing price on August 28, 1998 was $23.13, a 37.6% reduction]. Management of New World Access believes the discount rate to be used in valuing these restricted shares is appropriate and reasonable.

     In addition to the shares noted above, the creditors and Renaissance Partners will also be issued 7,500,000 restricted New World Access shares at the closing (the "Escrowed Shares"). These shares will be immediately placed into escrow and will be valued at par value only, or $75,000. As it becomes probable that

                                NEW WORLD ACCESS
the conditions for release from escrow will be met, the fair market value of the shares as measured at that time will be recorded as additional goodwill and stockholders' equity, respectively.

     Specifically, the Escrowed Shares will be released in the amounts and on the dates specified below if the sum of the EBITDA for Resurgens for the performance periods set forth below equals or exceeds the Target EBITDA for such performance period as set forth below:

                                                          ESCROWED SHARES
                                                               TO BE
        PERFORMANCE PERIOD              RELEASE DATE         RELEASED          TARGET EBITDA
        ------------------              ------------      ---------------      -------------
July 1, 1998 to and including
  December 31, 1998 (the "First
  Performance Period")............   February 15, 1999       1,875,000          $7,500,000
January 1, 1999 to and including
  December 31, 1999 (the "Second
  Performance Period")............   February 15, 2000       2,812,500          $29,000,000
January 1, 2000 to and including
  December 31, 2000 (the "Third
  Performance Period).............   February 15, 2001       2,812,500          $36,500,000

     Notwithstanding the foregoing, if the Exchange Closing Date is (a) on or after August 16, 1998 but prior to September 30, 1998, then the First Performance Period shall commence on September 1, 1998 and shall terminate on (and including) December 31, 1998 and the Target EBITDA with respect thereto shall be reduced to $6,700,000, or (b) on or after September 30, 1998, then the First Performance Period shall commence on the first day of the calendar month in which the Exchange Closing occurs and shall terminate on (and including) the last day of the sixth calendar month following the month in which the Exchange Closing occurs, the release date shall be forty-five (45) days after the end of such period and the Target EBITDA shall be equal to the sum of (i) $2,100,000 for each calendar month of 1998 included in the First Performance Period and
(ii) $2,400,000 for each calendar month of 1999 included in the First Performance Period.

     If, after the Exchange, the EBITDA of Resurgens is less than the Target EBITDA required for the release of Escrowed Shares in either of the First or Second Performance Periods (and with respect to the Second Performance Period is no less than zero), then, notwithstanding anything described herein, the Escrowed Shares shall be released if the actual cumulative EBITDA for Resurgens for such Performance Period and any subsequent Performance Periods equals or exceeds the cumulative Target EBITDA for such Performance Periods.

     Notwithstanding anything to the contrary, (a) if during any calendar quarter of the Second Performance Period, the closing price per share of the World Access Common Stock as reported by Nasdaq equals or exceeds $65.00 for any five consecutive trading days during such calendar quarter, then 25% of all of the shares of Escrowed Shares shall be released on February 15, 2000, provided that if no Escrowed Shares are eligible for release during any such calendar quarter, then such Escrowed Shares shall become eligible for release in a subsequent calendar quarter of the Second Performance Period if the closing price per share of the Holdco Common Stock as reported by Nasdaq equals or exceeds $65.00 for a total number of consecutive trading days during such subsequent calendar quarter equal to or exceeding the total number of trading days which such closing price was required to equal or exceed for (i) such subsequent calendar quarter and (ii) each of the previous calendar quarters beginning with the calendar quarter for which such Escrowed Shares were not eligible for release; (b) if the EBITDA of Resurgens for the Second Performance Period equals or exceeds $52,775,000, then the Escrowed Shares related to the Third Performance Period shall be released on February 15, 2000; and (c) all of the Escrowed Shares shall be released upon a Change of Control (as defined in the Exchange Agreement).

                                NEW WORLD ACCESS

     (iii) The combined historical accounts of Resurgens include pre-petition creditor liabilities of $334.5 million, which are classified as "liabilities subject to compromise," and borrowings under the WorldCom, Inc. debtor-in-possession financing facility of $22.0 million as of June 30, 1998, respectively. These liabilities will be satisfied in connection with the Plan of Reorganization, which has been approved by the creditors committee and is expected to be confirmed by the bankruptcy court in early September 1998. Upon the confirmation of the Plan of Reorganization and the closing of the Resurgens Transaction, the creditors will receive shares of RCG common stock in exchange for the surrender of all of their claims against RCG. Immediately thereafter, the creditors' shares of RCG will be cancelled and automatically converted into the right to receive shares of New World Access Common Stock, a portion of which will be received directly and a portion of which will be deposited into escrow pending the satisfaction of certain conditions. All such shares of New World Access Common Stock are subject to certain contractual restrictions.

     The confirmation of the Plan of Reorganization is a condition precedent to the closing of the Resurgens Transaction. Therefore, the combined historical stockholders deficit of $354.4 million as of June 30, 1998 has been adjusted to reflect a $352.6 million reduction for the liabilities subject to compromise and the WorldCom, Inc. debtor-in-possession financing facility for purposes of the unaudited pro forma combined balance sheet.

     (iv) Estimates of fair market value of the licenses and the switching equipment acquired have been made by management. These estimates are subject to adjustment pending final valuations to be obtained from independent appraisers.

     (v) At the time the Resurgens Transaction is consummated, Resurgens is expected to have in excess of $125 million in net operating loss carryforwards available to offset future federal taxable income. Based on its current assessment of the forecasted operating results of Resurgens and other pertinent factors, management expects at least 35% of these future tax benefits will be realized. Accordingly, a deferred tax asset of $44 million, net of a 65% valuation allowance of approximately $29 million, has been reflected in the Pro Forma Combined Balance Sheet. The amount of the valuation allowance is subject to future analysis and may be revised prior to the closing of the Resurgens Transaction.

     The pro forma loss of the combined entity is not indicative of the results of operations that are expected to be achieved by the combined entity in the future. The nature of Resurgens current operations are concentrated solely on the international carriers' carrier business and an upgraded, efficient operating network is now in place. Resurgens has a new, experienced management team in place and has entered into several new contracts to increase its revenue base, including a significant service contract with WorldCom Network Services, Inc., a wholly owned subsidiary of WorldCom, Inc. Prior to the acquisition of Resurgens, it is expected that Resurgens will be essentially debt free due to its Chapter 11 bankruptcy proceedings. In addition, there are several closing conditions that must be satisfied before the Resurgens Transaction is consummated, including the achievement by Resurgens of monthly revenues of $25 million and related gross profit margin of greater than 5% for the calendar month immediately preceding the closing date

     (D) Eliminate existing stockholders' equity.

TELCO PRO FORMA ADJUSTMENTS

     (E) The Telco Merger will be accounted for under the purchase method of accounting. In addition, in accordance with generally accepted accounting principles, the portion of the purchase price allocable to the in-process research and development projects of Telco will be expensed at the consummation of the acquisition. The amount of the one-time non-recurring charge is expected to approximate $73.9 million. Since this charge is directly related to the acquisition and will not recur, the Unaudited Pro Forma Statements of Earnings have been prepared excluding this charge. New World Access has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ significantly from the amounts shown below.

                                NEW WORLD ACCESS

     The unallocated excess of purchase price over net assets acquired is determined as follows (in thousands):

Purchase price:
  Stock issued in exchange for Telco shares(i)..............  $188,230
  Fair market value of World Access options issued in
     exchange for Telco options.............................     9,700
                                                              --------
          Total stock and options...........................             $ 197,930
  Fees and expenses related to the merger...................                 3,750
                                                                         ---------
          Total purchase price..............................               201,680
                                                                         ---------
Allocation:
  Historical stockholders' equity...........................               (52,955)
  Adjust assets and liabilities:
     Write-down of inventories related to outsourcing,
       recent procurement agreements, excess quantities
       related to reduced demand of certain legacy products
       and those that are non-strategic as a result of the
       merger to net realizable value.......................                 4,500
     Write-down to fair market value of certain redundant
       equipment resulting from the merger..................                 1,500
     Write-off of leaseholds associated with Telco's current
       Norwood facility which is expected to be relocated...                 1,300
     Accrue involuntary employee termination benefits.......                 1,500
     Accrue lease termination provision related to Telco's
       current Norwood facility.............................                 1,400
     Trademarks.............................................                (7,400)
     Establish deferred tax asset(ii).......................               (16,000)
     Acquired technology(iii)...............................               (56,400)
     In-process research and development costs(iv)..........               (73,900)
     Deferred tax liabilities(v)............................                24,900
                                                                         ---------
                                                                          (171,555)
                                                                         ---------
Unallocated excess purchase price over net assets
  acquired..................................................             $  30,125
                                                                         =========

     (i) Based on the terms of the Telco Merger Agreement and the value of World Access Common Stock as of August 28, 1998, Telco stockholders are currently expected to receive approximately 6.5 million freely tradeable shares of New World Access common stock at the time of the Telco Merger. The value assigned to these shares will be $29.26 per share, the seven trading days average closing price of World Access Common Stock which include the three trading days prior and the three trading days subsequent to June 4, 1998, the date economic terms of the Telco Merger were announced.

     (ii) The net deferred tax asset of $16 million is comprised primarily of gross temporary differences arising from the differences between book and tax basis of certain assets and liabilities and for tax credits available to Telco and New World Access. It is the opinion of management that these tax assets are likely to be utilized by Telco or New World Access.

     (iii) The value of the acquired technology of $56.4 million is based on a preliminary valuation report prepared by an independent appraiser and represents the value of Telco's current technology calculated using the income approach.

     (iv) The amount of in-process research and development costs of $73.9 million is based on a preliminary valuation report prepared by an independent appraiser, based on factors considered such as the number of projects in process, the potential alternative future uses of those projects and estimated future projected revenues from those projects. New World Access will obtain an updated valuation of the in-process research and development as of the closing of the Telco Merger for use in determining the final purchase accounting for the Telco Merger.

                                NEW WORLD ACCESS

     (v) Establish deferred tax liabilities related to the identifiable intangible assets.

     (F) Eliminate existing stockholders' equity.

     (G) Represents retained earnings adjustment for the one-time non-recurring charge related to the write-off of in-process research and development expenses acquired.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998:

ATI PRO FORMA ADJUSTMENTS

     (A) Amortization of unallocated excess purchase price over net assets acquired over 15 years relating to the one month period ended January 31, 1998 not included in the New World Access historical statement of earnings.

     (B) Eliminate the one-time non-recurring in-process research and development charge recorded in connection with the ATI merger.

     (C) Adjust tax provision for the benefit of the loss incurred by ATI and pro forma adjustments.

NACT MAJORITY INTEREST PRO FORMA ADJUSTMENTS

     (D) Amortization of the acquired technology relating to the majority interest portion of NACT over 8 years.

     (E) Amortization of unallocated excess purchase price over net assets acquired over 20 years relating to the two month period ended February 28, 1998 not included in the New World Access historical statement of earnings.

     (F) Eliminate the one-time non-recurring in-process research and development charge recorded in connection with the purchase of the majority interest in NACT.

     (G) Record the 32.7% minority interest in net income of NACT.

NACT MINORITY INTEREST PRO FORMA ADJUSTMENTS

     (H) Amortization of the acquired technology relating to the minority interest portion of NACT over 8 years.

     (I) Amortization of unallocated excess purchase price over net assets acquired related to the purchase of the remaining minority interest in NACT over 20 years.

     (J) Reverse the minority interests in earnings of NACT.

     (K) Represents basic and diluted earnings per share, including approximately 1.8 million shares of New World Access common stock issued in the merger calculated in accordance with SFAS 128.

RESURGENS PRO FORMA ADJUSTMENTS

     (L) Record an adjustment to depreciation expense for the adjustment to fair market value of switching equipment and the adjustment to amortization expense for the adjustment to fair market values of the license agreements.

     (M) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (N) Adjust tax provision for the benefit of the loss incurred by Resurgens and the pro forma adjustments.

                                NEW WORLD ACCESS

     (O) Represents basic and diluted earnings per share, including approximately 3.8 million shares of New World Access common stock issued to Resurgens's creditors and Renaissance Partners calculated in accordance with SFAS 128.

TELCO PRO FORMA ADJUSTMENTS

     (P) Record an adjustment to depreciation expense related to the write-down of certain redundant equipment.

     (Q) Amortization of acquired technology of Telco over 8 years.

     (R) Amortization of trademarks of Telco over 8 years.

     (S) Represents the elimination of the portion of Telco's historical intangible asset amortization written down in connection with the merger.

     (T) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (U) Eliminate the one-time non-recurring in-process research and development charge recorded by Telco in connection with its acquisition of Jupiter Technology, Inc. which was consummated on January 26, 1998. This write-off of in-process research and development does not relate to the transaction between World Access and Telco, but does represent a significant one time charge that should be eliminated for purposes of presenting pro forma financial information.

     (V) Adjust tax provision for the benefit of the loss incurred by the combined entities.

     (W) To record a reduction in tax expense related to the reduction of the deferred tax liability established in conjunction with the allocation of purchase price to acquired technology.

     (X) Represents basic and diluted earnings per share, including approximately 6.5 million shares of New World Access common stock issued in the merger and common stock equivalents related to stock options issued in exchange for Telco options calculated in accordance with SFAS 128.

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997:

ATI PRO FORMA ADJUSTMENTS

     (A) Eliminate inter-company sales and related cost of sales.

     (B) Amortization of unallocated excess purchase price over net assets acquired over 15 years.

     (C) Adjust tax provision for the benefit of the loss incurred by ATI and pro forma adjustments.

NACT MAJORITY INTEREST PRO FORMA ADJUSTMENTS

     (D) Amortization of acquired technology relating to the majority interest portion of NACT over 8 years.

     (E) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (F) Record the 32.7% minority interest in net income of NACT.

NACT MINORITY INTEREST PRO FORMA ADJUSTMENTS

     (G) Amortization of acquired technology relating to the minority interest portion of NACT over 8 years.

     (H) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (I) Reverse the minority interests in earnings of NACT.

                                NEW WORLD ACCESS

     (J) Represents basic and diluted earnings per share, including approximately 1.8 million shares of New World Access common stock issued in the merger calculated in accordance with SFAS 128.

RESURGENS PRO FORMA ADJUSTMENTS

     (K) Record an adjustment to depreciation expense for the adjustment to fair market value of switching equipment and the adjustment to amortization expense for the adjustment to fair market value of the license agreements.

     (L) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (M) Adjust tax provision for the benefit of the loss incurred by Resurgens and the pro forma adjustments.

     (N) Represents basic and diluted earnings per share, including approximately 3.8 million shares of New World Access common stock issued to Resurgens's creditors and Renaissance Partners calculated in accordance with SFAS 128.

TELCO PRO FORMA ADJUSTMENTS

     (O) Record an adjustment to depreciation expense related to the write-down of certain redundant equipment.

     (P) Amortization of acquired technology of Telco over 8 years.

     (Q) Amortization of trademarks of Telco over 8 years.

     (R) Represents the elimination of the portion of Telco's historical intangible asset amortization written down in connection with the merger.

     (S) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (T) Adjust tax provision for the benefit of the Telco loss and pro forma adjustments, if applicable.

     (U) Represents basic and diluted earnings per share, including approximately 6.5 million shares of New World Access common stock issued in the merger and common stock equivalents related to stock options issued in exchange for Telco options calculated in accordance with SFAS 128.

                                                                     EXHIBIT 2.1
                             FIRST AMENDMENT TO THE
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS FIRST AMENDMENT (the "Amendment") to the Agreement and Plan of Merger and Reorganization (the "Merger Agreement;" capitalized terms used but not defined herein shall have the meanings ascribed to them therein), dated as of the 12th day of May, 1998, by and among WAXS INC., a Delaware corporation and a direct wholly-owned subsidiary of World Access, Inc. ("New World Access"), WORLD ACCESS, INC., a Delaware corporation ("World Access"), WA MERGER CORP., a Delaware corporation and a direct wholly-owned subsidiary of New World Access ("Merger Sub"), and CHERRY COMMUNICATIONS INCORPORATED d/b/a RESURGENS COMMUNICATIONS GROUP, an Illinois corporation ("RCG"), is made as of the 20th day of July, 1998 by and among New World Access, World Access, Merger Sub and RCG.

                                  WITNESSETH:

     WHEREAS, the Parties desire to amend the Merger Agreement as provided herein,

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows:

     SECTION 1. Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:

          (a) Section 5.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

     "Section 5.3. Payment of Claims. In accordance with the terms and provisions of the Plan and unless otherwise provided therein, the Disbursing Agent under the Disbursement Agreement shall issue to each holder of an Allowed Claim and an Administrative Expense Claim (including the Administrative Expense Claim of WNSI arising in connection with the DIP Financing), its pro-rata share of Disbursed Stock based upon the amount of such claim. The Disbursing Agent will return to New World Access shares of Disbursed Stock having a value that equals the dollar amount of Cash (as defined in the Plan) that the Reorganized Debtor (as defined in the Plan) or the Surviving Corporation must pay to holders of Allowed Priority Claims (including the principal amount of Priority Tax Claims) pursuant to the terms of the Plan where the value of such shares is based on $32.00 per share."

          (b) Article 5 of the Merger Agreement is hereby amended by adding the following additional Section 5.6 thereto which reads in its entirety as follows:

     "Section 5.6 Fractional Shares. For purposes of distributions under the Plan, the number of shares of Disbursed Stock and Contingent Payment Stock shall, if necessary, be rounded to the next greater or lower whole number of shares as follows: (1) fractions of 1/2 or greater shall be rounded to the next greater whole number, and (2) fractions of less than 1/2 shall be rounded to the next lower whole number; provided, however, that to the extent that there are interim distributions, the numbers of shares of Disbursed Stock or Contingent Payment Stock shall be rounded to the next lower whole number for purposes of such distribution, and in the final distribution shall be rounded in accordance with the preceding clause based on the applicable aggregate number of shares of Disbursed Stock or Continent Payment stock distributed to each holder in all distributions. The total number of shares of Disbursed Stock or Contingent Payment stock shall be adjusted as necessary to account for the rounding provided hereby. No consideration shall be payment in lieu of the fractions shares that are rounded down."

          (c) Section 6.4 of the Merger Agreement is hereby amended and restated in its entirety as follows:

     "Section 6.4. Transfer Restrictions. Notwithstanding anything to the contrary contained herein, (a) no holder of Disbursed Stock may, until the 365th day following the Closing Date, without the prior written consent of New World Access, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of Disbursed Stock or security convertible into or exchangeable or exercisable therefor, either publicly or privately, (b) no holder of Contingent Payment Stock upon its release pursuant to Section 6.1 above may, until the 180th day following the release date thereof, without the prior written consent of New World Access, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of the Contingent Payment Stock so released or any security convertible into or exchangeable or exercisable therefor, either publicly or privately, and (c) until the third anniversary of the Closing Date, no holder of Disbursed Stock or Contingent Payment Stock may engage in any short-sale or similar type of transaction with respect to any shares of World Access Stock, including any shares of Disbursed Stock or Contingent Payment Stock, without the prior written consent of New World Access; provided, however, that holders of Claims (as defined in the Plan) may buy and sell to each other their respective shares of Disbursed Stock or Contingent Payment Stock, subject to applicable securities laws."

          (d) The Merger Agreement is hereby amended by adding a new Section 6.5 thereto which shall read in its entirety as follows:

     "Section 6.5. Waiver of Restrictions. New World Access agrees that if it waives any of the transfer restrictions set forth in Section 6.4 with respect to any holder of Disbursed Stock or Contingent Payment Stock, including WNSI, or in Section 4.4 of the U.K. Acquisition Agreement with respect to the Shareholder (as defined in the U.K. Acquisition Agreement), then New World Access will give notice of such waiver within five (5) days to all other holders of Disbursed Stock or Contingent Payment Stock (and such other persons as the Plan may specify) and transfer restrictions with respect to all such holders shall be deemed immediately waived (without any further action) as to such other holders in the same pro rata amount as such waiver affirmatively granted by New World Access in respect of the holder or the Shareholder (as the case may be); provided, however, the provisions of this Section 6.5 shall not apply with respect to any transfers by the Shareholder or its partners to charitable institutions or for estate planning purposes, provided that the transferee agrees to be bound by the transfer restrictions set forth in Section 4.4 of the U.K. Acquisition Agreement. New World Access agrees to promptly instruct its transfer agent to reissue certificates for, or remove any stop transfer instructions with respect to, any shares of Disbursed Stock or Contingent Payment Stock as to which the transfer restrictions have been deemed waived in accordance with this Section 6.5."

     SECTION 2. Effect on Merger Agreement. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

     SECTION 3. Headings. The Section headings contained in this Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Amendment.

     SECTION 4. Counterparts. This Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed and delivered by their respective officers thereunto duly authorized, all as of the day and year above written.

                                          WAXS INC.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                          Its:      Executive Vice President and
                                               Chief Financial Officer
                                            ------------------------------------

                                          WORLD ACCESS, INC.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                          Its:      Executive Vice President and
                                               Chief Financial Officer
                                            ------------------------------------

                                          WA MERGER CORP.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                          Its:      Executive Vice President and
                                               Chief Financial Officer
                                            ------------------------------------

                                          CHERRY COMMUNICATIONS
                                          INCORPORATED d/b/a RESURGENS
                                          COMMUNICATIONS GROUP

                                          By:       /s/ W. TOD CHMAR
                                            ------------------------------------
                                          Its:      Executive Vice President
                                            ------------------------------------

                                                                     EXHIBIT 2.2
                            SECOND AMENDMENT TO THE
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS SECOND AMENDMENT (the "Second Amendment") to the Agreement and Plan of Merger and Reorganization, dated as of the 12th day of May, 1998, as amended by the First Amendment thereto dated as of July 20, 1998 (as so amended, the "Merger Agreement;" capitalized terms used but not defined herein shall have the meanings ascribed to them therein), by and among WAXS INC., a Delaware corporation and a direct wholly-owned subsidiary of World Access, Inc. ("New World Access"), WORLD ACCESS, INC., a Delaware corporation ("World Access"), WA MERGER CORP., a Delaware corporation and a direct wholly-owned subsidiary of New World Access ("Merger Sub"), and CHERRY COMMUNICATIONS INCORPORATED d/b/a RESURGENS COMMUNICATIONS GROUP, an Illinois corporation ("RCG"), is made as of the 2nd day of September, 1998, by and among New World Access, World Access, Merger Sub and RCG.

                                  WITNESSETH:

     WHEREAS, the Parties desire to amend the Merger Agreement as provided herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows:

     SECTION 1. Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:

          (a) Article 1 of the Merger Agreement is hereby amended by adding a new Section 1.24 thereto and renumbering current Sections 1.24 through
     1.112 as 1.25 through 1.113, respectively:

        "Section 1.24. "Creditor Shares" has the meaning set forth in Section
        5.1 hereof."

          (b) Section 3.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

             "Section 3.1 Conversion of Merger Sub Stock and RCG Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time and by virtue of the Merger and without any further action on the part of the holder of any Merger Sub Stock or RCG Stock:

                (a) all shares of RCG Stock which are held by RCG as treasury stock, if any, shall be canceled and retired, and no consideration shall be paid or delivered in exchange therefor;

                (b) each of the Creditor Shares outstanding immediately prior to the Effective Time (being all the outstanding shares of RCG Stock at such time as a result of the cancellation of all other shares of RCG Stock by the Bankruptcy Court pursuant to the Plan immediately prior to the Effective Time, as provided in Section 5.1 hereof) shall be canceled and retired and will cease to exist and shall be converted into the right to receive the Disbursed Stock and the Contingent Payment Stock in accordance with the terms of this Agreement and the Plan; and

                (c) each share of Merger Sub Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock without par value of the Surviving Corporation."

          (c) Article 5 of the Merger Agreement is hereby amended and restated in its entirety as follows:

                                  "ARTICLE 5.
                  PLAN OF REORGANIZATION AND PAYMENT OF CLAIMS

             Section 5.1 Plan of Reorganization. RCG shall file and use its best efforts to obtain the Bankruptcy Court's confirmation of the Plan, which shall provide, inter alia, for the consummation of the Merger in accordance with the terms and conditions of this Agreement. RCG shall also file and use its best efforts to obtain the Bankruptcy Court's approval of RCG's Disclosure Statement with respect to the Plan (the "Plan Disclosure Statement"). Both the Plan and the Plan Disclosure

        Statement, as filed and as confirmed and approved by the Bankruptcy Court, must in form and substance be acceptable to New World Access and RCG. World Access and its Affiliates shall cooperate in connection with preparing, filing and obtaining the approval of the Plan and the Plan Disclosure Statement. The Plan shall provide, inter alia, for (a) the cancellation of all outstanding shares of RCG Stock other than Creditor Shares without the payment of any consideration therefor; (b) the issuance of 3,125,000 shares of RCG Stock (collectively, the "Creditor Shares") to holders of, and in full satisfaction of, Allowed Claims and Administrative Expense Claims (including the Administrative Expense Claim of WNSI arising in connection with the DIP Financing); (c) the approval of this Agreement; (d) except as otherwise provided in the Plan, the discharge of all other indebtedness of and claims against RCG arising before confirmation of the Plan; (e) immediately following the last to occur of such items (a) through (d), the consummation of the Merger and the resulting pro-rata distribution of Disbursed Stock and the right to receive (if released pursuant to Article 6 hereof) the Contingent Payment Stock in exchange for all outstanding Creditor Shares; and (f) certain transfer restrictions on the shares of New World Access Stock to be issued pursuant to this Agreement as set forth in
        Section 6.4 hereof. RCG estimates that the aggregate amount of Allowed Claims will be approximately $300,000,000 to $350,000,000.

             Section 5.2 Deposit of New World Access Stock. At the Closing, New World Access and the Person appointed by the Bankruptcy Court pursuant to the Plan and the Order to act as "Disbursing Agent" under the Plan (the "Disbursing Agent") shall each execute a Disbursement Agreement reasonably acceptable to the Parties hereto and, in accordance therewith, New World Access shall deposit with the Disbursing Agent, immediately following the Effective Time, an aggregate of 9,375,000 shares of New World Access Stock, of which 3,125,000 shares shall be issued pursuant to Section 5.3 hereof (the "Disbursed Stock") and 6,250,000 shares shall be released pursuant to the terms of Article 6 hereof (the "Contingent Payment Stock").

             Section 5.3 Payment of Claims. In accordance with the terms and provisions of the Plan and unless otherwise provided therein, (a) RCG shall be deemed to have issued to each holder of an Allowed Claim and an Administrative Expense Claim (including the Administrative Expense Claim of WNSI arising in connection with the DIP Financing) its pro-rata share of the Creditor Shares based upon the amount of each such claim in exchange for the surrender of such claims, and (b) immediately after the cancellation of all other outstanding RCG Stock and the issuance of the Creditor Shares, the Disbursing Agent under the Disbursement Agreement shall issue to each holder of Creditor Shares its pro-rata share of Disbursed Stock based upon the number of Creditor Shares held by each such holder. The Disbursing Agent will return to New World Access shares of Disbursed Stock equal to (x) the dollar amount of all Cash (as defined in the Plan) that the Reorganized Debtor (as defined in the
        Plan) or the Surviving Corporation must pay to holders of Allowed Priority Claims (including the principal amount of Priority Tax Claims) pursuant to the terms of the Plan, divided by (y) $32.00.

             Section 5.4 Contingent Payment of Claims. The Disbursing Agent shall release to holders of Creditor Shares their pro-rata share of Contingent Payment Stock, if, as, when and to the extent that the Contingent Payment Stock (or any portion thereof) is released pursuant to the terms of Article 6 hereof in accordance with the terms and provisions of the Plan.

             Section 5.5 Fractional Shares. For purposes of distributions under the Plan, the number of shares of Disbursed Stock and Contingent Payment Stock shall, if necessary, be rounded to the next greater or lower whole number of shares as follows: (a) fractions of 1/2 or greater shall be rounded to the next greater whole number; and (b) fractions of less than 1/2 shall be rounded to the next lower whole number; provided, however, that to the extent that there are interim distributions, the number of shares of Disbursed Stock or Contingent Payment Stock shall be rounded to the next lower whole number for purposes of such distribution and in the final distribution shall be rounded in accordance with the immediately preceding clause based on the applicable aggregate number of shares of Disbursed Stock or Contingent Payment Stock distributed to each holder in all distributions. The total number of shares of Disbursed Stock or Contingent Payment Stock shall be adjusted as necessary to account for the rounding provided hereby. No consideration shall be paid in lieu of fractional shares that are rounded down."

          (d) Section 9.4 of the Merger Agreement is hereby amended and restated in its entirety as follows:

             "Section 9.4 Approval of Stockholders of World Access. World Access will take all steps necessary under applicable law and its certificate of incorporation and bylaws to call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement and the Merger and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. Unless the Board of Directors of World Access determines in good faith, based upon advice of its outside counsel, that such recommendation would violate its fiduciary duties to its stockholders, the Board of Directors of World Access will recommend to its stockholders the approval of this Agreement, the Merger and the transactions contemplated hereby and will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, it is understood that the approval of this Agreement, the Merger and the transactions contemplated hereby by the World Access stockholders is intended to constitute the requisite approval of the New World Access stockholders."

     SECTION 2. Effect on Merger Agreement. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

     SECTION 3. Headings. The Section headings contained in this Second Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Second Amendment.

     SECTION 4. Counterparts. This Second Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the Parties has caused this Second Amendment to be executed and delivered by its respective officer thereunto duly authorized, all as of the day and year above written.

                                          WAXS INC.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                          Its:      Executive Vice President and
                                               Chief Financial Officer
                                            ------------------------------------

                                          WORLD ACCESS, INC.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                          Its:      Executive Vice President and
                                               Chief Financial Officer
                                            ------------------------------------

                                          WA MERGER CORP.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                          Its:      Executive Vice President and
                                               Chief Financial Officer
                                            ------------------------------------

                                          CHERRY COMMUNICATIONS
                                          INCORPORATED d/b/a RESURGENS
                                          COMMUNICATIONS GROUP

                                          By:       /s/ W. TOD CHMAR
                                            ------------------------------------
                                          Its:      Executive Vice President
                                            ------------------------------------

                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the inclusion of our report dated June 5, 1998 with respect to the combined financial statements of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) and Cherry Communications U.K. Limited for the year ended December 31, 1997, in the Form 8-K/A Amendment No. 1 filed by World Access, Inc. on September 4, 1998 and to the incorporation by reference of such report in the Registration Statements on Form S-8 (Nos. 33-77918, 33-47752, 333-17741 and 333-59347) and Form S-3 (Nos. 333-43497 and 333-51199) of World
Access, Inc.

                                          Ernst & Young LLP

Atlanta, Georgia
September 25, 1998

                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

     We have issued our report dated July 11, 1997, except for Notes 2 and 10 as to which the date is July 24, 1997, accompanying the combined financial statements of Cherry Communications Incorporated and Cherry Communications U.K. Limited for each of the two years in the period ended December 31, 1996 and consent to the inclusion of said report in the World Access, Inc. Form 8-K/A, Amendment No. 1, dated September 4, 1998. We consent to use of the aforementioned report in this Form 8-K/A, Amendment No. 2, dated September 25, 1998. We also hereby consent to the incorporation by reference of said report in the Registration Statements of World Access, Inc. on Forms S-3 (File No. 333-43497 and File No. 333-51199) and on Forms S-8 (File No. 333-59347, File No.
333-17741, File No. 33-377918, and File No. 33-47752).

                                          Grant Thornton LLP

Chicago, Illinois
September 25, 1998

                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

                               WORLD ACCESS, INC.

SUMMARY: U.S. BANKRUPTCY COURT CONFIRMS RESURGENS REORGANIZATION PLAN

FOR IMMEDIATE RELEASE

Atlanta, Georgia -- September 3, 1998 -- WORLD ACCESS, INC. (NASDAQ: WAXS) announced today that the United States Bankruptcy Court of the Northern District of Illinois, Eastern Division, has confirmed the Plan of Reorganization (the "Plan") of Cherry Communications Incorporated, d/b/a Resurgens Communications Group ("Resurgens"). The Plan incorporates the terms of the definitive agreement entered into earlier this year by World Access to acquire Resurgens, a facilities-based provider of international network access.

Steven A. Odom, Chairman and Chief Executive Officer, said "The confirmation of the Plan satisfies a significant condition to the consummation of the Resurgens acquisition, which is expected to occur in the near future. This acquisition will uniquely position World Access to offer telecommunications service providers a complete network solution, including proprietary equipment, planning and engineering services and access to international long distance. The international network access offered by Resurgens is a critical element of new and expanded networks currently being planned or implemented by many of our customers. World Access is beginning to realize significant synergies as a result of the Resurgens acquisition, including equipment sales to Resurgens customers, potential joint ventures with international PTTs and CLECs, and carrier service revenues form World Access equipment customers."

John D. Phillips, Chairman and Chief Executive Officer of Resurgens, commented "We are extremely pleased that Resurgens' creditors have embraced our plan of reorganization, an integral part of which is the merger with World Access. We have rebuilt Resurgens' operating network and implemented new, reliable billing systems and a 24 hour-7 day Network Operations Center. Competitive, dedicated bandwidth and transit agreements are now in place to carry traffic to all key regions of the world and Resurgens is now carrying extensive international traffic for WorldCom and numerous other long-distance companies."

World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. The Company's products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data and video services to their business and residential customers. The Company offers digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

     EXCEPT FOR ANY HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PRESS RELEASE CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES WHICH ARE DESCRIBED IN THE COMPANY'S SEC REPORTS, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS AMENDED, FOR THE YEAR ENDED DECEMBER 31, 1997, THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND JUNE 30, 1998, AND THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (NO. 333-43497).

COMPANY CONTACT:          NANCY L. DE JONGE     DIRECTOR OF INVESTOR RELATIONS
(404-231-2025)

                                   APPENDIX N

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                        AS AMENDED ON SEPTEMBER 25, 1998

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 9, 1998

                               WORLD ACCESS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                         0-19998                       65-0044209
 (State or other jurisdiction      (Commission File Number)              (IRS Employer
       of incorporation)                                            Identification Number)

     945 E. PACES FERRY ROAD, SUITE 2240, ATLANTA, GEORGIA                   30326
           (Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code:  (404) 231-2025

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS

     As previously reported, on June 4, 1998, World Access, Inc. ("World Access") announced that it had entered into a definitive Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with WAXS INC., a wholly-owned subsidiary of World Access ("New World Access"), Tail Acquisition Corporation, a wholly-owned subsidiary of New World Access ("Merger Sub"), and Telco Systems, Inc. ("Telco") pursuant to which, among other things, Merger Sub will merge with and into Telco and Telco shall thereupon become a wholly-owned subsidiary of New World Access (the "Merger").

     As a result of the Merger, each outstanding share of Telco common stock, $.01 par value per share ("Telco Common Stock"), shall be converted into the right to receive that number of shares of (i) World Access common stock, $.01 par value per share ("World Access Common Stock"), or (ii) if the previously announced holding company reorganization shall have been consummated on or before the time of the Merger, New World Access common stock, $.01 par value per share ("New World Access Common Stock") (in either case, the "Merger Common Stock"), equal to the quotient of $17.00 divided by the average daily closing price of World Access Common Stock as reported on Nasdaq on each of the twenty consecutive trading days ending on the second business day prior to the date of the Merger (the "Average Closing Price"), provided that if the Average Closing Price is more than $36.00 per share, then each share of Telco Common Stock will be converted into .4722 shares of Merger Common Stock and if the Average Closing Price is less than $29.00 per share, then each share of Telco Common Stock will be converted into .5862 shares of Merger Common Stock.

     The Merger is intended to constitute a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended, and will be accounted for as a purchase. The consummation of the Merger is subject to (i) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the approval by the respective stockholders of World Access (or New World Access, as the case may be) and Telco, (iii) the approval by the stockholders of World Access (or New World Access, as the case may be) of an increase in the authorized shares of common stock of such corporation, and (iv) the satisfaction or waiver of customary conditions.

     In connection with the Merger Agreement, Kopp Investment Advisors, Inc. and the directors and certain executive officers of Telco entered into a Stockholders Proxy Agreement with New World Access pursuant to which, among other things, they agreed to vote an aggregate of approximately 8.0% of the outstanding shares of Telco Common Stock in favor of the Merger.

     The foregoing description of the Merger, the Merger Agreement and the Stockholders Proxy Agreement is qualified in its entirety by reference to the Merger Agreement and the Stockholders Proxy Agreement, which have been filed as exhibits to World Access' Form 8-K filed with the Securities and Exchange Commission on June 8, 1998.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) Financial Statements of Business Acquired. Included in this report are the following financial statements:

          (i) The unaudited consolidated financial statements of Telco Systems, Inc ("Telco") for the three months and nine months in each of the periods ended May 31, 1998 and 1997; and

          (ii) The audited consolidated financial statements of Telco for the year ended August 31, 1997, which have been audited by the independent accounting firm of Ernst & Young LLP, whose opinion thereon is included herein.

     (b) Pro Forma Financial Information. The Unaudited Pro Forma Combined Financial Statements of New World Access give effect to the consummation of the several transactions that World Access has completed or that are currently contemplated. The Unaudited Pro Forma Combined Statements of Operations give effect to: (1) the acquisition of Advanced TechCom, Inc. ("ATI"), which was consummated on January 29, 1998; (2) the acquisition of a 67.3% majority interest in NACT Telecommunications, Inc. ("NACT") (the "NACT Stock Purchase"), which was consummated on February 27, 1998; (3) the acquisition of the remainder of NACT (the "NACT Merger"); (4) the acquisition of Cherry Communications Incorporated (d/b/a Resurgens Communications Group) and Cherry Communications U.K. Limited (collectively the "Resurgens Transaction"); and (5) the Merger as if each of these acquisitions had occurred on January 1, 1997. The Unaudited Pro Forma Combined Balance Sheet gives effect to: the NACT Merger, the Resurgens Transaction and the Merger as if they had been completed on June 30, 1998.

     As Telco's fiscal year end, August 31, differs from World Access' fiscal year-end by more than 93 days, Telco's results of operations for the period from November 25, 1996 through November 30, 1997 were used in preparing the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997. Telco's results of operations for the six months from December 1, 1997 through May 31, 1998 were used in preparing the Unaudited Pro Forma Combined Statement of Operations for the six months ended June 30, 1998. Telco's unaudited June 30, 1998 balance sheet was utilized in preparing the Unaudited Pro Forma Combined Balance Sheet as of June 30, 1998.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that the management of World Access believes are reasonable. Each of the acquisition transactions above has been accounted for using the purchase method of accounting. The adjustments recorded in the Unaudited Pro Forma Combined Financial Statements represent the preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Unaudited Pro Forma Combined Financial Statements.

     In connection with the consummation of the pending acquisition transactions, New World Access expects to record charges representing the estimated portion of the purchase price allocated to in-process research and development of $21.9 million and $73.9 million for the NACT Merger and the Merger, respectively. In addition, in the three month period ended March 31, 1998, World Access recorded charges representing the estimated portion of the purchase price allocated to in-process research and development of $44.6 million and $5.4 million for the NACT Stock Purchase and ATI acquisition, respectively. Since these charges are directly related to the acquisitions and will not recur, the Unaudited Pro Forma Combined Statements of Operations have been prepared excluding these one-time non-recurring charges.

     The Unaudited Pro Forma Combined Financial Statements are not necessarily indicative of the financial position or the future results of operations or results that might have been achieved if the foregoing acquisition transactions had been consummated as of the indicated dates. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical consolidated financial statements of World Access, ATI, NACT, and Telco, the historical combined financial statements of Resurgens and the related notes thereto.

     (c) Exhibits. The following exhibits are filed herewith by direct transmission via "EDGAR".

     23.1 Consent of Ernst & Young LLP

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          WORLD ACCESS, INC.

                                          By:     /s/ MARTIN D. KIDDER
                                            ------------------------------------
                                            Martin D. Kidder
                                            Its Vice President, Controller and
                                              Secretary

Dated as of September 25, 1998

INDEX TO CONSOLIDATED TELCO SYSTEMS, INC. FINANCIAL STATEMENTS

                                                                  PAGE
                                                                  ----
Report of Independent Auditors..............................           N-5
Consolidated Statements of Operations for the Years Ended
  August 31, 1997, 1996 and 1995............................           N-6
Consolidated Balance Sheets as of August 31, 1997 and August
  25, 1996..................................................           N-7
Consolidated Statements of Shareholders' Equity for the
  Years Ended August 31, 1997, 1996 and 1995................           N-8
Consolidated Statements of Cash Flows for the Years Ended
  August 31, 1997, 1996 and 1995............................           N-9
Notes to Consolidated Financial Statements..................          N-10
Consolidated Balance Sheets as of May 31, 1998 (unaudited)
  and August 31, 1997.......................................          N-19
Consolidated Statements of Operations for the Three Months
  and Nine Months Ended May 31, 1998 and May 25, 1997
  (unaudited)...............................................          N-20
Consolidated Statements of Cash Flows for the Nine Months
  Ended May 31, 1998 and May 25, 1997 (unaudited)...........          N-21
Notes to Consolidated Financial Statements (unaudited)......          N-22

Unaudited Pro Forma Combined Balance Sheets as of June 30,
  1998......................................................  N-24 to N-27
Unaudited Pro Forma Combined Statements of Operations for
  the Six Months Ended June 30, 1998........................  N-28 to N-33
Unaudited Pro Forma Combined Statements of Operations for
  the Year Ended December 31, 1997..........................  N-34 to N-38
Notes to Unaudited Pro Forma Combined Financial
  Statements................................................          N-39

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Telco Systems, Inc.

     We have audited the accompanying consolidated balance sheets of Telco Systems, Inc. as of August 31, 1997 and August 25, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telco Systems, Inc. at August 31, 1997, and August 25, 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended August 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/  ERNST & YOUNG LLP
Boston, Massachusetts
October 15, 1997

                              TELCO SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                THREE YEARS ENDED AUGUST 31,
                                                              --------------------------------
                                                                1997        1996        1995
                                                              ---------   ---------   --------
                                                               (IN THOUSANDS EXCEPT PER SHARE
                                                                          AMOUNTS)
Net sales...................................................  $117,843    $ 93,954    $89,070
Costs and expenses
Cost of products sold.......................................    74,985      57,285     48,559
Research and development....................................    15,355      17,991     18,207
Sales, marketing and administration.........................    29,652      30,408     22,945
Restructuring costs (credit)................................        --       4,209       (420)
Gain on investment..........................................    (1,070)         --         --
Amortization of intangible assets...........................       669         752        783
Interest income.............................................      (670)     (1,146)    (1,632)
                                                              --------    --------    -------
                                                               118,921     109,499     88,442
                                                              --------    --------    -------
Net (loss) income...........................................  $ (1,078)   $(15,545)   $   628
                                                              ========    ========    =======
Average shares and equivalents..............................    10,701      10,357     10,345
Net (loss) income per share.................................  $   (.10)   $  (1.50)   $   .06

          See accompanying notes to consolidated financial statements.

                              TELCO SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              AUGUST 31,   AUGUST 25,
                                                                 1997         1996
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
                                       ASSETS
Current assets:
  Cash and equivalents......................................  $   5,406    $   8,461
  Marketable securities.....................................      7,302        6,581
  Accounts receivable, less allowance for doubtful accounts
     of $895 in 1997 ($676 in 1996).........................     19,663       18,025
  Refundable income taxes...................................         --          702
  Inventories, net..........................................     28,370       23,495
  Other current assets......................................        985          810
                                                              ---------    ---------
          Total current assets..............................     61,726       58,074
Plant and equipment, at cost................................     46,401       45,941
  Less accumulated depreciation.............................     36,712       33,411
                                                              ---------    ---------
          Net plant and equipment...........................      9,689       12,530
Intangible and other assets, less accumulated amortization
  of $11,651 in 1997 ($10,935 in 1996)......................      7,184        8,900
                                                              ---------    ---------
          Total assets......................................  $  78,599    $  79,504
                                                              =========    =========
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   7,292    $   9,758
  Payroll and related liabilities...........................      3,492        3,649
  Other accrued liabilities.................................     10,528        8,750
                                                              ---------    ---------
          Total current liabilities.........................     21,312       22,157
Restructuring and other long-term liabilities...............      1,531        3,350
Shareholders' equity:
  Series A Participating Cumulative Preferred Stock, 200
     shares -- authorized; no shares outstanding............         --
  Preferred stock, $.01 par value, 5,000 shares authorized;
     no shares outstanding..................................         --           --
  Common stock, $.01 par value, 24,000 shares authorized;
     shares outstanding: 10,805 at August 31, 1997; (10,520
     at August 25, 1996)....................................        108          105
  Capital in excess of par value............................     76,602       74,267
  Accumulated deficit.......................................    (20,886)     (19,808)
  Unearned compensation -- restricted stock.................        (68)        (567)
                                                              ---------    ---------
          Total shareholders' equity........................     55,756       53,997
                                                              ---------    ---------
          Total liabilities and shareholders' equity........  $  78,599    $  79,504
                                                              =========    =========

          See accompanying notes to consolidated financial statements.

                              TELCO SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                      THREE YEARS ENDED AUGUST 31, 1997
                                       ----------------------------------------------------------------
                                        COMMON STOCK
                                       ---------------   PAID-IN     UNEARNED     ACCUMULATED
                                       SHARES   AMOUNT   CAPITAL   COMPENSATION     DEFICIT      TOTAL
                                       ------   ------   -------   ------------   -----------   -------
                                                                (IN THOUSANDS)
Balance, August 28, 1994.............   9,649    $ 96    $66,343                   $ (4,891)    $61,548
                                       ------    ----    -------                   --------     -------
Net income for year..................                                                   628         628
Issuance of common stock:
  Employee stock purchase plan.......      56       1        504                                    505
  Exercise of stock options..........     526       5      4,719                                  4,724
                                       ------    ----    -------                   --------     -------
Balance, August 27, 1995.............  10,231     102     71,566                     (4,263)     67,405
                                       ------    ----    -------                   --------     -------
Net (loss) for year..................                                               (15,545)    (15,545)
Issuance of common stock:
  Employee stock purchase plan.......      56                514                                    514
  Exercise of stock options..........     174       2      1,533                                  1,535
  Restricted stock, net..............      59       1        654      $(655)
Amortization of unearned
  compensation.......................                                    88                          88
                                       ------    ----    -------      -----        --------     -------
Balance, August 25, 1996.............  10,520     105     74,267       (567)        (19,808)     53,997
Net (loss) for year..................                                                (1,078)     (1,078)
Issuance (cancellations) of common
  stock:
  Employee stock purchase plan.......      43                448                                    448
  Exercise of stock options..........     284       3      2,360                                  2,363
  Restricted stock, net..............     (42)              (473)       473                          --
Amortization of unearned
  compensation.......................                                    26                          26
                                       ------    ----    -------      -----        --------     -------
Balance, August 31, 1997.............  10,805    $108    $76,602      $ (68)       $(20,886)    $55,756
                                       ======    ====    =======      =====        ========     =======

          See accompanying notes to consolidated financial statements

                              TELCO SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               THREE YEARS ENDED AUGUST 31,
                                                              ------------------------------
                                                               1997       1996        1995
                                                              -------   ---------   --------
                                                                      (IN THOUSANDS)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash Flows from Operating Activities
  Net (loss) income.........................................  $(1,078)  $ (15,545)  $    628
  Depreciation and amortization.............................    5,094       5,324      4,982
  Restructuring costs (credit)..............................       --       4,209       (420)
  Amortization of unearned compensation.....................       26          88         --
Change in assets and liabilities
  Accounts receivable, net..................................   (1,638)     (7,978)     5,017
  Refundable income taxes...................................      702         549     (1,251)
  Inventories, net..........................................   (4,875)     (6,074)    (3,229)
  Other current assets......................................     (175)      1,775        320
  Other assets..............................................    1,000          25       (924)
  Accounts payable and other current liabilities............   (1,512)      9,585     (4,401)
  Restructuring liabilities.................................   (2,192)     (1,845)      (469)
  Long-term liabilities.....................................      536         113       (330)
                                                              -------   ---------   --------
Net cash (used in) provided by operating activities.........   (4,112)     (9,774)       (77)
Cash Flows from Investing Activities
  Additions to plant and equipment, net.....................   (3,634)     (6,336)    (2,257)
  Proceeds from sale -- lease back..........................    2,601          --         --
  Purchase of marketable securities.........................  (11,674)    (24,350)   (29,665)
  Maturities of marketable securities.......................   10,953      28,664     29,716
                                                              -------   ---------   --------
  Net cash (used in) investing activities...................   (1,754)     (2,022)    (2,206)
Cash Flows from Financing Activities
  Proceeds and related tax benefits from sale of common
     shares under employee stock plans......................    2,811       2,049      5,229
                                                              -------   ---------   --------
  Net cash provided by financing activities.................    2,811       2,049      5,229
                                                              -------   ---------   --------
(Decrease) increase in cash and equivalents.................   (3,055)     (9,747)     2,946
Cash and equivalents at beginning of year...................    8,461      18,208     15,262
                                                              -------   ---------   --------
Cash and equivalents at end of year.........................  $ 5,406   $   8,461   $ 18,208
                                                              =======   =========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year Income taxes......................  $    --   $      89   $  1,235

          See accompanying notes to consolidated financial statements.

                              TELCO SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The financial statements consolidate the accounts of Telco Systems, Inc., and its subsidiaries (the Company). Intercompany accounts and transactions have been eliminated. The Company's fiscal year ends on the last Sunday in August which included 53 weeks in fiscal 1997 and 52 weeks in both fiscal 1996 and fiscal 1995. Certain amounts reported in prior years have been reclassified to be consistent with the current year's presentation.

     The Company has 50% limited partnership interests in two real estate partnerships which are accounted for by the equity method of accounting. The aggregate net investment in these partnerships on the accompanying balance sheets is not material (See Note 7).

  New Accounting Standards

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards 128 (SFAS 128), "Earnings Per Share" which will require adoption in the Company's second quarter of fiscal 1998. This statement specifies the computation, presentation and disclosure requirements of earnings per share. The Company believes that adoption of this statement will have no material impact on its consolidated financial statements and related disclosures.

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 establishes standards for reporting comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 requires that items to be recorded in comprehensive income, which include unrealized gains/losses on marketable securities classified as available-for-sale and cumulative translation adjustments, be displayed with the same prominence as other financial statement items. The Company is in the process of determining the effect of adoption of this statement on its consolidated financial statements and related disclosures. SFAS 130 is required to be adopted in the Company's financial statements for the year ending August 29, 1999.

     In June 1997, the FASB issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," (SFAS 131). SFAS 131 establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS 131 is required to be adopted in the Company's financial statements for the year ending August 29, 1999. The adoption of SFAS 131 will have no impact on the Company's financial results or financial condition, but may result in certain disclosures of segment information.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

     In general, the Company recognizes revenue from product sales at the time of shipment. In certain contractual situations, revenue is recognized when the product is accepted by the customer.

                              TELCO SYSTEMS, INC.

  Product Warranty

     Expected future product warranty liability is provided for when the product is sold.

  Cash Equivalents and Marketable Securities

     The Company classifies all of its marketable securities as available-for-sale securities. These securities are stated at their fair value. There are currently no unrealized holding gains and losses. The Company considers all highly liquid investments with maturity of 91 days or less to be cash equivalents. Those instruments with maturities greater than 91 are classified as marketable securities. Cash equivalents and marketable securities are carried at market, and consist of U.S. Government securities, bank certificates of deposit and corporate issues. All securities mature within twelve months.

  Inventories

     Inventories are stated at the lower of cost or market. The cost of products sold is based on standard costs, which approximate actual costs as determined by the first-in, first-out method.

     Inventories at fiscal year end were as follows:

                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Raw material................................................  $12,803   $12,112
Work-in-process.............................................    5,605     5,560
Finished goods..............................................    9,962     5,823
                                                              -------   -------
                                                              $28,370   $23,495
                                                              =======   =======

  Plant and Equipment

     Additions to plant and equipment are recorded at cost. Depreciation is determined by using the straight-line method over the estimated useful lives of the assets -- three to eight years. Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful life or the lease term.

     Plant and equipment, at cost, at fiscal year end were as follows:

                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Machinery and equipment.....................................  $33,313   $31,214
Furniture and leasehold improvements........................   13,088    14,727
                                                              -------   -------
                                                              $46,401   $45,941
                                                              =======   =======

  Intangible and Other Assets

     Intangible assets arising in connection with business acquisitions were $7,122,000 and $7,791,000 at August 31, 1997 and August 25, 1996, respectively.
They are amortized over lives ranging from seven to twenty-five years using the straight-line method, with an average remaining life of 10.7 years. The carrying value of goodwill is reviewed periodically based on the undiscounted cash flows of the entities acquired over the remaining amortization period. Should this review indicate that goodwill will not be recoverable, the carrying value will be reduced by the estimated shortfall of undiscounted cash flows.

                              TELCO SYSTEMS, INC.

  Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments, and accounts receivable. The Company's temporary cash investments, which are principally limited to U.S. Government securities and bank certificates of deposit, are subject to minimal risk. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk exposure is limited.

  Earnings (loss) Per Share

     Earnings (loss) per share is based on the weighted average number of common shares outstanding and common stock equivalents, if dilutive. Fully diluted earnings per share did not differ significantly from primary earnings per share in any year. Net loss per share in fiscal years 1997 and 1996 did not consider common stock equivalents as the effect would be antidilutive.

NOTE 2  DESCRIPTION OF BUSINESS

     The Company is engaged in a single business segment constituting the development, manufacturing, and marketing of broadband transmission products, network access products, and bandwidth optimization products for the telecommunications industry. Regional Bell Operating Companies (RBOC), independent telephone companies, and interexchange carriers are the primary users of the Company's products. Sales to the RBOCs accounted for 39% of sales in fiscal 1997, 37% of sales in fiscal 1996, and 29% of sales in fiscal 1995. RBOC sales include sales to one RBOC of 33% in fiscal 1997, 31% in fiscal 1996, and 17% in fiscal 1995. In fiscal 1997, two additional customers each represented 11% and 10% of sales. In fiscal 1996, two additional customers each represented 13% and 11% of sales. In fiscal 1995, one additional customer represented 18% of sales.

NOTE 3  INCOME TAXES

     The components of the provision (benefit) for income taxes were as follows:

                                                                    FISCAL YEAR
                                                              -----------------------
                                                              1997     1996     1995
                                                              -----   -------   -----
                                                                  (IN THOUSANDS)
Federal
  Current...................................................  $       $(1,105)  $(821)
  Deferred..................................................            1,105     821
                                                              -----   -------   -----
                                                              $  --   $    --   $  --
                                                              =====   =======   =====

     The provision (benefit) for income taxes differs from the amount computed using the statutory rate as follows:

                                                                    FISCAL YEAR
                                                              -----------------------
                                                              1997     1996     1995
                                                              -----   -------   -----
                                                                  (IN THOUSANDS)
Federal income taxes at statutory rate......................  $(366)  $(5,285)  $ 214
Loss producing no current tax benefit.......................    123     5,024
Amortization of goodwill....................................    243       247     267
Previously unbenefited deferred items.......................                     (566)
Other.......................................................               14      85
                                                              -----   -------   -----
Income tax provision........................................  $  --   $    --   $  --
                                                              =====   =======   =====

                              TELCO SYSTEMS, INC.

     The components of deferred tax assets and liabilities at fiscal year end are as follows:

                                                                1997       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
DEFERRED TAX ASSETS
Restructuring costs.........................................  $  1,863   $  2,942
Inventory and other reserves................................     8,049      4,384
Net operating loss carryforward.............................     2,058      3,173
Tax credit carryforward.....................................     4,019      3,543
Other.......................................................        97        187
                                                              --------   --------
                                                                16,086     14,229
Valuation reserve...........................................   (15,009)   (13,063)
                                                              --------   --------
          Total deferred tax assets.........................     1,077      1,166
                                                              --------   --------
DEFERRED TAX LIABILITIES
Accelerated tax deduction...................................     1,261      1,188
Amortization................................................       267        287
Depreciation................................................      (373)      (250)
Other.......................................................       (78)       (59)
                                                              --------   --------
          Total deferred tax liabilities....................     1,077      1,166
                                                              --------   --------
          Net deferred tax assets...........................  $     --   $     --
                                                              ========   ========

     SFAS 109, "Accounting for Income Taxes", requires that a valuation reserve be established if it is "more likely than not" that realization of the tax benefits will not occur. The valuation reserve increased by $1,946,000 in fiscal 1997. This change is due primarily to an increase in the current year of inventory and other reserves. These items have been fully reserved.

     At August 31, 1997, the Company had net operating loss carryforwards to reduce future taxable income of $5,000,000. To the extent not utilized, the U.S. Federal net operating loss will expire in 2011. The Company also had unused research and development and investment tax credit carryforwards of $4,000,000 at August 31, 1997, which expire from fiscal years 1999 through 2012.

NOTE 4  ACCRUED LIABILITIES

     Accrued liabilities at fiscal year end were as follows:

                                                               1997      1996
                                                              -------   ------
                                                               (IN THOUSANDS)
Restructuring costs.........................................  $ 2,485   $2,322
Warranty and rework.........................................    2,027    1,173
All other accrued liabilities...............................    6,016    5,255
                                                              -------   ------
                                                              $10,528   $8,750
                                                              =======   ======

NOTE 5  LINE OF CREDIT

     The Company maintains a $20.0 million secured line of credit with Fleet Bank which is available until May 30, 1998. At August 31, 1997, $165,000 was reserved to support various guarantees in effect at that date. Additionally, the Company maintains a $3.5 million line of credit with Fleet Bank which is specifically designated for the acquisition of capital equipment. This line of credit is available until December 31, 1997.

     There were no borrowings against these credit lines at August 31, 1997.

                              TELCO SYSTEMS, INC.

NOTE 6  LONG-TERM LIABILITIES

     At August 31, 1997 and August 25, 1996, restructuring and other long-term liabilities include $.3 million and $2.6 million, respectively, of restructuring costs discussed in Note 8.

NOTE 7  LEASE COMMITMENTS

     The Company leases a 216,000 square-foot manufacturing, research and administration facility in Norwood, Massachusetts, from a limited partnership in which the Company has a 50% interest. Neither the Company nor the other partners have made or anticipate making any substantial capital contributions or advances to the partnership. Under the partnership agreement, the Company, in addition to its 50% interest, is entitled to a priority payment (which would proportionately increase with an increase in the property value) out of the proceeds of any sale or future refinancing of the property. The gross rent payable is $1.5 million annually through January 31, 1999. For the remainder of the lease term ending January 31, 2004, gross rent payable is $1.7 million annually.

     In June 1997, the Company entered into a sale-leaseback arrangement for certain computer and other electronic equipment which provided cash of approximately $2.6 million. The operating leases contained in the arrangement cover periods from two to four years. All of equipment included in the transaction was purchased by the Company within the last eighteen months.

     The Company leases other facilities and certain equipment under noncancelable operating leases expiring at various dates through 2005. The Company is required to pay property taxes, insurance and normal maintenance costs. Certain of the lease agreements provide for five-year renewal options, and future lease payments could increase based on the Consumer Price Index.

     Minimum annual lease commitments under non-cancelable operating leases for facilities and equipment as of August 31, 1997 are set forth in the following table. Amounts relating to excess facilities included herein have been accrued as discussed in Note 8:

                                                          GROSS LEASE   SUB-LEASE   NET LEASE
FISCAL YEAR                                                PAYMENTS      INCOME     PAYMENTS
-----------                                               -----------   ---------   ---------
                                                                    (IN THOUSANDS)
1998....................................................    $ 3,570      $  710      $ 2,860
1999....................................................      3,584         647        2,937
2000....................................................      3,256         509        2,747
2001....................................................      3,179         412        2,767
2002....................................................      2,887          69        2,818
Beyond..................................................      6,498          --        6,498
                                                            -------      ------      -------
                                                            $22,974      $2,347      $20,627
                                                            =======      ======      =======

     Rent expense under operating leases was $3.1 million in fiscal 1997, $2.9 million in fiscal 1996, and $2.4 million in fiscal 1995.

                              TELCO SYSTEMS, INC.

NOTE 8  RESTRUCTURING COSTS

     During fiscal 1996, the Company's management approved a plan to restructure its operations and recognized the following charges:

                                                              (IN THOUSANDS)
Excess Facilities...........................................      $2,225
Write-down of assets to net realizable value................       1,589
Employee severance costs....................................       1,034
Restructuring credit relating to 1993 excess facilities
  costs.....................................................        (639)
                                                                  ------
                                                                  $4,209
                                                                  ======

     The plan included the consolidation and move of manufacturing operations from the Company's Fremont, California facility to its facility located in Norwood, Massachusetts. During fiscal 1997, the plan was accomplished within original cost estimates. At August 31, 1997, the remaining reserve balance of $1,657,000 was specifically designated for excess facility costs at the Fremont, California location.

     At August 31, 1997, the remaining fiscal 1993 restructuring reserve for excess facility costs for the Norwood, Massachusetts location was $1,098,000

NOTE 9  STOCK PLANS

     Under the Company's 1980 Stock Option Plan, the 1988 Non-Qualified Stock Option Plan, and the 1990 Stock Option Plan (the Plans), officers, directors, and key employees have been granted options to purchase shares of the Company's common stock at a price equal to the market value at the date of grant. Options normally become exercisable ratably over a 48 month period, commencing six months from the date of grant, and expire after ten years. At August 31, 1997, 1,479,786 shares of common stock were reserved for issuance under the Plans.

     On May 20, 1997, the Board of Directors approved an amendment to the Company's 1990 Stock Option Plan and reduced the exercise price of certain stock options granted to employees between May 15, 1996 and May 13, 1997 at exercise prices ranging from $11.50 to $20.875 per share. The exercise price was adjusted to be equal to the current market price on that day. Stock options granted to the Company's Board of Directors and to employees in conjunction with a general option grant on March 5, 1997 were excluded from this action. Approximately 388,581 shares were reduced to the new exercise price of $9.625.

     On February 15, 1996, 92,000 restricted shares of the Company's common stock were granted and issued to certain key employees. Shares were awarded in the name of each of the participants who have all the rights of other stockholders, subject to certain restrictions and forfeiture provisions. At August 31, 1997, 7,500 shares carried restrictions. Restrictions on the shares expire ratably on the anniversary date of the award over the next three years.

                              TELCO SYSTEMS, INC.

     A summary of the activity in the stock option plans for fiscal 1996, 1995, and 1994 is presented as follows:

                                                 AVAILABLE      OPTIONS      OPTION PRICE
STOCK OPTION PLANS                              FOR OPTIONS   OUTSTANDING      PER SHARE
------------------                              -----------   -----------   ---------------
Balance at August 28, 1994....................    166,936      1,248,850    $ 2.13 - $15.88
                                                 --------      ---------    ---------------
  Grants......................................   (395,456)       395,456    $ 9.88 - $16.75
  Authorized under 1990 plan..................    250,000
  Exercised...................................                  (525,568)   $ 2.13 - $15.50
  Canceled....................................    159,439       (159,439)   $ 3.38 - $16.25
  Expired.....................................     (1,167)
                                                 --------      ---------    ---------------
Balance at August 27, 1995....................    179,752        959,299    $ 2.25 - $16.75
                                                 --------      ---------    ---------------
  Authorized under 1990 Plan..................    350,000
  Grants......................................   (572,305)       572,305    $ 9.63 - $16.38
  Exercised...................................                  (173,895)   $ 3.00 - $16.25
  Canceled....................................    182,887       (182,887)   $ 3.38 - $16.38
                                                 --------      ---------    ---------------
Balance at August 25, 1996....................    140,334      1,174,822    $ 2.13 - $16.75
                                                 --------      ---------    ---------------
Authorized under 1990 Plan....................    450,000
  Grants......................................   (902,831)       902,831    $13.09 - $20.88
  Exercised...................................                  (284,370)   $ 2.13 - $16.38
  Canceled....................................    677,297       (677,297)   $ 3.00 - $20.88
  Expired.....................................     (1,000)                       $3.00
                                                 --------      ---------    ---------------
Balance at August 31, 1997....................    363,800      1,115,986    $ 2.25 - $19.00
                                                 --------      ---------    ---------------

     At August 31, 1997, August 25, 1996, and August 27, 1995, there were 464,589 shares, 464,767 shares, and 413,495 shares exercisable, respectively.

     Under the Company's 1983 Employee Stock Purchase Plan, eligible employees may purchase shares of common stock through payroll deductions (up to a maximum of 10% of their salary) at a price equal to 85% of the lower of the stock's fair market value at the beginning or at the end of each six month offering period. There were 38,947 shares issuable under the Plan for fiscal 1997 of which 22,112 were outstanding at August 31, 1997. For fiscal 1996 and 1995, 56,010 shares and 56,005 shares, respectively, were issued under the Plan. At August 31, 1997, 59,383 shares of common stock were reserved for issuance under the Plan.

     In October 1995, the Financial Accounting Standards Board issues Statement of Financial Accounting Standard 123 (SFAS 123), "Accounting for Stock-Based Compensation". SFAS 123 requires that companies either recognize compensation expense for grants of stock, stock options and other equity instruments based on fair value, or provide pro forma disclosure of net income and earnings per share in the notes to the financial statements. The Company adopted the disclosure-only provisions of SFAS 123 in fiscal 1997 and has applied APB Opinion No. 25 and related interpretations in accounting for its plans.

                              TELCO SYSTEMS, INC.

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                           STOCK OPTIONS         EMPLOYEE STOCK
                                                            AND AWARDS           PURCHASE PLANS
                                                       ---------------------   -------------------
                                                         1997        1996        1997       1996
                                                       ---------   ---------   --------   --------
Weighted Average fair value of shares................  $    8.36   $   10.54   $   6.00   $   4.16
Shares Granted.......................................    902,831     631,305     38,947     56,010
Assumptions:
  Risk-free interest rate............................        5.9%        6.0%       5.0%       5.0%
  Expected volatility................................      146.2%      144.4%      88.0%      87.2%
  Expected life of grants............................  5.5 years   5.5 years   .5 years   .5 years
  Dividend yield.....................................       None        None       None       None

                   OUTSTANDING AND EXERCISABLE BY PRICE RANGE
                             AS OF AUGUST 31, 1997

                                                       SHARES OUTSTANDING
                                              ------------------------------------     SHARES EXERCISABLE
                                                             WEIGHTED                ----------------------
                                                              AVERAGE     WEIGHTED                 WEIGHTED
                                                NUMBER       REMAINING    AVERAGE      NUMBER      AVERAGE
RANGE OF                                      OUTSTANDING   CONTRACTUAL   EXERCISE   EXERCISABLE   EXERCISE
EXERCISE PRICES                               AT 8/31/97       LIFE        PRICE     AT 8/31/97     PRICE
---------------                               -----------   -----------   --------   -----------   --------
STOCK OPTION PLAN
  $ 2.25-$ 8.63.............................     125,309       5.02        $ 7.67      116,770      $ 7.61
  $ 9.31-$ 9.88.............................     502,296       9.18          9.60       96,507        9.66
  $10.00-$11.38.............................     279,025       8.19         10.83      129,091       10.91
  $11.75-$19.00.............................     209,356       7.14         14.57      122,221       14.15
                                               ---------       ----        ------      -------      ------
  $ 2.25-$19.00.............................   1,115,986       8.08        $10.62      464,589      $10.67
                                               =========       ====        ======      =======      ======
STOCK PURCHASE PLAN
  $11.05....................................   $  22,112         --        $11.05      $22,112      $11.05
                                               =========       ====        ======      =======      ======

     Had compensation costs for the Company's stock option plans and employee stock purchase plans been determined on the fair market value at the grant dates for such awards, the Company's net loss and net loss per share would approximate the pro forma amounts below:

                                                               1997       1996
                                                              -------   --------
Net loss:
  As reported...............................................  $(1,078)  $(15,545)
  Pro forma.................................................   (4,380)   (16,787)
Net loss per share:
  As reported...............................................  $  (.10)  $  (1.50)
  Pro forma.................................................     (.41)     (1.62)

     The effects of applying SFAS 123 for the purpose of providing pro forma disclosures may not be indicative of the effects on reported net income and net income per share for future years, as the pro forma disclosures include the effects of only those awards granted after August 27, 1995.

                              TELCO SYSTEMS, INC.

NOTE 10  EMPLOYEE BENEFIT PLAN

     The Company maintains a defined contribution savings plan under the provisions of Internal Revenue Code Section 401(k). Under the terms of the Plan, the Company contributes up to 3% of base pay to a fund which is held by a trustee. All employees are eligible to participate in the Plan and are entitled, upon termination or retirement, to receive their vested portion of the savings fund assets. The unvested portion remains in the Plan and is used to reduce future Plan expense. Total Plan expense was $468,000 in fiscal 1997, $547,000 in fiscal 1996, and $525,000 in fiscal 1995.

NOTE 11  STOCKHOLDER RIGHTS PLAN

     On February 19, 1997, the Board of Directors of Telco Systems, Inc. adopted a Stockholder Rights Plan (the "Plan") and distributed one Right for each outstanding share of the Company's Common Stock, par value $.01 per share. The Rights were issued to holders of record of Common Stock outstanding on February 19, 1997. Each share of Common Stock issued after February 19, 1997 will also include one Right subject to certain limitations. Each Right when it becomes exercisable will initially entitle the registered holder to purchase from the Company one one-hundredth (1/100th) of a share of Series A Participating Cumulative Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of the Company at a price of $50.00 (the "Exercise Price").

     Currently, the Rights are attached to the Company's common stock. These Rights are not now exercisable and cannot be transferred separately. The Rights become exercisable and separately transferable when the Board learns that any person or group (other than Kopp Investment Advisors, Inc. and its affiliates or associates (collectively "KIA")), has acquired 15% or more of the Company's outstanding common stock or on such date as may be designated by the Board following the announcement of a tender or exchange offer for outstanding shares of common stock which could result in the offeror becoming the beneficial owner of 15% or more of the Company's outstanding common stock. Under such circumstances, holders of the Rights will be entitled to purchase, for the Exercise Price, that number of hundredths of a share of Series A Preferred Stock equivalent to the number of shares of the Company's common stock (or under certain circumstances other equity securities) having a market value of two times the Exercise Price. 15% holders (other than KIA), however, are not entitled to exercise their Rights under such circumstances. As a result, their voting and equity interests in the Company would be substantially diluted should the rights ever be exercised.

     The Rights expire in February 2007, but may be redeemed earlier by the Company in accordance with the provisions of the Rights Plan at a price of $.01 per Right.

                              TELCO SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                MAY 31,      AUGUST 31,
                                                                  1998          1997
                                                              ------------   -----------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and equivalents......................................    $ 13,999      $  5,406
  Marketable securities.....................................       1,599         7,302
  Accounts receivable, net..................................      20,353        19,663
  Inventories, net..........................................      22,234        28,370
  Other current assets......................................       1,002           985
                                                                --------      --------
          Total current assets..............................      59,187        61,726
Plant and equipment, at cost................................      48,644        46,401
  Less accumulated depreciation.............................      39,688        36,712
                                                                --------      --------
          Net plant and equipment...........................       8,956         9,689
Intangible and other assets, net............................       7,680         7,184
                                                                --------      --------
          Total assets......................................    $ 75,823      $ 78,599
                                                                ========      ========
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  6,818      $  7,292
  Payroll and related liabilities...........................       2,975         3,492
  Other accrued liabilities.................................       9,841        10,528
                                                                --------      --------
          Total current liabilities.........................      19,634        21,312
Restructuring and other long-term liabilities...............       1,056         1,531
Shareholders' equity:
  Series A participating cumulative preferred stock, 200
     shares authorized; no shares outstanding...............          --            --
  Preferred stock, $.01 par value, 5,000 shares authorized;
     no shares outstanding..................................          --            --
  Common stock, $.01 par value, 24,000 shares authorized;
     shares outstanding:
     11,037 at May 31, 1998
     10,805 at August 31, 1997..............................         110           108
  Capital in excess of par value............................      78,827        76,602
  Unearned compensation -- restricted stock.................         (42)          (68)
  Accumulated deficit.......................................     (23,762)      (20,886)
                                                                --------      --------
          Total shareholders' equity........................      55,133        55,756
                                                                --------      --------
          Total liabilities and shareholders' equity........    $ 75,823      $ 78,599
                                                                ========      ========

          See accompanying notes to consolidated financial statements.

                              TELCO SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                            THREE MONTHS ENDED    NINE MONTHS ENDED
                                                            -------------------   -----------------
                                                            MAY 31,    MAY 25,    MAY 31,   MAY 25,
                                                              1998       1997      1998      1997
                                                            --------   --------   -------   -------
Net sales.................................................  $28,545    $27,411    $81,557   $86,541
Costs and expenses:
Cost of products sold.....................................   17,426     19,118     49,984    54,255
Research and development..................................    3,981      3,598     11,262    11,336
Sales, marketing and administration.......................    5,854      8,705     17,884    23,510
Purchased research and development........................       --         --      5,135        --
(Gain) on sale of investment..............................       --         --         --    (1,070)
Amortization of intangible assets.........................      222        168        573       501
Interest (income).........................................     (153)      (161)      (505)     (504)
                                                            -------    -------    -------   -------
          Total costs and expenses........................   27,330     31,428     84,333    88,028
                                                            -------    -------    -------   -------
(Loss) income before income taxes.........................    1,215     (4,017)    (2,776)   (1,487)
Provision for income taxes                                       50         --        100        --
                                                            -------    -------    -------   -------
          Net (loss) income...............................  $ 1,165    $(4,017)   $(2,876)  $(1,487)
                                                            =======    =======    =======   =======
Shares used in computing net income (loss) per share:
  Basic...................................................   11,031     10,764     10,942    10,690
  Diluted.................................................   11,094     10,764     10,942    10,690
Earnings (loss) per share:
  Basic...................................................  $  0.11    $ (0.37)   $ (0.26)  $ (0.14)
  Diluted.................................................  $  0.11    $ (0.37)   $ (0.26)  $ (0.14)

          See accompanying notes to consolidated financial statements.

                              TELCO SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                              NINE MONTHS ENDED
                                                              -----------------
                                                              MAY 31,   MAY 25,
                                                               1998      1997
                                                              -------   -------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash flows from operating activities:
  Net (loss)................................................  $(2,876)  $(1,487)
  Depreciation and amortization.............................    3,644     4,043
  Write-off of purchased research and development...........    5,135        --
  Amortization of unearned compensation.....................       16        40
  Change in assets and liabilities:
     Accounts receivable....................................     (690)      500
     Inventories, net.......................................    6,136    (2,651)
     Other current assets...................................      (17)     (152)
     Intangible and other assets............................       --     1,000
     Accounts payable and other current liabilities.........   (1,656)   (1,994)
     Restructuring liabilities..............................   (1,007)   (1,712)
     Long-term liabilities..................................     (388)      358
                                                              -------   -------
  Net cash provided by (used in) operating activities.......    8,297    (2,055)
                                                              -------   -------
Cash flows from investing activities:
  Additions to plant and equipment, net.....................   (2,308)   (2,718)
  Purchase of assets of Jupiter Technology, Inc.............   (4,336)       --
  Purchase of short-term investments........................   (3,049)   (5,110)
  Maturities of short-term investments......................    8,752    10,713
                                                              -------   -------
  Net cash (used in) provided by investing activities.......     (941)    2,885
                                                              -------   -------
Cash flows from financing activities:
  Proceeds from sale of common shares under employee stock
     plans..................................................    1,237     2,500
                                                              -------   -------
Net cash provided by financing activities...................    1,237     2,500
                                                              -------   -------
Increase (decrease) in cash and equivalents.................    8,593     3,330
Cash and equivalents at beginning of period.................    5,406     8,461
                                                              -------   -------
Cash and equivalents at end of period.......................  $13,999   $11,791
                                                              =======   =======
Supplemental schedule of non-cash investing and financing
  activities:
  Shares issued for assets of Jupiter Technology............  $ 1,000   $    --
                                                              =======   =======
  Liabilities assumed relating to Jupiter Technology........  $   898   $    --
                                                              =======   =======

          See accompanying notes to consolidated financial statements.

                              TELCO SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         FOR QUARTER ENDED MAY 31, 1998
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The consolidated financial statements of Telco Systems, Inc. (the "Company") included in this report reflect all adjustments (consisting of only normally recurring accruals) which, in the opinion of management, are necessary for a fair presentation of the consolidated financial position at May 31, 1998 and the consolidated statements of operations and cash flows for the nine months ended May 31, 1998 and May 25, 1997. The unaudited results of operations for the interim periods reported are not necessarily indicative of results to be expected for the year.

     Certain notes and other information have been condensed or omitted from these interim financial statements. The statements, therefore, should be read in conjunction with the consolidated financial statements and related notes included in the Telco Systems, Inc. Annual Report on Form 10-K for the year ended August 31, 1997.

NOTE 2 -- INVENTORIES

                                                              MAY 31,   AUGUST 31,
                                                               1998        1997
                                                              -------   ----------
                                                                 (IN THOUSANDS)
Raw materials...............................................  $ 8,679    $12,803
Work-in-process.............................................    3,759      5,605
Finished goods..............................................    9,796      9,962
                                                              -------    -------
                                                              $22,234    $28,370
                                                              =======    =======

NOTE 3 -- SHARES OUTSTANDING

     Changes in shares outstanding:

                                                              NINE MONTHS ENDED
                                                              -----------------
                                                              MAY 31,   MAY 25,
                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Outstanding at beginning of period..........................   10,805    10,520
  Shares issued for Jupiter acquisition.....................      102        --
  Options exercised, net....................................       81       250
  Restricted stock option...................................        6        --
  Employee stock purchase plan..............................       43        43
                                                              -------   -------
Outstanding at end of period................................   11,037    10,813
                                                              =======   =======

NOTE 4 -- ACQUISITION

     On January 26, 1998, the Company acquired substantially all of the assets of Jupiter Technology, Inc., a privately held company engaged in the development of ATM and frame relay access equipment. The transaction was accounted for using the purchase method at a cost of $6.2 million, including issuance of 101,636 shares of common stock. The purchase price included $5.1 million which represented the value of in-process technology that had not yet reached technological feasibility and had no alternative use. This amount was expensed during the third quarter of fiscal 1998. In addition, the purchase price included $1.1 million of goodwill, which will be amortized over five years.

                              TELCO SYSTEMS, INC.

NOTE 5 -- (LOSS) EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share", which the Company adopted in the second quarter of fiscal 1998. The Company has restated all prior period per share amounts to comply with the requirements of FAS 128. Under the new requirements, primary and fully diluted earnings per share were replaced by basic and diluted earnings per share. Basic earnings per common share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during the periods. Diluted earnings per share is calculated by dividing net income or loss by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares had been issued. Potentially dilutive common shares were excluded from the diluted calculation for those periods in which the Company reported a net loss. The following table reconciles the number of shares utilized in the earnings per share calculations for the periods ended May 31, 1998 and May 25, 1997.

                  SHARES USED IN COMPUTING EARNINGS PER SHARE

                                                     THREE MONTHS ENDED       NINE MONTHS ENDED
                                                    ---------------------   ---------------------
                                                     MAY 31,     MAY 25,     MAY 31,     MAY 25,
                                                      1998        1997        1998        1997
                                                    ---------   ---------   ---------   ---------
                                                                   (IN THOUSANDS)
Weighted average common shares outstanding
  (basic).........................................     11,031      10,764      10,942      10,690
Effect of dilutive securities -- stock options....         63           0           0           0
Weighted average common shares outstanding
  (diluted).......................................     11,094      10,764      10,942      10,690

NOTE 6 -- SUBSEQUENT EVENT

     On June 4, 1998, the Company entered into a definitive agreement to merge with World Access, Inc. The transaction will be subject to stockholder and regulatory approval and is expected to be accounted for as a purchase. The merger agreement provides that all shares of the Company's common stock will be converted into shares of World Access common stock having a value of $17.00 per share, based on the average daily closing price of World Access common stock as reported on the Nasdaq National Market System for a predefined period prior to the effective time of the merger (the "Closing Price"). If the Closing Price is more than $36.00, then each share of the Company's common stock will be converted into 0.4722 shares of World Access common stock. If the Closing Price is less than $29.00, then each share of the Company's common stock will be converted into 0.5862 shares of World Access common stock.

                                NEW WORLD ACCESS

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                        WORLD ACCESS                                  NEW
                                                                          AND NACT                                WORLD ACCESS
                                                       NACT MINORITY      COMBINED                                    AND
                                             WORLD       INTEREST       ("NEW WORLD                 RESURGENS      RESURGENS
                                             ACCESS     ADJUSTMENTS       ACCESS")     RESURGENS   ADJUSTMENTS      COMBINED
                                            --------   -------------    ------------   ---------   -----------    ------------
                                                            ASSETS
Current Assets
 Cash and equivalents                       $ 57,653     $     --         $ 57,653     $  1,637     $ (7,000)(C)    $ 52,290
 Marketable securities....................     3,500           --            3,500           --           --           3,500
 Accounts receivable......................    41,819           --           41,819        3,354           --          45,173
 Inventories..............................    34,473           --           34,473           --           --          34,473
 Other current assets.....................    15,429           --           15,429        4,476           --          19,905
                                            --------     --------         --------     --------     --------        --------
       Total Current Assets...............   152,874           --          152,874        9,467       (7,000)        155,341
Property and equipment....................    17,203           --           17,203       52,126        9,000(C)       78,329
Goodwill..................................    74,378        9,617(A)        83,995           --       71,251(C)      155,246
Acquired technology.......................                  4,400(A)         4,400           --           --           4,400
Other assets..............................    24,063           --           24,063          152       18,300(C)       42,515
                                            --------     --------         --------     --------     --------        --------
       Total Assets.......................  $268,518     $ 14,017         $282,535     $ 61,745     $ 91,551        $435,831
                                            ========     ========         ========     ========     ========        ========
                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Short-term debt..........................  $  4,408     $     --         $  4,408     $  3,542     $     --        $  7,950
 Accounts payable.........................    23,087           --           23,087       19,731           --          42,818
 Other accrued liabilities................    12,913           --           12,913        7,243        2,000(C)       22,156
                                            --------     --------         --------     --------     --------        --------
       Total Current Liabilities..........    40,408           --           40,408       30,516        2,000          72,924
Long-term debt............................   115,529           --          115,529           --           --         115,529
Noncurrent liabilities....................     1,564        1,700(A)         3,264       29,050           --          32,314
Minority interests........................    12,443      (12,443)(A)           --           --           --              --
                                            --------     --------         --------     --------     --------        --------
       Total Liabilities..................   169,944      (10,743)         159,201       59,566        2,000         220,767
Stockholders' Equity
 Common stock.............................       219           20(A)           239           85          (85)(D)         275
                                                                                                          36(C)
 Capital in excess of par value...........   133,286       46,640(A)       179,926       61,467      (61,467)(D)     271,620
                                                                                                      91,694(C)
 Accumulated deficit......................   (34,931)     (21,900)(B)      (56,831)     (59,373)      59,373(D)      (56,831)
                                            --------     --------         --------     --------     --------        --------
       Total Stockholders' Equity.........    98,574       24,760          123,334        2,179       89,551         215,064
                                            --------     --------         --------     --------     --------        --------
       Total Liabilities and Stockholders'
        Equity............................  $268,518     $ 14,017         $282,535     $ 61,745     $ 91,551        $435,831
                                            ========     ========         ========     ========     ========        ========

                                                                           NEW
                                                                      WORLD ACCESS,
                                                                        RESURGENS
                                                          TELCO         AND TELCO
                                             TELCO     ADJUSTMENTS      COMBINED
                                            --------   -----------    -------------
                                                            ASSETS
Current Assets
 Cash and equivalents                       $ 11,601    $     --        $  63,891
 Marketable securities....................     2,200          --            5,700
 Accounts receivable......................    16,974          --           62,147
 Inventories..............................    23,209      (4,500)(E)       53,182
 Other current assets.....................       954          --           20,859
                                            --------    --------        ---------
       Total Current Assets...............    54,938      (4,500)         205,779
Property and equipment....................     8,383      (2,800)(E)       83,912
Goodwill..................................     7,617      30,125(E)       192,988
Acquired technology.......................        --      56,400(E)        60,800
Other assets..............................        --      23,400(E)        65,915
                                            --------    --------        ---------
       Total Assets.......................  $ 70,938    $102,625        $ 609,394
                                            ========    ========        =========
                                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Short-term debt..........................  $     --    $     --        $   7,950
 Accounts payable.........................     4,357          --           47,175
 Other accrued liabilities................    12,635       6,650(E)        41,441
                                            --------    --------        ---------
       Total Current Liabilities..........    16,992       6,650           96,566
Long-term debt............................        --          --          115,529
Noncurrent liabilities....................       991      24,900(E)        58,205
Minority interests........................        --          --               --
                                            --------    --------        ---------
       Total Liabilities..................    17,983      31,550          270,300
Stockholders' Equity
 Common stock.............................       110        (110)(F)          340
                                                              65(E)
 Capital in excess of par value...........    79,017     (79,017)(F)      469,485
                                                         197,865(E)
 Accumulated deficit......................   (26,172)     26,172(F)      (130,731)
                                                         (73,900)(G)
                                            --------    --------        ---------
       Total Stockholders' Equity.........    52,955      71,075          339,094
                                            --------    --------        ---------
       Total Liabilities and Stockholders'
        Equity............................  $ 70,938    $102,625        $ 609,394
                                            ========    ========        =========

                                NEW WORLD ACCESS

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                        NACT                                                  NEW WORLD
                                      MINORITY         NEW                                   ACCESS AND
                           WORLD      INTEREST        WORLD                  RESURGENS        RESURGENS
                           ACCESS    ADJUSTMENTS      ACCESS    RESURGENS   ADJUSTMENTS       COMBINED
                          --------   -----------     --------   ---------   -----------     -------------
                                                 ASSETS
Current Assets
  Cash and
     equivalents........  $ 57,653    $     --       $57,653    $  1,637     $ (7,000)(C)     $ 52,290
  Marketable
     securities.........     3,500          --         3,500          --           --            3,500
  Accounts receivable...    41,819          --        41,819       3,354           --           45,173
  Inventories...........    34,473          --        34,473          --           --           34,473
  Other current
     assets.............    15,429          --        15,429       4,476           --           19,905
                          --------    --------       --------   --------     --------         --------
          Total Current
            Assets......   152,874          --       152,874       9,467       (7,000)         155,341
Property and
  equipment.............    17,203          --        17,203      52,126        9,000(C)        78,329
Goodwill................    74,378       9,617(A)     83,995          --       71,251(C)       155,246
Acquired technology.....                 4,400(A)      4,400          --           --            4,400
Other assets............    24,063          --        24,063         152       18,300(C)        42,515
                          --------    --------       --------   --------     --------         --------
          Total
            Assets......  $268,518    $ 14,017       $282,535   $ 61,745     $ 91,551         $435,831
                          ========    ========       ========   ========     ========         ========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt.......  $  4,408    $     --       $ 4,408    $  3,542     $     --         $  7,950
  Accounts payable......    23,087          --        23,087      19,731           --           42,818
  Other accrued
     liabilities........    12,913          --        12,913       7,243        2,000(C)        22,156
                          --------    --------       --------   --------     --------         --------
          Total Current
          Liabilities...    40,408          --        40,408      30,516        2,000           72,924
Long-term debt..........   115,529          --       115,529          --           --          115,529
Noncurrent
  liabilities...........     1,564       1,700(A)      3,264      29,050                        32,314
Minority interests......    12,443     (12,443)(A)        --          --           --               --
                          --------    --------       --------   --------     --------         --------
          Total
          Liabilities...   169,944     (10,743)      159,201      59,566        2,000          220,767
Stockholders' Equity
  Common stock..........       219          20(A)        239          85          (85)(D)          275
                                                                                   36(C)
  Capital in excess of
     par value..........   133,286      46,640(A)    179,926      61,467      (61,467)(D)      271,620
                                                                               91,694(C)
  Accumulated deficit...   (34,931)    (21,900)(B)   (56,831)    (59,373)      59,373(D)       (56,831)
                          --------    --------       --------   --------     --------         --------
          Total
           Stockholders'
            Equity......    98,574      24,760       123,334       2,179       89,551          215,064
                          --------    --------       --------   --------     --------         --------
          Total
            Liabilities
            and
           Stockholders'
            Equity......  $268,518    $ 14,017       $282,535   $ 61,745     $ 91,551         $435,831
                          ========    ========       ========   ========     ========         ========

                                NEW WORLD ACCESS

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                              NACT                                               NEW WORLD
                                            MINORITY         NEW                                 ACCESS AND
                                 WORLD      INTEREST        WORLD                   TELCO          TELCO
                                 ACCESS    ADJUSTMENTS      ACCESS     TELCO     ADJUSTMENTS      COMBINED
                                --------   -----------     --------   --------   -----------     ----------
                                                  ASSETS
Current Assets
  Cash and equivalents........  $ 57,653    $     --       $ 57,653   $ 11,601    $     --        $ 69,254
  Marketable securities.......     3,500          --          3,500      2,200          --           5,700
  Accounts receivable.........    41,819          --         41,819     16,974          --          58,793
  Inventories.................    34,473          --         34,473     23,209      (4,500)(E)      53,182
  Other current assets........    15,429          --         15,429        954          --          16,383
                                --------    --------       --------   --------    --------        --------
         Total Current
           Assets.............   152,874          --        152,874     54,938      (4,500)        203,312
Property and equipment........    17,203          --         17,203      8,383      (2,800)(E)      22,786
Goodwill......................    74,378       9,617(A)      83,995      7,617      30,125(E)      121,737
Acquired technology...........                 4,400(A)       4,400         --      56,400(E)       60,800
Other assets..................    24,063          --         24,063         --      23,400(E)       47,463
                                --------    --------       --------   --------    --------        --------
         Total Assets.........  $268,518    $ 14,017       $282,535   $ 70,938    $102,625        $456,098
                                ========    ========       ========   ========    ========        ========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt.............  $  4,408    $     --       $  4,408   $     --    $     --        $  4,408
  Accounts payable............    23,087          --         23,087      4,357          --          27,444
  Other accrued liabilities...    12,913          --         12,913     12,635       6,650(E)       32,198
                                --------    --------       --------   --------    --------        --------
         Total Current
           Liabilities........    40,408          --         40,408     16,992       6,650          64,050
Long-term debt................   115,529          --        115,529         --          --         115,529
Noncurrent liabilities........     1,564       1,700(A)       3,264        991      24,900(E)       29,155
Minority interests............    12,443     (12,443)(A)         --         --          --              --
                                --------    --------       --------   --------    --------        --------
         Total Liabilities....   169,944     (10,743)       159,201     17,983      31,550         208,734
Stockholders' Equity
  Common stock................       219          20(A)         239        110        (110)(F)         304
                                                                                        65(E)
  Capital in excess of par
    value.....................   133,286      46,640(A)     179,926     79,017     (79,017)(F)     377,791
                                                                                   197,865(E)
  Accumulated deficit.........   (34,931)    (21,900)(B)    (56,831)   (26,172)     26,172(F)     (130,731)
                                                                                   (73,900)(G)
                                --------    --------       --------   --------    --------        --------
         Total Stockholders'
           Equity.............    98,574      24,760        123,334     52,955      71,075         247,364
                                --------    --------       --------   --------    --------        --------
         Total Liabilities and
           Stockholders'
           Equity.............  $268,518    $ 14,017       $282,535   $ 70,938    $102,625        $456,098
                                ========    ========       ========   ========    ========        ========

                                NEW WORLD ACCESS

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                          NACT
                                                                        MINORITY         NEW
                                                            WORLD       INTEREST        WORLD
                                                            ACCESS     ADJUSTMENTS      ACCESS
                                                           --------   -------------    --------
                                            ASSETS
Current Assets
  Cash and equivalents...................................  $ 57,653     $     --       $ 57,653
  Marketable securities..................................     3,500           --          3,500
  Accounts receivable....................................    41,819           --         41,819
  Inventories............................................    34,473           --         34,473
  Other current assets...................................    15,429           --         15,429
                                                           --------     --------       --------
          Total Current Assets...........................   152,874           --        152,874
Property and equipment...................................    17,203           --         17,203
Goodwill.................................................    74,378        9,617(A)      83,995
Acquired technology......................................                  4,400(A)       4,400
Other assets.............................................    24,063           --         24,063
                                                           --------     --------       --------
          Total Assets...................................  $268,518     $ 14,017       $282,535
                                                           ========     ========       ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt........................................  $  4,408     $     --       $  4,408
  Accounts payable.......................................    23,087           --         23,087
  Other accrued liabilities..............................    12,913           --         12,913
                                                           --------     --------       --------
          Total Current Liabilities......................    40,408           --         40,408
Long-term debt...........................................   115,529           --        115,529
Noncurrent liabilities...................................     1,564        1,700(A)       3,264
Minority interests.......................................    12,443      (12,443)(A)         --
                                                           --------     --------       --------
          Total Liabilities..............................   169,944      (10,743)       159,201
Stockholders' Equity
  Common stock...........................................       219           20(A)         239
  Capital in excess of par value.........................   133,286       46,640(A)     179,926
  Accumulated deficit....................................   (34,931)     (21,900)(B)    (56,831)
                                                           --------     --------       --------
          Total Stockholders' Equity.....................    98,574       24,760        123,334
                                                           --------     --------       --------
          Total Liabilities and Stockholders' Equity.....  $268,518     $ 14,017       $282,535
                                                           ========     ========       ========

                                NEW WORLD ACCESS

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN THOUSANDS)

                                                                                        WORLD ACCESS
                                                   WORLD                  TELCO          AND TELCO
                                                   ACCESS     TELCO    ADJUSTMENTS        COMBINED
                                                  --------   -------   -----------      ------------
                                               ASSETS
Current Assets
  Cash and equivalents..........................  $ 57,653   $11,601    $      --        $  69,254
  Marketable securities.........................     3,500     2,200           --            5,700
  Accounts receivable...........................    41,819    16,974           --           58,793
  Inventories...................................    34,473    23,209       (4,500)(E)       53,182
  Other current assets..........................    15,429       954           --           16,383
                                                  --------   -------    ---------        ---------
          Total Current Assets..................   152,874    54,938       (4,500)         203,312
Property and equipment..........................    17,203     8,383       (2,800)(E)       22,786
Goodwill........................................    74,378     7,617       30,125(E)       112,120
Acquired technology.............................                           56,400(E)        56,400
Other assets....................................    24,063        --       23,400(E)        47,463
                                                  --------   -------    ---------        ---------
          Total Assets..........................  $268,518   $70,938    $ 102,625        $ 442,081
                                                  ========   =======    =========        =========
Current Liabilities
  Short-term debt...............................  $  4,408   $    --    $      --        $   4,408
  Accounts payable..............................    23,087     4,357           --           27,444
  Other accrued liabilities.....................    12,913    12,635        6,650(E)        32,198
                                                  --------   -------    ---------        ---------
          Total Current Liabilities.............    40,408    16,992        6,650           64,050
Long-term debt..................................   115,529        --           --          115,529
Noncurrent liabilities..........................     1,564       991       24,900(E)        27,455
Minority interests..............................    12,443        --           --           12,443
                                                  --------   -------    ---------        ---------
          Total Liabilities.....................   169,944    17,983       31,550          219,477
Stockholders' Equity
  Common stock..................................       219       110         (110)(F)          284
                                                                               65(E)
  Capital in excess of par value................   133,286    79,017      (79,017)(F)      331,151
                                                                          197,865(E)
  Accumulated deficit...........................   (34,931)  (26,172)      26,172(F)      (108,831)
                                                                          (73,900)(G)
                                                  --------   -------    ---------        ---------
          Total Stockholders' Equity............    98,574    52,955       71,075          222,604
                                                  --------   -------    ---------        ---------
          Total Liabilities and Stockholders'
            Equity..............................  $268,518   $70,938    $ 102,625        $ 442,081
                                                  ========   =======    =========        =========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                      WORLD
                                                                                                     ACCESS,
                                                                                                     ATI AND
                                                                WORLD                    NACT          NACT         NACT
                                                                ACCESS                 MAJORITY      MAJORITY     MINORITY
                             WORLD                  ATI        AND ATI                 INTEREST      INTEREST     INTEREST
                             ACCESS     ATI     ADJUSTMENTS    COMBINED      NACT     ADJUSTMENTS    COMBINED    ADJUSTMENTS
                            --------   ------   -----------    --------     -------   -----------   ----------   -----------
Sales of products.........  $ 69,830   $826...    $    --      $ 70,656     $ 1,175    $     --      $71,831
Service revenues..........    13,408       --          --        13,408       1,160          --       14,568       $    --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Total Sales..............    83,238      826          --        84,064       2,335          --       86,399            --
Cost of products sold.....    39,012   631...          --        39,643         755         190(D)    40,588            90(H)
Cost of services..........    12,189       --          --        12,189       1,220          --       13,409            --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Total Cost of Sales......    51,201      631          --        51,832       1,975         190       53,997            90
 Gross Profit.............    32,037      195          --        32,232         360        (190)      32,402           (90)
Engineering and
 development..............     2,582      241          --         2,823         504          --        3,327            --
Selling, general and
 administrative...........     7,936      349          --         8,285       1,369          --        9,654            --
Amortization of
 goodwill.................     1,882   --....          16(A)      1,898          39         360(E)     2,297           240(I)
                                           --          --                        --          --                         --
In-process research and
 development..............    50,000       --      (5,400)(B)    44,600          --     (44,600)(F)       --            --
Special charges...........     3,240       --          --         3,240          --          --        3,240            --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Operating Income (Loss)..   (33,603)    (395)      5,384       (28,614)     (1,552)     44,050       13,884          (330)
Interest and other
 income...................     1,971       --          --         1,971          --          --        1,971            --
Interest and other
 expense..................    (3,031)     (18)         --        (3,049)         --          --       (3,049)           --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Income (Loss) Before
   Income Taxes and
   Minority Interests.....   (34,663)    (413)      5,384       (29,692)     (1,552)     44,050       12,806          (330)
Income taxes..............     6,135       --        (140)(C)     5,995        (620)         --        5,375            --
                            --------   ------     -------      --------     -------    --------      -------       -------
 Income (Loss) Before
   Minority Interests.....   (40,798)    (413)      5,524       (35,687)       (932)     44,050        7,431          (330)
Minority interests in
 earnings of subsidiary...     1,533       --          --         1,533          --        (305)(G)    1,228        (1,228)(J)
                            --------   ------     -------      --------     -------    --------      -------       -------
 Net Income (Loss)........  $(42,331)  $ (413)    $ 5,524      $(37,220)    $  (932)   $ 44,355      $ 6,203       $   898
                            ========   ======     =======      ========     =======    ========      =======       =======
Net Income (Loss) Per
 Common Share
 Basic....................
 Diluted..................
Weighted Average Shares
 Outstanding
 Basic....................
 Diluted..................


                                                                      NEW                                    NEW
                                                                     WORLD                                  WORLD
                                                                     ACCESS                                ACCESS,
                              NEW                                     AND                                 RESURGENS
                             WORLD                   RESURGENS     RESURGENS                   TELCO      AND TELCO
                             ACCESS     RESURGENS   ADJUSTMENTS     COMBINED       TELCO    ADJUSTMENTS    COMBINED
                            --------    ---------   -----------   ------------    -------   -----------   ----------
Sales of products.........  $ 71,831    $     --      $    --       $ 71,831      $54,552     $    --     $ 126,383
Service revenues..........    14,568      10,377           --         24,945           --          --        24,945
                            --------    --------      -------       --------      -------     -------     ---------
 Total Sales..............    86,399      10,377           --         96,776       54,552          --       151,328
Cost of products sold.....    40,678          --           --         40,678       32,969        (120)(P)    77,052
                                                                                                3,525(Q)
Cost of services..........    13,409      27,028           --         40,437           --                    40,437
                            --------    --------      -------       --------      -------     -------     ---------
 Total Cost of Sales......    54,087      27,028           --         81,115       32,969       3,405       117,489
 Gross Profit.............    32,312     (16,651)          --         15,661       21,583      (3,405)       33,839
Engineering and
 development..............     3,327          --           --          3,327        7,809          --        11,136
Selling, general and
 administrative...........     9,654      10,404          620(L)      20,678       11,974         460(R)     33,112
Amortization of
 goodwill.................     2,537          --        1,780(M)       4,317          406        (160)(S)     5,363
                                              --           --                          --         800(T)
In-process research and
 development..............        --          --           --             --        5,135      (5,135)(U)        --
Special charges...........     3,240          --           --          3,240           --          --         3,240
                            --------    --------      -------       --------      -------     -------     ---------
 Operating Income (Loss)..    13,554     (27,055)      (2,400)       (15,901)      (3,741)        630       (19,012)
Interest and other
 income...................     1,971           4           --          1,975          323          --         2,298
Interest and other
 expense..................    (3,049)     (2,224)          --         (5,273)          --          --        (5,273)
                            --------    --------      -------       --------      -------     -------     ---------
 Income (Loss) Before
   Income Taxes and
   Minority Interests.....    12,476     (29,275)      (2,400)       (19,199)      (3,418)        630       (21,987)
Income taxes..............     5,375          --       (5,375)(N)         --          100        (100)(V)        --
                            --------    --------      -------       --------      -------     -------     ---------
 Income (Loss) Before
   Minority Interests.....     7,101     (29,275)       2,975        (19,199)      (3,518)        730       (21,987)
Minority interests in
 earnings of subsidiary...        --          --           --             --           --          --            --
                            --------    --------      -------       --------      -------     -------     ---------
 Net Income (Loss)........  $  7,101    $(29,275)     $ 2,975       $(19,199)     $(3,518)    $   730     $ (21,987)
                            ========    ========      =======       ========      =======     =======     =========
Net Income (Loss) Per
 Common Share
 Basic....................                                                                                $   (0.67)(X)
                                                                                                          =========
 Diluted..................                                                                                $   (0.67)(X)
                                                                                                          =========
Weighted Average Shares
 Outstanding
 Basic....................                                                                                   32,724(X)
                                                                                                          =========
 Diluted..................                                                                                   32,724(X)
                                                                                                          =========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        WORLD ACCESS,
                                        ATI AND NACT       NACT                                               NEW WORLD
                                          MAJORITY       MINORITY                                             ACCESS AND
                                          INTEREST       INTEREST     NEW WORLD                RESURGENS      RESURGENS
                                          COMBINED      ADJUSTMENTS    ACCESS     RESURGENS   ADJUSTMENTS      COMBINED
                                        -------------   -----------   ---------   ---------   -----------    ------------
Sales of products.....................     $71,831        $    --      $71,831    $     --      $    --        $ 71,831
Service revenues......................      14,568             --       14,568      10,377           --          24,945
                                           -------        -------      -------    --------      -------        --------
  Total Sales.........................      86,399             --       86,399      10,377           --          96,776
Cost of products sold.................      40,588             90(H)    40,678          --           --          40,678
Cost of services......................      13,409             --       13,409      27,028           --          40,437
                                           -------        -------      -------    --------      -------        --------
  Total Cost of Sales.................      53,997             90       54,087      27,028           --          81,115
  Gross Profit........................      32,402            (90)      32,312     (16,651)          --          15,661
Engineering and development...........       3,327             --        3,327          --           --           3,327
Selling, general and administrative...       9,654             --        9,654      10,404          620(L)       20,678
Amortization of goodwill..............       2,297            240(I)     2,537          --        1,780(M)        4,317
Special charges.......................       3,240             --        3,240          --           --           3,240
                                           -------        -------      -------    --------      -------        --------
  Operating Income (Loss).............      13,884           (330)      13,554     (27,055)      (2,400)        (15,901)
Interest and other income.............       1,971             --        1,971           4           --           1,975
Interest and other expense............      (3,049)            --       (3,049)     (2,224)          --          (5,273)
                                           -------        -------      -------    --------      -------        --------
  Income (Loss) Before Income Taxes
    and Minority Interests............      12,806           (330)      12,476     (29,275)      (2,400)        (19,199)
Income taxes..........................       5,375             --        5,375          --       (5,375)(N)          --
                                           -------        -------      -------    --------      -------        --------
  Income (Loss) Before Minority
    Interests.........................       7,431           (330)       7,101     (29,275)       2,975         (19,199)
Minority interests in earnings of
  subsidiary..........................       1,228         (1,228)(J)       --          --           --              --
                                           -------        -------      -------    --------      -------        --------
  Net Income (Loss)...................     $ 6,203        $   898      $ 7,101    $(29,275)     $ 2,975        $(19,199)
                                           =======        =======      =======    ========      =======        ========
Net Income (Loss) Per Common Share
  Basic...............................                                                                         $  (0.73)(O)
                                                                                                               ========
  Diluted.............................                                                                         $  (0.73)(O)
                                                                                                               ========
Weighted Average Shares Outstanding
  Basic...............................                                                                           26,220(O)
                                                                                                               ========
  Diluted.............................                                                                           26,220(O)
                                                                                                               ========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                           WORLD
                                          ACCESS,
                                          ATI AND
                                            NACT         NACT                                                    NEW
                                          MAJORITY     MINORITY                                              WORLD ACCESS
                                          INTEREST     INTEREST           NEW                     TELCO       AND TELCO
                                          COMBINED    ADJUSTMENTS    WORLD ACCESS     TELCO    ADJUSTMENTS     COMBINED
                                          --------   -------------   -------------   -------   -----------   ------------
Sales of products.......................  $71,831       $   --          $71,831      $54,552     $    --       $126,383
Service revenues........................   14,568           --           14,568           --          --         14,568
                                          -------       ------          -------      -------     -------       --------
  Total Sales...........................   86,399           --           86,399       54,552          --        140,951
Cost of products sold...................   40,588           90(H)        40,678       32,969        (120)(P)     77,052
                                                                                                   3,525(Q)
Cost of services........................   13,409           --           13,409           --                     13,409
                                          -------       ------          -------      -------     -------       --------
  Total Cost of Sales...................   53,997           90           54,087       32,969       3,405         90,461
  Gross Profit..........................   32,402          (90)          32,312       21,583      (3,405)        50,490
Engineering and development.............    3,327           --            3,327        7,809          --         11,136
Selling, general and administrative.....    9,654           --            9,654       11,974         460(R)      22,088
Amortization of goodwill................    2,297          240(I)         2,537          406        (160)(S)      3,583
                                                                                                     800(T)
In-process research and development.....       --           --               --        5,135      (5,135)(U)         --
Special charges.........................    3,240           --            3,240           --          --          3,240
                                          -------       ------          -------      -------     -------       --------
  Operating Income (Loss)...............   13,884         (330)          13,554       (3,741)        630         10,443
Interest and other income...............    1,971           --            1,971          323          --          2,294
Interest expense........................   (3,049)          --           (3,049)          --          --         (3,049)
                                          -------       ------          -------      -------     -------       --------
  Income (Loss) Before Income Taxes and
    Minority Interests..................   12,806         (330)          12,476       (3,418)        630          9,688
Income taxes............................    5,375           --            5,375          100      (1,655)(W)      3,820
                                          -------       ------          -------      -------     -------       --------
  Income (Loss) Before Minority
    Interests...........................    7,431         (330)           7,101       (3,518)      2,285          5,868
Minority interests in earnings of
  subsidiary............................    1,228       (1,228)(J)           --           --          --             --
                                          -------       ------          -------      -------     -------       --------
  Net Income (Loss).....................  $ 6,203       $  898          $ 7,101      $(3,518)    $ 2,285       $  5,868
                                          =======       ======          =======      =======     =======       ========
Net Income Per Common Share
  Basic.................................                                                                       $   0.20(X)
                                                                                                               ========
  Diluted...............................                                                                       $   0.19(X)
                                                                                                               ========
Weighted Average Shares Outstanding
  Basic.................................                                                                         28,974(X)
                                                                                                               ========
  Diluted...............................                                                                         30,655(X)
                                                                                                               ========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            WORLD ACCESS,
                                                               ATI AND
                                                                NACT           NACT
                                                              MAJORITY       MINORITY        NEW
                                                              INTEREST       INTEREST       WORLD
                                                              COMBINED      ADJUSTMENTS    ACCESS
                                                            -------------   -----------    -------
Sales of products.........................................     $71,831        $    --      $71,831
Service revenues..........................................      14,568             --       14,568
                                                               -------        -------      -------
  Total Sales.............................................      86,399             --       86,399
Cost of products sold.....................................      40,588             90(H)    40,678
Cost of services..........................................      13,409             --       13,409
                                                               -------        -------      -------
  Total Cost of Sales.....................................      53,997             90       54,087
  Gross Profit............................................      32,402            (90)      32,312
Engineering and development...............................       3,327             --        3,327
Selling, general and administrative.......................       9,654             --        9,654
Amortization of goodwill..................................       2,297            240(I)     2,537
Special charges...........................................       3,240             --        3,240
                                                               -------        -------      -------
  Operating Income........................................      13,884           (330)      13,554
Interest and other income.................................       1,971             --        1,971
Interest expense..........................................      (3,049)            --       (3,049)
                                                               -------        -------      -------
  Income Before Income Taxes and Minority Interests.......      12,806           (330)      12,476
Income taxes..............................................       5,375             --        5,375
                                                               -------        -------      -------
  Income Before Minority Interests........................       7,431           (330)       7,101
Minority interests in earnings of subsidiary..............       1,228         (1,228)(J)       --
                                                               -------        -------      -------
  Net Income..............................................     $ 6,203        $   898      $ 7,101
                                                               =======        =======      =======
Net Income Per Common Share
  Basic...................................................                                 $  0.32(K)
                                                                                           =======
  Diluted.................................................                                 $  0.30(K)
                                                                                           =======
Weighted Average Shares Outstanding
  Basic...................................................                                  22,470(K)
                                                                                           =======
  Diluted.................................................                                  23,969(K)
                                                                                           =======

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      WORLD
                                                     ACCESS,
                                                     ATI AND                                WORLD
                                                  NACT MAJORITY                           ACCESS AND
                                                    INTEREST                   TELCO        TELCO
                                                    COMBINED       TELCO    ADJUSTMENTS    COMBINED
                                                  -------------   -------   -----------   ----------
Sales of products...............................     $71,831      $54,552     $    --      $126,383
Service revenues................................      14,568           --          --        14,568
                                                     -------      -------     -------      --------
  Total Sales...................................      86,399       54,552          --       140,951
Cost of products sold...........................      40,588       32,969        (120)(P)    76,962
                                                                                3,525(Q)
Cost of services................................      13,409           --                    13,409
                                                     -------      -------     -------      --------
  Total Cost of Sales...........................      53,997       32,969       3,405        90,371
  Gross Profit..................................      32,402       21,583      (3,405)       50,580
Engineering and development.....................       3,327        7,809          --        11,136
Selling, general and administrative.............       9,654       11,974         460(R)     22,088
Amortization of goodwill........................       2,297          406        (160)(S)     3,343
                                                                                  800(T)
In-process research and development.............          --        5,135      (5,135)(U)        --
Special charges.................................       3,240           --          --         3,240
                                                     -------      -------     -------      --------
  Operating Income..............................      13,884       (3,741)        630        10,773
Interest and other income.......................       1,971          323          --         2,294
Interest expense................................      (3,049)          --          --        (3,049)
                                                     -------      -------     -------      --------
  Income Before Income Taxes and Minority
     Interests..................................      12,806       (3,418)        630        10,018
Income taxes....................................       5,375          100      (1,655)(W)     3,820
                                                     -------      -------     -------      --------
  Income Before Minority Interests..............       7,431       (3,518)      2,285         6,198
Minority interests in earnings of subsidiary....       1,228           --          --         1,228
                                                     -------      -------     -------      --------
  Net Income....................................     $ 6,203      $(3,518)    $ 2,285      $  4,970
                                                     =======      =======     =======      ========
Net Income Per Common Share
  Basic.........................................                                           $   0.18(X)
                                                                                           ========
  Diluted.......................................                                           $   0.17(X)
                                                                                           ========
Weighted Average Shares Outstanding
  Basic.........................................                                             26,947(X)
                                                                                           ========
  Diluted.......................................                                             28,627(X)
                                                                                           ========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                           WORLD ACCESS,
                                                                                                              ATI AND
                                                                        WORLD                   NACT           NACT
                                                                        ACCESS      NACT      MAJORITY       MAJORITY
                                    WORLD                   ATI        AND ATI    MAJORITY    INTEREST       INTEREST
                                   ACCESS      ATI      ADJUSTMENTS    COMBINED   INTEREST   ADJUSTMENTS     COMBINED
                                   -------   --------   -----------    --------   --------   -----------   -------------
Sales of products................  $71,392   $ 13,687     $  (150)(A)  $ 84,929   $24,502      $    --       $109,431
Service revenues.................   21,593         --          --        21,593     5,493           --         27,086
                                   -------   --------     -------      --------   -------      -------       --------
 Total Sales.....................   92,985     13,687        (150)      106,522    29,995           --        136,517
Cost of products sold............   43,827     13,586         (70)(A)    57,343     7,569          370(D)      65,282
Cost of services.................   17,018         --          --        17,018     5,756           --         22,774
                                   -------   --------     -------      --------   -------      -------       --------
 Total Cost of Sales.............   60,845     13,586         (70)       74,361    13,325          370         88,056
 Gross Profit....................   32,140        101         (80)       32,161    16,670         (370)        48,461
Engineering and development......    1,862      4,283          --         6,145     2,761           --          8,906
Selling, general and
 administrative..................    9,000      6,265          --        15,265     6,913           --         22,178
Amortization of goodwill.........    1,756         --         200(B)      1,956       573        2,150(E)       4,679
                                   -------   --------     -------      --------   -------      -------       --------
 Operating Income (Loss).........   19,522    (10,447)       (280)        8,795     6,423       (2,520)        12,698
Interest and other income........    2,503         64          --         2,567       734           --          3,301
Interest and other expense.......   (1,355)        --          --        (1,355)      (19)          --         (1,374)
                                   -------   --------     -------      --------   -------      -------       --------
 Income (Loss) Before Income
   Taxes and Minority
   Interests.....................   20,670    (10,383)       (280)       10,007     7,138       (2,520)        14,625
Income taxes.....................    7,536         --      (3,800)(C)     3,736     2,757           --          6,493
                                   -------   --------     -------      --------   -------      -------       --------
 Income (Loss) Before Minority
   Interests.....................   13,134    (10,383)      3,520         6,271     4,381       (2,520)         8,132
Minority Interests in Earnings of
 Subsidiary......................       --         --          --            --        --       (1,433)(F)     (1,433)
                                   -------   --------     -------      --------   -------      -------       --------
 Net Income (Loss)...............  $13,134   $(10,383)    $ 3,520      $  6,271   $ 4,381      $(3,953)      $  6,699
                                   =======   ========     =======      ========   =======      =======       ========
Net Income (Loss) Per Common
 Share
 Basic...........................
 Diluted.........................
Weighted Average Shares
 Outstanding
 Basic...........................
 Diluted.........................


                                                                                               NEW
                                      NACT                                                WORLD ACCESS
                                    MINORITY                                                   AND
                                    INTEREST         NEW                     RESURGENS      RESURGENS                   TELCO
                                   ADJUSTMENTS   WORLD ACCESS   RESURGENS   ADJUSTMENTS     COMBINED       TELCO     ADJUSTMENTS
                                   -----------   ------------   ---------   -----------   -------------   --------   -----------
Sales of products................    $   --        $109,431     $      --     $    --       $ 109,431     $113,013    $     --
Service revenues.................        --          27,086       165,489          --         192,575           --          --
                                     ------        --------     ---------     -------       ---------     --------    --------
 Total Sales.....................        --         136,517       165,489          --         302,006      113,013          --
Cost of products sold............       180(G)       65,462            --          --          65,462       72,638        (240)(O)
                                                                                                                         7,050(P)
Cost of services.................        --          22,774       246,494       1,230(K)      270,498           --          --
                                     ------        --------     ---------     -------       ---------     --------    --------
 Total Cost of Sales.............       180          88,236       246,494       1,230         335,960       72,638       6,810
 Gross Profit....................      (180)         48,281       (81,005)     (1,230)        (33,954)      40,375      (6,810)
Engineering and development......        --           8,906            --          --           8,906       14,927          --
Selling, general and
 administrative..................        --          22,178        74,448          --          96,626       28,181         925(Q)
Amortization of goodwill.........       480(H)        5,159            --       3,560(L)        8,719          669        (669)(R)
                                                                                                                         1,500(S)
                                     ------        --------     ---------     -------       ---------     --------    --------
 Operating Income (Loss).........      (660)         12,038      (155,453)     (4,790)       (148,205)      (3,402)     (8,566)
Interest and other income........        --           3,301           642          --           3,943          692          --
Interest and other expense.......        --          (1,374)      (16,909)         --         (18,283)          --          --
                                     ------        --------     ---------     -------       ---------     --------    --------
 Income (Loss) Before Income
   Taxes and Minority
   Interests.....................      (660)         13,965      (171,720)     (4,790)       (162,545)      (2,710)     (8,566)
Income taxes.....................        --           6,493            --      (6,493)(M)          --           --          --
                                     ------        --------     ---------     -------       ---------     --------    --------
 Income (Loss) Before Minority
   Interests.....................      (660)          7,472      (171,720)      1,703        (162,545)      (2,710)     (8,566)
Minority Interests in Earnings of
 Subsidiary......................     1,433(I)           --            --          --              --           --          --
                                     ------        --------     ---------     -------       ---------     --------    --------
 Net Income (Loss)...............    $  773        $  7,472     $(171,720)    $ 1,703       $(162,545)    $ (2,710)   $ (8,566)
                                     ======        ========     =========     =======       =========     ========    ========
Net Income (Loss) Per Common
 Share
 Basic...........................
 Diluted.........................
Weighted Average Shares
 Outstanding
 Basic...........................
 Diluted.........................


                                        NEW
                                   WORLD ACCESS,
                                     RESURGENS
                                     AND TELCO
                                      COMBINED
                                   --------------
Sales of products................    $ 222,444
Service revenues.................      192,575
                                     ---------
 Total Sales.....................      415,019
Cost of products sold............      144,910
Cost of services.................      270,498
                                     ---------
 Total Cost of Sales.............      415,408
 Gross Profit....................         (389)
Engineering and development......       23,833
Selling, general and
 administrative..................      125,732
Amortization of goodwill.........       10,219
                                     ---------
 Operating Income (Loss).........     (160,173)
Interest and other income........        4,635
Interest and other expense.......      (18,283)
                                     ---------
 Income (Loss) Before Income
   Taxes and Minority
   Interests.....................     (173,821)
Income taxes.....................           --
                                     ---------
 Income (Loss) Before Minority
   Interests.....................     (173,821)
Minority Interests in Earnings of
 Subsidiary......................           --
                                     ---------
 Net Income (Loss)...............    $(173,821)
                                     =========
Net Income (Loss) Per Common
 Share
 Basic...........................    $   (5.54)(U)
                                     =========
 Diluted.........................    $   (5.54)(U)
                                     =========
Weighted Average Shares
 Outstanding
 Basic...........................       31,380(U)
                                     =========
 Diluted.........................       31,380(U)
                                     =========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          WORLD
                                         ACCESS,
                                         ATI AND                                                                 NEW
                                           NACT        NACT                                                  WORLD ACCESS
                                         MAJORITY    MINORITY                                                    AND
                                         INTEREST    INTEREST         NEW                      RESURGENS      RESURGENS
                                         COMBINED   ADJUSTMENTS   WORLD ACCESS    RESURGENS   ADJUSTMENTS      COMBINED
                                         --------   -----------   ------------    ---------   -----------    ------------
Sales of products......................  $109,431     $   --        $109,431      $      --     $    --       $ 109,431
Service revenues.......................    27,086         --          27,086        165,489          --         192,575
                                         --------     ------        --------      ---------     -------       ---------
  Total Sales..........................   136,517         --         136,517        165,489          --         302,006
Cost of products sold..................    65,282        180(G)       65,462             --          --          65,462
Cost of services.......................    22,774         --          22,774        246,494       1,230(K)      270,498
                                         --------     ------        --------      ---------     -------       ---------
  Total Cost of Sales..................    88,056        180          88,236        246,494       1,230         335,960
  Gross Profit.........................    48,461       (180)         48,281        (81,005)     (1,230)        (33,954)
Engineering and development............     8,906         --           8,906             --          --           8,906
Selling, general and administrative....    22,178         --          22,178         74,448          --          96,626
Purchased research and development.....        --         --              --             --          --              --
Amortization of goodwill...............     4,679        480(H)        5,159             --       3,560(L)        8,719
                                         --------     ------        --------      ---------     -------       ---------
  Operating Income (Loss)..............    12,698       (660)         12,038       (155,453)     (4,790)       (148,205)
Interest and other income..............     3,301         --           3,301            642          --           3,943
Interest and other expense.............    (1,374)        --          (1,374)       (16,909)         --         (18,283)
                                         --------     ------        --------      ---------     -------       ---------
  Income (Loss) Before Income Taxes and
    Minority Interests.................    14,625       (660)         13,965       (171,720)     (4,790)       (162,545)
Income taxes...........................     6,493         --           6,493             --      (6,493)(M)          --
                                         --------     ------        --------      ---------     -------       ---------
  Income (Loss) Before Minority
    Interests..........................     8,132       (660)          7,472       (171,720)      1,703        (162,545)
Minority Interests in Earnings of
  Subsidiary...........................    (1,433)     1,433(I)           --             --          --              --
                                         --------     ------        --------      ---------     -------       ---------
  Net Income (Loss)....................  $  6,699     $  773        $  7,472      $(171,720)    $ 1,703       $(162,545)
                                         ========     ======        ========      =========     =======       =========
Net Income (Loss) Per Common Share
  Basic................................                                                                       $   (6.53)(N)
                                                                                                              =========
  Diluted..............................                                                                       $   (6.53)(N)
                                                                                                              =========
Weighted Average Shares Outstanding
  Basic................................                                                                          24,875(N)
                                                                                                              =========
  Diluted..............................                                                                          24,875(N)
                                                                                                              =========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             WORLD
                                            ACCESS,
                                          ATI AND NACT      NACT                                               NEW WORLD
                                            MAJORITY      MINORITY        NEW                                   ACCESS
                                            INTEREST      INTEREST       WORLD                     TELCO       AND TELCO
                                            COMBINED     ADJUSTMENTS     ACCESS       TELCO     ADJUSTMENTS    COMBINED
                                          ------------   -----------    --------     --------   -----------    ---------
Sales of products.......................    $109,431       $   --       $109,431     $113,013     $    --      $222,444
Service revenues........................      27,086           --         27,086           --          --        27,086
                                            --------       ------       --------     --------     -------      --------
  Total Sales...........................     136,517           --        136,517      113,013          --       249,530
Cost of products sold...................      65,282          180(G)      65,462       72,638        (240)(O)   144,910
                                                                                                    7,050(P)
Cost of services........................      22,774           --         22,774           --          --        22,774
                                            --------       ------       --------     --------     -------      --------
  Total Cost of Sales...................      88,056          180         88,236       72,638       6,810       167,684
  Gross Profit..........................      48,461         (180)        48,281       40,375      (6,810)       81,846
Engineering and development.............       8,906           --          8,906       14,927          --        23,833
Selling, general and administrative.....      22,178           --         22,178       28,181         925(Q)     51,284
Amortization of goodwill................       4,679          480(H)       5,159          669        (669)(R)     6,659
                                                                                                    1,500(S)
                                            --------       ------       --------     --------     -------      --------
  Operating Income (Loss)...............      12,698         (660)        12,038       (3,402)     (8,566)           70
Interest and other income...............       3,301           --          3,301          692          --         3,993
Interest and other expense..............      (1,374)          --         (1,374)          --          --        (1,374)
                                            --------       ------       --------     --------     -------      --------
  Income (Loss) Before Income Taxes and
    Minority Interests..................      14,625         (660)        13,965       (2,710)     (8,566)        2,689
Income taxes............................       6,493           --          6,493           --      (3,890)(T)     2,603
                                            --------       ------       --------     --------     -------      --------
  Income (Loss) Before Minority
    Interests...........................       8,132         (660)         7,472       (2,710)     (4,676)           86
Minority Interests in Earnings of
  Subsidiary............................      (1,433)       1,433(I)          --           --          --            --
                                            --------       ------       --------     --------     -------      --------
  Net Income (Loss).....................    $  6,699       $  773       $  7,472     $ (2,710)    $(4,676)     $     86
                                            ========       ======       ========     ========     =======      ========
Net Income Per Common Share
  Basic.................................                                                                       $   0.00(U)
                                                                                                               ========
  Diluted...............................                                                                       $   0.00(U)
                                                                                                               ========
Weighted Average Shares Outstanding
  Basic.................................                                                                         27,630(U)
                                                                                                               ========
  Diluted...............................                                                                         29,095(U)
                                                                                                               ========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        WORLD ACCESS,
                                                        ATI AND NACT       NACT
                                                          MAJORITY       MINORITY
                                                          INTEREST       INTEREST           NEW
                                                          COMBINED      ADJUSTMENTS     WORLD ACCESS
                                                        -------------   -----------    --------------
Sales of products.....................................    $109,431         $  --          $109,431
Service revenues......................................      27,086            --            27,086
                                                          --------         -----          --------
  Total Sales.........................................     136,517            --           136,517
Cost of products sold.................................      65,282           180(G)         65,462
Cost of services......................................      22,774            --            22,774
                                                          --------         -----          --------
  Total Cost of Sales.................................      88,056           180            88,236
  Gross Profit........................................      48,461          (180)           48,281
Engineering and development...........................       8,906            --             8,906
Selling, general and administrative...................      22,178            --            22,178
Purchased research and development....................          --            --                --
Amortization of goodwill..............................       4,679           480(H)          5,159
                                                          --------         -----          --------
  Operating Income....................................      12,698          (660)           12,038
Interest and other income.............................       3,301            --             3,301
Interest and other expense............................      (1,374)           --            (1,374)
                                                          --------         -----          --------
  Income Before Income Taxes and Minority Interests...      14,625          (660)           13,965
Income taxes..........................................       6,493            --             6,493
                                                          --------         -----          --------
  Income Before Minority Interests....................       8,132          (660)            7,472
Minority Interests in Earnings of Subsidiary..........      (1,433)        1,433(I)             --
                                                          --------         -----          --------
  Net Income..........................................    $  6,699         $ 773          $  7,472
                                                          ========         =====          ========
Net Income Per Common Share
  Basic...............................................                                    $   0.35(J)
                                                                                          ========
  Diluted.............................................                                    $   0.33(J)
                                                                                          ========
Weighted Average Shares Outstanding
  Basic...............................................                                      21,125(J)
                                                                                          ========
  Diluted.............................................                                      22,591(J)
                                                                                          ========

                                NEW WORLD ACCESS

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    WORLD ACCESS,
                                     ATI AND NACT
                                       MAJORITY                                      WORLD ACCESS
                                       INTEREST                        TELCO          AND TELCO
                                       COMBINED         TELCO       ADJUSTMENTS        COMBINED
                                    --------------     --------     -----------     --------------
Sales of products.................     $109,431        $113,013       $    --          $222,444
Service revenues..................       27,086              --            --            27,086
                                       --------        --------       -------          --------
  Total Sales.....................      136,517         113,013            --           249,530
Cost of products sold.............       65,282          72,638          (240)(O)       144,730
                                                                        7,050(P)
Cost of services..................       22,774              --                          22,774
                                       --------        --------       -------          --------
  Total Cost of Sales.............       88,056          72,638         6,810           167,504
  Gross Profit....................       48,461          40,375        (6,810)           82,026
Engineering and development.......        8,906          14,927            --            23,833
Selling, general and
  administrative..................       22,178          28,181           925(Q)         51,284
Amortization of goodwill..........        4,679             669          (669)(R)         6,179
                                                                        1,500(S)
                                       --------        --------       -------          --------
  Operating Income (Loss).........       12,698          (3,402)       (8,566)              730
Interest and other income.........        3,301             692            --             3,993
Interest and other expense........       (1,374)             --            --            (1,374)
                                       --------        --------       -------          --------
  Income (Loss) Before Income
     Taxes and Minority
     Interests....................       14,625          (2,710)       (8,566)            3,349
Income taxes......................        6,493              --        (3,890)(T)         2,603
                                       --------        --------       -------          --------
  Income (Loss) Before Minority
     Interests....................        8,132          (2,710)       (4,676)              746
Minority Interests in Earnings of
  Subsidiary......................       (1,433)             --            --            (1,433)
                                       --------        --------       -------          --------
  Net Income (Loss)...............     $  6,699        $ (2,710)      $(4,676)         $   (687)
                                       ========        ========       =======          ========
Net Income (Loss) Per Common Share
  Basic...........................                                                     $  (0.03)(U)
                                                                                       ========
  Diluted.........................                                                     $  (0.03)(U)
                                                                                       ========
Weighted Average Shares
  Outstanding
  Basic...........................                                                       25,602(U
                                                                                       ========
  Diluted.........................                                                       25,602(U)
                                                                                       ========

                                NEW WORLD ACCESS

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

GENERAL HISTORICAL INFORMATION:

ACQUISITIONS OF ATI AND NACT

     The ATI acquisition consummated on January 29, 1998 and the NACT Stock Purchase consummated on February 27, 1998 have been accounted for under the purchase method of accounting. The historical consolidated financial statements of New World Access include the results of the operations of ATI and NACT from February 1, 1998 and March 1, 1998, respectively. The purchase price of ATI and the majority interest in NACT was allocated to the fair values of the net assets acquired, to in-process research and development projects and to goodwill. During the first quarter of 1998, $5.4 million and $44.6 million of purchased in-process research and development technologies related to the ATI acquisition and the NACT Stock Purchase, respectively, was expensed in accordance with the applicable accounting rules. See Note 2 to Consolidated Financial Statements in the World Access June 30 Form 10-Q for further descriptions of these acquisitions.

AEROTEL LITIGATION

     On August 24, 1996, Aerotel, Ltd. and Aerotel U.S.A., Inc. (collectively, "Aerotel") commenced an action against NACT and a customer of NACT alleging that telephone systems manufactured and sold by NACT incorporating prepaid debit card features infringe upon Aerotel's patent which was issued in November 1987. See
Note 8 to Consolidated Financial Statements in the World Access June 30 Form 10-Q for further description of this litigation.

     As part of the negotiations relating to the acquisition of NACT, World Access and GST Telecommunications, Inc. agreed to share evenly any Aerotel judgment against NACT, including NACT's legal fees. Subsequent to the NACT Stock Purchase, World Access has been actively engaged in settlement negotiations. On July 9, 1998, World Access, GST and Aerotel entered into a Memorandum of Understanding to settle the Aerotel litigation. Including legal fees, World Access now estimates its Aerotel settlement costs will be approximately $3.3 million. The settlement costs expected to be incurred by World Access have been accounted for as additional NACT purchase price as of June 30, 1998.

IN-PROCESS RESEARCH AND DEVELOPMENT

     Overview. The nature of the efforts required to develop the purchased in-process technology into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification, and test activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features, and technical performance requirements.

     The value of the purchased in-process technology was determined by estimating the projected net cash flows related to such products, including costs to complete the development of the technology and the future revenues to be earned upon commercialization of the products. These cash flows were discounted back to their net present value. The resulting projected net cash flows from such projects were based on management's estimates of revenues and operating profits related to such projects. These estimates were based on several assumptions, including those summarized below for each respective acquisition.

     If these projects to develop commercial products based on the acquired in-process technology are not successfully completed the sales and profitability of New World Access may be adversely affected in future periods. Additionally, the value of other intangible assets may become impaired.

     NACT. NACT provides advanced telecommunications switching platforms with integrated applications software and network telemanagement capabilities. NACT designs, develops, and manufacturers all hardware and software elements necessary for a fully integrated, turnkey telecommunications switching solution. The nature of the in-process research and development was such that technological feasibility had not been

                                NEW WORLD ACCESS
attained. Failure to attain technological feasibility, especially given the high degree of customization required for complete integration into the NACT solution, would have rendered partially designed hardware and software useless for other applications. Incomplete design of hardware and software coding would create a non-connective, inoperable product that would have no alternative use.

     NACT's business plan called for a shift in market focus to larger customers, both domestic and international; therefore, NACT had numerous projects in development at the time of the acquisition. Additionally, the pending completion of a major release of NACT's billing system required significant development efforts to ensure continued integration with NACT's product suite. The purchased in-process technology acquired in the NACT acquisition was comprised of nine projects related to switching systems. These projects were scheduled to be released between February 1998 and December 1999. Most major projects had several ongoing sub-projects (e.g., a hardware design project and a software design project). These projects included significant redevelopment of some existing products and the creation of new products. The research and development projects were at various stages of development. None of the in-process projects considered in the write-off had attained technological feasibility.

     NACT had thirteen projects (the nine switching projects noted above and the related sub projects) in development at the time of acquisition. These projects were at multiple stages along NACT's development timeline. Some projects were beginning testing in NACT labs; others were at earlier stages of planning and designing. Eleven projects were scheduled for release between February and December of 1998. The remaining two projects were scheduled for staggered release over 1998 and 1999. Revenue projections for the in-process technologies reflected the anticipated release dates of each project.

     Revenue attributable to in-process technology was assumed to increase in the first five years of the twelve-year projection at annual rates ranging from 52.7% to 7.2%, decreasing over the remaining years at annual rates ranging from -2.7% to -61.2% as other products are released in the marketplace. Projected annual revenue attributable to in-process technology ranged from approximately a low of $6.3 million to a high of $117.2 million within the term of the projections. These projections were based on assumed penetration of the existing customer base, synergies as a result of the NACT acquisition, and movement into new markets. Projected revenues from in-process technology were assumed to peak in 2002 and decline from 2003 through 2009 as other new products are expected to enter the market.

     In-process technology's contribution to the operating profit of NACT (earnings before interest, taxes and depreciation and amortization) was projected to grow within the projection period at annual rates ranging from a high of 119.2% to a low of 11.0% during the first five years, decreasing during the remaining years of the projection period similar to the revenue growth projections described above. Projected in-process technology's annual contribution to operating profit ranged from approximately $1.7 million to $34 million within the term of the projections.

     The discount rate used to value the existing technology of NACT was 14.0%. This discount rate was estimated relative to the overall business discount rate of 15.0% based on (1) the completed status of the products utilizing existing technology (i.e., the lack of development risk), and (2) the potential for obsolescence of current products in the marketplace.

     The discount rate used to value the in-process technology of NACT was 15.0%. This discount rate was estimated relative to the overall business discount rate of 15.0% based on (1) the incomplete status of the products expected to utilize the in-process technology (i.e., development risk), (2) the expected market risk of the planned products relative to the existing products,
(3) the emphasis on targeting larger customers for the planned products, (4) the expected demand for the products from current and prospective NACT customers,
(5) the anticipated increase in NACT's sales force, and (6) the nature of remaining development tasks relative to previous development efforts.

                                NEW WORLD ACCESS

     Management estimates that the costs to develop the in-process technology acquired in the NACT acquisition will be approximately $4.1 million in the aggregate through the year 1999 ($3,249,000 in 1998 and $829,000 in 1999). The expected sources of funding were scheduled research and development expenses from the operating budget of NACT provided by the operating assets and liabilities of NACT.

     ATI. ATI develops and manufactures a series of high-performance digital microwave/millimeter radio equipment. Their products reach across all frequency bands and data rates and offer numerous features. The nature of the in-process research and development was such that technological feasibility had not been attained. Failure to attain technological feasibility would have rendered partially designed equipment useless for other applications. ATI's products are designed for specific frequency bandwidths and, as such, are highly customized to those bandwidths and the needs of customers wishing to operate in them. Products only partially completed for certain bandwidths cannot be used in other bandwidths.

     Between each product line, various stages of development had been reached. Additionally, within each product line, different units had reached various stages of development. Of the products management considered in-process, none had attained technological feasibility. The purchased-in-process technology acquired in the ATI acquisition was comprised of three primary projects related to high-performance, digital microwave/millimeter radio equipment. Each project consists of multiple products. These projects were at multiple stages along ATI's typical development timeline. Some projects were beginning testing in ATI labs; others were at earlier stages of planning and designing. The majority of the products were scheduled to be released during 1998 and 1999. Revenue projections for the in-process technologies reflected the anticipated release dates of each project.

     Revenue attributable to in-process technology was estimated to increase within the first three years of the seven-year projection at annual rates ranging from a high of 240.7% to a low of 2.3%, decreasing within the remaining years at annual rates ranging from -30.9% to -60.9% as other products are released in the marketplace. Projected annual revenue attributable to in-process technology ranged from approximately a low of $10.1 million to a high of $71.1 million within the term of the projections. These projections were based on assumed penetration of the existing customer base, synergies as a result of the ATI acquisition, and movement into new markets. Projected revenues from in-process technology were assumed to peak in 2001 and decline from 2003 through 2004 as other new products are expected to enter the market.

     In-process technology's contribution to the operating profit of ATI (earnings before interest, taxes and depreciation and amortization) was estimated to grow within the projection period at annual rates ranging from a high of 665.9% to a low of 43.9% during the first four years, decreasing during the remaining years of the projection period similar to the revenue growth projections described above. Projected in-process technology's annual contribution to operating profit ranged from approximately a low of -$900,000 to a high of $9.1 million within the term of the projections.

     The discount rate used to value the existing technology of ATI was 23.0%. This discount rate was estimated relative to the overall business discount rate of 25.0% based on (1) the completed status of the products utilizing existing technology (i.e., the lack of development risk), and (2) the potential for obsolescence of current products in the marketplace.

     The discount rate used to value the in-process technology of ATI was 26.0%. This discount rate was estimated relative to the overall business discount rate of 25.0% based on (1) the incomplete status of the products expected to utilize the in-process technology (i.e., development risk), (2) the expected market risk of the planned products relative to the existing products, (3) the emphasis on different markets than those currently pursued by ATI, and (4) the nature of remaining development tasks relative to previous development efforts.

     Management estimates that the costs to develop the in-process technology acquired in the ATI acquisition will be approximately $24.3 million in the aggregate through the year 2002 ($3.3 million, $7.2

                                NEW WORLD ACCESS
million, $7.6 million, $5.1 million, and $1.1 million in 1998, 1999, 2000, 2001, and 2002, respectively). The expected sources of funding were scheduled R&D expenses from the operating budget of ATI provided by the operating assets and liabilities of ATI.

     Telco. Telco develops and manufactures products focused on providing integrated access for network services. Telco's products can be separated into three categories: (1) broadband transmission products, (2) network access products, and (3) bandwidth optimization products. Telco's products are deployed at the edge of the service provider's networks to provide organizations with a flexible, cost-effective means of transmitting voice, data, video and image traffic over public or private networks.

     At the time of acquisition, Telco had eight primary projects in development relating to next-generation telecommunication and data network hardware. These projects were at various stages in the development process. Some were about to enter the testing phase of the initial hardware prototype, while others were still in the early concept and design specification stages. These eight projects were scheduled for commercial release at various points in time from December 1998 through late 1999/early 2000.

     Telco's in-process research and development projects are being developed to run on new communications protocols and technologies not employed in its current products. These include HDSL, SONET, Voice over IP and ATM inverse multiplexing. Additionally, the products to be commercialized from Telco's in process research and development are expected to include interface support not in Telco's current product line, including E1, DS3 and OC3.

     None of the in-process projects at Telco considered in the write-off are expected to achieve technological feasibility before the consummation of World Access' acquisition of Telco. Furthermore, if the projects are not completed as planned, the in-process research and development will have no alternative use. Failure of the in process technologies to achieve technological feasibility may adversely affect the future profitability of World Access.

     Revenue attributable to Telco's aggregate in-process technology was assumed to increase over the first six years of the projection period at annual rates ranging from a high of 195% to a low of zero growth, reflecting both the displacement of Telco's old products by these new products as well as the expected growth in the overall market in which Telco's products compete. Thereafter, revenues are projected to decline over the remaining projection period at annual rates ranging from -14% to -42%, as the acquired in process technologies become obsolete and are replaced by newer technologies.

     Management's projected annual revenues attributable to the aggregate acquired in-process technologies, which assume that all such technologies achieve technological feasibility, ranged from a low of approximately $28 million to a high of approximately $276 million. Projected revenues were projected to peak in 2004 and decline thereafter through 2009 as other new products enter the market.

     The acquired in-process technology's contribution to the operating income of Telco (and subsequently World Access) was projected to grow over the first five years of the projection period at annual rates ranging from a high of 142% to a low of 20% with one intermediate year of marginally declining operating income. Thereafter, the contribution to operating income was projected to decline through the projection period. The acquired in-process technology's contribution to operating income ranged from a loss of approximately $5 million to a high of approximately $86 million.

     The discount rate used to value the existing technology was 20.0%. This discount rate was selected because of the asset's intangible characteristics, the risk associated with the economic life expectations of the technology, and the risk associated with the financial assumptions with respect to the projections used in the analysis.

     The discount rate used to value the in-process technologies was 25.0%. This discount rate was selected due to several incremental inherent risks. First the actual useful economic life of such technologies may differ

                                NEW WORLD ACCESS
from the estimates used in the analysis. Second, risks associated with the financial projections on the specific products that comprise the acquired in-process research and development. The third factor is the incomplete and unproven nature of the technologies. Finally, future technological advances that are currently unknown may negatively impact the economic and functional viability of the in-process R&D.

     Management expects that the cost to complete the development of the acquired in-process technologies and to commercialize the resulting products will aggregate approximately $16 million through 2001. Over the projection period, management expects to spend an additional aggregate $46 million on sustaining development efforts relating to the acquired in-process technologies. These sustaining efforts include bug fixing, form-factor changes, and identified upgrades.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET:

NACT MINORITY INTEREST ADJUSTMENTS

     (A) The acquisition of the minority interest of NACT will be accounted for under the purchase method of accounting. In addition, in accordance with generally accepted accounting principles, the portion of the purchase price allocable to the in-process research and development projects of NACT will be expensed at the consummation of the NACT Transaction. The amount of the one-time non-recurring charge is expected to approximate $21.9 million. Since this charge is directly related to the acquisition and will not recur, the Unaudited Pro Forma Statements of Operations have been prepared excluding this charge. New World Access has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ significantly from the amounts shown below.

     The unallocated excess of purchase price over the net assets acquired is determined as follows (in thousands):

     Purchase price of approximately 32.7% minority interest in NACT:

  Stock issued in exchange for NACT shares..................  $ 46,660
                                                              --------
Allocation:
  Minority interest in subsidiaries.........................   (12,443)
  Adjust assets and liabilities.............................
     In-process research and development costs(i)...........   (21,900)
     Acquired technology(ii)................................    (4,400)
     Deferred tax liability(iii)............................     1,700
                                                              --------
                                                               (37,043)
                                                              --------
Unallocated excess purchase price over net assets
  acquired..................................................  $  9,617
                                                              ========

     (i) The in-process research and development write-off of $21.9 million is based on the valuation performed in connection with the NACT Stock Purchase. The valuation report assigned a value of $66.5 million to the in-process research and development projects as of the date of the NACT Stock Purchase, of which 67.3% or $44.6 million was expensed at the consummation of the NACT Stock Purchase. Management estimates that an additional $21.9 million of in-process research and development projects will be written-off in conjunction with the consummation of the NACT Transaction. New World Access will obtain an updated valuation of the in-process research and development projects as of the closing of the NACT Transaction for use in determining the final purchase accounting for the NACT Transaction.

     (ii) Represents the purchase price assigned to the acquired technology of NACT based upon the valuation performed in connection with the NACT Stock Purchase.

     (iii) Establish a deferred tax liability related to the acquired technology.

                                NEW WORLD ACCESS

     (B) Represents retained earnings adjustment for the one-time non-recurring charge related to the write-off of in-process research and development expenses acquired.

RESURGENS PRO FORMA ADJUSTMENTS

     (C) The Resurgens Transaction will be accounted for under the purchase method of accounting. New World Access has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ significantly from the amounts shown below.

     The unallocated excess of purchase price over net assets acquired is determined as follows (in thousands):

Purchase price:
  Cash paid for claims(i)...................................            $  3,000
  Purchase of switching equipment by World Access for use by
     Resurgens prior to closing of the merger...............               4,000
  Restricted stock issued to creditors(ii)..................  $76,000
  Restricted stock issued to Renaissance Partners(ii).......   15,730
                                                              -------
          Total stock.......................................              91,730
  Fees and expenses related to the Resurgens Transaction....               2,000
                                                                        --------
          Total purchase price..............................             100,730
                                                                        --------
Allocation:
  Historical stockholders' equity, net of creditor
     liabilities forgiven(iii)..............................              (2,179)
  Adjust assets and liabilities:
     Adjust licenses to estimated fair market value(iv).....              (3,000)
     Adjust network switching equipment to estimated fair
       market value(iv).....................................              (5,000)
     Record switching equipment purchased by World Access...              (4,000)
     Establish deferred tax asset(v)........................             (15,300)
                                                                        --------
                                                                         (29,479)
                                                                        --------
Unallocated excess purchase price over net assets
  acquired..................................................            $ 71,251
                                                                        ========

     (i) Represents an estimate of $1.0 million to be paid to the creditors of Resurgens under a cash settlement plan proposed by New World Access and approximately $2.0 million to be paid to governmental creditors.

     (ii) The value assigned to the 3,750,000 restricted New World Access shares to be issued to the creditors and Renaissance Partners at the closing date will be $25.17, the seven trading days average closing price of New World Access common stock, including the three days prior and the three days subsequent to May 12, 1998, the date economic terms of the Resurgens Transaction were announced, less a 30% discount attributable to the restrictive nature of the shares. New World Access consulted with an independent financial advisor knowledgeable of the transaction in determining the appropriate discount. Specific factors supporting the discount are (1) the length of the restriction,
(2) the number of shares subject to restriction, and (3) the volatility of New World Access common stock [the closing price on the announcement date was $37.06 and the closing price on August 28, 1998 was $23.13, a 37.6% reduction]. Management of New World Access believes the discount rate to be used in valuing these restricted shares is appropriate and reasonable.

     In addition to the shares noted above, the creditors and Renaissance Partners will also be issued 7,500,000 restricted New World Access shares at the closing (the "Escrowed Shares"). These shares will be immediately placed into escrow and will be valued at par value only, or $75,000. As it becomes probable that

                                NEW WORLD ACCESS
the conditions for release from escrow will be met, the fair market value of the shares as measured at that time will be recorded as additional goodwill and stockholders' equity, respectively.

     Specifically, the Escrowed Shares will be released in the amounts and on the dates specified below if the sum of the EBITDA for Resurgens for the performance periods set forth below equals or exceeds the Target EBITDA for such performance period as set forth below:

                                                          ESCROWED SHARES
                                                               TO BE
        PERFORMANCE PERIOD              RELEASE DATE         RELEASED          TARGET EBITDA
        ------------------              ------------      ---------------      -------------
July 1, 1998 to and including
  December 31, 1998 (the "First
  Performance Period")............   February 15, 1999       1,875,000          $7,500,000
January 1, 1999 to and including
  December 31, 1999 (the "Second
  Performance Period")............   February 15, 2000       2,812,500          $29,000,000
January 1, 2000 to and including
  December 31, 2000 (the "Third
  Performance Period).............   February 15, 2001       2,812,500          $36,500,000

     Notwithstanding the foregoing, if the Exchange Closing Date is (a) on or after August 16, 1998 but prior to September 30, 1998, then the First Performance Period shall commence on September 1, 1998 and shall terminate on (and including) December 31, 1998 and the Target EBITDA with respect thereto shall be reduced to $6,700,000, or (b) on or after September 30, 1998, then the First Performance Period shall commence on the first day of the calendar month in which the Exchange Closing occurs and shall terminate on (and including) the last day of the sixth calendar month following the month in which the Exchange Closing occurs, the release date shall be forty-five (45) days after the end of such period and the Target EBITDA shall be equal to the sum of (i) $2,100,000 for each calendar month of 1998 included in the First Performance Period and
(ii) $2,400,000 for each calendar month of 1999 included in the First Performance Period.

     If, after the Exchange, the EBITDA of Resurgens is less than the Target EBITDA required for the release of Escrowed Shares in either of the First or Second Performance Periods (and with respect to the Second Performance Period is no less than zero), then, notwithstanding anything described herein, the Escrowed Shares shall be released if the actual cumulative EBITDA for Resurgens for such Performance Period and any subsequent Performance Periods equals or exceeds the cumulative Target EBITDA for such Performance Periods.

     Notwithstanding anything to the contrary, (a) if during any calendar quarter of the Second Performance Period, the closing price per share of the World Access Common Stock as reported by Nasdaq equals or exceeds $65.00 for any five consecutive trading days during such calendar quarter, then 25% of all of the shares of Escrowed Shares shall be released on February 15, 2000, provided that if no Escrowed Shares are eligible for release during any such calendar quarter, then such Escrowed Shares shall become eligible for release in a subsequent calendar quarter of the Second Performance Period if the closing price per share of the Holdco Common Stock as reported by Nasdaq equals or exceeds $65.00 for a total number of consecutive trading days during such subsequent calendar quarter equal to or exceeding the total number of trading days which such closing price was required to equal or exceed for (i) such subsequent calendar quarter and (ii) each of the previous calendar quarters beginning with the calendar quarter for which such Escrowed Shares were not eligible for release; (b) if the EBITDA of Resurgens for the Second Performance Period equals or exceeds $52,775,000, then the Escrowed Shares related to the Third Performance Period shall be released on February 15, 2000; and (c) all of the Escrowed Shares shall be released upon a Change of Control (as defined in the Exchange Agreement).

                                NEW WORLD ACCESS

     (iii) The combined historical accounts of Resurgens include pre-petition creditor liabilities of $334.5 million, which are classified as "liabilities subject to compromise," and borrowings under the WorldCom, Inc. debtor-in-possession financing facility of $22.0 million as of June 30, 1998, respectively. These liabilities will be satisfied in connection with the Plan of Reorganization, which has been approved by the creditors committee and is expected to be confirmed by the bankruptcy court in early September 1998. Upon the confirmation of the Plan of Reorganization and the closing of the Resurgens Transaction, the creditors will receive shares of RCG common stock in exchange for the surrender of all of their claims against RCG. Immediately thereafter, the creditors' shares of RCG will be cancelled and automatically converted into the right to receive shares of New World Access Common Stock, a portion of which will be received directly and a portion of which will be deposited into escrow pending the satisfaction of certain conditions. All such shares of New World Access Common Stock are subject to certain contractual restrictions.

     The confirmation of the Plan of Reorganization is a condition precedent to the closing of the Resurgens Transaction. Therefore, the combined historical stockholders deficit of $354.4 million as of June 30, 1998 has been adjusted to reflect a $352.6 million reduction for the liabilities subject to compromise and the WorldCom, Inc. debtor-in-possession financing facility for purposes of the unaudited pro forma combined balance sheet.

     (iv) Estimates of fair market value of the licenses and the switching equipment acquired have been made by management. These estimates are subject to adjustment pending final valuations to be obtained from independent appraisers.

     (v) At the time the Resurgens Transaction is consummated, Resurgens is expected to have in excess of $125 million in net operating loss carryforwards available to offset future federal taxable income. Based on its current assessment of the forecasted operating results of Resurgens and other pertinent factors, management expects at least 35% of these future tax benefits will be realized. Accordingly, a deferred tax asset of $44 million, net of a 65% valuation allowance of approximately $29 million, has been reflected in the Pro Forma Combined Balance Sheet. The amount of the valuation allowance is subject to future analysis and may be revised prior to the closing of the Resurgens Transaction.

     The pro forma loss of the combined entity is not indicative of the results of operations that are expected to be achieved by the combined entity in the future. The nature of Resurgens current operations are concentrated solely on the international carriers' carrier business and an upgraded, efficient operating network is now in place. Resurgens has a new, experienced management team in place and has entered into several new contracts to increase its revenue base, including a significant service contract with WorldCom Network Services, Inc., a wholly owned subsidiary of WorldCom, Inc. Prior to the acquisition of Resurgens, it is expected that Resurgens will be essentially debt free due to its Chapter 11 bankruptcy proceedings. In addition, there are several closing conditions that must be satisfied before the Resurgens Transaction is consummated, including the achievement by Resurgens of monthly revenues of $25 million and related gross profit margin of greater than 5% for the calendar month immediately preceding the closing date

     (D) Eliminate existing stockholders' equity.

TELCO PRO FORMA ADJUSTMENTS

     (E) The Telco Merger will be accounted for under the purchase method of accounting. In addition, in accordance with generally accepted accounting principles, the portion of the purchase price allocable to the in-process research and development projects of Telco will be expensed at the consummation of the acquisition. The amount of the one-time non-recurring charge is expected to approximate $73.9 million. Since this charge is directly related to the acquisition and will not recur, the Unaudited Pro Forma Statements of Earnings have been prepared excluding this charge. New World Access has not determined the final allocation of the purchase price, and accordingly, the amount ultimately determined may differ significantly from the amounts shown below.

                                NEW WORLD ACCESS

     The unallocated excess of purchase price over net assets acquired is determined as follows (in thousands):

Purchase price:
  Stock issued in exchange for Telco shares(i)..............  $188,230
  Fair market value of World Access options issued in
     exchange for Telco options.............................     9,700
                                                              --------
          Total stock and options...........................             $ 197,930
  Fees and expenses related to the merger...................                 3,750
                                                                         ---------
          Total purchase price..............................               201,680
                                                                         ---------
Allocation:
  Historical stockholders' equity...........................               (52,955)
  Adjust assets and liabilities:
     Write-down of inventories related to outsourcing,
       recent procurement agreements, excess quantities
       related to reduced demand of certain legacy products
       and those that are non-strategic as a result of the
       merger to net realizable value.......................                 4,500
     Write-down to fair market value of certain redundant
       equipment resulting from the merger..................                 1,500
     Write-off of leaseholds associated with Telco's current
       Norwood facility which is expected to be relocated...                 1,300
     Accrue involuntary employee termination benefits.......                 1,500
     Accrue lease termination provision related to Telco's
       current Norwood facility.............................                 1,400
     Trademarks.............................................                (7,400)
     Establish deferred tax asset(ii).......................               (16,000)
     Acquired technology(iii)...............................               (56,400)
     In-process research and development costs(iv)..........               (73,900)
     Deferred tax liabilities(v)............................                24,900
                                                                         ---------
                                                                          (171,555)
                                                                         ---------
Unallocated excess purchase price over net assets
  acquired..................................................             $  30,125
                                                                         =========

     (i) Based on the terms of the Telco Merger Agreement and the value of World Access Common Stock as of August 28, 1998, Telco stockholders are currently expected to receive approximately 6.5 million freely tradeable shares of New World Access common stock at the time of the Telco Merger. The value assigned to these shares will be $29.26 per share, the seven trading days average closing price of World Access Common Stock which include the three trading days prior and the three trading days subsequent to June 4, 1998, the date economic terms of the Telco Merger were announced.

     (ii) The net deferred tax asset of $16 million is comprised primarily of gross temporary differences arising from the differences between book and tax basis of certain assets and liabilities and for tax credits available to Telco and New World Access. It is the opinion of management that these tax assets are likely to be utilized by Telco or New World Access.

     (iii) The value of the acquired technology of $56.4 million is based on a preliminary valuation report prepared by an independent appraiser and represents the value of Telco's current technology calculated using the income approach.

     (iv) The amount of in-process research and development costs of $73.9 million is based on a preliminary valuation report prepared by an independent appraiser, based on factors considered such as the number of projects in process, the potential alternative future uses of those projects and estimated future projected revenues from those projects. New World Access will obtain an updated valuation of the in-process research and development as of the closing of the Telco Merger for use in determining the final purchase accounting for the Telco Merger.

                                NEW WORLD ACCESS

     (v) Establish deferred tax liabilities related to the identifiable intangible assets.

     (F) Eliminate existing stockholders' equity.

     (G) Represents retained earnings adjustment for the one-time non-recurring charge related to the write-off of in-process research and development expenses acquired.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998:

ATI PRO FORMA ADJUSTMENTS

     (A) Amortization of unallocated excess purchase price over net assets acquired over 15 years relating to the one month period ended January 31, 1998 not included in the New World Access historical statement of earnings.

     (B) Eliminate the one-time non-recurring in-process research and development charge recorded in connection with the ATI merger.

     (C) Adjust tax provision for the benefit of the loss incurred by ATI and pro forma adjustments.

NACT MAJORITY INTEREST PRO FORMA ADJUSTMENTS

     (D) Amortization of the acquired technology relating to the majority interest portion of NACT over 8 years.

     (E) Amortization of unallocated excess purchase price over net assets acquired over 20 years relating to the two month period ended February 28, 1998 not included in the New World Access historical statement of earnings.

     (F) Eliminate the one-time non-recurring in-process research and development charge recorded in connection with the purchase of the majority interest in NACT.

     (G) Record the 32.7% minority interest in net income of NACT.

NACT MINORITY INTEREST PRO FORMA ADJUSTMENTS

     (H) Amortization of the acquired technology relating to the minority interest portion of NACT over 8 years.

     (I) Amortization of unallocated excess purchase price over net assets acquired related to the purchase of the remaining minority interest in NACT over 20 years.

     (J) Reverse the minority interests in earnings of NACT.

     (K) Represents basic and diluted earnings per share, including approximately 1.8 million shares of New World Access common stock issued in the merger calculated in accordance with SFAS 128.

RESURGENS PRO FORMA ADJUSTMENTS

     (L) Record an adjustment to depreciation expense for the adjustment to fair market value of switching equipment and the adjustment to amortization expense for the adjustment to fair market values of the license agreements.

     (M) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (N) Adjust tax provision for the benefit of the loss incurred by Resurgens and the pro forma adjustments.

                                NEW WORLD ACCESS

     (O) Represents basic and diluted earnings per share, including approximately 3.8 million shares of New World Access common stock issued to Resurgens's creditors and Renaissance Partners calculated in accordance with SFAS 128.

TELCO PRO FORMA ADJUSTMENTS

     (P) Record an adjustment to depreciation expense related to the write-down of certain redundant equipment.

     (Q) Amortization of acquired technology of Telco over 8 years.

     (R) Amortization of trademarks of Telco over 8 years.

     (S) Represents the elimination of the portion of Telco's historical intangible asset amortization written down in connection with the merger.

     (T) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (U) Eliminate the one-time non-recurring in-process research and development charge recorded by Telco in connection with its acquisition of Jupiter Technology, Inc. which was consummated on January 26, 1998. This write-off of in-process research and development does not relate to the transaction between World Access and Telco, but does represent a significant one time charge that should be eliminated for purposes of presenting pro forma financial information.

     (V) Adjust tax provision for the benefit of the loss incurred by the combined entities.

     (W) To record a reduction in tax expense related to the reduction of the deferred tax liability established in conjunction with the allocation of purchase price to acquired technology and trademarks.

     (X) Represents basic and diluted earnings per share, including approximately 6.5 million shares of New World Access common stock issued in the merger and common stock equivalents related to stock options issued in exchange for Telco options calculated in accordance with SFAS 128.

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997:

ATI PRO FORMA ADJUSTMENTS

     (A) Eliminate inter-company sales and related cost of sales.

     (B) Amortization of unallocated excess purchase price over net assets acquired over 15 years.

     (C) Adjust tax provision for the benefit of the loss incurred by ATI and pro forma adjustments.

NACT MAJORITY INTEREST PRO FORMA ADJUSTMENTS

     (D) Amortization of acquired technology relating to the majority interest portion of NACT over 8 years.

     (E) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (F) Record the 32.7% minority interest in net income of NACT.

NACT MINORITY INTEREST PRO FORMA ADJUSTMENTS

     (G) Amortization of acquired technology relating to the minority interest portion of NACT over 8 years.

     (H) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (I) Reverse the minority interests in earnings of NACT.

                                NEW WORLD ACCESS

     (J) Represents basic and diluted earnings per share, including approximately 1.8 million shares of New World Access common stock issued in the merger calculated in accordance with SFAS 128.

RESURGENS PRO FORMA ADJUSTMENTS

     (K) Record an adjustment to depreciation expense for the adjustment to fair market value of switching equipment and the adjustment to amortization expense for the adjustment to fair market value of the license agreements.

     (L) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (M) Adjust tax provision for the benefit of the loss incurred by Resurgens and the pro forma adjustments.

     (N) Represents basic and diluted earnings per share, including approximately 3.8 million shares of New World Access common stock issued to Resurgens's creditors and Renaissance Partners calculated in accordance with SFAS 128.

TELCO PRO FORMA ADJUSTMENTS

     (O) Record an adjustment to depreciation expense related to the write-down of certain redundant equipment.

     (P) Amortization of acquired technology of Telco over 8 years.

     (Q) Amortization of trademarks of Telco over 8 years.

     (R) Represents the elimination of the portion of Telco's historical intangible asset amortization written down in connection with the merger.

     (S) Amortization of unallocated excess purchase price over net assets acquired over 20 years.

     (T) Adjust tax provision for the benefit of the Telco loss and pro forma adjustments, if applicable.

     (U) Represents basic and diluted earnings per share, including approximately 6.5 million shares of New World Access common stock issued in the merger and common stock equivalents related to stock options issued in exchange for Telco options calculated in accordance with SFAS 128.

                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the inclusion in the Current Report (Form 8-K/A, Amendment No. 1) of World Access, Inc. of our report dated October 15, 1997, with respect to the consolidated financial statements of Telco Systems, Inc. for the year ended August 31, 1997, and to the incorporation by reference of such report in the Registration Statements (Form S-8 Nos. 33-77918, 33-47752, 333-17741 and 333-59347 and Form S-3 No. 333-43497) of World Access, Inc.

                                          Ernst & Young LLP

Boston, Massachusetts
September 23, 1998

                                   APPENDIX O

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20001

                             ---------------------

                                    FORM 8-A
                               (FOR REGISTRATION
                        OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(B) OR (G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934)

                            RESTOR INDUSTRIES, INC.

                  DELAWARE                                      65-0044209
       (State or other jurisdiction of                         (IRS Employer
       incorporation or organization)                          I.D. Number)

            333 ENTERPRISE STREET                                  34761
                  OCONO, FL                                     (Zip Code)
  (Address of principal executive offices)

      Registrant's Telephone Number, including Area Code:  (407) 877-0908

       Securities to be registered pursuant to Section 12(b) of the Act:

             TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                      EACH CLASS IS TO BE REGISTERED
             -------------------                      ------------------------------

       Securities to be registered pursuant to Section 12(g) of the Act:

 UNITS CONSISTING OF ONE SHARE OF COMMON STOCK, $.01 PAR VALUE AND ONE WARRANT (TWO WARRANTS TO PURCHASE ONE SHARE OF COMMON STOCK), COMMON STOCK, PAR VALUE
$.01 PER SHARE AND WARRANTS (TWO WARRANTS TO PURCHASE ONE SHARE OF COMMON STOCK)
                                (Title of Class)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                      APPENDIX O

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     A. Units

     Each Unit consists of one share of Common Stock, $.01 par value and one Warrant.

     B. Common Stock

The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. The Company is currently precluded from paying dividends by an agreement with its principal lender and, if this provision were eliminated, has no intent to pay dividends in the foreseeable future. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

     C. Warrants

     Commencing August 12, 1992 and for a two-year period thereafter, each two Warrants will entitle the registered holder to purchase one share of the Company's Common Stock at an exercise price of $9.50 per share. No fractional shares of Common Stock will be issued in connection with the exercise of Warrants. Upon exercise the Company will pay the holder the value of any such fractional shares based upon the market value of the Common Stock at such time.

     The Company may redeem the Warrants at a price of $.01 per Warrant at any time prior to their expiration by giving 30 to 60 days' written notice mailed to the record holders at any time after one year from the Effective Date if the average of the closing bid and asked prices of the Common Stock as quoted by NASDAQ (or the last sale price if listed on a national securities exchange) exceeds $11.00 per share for a period of each of 20 consecutive trading days during a period ending within 10 trading days prior to the date of mailing of notice of redemption.

     Unless extended by the Company at its discretion, the Warrants will expire at 4:00 p.m. New York time on August 12, 1994.

     The holder of Warrants will not have any rights, privileges or liabilities of a stockholder of the Company prior to exercise of such Warrants. The Company shall keep available a sufficient number of unauthorized shares of Common Stock to permit exercise of the Warrants.

ITEM 2.  EXHIBITS

     2.  -- Restated Certificate of Incorporation*

     2.1 -- Amendment No. 1 to Certificate of Incorporation*

     2.2 -- Amendment No. 2 to Certificate of Incorporation*

     3.1 -- Bylaws*

     4.  -- Form of Common Stock Certificate*

     4.1 -- Form of Warrant included in the Units*

     Contained in Registration Statement on Form S-18 filed with the Securities and Exchange Commission on June 26, 1991, Registration No. 33-11255 and incorporated by reference as an exhibit hereto pursuant to Rule 12b-32 of the Securities Exchange Act of 1934.

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-A to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          RESTOR INDUSTRIES, INC.

                                          By:      /s/ STEPHEN ROTROFF
                                            ------------------------------------
                                                      Stephen Rotroff
                                                       Vice President

Date:  March 26, 1992

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the preceding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation unless a court determines that such person is fairly and reasonably entitled to indemnification.

     Articles X and XI of the Company's Certificate of Incorporation provides for indemnification of directors, officers and employees to the fullest extent permissible under the DGCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

     The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
    2.1(1)      --  Agreement and Plan of Merger and Reorganization, dated as of
                    February 24, 1998, among WAXS INC., World Access, Inc., WAXS
                    Acquisition Corp., NACT Telecommunications, Inc. and NACT
                    Acquisition Corp. (incorporated by reference to Appendix A to the Prospectus/Information Statement included as part of this registration statement).
    2.1(2)      --  First Amendment to Agreement and Plan of Merger and
                    Reorganization, dated as of June 30, 1998, among WAXS INC.,
                    World Access, Inc., WAXS Acquisition Corp., NACT
                    Telecommunications, Inc. and NACT Acquisition Corp.
                    (incorporated by reference to Appendix A-1 to the
                    Prospectus/Information Statement included as part of this
                    registration statement).

EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
    2.1(3)      --  Second Amendment to Agreement and Plan of Merger and
                    Reorganization, dated as of September 30, 1998, among WAXS
                    Inc., World Access, Inc., WAXS Acquisition Corp., NACT
                    Telecommunications, Inc. and NACT Acquisition Corp.
                    (incorporated by reference to Appendix A-2 to the
                    Prospectus/Information Statement included as part of this
                    registration statement).
    3.1         --  Certificate of Incorporation of WAXS INC.
    3.2         --  Bylaws of WAXS INC.
    5.1         --  Opinion letter of Rogers & Hardin LLP as to the legality of the securities being registered by this registration
                    statement.
    8.1         --  Opinion letter of Van Cott, Bagley, Cornwall & McCarthy as to certain tax matters.
    8.2         --  Opinion letter of Rogers & Hardin LLP as to certain tax matters.
   23.1         --  Consent of Rogers & Hardin LLP with respect to its opinion as to the legality of securities being registered by this
                    registration statement (contained in Exhibit 5.1).
   23.2         --  Consent of Van Cott, Bagley, Cornwall & McCarthy with
                    respect to its opinion as to certain tax matters (contained in Exhibit 8.1).
   23.3         --  Consent of Rogers & Hardin LLP with respect to its opinion as to certain tax matters (contained in Exhibit 8.2).
   23.4         --  Consent of PricewaterhouseCoopers LLP, independent auditors, with respect to financial statements of World Access, Inc.
   23.5         --  Consent of KPMG Peat Marwick LLP, independent auditors, with respect to financial statements of NACT Telecommunications,
                    Inc.
   23.6         --  Consent of NationsBanc Montgomery Securities LLC with
                    respect to its fairness opinion regarding the NACT Merger
                    (incorporated by reference to Appendix B to the
                    Prospectus/Information Statement included as part of this
                    registration statement).
   23.7         --  Consent of Ernst & Young LLP, independent auditors, with respect to consolidated financial statements of Telco
                    Systems, Inc.
   23.8         --  Consent of Ernst & Young LLP, independent auditors, with respect to consolidated financial statements of Cherry
                    Communications Incorporated and Cherry Communications U.K.
                    Limited.
   23.9         --  Consent of Grant Thorton LLP, independent auditors, with respect to financial statements of Cherry Communications
                    Incorporated and Cherry Communications U.K. Limited.
   23.91        --  Consent of Deloitte & Touche LLP, independent auditors, with respect to financial statements of Advanced TechCom, Inc.
   23.92        --  Consent of Tedder, Grimsley & Company, P.A., independent auditors, with respect to financial statements of Advanced
                    TechCom, Inc.
   24.1         --  Powers of attorney (included on pages II-5).

(b) Financial Statement Schedules

     Financial statements and schedules not included herein have been omitted because of the absence of conditions under which they are required or because the required information, where material, is shown in the consolidated financial statements or notes thereto incorporated by reference in the Prospectus/Information Statement.

(c) Reports, Opinions and Appraisals

     The opinion of NationsBanc Montgomery Securities LLC with respect to the NACT Merger is attached as Appendix B to the Prospectus/Information Statement filed as a part of this registration statement.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (A) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (B) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (C) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (ii) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (ii) The undersigned registrant hereby undertakes that every prospectus: (A) that is filed pursuant to paragraph (c)(i) immediately preceding or (B) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that such a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the Prospectus/Information Statement pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on October 6, 1998.

                                          WAXS INC.

                                          By:      /s/ STEVEN A. ODOM

                                            ------------------------------------
                                                       Steven A. Odom
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints each of Steven A. Odom and Mark A. Gergel, as his attorney-in-fact, each with the power of substitution, to sign this Registration Statement on his behalf individually and in the capacity stated below and to file all supplements, amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as a part of or in connection with this Registration Statement or any amendment or supplement thereto, and any such attorney-in-fact may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                 /s/ STEVEN A. ODOM                    Chairman of the Board and Chief  October 6, 1998
-----------------------------------------------------  Executive Officer
                   Steven A. Odom

                 /s/ MARK A. GERGEL                    Executive Vice President and     October 6, 1998
-----------------------------------------------------  Chief Financial Officer
                   Mark A. Gergel                      (Principal Financial Officer)

                 /s/ HENSLEY E. WEST                   Director and President (Chief    October 6, 1998
-----------------------------------------------------  Operating Officer)
                   Hensley E. West

                /s/ MARTIN D. KIDDER                   Vice President, Controller and   October 6, 1998
-----------------------------------------------------  Secretary
                  Martin D. Kidder                     (Principal Accounting Officer)

                                                       Director
-----------------------------------------------------
                 Stephen J. Clearman

                /s/ JOHN D. PHILLIPS                   Director                         October 6, 1998
-----------------------------------------------------
                  John D. Phillips

               /s/ STEPHEN E. RAVILLE                  Director                         October 6, 1998
-----------------------------------------------------
                 Stephen E. Raville

                               INDEX TO EXHIBITS

     The Exhibit numbers in the following list correspond to the numbers assigned to such exhibits in Item 601 and Regulation S-K.

EXHIBIT NO.                                DESCRIPTION
-----------                                -----------
  2.1(1)      --   Agreement and Plan of Merger and Reorganization, dated as of
                   February 24, 1998, among WAXS INC., World Access, Inc., WAXS
                   Acquisition Corp., NACT Telecommunications, Inc. and NACT
                   Acquisition Corp. (incorporated by reference to Appendix A to the Prospectus/Information Statement included as part of this registration statement).
  2.1(2)      --   First Amendment to Agreement and Plan of Merger and
                   Reorganization, dated as of June 30, 1998, among WAXS INC.,
                   World Access, Inc., WAXS Acquisition Corp., NACT
                   Telecommunications, Inc. and NACT Acquisition Corp.
                   (incorporated by reference to Appendix A-1 to the
                   Prospectus/Information Statement included as part of this
                   registration statement).
  2.1(3)      --   Second Amendment to Agreement and Plan of Merger and
                   Reorganization, dated as of September 30, 1998, among WAXS
                   INC., World Access, Inc., WAXS Acquisition Corp., NACT
                   Telecommunications, Inc. and NACT Acquisition Corp.
                   (incorporated by reference to Appendix A-2 to the
                   Prospectus/Information Statement included as part of this
                   registration statement).
  3.1         --   Certificate of Incorporation of WAXS INC.
  3.2         --   Bylaws of WAXS INC.
  5.1         --   Opinion letter of Rogers & Hardin LLP as to the legality of the securities being registered by this registration
                   statement.
  8.1         --   Opinion letter of Van Cott, Bagley, Cornwall & McCarthy as to certain tax matters.
  8.2         --   Opinion letter of Rogers & Hardin LLP as to certain tax
                   matters.
 23.1         --   Consent of Rogers & Hardin LLP with respect to its opinion as to the legality of securities being registered by this
                   registration statement (contained in Exhibit 5.1).
 23.2         --   Consent of Van Cott, Bagley, Cornwall & McCarthy with
                   respect to its opinion as to certain tax matters (contained in Exhibit 8.1).
 23.3         --   Consent of Rogers & Hardin LLP with respect to its opinion as to certain tax matters (contained in Exhibit 8.2).
 23.4         --   Consent of PricewaterhouseCoopers LLP, independent auditors, with respect to financial statements of World Access, Inc.
 23.5         --   Consent of KPMG Peat Marwick LLP, independent auditors, with respect to financial statements of NACT Telecommunications,
                   Inc.
 23.6         --   Consent of NationsBanc Montgomery Securities LLC with
                   respect to its fairness opinion regarding the NACT Merger
                   (incorporated by reference to Appendix B to the
                   Prospectus/Information Statement included as part of this
                   registration statement).
 23.7         --   Consent of Ernst & Young LLP, independent auditors, with
                   respect to consolidated financial statements of Telco
                   Systems, Inc.
 23.8         --   Consent of Ernst & Young LLP, independent auditors, with
                   respect to financial statements of Cherry Communications
                   Incorporated and Cherry Communications U.K. Limited.
 23.9         --   Consent of Grant Thorton LLP, independent auditors, with
                   respect to financial statements of Cherry Communications
                   Incorporated and Cherry Communications U.K. Limited.
 23.91        --   Consent of Deloitte & Touche LLP, independent auditors, with respect to financial statements of Advanced TechCom, Inc.

EXHIBIT NO.                                DESCRIPTION
-----------                                -----------
 23.92        --   Consent of Tedder, Grimsley & Company, P.A., independent
                   auditors, with respect to financial statements of Advanced
                   TechCom, Inc.
 24.1         --   Powers of attorney (included on pages II-5).